Form 10-K, Exhibit 13
period 2000-12-31
FIRST CITIZENS BANC CORP /OH
filed 2001-03-30
CIK 944745

It’s time to think about your future . . .

FIRST CITIZENS BANC CORP
      100 East Water Street, Sandusky, Ohio 44870-2514

Dear Shareholder:

The year 2000 was an exciting and productive year for First Citizens Banc Corp. Both our net interest earnings and our non-interest earnings grew in 2000. We also started several new initiatives designed to meet the future challenges of banking. As a result, we believe that First Citizens is well positioned to face the new millennium.

The Board of Directors and management are striving to distinguish your investment in First Citizens Banc Corp from other financial institutional investments. One way to differentiate First Citizens from the others is the continuation of our strong dividend policy. In the year 2000, we increased our dividends to $1.24 from $1.15. To continue this policy we need sustained and increasing core earnings, beyond capital needs, for dividend payments.

One way to enhance core earnings is to improve net interest income. At First Citizens, this can be accomplished through growth and by changing the mix of the loan portfolio from conventional real estate and consumer lending to more commercial type lending. At present, the largest segment of the loan portfolio is conventional real estate mortgages. While the conventional mortgage business has been vital to community banks in the past, there are opportunities to lend to commercial borrowers at a better return to the company. As a result, we are limiting the use of our deposits for mortgage funding. These mortgages are sold with the dollars re-invested in making new mortgages that are also sold. Through this revolving process we generate fee income for our banks, the appraisal company, and soon our new title insurance agency. However, in keeping with the spirit of community banking, we will fund unique opportunities that require individualized solutions and generate premium returns.

Consumer lending, always a significant source of interest revenue, has become very competitive, leaving little profit as a cushion for the associated risks. To address this change in the market we have formed a consumer finance company named Mr. Money. Managed by career consumer finance professionals, we are optimistic that Mr. Money will be profitable in its third year and will contribute significantly to the corporation. Again, as in the conventional mortgages, these loans can be packaged and sold, generating fee income for the company. We believe that Mr. Money offers great opportunities, but the initial costs have reduced our 2000 earnings by approximately $.10 per share.

The commercial opportunities for the banks of First Citizens Banc Corp come from expanding the market areas in which commercial loans are being sought. We are doing this by opening loan production offices and by developing relationships and purchasing participations in loans from newly chartered community banks.

Changing the mix in our loan portfolio, coupled with a process to minimize our deposit costs, will allow us to improve our net interest margin, which is our largest revenue source. We are encouraged that, although 2000 was a year during which most banks’ net interest margins were depressed, our banks were able to slightly improve their margins.

Affiliated companies of First Citizens Banc Corp

The Citizens Banking Company
The Castalia Banking Company
The Farmers State Bank
Mr. Money Finance Company
R.A. Reynolds Appraisal Service, Inc.
SCC Resources, Inc.

The other revenue source, which has grown, is non-interest income. This is made up of fees for services, shared commissions, and profits from non-bank affiliates. In 2000, non-interest income grew to almost 15% of revenues - compared to less than 10% in 1998. In the fee area, we have completed a significant enhancement program that will result in increases of approximately $1,000,000 on an annual basis. The equity commission sharing arrangement with LPL Services continues to grow as Mr. Soule of LPL adds representatives at the Castalia, Citizens and Farmers State banks.

We are also optimistic about revenue enhancement opportunities through our newly formed First Citizens Title Insurance Agency and First Citizens Insurance Agency. Having received our agency license and entering an arrangement with Lawyers Title Insurance Company, we can generate fee opportunities with our mortgage business. Also, the closing of a mortgage is an appropriate time to review customers’ general insurance needs. Our new First Citizens Insurance Agency has an arrangement with the Dawson Companies to provide for the general needs of our customers. Their local affiliate will be renamed Dawson and Citizens Insurance.

First Citizens Banc Corp is attempting to assure that most of the projected revenue increases will become earnings by holding down costs. One way to realize this is through the outsourcing of technology needs. For example, by outsourcing our data processing, Internet banking, and ATM processing activities, our customers receive a state-of-the-art product at competitive costs without First Citizens investing the millions of dollars necessary for an “in-house” program.

We have attempted to inform you of the company’s direction without relying on a lot of statistics, but we believe the following data will give you a sense of the core earnings growth of the banking affiliates.

	Net Interest	Non-Interest	Non-Interest	Core Earnings
	Earnings (000)	Earnings (000)	Expense (000)	(000)

1998	16,967	2,193	12,325	6,834

1999	17,927	2,474	12,652	7,749

2000	18,195	3,197	12,847	8,544

We remain very active in reviewing acquisition opportunities. Yet, in any possible acquisition, we consider the question, “Will the transaction enhance the earnings of First Citizens Banc Corp?”

The Board of Directors and management appreciate your support and as always, are very interested in your questions, comments and suggestions.

Very truly yours,

David A. Voight
President

Five Year Consolidated Financial Summary

	2000	1999	1998	1997	1996

Earnings
Net income (000)	$5,692	$6,062	$5,761	$4,441	$5,568

Per Common Share(1)
Earnings	$1.39	$1.43	$1.35	$1.04	$1.31

Book Value	11.72	11.58	12.61	12.01	11.42

Dividends paid	1.24	1.15	1.11	1.07	1.02

Balances (in millions)
Assets	$489.3	$472.2	$508.9	$484.1	$455.9

Deposits	392.0	403.2	417.9	402.2	375.8

Net loans	342.0	284.4	278.8	287.7	260.0

Shareholders’ equity	47.9	48.2	53.7	51.2	48.7

Performance ratios
Return on average assets	1.19%	1.24%	1.18%	0.95%	1.24%

Return on average equity	12.09	11.58	10.95	8.75	11.71

Shareholders’ equity to assets ratio	9.80	10.21	10.56	10.58	10.68

Net loans to deposit ratio	87.25	70.55	66.71	71.53	69.19

Allowance for loan losses to total loans	1.19	1.48	1.60	1.60	1.48

(1)	Per share data has been adjusted for a 300% stock split paid in April 1996 and the business combination with Farmers State Bank in April 1998. Dividends paid reflect the historical amounts paid by First Citizens Banc Corp.

FIRST CITIZENS BANC CORP
Sandusky, Ohio

ANNUAL REPORT

CONTENTS

Five–Year Selected Consolidated Financial Data	1

Common Stock and Stockholder Matters	2

General Development of Business	3

Management Discussion and Analysis of Financial Condition and Results of Operations	4

Quantitive and Qualitative Disclosures About Market Risk	16

Financial Statements

Report of Independent Auditors	19

Consolidated Balance Sheets	20

Consolidated Statements of Income	21

Consolidated Statements of Changes in Shareholders’ Equity	22

Consolidated Statement of Cash Flows	24

Notes to Consolidated Financial Statements	26

Five-Year Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

	Year ended December 31,

	2000	1999	1998	1997	1996

Statements of income:

Total interest income	$34,190	$33,067	$34,204	$33,649	$32,138

Total interest expense	15,756	15,130	17,295	16,675	15,856

Net interest income	18,434	17,937	16,909	16,974	16,282

Provision for loan losses	807	266	362	1,129	733

Net interest income after provision for loan losses	17,627	17,671	16,547	15,845	15,549

Security gains (losses) (1)	1,080	1,602	575	107	59

Other noninterest income	4,583	3,927	5,651	4,238	3,787

Total noninterest income	5,663	5,529	6,226	4,345	3,846

Total noninterest expense	15,466	14,771	14,679	14,190	11,900

Income before federal income taxes	7,824	8,429	8,094	6,000	7,495

Federal income tax expense	2,132	2,366	2,333	1,559	1,927

Net income	$5,692	$6,063	$5,761	$4,441	$5,568

Per share of common stock:

Net income	$1.39	$1.43	$1.35	$1.04	$1.31

Dividends	1.24	1.15	1.11	1.07	1.02

Book value	11.72	11.58	12.61	12.01	11.42

Average common shares outstanding	4,107,269	4,242,546	4,263,401	4,263,401	4,263,401

Year-end balances:

Loans, net	$341,982	$284,446	$278,782	$287,738	$260,023

Securities	115,792	150,661	172,763	143,954	157,442

Total assets	489,259	472,220	508,889	484,118	455,909

Deposits	391,968	403,160	417,899	402,183	375,810

Borrowings	46,153	18,000	30,576	25,643	27,406

Shareholders’ equity	47,925	48,195	53,741	51,199	48,688

A copy of Form 10-K, as filed with the Securities and Exchange Commission, will be furnished, free of charge, to shareholders, upon written request to the Secretary of First Citizens Banc Corp., 100 East Water Street, Sandusky, Ohio 44870.

	Year ended December 31,

	2000	1999	1998	1997	1996

Average balances:

Loans, net	$309,878	$279,649	$283,433	$276,508	$246,943

Securities	135,129	163,134	155,715	151,245	159,830

Total assets	476,874	487,242	487,710	469,760	449,254

Deposits	400,921	409,665	403,488	389,065	371,179

Borrowings	26,541	20,525	26,805	25,808	26,448

Shareholders’ equity	47,062	52,347	52,595	50,760	47,549

Selected ratios:

Net yield on average interest-earning assets	4.09%	3.89%	3.69%	3.84%	3.84%

Return on average total assets	1.19	1.24	1.18	.95	1.24

Return on average shareholders’ equity	12.09	11.58	10.95	8.75	11.71

Average shareholders’ equity as a percent of average total assets	9.87	10.74	10.78	10.81	10.58

Net loan charge-offs as a percent of average loans	.31	.20	.17	.13	.15

Allowance for loan losses as a percent of loans at year-end	1.19	1.48	1.60	1.60	1.48

Shareholders’ equity as a percent of total year-end assets	9.80	10.21	10.56	10.58	10.68

(1)	Partial recoveries of $10, $10, $25, $214 and $39 were received in 2000, 1999, 1998, 1997 and 1996 for securities that were written off in prior periods.

Common Stock and Stockholder Matters

The Corporation has no established public trading market for its common stock and is not listed on any exchange. The brokerage firms of Everen Securities, Merrill Lynch and McDonald & Company handle the sale and purchase of the Corporation’s stock. However, such firms are not “market makers” of such stock since they do not purchase and hold for investment purposes any such shares. Information below is the range of sale prices as reported by the brokerage firms.

2000

First Quarter	Second Quarter		Third Quarter	Fourth Quarter

$28.00 to $25.00	$23.00 to $22.85		$19.75 to $20.10	$19.00 to $19.83

1999

First Quarter	Second Quarter		Third Quarter	Fourth Quarter

$25.50 to $28.00	$28.25 to $28.00		$28.63 to $28.00	$28.03 to $28.70

The Corporation has no outstanding options or warrants to purchase shares of its common stock or securities convertible into shares of common stock.

The number of holders of record of the Corporation’s common stock at December 31, 2000 was 830. Dividends per share declared by the Corporation on common stock were as follows.

	2000	1999

February	$.17	$.16

May	.17	.16

August	.17	.16

November	.73	.67

	$1.24	$1.15

General Development of Business

First Citizens Banc Corp (FCBC) was organized under the laws of the State of Ohio on February 19, 1987 and is a registered financial holding company under the Graham-Leech-Bliley Act of 1999 (GLB Act), as amended. The Corporation’s office is located at 100 East Water Street, Sandusky, Ohio. The Corporation had total consolidated assets of $489,259 at December 31, 2000. FCBC and its subsidiaries are referred to together as the Corporation.

THE CITIZENS BANKING COMPANY (Citizens), owned by the Corporation since 1987, opened for business in 1884 as The Citizens National Bank. In 1898, Citizens was reorganized under Ohio banking law and was known as The Citizens Bank and Trust Company. In 1908, Citizens surrendered its trust charter and began operation under its current name. Citizens is an insured bank under the Federal Deposit Insurance Act. Citizens maintains its main office at 100 East Water Street, Sandusky, Ohio and operates three branch banking offices in Perkins Township (Sandusky, Ohio), one branch banking office in Berlin Heights, Ohio, one branch banking office in Huron, Ohio and one Loan Production office in Port Clinton, Ohio. This subsidiary accounts for 60% of the Corporation’s consolidated assets at December 31, 2000.

THE FARMERS STATE BANK (Farmers), acquired by the Corporation in 1998, was organized and chartered under the laws of the State of Ohio in 1916. Farmers is an insured bank under the Federal Deposit Insurance Act. Farmers maintains its main office at 102 South Kibler Street, New Washington, Ohio and operates branch offices in Willard, Ohio and the Ohio villages of Chatfield, Tiro, Richwood and Green Camp. Farmers accounts for 28% of the Corporation’s consolidated assets at December 31, 2000.

THE CASTALIA BANKING COMPANY (Castalia), owned by the Corporation since 1990, was organized and chartered under the laws of the State of Ohio in 1907. Castalia is an insured bank under the Federal Deposit Insurance Act. Castalia operates from one location, 208 South Washington Street, Castalia, Ohio. Castalia, Ohio is located approximately 10 miles from Sandusky, Ohio. Castalia accounts for 10% of the Corporation’s consolidated assets at December 31, 2000.

SCC RESOURCES INC. (SCC) was organized under the laws of the State of Ohio. Begun as a joint venture of three local Sandusky, Ohio banks in 1966, SCC provides item-processing services for financial institutions, including the Banks, and other nonrelated entities. The Corporation acquired total ownership of SCC in February 1993. On June 19, 1998, SCC entered into an agreement with Jack Henry & Associates, Inc. (JHA) to sell all of their contracts for providing data processing services to community banks. JHA agreed to pay SCC a fee based upon annual net revenue under a new JHA contract for each bank that signed a five-year contract with JHA by January 31, 1999. This subsidiary accounts for less than one percent of the Corporation’s consolidated assets as of December 31, 2000.

R. A. REYNOLDS APPRAISAL SERVICE, INC. (Reynolds), owned by the Corporation since 1993, was organized under the laws of the State of Ohio in September 1993. Reynolds provides real estate appraisal services, for lending purposes, to the Banks and to other financial institutions. Reynolds accounts for less than one percent of the Corporation’s consolidated assets as of December 31, 2000.

MR. MONEY FINANCE COMPANY (Mr. Money) was formed in year 2000 to provide consumer-lending products to customers who may not qualify for conventional commercial bank lending products. Mr. Money has its main office in Sandusky, Ohio and an office in Norwalk, Ohio. Loans for Mr. Money come from direct consumer lending to customers, acquisition of loans from brokers and from home improvement contractors and automobile dealerships. The primary focus of lending for Mr. Money is in the mortgage and home improvement type of credits. Mr. Money accounts for less than three percent of the Corporation’s consolidated assets as of December 31, 2000.

Management’s Discussion and Analysis of Financial Condition and Results of Operation —As of December 31, 2000 and December 31, 1999 for the Years Ending December 31, 2000, 1999 and 1998

(Dollars in thousands, except per share data)

General

The following paragraphs more fully discuss the significant highlights, changes and trends as they relate to the Corporation’s financial condition, results of operations, liquidity and capital resources as of December 31, 2000 and 1999, and during the three-year period ended December 31, 2000. This discussion should be read in conjunction with the consolidated financial statements and notes to consolidated financial statements, which are included elsewhere in this report.

Forward-Looking Statements

When used in this discussion or future filings by the Corporation with the Securities and Exchange Commission, or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Corporation wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected.

The Corporation is not aware of any trends, events or uncertainties that will have or are reasonably likely to have a material effect on its liquidity, capital resources or operations except as discussed herein. The Corporation is not aware of any current recommendations by regulatory authorities that would have such effect if implemented.

The Corporation does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Financial Condition

At December 31, 2000, total assets were $489,259 compared to $472,220 at December 31, 1999. Net loans increased $57,536, or 20.2% from 1999 to 2000. Commercial and agricultural loans increased $339, or 1.3% from 1999 to total $26,416. Commercial real estate loans increased $12,245 or 25.4% in 2000. Residential real estate loans increased by $38,468, or 21.5% from 1999 to 2000 to total $217,344. Consumer loans increased $1,403, or 5.0% over 1999 to total $29,509. Credit card and other loans, which include overdraft protection (ODP) lines of credit, decreased $597 from 1999 to total $2,979.

In 2000, due to rising interest rates, demand for residential real estate loans continued to shift to our variable rate loan products. As the demand for variable-rate loans increased and demand for fixed-rate loans decreased, we started to retain more loans and sell fewer loans in the secondary market.

Many commercial loans and lines of credit are cyclical, depending on the type of business. However, additional calling and marketing efforts have been made in the commercial loan area to increase the Corporation’s share of the commercial market. We expect to continue our emphasis on commercial lending as these loans generally offer more attractive returns than residential loans.

While year-end 2000 deposit balances declined slightly from 1999, average deposit balances for 2000 were $400,921 compared to $409,665 for 1999, a decrease of $8,744, or 2.1%. Deposit shrinkage is a result of increased competition for deposit dollars from traditional and nontraditional financial service providers and increasingly sophisticated consumers using alternatives to traditional banking deposits. Noninterest-bearing deposits averaged $44,270 for 2000 compared to $39,123 for 1999, increasing $5,147, or 13.2%. Savings, NOW, and MMIA accounts averaged $167,928 for 2000 compared to $164,246 for 1999. Average time deposits decreased $17,573 to total an average balance of $188,723 for 2000. Pricing strategies employed to control deposit costs contributed to the decrease in time deposits during 2000.

Borrowings from the Federal Home Loan Bank of Cincinnati decreased from $1,959 at December 31, 1999 to $1,400 at December 31, 2000. This decrease of $559 was a result of scheduled paydowns. The Corporation had no new advances from the Federal Home Loan Bank in 2000.

The Bank also had $20,000 in federal funds purchased at December 31, 2000. The Bank used the borrowings to fund loan growth on a short-term basis.

The Company incurred debt during 2000 in the amount of $10,600 to fund the finance company, Mr. Money. Note 9 in the consolidated financial statements provides details regarding the note arrangement.

The Banks offer repurchase agreements in the form of sweep accounts to commercial checking account customers. At December 31, 2000, total repurchase agreements in the form of sweep accounts totaled $12,946. This compares to $12,975 at December 31, 1999. United States Treasury Notes maintained under the Banks’ control are pledged as collateral for the repurchase agreements.

Securities decreased $34,869, or 23.1% from $150,661 on December 31, 1999 to $115,792 on December 31, 2000. Municipal securities decreased $8,764, or 16.6% from 1999 to 2000. Other securities decreased $26,105, or 26.7% from 1999 to 2000. Securities decreased due to sales of equity securities and principal paydowns of mortgage-backed securities. The reduction in securities was used to fund loan growth and deposit run-off, along with the additional borrowings noted above.

Securities held to maturity at December 31, 2000 had unrealized gains of approximately $1 and unrealized losses of less than $1. Since management intends to hold this portion of the portfolio to maturity, the unrealized gains and losses have no impact on operations of the Corporation. Securities available for sale had an estimated fair value at December 31, 2000 of $115,514. This fair value includes unrealized gains of approximately $1,874 and unrealized losses of approximately $554. Equity securities consisting of common stock accounted for $1,019 in unrealized gains on securities. The net effect of the unrealized gains and losses on securities available for sale, net of taxes, was an increase to shareholders’ equity of $871, compared to a reduction in equity of $196 at December 31, 1999. The change is due to market value increases in the security portfolio due to changes in interest rates during 2000.

Mortgage-backed securities totaled $11,077 at December 31, 2000 and none are considered unusual or “high risk” securities as defined by regulating authorities. Of this total, $3,788 are pass-through securities issued by the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC); $7,265 are collateralized mortgage obligations (CMOs) and real estate mortgage investment conduits (REMICs) issued by FNMA and FHLMC; and $24 are privately issued and are collateralized by mortgage-backed securities issued or guaranteed by FNMA, FHLMC, or Government National Mortgage Association (GNMA). The average interest rate of the portfolio at December 31, 2000 was 5.87%. Also, 88% of the December 31, 2000 portfolio are floating rate securities adjusting at least quarterly. The average maturity at December 31, 2000 was approximately 2.25 years. The Corporation has not invested in any derivative securities.

Total shareholders’ equity decreased $270, or .6% during 2000 to $47,925. The ratio of total shareholders’ equity to total assets was 9.8% in 2000 and 10.2% in 1999. The decline was caused by repurchase of the Corporation’s common stock net of an increase in fair value of securities available for sale and earnings retained after dividends paid to shareholders.

Results of Operations

The operating results of the Corporation are affected by general economic conditions, the monetary and fiscal policies of federal agencies and the regulatory policies of agencies that regulate financial institutions. The Corporation’s cost of funds is influenced by interest rates on competing investments and general market rates of interest. Lending activities are influenced by the demand for real estate loans, and other types of loans, which in turn is affected by the interest rates at which such loans are made, general economic conditions and the availability of funds for lending activities.

The Corporation’s net income primarily depends on its net interest income, which is the difference between the interest income earned on interest-earning assets, such as loans and securities, and interest expense incurred on interest-bearing liabilities, such as deposits and borrowings. The level of net interest income is dependent on the interest rate environment and the volume and composition of interest-earning assets and interest-bearing liabilities. Net income is also affected by provisions for loan losses, service charges, gains on the sale of assets, other income, noninterest expense and income taxes.

Comparison of Results of Operations for the Year Ended December 31, 2000 and December 31, 1999

Net Income

The Corporation’s net income for the year ended December 31, 2000 was $5,692 compared to $6,063 for the year ended December 31, 1999, a decrease of $371, or 6.1%. The decrease in net income was the result of the items discussed in the following sections.

Net Interest Income

Net interest income for 2000 was $18,434, an increase of $497, or 2.8% from 1999. The change in the net interest income for 2000 was the net result of an increase in interest income of $1,123 and an increase in interest expense of $626.

Total interest income increased $1,123, or 3.4% for 2000. This increase in interest income can be attributed to an increase in the rate on earning assets from 7.16% in 1999 to 7.59% in 2000. The effects of the increase in rate were partially offset by a decrease in the average interest-earning assets from $464,278 to $450,520 from 1999 to 2000.

Total interest expense increased $626, or 4.1% for 2000. The increase in interest expense can be attributed to an increase in the rate on interest-bearing liabilities from 3.87% in 1999 to 4.11% in 2000. A decrease in average interest-bearing liabilities from $391,067 to $383,192, or $7,875 from 1999 to 2000, offset some of the increase due to rate.

Refer to “Distribution of Assets, Liabilities and Shareholders’ Equity, Interest Rates and Interest Differential” and “Changes in Interest Income and Interest Expense Resulting from Changes in Volume and Changes in Rate” for further analysis of the impact of changes in interest-bearing assets and liabilities on the Corporation’s net interest income.

Provision and Allowance for Loan Losses

The following table contains information relating to the provision for loan losses, activity in and analysis of the allowance for loan losses for the three-year period ended December 31, 2000.

	As of and for the year ended December 31,

	2000	1999	1998

Net loan charge-offs	$974	$559	$502

Provision for loan losses charged to expense	807	266	362

Net loan charge-offs as a percent of average outstanding loans	.31%	.20%	.17%

Allowance for loan losses	$4,107	$4,274	$4,567

Allowance for loan losses as a percent of year-end outstanding loans	1.19%	1.48%	1.60%

Allowance for loan losses as a percent of impaired loans	79.72	102.74	109.81

Impaired loans	$5,152	$4,160	$4,159

Impaired loans as a percent of gross year-end loans	1.48%	1.44%	1.46%

Nonaccrual and 90 days or more past due loans as a percent of gross year-end loans	.55	.87	1.03

The Corporation’s policy is to maintain the allowance for loan losses at a level to provide for probable incurred losses. Management’s periodic evaluation of the adequacy of the allowance is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current economic conditions.

The provision for loan losses increased by $541 in 2000 from $266 in 1999 to $807 in 2000. The increase is largely due to the increased size of the loan portfolio and increased charge-offs. Efforts are continually made to examine both the level and mix of the reserve by loan type as well as the overall level of the reserve. Management specifically evaluates loans that are impaired, or graded as doubtful by the internal grading function for estimates of loss. Other pools of loans are evaluated for loss using historical experience and consideration of changes in delinquency trends and portfolio composition.

Management analyzes commercial and commercial real estate loans on an individual basis and classifies a loan as impaired when an analysis of the borrower’s operating results and financial condition indicates that underlying cash flows are not adequate to meet its debt service requirements. Often this is associated with a delay or shortfall in payments of 90 days or more. Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one- to four-family residences, residential construction loans and consumer automobile, boat, home equity and credit card loans. In addition, loans held for sale and leases are excluded from consideration as impaired. Loans are generally moved to nonaccrual status when 90 days or more past due. These loans are also often considered impaired. Impaired loans, or portions thereof, are charged-off when deemed uncollectible.

Noninterest Income

Noninterest income totaled $5,663 in 2000 compared to $5,529 in 1999. Income from the data processing and computer services division totaled $1,124 for 2000, a 7.6% decrease from 1999 income of $1,216. The loss in revenue is related to the sale of SCC Resources’ data processing contracts to Jack Henry & Associates, Inc. (JHA). As the banks serviced by SCC Resources converted processing to JHA, the revenue stream associated with their data processing ended. SCC Resources still provides item-processing services for 10 financial institutions plus the three subsidiary banks.

Service charges on deposit accounts totaled $1,776 in 2000, an increase of $723, or 68.7% over 1999 income of $1,053. Additional services and account features have been introduced to generate increased noninterest income from the deposit accounts of the Banks. In addition, the Banks began to review service charges on all products and services to ensure reasonable compensation for the services provided. Some of the fee changes were in place by the end of 1999, with the remaining changes completed by the first quarter of 2000.

During 2000, the Corporation recognized losses from calls of securities of $44 and gains of $1,124 from the sales of securities available for sale, of which the majority was from the sales of equity securities at Farmers. The Corporation decided to take advantage of significant increases in the market values and sell a portion of the portfolio. At December 31, 2000 the fair market value of Farmers’ equity portfolio totaled $1,615 with an amortized cost of $596.

Other noninterest income totaled $1,714 in 2000 compared to $1,461 in 1999. Increases in other noninterest income are a result of additional products and services introduced to generate noninterest income including brokerage and insurance commissions.

Noninterest Expense

Noninterest expense totaled $15,466 in 2000, an increase of $695, or 4.7% over 1999. The following discussion highlights the significant items that resulted in increases or decreases in the components of noninterest expense.

Salaries, wages and benefits totaled $7,110 in 2000 compared to $6,908 in 1999 for an increase of $202. The two primary reasons for the change in salaries and benefits lie with Mr. Money and Farmers. Mr. Money, a new consumer finance company in 2000, increased salaries and benefits by $362 while Farmers salaries and benefits decreased $137. Farmers salary decreased as a result of reduced staffing needs.

Net occupancy expense totaled $847 in 2000 compared to $754 in 1999. Equipment expense totaled $1,104 in 2000 compared to $865 in 1999. Increases were due to the addition of Mr. Money and improved technology to enhance customer service.

FDIC premiums totaled $83 in 2000 compared to $48 in 1999. The increase in FDIC premiums of $35 from 1999 to 2000 is a result of a change in the FICO rate beginning in 2000.

State of Ohio Franchise taxes were $552 in 2000 compared to $587 in 1999. The franchise taxes are based on the capital positions of the Banks. Castalia and Farmers paid special dividends to First Citizens during 1999 thus, reducing franchise tax expense. These dividends were used to continue the current dividend policy of the Corporation, as well as provide funding for possible stock repurchases.

Professional fees represent legal, audit and outside consulting fees paid by the Corporation. Professional fees totaled $600 in 2000 compared to $896 in 1999. The overall decrease in professional fees is due to the absence of fees associated with the review of operating efficiency and the data processing systems conversion undertaken in 1999.

Data processing expense was $710 in 2000 and relates to data processing services provided by JHA. In 1999, this expense totaled $465. In 1999, SCC Resources provided this service to the Banks for a portion of the year. This expense would have been reflected in salaries, wages and benefits, net occupancy expense and equipment expense while the data processing service was provided by SCC Resources.

Other operating expenses totaled $4,131 in 2000 compared to $3,912 in 1999. Increased expenditures in advertising, marketing, and employee education and training in customer service and cross selling make up the increase in 2000.

Income Tax Expense

Income before federal income taxes amounted to $7,824 in 2000 and $8,429 in 1999. The Corporation’s effective income tax rate was 27.2% in 2000 compared to 28.1% in 1999.

Comparison of Results of Operations for the Year Ended December 31, 1999 and December 31, 1998

Net Income

The Corporation’s net income for the year ended December 31, 1999 was $6,063 compared to $5,761 for the year ended December 31, 1998, an increase of $302, or 5.2%. The increase in net income was the result of the items discussed in the following sections.

Net Interest Income

Net interest income for 1999 was $17,937, an increase of $1,028, or 6.1% from 1998. The change in net interest income for 1999 was the net result of a decrease in interest income of $1,137 and a decrease in interest expense of $2,165.

Total interest income decreased $1,137, or 3.3% from 1998 to 1999. This decrease in interest income can be attributed to a decrease in the rate on earning assets from 7.47% in 1998 to 7.16% in 1999. The effects of the decrease in rate were partially offset by an increase in average interest-earning assets from $462,584 to $464,278 between 1998 and 1999.

Total interest expense decreased $2,165, or 12.5% for 1999. The decrease in interest expense can be attributed to a decrease in average interest-bearing liabilities from $393,966 to $391,067, or $2,899 from 1998 to 1999, as well as a decrease in the rate on interest bearing liabilities from 4.39% to 3.87%.

Refer to “Distribution of Assets, Liabilities and Shareholders’ Equity, Interest Rates and Interest Differential” and “Changes in Interest Income and Interest Expense Resulting from Changes in Volume and Changes in Rate” for further analysis of the impact of changes in interest-bearing assets and liabilities on the Corporation’s net interest income.

Provision and Allowance for Loan Losses

The provision for loan losses declined by $96 in 1999 from $362 in 1998 to $266 in 1999. Efforts are continually made to examine both the level and mix of the reserve by loan type as well as the overall level of the reserve.

Noninterest Income

Noninterest income totaled $5,529 in 1999 compared to $6,226 in 1998. Income from the data processing and computer services division totaled $1,216 for 1999, a 61.7% decrease over 1998 income of $3,174. The loss in revenue is related to the sale of SCC Resources’ data processing contracts to Jack Henry & Associates, Inc. (JHA). First, there was no gain from sale of contracts in 1999. The Corporation recognized a gain of $1,534 from the sale of SCC Resources’ data processing contracts in 1998. Second, as the banks serviced by SCC Resources converted processing to JHA, the revenue stream associated with their data processing ended. SCC Resources still provides item-processing services for 10 financial institutions plus the three subsidiary banks.

Service charges on deposit accounts totaled $1,053 in 1999, an increase of $95, or 9.9% over 1998 income of $958. Additional services and account features have been introduced to generate increased noninterest income from the deposit accounts of the Banks. In addition, the Banks began to review service charges on all products and services to ensure reasonable compensation for the services provided. Some of the fee changes were in place by the end of 1999, with the remaining changes scheduled for completion by the first quarter of 2000.

For 1999, the Corporation received $10 in payments against an investment security previously written off. As a result of the filing of bankruptcy by the Towers Financial Corporation (parent company) in 1993, the Corporation determined that an other-than-temporary decline in the value of Tower Healthcare Receivables Corp. bonds had occurred. Accordingly, a $700 writedown in the cost of those bonds was made in 1993, and a writedown of $226 was made in 1995. The carrying value of these securities was $0 at December 31, 1999 and 1998.

In addition, during 1999, the Corporation recognized gains from calls of securities of $9 and $1,583 from the sales of securities available for sale, of which the majority was from the sales of equity securities at Farmers. The Corporation decided to take advantage of significant increases in the market values and sell a portion of the portfolio. At December 31, 1999 the fair market value of Farmers’ equity portfolio totaled $2,528 with an amortized cost of $1,028.

Other noninterest income totaled $1,461 in 1999 compared to $1,284 in 1998. Increases in other noninterest income are a result of additional products and services introduced to generate noninterest income that include the following areas. Brokerage fees increased $20 in 1999 due to increased volume. The Corporation added three additional ATMs in 1999. The additional volume of the new ATMs, combined with an ATM surcharge originally instituted in January 1997, led to an increase in fee income of $26. The increase in the number of credit card merchants, led to an increase in fee income of $126.

Noninterest Expense

Noninterest expense totaled $14,771 in 1999, an increase of $92, or .6% over 1998. The following discussion highlights the significant items that resulted in increases or decreases in the components of noninterest expense.

Salaries, wages and benefits totaled $6,908 in 1999 compared to $7,167 in 1998, for a decrease of $259. The decrease is primarily due to having fewer employees resulting from the sale of SCC Resources’ data processing contracts to JHA.

Net occupancy expense totaled $754 in 1999 compared to $934 in 1998. Equipment expense totaled $865 in 1999 compared to $784 in 1998. The decrease in occupancy expense and the increase in equipment expense are primarily related to the sale of SCC Resources’ data processing contracts.

FDIC premiums totaled $48 in 1999 compared to $161 in 1998. The decrease in FDIC premiums of $113 from 1998 to 1999 is a result of a change in the FDIC in the rating at Farmers for a six-month period in 1998.

State of Ohio Franchise taxes were $587 in 1999 compared to $657 in 1998. The franchise taxes are based on the capital positions of the Banks. Castalia and Farmers paid special dividends to First Citizens at the end of 1998 thus, reducing franchise tax expense. These were used to continue the current dividend policy of the Corporation, as well as provide funding for possible stock repurchases.

Professional fees represent legal, audit and outside consulting fees paid by the Corporation. Professional fees totaled $896 in 1999 compared to $911 in 1998. The overall decrease in professional fees is due to the absence of fees associated with the acquisition of Farmers, partially offset by increased advisor fees. The increase in advisor fees can be attributed to the conversion of data processing systems as well as preparation for the Year 2000 date change.

Amortization of intangible assets remained constant from 1998 to 1999 at $336.

Data processing expense was $465 in 1999 and relates to data processing services provided by JHA. Prior to 1999, SCC Resources provided this service to the Banks. This expense would have been reflected in salaries, wages and benefits, net occupancy expense and equipment expense in prior years.

Other operating expenses totaled $3,912 in 1999 compared to $3,729 in 1998. Increased expenditures in advertising, marketing, and employee education and training in customer service and cross selling make up the $183 increase in 1999.

Income Tax Expense

Income before federal income taxes amounted to $8,429 in 1999 and $8,094 in 1998. The Corporation’s effective income tax rate was 28.1% in 1999 compared to 28.8% in 1998.

Distribution of Assets, Liabilities and Shareholders’ Equity,
Interest Rates and Interest Differential

The following table sets forth, for the years ended December 31, 2000, 1999 and 1998, the distribution of assets, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Dollars in thousands):

	2000			1999

	Average		Yield/	Average		Yield/
Assets	balance	Interest	rate	balance	Interest	rate

Interest-earning assets:

Loans (1)(2)(3)	$314,071	$26,645	8.48%	$284,080	$23,408	8.24%

Taxable securities (4)	91,107	5,352	5.94	115,240	6,645	5.87

Nontaxable Securities (4)(5)	44,022	2,118	4.79	47,894	2,306	4.89

Federal funds sold	741	41	5.53	12,770	627	4.91

Interest-bearing deposits in other banks	579	34	5.87	4,294	81	1.89

Total interest-earning assets	450,520	34,190	7.59	464,278	33,067	7.16

Noninterest-earning assets:

Cash and due from financial institutions	14,290			11,538

Premises and equipment, net	7,302			7,311

Accrued interest receivable	3,741			3,723

Intangible assets	2,043			2,379

Other assets	3,170			2,444

Less allowance for loan losses	(4,193)			(4,431)

Total	$476,874			$487,242

[Additional columns below]

[Continued from above table, first column(s) repeated]

	1998

	Average		Yield/
Assets	balance	Interest	rate

Interest-earning assets:

Loans (1)(2)(3)	$288,108	$24,357	8.45%

Taxable securities (4)	114,099	6,752	6.11

Nontaxable Securities (4)(5)	41,616	2,093	5.18

Federal funds sold	17,490	943	5.39

Interest-bearing deposits in other banks	1,271	59	4.64

Total interest-earning assets	462,584	34,204	7.47

Noninterest-earning assets:

Cash and due from financial institutions	13,238

Premises and equipment, net	7,497

Accrued interest receivable	3,682

Intangible assets	2,716

Other assets	2,668

Less allowance for loan losses	(4,675)

Total	$487,710

(1)	For purposes of these computations, the daily average loan amounts outstanding are net of unearned income and include loans held for sale.

(2)	Included in loan interest income are loan fees of $792 in 2000, $782 in 1999 and $639 in 1998.

(3)	Nonaccrual loans are included in loan totals and do not have a material impact on the analysis presented.

(4)	Average balance is computed using the carrying value of securities. The average yield has been computed using the historical amortized cost average balance for available-for-sale securities.

(5)	Interest income is reported on a historical basis without tax-equivalent adjustment.

Distribution of Assets, Liabilities and Shareholders’ Equity,
Interest Rates and Interest Differential (Continued)

The following table sets forth, for the years ended December 31, 2000, 1999 and 1998, the distribution of liabilities and shareholders’ equity, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Dollars in thousands):

	2000			1999

Liabilities and	Average		Yield/	Average		Yield/
Shareholders' Equity	balance	Interest	rate	balance	Interest	rate

Interest-bearing liabilities:

Savings and interest-bearing demand accounts	$167,928	$4,394	2.62%	$164,246	$3,868	2.36%

Certificates of deposit	188,723	9,801	5.19	206,296	10,329	5.01

Federal Home Loan Bank borrowings	1,701	96	5.64	4,348	254	5.84

Securities sold under repurchase agreements	8,668	389	4.49	15,044	625	4.15

Federal funds purchased 12,666	808

Note payable	2,523	209	8.28

U.S. Treasury demand notes payable	983	59	6.00	1,133	54	4.77

Total interest-bearing liabilities	383,192	15,756	4.11	391,067	15,130	3.87

Noninterest-bearing liabilities:

Demand deposits	44,270			39,123

Other liabilities	2,349			4,705

	46,619			43,828

Shareholders’ equity	47,062			52,347

Total	$476,874			$487,242

Net interest income		$18,434			$17,937

Net yield on interest-earning assets			4.09%			3.89%

[Additional columns below]

[Continued from above table, first column(s) repeated]

	1998

Liabilities and	Average		Yield/
Shareholders' Equity	balance	Interest	rate

Interest-bearing liabilities:

Savings and interest-bearing demand accounts	$155,080	$4,144	2.67%

Certificates of deposit	212,081	11,765	5.55

Federal Home Loan Bank borrowings	13,913	797	5.73

Securities sold under repurchase agreements	11,863	535	4.51

Federal funds purchased 12,666			6.38

Note payable

U.S. Treasury demand notes payable	1,029	54	5.25

Total interest-bearing liabilities	393,966	17,295	4.39

Noninterest-bearing liabilities:

Demand deposits	36,327

Other liabilities	4,822

	41,149

Shareholders’ equity	52,595

Total	$487,710

Net interest income		$16,909

Net yield on interest-earning assets			3.69%

Changes in Interest Income and Interest Expense
Resulting from Changes in Volume and Changes in Rate

The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rate.

	2000 compared to 1999			1999 compared to 1998
	Increase (decrease)			Increase (decrease)
	due to (1)			due to (1)

	Volume	Rate	Net	Volume	Rate	Net

	(Dollars in thousands)
Interest income:

Loans	$2,528	$709	$3,237	$(337)	$(612)	$(949)

Taxable securities	(1,300)	7	(1,293)	164	(271)	(107)

Nontaxable securities	(152)	(36)	(188)	337	(124)	213

Federal funds sold	(657)	71	(586)	(237)	(79)	(316)

Interest-bearing deposits in other banks	(113)	66	(47)	74	(52)	22

Total interest-earning assets	$306	$817	$1,123	$1	$(1,138)	$(1,137)

Interest expense:

Savings and interest-bearing demand accounts	$88	$438	$526	$235	$(511)	$(276)

Certificates of deposit	(903)	375	(528)	(314)	(1,122)	(1,436)

Federal Home Loan Bank borrowings	(150)	(8)	(158)	(558)	15	(543)

Securities sold under repurchase agreements	325	456	(236)	135	(45)	90

Federal funds purchased	808	—	808	—	—	—

Note payable	209	—	209	—	—	—

U.S. Treasury demand notes payable	(8)	13	5	5	(5)	—

Total interest-bearing liabilities	$(239)	$865	$626	$(497)	$(1,668)	$(2,165)

Net interest income	$545	$(48)	$497	$498	$530	$1,028

(1)	The change in interest income and interest expense due to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.

Liquidity and Capital Resources

The Banks maintain a conservative liquidity position.  Liquidity is evidenced by approximately $115,514 in securities available for sale. The Consolidated Statements of Cash Flows contained in the consolidated financial statements detail the Corporation’s cash flows from operating activities resulting from net earnings.

Cash provided by operations for 2000 was $6,036.  This includes net income of $5,692 plus net adjustments of $344 to reconcile net earnings to net cash provided by operations. Cash used in investing activities was $14,832 in 2000 that includes new loans and security purchases partially offset by maturities, prepayments and sales of securities and federal funds. Cash provided by financing activities for 2000 totaled $9,932. This includes the reduction in deposits, repayments of FHLB borrowings, and the payments of dividends offset by additional borrowings. Cash used by investing activities was less than cash generated by operating activities and financing activities by $1,136, which resulted in an increase in cash and cash equivalents to $15,735.

Future loan demand of the Banks can be funded by proceeds from payments on existing loans, the maturity of securities and the sale of securities classified as available for sale. Additional sources of funds may also come from borrowing in the federal funds market and/or borrowing from the Federal Home Loan Bank. Future loan demand of Mr. Money can be funded by proceeds from payments on existing loans, sales of existing loans on the secondary market as well as borrowings from affiliates or other institutions. On a separate entity basis, the Corporation’s only source of funds is dividends paid primarily by the subsidiary Banks. The ability of the Banks to pay dividends is subject to limitations under various laws and regulations, and to prudent and sound banking principles. Generally, subject to applicable minimum capital requirements, the Banks may declare a dividend without the approval of the State of Ohio Department of Commerce, Division of Financial Institutions, provided the total dividends in a calendar year do not exceed the total of its profits for that year combined with its retained profits for the two preceding years. In 2000, Citizens paid dividends of $3,860 to the Corporation. Also in 2000, Farmers paid a special $1,250 dividend to the Corporation with the approval of the State of Ohio Department of Commerce, Division of Financial Institutions. Also in 2000, Castalia paid a special $950 dividend to the Corporation. This dividend was paid with the approval of the State of Ohio Division of Financial Institutions and the Federal Reserve Bank. The purpose of these dividends was to accumulate cash at the Corporation to be used for general corporate purposes including the possible repurchase of its common stock. The amount of unrestricted dividends available to be paid by the Banks to the Corporation was approximately $3,221 at December 31, 2000. Management believes the future earnings of the Banks will be sufficient to support anticipated asset growth at the Banks and provide funds to the Corporation to continue dividends at their current level.

Capital Adequacy

The Corporation’s policy is, and always has been, to maintain its capital levels above the minimum regulatory standards. Under the regulatory capital standards, total capital has been defined as tier I (core) capital and tier II (supplementary) capital. The Corporation’s tier I capital includes shareholders’ equity (net of unrealized security gains) and tier II capital includes the allowance for possible loan losses. The definition of risk-adjusted assets has also been modified to include items both on and off the balance sheet. Each item is then assigned a risk weight or risk adjustment factor to determine ratios of capital to risk adjusted assets. The standards require that total capital (tier I plus tier II) be a minimum of 8% of risk-adjusted assets, with at least 4% being in tier I capital. The Corporation’s ratios as of December 31, 2000 and 1999 were 15.3% and 18.7% respectively for total capital, and 14.1% and 17.3% respectively for tier I capital.

Additionally, the Federal Reserve Board has adopted minimum leverage-capital ratios. These standards were established to supplement the previously issued risk based capital standards. The leverage ratio standards use the existing tier I capital definition but the ratio is applied to average total assets instead of risk-adjusted assets. The standards require that tier I capital be a minimum of 4% of total average assets for high rated entities such as the Corporation. The Corporation’s leverage ratio was 9.3% and 9.6% at December 31, 2000 and 1999.

Effects of Inflation

The Corporation’s balance sheet is typical of financial institutions and reflects a net positive monetary position whereby monetary assets exceed monetary liabilities. Monetary assets and liabilities are those which can be converted to a fixed number of dollars and include cash assets, securities, loans, money market instruments, deposits and borrowed funds.

During periods of inflation, a net positive monetary position may result in an overall decline in purchasing power of an entity. No clear evidence exists of a relationship between the purchasing power of an entity’s net positive monetary position and its future earnings. Moreover, the Corporation’s ability to preserve the purchasing power of its net positive monetary position will be partly influenced by the effectiveness of its asset/liability management program. Management does not believe that the effect of inflation on its nonmonetary assets (primarily bank premises and equipment) is material as such assets are not held for resale and significant disposals are not anticipated.

Fair Value of Financial Instruments

The Corporation disclosed the estimated fair value of its financial instruments at December 31, 2000 and 1999 in Note 15 to the consolidated financial statements. The fair value of the Corporation’s financial instruments generally increased relative to their carrying values in 2000 as a result of a decrease in the general level of longer-term interest rates. The fair value of loans at December 31, 2000 was 103.8% of the carrying value compared to 94.5% at December 31, 1999. The fair value of deposits at December 31, 2000 was 101.5% of the carrying value, compared to 99.9% at December 31, 1999.

Quantitative and Qualitative Disclosures About Market Risk

The Corporation’s primary market risk exposure is interest-rate risk and, to a lesser extent, liquidity risk. All of the Corporation’s transactions are denominated in U.S. dollars with no specific foreign exchange exposure.

Interest-rate risk (IRR) is the exposure of a banking organization’s financial condition to adverse movements in interest rates. Accepting this risk can be an important source of profitability and shareholder value. However, excessive levels of IRR can pose a significant threat to the Corporation’s earnings and capital base. Accordingly, effective risk management that maintains IRR at prudent levels is essential to the Corporation’s safety and soundness.

Evaluating a financial institution’s exposure to changes in interest rates includes assessing both the adequacy of the management process used to control IRR and the organization’s quantitative level of exposure. When assessing the IRR management process, the Corporation seeks to ensure that appropriate policies, procedures, management information systems and internal controls are in place to maintain IRR at prudent levels with consistency and continuity. Evaluating the quantitative level of IRR exposure requires the Corporation to assess the existing and potential future effects of changes in interest rates on its consolidated financial condition, including capital adequacy, earnings, liquidity and, where appropriate, asset quality.

The Federal Reserve Board, together with the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, adopted a Joint Agency Policy Statement on interest-rate risk, effective June 26, 1996. The policy statement provides guidance to examiners and bankers on sound practices for managing interest-rate risk, which will form the basis for ongoing evaluation of the adequacy of interest-rate risk management at supervised institutions. The policy statement also outlines fundamental elements of sound management that have been identified in prior Federal Reserve guidance and discusses the importance of these elements in the context of managing interest-rate risk. Specifically, the guidance emphasizes the need for active board of director and senior management oversight and a comprehensive risk-management process that effectively identifies, measures, and controls interest-rate risk. Financial institutions derive their income primarily from the excess of interest collected over interest paid. The rates of interest an institution earns on its assets and owes on its liabilities generally are established contractually for a period of time. Since market interest rates change over time, an institution is exposed to lower profit margins (or losses) if it cannot adapt to interest-rate changes. For example, assume that an institution’s assets carry intermediate- or long-term fixed rates and that those assets were funded with short-term liabilities. If market interest rates rise by the time the short-term liabilities must be refinanced, the increase in the institution’s interest expense on its liabilities may not be sufficiently offset if assets continue to earn at the long-term fixed rates. Accordingly, an institution’s profits could decrease on existing assets because the institution will have either lower net interest income or, possibly, net interest expense. Similar risks exist when assets are subject to contractual interest-rate ceilings, or rate sensitive assets are funded by longer-term, fixed-rate liabilities in a decreasing-rate environment.

Several techniques may be used by an institution to minimize interest-rate risk. One approach used by the Corporation is to periodically analyze its assets and liabilities and make future financing and investment decisions based on payment streams, interest rates, contractual maturities, and estimated sensitivity to actual or potential changes in market interest rates. Such activities fall under the broad definition of asset/liability management. The Corporation’s primary asset/liability management technique is the measurement of the Corporation’s asset/liability gap, that is, the difference between the cash flow amounts of interest sensitive assets and liabilities that will be refinanced (or repriced) during a given period. For example, if the asset amount to be repriced exceeds the corresponding liability amount for a certain day, month, year, or longer period, the institution is in an asset sensitive gap position. In this situation, net interest income would increase if market interest rates rose or decrease if market interest rates fell. If, alternatively, more liabilities than assets will reprice, the institution is in a liability sensitive position. Accordingly, net interest income would decline when rates rose and increase when rates fell. Also, these examples assume that interest rate changes for assets and liabilities are of the same magnitude, whereas actual interest rate changes generally differ in magnitude for assets and liabilities.

Several ways an institution can manage interest-rate risk include selling existing assets or repaying certain liabilities; matching repricing periods for new assets and liabilities, for example, by shortening terms of new loans or securities; and hedging existing assets, liabilities, or anticipated transactions. An institution might also invest in more complex financial instruments intended to hedge or otherwise change interest-rate risk. Interest rate swaps, futures contracts, options on futures, and other such derivative financial instruments often are used for this purpose. Because these instruments are sensitive to interest rate changes, they require management expertise to be effective. Financial institutions are also subject to prepayment risk in falling rate environments. For example, mortgage loans and other financial assets may be prepaid by a debtor so that the debtor may refund its obligations at new, lower rates. The Corporation has not purchased derivative financial instruments in the past and does not intend to purchase such instruments in the near future. Prepayments of assets carrying higher rates reduce the Corporation’s interest income and overall asset yields. A large portion of an institution’s liabilities may be short term or due on demand, while most of its assets may be invested in long term loans or securities. Accordingly, the Corporation seeks to have in place sources of cash to meet short-term demands. These funds can be obtained by increasing deposits, borrowing, or selling assets. Also, FHLB advances and wholesale borrowings may also be used as important sources of liquidity for the Corporation.

The following table provides information about the Corporation’s financial instruments that are sensitive to changes in interest rates as of December 31, 2000 and 1999, based on certain prepayment and account decay assumptions that management believes are reasonable. The Corporation had no derivative financial instruments or trading portfolio as of December 31, 2000 or 1999. Expected maturity date values for interest-bearing core deposits were calculated based on estimates of the period over which the deposits would be outstanding. From a risk management perspective, the Corporation believes that repricing dates for adjustable-rate instruments, as opposed to expected maturity dates, may be a more relevant measure in analyzing the value of such instruments. The Corporation’s borrowings were tabulated by contractual maturity dates and without regard to any conversion or repricing dates.

Net Portfolio Value —December 31, 2000

Change in Rates	$ Amount	$ Change	% Change

+200 bp	$34,391	$(7,728)	(18)%

+100 bp	36,492	(5,627)	(13)%

Base	42,119	—	—

-100 bp	47,780	5,661	13%

-200 bp	52,807	10,668	25%

Net Portfolio Value —December 31, 1999

Change in Rates	$ Amount	$ Change	% Change

+200 bp	$19,243	$(14,938)	(44)%

+100 bp	26,549	(7,632)	(22)%

Base	34,181	—	—

-100 bp	42,615	8,434	25%

-200 bp	50,077	15,896	47%

The reduction in the relative change in net portfolio value from 1999 to 2000, given the assumed immediate change in interest rates is primarily a result of two factors. First, the reduction in long-term interest rates during 2000 served to increase the base level of net portfolio value due to the corresponding increase in the fair value of loans and investments. In addition, the majority of new loans originated in 2000 have interest rate adjustment features, which lessens the impact of future rate changes.

REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
First Citizens Banc Corp
Sandusky, Ohio

We have audited the accompanying consolidated balance sheets of First Citizens Banc Corp as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Citizens Banc Corp as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with generally accepted accounting principles.

Crowe, Chizek and Company LLP

Columbus, Ohio
January 25, 2001

FIRST CITIZENS BANC CORP
CONSOLIDATED BALANCE SHEETS
December 31, 2000 and 1999
(In thousands, except share data)

	2000	1999

ASSETS

Cash and due from financial institutions	$15,735	$14,599

Federal funds sold	—	4,600

Interest-bearing deposits	51	51

Securities available for sale	115,514	150,255

Securities held to maturity (Estimated fair values of $278 in 2000 and $408 in 1999)	278	406

Loans held for sale	571	2,217

Loans, net	341,982	284,446

Premises and equipment, net	7,221	7,458

Accrued interest receivable	4,063	3,680

Intangible assets	1,869	2,198

Other assets	1,975	2,310

Total assets	$489,259	$472,220

LIABILITIES

Deposits

Noninterest-bearing	$42,306	$40,246

Interest-bearing	349,662	362,914

Total deposits	391,968	403,160

Federal Home Loan Bank advances	1,400	1,959

Securities sold under repurchase agreements	12,946	12,975

U.S. Treasury interest-bearing demand note payable	1,207	3,066

Federal funds purchased	20,000	—

Note payable	10,600	—

Accrued expenses and other liabilities	3,213	2,865

Total liabilities	441,334	424,025

SHAREHOLDERS’ EQUITY

Common stock, no par value, 10,000,000 shares authorized, 4,263,401 shares issued	23,258	23,258

Retained earnings	28,614	28,010

Treasury stock, 175,782 and 100,586 shares at cost	(4,818)	(2,877)

Accumulated other comprehensive income (loss)	871	(196)

Total shareholders’ equity	47,925	48,195

Total liabilities and shareholders’ equity	$489,259	$472,220

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2000, 1999 and 1998
(In thousands, except per share data)

	2000	1999	1998

Interest and dividend income

Loans, including fees	$26,645	$23,408	$24,357

Taxable securities	5,352	6,645	6,751

Tax-exempt securities	2,118	2,306	2,093

Federal funds sold	41	627	944

Other	34	81	59

	34,190	33,067	34,204

Interest expense

Deposits	14,195	14,197	15,909

Federal Home Loan Bank advances	96	254	797

Other	1,465	679	589

	15,756	15,130	17,295

Net interest income	18,434	17,937	16,909

Provision for loan losses	807	266	362

Net interest income after provision for loan losses	17,627	17,671	16,547

Noninterest income

Computer center data and item processing fees	1,124	1,216	1,640

Gain on sale of data processing contracts	—	—	1,534

Service charges	1,776	1,053	958

Net gains on sale of securities	1,080	1,602	575

Net gains (loss) on sale of loans	(31)	197	235

Other	1,714	1,461	1,284

	5,663	5,529	6,226

Noninterest expense

Salaries, wages and benefits	7,110	6,908	7,167

Net occupancy expense	847	754	934

Equipment expense	1,104	865	784

Federal deposit insurance premiums	83	48	161

State franchise tax	552	587	657

Professional services	600	896	911

Amortization of intangible assets	329	336	336

Contracted data processing	710	465	—

Other operating expenses	4,131	3,912	3,729

	15,466	14,771	14,679

Income before income taxes	7,824	8,429	8,094

Income tax expense	2,132	2,366	2,333

Net income	$5,692	$6,063	$5,761

Earnings per common share	$1.39	$1.43	$1.35

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31, 2000, 1999 and 1998
(In thousands, except share data)

					Accumulated
					Other
	Common Stock	Retained	Treasury	Comprehensive	Shareholders'	Total
	Shares	Amount	Earnings	Stock	Income	Equity

Balance, January 1, 1998	4,263,401	$23,258	$25,515	$—	$2,427	$51,200

Comprehensive income:

Net income			5,761			5,761

Change in unrealized gain (loss) on securities available for sale, net of reclassification and tax effects					1,245	1,245

Total comprehensive income						7,006

Cash paid for fractional shares			(4)			(4)

Cash dividends ($1.11 per share)			(4,369)			(4,369)

Cash dividends declared by Farmers, prior to merger			(92)			(92)

Balance, December 31, 1998	4,263,401	23,258	26,811	—	3,672	53,741

Comprehensive income:

Net income			6,063			6,063

Change in unrealized gain (loss) on securities available for sale, net of reclassification and tax effects					(3,868)	(3,868)

Total comprehensive income						2,195

Cash dividends ($1.15 per share)			(4,864)			(4,864)

Purchase of treasury stock, at cost	(100,586)			(2,877)		(2,877)

Balance, December 31, 1999	4,162,815	23,258	28,010	(2,877)	(196)	48,195

(Continued)

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (Continued)
Years ended December 31, 2000, 1999 and 1998
(In thousands, except share data)

					Accumulated
					Other
	Common Stock	Retained	Treasury	Comprehensive	Shareholders'	Total
	Shares	Amount	Earnings	Stock	Income	Equity

Balance, December 31, 1999	4,162,815	$23,258	$28,010	$(2,877)	$(196)	$48,195

Comprehensive income:

Net income			5,692			5,692

Change in unrealized gain (loss) on securities available for sale, net of reclassification and tax effects					1,067	1,067

Total comprehensive income						6,759

Cash dividends ($1.24 per share)			(5,088)			(5,088)

Purchase of treasury stock, at cost	(75,196)			(1,941)		(1,941)

Balance, December 31, 2000	4,087,619	$23,258	$28,614	$(4,818)	$871	$47,925

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2000, 1999 and 1998

	2000	1999	1998

Cash flows from operating activities

Net income	$5,692	$6,063	$5,761

Adjustments to reconcile net income to net cash from operating activities

Security amortization, net of accretion	372	645	372

Depreciation	975	889	1,015

Write-down of obsolete property and equipment	—	—	438

Amortization of intangible assets	329	336	336

Net realized (gain) loss on sales of securities	(1,080)	(1,602)	(575)

FHLB stock dividends	(317)	(287)	(273)

Provision for loan losses	807	266	362

Loans originated for sale	(2,392)	(10,041)	(10,921)

Proceeds from sale of loans	1,869	10,167	9,463

(Gain) loss on sale of loans	31	(197)	(235)

Amortization of mortgage servicing rights	46	46	11

Deferred income taxes	90	(395)	727

Change in

Net deferred loan fees	(21)	(163)	(163)

Accrued interest receivable	(383)	37	(366)

Other assets	(215)	2,559	(2,412)

Accrued interest, taxes and other expenses	233	(981)	(227)

Net cash from operating activities	6,036	7,342	3,313

Cash flows from investing activities

Securities available for sale

Maturities, prepayments and calls	31,100	34,044	51,169

Purchases	(4,336)	(24,509)	(84,947)

Sales	10,619	7,547	1,413

Securities held to maturity

Maturities, prepayments and calls	128	403	5,920

Loan originations, net of loan payments	(48,841)	(5,767)	8,762

Loans purchased	(7,364)	—	—

Proceeds from the sale of assets	—	26	—

Property and equipment expenditures	(738)	(1,423)	(816)

Change in federal funds sold	4,600	15,350	(2,350)

Maturity of interest bearing deposit	—	197	99

Net cash from investing activities	(14,832)	25,868	(20,750)

(Continued)

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
Years ended December 31, 2000, 1999 and 1998

	2000	1999	1998

Cash flows from financing activities

Change in deposits	(11,192)	(14,739)	15,716

Repayment of Federal Home Loan Bank borrowings	(559)	(11,275)	(1,253)

Change in securities sold under repurchase agreements	(29)	(3,394)	8,590

Change in U.S. Treasury interest-bearing notes payable	(1,859)	2,094	(2,404)

Proceeds from note payable	10,600	—	—

Proceeds from federal funds purchased	20,000	—	—

Cash dividends paid	(5,088)	(4,864)	(4,464)

Purchase of treasury stock	(1,941)	(2,877)	—

Net cash from financing activities	9,932	(35,055)	16,185

Net change in cash and cash equivalents	1,136	(1,845)	(1,252)

Cash and cash equivalents at beginning of year	14,599	16,444	17,696

Cash and cash equivalents at end of year	$15,735	$14,599	$16,444

Supplemental non-cash disclosures:

Transfer of loans held for sale to portfolio	$2,138	$—	$—

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000, 1999 and 1998
(Amounts in thousands, except share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the accounting policies adopted by First Citizens Banc Corp, which have a significant effect on the financial statements.

Consolidation Policy: The consolidated financial statements include the accounts of First Citizens Banc Corp (FCBC) and its wholly-owned subsidiaries, The Citizens Banking Company (Citizens), The Farmers State Bank (Farmers), The Castalia Banking Company (Castalia), SCC Resources, Inc. (SCC), R. A. Reynolds Appraisal Service, Inc. (Reynolds), and Mr. Money Finance Company (Mr. Money), together referred to as the Corporation. Intercompany balances and transactions are eliminated in consolidation.

Nature of Operations: The Corporation provides financial services through its offices in the Ohio counties of Erie, Crawford, Marion and Union. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Other financial instruments that potentially represent concentrations of credit risk include deposit accounts in other financial institutions. In 2000, SCC provided item processing for 10 financial institutions in addition to the three subsidiary banks. SCC accounted for less than 3.0% of the Corporation’s total revenues. Reynolds provides real estate appraisal services for lending purposes to the subsidiary banks and other financial institutions. Reynolds accounts for less than 1.0% of total Corporation revenues. Mr. Money, which began operations in 2000 provides consumer finance loans and accounted for approximately 1.25% of the Corporation’s total revenue. Management considers the Corporation to operate primarily in one reportable segment, banking.

Use of Estimates: To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments, and status of contingencies are particularly subject to change.

Cash: Cash and cash equivalents include cash on hand and demand deposits with financial institutions. Net cash flows are reported for federal funds purchased or sold, customer loan transactions, deposit transactions, securities sold under agreements to repurchase and other short-term borrowings. For the years ended December 31, 2000, 1999 and 1998, the Corporation paid interest of $16,207, $15,505 and $17,527, and income taxes of $1,605, $2,718 and $1,415.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as Federal Home Loan Bank stock are carried at cost.

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000, 1999 and 1998
(Amounts in thousands, except share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days (180 days for residential mortgages). Payments received on such loans are reported as principal reductions.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, risks in the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both accelerated and straight-line methods over the estimated useful life of the asset.

Other Real Estate: Other real estate acquired through or instead of loan foreclosure is initially recorded at fair value when acquired, establishing a new cost basis. Any reduction from carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair value is recognized in a valuation allowance by a charge to income. Other real estate owned included in other assets totaled approximately $89 at December 31, 2000 and $431 at December 31, 1999.

Servicing Rights: Servicing rights are recognized as assets for the allocated value of retained servicing rights on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000, 1999 and 1998
(Amounts in thousands, except share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intangible Assets: Amounts, as reported on the consolidated balance sheets, represent goodwill that arose from the purchase of Castalia in 1990 and core deposit intangibles that arose from the purchase of two branch offices and assumption of related deposits in 1997. Goodwill is being amortized on the straight-line method over 15 years and core deposit intangibles are being amortized on the straight-line method over 12 years. The Corporation assesses the recoverability of intangible assets by determining whether the balance can be recovered through undiscounted future operating cash flows of Castalia and the branches. At December 31, 2000, the remaining balances of goodwill and core deposit intangibles totaled $996 and $873. At December 31, 1999, the remaining balances of goodwill and core deposit intangibles totaled $1,123 and $1,075.

Long-term Assets: These assets are reviewed for impairment when events indicate their carrying amounts may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

Repurchase Agreements: Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Retirement Plans: The Corporation sponsors a noncontributory defined benefit retirement plan for all full-time employees who have attained the age of 20 1/2 and have a minimum of six months of service. Pension expense is the net of service and interest cost, return on plan assets and amortization of gains and losses not immediately recognized. Accrued pension costs are funded to the extent deductible for federal income tax purposes.

The Corporation also provides a savings and retirement 401(k) plan for all eligible employees who elect to participate. The decision to make contributions to the plan, which represents a match of a portion of the salary deferred by participants, is made annually by the Board of Directors. Such contributions are funded as they are accrued.

Stock Options: A plan was approved by shareholders on April 18, 2000 that reserves 225,000 shares for granting options. As of December 31, 2000 no options had been granted.

Financial Instruments: Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer-financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000, 1999 and 1998
(Amounts in thousands, except share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as a separate component of shareholders’ equity.

New Accounting Pronouncements: Beginning January 1, 2001, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. Adoption of this new standard did not have a material effect since the Corporation currently does not hold any derivatives.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Banks to FCBC or by FCBC to shareholders.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

Earnings per Common Share: Basic earnings per share are computed based on the weighted average number of common shares outstanding during the period. Basic weighted average common shares outstanding totaled 4,107,269 in 2000, 4,242,546 in 1999 and 4,263,401 in 1998.

Financial Statement Presentation: Certain items in the 1999 and 1998 financial statements have been reclassified to correspond with the 2000 presentation.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000, 1999 and 1998
(Amounts in thousands, except share data)

NOTE 2 —SECURITIES

Year-end securities are as follows.

	2000

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Available for sale

U.S. Treasury securities and obligations of U.S. government agencies	$47,834	$325	$(130)	$48,029

Corporate bonds	5,630	9	(226)	5,413

Obligations of state and political subdivisions	43,500	516	(97)	43,919

Other securities, including mortgage- backed and equity securities	17,230	1,024	(101)	18,153

Total securities available for sale	$114,194	$1,874	$(554)	$115,514

Held to maturity

Obligations of state and political subdivisions	$155	$1	$—	$156

Other securities, including mortgage- backed securities	123	—	(1)	122

Total securities held to maturity	$278	$1	$(1)	$278

	1999

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Available for sale

U.S. Treasury securities and obligations of U.S. government agencies	$64,114	$32	$(922)	$63,224

Corporate bonds	13,174	4	(166)	13,012

Obligations of state and political subdivisions	53,004	329	(727)	52,606

Other securities, including mortgage- backed and equity securities	20,260	1,520	(367)	21,413

Total securities available for sale	$150,552	$1,885	$(2,182)	$150,255

Held to maturity

Obligations of state and political subdivisions	$232	$1	$—	$233

Other securities, including mortgage- backed securities	174	1	—	175

Total securities held to maturity	$406	$2	$—	$408

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000, 1999 and 1998
(Amounts in thousands, except share data)

NOTE 2 – SECURITIES (Continued)

The contractual maturities of securities at year-end 2000 were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities and equity securities, are shown separately.

	Held to maturity		Available for sale

	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$—	$—	$20,063	$20,145

Due from one to five years	155	156	64,923	65,189

Due from five to ten years	47	46	11,978	12,027

Due after ten years	—	—	—	—

Mortgage-backed	76	76	11,172	11,077

Equity securities	—	—	6,058	7,076

Total	$278	$278	$114,194	$115,514

During 1995, management concluded that one of its investments, Tower Healthcare Receivables Corp., had no market value. Therefore, the Corporation eliminated the remaining carrying value of the bonds, which was $226 after cash payments received during 1995. These securities had previously been written down by $700 when Towers Financial Corp. (parent company) filed bankruptcy in 1993. The Corporation received $10, $10 and $25 in recoveries from Tower Financial Corp. in 2000, 1999 and 1998.

Proceeds from sales of securities, gross realized gains and gross realized losses were as follows.

		Gross	Gross
	Sales	Realized	Realized
	Proceeds	Gains	Losses

Year ended December 31, 2000	$10,619	$1,070	$—

Year ended December 31, 1999	7,547	1,586	3

Year ended December 31, 1998	1,413	542	—

      Securities called or settled by the issuer resulted in gains of $9 and $8 in 1999 and 1998.

      Securities with a carrying value of $58,088 and $62,614 were pledged as of December 31, 2000 and 1999, to secure public deposits and other deposits and liabilities as required or permitted by law.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000, 1999 and 1998
(Amounts in thousands, except share data)

NOTE 3 – LOANS

Loans at year-end were as follows.

	2000	1999

Commercial and agricultural	$26,416	$26,077

Commercial real estate	60,546	48,301

Residential real estate	217,344	178,876

Real estate construction	9,684	4,482

Consumer	29,509	28,106

Credit card and other	2,979	3,576

Leases	590	392

Total loans	347,068	289,810

Allowance for loan losses	(4,107)	(4,274)

Net deferred loan fees	(957)	(978)

Unearned interest	(22)	(112)

Net loans	$341,982	$284,446

Loans to directors and executive officers, including their immediate families and companies in which they are principal owners during 2000 were as follows.

Balance —January 1, 2000	$6,289

New loans and advances	2,810

Repayments	(1,755)

Effect of changes in related parties	40

Balance —December 31, 2000	$7,384

NOTE 4 – ALLOWANCE FOR LOAN LOSSES

A summary of the activity in the allowance for loan losses was as follows.

	2000	1999	1998

Balance —January 1	$4,274	$4,567	$4,707

Provision for loan losses	807	266	362

Loans charged-off	(1,271)	(788)	(725)

Recoveries	297	229	223

Balance —December 31	$4,107	$4,274	$4,567

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000, 1999 and 1998
(Amounts in thousands, except share data)

NOTE 4 – ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired loans were as follows.

	2000	1999

Year-end loans with no allocated allowance for loan losses	$—	$—

Year-end loans with allocated allowance for loan losses	5,152	4,160

Amount of allowance for loan losses allocated	1,179	1,145

	2000	1999	1998

Average balance of impaired loans during year	$4,296	$4,118	$3,915

Interest income recognized during impairment	344	320	273

Interest income recognized on a cash basis	344	320	273

Nonperforming loans were as follows.

	2000	1999

Loans past due over 90 days still on accrual	$558	$834

Nonaccrual loans	1,368	1,682

Nonperforming loans would include some loans that are classified as impaired, and smaller balance homogeneous loans, such as residential mortgage and consumer loans, that are collectively evaluated for impairment.

NOTE 5 – PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows.

	2000	1999

Land and improvements	$807	$807

Buildings and improvements	7,881	7,481

Furniture and equipment	6,768	6,507

Total	15,456	14,795

Accumulated depreciation	(8,235)	(7,337)

Premises and equipment, net	$7,221	$7,458

The Corporation has no material future lease commitments.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000, 1999 and 1998
(Amounts in thousands, except share data)

NOTE 6 – INTEREST-BEARING DEPOSITS

Interest-bearing deposits as of December 31, 2000 and 1999 were as follows.

	2000	1999

Demand	$55,001	$52,659

Statement and passbook savings	103,290	113,509

Certificates of deposit:

In excess of $100,000	33,816	22,650

Other	136,167	150,703

Individual Retirement Accounts	21,388	23,393

Total	$349,662	$362,914

Scheduled maturities of certificates of deposit at December 31, 2000 were as follows.

2001	$124,270

2002	38,359

2003	4,974

2004	1,992

2005	298

Thereafter	90

Total	$169,983

NOTE 7 – FEDERAL HOME LOAN BANK BORROWINGS

The Corporation has fixed-rate mortgage-matched advances from the Federal Home Loan Bank. Mortgage-matched advances are utilized to fund specific fixed-rate loans with certain prepayment of principal permitted without penalty.

At December 31, 2000 and 1999, Federal Home Loan Bank borrowings were as follows.

	2000	1999

5.80 percent secured note	$268	$381

5.60 percent secured note	690	970

5.55 percent secured note	442	608

	$1,400	$1,959

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000, 1999 and 1998
(Amounts in thousands, except share data)

NOTE 7 – FEDERAL HOME LOAN BANK BORROWINGS (Continued)

The notes outstanding at December 31, 2000 had required annual principal payments as follows.

2001	$591

2002	625

2003	184

$1,400

Federal Home Loan Bank borrowings are collateralized by Federal Home Loan Bank stock and by $2,100 and $2,938 of residential mortgage loans under a blanket lien arrangement at year-end 2000 and 1999. The Corporation has a $33 million cash management advance line of credit with the Federal Home Loan Bank. No advances were outstanding on this line as of December 31, 2000.

NOTE 8 – OTHER BORROWINGS

Information concerning securities sold under agreements to repurchase and treasury tax and loan deposits was as follows.

	2000	1999

Average balance during the year	$10,927	$16,177

Average interest rate during the year	4.59%	4.20%

Maximum month-end balance during the year	13,245	24,895

Securities underlying repurchase agreements at year-end were as follows.

	2000	1999

Carrying value of securities	$17,743	$15,989

Fair Value	17,743	15,989

NOTE 9 – NOTE PAYABLE

FCBC has an unsecured line of credit with Bank One that has a balance of $10,600 at December 31, 2000. The line of credit has a maturity date of July 31, 2002 and the interest payments are tied to LIBOR or prime. The maximum amount of the line of credit is $13,000.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000, 1999 and 1998
(Amounts in thousands, except share data)

NOTE 10 – INCOME TAXES

Income tax expense was as follows.

	2000	1999	1998

Current	$2,042	$2,761	$1,606

Deferred	90	(395)	727

Income tax expense	$2,132	$2,366	$2,333

Effective tax rates differ from the statutory federal income tax rate of 34% due to the following.

	2000	1999	1998

Income taxes computed at the statutory federal tax rate	$2,660	$2,866	$2,752

Add (subtract) tax effect of Nontaxable interest income, net of nondeductible interest expense	(626)	(676)	(608)

Dividends received deduction	(14)	(6)	(45)

Amortization of goodwill	68	68	68

Nondeductible reorganization costs	2	—	90

Other	42	114	76

Income tax expense	$2,132	$2,366	$2,333

Tax expense attributable to security gains totaled $367, $545 and $195 in 2000, 1999 and 1998.

Year-end deferred tax assets and liabilities were due to the following.

	2000	1999

Allowance for loan losses	$1,024	$1,081

Deferred loan fees	268	275

Unrealized loss on securities available for sale	—	101

Other	120	89

Deferred tax asset	1,412	1,546

Tax depreciation in excess of book depreciation	(312)	(302)

Discount accretion on securities	(24)	(7)

Pension costs	(22)	(29)

Undistributed equity earnings of computer center	(396)	(270)

Federal Home Loan Bank stock dividends	(566)	(461)

Unrealized gain on securities available for sale	(448)	—

Intangible asset amortization	—	(132)

Leases	(6)	(72)

Other	(106)	(102)

Deferred tax liability	(1,880)	(1,375)

Net deferred tax asset (liability)	$(468)	$171

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000, 1999 and 1998
(Amounts in thousands, except share data)

NOTE 11 – RETIREMENT PLANS

The Corporation sponsors a savings and retirement 401(k) plan, which covers all employees who meet certain eligibility requirements and who choose to participate in the plan. The matching contribution to the 401(k) plan was $64, $68 and $67 in 2000, 1999 and 1998.

The Corporation and its subsidiaries also sponsor a pension plan which is a noncontributory defined benefit retirement plan for all employees who have attained the age of 20 1/2, completed six months of service and work 1,000 or more hours per year. Annual payments, subject to the maximum amount deductible for federal income tax purposes, are made to a pension trust fund. No contributions were allowable in 1999 or 1998.

Information about the pension plan was as follows.

	2000	1999

Change in benefit obligation:

Beginning benefit obligation	$3,630	$4,039

Service cost	281	284

Interest cost	270	249

Actuarial (gain) loss	(359)	(394)

Benefits paid	(194)	(522)

Expenses paid	(33)	(26)

Ending benefit obligation	3,595	3,630

Change in plan assets, at fair value:

Beginning plan assets	3,755	3,922

Actual return	248	381

Employer contribution	125	—

Benefits paid	(194)	(522)

Expenses paid	(33)	(26)

Ending plan assets	3,901	3,755

Funded status	306	125

Unrecognized net actuarial loss	92	361

Unrecognized prior service cost	90	103

Unrecognized net transition asset at January 1, 1989 being recognized over 17 years	(416)	(496)

Prepaid benefit cost	$72	$93

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000, 1999 and 1998
(Amounts in thousands, except share data)

NOTE 11 – RETIREMENT PLANS (Continued)

The components of pension expense and related actuarial assumptions were as follows.

	2000	1999	1998

Service cost	$281	$284	$234

Interest cost	270	249	240

Expected return on plan assets	(215)	(355)	84

Net amortization and deferral	(189)	(21)	(567)

Net	$147	$157	$(9)

Discount rate on benefit obligation	7.83%	7.64%	6.52%

Long-term rate of return on plan assets	9.00	9.00	9.00

Rate of compensation increase	4.00	4.00	4.00

During the first seven months of 1998, Farmers maintained a fully insured defined benefit pension plan covering substantially all employees. Pension costs were funded through the purchase of retirement income insurance and retirement annuity policies. The plan was terminated on July 31, 1998. The plan assets were distributed to the participants in 1999. The employees affected by the termination were included in the existing retirement plans sponsored by the Corporation beginning April 30, 1998. No gain or loss was realized as a result of the termination.

NOTE 12 – COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET RISK

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection are issued to meet customer-financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

	2000	1999

Commitments to extend credit:

Lines of credit and construction loans	$28,170	$23,982

Credit cards	4,564	3,078

Letters of credit	339	507

	$33,073	$27,567

Commitments to make loans are generally made for a period of one year or less. Fixed-rate loan commitments included above totaled $6,064 and have interest rates ranging from 5.0% to 12.5% at December 31, 2000. Maturities extend up to 30 years.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000, 1999 and 1998
(Amounts in thousands, except share data)

NOTE 12 – COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET RISK (Continued)

The subsidiary Banks are required to maintain certain daily reserve balances on hand in accordance with Federal Reserve Board requirements. The average reserve balance maintained in accordance with such requirements at December 31, 2000 and 1999 approximated $4,148 and $3,065.

NOTE 13 – CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS

The Corporation and the subsidiary Banks are subject to regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

The Corporation and the Banks were well capitalized at December 31, 2000 and 1999. No conditions or events have occurred since the last notification from regulators that management believes has changed the Corporation’s or the Banks’ classification.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000, 1999 and 1998
(Amounts in thousands, except share data)

NOTE 13 – CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS
  (Continued)

At December 31, 2000 and 1999, the Corporation’s and the Banks’ actual capital levels and minimum required levels were as follows.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in Millions)
2000

Total capital to risk- weighted assets

Consolidated	$49.2	15.3%	$25.7	8.0%	$32.1	10.0%

Citizens	25.7	13.6	15.2	8.0	18.9	10.0

Castalia	5.5	17.5	2.5	8.0	3.1	10.0

Farmers	15.6	19.6	6.4	8.0	8.0	10.0

Tier I (Core) capital to risk- weighted assets

Consolidated	45.2	14.1	12.8	4.0	19.2	6.0

Citizens	23.2	12.3	7.6	4.0	11.4	6.0

Castalia	5.1	16.3	1.3	4.0	1.9	6.0

Farmers	14.1	17.7	3.2	4.0	4.8	6.0

Tier I (Core) capital to average assets

Consolidated	45.2	9.3	19.5	4.0	24.4	5.0

Citizens	23.2	8.0	11.7	4.0	14.6	5.0

Castalia	5.1	10.7	1.9	4.0	2.4	5.0

Farmers	14.1	10.4	5.5	4.0	6.8	5.0

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000, 1999 and 1998
(Amounts in thousands, except share data)

NOTE 13 – CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS
  (Continued)

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in Millions)
1999

Total capital to risk- weighted assets

Consolidated	$49.8	18.7%	$21.3	8.0%	$26.6	10.0%

Citizens	25.0	15.5	12.9	8.0	16.2	10.0

Castalia	5.5	17.6	2.5	8.0	3.1	10.0

Farmers	14.7	21.0	5.6	8.0	7.0	10.0

Tier I (Core) capital to risk- weighted assets

Consolidated	46.2	17.3	10.7	4.0	16.0	6.0

Citizens	23.0	14.2	6.5	4.0	9.7	6.0

Castalia	5.2	16.4	1.3	4.0	1.9	6.0

Farmers	13.8	19.7	2.8	4.0	4.2	6.0

Tier I (Core) capital to average assets

Consolidated	46.2	9.6	19.2	4.0	23.9	5.0

Citizens	23.0	8.1	11.4	4.0	14.2	5.0

Castalia	5.2	10.3	2.0	4.0	2.5	5.0

Farmers	13.8	9.7	5.7	4.0	7.1	5.0

FCBC’s primary source of funds for paying dividends to its shareholders and for operating expenses is dividends received from the Banks. Payment of dividends by the Banks to FCBC is subject to restrictions by their regulatory agencies. These restrictions generally limit dividends to the current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below minimum regulatory requirements. Under the most restrictive of these requirements, the Corporation estimates that retained earnings available for payment of dividends by the Banks to FCBC approximates $3,221 and $3,507 at December 31, 2000 and 1999.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000, 1999 and 1998
(Amounts in thousands, except share data)

NOTE 14 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of FCBC follows.

Condensed Balance Sheets	2000	1999

Assets:

Cash	$737	$2,354

Securities available for sale	456	389

Investment in bank subsidiaries	45,299	43,957

Investment in nonbank subsidiaries	1,881	2,080

Note receivable from Mr. Money	10,600	—

Other assets	264	120

Total assets	$59,237	$48,900

Liabilities and Shareholders’ Equity:

Deferred income taxes and other liabilities	$712	$705

Note payable	10,600	—

Common stock	23,258	23,258

Retained earnings	28,614	28,010

Treasury Stock	(4,818)	(2,877)

Accumulated other comprehensive income (loss)	871	(196)

Total liabilities and shareholders’ equity	$59,237	$48,900

Condensed Statements of Income	2000	1999	1998

Dividends from bank subsidiaries	$6,060	$3,541	$7,512

Other income	499	25	31

Other expense, net	(644)	(534)	(274)

Earnings before equity in undistributed net earnings of subsidiaries	5,915	3,032	7,269

(Distributions in excess of earnings of subsidiaries) / equity in undistributed net earnings of subsidiaries	(224)	3,030	(1,508)

Net income	$5,692	$6,063	$5,761

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000, 1999 and 1998
(Amounts in thousands, except share data)

NOTE 14 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

Condensed Statements of Cash Flows	2000	1999	1998

Operating activities:

Net income	$5,692	$6,063	$5,761

Adjustment to reconcile net income to net cash provided by operating activities:

Change in other assets and other liabilities	(437)	275	42

Distributions in excess of/(equity in undistributed) net earnings of subsidiaries	224	(3,030)	1,508

Net cash from operating activities	5,479	3,308	7,311

Investing activities:

Purchase of securities	(67)	(389)	—

Change in loan to subsidiary	(10,600)	300	—

Net cash from investing activities	(10,667)	(89)	—

Financing activities:

Proceeds from note payable	10,600	—	—

Cash paid for treasury stock	(1,941)	(2,877)	—

Cash dividends paid	(5,088)	(4,864)	(4,372)

Net cash from financing activities	3,571	(7,741)	(4,372)

Net change in cash and cash equivalents	(1,617)	(4,522)	2,939

Cash and cash equivalents at beginning of year	2,354	6,876	3,937

Cash and cash equivalents at end of year	$737	$2,354	$6,876

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000, 1999 and 1998
(Amounts in thousands, except share data)

NOTE 15 – FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair values of financial instruments were as follows.

	December 31, 2000		December 31, 1999

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

Financial assets:

Cash and due from banks	$15,735	$15,735	$14,599	$14,599

Federal funds sold	—	—	4,600	4,600

Interest-bearing deposits	51	51	51	51

Securities available for sale	115,514	115,514	150,255	150,255

Securities held to maturity	278	278	406	408

Loans held for sale	571	571	2,217	2,217

Loans, net of allowance for loan losses	341,982	337,491	284,446	268,867

Accrued interest receivable	4,063	4,063	3,680	3,680

Financial liabilities:

Deposits	(391,968)	(397,765)	(403,160)	(403,119)

Federal Home Loan Bank borrowings	(1,400)	(1,394)	(1,959)	(1,918)

U.S. Treasury interest-bearing demand note payable	(1,207)	(1,207)	(3,066)	(3,066)

Securities sold under repurchase agreements	(12,946)	(12,946)	(12,975)	(12,975)

Federal funds purchased	(20,000)	(20,000)	—	—

Note payable	(10,600)	(10,600)	—	—

Accrued interest payable	(1,083)	(1,083)	(1,534)	(1,534)

The estimated fair value approximates carrying amount for all items except those described below. Estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair value of debt is based on current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements and are considered nominal.

NOTE 16 – ACQUISITION

Effective April 28, 1998, the Corporation acquired Farmers. The transaction was accounted for as a pooling of interests. The Corporation issued approximately 1.2 million shares of common stock to the shareholders of Farmers based upon an exchange ratio of 6.06 shares of the Corporation for each outstanding share of Farmers common stock. The historical financial statements have been restated to show the Corporation and Farmers on a combined basis.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000, 1999 and 1998
(Amounts in thousands, except share data)

NOTE 17 – OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows.

	2000	1999	1998

Unrealized holding gains and (losses) on available for sale securities	$2,697	$(4,259)	$2,461

Reclassification adjustments for (gains) and losses later recognized in income	(1,080)	(1,602)	(575)

Net unrealized gains and losses	1,617	(5,861)	1,886

Tax effect	(550)	1,993	(641)

Other comprehensive income (loss)	$1,067	$(3,868)	$1,245

NOTE 18 – SCC RESOURCES, INC., SALE OF DATA PROCESSING CONTRACTS

On June 19, 1998, SCC entered into an agreement with Jack Henry & Associates, Inc. (JHA) to sell all of their contracts for providing data processing services to community banks. JHA agreed to pay SCC a fee based upon annual net revenue under a new JHA contract for each bank that signed a five-year contract with JHA. The Corporation recognized $2,967 of income as a result of the sale of contracts in 1998. Expenses of $1,433 relating primarily to the write down of software and intangible assets, lease termination costs and employee severance costs were also recorded. The net gain of $1,534 has been reflected in other income for the year ended December 31, 1998. SCC retained its item processing services.

NOTE 19 – QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest	Net Interest	Net	Earnings per
	Income	Income	Income	Common Share

2000

First quarter	$8,045	$4,425	$1,305	$.32

Second quarter	8,385	4,585	1,264	.31

Third quarter	8,750	4,712	1,236	.30

Fourth quarter	9,010	4,712	1,887	.46

1999

First quarter	$8,300	$4,330	$1,855	$.44

Second quarter	8,128	4,366	1,193	.28

Third quarter	8,192	4,478	1,150	.27

Fourth quarter	8,447	4,763	1,865	.44

First Citizens Banc Corp

Directors:	John L. Bacon	Dean S. Lucal

	Chairman Emeritus Mack Iron Works Company	Attorney, Buckingham, Lucal, McGookey & Zeiher, L.P.A.

	Robert L. Bordner	W. Patrick Murray

	President Herald Printing Company	Attorney, Murray & Murray Company, L.P.A.

	Mary Lee G. Close	George L. Mylander

Retired Educator and City Official Chairman, Firelands Community Hospital

	Blythe A. Friedley	Paul H. Pheiffer

	Owner/President Friedley & Co. Insurance Agency	Chairman Sandusky Bay Development Company

Richard B. Fuller

	H. Lowell Hoffman, M.D.	David A. Voight

President, First Citizens Banc Corp President, Chief Executive Officer The Citizens Banking Company

	Lowell W. Leech	Richard O. Wagner

Chairman of the Board First Citizens Banc Corp. The Citizens Banking Company The Castalia Banking Company

Officers:	Lowell W. Leech	Donna J. Dalferro

	Chairman of the Board	Vice President and Secretary

	David A. Voight	Karen S. Rutger

	President	Assistant Vice President Human Resources

	James O. Miller	Douglas A. Greulich

	Executive Vice President	Investment Officer/Cashier

	LeRoy C. Link	Brenda R. Leal

	Senior Vice President	Risk Manager

	Todd A. Michel	Vicky L. Doski

	Senior Vice President, Controller	Compliance/CRA Officer

Charles C. Riesterer Senior Vice President

Directors of Affiliated Companies

The Citizens Banking Company

John L. Bacon	Grady McDonald

Chairman Emeritus Mack Iron Works Company

Mary Lee G. Close	James O. Miller

Executive Vice President The Citizens Banking Company

Richard B. Fuller	W. Patrick Murray

Attorney, Murray & Murray Company, L.P.A.

Anthony S. Guerra	George L. Mylander

President, Lewco, Inc.	Retired Educator and City Official

Chairman, Firelands Community Hospital

H. Lowell Hoffman, M.D.	Paul H. Pheiffer

Chairman, Sandusky Bay Development Company

Lowell W. Leech	David A. Voight

Chairman of the Board The Citizens Banking Company	President, Chief Executive Officer The Citizens Banking Company

Dean S. Lucal	Richard O. Wagner

Attorney, Buckingham, Lucal, McGookey & Zeiher, L.P.A

Yvonne Mason	Leland J. Welty, CPA

Board Treasurer/General Manager Akil, Inc.	Director Emeritus

The Castalia Banking Company

John L. Bacon	Lowell W. Leech

Chairman Emeritus Mack Iron Works Company	Chairman of the Board The Castalia Banking Company

Jack D. Bohn	W. Patrick Murray

Partner, Bohn Implement Company Farmer	Attorney, Murray & Murray Company, L.P.A.

Bruce A. Bravard	Robert L. Ransom

President, The Castalia Banking Company	Funeral Director, Ransom Funeral Home

Joyce A. Keller	David H. Strack, D.D.S.

Bay Area Dental, Inc.

The Farmers State Bank

Robert L. Bordner	Jay R. Pressler

Chairman, Chief Executive Officer Herald Printing Co.	President, The Farmers State Bank

Ronald E. Dentinger	Dorothy L. Robey

Manager, Country Star Co-op	Chairman of the Board The Farmers State Bank

Blythe A. Friedley	William G. Sheaffer

Owner/President Friedley & Co. Insurance Agency	Senior Vice President The Farmers State Bank

Dean S. Lucal	David A. Voight

Attorney, Buckingham, Lucal, McGookey & Zeiher, L.P.A	President, First Citizens Banc Corp

Richard A. Niedermier	Gerald B. Wurm

Owner, Niedermier Sunoco	Owner/President Wurm’s Woodworking Co.

Robert M. Obringer

President Studer–Obringer Construction Co.

Mr. Money Finance Company

Richard B. Fuller	James L. Nabors II

President Excalibur Mortgage & Loan, Inc.

Dean S. Lucal	Arthur J. Pucci

Attorney, Buckingham, Lucal, McGookey & Zeiher, L.P.A	President, Mr. Money Finance Company

Yvonne Mason	David A. Voight

Board Treasurer/General Manager Akil, Inc.	President, First Citizens Banc Corp

James O. Miller

Executive Vice President The Citizens Banking Company

R.A. Reynolds Appraisal Service, Inc.

Dean S. Lucal	David A. Voight

Attorney, Buckingham, Lucal, McGookey & Zeiher, L.P.A	President, First Citizens Banc Corp

John F. Stauffer

President, R.A. Reynolds Appraisal Service, Inc.

SCC Resources, Inc.

H. Lowell Hoffman, M.D.	David A. Voight

President, First Citizens Banc Corp

LeRoy C. Link

President, SCC Resources, Inc.

Officers of Affiliated Companies

The Citizens Banking Company

Chairman of the Board	Lending/Customer Service Officers

Lowell W. Leech	Wilma J. Allen Lois A. Bilgen Ann M. Hermes Linda G. Kelley Deborah E. Morrow Virgina M. Wicker L. Cathy Wright Paula J. York

President, Chief Executive Officer	Consumer/Mortgage Loan Officers

David A. Voight	James P. Greek David G. Majoy Brenda J. Stallard

Executive Vice President	Loan Department Manager

James O. Miller	Marcia A. Gasteier

Senior Vice President	Mortgage Loan Administrator

Todd A. Michel, Controller Charles C. Riesterer	Kenneth C. Hahn

Vice Presidents	Mortgage Loan Specialists

Phyllis L. Bransky Donna J. Dalferro, Secretary Dennis J. Guerra Lee A. Jordan David L. Ott	Richard C. Finneran, Jr. Suellen M. Williams

Assistant Vice Presidents	Operations Officers

Judy A. Burkey Robin J. Grathwol Karen S. Rutger Assistant Secretary	Ann E. Baum Joann M. Gies Shirley J. Hoover Susan A. Winkel

Kathleen A. Bodi

Credit Card Administrator

Paul D. Mesenburg

Customer Service Officer

Beverly A. Knupke

Investment Officer & Cashier

Douglas A. Greulich

The Castalia Banking Company

Chairman of the Board	Mortgage Loan Specialist

Lowell W. Leech	Connie M. Lewis

President	Operations Officer

Bruce A. Bravard	Mary K. Meyer

Senior Vice President	Customer Service Officers

Mary K. Schlessman	Marie K. Greene Gloria J. Mesenburg

Vice President & Cashier

Sharon K. Keimer, Secretary

Consumer Loan Officer

Virginia L. Bluhm

The Farmers State Bank

Chairman of the Board	Mortgage Loan Specialists

Dorothy L. Robey	Gloria J. Miller Cherynn D. Reebel Drema S. Steinmetz

President	Lending/Customer Service Officers

Jay R. Pressler	Cindy S. Berridge Constance F. Bores Nancy L. Everly Douglas A. Hancock

Senior Vice Presidents	Customer Service Manager

Donna M. Miller, Cashier William G. Sheaffer	Janet E. Rowland

Vice President/Corporate Secretary	Operations Officer

Wanda J. White	Roxann A. Young

Vice President/Controller	Operations Supervisor

Doris M. Lambert	Linda D. Conley

Commercial Lender/Collections Officer	Senior Teller Operations Officer/

Carl F. Arnold

Consumer/Mortgage Lending Officer	Customer Service Officer

Jack R. O. Vetter	Sharon K. Ehrman

Mr. Money Finance Company

President	Assistant Vice President/

Arthur J. Pucci

Senior Vice President	Manager of Asset Quality

Gregory E. Hill	Carla W. Markel

Vice President Wholesale Lending	Secretary/Treasurer

Mark S. Luker	James O. Miller

R.A. Reynolds Appraisal Service, Inc.

President	Secretary/Treasurer

John F. Stauffer	James O. Miller

SCC Resources, Inc.

President	Operations Officers

LeRoy C. Link	Rae L. Cox David J. Dillon Geriann M. Sartor

Vice Presidents	Secretary/Treasurer

Richard A. Bast William E. Couch	James O. Miller

Navigating you towards financial success . . .

Shareholder Information

The Annual Meeting of the Shareholders of First Citizens Banc Corp will be held at The Citizens Banking Company, 100 East Water Street, Sandusky, Ohio on April 17, 2001 at 2:00 p.m. Notice of the meeting and a proxy statement will be sent to shareholders in a separate mailing.

Registrar and Transfer Agent

Illinois Stock Transfer Company
209 West Jackson Boulevard, Suite 903
Chicago, Illinois 60606-6905
Tel: (312) 427-2953 or 1-800-757-5755 (Toll Free)
Fax: (312) 427-2879

First Citizens Banc Corp

100 East Water Street
Sandusky, Ohio 44870
Tel: (419) 625-4121 or 1-888-645-4121 (Toll Free)
Fax: (419) 627-3359
www.fcza.com

Affiliates

The Citizens Banking Company

100 East Water Street
    Sandusky, Ohio 44870
    Tel: (419) 625-4121 or 1-888-645-4121 (Toll Free)
    Fax: (419) 627-0103
    www.citizensbankco.com

The Castalia Banking Company
    208 South Washington Street
    Castalia, Ohio 44824
    Tel: (419) 684-5333 Fax: (419) 684-7051
    www.castaliabankingco.com

The Farmers State Bank

102 South Kibler Street
    New Washington, Ohio 44854
    Tel: (419) 492-2177 or 1-888-452-2654 (Toll Free)
    Fax: (419) 492-2757
    www.farmersstatebank.net

Mr. Money Finance Company

1164 Cleveland Road #20
    Sandusky, Ohio 44870
    Tel: (419) 609-3791 or 1-877-676-6639 (Toll Free)
    Fax: (419) 609-3792
    www.mrmoney.cc

R.A. Reynolds Appraisal Service, Inc.

165 East Water Street
    Sandusky, Ohio 44870
    Tel: (419) 627-4543 or 1-800-762-9400 (Toll Free)
    Fax: (419) 627-4674

SCC Resources, Inc.

1845 Superior Street
    Sandusky, Ohio 44870
    Tel: (419) 625-1605 Fax: (419) 625-0081
    www.sccresources.com