Form 10-K405, Exhibit 13
period 2001-12-31
FIRST CITIZENS BANC CORP /OH
filed 2002-03-27
CIK 944745

                                                                      Exhibit 13

[LOGO]
First
Citizens Banc
         Corp

Financial Services

Annual Report 2001

First Citizens Banc Corp
100 East Water Street, Sandusky, Ohio 44870-2514

Dear Shareholder:


Events of the world in 2001 produced tremendous challenges for the political and economic leaders of nations everywhere. All of us have been devastated by the September 11 catastrophe, and our hearts go out to all of those closely affected by those events.

The economy of the United States, not to mention the world, has been greatly influenced by all of these happenings, and the banking industry has obviously not been immune to the fallout created by these events. Ican report to you that your directors and officers have worked diligently to meet the challenges faced in this early part of the twenty-first century, and I believe we are successfully meeting them.

I am happy to report to you that, absent the special charge which I will detail for you, First Citizens' earnings for 2001 were $1.46 compared to $1.39 in 2000. An increase during these trying economic times would be impressive. However, in light of economic events and the challenges facing some of our customers, it was the opinion of your management that an additional sum of approximately $1,000,000 should be added to the reserve for loan losses during the fourth quarter of 2001. We believe that this increase in reserve was prudent based on an increase in non-performing loans experienced by two of our affiliates. While actual net loss experience has not significantly changed for the holding company, it was our opinion that such an increase in reserves was necessary and should be made. With this addition to the reserves being made, earnings per share for 2001 were reduced to $1.30 compared to the 2000 earnings of $1.39.

While this added reserve resulted in a reduction in net earnings, First Citizens maintained a dividend payout of $1.24 per share, which was the same dividend as was paid in 2000. This dividend amounts to a 5.45% return on our year-end closing price of $22.75 per share. We are proud of our dividend record and want to assure you it is a continuing priority. During 2002, we expect to consider increasing the portion of the total yearly dividends that is paid out as regular quarterly dividends.

Interest margins in the banking industry were under intense pressure during 2001. I am happy to report to you that we at First Citizens Banc Corp were able to maintain our historical levels while resisting competitive pressures to enter into fixed rate lending, which would have negative effects on interest margins when rates move higher. For 2002, we are optimistic about maintaining interest margins, primarily because of decreasing cost of funds at Farmers State Bank and the very attractive net interest margins that Mr. Money is generating.

Non-interest income continues to be a priority. The affiliated banks of First Citizens have recently added a new service called Check Protect, which has been well received by our customers. We are projecting this service could generate added income of $500,000 annually. The generation of fee income through the sale of residential real estate mortgages also continues. In addition to the significant fee income these sales generated in 2001, the sale of mortgages allows us to utilize more of our deposit dollars for commercial lending. The shared commissions that we receive from affiliations with companies that provide investment products, title insurance, and consumer and commercial insurance also increases our non-interest income. The missing piece in opportunities for non-interest income has been trust services. With the merger of Citizens

Affiliated companies of First Citizens Banc Corp


The Citizens Banking Company
The Castalia Banking Company
The Farmers State Bank
Mr. Money Finance Company
R.A. Reynolds Appraisal Service, Inc.
SCCResources, Inc.

National Bank of Norwalk scheduled to close April 1, 2002, First Citizens will acquire a trust operation that will serve all affiliates. We are excited by this opportunity and intend to make the expansion of trust services a high priority.

At the same time we have been working to increase revenues; attracting and retaining qualified employees while controlling overhead costs has always been a challenge. It continues to be a challenge today. I want to report to you that a major step in our efforts in this area has been the introduction of incentive pay for our employees. A portion of the compensation for the customer contact employees is derived from the revenue generated by new and additional products provided to our customers We believe our incentive pay plan has been well received by our employees.

We continue to look for ways to minimize increases in operating costs while still providing the best possible service. As mentioned last year, outsourcing of technical needs allows our customers to have the best resources available in areas such as data processing, ATM, and internet services without a major fixed investment in technology that can become outdated quickly.

The partnership with Citizens National Bank should allow us to spread fixed costs over higher revenues, thus helping profitability. This has allowed First Citizens Banc Corp to pay a fair price to the shareholders of Independent Community Banc Corp. (Citizens National Bank) and yet be assured all the shareholders of First Citizens Banc Corp will benefit.

We could not invest in the future, pursue acquisition opportunities, or investigate sources of non-interest revenue were it not for the solid core earnings of the banking affiliates. We continue to be pleased with this performance:


           Net Interest      Non-Interest     Non-Interest     Core Earnings
          Earnings (000)    Earnings (000)    Expense (000)        (000)
          --------------    --------------    -------------    -------------
1999           17,927            2,474           12,652            7,749
2000           18,195            3,197           12,847            8,544
2001           18,760            3,694           13,381            9,074


Looking forward to 2002 and beyond, there are significant challenges created by the economy and the interest rate environments; however, we are optimistic about the earnings potential of First Citizens Banc Corp. It is our belief that all the pieces are in place to complete the transition from a local community bank to a financial services provider with offices in communities in six contiguous counties in north central Ohio.

The Board of Directors and management appreciate your support and as always, are very interested in your questions, comments and suggestions.

Very truly yours,

/s/ David A. Voight

David A. Voight
President

                                                                        [PHOTOS]

                    Five Year Consolidated Financial Summary

                                        2001          2000          1999          1998          1997
                                        ----          ----          ----          ----          ----
Earnings
  Net Income (000)                   $   5,293     $   5,692     $   6,063     $   5,761     $   4,441
  Per Common Share(1)
    Earnings                         $    1.30     $    1.39     $    1.43     $    1.35     $    1.04
    Book Value                           11.94         11.72         11.58         12.61         12.01
    Dividends Paid                        1.24          1.24          1.15          1.11          1.07

Balances
  Assets (millions)                  $   487.7     $   489.3     $   472.2     $   508.9     $   484.1
  Deposits  (millions)                   410.2         392.0         403.2         417.9         402.2
  Net Loans (millions)                   331.3         342.0         284.4         278.8         287.7
  Shareholders' Equity (millions)         48.7          47.9          48.2          53.7          51.2

Performance Ratios
  Return on Average Assets                1.06%         1.19%         1.24%         1.18%         0.95%
  Return on Average Equity               10.65         12.09         11.58         10.95          8.75
  Equity Capital Ratio                    9.99          9.80         10.21         10.56         10.58
  Net Loans to Deposit Ratio             80.78         87.25         70.55         66.71         71.53
  Loss Allowance to Total Loans           1.45          1.19          1.48          1.60          1.60

(1) Per share data has been adjusted for a 300%stock split paid in April 1996 and the business combination with Farmers State Bank in April 1998. Dividends paid reflect the historical amounts paid by First Citizens Banc Corp.First Citizens Banc Corp

                                  ANNUAL REPORT











                                    CONTENTS






Five -Year Selected Consolidated Financial Data .............................  1

Common Stock and Stockholder Matters ........................................  2

General Development of Business .............................................  3

Management's Discussion and Analysis of Financial Condition
  and Results of Operations .................................................  4

Quantitative and Qualitative Disclosures About Market Risk .................. 15


Financial Statements
     Report of Independent Auditors ......................................... 18
     Consolidated Balance Sheets ............................................ 19
     Consolidated Statements of Income ...................................... 20
     Consolidated Statements of Changes in Shareholders' Equity ............. 21
     Consolidated Statement of Cash Flows ................................... 23
     Notes to Consolidated Financial Statements ............................. 25

FIVE-YEAR SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share data)

                                                             Year ended December 31,
                                         -------------------------------------------------------------
                                            2001         2000         1999         1998         1997
                                            ----         ----         ----         ----         ----
Statements of income:
   Total interest income                $   35,348   $   34,190   $   33,067   $   34,204   $   33,649
   Total interest expense                   15,453       15,756       15,130       17,295       16,675
                                        ----------   ----------   ----------   ----------   ----------
   Net interest income                      19,895       18,434       17,937       16,909       16,974
   Provision for loan losses                 1,803          807          266          362        1,129
                                        ----------   ----------   ----------   ----------   ----------
   Net interest income after
     provision for loan losses              18,092       17,627       17,671       16,547       15,845

   Security gains (losses) (1)                 863        1,080        1,602          575          107
   Other noninterest income                  5,254        4,583        3,927        5,651        4,238
                                        ----------   ----------   ----------   ----------   ----------
     Total noninterest income                6,117        5,663        5,529        6,226        4,345

   Total noninterest expense                16,933       15,466       14,771       14,679       14,190
                                        ----------   ----------   ----------   ----------   ----------
   Income before federal income taxes        7,276        7,824        8,429        8,094        6,000
   Federal income tax expense                1,983        2,132        2,366        2,333        1,559
                                        ----------   ----------   ----------   ----------   ----------

     Net income                         $    5,293   $    5,692   $    6,063   $    5,761   $    4,441
                                        ==========   ==========   ==========   ==========   ==========

Per share of common stock:
   Net income                           $     1.30   $     1.39   $     1.43   $     1.35   $     1.04
   Dividends                                  1.24         1.24         1.15         1.11         1.07
   Book value                                11.94        11.72        11.58        12.61        12.01

Average common shares outstanding        4,082,879    4,107,269    4,242,546    4,263,401    4,263,401

Year-end balances:
   Loans, net                           $  331,347   $  341,982   $  284,446   $  278,782   $  287,738
   Securities                              113,726      115,792      150,661      172,763      143,954
   Total assets                            487,671      489,259      472,220      508,889      484,118
   Deposits                                410,178      391,968      403,160      417,899      402,183
   Borrowings                               25,842       46,153       18,000       30,576       25,643
   Shareholders' equity                     48,727       47,925       48,195       53,741       51,199








A copy of Form 10-K, as filed with the Securities and Exchange Commission, will be furnished, free of charge, to shareholders, upon written request to the Secretary of First Citizens Banc Corp, 100 East Water Street, Sandusky, Ohio 44870.


--------------------------------------------------------------------------------


                                                                    Year ended December 31,
                                           ------------------------------------------------------------------------
                                                2001            2000          1999           1998           1997
                                                ----            ----          ----           ----           ----

Average balances:
   Loans, net                              $    342,443  $     309,878   $    279,649   $    283,433   $    276,508
   Securities                                   114,072        135,129        163,134        155,715        151,245
   Total assets                                 499,109        476,874        487,242        487,710        469,760
   Deposits                                     412,385        400,921        409,665        403,488        389,065
   Borrowings                                    33,321         26,541         20,525         26,805         25,808
   Shareholders' equity                          49,693         47,062         52,347         52,595         50,760

Selected ratios:
   Net yield on average interest-
     earning assets                                4.28%          4.09%          3.89%          3.69%          3.84%
   Return on average total assets                  1.06           1.19           1.24           1.18            .95
   Return on average shareholders'
     equity                                        0.65          12.09          11.58          10.95           8.75
   Average shareholders' equity
     as a percent of average total
     assets                                        9.96           9.87          10.74          10.78          10.81
   Net loan charge-offs as a percent
     of average loans                               .30            .31            .20            .17            .13
   Allowance for loan losses as a percent
     of loans at year-end                          1.45           1.19           1.48           1.60           1.60
   Shareholders' equity as a percent
     of total year-end assets                     10.00           9.80          10.21          10.56          10.58


(1) Partial recoveries of $0, $10, $10, $25 and $214 were received in 2001, 2000, 1999, 1998 and 1997 for securities that were written off in prior periods.


COMMON STOCK AND STOCKHOLDER MATTERS

The Corporation is publicly traded on the Nasdaq Stock market under the symbol FCZA. The brokerage firms of Everen Securities, Merrill Lynch and McDonald & Company handle the sale and purchase of the Corporation's stock. However, such firms are not "market makers" of such stock since they do not purchase and hold for investment purposes any such shares. Information below is the range of sale prices as reported by the brokerage firms.


                                                            2001
-------------------------------------------------------------------------------------------------------------------
             First Quarter               Second Quarter             Third Quarter               Fourth Quarter
             -------------               --------------             -------------               --------------

        $20.45    to     $21.30      $19.25    to    $19.89    $23.04    to     $23.50      $22.00   to     $22.62


                                                            2000
-------------------------------------------------------------------------------------------------------------------
             First Quarter               Second Quarter             Third Quarter               Fourth Quarter
             -------------               --------------             -------------               --------------

        $28.00    to     $25.00      $22.85    to    $23.00    $19.75    to     $20.10      $19.00   to     $19.83



The Corporation has no outstanding options or warrants to purchase shares of its common stock or securities convertible into shares of common stock.


--------------------------------------------------------------------------------

The number of holders of record of the Corporation's common stock at December 31, 2001 was 853. Dividends per share declared by the Corporation on common stock were as follows.

                                              2001                2000
                                              ----                ----

          February                         $    .18              $   .17
          May                                   .18                  .17
          August                                .18                  .17
          November                              .70                  .73
                                           ---------             -------

                                           $   1.24              $  1.24
                                           ========              =======


     GENERAL DEVELOPMENT OF BUSINESS
     Dollars in thousands, except for per share data

     FIRST CITIZENS BANC CORP (FCBC) was organized under the laws of the State of Ohio on February 19, 1987 and is a registered financial holding company under the Graham-Leech-Bliley Act of 1999 (GLB Act), as amended. The Corporation's office is located at 100 East Water Street, Sandusky, Ohio. The Corporation had total consolidated assets of $487,671 at December 31, 2001. FCBC and its subsidiaries are referred to together as the Corporation.

     THE CITIZENS BANKING COMPANY (Citizens), owned by the Corporation since 1987, opened for business in 1884 as The Citizens National Bank. In 1898, Citizens was reorganized under Ohio banking law and was known as The Citizens Bank and Trust Company. In 1908, Citizens surrendered its trust charter and began operation under its current name. Citizens is an insured bank under the Federal Deposit Insurance Act. Citizens maintains its main office at 100 East Water Street, Sandusky, Ohio and operates three branch banking offices in Perkins Township (Sandusky, Ohio), one branch banking office in Berlin Heights, Ohio, one branch banking office in Huron, Ohio and one Loan Production office in Port Clinton, Ohio. This subsidiary accounts for 60% of the Corporation's consolidated assets at December 31, 2001.

     THE FARMERS STATE BANK (Farmers), acquired by the Corporation in 1998, was organized and chartered under the laws of the State of Ohio in 1916. Farmers is an insured bank under the Federal Deposit Insurance Act. Farmers maintains its main office at 102 South Kibler Street, New Washington, Ohio and operates branch offices in Willard, Ohio and the Ohio villages of Chatfield, Tiro, Richwood and Green Camp. Farmers accounts for 26% of the Corporation's consolidated assets at December 31, 2001.

     THE CASTALIA BANKING COMPANY (Castalia), owned by the Corporation since 1990, was organized and chartered under the laws of the State of Ohio in 1907. Castalia is an insured bank under the Federal Deposit Insurance Act. Castalia operates from one location, 208 South Washington Street, Castalia, Ohio. Castalia, Ohio is located approximately 10 miles from Sandusky, Ohio. Castalia accounts for 10% of the Corporation's consolidated assets at December 31, 2001.

     SCC RESOURCES INC. (SCC) was organized under the laws of the State of Ohio. Begun as a joint venture of three local Sandusky, Ohio banks in 1966, SCC provides item-processing services for financial institutions, including the Banks, and other nonrelated entities. The Corporation acquired total ownership of SCC in February 1993. On June 19, 1998, SCC entered into an agreement with Jack Henry & Associates, Inc. (JHA) to sell all of their contracts for providing data processing services to community banks. JHA agreed to pay SCC a fee based upon annual net revenue under a new JHA contract for each bank that signed a five-year contract with JHA by January 31, 1999. This subsidiary accounts for less than one percent of the Corporation's consolidated assets as of December 31, 2001.


--------------------------------------------------------------------------------

     R. A. REYNOLDS APPRAISAL SERVICE, INC. (Reynolds), owned by the Corporation since 1993, was organized under the laws of the State of Ohio in September 1993. Reynolds provides real estate appraisal services, for lending purposes, to the Banks and to other financial institutions. Reynolds accounts for less than one percent of the Corporation's consolidated assets as of December 31, 2001.

     MR. MONEY FINANCE COMPANY (Mr. Money) was formed in year 2000 to provide consumer-lending products to customers who may not qualify for conventional commercial bank lending products. Mr. Money has its main office in Sandusky, Ohio and an office in Norwalk, Ohio. Loans for Mr. Money come from direct consumer lending to customers, acquisition of loans from brokers and from home improvement contractors and automobile dealerships. The primary focus of lending for Mr. Money is in the mortgage and home improvement type of credits. Mr. Money accounts for less than three percent of the Corporation's consolidated assets as of December 31, 2001.

     FIRST CITIZENS TITLE INSURANCE AGENCY INC. (Title Agency) has been formed to provide customers with a seamless mortgage product with improved service. Assets of the Title Agency are not significant.

     FIRST CITIZENS INSURANCE AGENCY INC, (Insurance Agency) was formed to allow the Corporation to participate in commission revenue generated through its third party insurance agreement. Assets of the Insurance Agency are not significant.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATION - AS OF DECEMBER 31, 2001 AND DECEMBER 31, 2000 AND FOR THE YEARS ENDING DECEMBER 31, 2001, 2000 AND 1999

(Dollars in thousands, except per share data)

GENERAL

The following paragraphs more fully discuss the significant highlights, changes and trends as they relate to the Corporation's financial condition, results of operations, liquidity and capital resources as of December 31, 2001 and 2000, and during the three-year period ended December 31, 2001. This discussion should be read in conjunction with the consolidated financial statements and notes to consolidated financial statements, which are included elsewhere in this report.

FORWARD-LOOKING STATEMENTS

When used in this discussion or future filings by the Corporation with the Securities and Exchange Commission, or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believe" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Corporation wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors, could affect the Corporation's financial performance and could cause the Corporation's actual results for future periods to differ materially from those anticipated or projected.

The Corporation is not aware of any trends, events or uncertainties that will have or are reasonably likely to have a material effect on its liquidity, capital resources or operations except as discussed herein. The Corporation is not aware of any current recommendations by regulatory authorities that would have such effect if implemented.


--------------------------------------------------------------------------------

The Corporation does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

FINANCIAL CONDITION

At December 31, 2001, total assets were $487,671 compared to $489,259 at December 31, 2000. Net loans decreased $10,635, or 3.1% from 2000 to 2001. Commercial and agricultural loans increased $292, or 1.1% from 2000 to total $26,708. Commercial real estate loans increased $10,070, or 16.6% in 2001. Residential real estate loans decreased by $12,848, or 5.9% from 2000 to 2001 to total $204,496. Consumer loans decreased $6,409, or 21.7% over 2000 to total $23,100. Credit card and other loans, which include overdraft protection (ODP) lines of credit, decreased $664 from 2000 to total $2,315.

In 2001, due to declining interest rates, the demand for residential real estate loans continued to shift to our fixed rate loan products. As the demand for fixed-rate loans increased, FCBC started to retain fewer loans and sell more loans in the secondary market. At December 31, 2001 FCBC serviced 173 mortgage loans that have been sold to other investors.

In 2001, management continued its recent emphasis on increasing its Corporations share of the local market for commercial and commercial real estate loans through additional calling and marketing efforts. These lending relationships generally offer more attractive returns than residential loans and also offer opportunities for attracting larger balance deposit relationships. However, the shift in loan portfolio mix from residential real estate to commercial oriented loans will increase FCBC's exposure to credit risk.

Both year-end and average 2001 deposit balances increased from 2000. Average deposit balances for 2001 were $412,385 compared to $400,921 for 2000, an increase of $11,464, or 2.9%. The overall growth in deposits has occurred despite the dramatic decline in interest rates that transpired during 2001. Recent declines in the stock market have prompted some investors to seek financial institution deposit products. Noninterest-bearing deposits averaged $45,048 for 2001 compared to less risky $44,270 for 2000, increasing $778, or 1.8%. Savings, NOW, and MMIA accounts averaged $162,771 for 2001 compared to $167,928 for 2000. Average time deposits increased $15,843 to total an average balance of $204,566 for 2001. $11,901 of the increase in time deposits was a result of increased public deposits. The growth in deposits allowed FCBC to eliminate its federal funds purchased balance of $20,000 at December 31, 2000.

Borrowings from the Federal Home Loan Bank of Cincinnati decreased from $1,400 at December 31, 2000 to $811 at December 31, 2001. This decrease of $589 was a result of scheduled paydowns. The Corporation had no new advances from the Federal Home Loan Bank in 2001.

FCBC incurred debt during 2000 in the amount of $10,600 to fund loans originated by the finance company, Mr. Money. FCBC increased the amount to $14,000 during 2001 to help fund the growth in the finance company. Note 9 in the consolidated financial statements provides details regarding the note arrangement.

The Banks offer repurchase agreements in the form of sweep accounts to commercial checking account customers. At December 31, 2001, total repurchase agreements in the form of sweep accounts totaled $10,311. This compares to $12,946 at December 31, 2000. United States Treasury Notes maintained under the Banks' control are pledged as collateral for the repurchase agreements.

Securities decreased $2,066, or 1.8% from $115,792 on December 31, 2000 to $113,726 on December 31, 2001. Municipal securities available for sale decreased 12.2% from 2000 to 2001. Other securities decreased $3,097, or 17.1% from 2000 to 2001. Securities decreased due to sales of equity securities and principal paydowns of mortgage-backed securities and maturities of municipal securities offset by purchases of primarily U.S. Treasury securities and Obligations of U.S. Government Agencies.


--------------------------------------------------------------------------------

Securities held to maturity at December 31, 2001 had unrealized gains of approximately $4. Since management intends to hold this portion of the portfolio to maturity, the unrealized gains have no impact on operations of the Corporation. Securities available for sale had an estimated fair value at December 31, 2001 of $113,587. This fair value includes unrealized gains of approximately $2,375 and unrealized losses of approximately $36. Net unrealized gain of $2,339 was an increase over net unrealized gains of $1,320 at December 31, 2000. The increase in market values is due to the decline in interest rates during 2001.

Mortgage-backed securities totaled $9,304 at December 31, 2001 and none are considered unusual or "high risk" securities as defined by regulating authorities. Of this total, $2,727 are pass-through securities issued by the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC); $6,556 are collateralized mortgage obligations (CMOs) and real estate mortgage investment conduits (REMICs) issued by FNMA and FHLMC; and $21 are privately issued and are collateralized by mortgage-backed securities issued or guaranteed by FNMA, FHLMC, or Government National Mortgage Association
(GNMA). The average interest rate of the portfolio at December 31, 2001 was 5.64%. Also, 1.2% of the December 31, 2001 portfolio is floating rate securities adjusting at least quarterly. The average maturity at December 31, 2001 was approximately 1.27 years. The Corporation has not invested in any derivative securities.

Total shareholders' equity increased $802, or 1.7% during 2001 to $48,727. The ratio of total shareholders' equity to total assets was 10.0% in 2001 and 9.8% in 2000. The increase in shareholders' equity was caused primarily by an increase in fair value of securities available for sale. As part of an ongoing strategy to leverage the balance sheet and increase return on equity, FCBC has for the past several years followed a practice of paying out substantially all of its earnings in the form of cash dividends to shareholders.

RESULTS OF OPERATIONS

The operating results of the Corporation are affected by general economic conditions, the monetary and fiscal policies of federal agencies and the regulatory policies of agencies that regulate financial institutions. The Corporation's cost of funds is influenced by interest rates on competing investments and general market rates of interest. Lending activities are influenced by the demand for real estate loans, and other types of loans, which in turn is affected by the interest rates at which such loans are made, general economic conditions and the availability of funds for lending activities.

The Corporation's net income primarily depends on its net interest income, which is the difference between the interest income earned on interest-earning assets, such as loans and securities, and interest expense incurred on interest-bearing liabilities, such as deposits and borrowings. The level of net interest income is dependent on the interest rate environment and the volume and composition of interest-earning assets and interest-bearing liabilities. Net income is also affected by provisions for loan losses, service charges, gains on the sale of assets, other income, noninterest expense and income taxes.


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001 AND

DECEMBER 31, 2000

NET INCOME

The Corporation's net income for the year ended December 31, 2001 was $5,293 compared to $5,692 for the year ended December 31, 2000, a decrease of $399, or 7.0%. The decrease in net income was the result of the items discussed in the following sections.


--------------------------------------------------------------------------------

NET INTEREST INCOME

Net interest income for 2001 was $19,895, an increase of $1,461, or 7.9% from 2000. The change in the net interest income for 2001 was the net result of an increase in interest income of $1,158 and a decrease in interest expense of $303.

Total interest income increased $1,158, or 3.4% for 2001. This increase in interest income can be attributed to an increase in the average interest-earning assets from $450,520 to $472,965 from 2000 to 2001. The effects of the increase in average interest-earning assets were partially offset by a decrease in the rate on earning assets from 7.59% in 2000 to 7.47% in 2001.

Total interest expense decreased $303, or 1.9% for 2001. The decrease in interest expense can be attributed to a decrease in the rate on interest-bearing liabilities from 4.11% in 2000 to 3.86% in 2001. An increase in average interest-bearing liabilities from $383,192 to $400,658, or $17,466 from 2000 to 2001, offset some of the decrease due to rate. The decline in the yield on interest earning assets and interest-bearing liabilities is reflective of the decline in interest rates that occurred during 2001 when the Federal Reserve Bank decreased short term interest rates eleven times dropping the federal funds rate from 6.5% to 1.75%.

Refer to "Distribution of Assets, Liabilities and Shareholders' Equity, Interest Rates and Interest Differential" and "Changes in Interest Income and Interest Expense Resulting from Changes in Volume and Changes in Rate" for further analysis of the impact of changes in interest-bearing assets and liabilities on the Corporation's net interest income.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

The following table contains information relating to the provision for loan losses, activity in and analysis of the allowance for loan losses for the three-year period ended December 31, 2001.


                                                 As of and for the year ended December 31,
                                                 -----------------------------------------
                                                    2001         2000          1999
                                                    ----         ----          ----

Net loan charge-offs                             $   1,045           974     $     559

Provision for loan losses charged to expense         1,803           807           266
Net loan charge-offs as a percent of average
  outstanding loans                                    .30%          .31%          .20%

Allowance for loan losses                        $   4,865     $   4,107     $   4,274
Allowance for loan losses as a percent
  of year-end outstanding loans                       1.45%         1.19%         1.48%
Allowance for loan losses as a percent
  of impaired loans                                 136.47         79.72        102.74

Impaired loans                                   $   3,565     $   5,152     $   4,160
Impaired loans as a percent of gross
  year-end loans                                      1.06%         1.48%         1.44%
Nonaccrual and 90 days or more past due loans
  as a percent of gross year-end loans                1.56           .55           .87


The Corporation's policy is to maintain the allowance for loan losses at a level to provide for probable incurred losses. Management's periodic evaluation of the adequacy of the allowance is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the


--------------------------------------------------------------------------------
borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions.

The provision for loan losses increased by $996 in 2001 from $807 in 2000 to $1,803 in 2001. The increase is largely due to the increased size of Mr. Money's loan portfolio, increased charge-offs and increased non-performing loans. Efforts are continually made to examine both the level and mix of the reserve by loan type as well as the overall level of the reserve. Management specifically evaluates loans that are impaired, or graded as substandard or doubtful by the internal grading function for estimates of loss. Other pools of loans are evaluated for loss using historical experience and consideration of changes in delinquency trends and portfolio composition.

Management analyzes commercial and commercial real estate loans on an individual basis and classifies a loan as impaired when an analysis of the borrower's operating results and financial condition indicates that underlying cash flows are not adequate to meet its debt service requirements. Often this is associated with a delay or shortfall in payments of 90 days or more. Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one- to four-family residences, residential construction loans and consumer automobile, boat, home equity and credit card loans. In addition, loans held for sale and leases are excluded from consideration as impaired. Loans are generally moved to nonaccrual status when 90 days or more past due. These loans are also often considered impaired. Impaired loans, or portions thereof, are charged-off when deemed uncollectible.

NONINTEREST INCOME

Noninterest income totaled $6,117 in 2001 compared to $5,663 in 2000, an increase of 8.0% The more significant items contributing to this change is as follows.

During 2001, the Corporation recognized gains from calls of securities of $7 and net gains of $856 from the sales of securities available for sale, of which the majority was from the sales of equity securities at Farmers. The Corporation decided to take advantage of significant increases in the market values and sell the remaining portion of the portfolio. In 2000, security gains totaled $1,080, also primarily from the role of equity securities at Farmers.

Due to the decline in interest rates, customers' demand for fixed-rate loans increased which resulted in substantially more secondary market loan sales. Net gains were $438 for 2001 compared to a net loss of $31 in 2000.

Other noninterest income totaled $1,844 in 2001 compared to $1,714 in 2000. Increases in other noninterest income are a result of additional products and services introduced to generate noninterest income including brokerage and insurance commissions.

NONINTEREST EXPENSE

Noninterest expense totaled $16,933 in 2001, an increase of $1,467, or 9.5% over 2000. The following discussion highlights the significant items that resulted in increases or decreases in the components of noninterest expense.


--------------------------------------------------------------------------------

Salaries, wages and benefits totaled $7,763 in 2001 compared to $7,110 in 2000 for an increase of $653. The two primary reasons for the change in salaries and benefits lie with Mr. Money and Citizens. Mr. Money, a new consumer finance company, which existed for only part of 2000, increased salaries and benefits by $230 while Citizens salaries and benefits increased $371. Citizens increase was mainly due to commissions for selling new products.

State of Ohio Franchise taxes were $759 in 2001 compared to $552 in 2000. The franchise taxes are based on the capital positions of the Banks. 2000 included refunds from prior years.

Professional fees represent legal, audit and outside consulting fees paid by the Corporation. Professional fees totaled $719 in 2001 compared to $600 in 2000. The overall increase is due to services related to legal expenses at Farmers and consulting fees at Mr. Money.

Other operating expenses totaled $4,638 in 2001 compared to $4,214 in 2000. Increased expenditures in advertising, marketing, and employee education and training in customer service and cross selling make up the increase in 2001.

INCOME TAX EXPENSE

Income before federal income taxes amounted to $7,276 in 2001 and $7,824 in 2000. The Corporation's effective income tax rate was 27.3% in 2001 compared to 27.2% in 2000.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000 AND

DECEMBER 31, 1999

NET INCOME

The Corporation's net income for the year ended December 31, 2000 was $5,692 compared to $6,063 for the year ended December 31, 1999, a decrease of $371, or 6.1%. The decrease in net income was the result of the items discussed in the following sections.

NET INTEREST INCOME

Net interest income for 2000 was $18,434, an increase of $497 or 2.8% from 1999. The change in net interest income for 2000 was the net result of an increase in interest income of $1,123 and an increase in interest expense of $626.

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

Refer to "Distribution of Assets, Liabilities and Shareholders' Equity, Interest Rates and Interest Differential" and "Changes in Interest Income and Interest Expense Resulting from Changes in Volume and Changes in Rate" for further analysis of the impact of changes in interest-bearing assets and liabilities on the Corporation's net interest income.


--------------------------------------------------------------------------------

PROVISION AND ALLOWANCE FOR LOAN LOSSES

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

NONINTEREST INCOME

Noninterest income totaled $5,663 in 2000 compared to $5,529 in 1999. Income from the data processing and computer services division totaled $1,124 for 2000, a 7.6% decrease over 1999 income of $1,216. The loss in revenue is related to the sale of SCC Resources' data processing contracts to Jack Henry & Associates, Inc. (JHA). As the banks serviced by SCC Resources converted processing to JHA, the revenue stream associated with their data processing ended. SCC Resources still provides item-processing services for 10 financial institutions plus the three subsidiary banks.

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

During 2000, the Corporation recognized gains of $1,070 from the sales of securities available for sale, of which the majority was from the sales of equity securities at Farmers. The Corporation decided to take advantage of significant increases in the market values and sell a portion of the portfolio. At December 31, 2000 the fair market value of Farmers' equity portfolio totaled $1,615 with an amortized cost of $596.

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

Salaries, wages and benefits totaled $7,110 in 2000 compared to $6,908 in 1999, for an increase of $202. The two primary reasons for the change in salaries and benefits lie with Mr. Money and Farmers. Mr. Money, a new consumer finance company in 2000, increased salaries and benefits by $362 while Farmers salaries and benefits decreased $137. Farmers salary decreased as a result of reduced staffing needs.

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


--------------------------------------------------------------------------------

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

Other operating expenses totaled $4,214 in 2000 compared to $3,960 in 1999. Increased expenditures in advertising, marketing, and employee education and training in customer service and cross selling make up the increase in 2000.

INCOME TAX EXPENSE

Income before federal income taxes amounted to $7,824 in 2000 and $8,429 in 1999. The Corporation's effective income tax rate was 27.2% in 2000 compared to 28.1% in 1999.


          DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY,
                    INTEREST RATES AND INTEREST DIFFERENTIAL

The following table sets forth, for the years ended December 31, 2001, 2000 and 1999, the distribution of assets, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Dollars in thousands):


                                               2001                                 2000                            1999
                               ------------------------------------- ------------------------------- -------------------------------
                                Average                     Yield/    Average                 Yield/  Average                 Yield/
Assets                          balance      Interest        rate     balance     Interest     rate   balance     Interest     rate
------                         ---------     ---------     --------- ---------    ---------   ------ ---------   ----------   -----

Interest-earning assets:
  Loans (1)(2)(3)              $ 346,696     $  28,908       8.34%   $ 314,071    $  26,645    8.48% $ 284,080    $  23,408    8.24%
  Taxable securities (4)          72,856         4,345       6.13       91,107        5,352    5.94    115,240        6,645    5.87
  Nontaxable
    Securities (4)(5)             41,216         1,702       4.18       44,022        2,118    4.79     47,894        2,306    4.89
  Federal funds sold              11,013           360       3.27          741           41    5.53     12,770          627    4.91
  Interest-bearing deposits
    in other banks                 1,184            33       2.79          579           34    5.87      4,294           81    1.89
                               ---------     ---------               ---------    ---------          ---------    ---------
    Total interest-earning
      assets                     472,965        35,348       7.47      450,520       34,190    7.59    464,278       33,067    7.16
                                             ---------                            ---------                       ---------
Noninterest-earning assets:
  Cash and due from
    financial institutions        15,696                                14,290                          11,538
  Premises and
    equipment, net                 7,217                                 7,302                           7,311
  Accrued interest
     receivable                    3,821                                 3,741                           3,723
  Intangible assets                1,716                                 2,043                           2,379
  Other assets                     1,947                                 3,171                           2,444
  Less allowance for
    loan losses                   (4,253)                               (4,193)                         (4,431)
                               ---------                             ---------                       ---------
    Total                      $ 499,109                             $ 476,874                       $ 487,242
                               =========                             =========                       =========


(1) For purposes of these computations, the daily average loan amounts outstanding are net of unearned income and include loans held for sale.

(2) Included in loan interest income are loan fees of $994 in 2001, $792 in 2000 and $782 in 1999.

(3) Nonaccrual loans are included in loan totals and do not have a material impact on the analysis presented.

(4) Average balance is computed using the carrying value of securities. The average yield has been computed using the historical amortized cost average balance for available-for-sale securities.

(5) Interest income is reported on a historical basis without tax-equivalent adjustment.


--------------------------------------------------------------------------------

          DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY,
              INTEREST RATES AND INTEREST DIFFERENTIAL (CONTINUED)

The following table sets forth, for the years ended December 31, 2001, 2000 and 1999, the distribution of liabilities and shareholders' equity, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Dollars in thousands):



                                                 2001                              2000                              1999
                                   --------------------------------  ------------------------------  -------------------------------
Liabilities and                      Average                Yield/     Average              Yield/     Average                Yield/
Shareholders' Equity                 balance     Interest    rate      balance   Interest    rate      balance    Interest    rate
--------------------                --------     --------   ------    --------   --------   ------    --------    --------   -------

Interest-bearing liabilities:
  Savings and interest-
    bearing demand
    accounts                        $162,771     $  4,189     2.57%   $167,928   $  4,394     2.62%   $164,246    $  3,868     2.36%
  Certificates of deposit            204,566        9,668     4.73     188,723      9,801     5.19     206,296      10,329     5.01
  Federal Home Loan
    Bank advances                      1,127           66     5.86       1,701         96     5.64       4,348         254     5.84
  Securities sold under
    repurchase agreements             13,078          395     3.02       8,668        389     4.49      15,044         625     4.15
  Federal funds purchased              4,493          141     3.14      12,666        808     6.38
  Note payable                        13,655          962     7.05       2,523        209     8.28
  U.S. Treasury demand
    notes payable                        968           32     3.31         983         59     6.00       1,133          54     4.77
                                    --------     --------             --------   --------             --------    --------
    Total interest-
      bearing liabilities            400,658       15,453     3.86     383,192     15,756     4.11     391,067      15,130     3.87
                                    --------     --------             --------   --------             --------    --------

Noninterest-bearing liabilities:
  Demand deposits                     45,048                            44,270                          39,123
  Other liabilities                    3,710                             2,349                           4,705
                                    --------                          --------                        --------
                                      48,758                            46,619                          43,828
Shareholders' equity                  49,693                            47,062                          52,347
                                    --------                          --------                        --------
    Total                           $499,109                          $476,874                        $487,242
                                    ========                          ========                        ========

Net interest income                              $ 19,895                        $ 18,434                         $ 17,937
                                                 ========                        ========                         ========
Net yield on interest-
  earning assets                                              4.28%                           4.09%                            3.89%
                                                              ====                            ====                             ====



--------------------------------------------------------------------------------

                 CHANGES IN INTEREST INCOME AND INTEREST EXPENSE
              RESULTING FROM CHANGES IN VOLUME AND CHANGES IN RATE


The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rate.



                                     2001 compared to 2000             2000 compared to 1999
                                      Increase (decrease)               Increase (decrease)
                                           due to (1)                        due to (1)
                                 -----------------------------    -----------------------------
                                 Volume      Rate        Net      Volume       Rate       Net
                                 -------    -------    -------    -------    -------    -------
                                                      (Dollars in thousands)
Interest income:
     Loans                       $ 2,715    $  (452)   $ 2,263    $ 2,528    $   709    $ 3,237
     Taxable securities           (1,064)        57     (1,007)    (1,300)         7     (1,293)
     Nontaxable securities          (151)      (265)      (416)      (152)       (36)      (188)
     Federal funds sold              322         (3)       319       (657)        71       (586)
     Interest-bearing deposits
       in other banks                 23        (24)        (1)      (113)        66        (47)
                                 -------    -------    -------    -------    -------    -------

         Total interest-
           earning assets        $ 1,845    $  (687)   $ 1,158    $   306    $   817    $ 1,123
                                 =======    =======    =======    =======    =======    =======

Interest expense:
     Savings and interest-
       bearing demand
       accounts                  $  (133)   $   (72)   $  (205)   $    88    $   438    $   526
     Certificates of deposit         787       (920)      (133)      (903)       375       (528)
     Federal Home Loan
       Bank borrowings               (33)         3        (30)      (150)        (8)      (158)
     Securities sold under
       repurchase agreements         159       (153)         6       (283)        47       (236)
     Federal funds purchased        (373)      (294)      (667)       808         --        808
     Note payable                    789        (36)       753        209         --        209
     U.S. Treasury demand
       notes payable                  (1)       (26)       (27)        (8)        13          5
                                 -------    -------    -------    -------    -------    -------

         Total interest-
           bearing liabilities   $ 1,195    $(1,498)   $  (303)   $  (239)   $   865    $   626
                                 =======    =======    =======    =======    =======    =======

         Net interest income     $   650    $   811    $ 1,461    $   545    $   (48)   $   497
                                 =======    =======    =======    =======    =======    =======


(1) The change in interest income and interest expense due to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.


--------------------------------------------------------------------------------

LIQUIDITY AND CAPITAL RESOURCES

The Banks maintain a conservative liquidity position evidenced by approximately $113,587, or 23.3% of total assets in securities available for sale. The Consolidated Statements of Cash Flows contained in the consolidated financial statements detail the Corporation's cash flows from operating activities resulting from net earnings.

Cash from operations for 2001 was $4,580. This includes net income of $5,293 plus net adjustments of $(713) to reconcile net earnings to net cash provided by operations. Cash from investing activities was $6,177 in 2001 that includes security purchases and increases in federal funds partially offset by maturities, prepayments and sales of securities and a decrease in loans. Cash from financing activities in 2001 totaled $(7,265). This includes the increase in deposits, repayments of FHLB borrowings, the payments of dividends and a decrease in other borrowings. Cash from operating and investing activities was more than cash used by financing activities by $3,492, which resulted in an increase in cash and cash equivalents to $19,227.

Future loan demand of the Banks can be funded by increases in deposit accounts, proceeds from payments on existing loans, the maturity of securities and the sale of securities classified as available for sale. Additional sources of funds may also come from borrowing in the federal funds market and/or borrowing from the Federal Home Loan Bank. Future loan demand of Mr. Money can be funded by proceeds from payments on existing loans, sales of existing loans on the secondary market as well as borrowings from affiliates or other institutions. On a separate entity basis, the Corporation's primary source of funds is dividends paid primarily by the subsidiary Banks. The ability of the Banks to pay dividends is subject to limitations under various laws and regulations, and to prudent and sound banking principles. Generally, subject to applicable minimum capital requirements, the Banks may declare a dividend without the approval of the State of Ohio Department of Commerce, Division of Financial Institutions, provided the total dividends in a calendar year do not exceed the total of its profits for that year combined with its retained profits for the two preceding years. In 2001, Citizens paid dividends of $5,760 to the Corporation. Also in 2001, Farmers paid a special $2,250 dividend to the Corporation with the approval of the State of Ohio Department of Commerce, Division of Financial Institutions. Also in 2001, Castalia paid a special $890 dividend to the Corporation. This dividend was paid with the approval of the State of Ohio Division of Financial Institutions and the Federal Reserve Bank. The purpose of these dividends was to accumulate cash at the Corporation to be used for general corporate purposes including the possible repurchase of its common stock. The amount of unrestricted dividends available to be paid by the Banks to the Corporation was approximately $667 at December 31, 2001. Management believes the future earnings of the Banks will be sufficient to support anticipated asset growth at the Banks and provide funds to the Corporation to continue dividends at their current level.

CAPITAL ADEQUACY

The Corporation's policy is, and always has been, to maintain its capital levels above the minimum regulatory standards. Under the regulatory capital standards, total capital has been defined as tier I (core) capital and tier II (supplementary) capital. The Corporation's tier I capital includes shareholders' equity (net of unrealized security gains) and tier II capital includes the allowance for possible loan losses. The definition of risk-adjusted assets has also been modified to include items both on and off the balance sheet. Each item is then assigned a risk weight or risk adjustment factor to determine ratios of capital to risk adjusted assets. The standards require that total capital (tier I plus tier II) be a minimum of 8% of risk-adjusted assets, with at least 4% being in tier I capital. The Corporation's ratios as of December 31, 2001 and 2000 were 16.0% and 15.3% respectively for total capital, and 14.7% and 14.1% respectively for tier I capital.


--------------------------------------------------------------------------------

Additionally, the Federal Reserve Board has adopted minimum leverage-capital ratios. These standards were established to supplement the previously issued risk based capital standards. The leverage ratio standards use the existing tier I capital definition but the ratio is applied to average total assets instead of risk-adjusted assets. The standards require that tier I capital be a minimum of 4% of total average assets for high rated entities such as the Corporation. The Corporation's leverage ratio was 9.1% and 9.3% at December 31, 2001 and 2000.

EFFECTS OF INFLATION

The Corporation's balance sheet is typical of financial institutions and reflects a net positive monetary position whereby monetary assets exceed monetary liabilities. Monetary assets and liabilities are those which can be converted to a fixed number of dollars and include cash assets, securities, loans, money market instruments, deposits and borrowed funds.

During periods of inflation, a net positive monetary position may result in an overall decline in purchasing power of an entity. No clear evidence exists of a relationship between the purchasing power of an entity's net positive monetary position and its future earnings. Moreover, the Corporation's ability to preserve the purchasing power of its net positive monetary position will be partly influenced by the effectiveness of its asset/liability management program. Management does not believe that the effect of inflation on its nonmonetary assets (primarily bank premises and equipment) is material as such assets are not held for resale and significant disposals are not anticipated.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Corporation disclosed the estimated fair value of its financial instruments at December 31, 2001 and 2000 in Note 15 to the consolidated financial statements. The fair value of the Corporation's financial instruments generally increased relative to their carrying values in 2001 as a result of a decrease in the general level of longer-term interest rates. The fair value of loans at December 31, 2001 was 102.9% of the carrying value compared to 98.7% at December 31, 2000. The fair value of deposits at December 31, 2001 was 101.2% of the carrying value, compared to 101.5% at December 31, 2000.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Corporation's primary market risk exposure is interest-rate risk and, to a lesser extent, liquidity risk. All of the Corporation's transactions are denominated in U.S. dollars with no specific foreign exchange exposure.

Interest-rate risk (IRR) is the exposure of a banking organization's financial condition to adverse movements in interest rates. Accepting this risk can be an important source of profitability and shareholder value. However, excessive levels of IRR can pose a significant threat to the Corporation's earnings and capital base. Accordingly, effective risk management that maintains IRR at prudent levels is essential to the Corporation's safety and soundness.

Evaluating a financial institution's exposure to changes in interest rates includes assessing both the adequacy of the management process used to control IRR and the organization's quantitative level of exposure. When assessing the IRR management process, the Corporation seeks to ensure that appropriate policies, procedures, management information systems and internal controls are in place to maintain IRR at prudent levels with consistency and continuity. Evaluating the quantitative level of IRR exposure requires the Corporation to assess the existing and potential future effects of changes in interest rates on its consolidated financial condition, including capital adequacy, earnings, liquidity and, where appropriate, asset quality.


--------------------------------------------------------------------------------

The Federal Reserve Board, together with the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, adopted a Joint Agency Policy Statement on interest-rate risk, effective June 26, 1996. The policy statement provides guidance to examiners and bankers on sound practices for managing interest-rate risk, which will form the basis for ongoing evaluation of the adequacy of interest-rate risk management at supervised institutions. The policy statement also outlines fundamental elements of sound management that have been identified in prior Federal Reserve guidance and discusses the importance of these elements in the context of managing interest-rate risk. Specifically, the guidance emphasizes the need for active board of director and senior management oversight and a comprehensive risk-management process that effectively identifies, measures, and controls interest-rate risk. Financial institutions derive their income primarily from the excess of interest collected over interest paid. The rates of interest an institution earns on its assets and owes on its liabilities generally are established contractually for a period of time. Since market interest rates change over time, an institution is exposed to lower profit margins (or losses) if it cannot adapt to interest-rate changes. For example, assume that an institution's assets carry intermediate- or long-term fixed rates and that those assets were funded with short-term liabilities. If market interest rates rise by the time the short-term liabilities must be refinanced, the increase in the institution's interest expense on its liabilities may not be sufficiently offset if assets continue to earn at the long-term fixed rates. Accordingly, an institution's profits could decrease on existing assets because the institution will have either lower net interest income or, possibly, net interest expense. Similar risks exist when assets are subject to contractual interest-rate ceilings, or rate sensitive assets are funded by longer-term, fixed-rate liabilities in a decreasing-rate environment.

Several techniques may be used by an institution to minimize interest-rate risk. One approach used by the Corporation is to periodically analyze its assets and liabilities and make future financing and investment decisions based on payment streams, interest rates, contractual maturities, and estimated sensitivity to actual or potential changes in market interest rates. Such activities fall under the broad definition of asset/liability management. The Corporation's primary asset/liability management technique is the measurement of the Corporation's asset/liability gap, that is, the difference between the cash flow amounts of interest sensitive assets and liabilities that will be refinanced (or repriced) during a given period. For example, if the asset amount to be repriced exceeds the corresponding liability amount for a certain day, month, year, or longer period, the institution is in an asset sensitive gap position. In this situation, net interest income would increase if market interest rates rose or decrease if market interest rates fell. If, alternatively, more liabilities than assets will reprice, the institution is in a liability sensitive position. Accordingly, net interest income would decline when rates rose and increase when rates fell. Also, these examples assume that interest rate changes for assets and liabilities are of the same magnitude, whereas actual interest rate changes generally differ in magnitude for assets and liabilities.

Several ways an institution can manage interest-rate risk include selling existing assets or repaying certain liabilities; matching repricing periods for new assets and liabilities, for example, by shortening terms of new loans or securities; and hedging existing assets, liabilities, or anticipated transactions. An institution might also invest in more complex financial instruments intended to hedge or otherwise change interest-rate risk. Interest rate swaps, futures contracts, options on futures, and other such derivative financial instruments often are used for this purpose. Because these instruments are sensitive to interest rate changes, they require management expertise to be effective. Financial institutions are also subject to prepayment risk in falling rate environments. For example, mortgage loans and other financial assets may be prepaid by a debtor so that the debtor may refund its obligations at new, lower rates. The Corporation has not purchased derivative financial instruments in the past and does not intend to purchase such instruments in the near future. Prepayments of assets carrying higher rates reduce the Corporation's interest income and overall asset yields. A large portion of an institution's liabilities may be short term or due on demand, while most of its assets may be invested in long term loans or securities. Accordingly, the Corporation seeks to have in place sources of cash to meet short-term demands. These funds can be obtained by increasing deposits, borrowing, or selling assets. Also, FHLB advances and wholesale borrowings may also be used as important sources of liquidity for the Corporation.


--------------------------------------------------------------------------------

The following table provides information about the Corporation's financial instruments that are sensitive to changes in interest rates as of December 31, 2001 and 2000, based on certain prepayment and account decay assumptions that management believes are reasonable. The Corporation had no derivative financial instruments or trading portfolio as of December 31, 2001 or 2000. Expected maturity date values for interest-bearing core deposits were calculated based on estimates of the period over which the deposits would be outstanding. From a risk management perspective, the Corporation believes that repricing dates for adjustable-rate instruments, as opposed to expected maturity dates, may be a more relevant measure in analyzing the value of such instruments. The Corporation's borrowings were tabulated by contractual maturity dates and without regard to any conversion or repricing dates.

   -----------------------------------------------------------------------
                   NET PORTFOLIO VALUE - DECEMBER 31, 2001

   CHANGE IN RATES          $ AMOUNT           $ CHANGE          % CHANGE
                            --------           --------          --------

      +200 bp               $ 42,491           $ (9,621)            (18)%
      +100 bp                 47,743             (4,369)             (8)%
      Base                    52,112                  -               -
      -100 bp                 56,594              4,482               9%
      -200 bp                 60,239              8,127              16%


   -----------------------------------------------------------------------
                   NET PORTFOLIO VALUE - DECEMBER 31, 2000

   CHANGE IN RATES          $ AMOUNT           $ CHANGE          % CHANGE
                            --------           --------          --------

      +200 bp               $ 31,947           $(10,915)            (25)%
      +100 bp                 37,235             (5,627)            (13)%
      Base                    42,862                  -               -
      -100 bp                 48,523              5,661              13%
      -200 bp                 53,550             10,668              25%


The reduction in the relative change in net portfolio value from 2000 to 2001, given the assumed immediate change in interest rates is primarily a result of two factors. First, the reduction in long-term interest rates during 2001 served to increase the base level of net portfolio value due to the corresponding increase in the fair value of loans and investments. In addition, the majority of new loans originated in 2001 have interest rate adjustment features, which lessens the impact of future rate changes.


--------------------------------------------------------------------------------

                              [LOGO: CROW CHIZEK]


                         REPORT OF INDEPENDENT AUDITORS



Shareholders and Board of Directors
First Citizens Banc Corp
Sandusky, Ohio


We have audited the accompanying consolidated balance sheets of First Citizens Banc Corp as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Citizens Banc Corp as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.




                                          /s/ Crowe, Chizek and Company LLP

                                              Crowe, Chizek and Company LLP


Columbus, Ohio
February 1, 2002


--------------------------------------------------------------------------------


                            FIRST CITIZENS BANC CORP
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2001 and 2000
                        (In thousands, except share data)

--------------------------------------------------------------------------------


                                                               2001         2000
                                                            ---------    ---------
ASSETS
Cash and due from financial institutions                    $  19,227    $  15,735
Federal funds sold                                              6,025         --
Interest-bearing deposits                                        --             51
Securities available for sale                                 113,587      115,514
Securities held to maturity (Estimated fair values of
  $143 in 2001 and $278 in 2000)                                  139          278
Loans held for sale                                             2,307          571
Loans, net                                                    331,347      341,982
Premises and equipment, net                                     7,003        7,221
Accrued interest receivable                                     3,883        4,063
Intangible assets                                               1,543        1,869
Other assets                                                    2,610        1,975
                                                            ---------    ---------

         Total assets                                       $ 487,671    $ 489,259
                                                            =========    =========


LIABILITIES
Deposits
     Noninterest-bearing                                    $  44,612    $  42,306
     Interest-bearing                                         365,566      349,662
                                                            ---------    ---------
         Total deposits                                       410,178      391,968
Federal Home Loan Bank advances                                   811        1,400
Securities sold under repurchase agreements                    10,311       12,946
U.S. Treasury interest-bearing demand note payable                720        1,207
Federal funds purchased                                          --         20,000
Note payable                                                   14,000       10,600
Accrued expenses and other liabilities                          2,924        3,213
                                                            ---------    ---------
     Total liabilities                                        438,944      441,334
                                                            ---------    ---------


SHAREHOLDERS' EQUITY
Common stock, no par value, 10,000,000 shares authorized,
  4,263,401 shares issued                                      23,258       23,258
Retained earnings                                              28,844       28,614
Treasury stock, 180,782 and 175,782 shares at cost             (4,919)      (4,818)
Accumulated other comprehensive income                          1,544          871
                                                            ---------    ---------
     Total shareholders' equity                                48,727       47,925
                                                            ---------    ---------

         Total liabilities and shareholders' equity         $ 487,671    $ 489,259
                                                            =========    =========


--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.


                            FIRST CITIZENS BANC CORP
                        CONSOLIDATED STATEMENTS OF INCOME
                  Years ended December 31, 2001, 2000 and 1999
                      (In thousands, except per share data)

--------------------------------------------------------------------------------


                                             2001       2000        1999
                                           --------   --------    --------
Interest and dividend income
    Loans, including fees                  $ 28,908   $ 26,645    $ 23,408
    Taxable securities                        4,345      5,352       6,645
    Tax-exempt securities                     1,702      2,118       2,306
    Federal funds sold                          360         41         627
    Other                                        33         34          81
                                           --------   --------    --------
                                             35,348     34,190      33,067
Interest expense
    Deposits                                 13,857     14,195      14,197
    Federal Home Loan Bank advances              66         96         254
    Other                                     1,530      1,465         679
                                           --------   --------    --------
                                             15,453     15,756      15,130
                                           --------   --------    --------

Net interest income                          19,895     18,434      17,937

Provision for loan losses                     1,803        807         266
                                           --------   --------    --------

Net interest income after provision for
  loan losses                                18,092     17,627      17,671
                                           --------   --------    --------

Noninterest income
    Computer center item processing fees      1,173      1,124       1,216
    Service charges                           1,799      1,776       1,053
    Net gains on sale of securities             863      1,080       1,602
    Net gains (loss) on sale of loans           438        (31)        197
    Other                                     1,844      1,714       1,461
                                           --------   --------    --------
                                              6,117      5,663       5,529

Noninterest expense
    Salaries, wages and benefits              7,763      7,110       6,908
    Net occupancy expense                       882        847         754
    Equipment expense                         1,110      1,104         865
    State franchise tax                         759        552         587
    Professional services                       719        600         896
    Amortization of intangible assets           326        329         336
    Contracted data processing                  736        710         465
    Other operating expenses                  4,638      4,214       3,960
                                           --------   --------    --------
                                             16,933     15,466      14,771
                                           --------   --------    --------

Income before income taxes                    7,276      7,824       8,429
Income tax expense                            1,983      2,132       2,366
                                           --------   --------    --------

Net income                                 $  5,293   $  5,692    $  6,063
                                           ========   ========    ========

Earnings per common share                  $   1.30   $   1.39    $   1.43
                                           ========   ========    ========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                            FIRST CITIZENS BANC CORP
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  Years ended December 31, 2001, 2000 and 1999
                 (In thousands, except share and per share data)

--------------------------------------------------------------------------------


                                                                                                       Accumulated
                                                                                                          Other           Total
                                                   Common Stock            Retained       Treasury     Comprehensive   Shareholders'
                                              Shares         Amount        Earnings        Stock          Income          Equity
                                            ----------     ----------     ----------     ----------    -------------   ------------

Balance, January 1, 1999                     4,263,401     $   23,258     $   26,811     $     --       $    3,672     $   53,741

Comprehensive income:
     Net income                                                                6,063                                        6,063
     Change in unrealized gain
       (loss) on securities available
       for sale, net of reclassification
       and tax effects                                                                                      (3,868)        (3,868)
                                                                                                                       ----------
     Total comprehensive income                                                                                             2,195

Cash dividends ($1.15 per share)                                              (4,864)                                      (4,864)

Purchase of treasury stock                    (100,586)                                      (2,877)                       (2,877)
                                            ----------     ----------     ----------     ----------     ----------     ----------

Balance, December 31, 1999                   4,162,815         23,258         28,010         (2,877)          (196)        48,195

Comprehensive income:
     Net income                                                                5,692                                        5,692
     Change in unrealized gain
       (loss) on securities available
       for sale, net of reclassification
       and tax effects                                                                                       1,067          1,067
                                                                                                                       ----------
     Total comprehensive income                                                                                             6,759

Cash dividends ($1.24 per share)                                              (5,088)                                      (5,088)

Purchase of treasury stock                     (75,196)                                      (1,941)                       (1,941)
                                            ----------     ----------     ----------     ----------     ----------     ----------

Balance, December 31, 2000                   4,087,619         23,258         28,614         (4,818)           871         47,925



--------------------------------------------------------------------------------
                                   (Continued)

                            FIRST CITIZENS BANC CORP
     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Continued)
                  Years ended December 31, 2001, 2000 and 1999
                 (In thousands, except share and per share data)

--------------------------------------------------------------------------------


                                                                                                       Accumulated
                                                                                                          Other          Total
                                                   Common Stock            Retained       Treasury    Comprehensive    Shareholders'
                                              Shares         Amount        Earnings        Stock          Income          Equity
                                            ----------     ----------     ----------     ----------   -------------   --------------


Balance, December 31, 2000                   4,087,619     $   23,258     $   28,614     $   (4,818)    $      871    $   47,925

Comprehensive income:
     Net income                                                                5,293                                       5,293
     Change in unrealized gain
       (loss) on securities available
       for sale, net of reclassification
       and tax effects                                                                                         673           673
                                                                                                                      ----------
     Total comprehensive income                                                                                            5,966

Cash dividends ($1.24 per share)                                              (5,063)                                     (5,063)

Purchase of treasury stock                      (5,000)                                        (101)                        (101)
                                            ----------     ----------     ----------     ----------     ----------    ----------

Balance, December 31, 2001                   4,082,619     $   23,258     $   28,844     $   (4,919)    $    1,544    $   48,727
                                            ==========     ==========     ==========     ==========     ==========    ==========


--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                            FIRST CITIZENS BANC CORP
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2001, 2000 and 1999

--------------------------------------------------------------------------------


                                                          2001         2000         1999
                                                        --------     --------     --------
Cash flows from operating activities
    Net income                                          $  5,293     $  5,692     $  6,063
    Adjustments to reconcile net income to net cash
      from operating activities
       Security amortization, net of accretion               457          372          645
       Depreciation                                          851          975          889
       Amortization of intangible assets                     326          329          336
       Net realized (gain) on sales of securities           (863)      (1,080)      (1,602)
       FHLB stock dividends                                 (351)        (317)        (287)
       Provision for loan losses                           1,803          807          266
       Loans originated for sale                         (15,420)      (2,392)     (10,041)
       Proceeds from sale of loans                        13,412        1,869       10,167
       (Gain) loss on sale of loans                         (438)          31         (197)
       Deferred income taxes                                 (38)          90         (395)
       Change in
          Net deferred loan fees                            (109)         (21)        (163)
          Accrued interest receivable                        180         (383)          37
          Other assets                                      (273)        (169)       2,605
          Accrued interest, taxes and other expenses        (250)         233         (981)
                                                        --------     --------     --------
       Net cash from operating activities                  4,580        6,036        7,342

Cash flows from investing activities
    Securities available for sale
       Maturities, prepayments and calls                  37,097       31,100       34,044
       Purchases                                         (34,845)      (4,336)     (24,509)
       Sales                                               1,452       10,619        7,547
    Securities held to maturity
       Maturities, prepayments and calls                     139          128          403
    Loan originations, net of loan payments                8,941      (48,841)      (5,767)
    Loans purchased                                           --       (7,364)          --
    Proceeds from the sale of assets                          --           --           26
    Property and equipment expenditures                     (633)        (738)      (1,423)
    Change in federal funds sold                          (6,025)       4,600       15,350
    Maturity of interest bearing deposit                      51           --          197
                                                        --------     --------     --------
       Net cash from investing activities                  6,177      (14,832)      25,868



--------------------------------------------------------------------------------
                                   (Continued)

                            FIRST CITIZENS BANC CORP
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                  Years ended December 31, 2001, 2000 and 1999

--------------------------------------------------------------------------------


                                                                2001         2000         1999
                                                              --------     --------     --------
Cash flows from financing activities
    Change in deposits                                          18,210      (11,192)     (14,739)
    Repayment of Federal Home Loan Bank borrowings                (589)        (559)     (11,275)
    Change in securities sold under repurchase agreements       (2,635)         (29)      (3,394)
    Change in U.S. Treasury interest-bearing notes payable        (487)      (1,859)       2,094
    Change in note payable                                       3,400       10,600           --
    Change in federal funds purchased                          (20,000)      20,000           --
    Cash dividends paid                                         (5,063)      (5,088)      (4,864)
    Purchase of treasury stock                                    (101)      (1,941)      (2,877)
                                                              --------     --------     --------
       Net cash from financing activities                       (7,265)       9,932      (35,055)
                                                              --------     --------     --------

Net change in cash and cash equivalents                          3,492        1,136       (1,845)
Cash and cash equivalents at beginning of year                  15,735       14,599       16,444
                                                              --------     --------     --------

Cash and cash equivalents at end of year                      $ 19,227     $ 15,735     $ 14,599
                                                              ========     ========     ========

Supplemental cash flow information:
    Interest paid                                             $ 15,651     $ 16,207     $ 15,505
    Income taxes paid                                            1,913        1,605        2,718

Supplemental non-cash disclosures:
    Transfer of loans held for sale to portfolio              $     --     $  2,138     $     --



--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999
                    (Amounts in thousands, except share data)

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the accounting policies adopted by First Citizens Banc Corp, which have a significant effect on the financial statements.

CONSOLIDATION POLICY: The consolidated financial statements include the accounts of First Citizens Banc Corp (FCBC) and its wholly-owned subsidiaries, The Citizens Banking Company (Citizens), The Farmers State Bank (Farmers), The Castalia Banking Company (Castalia), SCC Resources, Inc. (SCC), R. A. Reynolds Appraisal Service, Inc. (Reynolds), Mr. Money Finance Company (Mr. Money), First Citizens Title Insurance Agency, and First Citizens Insurance Agency, together referred to as the Corporation. Intercompany balances and transactions are eliminated in consolidation.

NATURE OF OPERATIONS: The Corporation provides financial services through its offices in the Ohio counties of Erie, Huron, Crawford, Marion, Ottawa, Richland and Union. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Other financial instruments that potentially represent concentrations of credit risk include deposit accounts in other financial institutions. In 2001, SCC provided item processing for 10 financial institutions in addition to the three subsidiary banks. SCC accounted for less than 3.0% of the Corporation's total revenues. Reynolds provides real estate appraisal services for lending purposes to the subsidiary banks and other financial institutions. Reynolds accounts for less than 1.0% of total Corporation revenues. Mr. Money, which began operations in 2000 provides consumer finance and real estate loans that the Banks would not normally provide to B and C credits at a rate commensurate with the risk and accounted for approximately 5.0% of the Corporation's total revenue. In September 2000 the Corporation formed two new affiliates; First Citizens Title Insurance Agency Inc. and First Citizens Insurance Agency Inc. First Citizens Title Insurance Agency has been formed to provide customers with a seamless mortgage product with improved service. First Citizens Insurance Agency Inc. was formed to allow the Corporation to participate in commission revenue generated through its third party insurance agreement. Insurance commission revenue is less than 1% of total revenue for the period ended December 31, 2001.

USE OF ESTIMATES: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments, and status of contingencies are particularly subject to change.

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


--------------------------------------------------------------------------------

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999
                    (Amounts in thousands, except share data)

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both accelerated and straight-line methods over the estimated useful life of the asset.

OTHER REAL ESTATE: Other real estate acquired through or instead of loan foreclosure is initially recorded at fair value when acquired, establishing a new cost basis. Any reduction from carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair value is recognized in a valuation allowance by a charge to income. Other real estate owned included in other assets totaled approximately $145 at December 31, 2001 and $89 at December 31, 2000.

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


--------------------------------------------------------------------------------

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999
                    (Amounts in thousands, except share data)

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance.

INTANGIBLE ASSETS: Amounts, as reported on the consolidated balance sheets, represent goodwill that arose from the purchase of Castalia in 1990 and core deposit intangibles that arose from the purchase of two branch offices and assumption of related deposits in 1997. Goodwill is being amortized on the straight-line method over 15 years and core deposit intangibles are being amortized on the straight-line method over 12 years. At December 31, 2001, the remaining balances of goodwill and core deposit intangibles totaled $672 and $871. At December 31, 2000, the remaining balances of goodwill and core deposit intangibles totaled $873 and $996.

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

STOCK OPTIONS: A plan was approved by shareholders on April 18, 2000 that reserves 225,000 shares for granting options. As of December 31, 2001 no options had been granted.


--------------------------------------------------------------------------------

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999
                    (Amounts in thousands, except share data)

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FINANCIAL INSTRUMENTS: Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer-financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

COMPREHENSIVE INCOME: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as a separate component of shareholders' equity.

NEW ACCOUNTING PRONOUNCEMENTS: A new accounting standard requires all business combinations to be recorded using the purchase method of accounting for any transaction initiated after June 30, 2001. Under the purchase method, all identifiable tangible and intangible assets and liabilities of the acquired company must be recorded at fair value at date of acquisition, and the excess of cost over fair value of net assets acquired is recorded as goodwill. Identifiable intangible assets must be separated from goodwill. Identifiable intangible assets with finite useful lives will be amortized under the new standard, whereas goodwill, both amounts previously recorded and future amounts purchased, will cease being amortized starting 2002. Annual impairment testing will be required for goodwill with impairment being recorded if the carrying amount of goodwill exceeds its implied fair value. Adoption of this standard on January 1, 2002 will result in lower amortization expense of $202.

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


--------------------------------------------------------------------------------

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999
                    (Amounts in thousands, except share data)

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

EARNINGS PER COMMON SHARE: Basic earnings per share are computed based on the weighted average number of common shares outstanding during the period. Basic weighted average common shares outstanding totaled 4,082,879 in 2001, 4,107,269 in 2000 and 4,242,546 in 1999. The Corporation has no potentially dilutive common shares.

operating segments: While the Corporation's chief decision-makers monitor the revenue streams of the various Corporation products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Corporation-wide basis. Accordingly, all of the Corporation's financial service operations are considered by management to be aggregated in one reportable operating segment.

financial statement presentation: Certain items in the 2000 and 1999 financial statements have been reclassified to correspond with the 2001 presentation.


--------------------------------------------------------------------------------

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999
                    (Amounts in thousands, except share data)

--------------------------------------------------------------------------------


NOTE 2 - SECURITIES

Year-end securities are as follows.


                                                                     2 0 0 1
                                              -----------------------       ----------------------
                                                             Gross          Gross
                                              Amortized    Unrealized     Unrealized       Fair
                                                 Cost        Gains          Losses        Value
                                              ---------    ----------     ----------     --------
AVAILABLE FOR SALE
U.S. Treasury securities and obligations
  of U.S. government agencies                 $ 54,106      $  1,263      $     (7)      $ 55,362
Corporate bonds                                  4,567            59            (8)         4,618
Obligations of state and political
  subdivisions                                  37,627           931            (7)        38,551
Other securities, including mortgage-
  backed and equity securities                  14,948           122           (14)        15,056
                                              --------      --------      --------       --------

     Total securities available for sale      $111,248      $  2,375      $    (36)      $113,587
                                              ========      ========      ========       ========

HELD TO MATURITY
Obligations of state and political
  subdivisions                                $     78      $      2      $     --       $     80
Other securities, including mortgage-
  backed securities                                 61             2            --             63
                                              --------      --------      --------       --------

     Total securities held to maturity        $    139      $      4      $     --       $    143
                                              ========      ========      ========       ========


                                                                     2 0 0 0
                                              -----------------------       ----------------------
                                                             Gross          Gross
                                              Amortized    Unrealized     Unrealized       Fair
                                                 Cost        Gains          Losses        Value
                                              ---------    ----------     ----------     --------
AVAILABLE FOR SALE
U.S. Treasury securities and obligations
  of U.S. government agencies                 $ 47,834      $    325      $   (130)      $ 48,029
Corporate bonds                                  5,630             9          (226)         5,413
Obligations of state and political
  subdivisions                                  43,500           516           (97)        43,919
Other securities, including mortgage-
  backed and equity securities                  17,230         1,024          (101)        18,153
                                              --------      --------      --------       --------

     Total securities available for sale      $114,194      $  1,874      $   (554)      $115,514
                                              ========      ========      ========       ========

HELD TO MATURITY
Obligations of state and political
  subdivisions                                $    155      $      1      $     --       $    156
Other securities, including mortgage-
  backed securities                                123            --            (1)           122
                                              --------      --------      --------       --------

     Total securities held to maturity        $    278      $      1      $     (1)      $    278
                                              ========      ========      ========       ========



--------------------------------------------------------------------------------

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999
                    (Amounts in thousands, except share data)

--------------------------------------------------------------------------------


NOTE 2 - SECURITIES (Continued)

The contractual maturities of securities at year-end 2001 were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities and equity securities, are shown separately.


                                   Held to maturity           Available for sale
                                  -----------------           ------------------
                                Amortized       Fair        Amortized       Fair
                                  Cost          Value         Cost          Value
                                ---------     --------      ---------     --------

Due in one year or less         $     78      $     80      $ 40,052      $ 40,526
Due from one to five years            --            --        49,581        51,209
Due from five to ten years            --            --         6,667         6,796
Due after ten years                   --            --            --            --
Mortgage-backed                       61            63         9,135         9,243
Equity securities                     --            --         5,813         5,813
                                --------      --------      --------      --------

      Total                     $    139      $    143      $111,248      $113,587
                                ========      ========      ========      ========


During 1995, management concluded that one of its investments, Tower Healthcare Receivables Corp., had no market value. Therefore, the Corporation eliminated the remaining carrying value of the bonds, which was $226 after cash payments received during 1995. These securities had previously been written down by $700 when Towers Financial Corp. (parent company) filed bankruptcy in 1993. The Corporation received $0, $10 and $10 in recoveries from Tower Financial Corp. in 2001, 2000 and 1999.

Proceeds from sales of securities, gross realized gains and gross realized losses were as follows.


                                                            2001        2000        1999
                                                            ----        ----        ----

Sale proceeds                                              $1,452      $  856      $7,547
Gross realized gains                                          856       1,070       1,586
Gross realized losses                                          --          --           3
Gains from securities called or settled by the issuer           7          --           9


Securities with a carrying value of $71,106 and $58,088 were pledged as of December 31, 2001 and 2000, to secure public deposits and other deposits and liabilities as required or permitted by law.


--------------------------------------------------------------------------------

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999
                    (Amounts in thousands, except share data)

--------------------------------------------------------------------------------


NOTE 3 - LOANS

Loans at year-end were as follows.


                                    2001            2000
                                    ----            ----

Commercial and agricultural      $  26,708       $  26,416
Commercial real estate              70,616          60,546
Residential real estate            204,496         217,344
Real estate construction             9,402           9,684
Consumer                            23,100          29,509
Credit card and other                2,315           2,979
Leases                                 435             590
                                 ---------       ---------
     Total loans                   337,072         347,068
Allowance for loan losses           (4,865)         (4,107)
Net deferred loan fees                (848)           (957)
Unearned interest                      (12)            (22)
                                 ---------       ---------

Net loans                        $ 331,347       $ 341,982
                                 =========       =========

Loans to directors and executive officers, including their immediate families and companies in which they are principal owners during 2001 were as follows.


Balance - January 1, 2001                 $ 7,384
New loans and advances                      2,729
Repayments                                 (2,824)
Effect of changes in related parties         (249)
                                          -------

Balance - December 31, 2001               $ 7,040
                                          =======


NOTE 4 - ALLOWANCE FOR LOAN LOSSES

A summary of the activity in the allowance for loan losses was as follows.


                                 2001          2000           1999
                                 ----          ----           ----

Balance - January 1            $ 4,107       $ 4,274       $ 4,567
Provision for loan losses        1,803           807           266
Loans charged-off               (1,460)       (1,271)         (788)
Recoveries                         415           297           229
                               -------       -------       -------

Balance - December 31          $ 4,865       $ 4,107       $ 4,274
                               =======       =======       =======



--------------------------------------------------------------------------------

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999
                    (Amounts in thousands, except share data)

--------------------------------------------------------------------------------


NOTE 4 - ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired loans were as follows.


                                                    2001        2000
                                                    ----        ----

Year-end loans with no allocated allowance
  for loan losses                                  $   --      $   --
Year-end loans with allocated allowance
  for loan losses                                   3,565       5,152
Amount of allowance for loan losses allocated         648       1,179



                                    2001        2000        1999
                                    ----        ----        ----

Average balance of impaired
  loans during year                $3,107      $4,296      $4,118
Interest income recognized
  during impairment                   184         344         320
Interest income recognized on
  a cash basis                        184         344         320


Nonperforming loans were as follows.


                                                   2001         2000
                                                   ----         ----

Loans past due over 90 days still on accrual      $2,818      $  558
Nonaccrual loans                                   2,413       1,368


Nonperforming loans include some loans that are classified as impaired, and smaller balance homogeneous loans, such as residential mortgage and consumer loans, that are collectively evaluated for impairment.


NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows.


                                         2001           2000
                                         ----           ----

Land and improvements                 $    807       $    807
Buildings and improvements               8,015          7,881
Furniture and equipment                  7,267          6,768
                                      --------       --------
     Total                              16,089         15,456
Accumulated depreciation                (9,086)        (8,235)
                                      --------       --------

     Premises and equipment, net      $  7,003       $  7,221
                                      ========       ========


The Corporation has no material future lease commitments.


--------------------------------------------------------------------------------

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999
                    (Amounts in thousands, except share data)

--------------------------------------------------------------------------------


NOTE 6 - INTEREST-BEARING DEPOSITS

Interest-bearing deposits as of December 31, 2001 and 2000 were as follows.


                                      2001           2000
                                      ----           ----

Demand                              $ 53,798      $ 55,001
Statement and passbook savings       112,680       103,290
Certificates of deposit:
   In excess of $100,000              49,885        33,816
   Other                             128,267       136,167
Individual Retirement Accounts        20,936        21,388
                                    --------      --------

   Total                            $365,566      $349,662
                                    ========      ========


Scheduled maturities of certificates of deposit at December 31, 2001 were as follows.


          2002               $147,275
          2003                 16,062
          2004                 11,162
          2005                  3,310
          2006                    343
                             --------

                Total        $178,152
                             ========



NOTE 7 - FEDERAL HOME LOAN BANK BORROWINGS

The Corporation has fixed-rate mortgage-matched advances from the Federal Home Loan Bank. Mortgage-matched advances are utilized to fund specific fixed-rate loans with certain prepayment of principal permitted without penalty.

At December 31, 2001 and 2000, Federal Home Loan Bank borrowings were as follows.


                                         2001                 2000
                                         ----                 ----

5.80 percent secured note               $  149               $  268
5.60 percent secured note                  395                  690
5.55 percent secured note                  267                  442
                                        ------               ------

                                        $  811               $1,400
                                        ======               ======



--------------------------------------------------------------------------------

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999
                    (Amounts in thousands, except share data)

--------------------------------------------------------------------------------


NOTE 7 - FEDERAL HOME LOAN BANK BORROWINGS (Continued)

The notes outstanding at December 31, 2001 had required annual principal payments as follows.


2002               $628
2003                183
                   ----

                   $811
                   ====


In addition to the borrowing, the Corporation has outstanding letters of credit with the Federal Home Loan Bank totaling $13,300 at year end 2001 used for pledging against public funds. Federal Home Loan Bank borrowings and the letters of credit are collateralized by Federal Home Loan Bank stock and by $19,087 and $2,100 of residential mortgage loans under a blanket lien arrangement at year-end 2001 and 2000. The Corporation has a $33 million cash management advance line of credit with the Federal Home Loan Bank. No advances were outstanding on this line as of December 31, 2001.


NOTE 8 - OTHER BORROWINGS

Information concerning securities sold under agreements to repurchase and treasury tax and loan deposits was as follows.


                                                 2001          2000
                                                 ----          ----

Average balance during the year                $14,046       $ 9,651
Average interest rate during the year             3.04%         4.64%
Maximum month-end balance during the year       17,206        14,153


Securities underlying repurchase agreements at year-end were as follows.


                                    2001         2000
                                    ----         ----

Carrying value of securities      $14,000      $17,743
Fair Value                         14,000       17,743


NOTE 9 - NOTE PAYABLE

FCBC has an unsecured line of credit with Bank One that had a balance of $14,000 and $10,600 at December 31, 2001 and 2000. The line of credit has a maturity date of July 31, 2002 and the interest payments are tied to LIBOR or prime. The maximum amount of the line of credit is $15,000 at December 31, 2001.


--------------------------------------------------------------------------------

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999
                    (Amounts in thousands, except share data)

--------------------------------------------------------------------------------


NOTE 10 - INCOME TAXES

Income tax expense was as follows.


                               2001          2000         1999
                               ----          ----         ----

Current                      $ 2,021       $ 2,042      $ 2,761
Deferred                         (38)           90         (395)
                             -------       -------      -------

     Income tax expense      $ 1,983       $ 2,132      $ 2,366
                             =======       =======      =======


Effective tax rates differ from the statutory federal income tax rate of 34% due to the following.


                                                2001          2000          1999
                                                ----          ----          ----
Income taxes computed at the
  statutory federal tax rate                  $ 2,474       $ 2,660       $ 2,866
Add (subtract) tax effect of
     Nontaxable interest income, net
       of nondeductible interest expense         (503)         (626)         (676)
     Dividends received deduction                  (9)          (14)           (6)
     Amortization of goodwill                      68            68            68
     Nondeductible reorganization costs            --             2            --
     Other                                        (47)           42           114
                                              -------       -------       -------

     Income tax expense                       $ 1,983       $ 2,132       $ 2,366
                                              =======       =======       =======


Tax expense attributable to security gains totaled $294, $367 and $545 in 2001, 2000 and 1999.

Year-end deferred tax assets and liabilities were due to the following.


                                                        2001          2000
                                                        ----          ----

Allowance for loan losses                             $ 1,282       $ 1,024
Deferred loan fees                                        232           268
Other                                                     154           120
                                                      -------       -------
     Deferred tax asset                                 1,668         1,412
                                                      -------       -------

Tax depreciation in excess of book depreciation          (328)         (312)
Discount accretion on securities                          (33)          (24)
Pension costs                                            (118)          (22)
Undistributed equity earnings of computer center         (391)         (396)
Federal Home Loan Bank stock dividends                   (674)         (566)
Unrealized gain on securities available for sale         (795)         (448)
Leases                                                    (10)           (6)
Other                                                     (96)         (106)
                                                      -------       -------
     Deferred tax liability                            (2,445)       (1,880)
                                                      -------       -------

         Net deferred tax asset (liability)           $  (777)      $  (468)
                                                      =======       =======



--------------------------------------------------------------------------------

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999
                    (Amounts in thousands, except share data)

--------------------------------------------------------------------------------


NOTE 11 - RETIREMENT PLANS

The Corporation sponsors a savings and retirement 401(k) plan, which covers all employees who meet certain eligibility requirements and who choose to participate in the plan. The matching contribution to the 401(k) plan was $58, $64 and $68 in 2001, 2000 and 1999.

The Corporation and its subsidiaries also sponsor a pension plan which is a noncontributory defined benefit retirement plan for all employees who have attained the age of 20 1/2, completed six months of service and work 1,000 or more hours per year. Annual payments, subject to the maximum amount deductible for federal income tax purposes, are made to a pension trust fund.

Information about the pension plan was as follows.


                                                            2001          2000
                                                            ----          ----
Change in benefit obligation:
     Beginning benefit obligation                         $ 3,595       $ 3,630
     Service cost                                             238           281
     Interest cost                                            275           270
     Actuarial (gain) loss                                    140          (359)
     Benefits paid                                            (90)         (194)
     Expenses paid                                            (47)          (33)
                                                          -------       -------
     Ending benefit obligation                              4,111         3,595

Change in plan assets, at fair value:
     Beginning plan assets                                  3,901         3,755
     Actual return                                           (246)          248
     Employer contribution                                    384           125
     Benefits paid                                            (90)         (194)
     Expenses paid                                            (47)          (33)
                                                          -------       -------
     Ending plan assets                                     3,902         3,901
                                                          -------       -------

Funded status                                                (209)          306
Unrecognized net actuarial loss                               826            92
Unrecognized prior service cost                                77            90
Unrecognized net transition asset at January 1, 1989
  being recognized over 17 years                             (337)         (416)
                                                          -------       -------

Prepaid benefit cost                                      $   357       $    72
                                                          =======       =======



--------------------------------------------------------------------------------

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999
                    (Amounts in thousands, except share data)

--------------------------------------------------------------------------------


NOTE 11 - RETIREMENT PLANS (Continued)

The components of pension expense and related actuarial assumptions were as follows.


                                              2001         2000         1999
                                              ----         ----         ----

Service cost                                 $ 238        $ 281        $ 284
Interest cost                                  276          270          249
Expected return on plan assets                 293         (215)        (355)
Net amortization and deferral                 (707)        (189)         (21)
                                             -----        -----        -----
     Net                                     $ 100        $ 147        $ 157
                                             =====        =====        =====

Discount rate on benefit obligation           7.28%        7.83%        7.64%
Long-term rate of return on plan assets       9.00         9.00         9.00
Rate of compensation increase                 4.00         4.00         4.00


NOTE 12 - COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET RISK

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.


                                                  2001         2000
                                                  ----         ----
Commitments to extend credit:
    Lines of credit and construction loans      $36,828      $28,170
    Credit cards                                  7,005        4,564
    Letters of credit                               888          339
                                                -------      -------

                                                $44,721      $33,073
                                                =======      =======


Commitments to make loans are generally made for a period of one year or less. Fixed-rate loan commitments totaled $7,277 and had interest rates ranging from 4.75% to 10.00% at December 31, 2001. Fixed-rate loan commitments totaled $6,064 and had interest rates ranging from 5.00% to 12.50% at December 31, 2000. Maturities extend up to 30 years.


--------------------------------------------------------------------------------

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999
                    (Amounts in thousands, except share data)

--------------------------------------------------------------------------------


NOTE 12 - COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET RISK (Continued)

The subsidiary Banks are required to maintain certain daily reserve balances on hand in accordance with Federal Reserve Board requirements. The average reserve balance maintained in accordance with such requirements at December 31, 2001 and 2000 approximated $4,670 and $4,148.


NOTE 13 - CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS

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

The Corporation and the Banks were well capitalized at December 31, 2001 and 2000. No conditions or events have occurred since the last notification from regulators that management believes has changed the Corporation's or the Banks' classification.


--------------------------------------------------------------------------------

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999
                    (Amounts in thousands, except share data)

--------------------------------------------------------------------------------


NOTE 13 - CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS
  (Continued)

At December 31, 2001 and 2000, the Corporation's and the Banks' actual capital levels and minimum required levels were as follows.


                                                                                               To Be Well
                                                                                           Capitalized Under
                                                                     For Capital           Prompt Corrective
                                             Actual               Adequacy Purposes        Action Provisions
                                             ------               -----------------        -----------------
                                     Amount         Ratio      Amount          Ratio     Amount          Ratio
                                     ------         -----      ------          -----     ------          -----
                                                                  (Dollars in Millions)
2001
Total capital to risk-
  weighted assets
   Consolidated                     $    49.5        16.0%    $    24.8         8.0%    $    31.0        10.0%
   Citizens                              24.2        13.0          14.8         8.0          18.6        10.0
   Castalia                               5.5        17.3           2.6         8.0           3.2        10.0
   Farmers                               14.2        17.5           6.5         8.0           8.1        10.0
Tier I (Core) capital to risk-
  weighted assets
   Consolidated                          45.6        14.7          12.4         4.0          18.6         6.0
   Citizens                              21.9        11.8           7.4         4.0          11.1         6.0
   Castalia                               5.1        16.0           1.3         4.0           1.9         6.0
   Farmers                               13.2        16.3           3.2         4.0           4.9         6.0
Tier I (Core) capital to
  average assets
   Consolidated                          45.6         9.1          20.0         4.0          25.0         5.0
   Citizens                              21.9         7.2          12.2         4.0          15.3         5.0
   Castalia                               5.1        10.4           2.0         4.0           2.5         5.0
   Farmers                               13.2         9.8           5.4         4.0           6.7         5.0



--------------------------------------------------------------------------------

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999
                    (Amounts in thousands, except share data)

--------------------------------------------------------------------------------


NOTE 13 - CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS
  (Continued)

                                                                                               To Be Well
                                                                                           Capitalized Under
                                                                     For Capital           Prompt Corrective
                                             Actual               Adequacy Purposes        Action Provisions
                                             ------               -----------------        -----------------
                                     Amount         Ratio      Amount          Ratio     Amount          Ratio
                                     ------         -----      ------          -----     ------          -----
                                                                  (Dollars in Millions)
2000
Total capital to risk-
  weighted assets
   Consolidated                     $    49.2        15.3%    $    25.7         8.0%    $    32.1        10.0%
   Citizens                              25.7        13.6          15.2         8.0          18.9        10.0
   Castalia                               5.5        17.5           2.5         8.0           3.1        10.0
   Farmers                               15.6        19.6           6.4         8.0           8.0        10.0
Tier I (Core) capital to risk-
  weighted assets
   Consolidated                          45.2        14.1          12.8         4.0          19.2         6.0
   Citizens                              23.2        12.3           7.6         4.0          11.4         6.0
   Castalia                               5.1        16.3           1.3         4.0           1.9         6.0
   Farmers                               14.1        17.7           3.2         4.0           4.8         6.0
Tier I (Core) capital to
  average assets
   Consolidated                          45.2         9.3          19.5         4.0          24.4         5.0
   Citizens                              23.2         8.0          11.7         4.0          14.6         5.0
   Castalia                               5.1        10.7           1.9         4.0           2.4         5.0
   Farmers                               14.1        10.4           5.5         4.0           6.8         5.0


FCBC's primary source of funds for paying dividends to its shareholders and for operating expenses is dividends received from the Banks. Payment of dividends by the Banks to FCBC is subject to restrictions by their regulatory agencies. These restrictions generally limit dividends to the current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below minimum regulatory requirements. Under the most restrictive of these requirements, the Corporation estimates that retained earnings available for payment of dividends by the Banks to FCBC approximates $667 and $3,221 at December 31, 2001 and 2000.


--------------------------------------------------------------------------------

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999
                    (Amounts in thousands, except share data)

--------------------------------------------------------------------------------


NOTE 14- PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of FCBC follows.


CONDENSED BALANCE SHEETS                                    2001           2000
                                                            ----           ----

Assets:
     Cash                                                $  3,012       $    737
     Securities available for sale                            456            456
     Investment in bank subsidiaries                       43,289         45,299
     Investment in nonbank subsidiaries                     2,706          1,881
     Note receivable from Mr. Money                        13,500         10,600
     Other assets                                             682            264
                                                         --------       --------

         Total assets                                    $ 63,645       $ 59,237
                                                         ========       ========

Liabilities and Shareholders' Equity:
     Deferred income taxes and other liabilities         $    918       $    712
     Note payable                                          14,000         10,600
     Common stock                                          23,258         23,258
     Retained earnings                                     28,844         28,614
     Treasury Stock                                        (4,919)        (4,818)
     Accumulated other comprehensive income (loss)          1,544            871
                                                         --------       --------

         Total liabilities and shareholders' equity      $ 63,645       $ 59,237
                                                         ========       ========



CONDENSED STATEMENTS OF INCOME                       2001          2000          1999
                                                     ----          ----          ----

Dividends from bank subsidiaries                   $ 8,900       $ 6,060       $ 3,541
Other income                                           797           499            25
Other expense, net                                  (1,115)         (643)         (533)
                                                   -------       -------       -------

Earnings before equity in undistributed
  net earnings of subsidiaries                       8,582         5,916         3,033

(Distributions in excess of earnings of
  subsidiaries) / equity in undistributed net
  earnings of subsidiaries                          (3,289)         (224)        3,030
                                                   -------       -------       -------

     Net income                                    $ 5,293       $ 5,692       $ 6,063
                                                   =======       =======       =======



--------------------------------------------------------------------------------

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999
                    (Amounts in thousands, except share data)

--------------------------------------------------------------------------------


NOTE 14- PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)


CONDENSED STATEMENTS OF CASH FLOWS                             2001           2000           1999
                                                               ----           ----           ----

Operating activities:
     Net income                                             $  5,293       $  5,692       $  6,063
     Adjustment to reconcile net income to net
       cash provided by operating activities:
         Change in other assets and other liabilities         (1,643)          (437)           275
         Distributions in excess of/(equity in
           undistributed) net earnings of subsidiaries         3,289            224         (3,030)
                                                            --------       --------       --------
         Net cash from operating activities                    6,939          5,479          3,308
                                                            --------       --------       --------

Investing activities:
     Purchase of securities                                       --            (67)          (389)
     Change in loan to subsidiary                             (2,900)       (10,600)           300
                                                            --------       --------       --------
         Net cash from investing activities                   (2,900)       (10,667)           (89)
                                                            --------       --------       --------

Financing activities:
     Change in note payable                                    3,400         10,600             --
     Cash paid for treasury stock                               (101)        (1,941)        (2,877)
     Cash dividends paid                                      (5,063)        (5,088)        (4,864)
                                                            --------       --------       --------
         Net cash from financing activities                   (1,764)         3,571         (7,741)
                                                            --------       --------       --------

Net change in cash and cash equivalents                        2,275         (1,617)        (4,522)

Cash and cash equivalents at beginning of year                   737          2,354          6,876
                                                            --------       --------       --------

Cash and cash equivalents at end of year                    $  3,012       $    737       $  2,354
                                                            ========       ========       ========



--------------------------------------------------------------------------------

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999
                    (Amounts in thousands, except share data)

--------------------------------------------------------------------------------


NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair values of financial instruments were as follows.


                                             December 31, 2001              December 31, 2000
                                             -----------------              -----------------
                                          Carrying      Estimated        Carrying       Estimated
                                           Amount       Fair Value        Amount        Fair Value
                                           ------       ----------        ------        ----------
Financial assets:
    Cash and due from banks             $  19,227       $  19,227       $  15,735       $  15,735
    Federal funds sold                      6,025           6,025              --              --
    Interest-bearing deposits                  --              --              51              51
    Securities available for sale         113,587         113,587         115,514         115,514
    Securities held to maturity               139             143             278             278
    Loans held for sale                     2,307           2,307             571             571
    Loans, net of allowance for
      loan losses                         331,347         340,784         341,982         337,491
    Accrued interest receivable             3,883           3,883           4,063           4,063

Financial liabilities:
    Deposits                             (410,178)       (412,421)       (391,968)       (397,765)
    Federal Home Loan Bank
      borrowings                             (811)           (809)         (1,400)         (1,394)
    U.S. Treasury interest-bearing
      demand note payable                    (720)           (720)         (1,207)         (1,207)
    Securities sold under
      repurchase agreements               (10,311)        (10,311)        (12,946)        (12,946)
    Federal funds purchased                    --              --         (20,000)        (20,000)
    Note payable                          (14,000)        (14,000)        (10,600)        (10,600)
    Accrued interest payable                 (885)           (885)         (1,083)         (1,083)


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


--------------------------------------------------------------------------------

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999
                    (Amounts in thousands, except share data)

--------------------------------------------------------------------------------


NOTE 16 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows.


                                                    2001          2000          1999
                                                    ----          ----          ----
Unrealized holding gains and (losses) on
  available for sale securities                   $ 1,882       $ 2,697       $(4,259)
Reclassification adjustments for (gains) and
  losses later recognized in income                  (863)       (1,080)       (1,602)
                                                  -------       -------       -------
Net unrealized gains and losses                     1,019         1,617        (5,861)

Tax effect                                           (346)         (550)        1,993
                                                  -------       -------       -------

Other comprehensive income (loss)                 $   673       $ 1,067       $(3,868)
                                                  =======       =======       =======


NOTE 17 - PROPOSED ACQUISITION

On November 1, 2001, the Company signed a letter of intent to acquire Independent Community Banc Corp. ("ICBC"), headquartered in Norwalk, Ohio. The shareholders of ICBC will receive 1.7 shares of First Citizens Banc Corp. stock for each share of ICBC stock. The merger will be a tax-free exchange of common shares and will be accounted for as a purchase transaction. At December 31, 2001, ICBC reported total assets of $135,701, shareholders' equity of $11,998 and net income of $1,104. The merger is subject to shareholder and regulatory approval and is expected to be consummated in April, 2002.


NOTE 18 - QUARTERLY FINANCIAL DATA (UNAUDITED)


                   Interest  Net Interest    Net       Earnings per
                    Income      Income      Income     Common Share
                    ------      ------      ------     ------------

2001
    First quarter   $9,163      $4,865      $1,181      $    .29
    Second quarter   9,054       4,930       1,160           .28
    Third quarter    8,924       5,056       1,504           .37
    Fourth quarter   8,207       5,044       1,448           .36


2000
    First quarter   $8,045      $4,425      $1,305      $    .32
    Second quarter   8,385       4,585       1,264           .31
    Third quarter    8,750       4,712       1,236           .30
    Fourth quarter   9,010       4,712       1,887           .46


--------------------------------------------------------------------------------

FIRST CITIZENS BANC CORP



Directors:      John L. Bacon                               W. Patrick Murray
----------
                   Chairman Emeritus                           Attorney, Murray &Murray Company, L.P.A.
                   Mack Iron Works Company
                                                            George L. Mylander
                Robert L. Bordner                              Retired Educator and City Official
                   President                                   Chairman, Firelands Regional Medical Center
                   Herald Printing Company
                                                            Paul H. Pheiffer
                Mary Lee G. Close                              Chairman
                                                               Sandusky Bay Development Company
                Blythe A. Friedley
                   Owner/President                          Robert L. Ransom
                   Friedley &Co. Insurance Agency              Ransom Funeral Home

                Richard B. Fuller                           David H. Strack, D.D.S.
                                                               Retired
                H. Lowell Hoffman, M.D.
                                                            David A. Voight
                Lowell W. Leech                                President, First Citizens Banc Corp
                   Chairman of the Board                       President, Chief Executive Officer
                   First Citizens Banc Corp                    The Citizens Banking Company
                   The Citizens Banking Company
                   The Castalia Banking Company             Richard O. Wagner

                Dean S. Lucal
                   Attorney, Buckingham, Lucal, McGookey
                   & Zeiher, L.P.A.







Officers:       Lowell W. Leech                             Donna J. Dalferro
---------
                   Chairman of the Board                       Vice President and Secretary

                David A. Voight                             Karen S. Rutger
                   President & CEO                             Vice President Human Resources

                James O. Miller                             Douglas A. Greulich
                   Executive Vice President                    Investment Officer/Cashier

                LeRoy C. Link                               Michael E. Powell
                   Senior Vice President                       Human Resources Administrator

                Todd A. Michel                              Brenda R. Leal
                   Senior Vice President, Controller           Risk Manager

                Charles C. Riesterer                        Vicky L. Doski
                   Senior Vice President                       Compliance/CRA Officer


DIRECTORS OF AFFILIATED COMPANIES

The Farmers State Bank
--------------------------------------------------------------------------------
Robert L. Bordner                         Jay R. Pressler
   Chairman, Chief Executive Officer         President, The Farmers State Bank
   Herald Printing Co.
                                          Dorothy L. Robey
Ronald E. Dentinger                          Chairman of the Board
   Manager, Country Star Co-op               The Farmers State Bank

Blythe A. Friedley                        William G. Sheaffer
   Owner/President                           Senior Vice President
   Friedley & Co. Insurance Agency           The Farmers State Bank

Dean S. Lucal                             David A. Voight
   Attorney, Buckingham, Lucal,              President, First Citizens Banc Corp
   McGookey & Zeiher, L.P.A.
                                          Gerald B. Wurm
Richard A. Niedermier                        Owner/President
   Owner, Niedermier Sunoco                  Wurm's Woodworking Co.

Robert M. Obringer
   President,
   Studer-Obringer Construction Co.


Mr. Money Finance Company
--------------------------------------------------------------------------------
Richard B. Fuller                         James L. Nabors II
                                             President
Dean S. Lucal                                Excalibur Mortgage & Loan, Inc.
   Attorney, Buckingham, Lucal,
   McGookey & Zeiher, L.P.A.              David A. Voight
                                             President, First Citizens Banc Corp
Yvonne Mason
  Board Treasurer/General
  Manager, Akil, Inc.

James O. Miller
  Executive Vice President
  The Citizens Banking Company


R.A. Reynolds Appraisal Services, Inc.
--------------------------------------------------------------------------------
Dean S. Lucal                             David A. Voight
   Attorney, Buckingham, Lucal,              President, First Citizens Banc Corp
   McGookey & Zeiher, L.P.A.

John F. Stauffer
   President, R.A. Reynolds Appraisal
   Service, Inc.


SCCResources, Inc.
--------------------------------------------------------------------------------
H. Lowell Hoffman, M.D.                   David A. Voight
                                             President, First Citizens Banc Corp
LeRoy C. Link
President, SCC Resources, Inc.


DIRECTORS OF AFFILIATED COMPANIES
The Citizens Banking Company
------------------------------------------------------------------------------------
John L. Bacon                             James O. Miller
   Chairman Emeritus                         Executive Vice President
   Mack Iron Works Company                   The Citizens Banking Company

Laurence A. Bettcher                      W. Patrick Murray
   President, Bettcher Industries            Attorney, Murray &Murray Company,
                                             L.P.A.
Mary Lee G. Close
                                          George L. Mylander
Richard B. Fuller                            Retired Educator and City Official
                                             Chairman, Firelands Regional Medical
Anthony S. Guerra                            Center
   President, Lewco, Inc.
                                          John P. Pheiffer
H. Lowell Hoffman, M.D.                      President, Sandusky Bay Development
                                             Company, Vice President, Dorr Chevrolet
Lowell W. Leech                              Oldsmobile, Inc.
   Chairman of the Board
   The Citizens Banking Company           David A. Voight
                                             President, Chief Executive Officer
Dean S. Lucal                                The Citizens Banking Company
   Attorney, Buckingham, Lucal,
   McGookey & Zeiher, L.P.A.              Paul H. Pheiffer, Director Emeritus

Yvonne Mason                              Richard O. Wagner, Director Emeritus
   Board Treasurer/General Manager
   Akil, Inc.                             Leland J. Welty, CPA, Director Emeritus

Grady McDonald



The Castalia Banking Company
--------------------------------------------------------------------------------
John L. Bacon                             Lowell W. Leech
   Chairman Emeritus                         Chairman of the Board
   Mack Iron Works Company                   The Castalia Banking Company

Jack D. Bohn                              W. Patrick Murray
   Partner, Bohn Implement                   Attorney, Murray & Murray
   Company, Farmer                           Company, L.P.A.

Bruce A. Bravard                          Robert L. Ransom
   President, Chief Executive Officer,       Funeral Director,
   The Castalia Banking Company              Ransom Funeral Home

Joyce A. Keller                           David H. Strack, D.D.S.
                                             Retired

NAVIGATING


YOU TOWARDS


FINANCIAL


SUCCESS...




Shareholder Information


The Annual Meeting of the Shareholders of First Citizens Banc Corp will be held at The Citizens Banking Company, 100 East Water Street, Sandusky, Ohio on April 16, 2002 at 2:00 p.m. Notice of the meeting and a proxy statement will be sent to shareholders in a separate mailing.


TRANSFER AGENT
--------------------------------------------------------------------------------
Illinois Stock Transfer Company
209 West Jackson Boulevard, Suite 903
Chicago, Illinois 60606-6905
Tel:  (312) 427-2953 or 1-800-757-5755 (Toll Free)
Fax: (312) 427-2879


FIRST CITIZENS BANC CORP
--------------------------------------------------------------------------------
100 East Water Street
Sandusky, Ohio 44870
Tel: (419)625-4121 or 1-888-645-4121 (Toll Free)
Fax: (419) 627-3359
www.fcza.com


AFFILIATES
--------------------------------------------------------------------------------
The Citizens Banking Company
   100 East Water Street
   Sandusky, Ohio 44870
   Tel: (419)625-4121 or 1-888-645-4121 (Toll Free)
   Fax: (419) 627-0103
   www.citizensbankco.com

The Castalia Banking Company
   208 South Washington Street
   Castalia, Ohio 44824
   Tel: (419)684-5333   Fax: (419) 684-7051
   www.castaliabankingco.com

The Farmers State Bank
   102 South Kibler Street
   New Washington, Ohio 44854
   Tel: (419)492-2177 or 1-888-452-2654 (Toll Free)
   Fax: (419) 492-2757
   www.farmersstatebank.net

Mr. Money Finance Company
   1164 Cleveland Road  #20
   Sandusky, Ohio 44870
   Tel: (419) 609-3791 or 1-877-676-6639 (Toll Free)
   Fax: (419) 609-3792

R.A. Reynolds Appraisal Services, Inc.
   165 East Water Street
   Sandusky, Ohio 44870
   Tel: (419)627-4543
   Fax: (419) 627-4674

SCC Resources, Inc.
   1845 Superior Street
   Sandusky, Ohio 44870
   Tel: (419)625-1605
   Fax: (419) 625-0081
   www.sccresources.com