Form 10-K, Exhibit 13
period 2002-12-31
FIRST CITIZENS BANC CORP /OH
filed 2003-03-31
CIK 944745

                                                                      EXHIBIT 13


           First Citizens Banc Corp 2002 Annual Report to Shareholders



Dear Shareholder:

      First Citizens Banc Corp had a good year financially in 2002, highlighted by improved profitability of Farmers State Bank and the fact that our partnership with Citizens National Bank lived up to expectations. We also accomplished many other positive things during the year; however, we now want to maintain the momentum that First Citizens Banc Corp has achieved. As a result, we have focused on the following priorities for 2003: maximizing net interest margins, growing non-interest income, and providing solid leadership and governance as our business becomes more complex.

      Our year-end net interest margin of 4.09% is below our 2001 margin of 4.23% due to unprecedented low interest rates. When interest rates return to historic levels we are confident our interest margin will improve. As interest rates moved downward we focused on variable lending products and avoided competitive pressure to fix interest rates, which could hold down interest margins in a rising interest rate environment. Therefore, we should be positioned properly when rates increase.

      For the past several years, our loan mix has been changing. We continue to increase commercial loans because they provide higher interest margins. To further our efforts to book good commercial loans, we are investing in people. We have hired well-qualified professionals from other organizations to supplement associates who joined us via acquisitions and staff developed internally. We are supporting these lenders by increasing our commitment to credit administration and restructuring our loan processing. We are also supplementing the loan growth from the six counties that we serve by participating in loans originated by community banks in other markets. The combination of variable rate lending and increased commercial lending should have a future positive impact on our net interest margin.

      Our efforts to increase non-interest income have two parts. First, we are examining every customer relationship for the opportunity to introduce new banking products. Through our affiliated companies or through third party arrangements we can provide appraisals, title insurance, credit insurance, casualty insurance, and courier services - all of which provide services our customers need and provide us additional non-interest income.

      The second effort regarding non-interest income consists of building a private banking function. By combining the trust department acquired with the Citizens National Bank of Norwalk with a new investment operation, certain insurance services, and our existing Select Banking, we have formed First Citizens Advisors. We have been fortunate to attract to First Citizens Advisors experienced local investment professionals who will enhance our efforts to provide services that our customers need and generate additional non-interest income for the company.

      Corporate leadership and governance have received considerable public attention last year. Long before the current public attention, senior management of First Citizens annually certified the financial results that were filed with the Securities and Exchange Commission and maintained regular open communications between our accountants, regulators, management, and the board of directors. We have addressed leadership succession and increased the depth of management by our additions in the investment and lending areas and by adding in-house legal counsel. Last year the First Citizens Directors selected a special non-compensated committee to review and evaluate the efficiency and effectiveness of the Board of Directors. As a result of this committee's report, along with an outside consultant's input at a strategic planning session of the Board, recommendations have been adopted concerning director qualifications, evaluations, terms, board size, committee assignments, and board compensation. We are proud of our organization's efforts on these issues.

      Finally, I would like to recognize Lowell Leech, who retired in 2002 from the Board of First Citizens Banc Corp and the boards of the subsidiary companies on which he served. Lowell was our President when First Citizens Banc Corp was established in 1987 and had 55 years of service to Citizens Bank and First Citizens. His leadership and support will be missed.

      Please feel free to contact us. The Board of Directors and management are always interested in your questions or comments.

Very truly yours,

David A. Voight

President/Chief Executive Officer

                              Five Year Consolidated Financial Summary

                                              2002         2001        2000         1999        1998
                                              ----         ----        ----         ----        ----

EARNINGS
Net Income (000)                             $7,127       $5,293      $5,692       $6,063      $5,761
Per Common Share (1)
       Earnings (basic and diluted)           $1.48        $1.30       $1.39        $1.43       $1.35
       Book Value                            $14.24       $11.94      $11.72       $11.58      $12.61
       Dividends Paid                         $1.30        $1.24       $1.24        $1.15       $1.11

BALANCES
Assets (millions)                             651.6        487.7       489.3        472.2       508.9
Deposits (millions)                           539.9        410.2       392.0        403.2       417.9
Net Loans (millions)                          415.7        331.3       342.0        284.4       278.8
Shareholders' Equity (millions)                71.7         48.7        47.9         48.2        53.7

PERFORMANCE RATIOS
Return on Average Assets                     1.12%        1.06%       1.19%        1.24%       1.18%
Return on Average Equity                    10.22%       10.65%      12.09%       11.58%      10.95%
Equity Capital Ratio                        11.00%        9.99%       9.80%       10.21%      10.56%
Net Loans to Deposit Ratio                  76.99%       80.78%      87.25%       70.55%      66.71%
Loss Allowance to Total Loans                1.50%        1.45%       1.19%        1.48%       1.60%


(1) Per share data has been adjusted for the business combination with Farmers State Bank in April 1998 and the business combination with Independent Community Banc Corp. in April 2002

                                  ANNUAL REPORT












                                    CONTENTS





Five -Year Selected Consolidated Financial Data.............................      1

Common Stock and Stockholder Matters........................................      3

General Development of Business.............................................      3

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................................      5

Quantitive and Qualitative Disclosures About Market Risk....................     16


Financial Statements
     Report of Independent Auditors.........................................     19
     Consolidated Balance Sheets............................................     21
     Consolidated Statements of Income......................................     22
     Consolidated Statements of Changes in Shareholders' Equity.............     23
     Consolidated Statement of Cash Flows...................................     24
     Notes to Consolidated Financial Statements.............................     26

Five-Year Selected Consolidated Finacial Data

(Dollars in thousands, except per share data)


                                                           Year ended December 31,
                                      -----------------------------------------------------------------
                                           2002         2001         2000        1999         1998
                                           ----         ----         ----        ----         ----
Statements of income:
     Total interest income            $    36,007    $   35,348   $   34,190   $   33,067   $   34,204
     Total interest expense                11,724        15,453       15,756       15,130       17,295
                                      -----------    ----------   ----------   ----------   ----------
     Net interest income                   24,283        19,895       18,434       17,937       16,909
     Provision for loan losses              1,178         1,803          807          266          362
                                      -----------    ----------   ----------   ----------   ----------
     Net interest income after
         provision for loan losses         23,105        18,092       17,627       17,671       16,547

Security gains (1)                              8           863        1,080        1,602          575
Other noninterest income                    6,823         5,254        4,583        3,927        5,651
                                      -----------    ----------   ----------   ----------   ----------
     Total noninterest income               6,831         6,117        5,663        5,529        6,226

Total noninterest expense                  19,893        16,933       15,466       14,771       14,679
                                      -----------    ----------   ----------   ----------   ----------
Income before federal income taxes         10,043         7,276        7,824        8,429        8,094
Federal income tax expense                  2,916         1,983        2,132        2,366        2,333
                                      -----------    ----------   ----------   ----------   ----------
     Net income                       $     7,127    $    5,293   $    5,692   $    6,063   $    5,761
                                      ===========    ==========   ==========   ==========   ==========

 Per share of common stock:
      Basic and diluted earnings       $     1.48    $     1.30   $     1.39   $     1.43   $     1.35
      Dividends                              1.30          1.24         1.24         1.15         1.11
      Book value                            14.24         11.94        11.72        11.58        12.61

 Average common shares outstanding:
      Basic                             4,811,591     4,082,879    4,107,269    4,242,546    4,263,401
     Diluted (2)                        4,812,664     4,082,879    4,107,269    4,242,546    4,263,401

 Year-end balances:
      Loans, net                      $   415,682    $  334,347   $  341,982   $  284,446   $  278,782
      Securities                          161,962       113,726      115,792      150,661      172,763
      Total assets                        651,634       487,671      489,259      472,220      508,889
      Deposits                            539,899       410,178      391,968      403,160      417,899
      Borrowings                           36,692        25,842       46,153       18,000       30,576
      Shareholders' equity                 71,689        48,727       47,925       48,195       53,741

 Average balances:
      Loans, net                      $   424,947    $  342,443   $  309,878   $  279,649   $  283,433
      Securities                          138,062       114,072      135,129      163,134      155,715
      Total assets                        638,664       499,109      476,874      487,242      487,710
      Deposits                            533,869       412,385      400,921      409,665      403,488
      Borrowings                           30,983        33,321       26,541       20,525       26,805
      Shareholders' equity                 69,767        49,693       47,062       52,347       52,595

(1) Partial recoveries of $10, $10, and $25 were received in 2000, 1999 and 1998 for securities that were written off in prior periods.

(2) Prior to 2002, there were no additional potential common shares issuable under stock options.

Five-Year Selected Ratios

(Dollars in thousands, except per share data)

                                                           Year ended December 31,
                                                 --------------------------------------------
                                                   2002     2001     2000     1999     1998
                                                   ----     ----     ----     ----     ----

Net yield on average interest-earning assets       4.09%    4.23%    4.10%    3.89%    3.69%
Return on average total assets                     1.12     1.06     1.19     1.24     1.18
Return on average shareholders' equity            10.22    10.65    12.09    11.58    10.95
Average shareholders' equity as a percent
     of average total assets                      10.92     9.96     9.87    10.74    10.78
Net loan charge-offs as a percent of
     average total loans                           0.27     0.30     0.31     0.20     0.17
Allowance for loan losses as a percent
     of loans at year-end                          1.50     1.45     1.19     1.48     1.60
Shareholders' equity as a percent
     of total year-end assets                     11.50     9.99     9.80    10.21    10.56




A copy of Form 10-K, as filed with the Securities and Exchange Commission, will be furnished, free of charge, to shareholders, upon written request to the Secretary of First Citizens Banc Corp, 100 East Water Street, Sandusky, Ohio 44870.

Common Stock and Stockholder Matters

The common stock of First Citizens Banc Corp trades on The Nasdaq Stock Market under the symbol "FCZA". As of December 31, 2002, there were 5,033,203 shares outstanding held by approximately 1,128 stockholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms). Information below is the range of sales prices for each quarter for the last two years.


                                            2002
                                            ----

    First Quarter          Second Quarter           Third Quarter         Fourth Quarter
    -------------          --------------           -------------         --------------
 $19.88  to  $24.00      $18.25  to  $22.75       $20.50  to $24.25     $22.00  to  $23.73

                                            2001
                                            ----

    First Quarter          Second Quarter           Third Quarter         Fourth Quarter
    -------------          --------------           -------------         --------------
 $19.50  to  $21.75      $17.00  to  $21.00       $20.45  to $24.25     $21.00  to  $24.50

Dividends per share declared by the Corporation on common stock were as follows:

                                       2002                 2001
                                     ------               ------
        First quarter                $  .19               $  .18
        Second quarter                  .25                  .18
        Third quarter                   .25                  .18
        Fourth quarter                  .61                  .70
                                     ------               ------

                                     $ 1.30               $ 1.24
                                     ======               ======


General Development of Business

Dollars in thousands, except for per share data

FIRST CITIZENS BANC CORP (FCBC) was organized under the laws of the State of Ohio on February 19, 1987 and is a registered financial holding company under the Gramm-Leech-Bliley Act of 2000 (GLB Act), as amended. The Corporation's office is located at 100 East Water Street, Sandusky, Ohio. The Corporation had total consolidated assets of $651,634 at December 31, 2002. FCBC and its subsidiaries are referred to together as the Corporation.

THE CITIZENS BANKING COMPANY (Citizens), owned by the Corporation since 1987, opened for business in 1884 as The Citizens National Bank. In 1898, Citizens was reorganized under Ohio banking law and was known as The Citizens Bank and Trust Company. In 1908, Citizens surrendered its trust charter and began operation under its current name. Citizens is an insured bank under the Federal Deposit Insurance Act. Citizens maintains its main office at 100 East Water Street, Sandusky, Ohio and operates three branch banking offices in Perkins Township (Sandusky, Ohio), three branch banking offices in Norwalk, Ohio, one branch banking office in Berlin Heights, Ohio, one branch banking office in Huron, Ohio and one loan production office in Port Clinton, Ohio. As part of the acquisition of Independent Community Banc Corp. and its subsidiary, The Citizens National Bank of Norwalk, which was merged into Citizens, Citizens now has trust authority again. This subsidiary accounts for 71.9% of the Corporation's consolidated assets at December 31, 2002.

THE FARMERS STATE BANK (Farmers), acquired by the Corporation in 1998, was organized and chartered under the laws of the State of Ohio in 1916. Farmers is an insured bank under the Federal Deposit Insurance Act. Farmers maintains its main office at 102 South Kibler Street, New Washington, Ohio and operates branch offices in Willard, Ohio and the Ohio villages of Chatfield, Tiro, Richwood and Green Camp. Farmers accounts for 18.1% of the Corporation's consolidated assets at December 31, 2002.

THE CASTALIA BANKING COMPANY (Castalia), owned by the Corporation since 1990, was organized and chartered under the laws of the State of Ohio in 1907. Castalia is an insured bank under the Federal Deposit Insurance Act. Castalia operates from one location, 208 South Washington Street, Castalia, Ohio. Castalia, Ohio is located approximately 10 miles from Sandusky, Ohio. Castalia accounts for 7.4% of the Corporation's consolidated assets at December 31, 2002. As of January 2, 2003 Castalia merged its operations in with Citizens.

SCC RESOURCES INC. (SCC) was organized under the laws of the State of Ohio. Begun as a joint venture of three local Sandusky, Ohio banks in 1966, SCC provides item-processing services for financial institutions, including the Banks, and other nonrelated entities. The Corporation acquired total ownership of SCC in February 1993. On June 19, 1999, SCC entered into an agreement with Jack Henry & Associates, Inc. (JHA) to sell all of their contracts for providing data processing services to community banks. JHA agreed to pay SCC a fee based upon annual net revenue under a new JHA contract for each bank that signed a five-year contract with JHA by January 31, 2000. This subsidiary accounts for less than one percent of the Corporation's consolidated assets as of December 31, 2002.

R. A. REYNOLDS APPRAISAL SERVICE, INC. (Reynolds), owned by the Corporation since 1993, was organized under the laws of the State of Ohio in September 1993. Reynolds provides real estate appraisal services, for lending purposes, to the Banks and to other financial institutions. Reynolds accounts for less than one percent of the Corporation's consolidated assets as of December 31, 2002.

MR. MONEY FINANCE COMPANY (Mr. Money) was formed in year 2000 to provide consumer lending products to customers who may not qualify for conventional commercial bank lending products. Mr. Money has its main office in Sandusky, Ohio and an office in Norwalk, Ohio. Loans for Mr. Money come from direct consumer lending to customers, acquisition of loans from brokers and from home improvement contractors and automobile dealerships. The primary focus of lending for Mr. Money is in the mortgage and home improvement type of credits. Mr. Money accounts for 2.1% of the Corporation's consolidated assets as of December 31, 2002.

FIRST CITIZENS TITLE INSURANCE AGENCY INC. (Title Agency) has been formed to provide customers with a seamless mortgage product with improved service. Assets of the Title Agency are not significant.

FIRST CITIZENS INSURANCE AGENCY INC. (Insurance Agency) was formed to allow the Corporation to participate in commission revenue generated through its third party insurance agreement. Assets of the Insurance Agency are not significant.

FIRST CITIZENS STATUTORY TRUST I (Trust I) was formed in March 2002. FCBC issued $5,000 of 5.59% floating rate obligated mandatorily redeemable capital securities through this special purpose subsidiary as part of a pooled transaction.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS - AS OF DECEMBER 31, 2002 AND DECEMBER 31, 2001 AND FOR THE YEARS ENDING DECEMBER 31, 2002, 2001 AND 2000

(Dollars in thousands, except per share data)

General

The following paragraphs more fully discuss the significant highlights, changes and trends as they relate to the Corporation's financial condition, results of operations, liquidity and capital resources as of December 31, 2002 and 2001, and during the three-year period ended December 31, 2002. This discussion should be read in conjunction with the consolidated financial statements and notes to consolidated financial statements, which are included elsewhere in this report.

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

Financial Condition

At December 31, 2002, total assets were $651,634 compared to $487,671 at December 31, 2001. The increase is primarily the result of the acquisition of Independent Community Banc Corp. (ICBC) on April 1, 2002. ICBC had assets totaling $127,713 at March 31, 2002. Net loans increased $84,335, or 25.5% from 2001 to 2002. Commercial and agricultural loans increased $19,787, or 74.1% from 2001 to total $46,495. Commercial real estate loans increased $46,058 or 65.2% in 2002. Residential real estate loans increased by $6,435, or 3.1% from 2001 to 2002 to total $210,931. Consumer loans increased $7,178, or 31.1% over 2001 to total $30,278. ICBC's balances for these items were $24,734 in commercial real estate, $36,658 in residential real estate, $18,911 in commercial and agriculture and $15,811 in consumer. Credit card and other loans, which include overdraft protection (ODP) lines of credit, increased $1,385 from 2001 to total $3,700. Without the acquisition of ICBC, net loans would have declined from 2001 to 2002.

In 2002, due to low interest rates, the demand for residential real estate loans continued to shift to our fixed rate loan products. As a result, FCBC continued to sell loans in the secondary market and retain fewer in the portfolio.

In 2002, management continued its recent emphasis on increasing the Corporation's share of the local market for commercial and commercial real estate loans through additional calling and marketing efforts. These lending relationships generally offer more attractive returns than residential loans and also offer opportunities for attracting larger balance deposit relationships. However, the shift in loan portfolio mix from residential real estate to commercial oriented loans will increase credit risk.

Both year-end and average 2002 deposit balances increased from 2001. Year-end deposit balances totaled $539,899 in 2002 compared to $410,178 in 2001, an increase of $129,721, or 31.6%. ICBC deposit balances totaled $111,968 as of March 31, 2002. In addition, continued declines in the stock market have prompted some investors to seek short-term financial institution deposit products. Average deposit balances for 2002 were $533,869 compared to $412,385 for 2001, an increase of $121,484 or 29.5%. Noninterest-bearing deposits averaged $62,707 for 2002, compared to $45,048 for 2001, increasing $17,659, or 39.2%. Savings, NOW, and MMIA accounts averaged $238,066 for 2002 compared to $162,771 for 2001. Average time deposits increased $28,530 to total an average balance of $233,096 for 2002.

Borrowings from the Federal Home Loan Bank of Cincinnati decreased from $811 at December 31, 2001 to $183 at December 31, 2002. This decrease of $628 was a result of scheduled paydowns. The Corporation had no new advances from the Federal Home Loan Bank in 2002 and will pay off the existing advances in 2003. The Corporation does not have any immediate plans to use FHLB advances to fund loan growth.

The Corporation had line of credit borrowings of $14,000 to fund loans originated by the finance company, Mr. Money at December 31, 2001. FCBC restructured this borrowing in 2002 into two different loans, a $5,000 line of credit and a $10,000 term note. Total borrowings under these loans were $13,000 at December 31, 2002. Note 11 in the consolidated financial statements provides further details regarding the borrowing arrangement. The Corporation has $5,000 in long-term borrowings through the issuance of trust preferred securities. This borrowing is a 30-year issuance but may be redeemed at par after five years. The trust preferred securities are variable rate and count as Tier I capital for regulatory purposes.

The Banks offer repurchase agreements in the form of sweep accounts to commercial checking account customers. At December 31, 2002, total repurchase agreements in the form of sweep accounts totaled $13,509. This compares to $10,311 at December 31, 2001. U.S. Treasury securities and obligations of U.S. government agencies maintained under the Banks' control are pledged as collateral for the repurchase agreements.

Securities available for sale, securities held to maturity and Federal Home Loan Bank (FHLB), Federal Reserve Bank (FRB) and Great Lakes Bankers Bank (GLBB) stock increased $48,236, or 42.4% in total from $113,726 on December 31, 2001 to $161,962 on December 31, 2002. ICBC's security portfolio totaled $16,099 as of March 31, 2002. Obligations of states and political subdivisions available for sale increased $2,907 from 2001 to 2002. Other securities decreased $788 or 8.5% from 2001 to 2002. U.S. Treasury securities and obligations of U.S. government agencies accounted for the majority of the increase from 2001 to 2002. Securities increased due to purchases of investments to meet additional pledging requirements and to gain additional yield compared to federal funds sold, from excess funds provided by deposits and other borrowings that were not utilized for loans. In the current interest rate environment, the Corporation will continue to look at investment securities as an alternative to federal funds sold.

Securities held to maturity at December 31, 2002 had unrealized gains of approximately $2. Since management intends to hold this portion of the portfolio to maturity, the unrecognized gains have no impact on operations of the Corporation. Securities available for sale had an estimated fair value at December 31, 2002 of $155,168. This fair value includes unrealized gains of approximately $3,802 and unrealized losses of approximately $36. Net unrealized gains of $3,766 on December 31, 2002 was an increase over net unrealized gains of $2,339 at December 31, 2001. The increase in security market values is due to the decline in interest rates during 2002.

Mortgage-backed securities totaled $7,845 at December 31, 2002 and none are considered unusual or "high risk" securities as defined by regulating authorities. Of this total, $5,971 are pass-through securities issued by the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC); $1,818 are collateralized mortgage obligations (CMOs) and real estate mortgage investment conduits (REMICs) issued by FNMA and FHLMC; and $56 are privately issued and are collateralized by mortgage-backed securities issued or guaranteed by FNMA, FHLMC, or Government National Mortgage Association
(GNMA). The average interest rate of the mortgage-backed portfolio at December 31, 2002 was 4.78%. The average maturity at December 31, 2002 was approximately
5.50 years. The Corporation has not invested in any derivative securities.

Total shareholders' equity increased $22,962, or 47.1% during 2002 to $71,689. The merger with ICBC resulted in the issuance of common shares with a fair value of $24,450 less issuance costs of $338. Also, as of December 31, 2002, the Company had recorded an additional minimum pension liability of $513 representing the excess of the accumulated benefit obligation over the fair value of plan assets and accrued pension liabilities, net of tax, which reduced equity. See Note 14 for further explanation. Finally, the Corporation purchased an additional $2,322 of treasury stock during 2002. The ratio of total shareholders' equity to total assets was 11.0% in 2002 and 10.0% in 2001.

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

Comparison of Results of Operations for the Year Ended December 31, 2002 and December 31, 2001

Net Income

The Corporation's net income for the year ended December 31, 2002 was $7,127 compared to $5,293 for the year ended December 31, 2001, an increase of $1,834, or 34.6%. The increase in net income was the result of the items discussed in the following sections.

Net Interest Income

Net interest income for 2002 was $24,283, an increase of $4,388, or 22.1% from 2001. The change in the net interest income for 2002 was the net result of an increase in interest income of $659 and a decrease in interest expense of $3,729.

Total interest income increased $659, or 1.9% for 2002. Average interest earning-assets increased from $472,965 to $596,228 from 2001 to 2002. Average loans increased $84,547 from 2001 to 2002. Income earned on the loan portfolio increased $694 from 2001 to 2002 due to the increase in balance more than offsetting a significant decline in yield. Other interest bearing assets increased $38,716. However, the decline in the rate earned on other earning assets more than offset the impact from the increase in average balance, causing a reduction in interest income of $35.

Total interest expense decreased $3,729, or 24.1% for 2002. The decrease in interest expense can be attributed to a decrease in the rate on interest-bearing liabilities from 3.86% in 2001 to 2.32% in 2002. An increase in average interest-bearing liabilities from $400,658 to $502,145, or $101,487 from 2001 to 2002 offset some of the decrease due to rate. The decline in the yield on interest earning assets and interest-bearing liabilities is result of continued repricing of assets and liabilities in the low interest rate environment that existed throughout 2002. The Corporation continues to examine its rate structure to ensure that its interest rates are competitive and reflective of the current rate environment in which it competes.

Refer to "Distribution of Assets, Liabilities and Shareholders' Equity, Interest Rates and Interest Differential" and "Changes in Interest Income and Interest Expense Resulting from Changes in Volume and Changes in Rate" for further analysis of the impact of changes in interest-bearing assets and liabilities on the Corporation's net interest income.

Provision and Allowance for Loan Losses

The following table contains information relating to the provision for loan losses, activity in and analysis of the allowance for loan losses for the three-year period ended December 31, 2002.


                                                    2002             2001        2000
                                                   -----             ----        ----
Net loan charge-offs                              $ 1,144         $   1,045    $    974

Provision for loan losses charged to expense        1,178             1,803         807
Net loan charge-offs as a percent of average
   outstanding loans                                 0.27%             0.30%       0.31%

Allowance for loan losses                         $ 6,325         $   4,865    $  4,107
Allowance for loan losses as a percent
   of year-end outstanding loans                     1.50%             1.45%       1.19%
Allowance for loan losses as a percent
   of impaired loans                               105.43%           136.47%      79.72%

Impaired loans                                    $ 5,999         $   3,565    $  5,152
Impaired loans as a percent of gross
   year-end loans (1)                                1.42%             1.06%       1.48%
Nonaccrual and 90 days or more past due loans
   as a percent of gross year-end loans (1)          1.39%             1.56%       0.55%

(1) Nonperfroming loans and impaired loans are defined differently. Some loans may be included in both categories, wheras other loans may only be included in one category.

The Corporation's policy is to maintain the allowance for loan losses at a level to provide for probable incurred losses. Management's periodic evaluation of the adequacy of the allowance is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions.

The provision for loan losses decreased by $625 in 2002, from $1,803 in 2001 to $1,178 in 2002. Impaired loans have increased, which include those acquired in ICBC's portfolio. ICBC already had specific allowances in place for its impaired loans; therefore, management felt the allowance was adequate with no additional provision for these loans. Efforts are continually made to examine both the level and mix of the reserve by loan type as well as the overall level of the reserve. Management specifically evaluates loans that are impaired, or graded as doubtful by the internal grading function for estimates of loss. Other pools of loans are evaluated for loss using historical experience and consideration of changes in delinquency trends and portfolio composition.

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

Noninterest Income

Noninterest income totaled $6,831 in 2002 compared to $6,117 in 2001, an increase of 11.7%. The more significant items contributing to this change are as follows.

During 2002, the Corporation recognized gains from calls of securities of $8. In 2001, the Corporation recognized gains from calls of securities of $7 and net gains of $856 from the sales of securities available for sale. The gains in 2001 were primarily from the sale of the remaining equity securities at Farmers.

Due to the continued low interest rates, customers continued to refinance their loans to lower fixed-rate loans. Net gains were $333 for 2002 compared to the net gain of $438 in 2001. The decline is due to many customers having already refinanced in this low interest rate environment.

The Banks introduced a new deposit product called Check Protect which helped generate $471 of additional service charge fee income for the year compared to 2001. Customers acquired through the merger were not qualified to enter Check Protect until December 2, 2002. The Corporation expects the addition of these customers to increase the amount of service charge income generated through Check Protect. Other noninterest income totaled $2,444 in 2002 compared to $1,844 in 2001. Increases in other noninterest income are a result of additional products and services introduced to generate noninterest income. These products include brokerage and insurance commissions, the sale of wholesale mortgages, and income from the Trust department which was acquired in the ICBC merger. The Trust department will be the cornerstone of wealth management services currently being developed by the Corporation.

Noninterest Expense

Noninterest expense totaled $19,893 in 2002, an increase of $2,960, or 17.5% over 2001. The following discussion highlights the significant items that resulted in increases or decreases in the components of noninterest expense.

Salaries, wages and benefits totaled $9,253 in 2002 compared to $7,763 in 2001 for an increase of $1,490. The primary reason for the change in salaries and benefits is due to the addition of approximately 40 employees through the merger with ICBC.

State of Ohio franchise taxes were $642 in 2002 compared to $759 in 2001. The franchise taxes are based on the capital positions of the Banks.

Professional fees represent legal, audit and outside consulting fees paid by the Corporation. Professional fees totaled $920 in 2002 compared to $719 in 2001. The overall increase is due to services related to the acquisition of ICBC as detailed in Note 2 of the consolidated financial statements.

Contracted data processing increased from $736 in 2001, to $869 in 2002. The additional customer base acquired through the ICBC merger is the primary reason for this increase.

Other operating expenses totaled $5,591 in 2002 compared to $4,638 in 2001. The ICBC merger was the primary cause of this increase, along with increased expenditures in advertising, marketing, and employee education and training in customer service and cross selling. The Corporation will continue our marketing and advertising efforts to increase our customer base. Training of the employees to further service the Corporations customers will continue.

Income Tax Expense

Income before federal income taxes amounted to $10,043 in 2002 and $7,276 in 2001. The Corporation's effective income tax rate was 29.0% in 2002 compared to 27.3% in 2001. The shifting in the security portfolio from tax-free municipal securities to taxable securities contributed to the increase in the Corporations effective tax rate.


Comparison of Results of Operations for the Year Ended December 31, 2001 and December 31, 2000

Net Income

The Corporation's net income for the year ended December 31, 2001 was $5,293 compared to $5,692 for the year ended December 31, 2002, a decrease of $399 or 7.0%. The decrease in net income was the result of the items discussed in the following sections.

Net Interest Income

Net interest income for 2001 was $19,895, an increase of $1,461 or 7.9% from 2000. The change in net interest income for 2001 was the net result of an increase in interest income of $1,158 and an increase in interest expense of $303.

Total interest income increased $1,158, or 3.4% for 2001. This increase in interest income can be attributed to an increase in the average interest-earning assets from $450,520 to $472,965 from 2000 to 2001. The effects of the increase in average interest-earning assets were partially offset by a decrease in the rate on earning assets from 7.59% in 2000 to 7.47% in 2001.

Total interest expense decreased $303, or 1.9% for 2001. The decrease in interest expense can be attributed to a decrease in the rate on interest-bearing liabilities from 4.11% in 2000 to 3.86% in 2001. An increase in average interest-bearing liabilities from $383,192 to $400,658, or $17,466 from 2000 to 2001, offset some of the decrease due to rate. The decline in the yield on interest earning assets and interest-bearing liabilities is reflective of the decline in interest rates that occurred during 2001 when the Federal Reserve Bank decreased short term interest rates eleven times dropping the federal funds rate from 6.50% to 1.75%.

Refer to "Distribution of Assets, Liabilities and Shareholders' Equity, Interest Rates and Interest Differential" and "Changes in Interest Income and Interest Expense Resulting from Changes in Volume and Changes in Rate" for further analysis of the impact of changes in interest-bearing assets and liabilities on the Corporation's net interest income.

Provisions and Allowance for Loan Losses

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

Noninterest income

Noninterest income totaled $6,117 in 2001 compared to $5,663 in 2000, an increase of 8.0%. The more significant items contributing to this charge is as follows.

During 2001, the Corporation recognized gains from calls of securities of $7 and net gains of $856 from the sales of securities available for sale, of which the majority was from the sales of equity securities at Farmers. The Corporation decided to take advantage of significant increases in the market values and sell the remaining portion of the portfolio. In 2000, security gains totaled $1,080, also primarily from the sale of equity securities at Farmers.

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

Other operation expenses totaled $4,638 in 2001 compared to $4,214 in 2000. Increased expenditures in advertising, marketing, and employee education and training in customer service and cross selling make up the increase in 2001.

Income Tax Expense

Income before federal income taxes amounted to $7,276 in 2001 and $7,824 in 2000. The Corporation's effective income tax rate was 27.3% for 2001 and 2000.


          Distribution of Assets, Liabilities and Shareholders' Equity,
                    Interest Rates and Interest Differential

The following table sets forth, for the years ended December 31, 2002, 2001 and 2000, the distribution of assets, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Dollars in thousands):


                                                2002                          2001                          2000
                                ---------------------------------  -----------------------------   ----------------------------
                                 Average                Yield/     Average                Yield/   Average               Yield/
Assets                           balance    Interest     rate      balance   Interest      rate    balance   Interest    rate
------                           -------    --------     ----      -------   --------      ----    -------   --------    ----

Interest-earning assets:
  Loans (1)(2)(3)              $ 431,243   $  29,602    6.86%      $346,696   $28,908      8.34%   $314,071   $26,645    8.48%
  Taxable securities (4)         100,819       4,318    4.33         72,856     4,345      6.13      91,107     5,352    5.94
  Non-taxable
    securities (4)(5)             37,243       1,601    4.38         41,216     1,702      4.18      44,022     2,118    4.79
  Federal funds sold              26,699         476    1.78         11,013       360      3.27         741        41    5.53
  Interest-bearing deposits
    in other banks                   224          10    4.46          1,184        33      2.79         579        34    5.87
                               ---------   ---------               --------   -------              --------   -------
      Total interest-earning
        assets                   596,228      36,007    6.06        472,965    35,348      7.51     450,520    34,190    7.60
Noninterest-earning assets:
  Cash and due from
    financial institutions        17,711                             15,696                          14,290
  Premises and
    equipment, net                 8,377                              7,217                           7,302
  Accrued interest
    receivable                     4,285                              3,821                           3,741
  Intangible assets               11,795                              1,716                           2,043
  Other assets                     6,564                              1,947                           3,171
  Less allowance for
    loan losses                   (6,296)                            (4,253)                         (4,193)
                               ---------                          ---------                        --------
      Total                    $ 638,664                          $ 499,109                        $ 476,874
                               =========                          =========                        =========


(1) For purposes of these computations, the daily average loan amounts outstanding are net of unearned income and include loans held for sale.

(2) Included in loan interest income are loan fees of $988 in 2002, $994 in 2001 and $792 in 2000.

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

          Distribution of Assets, Liabilities and Shareholders' Equity,
              Interest Rates and Interest Differential (Continued)


The following table sets forth, for the years ended December 31, 2002, 2001 and 2000, the distribution of liabilities and shareholders' equity, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Dollars in thousands):


                                            2002                            2001                            2000
                                  -------------------------      --------------------------      --------------------------
Liabilities and                   Average             Yield/     Average              Yield/     Average              Yield/
Shareholders' Equity              balance   Interest   rate      balance    Interest   rate      balance    Interest   rate
--------------------              -------   --------   ----      -------    --------   ----      -------    --------   ----

Interest-earning liabilities:
  Savings and interest-
    bearing demand
    accounts                    $238,066    $ 3,340    1.40%    $ 162,771    $ 4,189   2.57%    $ 167,928    $ 4,394    2.62%
  Certificates of deposit        233,096      7,436    3.19       204,566      9,668   4.73       188,723      9,801    5.19
  Federal Home Loan
    Bank advances                    519         27    5.20         1,127         66   5.86         1,701         96    5.64
  Securities sold under
    repurchase agreements         11,491        158    1.37        13,078        395   3.02         8,668        389    4.49
  Federal funds purchased              -          -       -         4,493        141   3.14        12,666        808    6.38
  Notes payable                   13,838        534    5.48        13,655        962   7.05         2,523        209    8.28
  Trust preferred securities       3,866        212    3.86
  U.S. Treasury demand
    notes payable                 1,269          17    1.34           968         32   3.31           983         59     6.00
                                --------    -------             ---------     ------             --------    -------
      Total interest-
        bearing liabilities      502,145     11,724    2.33       400,658     15,453   3.86       383,192     15,756     4.11
                                --------    -------             ---------     ------             --------    -------
Noninterest-bearing
 liabilities:
  Demand deposits                 62,707                           45,048                          44,270
  Other liabilities                4,045                            3,710                           2,349
                                --------                         --------                        --------
                                  66,752                           48,758                          46,619
Shareholders' equity              69,767                           49,693                          47,062
                                --------                         --------                        --------
      Total                     $638,664                         $499,109                        $476,874
                                ========                         ========                        ========
Net interest income and
 interest rate spread                       $24,283    3.73%                $ 19,895   3.65%                 $ 18,434    3.49%
                                            =======    ====                 ========   ====                  ========    ====
Net yield on interest-
  earning assets                                       4.09%                           4.23%                             4.10%
                                                       ====                            ====                              ====

                 Changes in Interest Income and Interest Expense
              Resulting from Changes in Volume and Changes in Rate


The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rate.


                                              2002 compared to 2001                    2001 compared to 2000
                                               Increase (decrease)                      Increase (decrease)
                                                  due to (1)                                due to (1)
                                   --------------------------------------    --------------------------------------
                                       Volume        Rate            Net        Volume         Rate           Net
                                                                  (Dollars in thousands)
Interest income:
     Loans                         $   6,327    $   (5,633)   $      694    $    2,727    $     (464)    $    2,263
     Taxable securities                1,460        (1,487)          (27)       (1,170)          163         (1,007)
     Nontaxable securities              (181)           80          (101)         (161)         (255)          (416)
     Federal funds sold                  336          (220)          116           342           (23)           319
     Interest-bearing deposits
       in other banks                    (36)           13           (23)           23           (24)            (1)
                                   ---------    ----------    ----------    ----------    ----------     ----------

         Total interest-
           earning assets          $   7,906    $   (7,247)   $      659    $    1,761    $     (603)    $    1,158
                                   =========    ==========    ==========    ==========    ==========     ==========

Interest expense:
     Savings and interest-
       bearing demand
       accounts                    $   1,493    $   (2,342)   $     (849)   $     (133)   $      (72)    $     (205)
     Certificates of deposit           1,217        (3,449)       (2,232)          787          (920)          (133)
     Federal Home Loan
       Bank borrowings                   (32)           (7)          (39)          (33)            3            (30)
     Securities sold under
       repurchase agreements             (43)         (194)         (237)          159          (153)             6
     Federal funds purchased            (141)            -          (141)         (373)         (294)          (667)
     Note payable                         13          (441)         (428)          789           (36)           753
     Trust preferred                     212             -           212             -             -              -
     U.S. Treasury demand
       notes payable                       8           (23)          (15)           (1)          (26)           (27)
                                   ---------    ----------    ----------    ----------    ----------     ----------

         Total interest-
           bearing liabilities     $   2,727    $   (6,456)   $   (3,729)   $    1,195    $   (1,498)    $     (303)
                                   =========    ==========    ==========    ==========    ==========     ==========

         Net interest income       $   5,179    $     (791)   $    4,388    $      566    $      895     $    1,461
                                   =========    ==========    ==========    ==========    ==========     ==========

(1) The change in interest income and interest expense due to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.

Liquidity and Capital Resources

The Banks maintain a conservative liquidity position. Liquidity is evidenced by all but $42 of securities being classified as available for sale. The Consolidated Statements of Cash Flows contained in the consolidated financial statements detail the Corporation's cash flows from operating activities resulting from net earnings.

Cash from operations for 2002 was $7,126. This includes net income of $7,127 plus net adjustments of $(1) to reconcile net earnings to net cash provided by operations. Cash from investing activities was $(18,821) in 2002 that includes security purchases and increases in federal funds partially offset by maturities, prepayments and sales of securities and a decrease in loans. Cash from financing activities in 2002 totaled $16,265. This includes the increase in deposits, repayments of FHLB borrowings, the payments of dividends and changes in other borrowings. Cash from operating and financing activities was more than cash used by investing activities by $4,570, which resulted in an increase in cash and cash equivalents to $23,797.

Future loan demand of the Banks can be funded by increases in deposit accounts, proceeds from payments on existing loans, the maturity of securities and the sale of securities classified as available for sale. Additional sources of funds may also come from borrowing in the federal funds market and/or borrowing from the Federal Home Loan Bank. Future loan demand of Mr. Money can be funded by proceeds from payments on existing loans, sales of existing loans on the secondary market as well as borrowings from affiliates or other institutions. On a separate entity basis, the Corporation's primary source of funds is dividends paid primarily by the subsidiary Banks. The ability of the Banks to pay dividends is subject to limitations under various laws and regulations, and to prudent and sound banking principles. Generally, subject to applicable minimum capital requirements, the Banks may declare a dividend without the approval of the State of Ohio Department of commerce, Division of Financial Institutions, provided the total dividends in a calendar year do not exceed the total of its profits for that year combined with its retained profits for the two preceding years. In 2002, Citizens paid $2,500, Farmers paid $625, and Castalia paid $370 in dividends to the Corporation. The purpose of these dividends was to accumulate cash at the Corporation to be used for general corporate purposes including the possible repurchase of its common stock. The amount of unrestricted dividends available to be paid by the Banks to the Corporation was approximately $2,096 at December 31, 2002. Management believes the future earnings of the Banks will be sufficient to support anticipated asset growth at the Banks and provide funds to the Corporation to continue paying dividends at their current level.

Capital Adequacy

The Corporation's policy is, and always has been, to maintain its capital levels above the well capitalized regulatory standards. Under the regulatory capital standards, total capital has been defined as Tier I (core) capital and Tier II (supplementary) capital. The Corporation's Tier I capital includes shareholders' equity (net of unrealized security gains and losses) and Tier II capital includes the allowance for possible loan losses. The definition of risk-adjusted assets has also been modified to include items both on and off the balance sheet. Each item is then assigned a risk weight or risk adjustment factor to determine ratios of capital to risk adjusted assets. The standards require that total capital (Tier I plus Tier II) be a minimum of 8.0% of risk-adjusted assets, with at least 4.0% being in Tier I capital. To be well capitalized, a company must have a minimum of 10.0% of risk adjusted assets, with at least 6.0% being Tier I capital The Corporation's ratios as of December 31, 2002 and 2001 were 14.9% and 16.0% respectively for total capital, and 12.5% and 14.7% respectively for Tier I capital.

Additionally, the Federal Reserve Board has adopted minimum leverage-capital ratios. These standards were established to supplement the previously issued risk based capital standards. The leverage ratio standards use the existing Tier I capital definition but the ratio is applied to average total assets instead of risk-adjusted assets. The standards require that tier I capital be a minimum of 4.0% of total average assets for high rated entities such as the Corporation and a minimum of 5.0% of total average assets to be well capitalized. The Corporation's leverage ratio was 8.0% and 9.1% at December 31, 2002 and 2001.

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

Fair Value of Financial Instruments

The Corporation disclosed the estimated fair value of its financial instruments at December 31, 2002 and 2001 in Note 19 to the consolidated financial statements. The fair value of the Corporation's financial instruments generally increased relative to their carrying values in 2002 as a result of a decrease in the general level of longer-term interest rates. The fair value of loans at December 31, 2002 was 103.6% of the carrying value compared to 102.8% at December 31, 2001. The fair value of deposits at December 31, 2002 and 2001 was 100.5% of the carrying value.


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

The following table provides information about the Corporation's financial instruments that are sensitive to changes in interest rates as of December 31, 2002 and 2001, based on certain prepayment and account decay assumptions that management believes are reasonable. The Corporation had no derivative financial instruments or trading portfolio as of December 31, 2002 or 2001. Expected maturity date values for interest-bearing core deposits were calculated based on estimates of the period over which the deposits would be outstanding. From a risk management perspective, the Corporation believes that repricing dates for adjustable-rate instruments, as opposed to expected maturity dates, may be a more relevant measure in analyzing the value of such instruments. The Corporation's borrowings were tabulated by contractual maturity dates and without regard to any conversion or repricing dates.

                                    NET PORTFOLIO VALUE - DECEMBER 31, 2002

                      CHANGE IN RATES          $ AMOUNT           $ CHANGE          % CHANGE
                                               --------           --------          --------

                         +200 bp             $   64,806         $  (10,373)            (14)%
                         +100 bp                 70,702             (4,477)             (6)%
                         Base                    75,179                  -               -
                         -100 bp                 79,921              4,742               6%
                         -200 bp                 84,492              9,313              12%

                                    NET PORTFOLIO VALUE - DECEMBER 31, 2001

                      CHANGE IN RATES          $ AMOUNT           $ CHANGE          % CHANGE
                                               --------           --------          --------

                         +200 bp             $   42,491         $   (9,621)            (18)%
                         +100 bp                 47,743             (4,369)             (8)%
                         Base                    52,112                  -               -
                         -100 bp                 56,594              4,482               9%
                         -200 bp                 60,239              8,127              16%

The reduction in the relative change in net portfolio value from 2001 to 2002, given the assumed immediate change in interest rates is primarily a result of two factors. First, the continued reduction in long-term interest rates during 2002 served to increase the base level of net portfolio value due to the corresponding increase in the fair value of loans and investments. In addition, the majority of new loans originated in 2002 have interest rate adjustment features, which lessens the impact of future rate changes.

                         REPORT OF INDEPENDENT AUDITORS



Shareholders and Board of Directors
First Citizens Banc Corp
Sandusky, Ohio


We have audited the accompanying consolidated balance sheets of First Citizens Banc Corp as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Citizens Banc Corp as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 7, during 2002, the Corporation adopted new accounting guidance for goodwill and intangible assets.



                                          Crowe, Chizek and Company LLP

Columbus, Ohio
January 30, 2003

                       This page left blank intentionally.

                            FIRST CITIZENS BANC CORP
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2002 and 2001
                        (In thousands, except share data)

                                                              2002         2001
                                                              ----         ----

ASSETS
Cash and due from financial institutions                    $  23,797    $  19,227
Federal funds sold                                             12,700        6,025
Securities available for sale                                 155,168      108,230
Securities held to maturity (Fair value of $44 in
     2002 and $143 in 2001)                                        42          139
Loans held for sale                                             1,390        2,307
Loans, net of allowance of $6,325 and $4,865                  415,682      331,347
FHLB, FRB and GLBB stock                                        6,752        5,357
Premises and equipment, net                                     8,219        7,003
Accrued interest receivable                                     4,795        3,883
Goodwill                                                       15,052          672
Core deposit and other intangibles                              3,000          871
Other assets                                                    5,037        2,610
                                                            ---------    ---------

         Total assets                                       $ 651,634    $ 487,671
                                                            =========    =========

LIABILITIES
Deposits
     Noninterest-bearing                                    $  70,527    $  44,612
     Interest-bearing                                         469,372      365,566
                                                            ---------    ---------
         Total deposits                                       539,899      410,178
Federal Home Loan Bank advances                                   183          811
Securities sold under agreements to repurchase                 13,509       10,311
U. S. Treasury interest-bearing demand note payable             5,000          720
Notes payable                                                  13,000       14,000
Trust preferred securities                                      5,000          -
Accrued expenses and other liabilities                          3,354        2,924
                                                            ---------    ---------
     Total liabilities                                        579,945      438,944

SHAREHOLDERS' EQUITY
Common stock, no par value, 10,000,000 shares authorized,
     5,326,441 and 4,263,401 shares issued                     47,370       23,258
Retained earnings                                              29,588       28,844
Treasury stock, 293,238 and 180,782 shares at cost             (7,241)      (4,919)
Accumulated other comprehensive income                          1,972        1,544
                                                            ---------    ---------
     Total shareholders' equity                                71,689       48,727
                                                            ---------    ---------

         Total liabilities and shareholders' equity         $ 651,634    $ 487,671
                                                            =========    =========





          See accompanying notes to consolidated financial statements.


                            FIRST CITIZENS BANC CORP
                        CONSOLIDATED STATEMENTS OF INCOME
                  Years ended December 31, 2002, 2001 and 2000
                      (In thousands, except per share data)

                                                   2002         2001          2000
                                                   ----         ----          ----
Interest and dividend income
     Loans, including fees                     $   29,602   $   28,908   $    26,645
     Taxable securities                             4,318        4,345         5,352
     Tax-exempt securities                          1,601        1,702         2,118
     Federal funds sold                               476          360            41
     Other                                             10           33            34
                                               ----------   ----------   -----------
                                                   36,007       35,348        34,190

Interest expense
     Deposits                                      10,776       13,857        14,195
     Federal Home Loan Bank advances                   27           66            96
     Trust preferred securities                       212          -             -
     Other                                            709        1,530         1,465
                                               ----------   ----------   -----------
                                                   11,724       15,453        15,756
                                               ----------   ----------   -----------
Net interest income                                24,283       19,895        18,434

Provision for loan losses                           1,178        1,803           807
                                               ----------   ----------   -----------

Net interest income after provision for
     loan losses                                   23,105       18,092        17,627
                                               ----------   ----------   -----------

Noninterest income
     Computer center item processing fees           1,184        1,173         1,124
     Service charges                                2,862        1,799         1,776
     Net gains on sale of securities                    8          863         1,080
     Net gain (loss) on sale of loans                 333          438           (31)
     Other                                          2,444        1,844         1,714
                                               ----------   ----------   -----------
                                                    6,831        6,117         5,663

Noninterest expense
     Salaries, wages and benefits                   9,253        7,763         7,110
     Net occupancy expense                          1,073          882           847
     Equipment expense                              1,219        1,110         1,104
     Contracted data processing                       869          736           710
     State franchise tax                              642          759           552
     Professional services                            920          719           600
     Amortization of goodwill                         -            201           201
     Amortization of intangible assets                326          125           128
     Other operating expenses                       5,591        4,638         4,214
                                               ----------   ----------   -----------
         Total noninterest expense                 19,893       16,933        15,466
                                               ----------   ----------   -----------

Income before income taxes                         10,043        7,276         7,824
Income tax expense                                  2,916        1,983         2,132
                                               ----------   ----------   -----------

Net income                                     $    7,127   $    5,293   $     5,692
                                               ==========   ==========   ===========

Earnings per common share, basic and diluted   $     1.48   $     1.30   $      1.39
                                               ==========   ==========   ===========

Weighted average basic common shares            4,811,591    4,082,879     4,107,269
                                               ==========   ==========   ===========
Weighted average diluted common shares          4,812,664    4,082,879     4,107,269
                                               ==========   ==========   ===========



          See accompanying notes to consolidated financial statements.


                            FIRST CITIZENS BANC CORP
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  Years ended December 31, 2002, 2001 and 2000
                        (In thousands, except share data)

                                                                                             Accumulated
                                                                                                   Other        Total
                                                 Common Stock       Retained    Treasury   Comprehensive    Shareholders'
                                             Shares        Amount   Earnings     Stock      Income (Loss)      Equity
                                             ------        ------   --------     -----      -------------      ------

Balance,  January 1, 2000                   4,162,815    $ 23,258    $ 28,010    $(2,877)      $  (196)         $48,195

Comprehensive income:
     Net income                                                         5,692                                     5,692
     Change in unrealized loss
       on securities available
       for sale, net of reclassification
       and tax effects                                                                           1,067            1,067
                                                                                                                -------
     Total comprehensive income                                                                                   6,759

Cash dividends ($1.24 per share)                                       (5,088)                                   (5,088)

Purchase of treasury stock, at cost           (75,196)                            (1,941)                        (1,941)
                                           ----------    --------    --------    -------       -------          -------

Balance,  December 31, 2000                 4,087,619      23,258      28,614     (4,818)          871           47,925

Comprehensive income:
     Net income                                                         5,293                                     5,293
     Change in unrealized gain
       on securities available
       for sale, net of reclassification
       and tax effects                                                                             673              673
                                                                                                                 -------
     Total comprehensive income                                                                                   5,966

Cash dividends ($1.24 per share)                                       (5,063)                                   (5,063)

Purchase of treasury stock, at cost            (5,000)                              (101)                          (101)
                                           ----------    --------    --------    -------       -------           -------

Balance, December 31, 2001                  4,082,619      23,258      28,844     (4,919)        1,544           48,727

Comprehensive income:
     Net income                                                         7,127                                     7,127
     Change in minimum additional
       pension liability, net of tax                                                              (513)            (513)
     Change in unrealized gain
       on securities available
       for sale, net of reclassification
       and tax effects                                                                             941              941
                                                                                                                -------
     Total comprehensive income                                                                                   7,555

Cash dividends ($1.30 per share)                                       (6,383)                                   (6,383)

Issuance of common stock for
  merger, net of issuance costs             1,063,040      24,112                                                24,112

Purchase of treasury stock, at cost          (112,456)                                          (2,322)          (2,322)
                                           ----------    --------    --------    -------       -------          -------

Balance, December 31, 2002                  5,033,203    $ 47,370    $ 29,588    $(7,241)      $ 1,972          $71,689
                                           ==========    ========    ========    =======       =======          =======



                                See accompanying notes to consolidated financial statements.


                            FIRST CITIZENS BANC CORP
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2002, 2001 and 2000


                                                                  2002            2001           2000
                                                                  ----            ----           ----
Cash flows from operating activities
    Net income                                               $     7,127   $      5,293   $      5,692
    Adjustments to reconcile net income to net cash
      from operating activities
        Security amortization, net of accretion                    1,303            457            372
        Depreciation                                               1,033            851            975
        Amortization of intangible assets                            326            326            329
        Net realized gain on sales/calls of securities                (8)          (863)        (1,080)
        FHLB stock dividends                                        (247)          (351)          (317)
        Provision for loan losses                                  1,178          1,803            807
        Loans originated for sale                                 (8,285)       (15,420)        (2,392)
        Proceeds from sale of loans                                9,405         13,412          1,869
        (Gain) loss on sale of loans                                (333)          (438)            31
        Deferred income taxes                                         95            (38)            90
        Change in
           Net deferred loan fees                                   (302)          (109)           (21)
           Accrued interest receivable                              (912)           180           (383)
           Other assets                                           (1,272)          (273)          (169)
           Accrued interest, taxes and other expenses             (1,982)          (250)           233
                                                             -----------   ------------   ------------
        Net cash from operating activities                         7,126          4,580          6,036

Cash flows from investing activities
    Cash and cash equivalents received in bank acquisition         3,079              -              -
    Securities available for sale
        Maturities, prepayments and calls                         58,382         37,097         31,100
        Purchases                                                (89,835)       (34,845)        (4,336)
        Sales                                                          4          1,452         10,619
    Securities held to maturity
        Maturities, prepayments and calls                             97            139            128
    Purchases of FRB stock                                          (406)             -              -
    Loan originations, net of loan payments                       12,773          8,941        (48,841)
    Loans purchased                                                    -              -         (7,364)
    Property and equipment expenditures                             (740)          (633)          (738)
    Change in federal funds sold                                  (2,175)        (6,025)         4,600
    Maturity of interest bearing deposit                               -             51              -
                                                             -----------   ------------   ------------
        Net cash from investing activities                       (18,821)         6,177        (14,832)



                                                     (Continued)


                            FIRST CITIZENS BANC CORP
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                  Years ended December 31, 2002, 2001 and 2000


                                                                     2002        2001           2000
                                                                     ----        ----           ----

CASH FLOWS FROM FINANCING ACTIVITIES
    Change in deposits                                               16,771      18,210       (11,192)
    Repayment of Federal Home Loan Bank borrowings                     (628)       (589)         (559)
    Change in securities sold under repurchase agreements             3,198      (2,635)          (29)
    Change in U.S. Treasury interest-bearing notes payable            4,280        (487)       (1,859)
    Change in short-term note payable                               (13,500)      3,400        10,600
    Proceeds from long-term note payable                             10,000           -             -
    Change in federal funds purchased                                     -     (20,000)       20,000
    Cash dividends paid                                              (6,383)     (5,063)       (5,088)
    Net proceeds from issuance of trust preferred securities          4,849           -             -
    Purchase of treasury stock                                       (2,322)       (101)       (1,941)
                                                                 ----------   ---------   -----------
       Net cash from financing activities                            16,265      (7,265)        9,932
                                                                 ----------   ---------   -----------

Net change in cash and cash equivalents                               4,570       3,492         1,136
Cash and cash equivalents at beginning of year                       19,227      15,735        14,599
                                                                 ----------   ---------   -----------

Cash and cash equivalents at end of year                         $   23,797   $  19,227   $    15,735
                                                                 ==========   =========   ===========

Supplemental cash flow information:
    Interest paid                                                $   11,722   $  15,651   $    16,207
    Income taxes paid                                                 3,027       1,913         1,605

Supplemental non-cash disclosures:
    Transfer of loans held for sale to portfolio                 $        -   $       -   $     2,138
    Acquisition of ICBC through issuance of
       common stock                                                  24,450           -             -


              See accompanying notes to consolidated financial statements.

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                    (Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the accounting policies adopted by First Citizens Banc Corp, which have a significant effect on the financial statements.

Consolidation Policy: The consolidated financial statements include the accounts of First Citizens Banc Corp (FCBC) and its wholly-owned subsidiaries, The Citizens Banking Company (Citizens), The Farmers State Bank (Farmers), The Castalia Banking Company (Castalia), SCC Resources, Inc. (SCC), R. A. Reynolds Appraisal Service, Inc. (Reynolds), Mr. Money Finance Company (Mr. Money), First Citizens Title Insurance Agency Inc. (Title Agency), First Citizens Insurance Agency Inc. (Insurance Agency) and First Citizens Statutory Trust I (Trust I) together referred to as the Corporation. Intercompany balances and transactions are eliminated in consolidation.

Nature of Operations: The Corporation provides financial services through its offices in the Ohio counties of Erie, Crawford, Huron, Marion, Ottawa and Union. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments that potentially represent concentrations of credit risk include deposit accounts in other financial institutions and federal funds sold. In 2002, SCC provided item processing for nine financial institutions in addition to the three subsidiary banks. SCC accounted for 2.8% of the Corporation's total revenues. Reynolds provides real estate appraisal services for lending purposes to the subsidiary banks and other financial institutions. Reynolds accounts for less than 1.0% of total Corporation revenues. Mr. Money, which began operations in 2000, provides consumer finance loans and real estate loans that the Banks would not normally provide to B and C credits at a rate commensurate with the risk and accounted for approximately 5.0% of the Corporation's total revenue. In September 2000, the Corporation formed two new affiliates, First Citizens Title Insurance Agency Inc. and First Citizens Insurance Agency Inc. First Citizens Title Insurance Agency Inc. was formed to provide customers with a seamless mortgage product with improved service. First Citizens Insurance Agency Inc. was formed to allow the Corporation to participate in commission revenue generated through its third party insurance agreement. Insurance commission revenue is less than 1.0% of total revenue for the year ended December 31, 2002. First Citizens Statutory Trust I is a special purpose entity formed in March 2002 for the purpose of issuing $5,000 of 5.59% floating rate obligated mandatorily redeemable capital securities as part of a pooled transaction.

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


                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                    (Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as FHLB stock, FRB stock and GLBB stock are carried at cost.

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

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process if collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

Interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, risks in the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the loan balance is uncollectible.

A loan is impaired when full payment under the loan terms is not expected. Smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures. Commercial and commercial real state loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both accelerated and straight-line methods over the estimated useful life of the asset, ranging from three to seven years for equipment and seven to fifty years for premises.


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other Real Estate: Other real estate acquired through or instead of loan foreclosure is initially recorded at fair value when acquired, establishing a new cost basis. Any reduction from carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair value is recognized in a

                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                    (Amounts in thousands, except share data)

valuation allowance by a charge to income. Other real estate owned included in other assets totaled approximately $341 at December 31, 2002 and $145 at December 31, 2001.

Servicing Assets: Servicing assets are recognized as assets for the allocated value of retained servicing rights on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance. Servicing assets at December 31, 2002 were $292 and $283 at December 31, 2001.

Goodwill and Other Intangible Assets: Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Upon adopting new accounting guidance on January 1, 2002, the Company ceased amortizing goodwill. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Other intangible assets consist of core deposit and acquired customer relationship intangible assets arising from whole bank and branch acquisitions. They are initially measured at fair value and then amortized on an accelerated method over their estimated useful lives, which range from four to fourteen years.

Long-term Assets: These assets are reviewed for impairment when events indicate their carrying amounts may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

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


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Corporation also provides a savings and retirement 401(k) plan for all eligible employees who elect to participate. The decision to make contributions to the plan, which represents a match of a portion of the salary deferred by participants, is made annually by the Board of Directors. Such contributions are funded as they are accrued.

Stock Compensation: Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of Financial Accounting Standards Board (FASB) Statement No. 123, Accounting for Stock-Based Compensation. No stock options were granted prior to 2002.


                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                    (Amounts in thousands, except share data)


                                                            2002
                                                            ----

Net income as reported                                    $  7,127

Deduct:  Stock-based compensation expense
  determined under fair value based method                      17
                                                          --------


Pro forma net income                                      $  7,110
                                                          ========


Basic earnings per share as reported                      $   1.48
Pro forma basic earnings per share                            1.48


Diluted earnings per share as reported                    $   1.48
Pro forma diluted earnings per share                          1.48

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.


                                                               2002
                                                               ----

     Risk-free interest rate                                     4.77%
     Expected option life                                     10 years
     Expected stock price volatility                            19.37%
     Dividend yield                                              4.44%
     Calculated fair value                                 $     3.33


Off-Balance-Sheet Financial Instruments: Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.


                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                    (Amounts in thousands, except share data)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale and changes in minimum pension liability, which are also recognized as separate components of shareholders' equity.

Newly Issued But Not Yet Effective Accounting Standards: New accounting standards on asset retirement obligations, restructuring activities and exit costs, operating leases, and early extinguishment of debt were issued in 2002. Management determined that when the new accounting standards are adopted in 2003 they will not have a material impact on the Corporation's financial condition or results of operations.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Banks to FCBC or by FCBC to shareholders. These restrictions pose no practical limit on the ability of the Banks or FCBC to pay dividends at historical levels.

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

Earnings per Common Share: Basic earnings per share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under stock option, which were 1,073 shares for 2002. The Corporation had no potentially dilutive common shares in 2001 and 2000.

Operating Segments: While the Corporation's chief decision makers monitor the revenue streams of the various Corporation products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Corporation-wide basis. Accordingly, all of the Corporation's financial service operations are considered by management to be aggregated in one reportable operating segment.

Financial Statement Presentation: Certain items in the 2001 and 2000 financial statements have been reclassified to conform to the 2002 presentation.


                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                    (Amounts in thousands, except share data)

NOTE 2 - MERGER

On April 1, 2002, the Corporation completed the merger of Independent Community Banc Corp. ("ICBC") which was announced November 1, 2001. ICBC merged with and into the Corporation and ICBC'S subsidiary, The Citizens National Bank of Norwalk, was merged with and into Citizens.

The Corporation issued 1,063,040 shares of common stock valued at approximately $24,450 less stock issuance costs of $338. Total assets of ICBC prior to the merger were $127,713, including $97,623 in loans and $111,968 in deposits. The transaction was recorded as a purchase and, accordingly, the operating results of ICBC have been included in the Corporation's consolidated financial statements since the date of the merger. The aggregate of the purchase price over the fair value of the net assets acquired of approximately $14,380 will be evaluated for impairment on an annual basis.

The following summarizes pro forma financial information for the year ended December 31, 2002, assuming the ICBC merger occurred as of January 2001.

                                                                   2002         2001
                                                                   ----         ----

Net interest income after provision for loan losses           $  24,395       $ 23,241
Net income                                                        7,395          6,421
Basic and diluted earnings per share                               1.46           1.25

These amounts include ICBC's actual results in 2001 and for the first three months of 2002 prior to the merger and actual results for the nine months in 2002 after the merger. The pro forma results do not necessarily represent results which would have occurred if the merger had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

Cash and short-term investments                             $     7,583
Securities                                                       16,099
Loans, net                                                       97,984
Goodwill                                                         14,380
Core deposit intangible and other intangibles                     2,455
Other assets                                                      2,530
                                                            -----------
      Total assets acquired                                     141,031

Deposits                                                        112,950
Other borrowed funds                                              2,500
Other liabilities                                                 1,131
                                                            -----------
      Total liabilities assumed                                 116,581
                                                            -----------

Net assets acquired                                         $    24,450
                                                            ===========

This acquisition provided the Corporation and its affiliate, Citizens, the opportunity to expand south from Erie County into contiguous Huron County and the City of Norwalk. The acquisition also provided Citizens access to trust services through ICBC's Trust department.


NOTE 3 - SECURITIES


                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                    (Amounts in thousands, except share data)

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income were as follows.


                                                              Gross          Gross
                                                 Fair      Unrealized     Unrealized
                                                 Value        Gains         Losses
                                                 -----        -----         ------
2002
U.S. Treasury securities and obligations
  of U.S. government agencies                  $ 102,780    $  1,822       $     -
Corporate bonds                                    2,475          45             -
Obligations of states and political
  subdivisions                                    41,458       1,688           (36)
Other securities, including mortgage-
  backed and equity securities                     8,455         247             -
                                               ---------    --------       -------

     Total                                     $ 155,168    $  3,802       $   (36)
                                               =========    ========       =======

                                                               Gross         Gross
                                                 Fair        Unrealized    Unrealized
                                                 Value         Gains         Losses
                                                 -----         -----         ------
2001
U.S. Treasury securities and obligations
  of U.S. government agencies                  $  55,362    $     1,263     $    (7)
Corporate bonds                                    4,618             59          (8)
Obligations of states and political
  subdivisions                                    38,551            931          (7)
Other securities, including mortgage-
  backed and equity securities                     9,699            122         (14)
                                               ---------    -----------     -------

     Total                                     $ 108,230    $     2,375     $   (36)
                                               =========    ===========     =======


                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                    (Amounts in thousands, except share data)

NOTE 3 - SECURITIES (Continued)

The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows.


                                                                       Gross            Gross
                                                   Carrying        Unrecognized     Unrecognized        Fair
                                                    Amount             Gains           Losses           Value
                                                    ------             -----           ------           -----
2002
Mortgage-backed securities                     $            42    $            2    $           -  $             44
                                               ===============    ==============    =============  ================

2001
Obligations of states and political
  subdivisions                                 $            78    $            2    $           -  $             80
Mortgage-backed securities                                  61                 2                -                63
                                               ---------------    --------------    -------------  ----------------

     Total                                     $           139    $            4    $           -  $            143
                                               ===============    ==============    =============  ================


The fair value of securities and carrying amount, if different, at year end 2002 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.


                                                        Held to maturity               Available for sale
                                                        ----------------               ------------------
                                                Amortized Cost      Fair Value             Fair Value
                                                --------------      ----------             ----------

     Due in one year or less                    $            -    $            -        $         56,088
     Due from one to five years                              -                 -                  83,871
     Due from five to ten years                              -                 -                   5,420
     Due after ten years                                     -                 -                   1,334
     Mortgage-backed                                        42                44                   7,803
     Equity securities                                       -                 -                     652
                                                 -------------    --------------        ----------------

           Total                                $           42    $           44        $        155,168
                                                ==============    ==============        ================


Proceeds from sales of securities, gross realized gains and gross realized losses were as follows.

                                                           2002         2001         2000
                                                           ----         ----         ----

Sale proceeds                                             $     4     $  1,452    $    10,619
Gross realized gains                                            -          856          1,080
Gross realized losses                                           -            -              -
Gains from securities called or settled by the issuer           8            7              -

Securities with a carrying value of $102,072 and $71,106 were pledged as of December 31, 2002 and 2001, to secure public deposits and other deposits and liabilities as required or permitted by law.

NOTE 4 - LOANS

Loans at year-end were as follows.


                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                    (Amounts in thousands, except share data)


                                                      2002          2001
                                                      ----          ----

         Commercial and agricultural            $     46,495    $     26,708
         Commercial real estate                      116,674          70,616
         Residential real estate                     210,931         204,496
         Real estate construction                     13,179           9,402
         Consumer                                     30,278          23,100
         Credit card and other                         3,700           2,315
         Leases                                        1,302             435
                                                     -------         -------
              Total loans                            422,559         337,072
         Allowance for loan losses                    (6,325)         (4,865)
         Net deferred loan fees                         (546)           (848)
         Unearned interest                                (6)            (12)
                                                ------------    ------------

         Net loans                              $    415,682    $    331,347
                                                ============    ============

Loans to directors and executive officers, including their immediate families and companies in which they are principal owners during 2002 were as follows.

         Balance - January 1, 2002                     $        7,040
         New loans and advances                                 2,516
         Repayments                                            (2,668)
         Effect of changes in related parties                  (3,074)
                                                       --------------

         Balance - December 31, 2002                   $        3,814
                                                       ==============

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

A summary of the activity in the allowance for loan losses was as follows.

                                                            2002         2001         2000
                                                            ----         ----         ----

         Balance - January 1                          $    4,865    $   4,107     $    4,274
         Provision for loan losses                         1,178        1,803            807
         Balance from acquisition                          1,426            -              -
         Loans charged-off                                (1,517)      (1,460)        (1,271)
         Recoveries                                          373          415            297
                                                      ----------    ---------     ----------

         Balance - December 31                        $    6,325    $   4,865     $    4,107
                                                      ==========    =========     ==========

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired loans were as follows.

                                                                  2002    2001
                                                                  ----    ----

                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                    (Amounts in thousands, except share data)


         Year-end loans with no allocated allowance
           for loan losses                                    $     -  $     -
         Year-end loans with allocated allowance
           for loan losses                                      5,999    3,656
         Amount of allowance for loan losses allocated          1,033      648


                                                                 2002     2001     2000
                                                                 ----     ----     ----

         Average balance of impaired
           loans during year                                   $5,381   $3,107   $4,296
         Interest income recognized
           during impairment                                      346      184      344
         Interest income recognized on
           a cash basis                                           346      184      344


Nonperforming loans were as follows.


                                                                2002     2001
                                                                ----     ----

         Loans past due over 90 days still on accrual          $2,414   $2,818
         Nonaccrual loans                                       3,468    2,413

Nonperforming loans include both smaller balance homogeneous loans, such as residential mortgage and consumer loans, that are collectively evaluated for impairment and individual classified impaired loans.


NOTE 6 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows.


                                                          2002          2001
                                                          ----          ----

         Land and improvements                         $    1,327    $      807
         Buildings and improvements                         8,894         8,015
         Furniture and equipment                            7,925         7,267
                                                       ----------    ----------
              Total                                        18,146        16,089
         Accumulated depreciation                          (9,927)       (9,086)
                                                       ----------    ----------

              Premises and equipment, net              $    8,219    $    7,003
                                                       ==========    ==========

NOTE 6 - PREMISES AND EQUIPMENT (Continued)

Rent expense was $217, $227, and $92 for 2002, 2001, and 2000. Rent commitments under non-cancelable operating leases were as follows, before considering renewal options that generally are present.

                           2003                    $    270
                           2004                         252


                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                    (Amounts in thousands, except share data)

                           2005                         206
                           2006                         150

                           2007                         130
                                                   --------


                               TOTAL               $  1,008
                                                   ========

NOTE 7 - GOODWILL AND INTANGIBLE ASSETS

The change in the carrying amount of goodwill for the year ended December 31, 2002 is as follows.

      Balance as of January 1, 2001                         $       672
      Goodwill from acquisition during the period                14,380
                                                            -----------

      Balance as of December 31, 2002                       $    15,052
                                                            ===========

Goodwill is no longer amortized starting in 2002.

The following summarizes the effect of not amortizing goodwill for the years ended December 31.


                                     2002        2001       2000
                                     ----        ----       ----

Reported net income               $   7,127   $   5,293   $   5,692
Add back: goodwill amortization         -           201         201
                                  ---------   ---------   ---------

Adjusted net income               $   7,127   $   5,494   $   5,893
                                  =========   =========   =========

Basic earnings per share
  Reported net income             $    1.48   $    1.30   $    1.39
  Goodwill amortization                   -         .05         .04
                                  ---------   ---------   ---------

  Adjusted net income             $    1.48   $    1.35   $    1.43
                                  =========   =========   =========

Diluted earnings per share
  Reported net income             $    1.48   $    1.30   $    1.39
  Goodwill amortization                   -         .05         .04
                                  ---------   ---------   ---------

  Adjusted net income             $    1.48   $    1.35   $    1.43
                                  =========   =========   =========

NOTE 7 - GOODWILL AND INTANGIBLE ASSETS (Continued)


                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                    (Amounts in thousands, except share data)

ACQUIRED INTANGIBLE ASSETS

Acquired intangible assets were as follows as of year end.


                                        2002                     2001
                                        ----                     ----
                               Gross                     Gross
                              Carrying   Accumulated    Carrying     Accumulated
                               Amount   Amortization     Amount     Amortization
                               ------   ------------     ------     ------------

Core deposit intangibles       $3,735   $       949      $1,494     $       623
Noncompete agreement              214             -           -               -
                               ------   -----------      ------      -----------

                               $3,949   $       949      $1,494     $       623
                               ======   ===========      ======      ===========


Aggregate amortization expense was $326, $125 and $128 for 2002, 2001, and 2000.

Estimated amortization expense for each of the next five years and thereafter is as follows.

                                      2003               $ 494
                                      2004                 486
                                      2005                 370
                                      2006                 362
                                      2007                 343
                                Thereafter                 945


NOTE 8 - INTEREST-BEARING DEPOSITS

Interest-bearing deposits as of December 31, 2002 and 2001 were as follows.


                                         2002          2001
                                         ----          ----

Demand                                 $ 64,746      $ 53,798
Statement and passbook savings          183,339       112,680
Certificates of deposit:
   In excess of $100,000                 46,830        49,885
   Other                                146,789       128,267
Individual Retirement Accounts           27,668        20,936
                                       --------      --------

   Total                               $469,372      $365,566
                                       ========      ========


                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                    (Amounts in thousands, except share data)


NOTE 8 - INTEREST-BEARING DEPOSITS (Continued)

Scheduled maturities of certificates of deposit at December 31, 2002 were as follows.

                           2003                            $    115,877
                           2004                                  40,407
                           2005                                  19,071
                           2006                                   6,059
                           2007                                  12,077
                           Thereafter                               128
                                                           ------------

                                    Total                  $    193,619
                                                           ============


NOTE 9 - FEDERAL HOME LOAN BANK BORROWINGS

The Corporation has fixed-rate mortgage-matched advances from the Federal Home Loan Bank. Mortgage-matched advances are utilized to fund specific fixed-rate loans with certain prepayment of principal permitted without penalty.

At December 31, 2002 and 2001, Federal Home Loan Bank borrowings were as follows.

                                             2002         2001
                                             ----         ----

         5.80 percent secured note       $      22    $      149
         5.60 percent secured note              81           395
         5.55 percent secured note              80           267
                                         ---------    ----------

                                         $     183    $      811
                                         =========    ==========

The notes outstanding at December 31, 2002 mature in 2003.

In addition to the borrowing, the Corporation has outstanding letters of credit with the Federal Home Loan Bank totaling $12,300 at year end 2002 used for pledging against public funds. Federal Home Loan Bank borrowings and the letters of credit are collateralized by Federal Home Loan Bank stock and by $16,915 and $19,087 of residential mortgage loans under a blanket lien arrangement at year-end 2002 and 2001. The Corporation has a $27 million cash management advance line of credit with the Federal Home Loan Bank. No advances were outstanding on this line as of December 31, 2002.


                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                    (Amounts in thousands, except share data)

NOTE 10 - OTHER BORROWINGS

Information concerning securities sold under agreements to repurchase and treasury tax and loan deposits was as follows.


                                                           2002          2001
                                                           ----          ----

         Average balance during the year               $   12,760     $  14,046
         Average interest rate during the year               1.37%         3.04%
         Maximum month-end balance during the year     $   19,301     $  17,206

Securities underlying repurchase agreements had a fair value of $17,984 at December 31, 2002 and $14,000 at December 31, 2001.


NOTE 11 - NOTE PAYABLE

At December 31, 2002, FCBC has a secured borrowing agreement with LaSalle Bank, NA for up to $15,000. The agreement is split into two pieces; a $5,000 secured revolving line of credit which matures July 30, 2003, and a $10,000 term loan. The term loan matures July 30, 2007 and requires annual principal payments of $1,000 with a $6,000 balloon principal payment at maturity. At December 31, 2002, the line of credit balance is $3,000 and the term loan is $10,000. The interest rate is LIBOR plus 1.75%, or 3.46% at December 31, 2002 and adjusts quarterly. The borrowings are secured by 100% of the common stock of Citizens.

Maturities over the next five years were as follows.

                           2003                          $   4,000
                           2004                              1,000
                           2005                              1,000
                           2006                              1,000
                           2007                              6,000
                                                         ---------

                                    Total                $  13,000
                                                         =========

At December 31, 2001, FCBC had a $15,000 unsecured line of credit with Bank One that had a balance of $14,000. The line of credit had a maturity date of July 31, 2002 and the interest payments were tied to LIBOR or prime.


NOTE 12 - TRUST PREFERRED SECURITIES

The Corporation issued $5,000 of 5.59% floating rate trust preferred securities through a special purpose entity as part of a pooled offering. The Corporation may redeem them, in whole but not in part, any time prior to March 26, 2007 at a price of 107.50% of face value. After March 26, 2007, the securities may be redeemed at face. They are presented in liabilities on the balance sheet and count as Tier 1 capital for regulatory capital purposes. Debt issue costs of $151 have been capitalized and are being amortized over the term of the securities.


NOTE 13 - INCOME TAXES

Income tax expense was as follows.


                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                    (Amounts in thousands, except share data)



                                   2002      2001       2000
                                   ----      ----       ----

        Current                   $2,821   $ 2,021    $2,042
        Deferred                      95       (38)       90
                                  ------   -------     ------

           Income tax expense     $2,916   $ 1,983    $2,132
                                  ======   =======    ======


Effective tax rates differ from the statutory federal income tax rate of 34% due to the following.


                                                         2002            2001           2000
                                                         ----            ----           ----

         Income taxes computed at the
           statutory federal tax rate                 $      3,415    $     2,474     $     2,660
         Add (subtract) tax effect of
              Nontaxable interest income, net
                of nondeductible interest expense             (498)          (503)           (626)
              Dividends received deduction                       -             (9)            (14)
              Amortization of goodwill                           -             68              68
              Nondeductible reorganization costs                 -              -               2
              Other                                             (1)           (47)             42
                                                      ------------    -----------     -----------

              Income tax expense                      $      2,916    $     1,983     $     2,132
                                                      ============    ===========     ===========


Tax expense attributable to security gains totaled $3, $294 and $367 in 2002, 2001 and 2000.

Year-end deferred tax assets and liabilities were due to the following.

                                                                               2002              2001
                                                                               ----              ----

         Allowance for loan losses                                       $        1,816     $        1,282
         Deferred compensation                                                      455                108
         Intangible assets                                                        1,112                 42
         Deferred loan fees                                                         202                232
         Pension costs                                                              121                  -
         Other                                                                        8                  4
                                                                         --------------     --------------
              Deferred tax asset                                                  3,714              1,668
                                                                         --------------     --------------


         Tax depreciation in excess of book depreciation                           (410)              (328)
         Discount accretion on securities                                           (45)               (33)
         Pension costs                                                                -               (118)
         Purchase accounting adjustments                                           (986)              (391)
         FHLB stock dividends                                                      (823)              (674)
         Unrealized gain on securities available for sale                        (1,280)              (795)
         Leases                                                                     (19)               (10)
         Other                                                                     (136)               (96)
                                                                         --------------     --------------
              Deferred tax liability                                             (3,699)            (2,445)
                                                                         --------------     --------------

                  Net deferred tax asset (liability)                     $           15     $         (777)
                                                                         ==============     ==============

NOTE 14 - RETIREMENT PLANS

The Corporation sponsors a savings and retirement 401(k) plan, which covers all employees who meet certain eligibility requirements and who choose to participate in the plan. The matching contribution to the 401(k) plan was $76, $58 and $64 in 2002, 2001 and 2000.


                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                    (Amounts in thousands, except share data)

The Corporation and its subsidiaries also sponsor a pension plan which is a noncontributory defined benefit retirement plan for all employees who have attained the age of 20 1/2, completed six months of service and work 1,000 or more hours per year. Annual payments, subject to the maximum amount deductible for federal income tax purposes, are made to a pension trust fund.

Information about the pension plan was as follows.


                                                                             2002            2001
                                                                             ----            ----
         Change in benefit obligation:
              Beginning benefit obligation                              $      4,111     $      3,595
              Service cost                                                       313              238
              Interest cost                                                      296              275
              Actuarial (gain) loss                                            1,678              140
              Benefits paid                                                     (216)             (90)
              Expenses paid                                                      (34)             (47)
                                                                        ------------     ------------
              Ending benefit obligation                                        6,148            4,111

         Change in plan assets, at fair value:
              Beginning plan assets                                            3,902            3,901
              Actual return                                                     (140)            (246)
              Employer contribution                                              366              384
              Benefits paid                                                     (216)             (90)
              Expenses paid                                                      (33)             (47)
                                                                        ------------     ------------
              Ending plan assets                                               3,879            3,902
                                                                        ------------     ------------

         Funded status                                                        (2,269)            (209)
         Unrecognized net actuarial loss                                       2,980              826
         Unrecognized prior service cost                                          64               77
         Unrecognized net transition asset at January 1, 1989
           being recognized over 17 years                                       (258)            (337)
         Minimum additional liability adjustment                                (873)               -
                                                                        ------------     ------------

         Prepaid (accrued) benefit cost                                 $       (356)    $        357
                                                                        ============     ============


                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                    (Amounts in thousands, except share data)

NOTE 14 - RETIREMENT PLANS (Continued)

The components of pension expense and related actuarial assumptions were as follows.


                                                           2002         2001        2000
                                                           ----         ----        ----

         Service cost                                    $     313    $   238    $    281
         Interest cost                                         296        276         270
         Expected return on plan assets                        173        293        (215)
         Net amortization and deferral                        (576)      (707)       (189)
                                                         ---------    -------    --------

              Net                                        $     206    $   100    $    147
                                                         =========    =======    ========

         Discount rate on benefit obligation                 7.00%       7.28%       7.83%
         Long-term rate of return on plan assets             7.00        9.00        9.00
         Rate of compensation increase                       4.00        4.00        4.00

At December 31, 2002, the Corporation recorded an additional minimum liability of $873, representing the excess of the accumulated benefit obligation over the fair value of plan assets and accrued pension liabilities. The liability has been offset by intangible assets to the extent of unrecognized prior service cost of $64 with the remaining balance of $809 recorded as a separate reduction of shareholders' equity, net of the recorded tax benefit.


NOTE 15 - STOCK OPTIONS

Options to buy stock are granted to directors, officers and employees under the stock option plan, which provides for issue of up to 225,000 options. Exercise price is the market price at date of grant, so there is no expense recognized in the income statement. The maximum option term is ten years, and options vest after three years.

A summary of the activity in the plan is as follows.

                                                        2002
                                                        ----
                                                               Weighted
                                                               Average
                                                               Exercise
                                                 Shares         Price
                                                 ------         -----

Outstanding at beginning of year                        -     $       -
Granted                                            30,700         20.50
Exercised                                               -             -
Forfeited                                               -             -
                                                ---------

Outstanding at end of year                         30,700         20.50
                                                =========

Options exercisable at year-end                         -     $       -
Weighted-average remaining contractual life     9.5 years


NOTE 16 - COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET RISK


                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                    (Amounts in thousands, except share data)

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.


                                                                2002            2001
                                                                ----            ----
         Commitments to extend credit:
             Lines of credit and construction loans          $    56,467    $    36,828
             Credit cards                                          6,127          7,005
             Overdraft protection                                  5,258              -
             Letters of credit                                       547            888
                                                             -----------    -----------

                                                             $    68,399    $    44,721
                                                             ===========    ===========


Commitments to make loans are generally made for a period of one year or less. Fixed-rate loan commitments included above totaled $8,078 and had interest rates ranging from 3.25% to 10.50% at December 31, 2002. Fixed-rate loan commitments totaled $7,277 and had interest rates ranging from 4.75% to 10.00% at December 31, 2001. Maturities extend up to 30 years.

The subsidiary Banks are required to maintain certain daily reserve balances on hand in accordance with Federal Reserve Board requirements. The average reserve balance maintained in accordance with such requirements at December 31, 2002 and 2001 approximated $6,843 and $4,670. These balances do not earn interest.



NOTE 17 - CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS

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


NOTE 17 - CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS (Continued)

The Corporation and the Banks were well capitalized at December 31, 2002 and 2001. No conditions or events have occurred since the last notification from regulators that management believes has changed the Corporation's or the Banks' classification.


                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                    (Amounts in thousands, except share data)

At December 31, 2002 and 2001, the Corporation's and the Banks' actual capital levels and minimum required levels were as follows.


                                                                                                 To Be Well
                                                                                              Capitalized Under
                                                                       For Capital            Prompt Corrective
                                                 Actual             Adequacy Purposes         Action Provisions
                                                 ------             -----------------         -----------------
                                        Amount           Ratio    Amount           Ratio    Amount          Ratio
                                        ------           -----    ------           -----    ------          -----
                                                                  (Dollars in Millions)
    2002
    Total capital to risk-
      weighted assets
       Consolidated                    $   61.2          14.9%   $    32.8          8.0%    $   41.0        10.0%
       Citizens                            37.5          12.8         23.4          8.0         29.2        10.0
       Castalia                             6.0          18.5          2.6          8.0          3.2        10.0
       Farmers                             15.3          19.4          6.3          8.0          7.9        10.0
    Tier I (Core) capital to risk-
      weighted assets
       Consolidated                        51.1          12.5         16.4          4.0         24.6         6.0
       Citizens                            33.9          11.6         11.7          4.0         17.5         6.0
       Castalia                             5.6          17.3          1.3          4.0          1.9         6.0
       Farmers                             14.3          18.2          3.1          4.0          4.7         6.0
    Tier I (Core) capital to
      average assets
       Consolidated                        51.1           8.0         25.6          4.0         32.0         5.0
       Citizens                            33.9           7.4         18.3          4.0         22.9         5.0
       Castalia                             5.6          11.0          2.0          4.0          2.5         5.0
       Farmers                             14.3          11.7          4.9          4.0          6.1         5.0



                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                    (Amounts in thousands, except share data)

NOTE 17 - CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS (Continued)


                                                                                                   To Be Well
                                                                                                Capitalized Under
                                                                       For Capital              Prompt Corrective
                                                 Actual             Adequacy Purposes           Action Provisions
                                                 ------             -----------------           -----------------
                                        Amount          Ratio     Amount           Ratio      Amount        Ratio
                                        ------          -----     ------           -----      ------        -----
                                                                  (Dollars in Millions)
    2001
    Total capital to risk-
      weighted assets
       Consolidated                    $   49.5          16.0%   $    24.8          8.0%    $   31.0        10.0%
       Citizens                            24.2          13.0         14.8          8.0         18.6        10.0
       Castalia                             5.5          17.3          2.6          8.0          3.2        10.0
       Farmers                             14.2          17.5          6.5          8.0          8.1        10.0
    Tier I (Core) capital to risk-
      weighted assets
       Consolidated                        45.6          14.7         12.4          4.0         16.6         6.0
       Citizens                            21.9          11.8          7.4          4.0         11.1         6.0
       Castalia                             5.1          16.0          1.3          4.0          1.9         6.0
       Farmers                             13.2          16.3          3.2          4.0          4.9         6.0
    Tier I (Core) capital to
      average assets
       Consolidated                        45.6           9.1         20.0          4.0         25.5         5.0
       Citizens                            21.9           7.2         12.2          4.0         15.3         5.0
       Castalia                             5.1          10.4          2.0          4.0          2.5         5.0
       Farmers                             13.2           9.8          5.4          4.0          6.7         5.0


FCBC's primary source of funds for paying dividends to its shareholders and for operating expenses is dividends received from the Banks. Payment of dividends by the Banks to FCBC is subject to restrictions by their regulatory agencies. These restrictions generally limit dividends to the current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below minimum regulatory requirements. Under the most restrictive of these requirements, the Corporation estimates that retained earnings available for payment of dividends by the Banks to FCBC approximates $2,096 and $667 at December 31, 2002 and 2001.


                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                    (Amounts in thousands, except share data)

NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of FCBC follows:

CONDENSED BALANCE SHEETS                                                           2002           2001
                                                                                   ----           ----

Assets:
     Cash                                                                       $        821    $     3,012
     Securities available for sale                                                       483            456
     Investment in bank subsidiaries                                                  74,264         43,289
     Investment in nonbank subsidiaries                                                2,614          2,706
     Note receivable from nonbank subsidiaries                                        11,650         13,500
     Other assets                                                                      1,291            682
                                                                                ------------    -----------

         Total assets                                                           $     91,123    $    63,645
                                                                                ============    ===========

Liabilities and Shareholders' Equity:
     Deferred income taxes and other liabilities                                $      1,279    $       918
     Subordinated note payable to First Citizens Statutory Trust I                     5,155              -
     Note payable                                                                     13,000         14,000
     Common stock                                                                     47,370         23,258
     Retained earnings                                                                29,588         28,844
     Treasury Stock                                                                   (7,241)        (4,919)
     Accumulated other comprehensive income                                            1,972          1,544
                                                                                ------------    -----------

         Total liabilities and shareholders' equity                             $     91,123    $    63,645
                                                                                ============    ===========


CONDENSED STATEMENTS OF INCOME                                        2002           2001           2000
                                                                      ----           ----           ----

Dividends from bank subsidiaries                                   $    3,495     $    8,900    $     6,060
Interest income                                                           514            789            258
Other income                                                                6              8            241
Interest expense                                                         (695)          (787)          (208)
Other expense, net                                                       (771)          (569)          (510)
                                                                   ----------     ----------    -----------

Earnings before equity in undistributed
  net earnings of subsidiaries                                          2,549          8,341          5,841

Income tax benefit                                                        322            241             75
(Distributions in excess of earnings of
  subsidiaries) / equity in undistributed net
  earnings of subsidiaries                                              4,256         (3,289)          (224)
                                                                   ----------     ----------    -----------

     Net income                                                    $    7,127     $    5,293    $     5,692
                                                                   ==========     ==========    ===========


                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                    (Amounts in thousands, except share data)

NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS                                   2002             2001               2000
                                                                     ----             ----               ----

Operating activities:
     Net income                                                $        7,127     $        5,293    $         5,692
     Adjustment to reconcile net income to net
       cash provided by operating activities:
         Change in other assets and other liabilities                  (2,362)            (1,643)              (437)
         Distributions in excess of/(equity in
           undistributed) net earnings of subsidiaries                 (4,256)             3,289                224
                                                               --------------     --------------    ---------------
         Net cash from operating activities                               509              6,939              5,479
                                                               --------------     --------------    ---------------

Investing activities:
     Purchase of securities                                                 -                  -                (67)
     Change in loan to nonbank subsidiaries                             1,850             (2,900)           (10,600)
                                                               --------------     --------------    ---------------
         Net cash from investing activities                             1,850             (2,900)           (10,667)
                                                               --------------     --------------    ---------------

Financing activities:
     Net change in short term note payable                            (11,000)             3,400             10,600
     Proceeds from long-term borrowings                                10,000                  -                  -
     Proceeds from subordinated note payable to
       First Citizens Statutory Trust I                                 5,155                  -                  -
     Cash paid for treasury stock                                      (2,322)              (101)            (1,941)
     Cash dividends paid                                               (6,383)            (5,063)            (5,088)
                                                               --------------     --------------    ---------------
         Net cash from financing activities                            (4,550)            (1,764)             3,571
                                                               --------------     --------------    ---------------

Net change in cash and cash equivalents                                (2,191)             2,275             (1,617)


Cash and cash equivalents at beginning of year                          3,012                737              2,354
                                                               --------------     --------------    ---------------

Cash and cash equivalents at end of year                       $          821     $        3,012    $           737
                                                               ==============     ==============    ===============


                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                    (Amounts in thousands, except share data)

NOTE 19 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair values of financial instruments were as follows:


                                                  December 31, 2002                       December 31, 2001
                                                  -----------------                       -----------------
                                            Carrying           Estimated           Carrying            Estimated
                                             Amount           Fair Value            Amount            Fair Value
                                             ------           ----------            ------            ----------

Financial assets:
    Cash and due from banks             $        23,797     $        23,797     $        19,227    $         19,227
    Federal funds sold                           12,700              12,700               6,025               6,025
    Securities available for sale               155,168             155,168             108,230             108,230
    Securities held to maturity                      42                  44                 139                 143
    Loans held for sale                           1,390               1,390               2,307               2,307
    Loans, net of allowance for
      loan losses                               415,682             430,555             331,347             340,784
    FHLB, FRB and GLBB stock                      6,752               6,752               5,357               5,357
    Accrued interest receivable                   4,795               4,795               3,883               3,883

Financial liabilities:
    Deposits                                   (539,899)           (542,786)           (410,178)           (412,421)
    Federal Home Loan Bank
      borrowings                                   (183)               (174)               (811)               (809)
    U.S. Treasury interest-bearing
      demand note payable                        (5,000)             (5,000)               (720)               (720)
    Securities sold under
      repurchase agreements                     (13,509)            (13,509)            (10,311)            (10,311)
    Note payable                                (13,000)            (13,000)            (14,000)            (14,000)
    Trust Preferred Securities                   (5,000)             (5,000)                  -                   -
    Accrued interest payable                       (833)               (833)               (885)               (885)

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


                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000
                    (Amounts in thousands, except share data)

NOTE 20 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows.


                                                       2002             2001            2000
                                                       ----             ----            ----
Unrealized holding gains on
  available for sale securities                    $      1,435    $      1,882     $      2,697
Reclassification adjustments for gains
  later recognized in income                                 (8)           (863)          (1,080)
                                                   ------------    ------------     ------------
Net unrealized gains                                      1,427           1,019            1,617
Minimum pension liability adjustment                       (809)              -                -
Tax effect                                                 (190)           (346)            (550)
                                                   ------------    ------------     ------------

Other comprehensive income                         $        428    $        673     $      1,067
                                                   ============    ============     ============


NOTE 21 - QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                                                 Basic and Diluted
                                 Interest       Net Interest           Net         Earnings per
                                  Income           Income            Income        Common Share
                                  ------           ------            ------        ------------

2002
    First quarter *            $     7,710       $     4,936      $     1,419         $   .35
    Second quarter                   9,506             6,272            1,901             .37
    Third quarter                    9,629             6,613            2,072             .41
    Fourth quarter                   9,162             6,462            1,735             .35

2001
    First quarter              $     9,163       $     4,865      $     1,181         $   .29
    Second quarter                   9,054             4,930            1,160             .28
    Third quarter                    8,924             5,056            1,504             .37
    Fourth quarter                   8,207             5,044            1,448             .36


* Amounts for the first quarter 2002 are prior to the merger with ICBC.



                                  (Continued)