Form 10-K, Exhibit 13
period 2003-12-31
FIRST CITIZENS BANC CORP /OH
filed 2004-03-15
CIK 944745

                                                                    EXHIBIT 13.1

           First Citizens Banc Corp 2003 Annual Report to Shareholders

     Dear Shareholder:

Profit performance for 2003 was disappointing and will continue to be a challenge in the present interest-rate environment; the lowest interest prime-rate environment reported by the Federal Reserve since September of 1958.

Management and the Board of Directors are committed to not taking actions that may have short-term benefits but are detrimental for the long term. An example would be a wholesale move away from variable-rate lending to fixed rates. This would have a near-term positive impact on earnings, but when interest rates increase, would have an adverse effect. Looking at our comparative balance sheets you see that we are continuing to emphasize lending, specifically commercial lending at variable rates, and moving away from investments. On the deposit side, certificates of deposit are being replaced with lower cost Fed Funds purchased. These changes have resulted in interest margins that are favorable compared to peer companies, but below our budget and not sufficient to absorb increased overhead for the year.

Increases in the overhead costs were attributable to regulatory requirements, emphasis on our commercial lending staff, addition of new facilities, expanding our courier banking services, and the creation of First Citizens Advisors. Increased regulatory costs will add little to our shareholder profitability, while the other expenses are investments in future profitability.

Regulation

Like all public companies, especially banking, we are subject to regulatory controls. The Sarbanes-Oxley Act has resulted in increases in those expenses. For example, we are examined by the Federal Reserve, FDIC, and State of Ohio, and our external auditors Crowe Chizek and Company LLC. In addition, we have our own internal audit department which answers directly to your board's Risk Management Committee. The Sarbanes-Oxley Act, reacting to the abuses of a few companies, will now require management of public companies to conduct an additional review of internal control separate from external and internal auditors. For banks this adds another layer of examination to an already heavily reviewed and regulated business which will add additional costs to our company.

Commercial Lending

We have been fortunate to attract proven commercial lenders to our company. These are the people responsible for our loan growth in 2003. Our commercial lenders, rewarded with an incentive-based program, have established the First Citizens affiliates as strong, community lenders. Commercial relationships provide an avenue to many additional opportunities in trust, insurance, investment services, and pension and 401k products. Commercial relationships can also provide access to a customer's employee group, providing additional opportunity to provide products and services.

Facilities

During 2003, affiliate offices were opened in Marion, Ohio; Mansfield, Ohio and Crestline, Ohio. These offices are viewed as opportunities in new markets for our companies. At the same time, we closed a Mr. Money facility in Norwalk Ohio, and are closing a Citizens facility in Sandusky and a Citizens facility in Norwalk. Changing customer-office preferences provided the opportunity to close these offices and take advantage of the accompanying economies without jeopardizing our customer base. At year end we also moved into our new operations center in Margaretta Township. This facility houses loan, deposit, and check processing. The new facility is expected to provide economies by having all back-room functions under one roof.

Courier Banking

During 2003 we continued to expand our courier banking services. Using an arrangement with a third-party vendor, the courier banking allows us to service larger commercial customers and provides a competitive advantage. While there is a cost to provide a courier, we can attract customers in adjoining communities and outlying areas without the significant costs of increasing our branch network.

The courier banking product, in combination with the electronic capabilities through our "Net Teller" on-line banking, can provide our customers services comparable to having a bank branch next door. We currently service loan and deposit balances of over $50,000,000 with courier banking.

First Citizens Advisors

2003 was our year to introduce First Citizens Advisors. A combination of the trust department acquired from the Citizens National Bank of Norwalk, our Select Banking department, and the addition of four proven investment professionals is the basis for the department. First Citizens Advisors provides our customers access to fiduciary and asset management services, access to a breadth of investment resources, access to insurance products through Dawson & Citizens Insurance, and private banking with one-on-one personal service. Over the course of the last year, the department has grown approximately $70,000,000. We have reached the break-even point in this new venture and it should be a contribution to profitability in 2004 and beyond.

New Opportunities

As we have stated in many of our communications, we are always looking for partnership opportunities that will benefit our shareholders. On March 3, 2004, we announced the signing of a definitive agreement with FNB Financial Corp of Shelby, Ohio. FNB's affiliate First National Bank of Shelby is a $220,000,000 commercial bank servicing the residents of Richland and southern Huron Counties. Our plan is to merge the First National Bank and our Farmers State Bank to create a commercial bank of approximately $350,000,000. Subject to regulatory approval and with the assistance of our investment bankers, Keefe, Bruette, & Woods, our legal counsel, Squire Sanders & Dempsey, and our auditors Crowe Chizek and Company LLC, we expect this transaction to close in the fourth quarter of 2004.

As we move through 2004, our goal remains to develop customer relationships as a community bank. We must leverage our new and existing customer relationships into new products and offerings such as First Citizens Advisors to provide new sources of non-interest income. Continuing to expand opportunities in non-interest income will reduce the reliance on interest margin for the company. And as we weather this interest-rate environment, we strive to balance the control of overhead costs with costs that represent investment in future revenue opportunity.

Lastly, we continue to look for partnership opportunities that are beneficial to our shareholders. We believe that our philosophy of maintaining community decision making and local board interaction, coupled with our ability to provide backroom support in audit and accounting, compliance, personnel, and operations, is attractive to potential partners.

Very truly yours,

David A. Voight

President/Chief Executive Officer

                    Five Year Consolidated Financial Summary

                                    2003        2002        2001        2000        1999
                                  --------    --------    --------    --------    --------
EARNINGS
Net Income (000)                  $  5,567    $  7,127    $  5,293    $  5,692    $  6,063
Per Common Share (1)
        Earnings (basic)          $   1.11    $   1.48    $   1.30    $   1.39    $   1.43
        Earnings (diluted)        $   1.10    $   1.48    $   1.30    $   1.39    $   1.43
        Book Value                $  13.73    $  14.24    $  11.94    $  11.72    $  11.58
        Dividends Paid            $   1.30    $   1.30    $   1.24    $   1.24    $   1.15

BALANCES
Assets (millions)                    636.4       651.6       487.7       489.3       472.2
Deposits (millions)                  510.2       539.9       410.2       392.0       403.2
Net Loans (millions)                 462.9       415.7       331.3       342.0       284.4
Shareholders' Equity (millions)       69.1        71.7        48.7        47.9        48.2

PERFORMANCE RATIOS
Return on Average Assets              0.87%       1.12%       1.06%       1.19%       1.24%
Return on Average Equity              7.82%      10.22%      10.65%      12.09%      11.58%
Equity to Assets Ratio               10.86%      11.00%       9.99%       9.80%      10.21%
Net Loans to Deposit Ratio           90.73%      76.99%      80.78%      87.25%      70.55%
Loss Allowance to Total Loans         1.34%       1.50%       1.45%       1.19%       1.48%

                                  ANNUAL REPORT

                                    CONTENTS

Five - Year Selected Consolidated Financial Data                    1

Common Stock and Shareholder Matters                                3

General Development of Business                                     3

Management's Discussion and Analysis of Financial Condition
  and Results of Operations                                         5

Quantitative and Qualitative Disclosures About Market Risk         19

Financial Statements
      Report of Independent Auditors                               23
      Consolidated Balance Sheets                                  25
      Consolidated Statements of Income                            26
      Consolidated Statements of Changes in Shareholders' Equity   27
      Consolidated Statement of Cash Flows                         28
      Notes to Consolidated Financial Statements                   30

FIVE-YEAR SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share data)

                                                               Year ended December 31,
                                           --------------------------------------------------------------
                                              2003         2002         2001         2000         1999
                                           ----------   ----------   ----------   ----------   ----------
Statements of income:
      Total interest and dividend income   $   33,267   $   36,007   $   35,348   $   34,190   $   33,067
      Total interest expense                    8,417       11,724       15,453       15,756       15,130
                                           ----------   ----------   ----------   ----------   ----------
      Net interest income                      24,850       24,283       19,895       18,434       17,937
      Provision for loan losses                 1,944        1,178        1,803          807          266
                                           ----------   ----------   ----------   ----------   ----------
      Net interest income after
           provision for loan losses           22,906       23,105       18,092       17,627       17,671
Security gains (1)                                301            8          863        1,080        1,602
Other noninterest income                        7,423        6,823        5,254        4,583        3,927
                                           ----------   ----------   ----------   ----------   ----------
      Total noninterest income                  7,724        6,831        6,117        5,663        5,529
Total noninterest expense                      22,925       19,893       16,933       15,466       14,771
                                           ----------   ----------   ----------   ----------   ----------
Income before federal income taxes              7,705       10,043        7,276        7,824        8,429
Federal income tax expense                      2,138        2,916        1,983        2,132        2,366
                                           ----------   ----------   ----------   ----------   ----------
      Net income                           $    5,567   $    7,127   $    5,293   $    5,692   $    6,063
                                           ==========   ==========   ==========   ==========   ==========
 Per share of common stock:
       Basic earnings                      $     1.11   $     1.48   $     1.30   $     1.39   $     1.43
       Diluted earnings                          1.10         1.48         1.30         1.39         1.43
       Dividends                                 1.30         1.30         1.24         1.24         1.15
       Book value                               13.73        14.24        11.94        11.72        11.58
 Average common shares outstanding:
       Basic                                5,033,203    4,811,591    4,082,879    4,107,269    4,242,546
       Diluted (2)                          5,041,877    4,812,664    4,082,879    4,107,269    4,242,546
 Year-end balances:
       Loans, net                          $  462,878   $  415,682   $  334,347   $  341,982   $  284,446
       Securities                             116,733      161,962      113,726      115,792      150,661
       Total assets                           635,394      651,634      487,671      489,259      472,220
       Deposits                               510,172      539,899      410,178      391,968      403,160
       Borrowings                              53,529       36,692       25,842       46,153       18,000
       Shareholders' equity                    69,125       71,689       48,727       47,925       48,195
 Average balances:
       Loans, net                          $  439,261   $  424,947   $  342,443   $  309,878   $  279,649
       Securities                             140,418      138,062      114,072      135,129      163,134
       Total assets                           642,300      638,664      499,109      476,874      487,242
       Deposits                               530,801      533,869      412,385      400,921      409,665
       Borrowings                              36,766       30,983       33,321       26,541       20,525
       Shareholders' equity                    71,192       69,767       49,693       47,062       52,347

(1) Partial recoveries of $10 and $10 were received in 2000 and 1999 for securities that were written off in prior periods.

(2) Prior to 2002, there were no additional potential common shares issuable under stock options.

FIVE-YEAR SELECTED RATIOS
(Dollars in thousands, except per share data)

                                                          Year ended December 31,
                                               ----------------------------------------------
                                                2003      2002      2001      2000      1999
                                               ------    ------    ------    ------    ------
Net yield on average interest-earning assets     4.21%     4.09%     4.23%     4.10%     3.89%
Return on average total assets                   0.87      1.12      1.06      1.19      1.24
Return on average shareholders' equity           7.82     10.22     10.65     12.09     11.58
Average shareholders' equity as a percent
      of average total assets                   11.08     10.92      9.96      9.87     10.74
Net loan charge-offs as a percent of
      average total loans                        0.44      0.27      0.30      0.31      0.20
Allowance for loan losses as a percent
      of loans at year-end                       1.34      1.50      1.45      1.19      1.48
Shareholders' equity as a percent
      of total year-end assets                  10.86     11.00      9.99      9.80     10.21

A copy of Form 10-K, as filed with the Securities and Exchange Commission, will be furnished, free of charge, to shareholders, upon written request to the Secretary of First Citizens Banc Corp, 100 East Water Street, Sandusky, Ohio 44870.

COMMON STOCK AND SHAREHOLDER MATTERS

The common shares of First Citizens Banc Corp trade on The NASDAQ Stock Market under the symbol "FCZA". As of December 31, 2003, there were 5,033,203 shares outstanding held by approximately 1,085 shareholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms). Information below is the range of sales prices for each quarter for the last two years.

                                        2003
------------------------------------------------------------------------------------
  First Quarter          Second Quarter       Third Quarter        Fourth Quarter
------------------     ------------------   ------------------   -------------------
$23.73  to  $32.50     $25.06  to  $35.57   $24.39  to  $30.31   $26.37  to  $31.08

                                        2002
------------------------------------------------------------------------------------
  First Quarter          Second Quarter       Third Quarter        Fourth Quarter
------------------     ------------------   ------------------   -------------------
$19.85  to  $24.50     $18.00  to  $22.75   $20.25  to  $24.25   $21.98  to  $23.73

Dividends per share declared by the Corporation on common shares were as follows:

                 2003    2002
                 -----   -----
First quarter    $ .26   $ .19
Second quarter     .26     .25
Third quarter      .26     .25
Fourth quarter     .52     .61
                 -----   -----
                 $1.30   $1.30
                 -----   -----

GENERAL DEVELOPMENT OF BUSINESS
Dollars in thousands, except for per share data

FIRST CITIZENS BANC CORP (FCBC) was organized under the laws of the State of Ohio on February 19, 1987 and is a registered financial holding company under the Gramm-Leach-Bliley Act of 2000 (GLB Act), as amended. The Corporation's office is located at 100 East Water Street, Sandusky, Ohio. The Corporation had total consolidated assets of $636,423 at December 31, 2003. FCBC and its subsidiaries are referred to together as the Corporation.

THE CITIZENS BANKING COMPANY (Citizens), owned by the Corporation since 1987, opened for business in 1884 as The Citizens National Bank. In 1898, Citizens was reorganized under Ohio banking law and was known as The Citizens Bank and Trust Company. In 1908, Citizens surrendered its trust charter and began operation under its current name. Citizens is an insured bank under the Federal Deposit Insurance Act. Citizens maintains its main office at 100 East Water Street, Sandusky, Ohio and operates three branch banking offices in Perkins Township (Sandusky, Ohio), three branch banking offices in Norwalk, Ohio, one branch banking office in Berlin Heights, Ohio, one branch banking office in Huron, Ohio, one branch banking office in Castalia, Ohio and one loan production office in Port Clinton, Ohio. As part of the acquisition, which was completed in April 2002, of Independent Community Banc Corp. (ICBC) and its subsidiary, The Citizens National Bank of Norwalk, which was merged into Citizens, Citizens has trust authority again. This subsidiary accounts for 77.8% of the Corporation's consolidated assets at December 31, 2003.

THE FARMERS STATE BANK (Farmers), acquired by the Corporation in 1998, is organized and chartered under the laws of the State of Ohio in 1916. Farmers is an insured bank under the Federal Deposit Insurance Act. Farmers maintains its main office at 102 South Kibler Street, New Washington, Ohio and operates branch offices in Willard, Ohio, Crestline, Ohio, and the Ohio villages of Chatfield, Tiro, Richwood and Green Camp. Farmers also has a loan production office in Marion, Ohio. Farmers accounts for 19.4 of the Corporation's consolidated assets at December 31, 2003.

SCC RESOURCES INC. (SCC) is organized under the laws of the State of Ohio. Begun as a joint venture of three local Sandusky, Ohio banks in 1966, SCC provides item-processing services for financial institutions, including the Banks, and other nonrelated entities. The Corporation acquired total ownership of SCC in February 1993. On June 19, 1999, SCC entered into an agreement with Jack Henry & Associates, Inc. (JHA) to sell all of their contracts for providing data processing services to community banks. JHA agreed to pay SCC a fee based upon annual net revenue under a new JHA contract for each bank that signed a five-year contract with JHA by January 31, 2000. This subsidiary accounts for less than one percent of the Corporation's consolidated assets as of December 31, 2003.

R. A. REYNOLDS APPRAISAL SERVICE, INC. (Reynolds), owned by the Corporation since 1993, was organized under the laws of the State of Ohio in September 1993. Reynolds provides real estate appraisal services, for lending purposes, to the Banks and to other financial institutions. Reynolds accounts for less than one percent of the Corporation's consolidated assets as of December 31, 2003.

MR. MONEY FINANCE COMPANY (Mr. Money) was formed in year 2000 to provide consumer lending products to customers who may not qualify for conventional commercial bank lending products. Mr. Money has its main office in Sandusky, Ohio and an office in Mansfield, Ohio. Loans for Mr. Money come from direct consumer lending to customers and loans from third party home improvement vendors. Mr. Money accounts for 2.3% of the Corporation's consolidated assets as of December 31, 2003.

FIRST CITIZENS TITLE INSURANCE AGENCY INC. (Title Agency) has been formed to provide customers with a seamless mortgage product with improved service. Assets of the Title Agency are not significant at December 31, 2003.

FIRST CITIZENS INSURANCE AGENCY INC. (Insurance Agency) was formed to allow the Corporation to participate in commission revenue generated through its third party insurance agreement. Assets of the Insurance Agency are not significant at December 31, 2003.

WATER STREET PROPERTIES (Water St.) was formed to hold properties repossessed by FCBC subsidiaries. Assets of Water St. are not significant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS - AS OF DECEMBER 31, 2003 AND DECEMBER 31, 2002 AND FOR THE YEARS ENDING DECEMBER 31, 2003, 2002 AND 2001

(Dollars in thousands, except per share data)

General

The following paragraphs more fully discuss the significant highlights, changes and trends as they relate to the Corporation's financial condition, results of operations, liquidity and capital resources as of December 31, 2003 and 2002, and during the three-year period ended December 31, 2003. This discussion should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements, which are included elsewhere in this report.

Forward-Looking Statements

This report includes forward-looking statements by the Corporation relating to such matters as anticipated operating results, business line results, credit quality expectations, prospects for new lines of business, economic trends (including interest rates) and similar matters. Such statements are based upon the current beliefs and expectations of the Corporation's management and are subject to risks and uncertainties. While the Corporation believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could prove to be inaccurate, and accordingly, actual results and experience could differ materially from the anticipated results or other expectations expressed by the Corporation in its forward-looking statements. Factors that could cause actual results or experience to differ from results discussed in the forward-looking statements include, but are not limited to, regional and national economic conditions; volatility and direction of market interest rates; credit risks of lending activities, governmental legislation and regulation, including changes in accounting regulation or standards; material unforeseen changes in the financial condition or results of operations of the Corporation's clients; and other risks identified from time-to-time in the Corporation's other public documents on file with the Securities and Exchange Commission.

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

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements, and the purpose of this section is to secure the use of the safe harbor provisions.

Financial Condition

At December 31, 2003, total assets were $636,423, compared to $651,634 at December 31, 2002. The decrease in assets is primarily due to a decline in deposits which was not fully replaced by other funding sources.

Although total assets declined, net loans increased $47,196, or 11.4% from 2002 to 2003. Commercial real estate loans increased $41,451, or 35.5%, real estate construction loans increased $9,529, or 72.3% and commercial and agricultural loans increased $4,651, or 10.0% from 2002 to 2003. Residential real estate loans decreased by $5,297, or 2.5%, from 2002 to 2003 to total $205,635. Consumer loans decreased $5,513, or 18.2% from 2002 to total $24,765. Lease loans increased $991, or 76.1%, from 2002 to 2003 to total

$2,293. Credit card and other loans, which include overdraft protection (ODP) lines of credit, increased $1,277 from 2002 to total $4,977 in 2003. The increase is net of the sale of the credit card portfolio in October 2003. Management sold the portfolio to a third party provider so that we could offer a choice of cards and features, along with increased service, to our customers.

In 2003, due to low interest rates, the demand for fixed rate residential real estate loan products remained strong. However, FCBC continued to sell loans in the secondary market and retain fewer in the portfolio to mitigate the interest rate risk of holding longer term fixed-rate loans.

In 2003, management continued its emphasis on increasing the Corporation's share of the local market for commercial and commercial real estate loans and expanded into new markets, such as opening a loan office in Marion County. The Corporation hired lending officers native to the new markets, and is taking a proactive approach in contacting new and current clients. These lending relationships generally offer more attractive returns than residential loans and also offer opportunities for attracting larger balance deposit relationships. However, the shift in loan portfolio mix from residential real estate to commercial oriented loans may increase credit risk.

Both year-end and average 2003 deposit balances decreased from 2002. Year-end deposit balances totaled $510,172 in 2003 compared to $539,899 in 2002, a decrease of $29,727, or 5.5%. As the stock market experienced some gains in 2003, we saw that some investors who sought short-term financial institution deposit products during the market declines of 2002 have started to move out of deposits and into other financial instruments. Average deposit balances for 2003 were $530,801 compared to $533,869 for 2002, a decrease of $3,068, or 0.6%.
Noninterest-bearing deposits averaged $71,797 for 2003, compared to $62,707 for 2002, increasing $9,090, or 14.5%. Savings, NOW, and MMIA accounts averaged $244,778 for 2003 compared to $238,066 for 2002. Average certificates of deposit decreased $18,870 to total an average balance of $214,226 for 2003. The decrease in certificates of deposit occurred as a result of management's decision to allow higher rate certificates which were maturing to be withdrawn from the Corporation rather than trying to retain these deposits by paying above market rates.

To offset the decline in deposits, the Corporation utilized alternative funding sources by drawing from the Corporation's cash management advance availability for the Federal Home Loan Bank and by issuing subordinated debentures of $7,500. In March 2003 and March 2002, the Corporation issued $7,500 of floating rate 4.41% and $5,000 of floating rate 5.59% trust preferred securities through special purpose entities as part of pooled offerings of such securities. Prior to 2003, the trust formed in 2002 was consolidated in the Corporation's financial statements, with the trust preferred securities issued by the trust reported in liabilities as "trust preferred securities" and the subordinated debentures eliminated in consolidation. Under new accounting guidance, FASB Interpretation No. 46, as revised December 2003, the trust is no longer consolidated by the Corporation. Accordingly, the Corporation does not report the securities issued by the trust as liabilities, and instead reports as liabilities the subordinated debentures issued by the Corporation and held by the trust, as these are no longer eliminated in consolidation. Amounts previously reported as "trust preferred securities" in liabilities have been recaptioned "subordinated debentures" and continue to be presented in liabilities on the balance sheet.

Borrowings from the Federal Home Loan Bank of Cincinnati were $183 at December 31, 2002. As a result of scheduled pay downs, these borrowings were paid off in 2003, with the last advance paid off in May. At December 31, 2003, the Corporation had utilized $18,975 of its $20,000 cash management advance line of credit with the Federal Home Loan Bank to offset part of the decline in deposits.

The Corporation also has a borrowing agreement for the purpose of funding loans originated by Mr. Money. FCBC restructured this borrowing in 2002 into two different loans, a $5,000 line of credit and a $10,000 term note. Total borrowings under these loans were $9,000 at December 31, 2003 compared to $13,000 at December 31, 2002. During 2003, the Corporation made its $1,000 scheduled payment on the term loan and paid off outstanding borrowings on the line of credit. Note 11 in the consolidated financial statements provides further details regarding the borrowing arrangement.

The Banks offer repurchase agreements in the form of sweep accounts to commercial checking account customers. At December 31, 2003, total repurchase agreements in the form of sweep accounts totaled $12,115. This compares to $13,509 at December 31, 2002. U.S. Treasury securities and obligations of U.S. government agencies maintained under the Banks' control are pledged as collateral for the repurchase agreements.

Securities available for sale, securities held to maturity and Federal Home Loan Bank (FHLB), Federal Reserve Bank (FRB), Great Lakes Bankers Bank (GLBB), and Norwalk Community Development Corporation (NCDC) stock decreased a total of $45,229, or 27.9% from $161,962 on December 31, 2002 to $116,733 on December 31,
2003. U.S. Treasury securities and obligations of U.S. government agencies accounted for the majority of the decrease, declining from $102,780 at December 31, 2002 to $64,333 at December 31, 2003. Obligations of states and political subdivisions available for sale decreased $6,422 from 2002 to 2003. Securities decreased to help fund the growth of the loan portfolio that was experienced in 2003.

Mortgage-backed securities totaled $8,426 at December 31, 2003 and none are considered unusual or "high risk" securities as defined by regulating authorities. Of this total, $8,266 are pass-through securities issued by the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC); $123 are collateralized mortgage obligations (CMOs) and real estate mortgage investment conduits (REMICs) issued by FNMA and FHLMC; and $37 are privately issued and are collateralized by mortgage-backed securities issued or guaranteed by FNMA, FHLMC, or Government National Mortgage Association
(GNMA). The average interest rate of the mortgage-backed portfolio at December 31, 2003 was 4.08%. The average maturity at December 31, 2003 was approximately
5.78 years. The Corporation has not invested in any derivative securities.

Securities held to maturity at December 31, 2003 had unrealized gains of approximately $1. Since management intends to hold this portion of the portfolio to maturity, the unrecognized gains have no impact on operations of the Corporation. Securities available for sale had an estimated fair value at December 31, 2003 of $109,508. This fair value includes unrealized gains of approximately $2,220 and unrealized losses of approximately $64. Net unrealized gains of $2,156 on December 31, 2003 was a decrease over net unrealized gains of $3,766 at December 31, 2002 primarily due to changes in market interest rates.

Premises and equipment, net of accumulated depreciation, increased $2,262 from December 31, 2002 to December 31, 2003. During 2003, a new $2,100 operations center was constructed to house several departments of the Corporation. This building should help the increase efficiency in several areas of the Corporation.

Total shareholders' equity decreased $2,564, or 3.6% during 2003 to $69,125. The change in shareholders' equity is made up of earnings of $5,567, less dividends paid of $6,543 and the decrease in the market value of securities available for sale, net of tax, of $1,063. Also, during 2003, the Corporation's additional minimum pension liability, net of tax, increased $525, which decreased equity. See Note 14 for further explanation. The Corporation paid cash dividends on February 1, 2003, May 1, 2003, August 1, 2003 and November 1, 2003 each at a rate of $.26 per share. Also on November 1, 2003, the Corporation paid a special dividend of $.26 per share. Total outstanding common shares at December 31, 2003 were 5,033,203. The ratio of total shareholders' equity to total assets was 10.9% at December 31, 2003 compared to 11.0% at December 31, 2002.

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

Comparison of Results of Operations for the Year Ended December 31, 2003 and December 31, 2002

Net Income The Corporation's net income for the year ended December 31, 2003 was $5,567, compared to $7,127 for the year ended December 31, 2002, a decrease of $1,560 or 21.9%. The decrease in net income was the result of the items discussed in the following sections.

Net Interest Income

Net interest income for 2003 was $24,850, an increase of $567, or 2.3% from 2002. The change in net interest income for 2003 was the result of a larger decrease in interest expense compared to the decrease in interest income. The decline in the yield on interest earning assets and interest-bearing liabilities is the result of continued repricing of assets and liabilities in the low interest rate environment that existed throughout 2003. The Corporation continues to examine its rate structure to ensure that its interest rates are competitive and reflective of the current rate environment in which it competes.

Total interest income decreased $2,740, or 7.6% for 2003. The decline resulted from average interest earning-assets decreasing from $596,228 in 2002 to $592,863 in 2003 combined with a decline in yield earned on average earning assets. Average loans increased $13,962 from 2002 to 2003. Income earned on the loan portfolio decreased $1,557 from 2002 to 2003 due to the decline in yield more than offsetting the impact of the higher average balance of loans. Although the securities portfolio declined significantly from December 31, 2002 to December 31, 2003, the average balance of the securities portfolio for 2002 and 2003 was similar. The decrease in interest income on securities was primarily due to the decline in yields. Average balances of Federal Funds sold and interest-bearing deposits in other banks declined which was the primary reason for the interest earned on these assets declining $400. Funds that were sold in the fed funds market in 2002 were used to help fund the increase the Corporation had in its loan portfolio in 2003.

Total interest expense decreased $3,307, or 28.2% for 2003 compared to 2002. The decrease in interest expense can be attributed to a decrease in the rate on interest-bearing liabilities from 2.33% in 2002 to 1.70% in 2003, as well as a decline in average balance of $6,375. Average interest-bearing deposits declined $12,158 from 2002 to 2003. This decline combined with a 67 basis point drop in the cost of deposits caused interest expense on deposits to decrease $3,320. Interest expense on the various borrowings remained relatively unchanged as the increase in average balance from 2002 to 2003 more than offset the decrease in cost by a slight margin.

Refer to "Distribution of Assets, Liabilities and Shareholders' Equity, Interest Rates and Interest Differential" and "Changes in Interest Income and Interest Expense Resulting from Changes in Volume and Changes in Rate" on pages 14 through 16 for further analysis of the impact of changes in interest-bearing assets and liabilities on the Corporation's net interest income.

Provision and Allowance for Loan Losses

The following table contains information relating to the provision for loan losses, activity in and analysis of the allowance for loan losses as of and for each of the three-years in the period ended December 31, 2003.

                                               As of and for year ended December 31,
                                               -------------------------------------
                                                   2003         2002        2001
                                                ---------    ---------    ---------
Net loan charge-offs                            $   1,961    $   1,144    $   1,045
Provision for loan losses charged to expense        1,944        1,178        1,803
Net loan charge-offs as a percent of average
   outstanding loans                                 0.44%        0.27%        0.30%
Allowance for loan losses                       $   6,308    $   6,325    $   4,865
Allowance for loan losses as a percent
   of year-end outstanding loans                     1.34%        1.50%        1.45%
Allowance for loan losses as a percent
   of impaired loans                                99.10%       91.28%      136.47%
Impaired loans                                  $   6,365    $   6,929    $   3,565
Impaired loans as a percent of gross
   year-end loans(1)                                 1.36%        1.64%        1.06%
Nonaccrual and 90 days or more past due loans
   as a percent of gross year-end loans (1)          1.37%        1.39%        1.56%

(1) Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.

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

The provision for loan losses increased by $766 in 2003 from $1,178 in 2002 to $1,944 in 2003. The increase in the provision was a result of a net increase in net charge-offs of $817 from 2002 to 2003. As of December 31, 2003, impaired loans have decreased $564 from December 31, 2002. Efforts are continually made to examine both the level and mix of the reserve by loan type as well as the overall level of the reserve. Management specifically evaluates loans that are impaired, or graded as doubtful by the internal grading function for estimates of loss. To evaluate the adequacy of the allowance for loan losses to cover probable losses in the portfolio, management considers specific reserve allocations for identified portfolio loans, reserves for delinquencies and historical reserve allocations. The composition and overall level of the loan portfolio and charge-off activity are also factors used to determine the amount of the allowance for loan losses.

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

Noninterest Income

Noninterest income totaled $7,724 in 2003 compared to $6,831 in 2002, an increase of 13.1%. The more significant items contributing to this change are as follows.

During 2003, the Corporation recognized gains from calls and sales of securities of $301. In 2002, the Corporation recognized gains from calls of securities of $8. Sales of securities were utilized to assist in the funding of loans although the overall sales activity as a percentage of the securities portfolio was not significant.

Due to the continued low interest rates, customers continued to refinance their loans to lower fixed-rate loans. Rather than add these lower fixed-rate loans to the Corporation's loan portfolio, the loans were sold in the secondary loan market. Net gains on the loans sold totaled $631 in 2003 compared to a net gain of $333 in 2002. The additional gain is due to the increase in volume of loans sold in 2003 compared to the volume sold in 2002. The volume of loans sold in 2003 approximately doubled the volume sold in 2002.

Service charges by the Banks increased $225 from 2002 to 2003. The full year in 2003 of the additional customer base created as a result of this merger with ICBC in April 2002 was the primary cause of this increase. Check Protect, which is the Corporation's courtesy pay program, generated an additional $228 in additional service charge income in 2003. ATM fees increased $50 from 2002 to 2003. With the addition of the customer base acquired through the entering new markets, additional fees were gained. Other noninterest income totaled $2,030 in 2003, compared to $1,976 in 2002. In November, Citizens sold its credit card portfolio for a net gain of $152. Additionally, increases in other noninterest income are a result of additional products and services introduced to generate noninterest income. These products include brokerage and insurance commissions, the sale of wholesale mortgages, and income from the Trust Department. The Trust Department has developed into the cornerstone of wealth management services provided by the Corporation.

Noninterest Expense

Noninterest expense totaled $22,925 in 2003, an increase of $3,032, or 15.2% over 2002. The following discussion highlights the significant items that resulted in increases or decreases in the components of noninterest expense.

Salaries, wages and benefits totaled $11,572 in 2003 compared to $9,460 in 2002 for an increase of $2,112. This increase can be attributed to several factors. First, salaries for 2002 are reflective of nine months salary and benefits of the Independent Community Banc Corp. acquisition compared to twelve months in 2003. Second, Mr. Money and Farmers opened offices in Marion, Ohio and Mansfield, Ohio in 2003. Third, in 2003, the formation of First Citizens Advisors as a department of Citizens, which serves the customer's trust and investment needs, required the addition of staff. Fourth, pension expense increased $483 from 2002 to 2003 which is further disclosed in Note 14. Finally, 2003 salaries, wages, and benefits includes $160 of severance payments to employees as part of the Corporation's reassessment of staffing needs.

Net occupancy expense increased $163 from $1,073 in 2002 to $1,236 in 2003. Equipment expense increased $131 from 2002 to 2003. The primary cause of these increases was the expansion of the Corporation. With the addition of new branches, costs paid for real estate taxes, rent expense, and repair and maintenance costs, along with several smaller items, increased.

State of Ohio franchise taxes were $761 in 2003 compared to $642 in 2002. The franchise taxes are based on the capital positions of the subsidiaries. The addition of the Insurance Agency and Title Agency, along with two refunds received in 2002 by FCBC, lead to the increase in franchise tax in 2003.

Professional fees represent legal, audit and outside consulting fees paid by the Corporation. Professional fees totaled $817 in 2003 compared to $920 in 2002. In 2003, FCBC hired an in-house attorney to deal with legal matters that were outsourced in the past. This helped reduce the fees paid to legal counsel, but also contributed to the increase in salaries, wages and benefits.

Advertising expense increased from $410 in 2002 to $466 in 2003. Entering into new markets with the merger as well as creating new branches is the primary reason for the increase in advertising. The Corporation will continue our marketing and advertising efforts to increase our customer base.

Contracted data processing increased from $899 in 2002, to $989 in 2003. The additional customer base created through the expansion into new markets was the primary reason for this increase. Also, data processing for the Trust Department increased $51 from 2002 to 2003.

Other operating expenses totaled $5,240 in 2003, compared to $4,944 in 2002. Other operating expenses related to the Trust department increased $67 compared to 2002. Also, with new branches being opened in 2003, an increase of $95 was experienced in courier expense. Along with the above items, the Corporation increased its expenditures in employee education and training in customer service and cross selling. These expenditures are expected to continue as the Corporation seeks to increase its customer base and enhance customer service.

Income Tax Expense

Income before federal income taxes amounted to $7,705 in 2003 and $10,043 in 2002. The Corporation's effective income tax rate was 27.7% in 2003 compared to 29.0% in 2002. The decline in the effective tax rate resulted from the relatively consistent total of interest income on tax exempt securities compared to the decline in income before taxes.

Proposed Acquisition

On March 4, 2004, the Company signed a letter of intent to acquire FNB Financial Corporation ("FNB"), a $215,000 bank holding company headquartered in Shelby, Ohio. The merger would create a combined financial institution with assets of approximately $860,000, total deposits of approximately $700,000, shareholders' equity of approximately $91,000 and a market capitalization of $156,000. The merger is expected to be completed in the fourth quarter of 2004.

Comparison of Results of Operations for the Year Ended December 31, 2002 and December 31, 2001

Net Income

The Corporation's net income for the year ended December 31, 2002 was $7,127, compared to $5,293 for the year ended December 31, 2001, an increase of $1,834, or 34.6%. The increase in net income was the result of the items discussed in the following sections.

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

Total interest expense decreased $3,729, or 24.1% for 2002. The decrease in interest expense can be attributed to a decrease in the rate on interest-bearing liabilities from 3.86% in 2001 to 2.33% in 2002. An increase in average interest-bearing liabilities from $400,658 to $502,145, or $101,487 from 2001 to 2002 offset some of the decrease due to rate. The decline in the yield on interest earning assets and interest-bearing liabilities is result of continued repricing of assets and liabilities in the low interest rate environment that existed throughout 2002.

Refer to "Distribution of Assets, Liabilities and Shareholders' Equity, Interest Rates and Interest Differential" and "Changes in Interest Income and Interest Expense Resulting from Changes in Volume and Changes in Rate" located on pages 14 through 16 for further analysis of the impact of changes in interest-bearing assets and liabilities on the Corporation's net interest income.

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

During 2002, the Corporation recognized gains from calls and sales of securities of $8. In 2001, the Corporation recognized gains from calls of securities of $7 and net gains of $856 from the sales of securities available for sale. The gains in 2001 were primarily from the sale of the majority of the remaining equity securities at Farmers.

Due to the continued low interest rates, customers continued to refinance their loans to lower fixed-rate loans. Net gains were $333 for 2002 compared to the net gain of $438 in 2001. The decline in 2002 was due to many customers having already refinanced in this low interest rate environment as the volume of loans the Corporation sold in the secondary market declined in 2002.

ATM fees increased from $406 in 2001 to $468 in 2002. The additional customer base acquired through the merger is the primary reason for this increase. The Banks introduced a new deposit product called

Check Protect which helped generate $471 of additional service charge fee income for the year compared to 2001. Customers acquired through the merger were not qualified to enter Check Protect until December 2, 2002. The Corporation expects the addition of these customers to increase the amount of service charge income generated through Check Protect. Other noninterest income totaled $1,976 in 2002 compared to $1,438 in 2001. Increases in other noninterest income are a result of additional products and services introduced to generate noninterest income. These products include brokerage and insurance commissions, the sale of wholesale mortgages, and income from the Trust Department which was acquired in the ICBC merger. The Trust Department will be the cornerstone of wealth management services currently being developed by the Corporation.

Noninterest Expense

Noninterest expense totaled $19,893 in 2002, an increase of $2,960, or 17.5% over 2001. The following discussion highlights the significant items that resulted in increases or decreases in the components of noninterest expense.

Salaries, wages and benefits totaled $9,460 in 2002 compared to $7,863 in 2001 for an increase of $1,597. The primary reason for the change in salaries and benefits is due to the addition of approximately 40 employees through the merger with ICBC.

Net occupancy expense increased $191 from 2001 to 2002. The primary cause of this increase in expense was due to the addition of the branches assumed with the ICBC merger.

Equipment expense also increased in 2002, from $1,110 in 2001 to $1,219 in 2002. The primary cause of this increase was due to the ICBC merger and the costs associated with equipping and maintaining new branches.

State of Ohio franchise taxes were $642 in 2002 compared to $759 in 2001. The franchise taxes are based on the capital positions of the Banks.

Professional fees represent legal, audit and outside consulting fees paid by the Corporation. Professional fees totaled $920 in 2002 compared to $719 in 2001. The overall increase is due to services related to the acquisition of ICBC.

Contracted data processing increased from $736 in 2001, to $899 in 2002. The additional customer base acquired through the ICBC merger was the primary reason for this increase. Also, data processing for the Trust Department added $30 to expense.

Amortization of goodwill declined from $201 in 2001 to $0 in 2002. Upon adoption of Financial Accounting Standards Board (FASB) Statement No. 142 on January 1, 2002, goodwill was no longer amortized but rather assessed annually for impairment. Amortization of intangible assets increased due to amortization of core deposits related to the ICBC acquisition.

Advertising expense decreased $10 from 2001 to 2002. Other operating expenses totaled $4,944 in 2002 compared to $4,118 in 2001. The ICBC merger was the primary cause of this increase, along with increased expenditures in employee education and training in customer service and cross selling. Training of the employees to further service the Corporations customers will continue.

Income Tax Expense

Income before federal income taxes amounted to $10,043 in 2002 and $7,276 in 2001. The Corporation's effective income tax rate was 29.0% in 2002, compared to 27.3% in 2001. The shifting in the security portfolio from tax-free municipal securities to taxable securities contributed to the increase in the Corporations effective tax rate.

          Distribution of Assets, Liabilities and Shareholders' Equity,
                    Interest Rates and Interest Differential

The following table sets forth, for the years ended December 31, 2003, 2002 and 2001, the distribution of assets, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Dollars in thousands):

                                           2003                               2002                            2001
                              --------------------------------   -----------------------------   ---------------------------
                               Average                 Yield/      Average              Yield/    Average             Yield/
                               balance    Interest      rate       balance   Interest    rate     balance   Interest   rate
                              ---------  ---------   ---------   ---------   ---------  ------   ---------  --------  ------
Assets
Interest-earning assets:
  Loans (1)(2)(3)             $ 445,205  $  28,045        6.30%  $ 431,243   $  29,602    6.86%  $ 346,696  $ 28,908    8.34%
  Taxable securities (4)        104,364      3,634        3.52%    100,819       4,318    4.33      72,856     4,345    6.13
  Non-taxable
    securities (4)(5)            36,054      1,502        4.28%     37,243       1,601    4.38      41,216     1,702    4.18
  Federal funds sold              6,485         82        1.26%     26,699         476    1.78      11,013       360    3.27
  Interest-bearing deposits
    in other banks                  755          4        0.53%        224          10    4.46       1,184        33    2.79
                              ---------  ---------               ---------   ---------           ---------  --------
      Total interest-earning
        assets                  592,863     33,267        5.63     596,228      36,007    6.06     472,965    35,348    7.51
Noninterest-earning assets:
  Cash and due from
    financial institutions       19,966                             17,711                          15,696
  Premises and
    equipment, net                9,038                              8,377                           7,217
  Accrued interest
    receivable                    4,144                              4,285                           3,821
  Intangible assets              17,831                             11,795                           1,716
  Other assets                    4,402                              6,564                           1,947
  Less allowance for
    loan losses                  (5,944)                            (6,296)                         (4,253)
                              ---------                          ---------                       ---------
      Total                   $ 642,300                          $ 638,664                       $ 499,109
                              =========                          =========                       =========

(1) For purposes of these computations, the daily average loan amounts outstanding are net of unearned income and include loans held for sale.

(2) Included in loan interest income are loan fees of $1,162 in 2003, $988 in 2002 and $994 in 2001.

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

          Distribution of Assets, Liabilities and Shareholders' Equity,
              Interest Rates and Interest Differential (Continued)

The following table sets forth, for the years ended December 31, 2003, 2002 and 2001, the distribution of liabilities and shareholders' equity, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Dollars in thousands):

                                                2003                            2002                           2001
                                  ------------------------------  -----------------------------   -----------------------------
          Liabilities and          Average                Yield/   Average               Yield/    Average               Yield/
       Shareholders' Equity        balance     Interest    rate    balance    Interest    rate     balance    Interest    rate
--------------------------------  ---------   ----------  ------  ---------  ----------  ------   ---------  ----------  ------
Interest-bearing liabilities:
  Savings and interest-
    bearing demand accounts       $ 244,778   $    1,629   0.66%  $ 238,066  $    3,340    1.40%  $ 162,771  $    4,189    2.57%
  Certificates of deposit           214,226        5,827   2.72%    233,096       7,436    3.19     204,566       9,668    4.73
  Federal Home Loan
    Bank advances                     1,809           23   1.27%        519          27    5.20       1,127          66    5.86
  Securities sold under
    repurchase agreements            12,277          103   0.84%     11,491         158    1.37      13,078         395    3.02
  Federal funds purchased                 -            -      -           -           -       -       4,493         141    3.14
  Notes payable                      10,564          329   3.11%     13,838         534    3.86      13,655         962    7.05
  Subordinated debentures            11,108          498   4.48%      3,866         212    5.48           -           -       -
  U.S. Treasury demand
    notes payable                     1,008            8   0.79%      1,269          17    1.34         968          32    3.31
                                  ---------   ----------          ---------  ----------           ---------  ----------
      Total interest-
        bearing liabilities         495,770        8,417   1.70     502,145      11,724    2.33     400,658      15,453    3.86
                                  ---------   ----------          ---------  ----------           ---------  ----------
Noninterest-bearing liabilities:
  Demand deposits                    71,797                          62,707                          45,048
  Other liabilities                   3,541                           4,045                           3,710
                                  ---------                       ---------                       ---------
                                     75,338                          66,752                          48,758
Shareholders' equity                 71,192                          69,767                          49,693
                                  ---------                       ---------                       ---------
      Total                       $ 642,300                       $ 638,664                       $ 499,109
                                  =========                       =========                       =========
Net interest income and
 interest rate spread                         $   24,850   3.93%             $   24,283    3.73%             $   19,895    3.65%
                                              ==========  ======             ==========  ======              ==========  ======
Net yield on interest-
  earning assets                                           4.21%                           4.09%                           4.23%
                                                          ======                         ======                          ======

                 Changes in Interest Income and Interest Expense
              Resulting from Changes in Volume and Changes in Rate

The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rate.

                                     2003 compared to 2002       2002 compared to 2001
                                      Increase (decrease)         Increase (decrease)
                                          due to (1)                    due to (1)
                                   -------------------------   ---------------------------
                                   Volume   Rate       Net      Volume    Rate      Net
                                   ------  -------   -------   -------   -------   -------
                                                  (Dollars in thousands)
Interest income:
      Loans                        $ 936   $(2,493)  $(1,557)  $ 6,327   $(5,633)  $   694
      Taxable securities             157      (841)     (684)    1,460    (1,487)      (27)
      Nontaxable securities          (63)      (36)      (99)     (181)       80      (101)
      Federal funds sold            (285)     (109)     (394)      336      (220)      116
      Interest-bearing deposits
        in other banks                 8       (14)       (6)      (36)       13       (23)
                                   -----   -------   -------   -------   -------   -------
            Total interest-
              earning assets       $ 753   $(3,493)  $(2,740)  $ 7,906   $(7,247)  $   659
                                   =====   =======   =======   =======   =======   =======
Interest expense:
      Savings and interest-
        bearing demand
        accounts                   $  92   $(1,803)  $(1,711)  $ 1,493   $(2,342)  $  (849)
      Certificates of deposit       (571)   (1,038)   (1,609)    1,217    (3,449)   (2,232)
      Federal Home Loan
        Bank advances                 28       (32)       (4)      (32)       (7)      (39)
      Securities sold under
        repurchase agreements         10       (65)      (55)      (43)     (194)     (237)
      Federal funds purchased          -         -         -      (141)        -      (141)
      Note payable                  (113)      (92)     (205)       13      (441)     (428)
      Subordinated debentures        331       (45)      286       212         -       212
      U.S. Treasury demand
        notes payable                 (3)       (6)       (9)        8       (23)      (15)
                                   -----   -------   -------   -------   -------   -------
            Total interest-
              bearing liabilities  $(226)  $(3,081)  $(3,307)  $ 2,727   $(6,456)  $(3,729)
                                   =====   =======   =======   =======   =======   =======
            Net interest income    $ 979   $  (412)  $   567   $ 5,179   $  (791)  $ 4,388
                                   =====   =======   =======   =======   =======   =======

(1) The change in interest income and interest expense due to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.

Liquidity and Capital Resources

The Banks maintain a conservative liquidity position. Liquidity is evidenced by all but $14 of securities being classified as available for sale. At December 31, 2003, securities with maturities of one year or less totaled $62,782. The Consolidated Statements of Cash Flows contained in the consolidated financial statements detail the Corporation's cash flows from operating activities resulting from net earnings.

Cash from operations for 2003 was $9,111. This includes net income of $5,567 plus net adjustments of $3,544 to reconcile net earnings to net cash provided by operations. Cash from investing activities was $8,508 in 2003, resulting from security purchases and increases in loans which more than offset by maturities, prepayments and sales of securities and a decrease in fed funds sold. Cash from financing activities in 2003 totaled $(19,433). This includes the decrease in deposits, increases of FHLB borrowings, the payments of dividends and changes in other borrowings. Cash from operating and investing activities was less than cash used by financing activities by $1,814, which resulted in a decrease in cash and cash equivalents to $21,983.

Future loan demand of the Banks can be funded by increases in deposit accounts, proceeds from payments on existing loans, the maturity of securities and the sale of securities classified as available for sale. Additional sources of funds may also come from borrowing in the federal funds market and/or borrowing from the Federal Home Loan Bank (FHLB). As of December 31, 2003, the Banks had total credit availability with the FHLB of $106,997 of which $18,975 was outstanding. Future loan demand of Mr. Money can be funded by proceeds from payments on existing loans, sales of existing loans on the secondary market as well as borrowings from affiliates or other institutions. On a separate entity basis, the Corporation's primary source of funds is dividends paid primarily by the subsidiary Banks. The ability of the Banks to pay dividends is subject to limitations under various laws and regulations, and to prudent and sound banking principles. Generally, subject to applicable minimum capital requirements, the Banks may declare a dividend without the approval of the State of Ohio Department of Commerce, Division of Financial Institutions, provided the total dividends in a calendar year do not exceed the total of its profits for that year combined with its retained profits for the two preceding years. In 2003, Citizens paid $6,530 and Farmers paid $1,109 in dividends to the Corporation. The purpose of these dividends was to accumulate cash at the Corporation to be used for general corporate purposes including the possible repurchase of its common shares. The amount of unrestricted dividends available to be paid by the Banks to the Corporation was approximately $1,565 at December 31, 2003. Management believes the future earnings of the Banks will be sufficient to support anticipated asset growth at the Banks and provide funds to the Corporation to continue paying dividends at their current level.

Capital Adequacy

The Corporation's policy is, and always has been, to maintain its capital levels above the well capitalized regulatory standards. Under the regulatory capital standards, total capital has been defined as Tier I (core) capital and Tier II (supplementary) capital. The Corporation's Tier I capital includes shareholders' equity (net of unrealized security gains and losses) and Tier II capital includes the allowance for possible loan losses. The definition of risk-adjusted assets has also been modified to include items both on and off the balance sheet. Each item is then assigned a risk weight or risk adjustment factor to determine ratios of capital to risk adjusted assets. The standards require that total capital (Tier I plus Tier II) be a minimum of 8.0% of risk-adjusted assets, with at least 4.0% being in Tier I capital. To be well capitalized, a company must have a minimum of 10.0% of risk adjusted assets, with at least 6.0% being Tier I capital The Corporation's ratios as of December 31, 2003 and 2002 were 14.8% and 14.9% respectively for total risk-based capital, and 10.9% and 12.5% respectively for Tier I risk-based capital.

Additionally, the Federal Reserve Board has adopted minimum leverage-capital ratios. These standards were established to supplement the previously issued risk based capital standards. The leverage ratio standards use the existing Tier I capital definition but the ratio is applied to average total assets instead of risk-adjusted assets. The standards require that Tier I capital be a minimum of 4.0% of total average assets for high rated entities such as the Corporation and a minimum of 5.0% of total average assets to be well capitalized. The Corporation's leverage ratio was 8.1% and 8.0% at December 31, 2003 and 2002.

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

Fair Value of Financial Instruments

The Corporation has disclosed the estimated fair value of its financial instruments at December 31, 2003 and 2002 in Note 19 to the consolidated financial statements. The fair value of the Corporation's financial instruments generally increased relative to their carrying values in 2002 as a result of a decrease in the general level of longer-term interest rates. The fair value of loans at December 31, 2003 was 104.5% of the carrying value compared to 103.6% at December 31, 2002. The fair value of deposits at December 31, 2003 was 100.4% of the carrying value compared to 100.5% at December 31, 2002.

Contractual Obligations and Off-Balance Sheet Arrangements

The following table represents significant fixed and determinable contractual obligations of the Corporation as of December 31, 2003.

                                      One year     One to     Three to     Over five
       Contractual Obligations         or less  three years  five years     years       Total
------------------------------------  --------  -----------  ----------   -----------  --------
Deposits without a stated maturity    $ 73,391   $       -   $        -   $         -  $ 73,391
Certificates of deposit                108,819      43,926       17,458         1,988   172,191
FHLB advances, securities sold under
  agreements to repurchase and
  U.S. Treasury interest-bearing
  demand note                           32,029           -            -             -    32,029
Subordinated debentures (1)                  -           -            -        12,500    12,500
Long-term debt                           1,000       2,000        6,000             -     9,000
Operating leases                           236         330          121             -       687

(1) The subordinated debentures consist of $5,000 and $7,500 debentures. See
Note 12 for additional information.

The Corporation has retail repurchase agreements with clients within its local market areas. These borrowings are collateralized with securities owned by the Corporation. See Note 8 for further detail.

The Corporation also has a cash management advance line of credit and outstanding letters of credit with the FHLB. For further discussion, refer to
Note 9. The long-term debt consists of borrowing from a secured borrowing agreement with LaSalle Bank, NA. See Note 11 for the terms of this borrowing.

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

The following table provides information about the Corporation's financial instruments that are sensitive to changes in interest rates as of December 31, 2003 and 2002, based on certain prepayment and account decay assumptions that management believes are reasonable. The Corporation had no derivative financial instruments or trading portfolio as of December 31, 2003 or 2002. Expected maturity date values for interest-bearing core deposits were calculated based on estimates of the period over which the deposits would be outstanding. From a risk management perspective, the Corporation believes that repricing dates for adjustable-rate instruments, as opposed to expected maturity dates, may be a more relevant measure in analyzing the value of such instruments. The Corporation's borrowings were tabulated by contractual maturity dates and without regard to any conversion or repricing dates.

                     NET PORTFOLIO VALUE - DECEMBER 31, 2003

CHANGE IN RATES   $ AMOUNT   $ CHANGE   % CHANGE
---------------   --------   --------   --------
   +200 bp        $ 60,788   $ (7,659)      (11)%
   +100 bp          64,511     (3,936)       (6)%
   Base             68,447          -         -
   -100 bp          71,409      2,962         4%
   -200 bp          74,350      5,903         9%

                     NET PORTFOLIO VALUE - DECEMBER 31, 2002

CHANGE IN RATES   $ AMOUNT   $ CHANGE   % CHANGE
---------------   --------   --------   --------
    +200 bp       $ 64,806   $(10,373)      (14)%
    +100 bp         70,702     (4,477)       (6)%
    Base            75,179          -         -
    -100 bp         79,921      4,742         6%
    -200 bp         84,492      9,313        12%

The relatively minor change in net portfolio value from December 31, 2002 to December 31, 2003, is primarily a result of the following factors. First, short-term interest rates have decreased only slightly during 2003, while long-term rates have increased. As a result, the Corporation has seen a decrease in the base level of net portfolio value due to an increase in the fair value of loans, a decrease in the fair value of investments, as well as a decrease in the fair value of deposits.

CRITICAL ACCOUNTING POLICIES

Allowance for Loan Losses

The allowance for loan losses is regularly reviewed by management to determine whether or not the amount is considered adequate to absorb probable losses in the loan portfolio. If not, an additional provision is made to increase the allowance. This evaluation includes specific loss estimates on certain individually reviewed loans, statistical loss estimates for loan groups or pools that are based on historical loss experience and general loss estimates that are based upon the size, quality, and concentration characteristics of the various loan portfolios, adverse situations that may affect a borrower's ability to repay, and current economic and industry conditions, among other items.

Those judgments and assumptions that are most critical to the application of this accounting policy are the initial and on-going credit-worthiness of the borrower, the amount and timing of future cash flows of the borrower that are available for repayment of the loan, the sufficiency of underlying collateral, the enforceability of third-party guarantees, the frequency and subjectivity of loan reviews and risk gradings, emerging or changing trends that might not be fully captured in the historical loss experience, and charges against the allowance for actual losses that are greater than previously estimated. These judgments and assumptions are dependent upon or can be influenced by a variety of factors including the breadth and depth of experience of lending officers, credit administration and the corporate loan review staff that periodically review the status of the loan, changing economic and industry conditions, changes in the financial condition of the borrower and changes in the value and availability of the underlying collateral and guarantees. Note 1 and Note 4 in the Notes to Consolidated Financial Statements provide additional information regarding Allowance for Loan Losses.

                       This page left blank intentionally.

                         REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
First Citizens Banc Corp
Sandusky, Ohio

We have audited the accompanying consolidated balance sheets of First Citizens Banc Corp as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Citizens Banc Corp as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

                                             Crowe Chizek and Company LLC

Cleveland, Ohio
January 29, 2004, except for Note 22
as to which the date is March 4, 2004

                       This page left blank intentionally.

                            FIRST CITIZENS BANC CORP
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2003 and 2002
                        (In thousands, except share data)

                                                             2003        2002
                                                           ---------   ---------
ASSETS
Cash and due from financial institutions                   $  21,983   $  23,797
Federal funds sold                                                 -      12,700
Securities available for sale                                109,508     155,168
Securities held to maturity (Fair value of $15 in
      2003 and $44 in 2002)                                       14          42
Loans held for sale                                              159       1,390
Loans, net of allowance of $6,308 and $6,325                 462,878     415,682
FHLB, FRB, GLBB and NCDC stock                                 7,211       6,752
Premises and equipment, net                                   10,481       8,219
Accrued interest receivable                                    4,143       4,795
Goodwill                                                      15,052      15,052
Core deposit and other intangibles                             2,506       3,000
Other assets                                                   2,488       5,037
                                                           ---------   ---------
           Total assets                                    $ 636,423   $ 651,634
                                                           =========   =========
LIABILITIES
Deposits
      Noninterest-bearing                                  $  73,391   $  70,527
      Interest-bearing                                       436,781     469,372
                                                           ---------   ---------
           Total deposits                                    510,172     539,899
Federal Home Loan Bank advances                               18,975         183
Securities sold under agreements to repurchase                12,115      13,509
U. S. Treasury interest-bearing demand note payable              939       5,000
Notes payable                                                  9,000      13,000
Subordinated debentures                                       12,500       5,000
Accrued expenses and other liabilities                         3,597       3,354
                                                           ---------   ---------
      Total liabilities                                      567,298     579,945
SHAREHOLDERS' EQUITY
Common stock, no par value, 10,000,000 shares authorized,
      5,326,441 shares issued                                 47,370      47,370
Retained earnings                                             28,612      29,588
Treasury stock, 293,238 shares at cost                        (7,241)     (7,241)
Accumulated other comprehensive income                           384       1,972
                                                           ---------   ---------
      Total shareholders' equity                              69,125      71,689
                                                           ---------   ---------
           Total liabilities and shareholders' equity      $ 636,423   $ 651,634
                                                           =========   =========

          See accompanying notes to consolidated financial statements.

                            FIRST CITIZENS BANC CORP
                        CONSOLIDATED STATEMENTS OF INCOME
                  Years ended December 31, 2003, 2002 and 2001
                      (In thousands, except per share data)


                                                  2003                  2002                  2001
                                                  ----                  ----                  ----
Interest and dividend income
     Loans, including fees                     $   28,045            $   29,602             $   28,908
     Taxable securities                             3,634                 4,318                  4,345
     Tax-exempt securities                          1,502                 1,601                  1,702
     Federal funds sold                                82                   476                    360
     Other                                              4                    10                     33
                                               ----------            ----------             ----------
                                                   33,267                36,007                 35,348

Interest expense
     Deposits                                       7,456                10,776                 13,857
     Federal Home Loan Bank advances                   23                    27                     66
     Subordinated debentures                          498                   212                      -
     Other                                            440                   709                  1,530
                                               ----------            ----------             ----------
                                                    8,417                11,724                 15,453
                                               ----------            ----------             ----------
Net interest income                                24,850                24,283                 19,895

Provision for loan losses                           1,944                 1,178                  1,803
                                               ----------            ----------             ----------

Net interest income after provision for
     loan losses                                   22,906                23,105                 18,092
                                               ----------            ----------             ----------

Noninterest income
     Computer center item processing fees           1,157                 1,184                  1,173
     Service charges                                3,087                 2,862                  1,799
     Net gains on sale of securities                  301                     8                    863
     Net gain (loss) on sale of loans                 631                   333                    438
     ATM fees                                         518                   468                    406
     Other                                          2,030                 1,976                  1,438
                                               ----------            ----------             ----------
                                                    7,724                 6,831                  6,117

Noninterest expense
     Salaries, wages and benefits                  11,572                 9,460                  7,863
     Net occupancy expense                          1,236                 1,073                    882
     Equipment expense                              1,350                 1,219                  1,110
     Contracted data processing                       989                   899                    736
     State franchise tax                              761                   642                    759
     Professional services                            817                   920                    719
     Amortization of goodwill                           -                     -                    201
     Amortization of intangible assets                494                   326                    125
     Advertising expense                              466                   410                    420
     Other operating expenses                       5,240                 4,944                  4,118
                                               ----------            ----------             ----------
         Total noninterest expense                 22,925                19,893                 16,933
                                               ----------            ----------             ----------

Income before income taxes                          7,705                10,043                  7,276
Income tax expense                                  2,138                 2,916                  1,983
                                               ----------            ----------             ----------

Net income                                     $    5,567            $    7,127             $    5,293
                                               ==========            ==========             ==========

Earnings per common share, basic               $     1.11            $     1.48             $     1.30
                                               ==========            ==========             ==========

Earnings per common share, diluted             $     1.10            $     1.48             $     1.30
                                               ==========            ==========             ==========

Weighted average basic common shares            5,033,203             4,811,591              4,082,879
                                               ==========            ==========             ==========
Weighted average diluted common shares          5,041,877             4,812,664              4,082,879
                                               ==========            ==========             ==========

          See accompanying notes to consolidated financial statements.

                            FIRST CITIZENS BANC CORP
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  Years ended December 31, 2003, 2002 and 2001
                        (In thousands, except share data)

                                                                                                    Accumulated
                                                                                                       Other           Total
                                               Common Stock           Retained       Treasury      Comprehensive    Shareholders'
                                           Shares        Amount       Earnings         Stock       Income (Loss)       Equity
                                           ------        ------       --------         -----       -------------       ------
Balance, January 1, 2001                   4,087,619     $ 23,258     $  28,614     $   (4,818)    $         871    $      47,925
Comprehensive Income:
   Net Income                                                             5,293                                             5,293
   Change in unrealized gain/(loss) on
     securities available for sale, net
     of reclassification and tax effects                                                                     673              673
                                                                                                                    -------------
   Total comprehensive income                                                                                               5,966
Cash dividends ($1.24 per share)                                         (5,063)                                           (5,063)
Purchase of treasury stock, at cost           (5,000)                                     (101)                              (101)
                                           ---------     --------     ---------     ----------     -------------    -------------
Balance, December 31, 2001                 4,082,619       23,258        28,844         (4,919)            1,544           48,727
Comprehensive Income:
   Net Income                                                             7,127                                             7,127
   Change in minimum additional
      pension liability, net of tax                                                                         (513)            (513)
   Change in unrealized gain/(loss) on
     securities available for sale, net
     of reclassification and tax effects                                                                     941              941
                                                                                                                    -------------
   Total comprehensive income                                                                                               7,555
Cash dividends ($1.30 per share)                                         (6,383)                                           (6,383)
Issuance of common stock for
  merger, net of issuance costs            1,063,040       24,112                                                          24,112
Purchase of treasury stock, at cost         (112,456)                                   (2,322)                            (2,322)
                                           ---------     --------     ---------     ----------     -------------    -------------
Balance, December 31, 2002                 5,033,203       47,370        29,588         (7,241)            1,972           71,689
Comprehensive Income:
   Net Income                                                             5,567                                             5,567
   Change in minimum additional
      pension liability, net of tax                                                                         (525)            (525)
   Change in unrealized gain/(loss) on
     securities available for sale, net
     of reclassification and tax effects                                                                  (1,063)          (1,063)
                                                                                                                    -------------
   Total comprehensive income                                                                                               3,979
Cash dividends ($1.30 per share)                                         (6,543)                                           (6,543)
                                           ---------     --------     ---------     ----------     -------------    -------------
Balance, December 31, 2003                 5,033,203     $ 47,370     $  28,612     $   (7,241)    $         384    $      69,125
                                           =========     ========     =========     ==========     =============    =============

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2003, 2002 and 2001

                                                                          2003          2002          2001
                                                                          ----          ----          ----
Cash flows from operating activities
     Net income                                                         $  5,567      $  7,127      $  5,293
     Adjustments to reconcile net income to net cash
        from operating activities
        Security amortization, net of accretion                              317         1,303           457
        Depreciation                                                         997         1,033           851
        Amortization of intangible assets                                    494           326           326
        Amortization of and valuation allowance on servicing rights          307           121            74
        Net realized gain on sale of securities                             (301)           (8)         (863)
        FHLB stock dividends                                                (229)         (247)         (351)
        Provision for loan losses                                          1,944         1,178         1,803
        Loans originated for sale                                        (20,543)       (8,285)      (15,420)
        Proceeds from sale of loans                                       18,020         9,405        13,412
        Gain on sale of loans                                               (631)         (333)         (438)
        (Gain) loss on sale of OREO properties                                47           (19)           52
        Deferred income taxes                                                 66            95           (38)
        Change in
           Net deferred loan fees                                            (86)         (302)         (109)
           Accrued interest receivable                                       652          (912)          180
           Other assets                                                    2,926        (1,665)         (638)
           Accrued interest, taxes and other expenses                       (436)       (1,982)         (250)
                                                                        --------      --------      --------
        Net cash from operating activities                                 9,111         6,835         4,341

Cash flows from investing activities
    Cash and cash equivalents received in bank acquisition                     -         3,079             -
    Securities available for sale
        Maturities, prepayments and calls                                 73,601        58,382        37,097
        Purchases                                                        (36,690)      (89,835)      (34,845)
        Sales                                                              7,124             4         1,452
    Securities held for maturity
        Maturities, prepayments and calls                                     28            97           139
    Purchases of FRB stock                                                  (230)         (406)            -
    Loan originations, net of loan payments                              (45,006)       12,773         8,941
    Proceeds from sale of OREO properties                                    240           140           239
    Property and equipment expenditures                                   (3,259)         (740)         (633)
    Change in federal funds sold                                          12,700        (2,175)       (6,025)
    Maturity of interest bearing deposit                                       -             -            51
                                                                        --------      --------      --------
        Net cash from investing activities                                 8,508       (18,681)        6,416

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                  Years ended December 31, 2003, 2002 and 2001

                                                                     2003          2002          2001
                                                                     ----          ----          ----
Cash flows from financing activities
    Change in deposits                                              (29,727)       16,771        18,210
    Repayment of Federal Home Loan Bank advances                       (183)         (628)         (589)
    Net change in short-term FHLB advances                           18,975             -             -
    Change in securities sold under repurchase agreements            (1,394)        3,198        (2,635)
    Change in U.S. Treasury interest-bearing notes payable           (4,061)        4,280          (487)
    Change in short-term note payable                                (3,000)      (13,500)        3,400
    Proceeds from long-term note payable                                  -        10,000             -
    Repayment of long-term note payable                              (1,000)            -             -
    Change in federal funds purchased                                     -             -       (20,000)
    Cash dividends paid                                              (6,543)       (6,383)       (5,063)
    Net proceeds from issuance of subordinated debentures             7,500         5,000             -
    Purchase of treasury stock                                            -        (2,322)         (101)
                                                                   --------      --------      --------
        Net cash from financing activities                          (19,433)       16,416        (7,265)
                                                                   --------      --------      --------

Net change in cash and cash equivalents                              (1,814)        4,570         3,492
Cash and cash equivalents at beginning of year                       23,797        19,227        15,735
                                                                   --------      --------      --------

Cash and cash equivalents at end of year                           $ 21,983      $ 23,797      $ 19,227
                                                                   ========      ========      ========

Supplemental cash flow information:
    Interest paid                                                     8,729        11,722        15,651
    Income taxes paid                                                 2,385         3,027         1,913

Supplemental non-cash disclosures:
    Transfer of loans held for sale to portfolio                   $  4,167      $      -      $      -
    Acquisition of ICBC through issuance of
      common stock                                                        -        24,405             -
    Transfer of loans from portfolio to other real estate owned         119           341           145
     Change in minimum additional pension liability, net of
       intangible for prior service cost                                791           809             -

          See accompanying notes to consolidated financial statements.

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                    (Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the accounting policies adopted by First Citizens Banc Corp, which have a significant effect on the financial statements.

Consolidation Policy: The consolidated financial statements include the accounts of First Citizens Banc Corp (FCBC) and its wholly-owned subsidiaries, The Citizens Banking Company (Citizens), The Farmers State Bank (Farmers), SCC Resources, Inc. (SCC), R. A. Reynolds Appraisal Service, Inc. (Reynolds), Mr. Money Finance Company (Mr. Money), First Citizens Title Insurance Agency Inc. (Title Agency), First Citizens Insurance Agency Inc. (Insurance Agency), and Water Street Properties, Inc. (Water St.) together referred to as the Corporation. Intercompany balances and transactions are eliminated in consolidation. As further discussed in Note 12, a trust that had previously been consolidated with the Corporation is now reported separately as of December 31, 2003. As of January 2, 2003, another wholly-owned subsidiary bank, The Castalia Banking Company, was merged into Citizens.

Nature of Operations: The Corporation provides financial services through its offices in the Ohio counties of Erie, Crawford, Huron, Marion, Ottawa, Richland and Union. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments that potentially represent concentrations of credit risk include deposit accounts in other financial institutions and Federal Funds sold. In 2003, SCC provided item processing for nine financial institutions in addition to the two subsidiary banks. SCC accounted for 2.8% of the Corporation's total revenues. Reynolds provides real estate appraisal services for lending purposes to the subsidiary banks and other financial institutions. Reynolds accounts for less than 1.0% of total Corporation revenues. Mr. Money provides consumer finance loans and real estate loans that the Banks would not normally provide to B and C credits at a rate commensurate with the risk and accounted for approximately 4.2% of the Corporation's total revenue. First Citizens Title Insurance Agency Inc. was formed to provide customers with a seamless mortgage product with improved service. First Citizens Insurance Agency Inc. was formed to allow the Corporation to participate in commission revenue generated through its third party insurance agreement. Insurance commission revenue is less than 1.0% of total revenue for the year ended December 31, 2003. Water Street Properties, Inc. was formed to hold repossessed assets of FCBC's subsidiaries. Water St. revenue was less than 1% of total revenue for the year ended December 31, 2003.

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

Cash Flows: Cash and cash equivalents include cash on hand and demand deposits with financial institutions. Net cash flows are reported for federal funds purchased or sold, customer loan transactions, deposit transactions, securities sold under agreements to repurchase and other short-term borrowings.

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                   (Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities: Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be sold before maturity. Equity securities with readily determinable fair values are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as Federal Home Loan Bank
(FHLB) stock, Federal Reserve Bank (FRB) stock and Great Lake Bankers' Bank
(GLBB) stock, and Norwalk Community Development Corp (NCDC) stock are carried at cost.

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

Loans Held for Sale: Loans originated and intended for sale in the secondary market are carried at the lower of cost or market in the aggregate. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, deferred loan fees and costs, and an allowance for loan losses.

Interest income is reported on the interest method and includes amortization of net deferred loan fees over the loan term. Interest income on real estate loans is discontinued at the time the loan is 90 days delinquent. Interest income on commercial loans is also discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Interest income on consumer loans is not discontinued when the loan is 90 days delinquent, as the interest income recognized is not significant. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                   (Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

A loan is impaired when full payment under the loan terms is not expected. Smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. If the collateral is greater than the outstanding balance of the loan, no specific allowance is allocated for the loan.

Premises and Equipment: Land is carried at cost. Buildings and improvements and furniture and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both accelerated and straight-line methods over the estimated useful life of the asset, ranging from three to seven years for furniture and equipment and seven to fifty years for buildings and improvements.

Other Real Estate: Other real estate acquired through or instead of loan foreclosure is initially recorded at fair value when acquired, establishing a new cost basis. Any reduction from carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair value is recognized in a valuation allowance by a charge to income. Other real estate owned included in other assets totaled approximately $725 at December 31, 2003 and $341 at December 31, 2002.

Servicing Rights: Servicing rights are recognized as assets for the allocated value of retained servicing rights on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance to the extent that fair value is less than the capitalized asset for the grouping.

Goodwill and Other Intangible Assets: Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Upon adopting new accounting guidance on January 1, 2002, the Corporation ceased amortizing goodwill. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Other intangible assets consist of core deposit intangible assets and a non-compete agreement arising from whole bank and branch acquisitions. The core deposit intangible assets are measured at fair value and then amortized on an accelerated method over their estimated useful lives, which range from ten to twelve years. The non-compete agreement is amortized on a straight-line basis over two years.

Long-term Assets: Premises and equipment, core deposit intangible asset, non-compete agreement, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                   (Amounts in thousands, except share data)

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

Retirement Plans: The Corporation sponsors a noncontributory defined benefit retirement plan for all full-time employees who have attained the age of 20-1/2 and have a minimum of six months of service. Pension expense is the net of service and interest cost, return on plan assets and amortization of gains and losses not immediately recognized. Accrued pension costs are funded to the extent deductible for federal income tax purposes.

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

                                                                 2003           2002
                                                             ------------    ---------
Net income as reported                                       $      5,567    $   7,127
Deduct:  Stock-based compensation expense
  determined under fair value based method                             64           17
                                                             ------------    ---------

Pro forma net income                                         $      5,503    $   7,110
                                                             ============    =========

Basic earnings per share as reported                         $       1.11    $    1.48
Pro forma basic earnings per share                                   1.09         1.48

Diluted earnings per share as reported                       $       1.10    $    1.48
Pro forma diluted earnings per share                                 1.09         1.48

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                   (Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The pro forma effects are computed using option pricing models, utilizing the following weighted-average assumptions as of grant date.

                                                   2003            2002
                                                ---------       ---------
Risk-free interest rate                              3.98%           4.77%
Expected option life                             10 years        10 years
Expected stock price volatility                     22.62%          19.37%
Dividend yield                                       2.97%           4.44%
Calculated fair value                           $    8.23       $    3.33

Off-Balance-Sheet Financial Instruments: Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale and changes in minimum pension liability, which are also recognized as separate components of shareholders' equity.

Adoption of New Accounting Standards: During 2003, the Corporation adopted Financial Accounting Standards Board (FASB) Statement 143, Accounting for Asset Retirement Obligations, Statement 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, Statement 146, Accounting for Costs Associated with Exit or Disposal Activities, Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, FASB Statement 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, and FASB Interpretation 46, Consolidation of Variable Interest Entities. Adoption of these new standards did not materially affect the Corporation's operating results or financial condition.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash: The subsidiary Banks are required to maintain certain daily reserve balances on hand in accordance with Federal Reserve Board requirements. The average reserve balance maintained in accordance with such requirements at December 31, 2003 and 2002 approximated $9,293 and $6,843. These balances do not earn interest.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Banks to FCBC or by FCBC to shareholders. These restrictions pose no practical limit on the ability of the Banks or FCBC to pay dividends at historical levels.

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                   (Amounts in thousands, except share data)

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

Earnings per Common Share: Basic earnings per share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under stock option, which were 8,674 shares for 2003 and 1,073 shares for 2002. Stock options for 16,000 shares of common stock were not consolidated in computing diluted earnings per share for 2003 because they were antidilutive. The Corporation had no potentially dilutive common shares in 2001.

Operating Segments: While the Corporation's chief decision makers monitor the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Corporation-wide basis. Accordingly, all of the Corporation's financial service operations are considered by management to be aggregated in one reportable operating segment.

Financial Statement Presentation: Certain items in the 2001 and 2002 financial statements have been reclassified to conform to the 2003 presentation.

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                    (Amounts in thousands, except share data)

NOTE 2 - SECURITIES

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows.


                                                              Gross         Gross
                                                Fair        Unrealized    Unrealized
                                               Value          Gains         Losses
                                              --------      ----------    ----------
2003
U.S. Treasury securities and obligations
   of U.S. government agencies                $ 64,333      $      636    $       (2)
Corporate bonds
Obligations of states and political              1,030               1            (8)
   subdivisions                                 35,036           1,408            (3)
Mortgage-back securities                         8,426              82           (51)
                                              --------      ----------    ----------
        Total debt securities                  108,825           2,127           (64)
Equity securities                                  683              93             -
                                              --------      ----------    ----------
        Total                                 $109,508      $    2,220    $      (64)
                                              ========      ==========    ==========

                                                              Gross         Gross
                                                Fair        Unrealized    Unrealized
                                               Value          Gains         Losses
                                              --------      ----------    ----------
2002
U.S. Treasury securities and obligations
   of U.S. government agencies                $102,780      $    1,822    $        -
Corporate bonds                                  2,475              45             -
Obligations of states and political
   subdivisions                                 41,458           1,688           (36)
Mortgage-back securities                         7,803             185             -
                                              --------      ----------    ----------
        Total debt securities                  154,516           3,740           (36)
Equity securities                                  652              62             -
                                              --------      ----------    ----------
        Total                                 $155,168      $    3,802    $      (36)
                                              ========      ==========    ==========

                                    Continued

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                    (Amounts in thousands, except share data)

NOTE 2 - SECURITIES (Continued)

The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows.

                                                           Gross            Gross
                                           Carrying     Unrecognized     Unrecognized        Fair
                                            Amount         Gains            Losses          Value
                                           -------      ------------     -----------        -----
2003
Mortgage-backed securities                 $    14      $          1     $         -        $  15
                                           =======      ============     ===========        =====

2002
Mortgage-backed securities                 $    42      $          2     $         -        $  44
                                           =======      ============     ===========        =====

The fair value of securities and carrying amount, if different, at year end 2003 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                         Held to maturity          Available for sale
                                 -----------------------------     ------------------
                                 Amortized Cost     Fair Value         Fair Value
                                 --------------     ----------         ----------
Due in one year or less         $             -     $        -         $   62,782
Due from one to five years                    -              -             31,885
Due from five to ten years                    -              -              4,425
Due after ten years                           -              -              1,307
Mortgage-backed                              14             15              8,426
Equity securities                             -              -                683
                                ---------------     ----------         ----------
        Total                   $            14     $       15         $  109,508
                                ===============     ==========         ==========

Securities with a carrying value of $83,813 and $102,072 were pledged as of December 31, 2003 and 2002, to secure public deposits and other deposits and liabilities as required or permitted by law.

Proceeds from sales of securities, gross realized gains and gross realized losses were as follows.

                                                                 2003        2002          2001
                                                                 ----        ----          ----
Sale proceeds                                                  $ 7,124      $     4       $ 1,452
Gross realized gains                                               292            -           856
Gross realized losses                                                -            -             -
Gains from securities called or settled by the issuer                9            8             7

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                    (Amounts in thousands, except share data)

NOTE 2 - SECURITIES (Continued)

Securities with unrealized losses at year end 2003 not recognized in income are as follows.

                                    12 Months or less                  More than 12 months                Total
                                 -----------------------              ---------------------       ------------------------
                                 Fair         Unrealized              Fair       Unrealized        Fair         Unrealized
Description of Securities        Value          Loss                  Value        Loss           Value            Loss
-------------------------        -----          ----                  -----        ----           -----            -----
U.S. Treasury securities and    $  3,002      $        2              $   -      $        -      $ 3,002        $        2
  obligations of U.S.
  government agencies
Corporate bonds                      529               8                  -               -          529                 8
Obligations of states and
  political subdivisions           2,194               3                  -               -        2,194                 3
Mortgage-backed securities         5,517              51                  -               -        5,517                51
                                --------      ----------              -----      ----------      -------        ----------
Total temporarily impaired      $ 11,242      $       64              $   -      $        -      $11,242        $       64
                                ========      ==========              =====      ==========      =======        ==========

Unrealized losses on corporate bonds and obligations of states and political subdivisions have not been recognized into income because the issuers' bonds are of high credit quality. In addition, management has the intent and ability to hold these securities as well as U.S. securities and obligations of U.S. government agencies and mortgage-backed securities for the foreseeable future, and the decline in fair value is largely due to increase in market interest rates. The fair value is expected to recover as the bonds approach their maturity date or reset date.

NOTE 3 - LOANS

Loans at year-end were as follows.

                                           2003                      2002
                                           ----                      ----
Commercial and agricultural             $  51,146                 $   46,495
Commercial real estate                    158,125                    116,674
Residential real estate                   205,635                    210,931
Real estate construction                   22,708                     13,179
Consumer                                   24,765                     30,278
Credit card and other                       4,977                      3,700
Leases                                      2,293                      1,302
                                        ---------                 ----------
      Total Loans                         469,649                    422,559
Allowance for loan losses                  (6,308)                    (6,325)
Net deferred loan fees                       (460)                      (546)
Unearned interest                              (3)                        (6)
                                        ---------                 ----------
Net loans                               $ 462,878                 $  415,682
                                        =========                 ==========

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                    (Amounts in thousands, except share data)

NOTE 3 - LOANS (Continued)

Loans to directors and executive officers, including their immediate families and companies in which they are principal owners during 2003 were as follows.

Balance - January 1, 2003                                     $        3,814
New loans and advances                                                 4,545
Repayments                                                            (1,686)
Effect of changes in related parties                                  (3,113)
                                                              --------------
Balance - December 31, 2003                                   $        3,560
                                                              ==============

Deposits from principal officers, directors, and their affiliates at year-end 2003 and 2002 were $5,650 and $5,603.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

A summary of the activity in the allowance for loan losses was as follows.

                                          2003         2002         2001
                                          ----         ----         ----
Balance - January 1                     $  6,325     $ 4,865      $ 4,107
Provision for loan losses                  1,944       1,178        1,803
Balance from acquisition                       -       1,426            -
Loans charged-off                         (2,356)     (1,517)      (1,460)
Recoveries                                   395         373          415
                                        --------     -------      -------
Balance - December 31                   $  6,308     $ 6,325      $ 4,865
                                        ========     =======      =======

Impaired loans were as follows.

                                                    2003            2002
                                                    ----            ----
Year-end loans with no allocated allowance
  for loan losses                                $     924       $     930
Year-end loans with allocated allowance
  for loan losses                                    5,441           5,999
Amount of allowance for loan losses allocated        1,181           1,033

                                                    2003            2002            2001
                                                    ----            ----            ----
Average balance of impaired
  loans during year                              $   6,768       $   5,567       $   3,107
Interest income recognized
  during impairment                                    409             346             184
Interest income recognized on
  a cash basis                                         409             346             184

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                    (Amounts in thousands, except share data)

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (Continued)

Nonperforming loans were as follows.

                                                          2003          2002
                                                          ----          ----
Loans past due over 90 days still on accrual           $   3,206     $   2,414
Nonaccrual loans                                           3,204         3,468

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individual classified impaired loans.

NOTE 5 - SERVICING RIGHTS

Activity for capitalized mortgage servicing rights and the related valuation allowance follows.

                                            2003      2002      2001
                                            ----      ----      ----
Servicing rights:
         Beginning of year                 $  292    $  283    $  183
         Additions                            218       130       174
         Amortized to expense                (168)     (121)      (74)
         Direct write-downs                     -         -         -
                                           ------    ------    ------

         End of year                       $  342    $  292    $  283
                                           ======    ======    ======

Valuation allowance:
         Beginning of year                 $    -    $    -    $    -
         Additions expensed                  (139)        -         -
         Reductions credited to expense         -         -         -
                                           ------    ------    ------
         End of year                       $ (139)   $    -    $    -
                                           ======    ======    ======

NOTE 6 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows.

                                                2003               2002
                                                ----               ----
Land and improvements                    $         1,434    $          1,327
Buildings and improvements                        10,938               8,894
Furniture and equipment                            8,854               7,925
                                         ---------------    ----------------
     Total                                        21,226              18,146
Accumulated depreciation                         (10,745)             (9,927)
                                         ---------------    ----------------

     Premises and equipment, net         $        10,481    $          8,219
                                         ===============    ================

Depreciation expense was $997, $1,033, and $851 for 2003, 2002, and 2001.

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                    (Amounts in thousands, except share data)

NOTE 6 - PREMISES AND EQUIPMENT  (Continued)

Rent expense was $276, $217 and $227 for 2003, 2002, and 2001. Rent commitments under non-cancelable operating leases were as follows, before considering renewal options that generally are present.

2004                         $           236
2005                                     189
2006                                     141
2007                                     121
                             ---------------
    TOTAL                    $           687
                             ===============

NOTE 7 - GOODWILL AND INTANGIBLE ASSETS

There was no change in the carrying amount of goodwill during the year-ended December 31, 2003. Goodwill is no longer amortized starting in 2002. The effect of not amortizing goodwill is summarized as follows.

                                            2003                      2002                    2001
                                            ----                      ----                    ----
Reported net income                      $       5,567           $         7,127           $      5,293
Add back: goodwill amortization                      -                         -                    201
                                         -------------           ---------------           ------------
Adjusted net income                      $       5,567           $         7,127           $      5,494
                                         =============           ===============           ============
Basic earnings per share
  Reported net income                    $        1.11           $          1.48           $       1.30
  Goodwill amortization                              -                         -                    .05
                                         -------------           ---------------           ------------
Adjusted net income                      $        1.11           $          1.48           $       1.35
                                         =============           ===============           ============
Diluted earnings per share
  Reported net income                    $        1.10           $          1.48           $       1.30
  Goodwill amortization                              -                         -                    .05
                                         -------------           ---------------           ------------
  Adjusted net income                    $        1.10           $          1.48           $       1.35
                                         =============           ===============           ============

                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                    (Amounts in thousands, except share data)

NOTE 7 - GOODWILL AND INTANGIBLE ASSETS (Continued)

ACQUIRED INTANGIBLE ASSETS

Acquired intangible assets were as follows as of year end.

                                                       2003                               2002
                                                       ----                               ----
                                             Gross                              Gross
                                           Carrying          Accumulated       Carrying            Accumulated
                                            Amount           Amortization       Amount             Amortization
                                         -----------         ------------       ------             ------------
Core deposit intangibles                 $     3,735        $       1,336    $         3,735    $            949
Noncompete agreement                             214                  107                214                   -
                                         -----------        -------------    ---------------    ----------------
                                         $     3,949        $       1,443    $         3,949    $            949
                                         ===========        =============    ===============    ================

Aggregate amortization expense was $494, $326 and $326 for 2003, 2002, and 2001. Estimated amortization expense for each of the next five years and thereafter is as follows.

2004        $        486
2005                 370
2006                 362
2007                 343
2008                 331
Thereafter           614
            -------------
            $       2,506
            =============

NOTE 8 - INTEREST-BEARING DEPOSITS

Interest-bearing deposits as of December 31, 2003 and 2002 were as follows.

                                              2003                 2002
                                              ----                 ----
Demand                                  $          68,903   $           64,746
Statement and passbook savings                    168,835              183,339
Certificates of deposit:
   In excess of $100,000                           42,002               46,830
   Other                                          130,189              146,789
Individual Retirement Accounts                     26,852               27,668
                                        -----------------    -----------------
   Total                                $         436,781    $         469,372
                                        =================    =================

                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                    (Amounts in thousands, except share data)

NOTE 8 - INTEREST-BEARING DEPOSITS (Continued)

Scheduled maturities of certificates of deposit at December 31, 2003 were as follows.


2004                             $        108,819
2005                                       32,014
2006                                       11,912
2007                                       16,421
2008                                        1,037
Thereafter                                  1,988
                                 ----------------
         Total                   $        172,191
                                 ================

NOTE 9 - FEDERAL HOME LOAN BANK ADVANCES

The Corporation has a $20 million cash management advance line of credit with the Federal Home Loan Bank. The Corporation had $18,975 in advances outstanding on this line as of December 31, 2003 at a rate of 1.11%. No advances were outstanding on this line as of December 31, 2002.

The Corporation has fixed-rate mortgage-matched advances from the Federal Home Loan Bank. Mortgage-matched advances are utilized to fund specific fixed-rate loans with certain prepayment of principal permitted without penalty.

At December 31, 2003 and 2002, Federal Home Loan Bank borrowings were as follows. The notes outstanding at December 31, 2002 matured in 2003.

                                                 2003               2002
                                                 ----               ----
5.80 percent secured note                 $             -    $             22
5.60 percent secured note                               -                  81
5.55 percent secured note                               -                  80
                                          ---------------    ----------------
                                          $             -    $            183
                                          ===============    ================

In addition to the borrowing, the Corporation has outstanding letters of credit with the Federal Home Loan Bank totaling $15,700 at year-end 2003 and $12,300 at year-end 2002 used for pledging against public funds. Federal Home Loan Bank borrowings and the letters of credit are collateralized by Federal Home Loan Bank stock and by $46,811 and $16,915 of residential mortgage loans under a blanket lien arrangement at year-end 2003 and 2002.

                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                    (Amounts in thousands, except share data)

NOTE 10 - OTHER BORROWINGS

Information concerning securities sold under agreements to repurchase and treasury tax and loan deposits was as follows.

                                                          2003               2002
                                                          ----               ----
Average balance during the year                      $      13,285       $      12,760
Average interest rate during the year                         0.89%               1.37%
Maximum month-end balance during the year            $      16,119       $      19,301
Weighted average interest rate at year end                    0.80%               1.10%

Securities underlying repurchase agreements had a fair value of $15,756 at December 31, 2003 and $17,984 at December 31, 2002.

NOTE 11 - NOTE PAYABLE

FCBC has a secured borrowing agreement with LaSalle Bank, NA for up to $15,000. The agreement is split into two pieces; a $5,000 secured revolving line of credit which matures July 30, 2004, and a $10,000 term loan. The term loan matures July 30, 2007 and requires annual principal payments of $1,000 with a $6,000 balloon principal payment at maturity. At December 31, 2003, no amounts were outstanding on the line of credit balance and the term loan had a balance of $9,000. At December 31, 2002, the line of credit balance was $3,000 and the term loan was $10,000. The interest rate is LIBOR plus 1.75%, or 2.91% at December 31, 2003 and adjusts quarterly. The borrowings are secured by 100% of the common stock of Citizens.

Maturities over the next four years were as follows.

2004                               $          1,000
2005                                          1,000
2006                                          1,000
2007                                          6,000
                                   ----------------
         Total                     $          9,000
                                   ================

NOTE 12 - SUBORDINATED DEBENTURES AND TRUST PREFERRED SECURITIES

Trusts formed by the Corporation, in March 2003 and March 2002, issued $7,500 of 4.41% floating rate and $5,000 of 5.59% floating rate trust preferred securities through special purpose entities as part of pooled offerings of such securities. The Corporation issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Corporation may redeem the subordinated debentures, in whole but not in part, any time prior to March 26, 2008 and March 26, 2007, respectively at a price of 107.50% of face value for those issued in 2003 and 2002. After March 26, 2008 and March 26, 2007, respectively, subordinated debentures may be redeemed at face.

                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                    (Amounts in thousands, except share data)

NOTE 12 - TRUST PREFERRED SUBORDINATED DEBENTURES (Continued)

Prior to December 31, 2003, the trusts were consolidated in the Corporation's financial statements, with the trust preferred securities issued by the trusts reported in liabilities as "trust preferred securities" and the subordinated debentures eliminated in consolidation. Under new accounting guidance, FASB Interpretation No. 46, as revised in December 2003, the trusts are no longer consolidated with the Corporation. Accordingly, the Corporation does not report the securities issued by the trusts as liabilities, and instead reports as liabilities the subordinated debentures issued by the Corporation and held by the trusts, as these are no longer eliminated in consolidation. Amounts previously reported as "trust preferred securities" in liabilities have been recaptioned "subordinated debentures" and continue to be presented in liabilities on the balance sheet. The effect of no longer consolidating the trusts does not significantly change the amounts reported as the Corporation's assets, liabilities, equity, or interest expense.

NOTE 13 - INCOME TAXES

Income tax expense was as follows.

Current                                  $      2,072       $      2,821      $      2,021
Deferred                                           66                 95               (38)
                                         ------------       ------------      ------------
   Income tax expense                    $      2,138       $      2,916      $      1,983
                                         ============       ============      ============

Effective tax rates differ from the statutory federal income tax rate of 34% due to the following.

                                                     2003               2002            2001
                                                     ----               ----            ----
Income taxes computed at the
  statutory federal tax rate                     $      2,620         $    3,415     $     2,474
Add (subtract) tax effect of
   Nontaxable interest income, net
     of nondeductible interest expense                   (481)              (498)           (503)
   Dividends received deduction                            (1)                 -              (9)
   Amortization of goodwill                                 -                  -              68
   Other                                                    -                 (1)            (47)
                                                 ------------         ----------     -----------
   Income tax expense                            $      2,138         $    2,916     $     1,983
                                                 ============         ==========     ===========

Tax expense attributable to security gains totaled $102, $3 and $294 in 2003, 2002, 2001

                                  (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                    (Amounts in thousands, except share data)

NOTE 13 - INCOME TAXES (Continued)

Year-end deferred tax assets and liabilities were due to the following.

                                                     2003     2002
                                                    ------   -------
Deferred tax assets
Allowance for loan losses                           $1,884   $ 1,816
Deferred compensation                                  509       455
Intangible assets                                    1,022     1,112
Deferred loan fees                                     155       202
Pension costs                                          473       121
Other                                                    8         8
                                                    ------   -------
    Deferred tax asset                               4,051     3,714
                                                    ------   -------
Deferred tax liabilities
Tax depreciation in excess of book depreciation       (596)     (410)
Discount accretion on securities                       (21)      (45)
Purchase accounting adjustments                       (936)     (986)
FHLB stock dividends                                  (901)     (823)
Unrealized gain on securities available for sale      (733)   (1,280)
Leases                                                 (23)      (19)
Other                                                 (106)     (136)
                                                    ------   -------
    Deferred tax liability                          (3,316)   (3,699)
                                                    ------   -------
        Net deferred tax asset                      $  735   $    15
                                                    ======   =======

NOTE 14 - RETIREMENT PLANS

The Corporation sponsors a savings and retirement 401(k) plan, which covers all employees who meet certain eligibility requirements and who choose to participate in the plan. The matching contribution to the 401(k) plan was $95, $76 and $58 in 2003, 2002 and 2001.

The Corporation and its subsidiaries also sponsor a pension plan which is a noncontributory defined benefit retirement plan for all employees who have attained the age of 20-1/2, completed six months of service and work 1,000 or more hours per year. Annual payments, subject to the maximum amount deductible for federal income tax purposes, are made to a pension trust fund.

The Corporation uses a September 30 measurement date for its plan.

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                    (Amounts in thousands, except share data)

NOTE 14 - RETIREMENT PLANS (Continued)

Information about the pension plan is as follows.

                                                           2003           2002
                                                       ------------   ------------
Change in benefit obligation:
     Beginning benefit obligation                      $      6,148   $      4,111
     Service cost                                               455            313
     Interest cost                                              423            296
     Actuarial (gain) loss                                    1,326          1,678
     Benefits paid                                             (298)          (216)
     Expenses paid                                              (41)           (33)
                                                       ------------   ------------
     Ending benefit obligation                                8,013          6,148

Change in plan assets, at fair value:
     Beginning plan assets                                    3,879          3,902
     Actual return                                              576           (140)
     Employer contribution                                      430            366
     Benefits paid                                             (298)          (216)
     Expenses paid                                              (41)           (33)
                                                       ------------   ------------
     Ending plan assets                                       4,546          3,879
                                                       ------------   ------------

Funded status                                                (3,467)        (2,269)
Unrecognized net actuarial loss                               3,854          2,980
Unrecognized prior service cost                                  51             64
Unrecognized net transition asset at January 1, 1989
  being recognized over 17 years                               (179)          (258)
Minimum additional liability adjustment                      (1,651)          (873)
                                                       ------------   ------------
Accrued benefit cost                                   $     (1,392)  $       (356)
                                                       ============   =============

Pension amounts recognized in the consolidated balance sheets were as follows.

                                                 Pension Benefits
                                          ---------------------------
                                              2003           2002
                                          ------------   ------------
Accrued benefit cost                            (1,392)          (356)
Intangible assets                                   51             64
Accumulated other comprehensive income          (1,038)          (513)
                                          ------------   ------------
    Net amount recognized                 $     (2,379)  $       (805)
                                          ============   ============

The accumulated benefit obligation for the defined benefit pension plan was $5,938 in 2003 and $4,236 in 2002.

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                    (Amounts in thousands, except share data)

NOTE 14 - RETIREMENT PLANS (Continued)

The components of net periodic pension expense were as follows.

                                                        2003             2002            2001
                                                    -------------    ------------    ------------
         Service cost                               $         455    $        313    $        238
         Interest cost                                        423             296             276
         Expected return on plan assets                      (534)            173             293
         Net amortization and deferral                        344            (576)           (707)
                                                    -------------    ------------    ------------

              Net                                   $         688    $        206    $        100
                                                    =============    ============    ============
Additional information
         Increase in minimum liability included
           in other comprehensive income            $         791    $        809    $          -

The weighted average assumptions used to determine benefit obligations at year-end were as follows.

                                           2003     2002   2001
                                           ----    ----   ----
Discount rate on benefit obligation        5.86%   7.00%  7.28%
Long-term rate of return on plan assets    7.00    7.00   9.00
Rate of compensation increase              3.00    4.00   4.00

The weighted average assumptions used to net periodic pension cost were as follows.

                                           2003    2002   2001
                                           ----    ----   ----
Discount rate on benefit obligation        7.00%   7.28%  7.83%
Long-term rate of return on plan assets    7.00    9.00   9.00
Rate of compensation increase              4.00    4.00   4.00

The expectation for long-term rate of return on the pension assets and the expected rate of compensation increases are reviewed periodically by management in consultation with outside actuaries and primary investment consultants. Factors considered in setting and adjusting these rates are historic and projected rates of return on the portfolio and historic and estimated rates of increases of compensation.

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                    (Amounts in thousands, except share data)

NOTE 14 - RETIREMENT PLANS (Continued)

The Corporation's pension plan asset allocation at year-end 2003, and 2002, target allocation for 2004, and expected long-term rate of return by asset category are as follows.

                                    Percentage of Plan       Weighted-
                         Target           Assets          Average Expected
                       Allocation       at Year-end        Long-Term Rate
  Asset Category          2004        2003       2002     of Return - 2003
------------------     ----------   --------   --------   ----------------
Equity securities      20-50%           55.0%      55.9%               3.0%
Debt securities        30-60            17.4       18.6                4.0
Money market funds                       0.7        0.9                0.5
Other                  20-30            26.9       24.6               10.0
                                    --------   --------   ----------------
    Total                              100.0%     100.0%               7.0%
                                    ========   ========   ================

The Corporation developed the pension plan investment policies and strategies for plan assets with its pension management firm. The long-term guidelines from above were created to maximize the return on portfolio assets while reducing the risk of the portfolio. Using a combination of equity and debt securities, money market funds, and other funds, such as mutual funds, the Corporation believes the plan has followed the policy and strategy of plan assets. The management firm may allocate assets among the separate accounts with the established long-term guidelines. Transfers among these accounts will be at the management firms discretion based on their investment outlook and the investment strategies that are outlined at periodic meetings with the Corporation.

The Corporation expects to contribute $598 to its pension plan in 2004.

NOTE 15 - STOCK OPTIONS

Options to buy stock are granted to directors, officers and employees under the stock option plan, which provides for issue of up to 225,000 options. Exercise price is the market price at date of grant, so there is no expense recognized in the income statement. The maximum option term is ten years, and options vest after three years.

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                    (Amounts in thousands, except share data)

NOTE 15 - STOCK OPTIONS (Continued)

A summary of the activity in the plan is as follows.

                                          2003                    2002
                                   -------------------   ----------------------
                                              Weighted                Weighted
                                              Average                 Average
                                              Exercise                Exercise
                                    Shares     Price       Shares      Price
                                   --------   --------   ---------   ----------
Outstanding at beginning of year     30,700   $  20.50           -   $        -
Granted                              16,000      35.00      30,700        20.50
Exercised                                 -          -           -            -
Forfeited                                 -          -           -            -
                                   --------   --------   ---------   ----------
Outstanding at end of year           46,700   $  25.47      30,700   $    20.50
                                   ========   ========   =========   ==========
Options exercisable at year-end           -                      -
                                   ========              =========
Weighted average fair value of
  options granted during year      $   8.23              $    3.33
                                   ========              =========

Options outstanding at year-end 2003 were as follows.

                                      Outstanding
                                        Weighted
                                        Average       Weighted
                                       Remaining       Average
                                      Contractual     Exercise
    Exercise price         Number        Life          Price
-----------------------   --------   --------------   --------
$20.50                      30,700    8 yrs 5 mos.    $  20.50
 35.00                      16,000   9 yrs 3.5 mos.      35.00
                          --------   --------------
Outstanding at year-end     46,700    8 yrs 8 mos.    $  25.47
                          ========                    ========

NOTE 16 - COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET RISK

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

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                    (Amounts in thousands, except share data)

NOTE 16 - COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET RISK (Continued)

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

                                                  2003                 2002
                                           -----------------   --------------------
                                           Fixed    Variable     Fixed     Variable
                                           Rate       Rate        Rate       Rate
                                           ------   --------   ---------   --------
Commitments to extend credit:
  Lines of credit and construction loans   $4,199   $ 46,956   $   7,983   $ 48,484
  Credit cards                                  -          -           -      6,127
  Overdraft protection                          -      6,658           -      5,258
  Letters of credit                            70      3,377          95        452
                                           ------   --------   ---------   --------
                                           $4,269   $ 56,991   $   8,078   $ 60,321
                                           ======   ========   =========   ========

Commitments to make loans are generally made for a period of one year or less. Fixed-rate loan commitments included above had interest rates ranging from 3.25% to 8.00% at December 31, 2003 and 3.25% to 10.50% at December 31, 2002.
Maturities extend up to 30 years.

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

The Corporation and the Banks were well capitalized at December 31, 2003 and 2002. No conditions or events have occurred since the last notification from regulators that management believes have changed the Corporation's or the Banks' classification.

                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                    (Amounts in thousands, except share data)

NOTE 17 - CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS (Continued)

At December 31, 2003 and 2002, the Corporation's and the Banks' actual capital levels and minimum required levels were as follows.

                                                                                    To Be Well
                                                                                Capitalized Under
                                                             For Capital        Prompt Corrective
                                        Actual           Adequacy Purposes      Action Provisions
                                 --------------------   --------------------   -------------------
                                  Amount      Ratio      Amount      Ratio       Amount     Ratio
                                 ---------   --------   ---------   --------   ---------   -------
                                                       (Dollars in Millions)
2003
Total capital to risk-
  weighted assets
   Consolidated                     $ 69.1       14.8%     $ 36.9        8.0%     $ 46.1      10.0%
   Citizens                           43.4       13.0        26.7        8.0        33.4      10.0
   Farmers                            15.7       15.1         8.3        8.0        10.4      10.0
Tier I (Core) capital to risk-
  weighted assets
   Consolidated                       50.1       10.9        18.4        4.0        27.7       6.0
   Citizens                           39.5       11.8        13.4        4.0        20.0       6.0
   Farmers                            14.4       13.9         4.2        4.0         6.2       6.0
Tier I (Core) capital to
  average assets
   Consolidated                       50.1        8.1        24.7        4.0        30.9       5.0
   Citizens                           39.5        8.3        19.1        4.0        23.9       5.0
   Farmers                            14.4       10.4         5.5        4.0         6.9       5.0



                                   (Continued)

                            FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                   (Amounts in thousands, except share data)

NOTE 17 - CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS (Continued)

                                                                             To Be Well
                                                                         Capitalized Under
                                                                         Prompt Corrective
                                                       For Capital       Action Provisions
                                      Actual        Adequacy Purposes    -----------------
                                 Amount   Ratio    Amount      Ratio      Amount    Ratio
                                --------  -----   ---------------------   ------    -----
                                                  (Dollars in Millions)
2002
Total capital to risk-
  weighted assets
   Consolidated                 $   61.2   14.9%  $   32.8      8.0%     $   41.0   10.0%
   Citizens                         37.5   12.8       23.4      8.0          29.2   10.0
   Castalia                          6.0   18.5        2.6      8.0           3.2   10.0
   Farmers                          15.3   19.4        6.3      8.0           7.9   10.0
Tier I (Core) capital to risk-
  weighted assets
   Consolidated                     51.1   12.5       16.4      4.0          24.6    6.0
   Citizens                         33.9   11.6       11.7      4.0          17.5    6.0
   Castalia                          5.6   17.3        1.3      4.0           1.9    6.0
   Farmers                          14.3   18.2        3.1      4.0           4.7    6.0
Tier I (Core) capital to
  average assets
   Consolidated                     51.1    8.0       25.6      4.0          32.0    5.0
   Citizens                         33.9    7.4       18.3      4.0          22.9    5.0
   Castalia                          5.6   11.0        2.0      4.0           2.5    5.0
   Farmers                          14.3   11.7        4.9      4.0           6.1    5.0

FCBC's primary source of funds for paying dividends to its shareholders and for operating expenses is dividends received from the Banks. Payment of dividends by the Banks to FCBC is subject to restrictions by the Banks' regulatory agencies. These restrictions generally limit dividends to the current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below minimum regulatory requirements. Under the most restrictive of these requirements, the Corporation estimates that retained earnings available for payment of dividends by the Banks to FCBC approximated $1,565 and $2,096 at December 31, 2003 and 2002.

                                  (Continued)

                           FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                   (Amounts in thousands, except share data)

NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of FCBC follows.

CONDENSED BALANCE SHEETS                            2003       2002
                                                  ---------  ---------
Assets:
  Cash                                            $   3,115  $     821
  Securities available for sale                         483        483
  Loans, net of allowance of $229 and $0                690        929
  Investment in bank subsidiaries                    72,855     74,264
  Investment in nonbank subsidiaries                  2,117      2,614
  Note receivable from nonbank subsidiaries          12,250     11,650
  Other assets                                          818        362
                                                  ---------  ---------

     Total assets                                 $  92,328  $  91,123
                                                  =========  =========

Liabilities and Shareholders' Equity:
  Deferred income taxes and other liabilities     $   1,703  $   1,434
  Subordinated debentures                            12,500      5,000
  Note payable                                        9,000     13,000
  Common stock                                       47,370     47,370
  Retained earnings                                  28,612     29,588
  Treasury Stock                                     (7,241)    (7,241)
  Accumulated other comprehensive income                384      1,972
                                                  ---------  ---------

     Total liabilities and shareholders' equity   $  92,328  $  91,123
                                                  =========  =========

CONDENSED STATEMENTS OF INCOME                       2003      2002       2001
                                                  ---------  ---------  ---------
Dividends from bank subsidiaries                  $   7,639  $   3,495  $   8,900
Interest income                                         395        514        789
Other income                                              3          6          8
Provision for loan losses                              (229)         -          -
Interest expense                                       (828)      (695)      (787)
Other expense, net                                   (1,214)      (771)      (569)
                                                  ---------  ---------  ---------

Earnings before equity in undistributed
  net earnings of subsidiaries                        5,766      2,549      8,341
Income tax benefit                                      637        322        241
(Distributions in excess of earnings of
  subsidiaries) / equity in undistributed net
  earnings of subsidiaries                             (836)     4,256     (3,289)
                                                  ---------  ---------  ---------

  Net income                                      $   5,567  $   7,127  $   5,293
                                                  =========  =========  =========

                                  (Continued)

                           FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                   (Amounts in thousands, except share data)

NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS                    2003        2002        2001
                                                    --------   ---------   ---------
Operating activities:
  Net income                                        $  5,567   $   7,127   $   5,293
  Adjustment to reconcile net income to net
   cash provided by operating activities:
     Provision for loan losses                           229           -           -
     Change in other assets and other liabilities     (1,905)     (1,278)     (1,643)
     Distributions in excess of/(equity in
       undistributed) net earnings of subsidiaries       836      (4,256)      3,289
                                                    --------   ---------   ---------
     Net cash from operating activities                4,727       1,593       6,939

Investing activities:
  Loan originations, net of loan payments                 10        (929)          -
  Change in loan to nonbank subsidiaries                 600       1,850      (2,900)
                                                    --------   ---------   ---------
     Net cash from investing activities                  610         921      (2,900)

Financing activities:
  Net change in short term note payable               (3,000)    (11,000)      3,400
  Repayment of long-term note payable                 (1,000)          -           -
  Proceeds from long-term borrowings                       -      10,000           -
  Proceeds from subordinated debentures payable
   to First Citizens Statutory Trust I and II          7,500       5,000           -
  Cash paid for treasury stock                             -      (2,322)       (101)
  Cash dividends paid                                 (6,543)     (6,383)     (5,063)
                                                    --------   ---------   ---------
     Net cash from financing activities               (3,043)     (4,705)     (1,764)
                                                    --------   ---------   ---------

Net change in cash and cash equivalents                2,294      (2,191)     (2,275)

Cash and cash equivalents at beginning of year           821       3,012         737
                                                    --------   ----------  ---------

Cash and cash equivalents at end of year            $  3,115   $     821   $   3,012
                                                    ========   ==========  =========

                                  (Continued)

                           FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                   (Amounts in thousands, except share data)

NOTE 19 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair values of financial instruments were as follows.

                                      December 31, 2003          December 31, 2002
                                      -----------------          -----------------
                                    Carrying     Estimated     Carrying    Estimated
                                     Amount      Fair Value     Amount     Fair Value
                                   ----------   -----------   ----------   ----------
Financial assets:
   Cash and due from financial
    institutions                   $   21,983   $    21,983   $   23,797   $   23,797
   Federal funds sold                       -             -       12,700       12,700
   Securities available for sale      109,508       109,508      155,168      155,168
   Securities held to maturity             14            15           42           44
   Loans held for sale                    159           159        1,390        1,390
   Loans, net of allowance for
    loan losses                       462,878       483,583      415,682      430,555
   FHLB, FRB, GLBB, and
    NCDC stock                          7,211         7,211        6,752        6,752
   Accrued interest receivable          4,143         4,143        4,795        4,795

Financial liabilities:
   Deposits                          (510,172)     (512,090)    (539,899)    (542,786)
   Federal Home Loan Bank
    advances                          (18,975)      (18,975)        (183)        (174)
   U.S. Treasury interest-bearing
    demand note payable                  (939)         (939)      (5,000)      (5,000)
   Securities sold under
    agreements to repurchase          (12,115)      (12,115)     (13,509)     (13,509)
   Notes payable                       (9,000)       (9,000)     (13,000)     (13,000)
   Subordinated debentures            (12,500)      (12,500)      (5,000)      (5,000)
   Accrued interest payable              (521)         (521)        (833)        (833)

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

                                  (Continued)

                           FIRST CITIZENS BANC CORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001
                   (Amounts in thousands, except share data)

NOTE 20 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows.

                                           2003        2002       2001
                                         ---------   --------   --------
Unrealized holding gains (losses) on
 available for sale securities           $  (1,309)  $  1,435   $  1,882
Reclassification adjustments for gains
 later recognized in income                   (301)        (8)      (863)
                                         ---------   --------   --------
Net unrealized gains (losses)               (1,610)     1,427      1,019
Minimum pension liability adjustment          (791)      (809)         -
Tax effect                                     813       (190)      (346)
                                         ---------   --------   --------

Other comprehensive income (loss)        $  (1,588)  $    428   $    673
                                         =========   ========   ========

NOTE 21 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                              Basic         Diluted
                     Interest   Net Interest      Net      Earnings per   Earnings per
                      Income       Income       Income     Common Share   Common Share
                     --------   ------------   ---------   ------------   ------------
2003
  First quarter      $  8,594   $      6,260   $   1,850   $       0.37   $       0.37
  Second quarter        8,490          6,304       1,703           0.34           0.34
  Third quarter         8,182          6,180       1,307           0.26           0.26
  Fourth quarter *      8,001          6,106         707           0.14           0.13

2002
  First quarter **   $  7,710   $      4,936   $   1,419   $       0.35   $       0.35
  Second quarter        9,506          6,272       1,901           0.37           0.37
  Third quarter         9,629          6,613       2,072           0.41           0.41
  Fourth quarter        9,162          6,462       1,735           0.35           0.35

* Net income in the fourth quarter of 2003 reflects $160 of severance expense for employees terminated as part of a reassessment of staffing needs.

  Also, in the fourth quarter of 2003, an additional provision for loan losses of $420 was expensed. The provision related to management's analysis of the loss reserve for adequacy and also to the establishment of a reserve at FCBC for a loan participated with Farmers.

** Amounts for the first quarter 2002 are prior to the merger with ICBC

                                  (Continued)

NOTE 22 - PROPOSED ACQUISITION

On March 4, 2004, the Corporation signed a letter of intent to acquire FNB Financial Corporation ("FNB"), a $215,000 bank holding company headquartered in Shelby, Ohio. The shareholders of FNB will be able to elect to receive 2.62 shares of First Citizens common shares, $72.00 in cash or a combination of 60% stock and 40% cash, subject to an overall limitation. At the time of the merger, FNB's subsidiary, First National Bank of Shelby, will be merged into Farmers. The merger is subject to shareholder and regulatory approval and is expected to be consummated in the fourth quarter of 2004.