Form 10-K, Exhibit 13
period 2004-12-31
FIRST CITIZENS BANC CORP /OH
filed 2005-03-16
CIK 944745

Exhibit 13.1

Annual Report 2004

Navigating you toward financial success…

First Citizens Banc Corp
financial services

FIRST CITIZENS BANC CORP
100 East Water Street, Sandusky, Ohio 44870-2514

Dear Shareholders:

Interest rates have finally started to increase! The last two quarters of 2003 and the first two quarters of 2004 have been a challenge. While a number of factors effected our profitability, they can be broken down into three basic components – net interest margin, non-interest income, and non-interest expense.

Net Interest Margin

We have discussed in previous annual reports that, as interest rates fell to historic lows and stayed there for what seemed like an eternity (in fact the prime rate remained at 4% from July 2003 through July 2004), we intentionally made loans at variable rates. Variable rates are initially lower than fixed rates, but they provide the necessary protection when interest rates rise. Finally, in mid 2004, rates started to move upward, and we have started to experience an increase in net interest margins. As rates continue to increase, we anticipate a continuing positive impact on earnings because our loans generally reprice upward faster than our deposits.

While rates are increasing, we would like to fix the cost of our funding for a longer term, locking in more of our liabilities for terms in excess of 30 months. There are several ways that we might accomplish this, and we are considering which is likely to be the most cost effective.

As the economy improves and rates increase, we will attempt to increase our fixed rate consumer loan portfolio. The ultimate goal would be to have a total loan portfolio that has more balance between variable rates and fixed rates as prime moves closer to its historic average of 8%. Increasing our business in fixed rate consumer loans will involve introduction of new products and additional mortgage alternatives. We expect a coordinated effort involving both affiliate banks and the consumer operations of our Mr. Money affiliate. Our plan is to accomplish this while not being an active lender in either the direct or indirect new automotive market. Banks can’t compete with auto manufacturers willing to finance for minimal rates to sell cars.

The amount of money that needs to be set aside as reserves for potential loan losses can have a significant effect on our profitability. Economic slowdowns frequently increase losses on consumer loans, but the unevenness of the recovery presently experienced by commercial customers has made forecasting their potential losses an additional challenge. To help evaluate and monitor the risks of these transactions, we have strengthened the credit review of loans by investing in additional seasoned credit personnel. Unlike lending officers, these people do not directly generate revenues, but they pay for themselves by helping to minimize future loan losses.

The brokered mortgage portfolio of Mr. Money has also been a factor in our loan loss experience. While new loans of this type have not been originated for some time, the management of the existing loans and efforts to minimize the losses sustained were a burden on Mr. Money operations. In February 2005, we sold the balance of the portfolio at an after tax loss of approximately $680,000. Since this sale was discussed in 2004, it was appropriate to recognize the loss through a market value adjustment of these loans at year end, which reduced 2004 earnings by $.15 per share but which should put most of this problem behind us.

Non-Interest Income

We constantly monitor the services we provide our customers and the fees charged for those services to make sure we are appropriately priced compared to our competitors. For example, our income from service charges, ATM fees, and trust increased from $4,023,000 in 2003 to $4,791,000 in 2004. Moving into the new year, we are increasing our focus on two areas.

The first area is our mortgage operations. While we still make and hold mortgages for our own loan portfolio as we have for over 120 years, loans originated and sold to other companies play an ever increasing role in the mortgage business. The purchasers often package these loans with other brokered mortgages and sell them to investors. During 2003, which was the height of the mortgage refinancing boon, we sold over $30,000,000 of mortgages and received fees of approximately $700,000. During 2004, with the waning of the refinancing boon, that business dropped by 85%.

Utilizing in-house knowledge of the mortgage business (Mr. Money’s Jim Nabors is the incoming president of the National Association of Mortgage Brokers.), we are adding a number of innovative mortgage products, establishing new avenues to sell the loans, and increasing the training for our personnel. We need to make the transition from a mortgage maker limited to our customer base to a mortgage broker with options attractive to a larger audience.

The second area of significant potential for non-interest income is the development of First Citizens Advisors. Under the able leadership of George E. Steinemann, the amount of money that this part of our business manages has grown to over $140,000,000. This operation generated fee income of more than $830,000 in 2004.

Statistics indicate that approximately 30% of an individual’s investable assets are in bank deposits. Since the banks of First Citizens Banc Corp have deposits of over $650,000,000, it stands to reason that our customers may have one and a half billion dollars invested elsewhere. Attracting these dollars represents potential for significant growth for First Citizens Advisors.

I have asked George Steinemann to summarize the activities and explain the success of First Citizens Advisors.

Dear Shareholders:

I welcome this opportunity to update you on our department, and to discuss how our business has grown so rapidly by offering unique benefits to our many satisfied clients.

Traditional trust work has long been the mainstay of departments such as ours, and we have established ourselves with the area attorneys and accountants who welcome a locally-owned bank with trust powers to serve their needs for a corporate fiduciary. With local trust officers who are available to clients and responsive to their needs, our Trust

Department offers clients the opportunity for long term relationships with individuals they know and trust. While traditional trust work plays an important part in our activities, the majority of our new business has been through Investment Agency accounts, which work the same as traditional brokerage accounts, but are administered within our Trust Department. These accounts are not managed on a commission basis, but are charged an annual fee based on the amount of assets under management. We build portfolios using either no-load mutual funds, which we select solely on the basis of their performance over a 3, 5, and 10-year period relative to their peers, or outside “Separate Account Managers”, also selected and monitored through our rigorous screening process. Unlike the case at traditional brokerage firms, we do not rely on compensation from the funds or managers we select, and therefore have no incentive to base our recommendations upon anything other than performance. While this does not guarantee you will make money, it does increase your chances of outperforming the relative benchmarks in both bull and bear markets.

If our clients hold individual stocks outside of separately managed accounts, we monitor them via our contractual relationship with Zacks, one of the world’s premier independent investment research firms. Through them, we are provided weekly customer reports on every one of our positions, with each security rated on both fundamental and technical factors. As our service agreement calls for monthly contact with most clients, if any security is flagged as a “Sell”, holders are alerted in a timely fashion to discuss a course of action.

For fixed income investments, we have the ability to buy individual issues of quality corporate and municipal bonds at institutional prices. We receive this favorable pricing due to a contractual relationship with a well-known Midwestern bond advisory firm that also provides us with research and advice concerning our clients’ holdings. We also offer access to specialty sectors, such as high yield, international and emerging market bonds through no-load mutual funds. Our fee structure allows our clients to benefit from the favorable pricing of these investments.

We hope this gives you a clear picture of what First Citizens Advisors can offer, and encourage you to call for an appointment to meet and discuss, with no obligation, any trust, investment, or financial planning needs.

Sincerely,

-s- George E. Steinemann

Sr. Vice President / Managing Director
First Citizens Advisors

Non-Interest Expense

We continually review and attempt to minimize our non-interest operating expenses. However, additional expenses related to regulatory burdens now affect all publicly traded companies. This area will continue to be adversely affected by the increased regulatory fervor. Unfortunately, too much money needs to be allocated to this. As just one example, we have spent approximately $200,000 during 2004 on additional CPA costs related to the 404 review requirements created by the Sarbanes Oxley Act or 2002. I do not believe these expenditures benefit our industry or, more importantly, our shareholders.

To offset the increased costs, we must constantly monitor our customer base and consider how to serve them more efficiently. During 2004, we invested in equipment and ATM upgrades at several facilities while closing offices in Sandusky and Norwalk. With the First National Bank of Shelby acquisition, we had excess office capacity in Crestline, Ohio and consolidated two offices into one. In the fall of 2004, we sold offices located in Richwood and Greencamp which were becoming less productive and, due to distance, were difficult to manage. These branches, sold as operating offices, resulted in after tax profit of approximately $500,000. We are continuing to utilize courier services to maintain larger relationships inconvenienced by our branch changes and have been successful in attracting new customers in locations that do not justify the cost of branches.

Looking ahead in 2005, we expect to focus on several areas that may offer the potential to limit expenses. The cost of our employee benefits, especially medical insurance, increased significantly in 2004. We will review ways to curtail these expenses. We also expect that planned consolidation of support functions, such as the loan collection department, and the reorganization of consumer lending should gain efficiencies.

As mentioned in our November 2004 shareholder letter, we have made progress in reducing our capital levels. Since 1995, we have paid out total “special” dividends beyond regular dividends of $2.18 per share. At the same time, we have consistently increased the amount of our regular dividends from $.46 per share in 1995 to $1.08 in 2004. We have also repurchased 304,862 shares of our stock at an average cost of $24.58 per share. All of these actions effectively reduced capital levels. At year end 2001, our tangible common equity capital to tangible assets was 9.65% compared to peer of 8.17%. As of September 30, 2004, this had been reduced to 7.99% compared to peer of 8.03%. *

While First Citizens Banc Corp has become the 14th largest Ohio-based bank holding company, we are not aggressive buyers driven by the desire to become larger. Size certainly helps to spread some of the non-revenue producing operating expenses, but we expect a potential merger has to be beneficial “day one” to our shareholders. We will continue to review opportunities that meet that objective.

In concluding, I want to compliment the efforts of our Directors with regard to corporate governance. Using the Nominating and Corporate Governance Committee, a director evaluation program is on-going. The Committee has identified possible new directors with significant potential and recommended them to replace current directors who are leaving. The goal is to provide able leadership over a long period that is representative of the communities we serve.

* Ratios as reported in the September 2004 Bank Holding Company Performance Report which is prepared by the Federal Reserve Board’s Division of Banking Supervision and Regulation.

Very truly yours,

David A. Voight
President

Affiliated companies of First Citizens Banc Corp

The Citizens Banking Company
First Citizens Bank
Mr. Money Finance Co.
R.A. Reynolds Appraisal Service, Inc.
SCC Resources, Inc.

Five Year Consolidated Financial Summary

	2004	2003	2002	2001	2000
EARNINGS
Net Income (000)	$4,813	$5,567	$7,127	$5,293	$5,692
Per Common Share (1)
Earnings (basic)	$0.92	$1.11	$1.48	$1.30	$1.39
Earnings (diluted)	$0.92	$1.10	$1.48	$1.30	$1.39
Book Value	$15.19	$13.73	$14.24	$11.94	$11.72
Dividends Paid	$1.08	$1.30	$1.30	$1.24	$1.24

BALANCES (in millions)
Assets	817.5	636.4	651.6	487.7	489.3
Deposits	647.0	510.2	539.9	410.2	392.0
Net Loans	556.2	462.9	415.7	331.3	342.0
Shareholders’ Equity	88.2	69.1	71.7	48.7	47.9

PERFORMANCE RATIOS
Return on Average Assets	0.71%	0.87%	1.12%	1.06%	1.19%
Return on Average Equity	6.74%	7.82%	10.22%	10.65%	12.09%
Equity Capital Ratio	10.79%	10.86%	11.00%	9.99%	9.80%
Net Loans to Deposit Ratio	85.96%	90.73%	76.99%	80.78%	87.25%
Loss Allowance to Total Loans	2.06%	1.34%	1.50%	1.45%	1.19%

(1) Per share data has been adjusted for the business combination with FNB Financial Corporation in October 2004 and Independent Community Banc Corp. in April 2002.

ANNUAL REPORT

CONTENTS

Five–Year Selected Consolidated Financial Data	1

Common Stock and Shareholder Matters	3

General Development of Business	3

Management’s Discussion and Analysis of Financial Condition and Results of Operations	5

Quantitive and Qualitative Disclosures About Market Risk	21

Financial Statements
Report of Independent Registered Public Accounting Firm on Financial Statements	25
Consolidated Balance Sheets	27
Consolidated Statements of Income	28
Consolidated Statements of Changes in Shareholders’ Equity	29
Consolidated Statement of Cash Flows	30
Notes to Consolidated Financial Statements	32

Five-Year Selected Consolidated Finacial Data

	Year ended December 31,
(Dollars in thousands, except per share data)	2004	2003	2002	2001	2000
Statements of income:
Total interest and dividend income	$33,836	$33,267	$36,007	$35,348	$34,190
Total interest expense	8,163	8,417	11,724	15,453	15,756

Net interest income	25,673	24,850	24,283	19,895	18,434
Provision for loan losses	1,805	1,944	1,178	1,803	807

Net interest income after provision for loan losses	23,868	22,906	23,105	18,092	17,627

Security gains	107	301	8	863	1,080
Other noninterest income	6,094	7,423	6,823	5,254	4,583

Total noninterest income	6,201	7,724	6,831	6,117	5,663

Total noninterest expense	23,332	22,925	19,893	16,933	15,466

Income before federal income taxes	6,737	7,705	10,043	7,276	7,824
Federal income tax expense	1,924	2,138	2,916	1,983	2,132

Net income	$4,813	$5,567	$7,127	$5,293	$5,692

Per share of common stock:
Basic earnings	$0.92	$1.11	$1.48	$1.30	$1.39
Diluted earnings	0.92	1.10	1.48	1.30	1.39
Dividends	1.08	1.30	1.30	1.24	1.24
Book value	15.19	13.73	14.24	11.94	11.72

Average common shares outstanding:
Basic	5,211,904	5,033,203	4,811,591	4,082,879	4,107,269
Diluted (1)	5,216,557	5,041,877	4,812,664	4,082,879	4,107,269

Year-end balances:
Loans, net	$556,188	$462,878	$415,682	$334,347	$341,982
Securities	163,451	116,733	161,962	113,726	115,792
Total assets	817,510	636,423	651,634	487,671	489,259
Deposits	647,045	510,172	539,899	410,178	391,968
Borrowings	78,322	53,529	36,692	25,842	46,153
Shareholders’ equity	88,213	69,125	71,689	48,727	47,925

Average balances:
Loans, net	$499,284	$439,261	$424,947	$342,443	$309,878
Securities	120,088	140,418	138,062	114,072	135,129
Total assets	681,644	642,300	638,664	499,109	476,874
Deposits	539,635	530,801	533,869	412,385	400,921
Borrowings	68,110	36,766	30,983	33,321	26,541
Shareholders’ equity	71,422	71,192	69,767	49,693	47,062

(1)	Prior to 2002, there were no additional potential common shares issuable under stock options.

2

Five-Year Selected Ratios

	Year ended December 31,
(Dollars in thousands, except per share data)	2004	2003	2002	2001	2000
Net yield on average interest-earning assets	4.07%	4.21%	4.09%	4.23%	4.10%
Return on average total assets	0.71	0.87	1.12	1.06	1.19
Return on average shareholders’ equity	6.74	7.82	10.22	10.65	12.09
Average shareholders’ equity as a percent of average total assets	10.48	11.08	10.92	9.96	9.87
Net loan charge offs as a percent of average total loans	0.43	0.44	0.27	0.30	0.31
Allowance for loan losses as a percent of loans at year end	2.06	1.34	1.50	1.45	1.19
Shareholders’ equity as a percent of total year end assets	10.79	10.86	11.00	9.99	9.80

A copy of Form 10-K, as filed with the Securities and Exchange Commission, will be furnished, free of charge, to shareholders, upon written request to the Secretary of First Citizens Banc Corp, 100 East Water Street, Sandusky, Ohio 44870.

Common Stock and Shareholder Matters

The common shares of First Citizens Banc Corp trade on The NASDAQ Stock Market under the symbol “FCZA”. As of December 31, 2004, there were 5,807,402 shares outstanding held by approximately 1,400 shareholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms). Information below is the range of sales prices for each quarter for the last two years.

2004
First Quarter	Second Quarter	Third Quarter	Fourth Quarter
$31.08 to $26.82	$27.77 to $20.67	$21.18 to $21.68	$21.51 to $24.70

2003
First Quarter	Second Quarter	Third Quarter	Fourth Quarter
$23.73 to $32.50	$25.06 to $35.57	$24.39 to $30.31	$26.37 to $31.08

Dividends per share declared by the Corporation on common shares were as follows:

	2004	2003
First quarter	$.27	$.26
Second quarter	.27	.26
Third quarter	.27	.26
Fourth quarter	.27	.52

	$1.08	$1.30

General Development of Business

(Dollars in thousands, except for per share data)

FIRST CITIZENS BANC CORP (FCBC) was organized under the laws of the State of Ohio on February 19, 1987 and is a registered financial holding company under the Gramm-Leach-Bliley Financial Modernization Act of 1999, as amended. The Corporation’s office is located at 100 East Water Street, Sandusky, Ohio. The Corporation had total consolidated assets of $817,510 at December 31, 2004. FCBC and its subsidiaries are referred to together as the Corporation.

THE CITIZENS BANKING COMPANY (Citizens), owned by the Corporation since 1987, opened for business in 1884 as The Citizens National Bank. In 1898, Citizens was reorganized under Ohio banking law and was known as The Citizens Bank and Trust Company. In 1908, Citizens surrendered its trust charter and began operation under its current name. Citizens is an insured bank under the Federal Deposit Insurance Act. Citizens maintains its main office at 100 East Water Street, Sandusky, Ohio and operates two branch banking offices in Perkins Township (Sandusky, Ohio), two branch banking offices in Norwalk, Ohio, one branch banking office in Berlin Heights, Ohio, one branch banking office in Huron, Ohio, one branch banking office in Castalia, Ohio and one loan production office in Port Clinton, Ohio. This subsidiary accounts for 59.6% of the Corporation’s consolidated assets at December 31, 2004.

FIRST CITIZENS BANK (First Citizens), formerly known as The Farmers State Bank and acquired by the Corporation in 1998, was organized and chartered under the laws of the State of Ohio in 1916. First

Citizens is an insured bank under the Federal Deposit Insurance Act. First Citizens maintains its main office at 102 South Kibler Street, New Washington, Ohio and operates branch offices in Willard, Ohio, Crestline, Ohio, and the Ohio villages of Chatfield, Tiro, Richwood, Green Camp and also has a loan production office in Marion, Ohio. Through a merger in 2004 with First National Bank of Shelby, First Citizens also operates branch offices in Shelby, Ohio, and the Ohio villages of Greenwich, Plymouth, and Shiloh. This subsidiary accounts for 38.1% of the Corporation’s consolidated assets at December 31, 2004. First Citizens sold the branches in the villages of Green Camp and Richwood in January 2005.

SCC RESOURCES INC. (SCC) is organized under the laws of the State of Ohio. Begun as a joint venture of three local Sandusky, Ohio banks in 1966, SCC provides item-processing services for financial institutions, including Citizens and First Citizens, and other nonrelated entities. The Corporation acquired total ownership of SCC in February 1993. On June 19, 1999, SCC entered into an agreement with Jack Henry & Associates, Inc. (JHA), whereby SCC agreed to sell all of its contracts for providing data processing services to community banks to JHA. JHA agreed to pay SCC a fee based upon annual net revenue under a new JHA contract for each bank that signed a five-year contract with JHA by January 31, 2000. This subsidiary accounts for less than one percent of the Corporation’s consolidated assets as of December 31, 2004.

R. A. REYNOLDS APPRAISAL SERVICE, INC. (Reynolds), owned by the Corporation since 1993, was organized under the laws of the State of Ohio in September 1993. Reynolds provides real estate appraisal services, for lending purposes, to the Citizens and First Citizens and to other financial institutions. Reynolds accounts for less than one percent of the Corporation’s consolidated assets as of December 31, 2004.

MR. MONEY FINANCE COMPANY (Mr. Money) was formed in 2000 to provide consumer lending products to customers who may not qualify for conventional commercial bank lending products. Mr. Money has its main office in Sandusky, Ohio and an office in Mansfield, Ohio. Loans for Mr. Money come from direct consumer lending to customers and loans from third party home improvement vendors. Mr. Money accounts for 1.9% of the Corporation’s consolidated assets as of December 31, 2004.

FIRST CITIZENS TITLE INSURANCE AGENCY INC. (Title Agency) has been formed to provide customers with a seamless mortgage product with improved service. Assets of the Title Agency are not significant at December 31, 2004.

FIRST CITIZENS INSURANCE AGENCY INC. (Insurance Agency) was formed to allow the Corporation to participate in commission revenue generated through its third party insurance agreement. Assets of the Insurance Agency are not significant at December 31, 2004.

WATER STREET PROPERTIES (Water St.) was formed to hold properties repossessed by FCBC subsidiaries. Water St. accounts for less than one percent of the Corporation’s consolidated assets as of December 31, 2004.

Management’s Discussion and Analysis of Financial Condition
and Results of Operations — As of December 31, 2004 and December 31, 2003
and for the Years Ending December 31, 2004, 2003 and 2002

(Dollars in thousands, except per share data)

General

The following paragraphs more fully discuss the significant highlights, changes and trends as they relate to the Corporation’s financial condition, results of operations, liquidity and capital resources as of December 31, 2004 and 2003, and during the three-year period ended December 31, 2004. This discussion should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements, which are included elsewhere in this report.

Forward-Looking Statements

This report includes forward-looking statements by the Corporation relating to such matters as anticipated operating results, business line results, credit quality expectations, prospects for new lines of business, economic trends (including interest rates) and similar matters. Such statements are based upon the current beliefs and expectations of the Corporation’s management and are subject to risks and uncertainties. While the Corporation believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could prove to be inaccurate, and accordingly, actual results and experience could differ materially from the anticipated results or other expectations expressed by the Corporation in its forward-looking statements. Factors that could cause actual results or experience to differ from results discussed in the forward-looking statements include, but are not limited to, regional and national economic conditions; volatility and direction of market interest rates; credit risks of lending activities, governmental legislation and regulation, including changes in accounting regulation or standards; material unforeseen changes in the financial condition or results of operations of the Corporation’s clients; and other risks identified from time-to-time in the Corporation’s other public documents on file with the Securities and Exchange Commission.

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

Financial Condition

At December 31, 2004, total assets were $817,510, compared to $636,423 at December 31, 2003. The increase in assets is primarily due to the merger of FNB Financial Corp. (FNB) with FCBC. FNB had assets totaling $196,691 at October 8, 2004, the date the merger was completed.

Net loans increased $93,310, or 20.2% from 2003 to 2004. This increase is primarily due to net loans totaling $87,610 at FNB at the date of the merger. The loans added in the merger did not materially change the loan mix of the Corporation nor is it expected to in future periods. Commercial real estate loans increased $44,491, or 28.1%, real estate construction loans increased $2,607 or 11.5% and commercial and agricultural loans increased $25,323, or 49.5% from 2003 to 2004. Residential real estate loans increased by $22,832, or 11.1%, from 2003 to total $228,467. Consumer loans increased $8,042, or 32.5% from 2003 to total $32,807. Lease loans decreased $570, or 24.9%, from 2003 to total $1,723. Credit card and other loans, which include overdraft protection (ODP) lines of credit, decreased $3,764 from 2003 to total $1,213.

At December 31, 2004, loans held for sale totaled $8,886. Loans held for sale in previous years have primarily consisted of refinanced, fixed rate residential real estate loans. Over the past two years, the demand for refinancings has declined; therefore, the Corporation had no refinanced loans held for sale at December 31, 2004. The portfolio consisted of loans at First Citizens totaling $6,046, which are being sold in a branch sale in January 2005, and Mr. Money loans of $2,840 being sold in February 2005. Note 4 has additional information on these loans that are in held for sale.

In 2004, the Corporation continued its emphasis on increasing the Corporation’s share of the local market for commercial and commercial real estate loans. The Corporation has taken a proactive approach in contacting new and current clients to ensure that the Corporation is taking care of its clients needs. These lending relationships generally offer more attractive returns than residential loans and also offer opportunities for attracting larger balance deposit relationships. However, the shift in loan portfolio mix from residential real estate to commercial oriented loans may increase credit risk.

Both year-end and average 2004 deposit balances increased from 2003. Deposit balances from the merger totaled $165,261, with non-interest bearing deposits totaling $54,204 and interest bearing deposits totaling $111,057. This mix of deposits from the merger was very similar to the Corporation’s mix before the merger. Year-end deposit balances totaled $647,045 in 2004 compared to $510,172 in 2003, an increase of $136,873, or 26.8%. As the stock market stabilized and began to recover in mid 2003 and 2004, investors who had sought short-term financial institution deposit products as the market declined have started to move out of deposits and into other financial instruments. Average deposit balances for 2004 were $539,635 compared to $530,801 for 2003, an increase of $8,834, or 1.7%. Non-interest bearing deposits averaged $82,860 for 2004, compared to $71,797 for 2003, increasing $11,063, or 15.4%. Savings, NOW, and MMIA accounts averaged $252,566 for 2004 compared to $244,778 for 2003. Average certificates of deposit decreased $10,017 to total an average balance of $204,209 for 2004. The decrease in certificates of deposit occurred as a result of management’s decision to allow higher rate certificates which were maturing to be withdrawn from the Corporation rather than trying to retain these deposits by paying above market rates.

In 2004, the Corporation utilized alternative funding sources by drawing from the Corporation’s cash management advance availability from the Federal Home Loan Bank and by issuing subordinated debentures of $12,500. These funds were primarily used to cover the costs and funding of the FNB merger completed in October 2004. A trust was created in September 2004 by the Corporation. The terms of the trust can be found in Note 13 of the annual report. The Corporation issued subordinated debentures to the trust in exchange for the proceeds of the offerings. The debentures represent the sole assets of the trust. The Corporation may redeem the subordinated debentures, in whole but not in part, any time prior to September 20, 2009 at a price of 107.50% of face value. After September 20, 2009 subordinated debentures may be redeemed at face value. If needed, management would consider using these alternative funding methods again in the future.

Borrowings from the Federal Home Loan Bank of Cincinnati were $30,855 at December 31, 2004. The detail of these borrowings can be found in Note 10. The increase of $11,880 from year-end 2003 was primarily a result of two $15,000 advances used to reduce the Corporation’s Federal Funds purchased position and $855 in advances acquired with the merger.

The Corporation also has a borrowing agreement for the purpose of funding loans originated by Mr. Money. FCBC has two borrowing arrangements from LaSalle Bank, NA consisting of a $5,000 line of credit and a $10,000 term note. At December 31, 2004, the Corporation had $0 drawn on its $5,000 line of credit. The total remaining debt on the Corporation’s term note was $8,000 at December 31, 2004 compared to $9,000 at December 31, 2003. During 2004, the Corporation made its $1,000 scheduled payment on the term loan. Note 12 in the consolidated financial statements provides further details regarding the borrowing arrangement.

Citizens and First Citizens offer repurchase agreements in the form of sweep accounts to commercial checking account customers. At December 31, 2004, total repurchase agreements in the form of sweep accounts totaled $12,712. This compares to $12,115 at December 31, 2003. U.S. Treasury securities and obligations of U.S. government agencies maintained under Citizens’ and First Citizens’ control are pledged as collateral for the repurchase agreements.

Securities available for sale, securities held to maturity and Federal Home Loan Bank (FHLB), Federal Reserve Bank (FRB), Great Lakes Bankers Bank (GLBB), Farmer MAC Stock (FMS), and Norwalk Community Development Corporation (NCDC) stock increased a total of $46,718, or 40.0% from $116,733 on December 31, 2003 to $163,451 on December 31, 2004. FNB’s security portfolio totaled approximately $81,000 at the time of the merger. U.S. Treasury securities and obligations of U.S. government agencies increased $53,767, from $64,333 at December 31, 2003 to $118,100 at December 31, 2004. Obligations of states and political subdivisions available for sale decreased $8,072 from 2003 to 2004. The Corporation has been allowing securities that are not needed for pledging requirements to roll off its portfolio. Instead of replacing these securities, the Corporation has used the funds to continue to grow the loan portfolio.

Mortgage-backed securities totaled $8,411 at December 31, 2004 and none are considered unusual or “high risk” securities as defined by regulating authorities. Of this total, $8,385 are pass-through securities issued by the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC) and $26 are privately issued and are collateralized by mortgage-backed securities issued or guaranteed by FNMA, FHLMC, or Government National Mortgage Association (GNMA). The average interest rate of the mortgage-backed portfolio at December 31, 2004 was 3.63%. The average maturity at December 31, 2004 was approximately 2.36 years. The Corporation has not invested in any derivative securities.

Securities available for sale had an estimated fair value at December 31, 2004 of $154,468. This fair value includes unrealized gains of approximately $839 and unrealized losses of approximately $624. Net unrealized gains of $215 on December 31, 2004 was a decrease over net unrealized gains of $2,156 at December 31, 2003 primarily due to changes in market interest rates. Note 3 has more information on unrealized gains and losses.

Premises and equipment, net of accumulated depreciation, increased $1,343 from December 31, 2003 to December 31, 2004. FCBC’s merger with FNB added $1,788 in fixed assets, consisting of several branches and the equipment within those branches. Also, the main branch of First Citizens is undergoing remodeling due to the merger and the reallocation of staff among their branches. The renovation project is scheduled to be completed in the second quarter of 2005. Premises and equipment, net, held for sale totaled $179 at December 31, 2004. These fixed assets are to be sold in 2005 as part of the sale of two branches as detailed in Note 7.

Goodwill increased from $15,052 in 2003 to $26,093 in 2004. This increase was due to the goodwill created from the merger with FNB. Other intangible assets increased $2,192 from 2003 to 2004. This increase includes $2,690 of customer relationship intangible assets from the merger with FNB. The amortization on intangibles was $498 for 2004.

Total shareholders’ equity increased $19,088, or 27.6% during 2004 to $88,213. The merger with FNB resulted in the issuance of common shares with a fair value of $21,060. The change in shareholders’ equity is also made up of earnings of $4,813, less dividends paid of $5,644 and the decrease in the market value of securities available for sale, net of tax, of $1,281. During 2004, the Corporation’s additional minimum pension liability, net of tax, decreased $393, which increased equity. See Note 15 for further explanation. During 2004, treasury shares increased 11,624, or $253. The Corporation will, from time to time, buy back shares when it results in a benefit to the remaining shareholders. The Corporation paid cash dividends on February 1, 2004, May 1, 2004, August 1, 2004 and November 1, 2004 each at a rate of $.27 per share. Total outstanding common shares at December 31, 2004 were 5,807,402. The ratio of total shareholders’ equity to total assets was 10.8% at December 31, 2004 and December 31, 2003

Results of Operations

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

Comparison of Results of Operations for the Year Ended December 31, 2004 and December 31,2003

Net Income

The Corporation’s net income for the year ended December 31, 2004 was $4,813, compared to $5,567 for the year ended December 31, 2003, a decrease of $754 or 13.5%. The decrease in net income was the result of the items discussed in the following sections.

Net Interest Income

Net interest income for 2004 was $25,673, an increase of $823, or 3.3% from 2003. The change in net interest income for 2004 was the result of an increase in interest earned on loans and a decrease in the interest paid out on deposit products. The decline in the yield on interest earning assets and interest-bearing liabilities is the result of continued repricing of assets and liabilities in the low interest rate environment that existed throughout 2004. The Corporation continues to examine its rate structure to ensure that its interest rates are competitive and reflective of the current rate environment in which it competes.

Net interest income and net interest margin were also affected by amortization of purchase accounting adjustments of earning assets and liabilities as a result of the merger. Refer to Note 2 of the consolidated financial statements for further discussion on the acquisition. Under the purchase method of accounting, assets and liabilities of acquired businesses are required to be recognized at their estimated fair value at the date of acquisition. Purchase accounting adjustments are recognized at the time of acquisition and represent the difference between the estimated fair value and the carrying value of assets and liabilities acquired. These adjustments are amortized into interest income and expense based upon the estimated remaining lives of the assets and liabilities acquired.

Total interest income increased $569, or 1.7% for 2004. The increase in income was a result of the merger which caused average interest earning-assets to increase from $592,863 in 2003 to $632,020 in 2004, offsetting the decline in the yield earned on those assets. Average loans increased $61,959 from 2003 to 2004. Income earned on the loan portfolio increased $1,584 from 2003 to 2004 due to the increase in balances offsetting the decline in yield experienced on the loan portfolio. The average balance of the securities portfolio for 2004 compared to 2003 decreased $20,330. The decrease in interest income on securities was primarily due to the decline in balances. Average balances of Federal Funds sold and interest-bearing deposits in other banks declined which was the primary reason for the interest earned on these assets declining $10.

Total interest expense decreased $254, or 3.0% for 2004 compared to 2003. The decrease in interest expense can be attributed to a decrease in the rate on interest-bearing liabilities from 1.70% in 2003 to 1.56% in 2004, which offset the effect of an increase in average balance of $29,115. Average interest-bearing deposits declined $2,229 from 2003 to 2004. This decline combined with a 25 basis point drop in the cost of deposits caused interest expense on deposits to decrease $1,189. Interest expense on FHLB borrowings increased $646 due primarily to the increase in average balance of $25,082 in borrowings which were used to pay down the Corporations Federal Fund purchased position. In September 2004, a $12,500 trust preferred issuance was created to help fund the merger with FNB. The increase of average balance of $5,406 from 2003 to 2004, along with the increase of 36 basis points in yield, resulted in an increase in expense on subordinated debentures of $301. Other borrowings increased in balance from $13,285 in 2003 to $15,539, but the yield decline on these borrowings offset this increase to result in $12 less expense in 2004 compared to 2003.

Refer to “Distribution of Assets, Liabilities and Shareholders’ Equity, Interest Rates and Interest Differential” and “Changes in Interest Income and Interest Expense Resulting from Changes in Volume and Changes in Rate” on pages 16 through 18 for further analysis of the impact of changes in interest-bearing assets and liabilities on the Corporation’s net interest income.

Provision and Allowance for Loan LossesThe following table contains information relating to the provision for loan losses, activity in and analysis of the allowance for loan losses as of and for each of the three-years in the period ended December 31,2004.

	As of and for year ended December 31,
	2004	2003	2002
Net loan charge offs	$2,153	$1,961	$1,144

Provision for loan losses charged to expense	1,805	1,944	1,178

Net loan charge offs as a percent of average outstanding loans	0.43%	0.44%	0.27%

Allowance for loan losses	$11,706	$6,308	$6,325

Allowance for loan losses as a percent of year end outstanding loans	2.06%	1.34%	1.50%

Allowance for loan losses as a percent of impaired loans	75.86%	99.10%	91.28%

Impaired loans	$15,430	$6,365	$6,929

Impaired loans as a percent of gross year end loans (1)	2.72%	1.36%	1.64%

Nonaccrual and 90 days or more past due loans as a percent of gross year end loans (1)	1.51%	1.37%	1.39%

(1)	Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.

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

The provision for loan losses decreased by $139 in 2004, from $1,944 in 2003 to $1,805 in 2004. The decrease in the provision was a result of the reserve adequacy calculations in the fourth quarter of 2003. In the fourth quarter 2003, additional reserves over and above the monthly accruals were added to the allowance due to specific loan credits whose financial position had changed negatively. In the fourth quarter of 2004, these additional reserves were not needed based on the calculation. Also, after the merger with FNB, First Citizens’ adequacy calculation showed that no additional provision was needed in the last quarter of 2004. A net increase in net charge-offs of $192 was experienced from 2003 to 2004 due to loans charge-off as a result of the merger. This increase in net charge-offs is expected to continue in the first quarter of 2005. As of December 31, 2004, impaired loans have increased $8,168 from December 31, 2003. This increase was primarily due to loans that were acquired from FNB with the merger. These loans had been adequately reserved for on FNB balance sheet. Efforts are continually made to examine both the level and mix of the allowance by loan type as well as the overall level of the allowance. Management specifically evaluates loans that are impaired, or graded as doubtful by the internal grading function for estimates of loss. To evaluate the adequacy of the allowance for loan losses to cover probable losses in the portfolio, management considers specific reserve allocations for identified portfolio loans, reserves for delinquencies and historical reserve allocations. The composition and overall level of the loan portfolio and charge-off activity are also factors used to determine the amount of the allowance for loan losses.

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

Noninterest Income

Noninterest income totaled $6,201 in 2004 compared to $7,724 in 2003, a decrease of 19.7%. The significant items contributing to this change are as follows.

During 2004, the Corporation recognized gains from calls and sales of securities of $107 compared to $301 in 2003. Sales of securities were utilized to assist in the funding of loans although the overall sales activity as a percentage of the securities portfolio was not significant.

As loan rates began to rise in 2004, the customer demand for loan refinancing dramatically declined. In 2004, the Corporation sold less than 25 percent of the volume of loans sold in 2003 in the secondary market. Because of this dramatic reduction in the volume of loans sold, net gains on the loans sold declined $480 from 2003 to 2004. Management anticipates rates to continue to increase in 2005, continuing the decline in the volume of loans sold. Additionally, Mr. Money reclassified loans from its portfolio to the held for sale portfolio in December 2004. When adjusting these loans at the lower of cost or market value, a pretax loss of $1,029 was recognized on the portfolio. These loans are scheduled to be sold in the first quarter of 2005.

Service charges by Citizens and First Citizens increased $299 from 2003 to 2004. This was primarily due to the Corporation’s Check Protect program. Check Protect, which is the Corporation’s courtesy pay program, generated $228 in additional service charge income in 2004 as a result of increased usage of the program by clients. ATM fees increased $48 from 2003 to 2004. The Corporation continues to increase the number of ATM machines within its market area, including opening new ATM’s on Put-in-Bay, which has added additional fee income. Additionally, the fees generated by the Trust Department continue to grow due to the continued increase in assets under Trust control. In 2004, the fees generated totaled $839, compared to $418 in 2003 as the department has continued to develop in its role of being the cornerstone of wealth management services provided by the Corporation. Finally, other fees decreased $581 from 2003 to 2004. Two areas were the cause for the decline in other fees. Commission from the origination of wholesale mortgages decreased $293 compared to 2003. As with the traditional secondary market, the amount of loans sold in 2004 declined dramatically compared to 2003. Secondly, Citizens revenue earned through its credit card portfolio decreased $285 compared to 2003 due to the sale of its credit card portfolio in November 2003.

Noninterest Expense

Noninterest expense totaled $23,332 in 2004, an increase of $407, or 1.8% over 2003. The following discussion highlights the significant items that resulted in increases or decreases in the components of noninterest expense.

Salaries and wages totaled $9,556 in 2004 compared to $9,609 in 2003 for a decrease of $53. This decrease can be attributed to the reduction in staff the Corporation had before the merger, which included severance payments to employees in 2003. Benefits increased $742, to total $2,705 in 2004 compared to $1,963 in 2003. Two areas were the primary cause for this increase. First, pension expense increased $236 in 2004 compared to 2003. The discount rate used in the actuarial computation of pension expense declined thirty-nine basis points in 2004 compared to 2003. This decline increased the amount of service cost as well as reduced the amount of expected return on assets which are used in the pension expense computation. The details of these items are further disclosed in Note 15. Secondly, health insurance payments increased $449 from 2003 to 2004 as a result of several large claims paid during 2004 at several of the affiliate companies.

Net occupancy expense increased $138 from $1,236 in 2003 to $1,374 in 2004. The primary cause of the increase was the expansion of the Corporation. The new operation center built in November 2003 was in full service for the entire year of 2004, while only in service for two months in 2003. Also, the FNB merger added branches and with the remodeling of First Citizens main office, the amount of repair and maintenance increased. Equipment expense decreased $173 from 2003 to 2004. During 2004, the Corporation began to scale back the amount of equipment purchased throughout the year. With this reduction of new equipment and a reduction of maintenance expense, the Corporation was able to reduce its costs.

State of Ohio franchise taxes were $788 in 2004 compared to $761 in 2003. The franchise taxes are based on the capital positions of the subsidiaries at the previous year-end, which were higher in 2003 than 2002.

Professional fees represent legal, audit and outside consulting fees paid by the Corporation. Professional fees totaled $940 in 2004 compared to $817 in 2003. During 2004, FCBC incurred increases in its legal and audit fees of $101. This increase was due to the legal aspects of the merger with FNB and fees paid for Sarbanes-Oxley 404 issues. An outside consultant was hired to assist the Corporation trying to meet the requirements of section 404. With the new requirements, our external auditors also have to do additional testing of controls, which increased the fees paid as well.

Advertising expense decreased from $466 in 2003 to $391 in 2004. Entering into new markets with the new branches created in 2003 increased advertising spending in 2003. In 2004, the Corporation did not incur these expenses of entering into new areas. The Corporation will continue our marketing and advertising efforts to increase our customer base in current markets and the new markets created with the FNB merger.

Contracted data processing decreased from $989 in 2003 to $959 in 2004. In 2004, Mr. Money switched processing companies, which saved approximately $53. With the merger and the additional customer base created through the merger, processing fees in the fourth quarter were higher than the previous three quarters and are expected to be higher in 2005 than 2004.

ATM expense and stationery and supplies increased slightly from in 2004. With the increase in the number of ATMs, the expense to run the machines also increased. Stationery and supplies increased $12 primarily due to the merger. With a new name, items such as letterhead and envelopes, as well as any other item with the old name had to be replaced with the new name of the bank. Other operating expenses totaled $4,048 in 2004, compared to $4,387 in 2003. In 2003, with the expansion into new markets, the Corporation launched a loan fee promotion in which the Corporation paid for loan fees associated with new loans in an attempt to gain loan volume. In 2004, with being securely positioned in the new markets, these fees were no longer waived, which reduced expense by $53 compared to 2003. Also, with the sale of its credit card portfolio, Citizens saw a reduction of credit card expense of $119 in 2004. Finally, in marking its mortgage servicing rights to the lower of cost or fair market value, Citizens had a $55 benefit during this valuation compared to 2003. Refer to Note 6 for further detail on this item.

Income Tax Expense

Income before federal income taxes amounted to $6,737 in 2004 and $7,705 in 2003. The Corporation’s effective income tax rate was 28.6% in 2004 compared to 27.7% in 2003. The increase in the effective tax rate resulted from the decline in the total of interest income on tax exempt securities compared to the decline in income before taxes.

Comparison of Results of Operations for the Year Ended December 31, 2003 and December 31, 2002Net Income

The Corporation’s net income for the year ended December 31, 2003 was $5,567, compared to $7,127 for the year ended December 31, 2002, a decrease of $1,560 or 21.9%. The decrease in net income was the result of the items discussed in the following sections.

Net Interest Income

Net interest income for 2003 was $24,850, an increase of $567, or 2.3% from 2002. The change in net interest income for 2003 was the result of a larger decrease in interest expense compared to the decrease in interest income. The decline in the yield on interest-earning assets and interest-bearing liabilities is the result of continued repricing of assets and liabilities in the low interest rate environment that existed throughout 2003. The Corporation continues to examine its rate structure to ensure that its interest rates are competitive and reflective of the current rate environment in which it competes.

Total interest income decreased $2,740, or 7.6% for 2003. The decline resulted from average interest-earning assets decreasing from $596,228 in 2002 to $592,863 in 2003 combined with a decline in yield earned on average earning assets. Average loans increased $13,962 from 2002 to 2003. Income earned on the loan portfolio decreased $1,557 from 2002 to 2003 due to the decline in yield more than offsetting the impact of the higher average balance of loans. Although the securities portfolio declined significantly from December 31, 2002 to December 31, 2003, the average balance of the securities portfolio for 2002 and 2003 was similar. The decrease in interest income on securities was primarily due to the decline in yields. Average balances of Federal Funds sold and interest-bearing deposits in other banks declined which was the primary reason for the interest earned on these assets declining $400. Funds that were sold in the fed funds market in 2002 were used to help fund the increase the Corporation had in its loan portfolio in 2003.

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

Refer to “Distribution of Assets, Liabilities and Shareholders’ Equity, Interest Rates and Interest Differential” and “Changes in Interest Income and Interest Expense Resulting from Changes in Volume and Changes in Rate” on pages 16 through 18 for further analysis of the impact of changes in interest-bearing assets and liabilities on the Corporation’s net interest income.

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

Due to the continued low interest rates, customers continued to refinance their loans to lower fixed-rate loans. Rather than add these lower fixed-rate loans to the Corporation’s loan portfolio, the loans were sold in the secondary loan market. Net gains on the loans sold totaled $631 in 2003 compared to a net gain of $333 in 2002. The additional gain is due to the increase in volume of loans sold in 2003 compared to the volume sold in 2002. The volume of loans sold in 2003 approximately doubled the volume sold in 2002.

Service charges by the Banks increased $225 from 2002 to 2003. The full year in 2003 of the additional customer base created as a result of this merger with ICBC in April 2002 was the primary cause of this increase. Check Protect, which is the Corporation’s courtesy pay program, generated an additional $228 in additional service charge income in 2003. ATM fees increased $50 from 2002 to 2003. With the addition of the customer base acquired through the entering new markets, additional fees were gained. Other noninterest income totaled $2,030 in 2003, compared to $1,976 in 2002. In November, Citizens sold its credit card portfolio for a net gain of $152. Additionally, increases in other noninterest income are a result of additional products and services introduced to generate noninterest income. These products include brokerage and insurance commissions, the sale of wholesale mortgages, and income from the Trust Department. The Trust Department has developed into the cornerstone of wealth management services provided by the Corporation.

Noninterest Expense

Noninterest expense totaled $22,925 in 2003, an increase of $3,032, or 15.2% over 2002. The following discussion highlights the significant items that resulted in increases or decreases in the components of noninterest expense.

Salaries, wages and benefits totaled $11,572 in 2003 compared to $9,460 in 2002 for an increase of $2,112. This increase can be attributed to several factors. First, salaries for 2002 are reflective of nine months salary and benefits of the Independent Community Banc Corp. acquisition compared to twelve months in 2003. Second, Mr. Money and Farmers opened offices in Marion, Ohio and Mansfield, Ohio in 2003. Third, in 2003, the formation of First Citizens Advisors as a department of Citizens, which serves the customer’s trust and investment needs, required the addition of staff. Fourth, pension expense increased $483 from 2002 to 2003 which is further disclosed in Note 15. Finally, 2003 salaries, wages, and benefits includes $160 of severance payments to employees as part of the Corporation’s reassessment of staffing needs.

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

Income Tax Expense

Income before federal income taxes amounted to $7,705 in 2003 and $10,043 in 2002. The Corporation’s effective income tax rate was 27.7% in 2003 compared to 29.0% in 2002. The decline in the effective tax rate resulted from the relatively consistent total of interest income on tax exempt securities compared to the decline in income before taxes.

Distribution of Assets, Liabilities and Shareholders’ Equity,
Interest Rates and Interest Differential

The following table sets forth, for the years ended December 31, 2004, 2003 and 2002, the distribution of assets, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Dollars in thousands) :

	2004			2003			2002
	Average		Yield/	Average		Yield/	Average		Yield/
Assets	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate
Interest-earning assets:
Loans (1)(2)(3)	$507,164	$29,629	5.84%	$445,205	$28,045	6.30%	$431,243	$29,602	6.86%
Taxable securities (4)	92,806	2,999	3.24%	104,364	3,634	3.52%	100,819	4,318	4.33%
Non-taxable securities (4)(5)	27,282	1,132	4.25%	36,054	1,502	4.28%	37,243	1,601	4.38%
Federal funds sold	4,295	70	1.63%	6,485	82	1.26%	26,699	476	1.78%
Interest-bearing deposits in other banks	473	6	1.27%	755	4	0.53%	224	10	4.46%

Total interest-earning assets	632,020	33,836	5.37%	592,863	33,267	5.63%	596,228	36,007	6.06%
Noninterest-earning assets:
Cash and due from financial institutions	21,402			19,966			17,711
Premises and equipment, net	10,639			9,038			8,377
Accrued interest receivable	3,712			4,144			4,285
Intangible assets	19,831			17,831			11,795
Other assets	1,920			4,402			6,564
Less allowance for loan losses	(7,880)			(5,944)			(6,296)

Total	$681,644			$642,300			$638,664

(1)	For purposes of these computations, the daily average loan amounts outstanding are net of unearned income and include loans held for sale.

(2)	Included in loan interest income are loan fees of $988 in 2004, $1,162 in 2003 and $988 in 2002.

(3)	Non-accrual loans are included in loan totals and do not have a material impact on the analysis presented.

(4)	Average balance is computed using the carrying value of securities. The average yield has been computed using the historical amortized cost average balance for available-for-sale securities.

(5)	Interest income is reported on a historical basis without tax-equivalent adjustment.

Distribution of Assets, Liabilities and Shareholders’ Equity,
Interest Rates and Interest Differential (Continued)

The following table sets forth, for the years ended December 31, 2004, 2003 and 2002, the distribution of liabilities and shareholders’ equity, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Dollars in thousands) :

	2004			2003			2002
Liabilities and	Average		Yield/	Average		Yield/	Average		Yield/
Shareholders’ Equity	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate
Interest-bearing liabilities:
Savings and interest-bearing demand accounts	$252,566	$1,462	0.58%	$244,778	$1,629	0.66%	$238,066	$3,340	1.40%
Certificates of deposit	204,209	4,805	2.35%	214,226	5,827	2.72%	233,096	7,436	3.19%
Federal Home Loan Bank advances	26,891	669	2.49%	1,809	23	1.27%	519	27	5.20%
Securities sold under repurchase agreements	12,004	128	1.07%	12,277	103	0.84%	11,491	158	1.37%
Federal funds purchased	2,699	10	0.37%	—	—	—	—	—	—
Notes payable	9,166	279	3.04%	10,564	329	3.11%	13,838	534	3.86%
Subordinated debentures	16,514	799	4.84%	11,108	498	4.48%	3,866	212	5.48%
U.S. Treasury demand notes payable	836	11	1.32%	1,008	8	0.79%	1,269	17	1.34%

Total interest-bearing liabilities	524,885	8,163	1.56%	495,770	8,417	1.70%	502,145	11,724	2.33%

Noninterest-bearing liabilities:
Demand deposits	82,860			71,797			62,707
Other liabilities	2,477			3,541			4,045

	85,337			75,338			66,752
Shareholders’ equity	71,422			71,192			69,767

Total	$681,644			$642,300			$638,664

Net interest income and interest rate spread		$25,673	3.81%		$24,850	3.93%		$24,283	3.73%

Net yield on interest- earning assets			4.07%			4.21%			4.09%

Changes in Interest Income and Interest Expense
Resulting from Changes in Volume and Changes in Rate

The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rate.

	2004 compared to 2003			2003 compared to 2002
	Increase (decrease)			Increase (decrease)
	due to:			due to:
	Volume(1)	Rate(1)	Net	Volume(1)	Rate(1)	Net
	(Dollars in thousands)
Interest income:
Loans	$3,717	$(2,133)	$1,584	$936	$(2,493)	$(1,557)
Taxable securities	(361)	(274)	(635)	157	(841)	(684)
Nontaxable securities	(360)	(10)	(370)	(63)	(36)	(99)
Federal funds sold	(32)	20	(12)	(285	(109)	(394)
Interest-bearing deposits in other banks	(2)	4	2	8	(14)	(6)

Total interest- earning assets	$2,962	$(2,393)	$569	$753	$(3,493)	$(2,740)

Interest expense:
Savings and interest-bearing demand accounts	$51	$(218)	$(167)	$92	$(1,803)	$(1,711)
Certificates of deposit	(263)	(758)	(1,021)	(571)	(1,038)	(1,609)
Federal Home Loan Bank advances	604	42	646	28	(32)	(4)
Securities sold under repurchase agreements	(2)	27	25	10	(65)	(55)
Federal funds purchased	10	—	10	—	—	—
Note payable	(43)	(7)	(50)	(113)	(92)	(205)
Subordinated debentures	259	42	301	331	(45)	286
U.S. Treasury demand notes payable	(2)	4	2	(3)	(6)	(9)

Total interest-bearing liabilities	$614	$(868)	$(254)	$(226)	$(3,081)	$(3,307)

Net interest income	$2,348	$(1,525)	$823	$979	$(412)	$567

(1)	The change in interest income and interest expense due to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.

Liquidity and Capital Resources

Citizens and First Citizens both maintain a conservative liquidity position. Within the security portfolio, all but $11 of securities are classified as available for sale. At December 31, 2004, securities with maturities of one year or less totaled $51,643. The available for sale portfolio helps to provide the Corporation with the ability to meet its funding needs. The Consolidated Statements of Cash Flows contained in the consolidated financial statements detail the Corporation’s cash flows from operating activities resulting from net earnings.

Cash from operations for 2004 was $6,427. This includes net income of $4,813 plus net adjustments of cash from operating activities of $1,614 to reconcile net earnings to net cash provided by operations. The primary use of cash in operations is the originating of loans for sale. The primary addition to cash from operating activities is the sale of the loans sold. Cash from investing activities was $21,782 in 2004. resulting from security purchases and increases in loans which was more than offset by maturities, prepayments and sales of securities, cash received in the bank acquisition and an increase in fed funds sold. Cash used by financing activities in 2004 totaled $24,531. The primary uses of cash in financing activities include the run-off of deposits, the payment of dividends, and the payment of short-term FHLB advances. The cash from financing activities included the FHLB long-term borrowings and the proceeds from the issuance of subordinated debentures. Cash from operating and investing activities was more than cash used by financing activities by $3,678, which resulted in an increase in cash and cash equivalents to $25,661.

Future loan demand of Citizens and First Citizens can be funded by increases in deposit accounts, proceeds from payments on existing loans, the maturity of securities, the issuances of trust preferred obligations, and the sale of securities classified as available for sale. Additional sources of funds may also come from borrowing in the Federal Funds market and/or borrowing from the Federal Home Loan Bank (FHLB). As of December 31, 2004, the Banks had total credit availability with the FHLB of $99,909 of which $30,855 was outstanding.

Future loan demand of Mr. Money can be funded by proceeds from payments on existing loans, sales of existing loans on the secondary market as well as borrowings from affiliates or other institutions. On a separate entity basis, the Corporation’s primary source of funds is dividends paid primarily by the subsidiary Banks. The ability of the Banks to pay dividends is subject to limitations under various laws and regulations, and to prudent and sound banking principles. Generally, subject to applicable minimum capital requirements, the Banks may declare a dividend without the approval of the State of Ohio Department of Commerce, Division of Financial Institutions, provided the total dividends in a calendar year do not exceed the total of its profits for that year combined with its retained profits for the two preceding years. In 2004, Citizens paid $6,450 and First Citizens paid $2,377 in dividends to the Corporation. The purpose of these dividends was to accumulate cash at the Corporation to be used for general corporate purposes including the possible repurchase of its common shares. Dividends from the affiliates can also be used to fund the payment on the line of credit at LaSalle Bank, NA. The amount of unrestricted dividends available to be paid by the Banks to the Corporation was approximately $2,505 at December 31, 2004. Management believes the future earnings of the Banks will be sufficient to support anticipated asset growth at the Banks and provide funds to the Corporation to continue paying dividends at their current level.

The Corporation manages its liquidity and capital through quarterly Asset/Liability Committee (ALCO) meetings. The committee discusses issues like those in the above paragraphs as well as others that will affect future liquidity and capital position of the Corporation. The committee also examines interest rate risk and the effect that changes in rates will have on the Corporation. For more information about interest rate risk, please refer to the “Quantitative and Qualitative Disclosures About Market Risk” section.

Capital Adequacy

The Corporation’s policy is, and always has been, to maintain its capital levels above the well capitalized regulatory standards. Under the regulatory capital standards, total capital has been defined as Tier I (core) capital and Tier II (supplementary) capital. The Corporation’s Tier I capital includes shareholders’ equity (net of unrealized security gains and losses) and subordinated debentures (subject to certain limits) while Tier II capital also includes the allowance for loan losses. The definition of risk-adjusted assets has also been modified to include items both on and off the balance sheet. Each item is then assigned a risk weight or risk adjustment factor to determine ratios of capital to risk adjusted assets. The standards require that total capital (Tier I plus Tier II) be a minimum of 8.0% of risk-adjusted assets, with at least 4.0% being in Tier I capital. To be well capitalized, a company must have a minimum of 10.0% of risk adjusted assets, with at least 6.0% being Tier I capital. The Corporation’s ratios as of December 31, 2004 and 2003 were 15.5% and 14.8% respectively for total risk-based capital, and 13.7% and 10.9% respectively for Tier I risk-based capital.

Additionally, the Federal Reserve Board has adopted minimum leverage-capital ratios. These standards were established to supplement the previously issued risk based capital standards. The leverage ratio standards use the existing Tier I capital definition, but the ratio is applied to average total assets instead of risk-adjusted assets. The standards require that Tier I capital be a minimum of 4.0% of total average assets for high rated entities such as the Corporation and a minimum of 5.0% of total average assets to be well capitalized. The Corporation’s leverage ratio was 10.0% and 8.1% at December 31, 2004 and 2003.

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

Fair Value of Financial Instruments

The Corporation has disclosed the estimated fair value of its financial instruments at December 31, 2004 and 2003 in Note 20 to the consolidated financial statements. The fair value of the Corporation’s financial instruments generally decreased relative to their carrying values in 2003 as a result of an increase in the general level of longer-term interest rates. The fair value of loans at December 31, 2004 was 101.2% of the carrying value compared to 104.5% at December 31, 2003. The fair value of deposits at December 31, 2004 was 99.8% of the carrying value compared to 100.4% at December 31, 2003.

Contractual Obligations and Off-Balance Sheet Arrangements

The following table represents significant fixed and determinable contractual obligations of the Corporation as of December 31, 2004.

	One year	One to	Three to	Over five
Contractual Obligations	or less	three years	five years	years	Total
Deposits without a stated maturity	$397,929	$—	$—	$—	$397,929
Certificates of deposit	134,093	73,259	2,598	3,188	213,138
FHLB advances, securities sold under agreements to repurchase and U.S. Treasuryinterest- bearing demand note	14,632	30,011	614	65	45,322
Subordinated debentures (1)	—	—	—	25,000	25,000
Long-term debt	1,000	1,000	6,000	—	8,000
Operating leases	226	320	42	—	588

(1)	The subordinated debentures consist of $5,000, $7,500, and $12,500 debentures. See Note 13 for additional information.

The Corporation has retail repurchase agreements with clients within its local market areas. These borrowings are collateralized with securities owned by the Corporation. See Note 11 for further detail. The Corporation also has a cash management advance line of credit and outstanding letters of credit with the FHLB. For further discussion, refer to Note 10. The long-term debt consists of borrowing from a secured borrowing agreement with LaSalle Bank, NA. See Note 12 for the terms of this borrowing.

Quantitative and Qualitative Disclosures About Market Risk

The Corporation’s primary market risk exposure is interest-rate risk and, to a lesser extent, liquidity risk. All of the Corporation’s transactions are denominated in U.S. dollars with no specific foreign exchange exposure.

Interest-rate risk is the exposure of a banking organization’s financial condition to adverse movements in interest rates. Accepting this risk can be an important source of profitability and shareholder value. However, excessive levels of interest-rate risk can pose a significant threat to the Corporation’s earnings and capital base. Accordingly, effective risk management that maintains interest-rate risk at prudent levels is essential to the Corporation’s safety and soundness.

Evaluating a financial institution’s exposure to changes in interest rates includes assessing both the adequacy of the management process used to control interest-rate risk and the organization’s quantitative level of exposure. When assessing the interest-rate risk management process, the Corporation seeks to ensure that appropriate policies, procedures, management information systems and internal controls are in place to maintain interest-rate risk at prudent levels with consistency and continuity. Evaluating the quantitative level of interest rate risk exposure requires the Corporation to assess the existing and potential future effects of changes in interest rates on its consolidated financial condition, including capital adequacy, earnings, liquidity and, where appropriate, asset quality.

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

The following table provides information about the Corporation’s financial instruments that are sensitive to changes in interest rates as of December 31, 2004 and 2003, based on certain prepayment and account decay assumptions that management believes are reasonable. The Corporation had no derivative financial instruments or trading portfolio as of December 31, 2004 or 2003. Expected maturity date values for interest-bearing core deposits were calculated based on estimates of the period over which the deposits would be outstanding. The Corporation’s borrowings were tabulated by contractual maturity dates and without regard to any conversion or repricing dates.

Net Portfolio Value - December 31, 2004
Change in Rates	$Amount	$Change	% Change
+200 bp	$81,162	$(5,026)	(6)%
+100 bp	83,604	(2,584)	(3)%
Base	86,188	—	—
-100 bp	87,158	970	1%
-200 bp	87,417	1,229	1%

Net Portfolio Value - December 31, 2003
Change in Rates	$Amount	$Change	% Change
+200 bp	$60,788	$(7,659)	(11)%
+100 bp	64,511	(3,936)	(6)%
Base	68,447	—	—
-100 bp	71,409	2,962	4%
-200 bp	74,350	5,903	9%

The change in net portfolio value from December 31, 2003 to December 31, 2004, is primarily a result of the following factors. First, the merger with FNB in 2004 has caused the base level to increase. At the same time, the yield curve has flattened, with short-term interest rates increasing, while long-term rates have decreased. As a result, the Corporation has seen a decrease in the base level of net portfolio value, due to a decrease in the fair value of loans, a decrease in the fair value of investments, partially offset by a decrease in the fair value of deposits. The net of these factors was an increase in the base value.

Critical Accounting Policies

Allowance for Loan Losses

The allowance for loan losses is regularly reviewed by management to determine whether or not the amount is considered adequate to absorb probable losses in the loan portfolio. If not, an additional provision is made to increase the allowance. This evaluation includes specific loss estimates on certain individually reviewed loans, statistical loss estimates for loan groups or pools that are based on historical loss experience and general loss estimates that are based upon the size, quality, and concentration characteristics of the various loan portfolios, adverse situations that may affect a borrower’s ability to repay, and current economic and industry conditions, among other items.

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

Management completes a similar process as above when the Corporation is in its due diligence phase of a pending merger. The allowance for loan losses at the target bank is checked for adequacy based on the same factors as used in the Corporations’ own allowance calculation. Upon completion of the merger, this process is repeated and any excess or deficiency in the allowance is recognized.

Note 1 and Note 5 in the Notes to Consolidated Financial Statements provide additional information regarding Allowance for Loan Losses.

Report of Independent Registered Public Accounting Firm on Financial Statements

Board of Directors and Shareholders
First Citizens Banc Corp
Sandusky, Ohio

We have audited the accompanying consolidated balance sheets of First Citizens Banc Corp. as of December 31, 2004 and 2003, and the related statements of income, stockholders’ equity and cash flows for the three years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Citizens Banc Corp. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the three years then ended, in conformity with U.S. generally accepted accounting principles.

Crowe Chizek and Company LLC

Cleveland, Ohio
March 4, 2005

This page left blank intentionally.

FIRST CITIZENS BANC CORP
CONSOLIDATED BALANCE SHEETS
December 31, 2004 and 2003
(In thousands, except share data)

	2004	2003
ASSETS
Cash and due from financial institutions	$25,661	$21,983
Federal funds sold	9,947	—
Securities available for sale	154,468	109,508
Securities held to maturity (Fair value of $11 in 2004 and $15 in 2003)	11	14
Loans held for sale	8,886	159
Loans, net of allowance of $11,706 and $6,308	556,188	462,878
FHLB, FRB, GLBB, FMS and NCDC stock	8,972	7,211
Premises and equipment, net	11,824	10,481
Premises and equipment, held for sale, net	179	—
Accrued interest receivable	4,828	4,143
Goodwill	26,093	15,052
Customer relationship and other intangibles	4,698	2,506
Other assets	5,755	2,488

Total assets	$817,510	$636,423

LIABILITIES
Deposits
Noninterest-bearing	$104,873	$73,391
Interest-bearing	542,172	436,781

Total deposits	647,045	510,172
Federal Home Loan Bank advances	30,855	18,975
Securities sold under agreements to repurchase	12,712	12,115
U. S. Treasury interest-bearing demand note payable	1,755	939
Notes payable	8,000	9,000
Subordinated debentures	25,000	12,500
Accrued expenses and other liabilities	3,930	3,597

Total liabilities	729,297	567,298

SHAREHOLDERS’ EQUITY
Common stock, no par value, 10,000,000 shares authorized, 6,112,264 and 5,326,441 shares issued	68,430	47,370
Retained earnings	27,781	28,612
Treasury stock, 304,862 and 293,238 shares at cost	(7,494)	(7,241)
Accumulated other comprehensive income (loss)	(504)	384

Total shareholders’ equity	88,213	69,125

Total liabilities and shareholders’ equity	$817,510	$636,423

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2004, 2003 and 2002
(In thousands, except per share data)

	2004	2003	2002
Interest and dividend income
Loans, including fees	$29,629	$28,045	$29,602
Taxable securities	3,000	3,634	4,318
Tax-exempt securities	1,132	1,502	1,601
Federal funds sold	67	82	476
Other	8	4	10

Total interest income	33,836	33,267	36,007

Interest expense
Deposits	6,267	7,456	10,776
Federal Home Loan Bank advances	669	23	27
Subordinated debentures	799	498	212
Other	428	440	709

Total interest expense	8,163	8,417	11,724

Net interest income	25,673	24,850	24,283

Provision for loan losses	1,805	1,944	1,178

Net interest income after provision for loan losses	23,868	22,906	23,105

Noninterest income
Computer center item processing fees	1,150	1,157	1,184
Service charges	3,386	3,087	2,862
Net gains on sale of securities	107	301	8
Net gain (loss) on sale of loans	151	631	333
Net loss on loans moved to AFS	(1,029)	—	—
ATM fees	566	518	468
Trust fees	839	418	192
Other	1,031	1,612	1,784

Total noninterest income	6,201	7,724	6,831

Noninterest expense
Salaries and wages	9,556	9,609	7,749
Benefits	2,705	1,963	1,711
Net occupancy expense	1,374	1,236	1,073
Equipment expense	1,177	1,350	1,219
Contracted data processing	959	989	899
State franchise tax	788	761	642
Professional services	940	817	920
Amortization of intangible assets	498	494	326
Advertising expense	391	466	410
ATM expense	442	411	330
Stationery & supplies	454	442	423
Other operating expenses	4,048	4,387	4,191

Total noninterest expense	23,332	22,925	19,893

Income before income taxes	6,737	7,705	10,043
Income tax expense	1,924	2,138	2,916

Net income	$4,813	$5,567	$7,127

Earnings per common share, basic	$0.92	$1.11	$1.48

Earnings per common share, diluted	$0.92	$1.10	$1.48

Weighted average basic common shares	5,211,904	5,033,203	4,811,591

Weighted average diluted common shares	5,216,557	5,041,877	4,812,664

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31, 2004, 2003 and 2002
(In thousands, except per share data)

					Accumulated
					Other	Total
	Common Stock		Retained	Treasury	Comprehensive	Shareholders'
	Shares	Amount	Earnings	Stock	Income (Loss)	Equity
Balance, January 1, 2002	4,082,619	$23,258	$28,844	$(4,919)	$1,544	$48,727
Comprehensive Income:
Net Income			7,127			7,127
Change in minimum additional pension liability, net of tax					(513)	(513)
Change in unrealized gain/(loss) on securities available for sale, net of reclassification and tax effects					941	941

Total comprehensive income						7,555
Cash dividends ($1.30 per share)			(6,383)			(6,383)
Issuance of common stock for merger, net of issuance costs	1,063,040	24,112				24,112
Purchase of treasury stock, at cost	(112,456)			(2,322)		(2,322)

Balance, December 31, 2002	5,033,203	47,370	29,588	(7,241)	1,972	71,689
Comprehensive Income:
Net Income			5,567			5,567
Change in minimum additional pension liability, net of tax					(525)	(525)
Change in unrealized gain/(loss) on securities available for sale, net of reclassification and tax effects					(1,063)	(1,063)

Total comprehensive income						3,979
Cash dividends ($1.30 per share)			(6,543)			(6,543)

Balance, December 31, 2003	5,033,203	47,370	28,612	(7,241)	384	69,125
Comprehensive Income:
Net Income			4,813			4,813
Change in minimum additional pension liability, net of tax					393	393
Change in unrealized gain/(loss) on securities available for sale, net of reclassification and tax effects					(1,281)	(1,281)

Total comprehensive income						3,925
Cash dividends ($1.08 per share)			(5,644)			(5,644)
Issuance of common stock for merger, net of issuance costs	785,823	21,060				21,060
Purchase of treasury stock, at cost	(11,624)			(253)		(253)

Balance, December 31, 2004	5,807,402	$68,430	$27,781	$(7,494)	$(504)	$88,213

(Continued)

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2004, 2003 and 2002
(In thousands, except per share data)

	2004	2003	2002
Cash flows from operating activities
Net income	$4,813	$5,567	$7,127
Adjustments to reconcile net income to net cash from operating activities
Security amortization, net of accretion	(742)	317	1,303
Depreciation	987	997	1,033
Amortization of intangible assets	498	494	326
Amortization of and valuation allowance on servicing rights	38	307	121
Net realized gain on sale of securities	(107)	(301)	(8)
FHLB stock dividends	(232)	(229)	(247)
Provision for loan losses	1,805	1,944	1,178
Loans originated for sale	(4,100)	(20,543)	(8,285)
Proceeds from sale of loans	3,381	18,020	9,405
Gain on sale of loans	(151)	(631)	(333)
Loss on loans transferred to AFS	1,029	—	—
(Gain) loss on sale of OREO properties	31	47	(19)
Deferred income taxes	110	66	95
Change in
Net deferred loan fees	207	(86)	(302)
Accrued interest receivable	968	652	(912)
Other assets	(2,885)	2,926	(1,665)
Accrued interest, taxes and other expenses	386	(436)	(1,982)

Net cash from operating activities	6,036	9,111	6,835

Cash flows from investing activities
Cash and cash equivalents received in bank acquisition, net of cash paid	(7,585)	—	3,079
Securities available for sale
Maturities, prepayments and calls	75,438	73,601	58,382
Purchases	(42,201)	(36,690)	(89,835)
Sales	243	7,124	4
Securities held for maturity
Maturities, prepayments and calls	3	28	97
Purchases of FRB stock	—	(230)	(406)
Loan originations, net of loan payments	(16,624)	(45,006)	12,773
Proceeds from sale of OREO properties	422	240	140
Property and equipment expenditures	(632)	(3,259)	(740)
Change in federal funds sold	4,860	12,700	(2,175)

Net cash from investing activities	13,924	8,508	(18,681)

(Continued)

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
Years ended December 31, 2004, 2003 and 2002
(In thousands, except per share data)

	2004	2003	2002
Cash flows from financing activities
Change in deposits	(28,690)	(29,727)	16,771
Repayment of Federal Home Loan Bank advances	(54)	(183)	(628)
Net change in short-term FHLB advances	(18,975)	18,975	—
Net change in long-term FHLB advances	30,000	—	—
Change in securities sold under repurchase agreements	(4,982)	(1,394)	3,198
Change in U.S. Treasury interest-bearing notes payable	816	(4,061)	4,280
Change in short-term note payable	(1,000)	(3,000)	(13,500)
Proceeds from long-term note payable	—	—	10,000
Repayment of long-term note payable	—	(1,000)	—
Cash dividends paid	(5,644)	(6,543)	(6,383)
Net proceeds from issuance of subordinated debentures	12,500	7,500	5,000
Purchase of treasury stock	(253)	—	(2,322)

Net cash from financing activities	(16,282)	(19,433)	16,416

Net change in cash and cash equivalents	3,678	(1,814)	4,570
Cash and cash equivalents at beginning of year	21,983	23,797	19,227

Cash and cash equivalents at end of year	$25,661	$21,983	$23,797

Supplemental cash flow information:
Interest paid	8,263	8,729	11,722
Income taxes paid	2,374	2,385	3,027

Supplemental non-cash disclosures:
Transfer of loans from portfolio to held for sale	$8,886	$4,167	$—
Transfer of loans from portfolio to other real estate owned	1,130	119	341
Change in minimum additional pension liability, net of intangible for prior service cost	(602)	791	809
Fixed assets transferred to held for sale	179	—	—
Acquisition of ICBC through issuance of common stock	—	—	24,405

Fair value of assets acquired in FNB acquisition	$193,861
Common stock issued for acquisition	(21,060)

Total liabilities assumed	172,801

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the accounting policies adopted by First Citizens Banc Corp, which have a significant effect on the financial statements.

Consolidation Policy: The consolidated financial statements include the accounts of First Citizens Banc Corp (FCBC) and its wholly-owned subsidiaries, The Citizens Banking Company (Citizens), First Citizens Bank (First Citizens), SCC Resources, Inc. (SCC), R. A. Reynolds Appraisal Service, Inc. (Reynolds), Mr. Money Finance Company (Mr. Money), First Citizens Title Insurance Agency Inc. (Title Agency), First Citizens Insurance Agency Inc. (Insurance Agency), and Water Street Properties, Inc. (Water St.) together referred to as the Corporation. Intercompany balances and transactions are eliminated in consolidation.

Nature of Operations: The Corporation provides financial services through its offices in the Ohio counties of Erie, Crawford, Huron, Marion, Ottawa, Richland and Union. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments that potentially represent concentrations of credit risk include deposit accounts in other financial institutions and Federal Funds sold. In 2004, SCC provided item processing for nine financial institutions in addition to the two subsidiary banks. SCC accounted for 2.9% of the Corporation’s total revenues. Reynolds provides real estate appraisal services for lending purposes to the subsidiary banks and other financial institutions. Reynolds accounts for less than 1.0% of total Corporation revenues. Mr. Money provides consumer finance loans and real estate loans that the Banks would not normally provide to B and C credits at a rate commensurate with the risk and accounted for approximately 1.3% of the Corporation’s total revenue. First Citizens Title Insurance Agency Inc. was formed to provide customers with a seamless mortgage product with improved service. First Citizens Insurance Agency Inc. was formed to allow the Corporation to participate in commission revenue generated through its third party insurance agreement. Insurance commission revenue is less than 1.0% of total revenue for the year ended December 31, 2004. Water Street Properties, Inc. was formed to hold repossessed assets of FCBC’s subsidiaries. Water St. revenue was less than 1% of total revenue for the year ended December 31, 2004.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments, pension obligations, and status of contingencies are particularly subject to change.

Cash Flows: Cash and cash equivalents include cash on hand and demand deposits with financial institutions. Net cash flows are reported for federal funds purchased or sold, customer loan transactions, deposit transactions, securities sold under agreements to repurchase and other short-term borrowings.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities: Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be sold before maturity. Equity securities with readily determinable fair values are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as Federal Home Loan Bank (FHLB) stock, Federal Reserve Bank (FRB) stock, Farmer Mac stock (FMS), Great Lake Bankers’ Bank (GLBB) stock, and Norwalk Community Development Corp (NCDC) stock are carried at cost.

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold using the specific identification method. Securities are written down to fair value when a decline in fair value is not temporary.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been les than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Corporation’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale: Loans originated and intended for sale in the secondary market and loans that management no longer intends to hold for the foreseeable future, are carried at the lower of cost or market in the aggregate. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs, and an allowance for loan losses.

Interest income is reported on the interest method and includes amortization of net deferred loan fees over the loan term. Interest income on real estate loans is discontinued at the time the loan is 90 days delinquent. Interest income on commercial loans is also discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Interest income on consumer loans is discontinued when management determines future collection is unlikely. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Premises and Equipment: Land is carried at cost. Buildings and improvements and furniture and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both accelerated and straight-line methods over the estimated useful life of the asset, ranging from three to seven years for furniture and equipment, five to thirty-nine years for leasehold improvements, and seven to fifty years for buildings and improvements.

Other Real Estate: Other real estate acquired through or instead of loan foreclosure is initially recorded at fair value when acquired, establishing a new cost basis. Any reduction from carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair value is recognized in a valuation allowance by a charge to income. Other real estate owned included in other assets totaled approximately $1,577 at December 31, 2004 and $725 at December 31, 2003.

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

Other intangible assets consist of core deposit intangible assets and a non-compete agreement arising from whole bank and branch acquisitions. The core deposit intangible assets are measured at fair value

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

and then amortized on an accelerated method over their estimated useful lives, which range from ten to twelve years. The non-compete agreement is amortized on a straight-line basis over its term of two years. The customer relationship intangible assets are assessed at least annually for impairment and any such impairment will be recognized in the period identified.

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

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	2004	2003	2002
Net income as reported	$4,813	$5,567	$7,127
Deduct: Stock-based compensation expense determined under fair value based method	79	64	17

Pro forma net income	$4,734	$5,503	$7,110

Basic earnings per share as reported	$0.92	$1.11	$1.48
Pro forma basic earnings per share	0.92	1.09	1.48

Diluted earnings per share as reported	$0.91	$1.10	$1.48
Pro forma diluted earnings per share	0.91	1.09	1.48

The pro forma effects are computed using option pricing models, utilizing the following weighted-average assumptions as of grant date. No options were granted during 2004.

	2003	2002
Risk-free interest rate	3.98%	4.77%
Expected option life	10 years	10 years
Expected stock price volatility	22.62%	19.37%
Dividend yield	2.97%	4.44%
Calculated fair value	$8.23	$3.33

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

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale and changes in minimum pension liability, which are also recognized as separate components of shareholders’ equity.

Adoption of New Accounting Standards: In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), “Share-Based Payment,” which revises SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement requires an entity to recognize the cost of employee services received in share-based payment transactions and measure the cost on a grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. The provisions of SFAS No. 123 (revised 2004) will be effective for the Corporation’s financial statements issued for periods beginning after June 15, 2005. The methodology and impact of adoption has not yet been determined.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash: The subsidiary Banks are required to maintain certain daily reserve balances on hand in accordance with Federal Reserve Board requirements. The average reserve balance maintained in accordance with such requirements at December 31, 2004 and 2003 approximated $10,176 and $9,293. These balances do not earn interest.

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

Earnings per Common Share: Basic earnings per share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under stock options, computed using the treasury stock method.

Operating Segments: While the Corporation’s chief decision makers monitor the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Corporation-wide basis. Accordingly, all of the Corporation’s financial service operations are considered by management to be aggregated in one reportable operating segment.

Financial Statement Presentation: Certain items in the 2002 and 2003 financial statements have been reclassified to conform to the 2004 presentation.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 2 – MERGER

On October 8, 2004, the Corporation completed the merger of FNB Financial Corp. (“FNB”) which was announced March 4, 2004. Immediately following the merger, FNB’s banking subsidiary, First National Bank of Shelby, was merged into FCBC’s banking affiliate, Farmers State Bank of New Washington. Effective upon the merger, the combined bank changed its name to First Citizens Bank.

The Corporation issued 785,823 shares of common stock valued at approximately $21,060. Total assets of FNB prior to the merger were $196,691, including $93,356 in loans and $165,261 in deposits. The transaction was recorded as a purchase and, accordingly, the operating results of FNB have been included in the Corporation’s consolidated financial statements since the date of the merger. The aggregate of the purchase price over the fair value of the net assets acquired of approximately $11,041 will be evaluated for impairment on an annual basis.

The following summarizes pro forma financial information for the year ended December 31, 2004, 2003, and 2002, assuming the ICBC (2002) and FNB (2004) mergers occurred at the start of 2002 and 2003 respectively.

	2004	2003	2002
Net interest income after provision for loan losses	$27,827	$23,836	$24,395
Net income	3,865	1,626	7,395
Basic and diluted earnings per share	0.74	0.28	1.46

These amounts include FNB’s actual results in 2003 and for the first nine months of 2004 prior to the merger. The 2002 amounts include ICBC’s results for first three months of 2002. The pro forma results do not necessarily represent results which would have occurred if the merger had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition for both FNB and ICBC.

	FNB	ICBC

Cash and short-term investments	$6,819	$7,583
Securities	81,031	16,099
Loans, net	87,588	97,984
Goodwill	11,041	14,380
Customer relationship intangible	2,690	2,455
Other assets	4,692	2,530

Total assets acquired	193,861	141,031

Deposits	165,562	112,950
Other borrowed funds	6,488	2,500
Other liabilities	751	1,131

Total liabiliities assumed	172,801	116,581

Net assets acquired	$21,060	$24,450

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 2 – MERGER (Continued)

This acquisition provided the Corporation with a strategic opportunity to expand into North Central Ohio. FNB’s market was contiguous to two of our existing markets, Huron County to the north and Crawford County to the west. The addition complemented the existing market area as well and will enable the Corporation to realize important synergies in the retail, commercial, and fee-based businesses. Finally, the acquisition also created synergies on the operations side of the business, allowing for potential reductions in costs of operations in future years.

NOTE 3 — SECURITIES

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows.

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses
2004
U.S. Treasury securities and obligations of U.S. government agencies	$118,100	$8	$(561)
Corporate bonds	512	—	(12)
Obligations of states and political subdivisions	26,964	765	(10)
Mortgage-back securities	8,411	66	(41)

Total debt securities	153,987	839	(624)
Equity securities	481	—	—

Total	$154,468	$839	$(624)

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses
2003
U.S. Treasury securities and obligations of U.S. government agencies	$64,333	$636	$(2)
Corporate bonds	1,030	1	(8)
Obligations of states and political subdivisions	35,036	1,408	(3)
Mortgage-back securities	8,426	82	(51)

Total debt securities	108,825	2,127	(64)
Equity securities	683	93	—

Total	$109,508	$2,220	$(64)

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 3 – SECURITIES (Continued)

The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows.

		Gross	Gross
	Carrying	Unrecognized	Unrecognized	Fair
	Amount	Gains	Losses	Value
2004
Mortgage-backed securities	$11	$—	$—	$11

2003
Mortgage-backed securities	$14	$1	$—	$15

The fair value of securities and carrying amount, if different, at year end 2004 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Held to maturity		Available for sale
	Amortized Cost	Fair Value	Fair Value
Due in one year or less	$—	$—	$51,643
Due from one to five years	—	—	87,999
Due from five to ten years	—	—	4,122
Due after ten years	—	—	1,812
Mortgage-backed	11	11	8,411
Equity securities	—	—	481

Total	$11	$11	$154,468

Securities with a carrying value of $96,951 and $83,813 were pledged as of December 31, 2004 and 2003, to secure public deposits and other deposits and liabilities as required or permitted by law.

Proceeds from sales of securities, gross realized gains and gross realized losses were as follows.

	2004	2003	2002
Sale proceeds	$243	$7,124	$4
Gross realized gains	104	292	—
Gross realized losses	—	—	—
Gains from securities called or settled by the issuer	3	9	8

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 3 – SECURITIES (Continued)

Securities with unrealized losses at year end 2004 and 2003 not recognized in income are as follows.

	12 Months or less		More than 12 months		Total
2004	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
U.S. Treasury securities and obligations of U.S. government agencies	$108,096	$526	$5,896	$35	$113,992	$561
Corporate bonds	—	—	512	12	512	12
Obligations of states and political subdivisions	2,907	10	750	1	3,657	11
Mortgage-backed securities	6	—	4,021	40	4,027	40

Total temporarily impaired	$111,009	$536	$11,179	$88	$122,188	$624

	12 Months or less		More than 12 months		Total
2003	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
U.S. Treasury securities and obligations of U.S. government agencies	$3,002	$2	$—	$—	$3,002	$2
Corporate bonds	529	8	—	—	529	8
Obligations of states and political subdivisions	2,194	3	—	—	2,194	3
Mortgage-backed securities	5,517	51	—	—	5,517	51

Total temporarily impaired	$11,242	$64	$—	$—	$11,242	$64

Unrealized losses on corporate bonds, obligations of states and political subdivisions, and mortgage-backed securities have not been recognized into income because the issuers’ bonds are of high credit quality, management has the intent and ability to hold these securities for the foreseeable future, and the decline in fair value is largely due to increase in market interest rates. The fair value is expected to recover as the securities approach their maturity date or reset date.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 4 – LOANS

Loans at year-end were as follows.

	2004	2003
Commercial and agricultural	$76,469	$51,146
Commercial real estate	202,616	158,125
Residential real estate	228,467	205,635
Real estate construction	25,315	22,708
Consumer	32,807	24,765
Credit card and other	1,213	4,977
Leases	1,723	2,293

Total Loans	568,610	469,649
Allowance for loan losses	(11,706)	(6,308)
Net deferred loan fees	(711)	(460)
Unearned interest	(5)	(3)

Net loans	$556,188	$462,878

The Corporation will be selling two branches of its First Citizens Bank affiliate in January 2005. Upon completion of this sale, the acquiring entity will assume $6,046 in loans originated at the two branches. The loans will be sold at par.

Mr. Money reclassified $3,869 from the real estate fixed loan portfolio to loans held for sale at the end of 2004. The reclassified loans were recorded at the market value of $2,840 and a loss of $1,029 was realized. These loans are expected to be sold in February 2005.

Loans to directors and executive officers, including their immediate families and companies in which they are principal owners during 2004 were as follows.

Balance – January 1, 2004	$3,560
New loans and advances	1,877
Repayments	(1,627)
Effect of changes in related parties	305

Balance – December 31, 2004	$4,115

Deposits from principal officers, directors, and their affiliates at year-end 2004 and 2003 were $8,667 and $5,650.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 5 – ALLOWANCE FOR LOAN LOSSES

A summary of the activity in the allowance for loan losses was as follows.

	2004	2003	2002
Balance – January 1	$6,308	$6,325	$4,865
Provision for loan losses	1,805	1,944	1,178
Balance from acquisition	5,746	—	1,426
Loans charged-off	(2,888)	(2,356)	(1,517)
Recoveries	735	395	373

Balance – December 31	$11,706	$6,308	$6,325

Impaired loans were as follows.

	2004	2003
Year-end loans with no allocated allowance for loan losses	$—	$924
Year-end loans with allocated allowance for loan losses	15,430	5,441
Amount of allowance for loan losses allocated	5,910	1,181

	2004	2003	2002
Average balance of impaired loans during year	$8,724	$6,768	$5,567
Interest income recognized during impairment	471	409	346
Interest income recognized on a cash basis	471	409	346

Nonperforming loans were as follows.

	2004	2003
Loans past due over 90 days still on accrual	$318	$3,206
Nonaccrual loans	8,273	3,204

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individual classified impaired loans.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 6 – SERVICING RIGHTS

Activity for capitalized mortgage servicing rights and the related valuation allowance follows.

	2004	2003	2002
Servicing rights:
Beginning of year	$342	$292	$283
Additions	36	218	130
Amortized to expense	(93)	(168)	(121)
Direct write-downs	—	—	—

End of year	$285	$342	$292

Valuation allowance:
Beginning of year	$(139)	$—	$—
Additions expensed	—	(139)	—
Reductions credited to expense	55	—	—

End of year	$(84)	$(139)	$—

NOTE 7 – PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows.

	2004	2003
Land and improvements	$1,819	$1,434
Buildings and improvements	13,443	10,938
Furniture and equipment	12,037	8,854

Total	27,299	21,226
Accumulated depreciation	(15,475)	(10,745)

Premises and equipment, net	$11,824	$10,481

Year-end premises and equipment held for sale were as follows.

2004
Buildings and improvements	$291
Furniture and equipment	135

Total	426
Accumulated depreciation	(247)

Premises and equipment, net	$179

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 7 – PREMISES AND EQUIPMENT (Continued)

At December 31, 2004, premises and equipment held for sale represented fixed assets First Citizens sold in January 2005 during the sale of two branches. The two branches are located in Richwood and Green Camp, Ohio.

Depreciation expense was $987, $997, and $1,033 for 2004, 2003, and 2002.

Rent expense was $255, $276 and $217 for 2004, 2003, and 2002. Rent commitments under non-cancelable operating leases were as follows, before considering renewal options that generally are present.

2005	$226
2006	170
2007	150
2008	28
2009	14

Total	$588

NOTE 8 – GOODWILL AND INTANGIBLE ASSETS

Goodwill increased by $11,041 in 2004 as a result of the acquisition discussed in Note 2. In accordance with applicable accounting guidance, goodwill is no longer amortized starting in 2002.

The change in the carrying amount of goodwill for the year ended December 31, 2004 is as follows.

Balance as of January 1, 2004	$15,052
Goodwill from acquisition during the period	11,041

Balance as of December 31, 2004	$26,093

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 8 – GOODWILL AND INTANGIBLE ASSETS (Continued)

Acquired Intangible Assets

Acquired intangible assets were as follows as of year end.

	2004		2003
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Customer relationship intangibles	$6,425	$1,727	$3,735	$1,336
Noncompete agreement	214	214	214	107

	$6,639	$1,941	$3,949	$1,443

Aggregate amortization expense was $498, $494 and $326 for 2004, 2003, and 2002.

Estimated amortization expense for each of the next five years and thereafter is as follows.

2005	$733
2006	673
2007	644
2008	622
2009	476
Thereafter	1,550

$4,698

NOTE 9 – INTEREST-BEARING DEPOSITS

Interest-bearing deposits as of December 31, 2004 and 2003 were as follows.

	2004	2003
Demand	$95,133	$68,903
Statement and passbook savings	197,923	168,835
Certificates of deposit:
In excess of $100,000	49,734	42,002
Other	163,405	130,189
Individual Retirement Accounts	35,977	26,852

Total	$542,172	$436,781

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 9 – INTEREST-BEARING DEPOSITS (Continued)

Scheduled maturities of certificates of deposit at December 31, 2004 were as follows.

2005	$134,093
2006	46,601
2007	26,658
2008	2,269
2009	329
Thereafter	3,189

Total	$213,139

The Corporation will be selling two branches of its First Citizens Bank affiliate in January 2005. Upon completion of this sale, the acquiring entity will receive $18,851 in deposits originated at the two branches. The deposits will be sold at par.

NOTE 10 – FEDERAL HOME LOAN BANK ADVANCES

The Corporation has a $40 million cash management advance line of credit with the Federal Home Loan Bank. The Corporation had no advances outstanding on this line as of December 31, 2004. The Corporation had $18,975 in advances outstanding on this line as of December 31, 2003 at a rate of 1.11%.

The Corporation has fixed-rate mortgage-matched advances from the Federal Home Loan Bank. Mortgage-matched advances are utilized to fund specific fixed-rate loans with certain prepayment of principal permitted without penalty.

At year-end, advances from the Federal Home Loan Bank were as follows.

2004
Maturities October 2005 through June 2010, with fixed-rates ranging from 3.03% to 7.9% averaging 5.86%	$30,855

Scheduled principal reduction of FHLB loans at December 31, 2004 were as follows.

2005	$303
2006	30,144
2007	149
2008	159
2009	92
Thereafter	8

Total	$30,855

The two $15,000 notes were drawn to help reduce the amount of Federal Funds purchased by the Corporation. The other notes listed above were loans that FNB had taken out from 1994 to 1996. In addition to the borrowings, the Corporation has outstanding letters of credit with the Federal Home Loan

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 10 – FEDERAL HOME LOAN BANK ADVANCES (Continued)

Bank totaling $11,600 at year-end 2004 and $15,700 at year-end 2003 used for pledging against public funds. Federal Home Loan Bank borrowings and the letters of credit are collateralized by Federal Home Loan Bank stock and by $57,314 and $46,811 of residential mortgage loans under a blanket lien arrangement at year-end 2004 and 2003.

NOTE 11 – OTHER BORROWINGS

Information concerning securities sold under agreements to repurchase and treasury tax and loan deposits was as follows.

	2004	2003
Average balance during the year	$12,840	$13,285
Average interest rate during the year	1.07%	0.89%
Maximum month-end balance during the year	$21,270	$16,119
Weighted average interest rate at year end	1.64%	0.80%

Securities underlying repurchase agreements had a fair value of $13,546 at December 31, 2004 and $15,756 at December 31, 2003.

NOTE 12 – NOTE PAYABLE

FCBC has a secured borrowing agreement with LaSalle Bank, NA for up to $13,000. The agreement is split into two pieces; a $5,000 secured revolving line of credit which matures July 27, 2005, and a $10,000 term loan. The term loan matures July 30, 2007 and requires annual principal payments of $1,000 with a $6,000 balloon principal payment at maturity. At December 31, 2004, no amounts were outstanding on the line of credit balance and the term loan had a balance of $8,000. At December 31, 2003, no amounts were outstanding on the line of credit and the term loan was $9,000. The interest rate is three month LIBOR plus 1.75%, or 3.98% at December 31, 2004 and adjusts quarterly. The borrowings are secured by 100% of the common stock of Citizens.

Maturities over the next three years were as follows.

2005	$1,000
2006	1,000
2007	6,000

Total	$8,000

NOTE 13 – SUBORDINATED DEBENTURES

Trusts formed by the Corporation, in March 2003 and March 2002, issued $7,500 of 4.41% floating rate and $5,000 of 5.59% floating rate trust preferred securities through special purpose entities as part of pooled offerings of such securities. The Corporation issued subordinated debentures to the trusts in

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 13 – SUBORDINATED DEBENTURES (Continued)

exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Corporation may redeem the subordinated debentures, in whole but not in part, any time prior to March 26, 2008 and March 26, 2007, respectively at a price of 107.50% of face value. After March 26, 2008 and March 26, 2007, respectively, subordinated debentures may be redeemed at face.

Additionally, a trust formed in September 2004 by the Corporation issued $12,500 of 6.05% fixed rate trust preferred securities for five years, then becoming floating rate trust preferred securities, through a special purpose entity as part of a pooled offering of such securities. The Corporation issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Corporation may redeem the subordinated debentures, in whole but not in part, any time prior to September 20, 2009 at a price of 107.50% of face value. After September 20, 2009 subordinated debentures may be redeemed at face.

Prior to December 31, 2003, the trusts issued in 2002 and 2003 were consolidated in the Corporation’s financial statements, with the trust preferred securities issued by the trusts reported in liabilities as “trust preferred securities” and the subordinated debentures eliminated in consolidation. Under new accounting guidance, FASB Interpretation No. 46, as revised in December 2003, the trusts are no longer consolidated with the Corporation as of December 31, 2003. Accordingly, the Corporation does not report the securities issued by the trusts as liabilities, and instead reports as liabilities the subordinated debentures issued by the Corporation and held by the trusts, as these are no longer eliminated in consolidation. Amounts previously reported as “trust preferred securities” in liabilities have been recaptioned “subordinated debentures” and continue to be presented in liabilities on the balance sheet. The effect of no longer consolidating the trusts did not significantly change the amounts reported as the Corporation’s assets, liabilities, equity, or interest expense.

NOTE 14 – INCOME TAXES

Income tax expense was as follows.

	2004	2003	2002
Current	$1,814	$2,072	$2,821
Deferred	110	66	95

Income tax expense	$1,924	$2,138	$2,916

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 14 – INCOME TAXES (Continued)

Effective tax rates differ from the statutory federal income tax rate of 34% due to the following.

	2004	2003	2002
Income taxes computed at the statutory federal tax rate	$2,291	$2,620	$3,415
Add (subtract) tax effect of Nontaxable interest income, net of nondeductible interest expense	(372)	(481)	(498)
Dividends received deduction	(1)	(1)	—
Other	6	—	(1)

Income tax expense	$1,924	$2,138	$2,916

Tax expense attributable to security gains totaled $36, $102 and $3 in 2004, 2003, 2002.

Year-end deferred tax assets and liabilities were due to the following.

	2004	2003
Deferred tax assets
Allowance for loan losses	$3,405	$1,884
Deferred compensation	555	509
Intangible assets	1,594	1,022
Deferred loan fees	152	155
Pension costs	215	473
Other	7	8

Deferred tax asset	5,928	4,051

Deferred tax liabilities
Tax depreciation in excess of book depreciation	(836)	(596)
Discount accretion on securities	(8)	(21)
Purchase accounting adjustments	(1,708)	(936)
FHLB stock dividends	(1,236)	(901)
Unrealized gain on securities available for sale	(73)	(733)
Leases	(61)	(23)
Other	(69)	(106)

Deferred tax liability	(3,991)	(3,316)

Net deferred tax asset	$1,937	$735

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 15 – RETIREMENT PLANS

The Corporation sponsors a savings and retirement 401(k) plan, which covers all employees who meet certain eligibility requirements and who choose to participate in the plan. The matching contribution to the 401(k) plan was $101, $95 and $76 in 2004, 2003 and 2002.

The Corporation and its subsidiaries also sponsor a pension plan which is a noncontributory defined benefit retirement plan for all employees who have attained the age of 20 1/2, completed six months of service and work 1,000 or more hours per year. Annual payments, subject to the maximum amount deductible for federal income tax purposes, are made to a pension trust fund.

The Corporation uses a September 30 measurement date for its plan.

Information about the pension plan is as follows.

	2004	2003
Change in benefit obligation:
Beginning benefit obligation	$8,013	$6,148
Service cost	633	455
Interest cost	464	423
Actuarial (gain) loss	(159)	1,284
Benefits paid	(491)	(297)

Ending benefit obligation	8,460	8,013

Change in plan assets, at fair value:
Beginning plan assets	4,546	3,879
Actual return	344	534
Employer contribution	1,037	430
Benefits paid	(491)	(297)

Ending plan assets	5,436	4,546

Funded status	(3,025)	(3,467)
Unrecognized net actuarial loss	3,484	3,854
Unrecognized prior service cost	38	51
Unrecognized net transition asset at January 1, 1989 being recognized over 17 years	(99)	(179)
Minimum additional liability adjustment	(1,036)	(1,651)

Accrued benefit cost	$(638)	$(1,392)

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 15 – RETIREMENT PLANS (Continued)

Pension amounts recognized in the consolidated balance sheets were as follows.

	Pension Benefits
	2004	2003
Accrued benefit cost	$(638)	$(1,392)
Intangible assets	38	51
Accumulated other comprehensive income	(646)	(1,038)

Net amount recognized	$(1,246)	$(2,379)

The accumulated benefit obligation for the defined benefit pension plan was $6,074 in 2004 and $5,938 in 2003.

The components of net periodic pension expense were as follows.

	2004	2003	2002
Service cost	$633	$455	$313
Interest cost	464	423	296
Expected return on plan assets	(344)	(534)	173
Net amortization and deferral	145	344	(576)

Net	$898	$688	$206

Additional information
Increase/ (decrease) in minimum liability Included in other comprehensive income	$(602)	$791	$809

The weighted average assumptions used to determine benefit obligations at year-end were as follows.

	2004	2003	2002
Discount rate on benefit obligation	5.47%	5.86%	7.00%
Long-term rate of return on plan assets	7.00	7.00	7.00
Rate of compensation increase	3.00	3.00	4.00

The weighted average assumptions used to determine net periodic pension cost were as follows.

	2004	2003	2002
Discount rate on benefit obligation	5.47%	7.00%	7.28%
Long-term rate of return on plan assets	7.00	7.00	9.00
Rate of compensation increase	3.00	4.00	4.00

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 15 – RETIREMENT PLANS (Continued)

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

The Corporation’s pension plan asset allocation at year-end 2004, and 2003, target allocation for 2005, and expected long-term rate of return by asset category are as follows.

		Percentage of Plan		Weighted-
	Target	Assets		Average Expected
	Allocation	at Year-end		Long-Term Rate
Asset Category	2005	2004	2003	of Return - 2004
Equity securities	20-50%	54.7%	55.0%	3.6%
Debt securities	30-60	15.0	17.4	3.4
Money market funds		0.4	0.7	1.6
Other	20-30	29.9	26.9	9.9

Total		100.0%	100.0%	7.0%

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

The Corporation expects to contribute $373 to its pension plan in 2005.

Benefit payments, which reflect expected future service, are as follows.

2005	$99
2006	104
2007	197
2008	218
2009	328
2010 thru 2014	2,386

Total	$3,332

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 16 – STOCK OPTIONS

Options to buy stock may be granted to directors, officers and employees under the stock option plan, which provides for issue of up to 225,000 options. Exercise price is the market price at date of grant, so there is no expense recognized in the income statement. The maximum option term is ten years, and options vest after three years.

A summary of the activity in the plan is as follows.

	2004		2003
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding at beginning of year	46,700	$25.47	30,700	$20.50
Granted	—	—	16,000	35.00
Exercised	—	—	—	—
Forfeited	(5,900)	25.66	—	—

Outstanding at end of year	40,800	$29.15	46,700	$25.47

Options exercisable at year-end	—		—

Weighted average fair value of options granted during year			$8.23

Options outstanding at year-end 2004 were as follows.

	Outstanding
		Weighted
		Average	Weighted
		Remaining	Average
		Contractual	Exercise
Exercise price	Number	Life	Price
$20.50	26,900	7 yrs 6 mos.	$20.50
$35.00	13,900	8 yrs 3.5 mos.	35.00

Outstanding at year-end	40,800	7 yrs 9 mos.	$25.44

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 17 – COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET RISK

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

	2004		2003
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate
Commitments to extend credit:
Lines of credit and construction loans	$15,835	$58,514	$4,199	$46,956
Overdraft protection	—	6,559	—	6,658
Letters of credit	207	3,192	70	3,377

	$16,042	$68,265	$4,269	$56,991

Commitments to make loans are generally made for a period of one year or less. Fixed-rate loan commitments included above had interest rates ranging from 3.50% to 13.00% at December 31, 2004 and 3.25% to 8.00% at December 31, 2003. Maturities extend up to 30 years.

NOTE 18 – CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS

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

The Corporation and the Banks were well capitalized at December 31, 2004 and 2003. No conditions or events have occurred since the last notification from regulators that management believes have changed the Corporation’s or the Banks’ classification.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 18 – CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS
(Continued)

At December 31, 2004 and 2003, the Corporation’s and the Banks’ actual capital levels and minimum required levels were as follows.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in Millions)
2004
Total capital to risk- weighted assets
Consolidated	$89.2	15.5%	$46.2	8.0%	$57.7	10.0%
Citizens	43.2	12.2	28.2	8.0	35.3	10.0
First Citizens	33.9	17.0	15.9	8.0	19.9	10.0
Tier I (Core) capital to risk- weighted assets
Consolidated	79.2	13.7	23.1	4.0	34.6	6.0
Citizens	38.9	11.0	14.1	4.0	21.2	6.0
First Citizens	31.4	15.8	8.0	4.0	12.0	6.0
Tier I (Core) capital to average assets
Consolidated	79.2	10.0	31.6	4.0	39.5	5.0
Citizens	38.9	8.0	19.5	4.0	24.3	5.0
First Citizens	31.4	10.2	12.4	4.0	15.4	5.0

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 18 – CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS (Continued)

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in Millions)
2003
Total capital to risk- weighted assets
Consolidated	$69.1	14.8%	$36.9	8.0%	$46.1	10.0%
Citizens	43.4	13.0	26.7	8.0	33.4	10.0
First Citizens	15.7	15.1	8.3	8.0	10.4	10.0
Tier I (Core) capital to risk- weighted assets
Consolidated	50.1	10.9	18.4	4.0	27.7	6.0
Citizens	39.5	11.8	13.4	4.0	20.0	6.0
First Citizens	14.4	13.9	4.2	4.0	6.2	6.0
Tier I (Core) capital to average assets
Consolidated	50.1	8.1	24.7	4.0	30.9	5.0
Citizens	39.5	8.3	19.1	4.0	23.9	5.0
First Citizens	14.4	10.4	5.5	4.0	6.9	5.0

The Coporation’s primary source of funds for paying dividends to its shareholders and for operating expenses is dividends received from the Banks. Payment of dividends by the Banks to the Corporation is subject to restrictions by the Banks’ regulatory agencies. These restrictions generally limit dividends to the current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below minimum regulatory requirements. Under the most restrictive of these requirements, the Corporation estimates that retained earnings available for payment of dividends by the Banks to FCBC approximated $2,505 and $1,565 at December 31, 2004 and 2003.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 19 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of FCBC follows.

Condensed Balance Sheets	2004	2003
Assets:
Cash	$2,560	$3,115
Securities available for sale	481	483
Loans, net of allowance of $229 in 2004 and 2003	663	690
Investment in bank subsidiaries	102,828	72,855
Investment in nonbank subsidiaries	1,795	2,117
Note receivable from nonbank subsidiaries	13,350	12,250
Other assets	676	818

Total assets	$122,353	$92,328

Liabilities and Shareholders’ Equity:
Deferred income taxes and other liabilities	$1,140	$1,703
Subordinated debentures	25,000	12,500
Note payable	8,000	9,000
Common stock	68,430	47,370
Retained earnings	27,781	28,612
Treasury Stock	(7,494)	(7,241)
Accumulated other comprehensive income	(504)	384

Total liabilities and shareholders’ equity	$122,353	$92,328

Condensed Statements of Income	2004	2003	2002
Dividends from bank subsidiaries	$8,828	$7,639	$3,495
Interest income	423	395	514
Other income	124	3	6
Provision for loan losses	—	(229)	—
Interest expense	(1,079)	(828)	(695)
Other expense, net	(1,610)	(1,214)	(771)

Earnings before equity in undistributed net earnings of subsidiaries	6,686	5,766	2,549
Income tax benefit	728	637	322
(Distributions in excess of earnings of subsidiaries) / equity in undistributed net earnings of subsidiaries	(2,601)	(836)	4,256

Net income	$4,813	$5,567	$7,127

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 19 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

Condensed Statements of Cash Flows	2004	2003	2002
Operating activities:
Net income	$4,813	$5,567	$7,127
Adjustment to reconcile net income to net cash provided by operating activities:
Provision for loan losses	—	229	—
Change in other assets and other liabilities	(3,166)	(1,905)	(1,278)
Distributions in excess of/(equity in undistributed) net earnings of subsidiaries	2,601	836	(4,256)

Net cash from operating activities	4,248	4,727	1,593

Investing activities:
Loan originations, net of loan payments	27	10	(929)
Change in loan to nonbank subsidiaries	(1,100)	600	1,850
Cash paid for acquisition, net of cash received	(10,902)	—	—

Net cash from investing activities	(11,975)	610	921

Financing activities:
Net change in short term note payable	(1,000)	(3,000)	(11,000)
Repayment of long-term note payable	—	(1,000)	—
Proceeds from long-term borrowings	—	—	10,000
Proceeds from subordinated debentures payable to First Citizens Statutory Trust I, II, and III	12,500	7,500	5,000
Cash paid for treasury stock	(253)	—	(2,322)
Cash dividends paid	(4,075)	(6,543)	(6,383)

Net cash from financing activities	7,172	(3,043)	(4,705)

Net change in cash and cash equivalents	(555)	2,294	(2,191)

Cash and cash equivalents at beginning of year	3,115	821	3,012

Cash and cash equivalents at end of year	$2,560	$3,115	$821

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 20 — FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair values of financial instruments were as follows.

	December 31, 2004		December 31, 2003
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Financial assets:
Cash and due from financial institutions	$25,661	$25,661	$21,983	$21,983
Federal funds sold	9,947	9,947	—	—
Securities available for sale	154,468	154,468	109,508	109,508
Securities held to maturity	11	11	14	15
Loans held for sale	8,886	8,886	159	159
Loans, net of allowance for loan losses	556,188	562,747	462,878	483,583
FHLB, FRB, GLBB, FMS and NCDC stock	8,972	8,972	7,211	7,211
Accrued interest receivable	4,828	4,828	4,143	4,143

Financial liabilities:
Deposits	(647,045)	(645,644)	(510,172)	(512,090)
Federal Home Loan Bank advances	(30,855)	(30,242)	(18,975)	(18,975)
U.S. Treasury interest-bearing demand note payable	(1,755)	(1,755)	(939)	(939)
Securities sold under agreements to repurchase	(12,712)	(12,712)	(12,115)	(12,115)
Notes payable	(8,000)	(8,000)	(9,000)	(9,000)
Subordinated debentures	(25,000)	(25,000)	(12,500)	(12,500)
Accrued interest payable	(421)	(421)	(521)	(521)

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

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 21 – OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows.

	2004	2003	2002
Unrealized holding gains (losses) on available for sale securities	$(1,840)	$(1,309)	$1,435
Reclassification adjustments for gains later recogninzed in income	(107)	(301)	(8)

Net unrealized gains (losses)	(1,947)	(1,610)	1,427
Minimum pension liability adjustment	602	(791)	(809)
Tax effect	457	813	(190)

Other comprehensive income (loss)	$(888)	$(1,588)	$428

NOTE 22 – EARNINGS PER SHARE

The factors used in the earnings per share computation follow.

	2004	2003	2002
Basic
Net income	$4,813	$5,567	$7,127

Weighted average common shares outstanding	5,211,904	5,033,203	4,811,591
Less: Average unallocated shares	—	—	—

Average common shares outstanding	5,211,904	5,033,203	4,811,591

Basic earnings per common share	$.92	$1.10	$1.48

Diluted
Net income	$4,813	$5,567	$7,127

Weighted average common shares outstanding for basic earnings per common share	5,211,904	5,033,203	4,811,591
Add: Dilutive effects of assumed exercises of stock options	4,653	8,674	1,073

Average shares and dilutive potential common shares outstanding	5,216,557	5,041,877	4,812,664

Diluted earnings per common share	$.92	$1.10	$1.48

Basic earnings per common share is calculated by dividing net income by the weighted-average number of common shares outstanding for the period.

Diluted earnings per common share takes into consideration the pro forma dilution of unexercised stock option awards, computed using the treasury stock method.

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Amounts in thousands, except share data)

NOTE 23 – QUARTERLY FINANCIAL DATA (UNAUDITED)

				Basic	Diluted
	Interest	Net Interest	Net	Earnings per	Earnings per
	Income	Income	Income	Common Share	Common Share
2004
First quarter	$7,692	$5,824	$1,163	$0.23	$0.23
Second quarter	7,910	6,122	1,401	0.28	0.28
Third quarter	8,007	6,056	1,342	0.27	0.27
Fourth quarter *	10,227	7,671	907	0.14	0.14

2003
First quarter	$8,594	$6,260	$1,850	$0.37	$0.37
Second quarter	8,490	6,304	1,703	0.34	0.34
Third quarter	8,182	6,180	1,307	0.26	0.26
Fourth quarter **	8,001	6,106	707	0.14	0.13

*	Interest income in the fourth quarter of 2004 increased primarily due to the interest-earning assets acquired through the merger with FNB.

Net income in the fourth quarter of 2004 reflects $1,029 in market adjustments on loans moved from the loan portfolio into loans available for sale.

**	Net income in the fourth quarter of 2003 reflects $160 of severance expense for employees terminated as part of a reassessment of staffing needs.

Also, in the fourth quarter of 2003, an additional provision for loan losses of $420 was expensed. The provision related to management’s analysis of the loss reserve for adequacy and also to the establishment of a reserve at FCBC for a loan participated with First Citizens.

First Citizens Banc Corp

DIRECTORS

John L. Bacon
Chairman Emeritus,
Mack Iron Works Company

Robert L. Bordner
Consultant,
Herald Printing Company

Mary Lee G. Close

Blythe A. Friedley
Owner/President,
Friedley & Co. Insurance Agency

Richard B. Fuller

W. Patrick Murray
Attorney,
Murray & Murray Company, L.P.A.

George L. Mylander
Retired Educator and City Official
Chair Emeritus,
Firelands Regional Medical Center

Allen R. Nickles, CPA, CFE
Partner,
Payne, Hammersmith, Nickles & Co.

Robert L. Ransom
Funeral Director,
Ransom Funeral Home

Leslie D. Stoneham
President, Stoneham Farms, Inc.

David A. Voight
President/Chief Executive Officer,
First Citizens Banc Corp
Chairman/Chief Executive Officer,
The Citizens Banking Company

Daniel J. White
President/Chief Executive Officer,
Geotrac

J. George Williams
Owner/Secretary Treasurer,
W & W Farms, Inc. &
K & W Farms, Inc.

OFFICERS

David A. Voight
President/Chief Executive Officer

James O. Miller
Executive Vice President

Bruce A. Bravard
Senior Vice President

LeRoy C. Link
Senior Vice President

James E. McGookey
Senior Vice President, Legal Counsel

Todd A. Michel
Senior Vice President, Controller

Charles C. Riesterer
Senior Vice President

Donna J. Dalferro
Vice President and Secretary

Vicky L. Doski
CRA Officer

Douglas A. Greulich
Investment Officer/Cashier

Sharon K. Keimer
Compliance Officer

Michael E. Powell
Human Resources Administrator

Karen S. Rutger
Vice President, Human Resources

Steven J. Tomasula
Assistant Controller, CPA

.98
.35
.37
963.
745
+
+

Directors of Affiliated Companies

Mr. Money Finance Co.

Richard B. Fuller

Ronald E. Dentinger
Manager,
Country Star Co-op, Inc.

James L. Nabors II
President,
Mr. Money Finance Company

David A. Voight
President/Chief Executive Officer,
First Citizens Banc Corp

R. A. Reynolds Appraisal Service, Inc.

James E. McGookey
Senior Vice President,
General Counsel,
First Citizens Banc Corp

John F. Stauffer
President,
R. A. Reynolds Appraisal
Service, Inc.

David A. Voight
President/Chief Executive Officer,
First Citizens Banc Corp

SCC Resources, Inc.

LeRoy C. Link
President,
SCC Resources, Inc.

James E. McGookey
Senior Vice President,
General Counsel,
First Citizens Banc Corp

David A. Voight
President/Chief Executive
Officer, First Citizens Banc Corp

DIRECTORS OF AFFILIATED COMPANIES

The Citizens Banking Company

John L. Bacon
Chairman Emeritus,
Mack Iron Works Company

Laurence A. Bettcher
President, Bettcher Industries

William F. Boose
Retired, Boose Farm Market, Inc.

Mary Lee G. Close

Richard B. Fuller

Anthony S. Guerra
Retired, LEWCO, Inc.

James D. Heckelman
President, Dan-Mar Co., Inc.

Grady McDonald

James O. Miller
President,
The Citizens Banking Company

W. Patrick Murray
Attorney,
Murray and Murray Company, LPA

George L. Mylander
Retired Educator and City Official
Vice Chairman,
Firelands Regional Medical Center

John P. Pheiffer
President,
Sandusky Bay Development Company
Secretary/Treasurer,
Dorr Chevrolet Oldsmobile, Inc.

David A. Voight
Chairman/Chief Executive Officer,
The Citizens Banking Company

First Citizens Bank

Robert L. Bordner
Consultant,
Herald Printing Co.

Bruce A. Bravard
President/Chief Executive
Officer, First Citizens Bank

Lawrence L. Cornell
President,
Cornell's IGA Supercenter

Ronald E. Dentinger
Manager, Country Star
Co-op, Inc.

Thomas A. Depler
Attorney, Poland, Depler &
Shepherd Co. LPA

Blythe A. Friedley
Owner/President,
Friedley & Co. Insurance Agency

Kent Knaus
Owner, K & P Trucking Co.
Partner, K & P Trucking LLC

Dr. William Mako, Jr.
President,
William Mako Jr. DPM Inc.

Timothy E. Morse

Allen R. Nickles, CPA, CFE
Partner, Payne, Hammersmith,
Nickles & Co.

Richard A. Niedermier
Owner, Niedermier Sunoco

Robert M. Obringer
President, Studer-Obringer
Construction Co.

Dorothy L. Robey
Vice Chairman, First Citizens Bank

Marjorie E. Roush
Owner, Wall Street Storage

William G. Sheaffer
Senior Vice President,
First Citizens Bank

David A. Voight
President/Chief Executive Officer,
First Citizens Banc Corp

J. George Williams
Chairman of the Board,
First Citizens Bank

Gerald B. Wurm
Owner/President,
Wurm's Woodworking Co.

Shareholder Information

The Annual Meeting of the Shareholders of First Citizens Banc Corp will be held at Bowling Green State University, Firelands College, Huron, Ohio on April 19, 2005 at 10:00 a.m. Notice of the meeting and a proxy statement will be sent to shareholders in a separate mailing.

Transfer Agent
Illinois Stock Transfer Company
209 West Jackson Boulevard, Suite 903
Chicago, Illinois 60606-6905
Tel: (312) 427-2953
or 1-800-757-5755 (Toll Free)
Fax: (312) 427-2879

First Citizens Banc Corp
100 East Water Street
Sandusky, Ohio 44870
Tel: (419) 625-4121
or 1-888-645-4121 (Toll Free)
Fax: (419) 627-3359
www.fcza.com

Affiliates

The Citizens Banking Company
100 East Water Street
Sandusky, Ohio 44870
Tel: (419) 625-4121 or
1-888-645-4121 (Toll Free)
Fax: (419) 627-0103
www.citizensbankco.com

First Citizens Bank
102 South Kibler Street
New Washington, Ohio 44854
Tel: (419) 492-2177 or
1-888-452-2654 (Toll Free)
Fax: (419) 492-2757
www.firstcitzbank.com

Mr. Money Finance Co.
1164 Cleveland Road #20
Sandusky, Ohio 44870
Tel: (419) 609-3791 or
1-877-676-6639 (Toll Free)
Fax: (419) 609-3792

R.A. Reynolds Appraisal Service, Inc.
303 Howard Drive
Sandusky, Ohio 44870
Tel: (419) 627-4543 or
Fax: (419) 627-4674

SCC Resources, Inc.
303 Howard Drive
Sandusky, Ohio 44870
Tel: (419) 625-1605
Fax (419) 625-0081
www.sccresources.com