Form 10-K, Exhibit 13
period 2005-12-31
FIRST CITIZENS BANC CORP /OH
filed 2006-03-16
CIK 944745

Annual Report 2005

Navigating you toward financial success...

First Citizens Banc Corp

financial services

FIRST CITIZENS BANC CORP
100 East Water Street, Sandusky, Ohio 44870
Dear Shareholders:
We are pleased with improved financial performance in 2005, but recognize there is more to be achieved. As reported numerous times, the biggest contribution in improved profitability has been the growth in net interest margins.
In last year’s annual report we told you our plan was to ride the interest rate increases by remaining predominantly with variable rate lending products combined with offering aggressive longer term certificate of deposit rates to lock in liability costs. We have accomplished this and the results are reflected in a net interest margin that is above our historical averages and at the top of peer comparisons.
As we enter 2006, net interest margin continues to improve. However, as the increases in short term lending rates slow down, the growth in our net interest margin will plateau and eventually settle back. We are attempting to mitigate that by attracting new commercial customers and by converting existing variable rate credits through offering aggressive fixed rates. These new fixed rates come with prepayment penalties that would provide some protection against a reduction in prime.
With higher, more attractive rates, we have also decided to hold in our own loan portfolio a greater percentage of fixed rate home mortgages. Up until recently we have been selling the bulk of these mortgages on the secondary market with earnings from those activities limited to fee income.
Lastly, to offer some protection against the possibility of falling interest rates, we are now shortening the term of the “special rates” in our certificate of deposit offerings. The overall goals of these efforts are to:
•	Stabilize our net interest margin at an acceptable level

•	Reduce the asset sensitivity of our balance sheet to lessen the impact of falling rates

•	Increase our loan to deposit ratio
We have an opportunity for significant improvement in financial performance by reducing operating expenses. Our efficiency ratio, a measurement of non-interest costs as a percentage of revenues for 2005 was 72%, which is unacceptable. A favorable peer comparison for our bank would be mid 60%.
The most significant and dramatic step taken during the year to address the unacceptable efficiency ratio was the decision to change our multiple bank, multiple management, and multiple board approach. Our original concept of maintaining individualized banks as a competitive advantage in our communities did not translate into enough revenues to justify the added overhead costs and resultant unacceptable efficiency ratio.
In June 2005, the Board of Directors of all of our affiliates participated in a decision to merge. In October 2005 the merger was completed and we now have one bank made up of what was:
•	Citizens Banking Company

•	Castalia Banking Company

•	Farmers State Bank of New Washington

•	Citizens National Bank of Norwalk

•	First National Bank of Shelby
This merger was a difficult emotional process that has left some scars. Regardless, it was something that needed to be done to allow our shareholders to benefit from the efficiencies that could be achieved. The consolidation resulted in the reduction of 30 jobs. The cost of the severance packages amounted to approximately $400,000, all of which was expensed in 2005. Expected annual savings of salary and fringe costs is estimated at over $1,000,000. Additional savings will be recognized in the area of director compensation, professional fees, and data processing.
Other moves to simplify our organization include the sale of R. A. Reynolds Appraisal Company. The secondary buyers of residential mortgages we are selling did not want appraisals by an affiliate company. We are also in the process of eliminating our title insurance subsidiary for basically the same reason as our sale of R. A. Reynolds. And we have consolidated the lending products and services of Mr. Money into the Call Center. These moves reduce employees, management supervision, and board governance.
As we look to 2006 and future years we will see change in the banking industry reflected by our markets. The economy in our markets will reflect limited growth and changing customer needs. This will result in the branches of our organization having different potentials with regard to deposit gathering, originating loans, and generation of non-interest income. Our approach in Erie County, where we have approximately 33% of the deposit market, will differ from Richland County where we have approximately 10% of the deposit market. With that in mind we are repositioning personnel, changing operating hours, and altering ATM options. All of our branches will be individually organized to serve the uniqueness and opportunities of the area they are in.
In addition to tailoring our branch structuring to provide our markets with the right products, and competitive pricing, we have made significant investment in offering alternative product delivery.
In 2005, we upgraded and improved our banking website. Internet banking with a functional website is very important for the growing percentage of customers who never visit our branches (about 20% in our case). I encourage you to visit our website at www.citizensbankco.com to experience it for yourself.
Last year we also introduced our Call Center that is now generating approximately 100 new loans per month. The Call Center services customers who prefer to contact us either by phone or internet. The other important function is to initiate contact with customers with existing loan or deposit relationships to see if there is more we can do for them. This is a long way from the days when we sat in our offices and waited for a customer to come in.
And in 2005, we enjoyed continued success with First Citizens Advisors. First Citizens Advisors has grown to over $160,000,000 of managed money that generated fees in 2005 of $1,083,000. The infrastructure is in place to significantly expand and we are in the process of pursuing opportunities.
The positive examples of efforts in First Citizens Advisors and our Call Center complete the theme for 2006 of doing more with what we lave and continuing a targeted and coordinated marketing effort. Like all organizations, our goal is to reach more potential customers within our defined market area and once we have been fortunate enough to attract a customer to one of our products we need to take advantage of that positive experience and do more for each customer.
The capital structure of our company is an area of recent attention. Excess capi tal is not favorably recognized by the investment community. Both internal and external reviews concluded that we have more than sufficient capital to support our existing structure and future growth. The recent tender offer was an exercise to reduce our existing capital structure in a more efficient manner than the open market purchases of stock. Over 300,000 shares were acquired in the tender offer-enhancing the return to the remaining shares.
Acquisitions are important to our future. While our trading multiples are strong compared to peer companies, we need to ensure a strong currency in the form of our stock. By maximizing the return on what we have, managing our levels of capital needed to operate the company and offering a strong dividend payment, we are improving that currency. Our goal remains that an acquisition has to benefit all of our shareholders from day one.
Your comments and questions are always welcomed.
Sincerely,
David A. Voight
President & CEO
Affiliated companies of First Citizens Banc Corp
The Citizens Banking Company
SCC Resources, Inc.

Five Year Consolidated Financial Summary

	2005	2004	2003	2002	2001
EARNINGS
Net Income (000)	$6,659	$4,813	$5,567	$7,127	$5,293
Per Common Share (1)
Earnings (basic)	$1.15	$0.92	$1.11	$1.48	$1.30
Earnings (diluted)	$1.15	$0.92	$1.10	$1.48	$1.30
Book Value	$15.02	$15.19	$13.73	$14.24	$11.94
Dividends Paid	$1.12	$1.08	$1.30	$1.30	$1.24

BALANCES
Assets (millions)	750.9	817.5	636.4	651.6	487.7
Deposits (millions)	577.1	647.0	510.2	539.9	410.2
Net Loans (millions)	514.8	556.2	462.9	415.7	331.3
Shareholders Equity (millions)	87.1	88.2	69.1	71.7	48.7

PERFORMANCE RATIOS
Return on Average Assets	0.85%	0.71%	0.87%	1.12%	1.06%
Return on Average Equity	7.69%	6.74%	7.82%	10.22%	10.65%
Equity Capital Ratio	11.60%	10.79%	10.86%	11.00%	9.99%
Net Loans to Deposit Ratio	89.20%	85.96%	90.73%	76.99%	80.78%
Loss Allowance to Total Loans	1.76%	2.06%	1.34%	1.50%	1.45%

(1)	Per share data has been adjusted for the business combination with FNB Financial Corporation in October 2004, and Independent Community Banc Corp. in April 2002.

ANNUAL REPORT
CONTENTS

Five –Year Selected Consolidated Financial Data	1

Common Stock and Shareholder Matters	3

General Development of Business	3

Management’s Discussion and Analysis of Financial Condition and Results of Operations	4

Quantitive and Qualitative Disclosures About Market Risk	21

Financial Statements
Management’s Report on Internal Control of Financial Reporting	25
Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Statements	26
Report of Independent Registered Public Accounting Firm on Financial Statements	27
Consolidated Balance Sheets	28
Consolidated Statements of Income	29
Consolidated Statements of Changes in Shareholders’ Equity	30
Consolidated Statement of Cash Flows	31
Notes to Consolidated Financial Statements	33

Five-Year Selected Consolidated Finacial Data
(Dollars in thousands, except per share data)

	Year ended December 31,
	2005	2004	2003	2002	2001
Statements of income:
Total interest and dividend income	$42,438	$33,836	$33,267	$36,007	$35,348
Total interest expense	11,591	8,163	8,417	11,724	15,453

Net interest income	30,847	25,673	24,850	24,283	19,895
Provision for loan losses	1,123	1,805	1,944	1,178	1,803

Net interest income after provision for loan losses	29,724	23,868	22,906	23,105	18,092

Security gains	(13)	107	301	8	863
Other noninterest income	7,851	6,094	7,423	6,823	5,254

Total noninterest income	7,838	6,201	7,724	6,831	6,117
Total noninterest expense	27,929	23,332	22,925	19,893	16,933

Income before federal income taxes	9,633	6,737	7,705	10,043	7,276
Federal income tax expense	2,974	1,924	2,138	2,916	1,983

Net income	$6,659	$4,813	$5,567	$7,127	$5,293

Per share of common stock:
Basic earnings	$1.15	$0.92	$1.11	$1.48	$1.30
Diluted earnings	1.15	0.92	1.10	1.48	1.30
Dividends	1.12	1.08	1.30	1.30	1.24
Book value	15.02	15.19	13.73	14.24	11.94

Average common shares outstanding:
Basic	5,804,361	5,211,904	5,033,203	4,811,591	4,082,879
Diluted (1)	5,805,681	5,216,557	5,041,877	4,812,664	4,082,879

Year-end balances:
Loans, net	$514,770	$556,188	$462,878	$415,682	$334,347
Securities	136,674	163,451	116,733	161,962	113,726
Total assets	750,936	817,510	636,423	651,634	487,671
Deposits	577,105	647,045	510,172	539,899	410,178
Borrowings	81,402	78,322	53,529	36,692	25,842
Shareholders’ equity	87,110	88,213	69,125	71,689	48,727

Average balances:
Loans, net	$532,620	$499,284	$439,261	$424,947	$342,443
Securities	150,184	120,088	140,418	138,062	114,072
Total assets	780,321	681,644	642,300	638,664	499,109
Deposits	609,564	539,635	530,801	533,869	412,385
Borrowings	80,056	68,110	36,766	30,983	33,321
Shareholders’ equity	86,586	71,422	71,192	69,767	49,693

(1)	Prior to 2002, there were no additional potential common shares issuable under stock options.

Five-Year Selected Ratios
(Dollars in thousands, except per share data)

	Year ended December 31,
	2005	2004	2003	2002	2001
Net yield on average interest-earning assets	4.31%	4.07%	4.21%	4.09%	4.23%
Return on average total assets	0.85	0.71	0.87	1.12	1.06
Return on average shareholders’ equity	7.69	6.74	7.82	10.22	10.65
Average shareholders’ equity as a percent of average total assets	11.10	10.48	11.08	10.92	9.96
Net loan charge-offs as a percent of average total loans	0.66	0.43	0.44	0.27	0.30
Allowance for loan losses as a percent of loans at year-end	1.76	2.06	1.34	1.50	1.45
Shareholders’ equity as a percent of total year-end assets	11.60	10.79	10.86	11.00	9.99
A copy of Form 10-K, as filed with the Securities and Exchange Commission, will be furnished, free of charge, to shareholders, upon written request to the Secretary of First Citizens Banc Corp, 100 East Water Street, Sandusky, Ohio 44870.

Common Stock and Shareholder Matters
The common shares of First Citizens Banc Corp trade on The NASDAQ Stock Market under the symbol “FCZA”. As of December 31, 2005, there were 5,801,402 shares outstanding held by approximately 1,350 shareholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms). Information below is the range of sales prices for each quarter for the last two years.

2005
First Quarter			Second Quarter			Third Quarter			Fourth Quarter
$22.79	to	$24.40	$18.10	to	$23.98	$19.54	to	$23.14	$18.87	to	$22.00

2004
First Quarter			Second Quarter			Third Quarter			Fourth Quarter
$31.08	to	$26.82	$27.77	to	$20.67	$21.18	to	$21.68	$21.51	to	$24.70
Dividends per share declared by the Corporation on common shares were as follows:

	2005	2004
First quarter	$.28	$.27
Second quarter	.28	.27
Third quarter	.28	.27
Fourth quarter	.28	.27

	$1.12	$1.08

General Development of Business
(Dollars in thousands, except for per share data)
FIRST CITIZENS BANC CORP (FCBC) was organized under the laws of the State of Ohio on February 19, 1987 and is a registered financial holding company under the Gramm-Leach-Bliley Financial Modernization Act of 1999, as amended. The Corporation’s office is located at 100 East Water Street, Sandusky, Ohio. The Corporation had total consolidated assets of $750,936 at December 31, 2005. FCBC and its subsidiaries are referred to together as the Corporation.
THE CITIZENS BANKING COMPANY (Citizens), owned by the Corporation since 1987, opened for business in 1884 as The Citizens National Bank. In 1898, Citizens was reorganized under Ohio banking law and was known as The Citizens Bank and Trust Company. In 1908, Citizens surrendered its trust charter and began operation under its current name. In the fourth quarter of 2005, another wholly-owned bank subsidiary, First Citizens Bank (First Citizens) was merged with and into Citizens. Citizens is an insured bank under the Federal Deposit Insurance Act. Citizens maintains its main office at 100 East Water Street, Sandusky, Ohio and operates two branch banking offices in Perkins Township (Sandusky, Ohio), two branch banking offices in Norwalk, Ohio, one branch banking office in Berlin Heights, Ohio, one branch banking office in Huron, Ohio, one branch banking office in Castalia, Ohio and one loan production office in Port Clinton, Ohio. Additionally, Citizens maintains former First Citizens offices in New Washington, Ohio, Shelby, Ohio, Willard, Ohio, Crestline, Ohio, and the Ohio villages of Chatfield, Tiro, Richwood, Green Camp Greenwich, Plymouth, and Shiloh and also has a loan production office in Marion, Ohio. Citizens accounts for 97.9% of the Corporation’s consolidated assets at December 31, 2005.
SCC RESOURCES INC. (SCC) is organized under the laws of the State of Ohio. Begun as a joint venture of three local Sandusky, Ohio banks in 1966, SCC provides item-processing services for financial institutions, including Citizens, and other nonrelated entities. The Corporation acquired total ownership of SCC in February 1993. On June 19, 1999, SCC entered into an agreement with Jack Henry & Associates, Inc. (JHA), whereby SCC agreed to sell all of its contracts for providing data processing services to community banks to JHA. JHA agreed to pay SCC a fee based upon annual net revenue under a new JHA contract for each bank that signed a five-year contract with JHA by January 31, 2000. This subsidiary accounts for less than one percent of the Corporation’s consolidated assets as of December 31, 2005.
R. A. REYNOLDS APPRAISAL SERVICE, INC. (Reynolds), owned by the Corporation since 1993, was organized under the laws of the State of Ohio in September 1993. Reynolds was sold in the third quarter of 2005. Reynolds provided real estate appraisal services, for lending purposes, to Citizens and First Citizens as well as other financial institutions.
MR. MONEY FINANCE COMPANY (Mr. Money) was formed in 2000 to provide consumer lending products to customers who may not qualify for conventional commercial bank lending products. Mr. Money has its main office in Sandusky, Ohio and an office in Mansfield, Ohio. Loans for Mr. Money come from direct consumer lending to customers and loans from third party home improvement vendors. Mr. Money accounts for less than one percent of the Corporation’s consolidated assets as of December 31, 2005.
FIRST CITIZENS TITLE INSURANCE AGENCY INC. (Title Agency) has been formed to provide customers with a seamless mortgage product with improved service. Assets of the Title Agency are not significant at December 31, 2005.
FIRST CITIZENS INSURANCE AGENCY INC. (Insurance Agency) was formed to allow the Corporation to participate in commission revenue generated through its third party insurance agreement. Assets of the Insurance Agency are not significant at December 31, 2005.
WATER STREET PROPERTIES (Water St.) was formed to hold properties repossessed by FCBC subsidiaries. Water St. accounts for less than one percent of the Corporation’s consolidated assets as of December 31, 2005.
Management’s Discussion and Analysis of Financial Condition
and Results of Operations — As of December 31, 2005 and December 31, 2004
and for the Years Ending December 31, 2005, 2004 and 2003
(Dollars in thousands, except per share data)
General
The following paragraphs more fully discuss the significant highlights, changes and trends as they relate to the Corporation’s financial condition, results of operations, liquidity and capital resources as of December 31, 2005 and 2004, and during the three-year period ended December 31, 2005. This discussion should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements, which are included elsewhere in this report.
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
Financial Condition
At December 31, 2005, total assets were $750,936, compared to $817,510 at December 31, 2004. The decrease in assets is primarily due to the following factors that occurred in 2005. In the first quarter of 2005, two branches of First Citizens were sold. As a part of this sale, $6,046 in loans originated at the two branches were assumed by the acquiring entity. Deposits assumed by the acquiring entity totaled $18,851. Also, there was an $11,303 outlay of cash to complete the transaction, which was provided by a reduction in the Corporation’s federal funds sold. The Corporation has allowed maturing and called securities to roll off without replacing them in the portfolio. Currently, the Corporation is in compliance with its pledging requirements. The decline of the security portfolio, coupled with the decline in the loan and deposit portfolio, is responsible for the remaining decline in total assets.
Net loans decreased $41,418, or 7.4% from 2004 to 2005. Declines in the real estate portfolio and consumer portfolio continued a trend that the Corporation has been experiencing the past few years. The Corporation’s lending philosophy has been to focus on the commercial loan portfolio and to attempt to grow this part of the loan portfolio. The Corporation’s residential real estate philosophy has been to sell these loans on the secondary market. The decline in the installment portfolio is partially due to consumers consolidating their consumer loans with home equity line of credits and/or first or second mortgages. Also, with products such as same as cash loans, there are alternatives in the market place that are being used by consumers rather than the traditional consumer lending that the Corporation offers. The Corporation has been restructuring its consumer loan area during 2005. As a part of the restructuring, Mr. Money became a subsidiary of First Citizens in August and then after the First Citizens and Citizens merger in October, a subsidiary of Citizens. This move has helped to reduce the cost of funding for Mr. Money. Mr. Money is expected to use Citizens’ deposits and other financial funding instruments to support its loan growth. The Corporation introduced new consumer lending products late in the second quarter of 2005 and expects to use these products to begin growing the consumer loan portfolio. With the new products being introduced, a new rate structure for consumer loans has been developed. This rate structure is expected to increase the yield on the Corporation’s consumer portfolio in 2006. To attract and build the commercial loan portfolio, the Corporation has taken a proactive approach in contacting new and current clients to ensure that the Corporation is servicing its client’s needs. These lending relationships generally offer more attractive returns than residential loans and also offer opportunities for attracting larger balance deposit relationships. However, the shift in loan portfolio mix from residential real estate to commercial oriented loans may increase credit risk. The decrease of the Corporation’s commercial portfolio was due primarily to scheduled pay-offs as well as the lack of demand of commercial loans in the Corporation’s lending area.
At December 31, 2005, the Corporation did not have any loans held for sale. Loans held for sale at December 31, 2004 consisted of loans at First Citizens totaling $6,046, which were sold in a branch sale in January 2005, and Mr. Money loans of $2,840 which were sold in February 2005.
Year-end average 2005 deposit balances increased from 2004 as a result of the deposits acquired in the fourth quarter of 2004 with the previously reported merger with FNB Financial Corp (“FNB”) and its wholly-owned subsidiary, First National Bank of Shelby, being included in deposit balances for the entire year in 2005 compared to only three months in 2004. Deposit balances that were acquired in the merger totaled $165,261, with non-interest bearing deposits totaling $54,204 and interest bearing deposits totaling $111,057. This mix of deposits from the merger was very similar to the Corporation’s mix before the merger. Year-end deposit balances totaled $577,105 in 2005 compared to $647,045 in 2004, a decrease of $69,940, or 10.8%. Approximately 54% of this decline was in the savings and interest demand portfolio. Investors who had sought short-term financial institution deposit products when the stock market declined continued to move out of deposits and into other financial instruments. Also, the Corporation did experience a decline in deposits as a result of the merger, as it has experienced in previous mergers. Another factor of the decline in deposits can be attributed to the decline in the economy, as customers have been using savings to pay down their accumulated debt. Average deposit balances for 2005 were $609,564 compared to $539,365 for 2004, an increase of $69,929, or 13.0%. Non-interest bearing deposits averaged $98,228 for 2005, compared to $82,860 for 2004, increasing $15,368, or 18.5%. Savings, NOW, and MMIA accounts averaged $279,568 for 2005 compared to $252,566 for 2004. Average certificates of deposit increased $27,559 to total an average balance of $231,768 for 2005.
Borrowings from the Federal Home Loan Bank of Cincinnati were $30,539 at December 31, 2005. The detail of these borrowings can be found in Note 9 to the consolidated financial statements. The decrease of $316 from year-end 2004 was the result of scheduled principle payments on the outstanding debt.
The Corporation also has a borrowing agreement for the purpose of funding loans originated by Mr. Money. FCBC has two borrowing arrangements from LaSalle Bank, NA consisting of a $5,000 line of credit and a $10,000 term note. At December 31, 2005, the Corporation had $0 drawn on its $5,000 line of credit. The total remaining debt on the Corporation’s term note was $7,000 at December 31, 2005 compared to $8,000 at December 31, 2004. During 2005, the Corporation made its $1,000 scheduled payment on the term loan. Note 11 in the consolidated financial statements provides further details regarding the borrowing arrangement.
Citizens offers repurchase agreements in the form of sweep accounts to commercial checking account customers. Total repurchase agreements in the form of sweep accounts totaled $16,472 at December 31, 2005 compared to $12,712 at December 31, 2004. U.S. Treasury securities and obligations of U.S. government agencies maintained under Citizens’ control are pledged as collateral for the repurchase agreements.
Securities available for sale, securities held to maturity and other securities, which consist of Federal Home Loan Bank, Federal Reserve Bank, Bankers Bancshares, Farmer MAC Stock, and Norwalk Community Development Corporation stock, decreased a total of $26,777, or 16.4% from $163,451 on December 31, 2004 to $136,674 on December 31, 2005. U.S. Treasury securities and obligations of U.S. government agencies decreased $20,285, from $118,100 at December 31, 2004 to $97,815 at December 31, 2005. Obligations of states and political subdivisions available for sale decreased $4,155 from 2004 to 2005. The Corporation has been allowing securities that are not needed for pledging requirements to roll off its portfolio. Instead of replacing these securities, the Corporation has used these funds primarily to fund the run-off of deposits that the Corporation has been experiencing. As of December 31, 2005, the Corporation was in compliance with all pledging requirements. The Corporation expects its security portfolio to remain relatively flat in 2006.
Mortgage-backed securities totaled $5,029 at December 31, 2005 and none are considered unusual or “high risk” securities as defined by regulating authorities. Of this total, $5,014 are pass-through securities issued by the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC) and $15 are privately issued and are collateralized by mortgage-backed securities issued or guaranteed by FNMA, FHLMC, or Government National Mortgage Association (GNMA). The average interest rate of the mortgage-backed portfolio at December 31, 2005 was 4.22%. The average maturity at December 31, 2005 was approximately 4.28 years. The Corporation has not invested in any derivative securities.
Securities available for sale had an estimated fair value at December 31, 2005 of $126,126. This fair value includes unrealized gains of approximately $258 and unrealized losses of approximately $1,737. Net unrealized losses of $1,479 on December 31, 2005 were a decrease over net unrealized gains of $215 at December 31, 2004 primarily due to changes in market interest rates. Note 2 to the consolidated financial statements has more information on unrealized gains and losses.
Premises and equipment, net of accumulated depreciation, increased $327 from December 31, 2004 to December 31, 2005. The New Washington branch of Citizens underwent a renovation project that was completed in the second quarter. Also, Citizens purchased an office it had previously been leasing in Port Clinton. Premises and equipment, net, held for sale totaled $179 at December 31, 2004 compared to $0 at December 31, 2005. These fixed assets were sold in 2005 as part of the sale of two branches in January 2005.
There was no change in Goodwill from year-end 2004 to year-end 2005. Other intangible assets decreased $733 from 2004 to 2005. This decrease was due to the amortization on intangibles in 2005.
Total shareholders’ equity decreased $1,103, or 1.3% during 2005 to $87,110. The change in shareholders’ equity is made up of earnings of $6,659, less dividends paid of $6,501 and the decrease in the market value of securities available for sale, net of tax, of $1,118. During 2005, the Corporation’s additional minimum pension liability, net of tax, increased $14, which decreased equity. See Note 14 to the consolidated financial statements for further explanation. During 2005, treasury shares increased 6,000 shares, or $129. The Corporation will, from time to time, buy back shares when it results in a benefit to the remaining shareholders. Note 23 to the consolidated financial statements has information regarding a tender offer issued in 2006. The Corporation paid cash dividends on February 1, 2005, May 1, 2005, August 1, 2005 and November 1, 2005 each at a rate of $.28 per share. Total outstanding common shares at December 31, 2005 were 5,801,402. The ratio of total shareholders’ equity to total assets was 11.6% at December 31, 2005 compared to 10.8% at December 31, 2004.
Results of Operations
The operating results of the Corporation are affected by general economic conditions, the monetary and fiscal policies of federal agencies and the regulatory policies of agencies that regulate financial institutions. The Corporation’s cost of funds is influenced by interest rates on competing investments and general market rates of interest. Lending activities are influenced by the demand for real estate loans and other types of loans, which in turn is affected by the interest rates at which such loans are made, general economic conditions and the availability of funds for lending activities.
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
Comparison of Results of Operations for the Year Ended December 31, 2005 and December 31, 2004
Net Income
The Corporation’s net income for the year ended December 31, 2005 was $6,659, compared to $4,813 for the year ended December 31, 2004, an increase of $1,846 or 38.4%. The increase in net income was the result of the items discussed in the following sections.
Net Interest Income
Net interest income for 2005 was $30,847, an increase of $5,174, or 20.2% from 2004. The change in net interest income for 2005 was the result of an increase in both the average balance and rate of the Corporation’s interest earning assets more than offsetting the increase in both average balance and rate of the Corporation’s interest-bearing liabilities. The balance increases that the Corporation experienced in 2005 were caused by the effect of the merger completed in late third quarter 2004. In 2004, the Corporation’s average balances only were affected by the increase in balances for three months compared to twelve months in 2005. The increase in rate on both assets and liabilities is directly linked to the continued increase in the interest rate environment in which the Corporation operates. The Corporation continues to examine its rate structure to ensure that its interest rates are competitive and reflective of the current rate environment in which it competes.
Total interest income increased $8,602, or 25.4% for 2005. The increase in income was a result of the merger as stated above, which led to an increase in average interest earning-assets of $84,350. Average loans increased $37,627 from 2004 to 2005. This balance increase, along with an increase in yield earned on loans of 0.9% from 2004 to 2005, increased income earned on the loan portfolio $7,081 from 2004 to 2005. The average balance of the securities portfolio for 2005 compared to 2004 increased $30,096. Interest earned on the security portfolio, including bank stocks, increased due to the increase in volume offsetting an approximate 15 basis point decline in rate. Average balances of Federal Funds sold and interest-bearing deposits in other banks increased $16,627 which was the primary reason for the interest earned on these assets increasing $659 in 2005.
Total interest expense increased $3,428, or 42.0% for 2005 compared to 2004. The increase in interest expense can be attributed to both an increase in the volume of and the rate on average interest-bearing liabilities. Total average balance of interest-bearing liabilities increased $66,507 while the average rate increased 0.4% in 2005. Average interest-bearing deposits increased $54,561 from 2004 to 2005. This increase along with an approximate 24 basis point increase in rate of deposits caused interest expense on deposits to increase $1,942. Interest expense on FHLB borrowings increased $333 due primarily to the increase in rate paid on the borrowings of 73 basis points, along with an increase in balance of $4,294. In September 2004, a $12,500 trust preferred issuance was created to help fund the merger with FNB. The increase of average balance of $9,260 from 2004 to 2005, along with the increase of 135 basis points in yield, resulted in an increase in expense on subordinated debentures of $795. Other borrowings and Fed Funds Purchased decreased in balance from $24,705 in 2004 to $23,097 in 2005, but the yield increase on these borrowings offset this decrease in balance to result in $358 more in expense in 2005 compared to 2004.
Refer to “Distribution of Assets, Liabilities and Shareholders’ Equity, Interest Rates and Interest Differential” and “Changes in Interest Income and Interest Expense Resulting from Changes in Volume and Changes in Rate” on pages 16 through 18 for further analysis of the impact of changes in interest-bearing assets and liabilities on the Corporation’s net interest income.

Provision and Allowance for Loan Losses
The following table contains information relating to the provision for loan losses, activity in and analysis of the allowance for loan losses as of and for each of the three-years in the period ended December 31, 2005.

	As of and for year ended December 31,
	2005	2004	2003
Net loan charge-offs	$3,617	$2,153	$1,961
Provision for loan losses charged to expense	1,123	1,805	1,944
Net loan charge-offs as a percent of average outstanding loans	0.66%	0.43%	0.44%
Allowance for loan losses	$9,212	$11,706	$6,308
Allowance for loan losses as a percent of year-end outstanding loans	1.76%	2.06%	1.34%
Allowance for loan losses as a percent of impaired loans	67.39%	75.86%	99.10%
Impaired loans	$13,669	$15,430	$6,365
Impaired loans as a percent of gross year-end loans (1)	2.61%	2.72%	1.36%
Nonaccrual and 90 days or more past due loans as a percent of gross year-end loans (1)	2.81%	1.51%	1.37%

(1)	Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.
The Corporation’s policy is to maintain the allowance for loan losses at a level to provide for probable losses. Management’s periodic evaluation of the adequacy of the allowance is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers’ ability to repay, the estimated value of any underlying collateral and current economic conditions.
The provision for loan losses decreased by $682 from $1,805 in 2004 to $1,123 in 2005. The decrease in the provision was primarily caused by two factors. First, the Corporation experienced a large decline in the loan portfolio in 2005. The decline in the overall loan portfolio resulted in a decrease in the amount to be provided into the allowance. Secondly, the Corporation had a decline in impaired loans in 2005. Along with the decline in impaired loans, the allowance for loan losses allocated to these loans also declined. Efforts are continually made to examine both the level and mix of the allowance by loan type as well as the overall level of the allowance. Management specifically evaluates loans that are impaired, or graded as doubtful by the internal grading function for estimates of loss. To evaluate the adequacy of the allowance for loan losses to cover probable losses in the portfolio, management considers specific reserve allocations for identified portfolio loans, reserves for delinquencies and historical reserve allocations. The composition and overall level of the loan portfolio and charge-off activity are also factors used to determine the amount of the allowance for loan losses.
Management analyzes commercial and commercial real estate loans on an individual basis and classifies a loan as impaired when an analysis of the borrower’s operating results and financial condition indicates that underlying cash flows are not adequate to meet its debt service requirements. Often this is associated with a delay or shortfall in payments of 90 days or more. Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one- to four-family residences, residential construction loans and consumer automobile, boat, home equity and credit card loans. In addition, loans held for sale and leases are excluded from consideration as impaired. Loans are generally moved to nonaccrual status when 90 days or more past due. These loans are also often considered impaired. Impaired loans or portions thereof, are charged-off when deemed uncollectible.
Noninterest Income
Noninterest income totaled $7,838 in 2005 compared to $6,201 in 2004, an increase of 26.4%. The significant items contributing to this change are as follows.
During 2005, the Corporation recognized losses from calls and sales of securities of $13 compared to gains of $107 in 2004. In 2005, the calls and maturities of securities were utilized to offset the deposit run-off that the Corporation had in 2005.
As loan rates continued to rise in 2005, the customer demand for loan refinancing dramatically declined. This decline in refinancing was also experienced in 2004. Net gains on the sale of loans on the secondary market was comparable from 2004 to 2005, a decline of $58. Management anticipates rates to continue to increase in 2006, continuing the decline in the volume of loans sold. In December 2004, Mr. Money reclassified loans from its portfolio to the held for sale portfolio. When adjusting these loans to the lower of cost or market value, a pretax loss of $1,029 was recognized on the portfolio. These loans were sold in the first quarter of 2005.
Service charges by Citizens and First Citizens increased $177 from 2004 to 2005. This was primarily due to the Corporation’s Check Protect program. Check Protect, which is the Corporation’s courtesy pay program, generated $135 in additional service charge income in 2005 as a result of the increased customer base created from the merger in 2004. The customers acquired in the merger did use the Check Protect program before merger was completed. However, in 2004, the Corporation only had three months of fees from the additional customer base compared to twelve months in 2005. ATM fees increased $116 from 2004 to 2005. The Corporation again benefited from having additional customer base and additional branch ATM’s for a full twelve months in 2005 compared to only three months in 2004. Fees generated by the Trust Department continue to grow due to the continued increase in assets under Trust control. In 2005, the fees generated totaled $1,083, compared to $839 in 2004 as the department has continued to develop in its role of being the cornerstone of wealth management services provided by the Corporation. In the first quarter of 2005, First Citizens sold two of its branches, one located in Richwood and one in Green Camp. This sale of the two branches generated a gain of $766 for 2005. Computer center item processing fees decreased 23.7% in 2005 from 2004. The primary reason for this decline was the merger completed in 2004. First National Bank of Shelby (FNB) was a customer of SCC for nine months in 2004. Upon completion of the merger, the fees generated from FNB were eliminated as part of the consolidation policy of the Corporation, which reduced fees in 2005 compared to 2004. Finally, other fees decreased $244 from 2004 to 2005. The primary cause of the decline in other non-interest income was due to the sale of the Corporation’s appraisal company, Reynolds, in 2005. In 2004, the fees generated by the appraisal company totaled $284. In 2005, the fees generated before the sale was $99, a reduction of $185 in fee income.
Noninterest Expense
Noninterest expense totaled $27,929 in 2005, an increase of $4,597, or 19.7% over 2004. The following discussion highlights the significant items that resulted in increases or decreases in the components of noninterest expense.

Salaries and wages totaled $11,905 in 2005 compared to $9,556 in 2004 for an increase of $2,349. This increase can be attributed to the additional staff added with the 2004 merger. Benefits decreased $40, to total $2,665 in 2005 compared to $2,705 in 2004. Health insurance payments and other benefits paid at the Banks, and SCC increased slightly over 2004. This slight increase was caused by the additional employees at the Banks, offset by the reduction in claims paid by Mr. Money in 2005. Secondly, pension expense decreased $61 in 2005 compared to 2004, as the expected return on plan assets offset the increase in service cost and interest cost. The details of these items are further disclosed in Note 14 to the consolidated financial statements. As a result of the merging of the two Banks into one, the Corporation went through a restructuring during the year. Thirty jobs collectively were eliminated during the third and fourth quarters. This restructuring has allowed the Corporation to eliminate duplicate job processes that were completed by the two Banks, which has increased the efficiency of the Corporation. Also, this move should help reduce the salary and benefit costs of the Corporation in 2006.
Net occupancy expense increased $169 from $1,374 in 2004 to $1,543. The primary cause of the increase was the expansion of the Corporation. The new branches acquired in the merger in 2004 were in full operation the entire year of 2005, while only in service for three months in 2004. Items included in occupancy expense include utility payments, real estate taxes, depreciation, and repair and maintenance costs. All these expenses increased due to the additional branches acquired
State of Ohio franchise taxes were $1,026 in 2005 compared to $788 in 2004. The franchise taxes are based on the capital positions of the subsidiaries at the previous year-end, which were higher in 2004 than 2003. The Corporation expects the franchise tax expense to be reduced in 2006 as the capital positions of Citizens was less in 2005 than 2004.
Professional fees represent legal, audit and outside consulting fees paid by the Corporation. Professional fees totaled $1,166 in 2005 compared to $940 in 2004. During 2005, FCBC incurred increases in its legal and audit fees of $147. Some of the increases from 2004 to 2005 were in fees paid for audit and consulting fees, along with increased director fees as a result of additional directors. Also, legal fees charged for the assistance in the tender offer increased expense as well. The increase in fees for legal fees at the Banks increased $148 in 2005. There were three primary reasons for this increase. During 2005, legal fees were spent dealing with several large commercial loans that were on non-accrual status at First Citizens. Secondly, there were fees paid in 2005 for the merger completed in 2004. Finally, Citizens hired a consultant to review its non-interest income and expense items in an attempt to maximize these items.
Advertising expense increased slightly from $391 in 2004 to $448 in 2005. The slight increase is due to the increase in markets due to the merger in 2004. Newspaper, radio, direct mail and billboard advertising is used to promote the Corporation and its offices and any new products that are being offered. In 2006, use of the media listed above will continue to be used to feature new products as well as highlighting the Corporation’s current product base.
Contracted data processing increased $424 from 2004 to 2005. With the merger in 2004, and the additional customer base created through the merger, processing fees for the entire year were larger, as was expected in 2005.
ATM expense and stationery and supplies increased slightly in 2005. With the increase in volume of ATMs created by the merger in 2004, the expenses to run the machines also increased. In 2004, the Corporation only had three months of additional ATM expense compared to twelve months in 2005. Stationery and supplies increased $48 primarily due to the additional branches created by the merger in 2004. In 2005, the Corporation had a full year of stocking the branches with supplies to allow the branches to operate fully compared to only three months in 2004.
In 2005, the equipment expense of the Corporation increased from $1,177 in 2004 to $1,334 in 2005. The primary reason of this increase was again due to the increase in branches and the expenses associated with the maintenance and purchasing of equipment needed for the additional branches. Also, in 2005, the New Washington branch underwent a remodeling in which new equipment, such as desks, chairs, computer equipment, were purchased to complete the project which increased depreciation charges.
Courier and other operating expenses totaled $4,720 in 2005, compared to $4,048 in 2004. The larger items that caused the differences are as follows. In 2005, First Citizens began to use a product known as Mobile Banking. This product is offered to commercial customers and involves a courier service going to the location of the customers business picking up or dropping off deposits. The increase in cost over 2004 was $215. Secondly, in the first quarter of 2005, a write-off for a fraudulent check that was cleared at one of the banks, as well as the increased write-offs with the additional customer base created by the merger in 2004 increased check protect loss and recovery expense in 2005 by $130. A third area of increase was that of the general insurance paid by the Corporation, which increased $107 from 2004. This increase, as well as the $55 increase in telephone expense and the $65 increase in correspondent bank charges, can be attributed to the increase in branches and increase of employees when the merger in 2004 was completed.
Income Tax Expense
Income before federal income taxes amounted to $9,633 in 2005 and $6,737 in 2004. The Corporation’s effective income tax rate was 30.9% in 2005 compared to 28.67% in 2004. The increase in the effective tax rate resulted from the decline in the total of interest income on tax exempt securities compared to the level of income before taxes.
Comparison of Results of Operations for the Year Ended December 31, 2004 and December 31, 2003
Net Income
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
The provision for loan losses decreased by $139 in 2004, from $1,944 in 2003 to $1,805 in 2004. The decrease in the provision was a result of the reserve adequacy calculations in the fourth quarter of 2003. In the fourth quarter 2003, additional reserves over and above the monthly accruals were added to the allowance due to specific loan credits whose financial position had changed negatively. In the fourth quarter of 2004, these additional reserves were not needed based on the calculation. Also, after the merger with FNB, First Citizens’ adequacy calculation showed that no additional provision was needed in the last quarter of 2004. A net increase in net charge-offs of $192 was experienced from 2003 to 2004 due to loans charged-off as a result of the merger. As of December 31, 2004, impaired loans have increased $8,168 from December 31, 2003. These loans had been adequately reserved for on FNB balance sheet.
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
Service charges by Citizens and First Citizens increased $299 from 2003 to 2004. This was primarily due to the Corporation’s Check Protect program which generated $228 in additional service charge income in 2004 as a result of increased usage of the program by clients. ATM fees increased $48 from 2003 to 2004. The Corporation continues to increase the number of ATM machines within its market area, including opening new ATM’s on Put-in-Bay, which has added additional fee income. Additionally, the fees generated by the Trust Department continue to grow due to the continued increase in assets under Trust control. In 2004, the fees generated totaled $839, compared to $418 in 2003 as the department has continued to develop in its role of being the cornerstone of wealth management services provided by the Corporation. Finally, other fees decreased $581 from 2003 to 2004. Two areas were the cause for the decline in other fees. Commission from the origination of wholesale mortgages decreased $293 compared to 2003. As with the traditional secondary market, the amount of loans sold in 2004 declined dramatically compared to 2003. Secondly, Citizens revenue earned through its credit card portfolio decreased $285 compared to 2003 due to the sale of its credit card portfolio in November 2003.
Noninterest Expense
Noninterest expense totaled $23,332 in 2004, an increase of $407, or 1.8% over 2003. The following discussion highlights the significant items that resulted in increases or decreases in the components of noninterest expense.
Salaries and wages totaled $9,556 in 2004 compared to $9,609 in 2003 for a decrease of $53. This decrease can be attributed to the reduction in staff the Corporation had before the merger, which included severance payments to employees in 2003. Benefits increased $742, to total $2,705 in 2004 compared to $1,963 in 2003. Two areas were the primary cause for this increase. First, pension expense increased $236 in 2004 compared to 2003. The discount rate used in the actuarial computation of pension expense declined thirty-nine basis points in 2004 compared to 2003. This decline increased the amount of service cost as well as reduced the amount of expected return on assets which are used in the pension expense computation. The details of these items are further disclosed in Note 14 to the consolidated financial statements. Secondly, health insurance payments increased $449 from 2003 to 2004 as a result of several large claims paid during 2004 at several of the affiliate companies.
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
ATM expense and stationery and supplies increased slightly from in 2004. With the increase in the number of ATMs, the expense to run the machines also increased. Stationery and supplies increased $12 primarily due to the merger. With a new name, items such as letterhead and envelopes, as well as any other item with the old name had to be replaced with the new name of the bank. Other operating expenses totaled $4,048 in 2004, compared to $4,387 in 2003. In 2003, with the expansion into new markets, the Corporation launched a loan fee promotion in which the Corporation paid for loan fees associated with new loans in an attempt to gain loan volume. In 2004, with being securely positioned in the new markets, these fees were no longer waived, which reduced expense by $53 compared to 2003. Also, with the sale of its credit card portfolio, Citizens saw a reduction of credit card expense of $119 in 2004. Finally, in marking its mortgage servicing rights to the lower of cost or fair market value, Citizens had a $55 benefit during this valuation compared to 2003. Refer to Note 5 to the consolidated financial statements for further detail on this item.
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
The following table sets forth, for the years ended December 31, 2005, 2004 and 2003, the distribution of assets, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Dollars in thousands) :

	2005			2004			2003
	Average		Yield/	Average		Yield/	Average		Yield/
Assets	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate
Interest-earning assets:
Loans (1)(2)(3)	$544,791	$36,710	6.74%	$507,164	$29,629	5.84%	$445,205	$28,045	6.30%
Taxable securities (4)	126,240	4,015	3.18%	92,806	2,999	3.24%	104,364	3,634	3.52%
Non-taxable securities (4)(5)	23,944	979	4.14%	27,282	1,132	4.25%	36,054	1,502	4.28%
Federal funds sold	20,685	720	3.48%	4,295	70	1.63%	6,485	82	1.26%
Interest-bearing deposits in other banks	710	14	1.97%	473	6	1.27%	755	4	0.53%

Total interest-earning assets	716,370	42,438	5.92%	632,020	33,836	5.37%	592,863	33,267	5.63%
Noninterest-earning assets:
Cash and due from financial institutions	22,239			21,402			19,966
Premises and equipment, net	12,189			10,639			9,038
Accrued interest receivable	4,448			3,712			4,144
Intangible assets	30,461			19,831			17,831
Other assets	6,785			1,920			4,402
Less allowance for loan losses	(12,171)			(7,880)			(5,944)

Total	$780,321			$681,644			$642,300

(1)	For purposes of these computations, the daily average loan amounts outstanding are net of unearned income and include loans held for sale.

(2)	Included in loan interest income are loan fees of $1,376 in 2005, $988 in 2004 and $1,162 in 2003.

(3)	Non-accrual loans are included in loan totals and do not have a material impact on the analysis presented.

(4)	Average balance is computed using the carrying value of securities. The average yield has been computed using the historical amortized cost average balance for available-for-sale securities.

(5)	Interest income is reported on a historical basis without tax-equivalent adjustment.

Distribution of Assets, Liabilities and Shareholders’ Equity,
Interest Rates and Interest Differential (Continued)
The following table sets forth, for the years ended December 31, 2005, 2004 and 2003, the distribution of liabilities and shareholders’ equity, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Dollars in thousands):

	2005			2004			2003
Liabilities and	Average		Yield/	Average		Yield/	Average		Yield/
Shareholders’ Equity	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate
Interest-bearing liabilities:
Savings and interest- bearing demand accounts	$279,568	$2,272	0.81%	$252,566	$1,462	0.58%	$244,778	$1,629	0.66%
Certificates of deposit	231,768	5,937	2.56%	204,209	4,805	2.35%	214,226	5,827	2.72%
Federal Home Loan Bank advances	31,185	1,002	3.21%	26,891	669	2.49%	1,809	23	1.27%
Securities sold under repurchase agreements	14,085	371	2.64%	12,004	128	1.07%	12,277	103	0.84%
Federal funds purchased	—	—	0.00%	2,699	10	0.37%	—	—	—
Notes payable	8,109	385	4.76%	9,166	279	3.04%	10,564	329	3.11%
Subordinated debentures	25,774	1,594	6.19%	16,514	799	4.84%	11,108	498	4.48%
U.S. Treasury demand notes payable	903	30	3.43%	836	11	1.32%	1,008	8	0.79%

Total interest- bearing liabilities	591,392	11,591	1.96%	524,885	8,163	1.56%	495,770	8,417	1.70%

Noninterest-bearing liabilities:
Demand deposits	98,228			82,860			71,797
Other liabilities	4,115			2,477			3,541

	102,343			85,337			75,338
Shareholders’ equity	86,586			71,422			71,192

Total	$780,321			$681,644			$642,300

Net interest income and interest rate spread		$30,847	3.96%		$25,673	3.81%		$24,850	3.93%

Net yield on interest- earning assets			4.31%			4.07%			4.21%

Changes in Interest Income and Interest Expense
Resulting from Changes in Volume and Changes in Rate
The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rate.

	2005 compared to 2004			2004 compared to 2003
	Increase (decrease)			Increase (decrease)
	due to:			due to:
	Volume(1)	Rate(1)	Net	Volume(1)	Rate(1)	Net
	(Dollars in thousands)
Interest income:
Loans	$2,308	$4,773	$7,081	$3,717	$(2,133)	$1,584
Taxable securities	1,090	(74)	1,016	(361)	(274)	(635)
Nontaxable securities	(123)	(30)	(153)	(360)	(10)	(370)
Federal funds sold	501	149	650	(32)	20	(12)
Interest-bearing deposits in other banks	4	4	8	(2)	4	2

Total interest- earning assets	$3,780	$4,822	$8,602	$2,962	$(2,393)	$569

Interest expense:
Savings and interest- bearing demand accounts	$170	$640	$810	$51	$(218)	$(167)
Certificates of deposit	683	448	1,131	(263)	(758)	(1,021)
Federal Home Loan Bank advances	118	215	333	604	42	646
Securities sold under repurchase agreements	26	217	243	(2)	27	25
Federal funds purchased	(10)	—	(10)	10	—	10
Note payable	(35)	141	106	(43)	(7)	(50)
Subordinated debentures	531	264	795	259	42	301
U.S. Treasury demand notes payable	1	19	20	(2)	4	2

Total interest- bearing liabilities	$1,484	$1,944	$3,428	$614	$(868)	$(254)

Net interest income	$2,296	$2,878	$5,174	$2,348	$(1,525)	$823

(1)	The change in interest income and interest expense due to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.

Liquidity and Capital Resources
Citizens maintains a conservative liquidity position. Within the security portfolio, all but $8 of securities are classified as available for sale. At December 31, 2005, securities with maturities of one year or less totaled $59,898, or 47.5% of the total security portfolio. The available for sale portfolio helps to provide the Corporation with the ability to meet its funding needs. The Consolidated Statements of Cash Flows contained in the consolidated financial statements detail the Corporation’s cash flows from operating activities resulting from net earnings.
Cash from operations for 2005 was $8,597. This includes net income of $6,659 plus net adjustments of cash from operating activities of $1,938 to reconcile net earnings to net cash provided by operations. The primary use of cash in operations is the originating of loans for sale. The primary addition to cash from operating activities is the sale of the loans sold. Cash from investing activities was $40,666 in 2005, resulting from security purchases and increases in fed funds sold, which was more than offset by maturities, prepayments and sales of securities, and the payments received from the loan portfolio. Cash used by financing activities in 2005 totaled $54,663. The primary uses of cash in financing activities include the run-off of deposits, the payment of dividends, and the payment of short-term FHLB advances. The cash from financing activities included the FHLB long-term borrowings and the proceeds from the issuance of subordinated debentures. Cash from operating and investing activities was less than cash used by financing activities by $5,400, which resulted in a decrease in cash and cash equivalents to $20,261.
Future loan demand of Citizens can be funded by increases in deposit accounts, proceeds from payments on existing loans, the maturity of securities, the issuances of trust preferred obligations, and the sale of securities classified as available for sale. Additional sources of funds may also come from borrowing in the Federal Funds market and/or borrowing from the Federal Home Loan Bank (FHLB). As of December 31, 2005, Citizens had total credit availability with the FHLB of $94,773 of which $30,539 was outstanding.
Future loan demand of Mr. Money can be funded by proceeds from payments on existing loans, sales of existing loans on the secondary market as well as borrowings from affiliates or other institutions. On a separate entity basis, the Corporation’s primary source of funds is dividends paid primarily by Citizens. Generally, subject to applicable minimum capital requirements, Citizens may declare a dividend without the approval of the State of Ohio Department of Commerce, Division of Financial Institutions, provided the total dividends in a calendar year do not exceed the total of its profits for that year combined with its retained profits for the two preceding years. In 2005, Citizens paid $20,269 in dividends to the Corporation. A special dividend of $15,000 was paid in the fourth quarter to provide funding for the tender offer disclosed Note 23 to the consolidated financial statements. This $15,000 dividend required pre-approval from the regulators, which they granted, to pay this dividend. The purpose of the non-special dividends was to accumulate cash at the Corporation to be used for general corporate purposes including the repurchase of its common shares. Dividends from the affiliates can also be used to fund the payment on the line of credit at LaSalle Bank, NA. The amount of unrestricted dividends available to be paid by Citizens to the Corporation was approximately $0 at December 31, 2005. Management believes the future earnings of Citizens will be sufficient to support anticipated asset growth at Citizens and provide funds to the Corporation to continue paying dividends at their current level.
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

Capital Adequacy
The Corporation’s policy is, and always has been, to maintain its capital levels above the well capitalized regulatory standards. Under the regulatory capital standards, total capital has been defined as Tier I (core) capital and Tier II (supplementary) capital. The Corporation’s Tier I capital includes shareholders’ equity (net of unrealized security gains and losses) and subordinated debentures (subject to certain limits) while Tier II capital also includes the allowance for loan losses. The definition of risk-adjusted assets has also been modified to include items both on and off the balance sheet. Each item is then assigned a risk weight or risk adjustment factor to determine ratios of capital to risk adjusted assets. The standards require that total capital (Tier I plus Tier II) be a minimum of 8.0% of risk-adjusted assets, with at least 4.0% being in Tier I capital. To be well capitalized, a company must have a minimum of 10.0% of risk adjusted assets, with at least 6.0% being Tier I capital. The Corporation’s ratios as of December 31, 2005 and 2004 were 16.1% and 15.5% respectively for total risk-based capital, and 12.6% and 13.7% respectively for Tier I risk-based capital.
Additionally, the Federal Reserve Board has adopted minimum leverage-capital ratios. These standards were established to supplement the previously issued risk based capital standards. The leverage ratio standards use the existing Tier I capital definition, but the ratio is applied to average total assets instead of risk-adjusted assets. The standards require that Tier I capital be a minimum of 4.0% of total average assets for high rated entities such as the Corporation and a minimum of 5.0% of total average assets to be well capitalized. The Corporation’s leverage ratio was 9.2% and 10.0% at December 31, 2005 and 2004.
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
Fair Value of Financial Instruments
The Corporation has disclosed the estimated fair value of its financial instruments at December 31, 2005 and 2004 in Note 19 to the consolidated financial statements. The fair value of the Corporation’s financial instruments generally decreased relative to their carrying values in 2005 as a result of an increase in the general level of longer-term interest rates. The fair value of loans at December 31, 2005 was 97.7% of the carrying value compared to 101.2% at December 31, 2004. The fair value of deposits at December 31, 2005 was 99.5% of the carrying value compared to 99.8% at December 31, 2004.

Contractual Obligations
The following table represents significant fixed and determinable contractual obligations of the Corporation as of December 31, 2005.

	One year	One to	Three to	Over five
Contractual Obligations	or less	three years	five years	years	Total
Deposits without a stated maturity	$353,371	$—	$—	$—	$353,371
Certificates of deposit	134,210	81,802	4,597	3,125	223,734
FHLB advances, securities sold under agreements to repurchase and U.S. Treasuryinterest- bearing demand note	48,996	310	96	—	49,402
Subordinated debentures (1)	—	—	—	25,000	25,000
Long-term debt	1,000	6,000	—	—	7,000
Operating leases	161	169	14	—	344

(1)	The subordinated debentures consist of $5,000, $7,500, and $12,500 debentures. See Note 12 for additional information.
The Corporation has retail repurchase agreements with clients within its local market areas. These borrowings are collateralized with securities owned by the Corporation. See Note 10 to the consolidated financial statements for further detail. The Corporation also has a cash management advance line of credit and outstanding letters of credit with the FHLB. For further discussion, refer to Note 9 to the consolidated financial statements. The long-term debt consists of borrowing from a secured borrowing agreement with LaSalle Bank, NA. See Note 11 to the consolidated financial statements for the terms of this borrowing.
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
The Federal Reserve Board, together with the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, adopted a Joint Agency Policy Statement on interest-rate risk, effective June 26, 1996. The policy statement provides guidance to examiners and bankers on sound practices for managing interest-rate risk, which will form the basis for ongoing evaluation of the adequacy of interest-

rate risk management at supervised institutions. The policy statement also outlines fundamental elements of sound management that have been identified in prior Federal Reserve guidance and discusses the importance of these elements in the context of managing interest-rate risk. Specifically, the guidance emphasizes the need for active board of director and senior management oversight and a comprehensive risk-management process that effectively identifies, measures, and controls interest-rate risk. Financial institutions derive their income primarily from the excess of interest collected over interest paid. The rates of interest an institution earns on its assets and owes on its liabilities generally are established contractually for a period of time. Since market interest rates change over time, an institution is exposed to lower profit margins (or losses) if it cannot adapt to interest-rate changes. For example, assume that an institution’s assets carry intermediate- or long-term fixed rates and that those assets were funded with short-term liabilities. If market interest rates rise by the time the short-term liabilities must be refinanced, the increase in the institution’s interest expense on its liabilities may not be sufficiently offset if assets continue to earn at the long-term fixed rates. Accordingly, an institution’s profits could decrease on existing assets because the institution will have either lower net interest income or, possibly, net interest expense. Similar risks exist when assets are subject to contractual interest-rate ceilings, or rate sensitive assets are funded by longer-term, fixed-rate liabilities in a decreasing-rate environment.
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
The following table provides information about the Corporation’s financial instruments that are sensitive to changes in interest rates as of December 31, 2005 and 2004, based on certain prepayment and account decay assumptions that management believes are reasonable. The Corporation had no derivative financial instruments or trading portfolio as of December 31, 2005 or 2004. Expected maturity date values for interest-bearing core deposits were calculated based on estimates of the period over which the deposits would be outstanding. The Corporation’s borrowings were tabulated by contractual maturity dates and without regard to any conversion or repricing dates.
Net Portfolio Value

	December 31, 2005			December 31, 2004
Change in	Dollar	Dollar	Percent	Dollar	Dollar	Percent
Rates	Amount	Change	Change	Amount	Change	Change
+200bp	$90,619	$(15,108)	-14%	$93,190	$(6,159)	-6%
+100bp	100,427	(5,300)	-5%	96,222	(3,127)	-3%
Base	105,727	—	—	99,349	—	—
-100bp	108,052	2,325	2%	100,832	1,483	1%
-200bp	108,427	2,700	3%	101,589	2,240	2%
The change we see in the base from December 31, 2004 to December 31, 2005, is the result of the fair value of assets increasing more than liabilities. This change was influenced by both the ongoing flat yield curve and the makeup of the Corporation’s asset portfolio. A rise in rates of 200 basis points would cause the fair value of assets to fall faster than liabilities, which results in the net portfolio value decreasing.
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
Management completes a similar process as above when the Corporation is in its due diligence phase of a pending merger. The allowance for loan losses at the target bank is evaluated for adequacy based on the same factors as used in the Corporations’ own allowance calculation. Upon completion of the merger, this process is repeated and any excess or deficiency in the allowance is recognized.
Note 1 and Note 4 in the Notes to Consolidated Financial Statements provide additional information regarding Allowance for Loan Losses.

This page left blank intentionally.

Management’s Report on Internal Control over Financial Reporting
First Citizens Banc Corp is responsible for the preparation, integrity, and fair presentation of the consolidated financial statements included in this annual report. The consolidated financial statements and notes included in this annual report have been prepared in conformity with United States generally accepted accounting principles and necessarily include some amounts that are based on management’s best estimates and judgments.
We, as management of First Citizens Banc Corp, are responsible for establishing and maintaining effective internal control over financial reporting that is designed to produce reliable financial statements in conformity with United States generally accepted accounting principles. The system of internal control over financial reporting as it relates to the financial statements is evaluated for effectiveness by management and tested for reliability through a program of internal audits. Actions are taken to correct potential deficiencies as they are identified. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation.
Management assessed the Corporation’s system of internal control over financial reporting as of December 31, 2005, in relation to criteria for effective internal control over financial reporting as described in “Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2005, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control – Integrated Framework”. Crowe Chizek and Company LLC, independent registered public accounting firm, has issued an attestation report on management’s assessment of the Corporation’s internal control over financial reporting.

David A. Voight	Todd A. Michel
President, Chief Executive Officer	Senior Vice President, Controller
Sandusky, Ohio
March 3, 2006

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting
We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that First Citizens Banc Corp. (the “Company”) maintained effective internal control over financial reporting as of December 31, 2005, based on Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). First Citizens Banc Corp.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, management’s assessment that First Citizens Banc Corp. maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, First Citizens Banc Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of First Citizens Banc Corp. as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005 and our report dated February 15, 2006 expressed an unqualified opinion on those consolidated financial statements.

Crowe Chizek and Company LLC
Cleveland, Ohio
February 15, 2006

Report of Independent Registered Public Accounting Firm on Financial Statements
Board of Directors and Shareholders
First Citizens Banc Corp
Sandusky, Ohio
We have audited the accompanying consolidated balance sheets of First Citizens Banc Corp. as of December 31, 2005 and 2004, and the related statements of income, stockholders’ equity and cash flows for the three years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Citizens Banc Corp. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the three years then ended, in conformity with U.S. generally accepted accounting principles.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the First Citizen Banc Corp.’s internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 15, 2006 expressed an unqualified opinion thereon.
Crowe Chizek and Company LLC
Cleveland, Ohio
February 15, 2006

FIRST CITIZENS BANC CORP
CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004
(In thousands, except share data)

	2005	2004
ASSETS
Cash and due from financial institutions	$20,261	$25,661
Federal funds sold	25,510	9,947
Securities available for sale	126,126	154,468
Securities held to maturity (Fair value of $8 in 2005 and $11 in 2004)	8	11
Loans held for sale	—	8,886
Loans, net of allowance of $9,212 and $11,706	514,770	556,188
Other securities	10,540	8,972
Premises and equipment, net	12,151	11,824
Premises and equipment, held for sale, net	—	179
Accrued interest receivable	4,395	4,526
Goodwill	26,093	26,093
Customer relationship intangibles	3,965	4,698
Other assets	7,117	6,057

Total assets	$750,936	$817,510

LIABILITIES
Deposits
Noninterest-bearing	$98,314	$104,873
Interest-bearing	478,791	542,172

Total deposits	577,105	647,045
Federal Home Loan Bank advances	30,539	30,855
Securities sold under agreements to repurchase	16,472	12,712
U. S. Treasury interest-bearing demand note payable	2,391	1,755
Notes payable	7,000	8,000
Subordinated debentures	25,000	25,000
Accrued expenses and other liabilities	5,319	3,930

Total liabilities	663,826	729,297

SHAREHOLDERS’ EQUITY
Common stock, no par value, 10,000,000 shares authorized, 6,112,264 shares issued	68,430	68,430
Retained earnings	27,939	27,781
Treasury stock, 310,862 and 304,862 shares at cost	(7,623)	(7,494)
Accumulated other comprehensive (loss)	(1,636)	(504)

Total shareholders’ equity	87,110	88,213

Total liabilities and shareholders’ equity	$750,936	$817,510

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2005, 2004 and 2003
(In thousands, except per share data)

	2005	2004	2003
Interest and dividend income
Loans, including fees	$36,710	$29,629	$28,045
Taxable securities	4,015	3,000	3,634
Tax-exempt securities	979	1,132	1,502
Federal funds sold and other	734	75	86

Total interest income	42,438	33,836	33,267
Interest expense
Deposits	8,209	6,267	7,456
Federal Home Loan Bank advances	1,002	669	23
Subordinated debentures	1,594	799	498
Other	786	428	440

Total interest expense	11,591	8,163	8,417

Net interest income	30,847	25,673	24,850
Provision for loan losses	1,123	1,805	1,944

Net interest income after provision for loan losses	29,724	23,868	22,906
Noninterest income
Computer center item processing fees	877	1,150	1,157
Service charges	3,563	3,386	3,087
Net gains (loss) on sale of securities	(13)	107	301
Net gain on sale of loans	93	151	631
Net loss on loans moved to HFS	—	(1,029)	—
ATM fees	682	566	518
Trust fees	1,083	839	418
Gain on Branch Sale	766	—	—
Other	787	1,031	1,612

Total noninterest income	7,838	6,201	7,724
Noninterest expense
Salaries and wages	11,905	9,556	9,609
Benefits	2,665	2,705	1,963
Net occupancy expense	1,543	1,374	1,236
Equipment expense	1,334	1,177	1,350
Contracted data processing	1,383	959	989
State franchise tax	1,026	788	761
Professional services	1,166	940	817
Amortization of intangible assets	733	498	494
Advertising expense	448	391	466
ATM expense	504	442	411
Stationery & supplies	502	454	442
Courier	636	415	322
Other operating expenses	4,084	3,633	4,065

Total noninterest expense	27,929	23,332	22,925

Income before income taxes	9,633	6,737	7,705
Income tax expense	2,974	1,924	2,138

Net income	$6,659	$4,813	$5,567

Earnings per common share, basic	$1.15	$0.92	$1.11

Earnings per common share, diluted	$1.15	$0.92	$1.10

Weighted average basic common shares	5,804,361	5,211,904	5,033,203

Weighted average diluted common shares	5,805,681	5,216,557	5,041,877

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31, 2005, 2004 and 2003
(In thousands, except per share data)

					Accumulated
					Other	Total
	Common Stock		Retained	Treasury	Comprehensive	Shareholders’
	Shares	Amount	Earnings	Stock	Income (Loss)	Equity
Balance, January 1, 2003	5,033,203	$47,370	$29,588	$(7,241)	$1,972	$71,689
Comprehensive Income:
Net Income			5,567			5,567
Change in minimum additional pension liability, net of tax					(525)	(525)
Change in unrealized gain/(loss) on securities available for sale, net of reclassification and tax effects					(1,063)	(1,063)

Total comprehensive income						3,979
Cash dividends ($1.30 per share)			(6,543)			(6,543)

Balance, December 31, 2003	5,033,203	47,370	28,612	(7,241)	384	69,125
Comprehensive Income:
Net Income			4,813			4,813
Change in minimum additional pension liability, net of tax					393	393
Change in unrealized gain/(loss) on securities available for sale, net of reclassification and tax effects					(1,281)	(1,281)

Total comprehensive income						3,925
Cash dividends ($1.08 per share)			(5,644)			(5,644)
Issuance of common stock for merger, net of issuance costs	785,823	21,060				21,060
Purchase of treasury stock, at cost	(11,624)			(253)		(253)

Balance, December 31, 2004	5,807,402	68,430	27,781	(7,494)	(504)	88,213
Comprehensive Income:
Net Income			6,659			6,659
Change in minimum additional pension liability, net of tax					(14)	(14)
Change in unrealized gain/(loss) on securities available for sale, net of reclassification and tax effects					(1,118)	(1,118)

Total comprehensive income						5,527
Cash dividends ($1.12 per share)			(6,501)			(6,501)
Purchase of treasury stock, at cost	(6,000)			(129)		(129)

Balance, December 31, 2005	5,801,402	$68,430	$27,939	$(7,623)	$(1,636)	$87,110

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2005, 2004 and 2003
(In thousands, except per share data)

	2005	2004	2003
Cash flows from operating activities
Net income	$6,659	$4,813	$5,567
Adjustments to reconcile net income to net cash from operating activities
Security amortization, net of accretion	888	(742)	317
Depreciation	1,022	987	997
Amortization of intangible assets	733	498	494
Amortization of and valuation allowance on servicing rights	(14)	38	307
Net realized (gain) loss on sale of securities	13	(107)	(301)
FHLB stock dividends	(355)	(232)	(229)
Provision for loan losses	1,123	1,805	1,944
Loans originated for sale	(2,516)	(4,100)	(20,543)
Proceeds from sale of loans	1,990	3,381	18,020
Gain on sale of loans	(93)	(151)	(631)
Loss on loans transferred to HFS	—	1,029	—
Loss on sale of OREO properties	60	31	47
Deferred income taxes	581	110	66
Change in
Net deferred loan fees	(205)	207	(86)
Accrued interest receivable	131	968	652
Other assets	(3,371)	(2,885)	2,926
Accrued interest, taxes and other expenses	1,951	386	(436)

Net cash from operating activities	8,597	6,036	9,111

Cash flows from investing activities
Cash paid in bank acquisition, net of cash received	—	(7,585)	—
Cash paid in branch sale	(11,303)	—	—
Securities available for sale
Maturities, prepayments and calls	37,233	75,438	73,601
Purchases	(11,486)	(42,201)	(36,690)
Sales	—	243	7,124
Securities held for maturity
Maturities, prepayments and calls	3	3	28
Purchases of FRB stock	(1,213)	—	(230)
Loan originations, net of loan payments	34,042	(16,624)	(45,006)
Loans sold from HFS portfolio	9,505	—	—
Proceeds from sale of OREO properties	797	422	240
Property and equipment expenditures	(1,349)	(632)	(3,259)
Change in federal funds sold	(15,563)	4,860	12,700

Net cash from investing activities	40,666	13,924	8,508

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
Years ended December 31, 2005, 2004 and 2003
(In thousands, except per share data)

	2005	2004	2003
Cash flows from financing activities
Change in deposits	(51,113)	(28,690)	(29,727)
Repayment of Federal Home Loan Bank advances	(316)	(54)	(183)
Net change in short-term FHLB advances	—	(18,975)	18,975
Net change in long-term FHLB advances	—	30,000	—
Change in securities sold under repurchase agreements	3,760	(4,982)	(1,394)
Change in U.S. Treasury interest-bearing notes payable	636	816	(4,061)
Change in short-term note payable	(1,000)	(1,000)	(3,000)
Repayment of long-term note payable	—	—	(1,000)
Cash dividends paid	(6,501)	(5,644)	(6,543)
Net proceeds from issuance of subordinated debentures	—	12,500	7,500
Purchase of treasury stock	(129)	(253)	—

Net cash from financing activities	(54,663)	(16,282)	(19,433)

Net change in cash and due from banks	(5,400)	3,678	(1,814)
Cash and due from banks at beginning of year	25,661	21,983	23,797

Cash and due from banks at end of year	$20,261	$25,661	$21,983

Supplemental cash flow information:
Interest paid	11,584	8,263	8,729
Income taxes paid	2,520	2,374	2,385

Supplemental non-cash disclosures:
Transfer of loans from portfolio to held for sale	$—	$8,886	$4,167
Transfer of loans from portfolio to other real estate owned	238	1,130	119
Change in minimum additional pension liability, net of intangible for prior service cost	14	(602)	791
Fixed assets transferred to held for sale	—	179	—

Fair value of assets acquired in FNB acquisition		$193,861
Common stock issued for acquisition		(21,060)

Total liabilities assumed		172,801

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Amounts in thousands, except share data)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The following is a summary of the accounting policies adopted by First Citizens Banc Corp, which have a significant effect on the financial statements.
Consolidation Policy: The consolidated financial statements include the accounts of First Citizens Banc Corp (FCBC) and its wholly-owned subsidiaries, The Citizens Banking Company (Citizens), First Citizens Bank (First Citizens), SCC Resources, Inc. (SCC), R. A. Reynolds Appraisal Service, Inc. (Reynolds), Mr. Money Finance Company (Mr. Money), First Citizens Title Insurance Agency Inc. (Title Agency), First Citizens Insurance Agency Inc. (Insurance Agency), and Water Street Properties, Inc. (Water St.) together referred to as the Corporation. Reynolds was sold from the Corporation on July 1, 2005, but its income and expenses through June 30, 2005 is included in the consolidated financial statements. On October 15, 2005, First Citizens was merged into Citizens and First Citizens income and balance sheet items are included in the consolidated financial statements. Intercompany balances and transactions are eliminated in consolidation.
Nature of Operations: The Corporation provides financial services through its offices in the Ohio counties of Erie, Crawford, Huron, Marion, Ottawa, and Richland. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments that potentially represent concentrations of credit risk include deposit accounts in other financial institutions and Federal Funds sold. In 2005, SCC provided item processing for eight financial institutions in addition to the Citizens. SCC accounted for 1.8% of the Corporation’s total revenues. Reynolds provided real estate appraisal services for lending purposes to the subsidiary banks and other financial institutions. Reynolds accounted for less than 1.0% of total Corporation revenues at the time of its sale. Mr. Money provides consumer finance loans and real estate loans that Citizens would not normally provide to B and C credits at a rate commensurate with the risk and accounted for approximately 2.0% of the Corporation’s total revenue. First Citizens Title Insurance Agency Inc. was formed to provide customers with a seamless mortgage product with improved service. First Citizens Insurance Agency Inc. was formed to allow the Corporation to participate in commission revenue generated through its third party insurance agreement. Insurance commission revenue is less than 1.0% of total revenue for the year ended December 31, 2005. Water Street Properties, Inc. was formed to hold repossessed assets of FCBC’s subsidiaries. Water St. revenue was less than 1% of total revenue for the year ended December 31, 2005.
Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments, and pension obligations are particularly subject to change.
Cash Flows: Cash and cash equivalents include cash on hand and demand deposits with financial institutions. Net cash flows are reported for federal funds purchased or sold, customer loan transactions, deposit transactions, securities sold under agreements to repurchase and other short-term borrowings.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Amounts in thousands, except share data)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Securities: Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be sold before maturity. Equity securities with readily determinable fair values are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as Federal Home Loan Bank (FHLB) stock, Federal Reserve Bank (FRB) stock, Farmer Mac stock (FMS), Bankers’ Bancshares Inc. (BB) stock, and Norwalk Community Development Corp (NCDC) stock are carried at cost.
Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold using the specific identification method.
Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Corporation’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.
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
Interest income is reported on the interest method and includes amortization of net deferred loan fees over the loan term. Interest income on real estate loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Interest income on commercial loans is also discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Interest income on consumer loans is discontinued when management determines future collection is unlikely. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.
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
December 31, 2005, 2004 and 2003
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
A loan is impaired when full payment under the loan terms is not expected. Smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the estimated fair value of collateral if repayment is expected solely from the collateral. If the collateral is greater than the outstanding balance of the loan, no specific allowance is allocated for the loan.
Premises and Equipment: Land is carried at cost. Buildings and improvements and furniture and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both accelerated and straight-line methods over the estimated useful life of the asset, ranging from three to seven years for furniture and equipment and seven to fifty years for buildings and improvements.
Other Real Estate: Other real estate acquired through or instead of loan foreclosure is initially recorded at fair value when acquired, establishing a new cost basis. Any reduction from carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair value is recognized in a valuation allowance by a charge to income. Other real estate owned included in other assets totaled approximately $1,294 at December 31, 2005 and $1,577 at December 31, 2004.
Servicing Rights: Servicing rights are recognized as assets for the allocated value of retained servicing rights on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance to the extent that fair value is less than the capitalized asset for the grouping.
Goodwill and Other Intangible Assets: Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.
Other intangible assets consist of core deposit intangible assets and a non-compete agreement arising from whole bank and branch acquisitions. The core deposit intangible assets are measured at fair value and then amortized on an accelerated method over their estimated useful lives, which range from ten to twelve years. The non-compete agreement is amortized on a straight-line basis over its term of two years and was fully amortized at December 31, 2004.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
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

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Amounts in thousands, except share data)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	2005	2004	2003
Net income as reported	$6,659	$4,813	$5,567
Deduct: Stock-based compensation expense determined under fair value based method	62	79	64

Pro forma net income	$6,597	$4,734	$5,503

Basic earnings per share as reported	$1.15	$0.92	$1.11
Pro forma basic earnings per share	1.14	0.91	1.09

Diluted earnings per share as reported	$1.15	$0.92	$1.10
Pro forma diluted earnings per share	1.14	0.91	1.09
The pro forma effects are computed using option pricing models, utilizing the following weighted-average assumptions as of grant date. No options were granted during 2004 or 2005.

	2003	2002
Risk-free interest rate	3.98%	4.77%
Expected option life	10 years	10 years
Expected stock price volatility	22.62%	19.37%
Dividend yield	2.97%	4.44%
Calculated fair value	$8.23	$3.33
On November 15, 2005, the Board approved the vesting of all unvested stock options awarded to eligible employees under the First Citizens Banc Corp 2000 Stock Option and Stock Appreciation Rights Plan (the “Plan”). As a result of the acceleration, unvested options to acquire 13,300 shares of the Corporation’s common stock granted in 2003 to certain executive officers, which otherwise would have vested on April 15, 2006, became immediately exercisable. The accelerated options have exercise prices of $35.00 which was greater than the market value of the Company’s common stock at the time of acceleration.
The Corporation’s decision to accelerate the vesting of these options was related to the Financial Accounting Standards Board issuance of Statement of Financial Accounting Standard No. 123 (revised 2004), Share Based Payment (“FAS 123R”). Under current guidance, the Corporation will adopt FAS 123R on January 1, 2006 and believes the above-mentioned acceleration of vesting will reduce the compensation expense related to its Stock Option Plan in 2006. The Corporation believes that, because the options to be accelerated have exercise prices in excess of the current market price of the common stock, the options have limited economic value at this time, and recognition of an expense would overstate the compensation value.
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
December 31, 2005, 2004 and 2003
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
Restrictions on Cash: Citizens is required to maintain certain daily reserve balances on hand in accordance with Federal Reserve Board requirements. The average reserve balance maintained in accordance with such requirements at December 31, 2005 and 2004 approximated $5,024 and $10,176. The decrease in requirements is due to Citizens reclassifying certain deposit products as savings accounts which require no reserve requirement with the Federal Reserve. These balances do not earn interest.
Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by Citizens to FCBC or by FCBC to shareholders. These restrictions pose no practical limit on the ability of Citizens or FCBC to pay dividends at historical levels.
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
Effect of Newly Issued But Not Yet Effective Accounting Standards
FAS 123, Revised, requires companies to record compensation cost for stock options provided to employees in return for employment service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employment service period, which is normally the vesting period of the options. This will apply to awards granted or modified in fiscal years beginning in 2006. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Amounts in thousands, except share data)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted.
Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted.
Financial Statement Presentation: Certain items in the 2003 and 2004 financial statements have been reclassified to conform to the 2005 presentation.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Amounts in thousands, except share data)

NOTE 2 — SECURITIES
The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows.

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses
2005
U.S. Treasury securities and obligations of U.S. government agencies	$97,815	$—	$(1,531)
Corporate bonds	—	—	—
Obligations of states and political subdivisions	22,809	247	(89)
Mortgage-back securities	5,021	11	(117)

Total debt securities	125,645	258	(1,737)
Equity securities	481	—	—

Total	$126,126	$258	$(1,737)

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses
2004
U.S. Treasury securities and obligations of U.S. government agencies	$118,100	$8	$(561)
Corporate bonds	512	—	(12)
Obligations of states and political subdivisions	26,964	765	(10)
Mortgage-back securities	8,411	66	(41)

Total debt securities	153,987	839	(624)
Equity securities	481	—	—

Total	$154,468	$839	$(624)

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Amounts in thousands, except share data)

NOTE 2 – SECURITIES (Continued)
The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows.

		Gross	Gross
	Carrying	Unrecognized	Unrecognized	Fair
	Amount	Gains	Losses	Value
2005
Mortgage-backed securities	$8	$—	$—	$8

2004
Mortgage-backed securities	$11	$—	$—	$11

The fair value of securities and carrying amount, if different, at year end 2005 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Held to maturity		Available for sale
	Amortized Cost	Fair Value	Fair Value
Due in one year or less	$—	$—	$59,898
Due from one to five years	—	—	55,358
Due from five to ten years	—	—	3,040
Due after ten years	—	—	2,328
Mortgage-backed	8	8	5,021
Equity securities	—	—	481

Total	$8	$8	$126,126

Securities with a carrying value of $107,459 and $96,513 were pledged as of December 31, 2005 and 2004, to secure public deposits and other deposits and liabilities as required or permitted by law.
Proceeds from sales of securities, gross realized gains and gross realized losses were as follows.

	2005	2004	2003
Sale proceeds	$—	$243	$7,124
Gross realized gains	—	104	292
Gross realized losses	(10)	—	—
Gains (losses) from securities called or settled by the issuer	(3)	3	9

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Amounts in thousands, except share data)

NOTE 2 – SECURITIES (Continued)
Debt securities with unrealized losses at year end 2005 and 2004 not recognized in income are as follows.

2005	12 Months or less		More than 12 months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
U.S. Treasury securities and	$23,522	$332	$74,293	$1,199	$97,815	$1,531
obligations of U.S. government agencies Corporate bonds	—	—	—	—	—	—
Obligations of states and political subdivisions	5,101	48	1,994	41	7,095	89
Mortgage-backed securities	3,740	117	—	—	3,740	117

Total temporarily impaired	$32,363	$497	$76,287	$1,240	$108,650	$1,737

2004	12 Months or less		More than 12 months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
U.S. Treasury securities and	$108,096	$526	$5,896	$35	$113,992	$561
obligations of U.S. government agencies Corporate bonds	—	—	512	12	512	12
Obligations of states and political subdivisions	2,907	9	750	1	3,657	10
Mortgage-backed securities	6	—	4,021	41	4,027	41

Total temporarily impaired	$111,009	$535	$11,179	$89	$122,188	$624

Unrealized losses on securities have not been recognized into income because the issuers’ bonds are of high credit quality, management has the intent and ability to hold these securities for the foreseeable future, and the decline in fair value is largely due to increase in market interest rates. The fair value is expected to recover as the securities approach their maturity date or reset date.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Amounts in thousands, except share data)

NOTE 3 — LOANS
Loans at year-end were as follows.

	2005	2004
Commercial and agricultural	$65,903	$76,469
Commercial real estate	195,983	202,616
Residential real estate	206,411	228,467
Real estate construction	29,712	25,315
Consumer	25,268	32,807
Credit card and other	632	1,213
Leases	615	1,723

Total Loans	524,524	568,610
Allowance for loan losses	(9,212)	(11,706)
Net deferred loan fees	(542)	(711)
Unearned interest	—	(5)

Net loans	$514,770	$556,188

Loans to directors and executive officers, including their immediate families and companies in which they are principal owners during 2005 were as follows.

Balance — January 1, 2005	$4,086
New loans and advances	1,164
Repayments	(801)
Effect of changes in related parties	314

Balance — December 31, 2005	$4,763

Deposits from principal officers, directors, and their affiliates at year-end 2005 and 2004 were $7,589 and $8,667.
NOTE 4 — ALLOWANCE FOR LOAN LOSSES
A summary of the activity in the allowance for loan losses was as follows.

	2005	2004	2003
Balance — January 1	$11,706	$6,308	$6,325
Provision for loan losses	1,123	1,805	1,944
Balance from acquisition	—	5,746	—
Loans charged-off	(5,706)	(2,888)	(2,356)
Recoveries	2,089	735	395

Balance — December 31	$9,212	$11,706	$6,308

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Amounts in thousands, except share data)

NOTE 4 — ALLOWANCE FOR LOAN LOSSES (Continued)
Impaired loans were as follows.

	2005	2004
Year-end loans with no allocated allowance for loan losses	$—	$—
Year-end loans with allocated allowance for loan losses	13,669	15,430
Amount of allowance for loan losses allocated	4,827	5,910

	2005	2004	2003
Average balance of impaired loans during year	$16,593	$8,724	$6,768
Interest income recognized during impairment	530	471	409
Interest income recognized on a cash basis	530	471	409

Nonperforming loans were as follows.

	2005	2004
Loans past due over 90 days still on accrual	$331	$318
Nonaccrual loans	14,401	8,273
Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Amounts in thousands, except share data)

NOTE 5 – SERVICING RIGHTS
Activity for capitalized mortgage servicing rights and the related valuation allowance follows.

	2005	2004	2003
Servicing rights:
Beginning of year	$285	$342	$292
Additions	14	36	218
Amortized to expense	(81)	(93)	(168)
Direct write-downs	—	—	—

End of year	$218	$285	$342

Valuation allowance:
Beginning of year	$(84)	$(139)	$—
Additions expensed	—	—	(139)
Reductions credited to expense	68	55	—

End of year	$(16)	$(84)	$(139)

The fair value of servicing rights at year-end 2005 and 2004 were $202 and $201. The fair value of MSR’s was estimated by calculating the present value of estimated future net servicing cash flows, taking into consideration actual and expected mortgage loan prepayment rates, discount rates, servicing costs, and other economic factors. Currently, a third party consultant for the Corporation completes this calculation on a quarterly basis. The total balance of serviced loans at year-end 2005 was $29,191 compared to $32,890 year-end 2004.
NOTE 6 — PREMISES AND EQUIPMENT
Year-end premises and equipment were as follows.

	2005	2004
Land and improvements	$2,033	$1,819
Buildings and improvements	13,797	13,443
Furniture and equipment	12,553	12,037

Total	28,383	27,299
Accumulated depreciation	(16,232)	(15,475)

Premises and equipment, net	$12,151	$11,824

Depreciation expense was $1,022, $987, and $997 for 2005, 2004, and 2003.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Amounts in thousands, except share data)

NOTE 6 — PREMISES AND EQUIPMENT (Continued)
Rent expense was $229, $255 and $276 for 2005, 2004, and 2003. Rent commitments under non-cancelable operating leases were as follows, before considering renewal options that generally are present.

2006	$172
2007	152
2008	39
2009	25

Total	$388

The rent commitments listed above are primarily for the leasing of four banking branches of Citizens.
NOTE 7 – GOODWILL AND INTANGIBLE ASSETS
The change in the carrying amount of goodwill for the years ended December 31, 2005 and December 31, 2004 is as follows.

	2005	2004
Beginning of year	$26,093	$15,052
Acquired goodwill	—	11,041
Impairment	—	—

End of year	$26,093	$26,093

Acquired Intangible Assets
Acquired intangible assets were as follows as of year end.

	2005		2004
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Customer relationship intangibles	$6,425	$2,460	$6,425	$1,727

Aggregate amortization expense was $733, $498 and $494 for 2005, 2004, and 2003.
Estimated amortization expense for each of the next five years and thereafter is as follows.

2006	$673
2007	644
2008	622
2009	476
2010	444
Thereafter	1,106

$3,965

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Amounts in thousands, except share data)

NOTE 8 — INTEREST-BEARING DEPOSITS
Interest-bearing deposits as of December 31, 2005 and 2004 were as follows.

	2005	2004
Demand	$87,992	$95,133
Statement and passbook savings	167,065	197,923
Certificates of deposit:
In excess of $100,000	41,745	49,734
Other	149,101	163,405
Individual Retirement Accounts	32,888	35,977

Total	$478,791	$542,172

Scheduled maturities of certificates of deposit at December 31, 2005 were as follows.

2006	$116,986
2007	48,577
2008	18,384
2009	3,350
2010	435
Thereafter	3,114

Total	$190,846

NOTE 9 — FEDERAL HOME LOAN BANK ADVANCES
The Corporation has a $40 million cash management advance line of credit with the Federal Home Loan Bank. The Corporation had no advances outstanding on this line as of December 31, 2005 and December 31, 2004.
The Corporation has fixed-rate mortgage-matched advances from the Federal Home Loan Bank. Mortgage-matched advances are utilized to fund specific fixed-rate loans with certain prepayment of principal permitted without penalty.
At year-end 2005 and 2004, advances from the Federal Home Loan Bank were as follows.

	2005	2004
Maturities October 2005 through June 2010, with fixed-rates ranging from 3.03% to 7.9%, averaging 5.78% in 2005 and 5.86% in 2004	$30,539	$30,855

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Amounts in thousands, except share data)

NOTE 9 — FEDERAL HOME LOAN BANK ADVANCES (Continued)
Scheduled principal reduction of FHLB loans at December 31, 2005 were as follows.

2006	$30,133
2007	150
2008	160
2009	89
2010	7

Total	$30,539

In addition to the borrowings, the Corporation has outstanding letters of credit with the Federal Home Loan Bank totaling $11,600 at year-end 2005 and year-end 2004 used for pledging against public funds. Federal Home Loan Bank borrowings and the letters of credit are collateralized by Federal Home Loan Bank stock and by $56,904 and $57,314 of residential mortgage loans under a blanket lien arrangement at year-end 2005 and 2004.
NOTE 10 — OTHER BORROWINGS
Information concerning securities sold under agreements to repurchase and treasury tax and loan deposits was as follows.

	2005	2004
Average balance during the year	$14,988	$12,840
Average interest rate during the year	2.69%	1.07%
Maximum month-end balance during the year	$21,083	$21,270
Weighted average interest rate at year end	3.49%	1.64%
Securities underlying repurchase agreements had a fair value of $19,829 at December 31, 2005 and $13,546 at December 31, 2004.
NOTE 11 – NOTE PAYABLE
FCBC has a secured borrowing agreement with LaSalle Bank, NA for up to $12,000. The agreement is split into two pieces; a $5,000 secured revolving line of credit which matures July 26, 2006, and a $10,000 term loan, of which $3,000 has been paid down. The term loan matures July 30, 2007 and requires annual principal payments of $1,000 with a $6,000 balloon principal payment at maturity. At December 31, 2005, no amounts were outstanding on the line of credit balance and the term loan had a balance of $7,000. At December 31, 2004, no amounts were outstanding on the line of credit and the term loan was $8,000. The interest rate is three month LIBOR plus 1.75%, or 6.01% at December 31, 2005 and adjusts quarterly. The borrowings are secured by 100% of the common stock of Citizens.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Amounts in thousands, except share data)

NOTE 11 – NOTE PAYABLE (Continued)
Maturities over the next two years were as follows.

2006	$1,000
2007	6,000

Total	$7,000

NOTE 12 – SUBORDINATED DEBENTURES
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
The trusts are no longer consolidated with the Corporation.
NOTE 13 – INCOME TAXES
Income tax expense was as follows.

	2005	2004	2003
Current	$2,393	$1,814	$2,072
Deferred	581	110	66

Income tax expense	$2,974	$1,924	$2,138

Effective tax rates differ from the statutory federal income tax rate of 34% due to the following.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Amounts in thousands, except share data)

NOTE 13 – INCOME TAXES (Continued)
Effective tax rates differ from the statutory federal income tax rate of 34% due to the following.

	2005	2004	2003
Income taxes computed at the statutory federal tax rate	$3,275	$2,291	$2,620
Add (subtract) tax effect of
Nontaxable interest income, net of nondeductible interest expense	(321)	(372)	(481)
Dividends received deduction	(1)	(1)	(1)
Other	21	6	—

Income tax expense	$2,974	$1,924	$2,138

Tax expense attributable to security gains totaled $(4), $36 and $102 in 2005, 2004, 2003.
Year-end deferred tax assets and liabilities were due to the following.

	2005	2004
Deferred tax assets
Allowance for loan losses	$2,801	$3,405
Deferred compensation	580	555
Intangible assets	1,434	1,594
Deferred loan fees	161	152
Pension costs	294	215
Unrealized loss on securities available for sale	503	—
Other	6	7

Deferred tax asset	5,779	5,928

Deferred tax liabilities
Tax depreciation in excess of book depreciation	(727)	(836)
Discount accretion on securities	(32)	(8)
Purchase accounting adjustments	(1,580)	(1,708)
FHLB stock dividends	(1,368)	(1,236)
Unrealized gain on securities available for sale	—	(73)
Leases	(64)	(61)
Other	(69)	(69)

Deferred tax liability	(3,840)	(3,991)

Net deferred tax asset	$1,939	$1,937

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Amounts in thousands, except share data)

NOTE 14 — RETIREMENT PLANS
The Corporation sponsors a savings and retirement 401(k) plan, which covers all employees who meet certain eligibility requirements and who choose to participate in the plan. The matching contribution to the 401(k) plan was $124, $101 and $95 in 2005, 2004 and 2003.
The Corporation and its subsidiaries also sponsor a pension plan which is a noncontributory defined benefit retirement plan for all employees who have attained the age of 20 1/2, completed six months of service and work 1,000 or more hours per year. Annual payments, subject to the maximum amount deductible for federal income tax purposes, are made to a pension trust fund.
The Corporation uses a September 30 measurement date for its plan.
Information about the pension plan is as follows.

	2005	2004
Change in benefit obligation:
Beginning benefit obligation	$8,460	$8,013
Service cost	712	633
Interest cost	489	464
Actuarial (gain) loss	493	(159)
Benefits paid	(88)	(491)

Ending benefit obligation	10,066	8,460

Change in plan assets, at fair value:
Beginning plan assets	5,436	4,546
Actual return	569	344
Employer contribution	648	1,037
Benefits paid	(88)	(491)

Ending plan assets	6,565	5,436

Funded status	(3,502)	(3,025)
Unrecognized net actuarial loss	3,679	3,484
Unrecognized prior service cost	25	38
Unrecognized net transition asset at January 1, 1989 being recognized over 17 years	(20)	(99)
Minimum additional liability adjustment	(1,037)	(1,036)

Accrued benefit cost	$(855)	$(638)

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Amounts in thousands, except share data)

NOTE 14 — RETIREMENT PLANS (Continued)
Pension amounts recognized in the consolidated balance sheets were as follows.

	Pension Benefits
	2005	2004
Accrued benefit cost	$(855)	$(638)
Intangible assets	25	38
Accumulated other comprehensive income	(659)	(646)

Net amount recognized	$(1,489)	$(1,246)

The accumulated benefit obligation for the defined benefit pension plan was $7,419 in 2005 and $6,074 in 2004.
The components of net periodic pension expense were as follows.

	2005	2004	2003
Service cost	$712	$633	$455
Interest cost	489	464	423
Expected return on plan assets	(569)	(344)	(534)
Net amortization and deferral	231	145	344

Net	$863	$898	$688

Additional information
Increase/ (decrease) in minimum liability Included in other comprehensive income	$21	$(602)	$791
The weighted average assumptions used to determine benefit obligations at year-end were as follows.

	2005	2004	2003
Discount rate on benefit obligation	5.09%	5.47%	5.86%
Long-term rate of return on plan assets	7.00	7.00	7.00
Rate of compensation increase	3.00	3.00	3.00
The weighted average assumptions used to determine net periodic pension cost were as follows.

	2005	2004	2003
Discount rate on benefit obligation	5.09%	5.47%	7.00%
Long-term rate of return on plan assets	7.00	7.00	7.00
Rate of compensation increase	3.00	3.00	4.00

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Amounts in thousands, except share data)

NOTE 14 — RETIREMENT PLANS (Continued)
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
The Corporation’s pension plan asset allocation at year-end 2005, and 2004, target allocation for 2006, and expected long-term rate of return by asset category are as follows.

		Percentage of Plan		Weighted-
	Target	Assets		Average Expected
	Allocation	at Year-end		Long-Term Rate
Asset Category	2006	2005	2004	of Return
Equity securities	20-50%	50.3%	54.7%	10.8%
Debt securities	30-60	15.5	15.0	5.3
Money market funds	20-30	34.2	0.4	2.3
Stable fund		—	29.9	—

Total		100.0%	100.0%	7.0%

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
The Corporation expects to contribute $630 to its pension plan in 2006.
Expected benefit payments, which reflect expected future service, are as follows.

2006	$109
2007	190
2008	208
2009	246
20010	273
2011 thru 2015	2,436

Total	$3,462

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Amounts in thousands, except share data)

NOTE 15 – STOCK OPTIONS
Options to buy stock may be granted to directors, officers and employees under the stock option plan, which provides for issue of up to 225,000 options. Exercise price is the market price at date of grant, so there is no expense recognized in the income statement. The maximum option term is ten years, and options vest after three years.
A summary of the activity in the plan is as follows.

	2005		2004		2003
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	40,800	$25.44	46,700	$25.47	30,700	$20.50
Granted	—	—	—	—	16,000	35.00
Exercised	—	—	—	—	—	—
Forfeited	(1,800)	25.33	(5,900)	25.66	—	—

Outstanding at end of year	39,000	$25.44	40,800	$25.44	46,700	$25.47

Options exercisable at year-end	39,000	$25.44	—		—

Options outstanding at year-end 2005 were as follows.

	Outstanding
		Weighted
		Average	Weighted
		Remaining	Average
		Contractual	Exercise
Exercise price	Number	Life	Price
$20.50	25,700	6 yrs. 6 mos.	$20.50
$35.00	13,300	7 yrs. 3.5 mos.	35.00

Outstanding at year-end	39,000	6 yrs. 9 mos.	$25.44

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Amounts in thousands, except share data)

NOTE 16 — COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET RISK
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
The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

	2005		2004
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate
Commitments to extend credit:
Lines of credit and construction loans	$9,785	$63,564	$15,835	$58,514
Overdraft protection	—	9,450	—	6,559
Letters of credit	42	3,411	207	3,192

	$9,827	$76,425	$16,042	$68,265

Commitments to make loans are generally made for a period of one year or less. Fixed-rate loan commitments included above had interest rates ranging from 4.37% to 11.50% at December 31, 2005 and 3.50% to 13.00% at December 31, 2004. Maturities extend up to 30 years.
NOTE 17 – CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS
The Corporation and Citizens are subject to regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators. Failure to meet capital requirements can initiate regulatory action.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2005 and 2004, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category .

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Amounts in thousands, except share data)

NOTE 17 – CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS (Continued)
At December 31, 2005 and 2004, the Corporation’s and the Bank’s actual capital levels and minimum required levels were as follows.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Millions)
2005
Total capital to risk- weighted assets
Consolidated	$85.2	16.1%	$42.5	8.0%	n/a	n/a
Citizens	66.2	12.9	41.0	8.0	51.3	10.0
Tier I (Core) capital to risk- weighted assets
Consolidated	66.9	12.6	21.2	4.0	n/a	n/a
Citizens	59.8	11.7	20.5	4.0	30.7	6.0
Tier I (Core) capital to average assets
Consolidated	66.9	9.2	29.0	4.0	n/a	n/a
Citizens	59.8	8.2	29.0	4.0	36.3	5.0

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Amounts in thousands, except share data)

NOTE 17 – CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS (Continued)

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Millions)
2004
Total capital to risk- weighted assets
Consolidated	$89.2	15.5%	$46.2	8.0%	n/a	n/a
Citizens	43.2	12.2	28.2	8.0	35.3	10.0
First Citizens	33.9	17.0	15.9	8.0	19.9	10.0
Tier I (Core) capital to risk- weighted assets
Consolidated	79.2	13.7	23.1	4.0	n/a	n/a
Citizens	38.9	11.0	14.1	4.0	21.2	6.0
First Citizens	31.4	15.8	8.0	4.0	12.0	6.0
Tier I (Core) capital to average assets
Consolidated	79.2	10.0	31.6	4.0	n/a	n/a
Citizens	38.9	8.0	19.5	4.0	24.3	5.0
First Citizens	31.4	10.2	12.4	4.0	15.4	5.0
The Corporation’s primary source of funds for paying dividends to its shareholders and for operating expenses is dividends received from Citizens. Payment of dividends by Citizens to the Corporation is subject to restrictions by Citizens regulatory agencies. These restrictions generally limit dividends to the current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below minimum regulatory requirements. At December 31, 2005, Citizens cannot pay any dividends to FCBC without being granted regulatory approval for a dividend.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Amounts in thousands, except share data)

NOTE 18 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
Condensed financial information of FCBC follows.

Condensed Balance Sheets	2005	2004
Assets:
Cash	$14,159	$2,560
Securities available for sale	481	481
Loans, net of allowance of $0 in 2005 and $229 in 2004	6,903	663
Investment in bank subsidiary	91,166	102,828
Investment in nonbank subsidiaries	2,394	1,795
Note receivable from nonbank subsidiaries	5,758	13,350
Other assets	616	676

Total assets	$121,477	$122,353

Liabilities and Shareholders’ Equity:
Deferred income taxes and other liabilities	$2,367	$1,140
Subordinated debentures	25,000	25,000
Note payable	7,000	8,000
Common stock	68,430	68,430
Retained earnings	27,939	27,781
Treasury Stock	(7,623)	(7,494)
Accumulated other comprehensive loss	(1,636)	(504)

Total liabilities and shareholders’ equity	$121,477	$122,353

Condensed Statements of Income	2005	2004	2003
Dividends from bank subsidiaries	$20,269	$8,828	$7,639
Interest income	467	423	395
Other income	176	124	3
Provision for loan losses	(28)	—	(229)
Interest expense	(1,981)	(1,079)	(828)
Other expense, net	(1,807)	(1,610)	(1,214)

Earnings before equity in undistributed net earnings of subsidiaries	17,096	6,686	5,766
Income tax benefit	1,077	728	637
(Distributions in excess of earnings of subsidiaries) / equity in undistributed net earnings of subsidiaries	(11,514)	(2,601)	(836)

Net income	$6,659	$4,813	$5,567

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Amounts in thousands, except share data)

NOTE 18 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

Condensed Statements of Cash Flows	2005	2004	2003
Operating activities:
Net income	$6,659	$4,813	$5,567
Adjustment to reconcile net income to net cash provided by operating activities:
Provision for loan losses	28	—	229
Change in other assets and other liabilities	1,188	(3,166)	(1,905)
Distributions in excess of/(equity in undistributed) net earnings of subsidiaries	11,514	2,601	836

Net cash from operating activities	19,389	4,248	4,727

Investing activities:
Loan originations, net of loan payments	(6,268)	27	10
Change in loan to nonbank subsidiaries	6,108	(1,100)	600
Cash paid for acquisition, net of cash received	—	(10,902)	—

Net cash from investing activities	(160)	(11,975)	610

Financing activities:
Net change in short term note payable	(1,000)	(1,000)	(3,000)
Repayment of long-term note payable	—	—	(1,000)
Proceeds from subordinated debentures payable to First Citizens Statutory Trust I, II, and III	—	12,500	7,500
Cash paid for treasury stock	(129)	(253)	—
Cash dividends paid	(6,501)	(4,075)	(6,543)

Net cash from financing activities	(7,630)	7,172	(3,043)

Net change in cash and cash equivalents	11,599	(555)	2,294

Cash and cash equivalents at beginning of year	2,560	3,115	821

Cash and cash equivalents at end of year	$14,159	$2,560	$3,115

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Amounts in thousands, except share data)

NOTE 19 — FAIR VALUES OF FINANCIAL INSTRUMENTS
The carrying amount and estimated fair values of financial instruments were as follows.

	December 31, 2005		December 31, 2004
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Financial assets:
Cash and due from financial institutions	$20,261	$20,261	$25,661	$25,661
Federal funds sold	25,510	25,510	9,947	9,947
Securities available for sale	126,126	126,126	154,468	154,468
Securities held to maturity	8	8	11	11
Loans held for sale	—	—	8,886	8,886
Loans, net of allowance for loan losses	514,770	502,795	556,188	562,747
Other securities	10,540	10,540	8,972	8,972
Accrued interest receivable	4,395	4,395	4,828	4,828

Financial liabilities:
Deposits	(577,105)	(574,319)	(647,045)	(645,644)
Federal Home Loan Bank advances	(30,539)	(29,956)	(30,855)	(30,242)
U.S. Treasury interest-bearing demand note payable	(2,391)	(2,391)	(1,755)	(1,755)
Securities sold under agreements to repurchase	(16,472)	(16,472)	(12,712)	(12,712)
Notes payable	(7,000)	(7,000)	(8,000)	(8,000)
Subordinated debentures	(25,000)	(25,000)	(25,000)	(25,000)
Accrued interest payable	(473)	(473)	(421)	(421)
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

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Amounts in thousands, except share data)

NOTE 20 – OTHER COMPREHENSIVE (LOSS)
Other comprehensive (loss) components and related taxes were as follows.

	2005	2004	2003
Unrealized holding (losses) on available for sale securities	$(1,707)	$(1,840)	$(1,309)
Reclassification adjustments for gains later recognized in income	13	(107)	(301)

Net unrealized (losses)	(1,694)	(1,947)	(1,610)
Minimum pension liability adjustment	(21)	602	(791)
Tax effect	583	457	813

Other comprehensive (loss)	$(1,132)	$(888)	$(1,588)

NOTE 21 – EARNINGS PER SHARE
The factors used in the earnings per share computation follow.

	2005	2004	2003
Basic
Net income	$6,659	$4,813	$5,567

Weighted average common shares outstanding	5,804,361	5,211,904	5,033,203

Basic earnings per common share	$1.15	$.92	$1.11

Diluted
Net income	$6,659	$4,813	$5,567

Weighted average common shares outstanding for basic earnings per common share	5,804,361	5,211,904	5,033,203
Add: Dilutive effects of assumed exercises of stock options	1,320	4,653	8,674

Average shares and dilutive potential common shares outstanding	5,805,681	5,216,557	5,041,877

Diluted earnings per common share	$1.15	$.92	$1.10

Stock options for 13,300 and 13,900 shares of common stock were not considered in computing diluted earnings per common share for 2005 and 2004 because they were antidilutive.
Basic earnings per common share is calculated by dividing net income by the weighted-average number of common shares outstanding for the period.
Diluted earnings per common share takes into consideration the pro forma dilution of unexercised stock option awards, computed using the treasury stock method.

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Amounts in thousands, except share data)

NOTE 22 – QUARTERLY FINANCIAL DATA (UNAUDITED)

				Basic	Diluted
	Interest	Net Interest	Net	Earnings per	Earnings per
	Income	Income	Income	Common Share	Common Share
2005
First quarter*	$10,085	$7,458	$1,616	$0.28	$0.28
Second quarter	10,625	7,806	1,471	0.25	0.25
Third quarter	10,752	7,740	1,566	0.27	0.27
Fourth quarter **	10,976	7,843	2,006	0.35	0.35

2004
First quarter	$7,692	$5,824	$1,163	$0.23	$0.23
Second quarter	7,910	6,122	1,401	0.28	0.28
Third quarter	8,007	6,056	1,342	0.27	0.27
Fourth quarter ***	10,227	7,671	907	0.14	0.14

*	Net income in the first quarter includes $766 for a gain on the sale of two First Citizens branches.

**	Net income in the fourth quarter increased primarily due to an increase in net interest income caused by the continued increase in interest rates, several one time adjustments made to non-interest expense items that were merger related, and a reduction in health care costs.

***	Interest income in the fourth quarter of 2004 increased primarily due to the interest-earning assets acquired through the merger with FNB.

Net income in the fourth quarter of 2004 reflects $1,029 in market adjustments on loans moved from the loan portfolio into loans available for sale.
NOTE 23 – SUBSEQUENT EVENT
On January 10, 2006, First Citizens Banc Corp offered to purchase up to 500,000 of its common shares, representing approximately 8.6% of its outstanding shares, for a price of $23.00 per share. The tender offer expired on February 24, 2006. Approximately 322,322 shares were properly tendered. The value of the shares to be purchased totaled approximately $7,413,406. The funds for the shares tendered were distributed during the week of February 27, 2006. The Corporation is still considered well capitalized for regulatory reporting purposes after the close of the tender offer.

First Citizens Banc Corp

DIRECTORS

Laurence A. Bettcher
President,
Bettcher Industries, Inc.

Robert L. Bordner
Retired,
Former CEO,
Herald Printing Company

Ronald E. Dentinger
Manager,
Country Star Co-Op

Blythe A. Friedley
Owner/President,
Friedley & Co. Insurance Agency

W. Patrick Murray
Attorney,
Murray & Murray Company, L.P.A.

George L. Mylander
Retired Educator and City Official,
Chair Emeritus,
Firelands Regional Medical Center

Allen R. Nickles, CPA, CFE
Partner,
Payne, Hammersmith, Nickles & Co.

Robert L. Ransom
Funeral Director,
Ransom Funeral Home

Leslie D. Stoneham
President,
Stoneham Farms, Inc.

David A. Voight
President/ Chief Executive Officer,
First Citizens Banc Corp
Chairman of the Board,
The Citizens Banking Company

Daniel J. White
International Business Consultant

J. George Williams
Owner & Secretary/Treasurer,
W & W Farms, Inc. and
K & W Farms, Inc.

OFFICERS

David A. Voight
President/Chief Executive Officer

James O. Miller
Executive Vice President

Bruce A. Bravard
Senior Vice President

LeRoy C. Link
Senior Vice President

James E. McGookey
Senior Vice President,
General Counsel

Todd A. Michel
Senior Vice President, Controller

Charles C. Riesterer
Senior Vice President

Donna J. Dalferro
Vice President/Corporate Secretary

Karen S. Rutger
Vice President/Human Resources

Douglas A. Greulich
Investment Officer

Michael E. Powell
Human Resources Director

Steven J. Tomasula, CPA
Assistant Controller

Kevin J. Jones
Auditor

Rebecca L. Howser
Assistant Auditor

Kathleen A. Bodi
Assistant Corporate Secretary

Directors of Affiliated Companies

The Citizens Banking Company

John O. Bacon
President & Chief Executive Officer,
Mack Iron Works Company

William F. Boose
Retired,
Boose Farm Market, Inc.

Thomas A. Depler
Attorney,
Poland, Depler & Shepherd Co., L.P.A.

James D. Heckelman
President,
Dan-Mar Co., Inc.

James O. Miller
President & Chief Executive Officer,
The Citizens Banking Company

Timothy E. Morse
Retired

W. Patrick Murray
Attorney,
Murray and Murray Company, L.P.A.

George L. Mylander
Retired Educator and City Official,
Chair Emeritus,
Firelands Regional Medical Center

John P. Pheiffer
President,
Sandusky Bay Development Company
Secretary/Treasurer,
Dorr Chevrolet Oldsmobile, Inc.

J. William Springer
President & Chief Executive Officer,
Industrial Nut Corporation

David A. Voight
Chairman of the Board,
The Citizens Banking Company

J. George Williams
Owner & Secretary/Treasurer,
W & W Farms, Inc. and K & W Farms Inc.

Gerald B. Wurm
President,
Wurm's Woodworking Co.

Shareholder Information
The Annual Meeting of the Shareholders of First Citizens Bance Corp will be held at Bowling Green State University, Firelands College, Huron, Ohio April 18,2006 at 10.00 a.m. Notice of the meeting and a proxy statement will be sent to shareholders in a separate mailing.

Transfer Agent	First Citizens Banc Corp
Illinois Stock Transfer Company	100 East Water Street
209 West Jackson Boulevard, Suite 903	Sandusky, Ohio 44870
Chicago, Illinois 60606-6905	Tel: (419) 625-4121
Tel: (312) 427-2953 or	or 1-888-645-4121 (Toll Free)
1-800-757-5755 (Toll Free)	Fax: (419) 627-3359
Fax: (312) 427-2879	www.fcza.com

Affliates

The Citizens Banking Company	SCC Resources, Inc.
100 East Water Street	303 Howard Drive
Sandusky, Ohio 44870	Sandusky, Ohio 44870
Tel:(419) 625-4121	Tel: (419) 625-1605
or 1-888-645-4121 (Toll Free)	Fax (419) 625-0081
Fax: (419) 627-0103	www.sccresources.com
www.citizensbankco.com