Form 10-K, Exhibit 13
period 2006-12-31
FIRST CITIZENS BANC CORP /OH
filed 2007-03-16
CIK 944745

Exhibit 13.1

2006
ANNUAL REPORT

IN GOD
WE TRUST

First Citizens Banc Corp
financial services

Five Year Consolidated Financial Summary

	2006	2005	2004	2003	2002
EARNINGS
Net Income (000)	$6,160	$6,659	$4,813	$5,567	$7,127
Per Common Share (1)
Earnings (basic)	$1.12	$1.15	$0.92	$1.11	$1.48
Earnings (diluted)	$1.12	$1.15	$0.92	$1.10	$1.48
Book Value	$14.53	$15.02	$15.19	$13.73	$14.24
Dividends Paid	$1.12	$1.12	$1.08	$1.30	$1.30

BALANCES
Assets (millions)	749.0	750.9	817.5	636.4	651.6
Deposits (millions)	564.6	577.1	647.0	510.2	539.9
Net Loans (millions)	549.7	514.8	556.2	462.9	415.7
Shareholders Equity (millions)	79.5	87.1	88.2	69.1	71.7

PERFORMANCE RATIOS
Return on Average Assets	0.83%	0.85%	0.71%	0.87%	1.12%
Return on Average Equity	7.68%	7.69%	6.74%	7.82%	10.22%
Equity Capital Ratio	10.61%	11.60%	10.79%	10.86%	11.00%
Net Loans to Deposit Ratio	97.36%	89.20%	85.96%	90.73%	76.99%
Loss Allowance to Total Loans	1.45%	1.76%	2.06%	1.34%	1.50%

(1)	Per share data has been adjusted for the business combination with FNB Financial Corporation in October 2004, and Independent Community Banc Corp. in April 2002.

Dear Shareholder:
     The management of First Citizens Banc Corp feels an overriding responsibility to utilize our shareholders’ investment to provide a predictable and satisfactory return to the owners of our stock and to be responsible corporate citizens in the communities served by our bank. We believe we are achieving those goals but are striving to do even better.
     An important objective is to increase our leverage which would lead to an increase in our return on equity or, more plainly said, a return on the dollars our shareholders have invested with us. To accomplish this goal, we need to increase our loans and deposits and reduce our shareholder capital as a percentage of our assets.
     With the lack of projected economic activity in the markets we serve, internal growth will be achieved only from taking existing business away from other providers. Like all of our competitors, we are striving to accomplish that kind of growth without sacrificing profits. As evidenced by the 2006 financial statements, loan growth has been more achievable than deposit growth. During 2007, we have plans for products and marketing efforts that are targeted at improving our deposit base in a way that does not adversely affect profitability. An integral part of this effort was to understand customers’ and non-customers’ perceptions of Citizens Bank and using the information to develop branding, image and sales programs.
     Other opportunities for significant growth may be available from additional acquisitions. This is an area of high priority for us. We believe our stock is a valuable currency with a price/earnings ratio of approximately 18 and a dividend return of over 5%. We are working with our investment bankers to find merger opportunities that would not dilute our existing shareholders’ interests.
     In order to increase our leverage, we need to combine internal and acquisition growth with a stable-to-decreasing equity level. One method to accomplish this is our current dividend payout which is enhanced by the current tax treatment of dividends paid to shareholders. The other method is the use of stock buy-backs. For 2007, a repurchase of up to 5% of our stock has been authorized by your board of directors. The over-riding condition to any stock repurchase is that it has to be fair to our remaining stockholders.
     An area of our company receiving considerable attention during 2007 is corporate governance and future leadership. Over the past few years, we have had the retirement of many fine people who, as directors, were responsible for the growth of First Citizens Banc Corp. The most recent retirement was that of George L. Mylander, who served as a director for over 40 years. During that period of time, the bank grew from one office and $30,000,000 of assets to the 16th largest banking organization in Ohio, with 21 offices and over $740,000,000 in assets. George’s guidance and support will be missed, and fortunately he has agreed to serve as a Director Emeritus.
     Under the leadership of Pat Murray, who was elected Chairman of First Citizens Banc Corp, a review was conducted to evaluate the Board of Directors in efficiency and effectiveness. Based upon that work, the Board of Directors has authorized a consolidation so that the same individuals will be members of the Citizens Banking Company and First Citizens Banc Corp boards. At the annual meeting (10:00 a.m. April 17, 2007 at the Cedar Point Center of Firelands College, Bowling Green State University), you will be asked to eliminate the staggered three-year terms for directors and, beginning in April 2008, elect 13 directors for a one-year term. We expect that these directors will serve both the bank and the holding company. This is being done to make directors more accountable to shareholders, reduce director fees and make the meeting schedule more efficient.

          I am retiring as an employee at the end of 2007, and James O. Miller is expected to become the President and CEO of First Citizens Banc Corp. Jim has been with us for over 20 years and has been an integral part of the evolution of your company. Jim and I are part of a management group that understands our responsibilities to our shareholders. Over the years that group of people has grown as managers and has been augmented when appropriate. I can assure you that your investment is in good hands.
          Regardless of governance and leadership changes, our fundamental tasks remain the same:
•	Maintaining a high net interest margin;

•	Increasing non-interest revenue;

•	Reducing non-interest expense; and

•	Returning earnings to our shareholders.
          In last year’s annual report, I summarized the actions necessary to preserve our net interest margins by reducing the asset sensitivity of our balance sheet and increasing our loan-to-deposit ratio. These goals have been achieved by offering very competitive fixed rate commercial loans with prepayment penalties. Additionally, we have significantly improved our competitiveness in making fixed rate first mortgage residential loans and then maintaining them in our loan portfolio, as opposed to selling them. The merger of Mr. Money management and operations into the bank was instrumental to our success. The end result was an increase of approximately $40,000,000 or 8% in our loan portfolio and a reduction in the asset sensitivity. With interest rates projected to move lower later in 2007 and our interest rate sensitivity reduced, we are projecting earnings on loans will fall more slowly than cost of deposits, thus helping to preserve our attractive interest margin.
          The other half of the interest margin equation is our cost of funding. If you were to compare us to other financial organizations, you would observe that our significantly above average interest margins have been driven by our lower cost of funds. This is attributed to a high percentage of core deposits (checking and savings). Like all banks, we are always striving to maintain as large a percentage of core deposits as we can. Success in accomplishing that is a function of our service, branch operations, products offered and rates. We are fortunate to have a very experienced, qualified and customer oriented workforce. During 2007, a continuing priority will be a re-evaluation of how we deliver service and the design of our products. Rates speak for themselves. We constantly monitor all of our competition and will remain appropriately competitive. With these efforts, we are striving to increase our existing level of core deposits and continue a net interest margin that exceeds peer comparisons.
          Non-interest income is primarily made up of checking account service charges, ATM fees, overdraft fees and First Citizens Advisors income. While we are improving our checking account options with additional services and products that should attract depositors willing to pay service charges, this is an uphill battle with other financial organizations offering “free checking” as a loss leader to increase core deposits, on which they hope to attempt to generate service charges in the future. The growth in service charges will continue to be a real challenge for us.
          Fees from overdrafts, a convenience product for some customers, and ATM fees derived from non-customers, produced approximately $2,000,000 in revenues in 2006. We are constantly monitoring the placement of ATM’s to develop an acceptable balance between service for customers and fee potential from non-customers. The growth component of non-interest income is the operation of First Citizens Advisors. Revenues from this segment grew again in 2006. Assets managed approached $200,000,000 at the end of 2006; a growth of over 20% from the end of 2005 and five times what we started with in 2002. In January 2007, The Citizens Banking Company completed the purchase of a 1/3 interest in an investment management company in Lorain County. The other owners are Buckeye Community Bank and Apex Investment Partners. The company is named Buckeye Advisors and is located in the Buckeye Bank Building. Besides participating in a well-run investment management company in an adjacent market, we feel there will be expanded opportunities for our trust operations from Buckeye Advisors.

          When you compare our total non-interest income for 2005 of $7,838,000 against our non-interest income for 2006 of $6,670,000 there is a $1,168,000 reduction. The primary reasons for this are two extraordinary items. In 2005 our non-interest income was increased by $766,000 from the sale of the Richwood and Green Camp branches, while in 2006 our non-interest income was decreased by $407,000 from loss on the sale of two commercial properties acquired in loan defaults. In concluding my comments on non-interest income, it is important to understand that a larger percentage of increased revenue goes to profits due to the impact of fixed costs. It is because of this, we spend a considerable amount of time and effort trying to find new and better ways to increase those revenues.
          We are pleased with the reduction of non-interest expense from $27,929,000 to $26,977,000, a decrease of $952,000 or 3.4%. However, in last year’s annual report, we had estimated savings in 2006 over 2005 from reductions in salaries and fringes at approximately $1,000,000. We did not accomplish that with salaries down $659,000 and fringe benefits up $435,000.
          Our efficiency ratio is slightly over 70% from a peak of approximately 73%. By way of comparison, statistics indicate the average efficiency ratio for Ohio publicly traded banks is 67%. Each 1% drop in the efficiency ratio requires approximately $400,000 of increased revenue/decreased cost combination. Some of the actions we have taken to improve the ratio are:
•	reducing our staffing level to 250 fulltime equivalents from a high of 310;

•	employee contributions to health insurance have been increased;

•	Defined Benefits Pension Plan has been frozen with a variable cost profit sharing component replacing it;

•	two Plymouth branches have been combined into one; and

•	all of the remaining components of Mr. Money have been consolidated into the bank and they no longer operate separate offices.
Professional fees, which saw large increases caused by the regulatory requirements of the Sarbanes Oxley Act, seem to have stabilized, and we hope that common sense will prevail and those costs can be reduced. While much has been done or is in process to reduce our efficiency ratio, much more needs to be accomplished in increasing our revenue and decreasing our expenses to achieve our goal of the mid- 60%.
          In closing, it has been an honor to serve First Citizens Banc Corp and Citizens Banking Company. I have been blessed with great leadership at the director level and surrounded by talented co-workers. Together, we have accomplished something of which I am proud to be a part. If there is a legacy, it is the belief that we should return to our shareholders as much of our earnings as possible.
          Your comments and questions are always welcomed.
Sincerely,

David A. Voight
President

This page left blank intentionally.

ANNUAL REPORT
CONTENTS

Five –Year Selected Consolidated Financial Data	1

Common Stock and Shareholder Matters	3

General Development of Business	3

Management’s Discussion and Analysis of Financial Condition and Results of Operations	4

Quantitive and Qualitative Disclosures about Market Risk	22

Financial Statements
Management’s Report on Internal Control of Financial Reporting	25
Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Statements	26
Report of Independent Registered Public Accounting Firm on Financial Statements	27
Consolidated Balance Sheets	28
Consolidated Statements of Income	29
Consolidated Statements of Changes in Shareholders’ Equity	30
Consolidated Statement of Cash Flows	31
Notes to Consolidated Financial Statements	33

Five-Year Selected Consolidated Financial Data
(Dollars in thousands, except per share data)

	Year ended December 31,
	2006	2005	2004	2003	2002
Statements of income:
Total interest and dividend income	$45,876	$42,438	$33,836	$33,267	$36,007
Total interest expense	15,615	11,591	8,163	8,417	11,724

Net interest income	30,261	30,847	25,673	24,850	24,283
Provision for loan losses	1,128	1,123	1,805	1,944	1,178

Net interest income after provision for loan losses	29,133	29,724	23,868	22,906	23,105

Security gains	—	(13)	107	301	8
Other noninterest income	6,670	7,851	6,094	7,423	6,823

Total noninterest income	6,670	7,838	6,201	7,724	6,831

Total noninterest expense	26,977	27,929	23,332	22,925	19,893

Income before federal income taxes	8,826	9,633	6,737	7,705	10,043
Federal income tax expense	2,666	2,974	1,924	2,138	2,916

Net income	$6,160	$6,659	$4,813	$5,567	$7,127

Per share of common stock:
Basic earnings	$1.12	$1.15	$0.92	$1.11	$1.48
Diluted earnings	1.12	1.15	0.92	1.10	1.48
Dividends	1.12	1.12	1.08	1.30	1.30
Book value	14.53	15.02	15.19	13.73	14.24

Average common shares outstanding:
Basic	5,520,692	5,804,361	5,211,904	5,033,203	4,811,591
Diluted [1]	5,520,692	5,805,681	5,216,557	5,041,877	4,812,664

Year-end balances:
Loans, net	$549,665	$514,770	$556,188	$462,878	$415,682
Securities	119,398	136,674	163,451	116,733	161,962
Total assets	748,986	750,936	817,510	636,423	651,634
Deposits	564,551	577,105	647,045	510,172	539,899
Borrowings	96,754	81,402	78,322	53,529	36,692
Shareholders’ equity	79,472	87,110	88,213	69,125	71,689

Average balances:
Loans, net	$530,409	$532,620	$499,284	$439,261	$424,947
Securities	126,645	150,184	120,088	140,418	138,062
Total assets	739,571	780,321	681,644	642,300	638,664
Deposits	566,584	609,564	539,635	530,801	533,869
Borrowings	87,825	80,056	68,110	36,766	30,983
Shareholders’ equity	80,182	86,586	71,422	71,192	69,767

[1]	Prior to 2002, there were no additional potential common shares issuable under stock options.

Five-Year Selected Ratios
(Dollars in thousands, except per share data)

	Year ended December 31,
	2006	2005	2004	2003	2002
Net yield on average interest-earning assets	4.49%	4.31%	4.07%	4.21%	4.09%
Return on average total assets	0.83	0.85	0.71	0.87	1.12
Return on average shareholders’ equity	7.68	7.69	6.74	7.82	10.22
Average shareholders’ equity as a percent of average total assets	10.84	11.10	10.48	11.08	10.92
Net loan charge-offs as a percent of average total loans	0.42	0.66	0.43	0.44	0.27
Allowance for loan losses as a percent of loans at year-end	1.45	1.76	2.06	1.34	1.50
Shareholders’ equity as a percent of total year-end assets	10.61	11.60	10.79	10.86	11.00
Stock holder Return Performance
Set forth below is a line graph comparing the five-year cumulative return of First Citizens Banc Corp (FCZA) common stock, based on an initial investment of $100 on December 31, 2001 and assuming reinvestment of dividends, with Standard & Poor’s 500 Index, the Nasdaq Bank Index and the SNL Bank Index. The comparative indices were obtained from Bloomberg and SNL Securities.
A copy of Form 10-K, as filed with the Securities and Exchange Commission, will be furnished, free of charge, to shareholders, upon written request to the Secretary of First Citizens Banc Corp, 100 East Water Street, Sandusky, Ohio 44870.

Common Stock and Shareholder Matters
The common shares of First Citizens Banc Corp trade on The NASDAQ Stock Market under the symbol “FCZA”. As of December 31, 2006, there were 5,471,300 shares outstanding held by approximately 1,220 shareholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms). Information below is the range of sales prices for each quarter for the last two years.

2006
First Quarter	Second Quarter	Third Quarter	Fourth Quarter
$19.50 to $22.64	$19.65 to $21.49	$19.14 to $20.63	$19.25 to $21.00

2005
First Quarter	Second Quarter	Third Quarter	Fourth Quarter
$22.79 to $24.40	$18.10 to $23.98	$19.54 to $23.14	$18.87 to $22.00
Dividends per share declared by the Corporation on common shares were as follows:

	2006	2005
First quarter	$.28	$.28
Second quarter	.28	.28
Third quarter	.28	.28
Fourth quarter	.28	.28

	$1.12	$1.12

General Development of Business
(Dollars in thousands, except for per share data)
FIRST CITIZENS BANC CORP (FCBC) was organized under the laws of the State of Ohio on February 19, 1987 and is a registered financial holding company under the Gramm-Leach-Bliley Financial Modernization Act of 1999, as amended. The Corporation’s office is located at 100 East Water Street, Sandusky, Ohio. The Corporation had total consolidated assets of $748,986 at December 31, 2006. FCBC and its subsidiaries are referred to together as the Corporation.
THE CITIZENS BANKING COMPANY (Citizens), owned by the Corporation since 1987, opened for business in 1884 as The Citizens National Bank. In 1898, Citizens was reorganized under Ohio banking law and was known as The Citizens Bank and Trust Company. In 1908, Citizens surrendered its trust charter and began operation under its current name. In the third quarter of 2006, Mr. Money Finance Company (Mr. Money), a wholly-owned subsidiary of Citizens, was merged with and into Citizens. Citizens is an insured bank under the Federal Deposit Insurance Act. Citizens maintains its main office at 100 East Water Street, Sandusky, Ohio and operates two branch banking offices in Perkins Township (Sandusky, Ohio), two branch banking offices in Norwalk, Ohio, one branch banking office in Berlin Heights, Ohio, one branch banking office in Huron, Ohio, one branch banking office in Castalia, Ohio and one loan production office in Port Clinton, Ohio. Additionally, Citizens maintains offices in New Washington, Ohio; Shelby, Ohio; Willard, Ohio; Crestline, Ohio; and the Ohio villages of Chatfield, Tiro, Richwood, Green Camp, Greenwich, Plymouth, and Shiloh and also has a loan production office in Marion, Ohio. Citizens accounts for 99.3% of the Corporation’s consolidated assets at December 31, 2006.

SCC RESOURCES INC. (SCC) is organized under the laws of the State of Ohio. Begun as a joint venture of three local Sandusky, Ohio banks in 1966, SCC provides item-processing services for financial institutions, including Citizens, and other nonrelated entities. The Corporation acquired total ownership of SCC in February 1993. On June 19, 1999, SCC entered into an agreement with Jack Henry & Associates, Inc. (JHA), whereby SCC agreed to sell all of its contracts for providing data processing services to community banks to JHA. JHA agreed to pay SCC a fee based upon annual net revenue under a new JHA contract for each bank that signed a five-year contract with JHA by January 31, 2000. This subsidiary accounts for less than one percent of the Corporation’s consolidated assets as of December 31, 2006.
FIRST CITIZENS TITLE INSURANCE AGENCY INC. (Title Agency) was formed to provide customers with a seamless mortgage product with improved service. The Title Agency was dissolved in the third quarter of 2006.
FIRST CITIZENS INSURANCE AGENCY INC. (Insurance Agency) was formed to allow the Corporation to participate in commission revenue generated through its third party insurance agreement. Assets of the Insurance Agency are less than one percent of the Corporation’s consolidated assets as of December 31, 2006.
WATER STREET PROPERTIES (Water St.) was formed to hold properties repossessed by FCBC subsidiaries. Water St. accounts for less than one percent of the Corporation’s consolidated assets as of December 31, 2006.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
- As of December 31, 2006 and December 31, 2005
and for the Years Ending December 31, 2006, 2005 and 2004
(Dollars in thousands, except per share data)
General
The following paragraphs more fully discuss the significant highlights, changes and trends as they relate to the Corporation’s financial condition, results of operations, liquidity and capital resources as of December 31, 2006 and 2005, and during the three-year period ended December 31, 2006. This discussion should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements, which are included elsewhere in this report.
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
Financial Condition
At December 31, 2006, total assets were $748,986, compared to $750,936 at December 31, 2005. The decrease in assets is primarily due to the factors discussed in the following sections.
Net loans have increased $34,895, or 6.8% since December 31, 2005. The growth in loans is attributable to the growth in the commercial real estate and residential real estate portfolio. In the first quarter of 2006, the Corporation introduced two loan programs on a limited basis, one for commercial loans, and one for residential mortgages. Both programs offered competitive rates as well as the waiving of certain fees on the loans. During the remainder of 2006, the Corporation continued a modified residential mortgage program. This program, as well as the two used in the first quarter, enabled the Corporation to increase the size of our residential and commercial real estate portfolios. Similar programs may be utilized in future periods. The growth of these two portfolios’ of $50,034 offset declines in the commercial, consumer, and other loan portfolio’s of the Corporation. The decline in the installment loan portfolio is partially due to consumers consolidating their consumer loans with home equity lines of credit and/or first or second mortgages at other financial institutions or lending institutions. Also, with products such as same as cash loans, there are alternatives in the market place that are being used by consumers rather than the traditional consumer lending that the Corporation offers. In an effort to offset this decline in the installment loan portfolio, the Corporation has introduced new consumer lending products and expects to use these products to begin growing the consumer loan portfolio. With the new products being introduced, a new rate structure for consumer loans has been developed.
Year-end deposit balances totaled $564,551 in 2006 compared to $577,105 in 2005, a decrease of $12,554, or 2.2%. Savings accounts decreased by $18,713 from 2005 to 2006. Increases in interest demand and time deposit accounts of approximately $11,097 partially offset the decline in the savings portfolio. A primary factor of the decline in deposits, especially savings, can be attributed to the decline in the economy, as customers have been using savings to pay down their debt. Another factor for the decline in deposits the continued improvement in the stock market, as well as investors who are seeking higher yielding deposit products within Citizens’ market. Average deposit balances for 2006 were $566,584 compared to $609,564 for 2005, a decrease of 7.1%. Non-interest bearing deposits averaged $92,382 for 2006, compared to $98,228 for 2005, decreasing $5,846, or 5.9%. Savings, NOW, and MMIA accounts averaged $251,722 for 2006 compared to $279,568 for 2005. Average certificates of deposit decreased $9,288 to total an average balance of $222,480 for 2006.
Borrowings from the Federal Home Loan Bank of Cincinnati were $38,916 at December 31, 2006. The detail of these borrowings can be found in Note 9 to the consolidated financial statements. The increase of $8,377 from year-end 2005 was the result of overnight advances used to fund the loan portfolio growth.

The Corporation also has a borrowing agreement originally entered into for the purpose of funding loans originated by Mr. Money. FCBC has two borrowing arrangements from LaSalle Bank, NA consisting of a $5,000 line of credit and a $10,000 term note. At December 31, 2006, the Corporation’s $5,000 line of credit is undrawn. The total remaining principal on the Corporation’s term note was $6,000 at December 31, 2006 compared to $7,000 at December 31, 2005. During 2006, the Corporation made its $1,000 scheduled principal payment on the term loan. Note 11 in the consolidated financial statements provide further details regarding the borrowing arrangement.
Citizens offers repurchase agreements in the form of sweep accounts to commercial checking account customers. Total repurchase agreements in the form of sweep accounts totaled $23,403 at December 31, 2006 compared to $16,472 at December 31, 2005. Obligations of U.S. government agencies maintained under Citizens’ control are pledged as collateral for the repurchase agreements.
Securities available for sale, securities held to maturity and other securities, which consist of Federal Home Loan Bank, Federal Reserve Bank, Bankers Bancshares, Farmer MAC stock, and Norwalk Community Development Corporation stock, decreased a total of $17,276, or 12.6% from $136,674 on December 31, 2005 to $119,398 on December 31, 2006. U.S. Treasury securities and obligations of U.S. government agencies decreased $10,436, from $97,815 at December 31, 2005 to $87,379 at December 31, 2006. Obligations of states and political subdivisions available for sale decreased $5,838 from 2005 to 2006. The Corporation continued utilizing letters of credit from the Federal Home Loan Bank (FHLB) to replace maturing securities that were pledged for public entities. The use of the letters of credit has allowed the Corporation to use the proceeds from matured securities to fund the purchase of Bank Owned Life Insurance (BOLI), and to help fund increases in the loan portfolio. As of December 31, 2006, the Corporation was in compliance with all pledging requirements.
Mortgage-backed securities totaled $3,543 at December 31, 2006 and none are considered unusual or “high risk” securities as defined by regulating authorities. Of this total, $3,531 are pass-through securities issued by the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC) and $12 are privately issued and are collateralized by mortgage-backed securities issued or guaranteed by FNMA, FHLMC, or Government National Mortgage Association (GNMA). The average interest rate of the mortgage-backed portfolio at December 31, 2006 was 4.45%. The average maturity at December 31, 2006 was approximately 3.74 years. The Corporation has not invested in any derivative securities.
Securities available for sale had an estimated fair value at December 31, 2006 of $108,374. This fair value includes unrealized gains of approximately $215 and unrealized losses of approximately $598. Net unrealized losses totaled $383 on December 31, 2006 compared to net unrealized losses of $1,479 at December 31, 2005. The change in unrealized losses is primarily due to changes in market interest rates. Note 2 to the consolidated financial statements has more information on unrealized gains and losses.
In the second quarter of 2006, the Corporation purchased $10,000 of Bank owned life insurance (BOLI) with funds generated through the reduction in Federal Funds Sold and the decline in the security portfolio. The purchase of BOLI is an alternative to replacing maturing securities, and is being used to help recover costs associated with healthcare, group term life, and 401(k). The yield to be earned on the BOLI is expected to exceed what the Corporation could earn by replacing maturing securities.
Premises and equipment, net of accumulated depreciation, decreased $1,372 from December 31, 2005 to December 31, 2006. The decrease in office premises and equipment is mainly attributed to the reclassification of assets of $840 to office premises and equipment, net, held for sale. The remaining change of $532 was due to new purchases of $612, depreciation of $930 and disposals of $214. In the first quarter of 2006, SCC Resources, Inc. sold a building that had been used for storage for SCC and Citizens. In October 2006, Citizens sold two branch buildings in Plymouth, Ohio. Citizens consolidated the two sold branches into a new branch facility in Plymouth. Premises and equipment, net, held for sale totaling $840 at December 31, 2006 consisted of a closed branch in Norwalk, Ohio.

There was no change in Goodwill from year-end 2005 to year-end 2006. Other intangible assets decreased $673 from 2005 to 2006. This decrease was due to the amortization on intangibles in 2006.
Total shareholders’ equity decreased $7,638, or 8.8% during 2006 to $79,472. The decrease in shareholders’ equity resulted from earnings of $6,160, less dividends paid of $6,220, purchases of treasury stock through a tender offer of $7,413, additional treasury stock repurchases of $178, and the increase in the market value of securities available for sale, net of tax, of $724. The remaining change in shareholders’ equity consisted of SAB 108, net of tax adjustments of $755, FAS 158, net of tax adjustments of $1,729, and the change in the Corporation’s additional minimum pension liability, net of tax of $263. For further explanation of these items, see Note 1 and Note 14. The Corporation paid a cash dividend on February 1, 2006, May 1, 2006, August 1, 2006 and November 1, 2006, at a rate of $.28 per share. Total outstanding shares at December 31, 2006 were 5,471,300. The ratio of total shareholders’ equity to total assets was 10.6% at December 31, 2006 compared to 11.6% at December 31, 2005.
In the fourth quarter of 2006, the Corporation announced the implementation of a new stock repurchase program. Under the program, the Corporation is authorized to buy up to 5.0% of the total common shares outstanding. The Corporation expects that repurchases under the plan will be made from time to time in the open market, based on stock availability, price and the Company’s financial performance. It is anticipated that the repurchases will be made during the next twelve months, although no assurance can be given as to when they will be made or to the total number of shares that will be repurchased.
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
Comparison of Results of Operations for the Year Ended December 31, 2006 and December 31, 2005
Net Income
The Corporation’s net income for the year ended December 31, 2006 was $6,160, compared to $6,659 for the year ended December 31, 2005, a decrease of $499 or 7.5%. The decrease in net income was the result of the items discussed in the following sections.
Net Interest Income
Net interest income for 2006 was $30,261, a decrease of $586, or 1.9% from 2005. The change in net interest income for 2006 was the result of two factors. The Corporation’s decrease in average balance on its interest earning assets offset some of the increase in yield on these assets. Second, the Corporation’s increase in rate paid on interest-bearing liabilities caused an increase in interest expense even though the average balance on these deposits declined. The Corporation continues to examine its rate structure to ensure that its interest rates are competitive and reflective of the current rate environment in which it competes.
Total interest income increased $3,438, or 8.1% for 2006. The increase in income was a result of the increase in yield on the interest earning assets. Average loans decreased $5,550 from 2005 to 2006. However, interest earned on the Corporation’s loan portfolio grew as the increase of yield of 80 basis points offset the decline in average balance on the loan portfolio. The average balance of the securities portfolio for 2006 compared to 2005 decreased $23,539. Interest earned on the security portfolio, including bank stocks, decreased due to the decrease in volume offsetting a slight increase in rate earned on these assets. Average balances of Federal Funds sold and interest-bearing deposits in other banks decreased $14,727.
Total interest expense increased $4,024, or 34.7% for 2006 compared to 2005. The increase in interest expense can be attributed to an increase in the rate on average interest-bearing liabilities. Total average balance of interest-bearing liabilities decreased $29,365 while the average rate increased 82 basis points in 2006. Average interest-bearing deposits decreased $37,134 from 2005 to 2006. The increase in rate of approximately 61 basis points caused interest expense on deposits to increase $2,882. Interest expense on FHLB borrowings increased $419 due primarily to the increase in rate paid on the borrowings of 90 basis points, along with an increase in balance of $3,333. The average balance in trust preferred securities remained the same from 2005 to 2006, but the rate on these securities increased 88 basis points, resulting in an increase in expense of $229. Other borrowings increased in balance from $23,097 in 2005 to $27,533 in 2006. The rate on these borrowings also increased, resulting in an increase in expense of $494.
Refer to “Distribution of Assets, Liabilities and Shareholders’ Equity, Interest Rates and Interest Differential” and “Changes in Interest Income and Interest Expense Resulting from Changes in Volume and Changes in Rate” on pages 17 through 19 for further analysis of the impact of changes in interest-bearing assets and liabilities on the Corporation’s net interest income.

Provision and Allowance for Loan Losses
The following table contains information relating to the provision for loan losses, activity in and analysis of the allowance for loan losses as of and for each of the three years in the period ended December 31, 2006.

	As of and for year ended December 31,
	2006	2005	2004
Net loan charge-offs	$2,280	$3,617	$2,153

Provision for loan losses charged to expense	1,128	1,123	1,805

Net loan charge-offs as a percent of average outstanding loans	0.42%	0.66%	0.43%

Allowance for loan losses	$8,060	$9,212	$11,706

Allowance for loan losses as a percent of year-end outstanding loans	1.45%	1.76%	2.06%

Allowance for loan losses as a percent of impaired loans	48.13%	67.39%	75.86%

Impaired loans	$16,746	$13,669	$15,430

Impaired loans as a percent of gross year-end loans (1)	3.00%	2.61%	2.72%

Nonaccrual and 90 days or more past due loans as a percent of gross year-end loans (1)	1.85%	2.81%	1.51%

(1)	Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.
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
The provision for loan losses increased by $5 from $1,123 in 2005 to $1,128 in 2006. In 2006, the Corporation experienced a large increase in the loan portfolio. However, the Corporation also saw a substantial decline in net charge-offs during the year. In 2005, many problem loans were identified and charged-off. With these loans having been charged-off in 2005, the quality of the loan portfolio improved. Although impaired loans increased at year-end 2006 compared to year-end 2005, the percentage of nonaccrual and 90 day or more past due loans declined. With all of these factors considered, the calculation that management completes to determine the adequacy of the reserve resulted in the provision for loan losses of $1,128 in 2006. Efforts are continually made to examine both the level and mix of the allowance by loan type as well as the overall level of the allowance. Management specifically evaluates loans that are impaired, or graded as doubtful by the internal grading function for estimates of loss. To evaluate the adequacy of the allowance for loan losses to cover probable losses in the portfolio, management considers specific reserve allocations for identified portfolio loans, reserves for pooling of loans, historical reserve allocations and economic factors. The composition and overall level of the loan portfolio and charge-off activity are also factors used to determine the amount of the allowance for loan losses.

Management analyzes commercial and commercial real estate loans, with balances of $350 or larger, on an individual basis and classifies a loan as impaired when an analysis of the borrower’s operating results and financial condition indicates that underlying cash flows are not adequate to meet its debt service requirements. Often this is associated with a delay or shortfall in payments of 90 days or more. In addition, loans held for sale and leases are excluded from consideration as impaired. Loans are generally moved to nonaccrual status when 90 days or more past due. Impaired loans or portions thereof, are charged-off when deemed uncollectible.
Noninterest Income
Noninterest income totaled $6,670 in 2006 compared to $7,838 in 2005, a decrease of 14.9%. The significant items contributing to this change are as follows.
In the first quarter of 2005, the Corporation had a $766 gain on the sale of two branches, which it did not have in 2006. During 2006, the Corporation sold several other real estate owned properties. These sales resulted in losses in 2006 of $663 compared to sales in 2005 resulting in losses of $60. The losses in 2006 were primarily caused by two commercial properties sold by Water St. Properties. Service charges paid to Citizens decreased $340 compared to 2005 due to two reasons. First, the Corporation had fewer deposit accounts at December 31, 2006 compared to December 31, 2005. Secondly, customers are managing their accounts differently than in the past. Citizens completed updating its fee structure on deposit products in the third quarter of 2006 in efforts to increase its service charge revenue. Also, Citizens has developed new deposit products in an effort to increase the number of deposit accounts. These products were launched late in the fourth quarter. Net gain on sale of loans was $73 less than in 2005 due to the number of loans sold to FNMA declining in 2006, as the Corporation has moved to keeping more real estate loans in its portfolio. Trust fees grew $197 in 2006 compared to the same period in 2005 as the assets under trust management continued to grow. In 2006, the Corporation had income from BOLI of $346, which was purchased during the second quarter of 2006.
Noninterest Expense
Noninterest expense totaled $26,977 in 2006, a decrease of $952, or 3.4% over 2005. The following discussion highlights the significant items that resulted in increases or decreases in the components of noninterest expense.
Salaries and wages totaled $11,246 in 2006 compared to $11,905 in 2005 for a decrease of $659. The decrease in salaries was attributable to the Corporation’s reorganization efforts completed in the third quarter of 2005. The Corporation’s self-insured health plan costs increased in 2006, as continued increases in medical costs were incurred. The Corporation’s pension plan expenses increased $306 in 2006 compared to 2005. This increase was primarily due to the increase in employees added to the plan from the merger completed in the fourth quarter of 2004. The continued increase in pension costs was one of the reasons that as of January 1, 2007, no new employees will be entering the defined benefit plan of the Corporation.
Net occupancy expense decreased $103 from $1,543 in 2005 to $1,440. First, Mr. Money had a reduction of rental payments for a branch that was closed. Second, Citizens purchased a branch that had been rented in 2005. Third, the sale of two Plymouth branches and a storage building used by SCC reduced depreciation, maintenance and utility charges.
Equipment expense decreased $120 as a result of decreased costs for maintenance and installation of equipment at Citizens. Also, Citizens had reduced depreciation on its equipment as several assets passed their useful lives. Finally, in 2005, a branch in New Washington underwent a remodeling project, causing higher expense in 2005 that was not present in 2006.

Computer processing expense decreased by $486 compared to last year primarily due to the cost savings resulting from the reorganization of the two banking subsidiaries of the Corporation into one bank effective as of October 15, 2005.
State franchise taxes decreased $292 in 2006 compared to 2005. The primary reason for the reduction in taxes was due to Citizens paying a $15,000 dividend, in December 2005, to the holding company to help fund the tender offer of the Corporation.
Professional services expenses increased for 2006 compared to 2005 by $366. The primary cause of this increase is due to legal costs paid to complete the tender offer in the first quarter of 2006. Additional increases in legal costs were also recognized due to the restructuring of one commercial credit. Also, an increase in legal fee paid to handle an increase in foreclosure work at Citizens was experienced in 2006.
ATM expense and stationery and supplies decreased in 2006. Citizens monitors ATM profitability, usage, and other factors to determine the effectiveness of our ATM’s. As a result of this analysis, some machines were taken out of service, which led to ATM expense decreasing $43 compared to 2005. Stationery and supplies decreased $148 from 2005. In 2006, the Corporation did not have to buy items such as letterhead, envelopes, teller stamps and other items as it did in 2005 due to a merger completed at the end of 2004.
Other expense increased in 2006 compared to 2005 by $140. The primary reason for this increase was due to an increase of $110 in loan promotion expenses. These expenses were in relation to the loan programs Citizens’ ran in the first quarter of the year. Citizens waived various loan fees to grow its loan portfolio, which increased these expenses. Also, in 2006, education and training increased by $40. In an effort to improve lender and customer service representatives sales skills, intensive training courses were completed by these employees in the first half of 2006.
Income Tax Expense
Income before federal income taxes amounted to $8,826 in 2006 and $9,633 in 2005. The Corporation’s effective income tax rate for 2006 remained relatively unchanged from a year ago. The 2006 effective tax rate was 30.2%, compared to 30.9% in 2005.
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
Refer to “Distribution of Assets, Liabilities and Shareholders’ Equity, Interest Rates and Interest Differential” and “Changes in Interest Income and Interest Expense Resulting from Changes in Volume and Changes in Rate” on pages 17 through 19 for further analysis of the impact of changes in interest-bearing assets and liabilities on the Corporation’s net interest income.
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
Management analyzes commercial and commercial real estate loans on an individual basis and classifies a loan as impaired when an analysis of the borrower’s operating results and financial condition indicates that underlying cash flows are not adequate to meet its debt service requirements. Often this is associated with a delay or shortfall in payments of 90 days or more. Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one- to-four family residences, residential construction loans and consumer automobile, boat, home equity and credit card loans. In addition, loans held for sale and leases are excluded from consideration as impaired. Loans are generally moved to nonaccrual status when 90 days or more past due. These loans are also often considered impaired. Impaired loans or portions thereof, are charged-off when deemed uncollectible.
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
Net occupancy expense increased $169 from $1,374 in 2004 to $1,543. The primary cause of the increase was the expansion of the Corporation. The new branches acquired in the merger in 2004 were in full operation the entire year of 2005, while only in service for three months in 2004. Items included in occupancy expense include utility payments, real estate taxes, depreciation, and repair and maintenance costs. All these expenses increased due to the additional branches acquired.
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

This page left blank intentionally.

Distribution of Assets, Liabilities and Shareholders’ Equity,
Interest Rates and Interest Differential
The following table sets forth, for the years ended December 31, 2006, 2005 and 2004, the distribution of assets, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Dollars in thousands) :

	2006			2005			2004
	Average		Yield/	Average		Yield/	Average		Yield/
Assets	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate
Interest-earning assets:
Loans (1)(2)(3)	$539,241	$40,637	7.54%	$544,791	$36,710	6.74%	$507,164	$29,629	5.84%
Taxable securities (4)	106,942	4,113	3.56%	126,240	4,015	3.18%	92,806	2,999	3.24%
Non-taxable securities (4)(5)	19,703	814	4.21%	23,944	979	4.14%	27,282	1,132	4.25%
Federal funds sold	6,076	278	4.58%	20,685	720	3.48%	4,295	70	1.63%
Interest-bearing deposits in other banks	592	34	5.74%	710	14	1.97%	473	6	1.27%

Total interest-earning assets	672,554	45,876	6.82%	716,370	42,438	5.92%	632,020	33,836	5.37%
Noninterest-earning assets:
Cash and due from financial institutions	16,956			22,239			21,402
Premises and equipment, net	11,841			12,189			10,639
Accrued interest receivable	4,703			4,448			3,712
Intangible assets	29,744			30,461			19,831
Other assets	6,248			6,785			1,920
Bank owned life insurance	6,357			—			—
Less allowance for loan losses	(8,832)			(12,171)			(7,880)

Total	$739,571			$780,321			$681,644

(1)	For purposes of these computations, the daily average loan amounts outstanding are net of unearned income and include loans held for sale.

(2)	Included in loan interest income are loan fees of $1,051 in 2006, $1,376 in 2005 and $988 in 2004.

(3)	Non-accrual loans are included in loan totals and do not have a material impact on the analysis presented.

(4)	Average balance is computed using the carrying value of securities. The average yield has been computed using the historical amortized cost average balance for available-for-sale securities.

(5)	Interest income is reported on a historical basis without tax-equivalent adjustment.

Distribution of Assets, Liabilities and Shareholders’ Equity,
Interest Rates and Interest Differential (Continued)
The following table sets forth, for the years ended December 31, 2006, 2005 and 2004, the distribution of liabilities and shareholders’ equity, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Dollars in thousands) :

	2006			2005			2004
Liabilities and	Average		Yield/	Average		Yield/	Average		Yield/
Shareholders' Equity	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate
Interest-bearing liabilities:
Savings and interest- bearing demand accounts	$251,722	$3,119	1.24%	$279,568	$2,272	0.81%	$252,566	$1,462	0.58%
Certificates of deposit	222,480	7,973	3.58%	231,768	5,937	2.56%	204,209	4,805	2.35%
Federal Home Loan Bank advances	34,518	1,420	4.11%	31,185	1,002	3.21%	26,891	669	2.49%
Securities sold under repurchase agreements	19,000	769	4.05%	14,085	371	2.64%	12,004	128	1.07%
Federal funds purchased	—	—	0.00%	—	—	0.00%	2,699	10	0.37%
Notes payable	7,367	455	6.18%	8,109	385	4.76%	9,166	279	3.04%
Subordinated debentures	25,774	1,823	7.07%	25,774	1,594	6.19%	16,514	799	4.84%
U.S. Treasury demand notes payable	1,166	56	4.80%	903	30	3.43%	836	11	1.32%

Total interest- bearing liabilities	562,027	15,615	2.78%	591,392	11,591	1.96%	524,885	8,163	1.56%

Noninterest-bearing liabilities:
Demand deposits	92,382			98,228			82,860
Other liabilities	4,980			4,115			2,477

	97,362			102,343			85,337
Shareholders’ equity	80,182			86,586			71,422

Total	$739,571			$780,321			$681,644

Net interest income and interest rate spread		$30,261	4.04%		$30,847	3.96%		$25,673	3.81%

Net yield on interest- earning assets			4.49%			4.31%			4.07%

Changes in Interest Income and Interest Expense
Resulting from Changes in Volume and Changes in Rate
The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rate.

	2006 compared to 2005			2005 compared to 2004
	Increase (decrease)			Increase (decrease)
	due to:			due to:
	Volume(1)	Rate(1)	Net	Volume(1)	Rate(1)	Net
	(Dollars in thousands)
Interest income:
Loans	$(377)	$4,304	$3,927	$2,308	$4,773	$7,081
Taxable securities	(650)	748	98	1,090	(74)	1,016
Nontaxable securities	(183)	18	(165)	(123)	(30)	(153)
Federal funds sold	(619)	177	(442)	501	149	650
Interest-bearing deposits in other banks	(3)	23	20	4	4	8

Total interest- earning assets	$(1,832)	$5,270	$3,438	$3,780	$4,822	$8,602

Interest expense:
Savings and interest- bearing demand accounts	$(245)	$1,091	$846	$170	$640	$810
Certificates of deposit	(247)	2,283	2,036	683	448	1,131
Federal Home Loan Bank advances	115	304	419	118	215	333
Securities sold under repurchase agreements	157	241	398	26	217	243
Federal funds purchased	—	—	—	(10)	—	(10)
Note payable	(38)	108	70	(35)	141	106
Subordinated debentures	—	229	229	531	264	795
U.S. Treasury demand notes payable	10	16	26	1	19	20

Total interest- bearing liabilities	$(248)	$4,272	$4,024	$1,484	$1,944	$3,428

Net interest income	$(1,584)	$998	$(586)	$2,296	$2,878	$5,174

(1)	The change in interest income and interest expense due to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.

Liquidity and Capital Resources
Citizens maintains a conservative liquidity position. Within the security portfolio, all but $4 of securities are classified as available for sale. At December 31, 2006, securities with maturities of one year or less totaled $46,234, or 42.7%, of the total security portfolio. The available for sale portfolio helps to provide the Corporation with the ability to meet its funding needs. The Consolidated Statements of Cash Flows contained in the consolidated financial statements detail the Corporation’s cash flows from operating activities resulting from net earnings.
Cash from operations for 2006 was $9,262. This includes net income of $6,160 plus net adjustments of cash from operating activities of $3,102 to reconcile net earnings to net cash provided by operations. The primary uses of cash in operations are from changes in interest receivable and deferred loan fees. The primary additions to cash from operating activities are from changes in accrued interest and other expenses and from depreciation. Cash from investing activities was $(650) in 2006. Security purchases, increases in loans and the purchase of bank owned life insurance were offset by security maturities and a decrease in fed funds sold. Cash used by financing activities in 2006 totaled $11,013. The primary uses of cash in financing activities include the run-off of deposits, the payment of dividends, the purchase of treasury stock and the payment of long-term FHLB advances. The cash from financing activities included short-term FHLB borrowings and changes in securities sold under repurchase agreements. Cash from operating and investing activities was less than cash used by financing activities by $2,401, which resulted in a decrease in cash and cash equivalents to $17,860.
Future loan demand of Citizens can be funded by increases in deposit accounts, proceeds from payments on existing loans, the maturity of securities, the issuances of trust preferred obligations, and the sale of securities classified as available for sale. Additional sources of funds may also come from borrowing in the Federal Funds market and/or borrowing from the Federal Home Loan Bank (FHLB). As of December 31, 2006, Citizens had total credit availability with the FHLB of $204,713 of which $38,916 was outstanding.
On a separate entity basis, the Corporation’s primary source of funds is dividends paid primarily by Citizens. Generally, subject to applicable minimum capital requirements, Citizens may declare a dividend without the approval of the Federal Reserve bank of Cleveland and the State of Ohio Department of Commerce, Division of Financial Institutions, provided the total dividends in a calendar year do not exceed the total of its profits for that year combined with its retained profits for the two preceding years. In 2006, Citizens paid $8,310 in dividends to the Corporation, which accumulate cash at the Corporation to be used for general corporate purposes including the repurchase of its common shares. Dividends from the affiliates can also be used to fund the payment on the line of credit at LaSalle Bank, NA. At December 31, 2006, Citizens is unable to pay dividends to the Corporation without obtaining regulatory approval. Management believes the future earnings of Citizens will be sufficient to support anticipated asset growth at Citizens and provide funds to the Corporation to continue paying dividends at their current level.
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
Capital Adequacy
The Corporation’s policy is, and always has been, to maintain its capital levels above the well capitalized regulatory standards. Under the regulatory capital standards, total capital has been defined as Tier I (core) capital and Tier II (supplementary) capital. The Corporation’s Tier I capital includes shareholders’

equity (net of unrealized security gains and losses) and subordinated debentures (subject to certain limits) while Tier II capital also includes the allowance for loan losses. The definition of risk-adjusted assets has also been modified to include items both on and off the balance sheet. Each item is then assigned a risk weight or risk adjustment factor to determine ratios of capital to risk adjusted assets. The standards require that total capital (Tier I plus Tier II) be a minimum of 8.0% of risk-adjusted assets, with at least 4.0% being in Tier I capital. To be well capitalized, a company must have a minimum of 10.0% of risk adjusted assets, with at least 6.0% being Tier I capital. The Corporation’s ratios as of December 31, 2006 and 2005 were 14.4% and 16.1% respectively for total risk-based capital, and 10.8% and 12.6% respectively for Tier I risk-based capital.
Additionally, the Federal Reserve Board has adopted minimum leverage-capital ratios. These standards were established to supplement the previously issued risk based capital standards. The leverage ratio standards use the existing Tier I capital definition, but the ratio is applied to average total assets instead of risk-adjusted assets. The standards require that Tier I capital be a minimum of 4.0% of total average assets for high rated entities such as the Corporation and a minimum of 5.0% of total average assets to be well capitalized. The Corporation’s leverage ratio was 8.5% and 9.2% at December 31, 2006 and 2005.
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
Fair Value of Financial Instruments
The Corporation has disclosed the estimated fair value of its financial instruments at December 31, 2006 and 2005 in Note 19 to the consolidated financial statements. The fair value of the Corporation’s financial instruments generally increased relative to their carrying values in 2006 as a result of a decrease in the general level of longer-term interest rates. The fair value of loans at December 31, 2006 was 98.3% of the carrying value compared to 97.7% at December 31, 2005. The fair value of deposits at December 31, 2006 was 99.8% of the carrying value compared to 99.5% at December 31, 2005.

Contractual Obligations
The following table represents significant fixed and determinable contractual obligations of the Corporation as of December 31, 2006.

	One year	One to	Three to	Over five
Contractual Obligations	or less	three years	five years	years	Total
Deposits without a stated maturity	$338,540	$—	$—	$—	$338,540
Certificates of deposit	164,908	56,334	1,966	2,803	226,011
FHLB advances, securities sold under agreements to repurchase and U.S. Treasury interest- bearing demand note	65,348	361	45	—	65,754
Subordinated debentures (1)	—	—	—	25,000	25,000
Long-term debt	6,000	—	—	—	6,000
Operating leases	113	130	—	—	243

(1)	The subordinated debentures consist of $5,000, $7,500, and $12,500 debentures. See Note 12 for additional information.
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
Several ways an institution can manage interest-rate risk include selling existing assets or repaying certain liabilities; matching repricing periods for new assets and liabilities, for example, by shortening terms of new loans or securities. Financial institutions are also subject to prepayment risk in falling rate environments. For example, mortgage loans and other financial assets may be prepaid by a debtor so that the debtor may refund its obligations at new, lower rates. The Corporation has not purchased derivative financial instruments in the past and does not intend to purchase such instruments in the near future. Prepayments of assets carrying higher rates reduce the Corporation’s interest income and overall asset yields. A large portion of an institution’s liabilities may be short term or due on demand, while most of its assets may be invested in long term loans or securities. Accordingly, the Corporation seeks to have in place sources of cash to meet short-term demands. These funds can be obtained by increasing deposits, borrowing, or selling assets. Also, FHLB advances and wholesale borrowings may also be used as important sources of liquidity for the Corporation.
The following table provides information about the Corporation’s financial instruments that are sensitive to changes in interest rates as of December 31, 2006 and 2005, based on certain prepayment and account decay assumptions that management believes are reasonable. The Corporation had no derivative financial instruments or trading portfolio as of December 31, 2006 or 2005. Expected maturity date values for interest-bearing core deposits were calculated based on estimates of the period over which the deposits would be outstanding. The Corporation’s borrowings were tabulated by contractual maturity dates and without regard to any conversion or repricing dates.

Net Portfolio Value

	December 31, 2006			December 31, 2005
Change in	Dollar	Dollar	Percent	Dollar	Dollar	Percent
Rates	Amount	Change	Change	Amount	Change	Change
+200bp	$86,438	$(15,369)	-15%	$90,619	$(15,108)	-14%
+100bp	95,100	(6,707)	-7%	100,427	(5,300)	-5%
Base	101,807	—	—	105,727	—	—
-100bp	106,590	4,783	5%	108,052	2,325	2%
-200bp	108,015	6,208	6%	108,427	2,700	3%
The Corporation has seen a relatively minor change in net portfolio value from December 31, 2005 to December 31, 2006, resulting primarily from two factors. First, the yield curve has moved from a very flat curve at year-end to an inverted curve at December 31, 2006. Short-term interest rates increased more than the parallel shift upward in long-term rates. The base also decreased due to a decrease in the fair value of cash and investments, which was partially offset by a decrease in the fair value of deposits. The difference shown from 2005 to 2006 for downward rate movements is mostly attributed to the increases in volume of fixed rate real estate loans added to the portfolio in 2006.
Critical Accounting Policies
Allowance for Loan Losses
The allowance for loan losses is regularly reviewed by management to determine whether or not the amount is considered adequate to absorb probable losses in the loan portfolio. If not, an additional provision is made to increase the allowance. This evaluation includes specific loss estimates on certain individually reviewed loans, the pooling of commercial credits risk graded as special mention and substandard that are not individually examined, and general loss estimates that are based upon the size, quality, and concentration characteristics of the various loan portfolios, adverse situations that may affect a borrower’s ability to repay, and current economic and industry conditions, among other items.
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
Management assessed the Corporation’s system of internal control over financial reporting as of December 31, 2006, in relation to criteria for effective internal control over financial reporting as described in “Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2006, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control – Integrated Framework”. Crowe Chizek and Company LLC, independent registered public accounting firm, has issued an attestation report on management’s assessment of the Corporation’s internal control over financial reporting.

David A. Voight	Todd A. Michel
President, Chief Executive Officer	Senior Vice President, Controller
Sandusky, Ohio
March 2, 2007

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting
We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that First Citizens Banc Corp. (the “Company”) maintained effective internal control over financial reporting as of December 31, 2006, based on Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). First Citizens Banc Corp.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
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
In our opinion, management’s assessment that First Citizens Banc Corp. maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, First Citizens Banc Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of First Citizens Banc Corp. as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2006 and our report dated February 28, 2007 expressed an unqualified opinion on those consolidated financial statements.
Crowe Chizek and Company LLC
Cleveland, Ohio
February 28, 2007

Report of Independent Registered Public Accounting Firm on Financial Statements
Board of Directors and Shareholders
First Citizens Banc Corp
Sandusky, Ohio
We have audited the accompanying consolidated balance sheets of First Citizens Banc Corp. as of December 31, 2006 and 2005, and the related statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Citizens Banc Corp. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 1 the Company adopted Staff Accounting Bulletin 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” and accordingly adjusted assets and liabilities at the beginning of 2006 with an offsetting adjustment to the opening balance of retained earnings.
As discussed in Note 1 the Company changed it’s method of accounting for defined benefit pension plans as of December 31, 2006 in accordance with Financial Accounting Standards Board Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.”
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the First Citizen Banc Corp.’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2007 expressed an unqualified opinion thereon.
Crowe Chizek and Company LLC
Cleveland, Ohio
February 28, 2007

FIRST CITIZENS BANC CORP
CONSOLIDATED BALANCE SHEETS
December 31, 2006 and 2005
(In thousands, except share data)

	2006	2005
ASSETS
Cash and due from financial institutions	$17,860	$20,261
Federal funds sold	—	25,510
Securities available for sale	108,374	126,126
Securities held to maturity (Fair value of $4 in 2006 and $8 in 2005)	4	8
Loans, net of allowance of $8,060 and $9,212	549,665	514,770
Other securities	11,020	10,540
Premises and equipment, net	10,779	12,151
Premises and equipment, held for sale	840	—
Accrued interest receivable	5,145	4,395
Goodwill	26,093	26,093
Customer relationship intangibles	3,292	3,965
Bank owned life insurance	10,346	—
Other assets	5,568	7,117

Total assets	$748,986	$750,936

LIABILITIES
Deposits
Noninterest-bearing	$92,163	$98,314
Interest-bearing	472,388	478,791

Total deposits	564,551	577,105
Federal Home Loan Bank advances	38,916	30,539
Securities sold under agreements to repurchase	23,403	16,472
U. S. Treasury interest-bearing demand note payable	3,435	2,391
Notes payable	6,000	7,000
Subordinated debentures	25,000	25,000
Accrued expenses and other liabilities	8,209	5,319

Total liabilities	669,514	663,826

SHAREHOLDERS’ EQUITY
Common stock, no par value, 10,000,000 shares authorized, 6,112,264 shares issued	68,430	68,430
Retained earnings	28,634	27,939
Treasury stock, 640,964 and 310,862 shares at cost	(15,214)	(7,623)
Accumulated other comprehensive loss	(2,378)	(1,636)

Total shareholders’ equity	79,472	87,110

Total liabilities and shareholders’ equity	$748,986	$750,936

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2006, 2005 and 2004
(In thousands, except per share data)

	2006	2005	2004
Interest and dividend income
Loans, including fees	$40,637	$36,710	$29,629
Taxable securities	4,113	4,015	3,000
Tax-exempt securities	814	979	1,132
Federal funds sold and other	312	734	75

Total interest income	45,876	42,438	33,836
Interest expense
Deposits	11,091	8,209	6,267
Federal Home Loan Bank advances	1,421	1,002	669
Subordinated debentures	1,823	1,594	799
Other	1,280	786	428

Total interest expense	15,615	11,591	8,163

Net interest income	30,261	30,847	25,673
Provision for loan losses	1,128	1,123	1,805

Net interest income after provision for loan losses	29,133	29,724	23,868
Noninterest income
Computer center item processing fees	896	877	1,150
Service charges	3,223	3,563	3,386
Net gains (loss) on sale of securities	—	(13)	107
Net gain on sale of loans	20	93	151
Net loss on loans moved to HFS	—	—	(1,029)
ATM fees	724	682	566
Trust fees	1,280	1,083	839
Gain on Branch Sale	—	766	—
Bank owned life insurance	346	—	—
Loss on sale of other real estate owned	(663)	(60)	(31)
Other	844	847	1,062

Total noninterest income	6,670	7,838	6,201
Noninterest expense
Salaries and wages	11,246	11,905	9,556
Benefits	3,100	2,665	2,705
Net occupancy expense	1,440	1,543	1,374
Equipment expense	1,214	1,334	1,177
Contracted data processing	897	1,383	959
State franchise tax	734	1,026	788
Professional services	1,532	1,166	940
Amortization of intangible assets	673	733	498
ATM expense	461	504	442
Stationery & supplies	354	502	454
Courier	654	636	415
Other operating expenses	4,672	4,532	4,024

Total noninterest expense	26,977	27,929	23,332

Income before income taxes	8,826	9,633	6,737
Income tax expense	2,666	2,974	1,924

Net income	$6,160	$6,659	$4,813

Earnings per common share, basic and diluted	$1.12	$1.15	$0.92

Weighted average basic common shares	5,520,692	5,804,361	5,211,904

Weighted average diluted common shares	5,520,692	5,805,681	5,216,557

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31, 2006, 2005 and 2004
(In thousands, except per share data)

					Accumulated
					Other	Total
	Common Stock		Retained	Treasury	Comprehensive	Shareholders’
	Shares	Amount	Earnings	Stock	Income (Loss)	Equity
Balance, January 1, 2004	5,033,203	$47,370	$28,612	$(7,241)	$384	$69,125
Comprehensive Income:
Net Income			4,813			4,813
Change in minimum additional pension liability, net of tax					393	393
Change in unrealized gain/(loss) on securities available for sale, net of reclassification and tax effects					(1,281)	(1,281)

Total comprehensive income						3,925
Cash dividends ($1.08 per share)			(5,644)			(5,644)
Issuance of common stock for merger, net of issuance costs	785,823	21,060				21,060
Purchase of treasury stock, at cost	(11,624)			(253)		(253)

Balance, December 31, 2004	5,807,402	68,430	27,781	(7,494)	(504)	88,213
Comprehensive Income:
Net Income			6,659			6,659
Change in minimum additional pension liability, net of tax					(14)	(14)
Change in unrealized gain/(loss) on securities available for sale, net of reclassification and tax effects					(1,118)	(1,118)

Total comprehensive income						5,527
Cash dividends ($1.12 per share)			(6,501)			(6,501)
Purchase of treasury stock, at cost	(6,000)			(129)		(129)

Balance, December 31, 2005	5,801,402	68,430	27,939	(7,623)	(1,636)	87,110
SAB 108 adjustments, net of tax			755			755
Comprehensive Income:
Net Income			6,160			6,160
Change in minimum additional pension liability, net of tax					263	263
Change in unrealized gain/(loss) on securities available for sale, net of reclassification and tax effects					724	724

Total comprehensive income						7,147
Cumulative effect of change in accounting for pension obligations					(1,729)	(1,729)
Cash dividends ($1.12 per share)			(6,220)			(6,220)
Purchase of treasury stock, at cost	(330,102)			(7,591)		(7,591)

Balance, December 31, 2006	5,471,300	$68,430	$28,634	$(15,214)	$(2,378)	$79,472

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2006, 2005 and 2004
(In thousands, except per share data)

	2006	2005	2004
Cash flows from operating activities
Net income	$6,160	$6,659	$4,813
Adjustments to reconcile net income to net cash from operating activities Security amortization, net of accretion	(10)	888	(742)
Depreciation	930	1,022	987
Amortization of intangible assets	673	733	498
Amortization of and valuation allowance on servicing rights	(53)	(14)	38
Net realized (gain) loss on sale of securities	—	13	(107)
FHLB stock dividends	(464)	(355)	(232)
Provision for loan losses	1,128	1,123	1,805
Loans originated for sale	(188)	(2,516)	(4,100)
Proceeds from sale of loans	208	1,990	3,381
Gain on sale of loans	(20)	(93)	(151)
Loss on loans transferred to HFS	—	—	1,029
Loss on sale of OREO properties	663	60	31
Bank owned life insurance	(346)	—	—
Deferred income taxes	276	581	110
Change in
Net deferred loan fees	(489)	(205)	207
Accrued interest receivable	(750)	131	968
Other assets	624	(3,371)	(2,885)
Accrued interest, taxes and other expenses	920	1,951	386

Net cash from operating activities	9,262	8,597	6,036
Cash flows from investing activities
Cash paid in bank acquisition, net of cash received	—	—	(7,585)
Cash paid in branch sale	—	(11,303)	—
Securities available for sale
Maturities, prepayments and calls	62,487	37,233	75,438
Purchases	(43,629)	(11,486)	(42,201)
Sales	—	—	243
Securities held for maturity
Maturities, prepayments and calls	4	3	3
Purchases of FRB stock	(16)	(1,213)	—
Purchases of Bank owned life insurance	(10,000)	—	—
Loan originations, net of loan payments	(35,212)	34,042	(16,624)
Loans sold from HFS portfolio	—	9,505	—
Proceeds from sale of OREO properties	604	797	422
Property and equipment expenditures	(398)	(1,349)	(632)
Change in federal funds sold	25,510	(15,563)	4,860

Net cash from investing activities	(650)	40,666	13,924
See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
Years ended December 31, 2006, 2005 and 2004
(In thousands, except per share data)

	2006	2005	2004
Cash flows from financing activities
Change in deposits	(12,554)	(51,113)	(28,690)
Repayment of Federal Home Loan Bank advances	(133)	(316)	(54)
Net change in short-term FHLB advances	38,510	—	(18,975)
Net change in long-term FHLB advances	(30,000)	—	30,000
Change in securities sold under repurchase agreements	6,931	3,760	(4,982)
Change in U.S. Treasury interest-bearing notes payable	1,044	636	816
Change in short-term note payable	(1,000)	(1,000)	(1,000)
Cash dividends paid	(6,220)	(6,501)	(5,644)
Net proceeds from issuance of subordinated debentures	—	—	12,500
Purchase of treasury stock	(7,591)	(129)	(253)

Net cash from financing activities	(11,013)	(54,663)	(16,282)

Net change in cash and due from banks	(2,401)	(5,400)	3,678
Cash and due from banks at beginning of year	20,261	25,661	21,983

Cash and due from banks at end of year	$17,860	$20,261	$25,661

Supplemental cash flow information:
Interest paid	15,490	11,584	8,263
Income taxes paid	1,800	2,520	2,374

Supplemental non-cash disclosures:
Transfer of loans from portfolio to held for sale	$—	$—	$8,886
Transfer of loans from portfolio to other real estate owned	—	238	1,130
Change in minimum additional pension liability, net of intangible for prior service cost	(263)	14	(602)
Fixed assets transferred to held for sale	840	—	179

Fair value of assets acquired in FNB acquisition			$193,861
Common stock issued for acquisition			(21,060)

Total liabilities assumed			172,801

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The following is a summary of the accounting policies adopted by First Citizens Banc Corp, which have a significant effect on the financial statements.
Consolidation Policy: The consolidated financial statements include the accounts of First Citizens Banc Corp (FCBC) and its wholly-owned subsidiaries: The Citizens Banking Company (Citizens), SCC Resources, Inc. (SCC), First Citizens Insurance Agency, Inc., and Water Street Properties, Inc. (Water St.). Mr. Money Finance Company (Mr. Money), Citizens’ previously wholly-owned subsidiary, was merged into Citizens in August of 2006. Also in August of 2006, First Citizens Title Insurance Agency, Inc. was dissolved. The above companies together are referred to as the Corporation. Intercompany balances and transactions are eliminated in consolidation.
Nature of Operations: The Corporation provides financial services through its offices in the Ohio counties of Erie, Crawford, Huron, Marion, Ottawa, and Richland. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments that potentially represent concentrations of credit risk include deposit accounts in other financial institutions and Federal Funds sold. In 2006, SCC provided item processing for six financial institutions in addition to Citizens. SCC accounted for 2.0% of the Corporation’s total revenues. First Citizens Insurance Agency Inc. was formed to allow the Corporation to participate in commission revenue generated through its third party insurance agreement. Insurance commission revenue is less than 1.0% of total revenue for the year ended December 31, 2006. Water Street Properties, Inc. was formed to hold repossessed assets of FCBC’s subsidiaries. Water St. revenue was than 1% of total revenue for the year ended December 31, 2006.
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
Securities: Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be sold before maturity. Equity securities with readily determinable fair values are also classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income.
Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are based on the amortized cost of the security sold using the specific identification method.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
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
Other securities which include Federal Home Loan Bank (FHLB) stock, Federal Reserve Bank (FRB) stock, Farmer Mac stock (FMS), Bankers’ Bancshares Inc. (BB) stock, and Norwalk Community Development Corp (NCDC) stock are carried at cost.
Loans Held for Sale: Loans originated and intended for sale in the secondary market and loans that management no longer intends to hold for the foreseeable future, are carried at the lower of cost or market in the aggregate, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.
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
The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component consists of a pooling of commercial credits risk graded as special mention and substandard that are not individually examined, and general reserves, which are based on a rolling average of historical net charge-offs.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
A loan is impaired when full payment under the loan terms is not expected. Smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures. Commercial and commercial real estate loans with balances $350,000 or larger, are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the estimated fair value of collateral if repayment is expected solely from the collateral. If the collateral is greater than the outstanding balance of the loan, no specific allowance is allocated for the loan.
Premises and Equipment: Land is carried at cost. Buildings and improvements and furniture and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both accelerated and straight-line methods over the estimated useful life of the asset, ranging from three to seven years for furniture and equipment and seven to fifty years for buildings and improvements.
Other Real Estate: Other real estate acquired through or instead of loan foreclosure is initially recorded at fair value when acquired, establishing a new cost basis. Any reduction from carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair value is recognized in a valuation allowance by a charge to income. Other real estate owned included in other assets totaled approximately $565 at December 31, 2006 and $1,294 at December 31, 2005.
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
Federal Home Loan Bank (FHLB) stock: The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.
Federal Reserve Bank (FRB) stock: The Bank is a member of the Federal Reserve system. Members are required to own 6% of stock based on the capital stock and surplus totals of the Bank. FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value.
Bank Owned Life Insurance (BOLI): The Corporation has purchased life insurance policies on a group of senior officers. The purpose of the BOLI is to partially offset expenses related to pension benefits, healthcare and other employee related expenses. BOLI is recorded at its cash surrender value, which is the amount that can be realized.
Goodwill and Other Intangible Assets: Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.
Other intangible assets consist of core deposit intangible assets arising from whole bank and branch acquisitions. The core deposit intangible assets are measured at fair value and then amortized on an accelerated method over their estimated useful lives, which range from ten to twelve years.
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
Retirement Plans: The Corporation sponsors a noncontributory defined benefit retirement plan for all full-time employees who have attained the age of 20 1/2 and have a minimum of six months of service. Pension expense is the net of service and interest cost, return on plan assets and amortization of gains and losses not immediately recognized. Accrued pension costs are funded to the extent deductible for federal income tax purposes. As of January 1, 2007, no additional employees will be added to the benefit plan.
In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R). The effect of this standard on the Corporations’ financial statements is discussed further in the Adoption of New Accounting Standards section.
The Corporation also provides a savings and retirement 401(k) plan for all eligible employees who elect to participate. The decision to make contributions to the plan, which represents a match of a portion of the salary deferred by participants, is made annually by the Board of Directors. Such contributions are funded as they are accrued.
Stock Compensation: Effective January 1, 2006, the Corporation adopted SFAS No. 123(R), Share-based Payment, using the modified prospective transition method. The adoption of this standard had no effect on net income in 2006, as all options outstanding at December 31, 2005 were fully vested and no additional options have been granted.
Prior to January 1, 2006, employee compensation expense under stock options was reported using the intrinsic value method; therefore, no stock-based compensation cost is reflected in net income for the years ending December 31, 2005 and 2004, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of SFAS Statement No. 123, Accounting for Stock-Based Compensation, for the years ending December 31.

	2005	2004
Net income as reported	$6,659	$4,813
Deduct: Stock-based compensation expense determined under fair value based method	62	79

Pro forma net income	$6,597	$4,734

Basic earnings per share as reported	$1.15	$0.92
Pro forma basic earnings per share	1.14	0.91

Diluted earnings per share as reported	$1.15	$0.92
Pro forma diluted earnings per share	1.14	0.91
The pro forma effects are computed using option pricing models, utilizing the following weighted-average assumptions as of grant date. No options were granted during 2004, 2005, or 2006.

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
Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale and changes in the minimum pension liability, which are also recognized as separate components of shareholders’ equity.
Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Restrictions on Cash: Citizens is required to maintain certain daily reserve balances on hand in accordance with Federal Reserve Board requirements. The average reserve balance maintained in accordance with such requirements at December 31, 2006 and 2005 approximated $6,123 and $5,024. These balances do not earn interest.
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
Adoption of New Accounting Standards:
Effective January 1, 2006, the Company adopted SFAS No. 123(R), Share-based Payment. See “Stock Compensation” above for further discussion of the effect of adopting this standard.
FASB Statement No. 158: In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R). This Statement requires an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multi-employer plan) as an asset or liability in its balance sheet, beginning with year end 2006, and to recognize changes in the funded status in the year in which the changes occur through comprehensive income beginning in 2007. Additionally, defined benefit plan assets and obligations are to be measured as of the date of the employer’s fiscal year-end, starting in 2008. Adoption had the following effect on individual line items in the 2006 balance sheet:
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	Before		After
	Application of		Application of
	SFAS No. 158	Adjustments	SFAS No. 158
Liability for pension benefits	$949	$2,620	$3,569
Deferred income taxes	(1,133)	(891)	(2,024)
Total Liabilities	667,785	1,729	669,514
Accumulated other comprehensive income	(649)	(1,729)	(2,378)
Total stockholders’ equity	$81,201	$(1,729)	$79,472
SAB 108: In September 2006, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108), which is effective for fiscal years ending on or after November 15, 2006. SAB 108 provides guidance on how the effects of prior-year uncorrected financial statement misstatements should be considered in quantifying a current year misstatement. SAB 108 requires public companies to quantify misstatements using both an income statement (rollover) and balance sheet (iron curtain) approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered. Adjustments considered immaterial in prior years under the method previously used, but now considered material under the dual approach required by SAB 108, are to be recorded upon initial adoption of SAB 108. The amount so recorded is shown as a cumulative effect adjustment and is recorded in opening retained earnings as of January 1, 2006. Included in this cumulative effect adjustment are the following items and amounts:

	Gross	Tax effect	Net
Accrued Current Tax to remove excess tax cushion	$358	$—	$358
FAS 91 deferred costs that were previously expensed	802	273	529
Accrued commission expense	(200)	(68)	(132)

Totals	$960	$205	$755

The above items were all considered immaterial in previous year’s financial statements and were the result of multiple years of immaterial misstatements in the financial statements. The current tax and commission expense items were the result of monthly accrual entries. The FAS 91 item was a result of deferred costs being expensed in the current period rather than being spread over the life of the loan.
Effect of Newly Issued But Not Yet Effective Accounting Standards:
In February 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 155, Accounting for Certain Hybrid Financial Instruments-an amendment to FASB Statements No. 133 and 140. This
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Statement permits fair value re-measurement for any hybrid financial instruments, clarifies which instruments are subject to the requirements of Statement No. 133, and establishes a requirement to evaluate interests in securitized financial assets and other items. The new standard is effective for financial assets acquired or issued after the beginning of the entity’s first fiscal year that begins after September 15, 2006. Management does not expect the adoption of this statement to have a material impact on its consolidated financial position or results of operations.
In March 2006, the FASB issued Statement No. 156, Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140. This Statement provides the following: 1) revised guidance on when a servicing asset and servicing liability should be recognized; 2) requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; 3) permits an entity to elect to measure servicing assets and servicing liabilities at fair value each reporting date and report changes in fair value in earnings in the period in which the changes occur; 4) upon initial adoption, permits a onetime reclassification of available-for-sale securities to trading securities for securities which are identified as offsetting the entity’s exposure to changes in the fair value of servicing assets or liabilities that a servicer elects to subsequently measure at fair value; and 5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional footnote disclosures. This standard is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006 with the effects of initial adoption being reported as a cumulative-effect adjustment to retained earnings. Management does not expect the adoption of this statement will have a material impact on its consolidated financial position or results of operations.
In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. The Company has not completed its evaluation of the impact of the adoption of this standard.
In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (FIN 48), which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company has determined that the adoption of FIN 48 will not have a material effect on the financial statements.
In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants’ employment or retirement. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. This issue is effective for fiscal years beginning after December 15, 2007. The Company has not completed its evaluation of the impact of adoption of EITF 06-4.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-5, Accounting for Purchases of Life Insurance — Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 (Accounting for Purchases of Life Insurance). This issue requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the issue discusses whether the cash surrender value should be discounted when the policyholder is contractually limited in its ability to surrender a policy. This issue is effective for fiscal years beginning after December 15, 2006. The Company does not believe the adoption of this issue will have a material impact on the financial statements.
Financial Statement Presentation: Certain items in the 2004 and 2005 financial statements have been reclassified to conform to the 2006 presentation.
NOTE 2 — SECURITIES
The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows.

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses
2006
U.S. Treasury securities and obligations of U.S. government agencies	$87,379	$54	$(469)
Obligations of states and political subdivisions	16,971	159	(59)
Mortgage-back securities	3,543	2	(70)

Total debt securities	107,893	215	(598)
Equity securities	481	—	—

Total	$108,374	$215	$(598)

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses
2005
U.S. Treasury securities and obligations of U.S. government agencies	$97,815	$—	$(1,531)
Obligations of states and political subdivisions	22,809	247	(89)
Mortgage-back securities	5,021	11	(117)

Total debt securities	125,645	258	(1,737)
Equity securities	481	—	—

Total	$126,126	$258	$(1,737)

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 2 – SECURITIES (Continued)
The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows.

		Gross	Gross
	Carrying	Unrecognized	Unrecognized	Fair
	Amount	Gains	Losses	Value
2006
Mortgage-backed securities	$4	$—	$—	$4

2005
Mortgage-backed securities	$8	$—	$—	$8

The fair value of securities and carrying amount, if different, at year end 2006 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Held to maturity		Available for sale
	Amortized Cost	Fair Value	Fair Value
Due in one year or less	$—	$—	$46,234
Due from one to five years	—	—	50,645
Due from five to ten years	—	—	5,136
Due after ten years	—	—	2,335
Mortgage-backed	4	4	3,543
Equity securities	—	—	481

Total	$4	$4	$108,374

Securities with a carrying value of $97,327 and $107,459 were pledged as of December 31, 2006 and 2005, to secure public deposits and other deposits and liabilities as required or permitted by law.
Proceeds from sales of securities, gross realized gains and gross realized losses were as follows.

	2006	2005	2004
Sale proceeds	$—	$—	$243
Gross realized gains	—	—	104
Gross realized losses	—	(10)	—
Gains (losses) from securities called or settled by the issuer	—	(3)	3
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 2 – SECURITIES (Continued)
Debt securities with unrealized losses at year end 2006 and 2005 not recognized in income are as follows.

2006	12 Months or less		More than 12 months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
U.S. Treasury securities and obligations of U.S. government agencies	$14,445	$10	$45,878	$459	$60,323	$469
Obligations of states and political subdivisions	2,376	6	2,910	53	5,286	59
Mortgage-backed securities	145	—	2,838	70	2,983	70

Total temporarily impaired	$16,966	$16	$51,626	$582	$68,592	$598

2005	12 Months or less		More than 12 months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
U.S. Treasury securities and obligations of U.S. government agencies	$23,522	$332	$74,293	$1,199	$97,815	$1,531
Obligations of states and political subdivisions	5,101	48	1,994	41	7,095	89
Mortgage-backed securities	3,740	117	—	—	3,740	117

Total temporarily impaired	$32,363	$497	$76,287	$1,240	$108,650	$1,737

The Corporation evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, the Corporation may consider whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.
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
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 3 — LOANS
Loans at year-end were as follows.

	2006	2005
Commercial and agricultural	$56,789	$65,903
Commercial real estate	218,084	195,983
Residential real estate	234,344	206,411
Real estate construction	28,294	29,712
Consumer	19,909	25,268
Credit card and other	267	632
Leases	341	615

Total Loans	558,028	524,524
Allowance for loan losses	(8,060)	(9,212)
Net deferred loan fees	(303)	(542)

Net loans	$549,665	$514,770

Loans to directors and executive officers, including their immediate families and companies in which they are principal owners during 2006 were as follows.

Balance — January 1, 2006	$4,763
New loans and advances	2,044
Repayments	(2,105)
Effect of changes in related parties	(607)

Balance — December 31, 2006	$4,095

Deposits from principal officers, directors, and their affiliates at year-end 2006 and 2005 were $5,805 and $7,589.
NOTE 4 — ALLOWANCE FOR LOAN LOSSES
A summary of the activity in the allowance for loan losses was as follows.

	2006	2005	2004
Balance — January 1	$9,212	$11,706	$6,308
Provision for loan losses	1,128	1,123	1,805
Balance from acquisition	—	—	5,746
Loans charged-off	(3,466)	(5,706)	(2,888)
Recoveries	1,186	2,089	735

Balance — December 31	$8,060	$9,212	$11,706

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 4 — ALLOWANCE FOR LOAN LOSSES (Continued)
Impaired loans were as follows.

	2006	2005
Year-end loans with no allocated allowance for loan losses	$—	$—
Year-end loans with allocated allowance for loan losses	16,746	13,669
Amount of allowance for loan losses allocated	3,856	4,827

	2006	2005	2004
Average balance of impaired loans during year	$12,404	$16,593	$8,724
Interest income recognized during impairment	533	530	471
Interest income recognized on a cash basis	533	530	471

Nonperfroming loans were as follows:

	2006	2005
Loans past due over 90 days still on accrual	$2,717	$331
Nonaccrual loans	7,576	14,401
Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.
NOTE 5 – SERVICING RIGHTS
Activity for capitalized mortgage servicing rights and the related valuation allowance follows.

	2006	2005	2004
Servicing rights:
Beginning of year	$218	$285	$342
Additions	2	14	36
Amortized to expense	(69)	(81)	(93)
Direct write-downs	—	—	—

End of year	$151	$218	$285

Valuation allowance:
Beginning of year	$(16)	$(84)	$(139)
Additions expensed	—	—	—
Reductions credited to expense	16	68	55

End of year	$—	$(16)	$(84)

The fair value of servicing rights at year-end 2006 and 2005 were $166 and $202. The fair value of MSR’s was estimated by calculating the present value of estimated future net servicing cash flows, taking into consideration actual and expected mortgage loan prepayment rates, discount rates, servicing costs, and other economic factors. Currently, a third party consultant for the Corporation completes this calculation on a quarterly basis. The total balance of serviced loans at year-end 2006 was $25,192 compared to $29,191 year-end 2005.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 5 – SERVICING RIGHTS (Continued)
Estimated amortization expense for each of the next five years is:

2007	$47
2008	44
2009	37
2010	18
2011	4
NOTE 6 — PREMISES AND EQUIPMENT
Year-end premises and equipment were as follows.

	2006	2005
Land and improvements	$2,045	$2,033
Buildings and improvements	11,852	13,797
Furniture and equipment	12,473	12,553

Total	26,370	28,383
Accumulated depreciation	(15,591)	(16,232)

Premises and equipment, net	$10,779	$12,151

Year-end premises and equipment, held for sale, were as follows.

	2006	2005
Buildings and improvements	$908	—
Furniture and equipment	386	—

Total	1,294	—
Accumulated depreciation	(454)	—

Premises and equipment, net	$840	$—

At December 31, 2006, premises and equipment held for sale represented fixed assets related to a closed branch of Citizens in Norwalk, Ohio.
Depreciation expense was $930, $1,022, and $987 for 2006, 2005, and 2004.
Rent expense was $191, $229 and $255 for 2006, 2005, and 2004. Rent commitments under non-cancelable operating leases were as follows, before considering renewal options that generally are present.

2007	$167
2008	49
2009	27

Total	$243

The rent commitments listed above are primarily for the leasing of four banking branches.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 7 – GOODWILL AND INTANGIBLE ASSETS
The change in the carrying amount of goodwill for the years ended December 31, 2006 and December 31, 2005 is as follows.

	2006	2005
Beginning of year	$26,093	$26,093
Acquired goodwill	—	—
Impairment	—	—

End of year	$26,093	$26,093

Acquired Intangible Assets
Acquired intangible assets were as follows as of year end.

	2006		2005
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Customer relationship intangibles	$6,425	$3,133	$6,425	$2,460

Aggregate amortization expense was $673, $733 and $498 for 2006, 2005, and 2004.
Estimated amortization expense for each of the next five years and thereafter is as follows.

2007	$644
2008	622
2009	476
2010	444
2011	425
Thereafter	681

$3,292

NOTE 8 — INTEREST-BEARING DEPOSITS
Interest-bearing deposits as of December 31, 2006 and 2005 were as follows.

	2006	2005
Demand	$123,778	$113,675
Statement and Passbook Savings	122,599	141,312
Certifcates of Deposit
In excess of $100,000	39,925	41,745
Other	154,969	149,101
Individual Retirement Accounts	31,117	32,888

Total	$472,388	$478,721

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 8 — INTEREST-BEARING DEPOSITS (Continued)
Scheduled maturities of certificates of deposit at December 31, 2006 were as follows.

2007	$145,591
2008	40,594
2009	4,522
2010	1,032
2011	353
Thereafter	2,802

Total	$194,894

NOTE 9 — FEDERAL HOME LOAN BANK ADVANCES
The Corporation has a $40 million cash management advance line of credit with the Federal Home Loan Bank. The Corporation had no advances outstanding on this line as of December 31, 2006 and December 31, 2005. The Corporation also has a $80 million repo advance line with the Federal Home Loan Bank. The Corporation had $38,510 in advances outstanding on this line as of December 31, 2006 and $0 at December 31, 2005.
The Corporation has fixed-rate mortgage-matched advances from the Federal Home Loan Bank. Mortgage-matched advances are utilized to fund specific fixed-rate loans with certain prepayment of principal permitted without penalty.
At year-end 2006 and 2005, advances from the Federal Home Loan Bank were as follows.

	2006	2005
Maturities June 2006 through June 2010, with fixed-rates ranging from 3.03% to 7.8%, averaging 4.11% in 2006 and 5.78% in 2005	$38,916	$30,539

Scheduled principal reduction of FHLB loans at December 31, 2006 were as follows.

2007	$38,510
2008	0
2009	361
2010	45

Total	$38,916

In addition to the borrowings, the Corporation has outstanding letters of credit with the Federal Home Loan Bank totaling $19,600 at year-end 2006 and $11,600 at year-end 2005 used for pledging against public funds. Federal Home Loan Bank borrowings and the letters of credit are collateralized by Federal Home Loan Bank stock and by $78,997 and $56,904 of residential mortgage loans under a blanket lien arrangement at year-end 2006 and 2005.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 10 — OTHER BORROWINGS
Information concerning securities sold under agreements to repurchase and treasury tax and loan deposits were as follows.

	2006	2005
Average balance during the year	$20,166	$14,988
Average interest rate during the year	4.09%	2.69%
Maximum month-end balance during the year	$27,068	$21,083
Weighted average interest rate at year end	4.28%	3.49%
Securities underlying repurchase agreements had a fair value of $27,104 at December 31, 2006 and $19,829 at December 31, 2005.
NOTE 11 – NOTE PAYABLE
FCBC has a secured borrowing agreement with LaSalle Bank, NA for up to $12,000. The agreement is split into two pieces; a $5,000 secured revolving line of credit which matures July 26, 2007, and a $10,000 term loan, of which $4,000 has been paid down. The term loan matures July 30, 2007 and will require a $6,000 balloon principal payment. At December 31, 2006, no amounts were outstanding on the line of credit balance and the term loan had a balance of $6,000. At December 31, 2005, no amounts were outstanding on the line of credit and the term loan was $7,000. The interest rate is three month LIBOR plus 1.75%, or 7.12% at December 31, 2006 and adjusts quarterly. The borrowings are secured by 100% of the common stock of Citizens.
NOTE 12 – SUBORDINATED DEBENTURES
Trusts formed by the Corporation, in March 2003 and March 2002, issued $7,500 of 4.41% floating rate and $5,000 of 5.59% floating rate trust preferred securities through special purpose entities as part of pooled offerings of such securities. The current rate on the trust preferred securities issued in March 2003 and March 2002 are 8.52% and 8.97%. The Corporation issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Corporation may redeem the subordinated debentures, in whole but not in part, any time prior to March 26, 2008 and March 26, 2007, respectively at a price of 107.50% of face value. After March 26, 2008 and March 26, 2007, respectively, subordinated debentures may be redeemed at face value.
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
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 13 – INCOME TAXES
Income tax expense was as follows.

	2006	2005	2004
Current	$2,390	$2,393	$1,814
Deferred	276	581	110

Income tax expense	$2,666	$2,974	$1,924

Effective tax rates differ from the statutory federal income tax rate of 34% due to the following.

	2006	2005	2004
Income taxes computed at the statutory federal tax rate	$3,001	$3,275	$2,291
Add (subtract) tax effect of
Nontaxable interest income, net of nondeductible interest expense	(253)	(321)	(372)
Dividends received deduction	(1)	(1)	(1)
Cash surrender value of BOLI	(118)	—	—
Other	37	21	6

Income tax expense	$2,666	$2,974	$1,924

Tax expense attributable to security gains totaled $0, $(4) and $36 in 2006, 2005 and 2004.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 13 – INCOME TAXES (continued)
Year-end deferred tax assets and liabilities were due to the following.

	2006	2005
Deferred tax assets
Allowance for loan losses	$2,551	$2,801
Deferred compensation	620	580
Intangible assets	1,265	1,434
Deferred loan fees	—	161
Pension costs	1,213	294
Unrealized loss on securities available for sale	130	503
Other	67	6

Deferred tax asset	5,846	5,779

Deferred tax liabilities
Tax depreciation in excess of book depreciation	(735)	(727)
Discount accretion on securities	(42)	(32)
Purchase accounting adjustments	(1,404)	(1,580)
FHLB stock dividends	(1,530)	(1,368)
Leases	(48)	(64)
Deferred loan fees	(264)	—
Other	(51)	(69)

Deferred tax liability	(4,074)	(3,840)

Net deferred tax asset	$1,772	$1,939

NOTE 14 — RETIREMENT PLANS
The Corporation sponsors a savings and retirement 401(k) plan, which covers all employees who meet certain eligibility requirements and who choose to participate in the plan. The matching contribution to the 401(k) plan was $138, $124 and $101 in 2006, 2005 and 2004.
The Corporation and its subsidiaries also sponsor a pension plan which is a noncontributory defined benefit retirement plan for all employees who have attained the age of 20 1/2, completed six months of service and work 1,000 or more hours per year. Annual payments, subject to the maximum amount deductible for federal income tax purposes, are made to a pension trust fund. Also, effective January 1, 2007, no new employees will be added to the retirement plan.
The Corporation uses a September 30 measurement date for its plan.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 14 — RETIREMENT PLANS (Continued)
Information about the pension plan is as follows.

	2006	2005
Change in benefit obligation:
Beginning benefit obligation	$10,066	$8,460
Service cost	923	712
Interest cost	590	489
Actuarial (gain) loss	(225)	493
Benefits paid	(351)	(88)

Ending benefit obligation	11,003	10,066

Change in plan assets, at fair value:
Beginning plan assets	6,565	5,436
Actual return	596	569
Employer contribution	655	648
Benefits paid	(351)	(88)
Administrative expenses	(30)	—

Ending plan assets	7,435	6,565

Funded status	(3,568)	(3,502)
Unrecognized net actuarial loss	—	3,679
Unrecognized prior service cost	—	25
Unrecognized net transition asset at January 1, 1989 being recognized over 17 years	—	(20)

Net amount recognized	$(3,568)	$182

Prior to the adoption of FAS Statement 158, amounts recognized in the consolidated balance sheet at December 31, 2005 were as follows.

Accrued benefit cost	$(855)
Intangible assets	25
Accumulated other comprehensive income	1,012

Net amount recognized	$182

Amounts recognized in accumulated other comprehensive income at December 31, 2006 consist of:

Unrecognized actuarial loss (net of tax, of $1,095)	$2,125

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 14 — RETIREMENT PLANS (Continued)
The accumulated benefit obligation for the defined benefit pension plan was $8,384 in 2006 and $7,419 in 2005.
The components of net periodic pension expense were as follows.

	2006	2005	2004
Service cost	$923	$712	$633
Interest cost	590	489	464
Expected return on plan assets	(471)	(569)	(344)
Net amortization and deferral	127	231	145

Net	$1,169	$863	$898

Additional information
Increase/(decrease) in minimum liability included in other comprehensive income	$(400)	$21	$(602)
The weighted average assumptions used to determine benefit obligations at year-end were as follows.

	2006	2005	2004
Discount rate on benefit obligation	5.51%	5.09%	5.47%
Long-term rate of return on plan assets	7.00	7.00	7.00
Rate of compensation increase	3.00	3.00	3.00
The weighted average assumptions used to determine net periodic pension cost were as follows.

	2006	2005	2004
Discount rate on benefit obligation	5.51%	5.09%	5.47%
Long-term rate of return on plan assets	7.00	7.00	7.00
Rate of compensation increase	3.00	3.00	3.00
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
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 14 — RETIREMENT PLANS (Continued)
The Corporation’s pension plan asset allocation at year-end 2006, and 2005, target allocation for 2007, and expected long-term rate of return by asset category are as follows.

		Percentage of Plan		Weighted-
	Target	Assets		Average Expected
	Allocation	at Year-end		Long-Term Rate
Asset Category	2007	2006	2005	of Return
Equity securities	20-50%	53.0%	50.3%	11.1%
Debt securities	30-60	17.7	15.5	5.5
Money market funds	20-30	29.3	34.2	2.5

Total		100.0%	100.0%	7.6%

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
The Corporation expects to contribute $632 to its pension plan in 2007.
Expected benefit payments, which reflect expected future service, are as follows.

2007	$214
2008	913
2009	357
2010	478
2011	365
2012 through 2016	8,286

Total	$10,613

Continued

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 15 – STOCK OPTIONS
Options to buy stock may be granted to directors, officers and employees under the stock option plan, which provides for issue of up to 225,000 options. Exercise price is the market price at date of grant. The maximum option term is ten years, and options vest after three years.
A summary of the activity in the plan is as follows.

	2006
		Weighted
		Average
		Exercise
	Shares	Price
Outstanding at beginning of year	39,000	$25.44
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at end of year	39,000	$25.44

Options exercisable at year-end	39,000	$25.44

Options outstanding at year-end 2006 were as follows.

	Outstanding
		Weighted
		Average	Weighted
		Remaining	Average
		Contractual	Exercise
Exercise price	Number	Life	Price
$20.50	25,700	5 yrs. 6 mos.	$20.50
$35.00	13,300	6 yrs. 3.5 mos.	35.00

Outstanding at year-end	39,000	5 yrs. 9 mos.	$25.44

The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the market price of our common stock as of the reporting date. As of December 31, 2006 and December 31, 2005, the aggregate intrinsic value of the stock options was $0.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
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
The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

	2006		2005
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate
Commitments to extend credit:
Lines of credit and construction loans	$11,065	$64,371	$9,785	$63,564
Overdraft protection	—	11,180	—	9,450
Letters of credit	20	3,844	42	3,411

	$11,085	$79,395	$9,827	$76,425

Commitments to make loans are generally made for a period of one year or less. Fixed-rate loan commitments included above had interest rates ranging from 4.00% to 10.25% at December 31, 2006 and 4.37% to 11.50% at December 31, 2005. Maturities extend up to 30 years.
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
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2006 and 2005, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 17 – CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS (Continued)
At December 31, 2006 and 2005, the Corporation’s and the Bank’s actual capital levels and minimum required levels were as follows.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in Millions)
2006
Total capital to risk- weighted assets
Consolidated	$80.3	14.4%	$44.6	8.0%	n/a	n/a
Citizens	69.6	12.8	43.5	8.0	54.4	10.0
Tier I (Core) capital to risk- weighted assets
Consolidated	60.4	10.8	22.3	4.0	n/a	n/a
Citizens	62.8	11.5	21.8	4.0	32.6	6.0
Tier I (Core) capital to average assets
Consolidated	60.4	8.5	28.4	4.0	n/a	n/a
Citizens	62.8	8.9	28.2	4.0	35.2	5.0
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
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
The Corporation’s primary source of funds for paying dividends to its shareholders and for operating expenses is dividends received from Citizens. Payment of dividends by Citizens to the Corporation is subject to restrictions by Citizens regulatory agencies. These restrictions generally limit dividends to the current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below minimum regulatory requirements. At December 31, 2006, Citizens cannot pay any dividends to FCBC without being granted regulatory approval for a dividend.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 18 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
Condensed financial information of FCBC follows.

Condensed Balance Sheets	2006	2005

Assets:
Cash	$15,735	$14,159
Securities available for sale	481	481
Loans, net of allowance of $0 in 2006 and 2005	1,169	6,903
Investment in bank subsidiary	93,151	91,166
Investment in nonbank subsidiaries	1,653	2,394
Note receivable from nonbank subsidiaries	587	5,758
Other assets	1,249	616

Total assets	$114,025	$121,477

Liabilities and Shareholders’ Equity:
Deferred income taxes and other liabilities	$3,553	$2,367
Subordinated debentures	25,000	25,000
Note payable	6,000	7,000
Common stock	68,430	68,430
Retained earnings	28,634	27,939
Treasury Stock	(15,214)	(7,623)
Accumulated other comprehensive loss	(2,378)	(1,636)

Total liabilities and shareholders’ equity	$114,025	$121,477

Condensed Statements of Income	2006	2005	2004

Dividends from bank subsidiaries	$8,310	$20,269	$8,828
Interest income	291	467	423
Other income	684	176	124
Provision for loan losses	(18)	(28)	—
Interest expense	(2,279)	(1,981)	(1,079)
Other expense, net	(2,367)	(1,807)	(1,610)

Earnings before equity in undistributed net earnings of subsidiaries	4,622	17,096	6,686
Income tax benefit	1,424	1,077	728
(Distributions in excess of earnings of subsidiaries) / equity in undistributed net earnings of subsidiaries	115	(11,514)	(2,601)

Net income	$6,160	$6,659	$4,813

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 18 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

Condensed Statements of Cash Flows	2006	2005	2004

Operating activities:
Net income	$6,160	$6,659	$4,813
Adjustment to reconcile net income to net cash provided by operating activities:
Provision for loan losses	18	28	—
Change in other assets and other liabilities	(465)	1,188	(3,166)
Distributions in excess of/(equity in undistributed) net earnings of subsidiaries	(115)	11,514	2,601

Net cash from operating activities	5,598	19,389	4,248

Investing activities:
Loan originations, net of loan payments	5,716	(6,268)	27
Change in loan to nonbank subsidiaries	5,073	6,108	(1,100)
Cash paid for acquisition, net of cash received	—	—	(10,902)

Net cash from investing activities	10,789	(160)	(11,975)

Financing activities:
Net change in short term note payable	(1,000)	(1,000)	(1,000)
Repayment of long-term note payable	—	—	—
Proceeds from subordinated debentures payable to First Citizens Statutory Trust I, II, and III	—	—	12,500
Cash paid for treasury stock	(7,591)	(129)	(253)
Cash dividends paid	(6,220)	(6,501)	(4,075)

Net cash from financing activities	(14,811)	(7,630)	7,172

Net change in cash and cash equivalents	1,576	11,599	(555)

Cash and cash equivalents at beginning of year	14,159	2,560	3,115

Cash and cash equivalents at end of year	$15,735	$14,159	$2,560

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 19 — FAIR VALUES OF FINANCIAL INSTRUMENTS
The carrying amount and estimated fair values of financial instruments were as follows.

	December 31, 2006		December 31, 2005
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Financial assets:
Cash and due from financial institutions	$17,860	$17,860	$20,261	$20,261
Federal funds sold	—	—	25,510	25,510
Securities available for sale	108,374	108,374	126,126	126,126
Securities held to maturity	4	4	8	8
Loans, net of allowance for loan losses	549,665	540,145	514,770	502,795
Other securities	11,020	11,020	10,540	10,540
Accrued interest receivable	5,145	5,145	4,395	4,395

Financial liabilities:
Deposits	(564,551)	(563,537)	(577,105)	(574,319)
Federal Home Loan Bank advances	(38,916)	(38,918)	(30,539)	(29,956)
U.S. Treasury interest-bearing demand note payable	(3,435)	(3,435)	(2,391)	(2,391)
Securities sold under agreements to repurchase	(23,403)	(23,403)	(16,472)	(16,472)
Notes payable	(6,000)	(6,000)	(7,000)	(7,000)
Subordinated debentures	(25,000)	(25,000)	(25,000)	(25,000)
Accrued interest payable	(614)	(614)	(473)	(473)
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
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 20 – OTHER COMPREHENSIVE INCOME/(LOSS)
Other comprehensive income/(loss) components and related taxes were as follows.

	2006	2005	2004
Unrealized holding gains /(losses) on available for sale securities	$1,097	$(1,707)	$(1,840)
Reclassification adjustments for gains / (losses) later recognized in income	—	13	(107)

Net unrealized gain /(losses)	1,097	(1,694)	(1,947)
Minimum pension liability adjustment	398	(21)	602
Tax effect	(508)	583	457

Other comprehensive income/(loss)	$987	$(1,132)	$(888)

NOTE 21 – EARNINGS PER SHARE
The factors used in the earnings per share computation follow.

	2006	2005	2004
Basic
Net Income	$6,160	$6,659	$4,813

Weighted Average common shares outstanding	5,520,692	5,804,361	5,211,904

Basic earnings per share	$1.12	$1.15	$0.92

Diluted
Net Income	$6,160	$6,659	$4,813

Weighted average common shares outstanding for basic earnings per common share	5,520,692	5,804,361	5,211,904
Add: dilutive effects of assumed exercise of options	—	1,320	4,653

Average shares and dilutive potential common shares outstanding	5,520,692	5,805,681	5,216,557

Diluted earnings per share	$1.12	$1.15	$0.92

Stock options for 39,000 and 13,300 shares of common stock were not considered in computing diluted earnings per common share for 2006 and 2005 because they were antidilutive.
Basic earnings per common share are calculated by dividing net income by the weighted-average number of common shares outstanding for the period.
Diluted earnings per common share takes into consideration the pro forma dilution of unexercised stock option awards, computed using the treasury stock method.

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004
(Amounts in thousands, except share data)
NOTE 22 – QUARTERLY FINANCIAL DATA (UNAUDITED)

				Basic	Diluted
	Interest	Net Interest	Net	Earnings per	Earnings per
	Income	Income	Income	Common Share	Common Share
2006
First quarter	$10,909	$7,538	$1,525	$0.27	$0.27
Second quarter (1)	11,575	7,878	1,738	0.32	0.32
Third quarter (2)	11,613	7,448	1,286	0.24	0.24
Fourth quarter	11,779	7,397	1,611	0.29	0.29

2005
First quarter (3)	$10,085	$7,458	$1,616	$0.28	$0.28
Second quarter	10,625	7,806	1,471	0.25	0.25
Third quarter	10,752	7,740	1,566	0.27	0.27
Fourth quarter (4)	10,976	7,843	2,006	0.35	0.35

(1))	Net income rose in the second quarter primarily due to the growth of the loan portfolio, and the related interest income related to the loan growth

(2)	Net income included ($555) in losses, before tax, on other real estate owned properties

(3)	Net income in the first quarter includes $766 for a gain, before tax, on the sale of two First Citizens branches.

(4)	Net income in the fourth quarter increased primarily due to an increase in net interest income caused by the continued increase in interest rates, several one time adjustments made to non-interest expense items that were merger related, and a reduction in health care costs

First Citizens Banc Corp
Directors
W. Patrick Murray, Chairman of the Board
      Attorney, Murray & Murray Company, L.P.A
Laurence A. Bettcher
      President, Bettcher Industries, Inc.
Ronald E. Dentinger
      Manager, Country Star Co-Op
Blythe A. Friedley
     Owner/President,Friedley & Co. Insurance Agency
James O. Miller
      President & CEO, The Citizens Banking Company
George L. Mylander
     Retired Educator and City Official
      Chair Emeritus,Firelands Regional Medical Center
Allen R. Nickles, CPA, CFE
      Partner,Payne, Hammersmith, Nickles & Co.
Robert L. Ransom
      Funeral Director,Ransom Funeral Home
Leslie D. Stoneham
      President,Stoneham Farms, Inc.
David A. Voight
      President/Chief Executive Officer, First Citizens Banc Corp
     Chairman of the Board, The Citizens Banking Company
Daniel J. White
      Independent Business Consultant
J. George Williams
      Owner & Secretary/Treasurer,
      W & W Farms, Inc. and K & W Farms Inc.
Officers
W. Patrick Murray, Chairman of the Board
David A. Voight, President/Chief Executive Officer
James O. Miller, Executive Vice President
Bruce A. Bravard, Senior Vice President
LeRoy C. Link, Senior Vice President
James E. McGookey, Senior Vice President, General Counsel
Todd A. Michel, Senior Vice President, Controller
Charles C. Riesterer, Senior Vice President
Richard J. Dutton, Senior Vice President
Donna J. Dalferro, Vice President/Corporate Secretary
Karen S. Rutger, Vice President/Human Resources
Douglas A. Greulich, Investment Officer/Cashier
Michael E. Powell, Human Resources Director
Steven J. Tomasula, CPA, Assistant Controller
Kevin J. Jones, Auditor
Rebecca L. Howser, Assistant Auditor
Kathleen A. Bodi, Assistant Corporate Secretary
Directors Of Affiliated Companies
The Citizens Banking Company
David A. Voight
     Chairman of the Board, The Citizens Banking Company
John O. Bacon
     President/ Chief Executive Officer, Mack Iron Works Company
William F. Boose
     Retired, Boose Farm Market, Inc.
Thomas A. Depler
     Attorney, Poland, Depler & Shepherd Co., LPA
James D. Heckelman
     President, Dan-Mar Co., Inc.
James O. Miller
     President/Chief Executive Officer,
     The Citizens Banking Company
Timothy E. Morse
     Retired
W. Patrick Murray
     Chairman of the Board, First Citizens Banc Corp
     Attorney, Murray and Murray Company, LPA
George L. Mylander
     Retired Educator and City Official
     Chair Emeritus,Firelands Regional Medical Center
John P. Pheiffer
     President, Sandusky Bay Development Company
     Secretary/Treasurer, Dorr Chevrolet Oldsmobile, Inc.
J. William Springer
     President/Chief Executive Officer, Industrial Nut Corporation
J. George Williams
     Owner & Secretary/Treasurer,
     W & W Farms, Inc. and K & W Farms, Inc.
Gerald B. Wurm
     President, Wurms’s Woodworkimg Co.
SCC Resources. Inc.
LeRoy C. Link
      President, SCC Resources, Inc.
James E. McGookey
      Senior Vice President, General Counsel,
      First Citizens Banc Corp
James O. Miller
      President/Chief Executive Officer,
      The Citizens Banking Company
David A. Voight
      President/Chief Executive Officer, First Citizens Banc Corp

First Citizens Banc Corp

Shareholder Information

Transfer Agent

Illinois Stock Transfer Company
209 West Jackson Boulevard, Suite 903
Chicago, Illinois 60606-6905
Tel: (312) 427-2953 or
1-800-757-5755 (Toll Free)
Fax: (312) 427-2879
www.illinoisstocktransfer.com

First Citizens Banc Corp

Affiliates

The Citizens Banking Company

SCC Resources, Inc.

303 Howard Drive
Sandusky, Ohio 44870
Tel: (419) 625-1605
Fax (419) 625-0081
www.sccresources.com

FIRST CITIZENS BANC CORP
SHAREHOLDER INFORMATION
The Annual Meeting of the Shareholders of First Citizens Banc Corp will be held at Bowling Green State University, Firelands College, Huron, Ohio on April 17, 2007 at 10:00 a.m. Notice of the meeting and a proxy statement will be sent to shareholders in a separate mailing.
Transfer Agent First Citizens Banc Corp
Illinois Stock Transfer Company 100 East Water Street
209 West Jackson Boulevard, Suite 903 Sandusky, Ohio 44870
Chicago, Illinois 60606-6905 Tel: (419) 625-4121
Tel: (312) 427-2953 or or 1-888-645-4121 (Toll Free) 1-800-757-5755 (Toll Free) Fax: (419) 627-3359
Fax: (312) 427-2879 www.fcza.com
www.illinoisstocktransfer.com
AFFILIATES
The Citizens Banking Company SCC Resources, Inc.
100 East Water Street 303 Howard Drive
Sandusky, Ohio 44870 Sandusky, Ohio 44870
Tel: (419) 625-4121 Tel: (419) 625-1605
or 1-888-645-4121 (Toll Free) Fax (419) 625-0081
Fax: (419) 627-0103 www.sccresources.com
www.citizensbankco.com