Form 10-K, Exhibit 13
period 2007-12-31
FIRST CITIZENS BANC CORP /OH
filed 2008-03-17
CIK 944745

Exhibit 13.1

2007
ANNUAL REPORT

IN GOD
WE TRUST

First Citizens Banc Corp
financial services

Five Year Consolidated Financial Summary

	2007	2006	2005	2004	2003
EARNINGS
Net Income (000)	$6,885	$6,160	$6,659	$4,813	$5,567
Per Common Share (1)
Earnings (basic)	$1.25	$1.12	$1.15	$0.92	$1.11
Earnings (diluted)	$1.25	$1.12	$1.15	$0.92	$1.10
Book Value	$16.37	$14.53	$15.02	$15.19	$13.73
Dividends Paid	$1.12	$1.12	$1.12	$1.08	$1.30

BALANCES
Assets (millions)	1,119.3	749.0	750.9	817.5	636.4
Deposits (millions)	839.8	564.6	577.1	647.0	510.2
Net Loans (millions)	787.4	549.7	514.8	556.2	462.9
Shareholders Equity (millions)	126.2	79.5	87.1	88.2	69.1

PERFORMANCE RATIOS
Return on Average Assets	0.88%	0.83%	0.85%	0.71%	0.87%
Return on Average Equity	8.78%	7.68%	7.69%	6.74%	7.82%
Equity Capital Ratio	11.27%	10.61%	11.60%	10.79%	10.86%
Net Loans to Deposit Ratio	93.76%	97.36%	89.20%	85.96%	90.73%
Loss Allowance to Total Loans	0.93%	1.45%	1.76%	2.06%	1.34%

(1)	Per share data has been adjusted for the business combination with FNB Financial Corporation in October 2004 and with Futura Banc Corp. in 2007.

To our Shareholders:
In the fall of 2007 we completed the acquisition of Futura Banc Corp and its Champaign Bank affiliate and we completed the acquisition of the deposits of the Miami Valley Bank. With these acquisitions the company has grown from just under $750,000,000 to over $1,100,000,000. This is definitely a milestone for the company. At the billion-dollar size there are more opportunities for us to improve operating efficiencies by spreading expenses over a larger base. Futura also brings new markets that have positive projections for wage and population growth hence greater opportunities for the company. With our new size and almost 500 new shareholders it is a good time to recap where we are and where we are going.
Looking at First Citizens Banc Corp at the end of 2007, we are a diverse company. We are located in mid-sized communities, rural areas, and in the suburbs of large metropolitan areas. In many of our communities we are “the bank”. We have worked to preserve our earlier identities while bringing the expanded products and services of a larger banking organization to the communities we serve. In the rural areas we are at times the only provider of financial services. In areas too small for the large regional banks, we see a source of loyal customers. Being on the edge of the large metropolitan areas provides the opportunity to selectively share in the growth of these normally more vibrant economies.
Our customer base is made up of families, businesses and farms. This can be readily seen in our lending. Residential real estate loans comprise over $343,000,000, or more than 40%, of the loan portfolio. Commercial and agricultural loans comprise over $428,000,000, or more than 50%, of the loan portfolio with $70,000,000 of that being farm loans.
Our employee base of 374 is made up of men and women from communities all through our markets. We have career bankers, people fresh out of school who want to begin a career in banking, retirees who want to continue to be active – all of whom want to take care of their customers. We encourage our employees to be active in their communities and we support their activities. This is positive for both them and the company.
Banking in Ohio
Changes in our economy have had a significant impact on banking. Manufacturing has always been a strong component of the Ohio employment composition. Even today it represents 15% of Ohio jobs compared to 11% of jobs nationally. Since 2001 manufacturing has been the single greatest source of job loss in our markets. From 2000 to 2004 one fourth of all job losses in the country were in Ohio and primarily in the manufacturing sector. This has resulted in Ohio being ranked 47th in the nation on economic momentum. On the positive side, there has been job creation but the jobs created tend to command a lower pay structure than the jobs they replaced. This has resulted in Ohio having lower personal income growth than the rest of the nation. As a company we have been continually evaluating and adjusting our product offerings and services to accommodate our changing socio-economic customer base. People of every economic background need banking services and we must have the correct products and services they want.

Growth
We expect that growth to the company will come primarily from acquisitions. In the foreseeable future we do not expect the organic growth enjoyed in the 1990’s. With the economic shifts noted above there will be limited growth opportunities that would come from increasing population and increasing wages. The organic growth we do expect will come from taking care of existing customers, selectively calling potential customers and providing a better and less bureaucratic response than would come from the large financial organizations.
Earnings Performance
For 2007 the company earned $1.25 per common share. This compares to $1.12 per common share for 2006. There are a number of factors contributing to this. First our interest margin remains strong at 4.23% — one of the stronger margins of publicly traded financial organizations in Ohio. This is a result of constant monitoring and balancing of loan offerings and deposit costs. While no one can accurately predict future rates, we work to limit the risk of extreme rate moves. When rates bottomed in 2004 we maintained our variable rate commercial products and enjoyed the benefit of increasing rates through 2005 and 2006. Through 2007 we did add more fixed commercial product to our mix. This increase in fixed-rate products has damped a downward impact to our margin of recent Federal Reserve rate decreases.
For 2007 we also enjoyed increases in non-interest income. If we removed what we consider “unusual” items such as sale of branches in 2005 and recent losses on sales of other real estate (repossessed properties) our core ability to generate non-interest income shows increases from $7,072,000 in 2005 to $7,185,000 in 2006 and increasing to $7,749,000 in 2007.
For the third year in a row we have also enjoyed decreases in non-interest expenses. The consolidation of our banking franchises, consolidation of back room operations, and continual expense control efforts have seen a decrease in non-interest expense from $27,929,000 in 2005 to $26,977,000 in 2006 and $26,163,000 in 2007. This includes decreases in personnel expenses from $14,570,000 in 2005 to $14,346,000 in 2006 and $13,615,000 in 2007.
Stock Performance
In the annual report you will see a Stockholder Return Performance graph. This graph provides relative performance for the years 2003 through 2007 that, as a line on a graph, is not positive. Looking at the story behind the line, in 2003 we were included, not by our choice, in the Russell 2000 index. In the months leading up to the inclusion period there was a great deal of speculative activity in the stock with a price reaching $35.00 in the first half of 2003. This activity, which continued until we were out of the Russell Index in mid-2004, has a negative statistical impact on the performance chart. This impact will also be reflected in next year’s chart. Currently we see in the market the impact of the mortgage and credit crisis. Ohio financial institution stocks and bank indices have all been impacted for 2007. We are no exception. We cannot control the markets, but continued earnings and dividends should put us in a good position when bank stocks come back into favor.
Capital – Dividends — Stock Repurchase
This company has been able to generate consistent earnings. With historically strong capital ratios and limited growth in Ohio we have carved out a niche for the company by paying a strong dividend – one of the highest returns of publicly-traded Ohio banks. From communications and conversations with shareholders, you like the dividend! Moving forward, earnings beyond dividend needs can be held for potential growth and acquisitions or for the repurchase of our stock. We have, within the guidelines of the Securities and Exchange Commission, been in the market to repurchase stock and have from time to time purchased blocks of stock from estates. Now as a billion dollar bank there should be, theoretically, greater activity and liquidity of our stock. (Of course, this will be after the current market’s distaste for bank stock ends.)
2008
As you may recall from the February 1, 2008, dividend letter, asset quality will be a major focus for 2008. While we have adjusted to economic changes and employment shifts in our markets for the last several years, no one really knows the impact of this coupled with what is now assured to be an economic slowdown. By offering fixed rate residential mortgage products over the last several years we have largely avoided the issues of consumers lured into initial low rates only to be facing huge payment increases they cannot pay. While delinquencies are up, we are working with our customers and, so far, are not experiencing a worrisome number of foreclosures. In the commercial lending portfolio we monitor the performance of the customers and their continuing ability to service their debt. Some of our commercial customers are being impacted by the slowdown while many of our farming customers are seeing their best performance ever. Time and the depth of the economic slowdown will tell the tale.
Finally, I want to again congratulate Dave Voight on his retirement as President and CEO. His leadership, mentoring, and guidance have made us the company we are today.
Hoping to see you at the annual meeting,

Very truly yours,

James O. Miller
President & CEO

This page left blank intentionally.

ANNUAL REPORT
CONTENTS

Five –Year Selected Consolidated Financial Data	1

Common Stock and Shareholder Matters	3

General Development of Business	3

Management’s Discussion and Analysis of Financial Condition and Results of Operations	4

Quantitive and Qualitative Disclosures about Market Risk	19

Financial Statements
Management’s Report on Internal Control over Financial Reporting	23
Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Statements	24
Report of Independent Registered Public Accounting Firm on Financial Statements	25
Consolidated Balance Sheets	26
Consolidated Statements of Income	27
Consolidated Statements of Changes in Shareholders’ Equity	28
Consolidated Statement of Cash Flows	31
Notes to Consolidated Financial Statements	33

Five-Year Selected Consolidated Financial Data
(Dollars in thousands, except per share data)

	Year ended December 31,
	2007	2006	2005	2004	2003
Statements of income:
Total interest and dividend income	$49,947	$45,876	$42,438	$33,836	$33,267
Total interest expense	20,371	15,615	11,591	8,163	8,417

Net interest income	29,576	30,261	30,847	25,673	24,850
Provision for loan losses	1,020	1,128	1,123	1,805	1,944

Net interest income after provision for loan losses	28,556	29,133	29,724	23,868	22,906

Security gains/(losses)	(1)	—	(13)	107	301
Other noninterest income	7,506	6,670	7,851	6,094	7,423

Total noninterest income	7,505	6,670	7,838	6,201	7,724

Total noninterest expense	26,163	26,977	27,929	23,332	22,925

Income before federal income taxes	9,898	8,826	9,633	6,737	7,705
Federal income tax expense	3,013	2,666	2,974	1,924	2,138

Net income	$6,885	$6,160	$6,659	$4,813	$5,567

Per share of common stock:
Basic earnings	$1.25	$1.12	$1.15	$0.92	$1.11
Diluted earnings	1.25	1.12	1.15	0.92	1.10
Dividends	1.12	1.12	1.12	1.08	1.30
Book value	16.09	14.53	15.02	15.19	13.73

Average common shares outstanding:
Basic	5,505,023	5,520,692	5,804,361	5,211,904	5,033,203
Diluted	5,505,023	5,520,692	5,805,681	5,216,557	5,041,877

Year-end balances:
Loans, net	$787,386	$549,665	$514,770	$556,188	$462,878
Securities	158,920	119,398	136,674	163,451	116,733
Total assets	1,119,257	748,986	750,936	817,510	636,423
Deposits	839,820	564,551	577,105	647,045	510,172
Borrowings	145,051	96,754	81,402	78,322	53,529
Shareholders’ equity	126,156	79,472	87,110	88,213	69,125

Average balances:
Loans, net	$579,025	$530,409	$532,620	$499,284	$439,261
Securities	118,542	126,645	150,184	120,088	140,418
Total assets	780,769	739,571	780,321	681,644	642,300
Deposits	574,133	566,584	609,564	539,635	530,801
Borrowings	118,375	87,825	80,056	68,110	36,766
Shareholders’ equity	78,435	80,182	86,586	71,422	71,192

Five-Year Selected Ratios
(Dollars in thousands, except per share data)

	Year ended December 31,
	2007	2006	2005	2004	2003
Net yield on average interest-earning assets	4.23%	4.49%	4.31%	4.07%	4.21%
Return on average total assets	0.89	0.83	0.85	0.71	0.87
Return on average shareholders’ equity	8.78	7.68	7.69	6.74	7.82
Average shareholders’ equity as a percent of average total assets	10.05	10.84	11.10	10.48	11.08
Net loan charge-offs as a percent of average total loans	0.52	0.42	0.66	0.43	0.44
Allowance for loan losses as a percent of loans at year-end	0.93	1.45	1.76	2.06	1.34
Shareholders’ equity as a percent of total year-end assets	11.28	10.61	11.60	10.79	10.86
Stockholder Return Performance
Set forth below is a line graph comparing the five-year cumulative return of First Citizens Banc Corp (FCZA) common stock, based on an initial investment of $100 on December 31, 2002 and assuming reinvestment of dividends, with Standard & Poor’s 500 Index, the Nasdaq Bank Index and the SNL Bank Index. The comparative indices were obtained from Bloomberg and SNL Securities.
A copy of Form 10-K, as filed with the Securities and Exchange Commission, will be furnished, free of charge, to shareholders, upon written request to the Secretary of First Citizens Banc Corp, 100 East Water Street, Sandusky, Ohio 44870.

Common Stock and Shareholder Matters
The common shares of First Citizens Banc Corp trade on The NASDAQ Stock Market under the symbol “FCZA”. As of December 31, 2007, there were 7,707,917 shares outstanding held by approximately 1,500 shareholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms). Information below is the range of sales prices for each quarter for the last two years.

2007
First Quarter	Second Quarter	Third Quarter	Fourth Quarter
$19.55 to $20.20	$16.68 to $19.89	$17.27 to $18.50	$13.56 to $17.77

2006
First Quarter	Second Quarter	Third Quarter	Fourth Quarter
$19.50 to $22.64	$19.65 to $21.49	$19.14 to $20.63	$19.25 to $21.00
Dividends per share declared by the Corporation on common shares were as follows:

	2007	2006
First quarter	$.29	$.28
Second quarter	.29	.28
Third quarter	.27	.28
Fourth quarter	.27	.28

	$1.12	$1.12

Information regarding potential restrictions on dividends paid can be found in Note 18 to the Consolidated Financial Statements.
General Development of Business
(Dollars in thousands, except for per share data)
FIRST CITIZENS BANC CORP (FCBC) was organized under the laws of the State of Ohio on February 19, 1987 and is a registered financial holding company under the Gramm-Leach-Bliley Financial Modernization Act of 1999, as amended. The Corporation’s office is located at 100 East Water Street, Sandusky, Ohio. The Corporation had total consolidated assets of $1,119,257 at December 31, 2007. FCBC and its subsidiaries are referred to together as the Corporation.
THE CITIZENS BANKING COMPANY (Citizens), owned by the Corporation since 1987, opened for business in 1884 as The Citizens National Bank. In 1898, Citizens was reorganized under Ohio banking law and was known as The Citizens Bank and Trust Company. In 1908, Citizens surrendered its trust charter and began operation under its current name. Citizens maintains its main office at 100 East Water Street, Sandusky, Ohio and prior to 2007 operated branch banking offices in the following Ohio communities; Sandusky (2), Norwalk (2), Berlin Heights, Huron, Castalia, New Washington, Shelby (3), Willard, Crestline, Chatfield, Tiro, Greenwich, Plymouth, and Shiloh. The completion of the acquisition of Champaign Bank and the assumption of the deposits of Miami Valley Bank expanded the bank’s market area to include branch banking offices in Akron, Dublin, Hilliard, Plain City, Russells Point, Urbana (2) , West Liberty and Quincy. Additionally, Citizens operates loan production offices in Marion, Ohio, Port Clinton, Ohio and Marysville, Ohio. Citizens accounts for 99.3% of the Corporation’s consolidated assets at December 31, 2007.

SCC RESOURCES INC. (SCC) is organized under the laws of the State of Ohio. Begun as a joint venture of three local Sandusky, Ohio banks in 1966, SCC provides item-processing services for financial institutions, including Citizens, and other nonrelated entities. The Corporation acquired total ownership of SCC in February 1993. On June 19, 1999, SCC entered into an agreement with Jack Henry & Associates, Inc. (JHA), whereby SCC agreed to sell all of its contracts for providing data processing services to community banks to JHA. JHA agreed to pay SCC a fee based upon annual net revenue under a new JHA contract for each bank that signed a five-year contract with JHA by January 31, 2000. This subsidiary accounts for less than one percent of the Corporation’s consolidated assets as of December 31, 2007.
FIRST CITIZENS INSURANCE AGENCY INC. (Insurance Agency) was formed to allow the Corporation to participate in commission revenue generated through its third party insurance agreement. Assets of the Insurance Agency are less than one percent of the Corporation’s consolidated assets as of December 31, 2007.
WATER STREET PROPERTIES (Water St.) was formed to hold properties repossessed by FCBC subsidiaries. Water St. accounts for less than one percent of the Corporation’s consolidated assets as of December 31, 2007.
CHAMPAIGN INVESTMENT COMPANY (CIC) was acquired via the Futura acquisition and is licensed as a fully disclosed broker and dealer in securities. The Corporation is in the process of dissolving this entity.
FIRST CITIZENS INVESTMENTS, INC (FCI) is wholly-owned by Citizens to hold and manage its securities portfolio. The operations of FCI are located in Wilmington, Delaware.
FIRST CITIZENS CAPITAL LLC (FCC) is First Citizens Capital LLC (FCC) is wholly-owned by Citizens to hold inter-company debt that is eliminated in consolidation. The operations of FCC are located in Wilmington, Delaware.
Management’s Discussion and Analysis of Financial Condition and Results of Operations — As of December 31, 2007 and December 31, 2006 and for the Years Ending December 31, 2007, 2006 and 2005
(Dollars in thousands, except per share data)
General
The following paragraphs more fully discuss the significant highlights, changes and trends as they relate to the Corporation’s financial condition, results of operations, liquidity and capital resources as of December 31, 2007 and 2006, and during the three-year period ended December 31, 2007. This discussion should be read in conjunction with the Consolidated Financial Statements and notes to the Consolidated Financial Statements, which are included elsewhere in this report.
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
Financial Condition
At December 31, 2007, total assets were $1,119,257, compared to $748,986 at December 31, 2006. The increase in assets is primarily due to the merger of Futura Banc Corporation (“Futura”) with FCBC. Futura had assets totaling $281,810 at December 17, 2007, the date the merger was completed. Additionally, on October 4, 2007, Citizens’ assumed the insured deposits of Miami Valley Bank, totaling $56,364. In return for assuming the deposits, Citizens received cash from the FDIC of $46,228 and an investment portfolio of $2,865, as well as a small number of loans secured by deposits.
Net loans have increased $237,721, or 43.2% since December 31, 2006. This increase is primarily due to net loans totaling $207,982 at Futura at the date of the merger. In the first half of 2007, the Corporation continued a modified real estate loan program that was used in 2006 to successfully increase the loan portfolio. The program offered competitive rates as well as the waiver of certain fees on the loans added to the loan portfolio and ended June 30, 2007. Through the remainder of2007, the Corporation continued to offer a similar program for realtor-referred loans and loans obtained from new residential housing developments, but only closing costs were waived. Similar programs may be utilized in future periods. The growth of the real estate loan portfolio of $37,146 offset declines in the commercial, consumer, and other loan portfolios of the Corporation. The decline in the installment loan portfolio is partially due to products such as same as cash loans and other lending alternatives in the market place that are being used by consumers rather than the traditional consumer lending that the Corporation offers.
Year-end deposit balances totaled $839,820 in 2007 compared to $564,551 in 2006, an increase of $275,269, or 48.8%. Year-end deposit balances from Futura and Miami Valley Bank were $234,252 and $49,687, with non-interest deposits totaling $39,336 and $5,578 and interest bearing deposits totaling $194,916 and $44,109. Non-interest bearing demand and savings accounts decreased by $6,250 and $14,874, from 2006 to 2007, while interest demand and time deposit accounts remained similar to 2006 balances. A primary factor of the decline in deposits, especially savings, can be attributed to the decline in the economy, as customers have been using savings to pay down their debt. Average deposit balances for 2007 were $574,133 compared to $566,584 for 2006, an increase of 1.3%. Non-interest bearing deposits averaged $89,171 for 2007, compared to $92,382 for 2006, decreasing $3,211, or 3.5%. Savings, NOW, and MMIA accounts averaged $250,938 for 2007 compared to $251,722 for 2006. Average certificates of deposit increased $11,544 to total an average balance of $234,024 for 2007.
Borrowings from the Federal Home Loan Bank of Cincinnati were $64,470 at December 31, 2007. The detail of these borrowings can be found in Note 10 to the Consolidated Financial Statements. The increase of $25,554 from year-end 2006 was the primarily the result of $14,213 in advances held by Futura that were assumed as part of the merger and three advances totaling $50,000 to reduce the overnight advances used to fund the loan portfolio growth.

FCBC has a secured borrowing agreement with Key Bank, NA for up to $25,000. The agreement is split into two pieces; a $15,000 secured revolving line of credit which matures November 29, 2012, and a $10,000 term loan. The term loan matures November 29, 2012 and will require a $5,000 balloon principal payment. At December 31, 2007, $11,500 was outstanding on the line of credit balance and the term loan balance was $10,000. At December 31, 2006, no amounts were outstanding on the line of credit and the term loan was $6,000. The interest rate is three month LIBOR plus 1.15%, or 6.12% at December 31, 2007 and adjusts quarterly. The borrowings are secured by 100% of the common stock of Citizens.
Citizens offers repurchase agreements in the form of sweep accounts to commercial checking account customers. Total repurchase agreements in the form of sweep accounts totaled $27,395 at December 31, 2007 compared to $23,403 at December 31, 2006. Obligations of U.S. government agencies maintained under Citizens’ control are pledged as collateral for the repurchase agreements.
Securities available for sale and securities held to maturity, increased a total of $35,977, or 33.2% from $108,374 on December 31, 2006 to $144,351 on December 31, 2007. U.S. Treasury securities and obligations of U.S. government agencies increased $8,344, from $87,379 at December 31, 2006 to $95,723 at December 31, 2007. Obligations of states and political subdivisions available for sale increased $11,470 from 2006 to 2007. The Corporation continued utilizing letters of credit from the Federal Home Loan Bank (FHLB) to replace maturing securities that were pledged for public entities. The use of the letters of credit has allowed the Corporation to use the proceeds from matured securities to fund the purchase of Bank Owned Life Insurance (BOLI), and to help fund increases in the loan portfolio. As of December 31, 2007, the Corporation was in compliance with all pledging requirements.
Mortgage-backed securities totaled $19,706 at December 31, 2007 and none are considered unusual or “high risk” securities as defined by regulating authorities. Of this total, $16,592 are pass-through securities issued by the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC) and $3,114 are privately issued and are collateralized by mortgage-backed securities issued or guaranteed by FNMA, FHLMC, or Government National Mortgage Association (GNMA). The average interest rate of the mortgage-backed portfolio at December 31, 2007 was 5.19%. The average maturity at December 31, 2007 was approximately 10.08 years. The Corporation has not invested in any derivative securities.
Securities available for sale had an estimated fair value at December 31, 2007 of $144,351. This fair value includes unrealized gains of approximately $1,046 and unrealized losses of approximately $102. Net unrealized gains totaled $944 on December 31, 2007 compared to net unrealized losses of $383 at December 31, 2006. The change in unrealized losses is primarily due to changes in market interest rates. Note 2 to the Consolidated Financial Statements has more information on unrealized gains and losses.
Premises and equipment, net of accumulated depreciation, increased $10,693 from December 31, 2006 to December 31, 2007. The increase in office premises and equipment is attributed to the acquisition of Futura assets of $11,343, consisting of several branches and the equipment within those branches. Also, during 2007, SCC began replacing and updating old proof and item capture equipment with new technology. The remaining change of $69 was due to new purchases of $1,137, depreciation of $999 and disposals of $69. Premises and equipment, net, held for sale totaling $719 at December 31, 2007 consisted of a closed branch in Norwalk, Ohio.
Goodwill increased from $26,093 in 2006 to $66,235 in 2007. This increase was due to the goodwill created from the merger with Futura and the acquisition of deposits from Miami Valley Bank of $39,667 and $476. Other intangible assets increased $6,397 from 2006 to 2007. This increase includes $6,185 of core deposit and other intangible assets from the merger with Futura and $945 of core deposit and other intangible assets from the acquisition of deposits from Miami Valley Bank. The amortization on intangibles was $732 in 2007.

Total shareholders’ equity increased $46,684, or 58.7% during 2007 to $126,156. The merger with Futura resulted in the issuance of common shares with a fair value of $45,935. The change in shareholders’ equity is also made up of earnings of $6,885, less dividends paid of $6,073, purchases of treasury stock of $2,021, and the increase in the market value of securities available for sale, net of tax, of $876. The remaining change in shareholders’ equity consisted of the change in the Corporation’s pension liability, net of tax of $1,082. For further explanation of these items, see Note 1 and Note 15 to the Consolidated Financial Statements. The Corporation paid a cash dividend on February 1, 2007 and May 1, 2007 at a rate of $.29 per share, and on August 1, 2007 and November 1, 2007, at a rate of $.27 per share. Total outstanding shares at December 31, 2007 were 7,707,917. The ratio of total shareholders’ equity to total assets was 11.3% at December 31, 2007 compared to 10.6% at December 31, 2006.
In the fourth quarter of 2007, the Corporation reaffirmed the new stock repurchase program that was instituted in 2006. Under the program, the Corporation is authorized to buy up to 5.0% of the total common shares outstanding. The Corporation expects that repurchases under the plan will be made from time to time in the open market, based on stock availability, price and the Company’s financial performance. It is anticipated that the repurchases will be made during the next twelve months, although no assurance can be given as to when they will be made or to the total number of shares that will be repurchased.
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
Comparison of Results of Operations for the Year Ended December 31, 2007 and December 31, 2006
Net Income
The Corporation’s net income for the year ended December 31, 2007 was $6,885, compared to $6,160 for the year ended December 31, 2006, an increase of $725 or 11.8%. The increase in net income was the result of the items discussed in the following sections.
Net Interest Income
Net interest income for 2007 was $29,576, a decrease of $685, or 2.3% from 2006. The change in net interest income for 2007 was the result of an increase in interest income on earning assets of $4,071 from 2006, or 33 basis points. This increase was offset by an increase in rate paid on interest-bearing liabilities of $4,756, or 60 basis points. Average balances in time deposits increased $11,544 and the yield on these deposits increased 71 basis points from 2006. The Corporation continues to examine its rate structure to ensure that its interest rates are competitive and reflective of the current rate environment in which it competes.

Total interest income increased $4,071, or 8.9% for 2007. The increase in income was a result of the increase in volume on the interest earning assets. Average loans increased $47,648 from 2006 to 2007. Interest earned on the Corporation’s loan portfolio grew as the increase in average balances offset the decline in yield of 4 basis points. The average balance of the securities portfolio for 2007 compared to 2006 decreased $8,103. Interest earned on the security portfolio, including bank stocks, increased due to the decrease in volume offsetting a increase in rate earned on these assets of 93 basis points. Average balances of Federal Funds sold and interest-bearing deposits in other banks decreased $2,468.
Total interest expense increased $4,756, or 30.5% for 2007 compared to 2006. The increase in interest expense can be attributed to an increase in the both the rate and volume on average interest-bearing liabilities. Total average balance of interest-bearing liabilities increased $41,310 while the average rate increased 60 basis points in 2007. Average interest-bearing deposits increased $10,760 from 2006 to 2007. The increase in rate of approximately 56 basis points caused interest expense on deposits to increase $2,967. Interest expense on FHLB borrowings increased $1,767 due primarily to the increase in rate paid on the borrowings of 92 basis points, along with an increase in balance of $28,803. The average balance in subordinated debenture increased $178 from 2006 to 2007, but the rate on these securities decreased 17 basis points, resulting in a decrease in expense of $32. Other borrowings increased in balance from $27,533 in 2006 to $29,102 in 2007. The rate on these borrowings also increased, resulting in an increase in expense of $54.
Refer to “Distribution of Assets, Liabilities and Shareholders’ Equity, Interest Rates and Interest Differential” and “Changes in Interest Income and Interest Expense Resulting from Changes in Volume and Changes in Rate” on pages 14 through 16 for further analysis of the impact of changes in interest-bearing assets and liabilities on the Corporation’s net interest income.
Provision and Allowance for Loan Losses
The following table contains information relating to the provision for loan losses, activity in and analysis of the allowance for loan losses as of and for each of the three years in the period ended December 31, 2007.

	As of and for year ended
	December 31,
	2007	2006	2005
Net loan charge-offs	$2,983	$2,280	$3,617
Provision for loan losses charged to expense	1,020	1,128	1,123
Net loan charge-offs as a percent of average outstanding loans	0.52%	0.42%	0.66%
Allowance for loan losses	$7,374	$8,060	$9,212
Allowance for loan losses as a percent of year-end outstanding loans	0.93%	1.45%	1.76%
Allowance for loan losses as a percent of impaired loans	56.88%	48.13%	67.39%
Impaired loans	$12,965	$16,746	$13,669
Impaired loans as a percent of gross year-end loans (1)	1.64%	3.00%	2.61%
Nonaccrual and 90 days or more past due loans as a percent of gross year-end loans (1)	1.48%	1.85%	2.81%

(1)	Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.

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
The Corporation provides for loan losses through regular provisions to the allowance for loan losses. The provision is affected by net charge-offs on loans and changes in specific and general allocations required on the allowance for loan losses. Provisions for loan losses totaled $1,020, $1,128, and $1,123, in 2007, 2006 and 2005, respectively. The Corporation’s provision for loan losses declined during 2007 in conjunction with a decline in the Corporation’s level of non-performing loans. Impaired loans at December 31, 2007 were $12,925 or 1.6 percent of gross year-end loans, compared to $16,746 or 3.0 percent of gross loans outstanding at December 31, 2006. In addition, nonaccrual and 90 days or more past due loans as a percent of gross loans were 1.4 percent at December 31, 2007 compared to 1.8 percent at December 31, 2006.
Efforts are continually made to examine both the level and mix of the allowance by loan type as well as the overall level of the allowance. Management specifically evaluates loans that are impaired, or graded as doubtful by the internal grading function for estimates of loss. To evaluate the adequacy of the allowance for loan losses to cover probable losses in the portfolio, management considers specific reserve allocations for identified portfolio loans, reserves for pools of similar loans, historical reserve allocations and economic factors. The composition and overall level of the loan portfolio and charge-off activity are also factors used to determine the amount of the allowance for loan losses.
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
Noninterest Income
Noninterest income totaled $7,505 in 2007 compared to $6,670 in 2006, an increase of 12.5%. The significant items contributing to this change are as follows.
Service charges paid to Citizens increased $335 compared to 2006, primarily due to two reasons. Citizens revamped personal checking account offerings in December 2006, which include value added features. Citizens also provided a re-disclosure of its Check Protect Policy in the third quarter of 2006. Both of these enhancements led to increased product usage and associated fees. Revenue from computer operations decreased in 2007, down $50 from 2006 due to a decrease in the number of financial institutions for which processing is provided. Revenue from bank owned life insurance increased $184 in 2007 compared to the same period in 2006. The Corporation purchased $10,000 of bank owned life insurance late in the second quarter of 2006. Sales of other real estate owned resulted in recognized losses of $243 in 2007 compared to losses of $663 for 2006. The sale of fixed assets in 2007 resulted in a small loss of $64 compared to the sale of a building that had been used as a storage facility for a $148 gain in 2006, which led to a decrease of $212 from last year.
Noninterest Expense
Noninterest expense totaled $26,163 in 2007, a decrease of $814, or 3.0% over 2006. The following discussion highlights the significant items that resulted in increases or decreases in the components of noninterest expense.

Salaries and wages totaled $10,908 in 2007 compared to $11,246 in 2006 for a decrease of $338. The decrease in salaries was attributable to a decrease in wage expense for deferred loan costs. The Corporation’s self-insured health plan costs decreased $115 in 2007, as the Corporation continues to monitor and adapt the plan to better manage the continued increases in medical costs. The Corporation’s pension plan expenses decreased $107 in 2007 compared to 2006. This decrease was due to a plan amendment that prevents new employees from entering the defined benefit plan of the Corporation after January 1, 2007.
Net occupancy expense decreased $8 from $1,440 in 2006 to $1,432. The reduction was a result of reduced building repairs and maintenance.
Equipment expense increased $14 as a result of new equipment purchases by SCC to replace and update proof and image capabilities.
Computer processing expense decreased by $35 compared to last year primarily due to the Corporation renegotiating its contract with its service provider.
State franchise taxes increased $139 in 2007 compared to 2006. In 2006 Citizens paid a special dividend to the holding company for a tender offer, which reduced its state franchise tax liability.
Professional services expenses decreased for 2007 compared to 2006 by $388. The primary cause of this decrease is due to legal costs paid to complete the tender offer in the first quarter of 2006. Additional increases in legal costs were also recognized due to the restructuring of one commercial credit in 2006. Also, an increase in legal fees paid to handle an increase in foreclosure work at Citizens was experienced in 2006.
ATM expense and stationery and supplies increased in 2007. ATM expense increased $69 compared to 2006. Stationery and supplies increased $62 from 2006. In 2007, Citizens began to use “Citizens Bank”, along with a brand mark, as part of a branding initiative. As a result of this change, items such as letterhead, envelopes, teller stamps and other items needed to be reordered.
Other expense increased in 2007 compared to 2006 by $64. The primary reason for this increase was due to an increase of $59 in amortization of intangible assets, which is the result of the merger with Futura and acquisition of deposits from Miami Valley Bank. In addition, courier expense increased $13 from 2006. This increase is also the result of the merger with Futura.
Income Tax Expense
Income before federal income taxes amounted to $9,898 in 2007 and 8,826 in 2006. The Corporation’s effective income tax rate for 2007 remained relatively unchanged from a year ago. The 2007 effective tax rate was 30.4%, compared to 30.2% in 2006.
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
Refer to “Distribution of Assets, Liabilities and Shareholders’ Equity, Interest Rates and Interest Differential” and “Changes in Interest Income and Interest Expense Resulting from Changes in Volume and Changes in Rate” on pages 15 through 17 for further analysis of the impact of changes in interest-bearing assets and liabilities on the Corporation’s net interest income.
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
The provision for loan losses increased by $5, from $1,123 in 2005 to $1,128 in 2006. In 2006, the Corporation experienced a large increase in the loan portfolio. However, the Corporation also saw a substantial decline in net charge-offs during the year. In 2005, many problem loans were identified and charged-off. With these loans having been charged-off in 2005, the quality of the loan portfolio improved. Although impaired loans increased at year-end 2006 compared to year-end 2005, the percentage of nonaccrual and 90 day or more past due loans declined. With all of these factors considered, the calculation that management completes to determine the adequacy of the reserve resulted in the provision for loan losses of $1,128 in 2006. Efforts are continually made to examine both the level and mix of the allowance by loan type as well as the overall level of the allowance. Management specifically evaluates loans that are impaired, or graded as doubtful by the internal grading function for estimates of loss. To evaluate the adequacy of the allowance for loan losses to cover probable losses in the portfolio, management considers specific reserve allocations for identified portfolio loans, reserves for pooling of loans, historical reserve allocations and economic factors. The composition and overall level of the loan portfolio and charge-off activity are also factors used to determine the amount of the allowance for loan losses.

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
Other expense increased in 2006 compared to 2005 by $140. The primary reason for this increase was due to an increase of $110 in loan promotion expenses. These expenses were in relation to the loan programs Citizens’ ran in the first quarter of the year. Citizens waived various loan fees to grow its loan portfolio, which increased these expenses. Also, in 2006, education and training increased by $40. In an effort to improve lender and customer service representative’s sales skills, intensive training courses were completed by these employees in the first half of 2006.
Income Tax Expense
Income before federal income taxes amounted to $8,826 in 2006 and $9,633 in 2005. The Corporation’s effective income tax rate for 2006 remained relatively unchanged from a year ago. The 2006 effective tax rate was 30.2%, compared to 30.9% in 2005.

Distribution of Assets, Liabilities and Shareholders’ Equity,
Interest Rates and Interest Differential
The following table sets forth, for the years ended December 31, 2007, 2006 and 2005, the distribution of assets, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Dollars in thousands):

	2007			2006			2005
	Average		Yield/	Average		Yield/	Average		Yield/
Assets	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate
Interest-earning assets:
Loans (1)(2)(3)	$586,889	$43,999	7.50%	$539,241	$40,637	7.54%	$544,791	$36,710	6.74%
Taxable securities (4)	101,933	5,045	4.65%	106,942	4,113	3.56%	126,240	4,015	3.18%
Non-taxable securities (4)(5)	16,609	673	4.06%	19,703	814	4.21%	23,944	979	4.14%
Federal funds sold	3,561	151	4.24%	6,076	278	4.58%	20,685	720	3.48%
Interest-bearing deposits in other banks	639	79	12.36%	592	34	5.74%	710	14	1.97%

Total interest-earning assets	709,631	49,947	7.15%	672,554	45,876	6.82%	716,370	42,438	5.92%
Noninterest-earning assets:
Cash and due from financial institutions	14,821			16,956			22,239
Premises and equipment, net	12,003			11,841			12,189
Accrued interest receivable	5,190			4,703			4,448
Intangible assets	29,213			29,744			30,461
Other assets	7,174			6,248			6,785
Bank owned life insurance	10,601			6,357			—
Less allowance for loan losses	(7,864)			(8,832)			(12,171)

Total	$780,769			$739,571			$780,321

(1)	For purposes of these computations, the daily average loan amounts outstanding are net of unearned income and include loans held for sale.

(2)	Included in loan interest income are loan fees of $225 in 2007, $1,051 in 2006 and $1,376 in 2005.

(3)	Non-accrual loans are included in loan totals and do not have a material impact on the analysis presented.

(4)	Average balance is computed using the carrying value of securities. The average yield has been computed using the historical amortized cost average balance for available-for-sale securities.

(5)	Interest income is reported on a historical basis without tax-equivalent adjustment.

Distribution of Assets, Liabilities and Shareholders’ Equity,
Interest Rates and Interest Differential (Continued)
The following table sets forth, for the years ended December 31, 2007, 2006 and 2005, the distribution of liabilities and shareholders’ equity, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Dollars in thousands):

	2007			2006			2005
Liabilities and	Average		Yield/	Average		Yield/	Average		Yield/
Shareholders’ Equity	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate
Interest-bearing liabilities:
Savings and interest- bearing demand accounts	$250,938	$4,021	1.60%	$251,722	$3,119	1.24%	$279,568	$2,272	0.81%
Certificates of deposit	234,024	10,037	4.29%	222,480	7,973	3.58%	231,768	5,937	2.56%
Federal Home Loan Bank advances	63,321	3,188	5.03%	34,518	1,420	4.11%	31,185	1,002	3.21%
Securities sold under repurchase agreements	23,133	941	4.07%	19,000	769	4.05%	14,085	371	2.64%
Notes payable	4,624	318	6.88%	7,367	455	6.18%	8,109	385	4.76%
Subordinated debentures	25,952	1,791	6.90%	25,774	1,823	7.07%	25,774	1,594	6.19%
U.S. Treasury demand notes payable	1,345	75	5.58%	1,166	56	4.80%	903	30	3.43%

Total interest- bearing liabilities	603,337	20,371	3.38%	562,027	15,615	2.78%	591,392	11,591	1.96%

Noninterest-bearing liabilities:
Demand deposits	89,171			92,382			98,228
Other liabilities	9,826			4,980			4,115

	98,997			97,362			102,343
Shareholders’ equity	78,435			80,182			86,586

Total	$780,769			$739,571			$780,321

Net interest income and interest rate spread		$29,576	3.77%		$30,261	4.04%		$30,847	3.96%

Net yield on interest- earning assets			4.23%			4.49%			4.31%

Changes in Interest Income and Interest Expense
Resulting from Changes in Volume and Changes in Rate
The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rate.

	2007 compared to 2006			2006 compared to 2005
	Increase (decrease)			Increase (decrease)
	due to:			due to:
	Volume(1)	Rate(1)	Net	Volume(1)	Rate(1)	Net
			(Dollars in thousands)
Interest income:
Loans	$3,573	$(211)	$3,362	$(377)	$4,304	$3,927
Taxable securities	(238)	1,170	932	(650)	748	98
Nontaxable securities	(113)	(28)	(141)	(183)	18	(165)
Federal funds sold	(108)	(19)	(127)	(619)	177	(442)
Interest-bearing deposits in other banks	3	42	45	(3)	23	20

Total interest- earning assets	$3,117	$954	$4,071	$(1,832)	$5,270	$3,438

Interest expense:
Savings and interest- bearing demand accounts	$(10)	$913	$903	$(245)	$1,091	$846
Certificates of deposit	431	1,633	2,064	(247)	2,283	2,036
Federal Home Loan Bank advances	1,394	373	1,767	115	304	419
Securities sold under repurchase agreements	168	4	172	157	241	398
Note payable	(184)	47	(137)	(38)	108	70
Subordinated debentures	13	(45)	(32)	—	229	229
U.S. Treasury demand notes payable	9	10	19	10	16	20

Total interest- bearing liabilities	$1,821	$2,935	$4,756	$(248)	$4,272	$4,024

Net interest income	$1,296	$(1,981)	$(685)	$(1,584)	$998	$(586)

(1)	The change in interest income and interest expense due to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.

Liquidity and Capital Resources
Citizens maintains a conservative liquidity position. All securities are classified as available for sale. At December 31, 2007, securities with maturities of one year or less, totaled $42,502, or 29.5%, of the total security portfolio. The available for sale portfolio helps to provide the Corporation with the ability to meet its funding needs. The Consolidated Statements of Cash Flows contained in the Consolidated Financial Statements detail the Corporation’s cash flows from operating activities resulting from net earnings.
Cash from operations for 2007 was $3,600. This includes net income of $6,885 plus net adjustments of cash from operating activities of $(3,285) to reconcile net earnings to net cash provided by operations. The primary use of cash in operations is from changes in other assets. The primary additions to cash from operating activities are from changes in deferred income taxes, the provision for loan losses and depreciation. Cash from investing activities was $(42,568) in 2007. Security purchases, cash and cash equivalents received in bank acquisitions and increases in loans were offset by security maturities, proceeds from sale of OREO properties and a decrease in fed funds sold. Cash from financing activities in 2007 totaled $48,453. The primary uses of cash in financing activities include the run-off of deposits, the payment of dividends, the purchase of treasury stock and the payment of short-term FHLB advances. The cash from financing activities included long-term FHLB borrowings, changes in securities sold under repurchase agreements, cash received in deposit acquisition and changes in notes payable. Cash from operating and investing activities was more than cash used by financing activities by $9,485, which resulted in an increase in cash and cash equivalents to $27,345.
Future loan demand of Citizens can be funded by increases in deposit accounts, proceeds from payments on existing loans, the maturity of securities, the issuances of trust preferred obligations, and the sale of securities classified as available for sale. Additional sources of funds may also come from borrowing in the Federal Funds market and/or borrowing from the Federal Home Loan Bank (FHLB). As of December 31, 2007, Citizens had total credit availability with the FHLB of $243,522 of which $64,470 was outstanding.
On a separate entity basis, the Corporation’s primary source of funds is dividends paid primarily by Citizens. Generally, subject to applicable minimum capital requirements, Citizens may declare a dividend without the approval of the Federal Reserve Bank of Cleveland and the State of Ohio Department of Commerce, Division of Financial Institutions, provided the total dividends in a calendar year do not exceed the total of its profits for that year combined with its retained profits for the two preceding years. In 2007, Citizens paid $16,285 in dividends to the Corporation, which accumulated cash at the Corporation to be used for general corporate purposes including the repurchase of its common shares. Dividends from the affiliates can also be used to fund the payment on the line of credit at Key Bank, NA. At December 31, 2007, Citizens is unable to pay dividends to the Corporation without obtaining regulatory approval. Management believes the future earnings of Citizens will be sufficient to support anticipated asset growth at Citizens and provide funds to the Corporation to continue paying dividends at their current level.
The Corporation manages its liquidity and capital through quarterly Asset/Liability Committee (ALCO) meetings. The ALCO discusses issues like those in the above paragraphs as well as others that will affect future liquidity and capital position of the Corporation. The ALCO also examines interest rate risk and the effect that changes in rates will have on the Corporation. For more information about interest rate risk, please refer to the “Quantitative and Qualitative Disclosures about Market Risk” section.
Capital Adequacy
The Corporation’s policy is, and always has been, to maintain its capital levels above the well capitalized regulatory standards. Under the regulatory capital standards, total capital has been defined as Tier I (core) capital and Tier II (supplementary) capital. The Corporation’s Tier I capital includes shareholders’

equity (net of unrealized security gains and losses) and subordinated debentures (subject to certain limits) while Tier II capital also includes the allowance for loan losses. The definition of risk-adjusted assets has also been modified to include items both on and off the balance sheet. Each item is then assigned a risk weight or risk adjustment factor to determine ratios of capital to risk adjusted assets. The standards require that total capital (Tier I plus Tier II) be a minimum of 8.0% of risk-adjusted assets, with at least 4.0% being in Tier I capital. To be well capitalized, a company must have a minimum of 10.0% of risk adjusted assets, with at least 6.0% being Tier I capital. The Corporation’s ratios as of December 31, 2007 and 2006 were 10.3% and 13.9% respectively for total risk-based capital, and 7.3% and 10.4% respectively for Tier I risk-based capital.
Additionally, the Federal Reserve Board has adopted minimum leverage-capital ratios. These standards were established to supplement the previously issued risk based capital standards. The leverage ratio standards use the existing Tier I capital definition, but the ratio is applied to average total assets instead of risk-adjusted assets. The standards require that Tier I capital be a minimum of 4.0% of total average assets for high rated entities such as the Corporation and a minimum of 5.0% of total average assets to be well capitalized. The Corporation’s leverage ratio was 7.7% and 8.1% at December 31, 2007 and 2006.
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
Fair Value of Financial Instruments
The Corporation has disclosed the estimated fair value of its financial instruments at December 31, 2007 and 2006 in Note 20 to the Consolidated Financial Statements. The fair value of loans at December 31, 2007 was 100.7% of the carrying value compared to 98.3% at December 31, 2006. The fair value of deposits at December 31, 2006 was 99.8% of the carrying value compared to 99.8% at December 31, 2006.

Contractual Obligations
The following table represents significant fixed and determinable contractual obligations of the Corporation as of December 31, 2007.

	One year	One to	Three to	Over five
Contractual Obligations	or less	three years	five years	years	Total
Deposits without a stated maturity	$505,416	$—	$—	$—	$505,416
Certificates of deposit	275,060	51,225	5,296	2,823	334,404
FHLB advances, securities sold under agreements to repurchase and U.S. Treasury interest- bearing demand note	35,933	32,656	22,566	2,758	93,913
Subordinated debentures (1)	—	—	—	29,427	29,427
Long-term debt	—	—	21,500	—	21,500
Operating leases	219	351	234	205	1,009

(1)	The subordinated debentures consist of $2,000, $2,500, $5,000, $7,500, and $12,500 debentures. See Note 13 for additional information.
The Corporation has retail repurchase agreements with clients within its local market areas. These borrowings are collateralized with securities owned by the Corporation. See Note 11 to the Consolidated Financial Statements for further detail. The Corporation also has a cash management advance line of credit and outstanding letters of credit with the FHLB. For further discussion, refer to Note 10 to the Consolidated Financial Statements. The long-term debt consists of borrowing from a secured borrowing agreement with Key Bank, N.A. See Note 12 to the Consolidated Financial Statements for the terms of this borrowing.
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
The following table provides information about the Corporation’s financial instruments that are sensitive to changes in interest rates as of December 31, 2007 and 2006, based on certain prepayment and account decay assumptions that management believes are reasonable. The Corporation had no derivative financial instruments or trading portfolio as of December 31, 2007 or 2006. Expected maturity date values for interest-bearing core deposits were calculated based on estimates of the period over which the deposits would be outstanding. The Corporation’s borrowings were tabulated by contractual maturity dates and without regard to any conversion or repricing dates.

Net Portfolio Value

	December 31, 2007			December 31, 2006
Change in	Dollar	Dollar	Percent	Dollar	Dollar	Percent
Rates	Amount	Change	Change	Amount	Change	Change
+200bp	$118,940	$(26,162)	-18%	$86,438	$(15,369)	-15%
+100bp	133,346	(11,756)	-8%	95,100	(6,707)	-7%
Base	145,102	—	—	101,807	—	—
-100bp	152,879	7,777	5%	106,590	4,783	5%
-200bp	155,417	10,315	7%	108,015	6,208	6%
The change in net portfolio value from December 31, 2006 to December 31, 2007, is primarily a result of three factors. The first, and most obvious, is related to the Futura acquisition. The increase in size of the balance sheet moved the base level and all rate change levels up. Secondly, while the entire yield curve has moved down, the largest decreases were on the short end of the curve. Therefore, the overall slope of the yield curve has changed from inverted to a more normal slope. Lastly, the Corporation’s balance sheet mix has shifted due to increases in the loan portfolio funded by increased usage of borrowed funds. As a result, the Corporation has seen a decrease in the base level of net portfolio value, due to an increase in the fair value of its liabilities, particularly borrowed funds. This decrease partially offset the overall increase related to the merger. An upward movement in rates would lead to a faster decrease in the fair value of assets, compared to liabilities, and would lead to a decrease in the net portfolio value. Inversely, a downward change would lead to an increase in the net portfolio value as the fair value of assets would increase faster than the fair value of the liabilities.
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
Note 1 and Note 5 in the Notes to Consolidated Financial Statements provide additional information regarding Allowance for Loan Losses.
Goodwill
Goodwill is assessed annually for impairment and any such impairment is recognized in the period identified by a charge to earnings. In assessing goodwill for impairment, management estimates the fair value of the Corporation’s banking subsidiary to which the goodwill relates. To arrive at fair value estimates management considers prices received upon sale of other banking institutions of similar size and with similar operating results. Purchase prices as a multiple of earnings, book value, tangible book value and deposits are considered and applied to the Corporation’s banking subsidiary. The process of evaluating goodwill for impairment requires management to make significant estimates and judgments. The use of different estimates, judgments or approaches to estimate fair value could result in a different conclusion regarding impairment of goodwill.

Management’s Report on Internal Control over Financial Reporting
We, as management of First Citizens Banc Corp, are responsible for establishing and maintaining effective internal control over financial reporting that is designed to produce reliable financial statements in conformity with United States generally accepted accounting principles. The system of internal control over financial reporting as it relates to the financial statements is evaluated for effectiveness by management and tested for reliability through a program of internal audits. Actions are taken to correct potential deficiencies as they are identified. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation.
Management assessed the Corporation’s system of internal control over financial reporting as of December 31, 2007, in relation to criteria for effective internal control over financial reporting as described in “Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. This assessment excluded internal controls over financial reporting for Miami Valley Bank and Futura Banc Corporation, as allowed by the SEC for current year acquisitions. The Miami Valley Bank and Futura Banc Corporation were acquired on October 5, 2007 and December 17, 2007 and represented 4.4% and 24.7% of assets at December 31, 2007 and -1.1% and 2.2% of net income for the year ending December 31, 2007. Based on this assessment, management concludes that, as of December 31, 2007, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control — Integrated Framework”. Crowe Chizek and Company LLC, independent registered public accounting firm, has issued an audit report on the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2007.

James O. Miller	Todd A. Michel
President, Chief Executive Officer	Senior Vice President, Controller

Sandusky, Ohio
March 4, 2008

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting
We have audited First Citizens Banc Corp.’s internal control over financial reporting as of December 31, 2007, based on Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). First Citizens Banc Corp.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
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
As permitted, the Company excluded the entities acquired in October and December 2007, Miami Valley Bank and Futura Banc Corporation, from the scope of Management’s Report on Internal Control Over Financial Reporting. As such, these entities have also been excluded from the scope of our audit of internal control over financial reporting.
In our opinion, First Citizens Banc Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of First Citizens Banc Corp. as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2007 and our report dated March 4, 2008 expressed an unqualified opinion on those Consolidated Financial Statements.
Crowe Chizek and Company LLC
Cleveland, Ohio
March 4, 2008

Report of Independent Registered Public Accounting Firm on Financial Statements
Board of Directors and Shareholders
First Citizens Banc Corp
Sandusky, Ohio
We have audited the accompanying consolidated balance sheets of First Citizens Banc Corp. as of December 31, 2007 and 2006, and the related statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the Consolidated Financial Statements referred to above present fairly, in all material respects, the financial position of First Citizens Banc Corp. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the First Citizen Banc Corp.’s internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 4, 2008 expressed an unqualified opinion thereon.
Crowe Chizek and Company LLC
Cleveland, Ohio
March 4, 2008

FIRST CITIZENS BANC CORP
CONSOLIDATED BALANCE SHEETS
December 31, 2007 and 2006
(In thousands, except share data)

	2007	2006
ASSETS
Cash and due from financial institutions	$27,345	$17,860
Federal funds sold	18,408	—
Securities available for sale	144,351	108,374
Securities held to maturity (Fair value of $4 in 2006)	—	4
Loans, net of allowance of $7,374 and $8,060	787,386	549,665
Other securities	14,569	11,020
Premises and equipment, net	21,593	10,779
Premises and equipment, held for sale	719	840
Accrued interest receivable	7,142	5,145
Goodwill	66,235	26,093
Other intangible assets	9,689	3,292
Bank owned life insurance	10,876	10,346
Other assets	10,944	5,568

Total assets	$1,119,257	$748,986

LIABILITIES
Deposits
Noninterest-bearing	$137,924	$92,163
Interest-bearing	701,896	472,388

Total deposits	839,820	564,551
Federal Home Loan Bank advances	64,470	38,916
Securities sold under agreements to repurchase	27,395	23,403
U. S. Treasury interest-bearing demand note payable	2,259	3,435
Notes payable	21,500	6,000
Subordinated debentures	29,427	25,000
Accrued expenses and other liabilities	8,230	8,209

Total liabilities	993,101	669,514

SHAREHOLDERS’ EQUITY
Common stock, no par value, 10,000,000 shares authorized, 8,455,881 shares issued in 2007 and 6,112,264 in 2006	114,365	68,430
Retained earnings	29,446	28,634
Treasury stock, 747,964 and 640,964 shares at cost	(17,235)	(15,214)
Accumulated other comprehensive loss	(420)	(2,378)

Total shareholders’ equity	126,156	79,472

Total liabilities and shareholders’ equity	$1,119,257	$748,986

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2007, 2006 and 2005
(In thousands, except per share data)

	2007	2006	2005
Interest and dividend income
Loans, including fees	$43,999	$40,637	$36,710
Taxable securities	5,045	4,113	4,015
Tax-exempt securities	673	814	979
Federal funds sold and other	230	312	734

Total interest income	49,947	45,876	42,438
Interest expense
Deposits	14,058	11,091	8,209
Federal Home Loan Bank advances	3,188	1,421	1,002
Subordinated debentures	1,791	1,823	1,594
Other	1,334	1,280	786

Total interest expense	20,371	15,615	11,591

Net interest income	29,576	30,261	30,847
Provision for loan losses	1,020	1,128	1,123

Net interest income after provision for loan losses	28,556	29,133	29,724
Noninterest income
Computer center item processing fees	845	896	877
Service charges	3,558	3,223	3,563
Net gains (loss) on sale of securities	(1)	—	(13)
Net gain on sale of loans	11	20	93
ATM fees	851	724	682
Trust fees	1,185	1,280	1,083
Gain/Loss on sale of Fixed Assets	(64)	148	—
Gain on Branch Sale	—	—	766
Bank owned life insurance	530	346	—
Loss on sale of other real estate owned	(243)	(663)	(60)
Other	833	696	847

Total noninterest income	7,505	6,670	7,838
Noninterest expense
Salaries and wages	10,908	11,246	11,905
Benefits	2,707	3,100	2,665
Net occupancy expense	1,432	1,440	1,543
Equipment expense	1,228	1,214	1,334
Contracted data processing	862	897	1,383
State franchise tax	873	734	1,026
Professional services	1,144	1,532	1,166
Amortization of intangible assets	732	673	733
ATM expense	530	461	504
Stationery & supplies	416	354	502
Courier	667	654	636
Other operating expenses	4,664	4,672	4,532

Total noninterest expense	26,163	26,977	27,929

Income before income taxes	9,898	8,826	9,633
Income tax expense	3,013	2,666	2,974

Net income	$6,885	$6,160	$6,659

Earnings per common share, basic and diluted	$1.25	$1.12	$1.15

Weighted average basic common shares	5,505,023	5,520,692	5,804,361

Weighted average diluted common shares	5,505,023	5,520,692	5,805,681

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31, 2007, 2006 and 2005
(In thousands, except per share data)

					Accumulated
					Other	Total
	Common Stock		Retained	Treasury	Comprehensive	Shareholders’
	Shares	Amount	Earnings	Stock	Income (Loss)	Equity
Balance, January 1, 2005	5,807,402	$68,430	$27,781	$(7,494)	$(504)	$88,213
Comprehensive Income:
Net Income			6,659			6,659
Change in minimum additional pension liability, net of tax					(14)	(14)
Change in unrealized gain/(loss) on securities available for sale, net of reclassification and tax effects					(1,118)	(1,118)

Total comprehensive income						5,527
Cash dividends ($1.12 per share)			(6,501)			(6,501)
Purchase of treasury stock, at cost	(6,000)			(129)		(129)

Balance, December 31, 2005	5,801,402	68,430	27,939	(7,623)	(1,636)	87,110
See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31, 2007, 2006 and 2005
(In thousands, except per share data)

					Accumulated
					Other	Total
	Common Stock		Retained	Treasury	Comprehensive	Shareholders’
	Shares	Amount	Earnings	Stock	Income (Loss)	Equity
Balance, December 31, 2005	5,801,402	68,430	27,939	(7,623)	(1,636)	87,110
SAB 108 adjustments, net of tax			755			755
Comprehensive Income:
Net Income			6,160			6,160
Change in minimum additional pension liability, net of tax					263	263
Change in unrealized gain/(loss) on securities available for sale, net of reclassification and tax effects					724	724
Total comprehensive income						7,147

Cumulative effect of change in accounting for pension obligations					(1,729)	(1,729)
Cash dividends ($1.12 per share)			(6,220)			(6,220)
Purchase of treasury stock, at cost	(330,102)			(7,591)		(7,591)

Balance, December 31, 2006	5,471,300	68,430	28,634	(15,214)	(2,378)	79,472
See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31, 2007, 2006 and 2005
(In thousands, except per share data)

					Accumulated
					Other	Total
	Common Stock		Retained	Treasury	Comprehensive	Shareholders’
	Shares	Amount	Earnings	Stock	Income (Loss)	Equity
Balance, December 31, 2006	5,471,300	68,430	28,634	(15,214)	(2,378)	79,472
Comprehensive Income:
Net Income			6,885			6,885
Change in unrealized loss on pension benefits, net of tax					1,082	1,082
Change in unrealized gain/(loss) on securities available for sale, net of reclassification and tax effects					876	876

Total comprehensive income						8,843
Cash dividends ($1.12 per share)			(6,073)			(6,073)
Issuance of 2,343,617 shares for acquisition	2,343,617	45,935				45,935
Purchase of treasury stock, at cost	(107,000)			(2,021)		(2,021)

Balance, December 31, 2007	7,707,917	$114,365	$29,446	$(17,235)	$(420)	$126,156

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2007, 2006 and 2005
(In thousands, except per share data)

	2007	2006	2005
Cash flows from operating activities
Net income	$6,885	$6,160	$6,659
Adjustments to reconcile net income to net cash from operating activities
Security amortization, net of accretion	(416)	(10)	888
Depreciation	999	930	1,022
Amortization of intangible assets	732	673	733
Amortization of and valuation allowance on servicing rights	(55)	(53)	(14)
Net realized (gain) loss on sale of securities	—	—	13
FHLB stock dividends	(127)	(464)	(355)
Provision for loan losses	1,020	1,128	1,123
Loans originated for sale	—	(188)	(2,516)
Proceeds from sale of loans	—	208	1,990
Gain on sale of loans	—	(20)	(93)
Loss on sale of OREO properties	243	663	60
Bank owned life insurance	(530)	(346)	—
Deferred income taxes	1,753	276	581
Change in
Net deferred loan fees	(694)	(489)	(205)
Accrued interest receivable	(96)	(750)	131
Other assets	(6,086)	624	(3,371)
Accrued interest, taxes and other expenses	(28)	920	1,951

Net cash from operating activities	3,600	9,262	8,597
Cash flows from investing activities
Cash paid in bank acquisition, net of cash received	(6,347)	—	—
Cash paid in branch sale	—	—	(11,303)
Securities available for sale
Maturities, prepayments and calls	55,872	62,487	37,233
Purchases	(55,621)	(43,629)	(11,486)
Securities held for maturity
Maturities, prepayments and calls	4	4	3
Purchases of FRB stock	(10)	(16)	(1,213)
Purchases of Bank owned life insurance	—	(10,000)	—
Loan originations, net of loan payments	(39,164)	(35,212)	34,042
Loans sold from HFS portfolio	—	—	9,505
Proceeds from sale of OREO properties	1,632	604	797
Property and equipment expenditures	(1,068)	(398)	(1,349)
Change in federal funds sold	2,134	25,510	(15,563)

Net cash from investing activities	(42,568)	(650)	40,666
See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2007, 2006 and 2005
(In thousands, except per share data)

	2007	2006	2005
Cash flows from financing activities
Change in deposits	(20,761)	(12,554)	(51,113)
Cash received in deposit acquisition	47,767	—	—
Repayment of Federal Home Loan Bank advances	(150)	(133)	(316)
Net change in short-term FHLB advances	(38,509)	38,510	—
Net change in long-term FHLB advances	50,000	(30,000)	—
Change in securities sold under repurchase agreements	3,992	6,931	3,760
Change in U.S. Treasury interest-bearing notes payable	(1,292)	1,044	636
Change in short-term note payable	15,500	(1,000)	(1,000)
Cash dividends paid	(6,073)	(6,220)	(6,501)
Net proceeds from issuance of subordinated debenture	5,000	—	—
Redemption of subordinated debenture	(5,000)	—	—
Purchase of treasury stock	(2,021)	(7,591)	(129)

Net cash from financing activities	48,453	(11,013)	(54,663)

Net change in cash and due from banks	9,485	(2,401)	(5,400)
Cash and due from banks at beginning of year	17,860	20,261	25,661

Cash and due from banks at end of year	$27,345	$17,860	$20,261

Supplemental cash flow information:
Interest paid	20,500	15,490	11,584
Income taxes paid	2,110	1,800	2,520

Supplemental non-cash disclosures:
Transfer of loans from portfolio to other real estate owned	$1,857	$565	$238
Change in unrealized loss on pension benefits	1,082	(263)	14
Fixed assets transferred to held for sale	—	840	—

Fair value of assets acquired in Futura acquisition	$322,505
Common stock and cash issued for acquisition	(62,758)

Total liabilities assumed	259,747

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The following is a summary of the accounting policies adopted by First Citizens Banc Corp, which have a significant effect on the financial statements.
Nature of Operations and Principles of Consolidation: The Consolidated Financial Statements include the accounts of First Citizens Banc Corp (FCBC) and its wholly-owned subsidiaries: The Citizens Banking Company (Citizens), SCC Resources, Inc. (SCC), First Citizens Insurance Agency, Inc., Champaign Investment Company (CIC) and Water Street Properties, Inc. (Water St.). First Citizens Capital LLC (FCC) is wholly-owned by Citizens to hold inter-company debt that is eliminated in consolidation. The operations of FCC are located in Wilmington, Delaware. The above companies together are referred to as the Corporation. Intercompany balances and transactions are eliminated in consolidation.
The Corporation provides financial services through its offices in the Ohio counties of Erie, Crawford, Champaign, Franklin, Logan, Union, Summit, Huron, Marion, Ottawa, and Richland. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customer’s ability to repay their loans is dependent on the real estate and general economic conditions in the area. Other financial instruments that potentially represent concentrations of credit risk include deposit accounts in other financial institutions and Federal Funds sold. In 2007, SCC provided item processing for four financial institutions in addition to Citizens. SCC accounted for 1.5% of the Corporation’s total revenues. First Citizens Insurance Agency Inc. was formed to allow the Corporation to participate in commission revenue generated through its third party insurance agreement. Insurance commission revenue is less than 1.0% of total revenue for the year ended December 31, 2007. Water Street Properties, Inc. was formed to hold repossessed assets of FCBC’s subsidiaries. Water St. revenue was than 1% of total revenue for the year ended December 31, 2007. CIC provided financial planning and investment advisory services to the former Futura Banc Corporation’s customers. Citizens is in the process of assuming most of these activities and intends to dissolve CIC during the first quarter of 2008.
Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, impairment of goodwill, fair values of financial instruments and pension obligations are particularly subject to change.
Cash Flows: Cash and cash equivalents include cash on hand and demand deposits with financial institutions with maturities fewer than 90 days. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and federal funds purchased or sold and repurchase agreements.
Interest-Bearing Deposits in Other Financial Institutions: Interest-bearing deposits in other financial institutions mature within one year and are carried at cost.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Securities: Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be sold before maturity. Equity securities with readily determinable fair values are also classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.
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
Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market and loans that management no longer intends to hold for the foreseeable future, are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.
Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principle balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.
Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Interest income on consumer loans is discontinued when management determines future collection is unlikely. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.
All interest accrued, but not received, for loans placed on nonaccrual, is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Purchased Loans: The Corporation purchases individual loans and groups of loans. Purchased loans that show evidence of credit deterioration since origination are recorded at the amount paid (or allocated fair value in a purchase business combination), such that there is no carryover of the seller’s allowance for
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
loan losses. After acquisition, incurred losses are recognized by an increase in the allowance for loan losses.
Purchased loans are accounted for individually or aggregated into pools of loans based on common risk characteristics (e.g., credit score, loan type, and date of origination). The Corporation estimates the amount and timing of expected cash flows for each purchased loan or pool, and the expected cash flows in excess of amount paid is recorded as interest income over the remaining life of the loan or pool (accretable yield). The excess of the loan’s or pool’s contractual principal and interest over expected cash flows is not recorded (nonaccretable difference).
Over the life of the loan or pool, expected cash flows continue to be estimated. If the present value of expected cash flows is less than the carrying amount, a loss is recorded. If the present value of expected future cash flows is greater than the carrying amount, it is recognized as part of future interest income.
Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, risk, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.
The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.
A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans over $350,000 are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the estimated fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans of such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.
Other Real Estate: Other real estate acquired through or instead of loan foreclosure is initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed. Other real estate owned included in other assets totaled approximately $557 at December 31, 2007 and $565 at December 31, 2006.
Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both accelerated and straight-line methods over the estimated useful life of the asset, ranging from three to seven years for furniture and equipment and seven to fifty years for buildings and improvements.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Federal Home Loan Bank (FHLB) stock: The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and evaluated periodically for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.
Federal Reserve Bank (FRB) stock: The Bank is a member of the Federal Reserve System. Members are required to own 6% of stock based on the capital stock and surplus totals of the Bank. FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value.
Bank Owned Life Insurance (BOLI): Citizens has purchased life insurance policies on certain key executives. Upon adoption of EITF 06-5, which is discussed further below, BOLI is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement. Prior to the adoption of EITF 06-5, the Corporation recorded BOLI at its cash surrender value.
In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-5, Accounting for Purchases of Life Insurance-Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 (Accounting for Purchases of Life Insurance). This Issue requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the Issue requires disclosure when there are contractual restrictions on the Company’s ability to surrender a policy. The adoption of EITF 06-5 on January 1, 2007 had no impact on the Corporation’s financial condition or results of operations.
Goodwill and Other Intangible Assets: Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.
Other intangible assets consist of core deposit and other intangible assets arising from whole bank and branch acquisitions. These intangible assets are measured at fair value and then amortized on an accelerated method over their estimated useful lives, which range from five to twelve years.
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
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Long-term Assets: Premises and equipment, core deposit and other intangible assets, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.
Repurchase Agreements: Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.
Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay.
Stock-Based Compensation: Effective January 1, 2006, the Corporation adopted SFAS No. 123(R), Share-based Payment, using the modified prospective transition method. The adoption of this standard had no effect on net income in 2006, as all options outstanding at December 31, 2005 were fully vested and no additional options have been granted.
Prior to January 1, 2006, employee compensation expense under stock options was reported using the intrinsic value method; therefore, no stock-based compensation cost is reflected in net income for the year ended December 31, 2005, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant.
The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of SFAS Statement No. 123, Accounting for Stock-Based Compensation, for the years ending December 31, 2005:

2005
Net income as reported	$6,659
Deduct: Stock-based compensation expense determined under fair value based method	62

Pro forma net income	$6,597

Basic earnings per share as reported	$1.15
Pro forma basic earnings per share	1.14

Diluted earnings per share as reported	$1.15
Pro forma diluted earnings per share	1.14
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
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
The Corporation adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Corporation’s financial statements.
The Corporation recognizes interest and/or penalties related to income tax matters in income tax expense.
Retirement Plans: Pension expense is the net of service and interest cost, return on plan assets and amortization of gains and losses not immediately recognized. Employee 401(k) and profit sharing plan expense is the amount of matching contributions. Deferred compensation allocates the benefits over the years of service.
Earnings per Common Share: Basic earnings per share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under stock options.
Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale and changes in the funded status of the pension plan, which are also recognized as separate components of shareholders’ equity.
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
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank was required to meet regulatory reserve and clearing requirements. These balances do not earn interest.
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
Operating Segments: While the Corporation’s chief decision makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Corporation-wide basis. Operating segments are aggregated into one as operating results for all segments are similar. Accordingly, all of the Corporation’s financial service operations are considered by management to be aggregated in one reportable operating segment.
Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.
Adoption of New Accounting Standards:
In February 2006, the FASB issued Statement No. 155, Accounting for Certain Hybrid Financial Instruments (SFAS No. 155), which permits fair value re-measurement for hybrid financial instruments, clarifies which instruments are subject to the requirements of Statement No. 133, and establishes a requirement to evaluate interests in securitized financial assets and other items. The new standard is effective for financial assets acquired or issued after the beginning of the entity’s first fiscal year that begins after September 15, 2006. The adoption of this statement did not have a material impact on the Corporation’s consolidated financial position or results of operations.
Effect of Newly Issued But Not Yet Effective Accounting Standards: In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. The Corporation has not completed its evaluation of the impact of the adoption of this standard.
In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new standard is effective for the Corporation on January 1, 2008. The impact of the adoption of this standard will be immaterial.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants’ employment or retirement. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. This issue is effective for fiscal years beginning after December 15, 2007. The impact of adoption of EITF 06-4 will be immaterial.
On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value through Earnings (“SAB”). Previously, SAB 105, Application of Accounting Principles to loan Commitments, stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loans commitment, and SAB 109 retains that view. SAB 109 is effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Corporation does not expect the impact of this standard to be material.
NOTE 2 – MERGER
On December 17, 2007, the Corporation completed the merger of Futura Banc Corporation (“Futura”) which was announced June 7, 2007. Immediately following the merger, Futura’s banking subsidiary, Champaign National Bank, was merged into FCBC’s banking affiliate, Citizens Banking Company.
The Corporation issued 2,343,617 shares of common stock valued at approximately $45,935 and paid cash of $16,823 resulting in an aggregate purchase price of $62,758, before considering direct expenses related to the acquisition. Total assets of Futura prior to the merger were $281,810, including $207,982 in loans and $237,681 in deposits. The transaction was recorded as a purchase and, accordingly, the operating results of Futura have been included in the Corporation’s Consolidated Financial Statements since the date of the merger. The aggregate of the purchase price over the fair value of the net assets acquired of approximately $39,667 will be evaluated for impairment on an annual basis.
The following summarizes pro forma financial information for the year ended December 31, 2007, and 2006, assuming the Futura merger occurred at the start of each period stated.

	2007	2006
Net interest income after provision for loan losses	$37,555	$39,894
Net income	6,848	8,151
Basic and diluted earnings per share	0.87	1.04
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 2 — MERGER (Continued)
The pro forma information includes adjustments for interest income on loans and securities acquired, amortization of identifiable intangibles arising from the transaction, depreciation expense on property acquired, interest expense on deposits acquired and related tax effects. The pro forma results do not necessarily represent results which would have occurred if the merger had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.
The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition for Futura. Core deposit intangibles and other intangibles will be amortized over periods of between five and ten years using an accelerated method. Goodwill will not be amortized, but instead will be evaluated for impairment. The Corporation is currently in the process of obtaining information related to the fair value of certain acquired assets, thus the purchase price allocation is subject to refinement.

Cash and short-term investments	$26,517
Securities	35,032
Loans, net	201,669
Goodwill	39,667
Core deposit intangible	5,321
Customer relationship intangible	864
Other assets	13,435

Total assets acquired	322,505

Deposits	238,562
Other borrowed funds	18,904
Other liabilities	2,281

Total liabilities assumed	259,747

Net assets acquired	$62,758

This acquisition provided the Corporation with the strategic opportunity to expand into new markets that while similar to existing markets are projected to be more vibrant in population growth and wage growth. Additionally, the acquisition will provide exposure to suburbs of larger urban areas without the commitment of operating inside large metropolitan areas dominated by regional and national financial organizations. The acquisition also creates synergies on the operational side of the Corporation by allowing non-interest expenses to be spread over a larger operating base.
On October 5, 2007, the Company acquired a branch office facility and assumed related deposits from Miami Valley Bank. Approximately $56,448 of deposits was assumed, along with $9,092 in liquid assets, were received. Additionally, the Corporation has an option to buy the premises and equipment, at fair market value. The transaction resulted in both amortizable intangibles of $945 and non-amortizable goodwill of $476. The core deposit intangible will be amortized to expense over 10 years using an accelerated method. The Company acquired the branch at a premium to further solidify its market share in its southern market, expand its customer base to enhance deposit fee income, provide an opportunity to market additional products and services to new customers, and improve customer convenience by adding a new location.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 3 — SECURITIES
The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows.

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses
2007
U.S. Treasury securities and obligations of U.S. government agencies	$95,723	$834	$(13)
Obligations of states and political subdivisions	28,441	139	(30)
Mortgage-back securities	19,706	73	(59)

Total debt securities	143,870	1,046	(102)
Equity securities	481	—	—

Total	$144,351	$1,046	$(102)

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses
2006
U.S. Treasury securities and obligations of U.S. government agencies	$87,379	$54	$(469)
Obligations of states and political subdivisions	16,971	159	(59)
Mortgage-back securities	3,543	2	(70)

Total debt securities	107,893	215	(598)
Equity securities	481	—	—

Total	$108,374	$215	$(598)

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 3 — SECURITIES (Continued)
The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows.

		Gross	Gross
	Carrying	Unrecognized	Unrecognized	Fair
	Amount	Gains	Losses	Value
2006
Mortgage-backed securities	$4	$—	$—	$4

The fair value of securities and carrying amount, if different, at year end 2007 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

Available for sale
Fair Value
Due in one year or less	$42,502
Due from one to five years	58,519
Due from five to ten years	17,570
Due after ten years	5,573
Mortgage-backed	19,706
Equity securities	481

Total	$144,351

Securities with a carrying value of $121,198 and $97,327 were pledged as of December 31, 2007 and 2006, to secure public deposits and other deposits and liabilities as required or permitted by law.
Proceeds from sales of securities, gross realized gains and gross realized losses were as follows.

	2007	2006	2005
Sale proceeds	$—	$—	$—
Gross realized gains	—	—	—
Gross realized losses	—	—	(10)
Gains (losses) from securities called or settled by the issuer	(1)	—	(3)
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 3 — SECURITIES (Continued)
Debt securities with unrealized losses at year end 2007 and 2006 not recognized in income are as follows.

2007	12 Months or less		More than 12 months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
U.S. Treasury securities and obligations of U.S. government agencies	$—	$—	$3,010	$13	$3,010	$13
Obligations of states and political subdivisions	3,712	11	6,026	19	9,738	30
Mortgage-backed securities	—	—	2,285	59	2,285	59

Total temporarily impaired	$3,712	$11	$11,321	$91	$15,033	$102

2006	12 Months or less		More than 12 months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
U.S. Treasury securities and obligations of U.S. government agencies	$14,445	$10	$45,878	$459	$60,323	$469
Obligations of states and political subdivisions	2,376	6	2,910	53	5,286	59
Mortgage-backed securities	145	—	2,838	70	2,983	70

Total temporarily impaired	$16,966	$16	$51,626	$582	$68,592	$598

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
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 4 — LOANS
Loans at year-end were as follows.

	2007	2006
Commercial and agricultural	$96,385	$56,789
Commercial real estate	299,005	218,084
Residential real estate	343,160	234,344
Real estate construction	33,480	28,294
Consumer	20,359	19,909
Credit card and other	2,467	267
Leases	185	341

Total Loans	795,041	558,028
Allowance for loan losses	(7,374)	(8,060)
Net deferred loan fees	(281)	(303)

Net loans	$787,386	$549,665

Loans to directors and executive officers, including their immediate families and companies in which they are principal owners during 2007 were as follows.

Balance — January 1, 2007	$4,095
New loans and advances	403
Repayments	(687)
Effect of changes in related parties	704

Balance — December 31, 2007	$4,515

Deposits from principal officers, directors, and their affiliates at year-end 2007 and 2006 were $6,490 and $5,805.
NOTE 5 — ALLOWANCE FOR LOAN LOSSES
A summary of the activity in the allowance for loan losses was as follows.

	2007	2006	2005
Balance — January 1	$8,060	$9,212	$11,706
Provision for loan losses	1,020	1,128	1,123
Balance from acquisition	1,277	—	—
Loans charged-off	(4,028)	(3,466)	(5,706)
Recoveries	1,045	1,186	2,089

Balance — December 31	$7,374	$8,060	$9,212

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 5 — ALLOWANCE FOR LOAN LOSSES (Continued)
Impaired loans were as follows.

	2007	2006
Year-end loans with no allocated allowance for loan losses	$6,193	$9,667
Year-end loans with allocated allowance for loan losses	6,772	7,079
Amount of allowance for loan losses allocated	2,057	3,856

	2007	2006	2005
Average balance of impaired loans during year	$15,807	$12,404	$16,593
Interest income recognized during impairment	1,008	533	530
Interest income recognized on a cash basis	1,008	533	530

Nonperforming loans were as follows:
	2007	2006
Loans past due over 90 days still on accrual	$2,423	$2,717
Nonaccrual loans	9,308	7,576
Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.
Purchased Loans subject to SOP 03-3:
In conjunction with the Futura merger (see Note 2), Citizens acquired certain loans, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans is as follows:

2007
Commercial	$4,275

Outstanding balance	$4,275
These loans were recorded at their net realizable value on December 17, 2007. There are no specific allowances recorded for these loans at December 31, 2007.
Any accretable yield, or income expected to be collected subsequent to the acquisition date, is not material.
For those purchased loans disclosed above, the Corporation did not increase the allowance for loan losses during 2007. No allowances for loan losses were reversed during 2007.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 5 — ALLOWANCE FOR LOAN LOSSES (Continued)
Purchased loans for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

2007
Contractually required payments recievable of loans purchased during the year:
Commercial	$12,937

2007
Cash flows expected to be collected at acquisition	4,396
Basis in acquired loans at acquisition	4,275
NOTE 6 — SERVICING RIGHTS
Activity for capitalized mortgage servicing rights and the related valuation allowance follows.

	2007	2006	2005
Servicing rights:
Beginning of year	$151	$218	$285
Additions	—	2	14
Amortized to expense	(55)	(69)	(81)
Direct write-downs	—	—	—

End of year	$96	$151	$218

Valuation allowance:
Beginning of year	$—	$(16)	$(84)
Additions expensed	—	—	—
Reductions credited to expense	—	16	68

End of year	$—	$—	$(16)

The fair value of servicing rights at year-end 2007 and 2006 were $133 and $166. The fair value of MSR’s was estimated by calculating the present value of estimated future net servicing cash flows, taking into consideration actual and expected mortgage loan prepayment rates, discount rates, servicing costs, and other economic factors. Currently, a third party consultant for the Corporation completes this calculation on a quarterly basis. The total balance of serviced loans at year-end 2007 was $21,351 compared to $25,192 year-end 2006.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 6 — SERVICING RIGHTS (Continued)
Estimated amortization expense for each of the next five years is:

2008	$41
2009	33
2010	15
2011	4
2012	3
NOTE 7 — PREMISES AND EQUIPMENT
Year-end premises and equipment were as follows.

	2007	2006
Land and improvements	$3,965	$2,045
Buildings and improvements	18,877	11,852
Furniture and equipment	16,440	12,473

Total	39,282	26,370
Accumulated depreciation	(17,689)	(15,591)

Premises and equipment, net	$21,593	$10,779

Year-end premises and equipment, held for sale, representing fixed assets related to a closed branch of Citizens in Norwalk, Ohio, were as follows.

	2007	2006
Buildings and improvements	$848	$908
Furniture and equipment	248	386

Total	1,096	1,294
Accumulated depreciation	(377)	(454)

Premises and equipment, net	$719	$840

Depreciation expense was $999, $930 and $1,022 for 2007, 2006, and 2005.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 7 — PREMISES AND EQUIPMENT (Continued)
Rent expense was $201, $191 and $229 for 2007, 2006, and 2005. Rent commitments under non-cancelable operating leases were as follows, before considering renewal options that generally are present.

2008	$219
2009	195
2010	156
2011	117
2012	117
2013	117
2014	88

Total	$1,009

The rent commitments listed above are primarily for the leasing of eight financial services branches.
NOTE 8 — GOODWILL AND INTANGIBLE ASSETS
The change in the carrying amount of goodwill for the years ended December 31, 2007 and December 31, 2006 is as follows.

	2007	2006
Beginning of year	$26,093	$26,093
Acquired goodwill	40,142	—
Impairment	—	—

End of year	$66,235	$26,093

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 8 — GOODWILL AND INTANGIBLE ASSETS (Continued)
Acquired Intangible Assets
Acquired intangible assets were as follows as of year end.

	2007		2006
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Core deposit and other intangibles	$13,554	$3,865	$6,425	$3,133

Aggregate amortization expense was $732, $673 and $733 for 2007, 2006, and 2005.
Estimated amortization expense for each of the next five years and thereafter is as follows.

2008	$1,568
2009	1,374
2010	1,291
2011	1,223
2012	1,022
Thereafter	3,211

$9,689

Interest-bearing deposits as of December 31, 2007 and 2006 were as follows.

	2007	2006
Demand	$221,015	$123,778
Statement and Passbook Savings	146,478	122,599
Certificates of Deposit In excess of $100	85,540	39,925
Other	204,883	154,969
Individual Retirement Accounts	43,980	31,117

Total	$701,896	$472,388

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 9 — INTEREST-BEARING DEPOSITS (Continued)
Scheduled maturities of certificates of deposit at December 31, 2007 were as follows.

2008	$242,214
2009	33,121
2010	7,733
2011	1,676
2012	2,889
Thereafter	2,790

Total	$290,423

NOTE 10 — FEDERAL HOME LOAN BANK ADVANCES
The Corporation has a $40 million cash management advance line of credit with the Federal Home Loan Bank. The Corporation had no advances outstanding on this line as of December 31, 2007 and December 31, 2006. The Corporation also has an $80 million repo advance line with the Federal Home Loan Bank. The Corporation had $0 in advances outstanding on this line as of December 31, 2007 and $38,510 at December 31, 2006.
The Corporation has fixed-rate mortgage-matched advances from the Federal Home Loan Bank. Mortgage-matched advances are utilized to fund specific fixed-rate loans with certain prepayment of principal permitted without penalty.
At year-end 2007 and 2006, advances from the Federal Home Loan Bank were as follows.

	2007	2006
Maturities June 2006 through June 2010, with fixed-rates ranging from 3.03% to 7.8%, averaging 5.03% in 2007 and 4.11% in 2006	$64,470	$38,916

Scheduled principal reduction of FHLB loans at December 31, 2007 were as follows.

2008	$6,503
2009	2,606
2010	30,036
2011	32
2012	22,534
Thereafter	2,759

Total	$64,470

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 10 — FEDERAL HOME LOAN BANK ADVANCES (Continued)
In addition to the borrowings, the Corporation has outstanding letters of credit with the Federal Home Loan Bank totaling $27,750 at year-end 2007 and $19,600 at year-end 2006 used for pledging against public funds. Federal Home Loan Bank borrowings and the letters of credit are collateralized by Federal Home Loan Bank stock and by $124,496 and $78,997 of residential mortgage loans under a blanket lien arrangement at year-end 2007 and 2006.
NOTE 11 — OTHER BORROWINGS
Information concerning securities sold under agreements to repurchase and treasury tax and loan deposits were as follows.

	2007	2006
Average balance during the year	$24,478	$20,166
Average interest rate during the year	4.10%	4.09%
Maximum month-end balance during the year	$32,057	$27,068
Weighted average interest rate at year end	3.70%	4.28%
Securities underlying repurchase agreements had a fair value of $30,878 at December 31, 2007 and $27,104 at December 31, 2006.
NOTE 12 — NOTE PAYABLE
FCBC has a secured borrowing agreement with Key Bank, NA for up to $25,000. The agreement is split into two pieces; a $15,000 secured revolving line of credit which matures November 29, 2012, and a $10,000 term loan. The term loan matures November 29, 2012 and will require a $5,000 balloon principal payment. The borrowing agreement also contains covenants related to capital ratios, nonperforming assets and return on average assets. Compliance with covenants is monitored and reported to Key Bank, NA quarterly. At December 31, 2007, $11,500 was outstanding on the line of credit balance and the term loan balance was $10,000. At December 31, 2006, no amounts were outstanding on the line of credit and the term loan was $6,000. The interest rate is three month LIBOR plus 1.15%, or 6.12% at December 31, 2007 and adjusts quarterly. The borrowings are secured by 100% of the common stock of Citizens.
NOTE 13 — SUBORDINATED DEBENTURES
Trusts formed by the Corporation, in March 2003 and March 2002, issued $7,500 of floating rate and $5,000 of floating rate trust preferred securities through special purpose entities as part of pooled offerings of such securities. The Corporation issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Corporation may redeem the subordinated debentures, in whole but not in part, any time prior to March 26, 2008 and March 26, 2007, respectively at a price of 107.50% of face value. After March 26, 2008 and March 26, 2007, respectively, subordinated debentures may be redeemed at face value. The Corporation elected to redeem and refinance the $5,000 floating rate subordinated debenture that was issued in March
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 13 — SUBORDINATED DEBENTURES (Continued)
of 2002. The refinancing was done at face value and resulted in a 2.00% reduction in the rate. The new subordinated debenture has a 30 year maturity and has a “No Call Period” of five years. The new subordinated debenture is redeemable, in whole or in part, anytime without penalty after the expiration of the “No Call Period”. At the time of the refinancing, the corporation amortized the remaining $126 of deferred issuance costs associated with the original subordinated debenture. The replacement subordinated debenture does not have any deferred issuance cost associated with it. The interest rate at December 31, 2007 on the $7,500 debenture is 8.01% and the $5,000 debenture is 6.59%.
Additionally, a trust formed in September 2004 by the Corporation issued $12,500 of 6.05% fixed rate trust preferred securities for five years, then becoming floating rate trust preferred securities, through a special purpose entity as part of a pooled offering of such securities. The Corporation issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Corporation may redeem the subordinated debentures, in whole but not in part, any time prior to September 20, 2009 at a price of 107.50% of face value. After September 20, 2009 subordinated debentures may be redeemed at face value. The current rate on the $12,500 subordinated debenture is 6.05%.
Finally, the Corporation acquired two additional trust preferred securities as part of the Futura acquisition. Futura TPF Trust I and Futura TPF Trust II were formed in June of 2005 in the amounts of $2,500 and $2,000, respectively. The Corporation issued subordinated debentures to the trusts in exchange for ownership of all of the common security of the trusts and the proceeds of the preferred securities sold by the trusts. The Corporation may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1,000, on or after June 15, 2010 at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on June 15, 2035. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust indenture. The current rate on the $2,500 subordinated debenture is 6.65% and the current rate on the $2,000 subordinated debenture is 5.71%.
NOTE 14 — INCOME TAXES
Income tax expense was as follows.

	2007	2006	2005
Current	$1,260	$2,390	$2,393
Deferred	1,753	276	581

Income tax expense	$3,013	$2,666	$2,974

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 14 — INCOME TAXES (continued)
Effective tax rates differ from the statutory federal income tax rate of 34% due to the following.

	2007	2006	2005
Income taxes computed at the statutory federal tax rate	$3,365	$3,001	$3,275
Add (subtract) tax effect of
Nontaxable interest income, net of nondeductible interest expense	(195)	(253)	(321)
Dividends received deduction	(22)	(1)	(1)
Cash surrender value of BOLI	(180)	(118)	—
Other	45	37	21

Income tax expense	$3,013	$2,666	$2,974

Tax expense attributable to security gains totaled $0, $0 and $(4) in 2007, 2006 and 2005.
Year-end deferred tax assets and liabilities were due to the following.

	2007	2006
Deferred tax assets
Allowance for loan losses	$2,097	$2,551
Deferred compensation	673	620
Intangible assets	1,416	1,265
SOP 03-3 bad debts	2,401	—
Pension costs	—	1,213
Unrealized loss on securities available for sale	—	130
Other	64	67

Deferred tax asset	6,651	5,846

Deferred tax liabilities
Tax depreciation in excess of book depreciation	(825)	(735)
Pension Costs	(523)	—
Discount accretion on securities	(41)	(42)
Purchase accounting adjustments	(3,774)	(1,404)
FHLB stock dividends	(2,090)	(1,530)
Leases	(57)	(48)
Deferred loan fees	(429)	(264)
Unrealized gain on securities available for sale	(321)	—
Other	(35)	(51)

Deferred tax liability	(8,095)	(4,074)

Net deferred tax asset (liability)	$(1,444)	$1,772

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 14 — INCOME TAXES (continued)
Unrecognized Tax Benefits
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2007	$40
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	—
Reductions due to the statute of limitations	—
Settlements	—

Balance at December 31, 2007	$40
Of this total, none of the unrecognized tax benefits would favorably affect the effective income tax rate in future periods. The Corporation expects the full amount of unrecognized tax benefits to decrease within the next twelve months due to the expiration of the statute of limitations.
The total amount of interest and penalties, net of the related tax benefit, recorded in the income statement for the year ended December 31, 2007 was $2, and the amount accrued for interest and penalties at December 31, 2007 was $6.
The Corporation and its subsidiaries are subject to U.S. federal income tax as well as income tax of the state of Ohio for all affiliates other than the Bank. The Bank is subject to tax in Ohio based upon its net worth. The Corporation is no longer subject to examination by taxing authorities for years before 2004.
NOTE 15 — RETIREMENT PLANS
The Corporation sponsors a savings and retirement 401(k) plan, which covers all employees who meet certain eligibility requirements and who choose to participate in the plan. The matching contribution to the 401(k) plan was $108, $138 and $124 in 2007, 2006 and 2005.
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
The Corporation changed measurement dates for its plan from September 30 to December 31, effective for 2007.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 15 — RETIREMENT PLANS (Continued)
Information about the pension plan is as follows.

	2007	2006
Change in benefit obligation:
Beginning benefit obligation	$11,003	$10,066
Service cost	539	923
Interest cost	543	590
Actuarial (gain)/loss	101	(225)
Benefits paid	(1,879)	(351)
Plan Amendments	(1,990)	—
Settlement (gain)/loss	405	—
Measurement Date Change	244	—

Ending benefit obligation	8,966	11,003

Change in plan assets, at fair value:
Beginning plan assets	7,435	6,565
Measurement Date Change	192	—
Actual return	272	596
Employer contribution	4,511	655
Benefits paid	(1,879)	(351)

Administrative expenses	(26)	(30)
Ending plan assets	10,505	7,435

Funded status at end of year	$1,539	$(3,568)

Amounts recognized in accumulated other comprehensive income at December 31, consist of:

	2007	2006
Unrecognized actuarial loss (net of tax, of $537 in 2007 and $1,095 in 2006)	$1,043	$2,125

The accumulated benefit obligation for the defined benefit pension plan was $8,317 in 2007 and $8,384 in 2006.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 15 — RETIREMENT PLANS (Continued)
The components of net periodic pension expense were as follows.

	2007	2006	2005
Service cost	$539	$923	$712
Interest cost	543	590	489
Expected return on plan assets	(540)	(471)	(569)
Net amortization and deferral	28	127	231
Measurement date change	222	—	—
Settlement	270	—	—

Net periodic benefit cost	1,062	1,169	863

Net loss (gain) recognized in other comprehensive income	(1,639)	—	—
Prior service cost (credit)	—	—	—
Amortization of prior service cost	—	—	—

Total recognized in other comprehensive income	(1,639)	—	—

Total recognized in net periodic benefit cost and other comprehensive income (before tax)	$(577)	$1,169	$863
The estimated net loss and prior service costs for the defined benefit pension plan that will be amortized form accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $105
The weighted average assumptions used to determine benefit obligations at year-end were as follows.

	2007	2006	2005
Discount rate on benefit obligation	5.51%	5.51%	5.09%
Long-term rate of return on plan assets	7.00%	7.00%	7.00%
Rate of compensation increase	3.00%	3.00%	3.00%
The weighted average assumptions used to determine net periodic pension cost were as follows.

	2007	2006	2005
Discount rate on benefit obligation	5.51%	5.51%	5.09%
Long-term rate of return on plan assets	7.00%	7.00%	7.00%
Rate of compensation increase	3.00%	3.00%	3.00%
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
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 15 — RETIREMENT PLANS (Continued)
The Corporation’s pension plan asset allocation at year-end 2007, and 2006, target allocation for 2008, and expected long-term rate of return by asset category are as follows.

		Percentage of Plan		Weighted-
	Target	Assets		Average Expected
	Allocation	at Year-end		Long-Term Rate
Asset Category	2008	2007	2006	of Return
Equity securities	20-50%	55.9%	53.0%	9.2%
Debt securities	30-60	19.9	17.7	4.9
Money market funds	20-30	24.2	29.3	3.4

Total		100.0%	100.0%	7.0%

The Corporation developed the pension plan investment policies and strategies for plan assets with its pension management firm. The assets are currently invested in six diversified investment funds, which include four equity funds, one money market fund and one bond fund. The long-term guidelines from above were created to maximize the return on portfolio assets while reducing the risk of the portfolio. The management firm may allocate assets among the separate accounts within the established long-term guidelines. Transfers among these accounts will be at the management firms discretion based on their investment outlook and the investment strategies that are outlined at periodic meetings with the Corporation.
The Corporation expects to contribute $0 to its pension plan in 2008. Employer contributions totaled $4,511 in 2007, which led to a change in funded status from $(3,568) to $1,539.
Expected benefit payments, which reflect expected future service, are as follows.

2008	$279
2009	303
2010	321
2011	390
2012 through 2016	3,414

Total	$4,707

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 16 — STOCK OPTIONS
Options to buy stock may be granted to directors, officers and employees under the stock option plan, which provides for issue of up to 225,000 options. Exercise price is the market price at date of grant. The maximum option term is ten years, and options vest after three years.
A summary of the activity in the plan is as follows.

	2007
		Weighted
		Average
		Exercise
	Shares	Price
Outstanding at beginning of year	39,000	$25.44
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at end of year	39,000	$25.44

Options exercisable at year-end	39,000	$25.44

Options outstanding at year-end 2007 were as follows.

	Outstanding
	Weighted
		Average	Weighted
		Remaining	Average
		Contractual	Exercise
Exercise price	Number	Life	Price
$20.50	25,700	4 yrs. 6 mos.	$20.50
$35.00	13,300	5 yrs. 3.5 mos.	35.00

Outstanding at year-end	39,000	4 yrs. 9 mos.	$25.44

The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the market price of our common stock as of the reporting date. As of December 31, 2007 and December 31, 2006, the aggregate intrinsic value of the stock options was $0.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 17 — COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET RISK
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

	2007		2006
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate
Commitments to extend credit:
Lines of credit and construction loans	$9,154	$101,105	$11,065	$64,371
Overdraft protection	—	11,393	—	11,180
Letters of credit	97	1,485	20	3,844

	$9,251	$113,983	$11,085	$79,395

Commitments to make loans are generally made for a period of one year or less. Fixed-rate loan commitments included above had interest rates ranging from 5.00% to 9.5% at December 31, 2007 and 4.00% to 10.25% at December 31, 2006. Maturities extend up to 30 years.
NOTE 18 — CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS
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
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2007 and 2006, the most recent regulatory notifications categorized Citizens as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 18 — CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS (Continued)
At December 31, 2007 and 2006, the Corporation’s and Citizens’ actual capital levels and minimum required levels were as follows.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Millions)
2007
Total capital to risk- weighted assets
Consolidated	$85.1	10.3%	$66.1	8.0%	n/a	n/a
Citizens	94.3	12.5	60.5	8.0	75.6	10.0
Tier I (Core) capital to risk- weighted assets
Consolidated	60.0	7.3	33.0	4.0	n/a	n/a
Citizens	75.4	10.0	30.2	4.0	45.4	6.0
Tier I (Core) capital to average assets
Consolidated	60.0	7.7	31.0	4.0	n/a	n/a
Citizens	75.4	9.9	30.4	4.0	38.0	5.0

2006
Total capital to risk- weighted assets
Consolidated	$77.6	13.9%	$44.6	8.0%	n/a	n/a
Citizens	69.6	12.8	43.5	8.0	54.4	10.0
Tier I (Core) capital to risk- weighted assets
Consolidated	57.8	10.4	22.3	4.0	n/a	n/a
Citizens	62.8	11.5	21.8	4.0	32.6	6.0
Tier I (Core) capital to average assets
Consolidated	57.8	8.1	28.4	4.0	n/a	n/a
Citizens	62.8	8.9	28.2	4.0	35.2	5.0
The Corporation’s primary source of funds for paying dividends to its shareholders and for operating expenses is dividends received from Citizens. Payment of dividends by Citizens to the Corporation is subject to restrictions by Citizens regulatory agencies. These restrictions generally limit dividends to the current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below minimum regulatory requirements. At December 31, 2007, Citizens cannot pay any dividends to FCBC without being granted regulatory approval for a dividend.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 19 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
Condensed financial information of FCBC follows.

Condensed Balance Sheets	2007	2006
Assets:
Cash	$8,588	$15,735
Securities available for sale	481	481
Loans, net of allowance of $0 in 2007 and 2006	1,053	1,169
Investment in bank subsidiary	153,558	93,151
Investment in nonbank subsidiaries	13,530	1,653
Note receivable from nonbank subsidiaries	—	587
Other assets	5,218	1,249

Total assets	$182,428	$114,025

Liabilities and Shareholders’ Equity:
Deferred income taxes and other liabilities	$5,345	$3,553
Subordinated debentures	29,427	25,000
Note payable	21,500	6,000
Common stock	114,365	68,430
Retained earnings	29,446	28,634
Treasury Stock	(17,235)	(15,214)
Accumulated other comprehensive loss	(420)	(2,378)

Total liabilities and shareholders’ equity	$182,428	$114,025

Condensed Statements of Income	2007	2006	2005
Dividends from bank subsidiaries	$16,285	$8,310	$20,269
Interest income	16	291	467
Other income	2	684	176
Provision for loan losses	—	(18)	(28)
Interest expense	(2,109)	(2,279)	(1,981)
Other expense, net	(2,133)	(2,367)	(1,807)

Earnings before equity in undistributed net earnings of subsidiaries	12,061	4,621	17,096
Income tax benefit	1,425	1,424	1,077
(Distributions in excess of earnings of subsidiaries) / equity in undistributed net earnings of subsidiaries	(6,601)	115	(11,514)

Net income	$6,885	$6,160	$6,659

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 19 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

Condensed Statements of Cash Flows	2007	2006	2005
Operating activities:
Net income	$6,885	$6,160	$6,659
Adjustment to reconcile net income to net cash provided by operating activities:
Provision for loan losses	—	18	28
Change in other assets and other liabilities	4	(465)	1,188
Distributions in excess of/(equity in undistributed) net earnings of subsidiaries	6,601	(115)	11,514

Net cash from operating activities	13,490	5,598	19,389

Investing activities:
Loan originations, net of loan payments	—	5,716	(6,268)
Change in loan to nonbank subsidiaries	280	5,073	6,108
Capital investment in nonbank subsidiary	(11,500)	—	—
Cash paid for acquisition, net of cash received	(16,823)	—	—

Net cash from investing activities	(28,043)	10,789	(160)

Financing activities:
Net change in note payable	15,500	(1,000)	(1,000)
Repayment of long-term note payable	(5,155)	—	—
Proceeds from subordinated debentures payable to First Citizens Statutory Trust I, II, and III	5,155	—	—
Cash paid for treasury stock	(2,021)	(7,591)	(129)
Cash dividends paid	(6,073)	(6,220)	(6,501)

Net cash from financing activities	7,406	(14,811)	(7,630)

Net change in cash and cash equivalents	(7,147)	1,576	11,599

Cash and cash equivalents at beginning of year	15,735	14,159	2,560

Cash and cash equivalents at end of year	$8,588	$15,735	$14,159

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 20 — FAIR VALUES OF FINANCIAL INSTRUMENTS
The carrying amount and estimated fair values of financial instruments were as follows.

	December 31, 2007		December 31, 2006
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Financial assets:
Cash and due from financial institutions	$27,345	$27,345	$17,860	$17,860
Federal funds sold	18,408	18,408	—	—
Securities available for sale	144,351	144,351	108,374	108,374
Securities held to maturity	—	—	4	4
Loans, net of allowance for loan losses	787,386	792,672	549,665	540,145
Other securities	14,569	14,569	11,020	11,020
Accrued interest receivable	7,142	7,142	5,145	5,145

Financial liabilities:
Deposits	(839,820)	(838,537)	(564,551)	(563,537)
Federal Home Loan Bank advances	(64,470)	(69,236)	(38,916)	(38,918)
U.S. Treasury interest-bearing demand note payable	(2,259)	(2,259)	(3,435)	(3,435)
Securities sold under agreements to repurchase	(27,395)	(27,395)	(23,403)	(23,403)
Notes payable	(21,500)	(21,500)	(6,000)	(6,000)
Subordinated debentures	(29,427)	(29,427)	(25,000)	(25,000)
Accrued interest payable	(1,175)	(1,175)	(614)	(614)
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
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 21 — OTHER COMPREHENSIVE INCOME (LOSS)
Other comprehensive income (loss) components and related taxes were as follows.

	2007	2006	2005
Unrealized holding gain (loss) on available for sale securities	$1,327	$1,097	$(1,707)
Reclassification adjustments for gain (loss) later recognized in income	—	—	13

Net unrealized gain (loss)	1,327	1,097	(1,694)
Minimum pension liability adjustment	1,639	398	(21)
Tax effect	(1,008)	(508)	583

Other comprehensive income (loss)	$1,958	$987	$(1,132)

The following table is a summary of the accumulated other comprehensive income balances, net of tax:

		Current
	Balance at	Period	Balance at
	12/31/06	Change	12/31/07
Unrealized gains (losses) on securities available for sale	$(253)	$876	$623
Unrealized loss on pension benefits	(2,125)	(1,082)	(1,043)

Total	$(2,378)	$1,958	$(420)

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 22 — EARNINGS PER SHARE
The factors used in the earnings per share computation follow.

	2007	2006	2005
Basic
Net Income	$6,885	$6,160	$6,659

Weighted Average common shares outstanding	5,505,023	5,520,692	5,804,361

Basic earnings per share	$1.25	$1.12	$1.15

Diluted
Net Income	$6,885	$6,160	$6,659

Weighted average common shares outstanding for basic earnings per common share	5,505,023	5,520,692	5,804,361
Add: dilutive effects of assumed exercise of options	—	—	1,320

Average shares and dilutive potential common shares outstanding	5,505,023	5,520,692	5,805,681

Diluted earnings per share	$1.25	$1.12	$1.15

Stock options for 39,000 shares in 2007 and 2006 and 13,300 shares in 2005 were not considered in computing diluted earnings per common share because they were antidilutive.
Basic earnings per common share are calculated by dividing net income by the weighted-average number of common shares outstanding for the period.
Diluted earnings per common share takes into consideration the pro forma dilution of unexercised stock option awards, computed using the treasury stock method.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
(Amounts in thousands, except share data)
NOTE 23 — QUARTERLY FINANCIAL DATA (UNAUDITED)

				Basic	Diluted
	Interest	Net Interest	Net	Earnings per	Earnings per
	Income	Income	Income	Common Share	Common Share
2007
First quarter	$11,763	$7,032	$1,259	$0.23	$0.23
Second quarter (1)(2)	12,338	7,482	1,970	0.36	0.36
Third quarter (3)	12,556	7,225	1,467	0.27	0.27
Fourth quarter (4)(5)	13,289	7,836	2,189	0.38	0.38
2006
First quarter	$10,909	$7,538	$1,525	$0.27	$0.27
Second quarter (6)	11,575	7,878	1,738	0.32	0.32
Third quarter (7)	11,613	7,448	1,286	0.24	0.24
Fourth quarter	11,779	7,397	1,611	0.29	0.29

(1)	Net income rose in the second quarter primarily due to the growth of the loan portfolio, and the related interest income related to the loan growth. The increase in net interest income was due to the same.

(2)	Salaries and benefits decreased, primarily due to a reduction in pension expense.

(3)	Net interest income dropped in the third quarter due to increases in funding costs, primarily FHLB advances, but also deposits.

(4)	Both interest income and net interest income rose in the fourth quarter as loan interest increased. Interest on the investment portfolio and federal funds sold increased as well.

(5)	Net income also rose in the fourth quarter due to a decrease in provision for loan loss and an increase in data processing fees.

(6)	Net income rose in the second quarter primarily due to the growth of the loan portfolio, and the related interest income related to the loan growth.

(7)	Net income included $(555) in losses, before tax, on other real estate owned properties.

First Citizens Banc Corp
Directors

David A. Voight, Chairman of the Board
John O. Bacon
President & CEO, Mack Iron Works Company

Laurence A. Bettcher
President, Bettcher Industries, Inc.

Barry W. Boerger
Self-Employed Farmer

Thomas A. Depler
Attorney, Poland, Depler & Shepherd Co., LPA

Blythe A. Friedley
Owner/President, Friedley & Co. Insurance Agency

James D. Heckelman
President, Dan-Mar Co., Inc.

Allen R. Maurice
Attorney, Wagner, Maurice, Davidson & Gilbert Co., LPA

James O. Miller
Chairman, President & CEO,
The Citizens Banking Company

W. Patrick Murray
Attorney, Murray & Murray Company, LPA

Allen R. Nickles, CPA, CFE
Partner, Payne, Nickles & Co.

John P. Pheiffer
President, Sandusky Bay Development Company
Secretary/Treasurer, Dorr Chevrolet Oldsmobile, Inc.

J. William Springer
President & CEO, Industrial Nut Corporation

Richard A. Weidrick, CPA, PFS
Owner, Weidrick, Livesay, Mitchell & Burge LLC

Daniel J. White
International Business Consultant

J. George Williams
Owner & Secretary/Treasurer,
W & W Farms, Inc. and K & W Farms, Inc.

Gerald B. Wurm
President, Wurms Woodworking Co.

Director Emeritus:
George L. Mylander
Retired Educator and City Official
Chair Emeritus, Firelands Regional Medical Center
Officers

James O. Miller, President, Chief Executive Officer
Richard J. Dutton, Senior Vice President
James E. McGookey, Senior Vice President,
General Counsel, Corporate Secretary

Todd A. Michel, Senior Vice President, Controller
Charles C. Riesterer, Senior Vice President, Lending
Kevin J. Jones, Auditor
Shareholder Information
The Annual Meeting of the Shareholders of First Citizens Banc Corp will be held at Bowling Green State University, Firelands College, Huron, Ohio, on April 15, 2008, at 10:00 a.m. Notice of the meeting and a proxy statement will be sent to shareholders in a separate mailing.

Transfer Agent
Illinois Stock Transfer Company
209 West Jackson Boulevard, Suite 903
Chicago, Illinois 60606-6905
Tel: (312) 427-2953
or 1-800-757-5755 (Toll Free)
Fax: (312) 427-2879
www.illinoisstocktransfer.com

First Citizens Banc Corp
100 East Water Street
Sandusky, Ohio 44870
Tel: (419) 625-4121
or 1-888-645-4121 (Toll Free)
Fax: (419) 627-3359
www.fcza.com

Office Locations

Citizens Bank
100 East Water Street
Sandusky, Ohio 44870 • 419-625-4121

1907 East Perkins Avenue
Sandusky, Ohio 44870 • 419-625-4123

702 West Perkins Avenue
Sandusky, Ohio 44870 • 419-625-4122

24 East Main Street
Berlin Heights, Ohio 44814 • 419-588-2095

185 South East Catawba Road
Port Clinton, Ohio 43452 • 419-732-0565

208 South Washington Street
Castalia, Ohio 44824 • 419-684-5333

410 Cleveland Road East
Huron, Ohio 44839 • 419-433-0328

207 Milan Avenue
Norwalk, Ohio 44857 • 419-744-3162

36 East Seminary Street
Norwalk, Ohio 44857 • 419-744-3100

102 South Kibler Street
New Washington, Ohio 44854 • 419-492-2177

60 West Main Street
Shelby, Ohio 44875 • 419-342-4010

200 North Gamble Street
Shelby, Ohio 44875 • 419-347-5770

156 Mansfield Avenue
Shelby, Ohio 44875 • 419-347-5141

23 West Main Street
Shiloh, Ohio 44878 • 419-896-2101

101 South Main Street
Tiro, Ohio 44887 • 419-342-4536

900 East Main Street
Crestline, Ohio 44827 • 419-683-4222

13 Main Street
Greenwich, Ohio 44837 • 419-752-4411

6862 Sandusky Avenue
Chatfield, Ohio 44825 • 419-988-2671

49 Sandusky Street
Plymouth, Ohio 44865 • 419-687-4081

119 Blossom Centre Boluvard
Willard, Ohio 44890 • 419-935-0637

Champaign Bank
529 North Cleveland Massillon Road
Akron, Ohio 44333 • 330-670-8080

6400 Perimeter Drive
Dublin, Ohio 43016 • 614-798-1321

4501 Cemetery Road
Hilliard, Ohio 43026 • 614-527-4600

559 East Center Street (Loan Office)
Marion, Ohio 43302 • 740-382-1438

101 North Main Street (Loan Office)
Marysville, Ohio 43040 • 937-642-2142

115 South Market Street (Trust Office)
Troy, Ohio 45373 • 937-440-9748

320 South Jefferson Avenue
Plain City, Ohio 43064 • 614-873-4688

330 South Orchard Island Road
Russells Point, Ohio 43348 • 937-843-9957

601 Scioto Street
Urbana, Ohio 43078 • 937-653-1100

504 North Main Street
Urbana, Ohio 43078

205 South Detroit Street
West Liberty, Ohio 43357 • 937-465-9050

101 South Miami Street
Quincy, Ohio 43343 • 937-585-4268