Form 10-K, Exhibit 13
period 2008-12-31
FIRST CITIZENS BANC CORP /OH
filed 2009-03-16
CIK 944745

Exhibit 13.1

Moving You Ahead

First Citizens Banc Corp

2008 Annual Report

First Citizens Banc Corp 2008 Annual Report

FIVE YEAR CONDENSED CONSOLIDATED FINANCIAL SUMMARY

	2008	2007	2006	2005	2004
EARNINGS
Net Income (000)	$(38,978)	$6,885	$6,160	$6,659	$4,813
Net Income (000) excluding impairment charge (1)	$4,313	$6,885	$6,160	$6,659	$4,813
Per Common Share (2)
Earnings (basic and diluted)	$(5.06)	$1.25	$1.12	$1.15	$0.92
Earnings, excluding impairment charge (basic and diluted) (1)	$0.56	$1.25	$1.12	$1.15	$0.92
Book Value	$9.94	$16.37	$14.53	$15.02	$15.19
Dividends Paid	$0.91	$1.12	$1.12	$1.12	$1.08

BALANCES
Assets (millions)	1,053.6	1,119.3	749.0	750.9	817.5
Deposits (millions)	809.9	839.8	564.6	577.1	647.0
Net Loans (millions)	787.8	787.4	549.7	514.8	556.2
Shareholders’ Equity (millions)	76.6	126.2	79.5	87.1	88.2

PERFORMANCE RATIOS
Return on Average Assets	(3.54%)	0.88%	0.83%	0.85%	0.71%
Return on Average Assets, excluding impairment charge (1)	0.39%	0.88%	0.83%	0.85%	0.71%
Return on Average Equity	(31.57%)	8.78%	7.68%	7.69%	6.74%
Return on Average Equity, excluding impairment charge (1)	3.49%	8.78%	7.68%	7.69%	6.74%
Equity Capital Ratio	7.27%	11.27%	10.61%	11.60%	10.79%
Net Loans to Deposit Ratio	97.27%	93.76%	97.36%	89.20%	85.96%
Loss Allowance to Total Loans	1.11%	0.93%	1.45%	1.76%	2.06%

(1)	Management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate the Corporation’s performance. For additional information, please see the non-GAAP disclosure on page three of this document.

(2)	Per share data has been adjusted for the business combination with FNB Financial Corporation in October 2004 and with Futura Banc Corp. in 2007.

To Our Shareholders:
It is amazing how quickly the world has changed. In last year’s letter we reported to you that 2007 was the most profitable year in five. Our efforts in diversifying our markets, taking advantage of size efficiencies, and adapting to a changing marketplace were bearing fruit and were reflected in our earnings and growth.
At that time, no one could predict the events of 2008. During the past year, we experienced plummeting property values, the onset of a significant economic recession, historic losses of value in the stock market, a dramatic drop in interest rates, and the continuation of a shift in jobs from higher paying manufacturing positions to lesser paying service positions. And we are now seeing crushing layoffs and slowdowns.
Considering the issues of 2008, we are pleased to report cash earnings and the payment of dividends. Many banks in Ohio and the nation are unable to say this.
Earnings
After writing off $43,291,000 in goodwill, our net loss for the year was a negative $5.06 per share. As we previously communicated, this does not affect cash, cash earnings, regulatory capital, or dividends. Again, the goodwill was accumulated as a result of the many acquisitions we have made since 1990. Based on our annual review, we, like many other companies, felt it was appropriate to reduce its value on our books.
Net income before the goodwill adjustment was $.56 per share. While this was a good performance for this environment, the economy caused increases in our problem loans and in our expenses for collecting these loans. As a result, additions to our loan loss reserves and collection expenses reduced our earnings by approximately $.62 per share. If we add back the additional reserves, expenses, and goodwill adjustment, the adjusted earnings would have been $1.18 per share for 2008 versus $1.24 per share in 2007.
This is not to dismiss the net loss or the decrease in adjusted earnings. However, while the current market and recession have had a temporary impact on net earnings, it has not materially impacted our ability to generate very respectable gross revenue. Our net interest income before loan loss provision was $5.24 per share in 2008 and $5.37 per share in 2007. The Federal Reserve comparative statistics on Citizens Bank show a 2008 interest margin of 4.48% compared to a peer number of 3.68%. Non-interest income for the bank compares reasonably at .82% of assets to peer banks’ .86% of assets.

Stock Performance
There is no need to point out the dreadful performance of financial stocks in general and Ohio financial stocks in particular. We are no exception. Below is an alternative performance chart, not comparing us to national market statistics, but to publicly traded Ohio financial stocks from year end 2004 to year end 2008. This removes our distortion of the 2003 Russell Index and faces the reality that publicly traded Ohio financials have not performed to any national index.
Source: Bloomberg, SNL Securities
Dividends
For years we have differentiated ourselves as a dividend stock. Over the last five years we have paid a total of $5.35 per share in dividends. Over the last 10 years we have paid a total of $11.58 per share in dividends. This is a strong dividend payout. We understand our shareholders’ interest in dividends. Our goal is to continue a strong dividend program – but our dividend payments are going to be impacted by our earnings, and our earnings are going to be impacted by the dollars that we need to add to our loan loss reserve. The dollars needed for the loan loss reserve are going to be affected by the breadth and depth of this recession.
The Treasury’s Capital Purchase Program does place a $.15 per share per quarter limit on dividends for three years. In view of the economic climate, we will be happy if earnings increase to the extent that we could ask for special permission to exceed $.15 during the three year limitation period.
Staying With The Fundamentals
Banks throughout Ohio have had to adapt to the changes in the state’s economy. Over the last several years we have seen decreased employment opportunities, shifts away from manufacturing, population shifts, etc. Many Ohio banks decided to deploy their capital into new markets outside of the state. Many established offices in other parts of the country, such as Florida, Georgia, and Arizona. Many banks looked at sub-prime mortgages, 120% financing mortgages, negative amortization mortgages, and a variety of non-conventional products. Many banks saw the attractive 8% return on Fannie Mae and Freddie Mac stock and invested heavily in them.

We had the opportunity to invest our capital and resources into these types of alternatives. If we had, you would have seen and been very pleased with the short-term boost to earnings. I can assure you that you would not be pleased today. We were uncomfortable with heated markets outside of areas that we know. We believe that customers should make down payments and have the ability to make their loan payments. And investments that look too good to be true usually are.
We believe that the fundamentals of gathering deposits and making loans in markets we know and developing personal customer relationships continue to prevail. By sticking with the fundamentals, we have avoided the systemic problems plaguing many banks. The issues we confront today are marketplace issues and not issues with our business model.
The Recession
Our short-term goal is to come through this recession with the least negative impact to the corporation. Paraphrasing a comment from a former United States Comptroller of Currency, banks in this economic climate need “a fortress balance sheet with deep wells of liquidity”. This is at the heart of the Capital Purchase Program. It is also the basis for our efforts to gather the liquidity of deposits, our programs and communications to maintain the confidence of our communities, our investments of additional resources in loan credit analysis with the goal of limiting loan losses, and our regular communications to you. Steps taken include:
•	Capital Purchase Program — In January we received shareholder approval to issue preferred stock. With this approval we sold $23,184,000 in preferred stock and warrants to purchase 469,312 shares of common stock to the U.S. Treasury. This program was offered to strengthen healthy banks. This program increased our regulatory capital from approximately $61,000,000 to approximately $84,000,000. Your board and management believe this strengthened-capital position is important in these uncertain economic times. As we stated previously, this additional capital will provide support if we experience a long and sustained economic downturn with increased loan losses. If our economy recovers quickly, we can repurchase this preferred stock at par after three years.

Much publicized restrictions of the Capital Purchase Program involve executive compensation. We can report to you that our compensation structure does not come close to any of these restrictions. Our executive compensation is typically at the 50th percentile for companies of our size, we do not have executive bonus or incentive programs, we do not provide personal automobiles or the trips and perks highlighted in news reports. For 2009 there has been a freeze on executive salaries and most salaries of other company employees.

•	Working With Customer Loan Issues - While the large national and regional banks seem to have little flexibility in working with customers that are impacted by the recession, we are dealing with our customers on an individual basis. If our customer has not abandoned their home or business, we want to work with them. When possible, we are renegotiating and modifying loan terms to help the customer through the recession. We believe this is a better alternative than repossession or foreclosure. A short-term cash flow reduction is preferable to attempting to sell repossessed property in a depressed market. Sometimes this is not possible. When this is the case we assess the situation, assess the collateral involved, and make a decision. Sometimes we sell the property for whatever it brings, and we move on. Sometimes we believe there is long-term potential, and we will hold the property to wait for the market to turn around.

•	Customer Confidence – We have participated in the Transaction Account Guarantee Program which provides unlimited deposit insurance on non-interest bearing checking accounts and the CDARS program which can provide upwards of $50,000,000 in deposit insurance for customers with multiple Certificate of Deposit accounts. Through January 2009, the CDARS program has brought in over $23,000,000 in new deposit dollars. Coupled with the temporary increase of the FDIC insurance to $250,000, we can provide our customers with a high level of safety and soundness for their accounts. Deposits and deposit customers are our raw material.

•	Shareholder Communications – A commitment for 2008 was to provide you with timely and candid information. We have attempted through letters and website postings to provide information on how your company is doing. When shares are held at a broker, we cannot control the timely forwarding of information to you. If your shares are held at a broker and you would like to be on our direct mailing list, complete and return to us the card attached to the annual report.
2009 and Beyond
2009 is going to be a challenging year — perhaps more so than 2008. The current rate environment will place pressure on our interest margin. We are going to see additional loan losses. We will see additional related expenses whether they are expenses to modify loans, repossession expenses, or the estimated $2,600,000 increase in our FDIC premium for 2009, which includes the recently approved one-time emergency special assessment. During these trying times we must keep a balanced perspective. Yes, we do have many customers experiencing significant problems that will take the company’s time, resources, and loan loss reserve dollars to work through, but 95% of our customers are current with their payments. Yes we are seeing unemployment rising in our markets to levels of 10% to 13% — but that means 87% to 90% of our neighbors in the workforce are working.
Our pledge remains to take the steps we deem necessary to get through the recession with the least negative impact to the company. Short-term actions must be taken but it is also a good time for companies to assess where they are at, where they are going, and to be prepared for the turnaround. We are doing exactly that. We are looking at our offices and office needs, staffing, education and training, customer product offerings, marketing efforts, and technology changes. We are focusing on desirable customers currently being ignored by the large banking institutions. We are also focused on our deposit gathering, giving us the raw material needed as the economy turns. And just as it has in the past, it will turn and should offer us the opportunity to prosper.
Very truly yours,

     James O. Miller
     President & CEO

ANNUAL REPORT

This page left blank intentionally.

Five-Year Selected Consolidated Financial Data
(Dollars in thousands, except per share data)

	Year ended December 31,
	2008	2007	2006	2005	2004
Statements of income:
Total interest and dividend income	$62,267	$49,947	$45,876	$42,438	$33,836
Total interest expense	21,780	20,371	15,615	11,591	8,163

Net interest income	40,487	29,576	30,261	30,847	25,673
Provision for loan losses	8,207	1,020	1,128	1,123	1,805

Net interest income after provision for loan losses	32,280	28,556	29,133	29,724	23,868

Security gains/(losses)	193	(1)	—	(13)	107
Other noninterest income	9,463	7,506	6,670	7,851	6,094

Total noninterest income	9,656	7,505	6,670	7,838	6,201

Goodwill Impairment	43,291	—	—	—	—
Other noninterest expense	36,254	26,163	26,977	27,929	23,332

Total noninterest expense	79,545	26,163	26,977	27,929	23,332

Income (loss) before federal income taxes	(37,609)	9,898	8,826	9,633	6,737
Federal income tax expense	1,369	3,013	2,666	2,974	1,924

Net income (loss)	$(38,978)	$6,885	$6,160	$6,659	$4,813

Net income excluding impairment charge (1)	$4,313	$6,885	$6,160	$6,659	$4,813

Per share of common stock:
Earnings (loss) (basic and diluted)	$(5.06)	$1.25	$1.12	$1.15	$0.92
Earnings (basic and diluted) excluding impairment charge (1)	0.56	1.25	1.12	1.15	0.92
Dividends	0.91	1.12	1.12	1.12	1.08
Book value	9.94	16.37	14.53	15.02	15.19

Average common shares outstanding:
Basic	7,707,917	5,505,023	5,520,692	5,804,361	5,211,904
Diluted	7,707,917	5,505,023	5,520,692	5,805,681	5,216,557

Year-end balances:
Loans, net	$787,789	$787,386	$549,665	$514,770	$556,188
Securities	167,159	158,920	119,398	136,674	163,451
Total assets	1,053,611	1,119,257	748,986	750,936	817,510
Deposits	809,921	839,820	564,551	577,105	647,045
Borrowings	155,038	145,051	96,754	81,402	78,322
Shareholders’ equity	76,617	126,156	79,472	87,110	88,213

Average balances:
Loans, net	$791,298	$579,025	$530,409	$532,620	$499,284
Securities	163,054	118,542	126,645	150,184	120,088
Total assets	1,099,943	780,769	739,571	780,321	681,644
Deposits	808,646	574,133	566,584	609,564	539,635
Borrowings	162,400	118,375	87,825	80,056	68,110
Shareholders’ equity	123,468	78,435	80,182	86,586	71,422

Five-Year Selected Ratios

	Year ended December 31,
	2008	2007	2006	2005	2004
Net yield on average interest-earning assets	4.18%	4.17%	4.49%	4.31%	4.07%
Return on average total assets	(3.54)	0.89	0.83	0.85	0.71
Return on average total assets, excluding impairment charge (1)	0.39	0.89	0.83	0.85	0.71
Return on average shareholders’ equity	(31.57)	8.78	7.68	7.69	6.74
Return on average shareholders’ equity, excluding impairment charge (1)	3.49	8.78	7.68	7.69	6.74
Average shareholders’ equity as a percent of average total assets	11.22	10.05	10.84	11.10	10.48
Net loan charge-offs as a percent of average total loans	0.84	0.52	0.42	0.66	0.43
Allowance for loan losses as a percent of loans at year-end	1.11	0.93	1.45	1.76	2.06
Shareholders’ equity as a percent of total year-end assets	7.27	11.28	10.61	11.60	10.79

(1)	Net income (loss) for 2008 has been adjusted for the impairment charge to goodwill. Net income excluding the impairment charge equals net income (loss) for the period plus the impairment charge of $43,291.

Non-GAAP Financial Measures: Management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate The Corporation’s performance. Specifically, management reviews each of the following before impairment charge; net income, per share earnings (diluted), return on average assets and return on average equity. Net income excluding the impairment charge equals net income for the year plus the impairment charge to goodwill of $43,291. Management believes the adjusted performance metrics present a more reasonable view of the Corporation’s operating performance and ensures comparability of operating performance from period to period. Provided are reconciliations of net income (loss) to net income before impairment charge, net income (loss) per share (diluted) to net income per share (diluted) before impairment charge, return on average assets to return on average assets before impairment charge and return on average equity to return on average equity before impairment charge. These reconciliations are presented to comply with SEC Regulation G and not as an indication that the adjusted performance metrics are a substitute for net income (loss), net income (loss) per share (diluted), return on average assets or return on average equity determined by GAAP.

	Year ended December 31,
	2008	2007	2006	2005	2004
Reconciliation of net income (loss) to net income excluding impairment charge

Net income (loss)	$(38,978)	$6,885	$6,160	$6,659	$4,813
Plus goodwill impairment charge	43,291	—	—	—	—

Net income before impairment charge	$4,313	$6,885	$6,160	$6,659	$4,813

Reconciliation of net income (loss) per share (diluted) to net income per share (diluted) excluding impairment charge

Net income (loss) per share	$(5.06)	$1.25	$1.12	$1.15	$0.92
Plus goodwill impairment charge per share	5.62	—	—	—	—

Net income per share before impairment charge	$0.56	$1.25	$1.12	$1.15	$0.92

Reconciliation of return on average assets to return on average assets excluding impairment charge

Return on average assets	(3.54)%	0.89%	0.83%	0.85%	0.71%
Plus goodwill impairment charge	3.93	—	—	—	—

Return on avg. assets before impairment charge	0.39%	0.89%	0.83%	0.85%	0.71%

Reconciliation of return on average equity to return on average equity excluding impairment charge

Return on average equity	(31.57)%	8.78%	7.68%	7.69%	6.74%
Plus goodwill impairment charge	35.06	—	—	—	—

Return on avg. equity before impairment charge	3.49%	8.78%	7.68%	7.69%	6.74%

Stockholder Return Performance
Set forth below is a line graph comparing the five-year cumulative return of First Citizens Banc Corp (FCZA) common stock, based on an initial investment of $100 on December 31, 2003 and assuming reinvestment of dividends, with Standard & Poor’s 500 Index, the Nasdaq Bank Index and the SNL Bank Index. The comparative indices were obtained from Bloomberg and SNL Securities.
A copy of Form 10-K, as filed with the Securities and Exchange Commission, will be furnished, free of charge, to shareholders, upon written request to the Secretary of First Citizens Banc Corp, 100 East Water Street, Sandusky, Ohio 44870.

Common Stock and Shareholder Matters
The common shares of First Citizens Banc Corp trade on The NASDAQ Stock Market under the symbol “FCZA”. As of December 31, 2008, there were 7,707,917 shares outstanding held by approximately 1,444 shareholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms). Information below is the range of sales prices for each quarter for the last two years.
2008

First Quarter	Second Quarter	Third Quarter	Fourth Quarter
$13.20 to $15.50	$11.01 to $14.84	$9.00 to $13.44	$5.37 to $10.12
2007

First Quarter	Second Quarter	Third Quarter	Fourth Quarter
$19.55 to $20.20	$16.68 to $19.89	$17.27 to $18.50	$13.56 to $17.77
Dividends per share declared by the Corporation on common shares were as follows:

	2008	2007
First quarter	$.28	$.29
Second quarter	.28	.29
Third quarter	.20	.27
Fourth quarter	.15	.27

	$0.91	$1.12

Information regarding potential restrictions on dividends paid can be found in Note 18 to the Consolidated Financial Statements.
General Development of Business
(Dollars in thousands, except for per share data)
FIRST CITIZENS BANC CORP (FCBC) was organized under the laws of the State of Ohio on February 19, 1987 and is a registered financial holding company under the Gramm-Leach-Bliley Financial Modernization Act of 1999, as amended. The Corporation’s office is located at 100 East Water Street, Sandusky, Ohio. The Corporation had total consolidated assets of $1,053,611 at December 31, 2008. FCBC and its subsidiaries are referred to together as the Corporation.
THE CITIZENS BANKING COMPANY (Citizens), owned by the Corporation since 1987, opened for business in 1884 as The Citizens National Bank. In 1898, Citizens was reorganized under Ohio banking law and was known as The Citizens Bank and Trust Company. In 1908, Citizens surrendered its trust charter and began operation under its current name. Citizens maintains its main office at 100 East Water Street, Sandusky, Ohio and operates branch banking offices in the following Ohio communities; Sandusky (2), Norwalk (2), Berlin Heights, Huron, Castalia, New Washington, Shelby (3), Willard, Crestline, Chatfield, Tiro, Greenwich, Plymouth, Shiloh, Akron, Dublin, Hilliard, Plain City, Russells Point, Urbana (2) , West Liberty and Quincy. Additionally, Citizens currently operates a loan production office in Port Clinton, Ohio. In the third quarter of 2008 the Corporation closed its loan production offices located in Marion, Ohio and Marysville, Ohio. Citizens accounts for 99.8% of the Corporation’s consolidated assets at December 31, 2008.

SCC RESOURCES INC. (SCC) is organized under the laws of the State of Ohio. Begun as a joint venture of three local Sandusky, Ohio banks in 1966, SCC provides item-processing services for financial institutions, including Citizens, and other nonrelated entities. The Corporation acquired total ownership of SCC in February 1993. This subsidiary accounts for less than one percent of the Corporation’s consolidated assets as of December 31, 2008.
FIRST CITIZENS INSURANCE AGENCY INC. (Insurance Agency) was formed to allow the Corporation to participate in commission revenue generated through its third party insurance agreement. Assets of the Insurance Agency are less than one percent of the Corporation’s consolidated assets as of December 31, 2008.
WATER STREET PROPERTIES (Water St.) was formed to hold properties repossessed by FCBC subsidiaries. Water St. accounted for less than one percent of the Corporation’s consolidated assets as of December 31, 2008.
FIRST CITIZENS INVESTMENTS, INC (FCI) is wholly-owned by Citizens to hold and manage its securities portfolio. The operations of FCI are located in Wilmington, Delaware.
FIRST CITIZENS CAPITAL LLC (FCC) is wholly-owned by Citizens to hold inter-company debt that is eliminated in consolidation. The operations of FCC are located in Wilmington, Delaware.
Management’s Discussion and Analysis of Financial Condition and Results of Operations — As of December 31, 2008 and December 31, 2007 and for the Years Ending December 31, 2008, 2007 and 2006
(Dollars in thousands, except per share data)
General
The following paragraphs more fully discuss the significant highlights, changes and trends as they relate to the Corporation’s financial condition, results of operations, liquidity and capital resources as of December 31, 2008 and 2007, and during the three-year period ended December 31, 2008. This discussion should be read in conjunction with the Consolidated Financial Statements and notes to the Consolidated Financial Statements, which are included elsewhere in this report.
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
Financial Condition
At December 31, 2008, total assets were $1,053,611, compared to $1,119,257 at December 31, 2007. The decrease in assets is primarily the result of a $43,291 impairment charge to goodwill. Additionally, federal funds sold decreased by $18,408 from the end of the year 2007. The decrease in federal funds sold is reflective of decreases in deposits. Other factors contributing to the decrease in assets are discussed in the following sections.
At $787,789, net loans are nearly unchanged from December 31, 2007, up only 0.1%. The mix of the loan portfolio did shift in 2008. Growth in Commercial and Commercial Real Estate of $26,985 was offset by a decline in Residential Real Estate, Real Estate Construction and Consumer loans by $23,000. The decline in the consumer loan portfolio has continued largely due to products such as same as cash loans and other lending alternatives in the market place that are being used by consumers rather than the traditional consumer lending that the Corporation offers. These changes were also the product of management’s approach over the last half of the year. Our focus became more about asset quality and less about loan growth. Some of the changes we made were to reduce the loan-to-value requirement on new Commercial loans, changed collateral value limits on certain new Agricultural loans and reduced loan-to-value limits on residential Home Equity Lines of Credit. We also refocused on selling fixed rate mortgages on the secondary market, rather than booking them into the portfolio. While the primary goal was to try to improve asset quality, a secondary result was that these measures helped preserve liquidity.
Year-end deposit balances totaled $809,921 in 2008 compared to $839,820 in 2007, a decrease of $29,899, or 3.6%. Non-interest bearing demand and savings accounts decreased by $15,783 and $23,151, respectively, from 2007 to 2008, while interest bearing demand and time deposit accounts increased by $3,951 and $5,084, respectively, from 2007 to 2008. A primary factor of the decline in deposits, especially savings, can be attributed to the decline in the economy, as customers have been using savings to pay down their debt. Average deposit balances for 2008 were $808,646 compared to $574,133 for 2007, an increase of 40.8%. Non-interest bearing deposits averaged $124,541 for 2008, compared to $89,171 for 2007, increasing $35,370, or 39.7%. Savings, NOW, and MMIA accounts averaged $356,603 for 2008 compared to $250,938 for 2007. Average certificates of deposit increased $93,478 to total an average balance of $234,024 for 2007. All of the increase in average balances was the result of the mergers with Champaign National Bank and Miami Valley Bank.
Borrowings from the Federal Home Loan Bank of Cincinnati were $69,982 at December 31, 2008. The detail of these borrowings can be found in Note 9 to the Consolidated Financial Statements. The increase of $5,512 from year-end 2007 was primarily the result an additional $5,000 long-term FHLB advance in the first quarter of 2008. The term on the advance is eighty-four months and has a fixed rate of 2.84%, and is callable after thirty-six months.
FCBC has a secured borrowing agreement with Key Bank, NA for up to $25,000. The agreement is split into two pieces; a $15,000 secured revolving line of credit which matures November 29, 2012, and a $10,000 term loan. The term loan matures November 29, 2012 and will require a $5,000 balloon principal payment. At December 31, 2008, $11,500 was outstanding on the line of credit balance and the term loan balance was $9,000. The interest rate is three month LIBOR plus 1.15%, or 3.15% at December 31, 2008 and adjusts quarterly. The borrowings are secured by 100% of the common stock of Citizens. Subsequent to December 31, 2008, the Corporation repaid these borrowings in full.

Citizens offers repurchase agreements in the form of sweep accounts to commercial checking account customers. Total repurchase agreements in the form of sweep accounts totaled $31,143 at December 31, 2008 compared to $27,395 at December 31, 2007. Obligations of U.S. government agencies maintained under Citizens’ control are pledged as collateral for the repurchase agreements.
Securities available for sale increased a total of $6,585, or 4.6% from $144,351 on December 31, 2007 to $150,936 on December 31, 2008. U.S. Treasury securities and obligations of U.S. government agencies decreased $19,212, from $95,723 at December 31, 2007 to $76,511 at December 31, 2008. Obligations of states and political subdivisions available for sale increased $6,232 from 2007 to 2008. Mortgage-backed securities increased by $19,370 to total $39,076 at December 31, 2008. The Corporation continued utilizing letters of credit from the Federal Home Loan Bank (FHLB) to replace maturing securities that were pledged for public entities. As of December 31, 2008, the Corporation was in compliance with all pledging requirements.
Mortgage-backed securities totaled $39,076 at December 31, 2008 and none are considered unusual or “high risk” securities as defined by regulating authorities. Of this total, $34,579 are pass-through securities issued by the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC) and $4,497 are collateralized by mortgage-backed securities issued or guaranteed by FNMA, FHLMC, or Government National Mortgage Association (GNMA). The average interest rate of the mortgage-backed portfolio at December 31, 2008 was 5.79%. The average maturity at December 31, 2008 was approximately 9.55 years. The Corporation has not invested in any derivative securities.
Securities available for sale had an estimated fair value at December 31, 2008 of $150,936. This fair value includes unrealized gains of approximately $2,696 and unrealized losses of approximately $320. Net unrealized gains totaled $2,376 on December 31, 2008 compared to net unrealized gains of $944 on December 31, 2007. The change in unrealized gains is primarily due to changes in market interest rates. Note 3 to the Consolidated Financial Statements provides more information on unrealized gains and losses.
Premises and equipment, net of accumulated depreciation, decreased $597 from December 31, 2007 to December 31, 2008. The decrease in office premises and equipment is attributed to new purchases of $823, depreciation of $1,986 and disposals of $153. Premises and equipment, net, held for sale totaling $719 at December 31, 2007 consisted of a closed branch in Norwalk, Ohio. This building is currently being used as a storage facility and was returned to the fixed asset portfolio in 2008.
Total shareholders’ equity decreased $49,539, or 39.3% during 2008 to $76,617. Net losses of $38,978 were the largest piece of the decline in equity. The loss can be further broken down into operating earnings of $4,313 and goodwill impairment charge of $43,291. The decline in equity is also made up of dividends paid of $7,014 and the increase in the market value of securities available for sale, net of tax, of $945. The remaining change in shareholders’ equity consisted of the change in the Corporation’s pension liability, net of tax of ($4,492). For further explanation of these items, see Note 1 and Note 14 to the Consolidated Financial Statements. The Corporation paid a cash dividend on February 1, 2008 and May 1, 2008 at a rate of $.28 per share, on August 1, 2008 at a rate of $.20 per share and November 1, 2008, at a rate of $.15 per share. Total outstanding shares at December 31, 2008 were 7,707,917. The ratio of total shareholders’ equity to total assets was 7.3% at December 31, 2008 compared to 11.3% at December 31, 2007.
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
Comparison of Results of Operations for the Year Ended December 31, 2008 and December 31, 2007
Net Income (Loss)
The Corporation’s net loss for the year ended December 31, 2008 was $38,978, compared to net income of $6,885 for the year ended December 31, 2007. The net loss in 2008 would have been net income of $4,313 without the goodwill impairment of $43,291. The change in net income was the result of the items discussed in the following sections.
Net Interest Income
Net interest income for 2008 was $40,487, an increase of $10,911, or 36.9% from 2007. The change in net interest income for 2008 was the result of an increase in interest income on earning assets of $12,320 from 2007. Average earning assets increased 36.5 percent from 2007 from a combination of organic growth and an acquisition. Average loans increased 36.2 percent over 2007, mainly due to the acquisition of Futura Banc Corporation. This increase was partially offset by an increase in interest expense on interest-bearing liabilities of $1,409. Average balances in time deposits increased 40.3 percent from 2007, mainly due to the acquisition of Futura Banc Corporation and the assumption of deposits from Miami Valley Bank. The Corporation continues to examine its rate structure to ensure that its interest rates are competitive and reflective of the current rate environment in which it competes.
Total interest income increased $12,320, or 24.7% for 2008. The increase in income was a result of the increase in volume on the interest earning assets. Average loans increased $212,524 from 2007 to 2008. Interest earned on the Corporation’s loan portfolio grew as the increase in average balances offset the decline in yield of 73 basis points. The average balance of the securities portfolio for 2008 compared to 2007 increased $40,118, mainly due to the acquisition of Futura Banc Corporation. Interest earned on the security portfolio, including bank stocks, increased mainly due to the increase in average balances. Average balances of Federal Funds sold and interest-bearing deposits in other banks increased $2,015.
Total interest expense increased $1,409, or 6.9% for 2008 compared to 2007. The increase in interest expense can be attributed to an increase volume on average interest-bearing liabilities offset by a decline in the rate paid. Total average balance of interest-bearing liabilities increased $243,168 while the average rate decreased 81 basis points in 2008. Average interest-bearing deposits increased $199,143 from 2007 to 2008. The increase in average interest-bearing deposits offset by a decline in rate of approximately 65 basis points caused interest expense on deposits to increase $1,318. Interest expense on FHLB borrowings decreased $57 due primarily to the decrease in rate paid on the borrowings of 99 basis points. The average balance in subordinated debenture increased $4,397 from 2007 to 2008, but the rate on these securities decreased 114 basis points, resulting in a decrease in interest expense of $43. The increase in subordinated debentures is the result of the Corporation acquiring two additional trust preferred securities as part of the Futura acquisition. Other borrowings increased in balance from $29,102 in 2007 to $56,427 in 2008. The increase in other borrowings is mainly the result of the Corporation securing a borrowing agreement with Key Bank, NA. At December 31, 2008, $20,500 was outstanding on the borrowing. The additional borrowings resulted in an increase in interest expense of $191.

Refer to “Distribution of Assets, Liabilities and Shareholders’ Equity, Interest Rates and Interest Differential” and “Changes in Interest Income and Interest Expense Resulting from Changes in Volume and Changes in Rate” on pages 16 through 18 for further analysis of the impact of changes in interest-bearing assets and liabilities on the Corporation’s net interest income.
Provision and Allowance for Loan Losses
The following table contains information relating to the provision for loan losses, activity in and analysis of the allowance for loan losses as of and for each of the three years in the period ended December 31, 2008.

	As of and for year ended
	December 31,
	2008	2007	2006
Net loan charge-offs	$6,719	$2,983	$2,280
Provision for loan losses charged to expense	8,207	1,020	1,128
Net loan charge-offs as a percent of average outstanding loans	0.84%	0.52%	0.42%
Allowance for loan losses	$8,862	$7,374	$8,060
Allowance for loan losses as a percent of year-end outstanding loans	1.11%	0.93%	1.45%
Allowance for loan losses as a percent of impaired loans	60.55%	56.88%	48.13%
Impaired loans	$14,637	$12,965	$16,746
Impaired loans as a percent of gross year-end loans (1)	1.84%	1.64%	3.00%
Nonaccrual and 90 days or more past due loans as a percent of gross year-end loans (1)	2.64%	1.48%	1.85%

(1)	Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.
The Corporation’s policy is to maintain the allowance for loan losses at a level sufficient to provide for probable losses incurred in the current portfolio. Management’s periodic evaluation of the adequacy of the allowance is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers’ ability to repay, the estimated value of any underlying collateral and current economic conditions.
The Corporation provides for loan losses through regular provisions to the allowance for loan losses. The provision is affected by net charge-offs on loans and changes in specific and general allocations required on the allowance for loan losses. Provisions for loan losses totaled $8,207, $1,020, and $1,128, in 2008, 2007 and 2006, respectively. The Corporation’s provision for loan losses increased during 2008 in conjunction with an increase in the Corporation’s level of non-performing loans resulting from a rapid deterioration in local economic conditions. Impaired loans at December 31, 2008 were $14,637 or 1.8 percent of gross year-end loans, compared to $12,925 or 1.6 percent of gross loans outstanding at December 31, 2007. In addition, nonaccrual and 90 days or more past due loans as a percent of gross loans were 2.6 percent at December 31, 2008 compared to 1.4 percent at December 31, 2007.
Efforts are continually made to examine both the level and mix of the allowance by loan type as well as the overall level of the allowance. Management specifically evaluates loans that are impaired, or graded as doubtful by the internal grading function for estimates of loss. To evaluate the adequacy of the allowance for loan losses to cover probable losses in the portfolio, management considers specific reserve allocations for identified portfolio loans, reserves for pools of similar loans, historical reserve allocations and current economic factors. The composition and overall level of the loan portfolio and charge-off activity are also factors used to determine the amount of the allowance for loan losses.
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
Noninterest Income
Noninterest income totaled $9,656 in 2008 compared to $7,505 in 2007, an increase of 28.6%. In addition to the increase related to the 2007 mergers, the significant items contributing to this change are as follows.
Service charges paid to Citizens increased $1,221 compared to 2007, the increased revenues were primarily due to higher volumes in deposit accounts from acquisitions. Revenue from computer operations decreased in 2008, down $132 from 2007 due to a decrease in the number of financial institutions for which processing is provided. Revenue from bank owned life insurance decreased $41 in 2008 compared to the same period in 2007. Sales of other real estate owned resulted in recognized losses of $313 in 2008 compared to losses of $243 for 2007. The disposal of premises and equipment in 2008 resulted in a loss of $137 compared to losses of $64 for 2007, which led to an increase of $73 from last year.
Noninterest Expense
Noninterest expense totaled $79,545 in 2008, an increase of $53,382, or 204.0% over 2007. The following discussion highlights the significant items that resulted in increases or decreases in the components of noninterest expense.
Salaries and wages totaled $14,388 in 2008 compared to $10,908 in 2007 for an increase of $3,480. The increase in salaries was attributable to an increase of approximately 37 full-time equivalent employees compared to 2007. In addition, approximately $137 of severance cost relating to branch restructuring and loan production office closures were posted in the third quarter of 2008. Employees increased due to the acquisition of Futura Banc Corporation and the assumption of deposits of Miami Valley Bank in the fourth quarter of 2007. The Corporation subsequently purchased one of Miami Valley’s branch banking offices, and retained the employees of that branch. The Corporation’s self-insured health plan costs decreased $169 in 2008, as the Corporation continues to monitor and adapt the plan to better manage the continued increases in medical costs. The Corporation’s pension plan expenses decreased $607 in 2008 compared to 2007. This decrease was due to a plan amendment that prevents new employees from entering the defined benefit plan of the Corporation after January 1, 2007. The decrease was also due to settlement expenses in 2007 that we did not have in 2008.
Net occupancy expense increased $914 from $1,432 in 2007 to $2,346. The increase was a result of the acquisition of Futura Banc Corporation and subsequent purchase of one of Miami Valley’s branch banking offices.
Equipment expense increased $1,057 as a result of the acquisition of Futura Banc Corporation and subsequent purchase of one of Miami Valley’s branch banking offices. In addition, new equipment purchases by SCC to replace and update proof and image capabilities contributed to the increase as well.
Computer processing expense increased by $346 compared to last year primarily due to conversion costs associated with acquisitions.

State franchise taxes increased $259 in 2008 compared to 2007. This increase is attributable to the acquisitions in 2007.
Professional services expenses increased for 2008 compared to 2007 by $706. The primary cause of this increase is due to merger related audit fees, increased post merger legal fees associated with lending and collection activities and from consulting fees for employment searches.
Other expense increased in 2008 compared to 2007 by $46,542. The large increase includes $43,291 for goodwill impairment charges. Excluding the goodwill impairment charge, other expenses increased $3,251 in 2008. Amortization of intangible assets increased $735 from 2007, due to an increase in intangible assets, which is the result of the merger with Futura and acquisition of deposits from Miami Valley Bank. Other operating expense increases were primarily a result of merger, integration and restructuring charges recognized from the acquisition of Futura Banc Corporation.
The FDIC board agreed to impose an emergency special assessment of 20 basis points on all banks to restore the Deposit Insurance Fund to an acceptable level. The assessment, which will be payable on September 30, 2009 is in addition to a planned increase in premiums and a change in the way regular premiums are assessed which the board also approved at its Friday morning meeting. The Corporations expects the impact of the emergency special assessment will be material.
Income Tax Expense
Income before federal income taxes amounted to ($37,609) in 2008 and 9,898 in 2007. The Corporation’s effective income tax rate for 2008 was (3.5%) as a result of the non-tax deductible goodwill impairment. Without the goodwill impairment, the 2008 effective tax rate would have been 24.4%, compared to 30.4% in 2007.
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
The Corporation’s policy is to maintain the allowance for loan losses at a level sufficient to provide for probable losses incurred in the current portfolio. Management’s periodic evaluation of the adequacy of the allowance is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers’ ability to repay, the estimated value of any underlying collateral and current economic conditions.
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
Efforts are continually made to examine both the level and mix of the allowance by loan type as well as the overall level of the allowance. Management specifically evaluates loans that are impaired, or graded as doubtful by the internal grading function for estimates of loss. To evaluate the adequacy of the allowance for loan losses to cover probable losses in the portfolio, management considers specific reserve allocations for identified portfolio loans, reserves for pools of similar loans, historical reserve allocations and current economic factors. The composition and overall level of the loan portfolio and charge-off activity are also factors used to determine the amount of the allowance for loan losses.
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
Service charges paid to Citizens increased $335 compared to 2006, primarily due to two reasons. Citizens revamped personal checking account offerings in December 2006, which include value added features. Citizens also provided a re-disclosure of its Check Protect Policy in the third quarter of 2006. Both of these enhancements led to increased product usage and associated fees. Revenue from computer operations decreased in 2007, down $50 from 2006 due to a decrease in the number of financial institutions for which processing is provided. Revenue from bank owned life insurance increased $184 in 2007 compared to the same period in 2006. The Corporation purchased $10,000 of bank owned life insurance late in the second quarter of 2006. Sales of other real estate owned resulted in recognized losses of $243 in 2007 compared to losses of $663 for 2006. The sale of premises and equipment in 2007 resulted in a small loss of $64 compared to the sale of a building that had been used as a storage facility for a $148 gain in 2006, which led to a decrease of $212 from last year.
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
Income Tax Expense
Income before federal income taxes amounted to $9,898 in 2007 and $8,826 in 2006. The Corporation’s effective income tax rate for 2007 remained relatively unchanged from a year ago. The 2007 effective tax rate was 30.4%, compared to 30.2% in 2006.

Distribution of Assets, Liabilities and Shareholders’ Equity,
Interest Rates and Interest Differential
The following table sets forth, for the years ended December 31, 2008, 2007 and 2006, the distribution of assets, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Dollars in thousands):

	2008			2007			2006
	Average		Yield/	Average		Yield/	Average		Yield/
Assets	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate
Interest-earning assets:
Loans (1)(2)(3)	$799,413	$54,116	6.77%	$586,889	$43,999	7.50%	$539,241	$40,637	7.54%
Taxable securities (4)	131,800	6,743	5.15%	101,933	5,045	4.65%	106,942	4,113	3.56%
Non-taxable securities (4)(5)	31,254	1,270	4.07%	16,609	673	4.06%	19,703	814	4.21%
Federal funds sold	3,139	52	1.66%	3,561	151	4.24%	6,076	278	4.58%
Interest-bearing deposits in other banks	3,076	86	2.76%	639	79	12.36%	592	34	5.74%

Total interest-earning assets	968,682	62,267	6.42%	709,631	49,947	7.15%	672,554	45,876	6.82%
Noninterest-earning assets:
Cash and due from financial institutions	20,922			14,821			16,956
Premises and
equipment, net	21,863			12,003			11,841
Accrued interest receivable	6,820			5,190			4,703
Intangible assets	74,489			29,213			29,744
Other assets	4,166			7,174			6,248
Bank owned life insurance	11,116			10,601			6,357
Less allowance for loan losses	(8,115)			(7,864)			(8,832)

Total	$1,099,943			$780,769			$739,571

(1)	For purposes of these computations, the daily average loan amounts outstanding are net of unearned income and include loans held for sale.

(2)	Included in loan interest income are loan fees of $483 in 2008, $225 in 2007 and $1,051 in 2006.

(3)	Non-accrual loans are included in loan totals and do not have a material impact on the analysis presented.

(4)	Average balance is computed using the carrying value of securities. The average yield has been computed using the historical amortized cost average balance for available-for-sale securities.

(5)	Interest income is reported on a historical basis without tax-equivalent adjustment.

Distribution of Assets, Liabilities and Shareholders’ Equity,
Interest Rates and Interest Differential (Continued)
The following table sets forth, for the years ended December 31, 2008, 2007 and 2006, the distribution of liabilities and shareholders’ equity, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Dollars in thousands):

	2008			2007			2006
Liabilities and	Average		Yield/	Average		Yield/	Average		Yield/
Shareholders' Equity	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate
Interest-bearing liabilities:
Savings and interest- bearing demand accounts	$356,603	$4,060	1.14%	$250,938	$4,021	1.60%	$251,722	$3,119	1.24%
Certificates of deposit	327,502	11,316	3.46%	234,024	10,037	4.29%	222,480	7,973	3.58%
Federal Home Loan Bank advances	77,563	3,131	4.04%	63,321	3,188	5.03%	34,518	1,420	4.11%
Securities sold under repurchase agreements	31,700	548	1.73%	23,133	941	4.07%	19,000	769	4.05%
Notes payable	21,074	947	4.49%	4,624	318	6.88%	7,367	455	6.18%
Subordinated debentures	30,349	1,748	5.76%	25,952	1,791	6.90%	25,774	1,823	7.07%
U.S. Treasury demand notes payable	1,714	30	1.17%	1,345	75	5.58%	1,166	56	4.80%

Total interest- bearing liabilities	846,505	21,780	2.57%	603,337	20,371	3.38%	562,027	15,615	2.78%

Noninterest-bearing liabilities:
Demand deposits	124,541			89,171			92,382
Other liabilities	5,429			9,826			4,980

	129,970			98,997			97,362
Shareholders’ equity	123,468			78,435			80,182

Total	$1,099,943			$780,769			$739,571

Net interest income and interest rate spread		$40,487	3.85%		$29,576	3.77%		$30,261	4.04%

Net yield on interest- earning assets			4.18%			4.17%			4.49%

Changes in Interest Income and Interest Expense
Resulting from Changes in Volume and Changes in Rate
The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rate.

	2008 compared to 2007			2007 compared to 2006
	Increase (decrease) due to:			Increase (decrease) due to:
	Volume(1)	Rate(1)	Net	Volume(1)	Rate(1)	Net
			(Dollars in thousands)
Interest income:
Loans	$14,713	$(4,597)	$10,116	$3,573	$(211)	$3,362
Taxable securities	1,549	150	1,699	(238)	1,170	932
Nontaxable securities	598	—	598	(113)	(28)	(141)
Federal funds sold	(16)	(83)	(99)	(108)	(19)	(127)
Interest-bearing deposits in other banks	107	(101)	6	3	42	45

Total interest-earning assets	$16,951	$(4,631)	$12,320	$3,117	$954	$4,071

Interest expense:

Savings and interest-bearing demand accounts	1,403	(1,364)	39	(10)	913	903
Certificates of deposit	3,485	(2,206)	1,279	431	1,633	2,064
Federal Home Loan Bank advances	642	(689)	(47)	1,394	373	1,767
Securities sold under repurchase agreements	270	(663)	(393)	168	4	172
Note payable	774	(145)	629	(184)	47	(137)
Subordinated debentures	278	(321)	(43)	13	(45)	(32)
U.S. Treasury demand notes payable	16	(71)	(55)	9	10	19

Total interest-bearing liabilities	$6,868	$(5,459)	$1,409	$1,821	$2,935	$4,756

Net interest income	$10,083	$828	$10,911	$1,296	$(1,981)	$(685)

(1)	The change in interest income and interest expense due to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.

Liquidity and Capital Resources
Citizens maintains a conservative liquidity position. All securities are classified as available for sale. At December 31, 2008, securities with maturities of one year or less, totaled $8,141, or 5.6%, of the total security portfolio. The available for sale portfolio helps to provide the Corporation with the ability to meet its funding needs. The Consolidated Statements of Cash Flows contained in the Consolidated Financial Statements detail the Corporation’s cash flows from operating activities resulting from net earnings.
Cash from operations for 2008 was $19,812. The primary additions to cash from operating activities are from changes in other assets, changes in accrued interest receivables, amortization of intangible assets, the provision for loan losses and depreciation. The goodwill impairment charge of $43,291 in 2008 did not impact cash and as a result had no impact on cash provided by operating activities. Cash from investing activities was $2,503 in 2008. Security purchases and increases in loans were offset by security maturities and a decrease in fed funds sold. Cash from financing activities in 2008 totaled $(23,011). The primary uses of cash in financing activities include the run-off of deposits, the payment of dividends and the change in note payables. The cash from financing activities included long-term FHLB borrowings, changes in securities sold under repurchase agreements, cash received in deposit acquisition and changes in U.S. Treasury interest-bearing demand notes payable. Cash from operating and investing activities was less than cash used by financing activities by $696, which resulted in a decrease in cash and cash equivalents to $26,649.
Future loan demand of Citizens can be funded by increases in deposit accounts, proceeds from payments on existing loans, the maturity of securities, the issuances of trust preferred obligations, and the sale of securities classified as available for sale. Additional sources of funds may also come from borrowing in the Federal Funds market and/or borrowing from the Federal Home Loan Bank (FHLB). As of December 31, 2008, Citizens had total credit availability with the FHLB of $160,798 of which $69,982 was outstanding.
On a separate entity basis, the Corporation’s primary source of funds is dividends paid primarily by Citizens. Generally, subject to applicable minimum capital requirements, Citizens may declare a dividend without the approval of the Federal Reserve Bank of Cleveland and the State of Ohio Department of Commerce, Division of Financial Institutions, provided the total dividends in a calendar year do not exceed the total of its profits for that year combined with its retained profits for the two preceding years. In 2008, Citizens paid $11,576 in dividends to the Corporation, which accumulated cash at the Corporation to be used for general corporate purposes including funding payments on borrowings at the holding company level. At December 31, 2008, Citizens is unable to pay dividends to the Corporation without obtaining regulatory approval.
In addition to the restrictions placed on dividends by banking regulations, on January 23, 2009, the Corporation completed the issuance of $23 million of perpetual preferred stock and related warrants under the U.S. Department of Treasury’s voluntary Capital Purchase Program (CPP). The Board and Management believe that while the Corporation was “Well Capitalized” under regulatory guidelines prior to the capital addition, in the currently uncertain economic environment it was prudent to further strengthen the Corporation’s capital position. Pursuant to our participation in the CPP, dividends paid on common stock cannot be increased nor can common shares be repurchased without the Treasury’s consent until the earlier of, the Corporation redeems all of those shares, the third anniversary of the date of the perpetual stock or the Treasury has transferred them to third parties.
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

Capital Adequacy
The Corporation’s policy is, and always has been, to maintain its capital levels above the well capitalized regulatory standards. Under the regulatory capital standards, total capital has been defined as Tier I (core) capital and Tier II (supplementary) capital. The Corporation’s Tier I capital includes shareholders’ equity (net of unrealized security gains and losses) and subordinated debentures (subject to certain limits) while Tier II capital also includes the allowance for loan losses. The definition of risk-adjusted assets has also been modified to include items both on and off the balance sheet. Each item is then assigned a risk weight or risk adjustment factor to determine ratios of capital to risk adjusted assets. The standards require that total capital (Tier I plus Tier II) be a minimum of 8.0% of risk-adjusted assets, with at least 4.0% being in Tier I capital. To be well capitalized, a company must have a minimum of 10.0% of risk adjusted assets, with at least 6.0% being Tier I capital. The Corporation’s ratios as of December 31, 2008 and 2007 were 11.3% and 10.3% respectively for total risk-based capital, and 7.9% and 7.3% respectively for Tier I risk-based capital. The Corporation has elected to participate in the Treasury’s Capital Purchase Program. This participation will lead to improvement of the Corporation’s capital ratios. Upon completion, the Corporation’s total risk-based capital ratio will be 15.01% and the Tier I risk-based capital ratio will be 11.65%
Additionally, the Federal Reserve Board has adopted minimum leverage-capital ratios. These standards were established to supplement the previously issued risk based capital standards. The leverage ratio standards use the existing Tier I capital definition, but the ratio is applied to average total assets instead of risk-adjusted assets. The standards require that Tier I capital be a minimum of 4.0% of total average assets for high rated entities such as the Corporation and a minimum of 5.0% of total average assets to be well capitalized. The Corporation’s leverage ratio was 5.8% and 7.7% at December 31, 2008 and 2007. As with the risk-based capital ratios above, the leverage ratio will also improve as a result of the Corporation’s participation in the Treasury’s Capital Purchase Program. The leverage ratio will be 8.36%
Effects of Inflation
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
Fair Value of Financial Instruments
The Corporation has disclosed the estimated fair value of its financial instruments at December 31, 2008 and 2007 in Note 16 to the Consolidated Financial Statements. The fair value of loans at December 31, 2008 was 101.9% of the carrying value compared to 100.7% at December 31, 2007. The fair value of deposits at December 31, 2008 was 100.1% of the carrying value compared to 100.0% at December 31, 2007.

Contractual Obligations
The following table represents significant fixed and determinable contractual obligations of the Corporation as of December 31, 2008.

	One year	One to	Three to	Over five
Contractual Obligations	or less	three years	five years	years	Total
Deposits without a stated maturity	$470,434	$—	$—	$—	$470,434
Certificates of deposit	260,944	68,132	7,838	2,573	339,487
FHLB advances, securities sold under agreements to repurchase and U.S. Treasury interest- bearing demand note	44,751	30,068	22,569	7,723	105,111
Subordinated debentures (1)	—	—	—	29,427	29,427
Long-term debt	—	—	20,500	—	20,500
Operating leases	306	450	409	438	1,603

(1)	The subordinated debentures consist of $2,000, $2,500, $5,000, $7,500, and $12,500 debentures. See Note 12 for additional information.
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
The following table provides information about the Corporation’s financial instruments that are sensitive to changes in interest rates as of December 31, 2008 and 2007, based on certain prepayment and account decay assumptions that management believes are reasonable. The Corporation had no derivative financial instruments or trading portfolio as of December 31, 2008 or 2007. Expected maturity date values for interest-bearing core deposits were calculated based on estimates of the period over which the deposits would be outstanding. The Corporation’s borrowings were tabulated by contractual maturity dates and without regard to any conversion or repricing dates.

Net Portfolio Value

	December 31, 2008			December 31, 2007
Change in	Dollar	Dollar	Percent	Dollar	Dollar	Percent
Rates	Amount	Change	Change	Amount	Change	Change
+200bp	$106,377	$(24)	0%	$118,940	$(26,162)	-18%
+100bp	107,705	1,304	1%	133,346	(11,756)	-8%
Base	106,401	—	—	145,102	—	—
-100bp	112,159	5,758	5%	152,879	7,777	5%
The change in net portfolio value from December 31, 2007 to December 31, 2008, is primarily a result of two factors. First, while the entire yield curve has moved down, the largest decreases were on the short end of the curve. Secondly, the Corporation’s balance sheet mix has shifted due to increases in the investment portfolio funded by increased usage of borrowed funds and large CDs. As a result, the Corporation has seen a decrease in the base level of net portfolio value, due to an increase in the fair value of its liabilities, particularly deposits, but also borrowed funds. An upward movement in rates would lead to nearly identical decreases in the fair value of assets and liabilities, and would lead to a very small decrease in the net portfolio value. A downward change would lead to an increase in the net portfolio value as the fair value of assets would increase faster than the fair value of the liabilities.
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
Those judgments and assumptions that are most critical to the application of this accounting policy are assessing the initial and on-going credit-worthiness of the borrower, the amount and timing of future cash flows of the borrower that are available for repayment of the loan, the sufficiency of underlying collateral, the enforceability of third-party guarantees, the frequency and subjectivity of loan reviews and risk gradings, emerging or changing trends that might not be fully captured in the historical loss experience, and charges against the allowance for actual losses that are greater than previously estimated. These judgments and assumptions are dependent upon or can be influenced by a variety of factors including the breadth and depth of experience of lending officers, credit administration and the corporate loan review staff that periodically review the status of the loan, changing economic and industry conditions, changes in the financial condition of the borrower and changes in the value and availability of the underlying collateral and guarantees.
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
Note 1 and Note 5 in the Notes to Consolidated Financial Statements provide additional information regarding Allowance for Loan Losses.

Goodwill
SFAS No. 142 requires an annual evaluation of goodwill for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The financial events of 2008 and the impact they have had on capital markets, including the Corporation’s stock prompted management to perform a more extensive evaluation of the Corporation’s goodwill during the fourth quarter of 2008.
Management, with the assistance of outside valuation experts, calculated the estimated fair value of the Bank to be $125 million based on three valuation approaches; (i) the comparable transactions approach; (ii) the control premium approach; and, (iii) the discounted cash flow approach. Once it is determined that the fair value is materially less than the carrying value, FAS 142 requires a company to calculate the implied fair value of goodwill and compare it to the carrying value of goodwill. The amount of the excess of the carrying amount of goodwill over the implied amount of goodwill is the amount of the impairment loss, which was calculated at $43,291. As a result, the Corporation recorded a goodwill impairment charge of $43,291 which reduced the goodwill balance on its books to $21,720 from $66,235. The goodwill impairment charge was computed by determining the fair value of the Bank on a controlling interest basis. The fair value was considered to be the amount at which the Bank could be sold in a current transaction between willing parties, that is, other than a forced liquidation sale.

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
Management assessed the Corporation’s system of internal control over financial reporting as of December 31, 2008, in relation to criteria for effective internal control over financial reporting as described in “Internal Control — Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2008, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control — Integrated Framework”. Crowe Horwath LLP, independent registered public accounting firm, has issued an audit report on the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2008.
Management is responsible for compliance with the federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insider designated by the FDIC as safety and soundness laws and regulations.
Management has assessed compliance by the Company with the designated laws and regulations relating to safety and soundness. Based on the assessment, management believes that the Company complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 2008.

James O. Miller	Todd A. Michel
President, Chief Executive Officer	Senior Vice President, Controller

Sandusky, Ohio
March 4, 2009

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting
We have audited First Citizens Banc Corp.’s internal control over financial reporting as of December 31, 2008, based on Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). First Citizens Banc Corp.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
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
In our opinion, First Citizens Banc Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of First Citizens Banc Corp. as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2008 and our report dated March 4, 2009 expressed an unqualified opinion on those Consolidated Financial Statements.

Crowe Horwath LLP

Cleveland, Ohio
March 4, 2009

Report of Independent Registered Public Accounting Firm on Financial Statements
Board of Directors and Shareholders
First Citizens Banc Corp
Sandusky, Ohio
We have audited the accompanying consolidated balance sheets of First Citizens Banc Corp. as of December 31, 2008 and 2007, and the related statements of operations, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Citizens Banc Corp. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the First Citizen Banc Corp.’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 4, 2009 expressed an unqualified opinion thereon.

Crowe Horwath LLP

Cleveland, Ohio
March 4, 2009

FIRST CITIZENS BANC CORP
CONSOLIDATED BALANCE SHEETS
December 31, 2008 and 2007
(In thousands, except share data)

	2008	2007
ASSETS
Cash and due from financial institutions	$26,649	$27,345
Federal funds sold	—	18,408
Securities available for sale	150,936	144,351
Loans, net of allowance of $8,862 and $7,374	787,789	787,386
Other securities	16,223	14,569
Premises and equipment, net	20,996	21,593
Premises and equipment, held for sale	—	719
Accrued interest receivable	5,764	7,142
Goodwill	21,720	66,235
Other intangible assets	7,780	9,689
Bank owned life insurance	11,365	10,876
Other assets	4,389	10,944

Total assets	$1,053,611	$1,119,257

LIABILITIES
Deposits
Noninterest-bearing	$122,141	$137,924
Interest-bearing	687,780	701,896

Total deposits	809,921	839,820
Federal Home Loan Bank advances	69,982	64,470
Securities sold under agreements to repurchase	31,143	27,395
U. S. Treasury interest-bearing demand note payable	3,986	2,259
Notes payable	20,500	21,500
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	12,035	8,230

Total liabilities	976,994	993,101

SHAREHOLDERS’ EQUITY
Common stock, no par value, 20,000,000 shares authorized, 8,455,881 shares issued	114,365	114,365
Retained earnings (accumulated deficit)	(16,546)	29,446
Treasury stock, 747,964 shares at cost	(17,235)	(17,235)
Accumulated other comprehensive loss	(3,967)	(420)

Total shareholders’ equity	76,617	126,156

Total liabilities and shareholders’ equity	$1,053,611	$1,119,257

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31, 2008, 2007 and 2006
(In thousands, except per share data)

	2008	2007	2006
Interest and dividend income
Loans, including fees	$54,116	$43,999	$40,637
Taxable securities	6,743	5,045	4,113
Tax-exempt securities	1,270	673	814
Federal funds sold and other	138	230	312

Total interest income	62,267	49,947	45,876
Interest expense
Deposits	15,376	14,058	11,091
Federal Home Loan Bank advances	3,131	3,188	1,421
Subordinated debentures	1,748	1,791	1,823
Other	1,525	1,334	1,280

Total interest expense	21,780	20,371	15,615

Net interest income	40,487	29,576	30,261
Provision for loan losses	8,207	1,020	1,128

Net interest income after provision for loan losses	32,280	28,556	29,133
Noninterest income
Computer center item processing fees	714	845	896
Service charges	4,779	3,558	3,223
Net gains (loss) on sale of securities	193	(1)	—
Net gain on sale of loans	8	11	20
ATM fees	1,368	851	724
Trust fees	1,904	1,185	1,280
Gain/Loss on sale of Fixed Assets	(137)	(64)	148
Bank owned life insurance	489	530	346
Loss on sale of other real estate owned	(313)	(243)	(663)
Other	651	833	696

Total noninterest income	9,656	7,505	6,670
Noninterest expense
Salaries and wages	14,388	10,908	11,246
Benefits	2,785	2,707	3,100
Net occupancy expense	2,346	1,432	1,440
Equipment expense	2,285	1,228	1,214
Contracted data processing	1,208	862	897
State franchise tax	1,132	873	734
Professional services	1,850	1,144	1,532
Amortization of intangible assets	1,467	732	673
ATM expense	718	530	461
Telephone	932	424	469
Courier	680	667	654
Goodwill impairment	43,291	—	—
Other operating expenses	6,463	4,656	4,557

Total noninterest expense	79,545	26,163	26,977

Income (loss) before income taxes	(37,609)	9,898	8,826
Income tax expense	1,369	3,013	2,666

Net income (loss)	$(38,978)	$6,885	$6,160

Earnings (loss) per common share, basic and diluted	$(5.06)	$1.25	$1.12

Weighted average basic common shares	7,707,917	5,505,023	5,520,692

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31, 2008, 2007 and 2006
(In thousands, except per share data)

					Accumulated
					Other	Total
	Common Stock		Retained	Treasury	Comprehensive	Shareholders’
	Shares	Amount	Earnings	Stock	Income (Loss)	Equity
Balance, December 31, 2005	5,801,402	$68,430	$27,939	$(7,623)	$(1,636)	$87,110
SAB 108 adjustments, net of tax			755			755
Comprehensive Income:
Net Income			6,160			6,160
Change in minimum additional pension liability, net of tax					263	263
Change in unrealized gain/(loss) on securities available for sale, net of reclassification and tax effects					724	724

Total comprehensive income						7,147
Cumulative effect of change in accounting for pension obligations					(1,729)	(1,729)
Cash dividends ($1.12 per share)			(6,220)			(6,220)
Purchase of treasury stock, at cost	(330,102)			(7,591)		(7,591)

Balance, December 31, 2006	5,471,300	$68,430	$28,634	$(15,214)	$(2,378)	$79,472

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (Continued)
Years ended December 31, 2008, 2007 and 2006
(In thousands, except per share data)

					Accumulated
					Other	Total
	Common Stock		Retained	Treasury	Comprehensive	Shareholders’
	Shares	Amount	Earnings	Stock	Income (Loss)	Equity
Balance, December 31, 2006	5,471,300	$68,430	$28,634	$(15,214)	$(2,378)	$79,472
Comprehensive Income:
Net Income			6,885			6,885
Change in funded status on pension benefits, net of tax					1,082	1,082
Change in unrealized gain/(loss) on securities available for sale, net of reclassification and tax effects					876	876

Total comprehensive income						8,843
Cash dividends ($1.12 per share)			(6,073)			(6,073)
Issuance of 2,343,617 shares for acquisition	2,343,617	45,935				45,935
Purchase of treasury stock, at cost	(107,000)			(2,021)		(2,021)

Balance, December 31, 2007	7,707,917	$114,365	$29,446	$(17,235)	$(420)	$126,156

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (Continued)
Years ended December 31, 2008, 2007 and 2006
(In thousands, except per share data)

			Retained		Accumulated
			Earnings		Other	Total
	Common Stock		(Accumulated	Treasury	Comprehensive	Shareholders’
	Shares	Amount	deficit)	Stock	Income (Loss)	Equity
Balance, December 31, 2007	7,707,917	$114,365	$29,446	$(17,235)	$(420)	$126,156
Comprehensive Income:
Net Income (loss)			(38,978)			(38,978)
Change in funded status on pension benefits, net of tax					(4,492)	(4,492)
Change in unrealized gain/(loss) on securities available for sale, net of reclassification and tax effects					945	945

Total comprehensive income (loss)						(42,525)
Cash dividends ($0.91 per share)			(7,014)			(7,014)

Balance, December 31, 2008	7,707,917	$114,365	$(16,546)	$(17,235)	$(3,967)	$76,617

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2008, 2007 and 2006
(In thousands, except per share data)

	2008	2007	2006
Cash flows from operating activities
Net income (loss)	$(38,978)	$6,885	$6,160
Adjustments to reconcile net income to net cash from operating activities
Security amortization, net of accretion	(255)	(416)	(10)
Depreciation	1,986	999	930
Gain (loss) on sale of fixed assets	137	64	(148)
Amortization of intangible assets	1,467	732	673
Amortization of and valuation allowance on servicing rights	(43)	(55)	(53)
Net realized (gain) loss on sale of securities	(193)	1	—
FHLB stock dividends	(468)	(127)	(464)
Provision for loan losses	8,207	1,020	1,128
Loans originated for sale	—	—	(188)
Proceeds from sale of loans	—	—	208
Gain on sale of loans	(8)	(11)	(20)
Loss on sale of OREO properties	313	243	663
Bank owned life insurance	(489)	(530)	(346)
Goodwill Impairment	43,291	—	—
Deferred income taxes	(709)	1,753	276
Change in
Net deferred loan fees	71	(694)	(489)
Accrued interest receivable	1,378	(96)	(750)
Other assets	3,805	(6,086)	624
Accrued interest, taxes and other expenses	300	(28)	920

Net cash from operating activities	19,812	3,654	9,114
Cash flows from investing activities
Cash paid in bank acquisition, net of cash received	—	(6,347)	—
Securities available for sale
Maturities, prepayments and calls	63,159	55,873	62,487
Purchases	(68,085)	(55,621)	(43,629)
Securities held for maturity
Maturities, prepayments and calls	—	4	4
Purchases of FRB stock	(1,186)	(10)	(16)
Purchases of Bank owned life insurance	—	—	(10,000)
Loan originations, net of loan payments	(9,719)	(39,153)	(35,212)
Proceeds from sale of OREO properties	733	1,632	604
Property and equipment expenditures	(807)	(1,134)	(250)
Change in federal funds sold	18,408	2,134	25,510

Net cash from investing activities	2,503	(42,622)	(502)
See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
Years ended December 31, 2008, 2007 and 2006
(In thousands, except per share data)

	2008	2007	2006
Cash flows from financing activities
Change in deposits	(29,899)	(20,761)	(12,554)
Cash received in deposit acquisition	3,915	47,767	—
Repayment of Federal Home Loan Bank advances	(188)	(150)	(133)
Net change in short-term FHLB advances	700	(38,509)	38,510
Net change in long-term FHLB advances	5,000	50,000	(30,000)
Change in securities sold under repurchase agreements	3,748	3,992	6,931
Change in U.S. Treasury interest-bearing notes payable	1,727	(1,292)	1,044
Change in short-term note payable	(1,000)	15,500	(1,000)
Cash dividends paid	(7,014)	(6,073)	(6,220)
Net proceeds from issuance of subordinated debenture	—	5,000	—
Redemption of subordinated debenture	—	(5,000)	—
Purchase of treasury stock	—	(2,021)	(7,591)

Net cash from financing activities	(23,011)	48,453	(11,013)

Net change in cash and due from financial institutions	(696)	9,485	(2,401)
Cash and due from financial institutions at beginning of year	27,345	17,860	20,261

Cash and due from financial institutions at end of year	$26,649	$27,345	$17,860

Supplemental cash flow information:
Interest paid	22,138	20,500	15,490
Income taxes paid	345	2,110	1,800

Supplemental non-cash disclosures:
Transfer of loans from portfolio to other real estate owned	$1,920	$1,857	$565
Fixed assets transferred to/(from) held for sale	(719)	—	840

Fair value of assets acquired in Futura acquisition		$322,505
Common stock and cash issued for acquisition		(62,758)

Total liabilities assumed		259,747

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The following is a summary of the accounting policies adopted by First Citizens Banc Corp, which have a significant effect on the financial statements.
Nature of Operations and Principles of Consolidation: The Consolidated Financial Statements include the accounts of First Citizens Banc Corp (FCBC) and its wholly-owned subsidiaries: The Citizens Banking Company (Citizens), SCC Resources, Inc. (SCC), First Citizens Insurance Agency, Inc., and Water Street Properties, Inc. (Water St.). First Citizens Capital LLC (FCC) is wholly-owned by Citizens to hold inter-company debt that is eliminated in consolidation. The operations of FCC are located in Wilmington, Delaware. First Citizens Investments, Inc. (FCI) is wholly-owned by Citizens to hold and manage its securities portfolio and is eliminated in consolidation. The operations of FCC are located in Wilmington, Delaware. The above companies together are referred to as the Corporation. Intercompany balances and transactions are eliminated in consolidation. Champaign Investment Company (CIC) was a subsidiary that provided financial planning and investment advisory services to the former Futura Banc Corporation’s customers. On December 19, 2008, CIC was merged with Citizens
The Corporation provides financial services through its offices in the Ohio counties of Erie, Crawford, Champaign, Franklin, Logan, Summit, Huron, Ottawa, and Richland. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customer’s ability to repay their loans is dependent on the real estate and general economic conditions in the area. Other financial instruments that potentially represent concentrations of credit risk include deposit accounts in other financial institutions and Federal Funds sold. In 2008, SCC provided item processing for four financial institutions in addition to Citizens. SCC accounted for 2.3% of the Corporation’s total revenues. First Citizens Insurance Agency Inc. was formed to allow the Corporation to participate in commission revenue generated through its third party insurance agreement. Insurance commission revenue is less than 1.0% of total revenue for the year ended December 31, 2008. Water Street Properties, Inc. was formed to hold repossessed assets of FCBC’s subsidiaries. Water St. revenue was than 1% of total revenue for the year ended December 31, 2008.
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
December 31, 2008, 2007 and 2006
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
December 31, 2008, 2007 and 2006
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
Other Real Estate: Other real estate acquired through or instead of loan foreclosure is initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed. Other real estate owned included in other assets totaled approximately $1,661 at December 31, 2008 and $557 at December 31, 2007.
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
December 31, 2008, 2007 and 2006
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
Servicing Rights: Servicing rights are recognized as assets for the allocated value of retained servicing rights on loans sold. Guidelines as set for in paragraphs 68, 69 and 70 of FASB 140 are followed to estimate the “fair value of the servicing asset” and as further clarified by the fair value techniques of FASB 157. The valuation technique used is the present value of estimated future cash flows using current market discount rates. Servicing rights are amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance to the extent that fair value is less than the capitalized asset for the grouping.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
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
The Corporation adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no material effect on the Corporation’s financial statements.
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
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
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
In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard was effective beginning after January 1, 2008. See Note 16 for additional detail.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new standard became effective for the Corporation on January 1, 2008. The Corporation did not elect to apply the standard to any financial assets or liabilities.
In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants’ employment or retirement. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. This issue is effective for fiscal years beginning after December 15, 2007. The impact of adoption of EITF 06-4 was immaterial.
Effect of Newly Issued but Not Yet Effective Accounting Standards:
In December 2007, the FASB issued FAS No. 141 (revised 2007), Business Combinations (“FAS 141(R)”), which establishes principals and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. FAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard is not expected to have a material effect on the Corporation’s results of operations or financial position.
In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161 “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Management is currently evaluating the impact of SFAS No. 161 on the Corporation’s disclosures.
In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162 “The Heirarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States. This Statement will be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411. The adoption of SFAS No. 162 is not expected to impact the Corporation’s consolidated financial statements.
On February 20, 2008, the FASB issued Staff Position FAS 140-3 “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions” (FSP FAS 140-3”) to resolve questions about the accounting for repurchase financings. This FSP is effective for repurchase financings in which the initial transfer is entered into in fiscal years beginning after November 15, 2008. Management is currently evaluating the impact, if any, of FSP FAS 140-3 on the Corporation’s consolidated financial statements.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
On April 25, 2008, the FASB issued Staff Position FAS 142-3 “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3), which amends the list of factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under SFAS No. 142 “Goodwill and Other Intangible Assets.” FSP FAS 142-3 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. Management is currently evaluating the impact, if any, of FSP FAS 142-3 on the Corporation’s consolidated financial statements.
On May 9, 2008, the FASB issued Staff Position APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The adoption of FSP APB 14-1 is not expected to impact the Corporation’s consolidated financial statements.
On June 16, 2008, the FASB issued Staff Position EITF 03-6-1 “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (FSP EITF 03-6-1”). The FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method described in paragraphs 60 and 61 of FASB Statement No. 128, Earnings per Share. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The adoption of FSP EITF 03-6-1 is not expected to impact the Corporation’s consolidated financial statements.
NOTE 2 — MERGERS
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
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 2 – MERGERS (Continued)
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
On October 5, 2007, the Company acquired a branch office facility and assumed related deposits from Miami Valley Bank. Approximately $56,448 of deposits was assumed, along with $9,092 in liquid assets, were received. Additionally, the Corporation had an option to buy the premises and equipment, at fair
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 2 – MERGERS (Continued)
market value. The Corporation did elect to purchase the office located in Quincy, Ohio while declining the option to purchase the office located in Lakeview, Ohio. The Corporation instead opted to serve these customers from the Russells Point office, which is located approximately one mile from Lakeview. The transaction resulted in both amortizable intangibles of $945 and non-amortizable goodwill of $476. The core deposit intangible will be amortized to expense over 10 years using an accelerated method. The Company acquired the branch at a premium to further solidify its market share in its southern market, expand its customer base to enhance deposit fee income, provide an opportunity to market additional products and services to new customers, and improve customer convenience by adding a new location. Regarding the two matters discussed above, the goodwill of $476 will be deductible over 15 years for tax purposes. The remaining goodwill is not deductible.
NOTE 3 — SECURITIES
The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows.

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses
2008
U.S. Treasury securities and obligations of U.S. government agencies	$76,511	$1,391	$(65)
Obligations of states and political subdivisions	34,673	527	(219)
Mortgage-back securities	39,076	583	(36)

Total debt securities	150,260	2,501	(320)
Equity securities	676	195	—

Total	$150,936	$2,696	$(320)

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses
2007
U.S. Treasury securities and obligations of U.S. government agencies	$95,723	$834	$(13)
Obligations of states and political subdivisions	28,441	139	(30)
Mortgage-back securities	19,706	73	(59)

Total debt securities	143,870	1,046	(102)
Equity securities	481	—	—

Total	$144,351	$1,046	$(102)

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 3 – SECURITIES (Continued)
The fair value of securities and carrying amount, if different, at year end 2008 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

Available for sale
Fair Value
Due in one year or less	$8,141
Due from one to five years	38,151
Due from five to ten years	34,170
Due after ten years	30,722
Mortgage-backed	39,076
Equity securities	676

Total	$150,936

Securities with a carrying value of $125,385 and $121,198 were pledged as of December 31, 2008 and 2007, to secure public deposits and other deposits and liabilities as required or permitted by law.
Proceeds from sales of securities, gross realized gains and gross realized losses were as follows.

	2008	2007	2006
Sale proceeds	$—	$—	$—
Gross realized gains	—	—	—
Gross realized losses	—	—	—
Gains (losses) from securities called or settled by the issuer	193	(1)	—
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 3 – SECURITIES (Continued)
Debt securities with unrealized losses at year end 2008 and 2007 not recognized in income are as follows.

2008	12 Months or less		More than 12 months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
U.S. Treasury securities and obligations of U.S. government agencies	$6,991	$65	$—	$—	$6,991	$65
Obligations of states and political subdivisions	10,370	140	1,355	79	11,725	219
Mortgage-backed securities	3,070	36	—	—	3,070	36

Total temporarily impaired	$20,431	$241	$1,355	$79	$21,786	$320

2007	12 Months or less		More than 12 months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
U.S. Treasury securities and obligations of U.S. government agencies	$—	$—	$3,010	$13	$3,010	$13
Obligations of states and political subdivisions	3,712	11	6,026	19	9,738	30
Mortgage-backed securities	—	—	2,285	59	2,285	59

Total temporarily impaired	$3,712	$11	$11,321	$91	$15,033	$102

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
Unrealized losses on securities have not been recognized into income because the issuers’ bonds are of high credit quality, management has the intent and ability to hold these securities for the foreseeable future, and the decline in fair value is largely due to changes in market interest rates. The fair value is expected to recover as the securities approach their maturity date or reset date.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 4 — LOANS
Loans at year-end were as follows.

	2008	2007
Commercial and agricultural	$109,375	$96,385
Commercial real estate	313,000	299,005
Residential real estate	325,962	343,160
Real estate construction	30,628	33,480
Consumer	17,409	20,359
Credit card and other	400	2,467
Leases	164	185

Total Loans	796,938	795,041
Allowance for loan losses	(8,862)	(7,374)
Net deferred loan fees	(287)	(281)

Net loans	$787,789	$787,386

Loans to directors and executive officers, including their immediate families and companies in which they are principal owners during 2008 were as follows.

Balance — January 1, 2008	$4,515
New loans and advances	2,468
Repayments	(1,223)
Effect of changes to related parties	(483)

Balance — December 31, 2008	$5,277

Deposits from principal officers, directors, and their affiliates at year-end 2008 and 2007 were $3,898 and $6,490.
NOTE 5 — ALLOWANCE FOR LOAN LOSSES
A summary of the activity in the allowance for loan losses was as follows.

	2008	2007	2006
Balance — January 1	$7,374	$8,060	$9,212
Provision for loan losses	8,207	1,020	1,128
Balance from acquisition	—	1,277	—
Loans charged-off	(7,798)	(4,028)	(3,466)
Recoveries	1,079	1,045	1,186

Balance — December 31	$8,862	$7,374	$8,060

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 5 — ALLOWANCE FOR LOAN LOSSES (Continued)
Impaired loans were as follows.

	2008	2007
Year-end loans with no allocated allowance for loan losses	$8,001	$6,193
Year-end loans with allocated allowance for loan losses	6,636	6,772
Amount of allowance for loan losses allocated	1,897	2,057

	2008	2007	2006
Average balance of impaired loans during year	$14,438	$15,807	$12,404
Interest income recognized during impairment	626	1,008	533
Interest income recognized on a cash basis	626	1,008	533
Nonperforming loans were as follows:

	2008	2007
Loans past due over 90 days still on accrual	$3,053	$2,423
Nonaccrual loans	17,943	9,308
Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.
Purchased Loans subject to SOP 03-3:
In conjunction with the Futura merger (see Note 2), Citizens acquired certain loans, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans is as follows:

	2008	2007
Commercial	$2,015	$4,275

Outstanding balance	$2,015	$4,275
These loans were recorded at their net realizable value on December 17, 2007. There are no specific allowances recorded for these loans at December 31, 2008.
Any accretable yield, or income expected to be collected subsequent to the acquisition date, is not material.
For those purchased loans disclosed above, the Corporation did not increase the allowance for loan losses during 2008 and no allowances for loan losses were reversed during 2008.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 5 — ALLOWANCE FOR LOAN LOSSES (Continued)
Purchased loans for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

2007
Contractually required payments recievable of loans purchased during the year:
Commercial	$12,937

2007
Cash flows expected to be collected at acquisition	4,396
Fair value of acquired loans at acquisition	4,275
NOTE 6 — PREMISES AND EQUIPMENT
Year-end premises and equipment were as follows.

	2008	2007
Land and improvements	$3,981	$3,965
Buildings and improvements	19,860	18,877
Furniture and equipment	17,020	16,440

Total	40,861	39,282
Accumulated depreciation	(19,865)	(17,689)

Premises and equipment, net	$20,996	$21,593

Depreciation expense was $1,986, $999 and $930 for 2008, 2007 and 2006.
Rent expense was $381, $201 and $191 for 2008, 2007, and 2006. Rent commitments under non-cancelable operating leases were as follows, before considering renewal options that generally are present.

2009	$306
2010	246
2011	204
2012	204
2013	204
2014	175
2015	88

Total	$1,427

The rent commitments listed above are primarily for the leasing of eight financial services branches.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 7 – GOODWILL AND INTANGIBLE ASSETS
The change in the carrying amount of goodwill for the years ended December 31, 2008 and December 31, 2007 is as follows.

	2008	2007
Beginning of year	$66,235	$26,093
Acquired goodwill	—	40,142
Impairment	(43,291)	—
Other adjustments	(1,224)	—

End of year	$21,720	$66,235

SFAS No. 142 requires an annual evaluation of goodwill for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The financial events of 2008 and the impact they have had on capital markets, including the Corporation’s stock prompted management to perform a more extensive evaluation of the Corporation’s goodwill during the fourth quarter of 2008.
As a result, the Corporation recorded a goodwill impairment charge of $43,291 which reduced the goodwill balance on its books to $21,720 from $66,235. The goodwill impairment charge was computed by determining the fair value of the Bank on a controlling interest basis. The fair value was considered to be the amount at which the Bank could be sold in a current transaction between willing parties, that is, other than a forced liquidation sale. Three different methods were used to determine the fair value of the Bank. The three methods used were the discounted cash flow method, the comparable transactions method and the control premium method.
Acquired Intangible Assets
Acquired intangible assets were as follows as of year end.

	2008		2007
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Core deposit and other intangibles	$13,113	$5,333	$13,554	$3,865

Aggregate amortization expense was $1,467, $732 and $673 for 2008, 2007 and 2006.
Estimated amortization expense for each of the next five years and thereafter is as follows.

2009	$1,288
2010	1,218
2011	1,162
2012	974
2013	847
Thereafter	2,291

$7,780

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 8 — INTEREST-BEARING DEPOSITS
Interest-bearing deposits as of December 31, 2008 and 2007 were as follows.

	2008	2007
Demand	$224,966	$221,015
Statement and Passbook Savings	123,327	146,478
Certificates of Deposit
In excess of $100	119,893	85,540
Other	177,297	204,883
Individual Retirement Accounts	42,297	43,980

Total	$687,780	$701,896

Scheduled maturities of certificates of deposit, including IRA’s at December 31, 2008 were as follows.

2009	$260,944
2010	60,347
2011	7,785
2012	5,292
2013	2,546
Thereafter	2,573

Total	$339,487

NOTE 9 — FEDERAL HOME LOAN BANK ADVANCES
The Corporation has a $40 million cash management advance line of credit with the Federal Home Loan Bank. The Corporation had $7 million outstanding on this line as of December 31, 2008 and had no advances outstanding on this line as of December 31, 2007. The Corporation also has an $80 million repo advance line with the Federal Home Loan Bank. The Corporation had $0 in advances outstanding on this line as of December 31, 2008 and December 31, 2007.
The Corporation has fixed-rate mortgage-matched advances from the Federal Home Loan Bank. Mortgage-matched advances are utilized to fund specific fixed-rate loans with certain prepayment of principal permitted without penalty.
At year end, advances from the Federal Home Loan Bank were as follows:

	2008	2007
Maturities May 2009 through January 2017, fixed rate at rates from 2.84% to 7.80%, averaging 4.40%	$69,982	$64,470

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 9 — FEDERAL HOME LOAN BANK ADVANCES (Continued)
Scheduled principal reduction of FHLB advances at December 31, 2008 were as follows.

2009	$9,622
2010	30,036
2011	32
2012	22,534
2013	35
Thereafter	7,723

Total	$69,982

In addition to the borrowings, the Corporation has outstanding letters of credit with the Federal Home Loan Bank totaling $28,750 at year-end 2008 and $27,750 at year-end 2007 used for pledging to secure public funds. Federal Home Loan Bank borrowings and the letters of credit are collateralized by Federal Home Loan Bank stock and by $148,099 and $124,496 of residential mortgage loans under a blanket lien arrangement at year-end 2008 and 2007.
NOTE 10 — OTHER BORROWINGS
Information concerning securities sold under agreements to repurchase and treasury tax and loan deposits were as follows.

	2008	2007
Average balance during the year	$33,413	$24,478
Average interest rate during the year	1.70%	4.10%
Maximum month-end balance during the year	$40,153	$32,057
Weighted average interest rate at year end	1.66%	3.70%
Securities underlying repurchase agreements had a fair value of $38,294 at December 31, 2008 and $30,878 at December 31, 2007.
NOTE 11 – NOTE PAYABLE
FCBC has a secured borrowing agreement with Key Bank, NA for up to $25,000. The agreement is split into two pieces; a $15,000 secured revolving line of credit which matures November 29, 2012, and a $10,000 term loan. The term loan matures November 29, 2012 and will require a $5,000 balloon principal payment. The borrowing agreement also contains covenants related to capital ratios, nonperforming assets and return on average assets. Compliance with covenants is monitored and reported to Key Bank, NA quarterly. At December 31, 2008, $11,500 was outstanding on the line of credit balance and the term loan balance was $9,000. At December 31, 2007, $11,500 was outstanding on the line of credit and the term loan was $10,000. The interest rate is three month LIBOR plus 1.15%, or 3.15% at December 31, 2008 and 6.12% at December 31, 2007, and adjusts quarterly. The borrowings are secured by 100% of the common stock of Citizens. Subsequent to December 31, 2008, the Corporation repaid these borrowings in full.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 12 – SUBORDINATED DEBENTURES
Trusts formed by the Corporation, in March 2003 and March 2002, issued $7,500 of floating rate and $5,000 of floating rate trust preferred securities through special purpose entities as part of pooled offerings of such securities. The Corporation issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Corporation may redeem the subordinated debentures, in whole but not in part, any time prior to March 26, 2008 and March 26, 2007, respectively at a price of 107.50% of face value. After March 26, 2008 and March 26, 2007, respectively, subordinated debentures may be redeemed at face value. The Corporation elected to redeem and refinance the $5,000 floating rate subordinated debenture that was issued in March of 2002. The refinancing was done at face value and resulted in a 2.00% reduction in the rate. The new subordinated debenture has a 30 year maturity and has a “No Call Period” of five years. The new subordinated debenture is redeemable, in whole or in part, anytime without penalty after the expiration of the “No Call Period”. At the time of the refinancing, the corporation amortized the remaining $126 of deferred issuance costs associated with the original subordinated debenture. The replacement subordinated debenture does not have any deferred issuance cost associated with it. The interest rate at December 31, 2008 on the $7,500 debenture is 6.63% and the $5,000 debenture is 4.42%.
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
Finally, the Corporation acquired two additional trust preferred securities as part of the Futura acquisition. Futura TPF Trust I and Futura TPF Trust II were formed in June of 2005 in the amounts of $2,500 and $2,000, respectively. The Corporation issued subordinated debentures to the trusts in exchange for ownership of all of the common security of the trusts and the proceeds of the preferred securities sold by the trusts. The Corporation may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1,000, on or after June 15, 2010 at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on June 15, 2035. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust indenture. The current rate on the $2,500 subordinated debenture is variable at 3.66% and the current rate on the $2,000 subordinated debenture is fixed until June 2010 at 5.71%.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 13 — INCOME TAXES
Income tax expense was as follows.

	2008	2007	2006
Current	$2,078	$1,260	$2,390
Deferred	(709)	1,753	276

Income tax expense	$1,369	$3,013	$2,666

Effective tax rates differ from the statutory federal income tax rate of 34% due to the following.

	2008	2007	2006
Income taxes computed at the statutory federal tax rate	$(12,787)	$3,365	$3,001
Add (subtract) tax effect of
Goodwill impairment	14,611	—	—
Nontaxable interest income, net of nondeductible interest expense	(504)	(195)	(253)
Dividends received deduction	(1)	(22)	(1)
Cash surrender value of BOLI	(166)	(180)	(118)
Other	216	45	37

Income tax expense	$1,369	$3,013	$2,666

Tax expense attributable to security gains totaled $66, $0 and $0 in 2008, 2007 and 2006.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 13 — INCOME TAXES (Continued)
Year-end deferred tax assets and liabilities were due to the following.

	2008	2007
Deferred tax assets
Allowance for loan losses	$2,695	$2,097
Deferred compensation	742	673
Intangible assets	1,324	1,416
SOP 03-3 bad debts	1,634	2,401
Pension costs	2,089	—
Other	56	64

Deferred tax asset	8,540	6,651

Deferred tax liabilities
Tax depreciation in excess of book depreciation	(650)	(825)
Pension Costs	—	(523)
Discount accretion on securities	(18)	(41)
Purchase accounting adjustments	(3,326)	(3,774)
FHLB stock dividends	(2,249)	(2,090)
Leases	(52)	(57)
Deferred loan fees	(407)	(429)
Unrealized gain on securities available for sale	(808)	(321)
Other	(35)	(35)

Deferred tax liability	(7,545)	(8,095)

Net deferred tax asset (liability)	$995	$(1,444)

Unrecognized Tax Benefits
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2008	2007
Balance at January 1	$40	$40
Additions based on tax positions related to current year	123	—
Additions for tax positions of prior years	—	—
Reductions for tax positions of prior years	—	—
Reductions due to statute of limitations	(40)	—
Settlements	—	—

Balance at December 31	$123	$40

Of the 2008 and 2007 totals, $30 and $0 respectively represent amounts that would favorably affect the effective income tax rate in future periods. The Corporation does not expect the amount of unrecognized tax benefit to change significantly in the next year.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 13 — INCOME TAXES (Continued)
The total amount of interest and penalties, net of the related tax benefit, recorded in the income statement for the years ended December 31, 2008 and 2007 was $(2) and $2 respectively, and the amount accrued for interest and penalties at December 31, 2008 and 2007 was $4 and $6.
The Corporation and its subsidiaries are subject to U.S. federal income tax as well as income tax of the state of Ohio for all affiliates other than the Bank. The Bank is subject to tax in Ohio based upon its net worth. The Corporation is no longer subject to examination by taxing authorities for years before 2005.
NOTE 14 — RETIREMENT PLANS
The Corporation sponsors a savings and retirement 401(k) plan, which covers all employees who meet certain eligibility requirements and who choose to participate in the plan. The matching contribution to the 401(k) plan was $161, $108 and $138 in 2008, 2007 and 2006.
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
The Corporation changed measurement dates for its plan from September 30 to December 31, effective for 2007. The impact of changing the measurement date was not material.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 14 — RETIREMENT PLANS (Continued)
Information about the pension plan is as follows.

	2008	2007
Change in benefit obligation:
Beginning benefit obligation	$8,966	$11,003
Service cost	595	539
Interest cost	544	543
Actuarial (gain)/loss	3,490	101
Benefits paid	(754)	(1,879)
Plan Amendments	—	(1,990)
Settlement (gain)/loss	—	405
Measurement Date Change	—	244

Ending benefit obligation	12,841	8,966

Change in plan assets, at fair value:
Beginning plan assets	10,505	7,435
Measurement Date Change	—	192
Actual return	(2,632)	272
Employer contribution	78	4,511
Benefits paid	(754)	(1,879)
Administrative expenses	—	(26)

Ending plan assets	7,197	10,505

Funded status at end of year	$(5,644)	$1,539

Amounts recognized in accumulated other comprehensive income at December 31, consist of:

	2008	2007
Unrecognized actuarial loss (net of tax, of $2,851 in 2008 and $537 in 2007)	$5,535	$1,043

The accumulated benefit obligation for the defined benefit pension plan was $9,594 in 2008 and $8,317 in 2007.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 14 — RETIREMENT PLANS (Continued)
The components of net periodic pension expense were as follows.

	2008	2007	2006
Service cost	$595	$539	$923
Interest cost	543	543	590
Expected return on plan assets	(732)	(540)	(471)
Net amortization and deferral	49	28	127
Measurement date change	—	222	—
Settlement	—	270	—

Net periodic benefit cost	455	1,062	1,169

Net loss (gain) recognized in other comprehensive income	6,805	(1,639)	—
Prior service cost (credit)	—	—	—
Amortization of prior service cost	—	—	—

Total recognized in other comprehensive income	6,805	(1,639)	—

Total recognized in net periodic benefit cost and other comprehensive income (before tax)	$7,260	$(577)	$1,169
The estimated net loss and prior service costs for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $395
The weighted average assumptions used to determine benefit obligations at year-end were as follows.

	2008	2007	2006
Discount rate on benefit obligation	5.43%	5.51%	5.51%
Long-term rate of return on plan assets	7.00%	7.00%	7.00%
Rate of compensation increase	3.00%	3.00%	3.00%
The weighted average assumptions used to determine net periodic pension cost were as follows.

	2008	2007	2006
Discount rate on benefit obligation	5.43%	5.51%	5.51%
Long-term rate of return on plan assets	7.00%	7.00%	7.00%
Rate of compensation increase	3.00%	3.00%	3.00%
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
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 14 — RETIREMENT PLANS (Continued)
The Corporation’s pension plan asset allocation at year-end 2008, and 2007, target allocation for 2009, and expected long-term rate of return by asset category are as follows.

		Percentage of Plan
	Target	Assets
	Allocation	at Year-end
Asset Category	2009	2008	2007
Equity securities	20-50%	47.0%	55.9%
Debt securities	30-60	33.0	24.2
Money market funds	20-30	20.0	19.9

Total		100.0%	100.0%

The Corporation developed the pension plan investment policies and strategies for plan assets with its pension management firm. The assets are currently invested in six diversified investment funds, which include four equity funds, one money market fund and one bond fund. The long-term guidelines from above were created to maximize the return on portfolio assets while reducing the risk of the portfolio. The management firm may allocate assets among the separate accounts within the established long-term guidelines. Transfers among these accounts will be at the management firms discretion based on their investment outlook and the investment strategies that are outlined at periodic meetings with the Corporation. The expected long-term rate of return on the plan assets is 7.00% in 2008 and 2007. This return is based on the expected return for each of the asset categories, weighted based on the target allocation for each class.
The Corporation expects to contribute $0 to its pension plan in 2009. Employer contributions totaled $78 in 2008, which, along with negative market changes, led to a change in funded status from $1,539 to $(5,644).
Expected benefit payments, which reflect expected future service, are as follows.

2009	$177
2010	196
2011	270
2012	311
2013	488
2014 through 2018	4,598

Total	$6,040

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 15 — STOCK OPTIONS
Options to buy stock may be granted to directors, officers and employees under the stock option plan, which provides for issue of up to 225,000 options. Exercise price is the market price at date of grant. The maximum option term is ten years, and options vest after three years.
A summary of the activity in the plan is as follows.

	2008		2007
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding at beginning of year	39,000	$25.44	39,000	$25.44
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	(9,500)	25.54	—	—

Outstanding at end of year	29,500	$25.42	39,000	$25.44

Options exercisable at year-end	29,500	$25.42	39,000	$25.44

Options outstanding at year-end 2008 were as follows.

	Outstanding
		Weighted
		Average	Weighted
		Remaining	Average
		Contractual	Exercise
Exercise price	Number	Life	Price
$20.50	19,500	3 yrs. 6 mos.	$20.50
$35.00	10,000	4 yrs. 3.5 mos.	35.00

Outstanding at year-end	29,500	3 yrs. 9 mos.	$25.42

The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the market price of our common stock as of the reporting date. As of December 31, 2008 and December 31, 2007, the aggregate intrinsic value of the stock options was $0.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 16 — FAIR VALUE MEASUREMENT
FASB Statement No. 157 establishes a fair value hierarchy about the assumptions used to measure fair value. The statement describes three levels of inputs that may be used to measure fair value. Level 1: Quoted prices for identical assets in active markets that are identifiable on the measurement date; Level 2: Significant other observable inputs, such as quoted prices for similar assets, quoted prices in markets that are not active and other inputs that are observable or can be corroborated by observable market data; Level 3: Significant unobservable inputs that reflect the Corporation’s own view about the assumptions that market participants would use in pricing an asset.
Securities: The fair values of securities available for sale are determined by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).
Impaired loans: The fair value of impaired loans is determined using the fair value of collateral for collateral dependent loans. The Corporation uses appraisals and other available data to estimate the fair value of collateral. (Level 2 inputs).
Assets measured at fair value are summarized below.
Fair Value Measurements at Reporting Date Using:

	Quoted Prices in
	Active Markets	Significant Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
Assets:	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value on a recurring basis:
Available for sale securities	$—	$150,936	$—

Assets measured at fair value on a nonrecurring basis:
Impaired Loans	$—	$4,739	$—
Impaired loans with specific reserves, which are measured for impairment using the fair value of collateral for collateral dependent loans, had a carrying amount of $6,636 with a valuation allowance of $1,897, resulting in an additional provision for loan losses of $417.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 16 — FAIR VALUE MEASUREMENT (Continued)
The carrying amount and estimated fair values of financial instruments not previously presented were as follows.

	December 31, 2008		December 31, 2007
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Financial Assets:
Cash and due from financial institutions	$26,649	$26,649	$27,345	$27,345
Federal funds sold	—	—	18,408	18,408
Loans, net of allowance for loan losses	787,789	803,086	787,386	792,672
Accrued interest receivable	5,764	5,764	7,142	7,142

Financial Liabilities:
Deposits	(809,921)	(811,125)	(839,820)	(838,537)
Federal Home Loan Bank advances	(69,982)	(67,429)	(64,470)	(69,236)
U.S. Treasury interest-bearing demand note payable	(3,986)	(3,986)	(2,259)	(2,259)
Securities sold under agreement to repurchase	(31,143)	(31,143)	(27,395)	(27,395)
Notes payable	(20,500)	(20,500)	(21,500)	(21,500)
Subordinated debentures	(29,427)	(38,588)	(29,427)	(29,427)
Accrued interest payable	(843)	(843)	(1,175)	(1,175)
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
For certain homogeneous categories of loans, such as some residential mortgages, credit card receivables, and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.
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
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.
The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

	2008		2007
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate
Commitments to extend credit:
Lines of credit and construction loans	$6,286	$97,800	$9,154	$101,105
Overdraft protection	—	12,556	—	11,393
Letters of credit	50	1,120	97	1,485

	$6,336	$111,476	$9,251	$113,983

Commitments to make loans are generally made for a period of one year or less. Fixed-rate loan commitments included above had interest rates ranging from 3.25% to 9.50% at December 31, 2008 and 5.00% to 9.50% at December 31, 2007. Maturities extend up to 30 years.
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
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2008 and 2007, the most recent regulatory notifications categorized Citizens as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 18 — CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS (Continued)
At December 31, 2008 and 2007, the Corporation’s and Citizens’ actual capital levels and minimum required levels were as follows.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Purposes
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2008
Total Capital to risk- weighted assets
Consolidated	$87,244	11.3%	$61,930	8.0%	n/a	n/a
Citizens	96,536	12.4	62,281	8.0	$77,852	10.0%
Tier I (Core) Capital to risk- weighted assets
Consolidated	61,193	7.9	30,945	4.0	n/a	n/a
Citizens	87,674	11.3	31,035	4.0	46,553	6.0
Tier I (Core) Capital to average assets
Consolidated	61,193	5.8	42,202	4.0	n/a	n/a
Citizens	87,674	8.2	42,768	4.0	53,460	5.0

2007
Total Capital to risk- weighted assets
Consolidated	$85,113	10.3%	$66,107	8.0%	n/a	n/a
Citizens	94,252	12.5	60,321	8.0	$75,402	10.0%
Tier I (Core) Capital to risk- weighted assets
Consolidated	59,945	7.3	32,847	4.0	n/a	n/a
Citizens	75,378	10.0	30,151	4.0	45,227	6.0
Tier I (Core) Capital to average assets
Consolidated	59,945	7.7	31,140	4.0	n/a	n/a
Citizens	75,378	9.9	30,456	4.0	38,070	5.0
The Corporation’s primary source of funds for paying dividends to its shareholders and for operating expenses is dividends received from Citizens. Payment of dividends by Citizens to the Corporation is subject to restrictions by Citizens regulatory agencies. These restrictions generally limit dividends to the current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below minimum regulatory requirements. At December 31, 2008, Citizens cannot pay any dividends to FCBC without being granted regulatory approval for a dividend.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 19 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
Condensed financial information of FCBC follows.

Condensed Balance Sheets	2008	2007
Assets:
Cash	$7,052	$8,588
Securities available for sale	676	481
Loans, net of allowance of $0 in 2008 and 2007	21	1,053
Investment in bank subsidiary	107,739	153,558
Investment in nonbank subsidiaries	12,729	13,530
Other assets	1,303	5,218

Total assets	$129,520	$182,428

Liabilities and Shareholders’ Equity:
Deferred income taxes and other liabilities	$2,976	$5,345
Subordinated debentures	29,427	29,427
Note payable	20,500	21,500
Common stock	114,365	114,365
Retained earnings (accumulated deficit)	(16,546)	29,446
Treasury Stock	(17,235)	(17,235)
Accumulated other comprehensive loss	(3,967)	(420)

Total liabilities and shareholders’ equity	$129,520	$182,428

Condensed Statements of Income	2008	2007	2006
Dividends from bank subsidiaries	$11,576	$16,285	$8,310
Dividends from nonbank subsidiaries	620	—	—
Interest income	3	16	291
Other income	70	2	684
Provision for loan losses	(819)	—	(18)
Interest expense	(2,695)	(2,109)	(2,279)
Other expense, net	(2,221)	(2,133)	(2,367)

Earnings before equity in undistributed net earnings of subsidiaries	6,534	12,061	4,621
Income tax benefit	1,925	1,425	1,424
(Distributions in excess of earnings of subsidiaries) / equity in undistributed net earnings of subsidiaries	(47,437)	(6,601)	115

Net income (loss)	$(38,978)	$6,885	$6,160

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 19 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

Condensed Statements of Cash Flows	2008	2007	2006
Operating activities:
Net income (loss)	$(38,978)	$6,885	$6,160
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	—	—	18
Change in other assets and other liabilities	(1,981)	4	(465)
Distributions in excess of/(equity in undistributed) net earnings of subsidiaries	47,437	6,601	(115)

Net cash from operating activities	6,478	13,490	5,598

Investing activities:
Loan originations, net of loan payments	—	—	5,716
Change in loan to nonbank subsidiaries	—	280	5,073
Capital investment in nonbank subsidiary	—	(11,500)	—
Cash paid for acquisition, net of cash received	—	(16,823)	—

Net cash from investing activities	—	(28,043)	10,789

Financing activities:
Net change in note payable	(1,000)	15,500	(1,000)
Repayment of long-term note payable	—	(5,155)	—
Proceeds from subordinated debentures payable to First Citizens Statutory Trust I	—	5,155	—
Cash paid for treasury stock	—	(2,021)	(7,591)
Cash dividends paid	(7,014)	(6,073)	(6,220)

Net cash from financing activities	(8,014)	7,406	(14,811)

Net change in cash and cash equivalents	(1,536)	(7,147)	1,576

Cash and cash equivalents at beginning of year	8,588	15,735	14,159

Cash and cash equivalents at end of year	$7,052	$8,588	$15,735

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 20 – OTHER COMPREHENSIVE INCOME (LOSS)
Other comprehensive income (loss) components and related taxes were as follows.

	2008	2007	2006
Unrealized holding gain (loss) on available for sale securities	$1,432	$1,327	$1,097
Reclassification adjustments for gain (loss) later recognized in income	—	—	—

Net unrealized gain (loss)	1,432	1,327	1,097
Pension liability adjustment	(6,805)	1,639	398
Tax effect	1,826	(1,008)	(508)

Other comprehensive income (loss)	$(3,547)	$1,958	$987

The following table is a summary of the accumulated other comprehensive income balances, net of tax:

		Current
	Balance at	Period	Balance at
	12/31/07	Change	12/31/08
Unrealized gains (losses) on securities available for sale	$623	$945	$1,568
Unrealized loss on pension benefits	(1,043)	4,492	(5,535)

Total	$(420)	$(3,547)	$(3,967)

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 21 – EARNINGS PER SHARE
The factors used in the earnings per share computation follow.

	2008	2007	2006
Basic
Net income (loss)	$(38,978)	$6,885	$6,160

Weighted Average common shares outstanding	7,707,917	5,505,023	5,520,692

Basic earnings (loss) per share	$(5.06)	$1.25	$1.12

Diluted
Net income (loss)	$(38,978)	$6,885	$6,160

Weighted average common shares outstanding for basic earnings per common share	7,707,917	5,505,023	5,520,692
Add: dilutive effects of assumed exercise of options	—	—	—

Average shares and dilutive potential common shares outstanding	7,707,917	5,505,023	5,520,692

Diluted earnings (loss) per share	$(5.06)	$1.25	$1.12

Stock options for 29,500 shares in 2008 and 39,000 shares in 2007 and 2006 were not considered in computing diluted earnings per common share because they were antidilutive.
Basic earnings per common share are calculated by dividing net income by the weighted-average number of common shares outstanding for the period.
Diluted earnings per common share takes into consideration the pro forma dilution of unexercised stock option awards, computed using the treasury stock method.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 22 – QUARTERLY FINANCIAL DATA (UNAUDITED)

			Net	Basic	Diluted
	Interest	Net Interest	Income/	Earnings per	Earnings per
	Income	Income	(Loss)	Common Share	Common Share
2008
First quarter (1)(2)	$16,266	$9,642	$1,312	$0.17	$0.17
Second quarter (3)	15,781	10,367	105	0.01	0.01
Third quarter (3)	15,470	10,534	1,230	0.16	0.16
Fourth quarter (4)(5)	14,750	9,944	(41,625)	(5.06)	(5.06)

2007
First quarter	$11,763	$7,032	$1,259	$0.23	$0.23
Second quarter (6)(7)	12,338	7,482	1,970	0.36	0.36
Third quarter (8)	12,556	7,225	1,467	0.27	0.27
Fourth quarter (9)(10)	13,289	7,836	2,189	0.38	0.38

(1)	Interest income and net interest income both increased due to merger related volume, partially offset by decreased rates.

(2)	Net income decreased due to a larger provision for loan losses, as well as merger-related noninterest expenses.

(3)	Net income was reduced primarily by a larger provision for loan losses.

(4)	Interest income and net interest income declined due to decreased market rates.

(5)	The fourth quarter net loss is primarily the result of goodwill impairment.

(6)	Net income rose in the second quarter primarily due to the growth of the loan portfolio, and the related interest income related to the loan growth. The increase in net interest income was due to the same.

(7)	Salaries and benefits decreased, primarily due to a reduction in pension expense.

(8)	Net interest income dropped in the third quarter due to increases in funding costs, primarily FHLB advances, but also deposits.

(9)	Both interest income and net interest income rose in the fourth quarter as loan interest increased. Interest on the investment portfolio and federal funds sold increased as well.

(10)	Net income also rose in the fourth quarter due to a decrease in provision for loan loss and an increase in data processing fees.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
(Amounts in thousands, except share data)
NOTE 23 – PARTICIPATION IN THE TREASURY CAPITAL PURCHASE PROGRAM
On October 3, 2008, Congress passed the Emergency Economic Stabilization Act of 2008 (EESA), which provides the U. S. secretary of the Treasury with broad authority to implement certain actions to help restore stability and liquidity to U.S. markets. One of the provisions resulting from the Act is the Treasury Capital Purchase Program (CPP), which provides direct equity investment of perpetual preferred stock by the Treasury in qualified financial institutions. The program is voluntary and requires an institution to comply with a number of restrictions and provisions, including limits on executive compensation, stock redemptions and declaration of dividends. Applications were required by November 14, 2008 and are subject to approval by the Treasury. The CPP provides for a minimum investment of 1 percent of Risk-Weighted Assets, with a maximum investment equal to the lesser of 3 percent of Total Risk-Weighted Assets or $25 billion. The perpetual preferred stock investment will have a dividend rate of 5% per year, until the fifth anniversary of the Treasury investment, and a dividend of 9%, thereafter. The CPP also requires the Treasury to receive a warrant for common stock equal to 15 percent of the capital invested by the Treasury. The Corporation’s application for participation in the CPP was approved. On January 23, 2009, the Corporation received $23,184 in exchange for the issuance of 23,184 shares of preferred stock, $23,184 redemptive value and a warrant to purchase 469,312 shares of common stock at $7.41 per share to the treasury. All of the proceeds received by First Citizens from the sale of the Preferred Shares and warrants will qualify as Tier 1 capital for regulatory purposes.
(Continued)

FIRST CITIZENS BANC CORP
Directors
David A. Voight
Chairman of the Board
John O. Bacon
President & CEO Mack Iron Works Company
Laurence A. Bettcher
President, Bettcher Industries, Inc.
Barry W. Boerger
Self-Employed Farmer
Thomas A. Depler
Attorney, Poland, Depler & Shepherd Co., LPA
Blythe A. Friedley
Owner/President, Friedley & Co. Insurance Agency
James D. Heckelman
President, Dan-Mar Co., Inc.
Allen R. Maurice
Attorney, Wagner, Maurice, Davidson & Gilbert Co., LPA
James O. Miller
Chairman, President & CEO,The Citizens Banking Company
W. Patrick Murray
Attorney, Murray & Murray Company, LPA
Allen R. Nickles, CPA, CFE, FCPA
Partner, Payne, Nickles & Co.
John P. Pheiffer
President, Sandusky Bay Development Company
Secretary/Treasurer, Dorr Chevrolet Oldsmobile, Inc.
J. William Springer
President & CEO, Industrial Nut Corporation
Richard A. Weidrick, CPA, PFS
Owner, Weidrick, Livesay, Mitchell & Burge LLC
Daniel J. White
International Business Consultant
President, Norwalk Furniture
J. George Williams
Owner & Secretary/Treasurer,
W & W Farms, Inc. and Thousand Oaks Farms, Inc.
Gerald B. Wurm
President, Wurms Woodworking Co.
Director Emeritus:
George L. Mylander
Retired Educator and City Official
Chair Emeritus, Firelands Regional Medical Center
Officers
James O. Miller, President,
Chief Executive Officer
Richard J. Dutton,
Senior Vice President
James E. McGookey,
Senior Vice President,General Counsel, Corporate Secretary
Todd A. Michel,
Senior Vice President, Controller
Charles C. Riesterer,
Senior Vice President, Lending
Kevin J. Jones,
Auditor
SHAREHOLDER INFORMATION
The Annual Meeting of the Shareholders of First Citizens Banc Corp will be held at Bowling Green State University, Firelands College, Huron, Ohio, on April 21, 2009, at 10:00 a.m. Notice of the meeting and a proxy statement will be sent to shareholders in a separate mailing.
Transfer Agent
Illinois Stock Transfer Company
209 West Jackson Boulevard, Suite 903
Chicago, Illinois 60606-6905
Tel: (312) 427-2953
or 1-800-757-5755 (Toll Free)
Fax: (312) 427-2879
www.illinoisstocktransfer.com
First Citizens Banc Corp
100 East Water Street
Sandusky, Ohio 44870
Tel: (419) 625-4121
or 1-888-645-4121 (Toll Free)
Fax: (419) 627-3359
www.fcza.com

Citizens Bank Locations

Berlin Heights: 24 E. Main St.
Berlin Heights, Ohio 44814 • 419-588-2095

Castalia: 208 S. Washington St.
Castalia, Ohio 44824 • 419-684-5333

Chatfield: 6862 Sandusky Ave.
Chatfield, Ohio 44825 • 419-988-2671

Greenwich: 13 Main St.
Greenwich, Ohio 44837 • 419-752-4411

Huron: 410 Cleveland Road East
Huron, Ohio 44839 • 419-433-0328

New Washington: 102 S. Kibler St.
New Washington, Ohio 44854 • 419-492-2177

Norwalk: 207 Milan Ave.
Norwalk, Ohio 44857 • 419-744-3162

Norwalk: 36 E. Seminary St.
Norwalk, Ohio 44857 • 419-744-3100

Plymouth: 49 Sandusky St.
Plymouth, Ohio 44865 • 419-687-4081

Port Clinton: 185 S. E. Catawba Rd.
Port Clinton, Ohio 43452 • 419-732-0565

Sandusky: 100 E. Water St.
Sandusky, Ohio 44870 • 419-625-4121

Sandusky: 1907 E. Perkins Ave.
Sandusky, Ohio 44870 • 419-625-4123

Sandusky: 702 W. Perkins Ave.
Sandusky, Ohio 44870 • 419-625-4122

Shelby: 200 N. Gamble St.
Shelby, Ohio 44875 • 419-347-5770

Shelby: 156 Mansfield Ave.
Shelby, Ohio 44875 • 419-347-5141

Shelby: 60 W. Main St.
Shelby, Ohio 44875 • 419-342-4010

Shiloh: 23 W. Main St.
Shiloh, Ohio 44878 • 419-896-2101

Tiro: 101 S. Main St
Tiro, Ohio 44887 • 419-342-4536

Willard: 119 Blossom Centre Blvd.
Willard, Ohio 44890 • 419-935-0637

Champaign Bank Locations

Akron: 529 N. Cleveland Massillon Rd.
Akron, Ohio 44333 • 330-670-8080

Dublin: 6400 Perimeter Dr.
Dublin, Ohio 43016 • 614-210-2448

Hilliard: 4501 Cemetery Rd.
Hilliard, Ohio 43026 • 614-527-4600

Plain City: 320 S. Jefferson Ave.
Plain City, Ohio 43064 • 614-873-4688

Quincy: 101 S. Miami St.
Quincy, Ohio 43343 • 937-585-4268

Russells Point: 330 S. Orchard Island Rd.
Russells Point, Ohio 43348 • 937-843-9957

Urbana: 601 Scioto St.
Urbana, Ohio 43078 • 937-653-1186

Urbana: 504 North Main St.
Urbana, Ohio 43078 • 937-653-1191

West Liberty: 205 S. Detroit St.
West Liberty, Ohio 43357 • 937-465-9050

First Citizens Banc Corp
financial services

Citizens Bank Locations Berlin Heights: 24 E. Main St. “ERLIN (EIGHTS #ASTALIA 3ANDUSKY Champaign Bank Locations KRON First citizen Banc Corp