Form 10-K, Exhibit 13
period 2009-12-31
FIRST CITIZENS BANC CORP /OH
filed 2010-03-16
CIK 944745

Exhibit 13.1

First Citizens Banc Corp

2009 Annual Report

Moving You Ahead

First Citizens Banc Corp 2009 Annual Report

Five Year Condensed Consolidated Financial Summary

	2009	2008	2007	2006	2005
Earnings
Net Income (000)	$1,655	$(38,978)	$6,885	$6,160	$6,659
Preferred dividends (000)	$(940)	$—	$—	$—	$—

Net Income/(loss) available to common shareholders (000)	$715	$(38,978)	$6,885	$6,160	$6,659
Per Common Share (1)
Earnings/(loss) (basic and diluted)	$0.21	$(5.06)	$1.25	$1.12	$1.15
Earnings/(loss), available to common shareholders (basic and diluted)	$0.09	$(5.06)	$1.25	$1.12	$1.15
Book Value	$12.82	$9.94	$16.37	$14.53	$15.02
Dividends Paid	$0.25	$0.91	$1.12	$1.12	$1.12

Balances
Assets (millions)	$1,102.8	$1,053.6	$1,119.3	$749.0	$750.9
Deposits (millions)	$856.1	$809.9	$839.8	$564.6	$577.1
Net Loans (millions)	$775.5	$787.8	$787.4	$549.7	$514.8
Shareholders’ Equity (millions)	$98.8	$76.6	$126.2	$79.5	$87.1

Performance Ratios
Return on Average Assets	0.15%	(3.54)%	0.88%	0.83%	0.85%
Return on Average Equity	1.68%	(31.57)%	8.78%	7.68%	7.69%
Equity Capital Ratio	8.96%	7.27%	11.27%	10.61%	11.60%
Net Loans to Deposit Ratio	90.59%	97.27%	93.76%	97.36%	89.20%
Loss Allowance to Total Loans	1.93%	1.11%	0.93%	1.45%	1.76%

(1)	Per share data has been adjusted for the business combination with Futura Banc Corp. in 2007.

Dear Shareholder:
     I am pleased to report that we did earn a profit of $1,655,000 or $.21 per common share for the year 2009. Certainly not the profit we wanted to see, but it is a profit nonetheless. As stated many times before in our communications, the results reflect the impact of this recession. Below is an apples-to- apples recap of the last three years which clearly shows the recession’s impact.

	2009	2008	2007
Net Income Before Economic Issues	$18,212,000	$14,684,000	$11,304,000

Less:
Provision for Loan Losses	13,323,000	8,207,000	1,020,000
Other Bad Debt & Collection Expense	1,500,000	604,000	318,000
FDIC Premiums	1,971,000	191,000	68,000

Total Economic Issues	16,794,000	9,002,000	1,406,000

Net Income before Goodwill & Tax	1,418,000	5,682,000	9,898,000

Non-Cash Goodwill Write-down	—	(43,291,000)	—
Federal Income Tax	237,000	(1,369,000)	(3,013,000)

Net Income (Loss)	$1,655,000	$(38,978,000)	$6,885,000

     We are very pleased with the growth in Net Income before Economic Issues. This number reflects our work to maintain margin dollars and implement efficiencies which reduced non-interest expenses. Our success in these areas has allowed us to absorb the negative financial impact of the recession and still earn a profit. The last available peer comparison from the Federal Reserve’s September 2009 Uniform Bank Holding Company Performance Report, which compares the performance of 295 companies our size for the first nine months of 2009, indicates that while we earned .20% on assets, our peer group lost (.20%) on assets.
Below is a three year comparison of key year-end balance sheet numbers.

	2009	2008	2007
Total Assets	$1,102,812,000	$1,053,611,000	$1,119,257,000
Total Loans	775,547,000	787,789,000	787,386,000
Total Securities	207,292,000	150,936,000	144,351,000
Total Deposits	856,052,000	809,921,000	839,820,000
     In this economy, we have purposely held the size of the company (reflected by total assets) at approximately $1,100,000,000. From 2008 to 2009 our deposits grew from $809,921,000 to $856,098,000. As a community bank, we are in the business of taking customers’ deposits and putting them to work in loans or investments. During 2009, the increase in deposits was primarily used for investments, which increased from $150,936,000 to $207,292,000. Our loan totals actually decreased slightly from $787,789,000 to $775,548,000 – about 1 1/2%.

     We receive approximately $14,000,000 in payments from our loan customers each month, so we need at least $14,000,000 a month in new loans just to keep the amount of our total outstanding loans even. Again it’s reflective of the economy that loan demand has been down slightly, and we will not lessen our loan standards or reach outside of our markets or customer base for loan growth.
     As we enter this third year of recession our short term goal will remain the same – to weather the economic downturn and come out of it with the least amount of negative impact to the company. To achieve this goal, our priorities will continue to focus on capital, liquidity, and asset quality.
Capital
     By historical standards the bank remains, by definition, well capitalized. Over the last two years, the marketplace and the regulators have encouraged the conservation and/or the accumulation of capital. This is a sound approach given the unknown continuing financial impact of the recession. Positive earnings, limited dividends, and holding the asset size of the bank at approximately $1,100,000,000 allows us the ability to manage the bank’s capital needs. In 2009 we participated in the U.S. Treasury’s Capital Purchase Program (CPP) which added $23,184,000 in additional capital to the holding company. This additional capital took the form of preferred stock issued to the U. S. Treasury. The addition of the preferred stock increased the holding company’s Tier I capital level from 5.8% at year end 2008 to 9.6% at year end 2009. I understand (and share) the concern over participation in government programs, but the additional capital has significantly strengthened the ability of the company to endure a prolonged recession of unpredictable depth. Over the next several years and as the economy improves we will need to balance the use of our earnings for shareholder dividends, accumulation of capital for growth, and eventually retiring the treasury stock.
Liquidity
     Maintaining adequate liquidity remains a top priority issue for the company. We are pleased with our base of core deposits and access to outside sources of liquidity. At December 31, 2009, our available day to day operational liquidity was approximately $201,000,000. This was equal to approximately 23.5% of deposits at year end. Not to be confused with capital, the day to day operational liquidity is the money that we can raise to fund new loans or investments or to put additional cash in our vaults. This liquidity can also be used to supplement temporary decreases in our deposit balances. For example, when our business customers write checks for their quarterly tax payments or our customers write their checks to pay their property taxes, our total deposit balances will decrease. We can draw on our sources of liquidity to make up the decrease. Our comfort level with our liquidity resources at year-end is high.
Asset Quality
     Asset Quality remains our biggest challenge. First we had the impact of the financial crises. Fortunately, we had avoided the types of loans and investments embroiled in the crises. However, we are now dealing with the aftereffects. The fallout from any recession is unemployment, and we are experiencing unprecedented levels of unemployment in our communities.
     At the time of this writing, unemployment in three counties within our market area is greater than 14% with the highest over 17%. Unemployment in our remaining counties where we operate is greater than 10% with the exception of Franklin and Madison County which are less than 10%. This level of unemployment tends to create a vicious cycle of reduced spending on the part of consumers, reduced sales for businesses, efforts by businesses to reduce wage and other expenses and ultimately less economic activity and higher unemployment. Lower tax receipts and the budget issues faced by many local governments are forcing cuts which will exacerbate the unemployment problem.
     We have seen a mixed impact on our small business customers. Small businesses are typically the financial and employment backbone of the communities where we operate. Some have a product mix or line of business which are faring well in spite of the economy. Others are not. A number of these businesses had the ability to weather a recession of 12 or even 18 months – but now their resources are being strained. We will generally try to work with a customer who is cooperative when it seems possible to save a viable business. When we do not see a reasonable alternative, we will take the actions necessary to limit our losses.
     The chart below recaps our year-end loan balances by the general loan types and the corresponding charge-offs for the year 2009.

	12/31/09	2009
Loan Type	Balances	Charge-offs
Commercial and Agriculture	$96,298,000	$1,493,000
Commercial Real Estate	335,652,000	2,377,000
Residential Real Estate	314,552,000	3,029,000
Real Estate Construction	30,068,000	497,000
Consumer and Other	14,564,000	655,000

Total	$791,134,000	$8,051,000
This indicates that the economic issues have affected all types of loans. Although you may have read about problems related to commercial real estate loans, from our experience, the recession has had an effect on all types of borrowers.
2010 and Beyond
     In last year’s letter I indicated that 2009 was going to be a challenging year – perhaps more challenging than 2008. This was, in fact, the case. We can repeat that statement with respect to 2010. We do not expect to see a quick recovery in Ohio. Still, we cannot forget the first series of numbers provided in this letter – the ability of this company to generate core earnings. This is significant. The company has not shown internal systemic or structural problems that we must divert resources to remedy. Our issues are driven from outside the company, and we expect that those issues – through time, patience, and staying with the plan — will pass.
     While significant time and energy are being devoted to managing this company through the effects of the economic downturn, we have not lessened our commitment to our communities and to the customers who support this company. In 2009 we had a positive response to the campaign and promotions related to our 125th anniversary. We have seen growth in the number of deposit accounts and wealth management accounts. And although the total dollar amount of our loans was down slightly at year-end 2009, we have taken advantage of many new sound loan opportunities in our newer markets, such as Franklin County, where the impact of the recession has been less than in some of our other markets. We have used the fallout from cuts at the big regional banks to selectively add customers and experienced staff, which should make us a stronger and more diversified institution going forward.
     We appreciate the overwhelming support we have continued to receive from shareholders during these trying times, and we will continue to keep you informed on the status of your company.
Very truly yours,

James O. Miller
President & CEO

This page left blank intentionally.

ANNUAL REPORT
CONTENTS

Five –Year Selected Consolidated Financial Data	1

Common Stock and Shareholder Matters	3

General Development of Business	3

Management’s Discussion and Analysis of Financial Condition and Results of Operations	4

Quantitative and Qualitative Disclosures about Market Risk	20

Financial Statements
Management’s Report on Internal Control over Financial Reporting	24
Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Statements	25
Report of Independent Registered Public Accounting Firm on Financial Statements	26
Consolidated Balance Sheets	28
Consolidated Statements of Operations	29
Consolidated Statements of Changes in Shareholders’ Equity	30
Consolidated Statements of Cash Flow	33
Notes to Consolidated Financial Statements	35

Five-Year Selected Consolidated Financial Data
(Dollars in thousands, except per share data)

	Year ended December 31,
	2009	2008	2007	2006	2005
Statements of income:
Total interest and dividend income	$55,191	$62,267	$49,947	$45,876	$42,438
Total interest expense	14,918	21,780	20,371	15,615	11,591

Net interest income	40,273	40,487	29,576	30,261	30,847
Provision for loan losses	13,323	8,207	1,020	1,128	1,123

Net interest income after provision for loan losses	26,950	32,280	28,556	29,133	29,724

Security gains/(losses)	75	193	(1)	—	(13)
Other noninterest income	9,558	9,463	7,506	6,670	7,851

Total noninterest income	9,633	9,656	7,505	6,670	7,838

Goodwill Impairment	—	43,291	—	—	—
Other noninterest expense	35,165	36,254	26,163	26,977	27,929

Total noninterest expense	35,165	79,545	26,163	26,977	27,929

Income (loss) before federal income taxes	1,418	(37,609)	9,898	8,826	9,633
Federal income tax expense (benefit)	(237)	1,369	3,013	2,666	2,974

Net income (loss)	$1,655	$(38,978)	$6,885	$6,160	$6,659

Preferred stock dividends	941	—	—	—	—

Net income (loss) available to common shareholders	$714	$(38,978)	$6,885	$6,160	$6,659

Per share of common stock:
Earnings (loss) (basic and diluted)	$0.21	$(5.06)	$1.25	$1.12	$1.15
Earnings (loss) (basic and diluted) available to common shareholders	0.09	(5.06)	1.25	1.12	1.15
Dividends	0.25	0.91	1.12	1.12	1.12
Book value	12.82	9.94	16.37	14.53	15.02

Average common shares outstanding:
Basic	7,707,917	7,707,917	5,505,023	5,520,692	5,804,361
Diluted	7,707,917	7,707,917	5,505,023	5,520,692	5,805,681

Year-end balances:
Loans, net	$775,547	$787,789	$787,386	$549,665	$514,770
Securities	222,674	167,159	158,920	119,398	136,674
Total assets	1,102,812	1,053,611	1,119,257	748,986	750,936
Deposits	856,102	809,921	839,820	564,551	577,105
Borrowings	139,105	155,038	145,051	96,754	81,402
Shareholders’ equity	98,797	76,617	126,156	79,472	87,110

Average balances:
Loans, net	$777,825	$791,298	$579,025	$530,409	$532,620
Securities	197,826	163,054	118,542	126,645	150,184
Total assets	1,102,779	1,099,943	780,769	739,571	780,321
Deposits	763,488	808,646	574,133	566,584	609,564
Borrowings	127,793	162,400	118,375	87,825	80,056
Shareholders’ equity	98,454	123,468	78,435	80,182	86,586

Five-Year Selected Ratios

	Year ended December 31,
	2009	2008	2007	2006	2005
Net yield on average interest-earning assets	3.91%	4.18%	4.17%	4.49%	4.31%
Return on average total assets	0.15	(3.54)	0.89	0.83	0.85
Return on average shareholders’ equity	1.68	(31.57)	8.78	7.68	7.69
Average shareholders’ equity as a percent of average total assets	8.97	11.22	10.05	10.84	11.10
Net loan charge-offs as a percent of average total loans	0.87	0.84	0.52	0.42	0.66
Allowance for loan losses as a percent of loans at year-end	1.93	1.11	0.93	1.45	1.76
Shareholders’ equity as a percent of total year-end assets	8.96	7.27	11.28	10.61	11.60
A copy of Form 10-K, as filed with the Securities and Exchange Commission, will be furnished, free of charge, to shareholders, upon written request to the Secretary of First Citizens Banc Corp, 100 East Water Street, Sandusky, Ohio 44870.

Common Stock and Shareholder Matters
The common shares of First Citizens Banc Corp trade on The NASDAQ Stock Market under the symbol “FCZA”. As of December 31, 2009, there were 7,707,917 shares outstanding held by approximately 1,435 shareholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms). Information below is the range of sales prices for each quarter for the last two years.

2009
First Quarter	Second Quarter	Third Quarter	Fourth Quarter
$5.99 to $8.00	$5.01 to $8.42	$4.25 to $6.30	$4.27 to $5.90

2008
First Quarter	Second Quarter	Third Quarter	Fourth Quarter
$13.20 to $15.50	$11.01 to $14.84	$9.00 to $13.44	$5.37 to $10.12
Dividends per share declared by the Corporation on common shares were as follows:

	2009	2008
First quarter	$0.15	$0.28
Second quarter	0.07	0.28
Third quarter	0.01	0.20
Fourth quarter	0.02	0.15

	$0.25	$0.91

Information regarding potential restrictions on dividends paid can be found in Note 18 to the Consolidated Financial Statements.
General Development of Business
(Dollars in thousands, except for per share data)
FIRST CITIZENS BANC CORP (FCBC) was organized under the laws of the State of Ohio on February 19, 1987 and is a registered financial holding company under the Gramm-Leach-Bliley Financial Modernization Act of 1999, as amended. FCBC and its subsidiaries are sometimes referred to together as the Corporation. The Corporation’s office is located at 100 East Water Street, Sandusky, Ohio. The Corporation had total consolidated assets of $1,102,812 at December 31, 2009.
THE CITIZENS BANKING COMPANY (Citizens), owned by the Corporation since 1987, opened for business in 1884 as The Citizens National Bank. In 1898, Citizens was reorganized under Ohio banking law and was known as The Citizens Bank and Trust Company. In 1908, Citizens surrendered its trust charter and began operation under its current name. Citizens maintains its main office at 100 East Water Street, Sandusky, Ohio and operates branch banking offices in the following Ohio communities; Sandusky (2), Norwalk (2), Berlin Heights, Huron, Castalia, New Washington, Shelby (3), Willard, Chatfield, Tiro, Greenwich, Plymouth, Shiloh, Akron, Dublin, Hilliard, Plain City, Russells Point, Urbana (2), West Liberty and Quincy. Additionally, Citizens operates a loan production office in Port Clinton, Ohio. On December 31, 2008 Citizens closed its branch banking office located in Crestline, Ohio. Citizens accounts for 99.6% of the Corporation’s consolidated assets at December 31, 2009.

SCC RESOURCES INC. (SCC) was organized under the laws of the State of Ohio. Begun as a joint venture of three local Sandusky, Ohio banks in 1966, SCC provided item-processing services for financial institutions, including Citizens, and other nonrelated entities. The Corporation acquired total ownership of SCC in February 1993. As of June 30, 2009, this subsidiary was merged with Citizens. Citizens continued item-processing for the non-related financial institutions.
FIRST CITIZENS INSURANCE AGENCY INC. (Insurance Agency) was formed to allow the Corporation to participate in commission revenue generated through its third party insurance agreement. Assets of the Insurance Agency are less than one percent of the Corporation’s consolidated assets as of December 31, 2009.
WATER STREET PROPERTIES (Water St.) was formed to hold properties repossessed by FCBC subsidiaries. Water St. accounted for less than one percent of the Corporation’s consolidated assets as of December 31, 2009.
FIRST CITIZENS INVESTMENTS, INC. (FCI) is wholly-owned by Citizens to hold and manage its securities portfolio. The operations of FCI are located in Wilmington, Delaware.
FIRST CITIZENS CAPITAL LLC (FCC) is wholly-owned by Citizens to hold inter-company debt that is eliminated in consolidation. The operations of FCC are located in Wilmington, Delaware.
Management’s Discussion and Analysis of Financial Condition and Results of Operations — As of December 31, 2009 and December 31, 2008 and for the Years Ending December 31, 2009, 2008 and 2007
(Dollars in thousands, except per share data)
General
The following paragraphs more fully discuss the significant highlights, changes and trends as they relate to the Corporation’s financial condition, results of operations, liquidity and capital resources as of December 31, 2009 and 2008, and during the three-year period ended December 31, 2009. This discussion should be read in conjunction with the Consolidated Financial Statements and notes to the Consolidated Financial Statements, which are included elsewhere in this report.
Forward-Looking Statements
This report includes forward-looking statements by the Corporation relating to such matters as anticipated operating results, business line results, credit quality expectations, prospects for new lines of business, economic trends (including interest rates) and similar matters. Such statements are based upon the current beliefs and expectations of the Corporation’s management and are subject to risks and uncertainties. While the Corporation believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could prove to be inaccurate, and accordingly, actual results and experience could differ materially from the anticipated results or other expectations expressed by the Corporation in its forward-looking statements. Factors that could cause actual results or experience to differ from results discussed in the forward-looking statements include, but are not limited to, regional and national economic conditions; volatility and direction of market interest rates; credit risks of lending activities, governmental legislation and regulation, including changes in accounting regulation or standards; material unforeseen changes in the financial condition or results of operations of the Corporation’s clients; increases in FDIC insurance premiums and assessments; and other risks identified from time-to-time in the Corporation’s other public documents on file with the Securities and Exchange Commission.
The Corporation is not aware of any trends, events or uncertainties that will have or are reasonably likely to have a material effect on its liquidity, capital resources or operations except as discussed herein. The

Corporation does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law.
The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements, and the purpose of this section is to secure the use of the safe harbor provisions.
Financial Condition
At December 31, 2009, total assets were $1,102,812, compared to $1,053,611 at December 31, 2008. The increase in assets is primarily the result of an increase in the investment portfolio, which was funded primarily by increased deposits. Other factors contributing to the change in assets are discussed in the following sections.
At $775,547, net loans have declined from December 31, 2008, down 1.6%. The mix of the loan portfolio shifted in 2009 toward Commercial Real Estate. The shift was made up by growth in Commercial Real Estate of $22,653 and declines in Commercial, Residential Real Estate, Real Estate Construction, Consumer and Other loans of $28,457. The decline in the consumer loan portfolio has continued largely due to products such as same as cash loans and other lending alternatives in the market place that are being used by consumers rather than the traditional consumer lending that the Corporation offers. These changes were also the product of management’s approach over the last year and a half. Our focus continues to be more about asset quality and less about loan growth. We also refocused on selling fixed rate mortgages on the secondary market, rather than booking them into the portfolio. While the primary goal was to try to improve asset quality, a secondary result was that these measures helped preserve liquidity.
Year-end deposit balances totaled $856,052 in 2009 compared to $809,921 in 2008, an increase of $46,131, or 5.7%. Non-interest bearing demand deposits increased by $18,518, or 15.2% and savings accounts increased by $116,450 from 2008 to 2009. Interest bearing demand deposits decreased by $85,498 and time deposit accounts decreased by $3,339, from 2008 to 2009. A primary factor of the increase in deposits, especially savings, can be attributed to the decline in the economy, as customers seem to be staying out of the market and spending less. Average deposit balances for 2009 were $763,488 compared to $808,646 for 2008, a decrease of 5.6%. Non-interest bearing deposits averaged $126,934 for 2009, compared to $124,541 for 2008, increasing $2,393, or 1.9%. Savings, NOW, and MMIA accounts averaged $372,354 for 2009 compared to $356,603 for 2008. Average certificates of deposit increased $36,698 to total an average balance of $364,200 for 2009.
Borrowings from the Federal Home Loan Bank (FHLB) of Cincinnati were $85,364 at December 31, 2009. The detail of these borrowings can be found in Note 9 to the Consolidated Financial Statements. The increase of $15,382 from year-end 2008 was primarily the result of two additional $10,000 long-term FHLB advance in the third quarter of 2009. The advances were part of a strategy to pre-fund two FHLB advances coming due in 2010. The term on the first advance is thirty-seven months and has a fixed rate of 1.91%, and the term on the second advance is sixty months and has a fixed rate of 2.96%.
The Corporation paid off notes outstanding with other financial institutions during the first quarter of 2009 totaling $20,500.
Citizens offers repurchase agreements in the form of sweep accounts to commercial checking account customers. These repurchase agreements totaled $21,920 at December 31, 2009 compared to $31,143 at December 31, 2008. Obligations of U.S. government agencies maintained under Citizens’ control are pledged as collateral for the repurchase agreements.
Securities available for sale increased a total of $56,356, or 37.3% from $150,936 on December 31, 2008 to $207,292 on December 31, 2009. U.S. Treasury securities and obligations of U.S. government agencies increased $13,039, from $76,511 at December 31, 2008 to $89,550 at December 31, 2009. Obligations of states and political subdivisions available for sale increased $17,747 from 2008 to 2009. Mortgage-backed securities increased by $25,570 to total $64,646 at December 31, 2009. The Corporation continued utilizing letters of credit from the FHLB to replace maturing securities that were pledged for public entities. As of December 31, 2009, the Corporation was in compliance with all pledging requirements.
Mortgage-backed securities totaled $64,646 at December 31, 2009 and none are considered unusual or “high risk” securities as defined by regulating authorities. Of this total, $58,076 are pass-through securities issued by the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC) and $6,570 are collateralized by mortgage-backed securities issued or guaranteed by FNMA, FHLMC, or Government National Mortgage Association (GNMA). The average interest rate of the mortgage-backed portfolio at December 31, 2009 was 5.68%. The average maturity at December 31, 2009 was approximately 5.37 years. The Corporation has not invested in any derivative securities.
Securities available for sale had an estimated fair value at December 31, 2009 of $207,292. This fair value includes unrealized gains of approximately $3,282 and unrealized losses of approximately $1,465. Net unrealized gains totaled $1,817 on December 31, 2009 compared to net unrealized gains of $2,376 on December 31, 2008. The change in unrealized gains is primarily due to changes in market interest rates. Note 3 to the Consolidated Financial Statements provides more information on unrealized gains and losses.
Premises and equipment, net of accumulated depreciation, decreased $1,294 from December 31, 2008 to December 31, 2009. The decrease in office premises and equipment is attributed to new purchases of $535, depreciation of $1,812 and disposals of $17.
Other assets have increased $8,073 from December 31, 2008 to December 31, 2009. The increase is primarily the result of the Corporation’s FDIC premium prepayment. In addition, the Corporation’s current and deferred tax position changed from a net liability to a net asset.
Total shareholders’ equity increased $22,180, or 28.9% during 2009 to $98,797. On January 23, 2009, the Corporation issued to the U.S. Treasury $23,184 of cumulative perpetual preferred shares, with a liquidation preference of $1,000 per share (the Senior Preferred Shares), pursuant to the Capital Purchase Program (CPP) established by the U.S. Treasury as part of the Trouble Asset Relief Program (TARP) under the Emergency Economic Stabilization Act of 2008 (EESA). The remaining change in shareholders’ equity resulted from earnings of $1,655, less dividends of $2,868 and accretion of the discount on stock warrants of $15, the decrease in the market value of securities available for sale, net of tax, of $369 and the change in the Corporation’s pension liability, net of tax of $578. For further explanation of these items, see Note 1 and Note 14 to the Consolidated Financial Statements. The Corporation paid a cash dividend on February 1, 2009 at a rate of $.15 per share, on May 1, 2009 at a rate of $.07 per share, on August 1, 2009 at a rate of $.01 per share and on November 1, 2009, at a rate of $.02 per share. Total outstanding shares at December 31, 2009 were 7,707,917. The ratio of total shareholders’ equity to total assets was 8.9% at December 31, 2009 compared to 7.3% at December 31, 2008.
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
Comparison of Results of Operations for the Year Ended December 31, 2009 and December 31, 2008
Net Income (Loss)
The Corporation’s net income for the year ended December 31, 2009 was $1,655, compared to net loss of $38,978 for the year ended December 31, 2008. The net loss in 2008 would have been net income of $4,313 without the goodwill impairment of $43,291. The change in net income was the result of the items discussed in the following sections.
Net Interest Income
Net interest income for 2009 was $40,273, a decrease of $214, or less than 1.0% from 2008. Although average earning assets increased 6.5% from 2008, market rates in 2009 led to a decline in interest income, mostly in the loan portfolio. This decrease was partially offset by a decrease in interest expense on interest-bearing liabilities of $6,862, a 31.5% decline. Average balances in time deposits increased 11.2% from 2008, due primarily to the Corporation’s participation in the CDARS program, beginning at the end of 2008. The Corporation continues to examine its rate structure to ensure that its interest rates are competitive and reflective of the current rate environment in which it competes.
Total interest income decreased $7,076, or 11.4% for 2009. The decrease was a result of the yield on earning assets more than offsetting the effect of the increase in volume of interest earning assets. Average loans decreased $10,066 from 2008 to 2009. Interest earned on the Corporation’s loan portfolio declined as both the average balances and yield declined. The average balance of the securities portfolio for 2009 compared to 2008 increased $34,888, mainly due to reallocation from federal funds sold to investments. Interest earned on the security portfolio, including bank stocks, increased mainly due to the increase in average balances. Average balances of Federal Funds sold and interest-bearing deposits in other banks both increased in 2009.
Total interest expense decreased $6,862, or 31.5% for 2009 compared to 2008. The decrease in interest expense can be attributed to declines in market rates and the corresponding repricing of deposits and other sources of funding. Total average balance of interest-bearing liabilities increased $17,842 while the average rate decreased 85 basis points in 2009. Average interest-bearing deposits increased $52,449 from 2008 to 2009. The increase in average interest-bearing deposits, offset by a decline in rate of approximately 86 basis points, caused interest expense on deposits to decrease $6,862. Interest expense on FHLB borrowings decreased $283 due primarily to a decrease in average volume of $10,384. The average balance in subordinated debenture did not change from 2008 to 2009, but the rate on these securities decreased 149 basis points, resulting in a decrease in interest expense of $453. Other borrowings decreased $24,234 in balance from 2008 to 2009. The decrease in other borrowings is mainly the result of the Corporation paying off a borrowing agreement with Key Bank, NA. At December 31, 2008, $20,500 was outstanding on the borrowing and was paid off in the first quarter of 2009.
Refer to “Distribution of Assets, Liabilities and Shareholders’ Equity, Interest Rates and Interest Differential” and “Changes in Interest Income and Interest Expense Resulting from Changes in Volume and Changes in Rate” on pages 15 through 17 for further analysis of the impact of changes in interest-bearing assets and liabilities on the Corporation’s net interest income.

Provision and Allowance for Loan Losses
The following table contains information relating to the provision for loan losses, activity in and analysis of the allowance for loan losses as of and for each of the three years in the period ended December 31, 2009.

	As of and for year ended
	December 31,
	2009	2008	2007
Net loan charge-offs	$6,914	$6,719	$2,983
Provision for loan losses charged to expense	13,323	8,207	1,020
Net loan charge-offs as a percent of average outstanding loans	0.88%	0.84%	0.52%
Allowance for loan losses	$15,271	$8,862	$7,374
Allowance for loan losses as a percent of year-end outstanding loans	1.93%	1.11%	0.93%
Allowance for loan losses as a percent of impaired loans	67.17%	60.55%	56.88%
Impaired loans	$22,736	$14,637	$12,965
Impaired loans as a percent of gross year-end loans (1)	2.87%	1.84%	1.64%
Nonaccrual and 90 days or more past due loans	$25,571	$20,996	$11,731
Nonaccrual and 90 days or more past due loans as a percent of gross year-end loans (1)	3.24%	2.64%	1.48%

(1)	Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category. A loan is considered non-performing if it is maintained on a cash basis because of deterioration in the borrower’s financial condition, where payment in full of principal or interest is not expected and where the principal and interest have been in default for 90 days, unless the asset is both well-secured and in process of collection. Restructured loans (loans restructured for credit reasons at a below-market interest rate) are also considered non-performing. A loan is considered impaired when it is probable that all of the interest and principal due will not be collected according to the terms of the contractual agreement.
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
The Corporation provides for loan losses through regular provisions to the allowance for loan losses. The provision is affected by net charge-offs on loans and changes in specific and general allocations required on the allowance for loan losses. Provisions for loan losses totaled $13,323, $8,207, and $1,020, in 2009, 2008 and 2007, respectively. The Corporation’s provision for loan losses increased again during 2009 in conjunction with an increase in the Corporation’s level of non-performing loans resulting from a continued deterioration in local economic conditions. Other factors could impact the provisions for loan losses, such as the level of higher risk loans in the portfolio, changes in practices related to loans, changes in collateral values and other factors. The Corporation does not originate high loan-to-value mortgages, interest only loans, sub-prime or teaser-rate loans. While the Corporation does originate adjustable-rate mortgages and junior lien mortgages, at $67,424, or 8.5%, they comprise a relatively small portion of the total loan portfolio. The adjustable-rate loans have caps on the annual and total changes in the rates which would limit large rate increases that might result in a borrower’s inability to service the loan. The only change in the Corporation’s approach is to the way it views net charge-off history. At the beginning of 2008, the Corporation reduced the period of time for which it reviewed loan charge-offs from three years to two years. Management believes the higher volume of loan charge-offs in the last two years are more indicative of future losses in the loan portfolio. We do this calculation for each specific type of loan, such as Commercial, Commercial Real Estate, Residential Real Estate, Construction, Consumer and other types of loans. We also do not make mortgage loans of greater than 80% of the appraised value. While deterioration of collateral is a concern, mortgage loans with current loan-to-values greater than 100% are minimal. Impaired loans at December 31, 2009 were $22,736 or 2.9% of gross year-end loans, compared to $14,637 or 1.8% of gross loans outstanding at December 31, 2008. In addition, nonaccrual and 90 days or more past due loans as a percent of gross loans were 3.2% at December 31, 2009 compared to 2.6% at December 31, 2008.
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
Noninterest Income
Noninterest income totaled $10,133 in 2009 compared to $9,969 in 2008, an increase of 1.7%. The significant items contributing to this change are as follows.
Service charges paid to Citizens increased $50 compared to 2008. The increased revenues were primarily due to higher volume of usage of deposit accounts services. Revenue from computer operations decreased in 2009, down $340 from 2008 due to a decrease in the number of financial institutions for which processing is provided, as well as a result of restructuring communication lines. Declines in Trust fees of $316 are related to current economic conditions. ATM fee income increased in 2009, up $266 from 2008. This increase can be attributed to a change in ATM processing systems. The change resulted in increased interchange income, along with a $125 incentive to switch. Revenue from bank owned life insurance decreased $6 in 2009 compared to the same period in 2008, which is the net change related to interest and mortality cost. The disposal of premises and equipment in 2009 resulted in a loss of $14 compared to losses of $137 for 2008.
Noninterest Expense
Noninterest expense totaled $35,665 in 2009, a decrease of $44,193, or 55.3% over 2008. The large decrease is primarily the result of $43,291 nonrecurring Goodwill impairment booked in 2008. The following discussion highlights other significant items that resulted in increases or decreases in the components of noninterest expense.
Salaries and wages totaled $13,020 in 2009 compared to $14,388 in 2008, a decrease of $1,368. The decrease is attributable to a general salary freeze put in place for 2009, as well as a suspension of commission payments. Additionally, there were 17 fewer full-time equivalent employees compared to 2008. The Corporation’s self-insured health plan costs decreased $147 in 2009, as the Corporation continues to monitor and adapt the plan to better manage the continued increases in medical costs. The Corporation’s pension plan expenses increased $1,009 in 2009 compared to 2008, due mainly to the large loss in fair value of the plan assets in 2008. This decrease was due to a plan amendment that prevents new employees from entering the defined benefit plan of the Corporation after January 1, 2007.
Net occupancy expense was fairly flat from 2008 to 2009, down just $10, while Equipment expense decreased $401, mainly as a result of reduced depreciation expense.
State franchise taxes decreased $46 in 2009 compared to 2008. This decrease is attributable to the goodwill impairment charge booked in 2008.
Professional services expenses decreased for 2009 compared to 2008 by $32. Other expense decreased by $220 in 2009 compared to 2008. Amortization of intangible assets decreased $179 from 2008. One intangible asset was completely amortized in 2008, while the others decreased in 2009 due to the accelerated nature of the amortization schedules.
FDIC assessments increased in 2009 to $1,971, up from $191 in 2008. The increase occurred for several reasons. First, the Corporation was required, along with all other institutions, to pay a Special Emergency Assessment. This amounted to $502 of additional expense in 2009 that was not required in 2008. Second, our 2008 assessment was reduced by approximately $415 due to one-time credits granted by the FDIC and applied against our 2008 assessment. Finally, the FDIC increased the assessment rate it charges to all institutions. For institutions in our risk category, the average assessment rate nearly doubled from 2008 levels. These changes, coupled with an increase in our assessment base, led to the large increase in FDIC assessment expense.
Sales of other real estate owned resulted in recognized losses of $500 on the sale of 35 properties in 2009 compared to losses of $313 on the sale of 24 properties in 2008.
Income Tax Expense
Income before federal income taxes amounted to $1,655 in 2009 and ($37,609) in 2008. The Corporation’s effective income tax rate for 2009 was (16.7%) as a result of the non-taxable BOLI income and nontaxable securities income being a larger percentage of income before taxes. The effective income tax rate for 2008 was (3.5%) as a result of non-tax deductible goodwill impairment.
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
Net Interest Income
Net interest income for 2008 was $40,487, an increase of $10,911, or 36.9% from 2007. The change in net interest income for 2008 was the result of an increase in interest income on earning assets of $12,320 from 2007. Average earning assets increased 36.5% from 2007 from a combination of organic growth and an acquisition. Average loans increased 36.2% over 2007, mainly due to the acquisition of Futura Banc Corporation. This increase was partially offset by an increase in interest expense on interest-bearing liabilities of $1,409. Average balances in time deposits increased 40.3% from 2007, mainly due to the acquisition of Futura Banc Corporation and the assumption of deposits from Miami Valley Bank. The

Corporation continues to examine its rate structure to ensure that its interest rates are competitive and reflective of the current rate environment in which it competes.
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
Total interest expense increased $1,409, or 6.9% for 2008 compared to 2007. The increase in interest expense can be attributed to increased volume on average interest-bearing liabilities offset by a decline in the rate paid. Total average balance of interest-bearing liabilities increased $243,168 while the average rate decreased 81 basis points in 2008. Average interest-bearing deposits increased $199,143 from 2007 to 2008. The increase in average interest-bearing deposits offset by a decline in rate of approximately 65 basis points caused interest expense on deposits to increase $1,318. Interest expense on FHLB borrowings decreased $57 due primarily to the decrease in rate paid on the borrowings of 99 basis points. The average balance in subordinated debentures increased $4,397 from 2007 to 2008, but the rate on these securities decreased 114 basis points, resulting in a decrease in interest expense of $43. The increase in subordinated debentures is the result of the Corporation acquiring two additional trust preferred securities as part of the Futura acquisition. Other borrowings increased in balance from $29,102 in 2007 to $56,427 in 2008. The increase in other borrowings is mainly the result of the Corporation securing a borrowing agreement with Key Bank, NA. At December 31, 2008, $20,500 was outstanding on the borrowing. The additional borrowings resulted in an increase in interest expense of $191.
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

	As of and for year ended
	December 31,
	2008	2007	2006
Net loan charge-offs	$6,719	$2,983	$2,280
Provision for loan losses charged to expense	8,207	1,020	1,128
Net loan charge-offs as a percent of average outstanding loans	0.84%	0.52%	0.42%
Allowance for loan losses	$8,862	$7,374	$8,060
Allowance for loan losses as a percent of year-end outstanding loans	1.11%	0.93%	1.45%
Allowance for loan losses as a percent of impaired loans	60.55%	56.88%	48.13%
Impaired loans	$14,637	$12,965	$16,746
Impaired loans as a percent of gross year-end loans (1)	1.84%	1.64%	3.00%
Nonaccrual and 90 days or more past due loans	$20,996	$11,731	$10,293
Nonaccrual and 90 days or more past due loans as a percent of gross year-end loans (1)	2.64%	1.48%	1.85%

(1)	Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category. A loan is considered non-performing if it is maintained on a cash basis because of deterioration in the borrower’s financial condition, where payment in full of principal or interest is not expected and where the principal and interest have been in default for 90 days, unless the asset is both well-secured and in process of collection. Restructured loans (loans restructured for credit reasons at a below-market interest rate) are also considered non-performing. A loan is considered impaired when it is probable that all of the interest and principal due will not be collected according to the terms of the contractual agreement.
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
The Corporation provides for loan losses through regular provisions to the allowance for loan losses. The provision is affected by net charge-offs on loans and changes in specific and general allocations required on the allowance for loan losses. Provisions for loan losses totaled $8,207, $1,020, and $1,128, in 2008, 2007 and 2006, respectively. The Corporation’s provision for loan losses increased during 2008 in conjunction with an increase in the Corporation’s level of non-performing loans resulting from a rapid deterioration in local economic conditions. Impaired loans at December 31, 2008 were $14,637 or 1.8% of gross year-end loans, compared to $12,925 or 1.6% of gross loans outstanding at December 31, 2007. In addition, nonaccrual and 90 days or more past due loans as a percent of gross loans were 2.6% at December 31, 2008 compared to 1.4% at December 31, 2007.
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
Noninterest Income
Noninterest income totaled $9,969 in 2008 compared to $7,748 in 2007, an increase of 28.7%. In addition to the increase related to the 2007 mergers, the significant items contributing to this change are as follows.
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
Noninterest Expense
Noninterest expense totaled $79,858 in 2008, an increase of $53,452, or 202.4% over 2007. The following discussion highlights the significant items that resulted in increases or decreases in the components of noninterest expense.
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
The FDIC board agreed to impose an emergency special assessment of 20 basis points on all banks to restore the Deposit Insurance Fund to an acceptable level. The assessment, which was payable on September 30, 2009 is in addition to a planned increase in premiums and a change in the way regular premiums are assessed which the board also approved. The Corporation expects the impact of the emergency special assessment will approximate $500.
Sales of other real estate owned (OREO) resulted in recognized losses of $313 in 2008 compared to losses of $243 for 2007.
Income Tax Expense
Income before federal income taxes amounted to ($37,609) in 2008 and $9,898 in 2007. The Corporation’s effective income tax rate for 2008 was (3.5%) as a result of the non-tax deductible goodwill impairment. Without the goodwill impairment, the 2008 effective tax rate would have been 24.4%, compared to 30.4% in 2007.

Distribution of Assets, Liabilities and Shareholders’ Equity,
Interest Rates and Interest Differential
The following table sets forth, for the years ended December 31, 2009, 2008 and 2007, the distribution of assets, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Dollars in thousands):

	2009			2008			2007
	Average		Yield/	Average		Yield/	Average		Yield/
Assets	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate
Interest-earning assets:
Loans (1)(2)(3)	$789,347	$46,715	5.92%	$799,413	$54,116	6.77%	$586,889	$43,999	7.50%
Taxable securities (4)	156,536	6,759	4.37%	131,800	6,743	5.15%	101,933	5,045	4.65%
Non-taxable securities (4)(5)	41,290	1,686	4.16%	31,254	1,270	4.07%	16,609	673	4.06%
Federal funds sold	30,248	21	0.07%	3,139	52	1.66%	3,561	151	4.24%
Interest-bearing deposits in other banks	14,701	10	0.07%	3,076	86	2.76%	639	79	12.36%

Total interest income assets	1,032,122	55,191	5.36%	968,682	62,267	6.42%	709,631	49,947	7.15%
Noninterest-earning assets:
Cash and due from financial institutions	7,403			20,922			14,821
Premises and equipment, net	20,521			21,863			12,003
Accrued interest receivable	5,885			6,820			5,190
Intangible assets	28,900			74,489			29,213
Other assets	7,872			4,166			7,174
Bank owned life insurance	11,598			11,116			10,601
Less allowance for loan losses	(11,522)			(8,115)			(7,864)

Total	$1,102,779			$1,099,943			$780,769

(1)	For purposes of these computations, the daily average loan amounts outstanding are net of unearned income and include loans held for sale.

(2)	Included in loan interest income are loan fees of $189 in 2009, $483 in 2008 and $225 in 2007.

(3)	Non-accrual loans are included in loan totals and do not have a material impact on the analysis presented.

(4)	Average balance is computed using the carrying value of securities. The average yield has been computed using the historical amortized cost average balance for available-for-sale securities.

(5)	Interest income is reported on a historical basis without tax-equivalent adjustment.

Distribution of Assets, Liabilities and Shareholders’ Equity,
Interest Rates and Interest Differential (Continued)
The following table sets forth, for the years ended December 31, 2009, 2008 and 2007, the distribution of liabilities and shareholders’ equity, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Dollars in thousands):

	2009			2008			2007
Liabilities and	Average		Yield/	Average		Yield/	Average		Yield/
Shareholders’ Equity	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate
Interest-bearing liabilities:
Savings and interest- bearing demand accounts	$372,354	$2,027	0.54%	$356,603	$4,060	1.14%	$250,938	$4,021	1.60%
Certificates of deposit	364,200	8,508	2.34%	327,502	11,316	3.46%	234,024	10,037	4.29%
Federal Home Loan Bank advances	67,179	2,848	4.24%	77,563	3,131	4.04%	63,321	3,188	5.03%
Securities sold under repurchase agreements	26,676	133	0.50%	31,700	548	1.73%	23,133	941	4.07%
Federal funds purchased	11	—	0.00%	—	—	0.00%	—	—	0.00%
Notes payable	2,247	108	4.81%	21,074	947	4.49%	4,624	318	6.88%
Subordinated debentures	30,349	1,295	4.27%	30,349	1,748	5.76%	25,952	1,791	6.90%
U.S. Treasury demand notes payable	1,331	—	0.00%	1,714	30	1.17%	1,345	75	5.58%

Total interest- bearing liabilities	864,347	14,919	1.73%	846,505	21,780	2.57%	603,337	20,371	3.38%

Noninterest-bearing liabilities:
Demand deposits	126,934			124,541			89,171
Other liabilities	13,044			5,429			9,826

	139,978			129,970			98,997
Shareholders’ equity	98,454			123,468			78,435

Total	$1,102,779			$1,099,943			$780,769

Net interest income and interest rate spread		$40,272	3.63%		$40,487	3.85%		$29,576	3.77%

Net yield on interest- earning assets			3.91%			4.18%			4.17%

Changes in Interest Income and Interest Expense
Resulting from Changes in Volume and Changes in Rate
The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rate.

	2009 compared to 2008			2008 compared to 2007
	Increase (decrease) due to:			Increase (decrease) due to:
	Volume(1)	Rate(1)	Net	Volume(1)	Rate(1)	Net
	(Dollars in thousands)
Interest income:
Loans	$(674)	$(6,726)	$(7,400)	$14,713	$(4,597)	$10,116
Taxable securities	1,201	(1,186)	15	1,549	150	1,699
Nontaxable securities	431	(16)	415	598	—	598
Federal funds sold	62	(93)	(31)	(16)	(83)	(99)
Interest-bearing deposits in other banks	72	(147)	(75)	107	(101)	6

Total interest income	$1,092	$(8,168)	$(7,076)	$16,951	$(4,631)	$12,320

Interest expense:

Savings and interest-bearing demand accounts	172	(2,205)	(2,033)	1,403	(1,364)	39
Certificates of deposit	1,162	(3,970)	(2,808)	3,485	(2,206)	1,279
Federal Home Loan Bank advances	(435)	142	(293)	642	(689)	(47)
Securities sold under repurchase agreements	(76)	(339)	(415)	270	(663)	(393)
Note payable	(901)	62	(839)	774	(145)	629
Subordinated debentures	—	(453)	(453)	278	(321)	(43)
U.S. Treasury demand notes payable	(20)	—	(20)	16	(71)	(55)

Total interest expense	$(98)	$(6,763)	$(6,861)	$6,868	$(5,459)	$1,409

Net interest income	$1,190	$(1,405)	$(215)	$10,083	$828	$10,911

(1)	The change in interest income and interest expense due to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.

Liquidity and Capital Resources
Citizens maintains a conservative liquidity position. All securities are classified as available for sale. At December 31, 2009, securities with maturities of one year or less, totaled $5,739, or 2.8%, of the total security portfolio. The available for sale portfolio helps to provide the Corporation with the ability to meet its funding needs. The Consolidated Statements of Cash Flows contained in the Consolidated Financial Statements detail the Corporation’s cash flows from operating activities resulting from net earnings.
Cash from operations for 2009 was $7,305. The primary additions to cash from operating activities are from changes in amortization of intangible assets, the provision for loan losses and depreciation. The primary use of cash from operating activities are from changes in other, changes in taxes and other expenses, securities amortization, net of accretion and prepaid FDIC premiums. Cash from investing activities was $(57,526) in 2009. Security purchases and increases in loans were offset by security maturities and proceeds from the sale of OREO properties. Cash from financing activities in 2009 totaled $50,514. A major source of cash for financing activities is the net change in deposits. Cash provided by the net change in deposits was $46,131 in 2009. The large increase in deposits was primarily due to Citizens’ participation in the CDARS program, which added $42,994 in deposits during 2009. Cash of $23,184 was provided from the issuance of Senior Preferred Shares to the U.S. Treasury pursuant to the CPP. Cash of $15,500 was provided due to increases in long-term FHLB advances to pre-fund a portion of two FHLB advances coming due in 2010. Cash received from long-term FHLB advances totaled $20,000. This increase was offset by decreases in FHLB overnight funds and a maturity of a FHLB long-term advance of $2,000 and $2,500, respectively. The primary uses of cash in financing activities include changes in securities sold under repurchase agreements, changes in U.S. Treasury interest-bearing demand notes payable, the payment of dividends and the change in note payable. Cash from operating and financing activities exceeded cash from investing activities by $293. These factors led cash and cash equivalents to increase from $26,649 at December 31, 2008 to $26,942 at December 31, 2009.
Future loan demand of Citizens can be funded by increases in deposit accounts, proceeds from payments on existing loans, the maturity of securities, the issuances of trust preferred obligations, and the sale of securities classified as available for sale. Additional sources of funds may also come from borrowing in the Federal Funds market and/or borrowing from the FHLB. As of December 31, 2009, Citizens had total credit availability with the FHLB of $142,970 of which $85,364 was outstanding.
On a separate entity basis, the Corporation’s primary source of funds is dividends paid primarily by Citizens. Generally, subject to applicable minimum capital requirements, Citizens may declare a dividend without the approval of the Federal Reserve Bank of Cleveland and the State of Ohio Department of Commerce, Division of Financial Institutions, provided the total dividends in a calendar year do not exceed the total of its profits for that year combined with its retained profits for the two preceding years. In 2009, Citizens paid $4,699 in dividends to the Corporation, which accumulated cash at the Corporation to be used for general corporate purposes including funding payments on borrowings at the holding company level. At December 31, 2009, Citizens is unable to pay dividends to the Corporation without obtaining regulatory approval.
In addition to the restrictions placed on dividends by banking regulations, on January 23, 2009, the Corporation completed the issuance of $23 million of Senior Preferred Shares and related warrants under the U.S. Department of Treasury’s voluntary CPP. The Board and Management believe that while the Corporation was “Well Capitalized” under regulatory guidelines prior to the capital addition, in the currently uncertain economic environment it was prudent to further strengthen the Corporation’s capital position. As long as the Senior Preferred Shares remain outstanding, the Corporation is permitted to declare and pay dividends on its common shares only if all accrued and unpaid dividends for all past dividend periods on the Senior Preferred Shares are fully paid. Until the third anniversary of the sale of the Senior Preferred Shares, unless such shares have been transferred or redeemed in whole, any increase in dividends on the Corporation’s common shares above the amount of the last quarterly cash dividend per share declared prior to October 14, 2008 ($0.15 per share) will require prior approval of Treasury.
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
Capital Adequacy
The Corporation’s policy is, and always has been, to maintain its capital levels above the well capitalized regulatory standards. Under the regulatory capital standards, total capital has been defined as Tier I (core) capital and Tier II (supplementary) capital. The Corporation’s Tier I capital includes shareholders’ equity (net of unrealized security gains and losses) and subordinated debentures (subject to certain limits) while Tier II capital also includes the allowance for loan losses. The definition of risk-adjusted assets has also been modified to include items both on and off the balance sheet. Each item is then assigned a risk weight or risk adjustment factor to determine ratios of capital to risk adjusted assets. The standards require that total capital (Tier I plus Tier II) be a minimum of 8.0% of risk-adjusted assets, with at least 4.0% being in Tier I capital. To be well capitalized, a company must have a minimum of 10.0% of risk adjusted assets, with at least 6.0% being Tier I capital. The Corporation’s ratios as of December 31, 2009 and 2008 were 14.3% and 11.3% respectively for total risk-based capital, and 13.0% and 7.9% respectively for Tier I risk-based capital. The Corporation’s participation in the U.S. Treasury’s CPP led to improvement of the Corporation’s capital ratios by adding $23,184 in additional Tier I capital.
Additionally, the Federal Reserve Board has adopted minimum leverage-capital ratios. These standards were established to supplement the previously issued risk based capital standards. The leverage ratio standards use the existing Tier I capital definition, but the ratio is applied to average total assets instead of risk-adjusted assets. The standards require that Tier I capital be a minimum of 4.0% of total average assets for high rated entities such as the Corporation and a minimum of 5.0% of total average assets to be well capitalized. The Corporation’s leverage ratio was 9.6% and 5.8% at December 31, 2009 and 2008. As with the risk-based capital ratios above, the leverage ratio also improved as a result of the Corporation’s participation in the Treasury’s CPP.
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
Fair Value of Financial Instruments
The Corporation has disclosed the estimated fair value of its financial instruments at December 31, 2009 and 2008 in Note 16 to the Consolidated Financial Statements. The fair value of loans at December 31, 2009 was 102.7% of the carrying value compared to 101.9% at December 31, 2008. The fair value of deposits at December 31, 2009 was 100.9% of the carrying value compared to 100.1% at December 31, 2008.
Contractual Obligations
The following table represents significant fixed and determinable contractual obligations of the Corporation as of December 31, 2009.

	One year	One to	Three to	Over five
Contractual Obligations	or less	three years	five years	years	Total
Deposits without a stated maturity	$519,904	$—	$—	$—	$519,904
Certificates of deposit	239,333	72,508	17,889	6,418	336,148
FHLB advances, securities sold under agreements to repurchase and U.S. Treasury interest- bearing demand note	59,354	32,566	15,258	2,500	109,678
Subordinated debentures (1)	—	—	—	29,427	29,427
Operating leases	305	499	428	263	1,495

(1)	The subordinated debentures consist of $2,000, $2,500, $5,000, $7,500, and $12,500 debentures.
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
The following table provides information about the Corporation’s financial instruments that are sensitive to changes in interest rates as of December 31, 2009 and 2008, based on certain prepayment and account decay assumptions that management believes are reasonable. The Corporation had no derivative financial instruments or trading portfolio as of December 31, 2009 or 2008. Expected maturity date values for interest-bearing core deposits were calculated based on estimates of the period over which the deposits would be outstanding. The Corporation’s borrowings were tabulated by contractual maturity dates and without regard to any conversion or repricing dates.

Net Portfolio Value

	December 31, 2009			December 31, 2008
Change in	Dollar	Dollar	Percent	Dollar	Dollar	Percent
Rates	Amount	Change	Change	Amount	Change	Change

+200bp	$143,173	$(6,648)	-4%	$106,377	$(24)	—
+100bp	151,656	1,835	1%	107,705	1,304	1%
Base	149,821	—	—	106,401	—	—
-100bp	157,937	8,116	5%	112,159	5,758	5%
The change in net portfolio value from December 31, 2008 to December 31, 2009, is primarily a result of two factors. First, the yield curve has shifted upward, especially the longer end of the curve, and the slope has steepened at the shorter end of the curve. Additionally, both the asset and funding mixes have changed. While assets increased, the mix also shifted away from loans toward securities and cash. The funding mix shifted from CDs and borrowed money to deposits. As a result, the Corporation has seen an increase in the base level of net portfolio value. A 100 basis point upward movement in rates would lead to a faster decrease in the fair value of liabilities, compared to assets, which would lead to an increase in the net portfolio value. This effect is opposite for a 200 basis point movement in rates, dues to projected changes related to the investment portfolio. A downward change in rates would also lead to an increase in the net portfolio value as the fair value of liabilities would increase more slowly than the fair value of the asset portfolio. The general trend in movements is similar to those at December 31, 2008, although the positive effect of rates moving up is increasing. Also, the relative changes will tend to be larger, given the changes in the mix of the assets and funding that we saw 2009.
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
Management completes a similar process as above when the Corporation is in its due diligence phase of a potential merger. The allowance for loan losses at the target bank is evaluated for adequacy based on the same factors as used in the Corporations’ own allowance calculation. Upon completion of the merger, this process is repeated and any excess or deficiency in the allowance is recognized.
Note 1 and Note 5 in the Notes to Consolidated Financial Statements provide additional information regarding Allowance for Loan Losses.
Goodwill
U.S. generally accepted accounting principles establish an annual evaluation of goodwill for impairment, or more frequently if events or changes in circumstances indicate that the asset may be impaired. Management performed an evaluation of the Corporation’s goodwill during the fourth quarter of 2009. In performing its evaluation, management obtained several commonly used financial ratios from pending and completed purchase transactions for banks based in the Midwest. Management used these ratios to determine an implied market value for the Corporation. The implied market value was then used to determine whether or not the Corporation’s goodwill was impaired. Based on this analysis, management determined that goodwill was not impaired and therefore made no adjustment to the balance during 2009.

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
Management assessed the Corporation’s system of internal control over financial reporting as of December 31, 2009, in relation to criteria for effective internal control over financial reporting as described in “Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2009, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control – Integrated Framework”. S.R. Snodgrass, A.C., independent registered public accounting firm, has issued an audit report on the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2009.
Management is responsible for compliance with the federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders designated by the FDIC as safety and soundness laws and regulations.
Management has assessed compliance by the Company with the designated laws and regulations relating to safety and soundness. Based on the assessment, management believes that the Company complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 2009.

James O. Miller	Todd A. Michel
President, Chief Executive Officer	Senior Vice President, Controller
Sandusky, Ohio
March 10, 2010

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting
To the Board of Directors and Shareholders
First Citizens Banc Corp
Sandusky, Ohio
We have audited First Citizens Banc Corp and subsidiaries’ internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). First Citizens Banc Corp’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that: (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, First citizens Banc Corp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of First Citizens Banc Corp and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the year then ended, and our report dated March 10, 2010, expressed in unqualified opinion.

Wexford, Pennsylvania
March 10, 2010

Report of Independent Registered Public Accounting Firm on Financial Statements
To the Board of Directors and Shareholders
First Citizens Banc Corp
Sandusky, Ohio
We have audited the accompanying consolidated balance sheets of First Citizens Banc Corp (the “Company”) and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of First Citizens Banc Corp and subsidiaries for the years ended December 31, 2008 and 2007, were audited by other auditors whose report, dated March 4, 2009, expressed an unqualified opinion on those statements.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the First Citizens Banc Corp and subsidiaries as of December 31, 2009, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), First Citizens Banc Corp and subsidiaries’ internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 10, 2010, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Wexford, Pennsylvania
March 10, 2010

Report of Independent Registered Public Accounting Firm on Financial Statements
Board of Directors and Shareholders
First Citizens Banc Corp
Sandusky, Ohio
We have audited the accompanying consolidated balance sheets of First Citizens Banc Corp, as of December 31, 2008, and the related statements of operations, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Citizens Banc Corp. as of December 31, 2008, and the results of this operations and its cash flows for each of the two years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

Crowe Horwath LLP
Cleveland, Ohio
March 4, 2009

FIRST CITIZENS BANC CORP
CONSOLIDATED BALANCE SHEETS
December 31, 2009 and 2008
(In thousands, except share data)

	2009	2008
ASSETS
Cash and due from financial institutions	$26,942	$26,649
Securities available for sale	207,292	150,936
Loans, net of allowance of $15,271 and $8,862	775,547	787,789
Other securities	15,382	16,223
Premises and equipment, net	19,702	20,996
Accrued interest receivable	5,425	5,764
Goodwill	21,720	21,720
Other intangible assets	6,492	7,780
Bank owned life insurance	11,848	11,365
Other assets	12,462	4,389

Total assets	$1,102,812	$1,053,611

LIABILITIES
Deposits
Non interest-bearing	$140,659	$122,141
Interest-bearing	715,393	687,780

Total deposits	856,052	809,921
Federal Home Loan Bank advances	85,364	69,982
Securities sold under agreements to repurchase	21,920	31,143
U. S. Treasury interest-bearing demand note payable	2,394	3,986
Notes payable	—	20,500
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	8,858	12,035
Total liabilities	1,004,015	976,994

SHAREHOLDERS’ EQUITY
Preferred stock, 200,000 shares authorized, 23,184 shares issued	23,117	—
Common stock, no par value, 20,000,000 shares authorized, 8,455,881shares issued	114,447	114,365
Accumulated deficit	(17,774)	(16,546)
Treasury stock, 747,964 shares at cost	(17,235)	(17,235)
Accumulated other comprehensive loss	(3,758)	(3,967)

Total shareholders’ equity	98,797	76,617

Total liabilities and shareholders’ equity	$1,102,812	$1,053,611

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31, 2009, 2008 and 2007
(In thousands, except per share data)

	2009	2008	2007
Interest and dividend income
Loans, including fees	$46,715	$54,116	$43,999
Taxable securities	6,759	6,743	5,045
Tax-exempt securities	1,686	1,270	673
Federal funds sold and other	31	138	230

Total interest income	55,191	62,267	49,947
Interest expense
Deposits	10,535	15,376	14,058
Federal Home Loan Bank advances	2,848	3,131	3,188
Subordinated debentures	1,295	1,748	1,791
Other	240	1,525	1,334

Total interest expense	14,918	21,780	20,371

Net interest income	40,273	40,487	29,576
Provision for loan losses	13,323	8,207	1,020

Net interest income after provision for loan losses	26,950	32,280	28,556

Noninterest income
Computer center item processing fees	374	714	845
Service charges	4,829	4,779	3,558
Net gains (loss) on sale of securities	75	193	(1)
Net gain on sale of loans	10	8	11
ATM fees	1,634	1,368	851
Trust fees	1,588	1,904	1,185
Bank owned life insurance	483	489	530
Other	1,140	514	769

Total noninterest income	10,133	9,969	7,748

Noninterest expense
Salaries and wages	13,020	14,388	10,908
Benefits	2,611	2,785	2,707
Net occupancy expense	2,336	2,346	1,432
Equipment expense	1,884	2,285	1,228
Contracted data processing	1,091	1,208	862
FDIC Assessment	1,971	191	68
State franchise tax	1,086	1,132	873
Professional services	1,818	1,850	1,144
Amortization of intangible assets	1,288	1,467	732
ATM expense	737	718	530
Telephone	612	932	424
Courier	558	680	667
Goodwill impairment	—	43,291	—
Loss on sale of other real estate owned	500	313	243
Other operating expenses	6,153	6,272	4,588

Total noninterest expense	35,665	79,858	26,406

Income (loss) before income taxes (benefit)	1,418	(37,609)	9,898
Income tax expense (benefit)	(237)	1,369	3,013

Net income (loss)	$1,655	$(38,978)	$6,885
Preferred stock dividends	940	—	—

Net income (loss) available to common shareholders	$715	$(38,978)	$6,885

Earnings (loss) per common share, basic and diluted	$0.09	$(5.06)	$1.25

Weighted average basic common shares	7,707,917	7,707,917	5,505,023

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31, 2009, 2008 and 2007
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

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (Continued)
Years ended December 31, 2009, 2008 and 2007
(In thousands, except per share data)

			Retained		Accumulated
			Earnings		Other	Total
	Common Stock		(Accumulated	Treasury	Comprehensive	Shareholders’
	Shares	Amount	deficit)	Stock	Income (Loss)	Equity
Balance, December 31, 2007	7,707,917	$114,365	$29,446	$(17,235)	$(420)	$126,156
Comprehensive Income:
Net loss			(38,978)			(38,978)
Change in funded status on pension benefits, net of tax					(4,492)	(4,492)
Change in unrealized gain on securities available for sale, net of reclassification and tax effects					945	945

Total comprehensive loss						(42,525)
Cash dividends ($0.91 per share)			(7,014)			(7,014)

Balance, December 31, 2008	7,707,917	$114,365	$(16,546)	$(17,235)	$(3,967)	$76,617

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (Continued)
Years ended December 31, 2009, 2008 and 2007
(In thousands, except per share data)

					Retained		Accumulated
					Earnings		Other	Total
	Preferred Stock		Common Stock		(Accumulated	Treasury	Comprehensive	Shareholders’
	Shares	Amount	Shares	Amount	deficit)	Stock	Income (Loss)	Equity
Balance, December 31, 2008	—	$—	7,707,917	$114,365	$(16,546)	$(17,235)	$(3,967)	$76,617
Comprehensive Income:
Net income					1,655			1,655
Change in funded status on pension benefits, net of tax							578	578
Change in unrealized gain on securities available for sale, net of reclassification and tax effects							(369)	(369)

Total change in comprehensive loss								1,864
Preferred stock issued	23,184	23,184						23,184
Discount on preferred stock issued		(82)						(82)
Amortization of discount on preferred stock		15			(15)			—
Common stock warrant issued				82				82
Cash dividends ($0.25 per share)					(1,928)			(1,928)
Preferred stock dividends					(940)			(940)

Balance, December 31, 2009	23,184	$23,117	7,707,917	$114,447	$(17,774)	$(17,235)	$(3,758)	$98,797

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2009, 2008 and 2007
(In thousands, except per share data)

	2009	2008	2007
Cash flows from operating activities
Net income (loss)	$1,655	$(38,978)	$6,885
Adjustments to reconcile net income to net cash from operating activities
Security amortization, net of accretion	(1,284)	(255)	(416)
Depreciation	1,812	1,986	999
Loss on sale of fixed assets	17	137	64
Amortization of intangible assets	1,288	1,467	732
Net realized (gain) loss on sale of securities	(75)	(193)	1
Provision for loan losses	13,323	8,207	1,020
Gain on sale of loans	(10)	(8)	(11)
Loss on sale of OREO properties	500	313	243
Bank owned life insurance	(483)	(489)	(530)
Goodwill Impairment	—	43,291	—
Deferred income taxes	(262)	(709)	1,753
Prepaid FDIC Premium	(5,168)	—	—
Change in
Net deferred loan fees	532	71	(694)
Accrued interest payable	(291)	(243)	604
Other	(2,131)	4,672	(6,364)
Taxes and other expenses	(2,118)	543	(632)

Net cash from operating activities	7,305	19,812	3,654
Cash flows from investing activities
Cash paid in bank acquisition, net of cash received	—	—	(6,347)
Securities available for sale
Maturities, prepayments and calls	104,937	63,159	55,873
Purchases	(160,493)	(68,085)	(55,621)
Securities held for maturity
Maturities, prepayments and calls	—	—	4
Sale of Federal Reserve stock	842	—	—
Purchases of Federal Reserve stock	—	(1,186)	(10)
Loan originations, net of loan payments	(3,738)	(9,719)	(39,153)
Proceeds from sale of OREO properties	1,461	733	1,632
Property and equipment purchases	(535)	(807)	(1,134)
Change in federal funds sold	—	18,408	2,134

Net cash used for investing activities	(57,526)	2,503	(42,622)
See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
Years ended December 31, 2009, 2008 and 2007
(In thousands, except per share data)

	2009	2008	2007
Cash flows from financing activities
Increase (decrease) in deposits	46,131	(29,899)	(20,761)
Cash received in deposit acquisition	—	3,915	47,767
Repayment of Federal Home Loan Bank advances	(118)	(188)	(150)
Net change in short-term FHLB advances	(2,000)	7,000	(38,509)
Repayment of long-term FHLB advances	(2,500)	(6,300)	—
Proceeds from long-term FHLB advances	20,000	5,000	50,000
Increase (decrease) in securities sold under repurchase agreements	(9,223)	3,748	3,992
Increase (decrease) in U.S. Treasury interest-bearing notes payable	(1,592)	1,727	(1,292)
Increase (decrease) in short-term note payable	(20,500)	(1,000)	15,500
Cash dividends paid	(2,868)	(7,014)	(6,073)
Net proceeds from issuance of subordinated debenture	—	—	5,000
Redemption of subordinated debenture	—	—	(5,000)
Issuance of preferred stock and common stock warrants	23,184	—	—
Purchase of treasury stock	—	—	(2,021)

Net cash from (used for) financing activities	50,514	(23,011)	48,453

Increase (decrease) in cash and due from financial institutions	293	(696)	9,485
Cash and due from financial institutions at beginning of year	26,649	27,345	17,860

Cash and due from financial institutions at end of year	$26,942	$26,649	$27,345

Supplemental cash flow information:
Interest paid	15,295	22,138	20,500
Income taxes paid	1,475	345	2,110

Supplemental non-cash disclosures:
Transfer of loans from portfolio to other real estate owned	$2,135	$1,920	$1,857
Fixed assets transferred to/(from) held for sale	—	(719)	—

Fair value of assets acquired in Futura acquisition			$322,505
Common stock and cash issued for acquisition			(62,758)

Total liabilities assumed			259,747

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The following is a summary of the accounting policies adopted by First Citizens Banc Corp, which have a significant effect on the financial statements.
Nature of Operations and Principles of Consolidation: The Consolidated Financial Statements include the accounts of First Citizens Banc Corp (FCBC) and its wholly-owned subsidiaries: The Citizens Banking Company (Citizens), First Citizens Insurance Agency, Inc., and Water Street Properties, Inc. (Water St.). First Citizens Capital LLC (FCC) is wholly-owned by Citizens to hold inter-company debt. First Citizens Investments, Inc. (FCI) is wholly-owned by Citizens to hold and manage its securities portfolio. The operations of FCI and FCC are located in Wilmington, Delaware. The above companies together are sometimes referred to as the Corporation. Intercompany balances and transactions are eliminated in consolidation. Champaign Investment Company (CIC) was a subsidiary that provided financial planning and investment advisory services to the former Futura Banc Corporation’s customers. On December 19, 2008, CIC was merged with Citizens. SCC Resources, Inc. (SCC) was a subsidiary that provided item processing for Citizens, as well as several other financial institutions. On June 30, 2009, SCC was merged with Citizens.
The Corporation provides financial services through its offices in the Ohio counties of Erie, Crawford, Champaign, Franklin, Logan, Summit, Huron, Ottawa, Union and Richland. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customer’s ability to repay their loans is dependent on the real estate and general economic conditions in the area. Other financial instruments that potentially represent concentrations of credit risk include deposit accounts in other financial institutions and Federal Funds sold. In 2009, SCC provided item processing for three financial institutions in addition to Citizens. SCC accounted for less than 1.0% of the Corporation’s total revenues. First Citizens Insurance Agency Inc. was formed to allow the Corporation to participate in commission revenue generated through its third party insurance agreement. Insurance commission revenue is less than 1.0% of total revenue for the year ended December 31, 2009. Water St., Inc. was formed to hold repossessed assets of FCBC’s subsidiaries. Water St. revenue was less than 1% of total revenue for the year ended December 31, 2009.
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
Cash Flows: Cash and cash equivalents include cash on hand and demand deposits with financial institutions with original maturities fewer than 90 days. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and federal funds purchased or sold and repurchase agreements.
Interest-Bearing Deposits in Other Financial Institutions: Interest-bearing deposits in other financial institutions mature within one year and are carried at cost.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
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
Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Corporation’s ability to hold the security until maturity.
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
Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.
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
Purchased Loans: The Corporation purchases individual loans and groups of loans. Purchased loans that show evidence of credit deterioration since origination are recorded at the amount paid (or allocated fair value in a purchase business combination), such that there is no carryover of the seller’s allowance for loan losses. After acquisition, incurred losses are recognized by an increase in the allowance for loan losses.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
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
Other Real Estate: Other real estate acquired through or instead of loan foreclosure is initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed. Other real estate owned included in other assets totaled approximately $1,834 at December 31, 2009 and $1,661 at December 31, 2008.
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
December 31, 2009, 2008 and 2007
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
Servicing Rights: Servicing rights are recognized as assets for the allocated value of retained servicing rights on loans sold. As required by the Fair Value Measurements and Disclosures Topic of FASB ASC 860, Transfers and Servicing, the Corporation is required to follow guidelines to estimate the “fair value of the servicing asset”. The valuation technique used is the present value of estimated future cash flows using current market discount rates. Servicing rights are amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance to the extent that fair value is less than the capitalized asset for the grouping.
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
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
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
Stock-Based Compensation: Effective January 1, 2006, the Corporation adopted FASB ASC Topic 718, Stock Compensation, using the modified prospective transition method. The adoption of this standard had no effect on net income in 2006, as all options outstanding at December 31, 2005 were fully vested and no additional options have been granted.
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
U.S. generally accepted accounting principles prescribe a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information.
A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. U.S. generally accepted accounting principles also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest, and penalties.
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
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
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
Adoption of New Accounting Standards:
In June 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2009-01, Topic 105 — Generally Accepted Accounting Principles — FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles. The Codification is the single source of authoritative nongovernmental U.S. generally accepted accounting principles (GAAP). The Codification does not change current GAAP, but is intended to simplify user access to all authoritative GAAP by providing all the authoritative literature related to a particular topic in one place. Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative GAAP for SEC registrants. The Corporation adopted this standard for the interim reporting period ending September 30, 2009. The adoption of this standard did not have a material impact on the Corporation’s results of operations or financial position.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
In September 2006, the FASB issued an accounting standard related to fair value measurements, which was effective for the Company on January 1, 2008. This standard defined fair value, established a framework for measuring fair value, and expanded disclosure requirements about fair value measurements. On January 1, 2008, the provisions of this accounting standard became effective for the Company’s financial assets and financial liabilities and on January 1, 2009 for nonfinancial assets and nonfinancial liabilities. This accounting standard was subsequently codified into ASC Topic 820, Fair Value Measurements and Disclosures. See Note 16 for additional detail.
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
In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161 “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The adoption of SFAS No. 161 is not expected to impact the Corporation’s consolidated financial statements.
In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162 “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States. This Statement will be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411. The adoption of SFAS No. 162 is not expected to impact the Corporation’s consolidated financial statements.
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
December 31, 2009, 2008 and 2007
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
On December 30, 2008, the FASB issued new authoritative accounting guidance under ASC Topic 715, Compensation—Retirement Benefits, which provides guidance related to an employer’s disclosures about plan assets of defined benefit pension or other post-retirement benefit plans. Under ASC Topic 715, disclosures should provide users of financial statements with an understanding of how investment allocation decisions are made, the factors that are pertinent to an understanding of investment policies and strategies, the major categories of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets, the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period and significant concentrations of risk within plan assets. This guidance is effective fiscal year ending after December 15, 2009. The new authoritative accounting guidance under ASC Topic 715 became effective for the Company’s financial statements for the year-ended December 31, 2009 and the required disclosures are reported in Note 14.
Effect of Newly Issued but Not Yet Effective Accounting Standards:
In June 2009, the FASB issued new authoritative accounting guidance under ASC Topic 810, Consolidation, which amends prior guidance to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The new authoritative accounting guidance requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its affect on the entity’s financial statements. The new authoritative accounting guidance under ASC Topic 810 will be effective January 1, 2010 and is not expected to have a significant impact on the Company’s financial statements.
In June 2009, the FASB issued an accounting standard related to the accounting for transfers of financial assets, which is effective for fiscal years beginning after November 15, 2009, and interim periods within those fiscal years. This standard enhances reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. This standard eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. This standard also requires additional disclosures about all continuing involvements with transferred financial assets including information
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
about gains and losses resulting from transfers during the period. This accounting standard was subsequently codified into ASC Topic 860. The adoption of this standard is not expected to have a material effect on the Corporation’s results of operations or financial position.
In June 2009, the FASB issued FAS No. 167, Amendments to FASB Interpretation No. 46(R). FAS 167, which amends FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, (FIN 46(R)). Under FASB’s Codification at ASC 105-10-65-1-d, FAS No. 167 will remain authoritative until integrated into the FASB Codification. This statement prescribes a qualitative model for identifying whether a company has a controlling financial interest in a variable interest entity (VIE) and eliminates the quantitative model prescribed by FIN 46(R). The new model identifies two primary characteristics of a controlling financial interest: (1) provides a company with the power to direct significant activities of the VIE, and (2) obligates a company to absorb losses of and/or provides rights to receive benefits from the VIE. FAS No. 167 requires a company to reassess on an ongoing basis whether it holds a controlling financial interest in a VIE. A company that holds a controlling financial interest is deemed to be the primary beneficiary of the VIE and is required to consolidate the VIE. This statement is effective for fiscal years beginning after November 15, 2009, and interim periods within those fiscal years. The Corporation is currently evaluating the impact the adoption of the standard will have on the Corporation’s results of operations.
In August 2009, the FASB issued ASU No. 2009-05, Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value. This ASU provides amendments for fair value measurements of liabilities. It provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more techniques. ASU 2009-05 also clarifies that when estimating a fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. ASU 2009-05 is effective for the first reporting period (including interim periods) beginning after issuance or fourth quarter 2009. The Corporation is currently evaluating the impact of this standard on the Corporation’s financial condition, results of operations, and disclosures.
NOTE 2 — MERGERS
On December 17, 2007, the Corporation completed the merger of Futura Banc Corporation (Futura) which was announced June 7, 2007. Immediately following the merger, Futura’s banking subsidiary, Champaign National Bank, was merged into FCBC’s banking affiliate, Citizens Banking Company.
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
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 2 — MERGERS (Continued)
The following summarizes pro forma financial information for the year ended December 31, 2007, assuming the Futura merger occurred at the start of each period stated.

2007
Net interest income after provision for loan losses	$37,555
Net income	6,848
Basic and diluted earnings per share	0.87
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
On October 5, 2007, the Company acquired a branch office facility and assumed related deposits from Miami Valley Bank. Approximately $56,448 of deposits was assumed, along with $9,092 in liquid assets, were received. Additionally, the Corporation had an option to buy the premises and equipment, at fair market value. The Corporation did elect to purchase the office located in Quincy, Ohio while declining the option to purchase the office located in Lakeview, Ohio. The Corporation instead opted to serve these customers from the Russells Point office, which is located approximately one mile from Lakeview. The transaction resulted in both amortizable intangibles of $945 and non-amortizable goodwill of $476. The core deposit intangible will be amortized to expense over 10 years using an accelerated method. The Company acquired the branch at a premium to further solidify its market share in its southern market, expand its customer base to enhance deposit fee income, provide an opportunity to market additional products and services to new customers, and improve customer convenience by adding a new location. Regarding the two matters discussed above, the goodwill of $476 will be deductible over 15 years for tax purposes. The remaining goodwill is not deductible.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 3 — SECURITIES
The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows.

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2009
U.S. Treasury securities and obligations of U.S. government agencies	$90,296	$401	$(1,147)	$89,550
Obligations of states and political subdivisions	51,701	1,023	(304)	52,420
Mortgage-back securities	62,997	1,663	(14)	64,646

Total debt securities	204,994	3,087	(1,465)	206,616
Equity securities	481	195	—	676

Total	$205,475	$3,282	$(1,465)	$207,292

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2008
U.S. Treasury securities and obligations of U.S. government agencies	$75,185	$1,391	$(65)	$76,511
Obligations of states and political subdivisions	34,365	527	(219)	34,673
Mortgage-back securities	38,529	583	(36)	39,076

Total debt securities	148,079	2,501	(320)	150,260
Equity securities	481	195	—	676

Total	$148,560	$2,696	$(320)	$150,936

The fair value of securities and carrying amount, if different, at year end 2009 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Available for sale
	Amortized Cost	Fair Value
Due in one year or less	$5,657	$5,739
Due from one to five years	14,107	14,418
Due from five to ten years	28,081	28,256
Due after ten years	94,152	93,557
Mortgage-backed	62,997	64,646
Equity securities	481	676

Total	$205,475	$207,292

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 3 — SECURITIES (Continued)
Securities with a carrying value of $164,804 and $125,385 were pledged as of December 31, 2009 and 2008, respectively, to secure public deposits and other deposits and liabilities as required or permitted by law.
Proceeds from sales of securities, gross realized gains and gross realized losses were as follows.

	2009	2008	2007
Sale proceeds	$—	$—	$—
Gross realized gains	—	—	—
Gross realized losses	—	—	—
Gains (losses) from securities called or settled by the issuer	75	193	(1)
Debt securities with unrealized losses at year end 2009 and 2008 not recognized in income are as follows.

2009	12 Months or less		More than 12 months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
U.S. Treasury securities and obligations of U.S. government agencies	$58,384	$(1,147)	$—	$—	$58,384	$(1,147)
Obligations of states and political subdivisions	12,000	(241)	2,574	(63)	14,574	(304)
Mortgage-backed securities	3,283	(14)	—	—	3,283	(14)

Total temporarily impaired	$73,667	$(1,402)	$2,574	$(63)	$76,241	$(1,465)

2008	12 Months or less		More than 12 months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
U.S. Treasury securities and obligations of U.S. government agencies	$6,991	$(65)	$—	$—	$6,991	$(65)
Obligations of states and political subdivisions	10,370	(140)	1,355	(79)	11,725	(219)
Mortgage-backed securities	3,070	(36)	—	—	3,070	(36)

Total temporarily impaired	$20,431	$(241)	$1,355	$(79)	$21,786	$(320)

The Corporation evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 3 — SECURITIES (Continued)
and near-term prospects of the issuer, and the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, the Corporation may consider whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. At December 31, 2009, the Corporation owns sixty-eight securities which are considered temporarily impaired.
Unrealized losses on securities have not been recognized into income because the issuers’ bonds are of high credit quality, management has the intent and ability to hold these securities for the foreseeable future, and the decline in fair value is largely due to changes in market interest rates. The fair value is expected to recover as the securities approach their maturity date or reset date. The Corporation does not intend to sell until recovery and does not believe selling will be required before recovery.
NOTE 4 — LOANS
Loans at year-end were as follows.

	2009	2008
Commercial and agricultural	$96,298	$109,375
Commercial real estate	335,653	313,000
Residential real estate	314,552	325,962
Real estate construction	30,068	30,628
Consumer	14,250	17,409
Credit card and other	231	400
Leases	82	164

Total Loans	791,134	796,938
Allowance for loan losses	(15,271)	(8,862)
Net deferred loan fees	(316)	(287)

Net loans	$775,547	$787,789

Loans to directors and executive officers, including their immediate families and companies in which they are principal owners during 2009 were as follows.

Balance — December 31, 2008	$5,277
New loans and advances	1,229
Repayments	(1,338)
Effect of changes to related parties	(25)

Balance — December 31, 2009	$5,143

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 5 — ALLOWANCE FOR LOAN LOSSES
A summary of the activity in the allowance for loan losses was as follows.

	2009	2008	2007
Balance — January 1	$8,862	$7,374	$8,060
Provision for loan losses	13,323	8,207	1,020
Balance from acquisition	—	—	1,277
Loans charged-off	(8,051)	(7,798)	(4,028)
Recoveries	1,137	1,079	1,045

Balance — December 31	$15,271	$8,862	$7,374

Impaired loans were as follows.

	2009	2008
Year-end loans with no allocated allowance for loan losses	$12,856	$8,001
Year-end loans with allocated allowance for loan losses	9,880	6,636
Amount of allowance for loan losses allocated	3,326	1,897

	2009	2008	2007
Average balance of impaired loans during year	$20,424	$14,438	$15,807
Interest income recognized during impairment	828	626	1,008
Interest income recognized on a cash basis	828	626	1,008
Nonperforming loans were as follows:

	2009	2008
Loans past due over 90 days still on accrual	$514	$3,053
Nonaccrual loans	25,198	17,943
Purchased loans for which it was probable at acquisition that all contractually required payments would not be collected are as follows:
Purchased Loans subject to SOP 03-3:

In conjunction with the Futura merger (see Note 2), Citizens acquired certain loans, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans is as follows:

	2009	2008
Commercial	$1,305	$2,015

Outstanding balance	$1,305	$2,015
These loans were recorded at their net realizable value on December 17, 2007. There are no specific allowances recorded for these loans at December 31, 2009.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 5 — ALLOWANCE FOR LOAN LOSSES (Continued)
Any accretable yield, or income expected to be collected subsequent to the acquisition date, is not material.
For those purchased loans disclosed above, the Corporation did not increase the allowance for loan losses during 2009 and no allowances for loan losses were reversed during 2009.

2007
Contractually required payments recievable of loans purchased during the year:
Commercial	$12,937

2007
Cash flows expected to be collected at acquisition	4,396
Fair value of acquired loans at acquisition	4,275
NOTE 6 — PREMISES AND EQUIPMENT
Year-end premises and equipment were as follows.

	2009	2008
Land and improvements	$4,502	$3,981
Buildings and improvements	19,619	19,860
Furniture and equipment	17,170	17,020

Total	41,291	40,861
Accumulated depreciation	(21,589)	(19,865)

Premises and equipment, net	$19,702	$20,996

Depreciation expense was $1,812, $1,986 and $999 for 2009, 2008 and 2007.
Rent expense was $374, $381 and $201 for 2009, 2008, and 2007. Rent commitments under non-cancelable operating leases were as follows, before considering renewal options that generally are present.

2010	$305
2011	257
2012	242
2013	235
2014	193
2015	88
2016	88

Total	$1,408

The rent commitments listed above are primarily for the leasing of five financial services branches.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 7 — GOODWILL AND INTANGIBLE ASSETS
The change in the carrying amount of goodwill for the years ended December 31, 2009 and December 31, 2008 is as follows.

	2009	2008
Beginning of year	$21,720	$66,235
Impairment	—	(43,291)
Other adjustments	—	(1,224)

End of year	$21,720	$21,720

FASB ASC Topic 350 requires an annual evaluation of goodwill for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Management performed an evaluation of the Corporation’s goodwill during the fourth quarter of 2009. In performing its evaluation, management obtained several commonly used financial ratios from pending and completed purchase transactions for banks based in the Midwest. Management used these ratios to determine an implied market value for the Corporation. The implied market value was then used to determine whether or not the Corporation’s goodwill was impaired. Based on this analysis, management determined that goodwill was not impaired and therefore made no adjustment to the balance during 2009.
The financial events of 2008 and the impact they have had on capital markets, including the Corporation’s stock prompted management to perform a more extensive evaluation of the Corporation’s goodwill during the fourth quarter of 2008, as described below.
FASB ASC Topic 350 also requires that the test be performed at the Reporting Unit level, in our case at Citizens Bank. The goodwill impairment test was completed by determining the fair value of the Bank on a controlling interest basis. The fair value was considered to be the amount at which the Bank could be sold in a current transaction between willing parties, that is, other than a forced liquidation sale. Three different methods were used to determine the fair value of the Bank. The three methods used were the comparable transactions method, the control premium method and the discounted cash flow method.
The comparable transaction method starts with acquisition pricing multiples for other purchases completed in the Midwest and then applies the median of such multiples to the Bank’s financial data. This results in a range of values. Further consideration is given to the Bank’s risk profile by considering things like asset quality and reserve for loan loss coverage ratio. The assumed benefit of the comparable transaction method is its use of information from distinct market transactions that are reflective of “true market conditions.”
The control premium method starts with the current price of the Corporation’s stock and adjusts for premiums paid in recent merger transactions. The premium is simply what the buyer was willing to pay above the trading price to acquire controlling interest in the Reporting Unit. Similar to the comparable transaction method, the benefit of control premium method is its use of information from distinct market transactions that are reflective of “true market conditions.”
The discounted cash flow method is based on the present value of future cash flows over a five year period and the projected terminal value at the end of the fifth year. The discount rate used represents the buyer’s perceived required return. This method also relies on projected operations, such as asset growth, profitability and dividend payout ratio. While an acceptable valuation method, the discounted cash flow
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 7 — GOODWILL AND INTANGIBLE ASSETS (Continued)
method is generally assumed to be less beneficial than either the comparable transaction method or the control premium method due to its reliance on future performance of the bank and general economic conditions.
While all three of the analyses were performed, the comparable transaction and control premium methods were given greater weight in arriving at the fair value because these calculations used level 2 inputs pursuant to FASB ASC Topic 820 hierarchy, such as quoted prices for similar assets and other inputs that are observable or can be corroborated by observable market data. Less weight was assigned to the discounted cash flow method because it relies on level 3 inputs in an uncertain economic climate.
At the calculation date of November 30, 2008, the difference of the calculated fair value of the Bank of $125,000 and the tangible equity of $80,500 is less than the $72,800 book value of goodwill and other intangibles, therefore additional analysis was required to measure the amount of goodwill impairment. The additional analysis seeks to determine the hypothetical mark-to-market adjustments to the equity if the Bank were sold to a third party. It is these adjustments, along with the fair value, that are used to make the final determination of the amount of goodwill impairment.
Based on the foregoing analyses, the Corporation recorded a goodwill impairment charge of $43,291 which reduced the goodwill balance on its books to $21,720 from $66,235.
Acquired Intangible Assets
Acquired intangible assets were as follows as of year end.

	2009		2008
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Core deposit and other intangibles	$13,113	$6,621	$13,113	$5,333

Aggregate amortization expense was $1,288, $1,467 and $732 for 2009, 2008 and 2007.
Estimated amortization expense for each of the next five years and thereafter is as follows.

2010	$1,218
2011	1,162
2012	974
2013	847
2014	769
Thereafter	1,522

$6,492

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 8 — INTEREST-BEARING DEPOSITS
Interest-bearing deposits as of December 31, 2009 and 2008 were as follows.

	2009	2008
Demand	$139,468	$140,692
Statement and Passbook Savings	239,777	207,601
Certificates of Deposit
In excess of $100	114,029	119,893
Other	181,789	177,297
Individual Retirement Accounts	40,330	42,297

Total	$715,393	$687,780

Scheduled maturities of certificates of deposit, including IRA’s at December 31, 2009 were as follows.

2010	$239,334
2011	57,912
2012	14,596
2013	4,552
2014	13,337
Thereafter	6,417

Total	$336,148

Deposits from principal officers, directors, and their affiliates at year-end 2009 and 2008 were $4,644 and $3,898, respectively.
NOTE 9 — FEDERAL HOME LOAN BANK ADVANCES
The Corporation has a $40 million cash management advance line of credit with the FHLB. The Corporation had $5 million outstanding on this line as of December 31, 2009 and had $7 million outstanding on this line as of December 31, 2008. The Corporation also has an $80 million repo advance line with the FHLB. The Corporation had $0 in advances outstanding on this line as of December 31, 2009 and December 31, 2008.
The Corporation has fixed-rate mortgage-matched advances from the FHLB. Mortgage-matched advances are utilized to fund specific fixed-rate loans with certain prepayment of principal permitted without penalty.
At year end, advances from the FHLB were as follows:

	2009	2008
Maturities March 2010 through January 2017, fixed rate at rates from 1.91% to 7.80%, averaging 3.94%	$85,364	$69,982

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 9 — FEDERAL HOME LOAN BANK ADVANCES (Continued)
Scheduled principal reductions of FHLB advances at December 31, 2009 were as follows.

2010	$35,040
2011	32
2012	32,534
2013	35
2014	10,223
Thereafter	7,500

Total	$85,364

In addition to the borrowings, the Corporation has outstanding letters of credit with the FHLB totaling $26,450 at year-end 2009 and $28,750 at year-end 2008 used for pledging to secure public funds. FHLB borrowings and the letters of credit are collateralized by FHLB stock and by $167,721 and $148,099 of residential mortgage loans under a blanket lien arrangement at year-end 2009 and 2008, respectively.
The Corporation had a FHLB maximum borrowing capacity of $142,964 as of December 31, 2009, with remaining borrowing capacity of approximately $1,156. The borrowing arrangement with FHLB is subject to annual renewal. The maximum borrowing capacity is recalculated at least quarterly.
NOTE 10 — OTHER BORROWINGS
Information concerning securities sold under agreements to repurchase and treasury tax and loan deposits were as follows.

	2009	2008
Average balance during the year	$28,007	$33,413
Average interest rate during the year	0.47%	1.70%
Maximum month-end balance during the year	$33,847	$40,153
Weighted average interest rate at year end	0.46%	1.66%
Securities underlying repurchase agreements had a fair value of $26,031 at December 31, 2009 and $38,294 at December 31, 2008.
NOTE 11 — NOTE PAYABLE
FCBC had a secured borrowing agreement with Key Bank, NA for up to $25,000. The agreement was split into two pieces; a $15,000 secured revolving line of credit with a maturity date of November 29, 2012, and a $10,000 term loan. At December 31, 2008, $11,500 was outstanding on the line of credit balance and the term loan balance was $9,000. The interest rate was 3.15% at December 31, 2008. Both the line of credit and the term loan were paid off in February 2009.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 12 — SUBORDINATED DEBENTURES
Trusts formed by the Corporation, in March 2003 and March 2002, issued $7,500 of floating rate and $5,000 of floating rate trust preferred securities through special purpose entities as part of pooled offerings of such securities. The Corporation issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Corporation may redeem the subordinated debentures, in whole but not in part, at face value. The Corporation elected to redeem and refinance the $5,000 floating rate subordinated debenture that was issued in March of 2002. The refinancing was done at face value and resulted in a 2.00% reduction in the rate. The new subordinated debenture has a 30 year maturity and has a “No Call Period” of five years. The new subordinated debenture is redeemable, in whole or in part, anytime without penalty after the expiration of the “No Call Period”. At the time of the refinancing, the corporation amortized the remaining $126 of deferred issuance costs associated with the original subordinated debenture. The replacement subordinated debenture does not have any deferred issuance cost associated with it. The interest rate at December 31, 2009 on the $7,500 debenture is 3.40% and the $5,000 debenture is 1.85%.
Additionally, a trust formed in September 2004 by the Corporation issued $12,500 of 6.05% fixed rate trust preferred securities for five years, then becoming floating rate trust preferred securities, through a special purpose entity as part of a pooled offering of such securities. The Corporation issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Corporation may redeem the subordinated debentures, in whole but not in part, any time prior to September 20, 2009 at a price of 107.50% of face value. After September 20, 2009 subordinated debentures may be redeemed at face value. In October 2009, the rate switched from a fixed rate to a floating rate. The current rate on the $12,500 subordinated debenture is 2.50%.
Finally, the Corporation acquired two additional trust preferred securities as part of the Futura acquisition. Futura TPF Trust I and Futura TPF Trust II were formed in June of 2005 in the amounts of $2,500 and $2,000, respectively. The Corporation issued subordinated debentures to the trusts in exchange for ownership of all of the common security of the trusts and the proceeds of the preferred securities sold by the trusts. The Corporation may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1,000, on or after June 15, 2010 at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on June 15, 2035. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust indenture. The current rate on the $2,500 subordinated debenture is variable at 1.91% and the current rate on the $2,000 subordinated debenture is fixed until June 2010 at 5.87%.
NOTE 13 — INCOME TAXES
Income tax expense was as follows.

	2009	2008	2007
Current	$25	$2,078	$1,260
Deferred	(262)	(709)	1,753

Income tax expense	$(237)	$1,369	$3,013

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 13 — INCOME TAXES (Continued)
Effective tax rates differ from the statutory federal income tax rate of 34% due to the following.

	2009	2008	2007
Income taxes computed at the statutory federal tax rate	$482	$(12,787)	$3,365
Add (subtract) tax effect of Goodwill impairment	—	14,611	—
Nontaxable interest income, net of nondeductible interest expense	(590)	(504)	(195)
Dividends received deduction	(1)	(1)	(22)
Cash surrender value of BOLI	(164)	(166)	(180)
Other	36	216	45

Income tax expense	$(237)	$1,369	$3,013

Tax expense attributable to security gains totaled $26, $66 and $0 in 2009, 2008 and 2007, respectively.
Year-end deferred tax assets and liabilities were due to the following.

	2009	2008
Deferred tax assets
Allowance for loan losses	$5,010	$2,695
Deferred compensation	791	742
Intangible assets	832	1,324
SOP 03-3 bad debts	48	1,634
Pension costs	1,779	2,089
Other	20	56

Deferred tax asset	8,480	8,540

Deferred tax liabilities
Tax depreciation in excess of book depreciation	(645)	(650)
Discount accretion on securities	(105)	(18)
Purchase accounting adjustments	(2,969)	(3,326)
FHLB stock dividends	(2,249)	(2,249)
Leases	(26)	(52)
Deferred loan fees	(226)	(407)
Unrealized gain on securities available for sale	(618)	(808)
Other	(7)	(35)

Deferred tax liability	(6,845)	(7,545)

Net deferred tax asset	$1,635	$995

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 13 — INCOME TAXES (Continued)
Unrecognized Tax Benefits
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2009	2008
Balance at January 1	$123	$40
Additions based on tax positions related to current year	17	123
Reductions due to statute of limitations	—	(40)

Balance at December 31	$140	$123

Of the 2009 and 2008 totals, $17 and $30 respectively represent amounts that would favorably affect the effective income tax rate in future periods. The Corporation does not expect the amount of unrecognized tax benefit to change significantly in the next year.
The total amount of interest and penalties, net of the related tax benefit, recorded in the income statement for the years ended December 31, 2009 and 2008 was $6 and $(2) respectively, and the amount accrued for interest and penalties at December 31, 2009 and 2008 was $10 and $4, respectively.
The Corporation and its subsidiaries are subject to U.S. federal income tax as well as income tax of the state of Ohio for all affiliates other than the Bank. The Bank is subject to tax in Ohio based upon its net worth. The Corporation is no longer subject to examination by taxing authorities for years before 2006.
NOTE 14 — RETIREMENT PLANS
The Corporation sponsors a savings and retirement 401(k) plan, which covers all employees who meet certain eligibility requirements and who choose to participate in the plan. The matching contribution to the 401(k) plan was $143, $161 and $108 in 2009, 2008 and 2007.
The Corporation also sponsors a pension plan which is a noncontributory defined benefit retirement plan for all employees who have attained the age of 20 1/2, completed six months of service and work 1,000 or more hours per year. Annual payments, subject to the maximum amount deductible for federal income tax purposes, are made to a pension trust fund. Also, effective January 1, 2007, no new employees will be added to the retirement plan.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 14 — RETIREMENT PLANS (Continued)
Information about the pension plan is as follows.

	2009	2008
Change in benefit obligation:
Beginning benefit obligation	$12,841	$8,966
Service cost	861	595
Interest cost	742	544
Actuarial (gain)/loss	328	3,490
Benefits paid	(888)	(754)

Ending benefit obligation	13,884	12,841

Change in plan assets, at fair value:
Beginning plan assets	7,197	10,505
Actual return	1,365	(2,632)
Employer contribution	1,000	78
Benefits paid	(888)	(754)
Administrative expenses	(13)	—

Ending plan assets	8,661	7,197

Funded status at end of year	$(5,223)	$(5,644)

Amounts recognized in accumulated other comprehensive income at December 31, consist of:

	2009	2008
Unrecognized actuarial loss (net of tax, of $2,553 in 2009 and $2,851 in 2008)	$4,957	$5,535

The accumulated benefit obligation for the defined benefit pension plan was $10,896 in 2009 and $9,594 in 2008.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 14 — RETIREMENT PLANS (Continued)
The components of net periodic pension expense were as follows.

	2009	2008	2007
Service cost	$861	$595	$539
Interest cost	742	543	543
Expected return on plan assets	(501)	(732)	(540)
Net amortization and deferral	352	49	28
Measurement date change	—	—	222
Settlement	—	—	270

Net periodic benefit cost	1,454	455	1,062

Net loss (gain) recognized in other comprehensive income	(875)	6,805	(1,639)
Prior service cost (credit)	—	—	—
Amortization of prior service cost	—	—	—

Total recognized in other comprehensive income	(875)	6,805	(1,639)

Total recognized in net periodic benefit cost and other comprehensive income (before tax)	$579	$7,260	$(577)
The estimated net loss and prior service costs for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $303
The weighted average assumptions used to determine benefit obligations at year-end were as follows.

	2009	2008	2007
Discount rate on benefit obligation	5.15%	5.43%	5.51%
Long-term rate of return on plan assets	7.00%	7.00%	7.00%
Rate of compensation increase	3.00%	3.00%	3.00%
The weighted average assumptions used to determine net periodic pension cost were as follows.

	2009	2008	2007
Discount rate on benefit obligation	5.43%	5.43%	5.51%
Long-term rate of return on plan assets	7.00%	7.00%	7.00%
Rate of compensation increase	3.00%	3.00%	3.00%
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
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 14 — RETIREMENT PLANS (Continued)
The Corporation’s pension plan asset allocation at year-end 2009, and 2008, target allocation for 2010, and expected long-term rate of return by asset category are as follows.

		Percentage of Plan
	Target	Assets
	Allocation	at Year-end
Asset Category	2010	2009	2008
Equity securities	20-50%	52.7%	47.0%
Debt securities	30-60	39.3	33.0
Money market funds	20-30	8.0	20.0

Total		100.0%	100.0%

The Corporation developed the pension plan investment policies and strategies for plan assets with its pension management firm. The assets are currently invested in six diversified investment funds, which include four equity funds, one money market fund and one bond fund. The long-term guidelines from above were created to maximize the return on portfolio assets while reducing the risk of the portfolio. The management firm may allocate assets among the separate accounts within the established long-term guidelines. Transfers among these accounts will be at the management firm’s discretion based on their investment outlook and the investment strategies that are outlined at periodic meetings with the Corporation. The expected long-term rate of return on the plan assets is 7.00% in 2009 and 2008. This return is based on the expected return for each of the asset categories, weighted based on the target allocation for each class.
The Corporation expects to contribute $870 to its pension plan in 2010. Employer contributions totaled $1,000 in 2009. The contribution, combined with an increase in the fair value of plan assets, exceeded the increase in the benefit obligation. This led to a change in funded status from $(5,644) to $(5,223).
The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2009:

	December 31, 2009
	Level I	Level II	Level III	Total
Assets:
Equity securities	$4,562	$—	$—	$4,562
Debt securities	3,409	—	—	3,409
Money market funds	690	—	—	690

Total assets at fair value	$8,661	$—	$—	$8,661

Investment in equity securities, debt securities, and money market funds are valued at the closing price reported on the active market on which the individual securities are traded.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 14 — RETIREMENT PLANS (Continued)
The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
Expected benefit payments, which reflect expected future service, are as follows.

2010	$177
2011	196
2012	270
2013	311
2014	488
2015 through 2019	4,599

Total	$6,041

NOTE 15 – STOCK OPTIONS
Options to buy stock may be granted to directors, officers and employees under the stock option plan, which provides for issue of up to 225,000 options. Exercise price is the market price at date of grant. The maximum option term is ten years, and options vest after three years.
A summary of the activity in the plan is as follows.

	2009		2008
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding at beginning of year	29,500	$25.42	39,000	$25.44
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	(9,500)	25.54

Outstanding at end of year	29,500	$25.42	29,500	$25.42

Options exercisable at year-end	29,500	$25.42	29,500	$25.42

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 15 – STOCK OPTIONS (Continued)
Options outstanding at year-end 2009 were as follows.

	Outstanding
		Weighted
		Average	Weighted
		Remaining	Average
		Contractual	Exercise
Exercise price	Number	Life	Price
$20.50	19,500	2 yrs. 6 mos.	$20.50
$35.00	10,000	3 yrs. 3.5 mos.	35.00

Outstanding at year-end	29,500	2 yrs. 9 mos.	$25.42

The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the market price of the common stock as of the reporting date. As of December 31, 2009 and December 31, 2008, the aggregate intrinsic value of the stock options was $0.
NOTE 16 – FAIR VALUE MEASUREMENT
U.S. generally accepted accounting principles establish a hierarchal disclosure framework associated with the level of observable pricing utilized in measuring assets and liabilities at fair value. The three broad levels defined by the hierarchy are as follows: Level 1: Quoted prices for identical assets in active markets that are identifiable on the measurement date; Level 2: Significant other observable inputs, such as quoted prices for similar assets, quoted prices in markets that are not active and other inputs that are observable or can be corroborated by observable market data; Level 3: Significant unobservable inputs that reflect the Corporation’s own view about the assumptions that market participants would use in pricing an asset.
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
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 16 — FAIR VALUE MEASUREMENT (Continued)
Assets measured at fair value are summarized below.

	Fair Value Measurements at December 31, 2009 Using:
	Quoted Prices in		Significant
	Active Markets for	Significant Other	Unobservable
	Identical Assets	Observable Inputs	Inputs
Assets:	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value on a recurring basis:

U.S. Treasury securities and obligations of U.S. Government agencies	$—	$89,550	$—
Obligations of states and political subdivisions	—	52,420	—
Mortgage-backed securities	—	64,646	—
Equity securities	676	—	—

Assets measured at fair value on a nonrecurring basis:

Impaired Loans	$—	$19,410	$—
Other Real Estate Owned	—	1,834	—
Mortgage Servicing Rights	—	78	—

	Fair Value Measurements at December 31, 2008 Using:
	Quoted Prices in		Significant
	Active Markets for	Significant Other	Unobservable
	Identical Assets	Observable Inputs	Inputs
Assets:	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value on a recurring basis:

U.S. Treasury securities and obligations of U.S. Government agencies	$—	$76,511	$—
Obligations of states and political subdivisions	—	34,673	—
Mortgage-backed securities	—	39,076	—
Equity securities	676	—	—

Assets measured at fair value on a nonrecurring basis:

Impaired Loans	$—	$12,740	$—
Other Real Estate Owned	—	1,661	—
Mortgage Servicing Rights	—	58	—
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 16 — FAIR VALUE MEASUREMENT (Continued)
The carrying amount and estimated fair values of financial instruments not previously presented were as follows.

	December 31, 2009		December 31, 2008
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Financial Assets:
Cash and due from financial institutions	$26,942	$26,942	$26,649	$26,649
Loans, net of allowance for loan losses	775,547	796,783	787,789	803,086
Accrued interest receivable	5,425	5,425	5,764	5,764

Financial Liabilities:
Deposits	(856,102)	(863,156)	(809,921)	(811,125)
Federal Home Loan Bank advances	(85,364)	(82,353)	(69,982)	(67,429)
U.S. Treasury interest-bearing demand note payable	(2,394)	(2,394)	(3,986)	(3,986)
Securities sold under agreement to repurchase	(21,920)	(21,920)	(31,143)	(31,143)
Notes payable	—	—	(20,500)	(20,500)
Subordinated debentures	(29,427)	(14,501)	(29,427)	(38,588)
Accrued interest payable	(466)	(466)	(843)	(843)
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
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
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
The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

	2009		2008
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate
Commitments to extend credit:
Lines of credit and construction loans	$2,136	$98,420	$6,286	$97,800
Overdraft protection	—	12,617	—	12,556
Letters of credit	52	1,974	50	1,120

	$2,188	$113,011	$6,336	$111,476

Commitments to make loans are generally made for a period of one year or less. Fixed-rate loan commitments included above had interest rates ranging from 3.25% to 9.50% at December 31, 2009 and 3.25% to 9.50% at December 31, 2008. Maturities extend up to 30 years.
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
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2009 and 2008, the most recent regulatory notifications categorized Citizens as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 18 – CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS (Continued)
At December 31, 2009 and 2008, the Corporation’s and Citizens’ actual capital levels and minimum required levels were as follows.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Purposes
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2009
Total Capital to risk-weighted assets
Consolidated	$113,195	14.3%	$63,548	8.0%	n/a	n/a
Citizens	98,156	12.4	63,326	8.0	$79,158	10.0%
Tier I (Core) Capital to risk-weighted assets
Consolidated	103,199	13.0	31,778	4.0	n/a	n/a
Citizens	88,191	11.1	31,781	4.0	47,671	6.0
Tier I (Core) Capital to average assets
Consolidated	103,199	9.6	42,910	4.0	n/a	n/a
Citizens	88,191	8.2	43,020	4.0	53,775	5.0

2008
Total Capital to risk-weighted assets
Consolidated	$87,244	11.3%	$61,930	8.0%	n/a	n/a
Citizens	96,536	12.4	62,281	8.0	$77,852	10.0%
Tier I (Core) Capital to risk-weighted assets
Consolidated	61,193	7.9	30,945	4.0	n/a	n/a
Citizens	87,674	11.3	31,035	4.0	46,553	6.0
Tier I (Core) Capital to average assets
Consolidated	61,193	5.8	42,202	4.0	n/a	n/a
Citizens	87,674	8.2	42,768	4.0	53,460	5.0
The Corporation’s primary source of funds for paying dividends to its shareholders and for operating expenses is the cash accumulated from dividends received from Citizens. Payment of dividends by Citizens to the Corporation is subject to restrictions by Citizens’ regulatory agencies. These restrictions generally limit dividends to the current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below minimum regulatory requirements. At December 31, 2009, Citizens was not permitted to pay any dividends to FCBC without being granted regulatory approval for a dividend.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 19 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
Condensed financial information of FCBC follows.

	2009	2008
Condensed Balance Sheets
Assets:
Cash	$12,194	$7,052
Securities available for sale	676	676
Loans, net of allowance of $0 in 2009 and 2008	—	21
Investment in bank subsidiary	105,976	107,739
Investment in nonbank subsidiaries	12,520	12,729
Other assets	3,263	1,303

Total assets	$134,629	$129,520

Liabilities and Shareholders’ Equity:
Deferred income taxes and other liabilities	$6,405	$2,976
Subordinated debentures	29,427	29,427
Note payable	—	20,500
Preferred stock	23,117	—
Common stock	114,447	114,365
Accumulated deficit	(17,774)	(16,546)
Treasury Stock	(17,235)	(17,235)
Accumulated other comprehensive loss	(3,758)	(3,967)

Total liabilities and shareholders’ equity	$134,629	$129,520

	2009	2008	2007
Condensed Statements of Income
Dividends from bank subsidiaries	$4,699	$11,576	$16,285
Dividends from nonbank subsidiaries	—	620	—
Interest income	8	3	16
Other income	24	70	2
Provision for loan losses	(25)	(819)	—
Interest expense	(1,402)	(2,695)	(2,109)
Other expense, net	(2,057)	(2,221)	(2,133)

Earnings before equity in undistributed net earnings of subsidiaries	1,247	6,534	12,061
Income tax benefit	1,174	1,925	1,425
(Equity in undistributed net earnings of subsidiaries	(766)	(47,437)	(6,601)

Net income (loss)	$1,655	$(38,978)	$6,885

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 19 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

	2009	2008	2007
Condensed Statements of Cash Flows
Operating activities:
Net income (loss)	$1,655	$(38,978)	$6,885
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Change in other assets and other liabilities	2,905	(1,981)	4
Equity in undistributed net earnings of subsidiaries	766	47,437	6,601

Net cash from operating activities	5,326	6,478	13,490

Investing activities:
Change in loan to nonbank subsidiaries	—	—	280
Capital investment in nonbank subsidiary	—	—	(11,500)
Cash paid for acquisition, net of cash received	—	—	(16,823)

Net cash used for investing activities	—	—	(28,043)

Financing activities:
Net change in note payable	(20,500)	(1,000)	15,500
Repayment of long-term note payable	—	—	(5,155)
Proceeds from subordinated debentures payable to First Citizens Statutory Trust I	—	—	5,155
Cash paid for treasury stock	—	—	(2,021)
Proceeds from issuance of preferred stock	23,184	—	—
Cash dividends paid	(2,868)	(7,014)	(6,073)

Net cash used for financing activities	(184)	(8,014)	7,406

Net change in cash and cash equivalents	5,142	(1,536)	(7,147)

Cash and cash equivalents at beginning of year	7,052	8,588	15,735

Cash and cash equivalents at end of year	$12,194	$7,052	$8,588

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 20 — OTHER COMPREHENSIVE INCOME (LOSS)
Other comprehensive income (loss) components and related taxes were as follows.

	2009	2008	2007
Unrealized holding gain (loss) on available for sale securities	$(559)	$1,432	$1,327
Reclassification adjustments for gain (loss) later recognized in income	—	—	—

Net unrealized gain (loss)	(559)	1,432	1,327
Pension liability adjustment	876	(6,805)	1,639
Tax effect	(108)	1,826	(1,008)

Other comprehensive income (loss)	$209	$(3,547)	$1,958

The following table is a summary of the accumulated other comprehensive income balances, net of tax:

		Current
	Balance at	Period	Balance at
	12/31/08	Change	12/31/09
Unrealized gains (losses) on securities available for sale	$1,568	$(369)	$1,199
Unrealized loss on pension benefits	(5,535)	578	(4,957)

Total	$(3,967)	$(947)	$(3,758)

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 21 — EARNINGS PER SHARE
The factors used in the earnings per share computation follow.

	2009	2008	2007
Basic
Net income (loss) available to common shareholders	$715	$(38,978)	$6,885

Weighted Average common shares outstanding	7,707,917	7,707,917	5,505,023

Basic earnings (loss) per share	$0.09	$(5.06)	$1.25

Diluted
Net income (loss) available to common shareholders	$715	$(38,978)	$6,885

Weighted average common shares outstanding for basic earnings per common share	7,707,917	7,707,917	5,505,023
Add: dilutive effects of assumed exercise of options	—	—	—

Average shares and dilutive potential common shares outstanding	7,707,917	7,707,917	5,505,023

Diluted earnings (loss) per share	$0.09	$(5.06)	$1.25

Stock options for 29,500 shares in 2009 and 2008 and 39,000 shares in 2007 were not considered in computing diluted earnings per common share because they were antidilutive.
Basic earnings per common share are calculated by dividing net income by the weighted-average number of common shares outstanding for the period.
Diluted earnings per common share takes into consideration the pro forma dilution of unexercised stock option awards, computed using the treasury stock method.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 22 — QUARTERLY FINANCIAL DATA (UNAUDITED)

			Net	Basic	Diluted
	Interest	Net Interest	Income/	Earnings per	Earnings per
	Income	Income	(Loss)	Common Share	Common Share
2009
First quarter (1)(2)	$14,206	$9,867	$759	$0.09	$0.09
Second quarter (1)(2)(3)	13,668	9,789	370	0.01	0.01
Third quarter (2)(4)	13,639	10,056	499	0.03	0.03
Fourth quarter (2)(4)	13,677	10,560	27	(0.03)	(0.03)

2008
First quarter (5)(6)	$16,266	$9,642	$1,312	$0.17	$0.17
Second quarter (7)	15,781	10,367	105	0.01	0.01
Third quarter (7)	15,470	10,534	1,230	0.16	0.16
Fourth quarter (8)(9)	14,750	9,944	(41,625)	(5.06)	(5.06)

(1)	Interest income decreased as loans repriced downward. Loan volume also declined through the first two quarters.

(2)	Net income was reduced primarily by a larger provision for loan losses.

(3)	Net income was reduced by the FDIC’s Special Emergency Assessment.

(4)	Net interest income recovered due to decreased interest costs on subordinated debentures.

(5)	Interest income and net interest income both increased due to merger related volume, partially offset by decreased rates.

(6)	Net income decreased due to a larger provision for loan losses, as well as merger-related noninterest expenses.

(7)	Net income was reduced primarily by a larger provision for loan losses.

(8)	Interest income and net interest income declined due to decreased market rates.

(9)	The fourth quarter net loss is primarily the result of goodwill impairment.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(Amounts in thousands, except share data)
NOTE 23 – PARTICIPATION IN THE TREASURY CAPITAL PURCHASE PROGRAM
On January 23, 2009, the Corporation completed the sale to the U.S. Treasury of $23,184 of newly-issued non-voting preferred shares as part of the Capital Purchase Program (CPP) enacted by the U.S. Treasury as part of the Troubled Assets Relief Program (TARP) under the Emergency Economic Stabilization Act of 2008 (EESA). To finalize the Corporation’s participation in the CPP, the Corporation and the Treasury entered into a Letter Agreement, dated January 23, 2009, including the Securities Purchase Agreement – Standard Terms attached thereto. Pursuant to the terms of the Securities Purchase Agreement, the Corporation issued and sold to Treasury (1) 23,184 shares of Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value and having a liquidation preference of $1,000 per share (Series A Preferred Shares), and (2) a Warrant to purchase 469,312 common shares of the Corporation, each without par value, at an exercise price of $7.41 per share. The Warrant has a ten-year term. All of the proceeds from the sale of the Series A Preferred Shares and the Warrant by the Corporation to the U.S. Treasury under the CPP qualify as Tier 1 capital for regulatory purposes. Under the standardized CPP terms, cumulative dividends on the Series A Preferred Shares will accrue on the liquidation preference at a rate of 5% per annum for the first five years, and at a rate of 9% per annum thereafter, but will be paid only if, as and when declared by the Corporation’s Board of Directors. The Series A Preferred Shares have no maturity date and rank senior to the common shares with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of the Corporation.
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
Richard J. Dutton,
Senior Vice President
James E. McGookey,
Senior Vice President,General Counsel, Corporate Secretary
Todd A. Michel,
Senior Vice President, Controller
Charles C. Riesterer,
Senior Vice President, Lending
Kevin J. Jones,
Auditor

Shareholder Information
The Annual Meeting of the Shareholders of First Citizens Banc Corp will be held at Bowling Green State University, Firelands College, Huron, Ohio, on April 20, 2010 , at 10:00 a.m. Notice of the meeting and a proxy statement will be sent to shareholders in a separate mailing.

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