Form 10-K, Exhibit 13
period 2010-12-31
FIRST CITIZENS BANC CORP /OH
filed 2011-03-16
CIK 944745

Exhibit 13.1

# First Citizens Banc Corp

## 2010 Annual Report

*Moving You Ahead*

First Citizens Banc Corp2010 Annual Report

Five Year Condensed Consolidated Financial Summary

	2010	2009	2008	2007	2006
Earnigs
Net Income (000)	$(1,268)	$1,655	(38,978)	$6,885	$6,160
Preferred dividends and discount accretion on warrants (000)	$(1,176)	$(955)	$—	$—	$—

Net Income/(loss) available to common shareholders (000)	$(2,444)	$700	(38,978)	$6,885	$6,160
Per Common Share (1)
Earnings/(loss) (basic and diluted)	$(0.16)	$0.21	$(5.06)	$1.25	$1.12
Earnings/(loss), available to common shareholders (basic and diluted)	$(0.32)	$0.09	$(5.06)	$1.25	$1.12
Book Value	$12.58	$12.82	$9.94	$16.37	$14.53
Dividends Paid	$0.00	$0.25	$0.91	$1.12	$1.12

Balances
Assets (millions)	$1,100.7	$1,102.8	$1,053.6	$1,119.3	$749.0
Deposits (millions)	$892.5	$856.1	$809.9	$839.8	$564.6
Net Loans (millions)	$745.6	$775.5	$787.8	$787.4	$549.7
Shareholders’ Equity (millions)	$97.0	$98.8	$76.6	$126.2	$79.5

Performance Ratios
Return on Average Assets	(0.11)%	0.15%	(3.54)%	0.89%	0.83%
Return on Average Equity	(1.27)%	1.68%	(31.57)%	8.78%	7.68%
Equity Capital Ratio	8.81%	8.96%	7.27%	11.28%	10.61%
Net Loans to Deposit Ratio	83.54%	90.59%	97.27%	93.76%	97.36%
Loss Allowance to Total Loans	2.84%	1.93%	1.11%	0.93%	1.45%

(1)	Per share data has been adjusted for the business combination with Futura Banc Corp. in 2007.

Dear Shareholder:
     Although we recently reported a profitable fourth quarter, we had a loss of $1,268,000 or $.16 per share for the year 2010. Issues related to the economy have dragged our earnings down throughout the last three years. Below is a per share apples-to-apples comparison of items significant to our results during those years:

	2010	2009	2008*
Earnings Before Economic Issues	$2.39	$2.36	$1.89

Provision for Loan Losses	2.33	1.73	1.06
FDIC Insurance Premiums	0.19	0.26	0.01
Collection and Repossession Expenses	0.20	0.19	0.08
Investment Security Impairment	0.07	0.19	0.08

Total Economic Issues	2.80	2.37	1.23

Taxes	0.24	0.03	(0.18)
Net Income	$(0.16)	$0.02	$0.48
     We remain very pleased with the core operations and the earnings capacity of the company as reflected above in the Earnings Before Economic Issues. And, as we continue to report, the strength in our core earnings comes from our strong net interest margin. Based on the September 30, 2010 Bank Holding Company Performance Report (the latest published information) provided by the Federal Reserve, our net interest margin was 4.10%. The percentage for our peer group was 3.66%. Our strong interest margin has made a considerable difference in our ability to weather the downturn.
     While economists tell us that, statistically, the recession is over, there will be lingering effects as our markets adapt to the trauma of the last three years. Continuing, higher than normal unemployment, along with the soft real estate market will dampen dramatic recovery. Because of this, we will continue our short term focus on Capital, Liquidity, Asset Quality, and the adequacy of our Reserve for Loan Losses to deal with asset quality issues.
Capital
     Simplified for non-accountants, the capital of the company consists of the original investment by shareholders plus all of the accumulated earnings over the years less dividends paid. By all applicable standards, the bank is well capitalized. And while there are no standards for the parent company, it too would be classed as well capitalized if bank measures are used. In our October 2010 letter to shareholders, we mentioned that regulatory capital requirements were changing. The new requirements are being phased in over a number of years. While the standards currently proposed would raise capital requirements above the present level, we believe that we will have the ability to remain within the “well capitalized” range as the requirements increase. Our ability to do this may be subject to a number of conditions, such as continued improvement in the economy and a return to sustained profitability. To rely upon earnings to meet the new standards will also require a balance between earnings retained as increased capital and earnings paid out in the form of dividends. We hope to achieve this balance, which would improve the book value of your stock because of the earnings retained as capital and yet provide a cash dividend that we know our shareholders have been patiently awaiting.
     In 2009 we supplemented our capital position using the U.S. Treasury’s Capital Purchase Program. The $23,000,000 in preferred stock purchased by the Treasury bolstered our capital in light of the very uncertain times. However, this program, which was part of the original TARP legislation, has become socially and politically tainted. In view of the stabilizing signs in our economy, we are examining avenues to end our involvement in the Capital Purchase Program. There are a number of short and long term considerations that enter any decision as to how this would be done. Fundamental to our consideration of the alternatives is our desire to avoid capital raising efforts that would seriously undermine or dilute the book value of our stock. We are sensitive to the potential harm to our shareholders.
Liquidity
      Liquidity is now less of a concern than it has been over the last two years. One reason is that our deposits have increased. On December 31, 2010, our deposits totaled over $892,000,000, an increase from the 2009 year-end balance of $856,000,000 and the 2008 year-end balance of $810,000,000. In addition to deposit growth, we maintain additional operational sources of liquidity, which on December 31, 2010 totaled approximately $244,000,000. These are readily available funds that we can use to make loans or investments. (And, to respond to an often asked question, we cannot use deposits or other liquidity sources to repurchase the CPP preferred stock.) Although we are enjoying deposit growth and deposits are our raw material, loan demand has become soft. Our total loans outstanding have decreased from $790,818,000 as of the end of 2009 to $767,323,000 at the end of 2010. People are saving money and paying down debt. While this may improve the liquidity of a bank, it will put pressure on the bank’s margin, as it cannot put its funds to work in higher yielding loans and it has limited profitable and safe fixed income investment alternatives right now. This is a temporary issue which occurs with the ebb and flow of the economy. In time, as the economy improves and businesses see opportunities to expand, loan demand should increase.
Asset Quality
      Asset quality had the greatest impact on our performance in 2010. During the year 2010, we charged $12,651,000 to the reserve for loan losses. This compares to $8,051,000 charged to the reserve in 2009. The amount charged to the reserve represents the total of the loans that were completely written off and the amount of the write-downs to loans on our books to recognize deterioration in the value of the loan collateral or to reduce the loan balance in an effort to salvage the loan. As we commented last year and as can be seen in the recap below, the losses are spread throughout the portfolio:

	12/31/2010	2010
	Balances	Charge-offs
Loan Type
Commercial and Agriculture	$84,913,000	$2,710,000
Commercial Real Estate	336,251,000	4,653,000
Residential Real Estate	295,038,000	4,029,000
Real Estate Construction	39,341,000	799,000
Consumer and Other	11,780,000	460,000

Total	$767,323,000	$12,651,000
     We have individual customers who have lost their jobs or are underemployed and just cannot make it. We also have businesses that have struggled through the downturn, have exhausted their resources and are unable to continue. While we experienced historic loan losses in 2010, the trend has improved regarding the total loans that are either past due or are not accruing interest for us because of doubtful performance. At year-end 2010, these loans represented 4.27% of our total loans. This was an improvement from 4.63% at the end of 2009 and 4.88% at the end of 2008. We are hopeful that this trend will continue and have dedicated significant resources to monitoring loans, collecting loans, and restructuring challenged loans. We have also dedicated resources to managing the real estate and other collateral obtained through foreclosure or repossession. While this is the option of last resort, we must properly manage these situations to limit our overall loss.

Reserve for Loan Losses
      During 2010, we placed $17,940,000 from earnings into the reserve for loan losses. During the same period (as discussed above) we charged off $12,651,000 from the reserve. At the end of the year, the balance in the reserve for loan losses was $21,768,000. This represents the accumulated amount that we believe may be necessary to cover potential losses. The total amount maintained in the reserve is determined as a result of an analytical process that involves senior management, senior lending officers, and senior credit officers. In 2010, we noticed that a number of banks took money out of their reserves, which increased their earnings by the amount taken out. While this certainly provides a one-time boost to earnings, we prefer to take a conservative approach in an effort to assure that our reserves are sufficient. We are comfortable with our process, which has been reviewed by our regulators and outside auditors. We will continue to take a prudent and conservative approach to maintaining reserves.
Outlook For 2011
     We believe that the local economy is stabilizing in our markets. Unemployment is historically high, but it appears to be gradually decreasing. Many of our business customers, particularly those involved in manufacturing, have seen a dramatic improvement in their operations. Most of our farming customers continue to enjoy strong results. Unfortunately, construction and development appear quite soft in most of our markets, and construction and development are key to a quick robust recovery. While the road to recovery may be long and may not be straight, we don’t envision further broad deterioration.
     Even though the demand for loans is currently soft, we are selectively adding experienced lenders to our staff. As business indicators stabilize and improve, we expect increasing opportunities to increase loan volume. This seems to be occurring in our more metropolitan markets such as Dublin, Hilliard, and Fairlawn (Akron), and we anticipate that demand will increase in our other markets as conditions improve.
     We are also introducing new products, such as account access through a customer’s smart phone. More and more customers are using electronic services and are looking for this type of product. During 2011, we will continue to encourage our customers to utilize the services that we offer electronically, including access to their checking and savings account statements by email. Currently 7% of our customers use this service, but increased use would significantly decrease our postage and handling costs.
     Finally, we continue to be alert for opportunities to expand. The increasing costs of regulation that disproportionally impact smaller institutions, the difficulty in attracting experienced staff in smaller communities, and the strain of managing through the economic downturn may cause many smaller institutions to look for partners. We believe we are in a position to take advantage of potential opportunities, if they will benefit our shareholders.
     Managing a banking institution during the last three years has been a mix of experiences- interesting, exciting, troubling, and educational — all at the same time. It reminds one of the old Chinese curse, “May you live in interesting times.” On behalf of management and the board, I want to thank you, the shareholder, for your very strong support and encouragement. Your support has made it much easier to face the challenges of these interesting times.

Very truly yours,

James O. Miller President & C.E.O.

*	This comparison is based on a consistent number of 7,707,917 shares outstanding and excludes the 2008 non-cash write-down of goodwill, which was $5.62 per share.

This page left blank intentionally.

ANNUAL REPORT
CONTENTS

Five —Year Selected Consolidated Financial Data	1

Common Stock and Shareholder Matters	3

General Development of Business	3

Management’s Discussion and Analysis of Financial Condition and Results of Operations	4

Quantitative and Qualitative Disclosures about Market Risk	16

Financial Statements
Management’s Report on Internal Control over Financial Reporting	20
Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Statements	21
Report of Independent Registered Public Accounting Firm on Financial Statements	22
Consolidated Balance Sheets	23
Consolidated Statements of Operations	24
Consolidated Statements of Changes in Shareholders’ Equity	25
Consolidated Statements of Cash Flow	27
Notes to Consolidated Financial Statements	29

Five-Year Selected Consolidated Financial Data
(Dollars in thousands, except per share data)

	Year ended December 31,
	2010	2009	2008	2007	2006
Statements of income:
Total interest and dividend income	$51,925	$55,191	$62,267	$49,947	$45,876
Total interest expense	10,464	14,918	21,780	20,371	15,615

Net interest income	41,461	40,273	40,487	29,576	30,261
Provision for loan losses	17,940	13,323	8,207	1,020	1,128

Net interest income after provision for loan losses	23,521	26,950	32,280	28,556	29,133

Security gains/(losses)	212	75	193	(1)	—
Other noninterest income	9,269	9,558	9,463	7,506	6,670

Total noninterest income	9,481	9,633	9,656	7,505	6,670

Goodwill impairment	—	—	43,291	—	—
Other noninterest expense	36,101	35,165	36,254	26,163	26,977

Total noninterest expense	36,101	35,165	79,545	26,163	26,977

Income (loss) before federal income taxes	(3,099)	1,418	(37,609)	9,898	8,826
Federal income tax expense (benefit)	(1,831)	(237)	1,369	3,013	2,666

Net income (loss)	$(1,268)	$1,655	$(38,978)	$6,885	$6,160

Preferred stock dividends and discount accretion	1,176	955	—	—	—

Net income (loss) available to common shareholders	$(2,444)	$700	$(38,978)	$6,885	$6,160

Per share of common stock:
Earnings (loss) (basic and diluted)	$(0.16)	$0.21	$(5.06)	$1.25	$1.12
Earnings (loss) (basic and diluted) available to common shareholders	(0.32)	0.09	(5.06)	1.25	1.12
Dividends	—	0.25	0.91	1.12	1.12
Book value	12.58	12.82	9.94	16.37	14.53

Average common shares outstanding:
Basic	7,707,917	7,707,917	7,707,917	5,505,023	5,520,692
Diluted	7,707,917	7,707,917	7,707,917	5,505,023	5,520,692

Year-end balances:
Loans, net	$745,555	$775,547	$787,789	$787,386	$549,665
Securities	200,296	222,674	167,159	158,920	119,398
Total assets	1,100,622	1,102,812	1,053,611	1,119,257	748,986
Deposits	892,463	856,102	809,921	839,820	564,551
Borrowings	103,604	139,105	155,038	145,051	96,754
Shareholders’ equity	96,950	98,797	76,617	126,156	79,472

Average balances:
Loans, net	$765,821	$777,825	$791,298	$579,025	$530,409
Securities	212,038	197,826	163,054	118,542	126,645
Total assets	1,121,105	1,102,779	1,099,943	780,769	739,571
Deposits	892,773	863,488	808,646	574,133	566,584
Borrowings	117,280	127,793	162,400	118,375	87,825
Shareholders’ equity	99,648	98,454	123,468	78,435	80,182
See accompanying notes to consolidated financial statements.

Five-Year Selected Ratios

	Year ended December 31,
	2010	2009	2008	2007	2006
Net yield on average interest-earning assets	3.94%	3.91%	4.18%	4.17%	4.49%
Return on average total assets	(0.11)	0.15	(3.54)	0.89	0.83
Return on average shareholders’ equity	(1.27)	1.68	(31.57)	8.78	7.68
Average shareholders’ equity as a percent of average total assets	8.89	8.97	11.22	10.05	10.84
Net loan charge-offs as a percent of average total loans	1.46	0.87	0.84	0.52	0.42
Allowance for loan losses as a percent of loans at year-end	2.84	1.93	1.11	0.93	1.45
Shareholders’ equity as a percent of total year-end assets	8.81	8.96	7.27	11.28	10.61
A copy of the Corporation’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, will be furnished, free of charge, to shareholders, upon written request to the Secretary of First Citizens Banc Corp, 100 East Water Street, Sandusky, Ohio 44870.
See accompanying notes to consolidated financial statements.

Common Stock and Shareholder Matters
The common shares of First Citizens Banc Corp (FCBC) trade on The NASDAQ Stock Market under the symbol “FCZA”. As of December 31, 2010, there were 7,707,917 shares outstanding held by approximately 1,386 shareholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms). Information below is the range of sales prices for each quarter for the last two years.

2010
First Quarter	Second Quarter	Third Quarter	Fourth Quarter
$4.05 to $5.64	$4.36 to $6.26	$4.00 to $5.30	$3.65 to $4.40

2009
First Quarter	Second Quarter	Third Quarter	Fourth Quarter
$5.99 to $8.00	$5.01 to $8.42	$4.25 to $6.30	$4.27 to $5.90
FCBC did not declare any dividends on common shares in 2010. Dividends per share declared on common shares by FCBC were as follows:

	2010	2009
First quarter	$—	$0.15
Second quarter	—	0.07
Third quarter	—	0.01
Fourth quarter	—	0.02

	$—	$0.25

Information regarding potential restrictions on dividends paid can be found in Note 16 to the Consolidated Financial Statements.
General Development of Business
(Dollars in thousands, except for per share data)
FIRST CITIZENS BANC CORP (FCBC) was organized under the laws of the State of Ohio on February 19, 1987 and is a registered financial holding company under the Gramm-Leach-Bliley Financial Modernization Act of 1999, as amended. FCBC and its subsidiaries are sometimes referred to together as the Corporation. The Corporation’s office is located at 100 East Water Street, Sandusky, Ohio. The Corporation had total consolidated assets of $1,100,747 at December 31, 2010.
THE CITIZENS BANKING COMPANY (Citizens), owned by the Corporation since 1987, opened for business in 1884 as The Citizens National Bank. In 1898, Citizens was reorganized under Ohio banking law and was known as The Citizens Bank and Trust Company. In 1908, Citizens surrendered its trust charter and began operation under its current name. Citizens maintains its main office at 100 East Water Street, Sandusky, Ohio and operates branch banking offices in the following Ohio communities; Sandusky (2), Norwalk (2), Berlin Heights, Huron, Castalia, New Washington, Shelby (3), Willard, Chatfield, Tiro, Greenwich, Plymouth, Shiloh, Akron, Dublin, Hilliard, Plain City, Russells Point, Urbana (2), West Liberty and Quincy. Additionally, Citizens operates a loan production office in Port Clinton, Ohio. Citizens accounted for 99.6% of the Corporation’s consolidated assets at December 31, 2010.
See accompanying notes to consolidated financial statements.

SCC RESOURCES INC. (SCC) was organized under the laws of the State of Ohio. Begun as a joint venture of three local Sandusky, Ohio banks in 1966, SCC provided item-processing services for financial institutions, including Citizens, and other nonrelated entities. The Corporation acquired total ownership of SCC in February 1993. As of June 30, 2009, this subsidiary was merged with Citizens. Citizens has continued item-processing for the non-related financial institutions.
FIRST CITIZENS INSURANCE AGENCY INC. (Insurance Agency) was formed to allow the Corporation to participate in commission revenue generated through its third party insurance agreement. Assets of the Insurance Agency were less than one percent of the Corporation’s consolidated assets as of December 31, 2010.
WATER STREET PROPERTIES (Water St.) was formed to hold properties repossessed by FCBC subsidiaries. Water St. accounted for less than one percent of the Corporation’s consolidated assets as of December 31, 2010.
FIRST CITIZENS INVESTMENTS, INC. (FCI) is wholly-owned by Citizens and holds and manages its securities portfolio. The operations of FCI are located in Wilmington, Delaware.
FIRST CITIZENS CAPITAL LLC (FCC) is wholly-owned by Citizens and holds inter-company debt that is eliminated in consolidation. The operations of FCC are located in Wilmington, Delaware.
Management’s Discussion and Analysis of Financial Condition and Results of Operations — As of
December 31, 2010 and December 31, 2009 and for the Years Ending December 31, 2010 and 2009
(Dollars in thousands, except per share data)
General
The following paragraphs more fully discuss the significant highlights, changes and trends as they relate to the Corporation’s financial condition, results of operations, liquidity and capital resources as of December 31, 2010 and 2009, and during the two-year period ended December 31, 2010. This discussion should be read in conjunction with the Consolidated Financial Statements and notes to the Consolidated Financial Statements, which are included elsewhere in this report.
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
See accompanying notes to consolidated financial statements.

The Corporation is not aware of any trends, events or uncertainties that will have or are reasonably likely to have a material effect on its liquidity, capital resources or operations except as discussed herein. The Corporation does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect any events or circumstances occurring after the date of such statements, except as required by law.
The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements, and the purpose of this section is to secure the use of the safe harbor provisions.
Financial Condition
At December 31, 2010, total assets were $1,100,622, compared to $1,102,812 at December 31, 2009. The decrease in assets is primarily the result of a decrease in the investment and loan portfolios, which was partially offset by increased federal funds sold. Other factors contributing to the change in assets are discussed in the following sections.
At $745,555, net loans have declined from December 31, 2009 by 3.9%. The mix of the loan portfolio shifted in 2010 toward Commercial Real Estate and Real Estate Construction. The shift was made up by growth in Commercial Real Estate and Real Estate Construction of $10,320 and declines in Commercial, Residential Real Estate, Consumer and Other loans of $32,812. The decline in the consumer loan portfolio has continued largely as the result of a decline in the housing market and the Corporation’s decision to originate and sell the majority of mortgage loans in the secondary market. Additionally, other products such as same as cash loans and other lending alternatives in the market place are being used by consumers rather than the traditional consumer lending that the Corporation offers. These changes were also the product of management’s approach over the last year and a half. Our focus continues to be more about asset quality and less about loan growth. While the primary goal was to try to improve asset quality, a secondary result was that these measures helped preserve liquidity.
Year-end deposit balances totaled $892,463 in 2010 compared to $856,052 in 2009, an increase of $36,411, or 4.3%. Non-interest bearing demand deposits increased by $16,870, or 12.0%, savings accounts increased by $25,611 and interest bearing demand deposits increased by $6,455 from 2009 to 2010. Time deposit accounts decreased by $12,525, or 3.7% from 2009 to 2010. A primary factor of the increase in deposits, especially savings, can be attributed to the prolonged, dampened state of the economy. Customers seem to be staying out of the market, spending less and saving more. Average deposit balances for 2010 were $892,773 compared to $863,488 for 2009, an increase of 3.4%. Non-interest bearing deposits averaged $144,711 for 2010, compared to $126,934 for 2009, increasing $17,777, or 14.0%. Savings, NOW, and MMIA accounts averaged $406,909 for 2010 compared to $372,354 for 2009. Average certificates of deposit decreased $23,047 to total an average balance of $341,153 for 2010.
Borrowings from the Federal Home Loan Bank (FHLB) of Cincinnati were $50,327 at December 31, 2010. The detail of these borrowings can be found in Note 8 to the Consolidated Financial Statements. The decrease of $35,037 from year-end 2009 was the result of matured advances that were not replaced. Advances totaling $20,000 were part of a strategy to pre-fund two FHLB advances coming due in 2010 and were not expected to be replaced. The remaining maturities were not deemed to be needed, in light of our current federal funds sold position.
Citizens offers repurchase agreements in the form of sweep accounts to commercial checking account customers. These repurchase agreements totaled $21,842 at December 31, 2010 compared to $21,920 at December 31, 2009. Obligations of U.S. government agencies maintained under Citizens’ control are pledged as collateral for the repurchase agreements.
See accompanying notes to consolidated financial statements.

Securities available for sale decreased by $22,340, or 10.8%, from $207,292 on December 31, 2009 to $184,952 on December 31, 2010. U.S. Treasury securities and obligations of U.S. government agencies decreased $33,843, from $89,550 at December 31, 2009 to $55,707 at December 31, 2010. Most of this decrease was related to the FHLB Advance prefunding strategy and was expected. Obligations of states and political subdivisions available for sale increased $8,049 from 2009 to 2010. Mortgage-backed securities increased by $3,454 to total $68,100 at December 31, 2010. The shift toward Municipals and Mortgage-backed securities was intended to try to gain yield in the portfolio. The Corporation continues to utilize letters of credit from the FHLB to replace maturing securities that were pledged for public entities. As of December 31, 2010, the Corporation was in compliance with all pledging requirements.
Mortgage-backed securities totaled $68,100 at December 31, 2010 and none are considered unusual or “high risk” securities as defined by regulating authorities. Of this total, $41,459 are pass-through securities issued by the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC) and $26,641 are collateralized by mortgage-backed securities issued or guaranteed by FNMA, FHLMC, or Government National Mortgage Association (GNMA). The average interest rate of the mortgage-backed portfolio at December 31, 2010 was 5.33%. The average maturity at December 31, 2010 was approximately 3.96 years. The Corporation has not invested in any derivative securities.
Securities available for sale had an estimated fair value at December 31, 2010 of $184,952. This fair value includes unrealized gains of approximately $3,530 and unrealized losses of approximately $1,775. Net unrealized gains totaled $1,755 on December 31, 2010 compared to net unrealized gains of $1,817 on December 31, 2009. The change in unrealized gains is primarily due to changes in market interest rates. Note 2 to the Consolidated Financial Statements provides more information on unrealized gains and losses.
Premises and equipment, net of accumulated depreciation, decreased $1,573 from December 31, 2009 to December 31, 2010. The decrease in office premises and equipment is attributed to new purchases of $1,193, depreciation of $1,590 and disposals of $1,176.
Other assets have increased $1,453 from December 31, 2009 to December 31, 2010. The increase is primarily the result of increases in wholesale mortgage receivables.
Total shareholders’ equity decreased $1,847, or 1.9% during 2010 to $96,950. The change in shareholders’ equity resulted from a loss of $1,268, preferred dividends of $1,159, the decrease in the market value of securities available for sale, net of tax, of $41 and the change in the Corporation’s pension liability, net of tax of $621. For further explanation of these items, see Note 1 and Note 12 to the Consolidated Financial Statements. The Corporation paid no cash dividends on common shares in 2010. Total outstanding shares at December 31, 2010 were 7,707,917. The ratio of total shareholders’ equity to total assets was 8.8% at December 31, 2010 compared to 8.9% at December 31, 2009.
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
See accompanying notes to consolidated financial statements.

income is dependent on the interest rate environment and the volume and composition of interest-earning assets and interest-bearing liabilities. Net income is also affected by provisions for loan losses, service charges, gains on the sale of assets, other income, noninterest expense and income taxes.
Comparison of Results of Operations for the Years Ended December 31, 2010 and December 31, 2009
Net Income (Loss)
The Corporation’s net loss for the year ended December 31, 2010 was $1,268, compared to net income of $1,655 for the year ended December 31, 2009. The change in net income was the result of the items discussed in the following sections.
Net Interest Income
Net interest income for 2010 was $41,461, an increase of $1,188, or 2.9% from 2009. Although average earning assets increased 2.0% from 2009, market rates in 2010 led to a decline in interest income, mostly in the loan portfolio. This decrease was offset by a decrease in interest expense on interest-bearing liabilities of $4,454, a 29.9% decline. The Corporation continually examines its rate structure to ensure that its interest rates are competitive and reflective of the current rate environment in which it competes.
Total interest income decreased $3,266, or 5.9% for 2010. The decrease was a result of the yield on earning assets more than offsetting the effect of the increase in volume of interest earning assets. Average loans decreased $5,084 from 2009 to 2010. Interest earned on the Corporation’s loan portfolio declined as both the average balances and yield declined. The average balance of the securities portfolio for 2010 compared to 2009 increased $14,212, due to the decline in loans and reallocation from federal funds sold to investments. Interest earned on the security portfolio, including bank stocks, decreased mainly due to decreases in yield. Average balances of Federal Funds sold increased in 2010 by $12,082.
Total interest expense decreased $4,454, or 29.9% for 2010 compared to 2009. The decrease in interest expense can be attributed to declines in market rates and the corresponding repricing of deposits and other sources of funding. Total average balance of interest-bearing liabilities increased $995 while the average rate decreased 52 basis points in 2010. Average interest-bearing deposits increased $11,508 from 2009 to 2010. The increase in average interest-bearing deposits, offset by a decline in rate of approximately 47 basis points, caused interest expense on deposits to decrease $4,454. Interest expense on FHLB borrowings decreased $454 due to a decrease in average volume of $3,035 and a decrease in average rate of 51 basis points. The average balance in subordinated debentures did not change from 2009 to 2010, but the rate on these securities decreased 156 basis points, resulting in a decrease in interest expense of $478. Other borrowings decreased $7,449 in balance from 2009 to 2010. The decrease in other borrowings is mainly the result of a decrease in repurchase agreements.
Refer to “Distribution of Assets, Liabilities and Shareholders’ Equity, Interest Rates and Interest Differential” and “Changes in Interest Income and Interest Expense Resulting from Changes in Volume and Changes in Rate” on pages 11 through 13 for further analysis of the impact of changes in interest-bearing assets and liabilities on the Corporation’s net interest income.
See accompanying notes to consolidated financial statements.

Provision and Allowance for Loan Losses
The following table contains information relating to the provision for loan losses, activity in and analysis of the allowance for loan losses as of and for each of the two years in the period ended December 31, 2010.

	As of and for year
	ended December 31,
	2010	2009
Net loan charge-offs	$11,443	$6,914
Provision for loan losses charged to expense	17,940	13,323
Net loan charge-offs as a percent of average outstanding loans	1.46%	0.88%
Allowance for loan losses	$21,768	$15,271
Allowance for loan losses as a percent of year-end outstanding loans	2.84%	1.93%
Allowance for loan losses as a percent of impaired loans	131.90%	67.17%
Impaired loans	$16,504	$22,736
Impaired loans as a percent of gross year-end loans (1)	2.15%	2.87%
Nonaccrual and 90 days or more past due loans	$24,416	$25,571
Nonaccrual and 90 days or more past due loans as a percent of gross year-end loans (1)	3.18%	3.24%

(1)	Nonperforming loans are a combination of Nonaccrual loans and loans past due more that 90 days and still accruing. A loan is considered nonaccrual if it is maintained on a cash basis because of deterioration in the borrower’s financial condition, where payment in full of principal or interest is not expected and where the principal and interest have been in default for 90 days, unless the asset is both well-secured and in process of collection. A loan is considered impaired when it is probable that all of the interest and principal due will not be collected according to the terms of the contractual agreement. Some loans may be included in both categories.
The Corporation’s policy is to maintain the allowance for loan losses at a level sufficient to provide for probable losses incurred in the current portfolio. The Corporation provides for loan losses through regular provisions to the allowance for loan losses. The provision is affected by net charge-offs on loans and changes in specific and general allocations required on the allowance for loan losses. Provisions for loan losses totaled $17,940 and $13,323 in 2010 and 2009 respectively. This contributed to the strengthening of the allowance for loan losses by $6,522 at December 31, 2010 compared to the prior year.
The Corporation’s provision for loan losses increased during 2010 is in response to the challenging economic conditions and depressed collateral values in our market. As we have continued to strengthen our collection and loan workout process, we have written down the value of problem loans to reflect current conditions. In addition, we have enhanced our review process to assure that loan problems are identified. A number of factors impact the provisions for loan losses, such as the level of higher risk loans in the portfolio, changes in practices related to loans, changes in collateral values and other factors. We continue to actively manage this process and have provided to increase the reserve to assure adequate coverage ratios.
Efforts are continually made to analyze each segment of the loan portfolio and quantify risk to assure that reserves are appropriate for each segment and the allowance overall. Management specifically evaluates loans that are impaired, which includes restructured loans, to estimate potential loss. Management also calculates specific reserve allocations for identified problem loans, and reserves for pools of similar loans.
See accompanying notes to consolidated financial statements.

This analysis includes a review of the historical charge-off rates for all loan categories as well as fluctuations and trends in various risk factors that have occurred within the portfolios economic life cycle. The analysis also includes assessment of qualitative factors such as credit trends, unemployment trends, vacancy trends and loan growth. The composition and overall level of the loan portfolio and charge-off activity are also factors used to determine the amount of the allowance for loan losses.
Management analyzes each commercial and commercial real estate loan, with a balance of $350 or larger, on an individual basis and designates a loan as impaired when it is in nonaccrual status or when an analysis of the borrower’s operating results and financial condition indicates that underlying cash flows are not adequate to meet its debt service requirements. In addition, loans held for sale and leases are excluded from consideration as impaired. Loans are generally moved to nonaccrual status when 90 days or more past due. Impaired loans or portions thereof, are charged-off when deemed uncollectible.
Noninterest Income
Noninterest income totaled $9,481 in 2010 compared to $10,147 in 2009, a decrease of 6.6%. The significant items contributing to this change are as follows.
Service charges paid to Citizens decreased $273 compared to 2009. The decline is related to a decline in the number of accounts paying service charges. In addition, the average service charge per account has decreased. Revenue from computer operations decreased in 2010, down $117 from 2009. Fewer items processed in general, and fewer paper items processed, led to this decline. Trust fees increased $276 compared to 2009. The increase is related to the recoveries in the financial markets and the related effect on assets under management, as well as a general increase in assets under management. ATM fee income increased in 2010, up $118 from 2009. This increase can be attributed to a 25 percent increase in the foreign transaction fee charged during the first quarter of 2010. Revenue from bank owned life insurance decreased $11 in 2010 compared to the same period in 2009, which is the net change related to interest and mortality cost.
Noninterest Expense
Noninterest expense totaled $36,101 in 2010, an increase of $422, or 1.2% over 2009. The following discussion highlights significant items that resulted in increases or decreases in the components of noninterest expense.
Salaries and wages totaled $13,923 in 2010 compared to $13,020 in 2009, an increase of $903. The increase is attributable to a small general salary increase as well as an increase in commission payments. Additionally, there was 1 additional full-time equivalent employee compared to 2009. The Corporation’s self-insured health plan costs increased $476 in 2010 as the plan experienced higher health care costs. The Corporation’s pension plan expenses increased $290 in 2010 compared to 2009.
Net occupancy expense was fairly flat from 2009 to 2010, up just $20, while Equipment expense decreased $362, as the cost of repairs and maintenance expense and depreciation expense decreased.
Professional service costs increased $244 in 2010 compared to the same period in 2009. The increase is due to consulting services for loan work outs and core banking software analysis and an increase related to hiring a consulting firm to assist with the resolution of certain larger collection items. Marketing expense increased this year by $216 to accommodate planned advertising initiatives. ATM expenses were down $49 compared to the same period in 2009. Other operating expenses were down $653 compared to the same period of 2009. This decrease is mainly the result of the following: courier expenses decreased by $195 and trust data processing decreased by $27 compared to 2009. Amortization of intangible assets decreased $70 from 2009. One intangible asset was completely amortized in 2009, while the others decreased in 2010 due to the accelerated nature of the amortization schedules.
See accompanying notes to consolidated financial statements.

FDIC assessments decreased $391 in 2010 to $1,580, from $1,971 in 2009. The decrease was the result of the FDIC’s Special Emergency Assessment, which resulted in $502 of additional expense in 2009 that was not required in 2010. This was offset by an increase in the assessment rate the FDIC charged to all institutions in 2010.
Sales of other real estate owned resulted in recognized losses of $320 on the sale of 29 properties in 2010 compared to losses of $500 on the sale of 35 properties in 2009.
Income Tax Expense
Income before federal income taxes amounted to ($3,099) in 2010 and $1,418 in 2009. The Corporation’s income tax benefit for 2010 was a result of the non-taxable BOLI income and nontaxable securities income being a larger percentage of income before taxes, coupled with the large increase in loan loss provision this year. The Corporation’s income tax benefit for 2009 was mainly the result of non-taxable BOLI income and nontaxable securities income being a larger percentage of income before taxes.
See accompanying notes to consolidated financial statements.

Distribution of Assets, Liabilities and Shareholders’ Equity,
Interest Rates and Interest Differential
The following table sets forth, for the years ended December 31, 2010 and 2009, the distribution of assets, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Dollars in thousands):

	2010			2009
	Average		Yield/	Average		Yield/
	balance	Interest	rate	balance	Interest	rate
Assets
Interest-earning assets:
Loans (1)(2)(3)	$784,263	$44,252	5.64%	$789,347	$46,715	5.92%
Taxable securities (4)	168,224	5,813	3.52%	156,536	6,759	4.37%
Non-taxable securities (4)(5)	43,814	1,818	4.25%	41,290	1,686	4.16%
Federal funds sold	42,330	39	0.09%	30,248	21	0.07%
Interest-bearing deposits in other banks	14,099	3	0.02%	14,701	10	0.07%

Total interest-earning assets	1,052,730	51,925	4.94%	1,032,122	55,191	5.36%
Noninterest-earning assets:
Cash and due from financial institutions	8,241			7,403
Premises and equipment, net	19,010			20,521
Accrued interest receivable	5,303			5,885
Intangible assets	27,643			28,900
Other assets	14,540			7,872
Bank owned life insurance	12,080			11,598
Less allowance for loan losses	(18,442)			(11,522)

Total	$1,121,105			$1,102,779

(1)	For purposes of these computations, the daily average loan amounts outstanding are net of unearned income and include loans held for sale.

(2)	Included in loan interest income are loan fees of $216 in 2010 and $189 in 2009.

(3)	Non-accrual loans are included in loan totals and do not have a material impact on the analysis presented.

(4)	Average balance is computed using the carrying value of securities. The average yield has been computed using the historical amortized cost average balance for available-for-sale securities.

(5)	Interest income is reported on a historical basis without tax-equivalent adjustment.
See accompanying notes to consolidated financial statements.

Distribution of Assets, Liabilities and Shareholders’ Equity,
Interest Rates and Interest Differential (Continued)
The following table sets forth, for the years ended December 31, 2010 and 2009, the distribution of liabilities and shareholders’ equity, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Dollars in thousands):

	2010			2009
	Average		Yield/	Average		Yield/
	balance	Interest	rate	balance	Interest	rate
Liabilities and Shareholders’ Equity

Interest-bearing liabilities:
Savings and interest- bearing demand accounts	$406,909	$1,526	0.38%	$372,354	$2,027	0.54%
Certificates of deposit	341,153	5,657	1.66%	364,200	8,508	2.34%
Federal Home Loan Bank advances	64,126	2,394	3.73%	67,179	2,848	4.24%
Securities sold under repurchase agreements	21,519	66	0.31%	26,676	133	0.50%
Federal funds purchased	—	—	0.00%	11	—	0.00%
Notes payable	—	—	0.00%	2,247	108	4.81%
Subordinated debentures	30,349	821	2.71%	30,349	1,295	4.27%
U.S. Treasury demand notes payable	1,286	—	0.00%	1,331	—	0.00%

Total interest- bearing liabilities	865,342	10,464	1.21%	864,347	14,919	1.73%

Noninterest-bearing liabilities:
Demand deposits	144,711			126,934
Other liabilities	11,404			13,044

	156,115			139,978
Shareholders’ equity	99,648			98,454

Total	$1,121,105			$1,102,779

Net interest income and interest rate spread		$41,461	3.73%		$40,272	3.63%

Net yield on interest- earning assets			3.94%			3.91%

See accompanying notes to consolidated financial statements.

Changes in Interest Income and Interest Expense
Resulting from Changes in Volume and Changes in Rate
The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rate.

	2010 compared to 2009
	Increase (decrease) due to:
	Volume(1)	Rate(1)	Net
	(Dollars in thousands)
Interest income:
Loans	$(299)	$(2,164)	$(2,463)
Taxable securities	517	(1,463)	(946)
Nontaxable securities	113	19	132
Federal funds sold	10	8	18
Interest-bearing deposits in other banks	—	(7)	(7)

Total interest income	$341	$(3,607)	$(3,266)

Interest expense:
Savings and interest -bearing demand accounts	175	(676)	(501)
Certificates of deposit	(510)	(2,341)	(2,851)
Federal Home Loan Bank advances	(126)	(328)	(454)
Securities sold under repurchase agreements	(22)	(45)	(67)
Note payable	(108)	—	(108)
Subordinated debentures	—	(473)	(473)
U.S. Treasury demand notes payable	—	—	—

Total interest expense	$(591)	$(3,863)	$(4,454)

Net interest income	$932	$256	$1,188

(1)	The change in interest income and interest expense due to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.
See accompanying notes to consolidated financial statements.

Liquidity and Capital Resources
Citizens maintains a conservative liquidity position. All securities are classified as available for sale. At December 31, 2010, securities with maturities of one year or less, totaled $783, or 0.4%, of the total security portfolio. The available for sale portfolio helps to provide Citizens with the ability to meet its funding needs. The Consolidated Statements of Cash Flows contained in the Consolidated Financial Statements detail the Corporation’s cash flows from operating activities resulting from net earnings.
Cash from operations for 2010 was $19,079. The primary additions to cash from operating activities are from changes in amortization of intangible assets, the provision for loan losses, depreciation and changes in prepaid FDIC premiums. The primary use of cash from operating activities is from changes in other and changes in taxes and other expenses. Cash from investing activities was $33,258 in 2010. Security and property and equipment purchases were offset by security maturities, proceeds from the sale of OREO properties and decreases in loans. Cash from financing activities in 2010 totaled $(249). A major source of cash for financing activities is the net change in deposits. Cash provided by the net change in deposits was $36,411 in 2010. The large increase in deposits was primarily due to increases in noninterest-bearing deposits, money market savings accounts and public money market savings accounts, which added $13,024, $5,455 and $14,518, respectively, in deposits during 2010. This increase was offset by the decreases in FHLB overnight funds and a maturity of two FHLB long-term advances of $5,000 and $30,000, respectively. The primary uses of cash in financing activities include changes in securities sold under repurchase agreements, changes in U.S. Treasury interest-bearing demand notes payable and the payment of dividends. Cash and cash equivalents increased from $26,942 at December 31, 2009 to $79,030 at December 31, 2010.
Future loan demand of Citizens can be funded by increases in deposit accounts, proceeds from payments on existing loans, the maturity of securities, the issuances of trust preferred obligations, and the sale of securities classified as available for sale. Additional sources of funds may also come from borrowing in the Federal Funds market and/or borrowing from the FHLB. As of December 31, 2010, Citizens had total credit availability with the FHLB of $105,242 of which $50,327 was outstanding.
On a separate entity basis, the Corporation’s primary source of funds is dividends paid primarily by Citizens. Generally, subject to applicable minimum capital requirements, Citizens may declare a dividend without the approval of the Federal Reserve Bank of Cleveland and the State of Ohio Department of Commerce, Division of Financial Institutions, provided the total dividends in a calendar year do not exceed the total of its profits for that year combined with its retained profits for the two preceding years. At December 31, 2010, Citizens was unable to pay dividends to the Corporation without obtaining regulatory approval. During 2010, Citizens did not pay a dividend to the Corporation. Accumulated cash at the Corporation was sufficient for general corporate purposes, so management opted to preserve capital at the Bank.
In addition to the restrictions placed on dividends by banking regulations, the Corporation is subject to restrictions on the payment of dividends as a result of the Corporation’s issuance of $23 million of Senior Preferred Shares and related warrants under the U.S. Department of Treasury’s voluntary CPP on January 23, 2009. As long as the Senior Preferred Shares remain outstanding, the Corporation is permitted to declare and pay dividends on its common shares only if all accrued and unpaid dividends for all past dividend periods on the Senior Preferred Shares are fully paid. In addition, until the third anniversary of the sale of the Senior Preferred Shares, unless such shares have been transferred or redeemed in whole, any increase in dividends on the Corporation’s common shares above the amount of the last quarterly cash dividend per share declared prior to October 14, 2008 ($0.15 per share) will require prior approval of Treasury.
The Corporation manages its liquidity and capital through quarterly Asset/Liability Committee (ALCO) meetings. The ALCO discusses issues like those in the above paragraphs as well as others that will affect
See accompanying notes to consolidated financial statements.

future liquidity and capital position of the Corporation. The ALCO also examines interest rate risk and the effect that changes in rates will have on the Corporation. For more information about interest rate risk, please refer to the “Quantitative and Qualitative Disclosures about Market Risk” section.
Capital Adequacy
The Corporation’s policy is, and always has been, to maintain its capital levels above the well capitalized regulatory standards. Under the regulatory capital standards, total capital has been defined as Tier I (core) capital and Tier II (supplementary) capital. The Corporation’s Tier I capital includes shareholders’ equity (net of unrealized security gains and losses) and subordinated debentures (subject to certain limits) while Tier II capital also includes the allowance for loan losses. The definition of risk-adjusted assets has also been modified to include items both on and off the balance sheet. Each item is then assigned a risk weight or risk adjustment factor to determine ratios of capital to risk adjusted assets. The standards require that total capital (Tier I plus Tier II) be a minimum of 8.0% of risk-adjusted assets, with at least 4.0% being in Tier I capital. To be well capitalized, a company must have a minimum of 10.0% of risk adjusted assets, with at least 6.0% being Tier I capital. The Corporation’s ratios as of December 31, 2010 and 2009 were 15.1% and 14.3% respectively for total risk-based capital, and 13.8% and 13.0% respectively for Tier I risk-based capital. The Corporation’s participation in the U.S. Treasury’s CPP led to improvement of the Corporation’s capital ratios by adding $23,184 in additional Tier I capital.
Additionally, the Federal Reserve Board has adopted minimum leverage-capital ratios. These standards were established to supplement the previously issued risk based capital standards. The leverage ratio standards use the existing Tier I capital definition, but the ratio is applied to average total assets instead of risk-adjusted assets. The standards require that Tier I capital be a minimum of 4.0% of total average assets for high rated entities such as the Corporation and a minimum of 5.0% of total average assets to be well capitalized. The Corporation’s leverage ratio was 9.3% and 9.6% at December 31, 2010 and 2009. As with the risk-based capital ratios above, the leverage ratio also improved as a result of the Corporation’s participation in the Treasury’s CPP.
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
Fair Value of Financial Instruments
The Corporation has disclosed the estimated fair value of its financial instruments at December 31, 2010 and 2009 in Note 14 of the Consolidated Financial Statements. The fair value of loans at December 31, 2010 was 102.4% of the carrying value compared to 102.7% at December 31, 2009. The fair value of deposits at December 31, 2010 was 100.0% of the carrying value compared to 100.9% at December 31, 2009.
See accompanying notes to consolidated financial statements.

Contractual Obligations
The following table represents significant fixed and determinable contractual obligations of the Corporation as of December 31, 2010.

	One year	One to	Three to	Over five
Contractual Obligations	or less	three years	five years	years	Total
Deposits without a stated maturity	$568,840	$—	$—	$—	$568,840
Certificates of deposit	208,375	82,676	21,424	11,148	323,623
FHLB advances, securities sold under agreements to repurchase and U.S. Treasury interest- bearing demand note	23,885	32,569	15,223	2,500	74,177
Subordinated debentures (1)	—	—	—	29,427	29,427
Operating leases	339	583	376	175	1,473

(1)	The subordinated debentures consist of $2,000, $2,500, $5,000, $7,500, and $12,500 debentures.
The Corporation has retail repurchase agreements with clients within its local market areas. These borrowings are collateralized with securities owned by the Corporation. See Note 9 of the Consolidated Financial Statements for further detail. The Corporation also has a cash management advance line of credit and outstanding letters of credit with the FHLB. For further discussion, refer to Note 8 of the Consolidated Financial Statements.
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
See accompanying notes to consolidated financial statements.

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
The following table provides information about the Corporation’s financial instruments that are sensitive to changes in interest rates as of December 31, 2010 and 2009, based on certain prepayment and account decay assumptions that management believes are reasonable. The Corporation had no derivative financial instruments or trading portfolio as of December 31, 2010 or 2009. Expected maturity date values for interest-bearing core deposits were calculated based on estimates of the period over which the deposits would be outstanding. The Corporation’s borrowings were tabulated by contractual maturity dates and without regard to any conversion or repricing dates.
See accompanying notes to consolidated financial statements.

	Net Portfolio Value
	December 31, 2010			December 31, 2009
Change in	Dollar	Dollar	Percent	Dollar	Dollar	Percent
Rates	Amount	Change	Change	Amount	Change	Change
+200bp	$145,476	$160	0%	$143,173	$(6,648)	-4%
+100bp	150,062	4,746	3%	151,656	1,835	1%
Base	145,316	—	—	149,821	—	—
-100bp	154,728	9,412	6%	157,937	8,116	5%
The change in net portfolio value from December 31, 2009 to December 31, 2010, is primarily a result of two factors. The yield curve has shifted downward slightly since the end of the year and both the mix and overall size of assets and funding sources have changed. Assets have increased and the mix also shifted away from loans and securities toward cash. Funding sources increased while the funding mix shifted from borrowed money to deposits. Beyond the change in the base level of net portfolio value, overall projected movements, given specific changes in rates, would lead to similar changes in the net portfolio value as of the end of 2009, but larger in magnitude for both rates up and rates down. A 100 basis point upward movement in rates would lead to a slower decrease in the fair value of liabilities, compared to assets, which would lead to an increase in the net portfolio value. For a 200 basis point upward movement in rates, the change from the base is nearly neutral due to projected changes related to the loan and investment portfolios being nearly equal to the projected changes in funding. A downward change in rates would lead to an increase in the net portfolio value as the fair value of liabilities would increase much more slowly than the fair value of the asset portfolio.
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
See accompanying notes to consolidated financial statements.

same factors as used in the Corporations’ own allowance calculation. Upon completion of the merger, this process is repeated and any excess or deficiency in the allowance is recognized.
Note 1 and Note 4 in the Notes to Consolidated Financial Statements provide additional information regarding Allowance for Loan Losses.
Goodwill
FASB ASC Topic 350 requires an annual evaluation of goodwill for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Management performed an evaluation of the Corporation’s goodwill during the fourth quarter of 2010. In performing its evaluation, management obtained several commonly used financial ratios from pending and completed purchase transactions for banks based in the Midwest. Management used these ratios to determine an implied market value for the Corporation. The implied market value exceeded the carrying value. Therefore management concluded that goodwill was not impaired and made no adjustment in 2010.
See accompanying notes to consolidated financial statements.

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
Management assessed the Corporation’s system of internal control over financial reporting as of December 31, 2010, in relation to criteria for effective internal control over financial reporting as described in “Internal Control — Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2010, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control — Integrated Framework”. S.R. Snodgrass, A.C., independent registered public accounting firm, has issued an audit report on the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2010.
Management is responsible for compliance with the federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders designated by the FDIC as safety and soundness laws and regulations.
Management has assessed compliance by the Company with the designated laws and regulations relating to safety and soundness. Based on the assessment, management believes that the Company complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 2010.

James O. Miller President, Chief Executive Officer	Todd A. Michel Senior Vice President, Controller
Sandusky, Ohio
March 9, 2011
See accompanying notes to consolidated financial statements.

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting
To the Board of Directors and Shareholders
First Citizens Banc Corp
Sandusky, Ohio
We have audited First Citizens Banc Corp and subsidiaries’ internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). First Citizens Banc Corp’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
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
In our opinion, First citizens Banc Corp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of First Citizens Banc Corp and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the year then ended, and our report dated March 9, 2011, expressed an unqualified opinion.
Wexford, Pennsylvania
March 9, 2011
See accompanying notes to consolidated financial statements.

Report of Independent Registered Public Accounting Firm on Financial Statements
Board of Directors and Stockholders
First Citizens Banc Corp
Sandusky, Ohio
We have audited the accompanying consolidated balance sheets of First Citizens Banc Corp and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operation, shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Citizens Banc Corp and subsidiaries as of December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), First Citizens Banc Corp and subsidiaries’ internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 9, 2011, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
Wexford, Pennsylvania
March 9, 2011
See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED BALANCE SHEETS
December 31, 2010 and 2009
(In thousands, except share data)

	2010	2009
ASSETS
Cash and due from financial institutions	$79,030	$26,942
Securities available for sale	184,952	207,292
Loans, net of allowance of $21,768 and $15,271	745,555	775,547
Other securities	15,344	15,382
Premises and equipment, net	18,129	19,702
Accrued interest receivable	4,382	5,425
Goodwill	21,720	21,720
Other intangible assets	5,275	6,492
Bank owned life insurance	12,320	11,848
Other assets	13,915	12,462

Total assets	$1,100,622	$1,102,812

LIABILITIES
Deposits
Noninterest-bearing	$157,529	$140,659
Interest-bearing	734,934	715,393

Total deposits	892,463	856,052
Federal Home Loan Bank advances	50,327	85,364
Securities sold under agreements to repurchase	21,842	21,920
U. S. Treasury interest-bearing demand note payable	2,008	2,394
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	7,605	8,858

Total liabilities	1,003,672	1,004,015

SHAREHOLDERS’ EQUITY
Preferred stock, 200,000 shares authorized, 23,184 shares issued	23,134	23,117
Common stock, no par value, 20,000,000 shares authorized, 8,455,881 shares issued	114,447	114,447
Accumulated deficit	(20,218)	(17,774)
Treasury stock, 747,964 shares at cost	(17,235)	(17,235)
Accumulated other comprehensive loss	(3,178)	(3,758)

Total shareholders’ equity	96,950	98,797

Total liabilities and shareholders’ equity	$1,100,622	$1,102,812

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31, 2010 and 2009
(In thousands, except per share data)

	2010	2009
Interest and dividend income
Loans, including fees	$44,252	$46,715
Taxable securities	5,813	6,759
Tax-exempt securities	1,818	1,686
Federal funds sold and other	42	31

Total interest income	51,925	55,191
Interest expense
Deposits	7,183	10,535
Federal Home Loan Bank advances	2,394	2,848
Subordinated debentures	817	1,295
Other	70	240

Total interest expense	10,464	14,918

Net interest income	41,461	40,273
Provision for loan losses	17,940	13,323

Net interest income after provision for loan losses	23,521	26,950

Noninterest income
Computer center item processing fees	257	374
Service charges	4,556	4,829
Net gains on sale of securities	212	75
ATM fees	1,752	1,634
Trust fees	1,864	1,588
Bank owned life insurance	472	483
Impairment loss on investment securities	(575)	—
Other	943	1,164

Total noninterest income	9,481	10,147

Noninterest expense
Salaries, wages and benefits	17,212	15,631
Net occupancy expense	2,356	2,336
Equipment expense	1,522	1,884
Contracted data processing	929	1,091
FDIC Assessment	1,580	1,971
State franchise tax	984	1,086
Professional services	1,383	1,139
Amortization of intangible assets	1,218	1,288
ATM expense	688	737
Telephone	534	612
Marketing expense	630	414
Repossession expense	944	679
Loss on sale of fixed assets	79	14
Loss on sale of other real estate owned	320	500
Other operating expenses	5,722	6,297

Total noninterest expense	36,101	35,679

Income (loss) before income taxes (benefit)	(3,099)	1,418
Income tax benefit	(1,831)	(237)

Net income (loss)	$(1,268)	$1,655
Preferred stock dividends and discount accretion	1,176	955

Net income (loss) available to common shareholders	$(2,444)	$700

Earnings (loss) per common share, basic and diluted	$(0.32)	$0.09

Weighted average basic common shares	7,707,917	7,707,917

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31, 2010 and 2009
(In thousands, except per share data)

							Accumulated
							Other	Total
	Preferred Stock		Common Stock		(Accumulated	Treasury	Comprehensive	Shareholders’
	Shares	Amount	Shares	Amount	deficit)	Stock	Income (Loss)	Equity
Balance, December 31, 2008	—	$—	7,707,917	$114,365	$(16,546)	$(17,235)	$(3,967)	$76,617
Comprehensive Income:
Net income					1,655			1,655
Change in funded status on pension benefits, net of tax							578	578
Unrealized loss on securities available for sale, net of reclassification and tax effects							(369)	(369)

Total Comprehensive income								1,864
Preferred stock issued	23,184	23,184						23,184
Discount on preferred stock issued		(82)						(82)
Amortization of discount on preferred stock		15			(15)			—
Common stock warrant issued				82				82
Cash dividends ($0.25 per share)					(1,928)			(1,928)
Preferred stock dividends					(940)			(940)

Balance, December 31, 2009	23,184	$23,117	7,707,917	$114,447	$(17,774)	$(17,235)	$(3,758)	$98,797

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (Continued)
Years ended December 31, 2010 and 2009
(In thousands, except per share data)

							Accumulated
							Other	Total
	Preferred Stock		Common Stock		(Accumulated	Treasury	Comprehensive	Shareholders’
	Shares	Amount	Shares	Amount	deficit)	Stock	Income (Loss)	Equity
Balance, December 31, 2009	23,184	$23,117	7,707,917	$114,447	$(17,774)	$(17,235)	$(3,758)	$98,797
Comprehensive Loss:
Net income					(1,268)			(1,268)
Change in funded status on pension benefits, net of tax							621	621
Unrealized loss on securities available for sale, net of reclassification and tax effects							(41)	(41)

Total comprehensive loss								(688)
Amortization of discount on preferred stock		17			(17)			—
Preferred stock dividends					(1,159)			(1,159)

Balance, December 31, 2010	23,184	$23,134	7,707,917	$114,447	$(20,218)	$(17,235)	$(3,178)	$96,950

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2010 and 2009
(In thousands, except per share data)

	2010	2009
Cash flows from operating activities
Net income (loss)	$(1,268)	$1,655
Adjustments to reconcile net income (loss) to net cash from operating activities
Security amortization, net of accretion	178	(1,284)
Depreciation	1,590	1,812
Loss on sale of fixed assets	79	14
Amortization of intangible assets	1,218	1,288
Net realized (gain) loss on sale of securities	(212)	(75)
Provision for loan losses	17,940	13,323
Gain on sale of loans	(3)	(10)
Loss on sale of OREO properties	320	500
Impairment on investment security	575	—
Bank owned life insurance	(472)	(483)
Deferred income taxes	(2,642)	(262)
Prepaid FDIC Premium	1,450	(5,168)
Change in
Net deferred loan fees	270	532
Accrued interest payable	(104)	(291)
Accrued interest receivable	1,043	339
Other	(376)	(2,474)
Taxes and other expenses	(507)	(2,118)

Net cash from operating activities	19,079	7,298
Cash flows from (used for) investing activities
Securities available for sale
Maturities, prepayments and calls	94,649	104,937
Sales	4,525	—
Purchases	(77,437)	(160,493)
Redemption of Federal Reserve stock	110	841
Purchases of Federal Reserve stock	(72)	—
Loan originations, net of loan payments	10,351	(3,748)
Proceeds from sale of OREO properties	1,149	1,461
Property and equipment purchases	(1,193)	(535)
Proceeds from sale of property and equipment	1,176	17

Net cash from (used for) investing activities	33,258	(57,520)

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
Years ended December 31, 2010 and 2009
(In thousands, except per share data)

	2010	2009
Cash flows from (used for) financing activities
Increase in deposits	36,411	46,131
Repayment of Federal Home Loan Bank advances	(37)	(118)
Net change in short-term FHLB advances	(5,000)	(2,000)
Repayment of long-term FHLB advances	(30,000)	(2,500)
Proceeds from long-term FHLB advances	—	20,000
Decrease in securities sold under repurchase agreements	(78)	(9,223)
Decrease in U.S. Treasury interest-bearing notes payable	(386)	(1,592)
Decrease in short-term note payable	—	(20,500)
Cash dividends paid	(1,159)	(2,868)
Issuance of preferred stock and common stock warrants	—	23,184

Net cash from (used for) financing activities	(249)	50,514

Increase in cash and due from financial institutions	52,088	293
Cash and due from financial institutions at beginning of year	26,942	26,649

Cash and due from financial institutions at end of year	$79,030	$26,942

Supplemental cash flow information:
Interest paid	10,568	15,295
Income taxes paid	650	1,475

Supplemental non-cash disclosures:
Transfer of loans from portfolio to other real estate owned	$1,431	$2,135
See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The following is a summary of the accounting policies adopted by First Citizens Banc Corp, which have a significant effect on the financial statements.
Nature of Operations and Principles of Consolidation: The Consolidated Financial Statements include the accounts of First Citizens Banc Corp (FCBC) and its wholly-owned subsidiaries: The Citizens Banking Company (Citizens), First Citizens Insurance Agency, Inc., and Water Street Properties, Inc. (Water St.). First Citizens Capital LLC (FCC) is wholly-owned by Citizens and holds inter-company debt. First Citizens Investments, Inc. (FCI) is wholly-owned by Citizens and holds and manages its securities portfolio. The operations of FCI and FCC are located in Wilmington, Delaware. The above companies together are sometimes referred to as the Corporation. Intercompany balances and transactions are eliminated in consolidation. SCC Resources, Inc. (SCC) was a subsidiary that provided item processing for Citizens, as well as several other financial institutions. On June 30, 2009, SCC was merged with Citizens.
The Corporation provides financial services through its offices in the Ohio counties of Erie, Crawford, Champaign, Franklin, Logan, Summit, Huron, Ottawa, Union and Richland. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customer’s ability to repay their loans is dependent on the real estate and general economic conditions in the area. Other financial instruments that potentially represent concentrations of credit risk include deposit accounts in other financial institutions and Federal Funds sold. First Citizens Insurance Agency Inc. was formed to allow the Corporation to participate in commission revenue generated through its third party insurance agreement. Insurance commission revenue was less than 1.0% of total revenue for the years ended December 31, 2010 and 2009. Water St., Inc. was formed to hold repossessed assets of FCBC’s subsidiaries. Water St. revenue was less than 1% of total revenue for the years ended December 31, 2010 and 2009.
Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, impairment of goodwill, fair values of financial instruments, valuation of deferred tax assets and pension obligations are considered material estimates that are particularly susceptible to significant change in the near term.
Cash Flows: Cash and cash equivalents include cash on hand and demand deposits with financial institutions with original maturities fewer than 90 days. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and federal funds purchased or sold and repurchase agreements.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
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
The Corporation adopted new accounting guidance related to recognition and presentation of other-than-temporary impairment. This recent accounting guidance amends the recognition guidance for other-than-temporary impairments of debt securities and expands the financial statement disclosures for other-than-temporary impairment losses on debt and equity securities. The recent guidance replaced the “intent and ability” indication in current guidance by specifying that (a) if a company does not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss. When an entity does not intend to sell the security, and it is more likely than not, the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment should be amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.
As a result of this guidance, the Corporation’s consolidated statement of income as of December 31, 20X3 reflects the full impairment (that is, the difference between the security’s amortized cost basis and fair value) on debt securities that the Corporation intends to sell or would more-likely-than-not be required to sell before the expected recovery of the amortized cost basis. For available-for-sale and held-to-maturity debt securities that management has no intent to sell and believes that it more-likely-than-not will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the non-credit loss is recognized in accumulated other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections.
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
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
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
Allowance for Loan Losses: Management establishes the allowance for loan losses based upon its evaluation of the pertinent factors underlying the types and quality of loans in the portfolio. Commercial loans and commercial real estate loans are reviewed on a regular basis with a focus on loans greater than $350. These larger commercial loans and commercial real estate loans, many of which are 60 days or more past due are analyzed to determine if they are “impaired”, which means that it is probable that all amounts will not be collected according to the contractual terms of the loan agreement. All loans that are delinquent 90 days and are placed on nonaccrual status are classified on an individual basis. Residential loans 60 days past due, which are still accruing interest are classified as substandard as per the Corporation’s asset classification policy. The remaining loans are evaluated and classified as groups of loans with similar risk characteristics. The Corporation allocates allowances based on the factors described below, which conform to the Corporation’s asset classification policy. In reviewing risk within the Bank’s loan portfolio, management has determined there to be several different risk categories within the loan portfolio. The allowance for loan losses consists of amounts applicable to: (i) the
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
commercial loan portfolio; (ii) the commercial real estate portfolio; (iii) the consumer loan portfolio; and (iv) the residential portfolio. Factors considered in this process included general loan terms, collateral, and availability of historical data to support the analysis. Historical loss percentages for each risk category are calculated and used as the basis for calculating allowance allocations. Certain economic factors are also considered for trends which management uses to establish the directionality of changes to the unallocated portion of the reserve. The following economic factors are analyzed:
•	Changes in economic and business conditions

•	Changes in lending policies and procedures
•	Changes in experience and depth of lending and management staff
•	Changes in concentrations within the loan portfolio
•	Changes in past due, classified and nonaccrual loans and TDRs
•	Changes in quality of Bank’s credit review system
•	Changes in competition or legal and regulatory requirements
The Corporation also maintains an unallocated allowance to account for any factors or conditions that may cause a potential loss but are not specifically addressed in the process described above. The Corporation analyzes its loan portfolio each quarter to determine the appropriateness of its allowance for loan losses.
Loan Charge-off Policies: Consumer loans are generally fully or partially charged down to the fair value of collateral securing the asset when the loan is 180 days past due for open-end loans or 120 days past due for closed-end loans, unless the loan is well secured and in the process of collection. All other loans are generally charged down to the net realizable value when the loan is 90 days past due.
Troubled Debt Restructurings (TDR): In situations where for economic or legal reasons related to a borrower’s financial difficulties, management may grant a concession for other than an insignificant period of time to the borrower that would not otherwise be considered. The related loan is classified as a troubled debt restructuring (TDR). Management strives to identify borrowers in financial difficulty early and work with them to modify to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted above for impaired loans. In addition to the allowance for the pooled portfolios, management has developed a separate allowance for loans that are identified as impaired through a TDR. These loans are excluded from pooled loss forecasts and a separate reserve is provided under the accounting guidance for loan impairment. Consumer loans whose terms have been modified in a TDR are also individually analyzed for estimated impairment.
Other Real Estate: Other real estate acquired through or instead of loan foreclosure is initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed. Other real estate owned included in other assets totaled approximately $1,796 at December 31, 2010 and $1,834 at December 31, 2009.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
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
Federal Home Loan Bank (FHLB) Stock: The Bank is a member of the Federal Home Loan Bank of Cincinnati and as such, is required to maintain a minimum investment in stock of the Federal Home Loan Bank that varies with the level of advances outstanding with the Federal Home Loan Bank. The stock is bought from and sold to the Federal Home Loan Bank based upon its $100 par value. The stock does not have a readily determinable fair value and as such is classified as restricted stock, carried at cost and evaluated for by management. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) The significance of the decline in net assets of the Federal Home Loan Bank as compared to the capital stock amount and the length of time this situation has persisted (b) Commitments by the Federal Home Loan Bank to make payments required by law or regulation and the level of such payments in relation to the operating performance (c) The impact of legislative and regulatory changes on the customer base of the Federal Home Loan Bank and (d) The liquidity position of the Federal Home Loan Bank.
While the Federal Home Loan Banks have been negatively impacted by the current economic conditions, the Federal Home Loan Bank of Cincinnati has reported profits for December 31, 2010, remains in compliance with regulatory capital and liquidity requirements, continues to pay dividends on the stock and make redemptions at the par value. With consideration given to these factors, management concluded that the stock was not impaired at December 31, 2010 or 2009.
Federal Reserve Bank (FRB) Stock: The Bank is a member of the Federal Reserve System. FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value.
Bank Owned Life Insurance (BOLI): Citizens has purchased bank owned life insurance (BOLI) policies on certain key executives. BOLI is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.
Goodwill and Other Intangible Assets: Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.
Other intangible assets consist of core deposit intangibles arising from whole bank and branch acquisitions. These intangible assets are measured at fair value and then amortized on an accelerated method over their estimated useful lives, which range from five to twelve years.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Servicing Rights: Servicing rights are recognized as assets for the allocated value of retained servicing rights on loans sold. Servicing rights are initially recorded at fair value at the date of transfer. The valuation technique used is the present value of estimated future cash flows using current market discount rates. Servicing rights are amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance to the extent that fair value is less than the capitalized asset for the grouping.
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
Stock-Based Compensation: The Corporation recognizes compensation cost relating to stock-based payment transactions in the financial statements. That cost is measured based on the grant date fair value of the stock issued. The Corporation’s compensation cost for all stock awards is calculated and recognized over the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Sholes model is used to estimate the fair value of stock options.
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
The Corporation prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information.
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
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
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
Earnings per Common Share: Basic earnings per share are net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under stock options. Treasury shares are not deemed outstanding for earnings per share calculations.
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
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Effect of Newly Issued but Not Yet Effective Accounting Standards:
In July 2010, FASB issued ASU No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. ASU 2010-20 is intended to provide additional information to assist financial statement users in assessing an entity’s credit risk exposures and evaluating the adequacy of its allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. The amendments in ASU 2010-20 encourage, but do not require, comparative disclosures for earlier reporting periods that ended before initial adoption. However, an entity should provide comparative disclosures for those reporting periods ending after initial adoption. The Corporation has provided these disclosures in Note 4.
In August, 2010, the FASB issued ASU 2010-21, Accounting for Technical Amendments to Various SEC Rules and Schedules. This ASU amends various SEC paragraphs pursuant to the issuance of Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules, and Codification of Financial Reporting Policies and is not expected to have a significant impact on the Corporation’s financial statements.
In August, 2010, the FASB issued ASU 2010-22, Technical Corrections to SEC Paragraphs — An announcement made by the staff of the U.S. Securities and Exchange Commission. This ASU amends various SEC paragraphs based on external comments received and the issuance of SAB 112, which amends or rescinds portions of certain SAB topics and is not expected to have a significant impact on the Corporation’s financial statements.
In September, 2010, the FASB issued ASU 2010-25, Plan Accounting — Defined Contribution Pension Plans. The amendments in this ASU require that participant loans be classified as notes receivable from participants, which are segregated from plan investments and measured at their unpaid principal balance plus any accrued but unpaid interest. The amendments in this update are effective for fiscal years ending after December 15, 2010 and did not have a significant impact on the Corporation’s financial statements.
In October, 2010, the FASB issued ASU 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts. This ASU addresses the diversity in practice regarding the interpretation of which costs relating to the acquisition of new or renewal insurance contracts qualify for deferral, the amendments are effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2011 and are not expected to have a significant impact on the Corporation’s financial statements.
In December, 2010, the FASB issued ASU 2010-28, When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. This ASU modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating an impairment may exist. The qualitative factors are consistent with the existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
below its carrying amount. For public entities, the amendments in this ASU are effective for fiscal year, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. This ASU is not expected to have a significant impact on the Corporation’s financial.
In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in this ASU are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. This ASU is not expected to have a significant impact on the Corporation’s financial statements.
NOTE 2 — SECURITIES
The amortized cost and fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows.

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2010
U.S. Treasury securities and obligations of U.S. government agencies	$55,398	$616	$(307)	$55,707
Obligations of states and political subdivisions	61,401	483	(1,415)	60,469
Mortgage-back securities in government sponsored entities	65,917	2,236	(53)	68,100

Total debt securities	182,716	3,335	(1,775)	184,276
Equity securities in financial institutions	481	195	—	676

Total	$183,197	$3,530	$(1,775)	$184,952

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 2 — SECURITIES (Continued)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2009
U.S. Treasury securities and obligations of U.S. government agencies	$90,296	$401	$(1,147)	$89,550
Obligations of states and political subdivisions	51,701	1,023	(304)	52,420
Mortgage-back securities in government sponsored entities	62,997	1,663	(14)	64,646

Total debt securities	204,994	3,087	(1,465)	206,616
Equity securities in financial institutions	481	195	—	676

Total	$205,475	$3,282	$(1,465)	$207,292

The amortized cost and fair value of securities and carrying amount, if different, at year end 2010 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Available for sale
	Amortized Cost	Fair Value
Due in one year or less	$774	$783
Due from one to five years	4,060	4,149
Due from five to ten years	14,364	14,597
Due after ten years	97,601	96,647
Mortgage-backed securities in government sponsored entities	65,917	68,100
Equity securities in financial institutions	481	676

Total	$183,197	$184,952

Securities with a carrying value of $158,940 and $164,804 were pledged as of December 31, 2010 and 2009, respectively, to secure public deposits and other deposits and liabilities as required or permitted by law.
Proceeds from sales of securities, gross realized gains and gross realized losses were as follows.

	2010	2009
Sale proceeds	$4,525	$—
Gross realized gains	189	—
Gains from securities called or settled by the issuer	23	75
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 2 — SECURITIES (Continued)
Debt securities with unrealized losses at year end 2010 and 2009 not recognized in income are as follows.

2010	12 Months or less		More than 12 months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
U.S. Treasury securities and obligations of U.S. government agencies	$10,257	$(307)	$—	$—	$10,257	$(307)
Obligations of states and political subdivisions	34,938	(1,359)	2,256	(56)	37,194	(1,415)
Mortgage-backed securities in gov’t sponsored entities	9,696	(53)	—	—	9,696	(53)

Total temporarily impaired	$54,891	$(1,719)	$2,256	$(56)	$57,147	$(1,775)

2009	12 Months or less		More than 12 months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
U.S. Treasury securities and obligations of U.S. government agencies	$58,384	$(1,147)	$—	$—	$58,384	$(1,147)
Obligations of states and political subdivisions	12,000	(241)	2,574	(63)	14,574	(304)
Mortgage-backed securities in gov’t sponsored entities	3,283	(14)	—	—	3,283	(14)

Total temporarily impaired	$73,667	$(1,402)	$2,574	$(63)	$76,241	$(1,465)

The Corporation periodically evaluates securities for other-than-temporary impairment. An unrealized loss exists when the current fair value of an individual security is less than its amortized cost basis. Unrealized losses that are determined to be temporary in nature are recorded, net of tax, in Accumulated Other Comprehensive Income for available-for —sale securities.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 2 — SECURITIES (Continued)
The Corporation has assessed each available-for-sale security position for credit impairment. Factors considered in determining whether a loss is temporary include:
•	The length of time and the extent to which fair value has been below cost;
•	The severity of impairment;
•	The cause of the impairment and the financial condition and near-term prospects of the issuer;
•	If the company intends to sell the investment;
•	If it’s more-likely-than-not the Corporation will be required to sell the investment before recovering its amortized cost basis; and
•	If the Corporation does not expect to recover the investment’s entire amortized cost basis (even if the Corporation does not intend to sell the investment).
The Corporation’s review for impairment generally entails:
•	Identification and evaluation of investments that have indications of impairment;
•	Analysis of individual investments that have fair values less than amortized cost, including consideration of length of time investment has been in unrealized loss position and the expected recovery period;
•	Evaluation of factors or triggers that could cause individual investments to qualify as having other-than-temporary impairment; and
•	Documentation of these analyses, as required by policy.
At December 31, 2010, the Corporation owns one hundred eleven securities which are considered temporarily impaired. The unrealized losses on these securities have not been recognized into income because the issuers’ bonds are of high credit quality, management has the intent and ability to hold these securities for the foreseeable future, and the decline in fair value is largely due to changes in market interest rates. The fair value is expected to recover as the securities approach their maturity date or reset date. The Corporation does not intend to sell until recovery and does not believe selling will be required before recovery.
The Corporation did identify one Obligation of States and Political Subdivision for which an other-than-temporary impairment did exist. This security was related to and secured by housing units for special-needs persons in a neighboring community. Upon completion of the evaluation process, the security was written down by $575, pretax, and recorded through the income statement.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 3 — LOANS
Loans at year-end were as follows.

	2010	2009
Commercial and agricultural	$84,913	$96,298
Commercial real estate	336,251	335,626
Residential real estate	295,038	314,552
Real estate construction	39,341	29,970
Consumer	11,590	14,083
Credit card and other	190	207
Leases	—	82

Total Loans	767,323	790,818
Allowance for loan losses	(21,768)	(15,271)

Net loans	$745,555	$775,547

Loans to directors and executive officers, including their immediate families and companies in which they are principal owners during 2010 were as follows.

Balance — December 31, 2009	$5,143
New loans and advances	1,569
Repayments	(1,366)
Effect of changes to related parties	(110)

Balance — December 31, 2010	$5,236

NOTE 4 — ALLOWANCE FOR LOAN LOSSES
Management has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the allowance for loan losses, the Corporation has segmented certain loans in the portfolio by product type. Loans are segmented into the following pools: Commercial and Agricultural loans, Commercial Real Estate loans, Residential Real Estate loans, Real Estate Construction loans and Consumer loans. Historical loss percentages for each risk category are calculated and used as the basis for calculating allowance allocations. These historical loss percentages are calculated over a three year period for all portfolio segments. Certain economic factors are also considered for trends which management uses to establish the directionality of changes to the unallocated portion of the reserve. The following economic factors are analyzed:
•	Changes in economic and business conditions
•	Changes in lending policies and procedures
•	Changes in experience and depth of lending and management staff
•	Changes in concentrations within the loan portfolio
•	Changes in past due, classified and nonaccrual loans and TDRs
•	Changes in quality of Bank’s credit review system
•	Changes in competition or legal and regulatory requirements
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 4 — ALLOWANCE FOR LOAN LOSSES (Continued)
The allowance for loan losses activity is summarized as follows for December 31, 2009 and 2008.

	2009	2008
Balance — January 1	$8,862	$7,374
Provision for loan losses	13,323	8,207
Loans charged-off	(8,051)	(7,798)
Recoveries	1,137	1,079

Balance — December 31	$15,271	$8,862

The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the balance sheet date. The Corporation considers the allowance for loan losses of $21,768 adequate to cover loan losses inherent in the loan portfolio, at December 31, 2010. The following table presents by portfolio segment, the changes in the allowance for loan losses and the loan balances outstanding for the year ended December 31, 2010:

	Commercial	Commercial	Residential	Real Estate
	& Agriculture	Real Estate	Real Estate	Construction	Consumer	Unallocated	Total
Allowance for loan losses:

Beginning balance	$2,957	$6,042	$3,917	$1,109	$401	$845	$15,271
Charge-offs	(2,710)	(4,653)	(4,029)	(799)	(460)	—	(12,651)
Recoveries	303	650	99	—	156	—	1,208
Provision	3,827	3,565	8,675	1,221	629	23	17,940

Ending Balance	$4,377	$5,604	$8,662	$1,531	$726	$868	$21,768

Ending balance:
Individually evaluated for impairment	$1,322	$1,384	$355	$375	$427	$—	$3,863

Ending balance:
Collectively evaluated for impairment	$3,055	$4,220	$8,307	$1,156	$299	$868	$17,905

Loan balances outstanding:

Ending Balance	$84,913	$336,251	$295,038	$39,341	$11,780		$767,323

Ending balance:
Individually evaluated for impairment	$4,522	$7,814	$2,347	$1,821	$—		$16,504

Ending balance:
Collectively evaluated for impairment	$80,391	$328,437	$292,691	$37,520	$11,780		$750,819

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 4 — ALLOWANCE FOR LOAN LOSSES (Continued)
The following table represents credit exposures by internally assigned grades for the year ended December 31, 2010. The grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Corporation’s internal credit risk grading system is based on experiences with similarly graded loans.
The Corporation’s internally assigned grades are as follows:
•	Pass — loans which are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral.
•	Special Mention — loans where a potential weakness or risk exists, which could cause a more serious problem if not corrected.
•	Substandard — loans that have a well-defined weakness based on objective evidence and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.
•	Doubtful — loans classified as doubtful have all the weaknesses inherent in a substandard asset. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances.
•	Loss — loans classified as a loss are considered uncollectible, or of such value that continuance as an asset is not warranted.
•	Unrated— Generally, consumer loans are not risk-graded, except when collateral is used for a business purpose

	Commercial
	&	Commercial	Residential	Real Estate
	Agriculture	Real Estate	Real Estate	Construction	Consumer	Total
Pass	$70,825	$284,083	$111,248	$28,815	$556	$495,527
Special Mention	2,972	12,674	2,821	937	—	19,404
Substandard	11,116	39,416	16,482	7,492	44	74,550
Doubtful	—	78	—	—	—	78
Loss	—	—	—	—	—	—

Ending Balance	$84,913	$336,251	$130,551	$37,244	$600	$589,559

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 4 — ALLOWANCE FOR LOAN LOSSES (Continued)
The following table present performing and nonperforming consumer loans based solely on payment activity for the year ended December 31, 2010. Payment activity is reviewed by management on a monthly basis to determine how loans are performing. Loans are considered to be nonperforming when they become 90 days past due. Nonperforming loans also include certain loans that have been modified in TDRs where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Corporation’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

	Residential	Real Estate
	Real Estate	Construction	Consumer	Total
2010
Performing	$162,702	$2,097	$11,169	$175,968
Nonperforming	1,785	—	11	1,796

Total	$164,487	$2,097	$11,180	$177,764

Following is a table which includes an aging analysis of the recorded investment of past due loans outstanding as of December 31, 2010.

	30-59	60-89	90 Days
	Days	Days	or	Total			Total
	Past Due	Past Due	Greater	Past Due	Current	Nonaccrual	Loans
Commercial & Agriculture	$471	$309	$904	$1,684	$80,568	$2,661	$84,913
Commercial Real Estate	3,467	39	349	3,855	324,337	8,059	336,251
Residential Real Estate	3,042	340	382	3,764	281,688	9,586	295,038
Real Estate Construction	258	246	581	1,085	36,387	1,869	39,341
Consumer and Other	118	39	25	182	11,598	—	11,780

Total	$7,356	$973	$2,241	$10,570	$734,578	$22,175	$767,323

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 4 — ALLOWANCE FOR LOAN LOSSES (Continued)
Impaired Loans: Larger (greater than $350) commercial loans and commercial real estate loans, many of which are 60 days or more past due, are tested for impairment. These loans are analyzed to determine if it is probable that all amounts will not be collected according to the contractual terms of the loan agreement. If management determines that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an allowance estimate or a charge-off to the allowance.
Nonaccrual Loans: Loans are considered for nonaccrual status upon reaching 90 days delinquency, unless the loan is well secured and in the process of collection, although the Corporation may be receiving partial payments of interest and partial repayments of principal on such loans. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest income.
The following table includes the recorded investment and unpaid principal balances for impaired financing receivables with the associated allowance amount, if applicable.

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
With no related allowance recorded:
Commericial & Agriculture	$1,858	$1,858	$—	$3,129	$22
Commercial Real Estate	1,849	1,849	—	5,579	11
Residential Real Estate	635	635	—	2,035	31
Real Estate Construction	477	477	—	293	34

With an allowance recorded:
Commericial & Agriculture	$1,717	$2,664	$947	$1,612	$141
Commercial Real Estate	4,582	5,966	1,384	4,569	256
Residential Real Estate	1,357	1,712	355	1,146	69
Real Estate Construction	969	1,344	375	1,377	7

Total:
Commericial & Agriculture	$3,575	$4,522	$947	$4,741	$163
Commercial Real Estate	6,431	7,815	1,384	10,148	267
Residential Real Estate	1,992	2,347	355	3,181	100
Real Estate Construction	1,446	1,821	375	1,670	41
For December 31, 2009, impaired loans with no allocated allowance for loan losses totaled $12,856 and impaired loans with an allocated allowance for loan losses totaled $9,880. The amount of allowance allocated for impaired loans at December 31, 2009 was $3,326. The average balance of impaired loans during 2009 was $20,424. Interest income recognized during impairment, on a cash basis, was $570 during 2010 and $828 during 2009.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 5 — PREMISES AND EQUIPMENT
Year-end premises and equipment were as follows.

	2010	2009
Land and improvements	$4,142	$4,502
Buildings and improvements	19,259	19,619
Furniture and equipment	17,600	17,170

Total	41,001	41,291
Accumulated depreciation	(22,872)	(21,589)

Premises and equipment, net	$18,129	$19,702

Depreciation expense was $1,590 and $1,812 for 2010 and 2009, respectively.
Rent expense was $346 and $374 for 2010 and 2009, respectively. Rent commitments under non-cancelable operating leases were as follows, before considering renewal options that generally are present.

2011	$339
2012	295
2013	288
2014	246
2015	130
Thereafter	176

Total	$1,474

The rent commitments listed above are primarily for the leasing of five financial services branches.
NOTE 6 — GOODWILL AND INTANGIBLE ASSETS
The change in the carrying amount of goodwill for the years ended December 31, 2010 and December 31, 2009 is as follows.

	2010	2009
Beginning of year	$21,720	$21,720
Impairment	—	—
Other adjustments	—	—

End of year	$21,720	$21,720

Management provides an annual evaluation of goodwill for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Management performed an evaluation of the Corporation’s goodwill during the fourth quarter of 2010. In performing its evaluation, management obtained several commonly used financial ratios from pending and completed purchase transactions for banks based in the Midwest. Management used these ratios to determine an implied market value for the Corporation. The implied market value was then used to determine whether or not
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 6 — GOODWILL AND INTANGIBLE ASSETS (Continued)
additional testing was required. Based on this initial test, management concluded that a more extensive evaluation of the Corporation’s goodwill was needed, and is described below.
The goodwill impairment test was completed by determining the fair value of the Bank on a controlling interest basis. The fair value was considered to be the amount at which the Bank could be sold in a current transaction between willing parties, that is, other than a forced liquidation sale. Three different methods were used to determine the fair value of the Bank. The methods used were the comparable transactions method, the control premium method, the public market peers approach and the discounted cash flow method.
The comparable transaction method starts with acquisition pricing multiples for other purchases completed where the seller shares financial characteristics with the reporting unit, then applies the median of such multiples to the Bank’s financial data. This results in a range of values. Further consideration is given to the Bank’s risk profile by considering things like asset quality and reserve for loan loss coverage ratio. The assumed benefit of the comparable transaction method is its use of information from distinct market transactions that are reflective of “true market conditions.”
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
The public market peers method is based on the market value of publicly traded banking companies similar to the reporting unit and adjusts for premiums paid in recent merger transactions. Similar to the comparable transaction method, the benefit of control premium method is its use of information from distinct market transactions that are reflective of “true market conditions.”
The discounted cash flow method is based on the present value of future cash flows over a five year period and the projected terminal value at the end of the fifth year. The discount rate used represents the buyer’s perceived required return. This method also relies on projected operations, such as asset growth, profitability and dividend payout ratio. While an acceptable valuation method, the discounted cash flow method is generally assumed to be less beneficial due to its reliance on future performance of the bank and general economic conditions.
While all of the analyses were performed, the approaches were weighted in determining the fair value. At the calculation date of November 30, 2010, the difference of the calculated fair value of the reporting unit of $115,000 exceeded the carrying value of the reporting unit, which was common shareholder’s equity of $107,300, excluding the value of trust preferred securities. Based on the foregoing analyses, management determined goodwill is not impaired.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 6 — GOODWILL AND INTANGIBLE ASSETS (Continued)
Acquired Intangible Assets
Acquired intangible assets were as follows as of year end.

	2010		2009
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Core deposit and other intangibles	$11,619	$6,344	$13,113	$6,621

Aggregate amortization expense was $1,218 and $1,288 for 2010 and 2009.
Estimated amortization expense for each of the next five years and thereafter is as follows.

2011	$1,162
2012	974
2013	847
2014	769
2015	554
Thereafter	969

$5,275

NOTE 7 — INTEREST-BEARING DEPOSITS
Interest-bearing deposits as of December 31, 2010 and 2009 were as follows.

	2010	2009
Demand	$145,923	$139,468
Statement and Passbook Savings	265,388	239,777
Certificates of Deposit
In excess of $100	108,903	114,029
Other	176,737	181,789
Individual Retirement Accounts	37,983	40,330

Total	$734,934	$715,393

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 7 — INTEREST-BEARING DEPOSITS (Continued)
Scheduled maturities of certificates of deposit, including IRA’s at December 31, 2010 were as follows.

2011	$208,375
2012	72,220
2013	10,456
2014	18,080
2015	3,344
Thereafter	11,148

Total	$323,623

Deposits from principal officers, directors, and their affiliates at year-end 2010 and 2009 were $6,200 and $4,644, respectively.
NOTE 8 — FEDERAL HOME LOAN BANK ADVANCES
The Corporation has a $40 million cash management advance line of credit with the FHLB. The Corporation had no outstanding balance on this line as of December 31, 2010 and had $5 million outstanding on this line as of December 31, 2009. The Corporation also has an $80 million repo advance line with the FHLB with no outstanding balances as of December 31, 2010 and December 31, 2009.
The Corporation has fixed-rate mortgage-matched advances from the FHLB. Mortgage-matched advances are utilized to fund specific fixed-rate loans with certain prepayment of principal permitted without penalty.
At year end, advances from the FHLB were as follows:

	2010	2009
Maturities January 2012 through January 2017, fixed rates from 1.91% to 4.85%, averaging 3.48%	$50,327	$85,364

Scheduled principal reductions of FHLB advances at December 31, 2010 were as follows.

2011	$35
2012	32,534
2013	35
2014	10,223
2015	5,000
Thereafter	2,500

Total	$50,327

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 8 — FEDERAL HOME LOAN BANK ADVANCES (Continued)
In addition to the borrowings, the Corporation has outstanding letters of credit with the FHLB totaling $24,700 at year-end 2010 and 26,450 at year-end 2009 used for pledging to secure public funds. FHLB borrowings and the letters of credit are collateralized by FHLB stock and by $112,540 and $167,721 of residential mortgage loans under a blanket lien arrangement at year-end 2010 and 2009, respectively.
The Corporation had a FHLB maximum borrowing capacity of $105,242 as of December 31, 2010, with remaining borrowing capacity of approximately $30,215. The borrowing arrangement with FHLB is subject to annual renewal. The maximum borrowing capacity is recalculated at least quarterly.
NOTE 9 — OTHER BORROWINGS
Information concerning securities sold under agreements to repurchase and treasury tax and loan deposits were as follows.

	2010	2009
Average balance during the year	$22,805	$28,007
Average interest rate during the year	0.29%	0.47%
Maximum month-end balance during the year	$27,533	$33,847
Weighted average interest rate at year end	0.29%	0.46%
Securities underlying repurchase agreements had a fair value of $21,842 at December 31, 2010 and $26,031 at December 31, 2009.
NOTE 10 — SUBORDINATED DEBENTURES
Trusts formed by the Corporation issued $7,500 of floating rate and $5,000 of floating rate trust preferred securities through special purpose entities as part of pooled offerings of such securities. The Corporation issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Corporation may redeem the subordinated debentures, in whole but not in part, at face value. In April 2007, the Corporation elected to redeem and refinance the $5,000 floating rate subordinated debenture. The refinancing was done at face value and resulted in a 2.00% reduction in the rate. The new subordinated debenture has a 30 year maturity and is redeemable, in whole or in part, anytime without penalty. The replacement subordinated debenture does not have any deferred issuance cost associated with it. The interest rate at December 31, 2010 on the $7,500 debenture is 3.45% and the $5,000 debenture is 1.90%.
Additionally, the Corporation formed an additional trust that issued $12,500 of 6.05% fixed rate trust preferred securities for five years, then becoming floating rate trust preferred securities, through a special purpose entity as part of a pooled offering of such securities. The Corporation issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Corporation may redeem the subordinated debentures after at face value without penalty. The current rate on the $12,500 subordinated debenture is 2.55%.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 10 — SUBORDINATED DEBENTURES (Continued)
Finally, the Corporation acquired two additional trust preferred securities as part of the Futura acquisition. Futura TPF Trust I and Futura TPF Trust II were formed in June of 2005 in the amounts of $2,500 and $2,000, respectively. The Corporation issued subordinated debentures to the trusts in exchange for ownership of all of the common security of the trusts and the proceeds of the preferred securities sold by the trusts. The Corporation may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1,000, on or after June 15, 2010 at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on June 15, 2035. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust indenture. The current rate on the $2,500 subordinated debenture is variable at 1.96%. In June 2010, the rate on the $2,000 subordinated debenture switched from a fixed rate to a floating rate. The current rate on the $2,000 subordinated debenture is 1.96%.
NOTE 11 — INCOME TAXES
Income tax expense was as follows.

	2010	2009
Current	$(1,042)	$25
Deferred	(789)	(262)

Income tax expense	$(1,831)	$(237)

Effective tax rates differ from the statutory federal income tax rate of 34% due to the following.

	2010	2009
Income taxes computed at the statutory federal tax rate	$(1,053)	$482
Add (subtract) tax effect of:
Nontaxable interest income, net of nondeductible interest expense	(628)	(590)
Dividends received deduction	(1)	(1)
Cash surrender value of BOLI	(160)	(164)
Other	11	36

Income tax expense	$(1,831)	$(237)

Tax expense attributable to security gains totaled $72 and $26 in 2010 and 2009, respectively.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 11 — INCOME TAXES (Continued)
Year-end deferred tax assets and liabilities were due to the following.

	2010	2009
Deferred tax assets
Allowance for loan losses	$7,401	$5,010
Deferred compensation	813	791
Intangible assets	593	832
Pension costs	1,201	1,779
OREO Writedowns	101	—
Leases	1	—
Impairment losses	195	—
Other	10	68

Deferred tax asset	10,315	8,480

Deferred tax liabilities
Tax depreciation in excess of book depreciation	(525)	(645)
Discount accretion on securities	(85)	(105)
Purchase accounting adjustments	(2,500)	(2,969)
FHLB stock dividends	(2,249)	(2,249)
Leases	—	(26)
Deferred loan fees	(134)	(226)
Unrealized gain on securities available for sale	(597)	(618)
Other	(1)	(7)

Deferred tax liability	(6,091)	(6,845)

Net deferred tax asset	$4,224	$1,635

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 11 — INCOME TAXES (Continued)
Unrecognized Tax Benefits
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2010	2009
Balance at January 1	$140	$123
Reductions for tax positions of prior years	(47)	—
Reductions due to statute of limitations	(93)	—

Balance at December 31	$—	$140

The total amount of interest and penalties, net of the related tax benefit, recorded in the income statement for the years ended December 31, 2010 and 2009 was $0 and $6 respectively, and the amount accrued for interest and penalties at December 31, 2010 and 2009 was $(10) and $10, respectively.
The Corporation and its subsidiaries are subject to U.S. federal income tax as well as income tax of the state of Ohio for all affiliates other than the Bank. The Bank is subject to tax in Ohio based upon its net worth.
There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. During 2010, the Internal Revenue Service has concluded an audit of the Corporation’s tax returns for the year ended 2007 in which there was no change necessary to the Corporation’s tax liability. The Corporation’s federal tax returns for taxable years through 2007 have been closed for purposes of examination by the Internal Revenue Service.
NOTE 12 — RETIREMENT PLANS
The Corporation sponsors a savings and retirement 401(k) plan, which covers all employees who meet certain eligibility requirements and who choose to participate in the plan. The matching contribution to the 401(k) plan was $150 and $143 in 2010 and 2009.
The Corporation also sponsors a pension plan which is a noncontributory defined benefit retirement plan for all employees who have attained the age of 20 1/2, completed six months of service and work 1,000 or more hours per year. Annual payments, subject to the maximum amount deductible for federal income tax purposes, are made to a pension trust fund. In 2006, the Corporation amended the pension plan to provide that no employee could be added as a participant to the pension plan after December 31, 2006.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 12 — RETIREMENT PLANS (Continued)
Information about the pension plan is as follows.

	2010	2009
Change in benefit obligation:
Beginning benefit obligation	$13,884	$12,841
Service cost	841	861
Interest cost	760	742
Actuarial (gain)/loss	97	328
Benefits paid	(574)	(888)

Ending benefit obligation	15,008	13,884

Change in plan assets, at fair value:
Beginning plan assets	8,661	7,197
Actual return	1,127	1,365
Employer contribution	2,016	1,000
Benefits paid	(574)	(888)
Administrative expenses	(24)	(13)

Ending plan assets	11,206	8,661

Funded status at end of year	$(3,802)	$(5,223)

Amounts recognized in accumulated other comprehensive income at December 31, consist of:

	2010	2009
Unrecognized actuarial loss (net of tax, of $2,232 in 2010 and $2,553 in 2009)	$4,335	$4,957

The accumulated benefit obligation for the defined benefit pension plan was $12,194 at December 31, 2010 and $10,896 at December 31, 2009.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 12 — RETIREMENT PLANS (Continued)
The components of net periodic pension expense were as follows.

	2010	2009
Service cost	$841	$861
Interest cost	760	742
Expected return on plan assets	(604)	(501)
Net amortization and deferral	258	352
Measurement date change	—	—
Settlement	—	—

Net periodic benefit cost	1,255	1,454

Net loss (gain) recognized in other comprehensive income	(941)	(875)
Prior service cost (credit)	—	—
Amortization of prior service cost	—	—

Total recognized in other comprehensive income	(941)	(875)

Total recognized in net periodic benefit cost and other comprehensive income (before tax)	$314	$579
The estimated net loss and prior service costs for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $212
The weighted average assumptions used to determine benefit obligations at year-end were as follows.

	2010	2009
Discount rate on benefit obligation	5.04%	5.15%
Long-term rate of return on plan assets	7.00%	7.00%
Rate of compensation increase	3.00%	3.00%
The weighted average assumptions used to determine net periodic pension cost were as follows.

	2010	2009
Discount rate on benefit obligation	5.15%	5.43%
Long-term rate of return on plan assets	7.00%	7.00%
Rate of compensation increase	3.00%	3.00%
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
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 12 — RETIREMENT PLANS (Continued)
The Corporation’s pension plan asset allocation at year-end 2010, and 2009, target allocation for 2011, and expected long-term rate of return by asset category are as follows.

		Percentage of Plan
	Target	Assets
	Allocation	at Year-end
Asset Category	2011	2010	2009
Equity securities	20-50%	50.6%	52.7%
Debt securities	30-60	43.9	39.3
Money market funds	20-30	5.5	8.0

Total		100.0%	100.0%

The Corporation developed the pension plan investment policies and strategies for plan assets with its pension management firm. The assets are currently invested in six diversified investment funds, which include four equity funds, one money market fund and one bond fund. The long-term guidelines from above were created to maximize the return on portfolio assets while reducing the risk of the portfolio. The management firm may allocate assets among the separate accounts within the established long-term guidelines. Transfers among these accounts will be at the management firm’s discretion based on their investment outlook and the investment strategies that are outlined at periodic meetings with the Corporation. The expected long-term rate of return on the plan assets is 7.00% in 2010 and 2009. This return is based on the expected return for each of the asset categories, weighted based on the target allocation for each class.
The Corporation expects to contribute $1,152 to its pension plan in 2011. Employer contributions totaled $2,016 in 2010. The contribution, combined with an increase in the fair value of plan assets, exceeded the increase in the benefit obligation. This led to a change in funded status from $(5,223) to $(3,802).
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 12 — RETIREMENT PLANS (Continued)
The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2010 and 2009:

	December 31, 2010
	Level I	Level II	Level III	Total
Assets:
Equity securities	$5,670	$—	$—	$5,670
Debt securities	4,924	—	—	4,924
Money market funds	612	—	—	612

Total assets at fair value	$11,206	$—	$—	$11,206

	December 31, 2009
	Level I	Level II	Level III	Total
Assets:
Equity securities	$4,562	$—	$—	$4,562
Debt securities	3,409	—	—	3,409
Money market funds	690	—	—	690

Total assets at fair value	$8,661	$—	$—	$8,661

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
Expected benefit payments, which reflect expected future service, are as follows.

2011	$185
2012	252
2013	288
2014	444
2015	556
2016 through 2020	4,930

Total	$6,655

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 13 — STOCK OPTIONS
Options to buy stock have been granted to directors, officers and employees under the Corporation’s stock option plan, which was approved by shareholders on April 18, 200 and authorized the Corporation to issue up to 225,000 options. Exercise price is the market price at date of grant. The maximum option term is ten years, and options vest after three years. The Corporation’s stock option plan expired in 2010, and no further stock options may be granted under the plan.
A summary of the activity in the stock option plan is as follows.

	2010		2009
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding at beginning of year	29,500	$25.42	29,500	$25.42
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—

Outstanding at end of year	29,500	$25.42	29,500	$25.42

Options exercisable at year-end	29,500	$25.42	29,500	$25.42

Options outstanding at year-end 2010 were as follows.

	Outstanding
		Weighted
		Average	Weighted
		Remaining	Average
		Contractual	Exercise
Exercise price	Number	Life	Price
$20.50	19,500	1 yrs. 6 mos.	$20.50
$35.00	10,000	2 yrs. 3.5 mos.	35.00

Outstanding at year-end	29,500	1 yrs. 9 mos.	$25.42

The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the market price of the common stock as of the reporting date. As of December 31, 2010 and December 31, 2009, there were no options that had intrinsic value.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 14 — FAIR VALUE MEASUREMENT
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
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 14 — FAIR VALUE MEASUREMENT (Continued)
Assets measured at fair value are summarized below.

	Fair Value Measurements at December 31, 2010 Using:
	(Level 1)	(Level 2)	(Level 3)
Assets:
Assets measured at fair value on a recurring basis:

U.S. Treasury securities and obligations of U.S. Government agencies	$—	$55,707	$—
Obligations of states and political subdivisions	—	59,909	560
Mortgage-backed securities in government sponsored entities	—	68,100	—
Equity securities in financial institutions	676	—	—

Assets measured at fair value on a nonrecurring basis:

Impaired Loans	$—	$13,444	$—
Other Real Estate Owned	—	1,795	—
Mortgage Servicing Rights	—	3	—

	Fair Value Measurements at December 31, 2009 Using:
	(Level 1)	(Level 2)	(Level 3)
Assets:

Assets measured at fair value on a recurring basis:

U.S. Treasury securities and obligations of U.S. Government agencies	$—	$89,550	$—
Obligations of states and political subdivisions	—	52,420	—
Mortgage-backed securities in government sponsored entities	—	64,646	—
Equity securities in financial institutions	676	—	—

Assets measured at fair value on a nonrecurring basis:

Impaired Loans	$—	$19,410	$—
Other Real Estate Owned	—	1,834	—
Mortgage Servicing Rights	—	78	—
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 14 — FAIR VALUE MEASUREMENT (Continued)
The carrying amount and estimated fair values of financial instruments not previously presented were as follows.

	December 31, 2010		December 31, 2009
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Financial Assets:
Cash and due from financial institutions	$79,030	$79,030	$26,942	$26,942
Loans, net of allowance for loan losses	745,555	763,768	775,547	796,783
Accrued interest receivable	4,382	4,382	5,425	5,425

Financial Liabilities:
Deposits	892,463	895,950	856,052	863,106
Federal Home Loan Bank advances	50,327	53,162	85,364	82,353
U.S. Treasury interest-bearing demand
note payable	2,008	2,008	2,394	2,394
Securities sold under agreement to repurchase	21,842	21,842	21,920	21,920
Subordinated debentures	29,427	15,883	29,427	14,501
Accrued interest payable	362	362	466	466
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
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 14 — FAIR VALUE MEASUREMENT (Continued)
The following table presents the changes in the Level III fair-value category for the fiscal period ended December 31, 2010. The Corporation classifies financial instruments in Level III of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to the unobservable inputs, the valuation models for Level III financial instruments typically also rely on a number of inputs that are readily observable, either directly or indirectly.

Securities available for sale

Beginning balance January 1, 2010	$—
Impairment charge on securities	(575)
Net change in unrealized loss on securities	(10)
Purchases, issuances, calls and settlements	—
Transfers in and/or out of Level III	1,145

Ending balance December 31, 2010	$560
NOTE 15 — COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET RISK
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
The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

	2010		2009
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate
Commitments to extend credit:
Lines of credit and construction loans	$3,161	$98,083	$2,136	$98,420
Overdraft protection	—	12,500	—	12,617
Letters of credit	275	1,288	52	1,974

	$3,436	$111,871	$2,188	$113,011

Commitments to make loans are generally made for a period of one year or less. Fixed-rate loan commitments included above had interest rates ranging from 3.25% to 9.50% at December 31, 2010 and 3.25% to 9.50% at December 31, 2009. Maturities extend up to 30 years.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 16 — CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS
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
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2010 and 2009, the most recent regulatory notifications categorized Citizens as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 16 — CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS (Continued)
At December 31, 2010 and 2009, the Corporation’s and Citizens’ actual capital levels and minimum required levels were as follows.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Purposes
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2010
Total Capital to risk- weighted assets
Consolidated	$111,224	15.1%	$59,044	8.0%	n/a	n/a
Citizens	98,232	13.4	58,734	8.0	$73,417	10.0%
Tier I (Core) Capital to risk- weighted assets
Consolidated	101,755	13.8	29,537	4.0	n/a	n/a
Citizens	88,902	12.1	29,365	4.0	44,047	6.0
Tier I (Core) Capital to average assets
Consolidated	101,755	9.3	44,002	4.0	n/a	n/a
Citizens	88,902	8.1	43,956	4.0	54,946	5.0

2009
Total Capital to risk- weighted assets
Consolidated	$113,195	14.3%	$63,548	8.0%	n/a	n/a
Citizens	98,156	12.4	63,326	8.0	$79,158	10.0%
Tier I (Core) Capital to risk- weighted assets
Consolidated	103,199	13.0	31,778	4.0	n/a	n/a
Citizens	88,191	11.1	31,781	4.0	47,671	6.0
Tier I (Core) Capital to average assets
Consolidated	103,199	9.6	42,910	4.0	n/a	n/a
Citizens	88,191	8.2	43,020	4.0	53,775	5.0
The Corporation’s primary source of funds for paying dividends to its shareholders and for operating expenses is the cash accumulated from dividends received from Citizens. Payment of dividends by Citizens to the Corporation is subject to restrictions by Citizens’ regulatory agencies. These restrictions generally limit dividends to the current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below minimum regulatory requirements. At December 31, 2010, Citizens was not permitted to pay any dividends to FCBC without being granted regulatory approval for a dividend.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 17 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
Condensed financial information of FCBC follows.
Condensed Balance Sheets

	2010	2009
Assets:
Cash	$8,339	$12,194
Securities available for sale	676	676
Investment in bank subsidiary	105,814	105,976
Investment in nonbank subsidiaries	12,529	12,520
Other assets	3,759	3,263

Total assets	$131,117	$134,629

Liabilities and Shareholders’ Equity:
Deferred income taxes and other liabilities	$4,740	$6,405
Subordinated debentures	29,427	29,427
Preferred stock	23,134	23,117
Common stock	114,447	114,447
Accumulated deficit	(20,218)	(17,774)
Treasury Stock	(17,235)	(17,235)
Accumulated other comprehensive loss	(3,178)	(3,758)

Total liabilities and shareholders’ equity	$131,117	$134,629

Condensed Statements of Income

	2010	2009
Dividends from bank subsidiaries	$—	$4,699
Dividends from nonbank subsidiaries	—	—
Interest income	—	8
Other income	—	24
Provision for loan losses	—	(25)
Interest expense	(821)	(1,402)
Other expense, net	(2,195)	(2,057)

(Deficit) earnings before equity in undistributed net earnings of subsidiaries	(3,016)	1,247
Income tax benefit	1,026	1,174
Equity in undistributed net earnings of subsidiaries	722	(766)

Net income (loss)	$(1,268)	$1,655

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 17 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)
Condensed Statements of Cash Flows

	2010	2009
Operating activities:
Net income (loss)	$(1,268)	$1,655
Adjustment to reconcile net income (loss) to net cash provided by (used for) operating activities:
Change in other assets and other liabilities	(706)	2,905
Equity in undistributed net earnings of subsidiaries	(722)	766

Net cash from operating activities	(2,696)	5,326

Financing activities:
Net change in note payable	—	(20,500)
Proceeds from issuance of preferred stock	—	23,184
Cash dividends paid	(1,159)	(2,868)

Net cash used for financing activities	(1,159)	(184)

Net change in cash and cash equivalents	(3,855)	5,142

Cash and cash equivalents at beginning of year	12,194	7,052

Cash and cash equivalents at end of year	$8,339	$12,194

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 18 — OTHER COMPREHENSIVE INCOME (LOSS)
Other comprehensive income (loss) components and related taxes were as follows.

	2010	2009
Unrealized holding (gain) loss on available for sale securities	$(425)	$(484)
Reclassification adjustments for (gain) loss recognized in income	363	(75)

Net unrealized loss	(62)	(559)
Pension liability adjustment	941	876
Tax effect	(298)	(108)

Other comprehensive income	$581	$209

The following table is a summary of the accumulated other comprehensive income balances, net of tax:

		Current
	Balance at	Period	Balance at
	12/31/09	Change	12/31/10
Unrealized gains (losses) on securities available for sale	$1,199	$(41)	$1,158
Unrealized loss on pension benefits	(4,957)	622	(4,335)

Total	$(3,758)	$581	$(3,177)

(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 19 — EARNINGS PER SHARE
The factors used in the earnings per share computation follow.

	2010	2009
Basic
Net income (loss) available to common shareholders	$(2,447)	$700

Weighted Average common shares outstanding	7,707,917	7,707,917

Basic earnings (loss) per share	$(0.32)	$0.09

Diluted
Net income (loss) available to common shareholders	$(2,447)	$700

Weighted average common shares outstanding for basic earnings per common share	7,707,917	7,707,917
Add: dilutive effects of assumed exercise of options	—	—

Average shares and dilutive potential common shares outstanding	7,707,917	7,707,917

Diluted earnings (loss) per share	$(0.32)	$0.09

Stock options for 29,500 shares in 2010 and 2009 were not considered in computing diluted earnings per common share because they were antidilutive.
Basic earnings per common share are calculated by dividing net income by the weighted-average number of common shares outstanding for the period.
Diluted earnings per common share takes into consideration the pro forma dilution of unexercised stock option awards, computed using the treasury stock method.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 20 — QUARTERLY FINANCIAL DATA (UNAUDITED)

			Net	Basic	Diluted
	Interest	Net Interest	Income/	Earnings per	Earnings per
	Income	Income	(Loss)	Common Share	Common Share
2010
First quarter (1)(2)(3)	$13,173	$10,200	$36	$(0.04)	$(0.04)
Second quarter (1)(2)(3)	13,149	10,441	(259)	(0.07)	(0.07)
Third quarter (1)(2)(3)	12,997	10,450	(1,393)	(0.22)	(0.22)
Fourth quarter (1)(2)(3)	12,606	10,370	728	0.01	0.01

2009
First quarter (4)(5)	$14,206	$9,867	$759	$0.09	$0.09
Second quarter (4)(5)(6)	13,668	9,789	370	0.01	0.01
Third quarter (5)(7)	13,639	10,056	499	0.02	0.02
Fourth quarter (5)(7)	13,677	10,560	27	(0.03)	(0.03)

(1)	Interest income decreased as loans repriced downward. Loan volume also declined.

(2)	Interest expensed decreased as deposits repriced downward and the deposit mix shifted toward cheaper funding sources.

(3)	Net income was reduced by a large provision for loan losses.

(4)	Interest income decreased as loans repriced downward. Loan volume also declined through the first two quarters.

(5)	Net income was reduced primarily by a larger provision for loan losses.

(6)	Net income was reduced by the FDIC’s Special Emergency Assessment.

(7)	Net interest income recovered due to decreased interest costs on subordinated debentures.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
NOTE 21 — PARTICIPATION IN THE TREASURY CAPITAL PURCHASE PROGRAM
On January 23, 2009, the Corporation completed the sale to the U.S. Treasury of $23,184 of newly-issued non-voting preferred shares as part of the Capital Purchase Program (CPP) enacted by the U.S. Treasury as part of the Troubled Assets Relief Program (TARP) under the Emergency Economic Stabilization Act of 2008 (EESA). To finalize the Corporation’s participation in the CPP, the Corporation and the Treasury entered into a Letter Agreement, dated January 23, 2009, including the Securities Purchase Agreement — Standard Terms attached thereto. Pursuant to the terms of the Securities Purchase Agreement, the Corporation issued and sold to Treasury (1) 23,184 shares of Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value and having a liquidation preference of $1,000 per share (Series A Preferred Shares), and (2) a Warrant to purchase 469,312 common shares of the Corporation, each without par value, at an exercise price of $7.41 per share. The Warrant has a ten-year term. All of the proceeds from the sale of the Series A Preferred Shares and the Warrant by the Corporation to the U.S. Treasury under the CPP qualify as Tier 1 capital for regulatory purposes. Under the standardized CPP terms, cumulative dividends on the Series A Preferred Shares will accrue on the liquidation preference at a rate of 5% per annum for the first five years, and at a rate of 9% per annum thereafter, but will be paid only if, as and when declared by the Corporation’s Board of Directors. The Series A Preferred Shares have no maturity date and rank senior to the common shares with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of the Corporation.
(Continued)

FIRST CITIZENS BANC CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
(Amounts in thousands, except share data)
This page left blank intentionally.
(Continued)

First Citizens Banc Corp
Directors
David A. Voight
Chairman of the Board
John O. Bacon
President & CEO, Mack Iron Works Company
Laurence A. Bettcher
President, Bettcher Industries, Inc.
Barry W. Boerger
Self-Employed Farmer
Thomas A. Depler
Attorney, Poland, Depler & Shepherd Co., LPA
Blythe A. Friedley
Owner/President, Friedley & Co. Insurance Agency
James D. Heckelman
President, Dan-Mar Co., Inc.
Allen R. Maurice
Attorney, Wagner, Maurice & Davidson,Co. LPA
James O. Miller
Chairman, President & CEO,The Citizens Banking Company
Margaret A. Murray
Private Investor
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
Gerald B. Wurm
President, Wurms Woodworking Co.
Directors Emeritus:
George L. Mylander
Retired Educator and City Official
Chair Emeritus, Firelands Regional Medical Center
J. George Williams
Owner & Secretary/Treasurer,
W & W Farms, Inc. and Thousand Oaks Farms, Inc.
Officers
James O. Miller,
President, Chief Executive Officer
Richard J. Dutton,
Senior Vice President
James E. McGookey,
Senior Vice President,General Counsel, Corporate Secretary
Todd A. Michel,
Senior Vice President, Controller
Charles C. Riesterer,
Senior Vice President, Lending
Paul J. Stark,
Senior Vice President, Cheif Credit Officer
Kevin J. Jones,
Auditor
Shareholder Information
The Annual Meeting of the Shareholders of First Citizens Banc Corp will be held at Bowling Green State University, Firelands College, Huron, Ohio, on April 19, 2011 , at 10:00 a.m. Notice of the meeting and a proxy statement will be sent to shareholders in a separate mailing.
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