Form 10-K, Exhibit 13
period 2011-12-31
FIRST CITIZENS BANC CORP /OH
filed 2012-03-15
CIK 944745

First Citizens Banc Corp

2011 Annual Report

Moving You Ahead

Five Year Condensed Consolidated Financial Summary

	2011	2010	2009	2008	2007
Earnings
Net Income/(loss) (000)	$3,958	$(1,268)	$1,655	$(38,978)	$6,885
Preferred dividends and discount accretion on warrants (000)	$(1,176)	$(1,176)	$(955)	$—	$—

Net Income/(loss) available to common shareholders (000)	$2,782	$(2,444)	$700	$(38,978)	$6,885
Per Common Share (1)
Earnings/(loss) (basic and diluted)	$0.51	$(0.16)	$0.21	$(5.06)	$1.25
Earnings/(loss), available to common shareholders (basic and diluted)	$0.36	$(0.32)	$0.09	$(5.06)	$1.25
Book Value	$13.30	$12.58	$12.82	$9.94	$16.37
Dividends Paid	$0.03	$0.00	$0.25	$0.91	$1.12

Balances
Assets (millions)	$1,113.0	$1,100.7	$1,102.8	$1,053.6	$1,119.3
Deposits (millions)	$901.2	$892.5	$856.1	$809.9	$839.8
Net Loans (millions)	$764.0	$745.6	$775.5	$787.8	$787.4
Shareholders’ Equity (millions)	$102.5	$97.0	$98.8	$76.6	$126.2

Performance Ratios
Return on Average Assets	0.35%	(0.11%)	0.15%	(3.54%)	0.89%
Return on Average Equity	3.96%	(1.27%)	1.68%	(31.57%)	8.78%
Equity Capital Ratio	9.21%	8.81%	8.96%	7.27%	11.28%
Net Loans to Deposit Ratio	84.77%	83.54%	90.59%	97.27%	93.76%
Loss Allowance to Total Loans	2.71%	2.84%	1.93%	1.11%	0.93%

(1)	Per share data has been adjusted for the business combination with Futura Banc Corp. in 2007.

Dear Shareholder:

We were pleased to announce net income for 2011 of $3,958,000 or $0.51 per share. This is an improvement of $5,226,000 over last year’s loss of $1,268,000 or $(0.16) per share. The improvement in net earnings per share was the result of a decrease in the impact of items related to the economic downturn. These expenses were $1.17 (pre-tax) per share less than 2010, but they were still $0.47 per share higher than the first year of the crises, 2008.

Economically Related Expenses

	2011	2010	2009	2008
Provision for Loan Losses	$1.27	$2.33	$1.73	$1.06
FDIC Premium	0.16	0.19	0.26	0.01
Collection and Repossession	0.19	0.20	0.19	0.08
Investment Security Impairment	—	0.07	—	—

Total	$1.62	$2.79	$2.18	$1.15

The amount added to the reserve for loan losses was significantly lower than in 2010. The number of deteriorating loans appears to have stabilized. The FDIC premiums decreased with the advent of a new way of calculating the premium that benefits smaller banks like us. Collection and repossession expenses remain high compared to pre-crisis costs. While we are very comfortable with our reserve for losses, we still have a historically high number of delinquent and challenged loan accounts to work through. We remain hopeful that these expenses will continue to decrease.

Net Interest Income

Examining the fundamentals of our business, our net interest income, the amount that we make from the spread between the interest cost of deposits and interest income from loans and investments, has remained consistent in spite of the extremely low interest rate environment.

	2011	2010	2009	2008
Net Interest Income per share	$5.37	$5.38	$5.22	$5.25

Maintaining this net interest income is a major focus for 2012 and beyond. The Federal Reserve indicates that the current low interest rate environment will continue well into 2014. We have seen statistics showing that loan growth in Ohio will be flat. Low rates coupled with increased competition for limited loan growth will put downward pressure on net interest income. To preserve a strong net interest income, we must be attentive to our existing customers while prospecting for solid new loan opportunities. Toward this end, we have shifted our focus from a defensive approach aimed at surviving the great recession to an offensive mindset emphasizing aggressive business development. This involves investment in talented people, additional training, more marketing & advertising, and new products. These investments will increase our noninterest expenses, but, if we take a longer view, it is very important to protect our interest margin during the next few years of low interest rates.

Noninterest Income

The other component of revenue is our noninterest income. Noninterest income per share increased approximately 4% in 2011 and has remained stable over the last four years. 2010 excludes the write-down of an other-than-temporary impairment on an investment security of $(0.07) per share.

	2011	2010	2009	2008
Noninterest Income per share	$1.35	$1.30	$1.31	$1.29

In spite of regulations that hurt the ability of the banking industry to collect fee income, our service charge income was relatively constant at approximately $4,550,000 and our ATM income increased by approximately $60,000 to $1,814,000. We remain pleased with the contribution that our trust and investment department, Citizens Wealth Management, makes to our income, which increased by approximately $200,000 to $2,063,000. While our results have not materially shown the effects of regulatory attacks on bank fees, we are concerned about the attitude behind these attacks. We certainly do not agree with banks that would charge their customers a significant monthly fee to use their debit cards, but we firmly believe that we should be fairly compensated for the products and services that we provide to our customers

Noninterest Expense

The final component to arrive at net income is noninterest expense, shown here without the economically related issues mentioned above. These expenses were approximately $4.48 per share in 2011. They increased by approximately $0.19 per share from 2010 but remained lower than the $4.65 per share in expenses during 2008. The per share number for 2008 also excludes a noncash write-down of goodwill of $(5.62).

	2011	2010	2009	2008
Noninterest Expense per share	$4.48	$4.29	$4.18	$4.65

Much of the increase in noninterest expense between 2010 and 2011 was in salary and benefits. We have added several lenders with commercial and agricultural lending experience. This investment has already paid off in our 2011 loan growth. We also added to trust and wealth management staff. We created a marketing and advertising department with an experienced staff. All of these new positions are focused on taking care of existing customers and generating new customers. This is part of our investment in the future. At the same time, we have maintained our staffing in a robust credit evaluation department to thoroughly examine all new loan opportunities and in our asset quality department to continue work on the loans that struggled during the recession. Unfortunately, there are still a number of loan customers who have not enjoyed significant economic improvement and must be monitored. In 2011, we also gave salary increases to employees who had worked very hard to bring us through this challenging time, many of whom had received no salary adjustment for several years. We also experienced increases in health care costs. As a result, for 2012, we increased employee contribution to the health plan and implemented a number of wellness and self help health programs.

Loans and Deposits

Deposits are the raw materials that we work with to generate our interest income.

	2011	2010	2009	2008
Noninterest Bearing Deposits	$189,382	$157,529	$140,659	$122,141
Interest Bearing Deposits	711,864	734,934	715,393	687,780

Total	$901,246	$892,463	$856,052	$809,921

We have achieved nice deposit growth over the last four years, with total deposits growing from approximately $809 million in 2008 to $901 million in 2011. Our focus has been on the growth in the number of noninterest bearing accounts. While there are processing costs for noninterest bearing accounts, we have no interest expense, and we have the opportunity for service charge income. To control processing costs, we encourage customers to utilize internet and mobile banking products. We are in the process of revamping our internet site and adding overdraft protection features that we believe our customers will embrace. These efforts are designed to retain and grow noninterest bearing accounts and service charge revenue. We control the total deposits in our interest bearing accounts through pricing.

If we need deposits for loan growth, we can selectively increase the interest that we pay, and vice versa. This process works well for us. We monitor the deposit costs of a group of 9 Ohio banks that reflect our markets. The cost of funding within this group for September 2011 ranged from 0.67% to 1.32%. Our costs were the lowest at 0.67%.

Turning to our use of these deposits, we were able to generate a nice increase in loans during 2011.

	2011	2010	2009	2008
Gross Loans	$785,268	$767,323	$790,818	$796,651

A major focus for 2011 was increased lending. Our net increase in gross loans was approximately $18,000,000, but to show this increase we also needed to replace the approximately $14,000,000 that we receive in loan payments each month. Through the recession, loan demand has been soft. We have seen statistics indicating that future loan growth in Ohio will be static, at best. This will result in increased competition for loan opportunities and downward pressure on rates. Our increases in the staff engaged in commercial and agricultural lending and in marketing and advertising are intended to address these challenges. We have placed our emphasis on developing new loan relationships and maintaining our existing relationships, all with the purpose of growing our loan business and keeping our interest margin strong. Our retail customer service and loan production staff members have established goals regarding the volume of new business expected from them. We continue to see opportunities in our offices in Dublin and Fairlawn. These areas continue to see a more robust economic improvement.

Outlook for 2012

Our outlook is cautiously optimistic and similar to 2011. When we look at our customer base we see:

•	Customers continuing to save and hold cash. There is some movement into the financial markets through our Wealth Management department, but many customers continue to hold cash.

•

Our manufacturing customers are doing quite well. Orders appear to be holding well into the year. Some have hired additional workers, but many have adjusted to maintain production with smaller staffs. Some are also having problems finding qualified or experienced workers.

•	Our farm customers, for the most part, are doing quite well. Many of our farm lines of credit have not been drawn as the customers have had sufficient cash to fund their own needs.

•

Selectively, we have seen demand for funding non-residential construction and non-residential refinancing. These opportunities tend to be more from the Dublin and Fairlawn offices, and we have maintained a disciplined approach to such loans based upon conservative expectations concerning the collateral value and cash flow.

•

Housing and 1-4 family mortgages continues to be a significant challenge in all of our markets. The exceptionally low interest rate environment creates refinancing business, but new construction and development is just not there compared with any historic levels. It may take some time for the supply and demand for housing to stabilize.

The CPP Funds

From time to time we are asked about the CPP funds. As most of you know, at the depth of the recession we bolstered our capital by issuing approximately $23,000,000 in preferred stock to the U. S. Treasury. We believe it was important to have strong capital ratios when there were so many economic unknowns. We pay 5% interest on this stock. This rate is fixed through January 2014. This capital, which is held at the holding company level, was used to replace debt, which could not be counted as capital. The net cost to the company was much less than 5%. Many companies have issued additional stock to repay their CPP funds. In this market and at our current stock price, we do not think that this is a desirable option, since it would create substantial dilution to your stock. There are several other options that may be available over time, and we consider this topic regularly.

Our Stock and the Market

We believe there are a number of factors that impact our stock price. Three of these are earnings, dividends, and the general taste for financial stocks in the market. We are pleased with the earnings improvement from 2010 to 2011 and hopeful that this trend will continue. Continuing improvement in economic conditions would certainly contribute to the trend. We paid dividends November 1st and February 1st. We understand the importance of dividends to you and realize how dividends may impact our price as reflected in the market. But we also must balance the amount of our dividends with the need to retain earnings to grow the capital of the company for the future. The factor that we cannot control is the general appetite for bank stocks as an investment. The impact of the interest rate environment and the additional regulation of the industry certainly don’t encourage investment in bank stocks. Looking at the KBW bank index for January 3, 2012, 2011, and 2010 the prices were $42.57, $53.00 and $46.54 respectively. We believe this reflects the lack of appeal for banks. But, we also believe this is a short term issue. For economic growth, this country needs a strong banking system, and community banks will play an important role in that system.

Very truly yours,

James O. Miller
President & C.E.O.

This page left blank intentionally.

This page left blank intentionally.

ANNUAL REPORT

CONTENTS

Five –Year Selected Consolidated Financial Data	1

Common Stock and Shareholder Matters	3

General Development of Business	3

Management’s Discussion and Analysis of Financial Condition and Results of Operations	4

Quantitative and Qualitative Disclosures about Market Risk	16

Financial Statements
Management’s Report on Internal Control over Financial Reporting	20
Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Statements	21
Report of Independent Registered Public Accounting Firm on Financial Statements	22
Consolidated Balance Sheets	23
Consolidated Statements of Operations	24
Consolidated Statements of Changes in Shareholders’ Equity	25
Consolidated Statements of Cash Flow	27
Notes to Consolidated Financial Statements	29

Five-Year Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

	Year ended December 31,
	2011	2010	2009	2008	2007
Statements of income:
Total interest and dividend income	$48,861	$51,925	$55,191	$62,267	$49,947
Total interest expense	7,500	10,464	14,918	21,780	20,371

Net interest income	41,361	41,461	40,273	40,487	29,576
Provision for loan losses	9,800	17,940	13,323	8,207	1,020

Net interest income after provision for loan losses	31,561	23,521	26,950	32,280	28,556

Security gains/(losses)	(8)	212	75	193	(1)
Other noninterest income	10,450	9,269	9,558	9,463	7,506

Total noninterest income	10,442	9,481	9,633	9,656	7,505

Goodwill impairment	—	—	—	43,291	—
Other noninterest expense	37,198	36,101	35,165	36,254	26,163

Total noninterest expense	37,198	36,101	35,165	79,545	26,163

Income (loss) before federal income taxes	4,805	(3,099)	1,418	(37,609)	9,898
Federal income tax expense (benefit)	847	(1,831)	(237)	1,369	3,013

Net income (loss)	$3,958	$(1,268)	$1,655	$(38,978)	$6,885

Preferred stock dividends and discount accretion	1,176	1,176	955	—	—

Net income (loss) available to common shareholders	$2,782	$(2,444)	$700	$(38,978)	$6,885

Per share of common stock:
Earnings (basic and diluted)	$0.51	$(0.16)	$0.21	$(5.06)	$1.25
Earnings (basic and diluted) available to common shareholders	0.36	(0.32)	0.09	(5.06)	1.25
Dividends	0.03	—	0.25	0.91	1.12
Book value	13.30	12.58	12.82	9.94	16.37

Average common shares outstanding:
Basic	7,707,917	7,707,917	7,707,917	7,707,917	5,505,023
Diluted	7,707,917	7,707,917	7,707,917	7,707,917	5,505,023

Year-end balances:
Loans, net	$764,011	$745,555	$775,547	$787,789	$787,386
Securities	220,021	200,296	222,674	167,159	158,920
Total assets	1,112,977	1,100,622	1,102,812	1,053,611	1,119,257
Deposits	901,246	892,463	856,102	809,921	839,820
Borrowings	98,751	103,604	139,105	155,038	145,051
Shareholders’ equity	102,528	96,950	98,797	76,617	126,156

Average balances:
Loans, net	$741,383	$765,821	$777,825	$791,298	$579,025
Securities	216,549	212,038	197,826	163,054	118,542
Total assets	1,124,553	1,121,105	1,102,779	1,099,943	780,769
Deposits	910,315	892,773	863,488	808,646	574,133
Borrowings	105,993	117,280	127,793	162,400	118,375
Shareholders’ equity	99,848	99,648	98,454	123,468	78,435

See accompanying notes to consolidated financial statements.

Five-Year Selected Ratios

	Year ended December 31,
	2011	2010	2009	2008	2007
Net yield on average interest-earning assets	3.91%	3.94%	3.91%	4.18%	4.17%
Return on average total assets	0.35	(0.11)	0.15	(3.54)	0.89
Return on average shareholders’ equity	3.96	(1.27)	1.68	(31.57)	8.78
Average shareholders’ equity as a percent of average total assets	8.88	8.89	8.97	11.22	10.05
Net loan charge-offs as a percent of average total loans	1.35	1.46	0.87	0.84	0.52
Allowance for loan losses as a percent of loans at year-end	2.71	2.84	1.93	1.11	0.93
Shareholders’ equity as a percent of total year-end assets	9.21	8.81	8.96	7.27	11.28

A copy of the Corporation’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, will be furnished, free of charge, to shareholders, upon written request to the Secretary of First Citizens Banc Corp, 100 East Water Street, Sandusky, Ohio 44870.

See accompanying notes to consolidated financial statements.

Common Stock and Shareholder Matters

The common shares of First Citizens Banc Corp (FCBC) trade on The NASDAQ Stock Market under the symbol “FCZA”. As of December 31, 2011, there were 7,707,917 shares outstanding held by approximately 1,349 shareholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms). Information below is the range of sales prices for each quarter for the last two years.

2011
First Quarter	Second Quarter	Third Quarter	Fourth Quarter
$3.83 to $4.99	$3.70 to $4.25	$3.25 to $4.09	$3.21 to $4.21

2010
First Quarter	Second Quarter	Third Quarter	Fourth Quarter
$4.05 to $5.64	$4.36 to $6.26	$4.00 to $5.30	$3.65 to $4.40

Dividends per share declared on common shares by FCBC were as follows:

	2011	2010
First quarter	$—	$—
Second quarter	—	—
Third quarter	—	—
Fourth quarter	0.03	—

	$0.03	$—

Information regarding potential restrictions on dividends paid can be found in Note 16 to the Consolidated Financial Statements.

General Development of Business

(Dollars in thousands, except for per share data)

FIRST CITIZENS BANC CORP (FCBC) was organized under the laws of the State of Ohio on February 19, 1987 and is a registered financial holding company under the Gramm-Leach-Bliley Financial Modernization Act of 1999, as amended. FCBC and its subsidiaries are sometimes referred to together as the Corporation. The Corporation’s office is located at 100 East Water Street, Sandusky, Ohio. The Corporation had total consolidated assets of $1,112,977 at December 31, 2011.

THE CITIZENS BANKING COMPANY (Citizens), owned by the Corporation since 1987, opened for business in 1884 as The Citizens National Bank. In 1898, Citizens was reorganized under Ohio banking law and was known as The Citizens Bank and Trust Company. In 1908, Citizens surrendered its trust charter and began operation under its current name. Citizens maintains its main office at 100 East Water Street, Sandusky, Ohio and operates branch banking offices in the following Ohio communities: Sandusky (2), Norwalk (2), Berlin Heights, Huron, Castalia, New Washington, Shelby (3), Willard, Chatfield, Tiro, Greenwich, Plymouth, Shiloh, Akron, Dublin, Hilliard, Plain City, Russells Point, Urbana (2), West Liberty and Quincy. Additionally, Citizens operates a loan production office in Port Clinton, Ohio. Citizens accounted for 99.5% of the Corporation’s consolidated assets at December 31, 2011.

See accompanying notes to consolidated financial statements.

FIRST CITIZENS INSURANCE AGENCY INC. (Insurance Agency) was formed to allow the Corporation to participate in commission revenue generated through its third party insurance agreement. Assets of the Insurance Agency were less than one percent of the Corporation’s consolidated assets as of December 31, 2011.

WATER STREET PROPERTIES (Water St.) was formed to hold properties repossessed by FCBC subsidiaries. Water St. accounted for less than one percent of the Corporation’s consolidated assets as of December 31, 2011.

FIRST CITIZENS INVESTMENTS, INC. (FCI) is wholly-owned by Citizens and holds and manages its securities portfolio. The operations of FCI are located in Wilmington, Delaware.

FIRST CITIZENS CAPITAL LLC (FCC) is wholly-owned by Citizens and holds inter-company debt that is eliminated in consolidation. The operations of FCC are located in Wilmington, Delaware.

Management’s Discussion and Analysis of Financial Condition and Results of Operations—As of December 31, 2011 and December 31, 2010 and for the Years Ended December 31, 2011 and 2010

(Dollars in thousands, except per share data)

General

The following paragraphs more fully discuss the significant highlights, changes and trends as they relate to the Corporation’s financial condition, results of operations, liquidity and capital resources as of December 31, 2011 and 2010, and during the two-year period ended December 31, 2011. This discussion should be read in conjunction with the Consolidated Financial Statements and notes to the Consolidated Financial Statements, which are included elsewhere in this report.

Forward-Looking Statements

This report includes forward-looking statements by the Corporation relating to such matters as anticipated operating results, business line results, credit quality expectations, prospects for new lines of business, economic trends (including interest rates) and similar matters. Such statements are based upon the current beliefs and expectations of the Corporation’s management and are subject to risks and uncertainties. While the Corporation believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could prove to be inaccurate, and accordingly, actual results and experience could differ materially from the anticipated results or other expectations expressed by the Corporation in its forward-looking statements. Factors that could cause actual results or experience to differ from results discussed in the forward-looking statements include, but are not limited to, regional and national economic conditions; volatility and direction of market interest rates; credit risks of lending activities; governmental legislation and regulation, including changes in accounting regulation or standards; material unforeseen changes in the financial condition or results of operations of the Corporation’s clients; increases in FDIC insurance premiums and assessments; and other risks identified from time-to-time in the Corporation’s other public documents on file with the Securities and Exchange Commission.

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

See accompanying notes to consolidated financial statements.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements, and the purpose of this section is to secure the use of the safe harbor provisions.

Financial Condition

At December 31, 2011, total assets were $1,112,977, compared to $1,100,622 at December 31, 2010. The increase in assets is primarily the result of an increase in the investment and loan portfolios, which was partially offset by decreased federal funds sold. Other factors contributing to the change in assets are discussed in the following sections.

At $764,011, net loans have increased from December 31, 2010 by 2.5%. The mix of the loan portfolio shifted in 2011 primarily toward Commercial and Agricultural and Commercial Real Estate. The shift was made up by growth in Commercial and Agricultural, Commercial Real Estate, Real Estate Construction and Credit Card and other of $39,169 and declines in Residential Real Estate and Consumer of $21,224. The decline in the consumer loan portfolio has continued largely as the result of a decline in the housing market and the Corporation’s decision to originate and sell the majority of mortgage loans in the secondary market. Additionally, other products such as same as cash loans and other lending alternatives in the market place are being used by consumers rather than the traditional consumer lending that the Corporation offers. These changes were also the product of management’s approach over the last year and a half. Our focus continues to be more about asset quality. While the primary goal was to try to improve asset quality, a secondary result was that these measures helped preserve liquidity.

Securities available for sale increased by $19,681, or 10.6%, from $184,952 on December 31, 2010 to $204,633 on December 31, 2011. U.S. Treasury securities and obligations of U.S. government agencies decreased $6,003, from $55,707 at December 31, 2010 to $49,704 at December 31, 2011. Obligations of states and political subdivisions available for sale increased $6,267 from 2010 to 2011. Mortgage-backed securities increased by $19,418 to total $87,518 at December 31, 2011. The shift toward Municipals and Mortgage-backed securities was intended to try to gain yield in the portfolio. The Corporation continues to utilize letters of credit from the Federal Home Loan Bank (FHLB) to replace maturing securities that were pledged for public entities. As of December 31, 2011, the Corporation was in compliance with all pledging requirements.

Mortgage-backed securities totaled $87,518 at December 31, 2011 and none are considered unusual or “high risk” securities as defined by regulatory authorities. Of this total, $40,286 are pass-through securities issued by the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC) and $47,232 are collateralized by mortgage-backed securities issued or guaranteed by FNMA, FHLMC, or Government National Mortgage Association (GNMA). The average interest rate of the mortgage-backed portfolio at December 31, 2011 was 4.50%. The average maturity at December 31, 2011 was approximately 3.44 years. The Corporation has not invested in any derivative securities.

Securities available for sale had a fair value at December 31, 2011 of $204,633. This fair value includes unrealized gains of approximately $8,416 and unrealized losses of approximately $140. Net unrealized gains totaled $8,276 on December 31, 2011 compared to net unrealized gains of $1,755 on December 31, 2010. The change in unrealized gains is primarily due to changes in market interest rates. Note 2 to the Consolidated Financial Statements provides more information on unrealized gains and losses.

Premises and equipment, net of accumulated depreciation, decreased $355 from December 31, 2010 to December 31, 2011. The decrease in office premises and equipment is attributed to new purchases of $1,244, depreciation of $1,551 and disposals of $48.

Other assets have decreased $3,052 from December 31, 2010 to December 31, 2011. The decrease is primarily the result of decreases in wholesale mortgage receivables and prepaid FDIC assessments.

See accompanying notes to consolidated financial statements.

Year-end deposit balances totaled $901,246 in 2011 compared to $892,463 in 2010, an increase of $8,783, or 1.0%. Non-interest bearing demand deposits increased by $31,853, or 20.2%, savings accounts increased by $17,569 and interest bearing demand deposits decreased by $5,009 from 2010 to 2011. Time deposit accounts decreased by $35,631, or 11.0% from 2010 to 2011. A primary factor of the increase in deposits, especially savings, can be attributed to the prolonged, dampened state of the economy. Customers seem to be staying out of the market, spending less and saving more. Average deposit balances for 2011 were $910,315 compared to $892,773 for 2010, an increase of 2.0%. Non-interest bearing deposits averaged $176,435 for 2011, compared to $144,711 for 2010, increasing $31,724, or 21.9%. Savings, NOW, and MMIA accounts averaged $428,043 for 2011 compared to $406,909 for 2010. Average certificates of deposit decreased $35,316 to total an average balance of $305,837 for 2011.

Borrowings from the (FHLB) of Cincinnati were $50,295 at December 31, 2011. The detail of these borrowings can be found in Note 8 to the Consolidated Financial Statements. The balance is nearly unchanged from $50,327 at year-end 2010. The change in balance is the result of principal payments.

Citizens offers repurchase agreements in the form of sweep accounts to commercial checking account customers. These repurchase agreements totaled $19,029 at December 31, 2011 compared to $21,842 at December 31, 2010. Obligations of U.S. government agencies maintained under Citizens’ control are pledged as collateral for the repurchase agreements.

Total shareholders’ equity increased $5,577, or 5.8% during 2011 to $102,528. The change in shareholders’ equity resulted from net income of $3,958, preferred dividends of $1,159, the increase in the market value of securities available for sale, net of tax, of $4,304 and the change in the Corporation’s pension liability, net of tax of ($1,294). For further explanation of these items, see Note 1 and Note 12 to the Consolidated Financial Statements. The Corporation paid a $0.03 per common share dividend in 2011. Total outstanding shares at December 31, 2011 were 7,707,917. The ratio of total shareholders’ equity to total assets was 9.2% at December 31, 2011 compared to 8.8% at December 31, 2010.

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

Comparison of Results of Operations for the Years Ended December 31, 2011 and December 31, 2010

Net Income (Loss)

The Corporation’s net income for the year ended December 31, 2011 was $3,958, compared to a net loss of $1,268 for the year ended December 31, 2010. The change in net income was the result of the items discussed in the following sections.

See accompanying notes to consolidated financial statements.

Net Interest Income

Net interest income for 2011 was $41,361, a decrease of $100, or .2% from 2010. Although average earning assets increased 0.7% from 2010, market rates in 2011 led to a decline in interest income, mostly in the loan portfolio. This decrease was offset by a decrease in interest expense on interest-bearing liabilities of $2,965, a 0.3% decline. The Corporation continually examines its rate structure to ensure that its interest rates are competitive and reflective of the current rate environment in which it competes.

Total interest income decreased $3,064, or 5.9% for 2011. The decrease was a result of the yield on earning assets more than offsetting the effect of the increase in volume of interest earning assets. Average loans decreased $20,345 from 2010 to 2011. Interest earned on the Corporation’s loan portfolio declined as both the average balances and yield declined. The average balance of the securities portfolio for 2011 compared to 2010 increased $4,511, due to the decline in loans and reallocation from federal funds sold to investments. Interest earned on the security portfolio, including bank stocks, decreased mainly due to decreases in yield. Average balances of Federal Funds sold decreased in 2011 by $10,492. Average balances in interest-bearing deposits increased in 2011 by $33,794.

Total interest expense decreased $2,965, or 28.3% for 2011 compared to 2010. The decrease in interest expense can be attributed to declines in market rates and the corresponding repricing of deposits and other sources of funding. Total average balance of interest-bearing liabilities decreased $25,469 while the average rate decreased 32 basis points in 2011. Average interest-bearing deposits decreased $14,182 from 2010 to 2011. The decrease in average interest-bearing deposits, and a decline in rate of approximately 27 basis points, caused interest expense on deposits to decrease by $2,092. Interest expense on FHLB borrowings decreased $788 due to a decrease in average volume of $10,088 and a decrease in average rate of 76 basis points. The average balance in subordinated debentures did not change from 2010 to 2011, but the rate on these securities decreased 17 basis points, resulting in a decrease in interest expense of $52. Other borrowings decreased $1,278 in balance from 2010 to 2011. The decrease in other borrowings is mainly the result of a decrease in repurchase agreements.

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

Provision and Allowance for Loan Losses

The following table contains information relating to the provision for loan losses, activity in and analysis of the allowance for loan losses as of and for each of the two years in the period ended December 31, 2011.

	As of and for year ended December 31,
	2011	2010
Net loan charge-offs	$10,311	$11,443
Provision for loan losses charged to expense	9,800	17,940
Net loan charge-offs as a percent of average outstanding loans	1.35%	1.46%
Allowance for loan losses	$21,257	$21,768
Allowance for loan losses as a percent of year-end outstanding loans	2.71%	2.84%
Impaired loans	$27,380	$19,173
Impaired loans as a percent of gross year-end loans (1)	3.49%	2.50%
Nonaccrual and 90 days or more past due loans	$27,069	$24,416
Nonaccrual and 90 days or more past due loans as a percent of gross year-end loans (1)	3.45%	3.18%

(1)	Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category. A loan is considered nonaccrual if it is maintained on a cash basis because of deterioration in the borrower’s financial condition, where payment in full of principal or interest is not expected and where the principal and interest have been in default for 90 days, unless the asset is both well-secured and in process of collection. A loan is considered impaired when it is probable that all of the interest and principal due will not be collected according to the terms of the contractual agreement. Some loans may be included in both categories.

The Corporation’s policy is to maintain the allowance for loan losses at a level sufficient to provide for probable losses incurred in the current portfolio. The Corporation provides for loan losses through regular provisions to the allowance for loan losses. The provision is affected by net charge-offs on loans and changes in specific and general allocations required on the allowance for loan losses. Provisions for loan losses totaled $9,800 and $17,940 in 2011 and 2010 respectively. This contributed to the decrease in the allowance for loan losses by $511 at December 31, 2011, compared to the prior year.

The Corporation’s provision for loan losses decreased during 2011, but remained significant due to the continuing challenging economic conditions and depressed collateral values in our market. As we have continued to strengthen our collection and loan workout process, we have written down the value of problem loans to reflect current conditions. In addition, we have enhanced our review process to assure that loan problems are identified. A number of factors impact the provisions for loan losses, such as the level of higher risk loans in the portfolio, changes in practices related to loans, changes in collateral values and other factors. We continue to actively manage this process and have provided to increase the reserve to assure adequate coverage ratios.

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

See accompanying notes to consolidated financial statements.

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

Noninterest Income

Noninterest income totaled $10,442 in 2011 compared to $9,481 in 2010, an increase of 10.1%. The significant items contributing to this change are as follows.

Service charges paid to Citizens were fairly flat from 2010 to 2011, down $6. Revenue from computer operations decreased in 2011, down $1 from 2010. Trust fees increased $199 compared to 2010. The increase is related to the recoveries in the financial markets and the related effect on assets under management, as well as a general increase in assets under management. ATM fee income increased in 2011, up $62 from 2010. Revenue from bank owned life insurance increased $171 in 2011 compared to the same period in 2010, which is the result of an additional investment in bank owned life insurance during 2011. Net gain on sales of loans increased in 2011, up $136 from 2010. This is the result of the Corporation’s decision to originate and sell the majority of mortgage loans in the secondary market. Other income increased in 2011, up $620 from 2010. This was the result of the Corporations’ participation in an income tax refund facilitation program, pursuant to which Citizens collected a fee for facilitating, and expediting, payment of refunds to taxpayers.

Noninterest Expense

Noninterest expense totaled $37,198 in 2011, an increase of $1,097, or 3.0% over 2010. The following discussion highlights significant items that resulted in increases or decreases in the components of noninterest expense.

Salaries and wages totaled $15,683 in 2011 compared to $13,923 in 2010, an increase of $1,760. The increase is mainly due to an increase in staffing in the credit and special assets departments and higher commission costs for the year ended 2011. The number of full-time equivalent employees increased during 2011 to 300.0, up 10.0, compared to the same period of 2010. The Corporation’s self-insured health plan costs increased $367 in 2011 as the plan experienced higher health care costs.

Net occupancy expense decreased from 2010 to 2011, down $164. In 2011, the corporation had all of its properties re-assessed, and the results lowered property taxes in 2011. Equipment expense decreased $123, as the cost of repairs and maintenance expense and depreciation expense decreased.

Professional service costs decreased $124 in 2011 compared to the same period in 2010. The decrease is due to consulting services for loan work outs, core banking software analysis and the resolution of certain larger collection items in 2010 that were not recurring in 2011. Marketing expense increased in 2011 by $10. ATM expenses were down $85 compared to the same period in 2010. Other operating expenses were up $16 compared to the same period of 2010. Amortization of intangible assets decreased $56 from 2010, as a result of scheduled amortization of intangible assets associated with mergers.

See accompanying notes to consolidated financial statements.

FDIC assessments decreased $358 in 2011 to $1,222, from $1,580 in 2010. The decrease is due to a change in the methodology used to calculate the assessment charged to banks. This change included both a new assessment base and a change in the assessment rate.

Sales of other real estate owned resulted in recognized losses of $425 on the sale of 25 properties in 2011 compared to losses of $320 on the sale of 29 properties in 2010.

Income Tax Expense

Income before federal income taxes amounted to $4,805 in 2011 and ($3,099) in 2010. The Corporation’s income tax expense for 2011 was mainly a result of the decrease in loan loss provision this year, coupled with an increase in total noninterest income. The Corporation’s income tax benefit for 2010 was mainly the result of non-taxable BOLI income and nontaxable securities income being a larger percentage of income before taxes, coupled with the large increase in loan loss provision last year.

See accompanying notes to consolidated financial statements.

Distribution of Assets, Liabilities and Shareholders’ Equity,

Interest Rates and Interest Differential

The following table sets forth, for the years ended December 31, 2011 and 2010, the distribution of assets, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Dollars in thousands):

	2011			2010
Assets	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate
Interest-earning assets:
Loans (1)(2)(3)	$763,918	$41,604	5.45%	$784,263	$44,252	5.64%
Taxable securities (4)	174,366	5,490	3.21%	168,224	5,813	3.52%
Non-taxable securities (4)(5)	42,183	1,675	4.10%	43,814	1,818	4.25%
Federal funds sold	31,838	19	0.06%	42,330	39	0.09%
Interest-bearing deposits in other banks	47,893	73	0.15%	14,099	3	0.02%

Total interest-earning assets	1,060,198	48,861	4.62%	1,052,730	51,925	4.94%
Noninterest-earning assets:
Cash and due from financial institutions	9,242			8,241
Premises and equipment, net	18,055			19,010
Accrued interest receivable	4,933			5,303
Intangible assets	26,453			27,643
Other assets	11,253			14,540
Bank owned life insurance	16,954			12,080
Less allowance for loan losses	(22,535)			(18,442)

Total	$1,124,553			$1,121,105

(1)	For purposes of these computations, the daily average loan amounts outstanding are net of unearned income and include loans held for sale.
(2)	Included in loan interest income are loan fees of $516 in 2011 and $216 in 2010.
(3)	Non-accrual loans are included in loan totals and do not have a material impact on the analysis presented.
(4)	Average balance is computed using the carrying value of securities. The average yield has been computed using the historical amortized cost average balance for available-for-sale securities.
(5)	Interest income is reported on a historical basis without tax-equivalent adjustment.

See accompanying notes to consolidated financial statements.

Distribution of Assets, Liabilities and Shareholders’ Equity,

Interest Rates and Interest Differential (Continued)

The following table sets forth, for the years ended December 31, 2011 and 2010, the distribution of liabilities and shareholders’ equity, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Dollars in thousands):

	2011			2010
Liabilities and Shareholders’ Equity	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate
Interest-bearing liabilities:
Savings and interest-bearing demand accounts	$428,043	$824	0.19%	$406,909	$1,526	0.38%
Certificates of deposit	305,837	4,267	1.40%	341,153	5,657	1.66%
Federal Home Loan
Bank advances	54,038	1,606	2.97%	64,126	2,394	3.73%
Securities sold under repurchase agreements	20,241	33	0.16%	21,519	70	0.31%
Federal funds purchased	18	—	0.00%	—	—	0.00%
Subordinated debentures	30,349	770	2.54%	30,349	817	2.71%
U.S. Treasury demand notes payable	1,347	—	0.00%	1,286	—	0.00%

Total interest- bearing liabilities	839,873	7,500	0.89%	865,342	10,464	1.21%

Noninterest-bearing liabilities:
Demand deposits	176,435			144,711
Other liabilities	8,397			11,404

	184,832			156,115
Shareholders’equity	99,848			99,648

Total	$1,124,553			$1,121,105

Net interest income and interest rate spread		$41,361	3.73%		$41,461	3.73%

Net yield on interest- earning assets			3.91%			3.94%

See accompanying notes to consolidated financial statements.

Changes in Interest Income and Interest Expense

Resulting from Changes in Volume and Changes in Rate

The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rate.

	2011 compared to 2010
	Increase (decrease) due to:
	Volume(1)	Rate(1)	Net
	(Dollars in thousands)
Interest income:
Loans	$(1,131)	$(1,517)	$(2,648)
Taxable securities	217	(540)	(323)
Nontaxable securities	(51)	(92)	(143)
Federal funds sold	(8)	(12)	(20)
Interest-bearing deposits in other banks	20	50	70

Total interest income	$(953)	$(2,111)	$(3,064)

Interest expense:
Savings and interest-bearing demand accounts	76	(778)	(702)
Certificates of deposit	(549)	(841)	(1,390)
Federal Home Loan Bank advances	(343)	(445)	(788)
Securities sold under repurchase agreements	(4)	(33)	(37)
Subordinated debentures	—	(47)	(47)

Total interest expense	$(820)	$(2,144)	$(2,964)

Net interest income	$(133)	$33	$(100)

(1)	The change in interest income and interest expense due to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.

See accompanying notes to consolidated financial statements.

Liquidity and Capital Resources

Citizens maintains a conservative liquidity position. All securities are classified as available for sale. At December 31, 2011, securities with maturities of one year or less, totaled $1,943, or 1.0%, of the total security portfolio. The available for sale portfolio helps to provide Citizens with the ability to meet its funding needs. The Consolidated Statements of Cash Flows contained in the Consolidated Financial Statements detail the Corporation’s cash flows from operating activities resulting from net earnings.

Cash from operations for 2011 was $20,845. The primary additions to cash from operating activities are from changes in amortization of intangible assets, amortization of securities net of accretion, the provision for loan losses, depreciation, proceeds from sale of loans and changes in prepaid FDIC premiums. The primary use of cash from operating activities is from changes in deferred taxes, security amortization and changes in taxes and other expenses. Cash from investing activities was $(50,288) in 2011. Security and property and equipment purchases along with purchase of BOLI and Loans to customers were offset by security maturities and proceeds from the sale of OREO properties. Cash from financing activities in 2011 totaled $2,540. A major source of cash for financing activities is the net change in deposits. Cash provided by the net change in deposits was $8,783 in 2011. The large increase in deposits was primarily due to increases in noninterest-bearing deposits, statement savings and money market savings accounts, which added $31,853, $10,743 and $8,369, respectively, in deposits during 2011. The primary uses of cash in financing activities include changes in securities sold under repurchase agreements, changes in U.S. Treasury interest-bearing demand notes payable and the payment of dividends. Cash and cash equivalents decreased from $79,030 at December 31, 2010 to $52,127 at December 31, 2011.

Future loan demand of Citizens can be funded by increases in deposit accounts, proceeds from payments on existing loans, the maturity of securities, the issuances of trust preferred obligations, and the sale of securities classified as available for sale. Additional sources of funds may also come from borrowing in the Federal Funds market and/or borrowing from the FHLB. As of December 31, 2011, Citizens had total credit availability with the FHLB of $104,608 of which $50,295 was outstanding.

On a separate entity basis, FCBC’s primary source of funds is dividends paid primarily by Citizens. Generally, subject to applicable minimum capital requirements, Citizens may declare a dividend without the approval of the Federal Reserve Bank of Cleveland and the State of Ohio Department of Commerce, Division of Financial Institutions, provided the total dividends in a calendar year do not exceed the total of its profits for that year combined with its retained profits for the two preceding years. At December 31, 2011, Citizens was able to pay dividends to FCBC without obtaining regulatory approval. During 2011, Citizens paid dividends totaling $2,500 to FCBC. This represented roughly half of the Bank’s earnings for the year, thereby accumulating cash at FCBC for general corporate purposes, while also preserving capital at the Citizens.

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

See accompanying notes to consolidated financial statements.

The Corporation manages its liquidity and capital through quarterly Asset/Liability Committee (ALCO) meetings. The ALCO discusses issues like those in the above paragraphs as well as others that will affect the future liquidity and capital position of the Corporation. The ALCO also examines interest rate risk and the effect that changes in rates will have on the Corporation. For more information about interest rate risk, please refer to the “Quantitative and Qualitative Disclosures about Market Risk” section.

Capital Adequacy

The Corporation’s policy is, and always has been, to maintain its capital levels above the well capitalized regulatory standards. Under the regulatory capital standards, total capital has been defined as Tier I (core) capital and Tier II (supplementary) capital. The Corporation’s Tier I capital includes shareholders’ equity (net of unrealized security gains and losses) and subordinated debentures (subject to certain limits) while Tier II capital also includes the allowance for loan losses. The definition of risk-adjusted assets has also been modified to include items both on and off the balance sheet. Each item is then assigned a risk weight or risk adjustment factor to determine ratios of capital to risk adjusted assets. The standards require that total capital (Tier I plus Tier II) be a minimum of 8.0% of risk-adjusted assets, with at least 4.0% being in Tier I capital. To be well capitalized, a company must have a minimum of 10.0% of risk adjusted assets, with at least 6.0% being Tier I capital. The Corporation’s total risk-based capital ratios were 15.0% and 15.1% as of December 31, 2011 and 2010, respectively, and 13.2% and 13.8% respectively for Tier I risk-based capital. The Corporation’s participation in the U.S. Treasury’s CPP led to improvement of the Corporation’s capital ratios at December 31, 2010 by adding $23,184 in additional Tier I capital.

Additionally, the Federal Reserve Board has adopted minimum leverage-capital ratios. These standards were established to supplement the previously issued risk based capital standards. The leverage ratio standards use the existing Tier I capital definition, but the ratio is applied to average total assets instead of risk-adjusted assets. The standards require that Tier I capital be a minimum of 4.0% of total average assets for high rated entities such as the Corporation and a minimum of 5.0% of total average assets to be well capitalized. The Corporation’s leverage ratio was 9.2% and 9.3% for December 31, 2011 and 2010, respectively. As with the risk-based capital ratios above, the leverage ratio also improved at December 31, 2010 as a result of the Corporation’s participation in the Treasury’s CPP.

Effects of Inflation

The Corporation’s balance sheet is typical of financial institutions and reflects a net positive monetary position whereby monetary assets exceed monetary liabilities. Monetary assets and liabilities are those which can be converted to a fixed number of dollars and include cash assets, securities, loans, money market instruments, deposits and borrowed funds.

During periods of inflation, a net positive monetary position may result in an overall decline in purchasing power of an entity. No clear evidence exists of a relationship between the purchasing power of an entity’s net positive monetary position and its future earnings. Moreover, the Corporation’s ability to preserve the purchasing power of its net positive monetary position will be partly influenced by the effectiveness of its asset/liability management program. As part of the asset/liability management process, management reviews and monitors information and projections on inflation as published by the Federal Reserve and other sources. This information speaks to inflation as determined by its impact on consumer prices and also the correlation of inflation and interest rates. This information is but one component in an asset liability process designed to limit the impact of inflation on the Corporation. Management does not believe that the effect of inflation on its nonmonetary assets (primarily bank premises and equipment) is material as such assets are not held for resale and significant disposals are not anticipated.

See accompanying notes to consolidated financial statements.

Fair Value of Financial Instruments

The Corporation has disclosed the fair value of its financial instruments at December 31, 2011 and 2010 in Note 14 of the Consolidated Financial Statements. The fair value of loans at December 31, 2011 was 102.9% of the carrying value compared to 102.4% at December 31, 2010. The fair value of deposits at December 31, 2011 was 101.2% of the carrying value compared to 100.0% at December 31, 2010.

Contractual Obligations

The following table represents significant fixed and determinable contractual obligations of the Corporation as of December 31, 2011.

Contractual Obligations	One year or less	One to three years	Three to five years	Over five years	Total
Deposits without a stated maturity	$649,537	$—	$—	$—	$649,537
Certificates of deposit	170,029	65,674	5,100	10,906	251,709
FHLB advances, securities sold under agreements to repurchase and U.S. Treasury interest- bearing demand note	29,065	32,759	7,500	—	69,324
Subordinated debentures (1)	—	—	—	29,427	29,427
Operating leases	333	584	272	97	1,286

(1)	The subordinated debentures consist of $2,000, $2,500, $5,000, $7,500, and $12,500 debentures.

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

See accompanying notes to consolidated financial statements.

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

See accompanying notes to consolidated financial statements.

The following table provides information about the Corporation’s financial instruments that are sensitive to changes in interest rates as of December 31, 2011 and 2010, based on certain prepayment and account decay assumptions that management believes are reasonable. The Corporation had no derivative financial instruments or trading portfolio as of December 31, 2011 or 2010. Expected maturity date values for interest-bearing core deposits were calculated based on estimates of the period over which the deposits would be outstanding. The Corporation’s borrowings were tabulated by contractual maturity dates and without regard to any conversion or repricing dates.

Net Portfolio Value

	December 31, 2011			December 31, 2010
Change in Rates	Dollar Amount	Dollar Change	Percent Change	Dollar Amount	Dollar Change	Percent Change
+200bp	$135,092	$669	0%	$145,476	$160	0%
+100bp	135,299	876	1%	150,062	4,746	3%
Base	134,423	—	—	145,316	—	—
-100bp	153,916	19,493	15%	154,728	9,412	6%

The change in net portfolio value from December 31, 2010 to December 31, 2011, is primarily a result of two factors. The yield curve has shifted downward and become flatter since the end of the year. Additionally, both the mix and overall size of assets and funding sources have changed. Assets have increased and the mix also shifted away from cash toward loans and securities, which leads to greater volatility. Funding sources also increased while the funding mix shifted from CDs and borrowed money to deposits. The shifts in mixes led to the decrease in the base. Beyond the change in the base level of net portfolio value, overall projected movements, given specific changes in rates, would lead to generally larger changes in the value of assets, but smaller changes in liabilities. The change in the rates up scenarios for both the 200 and 100 basis point movements would lead to a faster decrease in the fair value of liabilities, compared to assets. Accordingly we would see an increase in the net portfolio value. A downward change in rates would lead to an increase in the net portfolio value as the fair value of liabilities would decrease while the fair value of the asset portfolio would increase significantly.

Critical Accounting Policies

Allowance for Loan Losses

The allowance for loan losses is regularly reviewed by management to determine that the amount is considered adequate to absorb probable losses in the loan portfolio. If not, an additional provision is made to increase the allowance. This evaluation includes specific loss estimates on certain individually reviewed loans, the pooling of commercial credits risk graded as special mention and substandard that are not individually examined, and general loss estimates that are based upon the size, quality, and concentration characteristics of the various loan portfolios, adverse situations that may affect a borrower’s ability to repay, and current economic and industry conditions, among other items.

Those judgments and assumptions that are most critical to the application of this accounting policy are assessing the initial and on-going credit-worthiness of the borrower, the amount and timing of future cash flows of the borrower that are available for repayment of the loan, the sufficiency of underlying collateral, the enforceability of third-party guarantees, the frequency and subjectivity of loan reviews and risk ratings, emerging or changing trends that might not be fully captured in the historical loss experience, and charges against the allowance for actual losses that are greater than previously estimated. These judgments and assumptions are dependent upon or can be influenced by a variety of factors including the breadth and depth of experience of lending officers, credit administration and the corporate

See accompanying notes to consolidated financial statements.

loan review staff that periodically review the status of the loan, changing economic and industry conditions, changes in the financial condition of the borrower and changes in the value and availability of the underlying collateral and guarantees.

Note 1 and Note 4 in the Notes to Consolidated Financial Statements provide additional information regarding Allowance for Loan Losses.

Goodwill

The Corporation performs an annual evaluation of goodwill for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Management performed an evaluation of the Corporation’s goodwill during the fourth quarter of 2011. In performing its evaluation, management obtained several commonly used financial ratios from pending and completed purchase transactions for banks based in the Midwest. Management used these ratios to determine an implied fair value for the Corporation. The implied fair value exceeded the carrying value including goodwill. Therefore management concluded that goodwill was not impaired and made no adjustment in 2011.

Other-Than-Temporary Impairment of Investment Securities

The Corporation performs a quarterly valuation to determine if a decline in the value of an investment security is other than temporary. Although the term “other than temporary” is not intended to indicate that the decline is permanent, it does indicate that the prospects for a near-term recovery of value are not necessarily favorable, or that there is lack of evidence to support fair values equal to or greater than the carrying value of the investment. Once a decline in value is determined to be other than temporary, the value of the security is reduced and a corresponding charge to earnings is recognized. Management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary.

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

Management assessed the Corporation’s system of internal control over financial reporting as of December 31, 2011, in relation to criteria for effective internal control over financial reporting as described in “Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2011, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control – Integrated Framework”. S.R. Snodgrass, A.C., independent registered public accounting firm, has issued an audit report on the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2011.

Management is responsible for compliance with the federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders designated by the FDIC as safety and soundness laws and regulations.

Management has assessed compliance by the Company with the designated laws and regulations relating to safety and soundness. Based on the assessment, management believes that the Company complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 2011.

James O. Miller	Todd A. Michel
President, Chief Executive Officer	Senior Vice President, Controller

Sandusky, Ohio

March 8, 2012

See accompanying notes to consolidated financial statements.

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting

To the Board of Directors and Shareholders

First Citizens Banc Corp

Sandusky, Ohio

We have audited First Citizens Banc Corp and subsidiaries’ internal control over financial reporting as of December 31, 2011 based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). First Citizens Banc Corp’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, First Citizens Banc Corp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of First Citizens Banc Corp and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years then ended, and our report dated March 8, 2012, expressed an unqualified opinion.

Wexford, Pennsylvania
March 8, 2012

See accompanying notes to consolidated financial statements.

Report of Independent Registered Public Accounting Firm on Financial Statements

Board of Directors and Stockholders

First Citizens Banc Corp

Sandusky, Ohio

We have audited the accompanying consolidated balance sheets of First Citizens Banc Corp and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operation, shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Citizens Banc Corp and subsidiaries as of December 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), First Citizens Banc Corp and subsidiaries’ internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 8, 2012, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Wexford, Pennsylvania

March 8, 2012

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP

CONSOLIDATED BALANCE SHEETS

December 31, 2011 and 2010

(In thousands, except share data)

	2011	2010
ASSETS
Cash and due from financial institutions	$52,127	$79,030
Securities available for sale	204,633	184,952
Loans held for sale	598	—
Loans, net of allowance of $21,257 and $21,768	764,011	745,555
Other securities	15,388	15,344
Premises and equipment, net	17,774	18,129
Accrued interest receivable	3,787	4,382
Goodwill	21,720	21,720
Other intangible assets	4,113	5,275
Bank owned life insurance	17,963	12,320
Other assets	10,863	13,915

Total assets	$1,112,977	$1,100,622

LIABILITIES
Deposits
Noninterest-bearing	$189,382	$157,529
Interest-bearing	711,864	734,934

Total deposits	901,246	892,463
Federal Home Loan Bank advances	50,295	50,327
Securities sold under agreements to repurchase	19,029	21,842
U. S. Treasury interest-bearing demand note payable	—	2,008
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	10,452	7,605

Total liabilities	1,010,449	1,003,672

SHAREHOLDERS’ EQUITY
Preferred stock, $1,000 liquidation preference, 200,000 shares authorized, 23,184 shares issued	23,151	23,134
Common stock, no par value, 20,000,000 shares authorized,
8,455,881 shares issued	114,447	114,447
Accumulated deficit	(17,667)	(20,218)
Treasury stock, 747,964 shares at cost	(17,235)	(17,235)
Accumulated other comprehensive loss	(168)	(3,178)

Total shareholders’ equity	102,528	96,950

Total liabilities and shareholders’ equity	$1,112,977	$1,100,622

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2011 and 2010

(In thousands, except per share data)

	2011	2010
Interest and dividend income
Loans, including fees	$41,604	$44,252
Taxable securities	5,490	5,813
Tax-exempt securities	1,675	1,818
Federal funds sold and other	92	42

Total interest and dividend income	48,861	51,925
Interest expense
Deposits	5,091	7,183
Federal Home Loan Bank advances	1,606	2,394
Subordinated debentures	770	817
Other	33	70

Total interest expense	7,500	10,464

Net interest income	41,361	41,461
Provision for loan losses	9,800	17,940

Net interest income after provision for loan losses	31,561	23,521

Noninterest income
Computer center item processing fees	256	257
Service charges	4,550	4,556
Net gain (loss) on sale of securities	(8)	212
Net gain on sale of loans	139	3
ATM fees	1,814	1,752
Trust fees	2,063	1,864
Bank owned life insurance	643	472
Impairment loss on investment securities	—	(575)
Other	985	940

Total noninterest income	10,442	9,481

Noninterest expense
Salaries, wages and benefits	19,349	17,212
Net occupancy expense	2,195	2,356
Equipment expense	1,399	1,522
Contracted data processing	820	929
FDIC Assessment	1,222	1,580
State franchise tax	969	984
Professional services	1,259	1,383
Amortization of intangible assets	1,162	1,218
ATM expense	603	688
Marketing expense	640	630
Repossession expense	837	944
Loss on sale of fixed assets	46	79
Loss on sale of other real estate owned	425	320
Other operating expenses	6,272	6,256

Total noninterest expense	37,198	36,101

Income (loss) before income taxes (benefit)	4,805	(3,099)
Income taxes (benefit)	847	(1,831)

Net income (loss)	3,958	(1,268)
Preferred stock dividends and discount accretion	1,176	1,176

Net income (loss) available to common shareholders	$2,782	$(2,444)

Earnings per common share, basic and diluted	$0.36	$(0.32)

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2011 and 2010

(In thousands, except per share data)

	$0000000	$0000000	$0000000	$0000000	$0000000	$0000000	$0000000	$0000000
	Preferred Stock		Common Stock		(Accumulated	Treasury	Accumulated Other Comprehensive	Total Shareholders'
	Shares	Amount	Shares	Amount	deficit)	Stock	Income (Loss)	Equity
Balance, December 31, 2009	23,184	$23,117	7,707,917	$114,447	$(17,774)	$(17,235)	$(3,758)	$98,797
Comprehensive Loss:
Net loss					(1,268)			(1,268)
Change in funded status on pension benefits, net of tax							621	621
Unrealized loss on securities available for sale, net of reclassification and tax effects							(41)	(41)

Total comprehensive loss								(688)
Amortization of discount on preferred stock		17			(17)			—
Preferred stock dividends					(1,159)			(1,159)

Balance, December 31, 2010	23,184	$23,134	7,707,917	$114,447	$(20,218)	$(17,235)	$(3,178)	$96,950

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (Continued)

Years ended December 31, 2011 and 2010

(In thousands, except per share data)

	Preferred Stock		Common Stock		(Accumulated	Treasury	Accumulated Other Comprehensive	Total Shareholders’
	Shares	Amount	Shares	Amount	deficit)	Stock	Income (Loss)	Equity
Balance, December 31, 2010	23,184	$23,134	7,707,917	$114,447	$(20,218)	$(17,235)	$(3,178)	$96,950
Comprehensive Income:
Net income					3,958			3,958
Change in funded status on pension benefits, net of tax							(1,294)	(1,294)
Unrealized gain on securities available for sale, net of reclassification and tax effects							4,304	4,304

Total comprehensive income								6,968
Amortization of discount on preferred stock		17			(17)			—
Cash dividends ($0.03 per share)					(231)			(231)
Preferred stock dividends					(1,159)			(1,159)

Balance, December 31, 2011	23,184	$23,151	7,707,917	$114,447	$(17,667)	$(17,235)	$(168)	$102,528

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2011 and 2010

(In thousands, except per share data)

	2011	2010
Cash flows from operating activities
Net income (loss)	$3,958	$(1,268)
Adjustments to reconcile net income (loss) to net cash from operating activities
Security amortization (accretion), net	2,195	2,590
Depreciation	1,551	1,590
Loss on sale of fixed assets	46	79
Amortization of intangible assets	1,162	1,218
Net realized (gain) loss on sale of securities	8	(212)
Provision for loan losses	9,800	17,940
Loans originated for sale	(8,852)	—
Proceeds from sale of loans	8,393	—
Gain on sale of loans	(139)	(3)
Loss on sale of OREO properties	425	320
Impairment on investment security	—	575
Bank owned life insurance	(643)	(472)
Deferred income taxes	(366)	(2,642)
Prepaid FDIC Premium	1,163	1,450
Change in
Net deferred loan fees	529	270
Accrued interest payable	(104)	(104)
Accrued interest receivable	595	1,043
Other, net	1,124	(883)

Net cash from operating activities	20,845	21,491
Cash flows from (used for) investing activities
Securities available for sale
Maturities, prepayments and calls	61,092	94,649
Sales	310	4,525
Purchases	(76,765)	(79,849)
Redemption of Federal Reserve stock	83	110
Purchases of Federal Reserve stock	(127)	(72)
Purchases of bank owned life insurance	(5,000)	—
Net loan (originations) repayments	(29,965)	10,351
Proceeds from sale of OREO properties	1,326	1,149
Property and equipment purchases	(1,244)	(1,193)
Proceeds from sale of property and equipment	2	1,176

Net cash from (used for) investing activities	(50,288)	30,846

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Years ended December 31, 2011 and 2010

(In thousands, except per share data)

	2011	2010
Cash flows from (used for) financing activities
Increase in deposits	8,783	36,411
Net change in short-term FHLB advances	—	(5,000)
Repayment of long-term FHLB advances	(22,532)	(30,037)
Proceeds from long-term FHLB advances	22,500	—
Decrease in securities sold under repurchase agreements	(2,813)	(78)
Decrease in U.S. Treasury interest-bearing notes payable	(2,008)	(386)
Cash dividends paid	(1,390)	(1,159)

Net cash from (used for) financing activities	2,540	(249)

Increase (decrease) in cash and due from financial institutions	(26,903)	52,088
Cash and due from financial institutions at beginning of year	79,030	26,942

Cash and due from financial institutions at end of year	$52,127	$79,030

Supplemental cash flow information:
Interest paid	$7,604	$10,568
Income taxes paid	$1,600	$650

Supplemental non-cash disclosures:
Transfer of loans from portfolio to other real estate owned	$1,180	$1,431

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

The Corporation provides financial services through its offices in the Ohio counties of Erie, Crawford, Champaign, Franklin, Logan, Summit, Huron, Ottawa, Madison, Union and Richland. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customer’s ability to repay their loans is dependent on the real estate and general economic conditions in the area. Other financial instruments that potentially represent concentrations of credit risk include deposit accounts in other financial institutions and Federal Funds sold. First Citizens Insurance Agency Inc. was formed to allow the Corporation to participate in commission revenue generated through its third party insurance agreement. Insurance commission revenue was less than 1.0% of total revenue for the years ended December 31, 2011 and 2010. Water St. was formed to hold repossessed assets of FCBC’s subsidiaries. Water St. revenue was less than 1% of total revenue for the years ended December 31, 2011 and 2010.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, impairment of goodwill, fair values of financial instruments, valuation of deferred tax assets, pension obligations and other-than-temporary-impairment of securities are considered material estimates that are particularly susceptible to significant change in the near term.

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

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

The Corporation follows current accounting guidance related to recognition and presentation of other-than-temporary impairment. This recent accounting guidance amends the recognition guidance for other-than-temporary impairments of debt securities and expands the financial statement disclosures for other-than-temporary impairment losses on debt and equity securities. The recent guidance specifies that (a) if a company does not have the intent to sell a debt security prior to recovery and (b) it is more-likely-than-not that it will not have to sell the debt security prior to recovery; the security would not be considered other-than-temporarily impaired unless there is a credit loss. When an entity does not intend to sell the security, and it is more-likely-than-not, the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment should be amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

As a result of this guidance, the Corporation’s Consolidated Statement of Operations as of December 31, 2011 reflects the full impairment (that is, the difference between the security’s amortized cost basis and fair value) on debt securities that the Corporation intends to sell or would more-likely-than-not be required to sell before the expected recovery of the amortized cost basis. For available-for-sale and held-to-maturity debt securities that management has no intent to sell and believes that it more-likely-than-not will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the non-credit loss is recognized in accumulated other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections.

Other securities which include Federal Home Loan Bank (FHLB) stock, Federal Reserve Bank (FRB) stock, Farmer Mac stock (FMS), Bankers’ Bancshares Inc. (BB) stock, and Norwalk Community Development Corp (NCDC) stock are carried at cost.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Allowance for Loan Losses: Management establishes the allowance for loan losses based upon its evaluation of the pertinent factors underlying the types and quality of loans in the portfolio. All commercial loans and commercial real estate loans are reviewed on a regular basis with a focus on loans greater than $350. These larger commercial loans and commercial real estate loans that are 90 days past due or in nonaccrual status, are analyzed to determine if they are “impaired”, which means that it is probable that all amounts will not be collected according to the contractual terms of the loan agreement. All loans that are delinquent 90 days and are placed on nonaccrual status are classified unless they are well-secured and in the process of collection. Residential loans 60 days past due, which are still accruing

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

interest are classified as substandard as per the Corporation’s asset classification policy. The remaining loans are evaluated and segmented as a part of loans with similar risk characteristics. The Corporation allocates allowances based on the factors described below, which conform to the Corporation’s asset classification policy. In reviewing risk within Citizens loan portfolio, management has determined there to be several different risk rating segments within the loan portfolio. The allowance for loan losses consists of amounts applicable to: (i) the commercial loan portfolio; (ii) the commercial real estate portfolio; (iii) the consumer loan portfolio; (iv) the residential real estate portfolio; and (v) the real estate construction portfolio. Factors considered in this process include general loan terms, collateral, and availability of historical data to support the analysis. Historical loss percentages for each segment are calculated and used as the basis for calculating allowance allocations. Certain economic factors are also considered for trends which management uses to establish the directionality of changes to the unallocated portion of the reserve. Additional information related to economic factors can be found in Note 4.

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

Troubled Debt Restructurings: In situations where for economic or legal reasons related to a borrower’s financial difficulties, management may grant a concession for other than an insignificant period of time to the borrower that would not otherwise be considered. The related loan is classified as a troubled debt restructuring (TDR). Management strives to identify borrowers in financial difficulty early and work with them to modify to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted above for impaired loans. In addition to the allowance for the pooled portfolios, management has developed a separate allowance for loans that are identified as impaired through a TDR. These loans are excluded from pooled loss forecasts and a separate reserve is provided under the accounting guidance for loan impairment. Consumer loans whose terms have been modified in a TDR are also individually analyzed for estimated impairment.

Other Real Estate: Other real estate acquired through or instead of loan foreclosure is initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed. Other real estate owned included in other assets totaled approximately $1,097 at December 31, 2011 and $1,796 at December 31, 2010.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both accelerated and straight-line methods over the estimated useful life of the asset, ranging from three to seven years for furniture and equipment and seven to fifty years for buildings and improvements.

Federal Home Loan Bank (FHLB) Stock: Citizens is a member of the FHLB of Cincinnati and as such, is required to maintain a minimum investment in stock of the FHLB that varies with the level of advances outstanding with the FHLB. The stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and as such is classified as restricted stock, carried at cost and evaluated for by management. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the FHLB as compared to the capital stock amount and the length of time this situation has persisted (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance (c) the impact of legislative and regulatory changes on the customer base of the FHLB and (d) the liquidity position of the FHLB.

While the FHLBs have been negatively impacted by the current economic conditions, the FHLB of Cincinnati has reported profits for December 31, 2011, remains in compliance with regulatory capital and liquidity requirements, continues to pay dividends on the stock and make redemptions at the par value. With consideration given to these factors, management concluded that the stock was not impaired at December 31, 2011 or 2010.

Federal Reserve Bank (FRB) Stock: Citizens is a member of the Federal Reserve System. FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value.

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

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Adoption of New Accounting Standards:

In April 2011, the FASB issued Accounting Standards Update (ASU) 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. The amendments in this Update provide additional guidance or clarification to help creditors in determining whether a creditor has granted a concession and whether a debtor is experiencing financial difficulties for purposes of determining whether a restructuring constitutes a troubled debt restructuring. The amendments in this Update are effective for the first interim or annual reporting period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning annual period of adoption. As a result of applying these amendments, an entity may identify receivables that are newly considered impaired. For purposes of measuring impairment of those receivables, an entity should apply the amendments prospectively for the first interim or annual period beginning on or after June 15, 2011. The Corporation has provided the necessary disclosures in Note 4.

Effect of Newly Issued but Not Yet Effective Accounting Standards:

In October, 2010, the FASB issued ASU 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts. This Update addresses the diversity in practice regarding the interpretation of which costs relating to the acquisition of new or renewal insurance contracts qualify for deferral, the amendments are effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2011 and are not expected to have a significant impact on the Corporation’s financial statements.

In April 2011, the FASB issued ASU 2011-03, Transfers and Services (Topic 860): Reconsideration of Effective Control for Repurchase Agreements. The main objective in developing this Update is to improve the accounting for repurchase agreements (repos) and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. The amendments in this Update remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2) the collateral maintenance implementation guidance related to that criterion. The amendments in this Update apply to all entities, both public and nonpublic. The amendments affect all entities that enter into agreements to transfer financial assets that both entitle and obligate the transferor to repurchase or redeem the financial assets before their maturity. The guidance in this Update is effective for the first interim or annual period beginning on or after December 15, 2011 and should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. This Update is not expected to have a significant impact on the Corporation’s financial statements.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. The amendments in this Update improve the comparability, clarity, consistency, and transparency of financial reporting and increase the prominence of items reported in other comprehensive income. To increase the prominence of items reported in other comprehensive income and to facilitate convergence of U.S. GAAP and IFRS, the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. All entities that report items of comprehensive income, in any period presented, will be affected by the changes in this Update. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. For nonpublic entities, the amendments are effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. The amendments in this Update should be applied retrospectively, and early adoption is permitted. The Corporation is currently evaluating the impact the adoption of the standard will have on the its position or results of operations.

In September 2011, the FASB issued ASU 2011-08, Intangibles – Goodwill and Other Topics (Topic 350), Testing Goodwill for Impairment. The objective of this Update is to simplify how entities, both public and nonpublic, test goodwill for impairment. The amendments in the Update permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. Under the amendments in this Update, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount. The amendments in this Update apply to all entities, both public and nonpublic, that have goodwill reported in their financial statements and are effective for interim and annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance. This ASU is not expected to have a significant impact on the Corporation’s financial statements.

In September 2011, the FASB issued ASU 2011-09, Compensation-Retirement Benefits-Multiemployer Plans (Subtopic 715-80): Disclosures about an Employer’s Participation in a Multiemployer Plan. The amendments in this Update will require additional disclosures about an employer’s participation in a multiemployer pension plan to enable users of financial statements to assess the potential cash flow implications relating to an employer’s participation in multiemployer pension plans. The disclosures also will indicate the financial health of all of the significant plans in which the employer participates and assist a financial statement user to access additional information that is available outside the financial statements. For public entities, the amendments in this Update are effective for annual periods for fiscal years ending after December 15, 2011, with early adoption permitted. For nonpublic entities, the amendments are effective for annual periods of fiscal years ending after December 15, 2012, with early adoption permitted. The amendments should be applied retrospectively for all prior periods presented. This ASU is not expected to have a significant impact on the Corporation’s financial statements.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 2—SECURITIES

The amortized cost and fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2011
U.S. Treasury securities and obligations of U.S. government agencies	$49,305	$399	$—	$49,704
Obligations of states and political subdivisions	61,508	5,240	(12)	66,736
Mortgage-back securities in government sponsored entities	85,063	2,582	(128)	87,518

Total debt securities	195,876	8,221	(140)	203,957
Equity securities in financial institutions	481	195	—	676

Total	$196,357	$8,416	$(140)	$204,633

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2010
U.S. Treasury securities and obligations of U.S. government agencies	$55,398	$616	$(307)	$55,707
Obligations of states and political subdivisions	61,401	483	(1,415)	60,469
Mortgage-back securities in government sponsored agencies	65,917	2,236	(53)	68,100

Total debt securities	182,716	3,335	(1,775)	184,276
Equity securities of financial institutions	481	195	—	676

Total	$183,197	$3,530	$(1,775)	$184,952

The amortized cost and fair value of securities at year end 2011 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 2—SECURITIES (Continued)

	Available for sale
	Amortized Cost	Fair Value
Due in one year or less	$1,899	$1,943
Due from one to five years	18,450	18,718
Due from five to ten years	19,482	20,272
Due after ten years	70,982	75,506
Mortgage-backed securities in government sponsored entities	85,063	87,518
Equity securities in financial institutions	481	676

Total	$196,357	$204,633

Securities with a carrying value of $156,114 and $158,940 were pledged as of December 31, 2011 and 2010, respectively, to secure public deposits and other deposits and liabilities as required or permitted by law.

Proceeds from sales of securities, gross realized gains and gross realized losses were as follows.

	2011	2010
Sale proceeds	$310	$4,525
Gross realized gains	—	189
Gains from securities called or settled by the issuer	5	23
Losses from securities called or settled by the issuer	(13)	—

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 2—SECURITIES (Continued)

Debt securities with unrealized losses at year end 2011 and 2010 not recognized in income are as follows.

2011	12 Months or less		More than 12 months		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Obligations of states and political subdivisions	$1,309	$(10)	$160	$(2)	$1,469	$(12)
Mortgage-backed securities in gov’t sponsored entities	20,915	(128)	—	—	20,915	(128)

Total temporarily impaired	$22,224	$(138)	$160	$(2)	$22,384	$(140)

2010	12 Months or less		More than 12 months		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury securities and obligations of U.S. government agencies	$10,257	$(307)	$—	$—	$10,257	$(307)
Obligations of states and political subdivisions	34,938	(1,359)	2,256	(56)	37,194	(1,415)
Mortgage-backed securities in gov’t sponsored entities	9,696	(53)	—	—	9,696	(53)

Total temporarily impaired	$54,891	$(1,719)	$2,256	$(56)	$57,147	$(1,775)

The Corporation periodically evaluates securities for other-than-temporary impairment. An unrealized loss exists when the current fair value of an individual security is less than its amortized cost basis. Unrealized losses that are determined to be temporary in nature are recorded, net of tax, in accumulated other comprehensive income.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 2—SECURITIES (Continued)

The Corporation has assessed each available-for-sale security position for credit impairment. Factors considered in determining whether a loss is temporary include:

•	The length of time and the extent to which fair value has been below cost;

•	The severity of impairment;

•	The cause of the impairment and the financial condition and near-term prospects of the issuer;

•	If the Corporation intends to sell the investment;

•	If it’s more-likely-than-not the Corporation will be required to sell the investment before recovering its amortized cost basis; and

•	If the Corporation does not expect to recover the investment’s entire amortized cost basis (even if the Corporation does not intend to sell the investment).

The Corporation’s review for impairment generally entails:

•	Identification and evaluation of investments that have indications of impairment;

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

At December 31, 2011, the Corporation owns twenty-eight securities which are considered temporarily impaired. The unrealized losses on these securities have not been recognized into income because the issuers’ bonds are of high credit quality, management has the intent and ability to hold these securities for the foreseeable future, and the decline in fair value is largely due to changes in market interest rates. The Corporation also considers sector specific credit rating changes in its analysis. The fair value is expected to recover as the securities approach their maturity date or reset date. The Corporation does not intend to sell until recovery and does not believe selling will be required before recovery.

During December 31, 2010, the Corporation did identify one Obligation of States and Political Subdivision for which other-than-temporary impairment did exist. This security was related to and secured by housing units for special-needs persons in a neighboring community. Upon completion of the evaluation process, the security was written down by $575, pretax, and recorded through the Statement of Operations.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 3—LOANS

Loans at year-end were as follows.

	2011	2010
Commercial and agricultural	$86,395	$84,913
Commercial real estate	371,852	336,251
Residential real estate	274,995	295,038
Real estate construction	39,790	39,341
Consumer	10,409	11,590
Credit card and other	1,827	190

Total Loans	785,268	767,323
Allowance for loan losses	(21,257)	(21,768)

Net loans	$764,011	$745,555

Loans to directors and executive officers, including their immediate families and companies in which they are principal owners during 2011 were as follows.

Balance - December 31, 2010	$9,379
New loans and advances	4,470
Repayments	(2,817)
Effect of changes to related parties	(110)

Balance - December 31, 2011	$10,922

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES

Management has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the allowance for loan losses, the Corporation has segmented certain loans in the portfolio by product type. Loans are segmented into the following pools: Commercial and Agricultural loans, Commercial Real Estate loans, Residential Real Estate loans, Real Estate Construction loans and Consumer loans. Historical loss percentages for each risk category are calculated and used as the basis for calculating allowance allocations. These historical loss percentages are calculated over a three year period for all portfolio segments. Certain economic factors are also considered for trends which management uses to establish the directionality of changes to the unallocated portion of the reserve. The following economic factors are analyzed:

•	Changes in lending policies and procedures

•	Changes in experience and depth of lending and management staff

•	Changes in quality of Bank’s credit review system

•	Changes in the nature and volume of the loan portfolio

•	Changes in past due, classified and nonaccrual loans and TDRs

•	Changes in economic and business conditions

•	Changes in competition or legal and regulatory requirements

•	Changes in concentrations within the loan portfolio

•	Changes in the underlying collateral for collateral dependent loans

The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the balance sheet date. The Corporation considers the allowance for loan losses of $21,257 adequate to cover loan losses inherent in the loan portfolio, at December 31, 2011. The following tables present by portfolio segment, the changes in the allowance for loan losses, the ending allocation of the allowance for loan losses and the loan balances outstanding for the period ended December 31, 2011 and December 31, 2010. The changes can be impacted by overall loan volume, adversely graded loans, historical charge-offs and economic factors. In the case of Real Estate Construction loans, a negative provision was made for a couple of reasons. While the total loans for this segment was nearly unchanged from the end of last year, the volume of graded loans for this segment declined. Since the graded loans generally require a greater need for reserves, and the overall volume for this segment did not change, a smaller reserve was calculated to be required. This is represented as a decrease in the provision. Management has reviewed its analysis of the allowance for loan losses and made modifications to the beginning balances in the 2011 table. The analysis at December 31, 2010 was based on information available at the time. Since then we have improved our information systems and management reporting tools to allow us to better segregate the portfolio. In order to consistently provide this information, we have adjusted the beginning balances to correspond with the current methodology. Additionally, the 2010 table has been reclassified to match the presentation in 2011. The allowance related to the unallocated segment was also reduced, mostly due to enhanced procedures for allocating the impact of the economic factors.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

	Commercial & Agriculture	Commercial Real Estate	Residential Real Estate	Real Estate Construction	Consumer	Unallocated	Total
December 31, 2011

Allowance for loan losses:

Beginning balance	$3,639	$9,827	$4,569	$2,139	$726	$868	$21,768
Charge-offs	(2,447)	(4,561)	(3,748)	(981)	(193)	—	(11,930)
Recoveries	307	390	429	387	106	—	1,619
Provision	1,377	4,915	4,546	(571)	80	(547)	9,800

Ending Balance	$2,876	$10,571	$5,796	$974	$719	$321	$21,257

	Commercial & Agriculture	Commercial Real Estate	Residential Real Estate	Real Estate Construction	Consumer	Unallocated	Total
December 31, 2010

Allowance for loan losses:

Beginning balance	$2,957	$6,042	$3,917	$1,109	$401	$845	$15,271
Charge-offs	(2,710)	(4,653)	(4,029)	(799)	(460)	—	(12,651)
Recoveries	303	650	99	—	156	—	1,208
Provision	3,089	7,788	4,582	1,829	629	23	17,940

Ending Balance	$3,639	$9,827	$4,569	$2,139	$726	$868	$21,768

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

	Commercial & Agriculture	Commercial Real Estate	Residential Real Estate	Real Estate Construction	Consumer	Unallocated	Total
December 31, 2011

Allowance for loan losses:

Ending balance:
Individually evaluated for impairment	$811	$2,940	$336	$239	$485	$—	$4,811

Ending balance:
Collectively evaluated for impairment	$2,065	$7,631	$5,460	$735	$234	$321	$16,446

Loan balances outstanding:

Ending Balance	$86,395	$371,852	$274,995	$39,790	$12,236		$785,268

Ending balance:
Individually evaluated for impairment	$5,258	$17,700	$3,846	$576	$—		$27,380

Ending balance:
Collectively evaluated for impairment	$81,137	$354,152	$271,149	$39,214	$12,236		$757,888

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

	Commercial & Agriculture	Commercial Real Estate	Residential Real Estate	Real Estate Construction	Consumer	Unallocated	Total
December 31, 2010

Allowance for loan losses:

Ending balance:
Individually evaluated for impairment	$1,322	$1,384	$355	$375	$427	$—	$3,863

Ending balance:
Collectively evaluated for impairment	$2,317	$8,443	$4,214	$1,764	$299	$868	$17,905

Loan balances outstanding:

Ending Balance	$84,913	$336,251	$295,038	$39,341	$11,780		$767,323

Ending balance:
Individually evaluated for impairment	$5,924	$7,815	$2,347	$1,821	$1,266		$19,173

Ending balance:
Collectively evaluated for impairment	$78,989	$328,436	$292,691	$37,520	$10,514		$748,150

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

The following table represents credit exposures by internally assigned risk ratings for the period ended December 31, 2011 and December 31, 2010. The risk rating analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Corporation’s internal credit risk rating system is based on experiences with similarly graded loans.

The Corporation’s internally assigned grades are as follows:

•	Pass – loans which are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral.

•	Special Mention – loans where a potential weakness or risk exists, which could cause a more serious problem if not corrected.

•

Substandard – loans that have a well-defined weakness based on objective evidence and are characterized by the distinct possibility that Citizens will sustain some loss if the deficiencies are not corrected.

•

Doubtful – loans classified as doubtful have all the weaknesses inherent in a substandard asset. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances.

•	Loss – loans classified as a loss are considered uncollectible, or of such value that continuance as an asset is not warranted.

•	Unrated – Generally, consumer loans are not risk-graded, except when collateral is used for a business purpose.

December 31, 2011	Commercial & Agriculture	Commercial Real Estate	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
Pass	$73,011	$319,084	$92,577	$31,697	$2,208	$518,577
Special Mention	4,358	15,321	5,071	702	—	25,452
Substandard	9,026	37,447	17,764	5,067	—	69,304
Doubtful	—	—	—	—	—	—

Ending Balance	$86,395	$371,852	$115,412	$37,466	$2,208	$613,333

December 31, 2010	Commercial & Agriculture	Commercial Real Estate	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
Pass	$70,825	$284,083	$111,248	$28,815	$556	$495,527
Special Mention	2,972	12,674	2,821	937	—	19,404
Substandard	11,116	39,416	16,482	7,492	44	74,550
Doubtful	—	78	—	—	—	78

Ending Balance	$84,913	$336,251	$130,551	$37,244	$600	$589,559

The following tables present performing and nonperforming loans based solely on payment activity for the period ended December 31, 2011 and December 31, 2010 that have not been assigned an internal risk

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

grade. Payment activity is reviewed by management on a monthly basis to evaluate performance. Loans are considered to be nonperforming when they become 90 days past due or if management thinks that we may not collect all of our principal and interest. Nonperforming loans also include certain loans that have been modified in Troubled Debt Restructurings (TDRs) where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Corporation’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions due to economic status. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

December 31, 2011	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
Performing	$159,291	$2,324	$10,027	$171,642
Nonperforming	292	—	1	293

Total	$159,583	$2,324	$10,028	$171,935

December 31, 2010	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
Performing	$162,702	$2,097	$11,169	$175,968
Nonperforming	1,785	—	11	1,796

Total	$164,487	$2,097	$11,180	$177,764

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

Following is a table which includes an aging analysis of the recorded investment of past due loans outstanding as of December 31, 2011 and December 31, 2010.

December 31, 2011	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Current	Total Loans	Past Due 90 Days and Accruing
Commericial & Agriculture	$229	$174	$509	$912	$85,483	$86,395	$19
Commercial Real Estate	4,156	1,369	9,466	14,991	356,861	371,852	737
Residential Real Estate	3,614	1,182	6,504	11,300	263,695	274,995	511
Real Estate Construction	—	—	45	45	39,745	39,790	45
Consumer and Other	89	16	2	107	12,129	12,236	2

Total	$8,088	$2,741	$16,526	$27,355	$757,913	$785,268	$1,314

December 31, 2010	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Current	Total Loans	Past Due 90 Days and Accruing
Commericial & Agriculture	$491	$309	$1,986	$2,786	$82,127	$84,913	$904
Commercial Real Estate	3,565	533	4,877	8,975	327,276	336,251	349
Residential Real Estate	3,261	666	7,058	10,985	284,053	295,038	382
Real Estate Construction	258	246	841	1,345	37,996	39,341	581
Consumer and Other	118	39	25	182	11,598	11,780	25

Total	$7,693	$1,793	$14,787	$24,273	$743,050	$767,323	$2,241

The following table presents loans on nonaccrual status as of December 31, 2011 and December 31, 2010.

	2011	2010
Commericial & Agriculture	$940	$2,661
Commercial Real Estate	15,346	8,059
Residential Real Estate	8,915	9,586
Real Estate Construction	567	1,869
Consumer and Other	—	—

Total	$25,768	$22,175

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

Loan modifications that are considered troubled debt restructurings completed during the quarters and twelve month periods ended December 31, 2011 were as follows:

	For the Twelve Month Period Ended December 31, 2011
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Commericial & Agriculture	3	$1,506	$1,506
Commercial Real Estate	3	2,074	2,004
Residential Real Estate	2	180	181
Real Estate Construction	—	—	—
Consumer and Other	—	—	—

Total Loan Modifications	8	$3,760	$3,691

Recidivism, or the borrower defaulting on its obligation pursuant to a modified loan, results in the loan once again becoming a non-accrual loan. Recidivism occurs at a notably higher rate than do defaults on new originations loans, so modified loans present a higher risk of loss than do new origination loans.

During the twelve month period ended December 31, 2011, no loans modified and considered TDRs made during the twelve months previous to December 31, 2011, have defaulted.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired Loans: Larger (greater than $350) commercial loans and commercial real estate loans and all TDR’s, are tested for impairment. These loans are analyzed to determine if it is probable that all amounts will not be collected according to the contractual terms of the loan agreement. If management determines that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an allowance estimate or a charge-off to the allowance.

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

The following table includes the recorded investment and unpaid principal balances for impaired financing receivables with the associated allowance amount, if applicable as of December 31, 2011 and December 31, 2010.

December 31, 2011	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commericial & Agriculture	$2,914	$3,010	$—	$1,892	$217
Commercial Real Estate	3,804	4,739	—	3,678	343
Residential Real Estate	862	953	—	1,468	60
Real Estate Construction	—	—	—	914	—

With an allowance recorded:
Commericial & Agriculture	$2,344	$3,645	$618	$2,822	$264
Commercial Real Estate	13,896	16,534	3,094	9,851	925
Residential Real Estate	2,984	4,127	860	2,283	202
Real Estate Construction	576	1,103	239	448	17

Total:
Commericial & Agriculture	$5,258	$6,655	$618	$4,713	$481
Commercial Real Estate	17,700	21,273	3,094	13,529	1,268
Residential Real Estate	3,846	5,080	860	3,751	262
Real Estate Construction	576	1,103	239	1,363	17

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

December 31, 2010	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commericial & Agriculture	$2,259	$2,597	$—	$3,129	$24
Commercial Real Estate	1,849	2,683	—	5,579	11
Residential Real Estate	635	914	—	2,035	31
Real Estate Construction	477	477	—	293	34
Consumer and Other	125	125	—	125	—

With an allowance recorded:
Commericial & Agriculture	$3,665	$3,665	$1,322	$1,612	$191
Commercial Real Estate	5,966	5,966	1,384	4,569	256
Residential Real Estate	1,712	1,965	355	1,146	69
Real Estate Construction	1,344	1,344	375	1,377	7
Consumer and Other	1,141	1,166	427	1,145	31

Total:
Commericial & Agriculture	$5,924	$6,262	$1,322	$4,741	$215
Commercial Real Estate	7,815	8,649	1,384	10,148	267
Residential Real Estate	2,347	2,879	355	3,181	100
Real Estate Construction	1,821	1,821	375	1,670	41
Consumer and Other	1,266	1,291	427	1,270	31

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 5—PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows.

	2011	2010
Land and improvements	$4,094	$4,142
Buildings and improvements	19,397	19,259
Furniture and equipment	18,498	17,600

Total	41,989	41,001
Accumulated depreciation	(24,215)	(22,872)

Premises and equipment, net	$17,774	$18,129

Depreciation expense was $1,551 and $1,590 for 2011 and 2010, respectively.

Rent expense was $322 and $346 for 2011 and 2010, respectively. Rent commitments under non-cancelable operating leases at December 31, 2011 were as follows, before considering renewal options that generally are present.

2012	$333
2013	315
2014	269
2015	157
2016	115
Thereafter	97

Total	$1,286

The rent commitments listed above are primarily for the leasing of five financial services branches.

NOTE 6—GOODWILL AND INTANGIBLE ASSETS

The change in the carrying amount of goodwill for the years ended December 31, 2011 and December 31, 2010 is as follows.

	2011	2010
Beginning of year	$21,720	$21,720
Impairment	—	—
Other adjustments	—	—

End of year	$21,720	$21,720

Management provides an annual evaluation of goodwill for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Management performed an evaluation of the Corporation’s goodwill during the fourth quarter of 2011. In performing its evaluation, management obtained several commonly used financial ratios from pending and completed purchase

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 6—GOODWILL AND INTANGIBLE ASSETS (Continued)

transactions for banks based in the Midwest. Management used these ratios to determine an implied market value for the Corporation. The implied market value was then used to determine whether or not additional testing was required. Based on this initial test, management concluded that a more extensive evaluation of the Corporation’s goodwill was needed, and is described below.

The goodwill impairment test was completed by determining the fair value of the Bank on a controlling interest basis. The fair value was considered to be the amount at which the Bank could be sold in a current transaction between willing parties, that is, other than a forced liquidation sale. Four different methods were used to determine the fair value of the Bank. The methods used were the comparable transactions method, the control premium method, the public market peers approach and the discounted cash flow method.

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

The control premium method starts with the current price of the Corporation’s stock and adjusts for premiums paid in recent merger transactions. The premium is simply what the buyer was willing to pay above the trading price to acquire controlling interest in the reporting unit. While the benefit of the control premium method is its use of information from distinct market transactions that are reflective of “true market conditions”, this method was discounted in the overall calculation because the trading price of the Corporation was not considered to be a good indicator of the minority interest in the bank.

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

While all of the analyses were performed, the approaches were weighted in determining the fair value. At the calculation date of November 30, 2011, the difference of the calculated fair value of the reporting unit of $121,000 exceeded the carrying value of the reporting unit, which was common shareholder’s equity of $107,300, including goodwill. Based on the foregoing analyses, management determined goodwill is not impaired.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 6—GOODWILL AND INTANGIBLE ASSETS (Continued)

Acquired Intangible Assets

Acquired intangible assets were as follows as of year end.

	2011		2010
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Core deposit and other intangibles	$11,619	$7,506	$11,619	$6,344

Aggregate amortization expense was $1,162 and $1,218 for 2011 and 2010.

Estimated amortization expense for each of the next five years and thereafter is as follows.

00000000000
2012	$974
2013	847
2014	769
2015	554
2016	522
Thereafter	447

$4,113

NOTE 7—INTEREST-BEARING DEPOSITS

Interest-bearing deposits as of December 31, 2011 and 2010 were as follows.

	0000000000	0000000000
	2011	2010
Demand	$140,914	$145,923
Statement and Passbook Savings	282,957	265,388
Certificates of Deposit
In excess of $100	89,305	108,903
Other	162,404	176,737
Individual Retirement Accounts	36,284	37,983

Total	$711,864	$734,934

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 7—INTEREST-BEARING DEPOSITS (Continued)

Scheduled maturities of certificates of deposit, including IRA’s at December 31, 2011 were as follows.

000000000000
2012	$184,530
2013	58,727
2014	28,576
2015	4,155
2016	1,079
Thereafter	10,927

Total	$287,993

Deposits from principal officers, directors, and their affiliates at year-end 2011 and 2010 were $6,909 and $6,200, respectively.

NOTE 8—FEDERAL HOME LOAN BANK ADVANCES

The Corporation has a $40 million cash management advance line of credit with the FHLB. The Corporation had no outstanding balance on this line as of December 31, 2011 and December 31, 2010. The Corporation also has an $80 million repo advance line with the FHLB with no outstanding balances as of December 31, 2011 and December 31, 2010.

The Corporation has fixed-rate mortgage-matched advances from the FHLB. Mortgage-matched advances are utilized to fund specific fixed-rate loans with certain prepayment of principal permitted without penalty.

At year end, advances from the FHLB were as follows:

	0000000000	0000000000
	2011	2010
Maturities September 2012 through January 2017, fixed rates from 1.49% to 4.85%, averaging 2.38%	$50,295	$50,327

Scheduled principal reductions of FHLB advances at December 31, 2011 were as follows.

000000000000
2012	$10,036
2013	2,535
2014	30,224
2015	5,000
2016	—
Thereafter	2,500

Total	$50,295

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 8—FEDERAL HOME LOAN BANK ADVANCES (Continued)

In addition to the borrowings, the Corporation has outstanding letters of credit with the FHLB totaling $23,710 at year-end 2011 and $24,700 at year-end 2010 used for pledging to secure public funds. FHLB borrowings and the letters of credit are collateralized by FHLB stock and by $111,007 and $112,540 of residential mortgage loans under a blanket lien arrangement at year-end 2011 and 2010, respectively.

The Corporation had a FHLB maximum borrowing capacity of $104,608 as of December 31, 2011, with remaining borrowing capacity of approximately $30,603. The borrowing arrangement with FHLB is subject to annual renewal. The maximum borrowing capacity is recalculated at least quarterly.

NOTE 9—OTHER BORROWINGS

Information concerning securities sold under agreements to repurchase and treasury tax and loan deposits were as follows.

	00000000000	00000000000
	2011	2010
Average balance during the year	$21,588	$22,805
Average interest rate during the year	0.15%	0.31%
Maximum month-end balance during the year	$25,246	$27,533
Weighted average interest rate at year end	0.16%	0.29%

Securities underlying repurchase agreements had a fair value of $19,029 at December 31, 2011 and $21,842 at December 31, 2010.

NOTE 10—SUBORDINATED DEBENTURES

Trusts formed by the Corporation issued floating rate trust preferred securities, in the amounts of $5,000 and $7,500, through special purpose entities as part of pooled offerings of such securities. The Corporation issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Corporation may redeem the subordinated debentures, in whole but not in part, at face value. In April 2007, the Corporation elected to redeem and refinance the $5,000 floating rate subordinated debenture. The refinancing was done at face value and resulted in a 2.00% reduction in the rate. The new subordinated debenture has a 30 year maturity and is redeemable, in whole or in part, anytime without penalty. The replacement subordinated debenture does not have any deferred issuance cost associated with it. The interest rate at December 31, 2011 on the $7,500 debenture is 3.72% and the $5,000 debenture is 2.15%.

Additionally, the Corporation formed an additional trust that issued $12,500 of 6.05% fixed rate trust preferred securities for five years, then becoming floating rate trust preferred securities, through a special purpose entity as part of a pooled offering of such securities. The Corporation issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Corporation may redeem the subordinated debentures at face value without penalty. The current rate on the $12,500 subordinated debenture is 2.81%.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 10—SUBORDINATED DEBENTURES (Continued)

Finally, the Corporation acquired two additional trust preferred securities as part of the Futura acquisition. Futura TPF Trust I and Futura TPF Trust II were formed in June of 2005 in the amounts of $2,500 and $1,927, respectively. Futura had issued subordinated debentures to the trusts in exchange for ownership of all of the common security of the trusts and the proceeds of the preferred securities sold by the trusts. The Corporation may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1,000, on or after June 15, 2010 at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on June 15, 2035. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust indenture. The current rate on the $2,500 subordinated debenture is variable at 2.21%. In June 2010, the rate on the $1,927 subordinated debenture switched from a fixed rate to a floating rate. The current rate on the $1,927 subordinated debenture is 2.21%.

NOTE 11—INCOME TAXES

Income tax expense was as follows.

	0000000000	0000000000
	2011	2010
Current	$1,213	$811
Deferred	(366)	(2,642)

Income tax expense	$847	$(1,831)

Effective tax rates differ from the statutory federal income tax rate of 34% due to the following.

	0000000000	0000000000
	2011	2010
Income taxes computed at the statutory federal tax rate	$1,634	$(1,053)
Add (subtract) tax effect of:
Nontaxable interest income, net of nondeductible interest expense	(558)	(628)
Dividends received deduction	(1)	(1)
Cash surrender value of BOLI	(219)	(160)
Other	(9)	11

Income tax expense	$847	$(1,831)

Tax benefit attributable to security losses totaled $3 in 2011. Tax benefit attributable to security gains totaled $72 in 2010.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 11—INCOME TAXES (Continued)

Year-end deferred tax assets and liabilities were due to the following.

	2011	2010
Deferred tax assets
Allowance for loan losses	$7,227	$7,401
Deferred compensation	816	813
Intangible assets	388	593
Pension costs	1,900	1,201
OREO Writedowns	103	101
Impairment losses	195	195
Deferred loan fees	46	—
Other	9	11

Deferred tax asset	10,684	10,315

Deferred tax liabilities
Tax depreciation in excess of book depreciation	(373)	(525)
Discount accretion on securities	(77)	(85)
Purchase accounting adjustments	(2,111)	(2,500)
FHLB stock dividends	(2,249)	(2,249)
Deferred loan fees	—	(134)
Unrealized gain on securities available for sale	(2,814)	(597)
Other	(20)	(1)

Deferred tax liability	(7,644)	(6,091)

Net deferred tax asset	$3,040	$4,224

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 11—INCOME TAXES (Continued)

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	00000000000	00000000000
	2011	2010
Balance at January 1	$—	$140
Reductions for tax positions of prior years	—	(47)
Reductions due to statute of limitations	—	(93)

Balance at December 31	$—	$—

The total amount of interest and penalties, net of the related tax benefit, recorded in the income statement for the years ended December 31, 2011 and 2010 was $0, and the amount accrued for interest and penalties at December 31, 2011 and 2010 was $0 and $(10), respectively.

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

NOTE 12—RETIREMENT PLANS

The Corporation sponsors a savings and retirement 401(k) plan, which covers all employees who meet certain eligibility requirements and who choose to participate in the plan. The matching contribution to the 401(k) plan was $168 in 2011 and $150 in 2010.

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

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 12—RETIREMENT PLANS (Continued)

Information about the pension plan is as follows.

	00000000000	00000000000
	2011	2010
Change in benefit obligation:
Beginning benefit obligation	$15,008	$13,884
Service cost	846	841
Interest cost	798	760
Actuarial (gain)/loss	1,244	97
Benefits paid	(962)	(574)

Ending benefit obligation	16,934	15,008

Change in plan assets, at fair value:
Beginning plan assets	11,206	8,661
Actual return	71	1,127
Employer contribution	1,152	2,016
Benefits paid	(962)	(574)
Administrative expenses	(22)	(24)

Ending plan assets	11,445	11,206

Funded status at end of year	$(5,489)	$(3,802)

Amounts recognized in accumulated other comprehensive income at December 31, consist of:

	00000000000	00000000000
	2011	2010
Unrecognized actuarial loss (net of tax, of $2,900 in 2011 and $2,232 in 2010)	$5,629	$4,335

The accumulated benefit obligation for the defined benefit pension plan was $13,684 at December 31, 2011 and $12,194 at December 31, 2010.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 12—RETIREMENT PLANS (Continued)

The components of net periodic pension expense were as follows.

	$0000000	$0000000
	2011	2010
Service cost	$846	$841
Interest cost	797	760
Expected return on plan assets	(827)	(604)
Net amortization and deferral	342	258
Measurement date change	—	—
Settlement	—	—

Net periodic benefit cost	1,158	1,255

Net loss (gain) recognized in other comprehensive income	1,962	(941)
Prior service cost (credit)	—	—
Amortization of prior service cost	—	—

Total recognized in other comprehensive income	1,962	(941)
Total recognized in net periodic benefit cost and other comprehensive income (before tax)	$3,120	$314

The estimated net loss and prior service costs for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $437.

The weighted average assumptions used to determine benefit obligations at year-end were as follows.

	$0000000	$0000000
	2011	2010
Discount rate on benefit obligation	4.60%	5.04%
Long-term rate of return on plan assets	7.00%	7.00%
Rate of compensation increase	3.00%	3.00%

The weighted average assumptions used to determine net periodic pension cost were as follows.

	$0000000	$0000000
	2011	2010
Discount rate on benefit obligation	5.04%	5.15%
Long-term rate of return on plan assets	7.00%	7.00%
Rate of compensation increase	3.00%	3.00%

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

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 12—RETIREMENT PLANS (Continued)

The Corporation’s pension plan asset allocation at year-end 2011, and 2010, target allocation for 2012, and expected long-term rate of return by asset category are as follows.

	Target Allocation	Percentage of Plan Assets at Year-end
Asset Category	2011	2011	2010
Equity securities	20-50%	45.9%	50.6%
Debt securities	30-60	52.5	43.9
Money market funds	20-30	1.6	5.5

Total		100.0%	100.0%

The Corporation developed the pension plan investment policies and strategies for plan assets with its pension management firm. The assets are currently invested in five diversified investment funds, which include three equity funds, one money market fund and one bond fund. The long-term guidelines from above were created to maximize the return on portfolio assets while reducing the risk of the portfolio. The management firm may allocate assets among the separate accounts within the established long-term guidelines. Transfers among these accounts will be at the management firm’s discretion based on their investment outlook and the investment strategies that are outlined at periodic meetings with the Corporation. The expected long-term rate of return on the plan assets is 7.00% in 2011 and 2010. This return is based on the expected return for each of the asset categories, weighted based on the target allocation for each class.

The Corporation expects to contribute $1,355 to its pension plan in 2012. Employer contributions totaled $1,152 in 2011. The increase in the benefit obligation was partially offset by the contributions and the increase in plan assets. This led to a change in funded status from $(3,802) to $(5,489).

Supplemental Retirement Plan

Citizens established a supplemental retirement plan (“SERP”) which covers key members of management in 2011. Participants will receive annually a percentage of their base compensations at the time of their retirement for a maximum of ten years. The liability recorded at December 31, 2011, was $331,239. The expense related to the plan was $331,239 for 2011. No distributions to participants were made in 2011.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 12—RETIREMENT PLANS (Continued)

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2011 and 2010:

	December 31, 2011
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$226	$—	$—	$226
Commodity mutual funds	23	—	—	23
Bond Mutual funds	6,091	—	—	6,091
Equity market funds:
International	677	—	—	677
Large cap	3,651	—	—	3,651
Mid cap	163	—	—	163
Small cap	614	—	—	614

Total assets at fair value	$11,445	$—	$—	$11,445

	December 31, 2010
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$657	$—	$—	$657
Commodity mutual funds	49	—	—	49
Bond Mutual funds	4,924	—	—	4,924
Equity market funds:
International	772	—	—	772
Large cap	3,835	—	—	3,835
Mid cap	307	—	—	307
Small cap	662	—	—	662

Total assets at fair value	$11,206	$—	$—	$11,206

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

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 12—RETIREMENT PLANS (Continued)

Expected benefit payments, which reflect expected future service, are as follows.

2012	$250
2013	278
2014	433
2015	542
2016	677
2017 through 2021	5,537

Total	$7,717

NOTE 13—STOCK OPTIONS

Options to buy stock have been granted to directors, officers and employees under the Corporation’s stock option plan, which was approved by shareholders on April 18, 2000 and authorized the Corporation to issue up to 225,000 options. Exercise price is the market price at date of grant. The maximum option term is ten years, and options vest after three years. The Corporation’s stock option plan expired in 2010, and no further stock options may be granted under the plan.

A summary of the activity in the stock option plan is as follows.

	2011		2010
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	29,500	$25.42	29,500	$25.42
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—

Outstanding at end of year	29,500	$25.42	29,500	$25.42

Options exercisable at year-end	29,500	$25.42	29,500	$25.42

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 13—STOCK OPTIONS (Continued)

Options outstanding at year-end 2011 were as follows.

	Outstanding
		Weighted Average Remaining Contractual	Weighted Average Exercise
Exercise price	Number	Life	Price
$20.50	19,500	6 mos.	$20.50
$35.00	10,000	1 yrs. 3.5 mos.	35.00

Outstanding at year-end	29,500	9 mos.	$25.42

The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the market price of the common stock as of the reporting date. As of December 31, 2011 and December 31, 2010, there were no options that had intrinsic value.

NOTE 14—FAIR VALUE MEASUREMENT

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

Securities: The fair values of securities available for sale are determined by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). The Corporation also used its own view about the assumptions that market participants would use in pricing certain securities (Level 3 inputs).

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 14—FAIR VALUE MEASUREMENT (Continued)

The following table presents the changes in the Level 3 fair value category for the fiscal period ended December 31, 2011. The Corporation classifies financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to the unobservable inputs, the valuation models for Level 3 financial instruments typically also rely on a number of inputs that are readily observable, either directly or indirectly.

Securities available for sale
	2011	2010
Beginning balance January 1,	$560	$—
Impairment charge on securities	—	(575)
Net change in unrealized loss on securities	(43)	(10)
Purchases, issuances, calls and settlements	—	—
Transfers in and/or out of Level 3	—	1,145

Ending balance December 31,	$517	$560

Impaired loans: The fair value of impaired loans is determined using the fair value of collateral for collateral dependent loans. The Corporation uses appraisals and other available data to estimate the fair value of collateral. (Level 2 inputs).

Assets measured at fair value are summarized below.

	Fair Value Measurements at December 31, 2011 Using:
Assets:	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value on a recurring basis:
U.S. Treasury securities and obligations of U.S. Government agencies	$—	$49,704	$—
Obligations of states and political subdivisions	—	66,219	517
Mortgage-backed securities in government sponsored entities	—	87,518	—
Equity securities in financial institutions	676	—	—
Assets measured at fair value on a nonrecurring basis:
Impaired Loans	$—	$—	$21,062
Other Real Estate Owned	—	—	1,097
Mortgage Servicing Rights	—	60	—

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 14—FAIR VALUE MEASUREMENT (Continued)

	Fair Value Measurements at December 31, 2010 Using:
Assets:	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value on a recurring basis:
U.S. Treasury securities and obligations of U.S. Government agencies	$—	$55,707	$—
Obligations of states and political subdivisions	—	59,909	560
Mortgage-backed securities in government sponsored entities	—	68,100	—
Equity securities in financial institutions	676	—	—
Assets measured at fair value on a nonrecurring basis:
Impaired Loans	$—	$—	$15,310
Other Real Estate Owned	—	1,795	—
Mortgage Servicing Rights	—	3	—

The carrying amount and estimated fair values of financial instruments not previously presented were as follows.

	December 31, 2011		December 31, 2010
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and due from financial institutions	$52,127	$52,127	$79,030	$79,030
Loans, net of allowance for loan losses	764,011	785,900	745,555	763,768
Bank Owned Life Insurance	17,963	17,963	12,320	12,320
Accrued interest receivable	3,787	3,787	4,382	4,382
Financial Liabilities:
Deposits	901,246	911,945	892,463	895,950
Federal Home Loan Bank advances	50,295	52,263	50,327	53,162
U.S. Treasury interest-bearing demand note payable	—	—	2,008	2,008
Securities sold under agreement to repurchase	19,029	19,029	21,842	21,842
Subordinated debentures	29,427	26,461	29,427	20,353
Accrued interest payable	258	258	362	362

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 14—FAIR VALUE MEASUREMENT (Continued)

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

NOTE 15—COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET RISK

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

	2011		2010
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to extend credit:
Lines of credit and construction loans	$6,913	$111,710	$3,161	$98,083
Overdraft protection	1,320	17,828	—	12,500
Letters of credit	200	424	275	1,288

	$8,433	$129,962	$3,436	$111,871

Commitments to make loans are generally made for a period of one year or less. Fixed-rate loan commitments included above had interest rates ranging from 2.25% to 15.00% at December 31, 2011 and 3.25% to 9.50% at December 31, 2010. Maturities extend up to 40 years.

Citizens is required to maintain certain reserve balances on hand in accordance with the Federal Reserve Board requirements. The average reserve balance maintained in accordance with such requirements was $998 on September 30, 2011 and $3,585 on December 31, 2010.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 16—CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS

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

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2011 and 2010, the most recent regulatory notifications categorized Citizens as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

At December 31, 2011, the Corporation’s and Citizens’ actual capital levels and minimum required levels were as follows.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Purposes
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2011
Total Capital to risk-weighted assets
Consolidated	$113,609	15.0%	$60,632	8.0%	n/a	n/a
Citizens	101,686	13.5	60,259	8.0	$75,323	10.0%
Tier I (Core) Capital to risk-weighted assets
Consolidated	100,068	13.2	30,324	4.0	n/a	n/a
Citizens	92,133	12.2	30,207	4.0	45,311	6.0
Tier I (Core) Capital to average assets
Consolidated	100,068	9.2	43,650	4.0	n/a	n/a
Citizens	92,133	8.4	43,873	4.0	54,841	5.0

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 16—CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS (Continued)

At December 31, 2010, the Corporation’s and Citizens’ actual capital levels and minimum required levels were as follows.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Purposes
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2010
Total Capital to risk-weighted assets
Consolidated	$111,224	15.1%	$59,044	8.0%	n/a	n/a
Citizens	98,232	13.4	58,734	8.0	$73,417	10.0%
Tier I (Core) Capital to risk-weighted assets
Consolidated	101,755	13.8	29,537	4.0	n/a	n/a
Citizens	88,902	12.1	29,365	4.0	44,047	6.0
Tier I (Core) Capital to average assets
Consolidated	101,755	9.3	44,002	4.0	n/a	n/a
Citizens	88,902	8.1	43,956	4.0	54,946	5.0

The Corporation’s primary source of funds for paying dividends to its shareholders and for operating expense is the cash accumulated from dividends received from Citizens. Payment of dividends by Citizens to the Corporation is subject to restrictions by Citizens’ regulatory agencies. These restrictions generally limit dividends to the current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below minimum regulatory requirements.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 17—PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of FCBC follows.

	December 31,
Condensed Balance Sheets	2011	2010
Assets:
Cash	$7,612	$8,339
Securities available for sale	676	676
Investment in bank subsidiary	112,887	105,814
Investment in nonbank subsidiaries	12,535	12,529
Other assets	5,071	3,759

Total assets	$138,781	$131,117

Liabilities and Shareholders’ Equity:
Deferred income taxes and other liabilities	$5,903	$4,740
Subordinated debentures	30,349	29,427
Preferred stock	23,151	23,134
Common stock	114,447	114,447
Accumulated deficit	(17,667)	(20,218)
Treasury Stock	(17,235)	(17,235)
Accumulated other comprehensive income (loss)	(168)	(3,178)

Total liabilities and shareholders’ equity	$138,781	$131,117

	For the years ended December 31,
Condensed Statements of Operations	2011	2010
Dividends from bank subsidiaries	$2,500	$—
Interest expense	—	(821)
Other expense, net	(3,015)	(2,195)

Loss before equity in undistributed net earnings of subsidiaries	(515)	(3,016)
Income tax benefit	1,025	1,026
Equity in undistributed net earnings of subsidiaries	3,448	722

Net income (loss)	$3,958	$(1,268)

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 17—PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

	For the years ended December 31,
	2011	2010
Condensed Statements of Cash Flows
Operating activities:
Net income (loss)	$3,958	$(1,268)
Adjustment to reconcile net income (loss) to net cash provided by (used for) operating activities:
Change in other assets and other liabilities	153	(706)
Equity in undistributed net earnings of subsidiaries	(3,448)	(722)

Net cash from (used for) operating activities	663	(2,696)

Financing activities:
Cash dividends paid	(1,390)	(1,159)

Net cash used for financing activities	(1,390)	(1,159)

Net change in cash and cash equivalents	(727)	(3,855)
Cash and cash equivalents at beginning of year	8,339	12,194

NOTE 18—OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows.

	2011	2010
Unrealized holding gain (loss) on available for sale securities	$6,514	$(425)
Reclassification adjustments for loss recognized in income	8	363

Net unrealized gain (loss)	6,522	(62)
Pension liability adjustment	(1,962)	941
Tax effect	(1,550)	(298)

Other comprehensive income	$3,010	$581

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 19—EARNINGS PER SHARE

The factors used in the earnings per share computation follow.

	2011	2010
Basic
Net income (loss) available to common shareholders	$2,782	$(2,447)

Weighted Average common shares outstanding	7,707,917	7,707,917

Basic earnings (loss) per share	$0.36	$(0.32)

Diluted
Net income (loss) available to common shareholders	$2,782	$(2,447)

Weighted average common shares outstanding for basic earnings per common share	7,707,917	7,707,917
Add: dilutive effects of assumed exercise of options	—	—

Average shares and dilutive potential common shares outstanding	7,707,917	7,707,917

Diluted earnings (loss) per share	$0.36	$(0.32)

Basic earnings per common share are calculated by dividing net income by the weighted-average number of common shares outstanding for the period.

Diluted earnings per common share takes into consideration the pro forma dilution of unexercised stock option awards, computed using the treasury stock method.

Stock options for 29,500 shares in 2011 and 2010 were not considered in computing diluted earnings per common share because they were anti-dilutive.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 20—QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income / (Loss)	Basic Earnings per Common Share	Diluted Earnings per Common Share
2011
First quarter (1)(3)(4)	$12,414	$10,372	$753	$0.06	$0.06
Second quarter (1)(2)(3)(4)	12,045	10,153	523	0.03	0.03
Third quarter (1)(3)(4)	12,267	10,439	1,193	0.12	0.12
Fourth quarter (1)(3)(4)	12,135	10,397	1,489	0.15	0.15

2010
First quarter (5)(6)(7)	$13,173	$10,200	$36	$(0.04)	$(0.04)
Second quarter (5)(6)(7)	13,149	10,441	(259)	(0.07)	(0.07)
Third quarter (5)(6)(7)	12,997	10,450	(1,393)	(0.22)	(0.22)
Fourth quarter (5)(6)(7)	12,606	10,370	728	0.01	0.01

(1)	Interest income decreased as loans repriced downward.
(2)	Interest income decreased due to reversed income related to nonaccrual loans.
(3)	Interest expense decreased as deposits repriced downward and the deposit mix shifted toward cheaper funding sources.
(4)	Net income increased due to a reduction in provision for loan losses.
(5)	Interest income decreased as loans repriced downward. Loan volume also declined.
(6)	Interest expense decreased as deposits repriced downward and the deposit mix shifted toward cheaper funding sources.
(7)	Net income was reduced by a large provision for loan losses.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

(Amounts in thousands, except share data)

NOTE 21—PARTICIPATION IN THE TREASURY CAPITAL PURCHASE PROGRAM

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

December 31, 2011 and 2010

(Amounts in thousands, except share data)

This page left blank intentionally.

(Continued)

First Citizens Banc Corp

Directors

Thomas A. Depler	Allen R. Nickles, CPA, CFE, FCPA, CFF
Attorney, Poland, Depler & Shepherd Co., LPA	Partner, Payne, Nickles, Inc.

Allen R. Maurice	John P. Pheiffer
Attorney, Wagner, Maurice & Davidson Co., LPA	President/Director, Sandusky Bay Development Company

James O. Miller	David A. Voight
Chairman, President & CEO, The Citizens Banking Company President & CEO, First Citizens Banc Corp	Chairman of the Board, First Citizens Banc Corp
Daniel J. White
W. Patrick Murray	International Business Consultant
Attorney, Murray and Murray Company, LPA	President, Norwalk Furniture

Officers

James O. Miller	Charles C. Riesterer
President, Chief Executive Officer	Senior Vice President

Richard J. Dutton	Paul J. Stark
Senior Vice President	Senior Vice President

James E. McGookey	Kevin J. Jones
Senior Vice President, General Counsel, Corporate Secretary	Auditor

Todd A. Michel
Senior Vice President, Controller

The Citizens Banking Company

Directors

John O. Bacon	W. Patrick Murray
President & CEO, Mack Iron Works Company	Attorney, Murray and Murray Company, LPA

Laurence A. Bettcher	Allen R. Nickles, CPA, CFE, FCPA, CFF
Chairman & CEO, Bettcher Industries, Inc.	Partner, Payne, Nickles, Inc.

Barry W. Boerger	John P. Pheiffer
Self-Employed Farmer	President/Director, Sandusky Bay Development Company

Thomas A. Depler	J. William Springer
Attorney, Poland, Depler & Shepherd Co., LPA	President & CEO, Industrial Nut Corporation

Blythe A. Friedley	David A. Voight
Owner/President, Friedley & Co. Insurance Agency, Inc.	Chairman of the Board, First Citizens Banc Corp

Allen R. Maurice	Daniel J. White
Attorney, Wagner, Maurice & Davidson Co., LPA	International Business Consultant President, Norwalk Furniture

James O. Miller	Gerald B. Wurm
Chairman, President & CEO, The Citizens Banking Company	President, Wurms Woodworking Co., Inc.
President & CEO, First Citizens Banc Corp

Margaret A. Murray
Private Investor

Directors Emeritus

James D. Heckelman	Michael J. Close
President, Dan-Mar Co., Inc.	President & CEO, Balmer Parc, LLC

George L. Mylander
Retired Educator and City Official
Chair Emeritus, Firelands Regional Medical Center

Shareholder Information

The Annual Meeting of the Shareholders of First Citizens Banc Corp will be held at Bowling Green State University, Firelands College, Huron, Ohio, on April 17, 2012, at 10:00 a.m. Notice of the meeting and a proxy statement will be sent to shareholders in a separate mailing.

Transfer Agent	First Citizens Banc Corp
Illinois Stock Transfer Company	100 East Water Street
209 West Jackson Boulevard, Suite 903	Sandusky, Ohio 44870
Chicago, Illinois 60606-6905	Tel: (419) 625-4121
Tel: (312) 427-2953	or 1-888-645-4121 (Toll Free)
or 1-800-757-5755 (Toll Free)	Fax: (419) 627-3359
Fax: (312) 427-2879	www.fcza.com
www.illinoisstocktransfer.com

Citizens Bank Locations			Champaign Bank Locations

Berlin Heights	Norwalk	Shelby	Akron	Urbana
24 E. Main St.	207 Milan Ave.	200 N. Gamble St.	529 N. Cleveland Massillon Rd.	601 Scioto St.
Berlin Heights, Ohio 44814	Norwalk, Ohio 44857	Shelby, Ohio 44875	Akron, Ohio 44333	Urbana, Ohio 43078
419-588-2095	419-744-3162	419-347-5770	330-670-8080	937-653-1186

Castalia	36 E. Seminary St.	156 Mansfield Ave.	Dublin	504 North Main St.
208 S. Washington St.	Norwalk, Ohio 44857	Shelby, Ohio 44875	6400 Perimeter Dr.	Urbana, Ohio 43078
Castalia, Ohio 44824	419-744-3100	419-347-5141	Dublin, Ohio 43016	937-653-1191
419-684-5333			614-210-2448
	Plymouth	60 W. Main St.		West Liberty
Chatfield	49 Sandusky St.	Shelby, Ohio 44875	Hilliard	205 S. Detroit St.
6862 Sandusky Ave.	Plymouth, Ohio 44865	419-342-4010	4501 Cemetery Rd.	West Liberty, Ohio 43357
Chatfield, Ohio 44825	419-687-4081		Hilliard, Ohio 43026	937-465-9050
419-988-2671		Shiloh	614-527-4600
	Port Clinton	23 W. Main St.
Greenwich	185 S. E. Catawba Rd.	Shiloh, Ohio 44878	Plain City
13 Main St.	Port Clinton, Ohio 43452	419-896-2101	320 S. Jefferson Ave.
Greenwich, Ohio 44837	419-732-0565		Plain City, Ohio 43064
419-752-4411		Tiro	614-873-4688
	Sandusky	101 S. Main St
Huron	100 E. Water St.	Tiro, Ohio 44887	Quincy
410 Cleveland Road East	Sandusky, Ohio 44870	419-342-4536	101 S. Miami St.
Huron, Ohio 44839	419-625-4121		Quincy, Ohio 43343
419-433-0328		Willard	937-585-4268
	1907 E. Perkins Ave.	119 Blossom Centre Blvd.
New Washington	Sandusky, Ohio 44870	Willard, Ohio 44890	Russells Point
102 S. Kibler St.	419-625-4123	419-935-0637	330 S. Orchard Island Rd.
New Washington, Ohio 44854			Russells Point, Ohio 43348
419-492-2177	702 W. Perkins Ave.		937-843-9957
Sandusky, Ohio 44870
419-625-4122