Form 10-K, Exhibit 13
period 2012-12-31
FIRST CITIZENS BANC CORP /OH
filed 2013-03-19
CIK 944745

Exhibit 13.1

First Citizens Banc Corp

2012 Annual Report

Moving You Ahead

Five Year Condensed Consolidated Financial Summary

	2012	2011	2010	2009	2008
Earnings
Net Income/(loss) (000)	$5,579	$3,958	$(1,268)	$1,655	$(38,978)
Preferred dividends and discount accretion on warrants (000)	$(1,193)	$(1,176)	$(1,176)	$(955)	$—
Net Income/(loss) available to common shareholders (000)	$4,386	$2,782	$(2,444)	$700	$(38,978)
Per Common Share
Earnings/(loss) (basic and diluted)	$0.72	$0.51	($0.16)	$0.21	($5.06)
Earnings/(loss), available to common shareholders (basic and diluted)	$0.57	$0.36	($0.32)	$0.09	($5.06)
Book Value	$10.48	$10.30	$9.58	$9.82	$9.94
Dividends Paid	$0.12	$0.03	$0.00	$0.25	$0.91
Balances
Assets (millions)	$1,137.0	$1,113.0	$1,100.7	$1,102.8	$1,053.6
Deposits (millions)	$926.4	$901.2	$892.5	$856.1	$809.9
Net Loans (millions)	$795.8	$764.0	$745.6	$775.5	$787.8
Shareholders’ Equity (millions)	$104.0	$102.5	$97.0	$98.8	$76.6
Performance Ratios
Return on Average Assets	0.49%	0.35%	(0.11%)	0.15%	(3.54%)
Return on Average Equity	5.36%	3.96%	(1.27%)	1.68%	(31.57%)
Equity Capital Ratio	9.15%	9.21%	8.81%	8.96%	7.27%
Net Loans to Deposit Ratio	85.90%	84.77%	83.54%	90.59%	97.27%
Loss Allowance to Total Loans	2.42%	2.71%	2.84%	1.93%	1.11%

Dear Shareholder:

We were pleased to announce net income for 2012 of $5,579,000. This is an improvement of $1,621,000 or 41% over last year’s income of $3,958,000.

As we have described many times, our business is to attract deposits and put those deposit dollars to work as loans in our communities. Over the last two years we have invested in our lending staff, bringing in additional seasoned lenders with the talent and relationships to generate the loans that will use our deposit money. The result during 2012 was a net increase in total loans of over $31,000,000. This increase in lending was entirely within our markets to new and existing customers. We work to avoid “one-off” loans to focus on long term customer relationships which include the loans, the deposit accounts, and, in many cases, opportunities for Wealth Management.

	2012	2011	2010	2009	2008
Gross Loans	$815,552	$785,268	$767,323	$790,818	$796,651

Our deposits, which are our raw material to put to work, have grown from $809,921,000 in 2008 to $926,389,000 at year end 2012. Just as in lending, we want more than a “one-off” deposit relationship. We want the lending relationship, the deposit relationship, and the wealth management relationship. The checking account typically brings a longer term commitment and the opportunity for fee income from cash management services. The results of these efforts can be seen in the percentage of total deposits represented by noninterest-bearing deposits (checking accounts), which has increased from 15% in 2008 to approximately 22% at year end 2012.

	2012	2011	2010	2009	2008
Noninterest Bearing Deposits	$202,416	$189,382	$157,529	$140,659	$122,141
Interest Bearing Deposits	723,973	711,864	734,934	715,393	687,780

Total	$926,389	$901,246	$892,463	$856,052	$809,921

Net Interest Income

When we put our deposit dollars to work in loans and investments, we generate net interest income, which is shown below as a per share amount. While our loans have increased steadily since 2010, our net interest income per share has slightly decreased. This is a direct result of the current interest rate environment. Since the Federal Reserve indicates that it will follow its existing rate policy “until unemployment improves”, this rate environment may continue for some time. While there is little room to further reduce deposit costs, increasing competition for loans is putting pressure on loan pricing. We believe this will continue for some time, and, as a result, we will see downward pressure on net interest income. Fortunately, we are starting with a very strong interest margin compared to our peers. Interest rates are cyclical and will undoubtedly increase in the future, so we continue to position our balance sheet to take advantage of a rising rate environment.

	2012	2011	2010	2009	2008
Net Interest Income per share	$5.26	$5.37	$5.38	$5.22	$5.25

Non-interest Income

For 2012 we enjoyed a 6% increase in our non-interest income. While new regulations have negatively impacted sources of service charge revenue, reducing that revenue from a high of $4,829,000 in 2009 to $4,329,000 in 2012, our ATM fees, Wealth Management revenue, and other new sources of revenue have more than offset the difference.

	2012	2011	2010	2009	2008
Noninterest Income per share	$1.44	$1.35	$1.23	$1.31	$1.29

Noninterest Expense

Our noninterest expenses for the year 2012 increased by approximately 2% over 2011. You can see in the chart below that, through 2009 and 2010, we scaled back expenses because of the recession. As we moved into 2011 and 2012, expenses increased due to our investments in talented personnel. For example, we have added strength to the company’s lending, credit, and marketing functions. This was done in preparation for an eventual rebound in the economy. This investment is beginning to pay off in increasing loan volume and the development of total banking relationships with customers.

	2012	2011	2010	2009	2008*
Noninterest Expense per share	$4.92	$4.83	$4.68	$4.63	$4.74

*	The per-share number for 2008 excludes a noncash write-down of goodwill of $(5.62)

Economically Related Expenses per share

Over the last several years we reported on expenses that were extraordinarily high because of the problems in the economy. Now we are able to reduce some of these expenses. The provision for loan losses continues to decrease as we see improvement in the financial condition of our customers, and the provision amount per share is now below 2008 levels. The FDIC insurance premium has also decreased, again reflecting the improving economy. Collection and repossession expenses remain higher than 2008 as a result of lingering issues with customers who have not experienced the pick-up in the economy. As a community institution, we will continue the policy of attempting to work with our customers to avoid repossession of property. This has served us and our communities well. From the peak impact of $2.79 per share in 2010, these economically sensitive expenses have decreased to $1.09 in 2012. We are hopeful that this trend will continue and that these types of expenses will stabilize at a normal level.

	2012	2011	2010	2009	2008
Provision for Loan Losses	$0.83	$1.27	$2.33	$1.73	$1.06
FDIC Premium	0.11	0.16	0.20	0.26	0.01
Collection and Repossession	0.15	0.19	0.19	0.19	0.08
Investment Security Impairment	—	—	0.07	—	—

Total	$1.09	$1.62	$2.79	$2.18	$1.15

Looking at our earnings per share before the preferred dividend, we have surpassed 2008 and have enjoyed steady improvement since the depth of the recession. The improvement in the net earnings per share is primarily due to our ability to generate steady earnings and decrease the provision for loan losses and the other economically related expenses shown previously.

	2012	2011	2010	2009	2008*
Net Earnings Per Share	$0.72	$0.51	$(0.16)	$0.21	$0.56

*	The per-share number for 2008 excludes a noncash write-down of goodwill of $(5.62)

Our goal over the last five years has been to maintain stability and consistency. If you examine the core components of earnings for the company, net interest income, non-interest income, and non-interest expenses, you will see consistency. The provision for loan losses has, of course, been the volatile item and the primary variable affecting the bottom line. Other than the provision for loan loss expense, the core components remained consistent throughout the last five years. This consistency has provided the foundation for taking advantage of the improving economy.

2013

Economically, for 2013, our outlook is similar to last year – cautiously optimistic. Our commercial lenders are very busy with new commercial opportunities, especially at our Columbus and Akron offices, where the economy is more robust than in our smaller communities. We also continue to see agricultural opportunities. We have been pleased to attract several sizable new agriculture customers. There was also a steady mortgage business during 2012, which should continue into 2013. While we sell our long-term fixed rate mortgages, this business generates fee income and ongoing loan servicing fees for the bank. We are hopeful that these trends will continue and perhaps increase during 2013.

Throughout the company, we are focused on acquiring and retaining customer relationships. As mentioned previously, we want the entire customer relationship- loans, deposits, and wealth management. We continue to add to and upgrade our electronic offerings to attract and hold the younger generations. At the same time, we want to make sure that we are taking care of those customers who desire face-to-face personal service, so we continually invest in training personnel to improve our personal service and cross sell other products and services. We are seeing the results of our efforts in our loan, core deposit, and wealth management, and we expect this performance to continue.

Our Stock

As we assemble this presentation for the Annual Report our stock has closed at $6.44 (February 1, 2013). On the same date in 2012, the close was $5.11, and in 2011 the close was $4.08. An improving economy, improving earnings, and a reinstated dividend should all be reflected in improvement in our stock price. We believe there has also been increased interest in bank stocks. The KBW bank index closed at $54.06 on February 1, 2013, compared to $45.31 the year before. We hope that all of these factors will continue to positively influence how the marketplace perceives bank stocks generally and our stock specifically.

Very truly yours,

James O. Miller

President & C.E.O.

As we completed preparation of the annual report, we received word of the passing of Michael J. Close. Michael was a director emeritus for a number of years and was very active at board and committee meetings. He was a descendent of the Graefe family. The Graefes helped found the bank in 1882 and were instrumental in its management through much of the 20th century. Michael’s business insight and experience in real estate were very beneficial to the company. He will be missed.

This page left blank intentionally.

ANNUAL REPORT

CONTENTS

Five –Year Selected Consolidated Financial Data	1

Common Stock and Shareholder Matters	3

General Development of Business	3

Management’s Discussion and Analysis of Financial Condition and Results of Operations	4

Quantitative and Qualitative Disclosures about Market Risk	16

Financial Statements
Management’s Report on Internal Control over Financial Reporting	20
Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Statements	21
Report of Independent Registered Public Accounting Firm on Financial Statements	22
Consolidated Balance Sheets	23
Consolidated Statements of Operations	24
Consolidated Comprehensive Income Statements	25
Consolidated Statements of Changes in Shareholders’ Equity	26
Consolidated Statements of Cash Flow	28
Notes to Consolidated Financial Statements	30

Five-Year Selected Consolidated Financial Data

(Amounts in thousands, except per share data)

	Year ended December 31,
	2012	2011	2010	2009	2008
Statements of income:
Total interest and dividend income	$46,762	$48,861	$51,925	$55,191	$62,267
Total interest expense	6,184	7,500	10,464	14,918	21,780

Net interest income	40,578	41,361	41,461	40,273	40,487
Provision for loan losses	6,400	9,800	17,940	13,323	8,207

Net interest income after provision for loan losses	34,178	31,561	23,521	26,950	32,280
Security gains/(losses)	40	(8)	212	75	193
Other noninterest income	11,042	10,450	9,269	9,558	9,463

Total noninterest income	11,082	10,442	9,481	9,633	9,656
Goodwill impairment	—	—	—	—	43,291
Other noninterest expense	37,956	37,198	36,101	35,165	36,254

Total noninterest expense	37,956	37,198	36,101	35,165	79,545

Income (loss) before federal income taxes	7,304	4,805	(3,099)	1,418	(37,609)
Federal income tax expense (benefit)	1,725	847	(1,831)	(237)	1,369

Net income (loss)	$5,579	$3,958	$(1,268)	$1,655	$(38,978)

Preferred stock dividends and discount accretion	1,193	1,176	1,176	955	—

Net income (loss) available to common shareholders	$4,386	$2,782	$(2,444)	$700	$(38,978)

Per share of common stock:
Earnings (basic and diluted)	$0.72	$0.51	$(0.16)	$0.21	$(5.06)
Earnings (basic and diluted) available to common shareholders	0.57	0.36	(0.32)	0.09	(5.06)
Dividends	0.12	0.03	—	0.25	0.91
Book value	10.48	10.30	9.58	9.82	9.94
Average common shares outstanding:
Basic	7,707,917	7,707,917	7,707,917	7,707,917	7,707,917
Diluted	7,707,917	7,707,917	7,707,917	7,707,917	7,707,917
Year-end balances:
Loans, net	$795,811	$764,011	$745,555	$775,547	$787,789
Securities	219,528	220,021	200,296	222,674	167,159
Total assets	1,136,971	1,112,977	1,100,622	1,102,812	1,053,611
Deposits	926,389	901,246	892,463	856,102	809,921
Borrowings	92,907	98,751	103,604	139,105	155,038
Shareholders’ equity	103,981	102,528	96,950	98,797	76,617
Average balances:
Loans, net	$759,105	$741,383	$765,821	$777,825	$791,298
Securities	224,566	216,549	212,038	197,826	163,054
Total assets	1,127,989	1,124,553	1,121,105	1,102,779	1,099,943
Deposits	914,851	910,315	892,773	863,488	808,646
Borrowings	96,895	105,993	117,280	127,793	162,400
Shareholders’ equity	104,114	99,848	99,648	98,454	123,468

Five-Year Selected Ratios

	Year ended December 31,
	2012	2011	2010	2009	2008
Net yield on average interest-earning assets	3.89%	3.91%	3.94%	3.91%	4.18%
Return on average total assets	0.49	0.35	(0.11)	0.15	(3.54)
Return on average shareholders’ equity	5.36	3.96	(1.27)	1.68	(31.57)
Average shareholders’ equity as a percent of average total assets	9.23	8.88	8.89	8.97	11.22
Net loan charge-offs as a percent of average total loans	1.01	1.35	1.46	0.87	0.84
Allowance for loan losses as a percent of loans at year-end	2.42	2.71	2.84	1.93	1.11
Shareholders’ equity as a percent of total year-end assets	9.15	9.21	8.81	8.96	7.27

A copy of the Corporation’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, will be furnished, free of charge, to shareholders, upon written request to the Secretary of First Citizens Banc Corp, 100 East Water Street, Sandusky, Ohio 44870.

Common Stock and Shareholder Matters

The common shares of First Citizens Banc Corp (FCBC) trade on The NASDAQ Stock Market under the symbol “FCZA”. As of February 19, 2013, there were 7,707,917 shares outstanding held by approximately 1,399 shareholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms). Information below is the range of sales prices for each quarter for the last two years.

2012
First Quarter	Second Quarter	Third Quarter	Fourth Quarter
$3.82 to $5.73	$5.39 to $7.10	$5.04 to $6.81	$4.91 to $6.10

2011
First Quarter	Second Quarter	Third Quarter	Fourth Quarter
$3.83 to $4.99	$3.70 to $4.25	$3.25 to $4.09	$3.21 to $4.21

Dividends per share declared on common shares by FCBC were as follows:

	2012	2011
First quarter	$0.03	$—
Second quarter	0.03	—
Third quarter	0.03	—
Fourth quarter	0.03	0.03

	$0.12	$0.03

Information regarding potential restrictions on dividends paid can be found in Note 16 to the Consolidated Financial Statements.

General Development of Business

(Amounts in thousands)

FIRST CITIZENS BANC CORP (FCBC) was organized under the laws of the State of Ohio on February 19, 1987 and is a registered financial holding company under the Gramm-Leach-Bliley Financial Modernization Act of 1999, as amended. FCBC and its subsidiaries are sometimes referred to together as the Corporation. The Corporation’s office is located at 100 East Water Street, Sandusky, Ohio. The Corporation had total consolidated assets of $1,136,971 at December 31, 2012.

THE CITIZENS BANKING COMPANY (Citizens), owned by the Corporation since 1987, opened for business in 1884 as The Citizens National Bank. In 1898, Citizens was reorganized under Ohio banking law and was known as The Citizens Bank and Trust Company. In 1908, Citizens surrendered its trust charter and began operation under its current name. Citizens maintains its main office at 100 East Water Street, Sandusky, Ohio and operates branch banking offices in the following Ohio communities: Sandusky (2), Norwalk (2), Berlin Heights, Huron, Castalia, New Washington, Shelby (3), Willard, Chatfield, Tiro, Greenwich, Plymouth, Shiloh, Akron, Dublin, Hilliard, Plain City, Russells Point, Urbana (2), West Liberty and Quincy. Additionally, Citizens operates a loan production office in Port Clinton, Ohio. Citizens accounted for 99.6% of the Corporation’s consolidated assets at December 31, 2012.

FIRST CITIZENS INSURANCE AGENCY INC. (Insurance Agency) was formed to allow the Corporation to participate in commission revenue generated through its third party insurance agreement. Assets of the Insurance Agency were less than one percent of the Corporation’s consolidated assets as of December 31, 2012.

WATER STREET PROPERTIES (Water St.) was formed to hold properties repossessed by FCBC subsidiaries. Water St. accounted for less than one percent of the Corporation’s consolidated assets as of December 31, 2012.

FC REFUND SOLUTIONS, INC. (FCRS) was formed during 2012 and remained inactive for the periods presented.

FIRST CITIZENS INVESTMENTS, INC. (FCI) is wholly-owned by Citizens and holds and manages its securities portfolio. The operations of FCI are located in Wilmington, Delaware.

FIRST CITIZENS CAPITAL LLC (FCC) is wholly-owned by Citizens and holds inter-company debt that is eliminated in consolidation. The operations of FCC are located in Wilmington, Delaware.

Management’s Discussion and Analysis of Financial Condition and Results of Operations—As of December 31, 2012 and December 31, 2011 and for the Years Ended December 31, 2012 and 2011

(Amounts in thousands, except per share data)

General

The following paragraphs more fully discuss the significant highlights, changes and trends as they relate to the Corporation’s financial condition, results of operations, liquidity and capital resources as of December 31, 2012 and 2011, and during the two-year period ended December 31, 2012. This discussion should be read in conjunction with the Consolidated Financial Statements and notes to the Consolidated Financial Statements, which are included elsewhere in this report.

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

Financial Condition

At December 31, 2012, total assets were $1,136,971, compared to $1,112,977 at December 31, 2011. The increase in assets is primarily the result of an increase in the loan portfolio. Other factors contributing to the change in assets are discussed in the following sections.

At $795,811, net loans have increased from December 31, 2011 by 4.2%. The mix of the loan portfolio continued to shift in 2012 primarily toward Commercial and Agricultural and Commercial Real Estate. The shift was the result of by growth in Commercial and Agricultural and Commercial Real Estate of $77,222, partially offset by declines in Residential Real Estate, Real Estate Construction, Consumer and Credit Card and other of $46,937. The decline in the Residential Real Estate portfolio has continued largely as the result of a decline in the housing market and the Corporation’s decision to originate and sell the majority of mortgage loans in the secondary market. Additionally, other products such as same as cash loans and other lending alternatives in the market place are being used by consumers rather than the traditional consumer lending that the Corporation offers.

Securities available for sale decreased by $672, or 0.3%, from $204,633 on December 31, 2011 to $203,961 on December 31, 2012. U.S. Treasury securities and obligations of U.S. government agencies increased $4,582, from $49,704 at December 31, 2011 to $54,286 at December 31, 2012. Obligations of states and political subdivisions available for sale increased $13,069 from 2011 to 2012. Mortgage-backed securities decreased by $18,083 to total $69,435 at December 31, 2012. The Corporation continues to utilize letters of credit from the Federal Home Loan Bank (FHLB) to replace maturing securities that were pledged for public entities. As of December 31, 2012, the Corporation was in compliance with all pledging requirements.

Mortgage-backed securities totaled $69,435 at December 31, 2012 and none are considered unusual or “high risk” securities as defined by regulatory authorities. Of this total, $32,763 are pass-through securities issued by the Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC) and Government National Mortgage Association (GNMA), and $36,672 are collateralized by mortgage-backed securities issued or guaranteed by FNMA, FHLMC, or GNMA. The average interest rate of the mortgage-backed portfolio at December 31, 2011 was 4.038%. The average maturity at December 31, 2012 was approximately 3.207 years. The Corporation has not invested in any derivative securities.

Securities available for sale had a fair value at December 31, 2012 of $203,961. This fair value includes unrealized gains of approximately $9,175 and unrealized losses of approximately $312. Net unrealized gains totaled $8,863 on December 31, 2012 compared to net unrealized gains of $8,276 on December 31, 2011. The change in unrealized gains is primarily due to changes in market interest rates. Note 2 to the Consolidated Financial Statements provides more information on unrealized gains and losses.

Premises and equipment, net of accumulated depreciation, decreased $608 from December 31, 2011 to December 31, 2012. The decrease in office premises and equipment is attributed to new purchases of $905, depreciation of $1,493 and disposals of $20.

Other assets decreased $2,130 from December 31, 2011 to December 31, 2012. The decrease is primarily the result of decreases in OREO balances and prepaid FDIC assessments of $626 and $780, respectively.

Year-end deposit balances totaled $926,389 in 2012 compared to $901,246 in 2011, an increase of $25,143, or 2.8%. Non-interest bearing demand deposits increased by $13,034, or 6.9%, savings accounts increased by $10,279, interest bearing demand deposits increased by $29,275 and brokered deposits increased by $10,096 from 2011 to 2012. Time deposit accounts decreased by $29,293, or 12.8%, from 2011 to 2012. A primary factor of the increase in deposits, especially savings and interest bearing demand deposits, can be attributed to the prolonged, dampened state of the economy and low interest rates on time deposits. Customers seem to be staying out of the market, spending less, saving more and shifting their investments to more liquid accounts while waiting for interest rates to begin climbing. Average deposit balances for 2012 were $914,851 compared to $910,315 for 2011, an increase of .5%. Non-interest bearing deposits averaged $194,418 for 2012, compared to $176,435 for 2011, increasing $17,983, or 10.2%. Savings, NOW, and MMDA accounts averaged $447,823 for 2012 compared to $428,043 for 2011. Average certificates of deposit decreased $33,227 to total an average balance of $272,610 for 2012.

Borrowings from the (FHLB) of Cincinnati were $40,261 at December 31, 2012. The detail of these borrowings can be found in Note 8 to the Consolidated Financial Statements. The balance decreased $10,034 from $50,295 at year-end 2011. The change in balance is the result of an advance paid off and not replaced.

Citizens offers repurchase agreements in the form of sweep accounts to commercial checking account customers. These repurchase agreements totaled $23,219 at December 31, 2012 compared to $19,029 at December 31, 2011. Obligations of U.S. government agencies maintained under Citizens’ control are pledged as collateral for the repurchase agreements.

Total shareholders’ equity increased $1,453, or 1.4% during 2012 to $103,981. The change in shareholders’ equity resulted from net income of $5,579, preferred dividends and common dividends of $1,159 and $925, respectively, increased market value of securities available for sale, net of tax, of $388 and the change in the Corporation’s pension liability, net of tax of ($1,867). In addition, on July 3, 2012, the U.S. Treasury completed the sale of Preferred Shares and the Corporation paid $564 to redeem common stock warrants. For further explanation of these items, see Note 1 and Note 12 to the Consolidated Financial Statements. The Corporation paid $0.12 per common share in dividends in 2012 compared to $0.03 per common share in dividends in 2011. Total outstanding shares at December 31, 2012 and 2011 were 7,707,917. The ratio of total shareholders’ equity to total assets was 9.2% at December 31, 2012 and December 31, 2011.

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

Comparison of Results of Operations for the Years Ended December 31, 2012 and December 31, 2011

Net Income

The Corporation’s net income for the year ended December 31, 2012 was $5,579, compared to $3,958 for the year ended December 31, 2011. The change in net income was the result of the items discussed in the following sections.

Net Interest Income

Net interest income for 2012 was $40,578, a decrease of $783, or 1.9% from 2011. Although average earning assets decreased 0.7% from 2011, market rates in 2012 led to a $2,099 decline in interest income, mostly in the loan portfolio. This decrease was offset by a decrease in interest expense on interest-bearing liabilities of $1,316, a 17.6% decline. The Corporation continually examines its rate structure to ensure that its interest rates are competitive and reflective of the current rate environment in which it competes.

Total interest income decreased $2,099, or 4.3% for 2012. The decrease was mainly a result of a decrease in the yield on earning assets. Average loans increased $16,871 from 2011 to 2012. Interest earned on the Corporation’s loan portfolio declined due to a 32 basis point decline in yield. The average balance of the securities portfolio for 2012 compared to 2011 increased $8,017, due to the reallocation of federal funds sold to investments. Interest earned on the security portfolio, including bank stocks, decreased mainly due to decreases in yield. Average balances of Federal Funds sold decreased in 2012 by $31,838. Average balances in interest-bearing deposits decreased in 2012 by $913.

Total interest expense decreased $1,316, or 17.5%, for 2012 compared to 2011. The decrease in interest expense can be attributed to declines in market rates and the corresponding repricing of deposits and other sources of funding. The total average balance of interest-bearing liabilities decreased $22,545 while the average rate decreased 13 basis points in 2012. Average interest-bearing deposits decreased $13,447 from 2011 to 2012. The decrease in average interest-bearing deposits, and a decline in rate of approximately 27 basis points, caused interest expense on deposits to decrease by $1,291. Interest expense on FHLB borrowings decreased $76 due to a decrease in average balance of $6,409. The average balance in subordinated debentures did not change from 2011 to 2012, but the rate on these securities increased 20 basis points, resulting in an increase in interest expense of $63. Other borrowings decreased $2,689 in average balance from 2011 to 2012. The decrease in other borrowings is mainly the result of a decrease in repurchase agreements and Treasury, Tax and Loan accounts.

Refer to “Distribution of Assets, Liabilities and Shareholders’ Equity, Interest Rates and Interest Differential” and “Changes in Interest Income and Interest Expense Resulting from Changes in Volume and Changes in Rate” on pages 11 through 13 for further analysis of the impact of changes in interest-bearing assets and liabilities on the Corporation’s net interest income.

Provision and Allowance for Loan Losses

The following table contains information relating to the provision for loan losses, activity in and analysis of the allowance for loan losses as of and for each of the two years in the period ended December 31, 2012.

	As of and for year
	ended December 31,
	2012	2011
Net loan charge-offs	$7,916	$10,311
Provision for loan losses charged to expense	6,400	9,800
Net loan charge-offs as a percent of average outstanding loans	1.01%	1.35%
Allowance for loan losses	$19,742	$21,257
Allowance for loan losses as a percent of year-end outstanding loans	2.42%	2.71%
Impaired loans	$26,090	$27,380
Impaired loans as a percent of gross year-end loans (1)	3.20%	3.49%
Nonaccrual and 90 days or more past due loans	$29,934	$27,069
Nonaccrual and 90 days or more past due loansas a percent of gross year-end loans (1)	3.67%	3.45%

(1)	Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category. A loan is considered nonaccrual if it is maintained on a cash basis because of deterioration in the borrower’s financial condition, where payment in full of principal or interest is not expected and where the principal and interest have been in default for 90 days, unless the asset is both well-secured and in process of collection. A loan is considered impaired when it is probable that all of the interest and principal due will not be collected according to the terms of the contractual agreement.

The Corporation’s policy is to maintain the allowance for loan losses at a level sufficient to provide for probable losses incurred in the current portfolio. The Corporation provides for loan losses through regular provisions to the allowance for loan losses. The provision is affected by net charge-offs on loans and changes in specific and general allocations required on the allowance for loan losses. Provisions for loan losses totaled $6,400 and $9,800 in 2012 and 2011 respectively. Management believes the overall adequacy of the reserve for loan losses supported a reserve at December 31, 2012, reduced by $1,515 compared to the prior year.

The Corporation’s provision for loan losses decreased during 2012, but remained significant due to the continuing challenging economic conditions and depressed collateral values in our market. As we have continued to strengthen our collection and loan workout process, we have written down the value of problem loans to reflect current conditions. In addition, we have enhanced our review process to assure that loan problems are identified. A number of factors impact the provisions for loan losses, such as the level of higher risk loans in the portfolio, changes in practices related to loans, changes in collateral values and other factors. We continue to actively manage this process and have provided to increase the reserve to assure adequate coverage ratios.

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

Noninterest Income

Noninterest income totaled $11,082 in 2012 compared to $10,442 in 2011, an increase of 6.1%. The significant items contributing to this change are as follows.

Service charges paid to Citizens were $4,329 in 2012, a decrease of $221 or 4.9% from 2011. Trust fees increased $100 compared to 2011. The increase is related to an increase in assets under management, both from financial market adjustments and a net increase in new money under management. ATM fee income increased in 2012, up $54 from 2011. Net gain on sales of loans increased in 2012, up $485 from 2011. This is the result of the Corporation’s decision to originate and sell the majority of mortgage loans in the secondary market. Other income increased in 2012, up $187 from 2011. This was the result of the Corporations’ participation in an income tax refund facilitation program, pursuant to which Citizens collected a fee for facilitating, and expediting, payment of refunds to taxpayers.

Noninterest Expense

Noninterest expense totaled $37,956 in 2012, an increase of $758, or 2.0% over 2011. The following discussion highlights significant items that resulted in increases or decreases in the components of noninterest expense.

Salaries, wages and benefits totaled $20,487 in 2012 compared to $19,349 in 2011, an increase of $1,138. The increase is mainly due to an increase in staffing in the credit and special assets departments and higher commission costs for the year ended 2012. The number of full-time equivalent employees increased during 2012 to 306.8, up 6.7, compared to the same period of 2011. The Corporation’s self-insured health plan costs decreased $208 in 2012 as the plan experienced lower health care costs. In 2011, the Corporation established a Supplemental Nonqualified Executive Retirement Plan, which increased employee benefits by $369 in 2012.

Net occupancy expense decreased from 2011 to 2012, down $36. Mild winter weather in 2012 resulted in lower utility and grounds maintenance expenses. Equipment expense decreased $176, as the cost of repairs and maintenance expense and depreciation expense decreased.

Professional service costs increased $246, or 19.5% in 2012 compared to the same period in 2011. The increase is due to consulting services for loan work outs, and staffing in 2012. Other operating expenses were up $145 compared to the same period of 2011. Amortization of intangible assets decreased $188 from 2011, as a result of scheduled amortization of intangible assets associated with mergers.

FDIC assessments decreased $375 in 2012 to $847, from $1,222 in 2011. The decrease continues to be due to change in the methodology used to calculate the assessment charged to banks, including changes to both the assessment base and the assessment rate.

Repossession expense increased $349 in 2012 to $1,186, from $837 in 2011. The increase is a result of legal fees and appraisal services related to loans.

Sales of other real estate owned resulted in recognized gains of $118 on the sale of 33 properties in 2012 compared to losses of $425 on the sale of 25 properties in 2011.

Income Tax Expense

Federal income tax expense was $1,725 in 2012, compared to $827 in 2011. Federal income tax expense as a percentage of income was 23.6% in 2012, compared to 17.6% in 2011. A lower federal effective tax rate than the statutory rate of 35% is primarily due to tax-exempt interest income from state and municipal investments, municipal loans and income from bank owned life insurance. Federal income tax expense increased in 2012 primarily due to a reduction in loan loss provision.

Distribution of Assets, Liabilities and Shareholders’ Equity,

Interest Rates and Interest Differential

The following table sets forth, for the years ended December 31, 2012, 2011 and 2010, the distribution of assets, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Amounts in thousands):

	2012			2011			2010
	Average		Yield/	Average		Yield/	Average		Yield/
Assets	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate
Interest-earning assets:
Loans (1)(2)(3)	$780,786	$40,048	5.13%	$763,918	$41,604	5.45%	$784,263	$44,252	5.64%
Taxable securities (4)	172,560	4,710	2.81%	174,366	5,490	3.21%	168,224	5,813	3.52%
Non-taxable securities (4)(5)	52,006	1,895	3.96%	42,183	1,675	10.00%	43,814	1,818	4.25%
Federal funds sold	—	—	0.00%	31,838	19	0.06%	42,330	39	0.09%
Interest-bearing deposits in other banks	46,980	109	0.23%	47,893	73	0.15%	14,099	3	0.02%

Total interest income assets	1,052,332	46,762	4.48%	1,060,198	48,861	4.62%	1,052,730	51,925	4.94%
Noninterest-earning assets:
Cash and due from financial institutions	21,934			9,242			8,241
Premises and equipment, net	17,588			18,055			19,010
Accrued interest receivable	4,456			4,933			5,303
Intangible assets	25,363			26,453			27,643
Other assets	9,737			11,253			14,540
Bank owned life insurance	18,260			16,954			12,080
Less allowance for loan losses	(21,681)			(22,535)			(18,442)

Total	$1,127,989			$1,124,553			$1,121,105

(1)	For purposes of these computations, the daily average loan amounts outstanding are net of unearned income and include loans held for sale.
(2)	Included in loan interest income are loan fees of $325 in 2012, $516 in 2011 and $216 in 2010.
(3)	Non-accrual loans are included in loan totals and do not have a material impact on the analysis presented.
(4)	Average balance is computed using the carrying value of securities. The average yield has been computed using the historical amortized cost average balance for available-for-sale securities.
(5)	Interest income is reported on a historical basis without tax-equivalent adjustment.

Distribution of Assets, Liabilities and Shareholders’ Equity,

Interest Rates and Interest Differential (Continued)

The following table sets forth, for the years ended December 31, 2012, 2011 and 2010, the distribution of liabilities and shareholders’ equity, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Amounts in thousands):

	2012			2011			2010
Liabilities and	Average		Yield/	Average		Yield/	Average		Yield/
Shareholders’ Equity	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate
Interest-bearing liabilities:
Savings and interest- bearing demand accounts	$447,823	$520	0.12%	$428,043	$824	0.19%	$406,909	$1,526	0.38%
Certificates of deposit	272,610	3,280	1.20%	305,837	4,267	1.40%	341,153	5,657	1.66%
Federal Home Loan Bank advances	47,629	1,530	3.21%	54,038	1,606	2.97%	64,126	2,394	3.73%
Securities sold under repurchase agreements	18,912	21	0.11%	20,241	33	0.16%	21,519	66	0.31%
Federal funds purchased	5	—	0.00%	18	—	0.00%	—	—	0.00%
Subordinated debentures	30,349	833	2.74%	30,349	770	2.54%	30,349	821	2.71%
U.S. Treasury demand notes payable	—	—	0.00%	1,347	—	0.00%	1,286	—	0.00%

Total interest- bearing liabilities	817,328	6,184	0.76%	839,873	7,500	0.89%	865,342	10,464	1.21%

Noninterest-bearing liabilities:
Demand deposits	194,418			176,435			144,711
Other liabilities	12,129			8,397			11,404

	206,547			184,832			156,115
Shareholders’ equity	104,114			99,848			99,648

Total	$1,127,989			$1,124,553			$1,121,105

Net interest income and interest rate spread		$40,578	3.72%		$41,361	3.73%		$41,461	3.73%

Net yield on interest- earning assets			3.89%			3.91%			3.94%

Changes in Interest Income and Interest Expense

Resulting from Changes in Volume and Changes in Rate

The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rate. (Amounts in thousands)

	2012 compared to 2011
	Increase (decrease) due to:
	Volume(1)	Rate(1)	Net
Interest income:
Loans	$904	$(2,460)	$(1,556)
Taxable securities	(12)	(768)	(780)
Nontaxable securities	445	(225)	220
Federal funds sold	(19)	—	(19)
Interest-bearing deposits in other banks	(1)	37	36

Total interest income	$1,317	$(3,416)	$(2,099)

Interest expense:
Savings and interest-bearing demand accounts	37	(341)	(304)
Certificates of deposit	(435)	(552)	(987)
Federal Home Loan Bank advances	(200)	124	(76)
Securities sold under repurchase agreements	(2)	(10)	(12)
Subordinated debentures	—	63	63

Total interest expense	$(600)	$(716)	$(1,316)

Net interest income	$1,917	$(2,700)	$(783)

(1)	The change in interest income and interest expense due to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.

Liquidity and Capital Resources

Citizens maintains a conservative liquidity position. All securities are classified as available for sale. At December 31, 2012, securities with maturities of one year or less, totaled $7,516, or 4.0%, of the total security portfolio. The available for sale portfolio helps to provide Citizens with the ability to meet its funding needs. The Consolidated Statements of Cash Flows contained in the Consolidated Financial Statements detail the Corporation’s cash flows from operating activities resulting from net earnings.

Cash from operations for 2012 was $16,893. The primary additions to cash from operating activities are from changes in amortization of intangible assets, amortization of securities net of accretion, the provision for loan losses, depreciation, and proceeds from sale of loans. The primary use of cash from operating activities is from loans originated for sale. Cash used for investing activities was $39,540 in 2012. Security and property and equipment purchases along with loans to customers were offset by security maturities and sales and proceeds from the sale of OREO properties. Cash from financing activities in 2012 totaled $16,651. A major source of cash for financing activities is the net change in deposits. Cash provided by the net change in deposits was $25,143 in 2012. The large increase in deposits was primarily due to increases in noninterest-bearing deposits, statement savings, interest bearing demand accounts and interest bearing public funds, which added $13,034, $10,279, $10,994 and $12,500, respectively, in deposits during 2012. These increases were offset by a decrease in time deposits of $22,583. The primary uses of cash in financing activities include payment of dividends, repayment of a FHLB advance and the repurchase of the common stock warrant from the U.S. Treasury. Cash and cash equivalents decreased from $52,127 at December 31, 2011 to $46,131 at December 31, 2012.

Future loan demand of Citizens can be funded by increases in deposit accounts, proceeds from payments on existing loans, the maturity of securities, the issuances of trust preferred obligations, and the sale of securities classified as available for sale. Additional sources of funds may also come from borrowing in the Federal Funds market and/or borrowing from the FHLB. As of December 31, 2012, Citizens had total credit availability with the FHLB of $100,501 of which $40,261 was outstanding.

On a separate entity basis, FCBC’s primary source of funds is dividends paid primarily by Citizens. Generally, subject to applicable minimum capital requirements, Citizens may declare a dividend without the approval of the Federal Reserve Bank of Cleveland and the State of Ohio Department of Commerce, Division of Financial Institutions, provided the total dividends in a calendar year do not exceed the total of its profits for that year combined with its retained profits for the two preceding years. At December 31, 2011, Citizens was able to pay dividends to FCBC without obtaining regulatory approval. During 2012, Citizens paid dividends totaling $4,747 to FCBC. This represented approximately seventy percent of the Bank’s earnings for the year, thereby accumulating cash at FCBC for general corporate purposes, while also preserving capital at Citizens.

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

Capital Adequacy

The Corporation’s policy is, and always has been, to maintain its capital levels above the well capitalized regulatory standards. Under the regulatory capital standards, total capital has been defined as Tier I (core) capital and Tier II (supplementary) capital. The Corporation’s Tier I capital includes shareholders’ equity (net of unrealized security gains and losses) and subordinated debentures (subject to certain limits) while Tier II capital also includes the allowance for loan losses. The definition of risk-adjusted assets has also been modified to include items both on and off the balance sheet. Each item is then assigned a risk weight or risk adjustment factor to determine ratios of capital to risk adjusted assets. The standards require that total capital (Tier I plus Tier II) be a minimum of 8.0% of risk-adjusted assets, with at least 4.0% being in Tier I capital. To be well capitalized, a company must have a minimum of 10.0% of risk adjusted assets, with at least 6.0% being Tier I capital. The Corporation’s total risk-based capital ratios were 14.8% and 15.0% as of December 31, 2012 and 2011, respectively. Tier I risk-based capital ratios were 13.3% and 13.2% for December 31, 2012 and 2011, respectively.

Additionally, the Federal Reserve Board has adopted minimum leverage-capital ratios. These standards were established to supplement the previously issued risk based capital standards. The leverage ratio standards use the existing Tier I capital definition, but the ratio is applied to average total assets instead of risk-adjusted assets. The standards require that Tier I capital be a minimum of 4.0% of total average assets for high rated entities such as the Corporation and a minimum of 5.0% of total average assets to be well capitalized. The Corporation’s leverage ratio was 9.3% and 9.2% for December 31, 2012 and 2011, respectively.

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

Fair Value of Financial Instruments

The Corporation has disclosed the fair value of its financial instruments at December 31, 2012 and 2011 in Note 14 to the Consolidated Financial Statements. The fair value of loans at December 31, 2012 was 102.2% of the carrying value compared to 102.9% at December 31, 2011. The fair value of deposits at December 31, 2012 was 100.2% of the carrying value compared to 101.2% at December 31, 2011.

Contractual Obligations

The following table represents significant fixed and determinable contractual obligations of the Corporation as of December 31, 2012.

	One year	One to	Three to	Over five
Contractual Obligations	or less	three years	five years	years	Total
Deposits without a stated maturity	$662,387	$—	$—	$—	$662,387
Certificates of deposit	139,510	98,137	15,599	10,756	264,002
FHLB advances, securities sold under agreements to repurchase and U.S. Treasury interest- bearing demand note	25,757	35,223	2,500	—	63,480
Subordinated debentures (1)	—	—	—	29,427	29,427
Operating leases	336	426	211	—	973

(1)	The subordinated debentures consist of $2,000, $2,500, $5,000, $7,500, and $12,500 debentures.

The Corporation has retail repurchase agreements with clients within its local market areas. These borrowings are collateralized with securities owned by the Corporation. See Note 9 to the Consolidated Financial Statements for further detail. The Corporation also has a cash management advance line of credit and outstanding letters of credit with the FHLB. For further discussion, refer to Note 8 to the Consolidated Financial Statements.

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

The following table provides information about the Corporation’s financial instruments that are sensitive to changes in interest rates as of December 31, 2012 and 2011, based on certain prepayment and account decay assumptions that management believes are reasonable. The Corporation had no derivative financial instruments or trading portfolio as of December 31, 2012 or 2011. Expected maturity date values for interest-bearing core deposits were calculated based on estimates of the period over which the deposits would be outstanding. The Corporation’s borrowings were tabulated by contractual maturity dates and without regard to any conversion or repricing dates.

Net Portfolio Value

	December 31, 2012			December 31, 2011
	Dollar	Dollar	Percent	Dollar	Dollar	Percent
Change in Rates	Amount	Change	Change	Amount	Change	Change
+200bp	$134,494	$3,367	3%	$135,092	$669	0%
+100bp	131,217	90	0%	135,299	876	1%
Base	131,127	—	—	134,423	—	—
-100bp	152,511	21,384	16%	153,916	19,493	15%

The change in net portfolio value from December 31, 2011 to December 31, 2012, is primarily a result of two factors. The yield curve has become slightly flatter since the end of last year. More importantly, the mix and/or volume of assets and funding sources have changed. While the volume of earning assets has increased, the mix has shifted toward loans and away from cash and securities, which leads to greater volatility. Funding sources have increased while the funding mix shifted from CDs and borrowed money to non-maturing deposits. The shifts in mixes led to the decrease in the base. Beyond the change in the base level of net portfolio value, overall projected movements, given specific changes in rates, would lead to generally larger changes in the value of assets. The change in the rates up scenarios for both the 100 and 200 basis point movements would lead to a faster decrease in the fair value of assets, compared to liabilities. Accordingly we would see a decrease in the net portfolio value. A downward change in rates would lead to an increase in the net portfolio value as the fair value of liabilities would increase much more slowly than the fair value of the asset portfolio.

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

Note 1 and Note 4 in the Notes to Consolidated Financial Statements provide additional information regarding Allowance for Loan Losses.

Goodwill

The Corporation performs an annual evaluation of goodwill for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Management performed an evaluation of the Corporation’s goodwill during the fourth quarter of 2012. In performing its evaluation, management obtained several commonly used financial ratios from pending and completed purchase transactions for banks based in the Midwest. Management used these ratios to determine an implied fair value for the Corporation. The implied fair value exceeded the carrying value including goodwill. Therefore management concluded that goodwill was not impaired and made no adjustment in 2012.

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

Management assessed the Corporation’s system of internal control over financial reporting as of December 31, 2012, in relation to criteria for effective internal control over financial reporting as described in “Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2012, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control – Integrated Framework”. S.R. Snodgrass, A.C., independent registered public accounting firm, has issued an audit report on the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2012.

Management is responsible for compliance with the federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders designated by the FDIC as safety and soundness laws and regulations.

Management has assessed compliance by the Company with the designated laws and regulations relating to safety and soundness. Based on the assessment, management believes that the Company complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 2012.

James O. Miller	Todd A. Michel
President, Chief Executive Officer	Senior Vice President, Controller

Sandusky, Ohio

March 19, 2013

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting

Board of Directors and Stockholders

First Citizens Banc Corp

Sandusky, Ohio

We have audited First Citizens Banc Corp and subsidiaries (the “Company”) internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. First Citizens Banc Corp’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, First Citizens Banc Corp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of First Citizens Banc Corp and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the years then ended, and our report date March 19, 2013, expressed an unqualified opinion.

Wexford, Pennsylvania

March 19, 2013

Report of Independent Registered Public Accounting Firm on Financial Statements

Board of Directors and Stockholders

First Citizens Banc Corp

Sandusky, Ohio

We have audited the accompanying consolidated balance sheets of First Citizens Banc Corp and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Citizens Banc Corp and subsidiaries as of December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), First Citizens Banc Corp and subsidiaries’ internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated March 19, 2013, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Wexford, Pennsylvania

March 19, 2013

FIRST CITIZENS BANC CORP

CONSOLIDATED BALANCE SHEETS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

	2012	2011
ASSETS
Cash and due from financial institutions	$46,131	$52,127
Securities available for sale	203,961	204,633
Loans held for sale	1,873	598
Loans, net of allowance of $19,742 and $21,257	795,811	764,011
Other securities	15,567	15,388
Premises and equipment, net	17,166	17,774
Accrued interest receivable	3,709	3,787
Goodwill	21,720	21,720
Other intangible assets	3,139	4,113
Bank owned life insurance	18,590	17,963
Other assets	9,304	10,863

Total assets	$1,136,971	$1,112,977

LIABILITIES
Deposits
Noninterest-bearing	$202,416	$189,382
Interest-bearing	723,973	711,864

Total deposits	926,389	901,246
Federal Home Loan Bank advances	40,261	50,295
Securities sold under agreements to repurchase	23,219	19,029
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	13,695	10,452

Total liabilities	1,032,991	1,010,449

SHAREHOLDERS’ EQUITY
Preferred stock, $1,000 liquidation preference, 200,000 shares authorized, 23,184 issued	23,184	23,151
Common stock, no par value, 10,000,000 shares authorized, 8,455,881 shares issued	114,365	114,447
Accumulated deficit	(14,687)	(17,667)
Treasury stock, 747,964 shares at cost	(17,235)	(17,235)
Accumulated other comprehensive income	(1,647)	(168)

Total shareholders’ equity	103,980	102,528

Total liabilities and shareholders’ equity	$1,136,971	$1,112,977

FIRST CITIZENS BANC CORP

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2012 and 2011

(Amounts in thousands, except per share data)

	2012	2011
Interest and dividend income
Loans, including fees	$40,048	$41,604
Taxable securities	4,710	5,490
Tax-exempt securities	1,895	1,675
Federal funds sold and other	109	92

Total interest and dividend income	46,762	48,861

Interest expense
Deposits	3,800	5,091
Federal Home Loan Bank advances	1,530	1,606
Subordinated debentures	833	770
Other	21	33

Total interest expense	6,184	7,500

Net interest income	40,578	41,361
Provision for loan losses	6,400	9,800

Net interest income after provision for loan losses	34,178	31,561

Noninterest income
Service charges	4,329	4,550
Net gain (loss) on sale of securities	40	(8)
Net gain on sale of loans	624	139
ATM fees	1,868	1,814
Trust fees	2,163	2,063
Bank owned life insurance	627	643
Computer center item processing fees	259	256
Other	1,172	985

Total noninterest income	11,082	10,442

Noninterest expense
Salaries, wages and benefits	20,487	19,349
Net occupancy expense	2,159	2,195
Equipment expense	1,223	1,399
Contracted data processing	962	820
FDIC Assessment	847	1,222
State franchise tax	1,059	969
Professional services	1,505	1,259
Amortization of intangible assets	974	1,162
ATM expense	630	603
Marketing expense	625	640
Repossession expense	1,186	837
(Gain) loss on sale of other real estate owned	(118)	425
Other operating expenses	6,417	6,318

Total noninterest expense	37,956	37,198

Income before income taxes	7,304	4,805
Income taxes	1,725	847

Net income	5,579	3,958
Preferred stock dividends and discount accretion	1,193	1,176

Net income available to common shareholders	$4,386	$2,782

Earnings per common share, basic and diluted	$0.57	$0.36

Weighted average basic common shares	7,707,917	7,707,917

Weighted average diluted common shares	7,707,917	7,707,917

FIRST CITIZENS BANC CORP

CONSOLIDATED COMPREHENSIVE INCOME STATEMENTS

Years ended December 31, 2012 and 2011

(Amounts in thousands, except per share data)

	2012	2011
Net income	$5,579	$3,958
Other comprehensive income:
Unrealized holding gains on available for sale securities	628	6,515
Tax effect of unrealized holdings gains on available for sale securities	(214)	(2,215)
Reclassification adjustment for (gain) loss recognized in income	(40)	8
Tax effect of reclassification adjustment for (gain) loss recognized in income	14	(3)
Pension liability adjustment	(2,829)	(1,962)
Tax effect of pension liability adjustment	962	667

Total other comprehensive income	(1,479)	3,010

Comprehensive income	$4,100	$6,968

FIRST CITIZENS BANC CORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2012 and 2011

(Amounts in thousands, except share data)

							Accumulated
							Other	Total
	Preferred Stock		Common Stock		Accumulated	Treasury	Comprehensive	Shareholders’
	Shares	Amount	Shares	Amount	deficit	Stock	Loss	Equity
Balance, December 31, 2010	23,184	$23,134	7,707,917	$114,447	$(20,218)	$(17,235)	$(3,178)	$96,950
Comprehensive Income:
Net income					3,958			3,958
Other Comprehensive Income							3,010	3,010

Total comprehensive income								6,968
Amortization of discount on preferred stock		17			(17)			—
Preferred stock dividends					(1,159)			(1,159)

Balance, December 31, 2011	23,184	$23,151	7,707,917	$114,447	$(17,667)	$(17,235)	$(168)	$102,528

FIRST CITIZENS BANC CORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (Continued)

Years ended December 31, 2012 and 2011

(Amounts in thousands, except share data)

							Accumulated
							Other	Total
	Preferred Stock		Common Stock		Accumulated	Treasury	Comprehensive	Shareholders’
	Shares	Amount	Shares	Amount	deficit	Stock	Loss	Equity
Balance, December 31, 2011	23,184	$23,151	7,707,917	$114,447	$(17,667)	$(17,235)	$(168)	$102,528
Comprehensive Income:
Net income					5,579			5,579
Other Comprehensive Income							(1,479)	(1,479)

Total comprehensive income								4,100
Amortization of discount on preferred stock		33			(33)			—
Common stock warrant redeemed				(82)	(482)			(564)
Cash dividends ($0.12 per share)					(925)			(925)
Preferred stock dividends					(1,159)			(1,159)

Balance, December 31, 2012	23,184	$23,184	7,707,917	$114,365	$(14,687)	$(17,235)	$(1,647)	$103,980

F-34

FIRST CITIZENS BANC CORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2012 and 2011

(Amounts in thousands)

	2012	2011
Cash flows from operating activities
Net income	$5,579	$3,958
Adjustments to reconcile net income to net cash from operating activities
Security amortization, net	1,987	2,195
Depreciation	1,493	1,551
Amortization of intangible assets	974	1,162
Net realized (gain) loss on sale of securities	(40)	8
Provision for loan losses	6,400	9,800
Loans originated for sale	(46,894)	(8,852)
Proceeds from sale of loans	46,243	8,393
Gain on sale of loans	(624)	(139)
(Gain) loss on sale of OREO properties	(118)	425
Bank owned life insurance	(627)	(643)
Deferred income taxes	330	(366)
Prepaid FDIC Premium	780	1,163
Change in
Net deferred loan fees	332	529
Accrued interest payable	(73)	(104)
Accrued interest receivable	78	595
Other, net	1,073	1,170

Net cash from operating activities	16,893	20,845
Cash flows used for investing activities
Securities available for sale
Maturities, prepayments and calls	63,421	61,092
Sales	12,982	310
Purchases	(77,090)	(76,765)
Redemption of Federal Reserve stock	6	83
Purchases of Federal Reserve stock	(185)	(127)
Purchases of bank owned life insurance	—	(5,000)
Net loan originations	(39,138)	(29,965)
Proceeds from sale of OREO properties	1,349	1,326
Property and equipment purchases	(905)	(1,244)
Proceeds from sale of property and equipment	20	2

Net cash used for investing activities	(39,540)	(50,288)

FIRST CITIZENS BANC CORP

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Years ended December 31, 2012 and 2011

(Amounts in thousands)

	2012	2011
Cash flows from financing activities
Increase in deposits	25,143	8,783
Repayment of long-term FHLB advances	(10,034)	(22,532)
Proceeds from long-term FHLB advances	—	22,500
Change in securities sold under repurchase agreements	4,190	(2,813)
Repurchase of common stock warrant from US Treasury	(564)	—
Decrease in U.S. Treasury interest-bearing notes payable	—	(2,008)
Cash dividends paid	(2,084)	(1,390)

Net cash from financing activities	16,651	2,540

Decrease in cash and due from financial institutions	(5,996)	(26,903)
Cash and due from financial institutions at beginning of year	52,127	79,030

Cash and due from financial institutions at end of year	$46,131	$52,127

Supplemental cash flow information:
Interest paid	$6,257	$7,604
Income taxes paid	$400	$1,600
Supplemental non-cash disclosures:
Transfer of loans from portfolio to other real estate owned	$606	$1,180

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the accounting policies adopted by First Citizens Banc Corp, which have a significant effect on the financial statements.

Nature of Operations and Principles of Consolidation: The Consolidated Financial Statements include the accounts of First Citizens Banc Corp (FCBC) and its wholly-owned subsidiaries: The Citizens Banking Company (Citizens), First Citizens Insurance Agency, Inc., Water Street Properties, Inc. (Water St.) and FC Refund Solutions, Inc. (FCRS). First Citizens Capital LLC (FCC) is wholly-owned by Citizens and holds inter-company debt. First Citizens Investments, Inc. (FCI) is wholly-owned by Citizens and holds and manages its securities portfolio. The operations of FCI and FCC are located in Wilmington, Delaware. The above companies together are sometimes referred to as the Corporation. Intercompany balances and transactions are eliminated in consolidation.

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

First Citizens Insurance Agency Inc. was formed to allow the Corporation to participate in commission revenue generated through its third party insurance agreement. Insurance commission revenue was less than 1.0% of total revenue for the years ended December 31, 2012 and 2011. Water St. was formed to hold repossessed assets of FCBC’s subsidiaries. Water St. revenue was less than 1% of total revenue for the years ended December 31, 2012 and 2011. FCRS was formed in 2012 and remained inactive for the periods presented.

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

December 31, 2012 and 2011

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

The Corporation follows current accounting guidance related to recognition and presentation of other-than-temporary impairment. This recent accounting guidance amends the recognition guidance for other-than-temporary impairments of debt securities and expands the financial statement disclosures for other-than-temporary impairment losses on debt and equity securities. The recent guidance specifies that if (a) a company does not have the intent to sell a debt security prior to recovery and (b) it is more-likely-than-not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss. When an entity does not intend to sell the security, and it is more-likely-than-not the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment should be amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

As a result of this guidance, the Corporation’s Consolidated Statement of Operations as of December 31, 2012 reflects the full impairment (that is, the difference between the security’s amortized cost basis and fair value) on debt securities that the Corporation intends to sell or would more-likely-than-not be required to sell before the expected recovery of the amortized cost basis. For available-for-sale and held-to-maturity debt securities that management has no intent to sell and believes that it more-likely-than-not will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the non-credit loss is recognized in accumulated other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections.

Other securities which include Federal Home Loan Bank (FHLB) stock, Federal Reserve Bank (FRB) stock, Farmer Mac stock (FMS), Bankers’ Bancshares Inc. (BB) stock, and Norwalk Community Development Corp (NCDC) stock are carried at cost.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

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

Allowance for Loan Losses: The allowance for loan losses (allowance) is calculated with the objective of maintaining a reserve sufficient to absorb inherent loan losses in the loan portfolio. Management establishes the allowance for loan losses based upon its evaluation of the pertinent factors underlying the types and quality of loans in the portfolio. In determining the allowance and the related provision for loan losses, the Corporation considers four principal elements: (i) specific impairment reserve allocations (valuation allowances) based upon probable losses identified during the review of impaired loans in the

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

commercial loan portfolio, (ii) allocations established for adversely-rated loans in the commercial loan portfolio and nonaccrual real estate residential, consumer installment and home equity loans, (iii) allocations on all other loans based principally on a three-year historical loan loss experience and loan loss trends, and (iv) an unallocated allowance based on the imprecision in the allowance methodology for loans collectively evaluated for impairment. These allocations are adjusted for consideration of general economic and business conditions, credit quality and delinquency trends, collateral values, and recent loss experience for these similar pools of loans.

All commercial loans and commercial real estate loans are reviewed on a regular basis with a focus on loans greater than $350. All commercial loans and commercial real estate loans that are 90 days past due or in nonaccrual status, are analyzed to determine if they are “impaired”, which means that it is probable that all amounts will not be collected according to the contractual terms of the loan agreement. All loans that are delinquent 90 days are placed on nonaccrual status unless they are well-secured and in the process of collection. Residential loans 60 days past due, which are still accruing interest are classified as substandard as per the Corporation’s asset classification policy. The remaining loans are evaluated and segmented with loans with similar risk characteristics. The Corporation allocates allowances based on risk categories and portfolio segments described below, which conform to the Corporation’s asset classification policy. In reviewing risk within Citizens’ loan portfolio, management has identified specific segments to categorize loan portfolio risk. (i) the commercial loan portfolio; (ii) the commercial real estate portfolio; (iii) the consumer loan portfolio; (iv) the residential real estate portfolio; and (v) the real estate construction portfolio Additional information related to economic factors can be found in Note 4.

The Corporation also maintains an unallocated allowance to account for any factors or conditions that may cause a potential loss but are not specifically addressed in the process described above. The Corporation analyzes its loan portfolio each quarter to determine the appropriateness of its allowance for loan losses.

Loan Charge-off Policies: All unsecured open- and closed-ended retail loans that become past due 90 days from the contractual due date are charged off in full. In lieu of charging off the entire loan balance, loans with non real estate collateral may be written down to the net realizable value of the collateral, if repossession of collateral is assured and in process. For open- and closed-ended loans secured by residential real estate, a current assessment of value is made no later than 180 days past due. Any outstanding loan balance in excess of the net realizable value of the property is charged off. All other loans are generally charged down to the net realizable value when the loan is 90 days past due.

Troubled Debt Restructurings: In certain situations based on economic or legal reasons related to a borrower’s financial difficulties, management may grant a concession for other than an insignificant period of time to the borrower that would not otherwise be considered. The related loan is classified as a troubled debt restructuring (TDR). Management strives to identify borrowers in financial difficulty early and work with them to modify to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted above for impaired loans. In addition to the allowance for the pooled portfolios, management has developed a separate allowance

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

for loans that are identified as impaired through a TDR. These loans are excluded from pooled loss forecasts and a separate reserve is provided under the accounting guidance for loan impairment. Consumer loans whose terms have been modified in a TDR are also individually analyzed for estimated impairment.

Other Real Estate: Other real estate acquired through or instead of loan foreclosure is initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed. Other real estate owned included in other assets totaled approximately $471 at December 31, 2012 and $1,097 at December 31, 2011.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both accelerated and straight-line methods over the estimated useful life of the asset, ranging from three to seven years for furniture and equipment and seven to fifty years for buildings and improvements.

Federal Home Loan Bank (FHLB) Stock: Citizens is a member of the FHLB of Cincinnati and as such, is required to maintain a minimum investment in stock of the FHLB that varies with the level of advances outstanding with the FHLB. The stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and as such is classified as restricted stock, carried at cost and evaluated for impairment by management. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the FHLB as compared to the capital stock amount and the length of time this situation has persisted (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance (c) the impact of legislative and regulatory changes on the customer base of the FHLB and (d) the liquidity position of the FHLB. With consideration given to these factors, management concluded that the stock was not impaired at December 31, 2012 or 2011.

Federal Reserve Bank (FRB) Stock: Citizens is a member of the Federal Reserve System. FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value.

Bank Owned Life Insurance (BOLI): Citizens has purchased BOLI policies on certain key executives. BOLI is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

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

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

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

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale and changes in the funded status of the pension plan.

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

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by Citizens to FCBC or by FCBC to shareholders. Additional information related to dividend restrictions can be found in Note 16.

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

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

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

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation. Such reclassifications had no effect on net income or shareholders’ equity.

Adoption of New Accounting Standards:

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments in this Update result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The amendments in this Update are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. Early application by public entities is not permitted. The Corporation has provided the necessary disclosure in Note 14.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. The amendments in this Update improve the comparability, clarity, consistency, and transparency of financial reporting and increase the prominence of items reported in other comprehensive income. To increase the prominence of items reported in other comprehensive income and to facilitate convergence of U.S. GAAP and IFRS, the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. All entities that report items of comprehensive income, in any period presented, will be affected by the changes in this Update. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The amendments in this Update should be applied retrospectively, and early adoption is permitted. The Corporation has provided the necessary disclosure.

In December 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-10, Property, Plant, and Equipment (Topic 360): Derecognition of in Substance Real Estate-a Scope Clarification. The amendments in this Update affect entities that cease to have a controlling financial interest in a subsidiary that is in substance real estate as a result of default on the subsidiary’s nonrecourse debt. Under the amendments in this Update, when a parent (reporting entity) ceases to have a controlling financial interest in a subsidiary that is in substance real estate as a result of default on the subsidiary’s nonrecourse debt, the reporting entity should apply the guidance in Subtopic 360-20 to determine whether it should derecognize the in substance real estate. Generally, a reporting entity would

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

not satisfy the requirements to derecognize the in substance real estate before the legal transfer of the real estate to the lender and the extinguishment of the related nonrecourse indebtedness. That is, even if the reporting entity ceases to have a controlling financial interest under Subtopic 810-10, the reporting entity would continue to include the real estate, debt, and the results of the subsidiary’s operations in its consolidated financial statements until legal title to the real estate is transferred to legally satisfy the debt. The amendments in this Update should be applied on a prospective basis to deconsolidation events occurring after the effective date. Prior periods should not be adjusted even if the reporting entity has continuing involvement with previously derecognized in substance real estate entities. For public entities, the amendments in this Update are effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2012. Early adoption is permitted. This Update is not expected to have a significant impact on the Company’s financial statements.

Effect of Newly Issued but Not Yet Effective Accounting Standards:

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. The amendments in this Update affect all entities that have financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement. The requirements amend the disclosure requirements on offsetting in Section 210-20-50. This information will enable users of an entity’s financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position, including the effect or potential effect of rights of setoff associated with certain financial instruments and derivative instruments in the scope of this Update. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The Corporation is currently evaluating the impact the adoption of the standard will have on the Corporation’s financial position or results of operations.

In July, 2012, the FASB issued ASU 2012-02, Intangibles – Goodwill and Other (Topic 350) – Testing Indefinite-Lived Intangible Assets for Impairment. ASU 2012-02 give entities the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that an indefinite-lived intangible asset is impaired. If, after assessing the totality of events or circumstances, an entity determines it is more likely than not that an indefinite-lived intangible asset is impaired, then the entity must perform the quantitative impairment test. If, under the quantitative impairment test, the carrying amount of the intangible asset exceeds its fair value, an entity should recognize an impairment loss in the amount of that excess. Permitting an entity to assess qualitative factors when testing indefinite-lived intangible assets for impairment results in guidance that is similar to the goodwill impairment testing guidance in ASU 2011-08. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012 (early adoption permitted). This Update is not expected to have a significant impact on the Company’s financial statements.

In January 2013, the FASB issued ASU 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. The amendments clarify that the scope of Update 2011-11 applies to derivatives accounted for in accordance with Topic 815, Derivatives and Hedging, including bifurcated

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with Section 210-20-45 or Section 815-10-45 or subject to an enforceable master netting arrangement or similar agreement. An entity is required to apply the amendments for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the required disclosures retrospectively for all comparative periods presented. The effective date is the same as the effective date of Update 2011-11. The Corporation is currently evaluating the impact the adoption of the standard will have on its financial position or results of operations.

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The amendments in this Update require an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. generally accepted accounting principles (GAAP) to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. For public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2012. For nonpublic entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2013. Early adoption is permitted. The Corporation is currently evaluating the impact that these disclosures will have on its financial statements.

In October, 2012, the FASB issued ASU 2012-06, Business Combinations (Topic 805)—Subsequent Accounting for an Indemnification Asset Recognized at the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution. ASU 2012-06 requires that when a reporting entity recognizes an indemnification asset (in accordance with Subtopic 805-20) as a result of a government assisted acquisition of a financial institution and subsequently a change in the cash flows expected to be collected on the indemnification asset occurs (as a result of a change in cash flows expected to be collected on the assets subject to indemnification), the reporting entity should subsequently account for the change in the measurement of the indemnification asset on the same basis as the change in the assets subject to indemnification. Any amortization of changes in value should be limited to the contractual term of the indemnification agreement (that is, the lesser of the term of the indemnification agreement and the remaining life of the indemnified assets). ASU 2012-06 is effective for fiscal years, and interim periods within those years, beginning on or after December 15, 2012. Early adoption is permitted. The amendments should be applied prospectively to any new indemnification assets acquired after the date of adoption and to indemnification assets existing as of the date of adoption arising from a government-assisted acquisition of a financial institution. This Update is not expected to have a significant impact on the Company’s financial statements.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 2—SECURITIES

The amortized cost and fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive loss were as follows.

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2012
U.S. Treasury securities and obligations of U.S. government agencies	$53,919	$375	$(8)	$54,286
Obligations of states and political subdivisions	72,884	6,946	(24)	79,806
Mortgage-back securities in government sponsored entities	67,814	1,854	(233)	69,435

Total debt securities	194,617	9,175	(265)	203,527
Equity securities in financial institutions	481	—	(47)	434

Total	$195,098	$9,175	$(312)	$203,961

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2011
U.S. Treasury securities and obligations of U.S. government agencies	$49,305	$399	$—	$49,704
Obligations of states and political subdivisions	61,508	5,240	(12)	66,736
Mortgage-back securities in government sponsored entities	85,063	2,582	(128)	87,517

Total debt securities	195,876	8,221	(140)	203,957
Equity securities in financial institutions	481	195	—	676

Total	$196,357	$8,416	$(140)	$204,633

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 2—SECURITIES (Continued)

The amortized cost and fair value of securities at year end 2012 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Available for sale
	Amortized Cost	Fair Value
Due in one year or less	$7,444	$7,516
Due from one to five years	16,468	16,574
Due from five to ten years	21,059	22,525
Due after ten years	81,832	87,476
Mortgage-backed securities in government sponsored entities	67,814	69,436
Equity securities in financial institutions	481	434

Total	$195,098	$203,961

Securities with a carrying value of $147,204 and $156,114 were pledged as of December 31, 2012 and 2011, respectively, to secure public deposits, other deposits and liabilities as required or permitted by law.

Proceeds from sales of securities, gross realized gains and gross realized losses were as follows.

	2012	2011
Sale proceeds	$12,982	$310
Gross realized gains	99	—
Gross realized losses	(59)	—
Gains from securities called or settled by the issuer	—	5
Losses from securities called or settled by the issuer	—	(13)

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 2—SECURITIES (Continued)

Debt securities with unrealized losses at year end 2012 and 2011 not recognized in income are as follows.

	12 Months or less		More than 12 months		Total
2012	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
U.S. Treasury securities and obligations of U.S. government agencies	$6,184	$(8)	$—	$—	$6,184	$(8)
Obligations of states and political subdivisions	$1,440	$(22)	$465	$(2)	$1,905	$(24)
Mortgage-backed securities in gov’t sponsored entities	7,907	(215)	2,122	(18)	10,029	(233)
Equity securities in financial institutions	434	(47)	—	—	434	(47)

Total temporarily impaired	$15,965	$(292)	$2,587	$(20)	$18,552	$(312)

	12 Months or less		More than 12 months		Total
2011	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
Obligations of states and political subdivisions	$1,309	$(10)	$160	$(2)	$1,469	$(12)
Mortgage-backed securities in gov’t sponsored entities	20,915	(128)	—	—	20,915	(128)

Total temporarily impaired	$22,224	$(138)	$160	$(2)	$22,384	$(140)

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

December 31, 2012 and 2011

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

At December 31, 2012, the Corporation owned nineteen securities that were considered temporarily impaired. The unrealized losses on these securities have not been recognized into income because the issuers’ bonds are of high credit quality, management has the intent and ability to hold these securities for the foreseeable future, and the decline in fair value is largely due to changes in market interest rates. The Corporation also considers sector specific credit rating changes in its analysis. The fair value is expected to recover as the securities approach their maturity date or reset date. The Corporation does not intend to sell until recovery and does not believe selling will be required before recovery.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 3—LOANS

Loans at year-end were as follows.

	2012	2011
Commercial and agricultural	$100,661	$86,395
Commercial real estate	434,808	371,852
Residential real estate	250,598	274,995
Real estate construction	19,677	39,790
Consumer	9,027	10,409
Credit card and other	782	1,827

Total Loans	815,553	785,268
Allowance for loan losses	(19,742)	(21,257)

Net loans	$795,811	$764,011

Loans to directors and executive officers, including their immediate families and companies in which they are principal owners during 2012 were as follows.

	2012	2011
Balance—Beginning of year	$10,922	$9,379
New loans and advances	5,713	4,470
Repayments	(6,788)	(2,817)
Effect of changes to related parties	150	(110)

Balance—End of year	$9,997	$10,922

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

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

The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the balance sheet date. The Corporation considers the allowance for loan losses of $19,742 adequate to cover loan losses inherent in the loan portfolio, at December 31, 2012. The following tables present by portfolio segment, the changes in the allowance for loan losses, the ending allocation of the allowance for loan losses and the loan balances outstanding for the period ended December 31, 2012 and December 31, 2011. The changes can be impacted by overall loan volume, adversely graded loans, historical charge-offs and economic factors. In the cases of both Real Estate Construction and Consumer loans, a negative provision was made based on volume changes. Total loans for these segments declined from the end of last year, leading to a smaller calculated required reserve. This is represented as a decrease in the provision. The allowance related to the unallocated segment increased, but remained at a level management feels is generally consistent with prior periods.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

	Commercial	Commercial	Residential	Real Estate
	& Agriculture	Real Estate	Real Estate	Construction	Consumer	Unallocated	Total
December 31, 2012
Allowance for loan losses:
Beginning balance	$2,876	$10,571	$5,796	$974	$719	$321	$21,257
Charge-offs	(841)	(3,440)	(4,506)	(446)	(246)	—	(9,479)
Recoveries	353	612	397	131	71	—	1,564
Provision	423	2,396	4,093	(310)	(298)	96	6,400

Ending Balance	$2,811	$10,139	$5,780	$349	$246	$417	$19,742

	Commercial	Commercial	Residential	Real Estate
	& Agriculture	Real Estate	Real Estate	Construction	Consumer	Unallocated	Total
December 31, 2011
Allowance for loan losses:
Beginning balance	$3,639	$9,827	$4,569	$2,139	$726	$868	$21,768
Charge-offs	(2,447)	(4,561)	(3,748)	(981)	(193)	—	(11,930)
Recoveries	307	390	429	387	106	—	1,619
Provision	1,377	4,915	4,546	(571)	80	(547)	9,800

Ending Balance	$2,876	$10,571	$5,796	$974	$719	$321	$21,257

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

December 31, 2012	Commercial & Agriculture	Commercial Real Estate	Residential Real Estate	Real Estate Construction	Consumer	Unallocated	Total
Allowance for loan losses:
Ending balance:
Individually evaluated for impairment	$286	$2,354	$1,199	$107	$60	$—	$4,006
Ending balance:
Collectively evaluated for impairment	$2,525	$7,785	$4,581	$242	$186	$417	$15,736

Ending balance	$2,811	$10,139	$5,780	$349	$246	$417	$19,742

Loan balances outstanding:
Ending Balance	$100,661	$434,808	$250,598	$19,677	$9,809		$815,553

Ending balance:
Individually evaluated for impairment	$5,420	$13,941	$6,127	$541	$61		$26,090
Ending balance:
Collectively evaluated for impairment	$95,241	$420,867	$244,471	$19,136	$9,748		$789,463

Ending balance	$100,661	$434,808	$250,598	$19,677	$9,809		$815,553

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

December 31, 2011	Commercial & Agriculture	Commercial Real Estate	Residential Real Estate	Real Estate Construction	Consumer	Unallocated	Total
Allowance for loan losses:
Ending balance:
Individually evaluated for impairment	$811	$2,940	$336	$239	$485	$—	$4,811
Ending balance:
Collectively evaluated for impairment	$2,065	$7,631	$5,460	$735	$234	$321	$16,446

Ending balance	$2,876	$10,571	$5,796	$974	$719	$321	$21,257

Loan balances outstanding:
Ending Balance	$86,395	$371,852	$274,995	$39,790	$12,236		$785,268

Ending balance:
Individually evaluated for impairment	$5,258	$17,700	$3,846	$576	$—		$27,380
Ending balance:
Collectively evaluated for impairment	$81,137	$354,152	$271,149	$39,214	$12,236		$757,888

Ending balance	$86,395	$371,852	$274,995	$39,790	$12,236		$785,268

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

The following table represents credit exposures by internally assigned risk ratings for the period ended December 31, 2012 and December 31, 2011. The risk rating analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Corporation’s internal credit risk rating system is based on experiences with similarly graded loans.

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

•	Loss – loans classified as a loss are considered uncollectible, or of such value that continuance as an asset is not warranted.

•	Unrated – Generally, consumer loans are not risk-graded, except when collateral is used for a business purpose.

December 31, 2012	Commercial & Agriculture	Commercial Real Estate	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
Pass	$90,159	$397,657	$89,896	$16,594	$994	$595,300
Special Mention	1,653	6,371	1,944	352	—	10,320
Substandard	8,849	30,780	12,873	1,001	106	53,609
Doubtful	—	—	—	—	—	—

Ending Balance	$100,661	$434,808	$104,713	$17,947	$1,100	$659,229

December 31, 2011	Commercial & Agriculture	Commercial Real Estate	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
Pass	$73,011	$319,084	$92,577	$31,697	$2,208	$518,577
Special Mention	4,358	15,321	5,071	702	—	25,452
Substandard	9,026	37,447	17,764	5,067	—	69,304
Doubtful	—	—	—	—	—	—

Ending Balance	$86,395	$371,852	$115,412	$37,466	$2,208	$613,333

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables present performing and nonperforming loans based solely on payment activity for the period ended December 31, 2012 and December 31, 2011 that have not been assigned an internal risk grade. These types of loans presented here are not assigned a risk grade unless there is evidence of a problem. Payment activity is reviewed by management on a monthly basis to evaluate performance. Loans are considered to be nonperforming when they become 90 days past due or if management thinks that we may not collect all of our principal and interest. Nonperforming loans also include certain loans that have been modified in Troubled Debt Restructurings (TDRs) where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Corporation’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions due to economic status. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

December 31, 2012	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
Performing	$145,879	$1,730	$8,696	$156,305
Nonperforming	6	—	13	19

Total	$145,885	$1,730	$8,709	$156,324

December 31, 2011	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
Performing	$159,291	$2,324	$10,027	$171,642
Nonperforming	292	—	1	293

Total	$159,583	$2,324	$10,028	$171,935

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

Following is a table which includes an aging analysis of the recorded investment of past due loans outstanding as of December 31, 2012 and December 31, 2011.

December 31, 2012	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Current	Total Loans	Past Due 90 Days and Accruing
Commericial & Agriculture	$31	$72	$553	$656	$100,005	$100,661	$—
Commercial Real Estate	1,000	533	6,794	8,327	426,481	434,808	80
Residential Real Estate	2,843	1,214	8,527	12,584	238,014	250,598	—
Real Estate Construction	43	—	416	459	19,218	19,677	—
Consumer and Other	127	20	29	176	9,633	9,809	—

Total	$4,044	$1,839	$16,319	$22,202	$793,351	$815,553	$80

December 31, 2011	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Current	Total Loans	Past Due 90 Days and Accruing
Commericial & Agriculture	$229	$174	$509	$912	$85,483	$86,395	$19
Commercial Real Estate	4,156	1,369	9,466	14,991	356,861	371,852	737
Residential Real Estate	3,614	1,182	6,504	11,300	263,695	274,995	511
Real Estate Construction	—	—	45	45	39,745	39,790	45
Consumer and Other	89	16	2	107	12,129	12,236	2

Total	$8,088	$2,741	$16,526	$27,355	$757,913	$785,268	$1,314

The following table presents loans on nonaccrual status as of December 31, 2012 and December 31, 2011.

	2012	2011
Commericial & Agriculture	$2,869	$940
Commercial Real Estate	16,250	15,346
Residential Real Estate	9,701	8,915
Real Estate Construction	958	567
Consumer and Other	77	—

Total	$29,855	$25,768

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

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

Loan modifications that are considered troubled debt restructurings completed during the quarters and twelve month periods ended December 31, 2012 and December 31, 2011 were as follows:

	For the Twelve Month Period Ended December 31, 2012			For the Twelve Month Period Ended December 31, 2011
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Commericial & Agriculture	6	$984	$976	3	$1,506	$1,506
Commercial Real Estate	3	1,205	1,205	3	2,074	2,004
Residential Real Estate	25	1,740	1,662	2	180	181
Real Estate Construction	—	—	—	—	—	—
Consumer and Other	5	66	66	—	—	—

Total Loan Modifications	39	$3,995	$3,909	8	$3,760	$3,691

Recidivism, or the borrower defaulting on its obligation pursuant to a modified loan, results in the loan once again becoming a non-accrual loan. Recidivism occurs at a notably higher rate than do defaults on new originations loans, so modified loans present a higher risk of loss than do new origination loans.

During the twelve month period ended December 31, 2012, no loans modified and considered TDRs made during the twelve months previous to December 31, 2012, have defaulted. During the twelve month period ended December 31, 2011, no loans modified and considered TDRs made during the twelve months previous to December 31, 2011, had defaulted.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired Loans: Larger (greater than $350) commercial loans and commercial real estate loans, all TDRs and residential real estate and consumer loans that are part of a larger relationship are tested for impairment. These loans are analyzed to determine if it is probable that all amounts will not be collected according to the contractual terms of the loan agreement. If management determines that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an allowance estimate or a charge-off to the allowance.

The following tables include the recorded investment and unpaid principal balances for impaired financing receivables with the associated allowance amount, if applicable as of December 31, 2012 and December 31, 2011.

	December 31, 2012			December 31, 2011
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commericial & Agriculture	$5,053	$5,226	$—	$2,914	$3,010	$—
Commercial Real Estate	5,446	8,114	—	3,804	4,739	—
Residential Real Estate	2,566	5,346	—	862	953	—
Real Estate Construction	—	521	—	—	—	—
Consumer and Other	1	1	—	—	—	—

Total	13,066	19,208	—	7,580	8,702	—
With an allowance recorded:
Commericial & Agriculture	367	385	286	2,344	3,645	811
Commercial Real Estate	8,495	8,681	2,354	13,896	16,534	2,940
Residential Real Estate	3,561	4,554	1,199	2,984	4,127	336
Real Estate Construction	541	547	107	576	1,103	239
Consumer and Other	60	60	60	—	—	485

Total	13,024	14,227	4,006	19,800	25,409	4,811
Total:
Commericial & Agriculture	5,420	5,611	286	5,258	6,655	811
Commercial Real Estate	13,941	16,795	2,354	17,700	21,273	2,940
Residential Real Estate	6,127	9,900	1,199	3,846	5,080	336
Real Estate Construction	541	1,068	107	576	1,103	239
Consumer and Other	61	61	60	—	—	485

Total	$26,090	$33,435	$4,006	$27,380	$34,111	$4,811

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

	December 31, 2012		December 31, 2011
For the year ended:	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Commericial & Agriculture	$4,762	$276	$4,713	$481
Commercial Real Estate	16,482	958	13,529	1,268
Residential Real Estate	4,909	557	3,751	262
Real Estate Construction	533	25	1,363	17
Consumer and Other	34	2	—	—

Total	$26,720	$1,818	$23,356	$2,028

NOTE 5—PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows.

	2012	2011
Land and improvements	$4,094	$4,094
Buildings and improvements	19,482	19,397
Furniture and equipment	19,180	18,498

Total	42,756	41,989
Accumulated depreciation	(25,590)	(24,215)

Premises and equipment, net	$17,166	$17,774

Depreciation expense was $1,493 and $1,551 for 2012 and 2011, respectively.

Rent expense was $344 and $322 for 2012 and 2011, respectively. Rent commitments under non-cancelable operating leases at December 31, 2012 were as follows, before considering renewal options that generally are present.

2013	$336
2014	269
2015	157
2016	115
2017	97
Thereafter	—

Total	$974

The rent commitments listed above are primarily for the leasing of five financial services branches.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 6—GOODWILL AND INTANGIBLE ASSETS

There has been no change in the carrying amount of goodwill of $21,720 for the years ended December 31, 2012 and December 31, 2011.

Management performs an annual evaluation of goodwill for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Management performed an evaluation of the Corporation’s goodwill during the fourth quarter of 2012. In performing its evaluation, management obtained several commonly used financial ratios from pending and completed purchase transactions for banks based in the Midwest. Management used these ratios to determine an implied market value for the Corporation. The implied market value was then used to determine whether or not additional testing was required. Based on this initial test, management concluded that a more extensive evaluation of the Corporation’s goodwill was needed, and is described below.

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

The public market peers method is based on the market value of publicly traded banking companies similar to the reporting unit and adjusts for premiums paid in recent merger transactions. Similar to the comparable transaction method, the benefit of the control premium method is its use of information from distinct market transactions that are reflective of “true market conditions.”

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

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 6—GOODWILL AND INTANGIBLE ASSETS (Continued)

While all of the analyses were performed, the approaches were weighted in determining the fair value. At the calculation date of November 30, 2012, the difference of the calculated fair value of the reporting unit of $129,000 exceeded the carrying value of the reporting unit, which was common shareholder’s equity of $117,000, including goodwill. Based on the foregoing analyses, management determined goodwill is not impaired.

Acquired Intangible Assets

Acquired intangible assets were as follows as of year end.

	2012		2011
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Core deposit and other intangibles	$11,619	$8,480	$11,619	$7,506

Aggregate amortization expense was $974 and $1,162 for 2012 and 2011.

Estimated amortization expense for each of the next five years and thereafter is as follows.

2013	$847
2014	769
2015	554
2016	522
2017	447
Thereafter	—

$3,139

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 7—INTEREST-BEARING DEPOSITS

Interest-bearing deposits as of December 31, 2012 and 2011 were as follows.

	2012	2011
Demand	$170,190	$140,914
Statement and Passbook Savings	289,781	282,957
Certificates of Deposit:
In excess of $100	76,261	89,305
Other	154,843	162,404
Individual Retirement Accounts	32,898	36,284

Total	$723,973	$711,864

Scheduled maturities of certificates of deposit, including IRA’s at December 31, 2012 were as follows.

2013	$139,510
2014	77,472
2015	20,665
2016	6,710
2017	8,889
Thereafter	10,756

Total	$264,002

Deposits from principal officers, directors, and their affiliates at year-end 2012 and 2011 were $8,493 and $6,909, respectively.

NOTE 8—FEDERAL HOME LOAN BANK ADVANCES

The Corporation has a $40 million cash management advance line of credit with the FHLB. The Corporation had no outstanding balance on this line as of December 31, 2012 and December 31, 2011. The Corporation also has an $80 million repo advance line with the FHLB with no outstanding balances as of December 31, 2012 and December 31, 2011.

At year end, advances from the FHLB were as follows:

	2012	2011
Maturities from August 2013 through January 2017, fixed rates from 1.49% to 4.85%, averaging 2.50%	$40,261	$50,295

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 8—FEDERAL HOME LOAN BANK ADVANCES (Continued)

Scheduled principal reductions of FHLB advances at December 31, 2012 were as follows.

2013	$2,538
2014	30,223
2015	5,000
2017	2,500

Total	$40,261

In addition to the borrowings, the Corporation has outstanding letters of credit with the FHLB totaling $23,600 at year-end 2012 and $23,710 at year-end 2011 used for pledging to secure public funds. FHLB borrowings and the letters of credit are collateralized by FHLB stock and by $95,792 and $111,007 of residential mortgage loans under a blanket lien arrangement at year-end 2012 and 2011, respectively.

The Corporation had a FHLB maximum borrowing capacity of $100,501 as of December 31, 2012, with remaining borrowing capacity of approximately $36,640. The borrowing arrangement with FHLB is subject to annual renewal. The maximum borrowing capacity is recalculated at least quarterly.

NOTE 9—OTHER BORROWINGS

Information concerning securities sold under agreements to repurchase and treasury tax and loan deposits were as follows.

	2012	2011
Average balance during the year	$18,912	$21,588
Average interest rate during the year	0.11%	0.15%
Maximum month-end balance during the year	$23,328	$25,246
Weighted average interest rate at year end	0.11%	0.16%

Securities underlying repurchase agreements had a fair value of $23,219 at December 31, 2012 and $19,029 at December 31, 2011.

NOTE 10—SUBORDINATED DEBENTURES

Trusts formed by the Corporation issued floating rate trust preferred securities, in the amounts of $5,000 and $7,500, through special purpose entities as part of pooled offerings of such securities. The Corporation issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Corporation may redeem the subordinated debentures, in whole but not in part, at face value. In April 2007, the Corporation elected to redeem and refinance the $5,000 floating rate subordinated debenture. The refinancing was done at face value and resulted in a 2.00% reduction in the rate. The new subordinated debenture has a 30 year maturity and is

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 10—SUBORDINATED DEBENTURES (Continued)

redeemable, in whole or in part, anytime without penalty. The replacement subordinated debenture does not have any deferred issuance cost associated with it. The interest rate at December 31, 2012 on the $7,500 debenture is 3.46% and the $5,000 debenture is 1.91%.

Additionally, the Corporation formed an additional trust that issued $12,500 of 6.05% fixed rate trust preferred securities for five years, then becoming floating rate trust preferred securities, through a special purpose entity as part of a pooled offering of such securities. The Corporation issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Corporation may redeem the subordinated debentures at face value without penalty. The current rate on the $12,500 subordinated debenture is 2.56%.

Finally, the Corporation acquired two additional trust preferred securities as part of the Futura acquisition. Futura TPF Trust I and Futura TPF Trust II were formed in June of 2005 in the amounts of $2,500 and $1,927, respectively. Futura had issued subordinated debentures to the trusts in exchange for ownership of all of the common security of the trusts and the proceeds of the preferred securities sold by the trusts. The Corporation may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1,000, on or after June 15, 2010 at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on June 15, 2035. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust indenture. The current rate on the $2,500 subordinated debenture is variable at 1.97%. In June 2010, the rate on the $1,927 subordinated debenture switched from a fixed rate to a floating rate. The current rate on the $1,927 subordinated debenture is 1.97%.

NOTE 11—INCOME TAXES

Income tax expense was as follows.

	2012	2011
Current	$1,395	$1,213
Deferred	330	(366)

Income tax expense	$1,725	$847

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 11—INCOME TAXES (Continued)

Effective tax rates differ from the statutory federal income tax rate of 34% due to the following.

	2012	2011
Income taxes computed at the statutory federal tax rate	$2,483	$1,634
Add (subtract) tax effect of:
Nontaxable interest income, net of nondeductible interest expense	(630)	(558)
Cash surrender value of BOLI	(213)	(219)
Other	85	(10)

Income tax expense	$1,725	$847

Tax benefit attributable to security losses totaled $0 in 2012. Tax benefit attributable to security losses totaled $3 in 2011.

Year-end deferred tax assets and liabilities were due to the following.

	2012	2011
Deferred tax assets
Allowance for loan losses	$6,712	$7,227
Deferred compensation	1,057	816
Intangible assets	182	388
Pension costs	2,775	1,900
Impairment losses	195	195
Other	171	158

Deferred tax asset	11,092	10,684

Deferred tax liabilities
Tax depreciation in excess of book depreciation	(295)	(373)
Discount accretion on securities	(73)	(77)
Purchase accounting adjustments	(1,774)	(2,111)
FHLB stock dividends	(2,249)	(2,249)
Unrealized gain on securities available for sale	(3,013)	(2,814)
Other	(105)	(20)

Deferred tax liability	(7,509)	(7,644)

Net deferred tax asset	$3,583	$3,040

The Corporation and its subsidiaries are subject to U.S. federal income tax as well as income tax of the State of Ohio for all affiliates other than the Bank. The Bank is subject to tax in Ohio based upon its net worth.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 11—INCOME TAXES (Continued)

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. During 2010, the Internal Revenue Service concluded an audit of the Corporation’s tax returns for the year ended 2007 in which there was no change necessary to the Corporation’s tax liability. The Corporation’s federal tax returns for taxable years through 2008 have been closed for purposes of examination by the Internal Revenue Service.

NOTE 12—RETIREMENT PLANS

The Corporation sponsors a savings and retirement 401(k) plan, which covers all employees who meet certain eligibility requirements and who choose to participate in the plan. The matching contribution to the 401(k) plan was $190 in 2012 and $168 in 2011.

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

Information about the pension plan is as follows.

	2012	2011
Change in benefit obligation:
Beginning benefit obligation	$16,934	$15,008
Service cost	939	846
Interest cost	915	798
Actuarial (gain)/loss	3,474	1,244
Benefits paid	(658)	(962)

Ending benefit obligation	21,604	16,934
Change in plan assets, at fair value:
Beginning plan assets	11,445	11,206
Actual return	1,181	71
Employer contribution	1,510	1,152
Benefits paid	(658)	(962)
Administrative expenses	(37)	(22)

Ending plan assets	13,441	11,445

Funded status at end of year	$(8,163)	$(5,489)

Amounts recognized in accumulated other comprehensive income at December 31, consist of:

	2012	2011
Unrecognized actuarial loss (net of tax, of $3,862 in 2012 and $2,900 in 2011)	$7,496	$5,629

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 12—RETIREMENT PLANS (Continued)

The accumulated benefit obligation for the defined benefit pension plan was $17,379 at December 31, 2012 and $13,684 at December 31, 2011.

The components of net periodic pension expense were as follows.

	2012	2011
Service cost	$939	$846
Interest cost	915	798
Expected return on plan assets	(858)	(828)
Net amortization and deferral	359	342

Net periodic benefit cost	1,355	1,158

Net loss (gain) recognized in other comprehensive income	2,829	1,962
Total recognized in net periodic benefit cost and other comprehensive income (before tax)	$4,184	$3,120

The estimated net loss and prior service costs for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $520.

The weighted average assumptions used to determine benefit obligations at year-end were as follows.

	2012	2011
Discount rate on benefit obligation	3.72%	4.60%
Long-term rate of return on plan assets	7.00%	7.00%
Rate of compensation increase	3.00%	3.00%

The weighted average assumptions used to determine net periodic pension cost were as follows.

	2012	2011
Discount rate on benefit obligation	4.60%	5.04%
Long-term rate of return on plan assets	7.00%	7.00%
Rate of compensation increase	3.00%	3.00%

The Corporation uses long-term market rates to determine the discount rate on the benefit obligation. Declines in the discount rate lead to increases in the actuarial loss related to the benefit obligation.

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

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 12—RETIREMENT PLANS (Continued)

The Corporation’s pension plan asset allocation at year-end 2011, and 2012 and target allocation for 2013 by asset category are as follows.

		Percentage of Plan
	Target	Assets
	Allocation	at Year-end
Asset Category	2013	2012	2011
Equity securities	20-50%	45.5%	45.9%
Debt securities	30-60	53.9	52.5
Money market funds	20-30	0.6	1.6

Total		100.0%	100.0%

The Corporation developed the pension plan investment policies and strategies for plan assets with its pension management firm. The assets are currently invested in five diversified investment funds, which include three equity funds, one money market fund and one bond fund. The long-term guidelines from above were created to maximize the return on portfolio assets while reducing the risk of the portfolio. The management firm may allocate assets among the separate accounts within the established long-term guidelines. Transfers among these accounts will be at the management firm’s discretion based on their investment outlook and the investment strategies that are outlined at periodic meetings with the Corporation. The expected long-term rate of return on the plan assets was 7.00% in 2012 and 2011. This return is based on the expected return for each of the asset categories, weighted based on the target allocation for each class.

The Corporation expects to contribute $2,000 to its pension plan in 2013. Employer contributions totaled $1,510 in 2012. The increase in the benefit obligation was partially offset by the contributions and the increase in plan assets. This led to a change in funded status from $(5,489) to $(8,163).

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 12—RETIREMENT PLANS (Continued)

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2012 and 2011:

	December 31, 2012
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$76	$—	$—	$76
Commodity mutual funds	23	—	—	23
Bond Mutual funds	7,244	—	—	7,244
Equity market funds:
International	836	—	—	836
Large cap	4,388	—	—	4,388
Mid cap	177	—	—	177
Small cap	697	—	—	697

Total assets at fair value	$13,441	$—	$—	$13,441

	December 31, 2011
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$226	$—	$—	$226
Commodity mutual funds	23	—	—	23
Bond Mutual funds	6,091	—	—	6,091
Equity market funds:
International	677	—	—	677
Large cap	3,651	—	—	3,651
Mid cap	163	—	—	163
Small cap	614	—	—	614

Total assets at fair value	$11,445	$—	$—	$11,445

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

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 12—RETIREMENT PLANS (Continued)

Expected benefit payments, which reflect expected future service, are as follows.

2013	$236
2014	386
2015	497
2016	630
2017	845
2018 through 2022	6,030

Total	$8,624

Supplemental Retirement Plan

Citizens established a supplemental retirement plan (“SERP”) which covers key members of management in 2012. Participants will receive annually a percentage of their base compensations at the time of their retirement for a maximum of ten years. The liability recorded at December 31, 2012, was $700,447, compared to $331,239 at December 31, 2011. The expense related to the plan was $369,208 for 2012 and $331,239 for 2011. No distributions to participants were made in either 2012 or 2011.

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

A summary of the activity in the stock option plan is as follows.

	2012		2011
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding at beginning of year	29,500	$25.42	29,500	$25.42
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	(19,500)	20.50	—	—

Outstanding at end of year	10,000	$35.00	29,500	$25.42

Options exercisable at year-end	10,000	$35.00	29,500	$25.42

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 13—STOCK OPTIONS (Continued)

Options outstanding at year-end 2012 were as follows.

	Outstanding
		Weighted
		Average	Weighted
		Remaining	Average
		Contractual	Exercise
Exercise price	Number	Life	Price
$35.00	10,000	3.5 mos.	35.00

Outstanding at year-end	10,000	3.5 mos.	$35.00

The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the market price of the common stock as of the reporting date. As of December 31, 2012 and December 31, 2011, there were no options that had intrinsic value.

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

Securities: The fair values of securities available for sale are determined by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). Management uses significant unobservable inputs to determine the fair value of one security (Level 3 inputs). These inputs include appraised values of the underlying collateral and estimated costs to sell the collateral. The value of the collateral has been discounted to represent the value in a distressed sale situation.

Equity securities: The Corporation’s equity securities are not actively traded in an open market. The fair values of these equity securities available for sale are determined by using market data inputs for similar securities that are observable. (Level 2 inputs).

The fair value measurement for equity securities in financial institutions at December 31, 2011 was determined using Level 1 quoted market prices. No transactions have occurred since December 31, 2011 and management determined that there was no active market for the security. Therefore the fair value of the equity securities in financial institutions at December 31, 2012 is measured using Level 2 observable market data inputs.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 14—FAIR VALUE MEASUREMENT (Continued)

Impaired loans: The fair values of impaired loans are determined using the fair values of collateral for collateral dependent loans, or discounted cash flows. The Corporation uses independent appraisals, discounted cash flow models and other available data to estimate the fair value of collateral (Level 3 inputs).

Other real estate owned: The fair value of other real estate owned is determined using the fair value of collateral. The Corporation uses appraisals and other available data to estimate the fair value of collateral (Level 3 inputs). The appraised values are discounted to represent an estimated value in a distressed sale. Additionally, estimated costs to sell the property are used to further adjust the value.

Assets measured at fair value are summarized below.

	Fair Value Measurements at December 31, 2012 Using:
Assets:	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value on a recurring basis:
U.S. Treasury securities and obligations of U.S. Government agencies	$—	$54,286	$—
Obligations of states and political subdivisions	—	79,338	468
Mortgage-backed securities in government sponsored entities	—	69,435	—
Equity securities in financial institutions	—	434	—
Assets measured at fair value on a nonrecurring basis:
Impaired Loans	$—	$—	$22,084
Other Real Estate Owned	—	—	471
Mortgage Servicing Rights	—	308	—

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 14—FAIR VALUE MEASUREMENT (Continued)

	Fair Value Measurements at December 31, 2011 Using:
Assets:	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value on a recurring basis:
U.S. Treasury securities and obligations of U.S. Government agencies	$—	$49,704	$—
Obligations of states and political subdivisions	—	66,219	517
Mortgage-backed securities in government sponsored entities	—	87,518	—
Equity securities in financial institutions	676	—	—
Assets measured at fair value on a nonrecurring basis:
Impaired Loans	$—	$—	$22,569
Other Real Estate Owned	—	—	1,097
Mortgage Servicing Rights	—	60	—

The following table presents quantitative information about the Level 3 significant unobservable inputs for assets and liabilities measured at fair value on a nonrecurring basis at December 31, 2012.

	Quantitative Information about Level 3 Fair Value Measurements
December 31, 2012	Fair Value	Valuation Technique	Unobservable Input	Range
Investments	$468	Appraisal of collateral	Appraisal adjustments	20% – 30%
			Liquidation expense	8% – 12%
Impaired loans	$22,084	Appraisal of collateral	Appraisal adjustments	10% – 30%
			Liquidation expense	0% – 10%
			Holding period	0 – 30 months
		Discounted cash flows	Discount rates	2% – 8.5%
Other real estate owned	$471	Appraisal of collateral	Appraisal adjustments	10% – 30%
			Liquidation expense	0% – 10%

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 14—FAIR VALUE MEASUREMENT (Continued)

The following table presents the changes in the Level 3 fair value category for the fiscal period ended December 31, 2012. The Corporation classifies financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to the unobservable inputs, the valuation models for Level 3 financial instruments typically also rely on a number of inputs that are readily observable, either directly or indirectly.

	2012	2011
Securities available for sale
Beginning balance January 1,	$517	$560
Principal payments	(49)	(43)

Ending balance December 31,	$468	$517

The carrying amount and fair value of financial instruments were as follows.

	Carrying
December 31, 2012	Amount	Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and due from financial institutions	$46,131	$46,131	$46,131	$—	$—
Securities available for sale	195,098	203,961	—	203,493	468
Other securities	15,567	15,567	15,567	—	—
Loans, available for sale	1,873	1,873	1,873	—	—
Loans, net of allowance for loan losses	795,811	812,950	—	—	812,950
Bank owned life insurance	18,590	18,590	18,590	—	—
Accrued interest receivable	3,709	3,709	3,709	—	—
Financial Liabilities:
Non maturing deposits	662,387	662,387	662,387	—	—
Time deposits	264,002	265,974	—	—	265,974
Federal Home Loan Bank advances	40,261	41,658	—	—	41,658
Securities sold under agreement to repurchase	23,219	23,219	23,219	—	—
Subordinated debentures	29,427	26,855	—	—	26,855
Accrued interest payable	185	185	185	—	—

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 14—FAIR VALUE MEASUREMENT (Continued)

	December 31, 2011
	Carrying
	Amount	Fair Value
Financial Assets:
Cash and due from financial institutions	$52,127	$52,127
Securities, AFS	196,357	204,633
Other securities	15,388	15,388
Loans, available for sale	598	598
Loans, net of allowance for loan losses	764,011	785,900
Bank Owned Life Insurance	17,963	17,963
Accrued interest receivable	3,787	3,787
Financial Liabilities:
Non maturing deposits	613,255	613,255
Time deposits	287,991	298,690
Federal Home Loan Bank advances	50,295	52,263
Securities sold under agreement to repurchase	19,029	19,029
Subordinated debentures	29,427	26,461
Accrued interest payable	258	258

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

NOTE 15—COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET RISK

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 15—COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET RISK (Continued)

exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

	2012		2011
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate
Commitments to extend credit:
Lines of credit and construction loans	$9,378	$118,182	$6,913	$111,710
Overdraft protection	51	19,726	1,320	17,828
Letters of credit	294	396	200	424

	$9,723	$138,304	$8,433	$129,962

Commitments to make loans are generally made for a period of one year or less. Fixed-rate loan commitments included above had interest rates ranging from 2.25% to 15.00% at December 31, 2012 and 2.25% to 15.00% at December 31, 2011. Maturities extend up to 40 years.

Citizens is required to maintain certain reserve balances on hand in accordance with the Federal Reserve Board requirements. The average reserve balance maintained in accordance with such requirements was $1,217 on December 31, 2012 and $998 on December 31, 2011.

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

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2012 and 2011, the most recent regulatory notifications categorized Citizens as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 16—CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS (Continued)

At December 31, 2012, the Corporation’s and Citizens’ actual capital levels and minimum required levels were as follows.

					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Purposes
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2012
Total Capital to risk-weighted assets
Consolidated	$116,423	14.8%	$62,931	8.0%	n/a	n/a
Citizens	104,948	13.4	62,656	8.0	$78,319	10.0
Tier I (Core) Capital to risk-weighted assets
Consolidated	103,979	13.3	31,272	4.0	n/a	n/a
Citizens	95,022	12.1	31,335	4.0	47,002	6.0
Tier I (Core) Capital to average assets
Consolidated	103,979	9.3	44,722	4.0	n/a	n/a
Citizens	95,022	8.5	44,559	4.0	55,699	5.0

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 16—CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS (Continued)

At December 31, 2011, the Corporation’s and Citizens’ actual capital levels and minimum required levels were as follows.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Purposes
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2011
Total Capital to risk-weighted assets
Consolidated	$113,609	15.0%	$60,632	8.0%	n/a	n/a
Citizens	101,686	13.5	60,259	8.0	$75,323	10.0
Tier I (Core) Capital to risk-weighted assets
Consolidated	100,068	13.2	30,324	4.0	n/a	n/a
Citizens	92,133	12.2	30,207	4.0	45,311	6.0
Tier I (Core) Capital to average assets
Consolidated	100,068	9.2	43,650	4.0	n/a	n/a
Citizens	92,133	8.4	43,873	4.0	54,841	5.0

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

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 17—PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of FCBC follows.

	December 31,
Condensed Balance Sheets	2012	2011
Assets:
Cash	$9,291	$7,612
Securities available for sale	434	676
Investment in bank subsidiary	115,426	112,887
Investment in nonbank subsidiaries	12,585	12,535
Other assets	4,016	5,071

Total assets	$141,752	$138,781

Liabilities and Shareholders’ Equity:
Deferred income taxes and other liabilities	$8,344	$6,826
Subordinated debentures	29,427	29,427
Preferred stock	23,184	23,151
Common stock	114,365	114,447
Accumulated deficit	(14,687)	(17,667)
Treasury Stock	(17,235)	(17,235)
Accumulated other comprehensive loss	(1,646)	(168)

Total liabilities and shareholders’ equity	$141,752	$138,781

	For the years ended
	December 31,
Condensed Statements of Operations	2012	2011
Dividends from bank subsidiaries	$4,747	$2,500
Interest expense	(833)	(770)
Other expense, net	(2,111)	(2,245)

Loss before equity in undistributed net earnings of subsidiaries	1,803	(515)
Income tax benefit	1,001	1,025
Equity in undistributed net earnings of subsidiaries	2,775	3,448

Net income	$5,579	$3,958

Comprehensive income	$4,100	$6,968

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 17—PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

	For the years ended December 31,
Condensed Statements of Cash Flows	2012	2011
Operating activities:
Net income	$5,579	$3,958
Adjustment to reconcile net income to net cash provided by operating activities:
Change in other assets and other liabilities	959	153
Equity in undistributed net earnings of subsidiaries	(2,775)	(3,448)

Net cash from operating activities	3,763	663
Financing activities:
Cash dividends paid	(2,084)	(1,390)

Net cash used for financing activities	(2,084)	(1,390)

Net change in cash and cash equivalents	1,679	(727)
Cash and cash equivalents at beginning of year	7,612	8,339

Cash and cash equivalents at end of year	$9,291	$7,612

NOTE 18—EARNINGS PER SHARE

The factors used in the earnings per share computation follow.

	2012	2011
Basic
Net income available to common shareholders	$4,386	$2,782

Weighted Average common shares outstanding	7,707,917	7,707,917

Basic earnings per share	$0.57	$0.36

Diluted
Net income available to common shareholders	$4,386	$2,782

Weighted average common shares outstanding for basic earnings per common share	7,707,917	7,707,917
Add: dilutive effects of assumed exercise of options	—	—

Average shares and dilutive potential common shares outstanding	7,707,917	7,707,917

Diluted earnings per share	$0.57	$0.36

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 18—EARNINGS PER SHARE (Continued)

Basic earnings per common share are calculated by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted earnings per common share takes into consideration the pro forma dilution of unexercised stock option awards, computed using the treasury stock method.

Stock options for 10,000 shares in 2012 and for 29,500 shares 2011 were not considered in computing diluted earnings per common share because they were anti-dilutive.

NOTE 19—QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income / (Loss)	Basic Earnings per Common Share	Diluted Earnings per Common Share
2012
First quarter (1)(2)(3)	$12,118	$10,445	$1,293	$0.13	$0.13
Second quarter (1)(2)(5)	11,757	10,146	936	0.08	0.08
Third quarter (1)(2)(3)	11,529	10,028	1,384	0.14	0.14
Fourth quarter (1)(2)(3)(4)	11,357	9,959	1,966	0.22	0.22
2011
First quarter (6)(8)(9)	$12,414	$10,372	$753	$0.06	$0.06
Second quarter (6)(7)(8)(9)	12,045	10,153	523	0.03	0.03
Third quarter (6)(8)(9)	12,267	10,439	1,193	0.12	0.12
Fourth quarter (6)(8)(9)	12,135	10,397	1,489	0.15	0.15

(1)	Interest income decreased as loans repriced downward.
(2)	Interest expense decreased as deposits repriced downward and the deposit mix shifted toward cheaper funding sources.
(3)	Net income increased due to a reduction in provision for loan losses.
(4)	Interest income decreased due to reversed income related to nonaccrual loans.
(5)	Net income decreased due to reserves for unfunded commitments.
(6)	Interest income decreased as loans repriced downward.
(7)	Interest income decreased due to reversed income related to nonaccrual loans.
(8)	Interest expense decreased as deposits repriced downward and the deposit mix shifted toward cheaper funding sources.
(9)	Net income increased due to a reduction in provision for loan losses.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

NOTE 20—PARTICIPATION IN THE TREASURY CAPITAL PURCHASE PROGRAM

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

On July 3, 2012, the U.S. Treasury completed the sale of all 23,184 of the Preferred Shares to various investors pursuant to a modified “Dutch auction” process. As a result of the U.S. Treasury’s sale of all of the Preferred Shares, the executive compensation and corporate governance standards which applied to the Corporation as a participant in the CPP, which standards were most recently set forth in the Interim Final Rule on TARP Standards for Compensation and Corporate Governance, published June 15, 2009, are no longer applicable to the Corporation.

On September 5, 2012, the Corporation completed the repurchase of the Warrant from the U.S. Treasury in accordance with the terms of the Securities Purchase Agreement for an aggregate purchase price of $563,174. The purchase price was determined by the Board of Directors of the Corporation based on the Fair Market Value of the Warrant, as established by an appraisal conducted by a nationally recognized independent investment banking firm.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

This page left blank intentionally.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(Amounts in thousands, except share data)

This page left blank intentionally.

(Continued)

First Citizens Banc Corp

Directors

Thomas A. Depler	Allen R. Nickles, CPA, CFE, FCPA, CFF
Attorney, Poland, Depler & Shepherd Co., LPA	Partner, Payne, Nickles & Company

Allen R. Maurice	John P. Pheiffer
Attorney, Wagner, Maurice & Davidson Co., LPA	President/Director, Sandusky Bay Development Company

James O. Miller	David A. Voight
Chairman, President & CEO, The Citizens Banking Company	Chairman of the Board, First Citizens Banc Corp
President & CEO, First Citizens Banc Corp	Daniel J. White
W. Patrick Murray	International Business Consultant
Attorney, Murray and Murray Company, LPA	President, Norwalk Furniture

Officers

James O. Miller	Charles C. Riesterer
President, Chief Executive Officer	Senior Vice President

John A. Betts	Dennis G. Shaffer
Senior Vice President	Senior Vice President

Richard J. Dutton	Paul J. Stark
Senior Vice President	Senior Vice President

James E. McGookey	Kevin J. Jones
Senior Vice President, General Counsel, Corporate Secretary	Auditor

Todd A. Michel
Senior Vice President, Controller

The Citizens Banking Company

Directors

John O. Bacon	Allen R. Nickles, CPA, CFE, FCPA, CFF
President & CEO, Mack Iron Works Company	Partner, Payne, Nickles & Company

Barry W. Boerger	John P. Pheiffer
Self-Employed Farmer	President/Director, Sandusky Bay Development Company

Thomas A. Depler	J. William Springer
Attorney, Poland, Depler & Shepherd Co., LPA	President & CEO, Industrial Nut Corporation

Blythe A. Friedley	David A. Voight
Owner/President, Friedley & Co. Insurance Agency, Inc.	Chairman of the Board, First Citizens Banc Corp

Allen R. Maurice	Daniel J. White
Attorney, Wagner, Maurice & Davidson Co., LPA	International Business Consultant President, Norwalk Furniture
James O. Miller
Chairman, President & CEO, The Citizens Banking Company President & CEO, First Citizens Banc Corp	Gerald B. Wurm President, Wurm’s Woodworking Co., Inc.

W. Patrick Murray
Attorney, Murray and Murray Company, LPA

Directors Emeritus

James D. Heckelman	Michael J. Close
President, Dan-Mar Co., Inc.	President & CEO, Balmer Parc, LLC

George L. Mylander
Retired Educator and City Official
Chair Emeritus, Firelands Regional Medical Center

Shareholder Information

The Annual Meeting of the Shareholders of First Citizens Banc Corp will be held at Bowling Green State University, Firelands College, Huron, Ohio, on April 16, 2013, at 10:00 a.m. Notice of the meeting and a proxy statement will be sent to shareholders in a separate mailing.

Transfer Agent	First Citizens Banc Corp
ist Shareholder Services	100 East Water Street
433 S. Carlton Ave.	Sandusky, Ohio 44870
Wheaton, Illinois 60187	Tel: (419) 625-4121
Tel: (630) 480-0393	or 1-888-645-4121 (Toll Free)
or 1-800-757-5755 (Toll Free)	Fax: (419) 627-3359
Fax: (630) 480-0641	www.fcza.com
www.istshareholderservices.com

Citizens Bank Locations			Champaign Bank Locations

Berlin Heights	Norwalk	Shelby	Akron	Urbana
24 E. Main St.	207 Milan Ave.	200 N. Gamble St.	529 N. Cleveland Massillon Rd.	601 Scioto St.
Berlin Heights, Ohio 44814	Norwalk, Ohio 44857	Shelby, Ohio 44875	Akron, Ohio 44333	Urbana, Ohio 43078
419-588-2095	419-744-3162	419-347-5770	330-670-8080	937-653-1186
Castalia	36 E. Seminary St.	156 Mansfield Ave.	Dublin	504 North Main St.
208 S. Washington St.	Norwalk, Ohio 44857	Shelby, Ohio 44875	6400 Perimeter Dr.	Urbana, Ohio 43078
Castalia, Ohio 44824	419-744-3100	419-347-5141	Dublin, Ohio 43016	937-653-1191
419-684-5333			614-210-2448
	Plymouth	60 W. Main St.		West Liberty
Chatfield	49 Sandusky St.	Shelby, Ohio 44875	Hilliard	205 S. Detroit St.
6862 Sandusky Ave.	Plymouth, Ohio 44865	419-342-4010	4501 Cemetery Rd.	West Liberty, Ohio 43357
Chatfield, Ohio 44825	419-687-4081		Hilliard, Ohio 43026	937-465-9050
419-988-2671		Shiloh	614-527-4600
	Port Clinton	23 W. Main St.
Greenwich	185 S. E. Catawba Rd.	Shiloh, Ohio 44878	Plain City
13 Main St.	Port Clinton, Ohio 43452	419-896-2101	320 S. Jefferson Ave.
Greenwich, Ohio 44837	419-732-0565		Plain City, Ohio 43064
419-752-4411		Tiro	614-873-4688
	Sandusky	101 S. Main St
Huron	100 E. Water St.	Tiro, Ohio 44887	Quincy
410 Cleveland Road East	Sandusky, Ohio 44870	419-342-4536	101 S. Miami St.
Huron, Ohio 44839	419-625-4121		Quincy, Ohio 43343
419-433-0328		Willard	937-585-4268
	1907 E. Perkins Ave.	119 Blossom Centre Blvd.
New Washington	Sandusky, Ohio 44870	Willard, Ohio 44890	Russells Point
102 S. Kibler St.	419-625-4123	419-935-0637	330 S. Orchard Island Rd.
New Washington, Ohio 44854			Russells Point, Ohio 43348
419-492-2177	702 W. Perkins Ave.		937-843-9957
Sandusky, Ohio 44870
419-625-4122