Form 10-K, Exhibit 13
period 2013-12-31
FIRST CITIZENS BANC CORP /OH
filed 2014-03-14
CIK 944745

Exhibit 13.1

Dear Shareholder:

2013 was a good year. Net income for the year was $6,179,000, an improvement of $600,000 or 11% over the income of $5,579,000 in 2012. We successfully completed the issuance of $25,000,000 of convertible preferred stock to replace the CPP preferred stock. This transaction seems to have had a positive impact in the market for our stock. During the year, we also had the opportunity to add a mortgage lending group at our Dublin, Ohio location. We believe this will generate additional mortgage-related revenue for the company. The commercial lending teams that we have assembled in our urban locations are generating solid loan growth. 2013 saw loan growth of 5.6%. As you can see in the chart below, total loans at year-end 2013 were $861,241,000 an almost $100,000,000 increase since year-end 2010, which was the depth of the recession for us. This growth has been a direct result of the investment we made in seasoned lenders in our more vibrant markets.

(In thousands)	2013	2012	2011	2010	2009
Gross Loans	$861,241	$815,553	$785,268	$767,323	$790,818

As with loans, we continue to enjoy growth in deposits. Our focus has been on noninterest-bearing deposits (checking accounts), which have increased nicely. The percentage of total deposits represented by noninterest-bearing deposits has increased from 16% in 2009 to approximately 25% at year-end 2013. These low-cost funds have a direct bearing on our above peer interest margin.

(In thousands)	2013	2012	2011	2010	2009
Noninterest Bearing Deposits	$234,976	$202,416	$189,382	$157,529	$140,659
Interest Bearing Deposits	707,499	723,973	711,864	734,934	715,393

Total	$942,475	$926,389	$901,246	$892,463	$856,052

Net Interest Income

Our net interest income, shown below as a per share amount, is the amount that we generate by taking deposits and making loans and investments. This has diminished approximately 3.5% from $5.38 in 2010 to $5.19 per share in 2013. As noted in earlier letters, this reduction is a direct result of the current low interest rate environment. The negative impact of low rates was damped by our increased loan volume. We did see our fourth quarter 2013 interest margin (expressed as a percent) come in at 3.85% compared to the fourth quarter of 2012 at 3.80%. It appears that the impact of the low rates may be stabilizing.

	2013	2012	2011	2010	2009
Net Interest Income per share (basic)	$5.19	$5.26	$5.37	$5.38	$5.22

There are actions we could take to increase our margin and our net interest income. They would involve making longer term loans and loosening credit standards. We don’t believe these actions would be prudent. We will accept a slightly lower margin (though its remains higher than our peers) rather than change our standards. Rates, at some point, will increase. We continue to sell the long-term fixed-rate mortgages that we generate, and we encourage variable rate or shorter term commercial lending. This should give us an income generating advantage when rates increase.

Noninterest Income

For 2013, we enjoyed a 7.7% increase in our noninterest income. We believe that we provide quality products and should be compensated accordingly. We regularly compare our pricing with competitors and consider new products and services that will benefit our customers and generate revenue for the company. Our wealth management department continues to be a success. It contributed revenue of $2,627,000 in 2013, an increase of 21.5% over 2012.

	2013	2012	2011	2010	2009
Noninterest Income per share (basic)	$1.56	$1.45	$1.29	$1.26	$1.25

Noninterest Expense

Noninterest expenses increased approximately 14% from 2012. Driving the increase were personnel costs. Personnel costs are slightly more than one half of our noninterest expenses. Some of the increase relates to the lending teams that have been assembled over the last two years. For the company to grow, we need loan producers in our more active markets, along with the staff to support them. We have seen the results of these efforts in our loan growth. Most of the increase relates to benefits. In spite of active efforts to contain costs, health care expenses have increased from $1,991,000 in 2012 to $2,623,000 in 2013. In 2013 we also recognized a non-cash entry related to an unrealized pension liability of $2,251,000, or about $.19 per share. We are examining several initiatives to provide a competitive benefits package with reasonable costs to the company.

	2013	2012	2011	2010	2009
Noninterest Expense per share (basic)	$5.63	$4.94	$4.76	$4.64	$4.56

Provision for Loan Loss

We have seen a steady decline in the provision needed for the Reserve for Loan Loss. This is a result of an improving economy and improvement in the finances of our customers. In the fourth quarter we sold approximately $4,800,000 in non-performing loans. This was not typical for us, but it was time for us to redirect our resources from these long-term problems.

	2013	2012	2011	2010	2009
Provision for Loan Losses (basic)	$0.14	$0.83	$1.27	$2.33	$1.73

Earnings Per Share

Looking at our earnings per share before the preferred dividend, we have enjoyed steady improvement since the depth of the recession. Much of the improvement is a result of decreases in the provision, but it also reflects our ability to generate consistent core earnings.

	2013	2012	2011	2010	2009
Net Earnings Per Share (basic)	$0.80	$0.72	$0.51	$(0.16)	$0.21

Looking Ahead

In addition to the expanded mortgage operation discussed earlier, there were a number of products and services introduced in 2013. Recognizing the growing customer preference for online and mobile banking, we have added the ability to make Person to Person Payments and Bank to Bank Payments using one’s smart phone. The technology world is evolving rapidly, and we will continue to adapt the delivery of our products to provide alternatives that today’s customers expect.

In the commercial loan arena we have increased the selective use of interest rate swaps, which provide a commercial customer the option of getting a longer term fixed rate on their loans. The use of swaps also protects the bank from the risk of an increase in rates and generates fee income.

Our chassis is built to provide a 360-degree focus on serving the financial needs of our business and personal customers, with business lending, cash management, personal banking, mortgage lending, and wealth management delivering services seamlessly and all contributing to the generation of core earnings for the company.

While there is opportunity to grow in our existing markets, we continue to investigate other vibrant areas where we could assemble teams of lenders to selectively generate business for us. We also believe that we are in a good position to take advantage of the acquisition opportunities that we expect over the next few years as the banking industry evolves and consolidates. The key to evaluating acquisition opportunities is to remain disciplined in our approach and pricing. This will translate into an outcome that is in the best interest of our shareholders.

You will find that your proxy will contain a request for your vote to approve a stock incentive plan. Many companies have performance incentive programs, and we have several incentive plans for producers and senior management which are tied to a number of company performance goals. Our programs, which are competitive in the marketplace, are distributed in cash. We believe distributions that include a stock-based component offer advantages. Having a stock-based program with awards that vest over a period of time will, we believe, strongly align the participant’s interests with shareholder’s interests. Since the participant will not receive parts of his or her award for several years, we believe that it can also discourage valuable employees from leaving the company. The proxy will contain more information on this and other issues. Please take the time to review the material and vote your proxy.

Finally, I would like to reflect on the untimely passing of director John Pheiffer in December. John had a strong interest in the company, and he was proud of his family ties to the company going back to its founding in 1884. His contributions to the board and its committees will be missed.

Very truly yours,

James O. Miller President & C.E.O.

This page left blank intentionally.

ANNUAL REPORT

Five-Year Selected Consolidated Financial Data

(Amounts in thousands, except per share data)

	Year ended December 31,
	2013	2012	2011	2010	2009
Statements of income:
Total interest and dividend income	$44,881	$46,762	$48,861	$51,925	$55,191
Total interest expense	4,907	6,184	7,500	10,464	14,918

Net interest income	39,974	40,578	41,361	41,461	40,273
Provision for loan losses	1,100	6,400	9,800	17,940	13,323

Net interest income after provision for loan losses	38,874	34,178	31,561	23,521	26,950
Security gains/(losses)	204	40	(8)	212	75
Other noninterest income	11,858	11,160	9,979	8,942	9,558

Total noninterest income	12,062	11,200	9,971	9,154	9,633
Other noninterest expense	43,384	38,074	36,727	35,774	35,165

Total noninterest expense	43,384	38,074	36,727	35,774	35,165

Income (loss) before federal income taxes	7,552	7,304	4,805	(3,099)	1,418
Federal income tax expense (benefit)	1,373	1,725	847	(1,831)	(237)

Net income (loss)	$6,179	$5,579	$3,958	$(1,268)	$1,655

Preferred stock dividends and discount accretion	1,159	1,193	1,176	1,176	955

Net income (loss) available to common shareholders	$5,020	$4,386	$2,782	$(2,444)	$700

Per share of common stock:
Earnings (basic)	$0.80	$0.72	$0.51	$(0.16)	$0.21
Earnings (diluted)	0.79	0.72	0.51	(0.16)	0.21
Earnings available to common shareholders (basic)	0.65	0.57	0.36	(0.32)	0.09
Earnings available to common shareholders (diluted)	0.64	0.57	0.36	(0.32)	0.09
Dividends	0.15	0.12	0.03	—	0.25
Book value	10.65	10.48	10.30	9.58	9.82
Average common shares outstanding:
Basic	7,707,917	7,707,917	7,707,917	7,707,917	7,707,917
Diluted	7,821,780	7,707,917	7,707,917	7,707,917	7,707,917
Year-end balances:
Loans, net	$844,713	$795,811	$764,011	$745,555	$775,547
Securities	215,037	219,528	220,021	200,296	222,674
Total assets	1,167,546	1,136,971	1,112,977	1,100,622	1,102,812
Deposits	942,475	926,389	901,246	892,463	856,052
Borrowings	87,206	92,907	98,751	103,604	139,105
Shareholders’ equity	128,376	103,980	102,528	96,950	98,797
Average balances:
Loans, net	$800,063	$759,105	$741,383	$765,821	$777,825
Securities	216,848	224,566	216,549	212,038	197,826
Total assets	1,172,819	1,127,989	1,124,553	1,121,105	1,102,779
Deposits	965,370	914,851	910,315	892,773	863,488
Borrowings	89,496	95,973	105,071	117,280	127,793
Shareholders’ equity	103,563	104,114	99,848	99,648	98,454

Five-Year Selected Ratios

	Year ended December 31,
	2013	2012	2011	2010	2009
Net interest margin	3.79%	3.98%	4.00%	3.94%	3.91%
Return on average total assets	0.53	0.49	0.35	(0.11)	0.15
Return on average shareholders’ equity	5.97	5.36	3.96	(1.27)	1.68
Average shareholders’ equity as a percent of average total assets	8.83	9.23	8.88	8.89	8.97
Net loan charge-offs as a percent of average total loans	0.53	1.01	1.35	1.46	0.87
Allowance for loan losses as a percent of loans at year-end	1.92	2.42	2.71	2.84	1.93
Shareholders’ equity as a percent of total year-end assets	11.00	9.15	9.21	8.81	8.96

A copy of the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, will be furnished, free of charge, to shareholders, upon written request to the Secretary of First Citizens Banc Corp, 100 East Water Street, Sandusky, Ohio 44870.

Common Stock and Shareholder

Matters The common shares of First Citizens Banc Corp (FCBC) trade on The NASDAQ Stock Market under the symbol “FCZA”. As of February 19, 2014, there were 7,707,917 shares outstanding held by approximately 1,348 shareholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms). Information below is the range of sales prices of our common shares for each quarter for the last two years.

2013

First Quarter	Second Quarter	Third Quarter	Fourth Quarter
$5.15 to $7.00	$6.84 to $7.71	$6.37 to $7.44	$5.94 to $6.99

2012

First Quarter	Second Quarter	Third Quarter	Fourth Quarter
$3.82 to $5.73	$5.39 to $7.10	$5.04 to $6.81	$4.91 to $6.10

Dividends per share declared on common shares by FCBC were as follows:

	2013	2012
First quarter	$0.03	$0.03
Second quarter	0.04	0.03
Third quarter	0.04	0.03
Fourth quarter	0.04	0.03

	$0.15	$0.12

Information regarding potential restrictions on dividends paid can be found in Note 17 to the Consolidated Financial Statements.

On December 19, 2013, FCBC completed a public offering of 1,000,000 depositary shares, each representing a 1/40th ownership interest in a Noncumulative Redeemable Convertible Perpetual Preferred Share, Series B (the “Series B Preferred Shares”), of FCBC. The depositary shares trade on The NASDAQ Stock market under the symbol “FCZAP.” The terms of the Series B Preferred Shares provide for the payment of quarterly dividends on the Series B Preferred Shares (and, therefore, the depositary shares) at the rate of 6.50% per annum of the liquidation preference of $1,000 per Series B Preferred Share (or $25.00 per depositary share. Dividends are noncumulative and are payable if, when and as declared by the board of directors. However, no dividends may be declared or paid on the common shares of FCBC during any calendar quarter unless full dividends on the Series B Preferred Shares (and, therefore, the depositary shares) have been declared for that quarter and all dividends previously declared on the Series B Preferred Shares (and, therefore, the depositary shares) have been paid in full.

General Development of Business

(Amounts in thousands)

FIRST CITIZENS BANC CORP (FCBC) was organized under the laws of the State of Ohio on February 19, 1987 and is a registered financial holding company under the Gramm-Leach-Bliley Financial Modernization Act of 1999, as amended. FCBC and its subsidiaries are sometimes referred to together as the Company. The Company’s office is located at 100 East Water Street, Sandusky, Ohio. The Company had total consolidated assets of $1,167,546 at December 31, 2013.

THE CITIZENS BANKING COMPANY (Citizens), owned by the Company since 1987, opened for business in 1884 as The Citizens National Bank. In 1898, Citizens was reorganized under Ohio banking law and was known as The Citizens Bank and Trust Company. In 1908, Citizens surrendered its trust charter and began operation under its current name. Citizens maintains its main office at 100 East Water Street, Sandusky, Ohio and operates branch banking offices in the following Ohio communities: Sandusky (2), Norwalk (2), Berlin Heights, Huron, Port Clinton, Castalia, New Washington, Shelby (3), Willard, Chatfield, Tiro, Greenwich, Plymouth, Shiloh, Akron, Dublin, Hilliard, Plain City, Russells Point, Urbana (2), West Liberty and Quincy. Citizens accounted for 99.5% of the Company’s consolidated assets at December 31, 2013.

FIRST CITIZENS INSURANCE AGENCY INC. (Insurance Agency) was formed to allow the Company to participate in commission revenue generated through its third party insurance agreement. Assets of the Insurance Agency were less than one percent of the Company’s consolidated assets as of December 31, 2013.

WATER STREET PROPERTIES (Water St.) was formed to hold properties repossessed by FCBC subsidiaries. Water St. accounted for less than one percent of the Company’s consolidated assets as of December 31, 2013.

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

Management’s Discussion and Analysis of Financial Condition and Results of Operations—As of December 31, 2013 and December 31, 2012 and for the Years Ended December 31, 2013 and 2012

(Amounts in thousands, except per share data)

General

The following paragraphs more fully discuss the significant highlights, changes and trends as they relate to the Company’s financial condition, results of operations, liquidity and capital resources as of December 31, 2013 and 2012, and during the two-year period ended December 31, 2013. This discussion should be read in conjunction with the Consolidated Financial Statements and notes to the Consolidated Financial Statements, which are included elsewhere in this report.

Forward-Looking Statements

This report may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to such matters as financial condition, anticipated operating results, cash flows, business line results, credit quality expectations, prospects for new lines of business, economic trends (including interest rates) and similar matters. Forward-looking statements reflect our expectations, estimates or projections concerning future results or events. These statements are generally identified by the use of forward-looking words or phrases such as “believe,” “belief,” “expect,” “anticipate,” “may,” “could,” “intend,” “intent,” “estimate,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause actual results, performance or achievements to differ from results discussed in the forward-looking statements include, but are not limited to, changes in financial markets or national or local economic conditions; sustained weakness or deterioration in the real estate market; volatility and direction of market interest rates; credit risks of lending activities; changes in the allowance for loan losses; legislation or regulatory changes or actions; increases in FDIC insurance premiums and assessments; changes in tax laws; failure of or breach in our information and data processing systems; unforeseen litigation; and other risks identified from time-to-time in the Company’s other public documents on file with the Securities and Exchange Commission.

The forward-looking statements included in this report are only made as of the date of this report, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements, and the purpose of this section is to secure the use of the safe harbor provisions.

Financial Condition

At December 31, 2013, total assets were $1,167,546, compared to $1,136,971 at December 31, 2012. The increase in assets is primarily the result of an increase in the loan portfolio. Other factors contributing to the change in assets are discussed in the following sections.

At $844,713, net loans have increased from December 31, 2012 by 6.1%. The increases were primarily in commercial and agricultural, commercial real estate and real estate construction loans. Commercial and agricultural loans increased by $15,214 to $115,875 at December 31, 2013 from $100,661 at December 31, 2012. Commercial real estate loans increased by $9,038 to $443,846 at December 31, 2013 from $434,808 at December 31, 2012. Real estate construction loans increased by $20,287 to $39,964 at December 31, 2013 from $19,677 at December 31, 2012.

Securities available for sale decreased by $4,348, or 2.1%, from $203,961 at December 31, 2012 to $199,613 at December 31, 2013. U.S. Treasury securities and obligations of U.S. government agencies decreased $2,726, from $54,286 at December 31, 2012 to $51,560 at December 31, 2013. Obligations of states and political subdivisions available for sale increased $819 from 2012 to 2013. Mortgage-backed securities decreased by $2,456 to total $66,979 at December 31, 2013. The Company continues to utilize letters of credit from the Federal Home Loan Bank (FHLB) to replace maturing securities that were pledged for public entities. As of December 31, 2013, the Company was in compliance with all pledging requirements.

Mortgage-backed securities totaled $66,979 at December 31, 2013 and none were considered unusual or “high risk” securities as defined by regulatory authorities. Of this total, $41,866 was pass-through securities issued by the Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC) and Government National Mortgage Association (GNMA), and $25,113 was collateralized by mortgage-backed securities issued or guaranteed by FNMA, FHLMC, or GNMA. The average interest rate of the mortgage-backed portfolio at December 31, 2013 was 3.5%. The average maturity at December 31, 2013 was approximately 3.7 years. The Company has not invested in any derivative securities.

Securities available for sale had a fair value at December 31, 2013 of $199,613. This fair value includes unrealized gains of approximately $3,549 and unrealized losses of approximately $3,030. Net unrealized gains totaled $519 on December 31, 2013 compared to net unrealized gains of $8,863 on December 31, 2012. The change in unrealized gains is primarily due to changes in market interest rates. Note 2 to the Consolidated Financial Statements provides additional information on unrealized gains and losses.

Premises and equipment, net of accumulated depreciation, decreased $239 from December 31, 2012 to December 31, 2013. The decrease in office premises and equipment is attributed to new purchases of $1,281, depreciation of $1,509 and disposals of $11.

Year-end deposit balances totaled $942,475 in 2013 compared to $926,389 in 2012, an increase of $16,086, or 1.7%. Overall, the increase in deposits at December 31, 2013 compared to December 31, 2012 included increases in noninterest bearing demand deposits of $32,560, or 16.1%, statement and passbook savings accounts of $13,256, or 4.6%, offset in part by declines in interest bearing demand accounts of $2,077, or 1.2%, individual retirement accounts of $2,696, or 8.2%, and certificate of deposit accounts of $24,957, or 10.8%. A primary factor of the increase in deposits, especially savings and money market deposits, can be attributed to the prolonged, dampened state of the economy and low interest rates on time deposits. Customers seem to be staying out of the market, spending less, saving more and shifting their investments to more liquid accounts while waiting for interest rates to begin climbing. Average deposit balances for 2013 were $965,370 compared to $914,851 for 2012, an increase of 5.5%. Noninterest bearing deposits averaged $233,592 for 2013, compared to $194,418 for 2012, increasing $39,174, or 20.1%. Savings, NOW, and MMDA accounts averaged $485,054 for 2013 compared to $447,823 for 2012. Average certificates of deposit decreased $25,886 to total an average balance of $246,724 for 2013.

Borrowings from the Federal Home Loan Bank (FHLB) of Cincinnati were $37,726 at December 31, 2013. The detail of these borrowings can be found in Note 9 to the Consolidated Financial Statements. The balance decreased $2,535 from $40,261 at year-end 2012. The change in balance is the result of an advance paid off and not replaced.

Citizens offers repurchase agreements in the form of sweep accounts to commercial checking account customers. These repurchase agreements totaled $20,053 at December 31, 2013 compared to $23,219 at December 31, 2012. Obligations of U.S. government agencies maintained under Citizens’ control are pledged as collateral for the repurchase agreements.

Other liabilities decreased $4,206 from December 31, 2012 to December 31, 2013. The decrease is primarily the result of a decrease in the Company’s accrued pension liability.

Total shareholders’ equity increased $24,396, or 23.5% during 2013 to $128,376. The change in shareholders’ equity resulted from net income of $6,179, offset by preferred dividends and common dividends of $1,159 and $1,156, respectively, decreased market value of securities available for sale, net of tax, of $5,508 and the change in the Company’s pension liability, net of tax of $2,908. For further explanation of these items, see Note 1 and Note 13 to the Consolidated Financial Statements. In addition, on December 19, 2013, the Company completed a public offering of 1,000,000 depositary shares, each representing a 1/40th ownership interest in a Noncumulative Redeemable Convertible Perpetual Preferred Share, Series B, of the Company. The Company sold the maximum of 1,000,000 depositary shares in the offering at $25.00 per depositary share, resulting in net proceeds to the Company of $23,132. The proceeds of the Series B issuance will be used to redeem the Series A preferred shares. For further explanation, see Note 21 to the Consolidated Financial Statements. The Company paid $0.15 per common share in dividends in 2013 compared to $0.12 per common share in dividends in 2012. Total outstanding shares at December 31, 2013 and 2012 were 7,707,917. The ratio of total shareholders’ equity to total assets was 11.0% and 9.2%, respectively, at December 31, 2013 and December 31, 2012.

Results of Operations

The operating results of the Company are affected by general economic conditions, the monetary and fiscal policies of federal agencies and the regulatory policies of agencies that regulate financial institutions. The Company’s cost of funds is influenced by interest rates on competing investments and general market rates of interest. Lending activities are influenced by the demand for real estate loans and other types of loans, which in turn is affected by the interest rates at which such loans are made, general economic conditions and the availability of funds for lending activities.

The Company’s net income primarily depends on its net interest income, which is the difference between the interest income earned on interest-earning assets, such as loans and securities, and interest expense incurred on interest-bearing liabilities, such as deposits and borrowings. The level of net interest income is dependent on the interest rate environment and the volume and composition of interest-earning assets and interest-bearing liabilities. Net income is also affected by provisions for loan losses, service charges, gains on the sale of assets, other income, noninterest expense and income taxes.

Comparison of Results of Operations for the Years Ended December 31, 2013 and December 31, 2012

Net Income

The Company’s net income for the year ended December 31, 2013 was $6,179, compared to $5,579 for the year ended December 31, 2012. The change in net income was the result of the items discussed in the following sections.

Net Interest Income

Net interest income for 2013 was $39,974, a decrease of $604, or 1.5%, from 2012. Although average earning assets increased 3.7% from 2012, market rates in 2013 led to a $1,881 decline in interest income, related to both loan portfolio and the taxable securities portfolio. This decrease was offset by a decrease in interest expense on interest-bearing liabilities of $1,277, a 20.7% decline. The Company continually examines its rate structure to ensure that its interest rates are competitive and reflective of the current rate environment in which it competes. A change in the mix of deposits from certificates of deposit to non-maturing deposits also contributed to the decline in interest expense.

Total interest income decreased $1,881, or 4.0%, from 2012. The decrease was mainly a result of a decrease in the yield on earning assets. Average loans increased $38,366 from 2012 to 2013. Interest earned on the Company’s loan portfolio declined due to a 39 basis point decline in yield. While the average balance of the securities portfolio for 2013 compared to 2012 decreased $7,718, this was primarily due to the change in market value. Interest earned on the security portfolio, including bank stocks, decreased mainly due to decreases in yield. Average balances in interest-bearing deposits in other banks increased in 2013 by $8,629.

Total interest expense decreased $1,277, or 20.7%, for 2013 compared to 2012. The decrease in interest expense can be attributed to declines in market rates and the corresponding repricing of deposits and other sources of funding. The total average balance of interest-bearing liabilities increased $4,868 while the average rate decreased 16 basis points in 2013. Average interest-bearing deposits increased $11,345 from 2012 to 2013. The increase in average interest-bearing deposits, mainly in lower cost interest-bearing demand and savings accounts, coupled by a decline in rate of approximately 15 basis points, caused interest expense on deposits to decrease by $1,012. Interest expense on FHLB borrowings decreased $172 due to a decrease in average balance of $8,336. The average balance in subordinated debentures did not change from 2012 to 2013, but the rate on these securities decreased 32 basis points, resulting in a decrease in interest expense of $93. Other borrowings increased $1,837 in average balance from 2012 to 2013. The increase in other borrowings is mainly the result of an increase in repurchase agreements.

Refer to “Distribution of Assets, Liabilities and Shareholders’ Equity, Interest Rates and Interest Differential” and “Changes in Interest Income and Interest Expense Resulting from Changes in Volume and Changes in Rate” on pages 11 through 13 for further analysis of the impact of changes in interest-bearing assets and liabilities on the Company’s net interest income.

Provision and Allowance for Loan Losses

The following table contains information relating to the provision for loan losses, activity in and analysis of the allowance for loan losses as of and for each of the two years in the period ended December 31.

	As of and for year ended December 31,
	2013	2012
Net loan charge-offs	$4,314	$7,915
Provision for loan losses charged to expense	1,100	6,400
Net loan charge-offs as a percent of average outstanding loans	0.53%	1.01%
Allowance for loan losses	$16,528	$19,742
Allowance for loan losses as a percent of year-end outstanding loans	1.92%	2.42%
Impaired loans	$18,057	$26,090
Impaired loans as a percent of gross year-end loans (1)	2.10%	3.20%
Nonaccrual and 90 days or more past due loans	$20,459	$29,935
Nonaccrual and 90 days or more past due loans as a percent of gross year-end loans (1)	2.38%	3.67%

(1)	Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category. A loan is considered nonaccrual if it is maintained on a cash basis because of deterioration in the borrower’s financial condition, where payment in full of principal or interest is not expected and where the principal and interest have been in default for 90 days, unless the asset is both well-secured and in process of collection. A loan is considered impaired when it is probable that all of the interest and principal due will not be collected according to the terms of the original contractual agreement.

The Company’s policy is to maintain the allowance for loan losses at a level sufficient to provide for probable losses incurred in the current portfolio. The Company provides for loan losses through regular provisions to the allowance for loan losses. The amount of the provision is affected by loan charge-offs, recoveries and changes in specific and general allocations required for the allowance for loan losses. Provisions for loan losses totaled $1,100 and $6,400 in 2013 and 2012, respectively. Management believes the analysis of the allowance for loan losses supported a reserve of $16,528 at December 31, 2013.

The Company’s provision for loan losses decreased during 2013 due to reductions in problem loans, but remained significant due to the continuing challenging economic conditions and depressed collateral values in our market. As we have continued to strengthen our collection and loan workout process, we have written down the value of problem loans to reflect current conditions. In addition, the Company reclassified a group of $6,548 nonperforming loans as held for sale, wrote them down by $1,792 and subsequently sold them at a loss of $36. The sale of this group of loans was a last resort as all other attempts to work these loans had been exhausted. We have also enhanced our review process to assure that loan problems are identified. A number of factors impact the provisions for loan losses, such as the level of higher risk loans in the portfolio, changes in practices related to loans, changes in collateral values and other factors. We continue to actively manage this process and have provided to maintain the reserve at a level that assures adequate coverage ratios.

Efforts are continually made to analyze each segment of the loan portfolio and quantify risk to assure that reserves are appropriate for each segment and the overall portfolio. Management specifically evaluates loans that are impaired, which includes restructured loans, to estimate potential loss. This analysis includes a review of the loss migration calculation for all loan categories as well as fluctuations and trends in various risk factors that have occurred within the portfolios’ economic life cycle. The analysis also includes assessment of qualitative factors such as credit trends, unemployment trends, vacancy trends and loan growth. The composition and overall level of the loan portfolio and charge-off activity are also factors used to determine the amount of the allowance for loan losses.

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

Noninterest Income

Noninterest income increased $862, or 7.7%, to $12,062 for the year ended December 31, 2013, from $11,200 for the comparable 2012 period. The increase was primarily due to increases in earnings on gain on sale of securities of $164, ATM fees of $128, Trust fees of $464 and other income of $478 which were partially offset by decreases in service charge income of $128, gain on sale of loans of $163 and income on Bank Owned Life Insurance (BOLI) of $72.

Gain on securities increased primarily from the recovery of a security previously written off. ATM fees increased due to increased transaction volumes and the implementation of transaction charges in markets that were previously incurring no charges. Trust fees increased due to an increase in assets under management. Other income increased primarily due to the recognition of fees related to our customer derivative program and gain on sale of fixed assets. The decrease in service charges was the result of a decrease in overdraft fees. The decrease in gain on sale of loans was partially due to a loss on the sale of impaired loans. The decrease in BOLI income is due to lower yields received in the current year.

Sales of other real estate owned resulted in recognized gains of $120 on the sale of 25 properties in 2013 compared to gains of $118 on the sale of 33 properties in 2012.

Noninterest Expense

Noninterest expense increased $5,310, or 13.9%, to $43,384 for the year ended December 31, 2013, from $38,074 for the comparable 2012 period. The increase was primarily due to increases in salaries, wages and benefits of $4,271, contracted data processing of $112, FDIC assessment of $161, professional services of $172 and other operating expenses of $744 which were partially offset by declines in amortization of intangible assets of $128 and repossession expenses of $222.

Salaries, wages and benefits increased primarily due to an increase in staffing, higher health insurance costs and higher pension costs. The number of full-time equivalent employees increased during 2013 to 312.5, up 5.7, compared to the same period of 2012. In addition, as a result of retirements the Company recognized a pre-tax non-cash charge of approximately $2,251 associated with our defined benefit pension plan. Contracted data processing increased due to increases in cost of technology services. FDIC assessments continued to increase due to a change in the methodology used to calculate the assessment charged to banks, including changes to both the assessment base and the assessment rate. Professional services increased primarily due to the Company’s review of communication infrastructures and investment advisory fees. Other operating expenses increased as a result of increased SBA loan expenses, increased revenue sharing expenses related to trust, amortization of low income housing investments and a write off of monies related to our tax refund program. The decrease in amortization of intangible assets is the result of a decline in scheduled amortization of intangible assets associated with mergers. The decrease in repossession expense is the result of a general decrease in legal fees and appraisal services.

Income Tax Expense

Federal income tax expense was $1,373 in 2013 compared to $1,725 in 2012. Federal income tax expense as a percentage of income was 18.2% in 2013 compared to 23.6% in 2012. A lower federal effective tax rate than the statutory rate of 34% is primarily due to tax-exempt interest income from state and municipal investments, municipal loans and income from BOLI. Federal income tax expense decreased in 2013 primarily due to an increase in tax-exempt interest income from state and municipal investments, municipal loans and low income housing tax credits.

Distribution of Assets, Liabilities and Shareholders’ Equity,

Interest Rates and Interest Differential

The following table sets forth, for the years ended December 31, 2013, 2012 and 2011, the distribution of assets, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Amounts in thousands):

	2013			2012			2011
	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate
Assets
Interest-earning assets:
Loans (1)(2)(3)(5)	$819,152	$38,776	4.74%	$780,786	$40,048	5.13%	$763,918	$41,604	5.45%
Taxable securities (4)	157,930	3,763	2.42%	172,560	4,710	2.81%	174,366	5,490	3.22%
Non-taxable securities (4)(5)	58,918	2,211	5.90%	52,006	1,895	6.01%	42,183	1,675	6.22%
Federal funds sold	—	—	0.00%	—	—	0.00%	31,838	19	0.06%
Interest-bearing deposits in other banks	55,609	131	0.24%	46,980	109	0.23%	47,893	73	0.15%

Total interest income assets	1,091,609	44,881	4.24%	1,052,332	46,762	4.58%	1,060,198	48,861	4.71%
Noninterest-earning assets:
Cash and due from financial institutions	25,203			21,934			9,242
Premises and equipment, net	16,862			17,588			18,055
Accrued interest receivable	4,288			4,456			4,933
Intangible assets	24,464			25,363			26,453
Other assets	10,626			9,737			11,253
Bank owned life insurance	18,856			18,260			16,954
Less allowance for loan losses	(19,089)			(21,681)			(22,535)

Total	$1,172,819			$1,127,989			$1,124,553

(1)	For purposes of these computations, the daily average loan amounts outstanding are net of unearned income and include loans held for sale.
(2)	Included in loan interest income are loan fees of $368 in 2013, $325 in 2012 and $516 in 2011.
(3)	Non-accrual loans are included in loan totals and do not have a material impact on the analysis presented.
(4)	Average balance is computed using the carrying value of securities. The average yield has been computed using the historical amortized cost average balance for available-for-sale securities.
(5)	Interest yield is calculated using the tax-equivalent adjustment.

Distribution of Assets, Liabilities and Shareholders’ Equity,

Interest Rates and Interest Differential (Continued)

The following table sets forth, for the years ended December 31, 2013, 2012 and 2011, the distribution of liabilities and shareholders’ equity, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Amounts in thousands):

	2013			2012			2011
	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate
Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Savings and interest- bearing demand accounts	$485,054	$401	0.08%	$447,823	$520	0.12%	$428,043	$824	0.19%
Certificates of deposit	246,724	2,387	0.97%	272,610	3,280	1.20%	305,837	4,267	1.40%
Federal Home Loan
Bank advances	39,293	1,358	3.46%	47,629	1,530	3.21%	54,038	1,606	2.97%
Securities sold under repurchase agreements	20,749	21	0.10%	18,912	21	0.11%	20,241	33	0.16%
Federal funds purchased	27	—	0.00%	5	—	0.00%	18	—	0.00%
Subordinated debentures	29,427	740	2.51%	29,427	833	2.83%	29,427	770	2.62%
U.S. Treasury demand notes payable	—	—	0.00%	—	—	0.00%	1,347	—	0.00%

Total interest- bearing liabilities	821,274	4,907	0.60%	816,406	6,184	0.76%	838,951	7,500	0.89%

Noninterest-bearing liabilities:
Demand deposits	233,592			194,418			176,435
Other liabilities	14,390			13,051			9,319

	247,982			207,469			185,754
Shareholders’ equity	103,563			104,114			99,848

Total	$1,172,819			$1,127,989			$1,124,553

Net interest income and interest rate spread (1)		$39,974	3.64%		$40,578	3.82%		$41,361	3.82%

Net interest margin (2)			3.79%			3.98%			4.00%

(1)	Interest rate spread is calculated by subtracting the rate on average interest-bearing liabilities from the yield on average interest-earning assets.
(2)	Net interest margin is calculated by dividing tax-equivalent adjusted net interest income by average interest-earning assets.

Changes in Interest Income and Interest Expense

Resulting from Changes in Volume and Changes in Rate

The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rate. (Amounts in thousands)

	2013 compared to 2012 Increase (decrease) due to:
	Volume(1)	Rate(1)	Net
Interest income:
Loans	$1,909	$(3,181)	$(1,272)
Taxable securities	(390)	(557)	(947)
Nontaxable securities	270	46	316
Interest-bearing deposits in other banks	20	2	22

Total interest income	$1,809	$(3,690)	$(1,881)

Interest expense:
Savings and interest-bearing demand accounts	40	(159)	(119)
Certificates of deposit	(292)	(601)	(893)
Federal Home Loan Bank advances	(282)	110	(172)
Securities sold under repurchase agreements	2	(2)	—
Subordinated debentures	—	(93)	(93)

Total interest expense	$(532)	$(745)	$(1,277)

Net interest income	$2,341	$(2,945)	$(604)

(1)	The change in interest income and interest expense due to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.

Liquidity and Capital Resources

Citizens maintains a conservative liquidity position. All securities are classified as available for sale. At December 31, 2013, securities with maturities of one year or less, totaled $3,309, or 1.7%, of the total security portfolio. The available for sale portfolio helps to provide Citizens with the ability to meet its funding needs. The Consolidated Statements of Cash Flows contained in the Consolidated Financial Statements detail the Company’s cash flows from operating activities resulting from net earnings.

Cash from operations for 2013 was $12,466. The primary additions to cash from operating activities are from changes in amortization of intangible assets, amortization of securities net of accretion, the provision for loan losses, depreciation, prepaid FDIC insurance and proceeds from sale of loans. The primary use of cash from operating activities is from loans originated for sale. Cash used for investing activities was $55,916 in 2013. Security and property and equipment purchases along with loans to customers were offset by security maturities and sales and proceeds from the sale of Other Real Estate Owned (“OREO”) properties. Cash from financing activities in 2013 totaled $31,202. A major source of cash for financing activities is the net change in deposits. Cash provided by the net change in deposits was $16,086 in 2013. The large increase in deposits was primarily due to increases in noninterest-bearing deposits and statement and passbook savings accounts, which added $32,560 and $13,256, respectively, in deposits during 2013. These increases were offset by decreases in individual retirement accounts and certificate of deposits of $2,696 and $24,957, respectively. In addition, the Company completed a public offering of Noncumulative Redeemable Convertible Perpetual Preferred Share, Series B, resulting in net proceeds to the Company of $23,132. The primary uses of cash in financing activities include payment of dividends and repayment of a FHLB advance. Cash and cash equivalents decreased from $46,131 at December 31, 2012 to $33,883 at December 31, 2013.

Future loan demand of Citizens can be funded by increases in deposit accounts, proceeds from payments on existing loans, the maturity of securities, the issuances of trust preferred obligations, and the sale of securities classified as available for sale. Additional sources of funds may also come from borrowing in the Federal Funds market and/or borrowing from the FHLB. As of December 31, 2013, Citizens had total credit availability with the FHLB of $130,450 of which $37,726 was outstanding.

On a separate entity basis, FCBC’s primary source of funds is dividends paid primarily by Citizens. Generally, subject to applicable minimum capital requirements, Citizens may declare a dividend without the approval of the Federal Reserve Bank of Cleveland and the State of Ohio Department of Commerce, Division of Financial Institutions, provided the total dividends in a calendar year do not exceed the total of its profits for that year combined with its retained profits for the two preceding years. At December 31, 2012, Citizens was able to pay dividends to FCBC without obtaining regulatory approval. During 2013, Citizens paid dividends totaling $7,888 to FCBC. This represented approximately eighty percent of the Citizens’ earnings for the year, thereby accumulating cash at FCBC for general corporate purposes, while also preserving capital at Citizens.

In addition to the restrictions placed on dividends by banking regulations, the Company is subject to restrictions on the payment of dividends as a result of the Company’s issuance of 1,000,000 depositary shares, each representing a 1/40th ownership interest in a Series B Preferred Share, of the Company on December 19, 2013. Under the terms of the Series B Preferred Shares, no dividends may be declared or paid on the common shares of the Company during any calendar quarter unless full dividends on the Series B Preferred Shares (and, therefore, the depositary shares) have been declared for that quarter and all dividends previously declared on the Series B Preferred Shares (and, therefore, the depositary shares) have been paid in full.

The Company manages its liquidity and capital through quarterly Asset/Liability Committee (ALCO) meetings. The ALCO discusses issues like those in the above paragraphs as well as others that will affect the future liquidity and capital position of the Company. The ALCO also examines interest rate risk and the effect that changes in rates will have on the Company. For more information about interest rate risk, please refer to the “Quantitative and Qualitative Disclosures about Market Risk” section.

Capital Adequacy

The Company’s policy is, and always has been, to maintain its capital levels above the well capitalized regulatory standards. Under the regulatory capital standards, total capital has been defined as Tier I (core) capital and Tier II (supplementary) capital. The Company’s Tier I capital includes shareholders’ equity (net of unrealized security gains and losses) and subordinated debentures (subject to certain limits) while Tier II capital also includes the allowance for loan losses. The definition of risk-adjusted assets has also been modified to include items both on and off the balance sheet. Each item is then assigned a risk weight or risk adjustment factor to determine ratios of capital to risk adjusted assets. The standards require that total capital (Tier I plus Tier II) be a minimum of 8.0% of risk-adjusted assets, with at least 4.0% being in Tier I capital. To be well capitalized, a company must have a minimum of 10.0% of risk adjusted assets, with at least 6.0% being Tier I capital. The Company’s total risk-based capital ratios were 17.1% and 14.8% as of December 31, 2013 and 2012, respectively. Tier I risk-based capital ratios were 15.8% and 13.3% for December 31, 2013 and 2012, respectively.

Additionally, the Federal Reserve Board has adopted minimum leverage-capital ratios. These standards were established to supplement the previously issued risk based capital standards. The leverage ratio standards use the existing Tier I capital definition, but the ratio is applied to average total assets instead of risk-adjusted assets. The standards require that Tier I capital be a minimum of 4.0% of total average assets for high rated entities such as the Company and a minimum of 5.0% of total average assets to be well capitalized. The Company’s leverage ratio was 11.6% and 9.3% for December 31, 2013 and 2012, respectively.

In July 2013, our primary federal regulator, the Federal Reserve, published final rules establishing a new comprehensive capital framework for U.S. banking organizations. The rules implement the Basel Committee’s December 2010 framework known as “Basel III” for strengthening international capital standards as well as certain provisions of the Dodd-Frank Act. The implementation of the final rules will lead to higher capital requirements and more restrictive leverage and liquidity ratios than those currently in place. In addition, in order to avoid limitations on capital distributions, such as dividend payments and certain bonus payments to executive officers, the rules require insured financial institutions to hold a capital conservation buffer of common equity tier 1 capital above the minimum risk-based capital requirements. The capital conservation buffer will be phased in over time, becoming effective on January 1, 2019, and will consist of an additional amount of common equity equal to 2.5% of risk-weighted assets. The rules will also revise the regulatory agencies’ prompt corrective action framework by incorporating the new regulatory capital minimums and updating the definition of common equity. The rules will not begin to phase in until January 1, 2014 for larger institutions and January 1, 2015 for smaller, less complex banking organizations such as the Company, and will be fully phased in by January 1, 2019. Until the rules are fully phased in, we cannot predict the ultimate impact it will have upon the financial condition or results of operations of the Company.

Effects of Inflation

The Company’s balance sheet is typical of financial institutions and reflects a net positive monetary position whereby monetary assets exceed monetary liabilities. Monetary assets and liabilities are those which can be converted to a fixed number of dollars and include cash assets, securities, loans, money market instruments, deposits and borrowed funds.

During periods of inflation, a net positive monetary position may result in an overall decline in purchasing power of an entity. No clear evidence exists of a relationship between the purchasing power of an entity’s net positive monetary position and its future earnings. Moreover, the Company’s ability to preserve the purchasing power of its net positive monetary position will be partly influenced by the effectiveness of its asset/liability management program. As part of the asset/liability management process, management reviews and monitors information and projections on inflation as published by the Federal Reserve Board and other sources. This information speaks to inflation as determined by its impact on consumer prices and also the correlation of inflation and interest rates. This information is but one component in an asset liability process designed to limit the impact of inflation on the Company. Management does not believe that the effect of inflation on its nonmonetary assets (primarily bank premises and equipment) is material as such assets are not held for resale and significant disposals are not anticipated.

Fair Value of Financial Instruments

The Company has disclosed the fair value of its financial instruments at December 31, 2013 and 2012 in Note 15 to the Consolidated Financial Statements. The fair value of loans at December 31, 2013 was 102.0% of the carrying value compared to 102.2% at December 31, 2012. The fair value of deposits at December 31, 2013 was 100.2% of the carrying value compared to 100.2% at December 31, 2012.

Contractual Obligations

The following table represents significant fixed and determinable contractual obligations of the Company as of December 31, 2013.

Contractual Obligations	One year or less	One to three years	Three to five years	Over five years	Total
Deposits without a stated maturity	$706,126	$—	$—	$—	$706,126
Certificates of deposit	156,593	56,624	13,630	9,502	236,349
FHLB advances, securities sold under agreements to repurchase and U.S. Treasury interest- bearing demand note	50,279	5,000	2,500	—	57,779
Subordinated debentures (1)	—	—	—	29,427	29,427
Operating leases	359	505	330	87	1,281

(1)	The subordinated debentures consist of $2,000, $2,500, $5,000, $7,500, and $12,500 debentures.

The Company has retail repurchase agreements with clients within its local market areas. These borrowings are collateralized with securities owned by the Company. See Note 10 to the Consolidated Financial Statements for further detail. The Company also has a cash management advance line of credit and outstanding letters of credit with the FHLB. For further discussion, refer to Note 9 to the Consolidated Financial Statements.

Quantitative and Qualitative Disclosures about Market Risk

The Company’s primary market risk exposure is interest-rate risk and, to a lesser extent, liquidity risk. All of the Company’s transactions are denominated in U.S. dollars with no specific foreign exchange exposure.

Interest-rate risk is the exposure of a banking organization’s financial condition to adverse movements in interest rates. Accepting this risk can be an important source of profitability and shareholder value. However, excessive levels of interest-rate risk can pose a significant threat to the Company’s earnings and capital base. Accordingly, effective risk management that maintains interest-rate risk at prudent levels is essential to the Company’s safety and soundness.

Evaluating a financial institution’s exposure to changes in interest rates includes assessing both the adequacy of the management process used to control interest-rate risk and the organization’s quantitative level of exposure. When assessing the interest-rate risk management process, the Company seeks to ensure that appropriate policies, procedures, management information systems and internal controls are in place to maintain interest-rate risk at prudent levels with consistency and continuity. Evaluating the quantitative level of interest rate risk exposure requires the Company to assess the existing and potential future effects of changes in interest rates on its consolidated financial condition, including capital adequacy, earnings, liquidity and, where appropriate, asset quality.

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

Several techniques may be used by an institution to minimize interest-rate risk. One approach used by the Company is to periodically analyze its assets and liabilities and make future financing and investment decisions based on payment streams, interest rates, contractual maturities, and estimated sensitivity to actual or potential changes in market interest rates. Such activities fall under the broad definition of asset/liability management. The Company’s primary asset/liability management technique is the measurement of the Company’s asset/liability gap, that is, the difference between the cash flow amounts of interest sensitive assets and liabilities that will be refinanced (or repriced) during a given period. For example, if the asset amount to be repriced exceeds the corresponding liability amount for a certain day, month, year, or longer period, the institution is in an asset sensitive gap position. In this situation, net interest income would increase if market interest rates rose or decrease if market interest rates fell. If, alternatively, more liabilities than assets will reprice, the institution is in a liability sensitive position. Accordingly, net interest income would decline when rates rose and increase when rates fell. Also, these examples assume that interest rate changes for assets and liabilities are of the same magnitude, whereas actual interest rate changes generally differ in magnitude for assets and liabilities.

Several ways an institution can manage interest-rate risk include selling existing assets or repaying certain liabilities; matching repricing periods for new assets and liabilities, for example, by shortening terms of new loans or securities. Financial institutions are also subject to prepayment risk in falling rate environments. For example, mortgage loans and other financial assets may be prepaid by a debtor so that the debtor may refund its obligations at new, lower rates. The Company does not have significant derivative financial instruments and does not intend to purchase a significant amount of such instruments in the near future. Prepayments of assets carrying higher rates reduce the Company’s interest income and overall asset yields. A large portion of an institution’s liabilities may be short term or due on demand, while most of its assets may be invested in long term loans or securities. Accordingly, the Company seeks to have in place sources of cash to meet short-term demands. These funds can be obtained by increasing deposits, borrowing, or selling assets. Also, FHLB advances and wholesale borrowings may be used as important sources of liquidity for the Company.

The following table provides information about the Company’s financial instruments that are sensitive to changes in interest rates as of December 31, 2013 and 2012, based on certain prepayment and account decay assumptions that management believes are reasonable. The Company had no significant derivative financial instruments or trading portfolio as of December 31, 2013 or 2012. Expected maturity date values for interest-bearing core deposits were calculated based on estimates of the period over which the deposits would be outstanding. The Company’s borrowings were tabulated by contractual maturity dates and without regard to any conversion or repricing dates.

	Net Portfolio Value
	December 31, 2013			December 31, 2012
Change in Rates	Dollar Amount	Dollar Change	Percent Change	Dollar Amount	Dollar Change	Percent Change
+200bp	$154,501	$8,613	6%	$134,494	$3,367	3%
+100bp	151,871	5,983	4%	131,217	90	0%
Base	145,888	—	—	131,127	—	—
-100bp	160,141	14,253	10%	152,511	21,384	16%

The change in net portfolio value from December 31, 2012 to December 31, 2013, can be attributed to two factors. The yield curve has seen an upward shift since the end of the year, with the shorter end of the curve steepening. Additionally, both the mix and/or market value of assets and funding sources have changed. While the market value of assets increased, the mix has shifted toward loans and away from securities and cash. The market value of funding sources have increased slightly while the funding mix shifted from CDs and borrowed money to deposits. The shifts in mixes led to the increase in the base. Beyond the change in the base level of net portfolio value, projected movements in rates, up or down, would also lead to changes in market values. The change in the rates up scenarios for both the 100 and 200 basis point movements would lead to a faster decrease in the fair value of liabilities, compared to assets. Accordingly we would see an increase in the net portfolio value. A downward change in rates would lead to an increase in the net portfolio value as the fair value of assets would increase much more quickly than the fair value of liabilities.

Critical Accounting Policies

Allowance for Loan Losses

The allowance for loan losses is regularly reviewed by management to determine that the amount is considered adequate to absorb probable losses in the loan portfolio. If not, an additional provision is made to increase the allowance. This evaluation includes specific loss estimates on certain individually reviewed impaired loans, the pooling of commercial credits risk graded as special mention and substandard that are not individually analyzed, and general loss estimates that are based upon the size, quality, and concentration characteristics of the various loan portfolios, adverse situations that may affect a borrower’s ability to repay, and current economic and industry conditions, among other items.

Those judgments and assumptions that are most critical to the application of this accounting policy are assessing the initial and on-going credit-worthiness of the borrower, the amount and timing of future cash flows of the borrower that are available for repayment of the loan, the sufficiency of underlying collateral, the enforceability of third-party guarantees, the frequency and subjectivity of loan reviews and risk ratings, emerging or changing trends that might not be fully captured in the historical loss experience, and charges against the allowance for actual losses that are greater than previously estimated. These judgments and assumptions are dependent upon or can be influenced by a variety of factors, including the breadth and depth of experience of lending officers, credit administration and the corporate loan review staff that periodically review the status of the loan, changing economic and industry conditions, changes in the financial condition of the borrower and changes in the value and availability of the underlying collateral and guarantees.

Note 1 and Note 4 to the Consolidated Financial Statements provide additional information regarding Allowance for Loan Losses.

Goodwill

The Company performs an annual evaluation of goodwill for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Management performed an evaluation of the Company’s goodwill during the fourth quarter of 2013. In performing its evaluation, management obtained several commonly used financial ratios from pending and completed purchase transactions for banks based in the Midwest. Management used these ratios to determine an implied fair value for the Company. The implied fair value exceeded the carrying value including goodwill. Therefore management concluded that goodwill was not impaired and made no adjustment in 2013.

Other-Than-Temporary Impairment of Investment Securities

The Company performs a quarterly valuation to determine if a decline in the value of an investment security is other than temporary. Although the term “other than temporary” is not intended to indicate that the decline is permanent, it does indicate that the prospects for a near-term recovery of value are not necessarily favorable, or that there is lack of evidence to support fair values equal to or greater than the carrying value of the investment. Once a decline in value is determined to be other than temporary, the value of the security is reduced and a corresponding charge to earnings is recognized. Management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary.

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

Management assessed the Company’s system of internal control over financial reporting as of December 31, 2013, in relation to criteria for effective internal control over financial reporting as described in “1992 Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2013, its system of internal control over financial reporting is effective and meets the criteria of the “1992 Internal Control – Integrated Framework”. S.R. Snodgrass, P.C., independent registered public accounting firm, has issued an audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013.

Management is responsible for compliance with the federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders designated by the FDIC as safety and soundness laws and regulations.

Management has assessed compliance by the Company with the designated laws and regulations relating to safety and soundness. Based on the assessment, management believes that the Company complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 2013.

James O. Miller	Todd A. Michel
President, Chief Executive Officer	Senior Vice President, Controller

Sandusky, Ohio

March 14, 2014

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting

Board of Directors and Stockholders

First Citizens Banc Corp

Sandusky, Ohio

We have audited First Citizens Banc Corp and subsidiaries’ (the “Company”) internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 1992. First Citizens Banc Corp’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, First Citizens Banc Corp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 1992.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of First Citizens Banc Corp and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and our report date March 14, 2014, expressed an unqualified opinion.

Wexford, Pennsylvania

March 14, 2014

Report of Independent Registered Public Accounting Firm on Financial Statements

Board of Directors and Stockholders

First Citizens Banc Corp

Sandusky, Ohio

We have audited the accompanying consolidated balance sheets of First Citizens Banc Corp and subsidiaries’ (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Citizens Banc Corp and subsidiaries as of December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), First Citizens Banc Corp and subsidiaries’ internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in 1992, and our report dated March 14, 2014, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Wexford, Pennsylvania

March 14, 2014

FIRST CITIZENS BANC CORP

CONSOLIDATED BALANCE SHEETS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

	2013	2012
ASSETS
Cash and due from financial institutions	$33,883	$46,131
Securities available for sale	199,613	203,961
Loans held for sale	438	1,873
Loans, net of allowance of $16,528 and $19,742	844,713	795,811
Other securities	15,424	15,567
Premises and equipment, net	16,927	17,166
Accrued interest receivable	3,881	3,709
Goodwill	21,720	21,720
Other intangible assets	2,293	3,139
Bank owned life insurance	19,145	18,590
Other assets	9,509	9,304

Total assets	$1,167,546	$1,136,971

LIABILITIES
Deposits
Noninterest-bearing	$234,976	$202,416
Interest-bearing	707,499	723,973

Total deposits	942,475	926,389
Federal Home Loan Bank advances	37,726	40,261
Securities sold under agreements to repurchase	20,053	23,219
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	9,489	13,695

Total liabilities	1,039,170	1,032,991

SHAREHOLDERS’ EQUITY
Preferred stock, 200,000 shares authorized
Series A Preferred stock, $1,000 liquidation preference, 23,184 shares issued	23,184	23,184
Series B Preferred stock, $1,000 liquidation preference, 25,000 shares issued	23,132	—
Common stock, no par value, 20,000,000 shares authorized, 8,455,881 shares issued	114,365	114,365
Accumulated deficit	(10,823)	(14,687)
Treasury stock, 747,964 shares at cost	(17,235)	(17,235)
Accumulated other comprehensive loss	(4,247)	(1,647)

Total shareholders’ equity	128,376	103,980

Total liabilities and shareholders’ equity	$1,167,546	$1,136,971

FIRST CITIZENS BANC CORP

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2013 and 2012

(Amounts in thousands, except per share data)

	2013	2012
Interest and dividend income
Loans, including fees	$38,776	$40,048
Taxable securities	3,763	4,710
Tax-exempt securities	2,211	1,895
Federal funds sold and other	131	109

Total interest and dividend income	44,881	46,762

Interest expense
Deposits	2,788	3,800
Federal Home Loan Bank advances	1,358	1,530
Subordinated debentures	740	833
Securities sold under agreements to repurchase	21	21

Total interest expense	4,907	6,184

Net interest income	39,974	40,578
Provision for loan losses	1,100	6,400

Net interest income after provision for loan losses	38,874	34,178

Noninterest income
Service charges	4,201	4,329
Net gain on sale of securities	204	40
Net gain on sale of loans	461	624
ATM fees	1,996	1,868
Trust fees	2,627	2,163
Bank owned life insurance	555	627
Computer center item processing fees	248	259
Net gain on sale of other real estate owned	120	118
Other	1,650	1,172

Total noninterest income	12,062	11,200

Noninterest expense
Salaries, wages and benefits	24,758	20,487
Net occupancy expense	2,209	2,159
Equipment expense	1,273	1,223
Contracted data processing	1,074	962
FDIC Assessment	1,008	847
State franchise tax	1,130	1,059
Professional services	1,677	1,505
Amortization of intangible assets	846	974
ATM expense	650	630
Marketing expense	634	625
Repossession expense	964	1,186
Other operating expenses	7,161	6,417

Total noninterest expense	43,384	38,074

Income before income taxes	7,552	7,304
Income taxes	1,373	1,725

Net income	6,179	5,579
Preferred stock dividends and discount accretion	1,159	1,193

Net income available to common shareholders	$5,020	$4,386

Earnings per common share, basic	$0.65	$0.57

Earnings per common share, diluted	$0.64	$0.57

FIRST CITIZENS BANC CORP

CONSOLIDATED COMPREHENSIVE INCOME STATEMENTS

Years ended December 31, 2013 and 2012

(Amounts in thousands, except per share data)

	2013	2012
Net income	$6,179	$5,579
Other comprehensive loss:
Unrealized holding gains (loss) on available for sale securities	(8,140)	628
Tax effect of unrealized holdings gains (loss) on available for sale securities	2,767	(214)
Reclassification adjustment for security gains recognized in income	(204)	(40)
Tax effect of reclassification adjustment for security gains recognized in income	69	14
Change in unrecognized pension cost	4,406	(2,829)
Tax effect of change in unrecognized pension cost	(1,498)	962

Total other comprehensive loss	(2,600)	(1,479)

Comprehensive income	$3,579	$4,100

FIRST CITIZENS BANC CORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2013 and 2012

(Amounts in thousands, except share data)

	Preferred Stock		Common Stock		Accumulated	Treasury	Accumulated Other Comprehensive	Total Shareholders’
	Shares	Amount	Shares	Amount	deficit	Stock	Loss	Equity
Balance, December 31, 2011	23,184	$23,151	7,707,917	$114,447	$(17,667)	$(17,235)	$(168)	$102,528
Net income					5,579			5,579
Other Comprehensive Loss							(1,479)	(1,479)
Amortization of discount on preferred stock		33			(33)			—
Common stock warrant redeemed				(82)	(482)			(564)
Cash dividends ($0.12 per share)					(925)			(925)
Preferred stock dividends					(1,159)			(1,159)

Balance, December 31, 2012	23,184	$23,184	7,707,917	$114,365	$(14,687)	$(17,235)	$(1,647)	$103,980

FIRST CITIZENS BANC CORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (Continued)

Years ended December 31, 2013 and 2012

(Amounts in thousands, except share data)

	Preferred Stock		Common Stock		Accumulated	Treasury	Accumulated Other Comprehensive	Total Shareholders’
	Shares	Amount	Shares	Amount	deficit	Stock	Loss	Equity
Balance, December 31, 2012	23,184	$23,184	7,707,917	$114,365	$(14,687)	$(17,235)	$(1,647)	$103,980
Net income					6,179			6,179
Other Comprehensive Loss							(2,600)	(2,600)
Issuance of Series B preferred shares, net of issuance costs	25,000	23,132						23,132
Cash dividends ($0.15 per share)					(1,156)			(1,156)
Preferred stock dividends					(1,159)			(1,159)

Balance, December 31, 2013	48,184	$46,316	7,707,917	$114,365	$(10,823)	$(17,235)	$(4,247)	$128,376

FIRST CITIZENS BANC CORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2013 and 2012

(Amounts in thousands)

	2013	2012
Cash flows from operating activities:
Net income	$6,179	$5,579
Adjustments to reconcile net income to net cash from operating activities
Security amortization, net	1,633	1,987
Depreciation	1,509	1,493
Amortization of intangible assets	846	974
Amortization of net deferred loan fees	(112)	332
Net realized gain on sale of securities	(204)	(40)
Provision for loan losses	1,100	6,400
Loans originated for sale	(49,978)	(46,894)
Proceeds from sale of loans	51,874	46,243
Gain on sale of loans	(461)	(624)
Gain on sale of OREO properties	(120)	(118)
Gain on sale of fixed assets	(107)	—
Bank owned life insurance	(555)	(627)
Deferred income taxes	1,362	330
Prepaid FDIC Premium	1,775	780
Change in
Accrued interest payable	(29)	(73)
Accrued interest receivable	(172)	78
Other, net	(2,074)	1,073

Net cash from operating activities	12,466	16,893
Cash flows used for investing activities:
Securities available for sale
Maturities, prepayments and calls	50,184	63,421
Sales	8,686	12,982
Purchases	(64,295)	(77,090)
Redemption of Federal Reserve stock	143	6
Purchases of Federal Reserve stock	—	(185)
Net loan originations	(50,170)	(39,138)
Proceeds from sale of OREO properties	699	1,349
Property and equipment purchases	(1,281)	(905)
Proceeds from sale of property and equipment	118	20

Net cash used for investing activities	(55,916)	(39,540)

FIRST CITIZENS BANC CORP

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Years ended December 31, 2013 and 2012

(Amounts in thousands)

	2013	2012
Cash flows from financing activities:
Increase in deposits	16,086	25,143
Repayment of long-term FHLB advances	(2,535)	(10,034)
(Decrease) increase in securities sold under repurchase agreements	(3,166)	4,190
Repurchase of common stock warrant from US Treasury	—	(564)
Cash dividends paid	(2,315)	(2,084)
Net proceeds from issuance of preferred stock	23,132	—

Net cash provided by financing activities	31,202	16,651

Decrease in cash and due from financial institutions	(12,248)	(5,996)
Cash and due from financial institutions at beginning of year	46,131	52,127

Cash and due from financial institutions at end of year	$33,883	$46,131

Supplemental cash flow information:
Interest paid	$4,936	$6,257
Income taxes paid	$1,010	$400
Supplemental non-cash disclosures:
Transfer of loans from portfolio to other real estate owned	$281	$606
Transfer of loans from portfolio to held for sale	$4,756	$—

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the accounting policies adopted by First Citizens Banc Corp, which have a significant effect on the financial statements.

Nature of Operations and Principles of Consolidation: The Consolidated Financial Statements include the accounts of First Citizens Banc Corp (FCBC) and its wholly-owned subsidiaries: The Citizens Banking Company (Citizens), First Citizens Insurance Agency, Inc., Water Street Properties, Inc. (Water St.) and FC Refund Solutions, Inc. (FCRS). First Citizens Capital LLC (FCC) is wholly-owned by Citizens and holds inter-company debt. First Citizens Investments, Inc. (FCI) is wholly-owned by Citizens and holds and manages its securities portfolio. The operations of FCI and FCC are located in Wilmington, Delaware. The above companies together are sometimes referred to as the Company. Intercompany balances and transactions are eliminated in consolidation.

The Company provides financial services through its offices in the Ohio counties of Erie, Crawford, Champaign, Franklin, Logan, Summit, Huron, Ottawa, Madison and Richland. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customer’s ability to repay their loans is dependent on the real estate and general economic conditions in the area. Other financial instruments that potentially represent concentrations of credit risk include deposit accounts in other financial institutions and Federal Funds sold.

First Citizens Insurance Agency Inc. was formed to allow the Company to participate in commission revenue generated through its third party insurance agreement. Insurance commission revenue was less than 1.0% of total revenue for the years ended December 31, 2013 and 2012. Water St. was formed to hold repossessed assets of FCBC’s subsidiaries. Water St. revenue was less than 1% of total revenue for the years ended December 31, 2013 and 2012. FCRS was formed in 2012 and remained inactive for the periods presented.

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

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities: Debt securities are classified as available-for-sale when they might be sold before maturity. Equity securities with readily determinable fair values are also classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are based on the amortized cost of the security sold using the specific identification method.

The recent guidance specifies that if (a) a company does not have the intent to sell a debt security prior to recovery and (b) it is more-likely-than-not that it will not have to sell the debt security prior to recovery; the security would not be considered other-than-temporarily impaired unless there is a credit loss. When an entity does not intend to sell the security, and it is more-likely-than-not the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment should be amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

The Company’s Consolidated Statement of Operations as of December 31, 2013 reflects the full impairment (that is, the difference between the security’s amortized cost basis and fair value) on debt securities that the Company intends to sell or would more-likely-than-not be required to sell before the expected recovery of the amortized cost basis. For available-for-sale debt securities that management has no intent to sell and believes that it more-likely-than-not will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the non-credit loss is recognized in accumulated other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections.

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

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

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

Purchased Loans: The Company purchases individual loans and groups of loans. Purchased loans that show evidence of credit deterioration since origination are recorded at the amount paid (or allocated fair value in a purchase business combination), such that there is no carryover of the seller’s allowance for loan losses. After acquisition, incurred losses are recognized by an increase in the allowance for loan losses.

Purchased loans are accounted for individually or aggregated into pools of loans based on common risk characteristics (e.g., credit score, loan type, and date of origination). The Company estimates the amount and timing of expected cash flows for each purchased loan or pool, and the expected cash flows in excess of amount paid is recorded as interest income over the remaining life of the loan or pool (accretable yield). The excess of the loan’s, or pool’s, contractual principal and interest over expected cash flows is not recorded (nonaccretable difference).

Over the life of the loan or pool, expected cash flows continue to be estimated. If the present value of expected cash flows is less than the carrying amount, a loss is recorded. If the present value of expected future cash flows is greater than the carrying amount, it is recognized as part of future interest income.

Allowance for Loan Losses: The allowance for loan losses (allowance) is calculated with the objective of maintaining a reserve sufficient to absorb inherent loan losses in the loan portfolio. Management establishes the allowance for loan losses based upon its evaluation of the pertinent factors underlying the types and quality of loans in the portfolio. In determining the allowance and the related provision for loan losses, the Company considers four principal elements: (i) specific impairment reserve allocations (valuation allowances) based upon probable losses identified during the review of impaired loans in the Commercial loan portfolio, (ii) allocations established for adversely-rated loans in the Commercial loan portfolio and nonaccrual Real Estate Residential, Consumer installment and Home Equity loans, (iii) allocations on all other loans based principally on a two-year historical loan loss experience and loan loss trends. These allocations are adjusted for consideration of general economic and business conditions, credit quality and delinquency trends, collateral values, and recent loss experience for these similar pools of loans. The Company also maintains an unallocated allowance to account for any factors or conditions that may cause a potential loss but are not specifically addressed in the process described above. The Company analyzes its loan portfolio each quarter to determine the appropriateness of its allowance for loan losses.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

All commercial loans and commercial real estate loans are monitored on a regular basis with a detailed review completed for all loans greater than $500. All commercial loans and commercial real estate loans that are 90 days past due or in nonaccrual status, are analyzed to determine if they are “impaired”, which means that it is probable that all amounts will not be collected according to the contractual terms of the loan agreement. All loans that are delinquent 90 days are classified as substandard and placed on nonaccrual status unless they are well-secured and in the process of collection. The remaining loans are evaluated and segmented with loans with similar risk characteristics. The Company allocates reserves based on risk categories and portfolio segments described below, which conform to the Company’s asset classification policy. In reviewing risk within Citizens’ loan portfolio, management has identified specific segments to categorize loan portfolio risk: (i) Commercial & Agriculture loans; (ii) Commercial Real Estate; (iii) Residential Real Estate loans; (iv) Real Estate Construction loans; and (v) Consumer and Other loans. Additional information related to economic factors can be found in Note 4.

Loan Charge-off Policies: All unsecured open-and closed-ended retail loans that become past due 90 days from the contractual due date are charged off in full. In lieu of charging off the entire loan balance, loans with non real estate collateral may be written down to the net realizable value of the collateral, if repossession of collateral is assured and in process. For open-and closed-ended loans secured by residential real estate, a current assessment of value is made no later than 180 days past due. Any outstanding loan balance in excess of the net realizable value of the property is charged off. All other loans are generally charged down to the net realizable value when the loan is 90 days past due.

Troubled Debt Restructurings: In certain situations based on economic or legal reasons related to a borrower’s financial difficulties, management may grant a concession for other than an insignificant period of time to the borrower that would not otherwise be considered. The related loan is classified as a troubled debt restructuring (TDR). Management strives to identify borrowers in financial difficulty early and work with them to modify to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted above for impaired loans. In addition to the allowance for the pooled portfolios, management has developed a separate reserve for loans that are identified as impaired through a TDR. These loans are excluded from pooled loss forecasts and a separate reserve is provided under the accounting guidance for loan impairment. Consumer loans whose terms have been modified in a TDR are also individually analyzed for estimated impairment.

Other Real Estate: Other real estate acquired through or instead of loan foreclosure is initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed. Other real estate owned included in other assets totaled approximately $173 at December 31, 2013 and $471 at December 31, 2012.

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

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Federal Home Loan Bank (FHLB) Stock: Citizens is a member of the FHLB of Cincinnati and as such, is required to maintain a minimum investment in stock of the FHLB that varies with the level of advances outstanding with the FHLB. The stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and as such is classified as restricted stock, carried at cost and evaluated for impairment by management. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the FHLB as compared to the capital stock amount and the length of time this situation has persisted (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance (c) the impact of legislative and regulatory changes on the customer base of the FHLB and (d) the liquidity position of the FHLB. With consideration given to these factors, management concluded that the stock was not impaired at December 31, 2013 or 2012.

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

December 31, 2013 and 2012

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

The Company prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information.

A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Retirement Plans: Pension expense is the net of service and interest cost, expected return on plan assets and amortization of gains and losses not immediately recognized. Employee 401(k) and profit sharing plan expense is the amount of matching contributions. Deferred compensation allocates the benefits over the years of service.

Earnings per Common Share: Basic earnings per share are net income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable related to convertible preferred shares. Treasury shares are not deemed outstanding for earnings per share calculations.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale and changes in the funded status of the pension plan.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

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

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by Citizens to FCBC or by FCBC to shareholders. Additional information related to dividend restrictions can be found in Note 17.

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

Operating Segments: While the Company’s chief decision makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Operating segments are aggregated into one as operating results for all segments are similar. Accordingly, all of the Company’s financial service operations are considered by management to be aggregated in one reportable operating segment.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation. Such reclassifications had no effect on net income or shareholders’ equity.

Effect of Newly Issued but Not Yet Effective Accounting Standards:

In February 2013, the FASB issued ASU 2013-04, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date. The objective of the amendments in this Update is to provide guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, except for obligations addressed within existing guidance in U.S. generally accepted accounting principles (GAAP). Examples of obligations within the scope of this Update include debt arrangements, other contractual obligations, and settled litigation and judicial rulings. U.S. GAAP does not include specific guidance on accounting for such obligations with joint and several liability, which has resulted in diversity in practice. Some entities record the entire amount under the joint and several liability arrangements on the basis of the concept of a liability and the guidance that must be met to extinguish a liability. Other entities record less than the total amount of the obligation, such as an amount allocated, an amount corresponding to the proceeds received, or the portion of the amount the entity agreed to pay among its co-obligors, on the basis of the guidance for contingent liabilities. The amendments in this Update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Adoption of this Update is not expected to have a significant impact on the Company’s financial statements.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In April 2013, the FASB issued ASU 2013-07, Presentation of Financial Statements (Topic 205): Liquidation Basis of Accounting. The amendments in this Update are being issued to clarify when an entity should apply the liquidation basis of accounting. In addition, the guidance provides principles for the recognition and measurement of assets and liabilities and requirements for financial statements prepared using the liquidation basis of accounting. The amendments require an entity to prepare its financial statements using the liquidation basis of accounting when liquidation is imminent. Liquidation is imminent when the likelihood is remote that the entity will return from liquidation and either (a) a plan for liquidation is approved by the person or persons with the authority to make such a plan effective and the likelihood is remote that the execution of the plan will be blocked by other parties or (b) a plan for liquidation is being imposed by other forces (for example, involuntary bankruptcy). If a plan for liquidation was specified in the entity’s governing documents from the entity’s inception (for example, limited-life entities), the entity should apply the liquidation basis of accounting only if the approved plan for liquidation differs from the plan for liquidation that was specified at the entity’s inception. The amendments are effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein. Entities should apply the requirements prospectively from the day that liquidation becomes imminent. Early adoption is permitted. Entities that use the liquidation basis of accounting as of the effective date in accordance with other Topics (for example, terminating employee benefit plans) are not required to apply the amendments. Instead, those entities should continue to apply the guidance in those other Topics until they have completed liquidation. Adoption of this Update is not expected to have a significant impact on the Company’s financial statements.

In June 2013, the FASB issued ASU 2013-08, Financial Services – Investment Companies (Topic 946): Amendments to the Scope, Measurement, and Disclosure Requirements. The amendments in this Update affect the scope, measurement, and disclosure requirements for investment companies under U.S. GAAP. The amendments do all of the following: 1. Change the approach to the investment company assessment in Topic 946, clarify the characteristics of an investment company, and provide comprehensive guidance for assessing whether an entity is an investment Company. 2. Require an investment company to measure noncontrolling ownership interests in other investment companies at fair value rather than using the equity method of accounting. 3. Require the following additional disclosures: (a) the fact that the entity is an investment company and is applying the guidance in Topic 946, (b) information about changes, if any, in an entity’s status as an investment company, and (c) information about financial support provided or contractually required to be provided by an investment company to any of its investees. The amendments in this Update are effective for an entity’s interim and annual reporting periods in fiscal years that begin after December 15, 2013. Earlier application is prohibited. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This Update applies to all entities that have unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. An unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. The amendments in this Update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Management is currently investigating the potential impact of this Update to the Company’s financial statements.

In January 2014, FASB issued ASU 2014-01, Investments – Equity Method and Join Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects. The amendments in this Update permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). The amendments in this Update should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments. The amendments in this Update are effective for public business entities for annual periods and interim reporting periods within those annual periods, beginning after December 15, 2014. Early adoption is permitted. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In January 2014, the FASB issued ASU 2014-04, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments in this Update clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this Update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. An entity can elect to adopt the amendments in this Update using either a modified retrospective transition method or a prospective transition method. This ASU is not expected to have a significant impact on the Company’s financial statements.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 2—SECURITIES

The amortized cost and fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive loss were as follows.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2013
U.S. Treasury securities and obligations of U.S. government agencies	$52,229	$95	$(764)	$51,560
Obligations of states and political subdivisions	79,975	2,327	(1,677)	80,625
Mortgage-back securities in government sponsored entities	66,409	1,127	(557)	66,979

Total debt securities	198,613	3,549	(2,998)	199,164
Equity securities in financial institutions	481	—	(32)	449

Total	$199,094	$3,549	$(3,030)	$199,613

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2012
U.S. Treasury securities and obligations of U.S. government agencies	$53,919	$375	$(8)	$54,286
Obligations of states and political subdivisions	72,884	6,946	(24)	79,806
Mortgage-back securities in government sponsored entities	67,814	1,854	(233)	69,435

Total debt securities	194,617	9,175	(265)	203,527
Equity securities in financial institutions	481	—	(47)	434

Total	$195,098	$9,175	$(312)	$203,961

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 2—SECURITIES (Continued)

The amortized cost and fair value of securities at year end 2013 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Available for sale
	Amortized Cost	Fair Value
Due in one year or less	$3,296	$3,309
Due from one to five years	21,451	21,334
Due from five to ten years	34,288	34,403
Due after ten years	73,169	73,139
Mortgage-backed securities in government sponsored entities	66,409	66,979
Equity securities in financial institutions	481	449

Total	$199,094	$199,613

Securities with a carrying value of $147,625 and $147,204 were pledged as of December 31, 2013 and 2012, respectively, to secure public deposits, other deposits and liabilities as required or permitted by law.

Proceeds from sales of securities, gross realized gains and gross realized losses were as follows.

	2013	2012
Sale proceeds	$8,686	$12,982
Gross realized gains	144	99
Gross realized losses	(89)	(59)
Gains from securities called or settled by the issuer	149	—

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 2—SECURITIES (Continued)

Debt securities with unrealized losses at year end 2013 and 2012 not recognized in income are as follows.

2013	12 Months or less		More than 12 months		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury securities and obligations of U.S. government agencies	$30,800	$(764)	$—	$—	$30,800	$(764)
Obligations of states and political subdivisions	28,428	(1,556)	968	(121)	29,396	(1,677)
Mortgage-backed securities in gov’t sponsored entities	32,557	(553)	279	(4)	32,836	(557)
Equity securities in financial institutions	449	(32)	—	—	449	(32)

Total temporarily impaired	$92,234	$(2,905)	$1,247	$(125)	$93,481	$(3,030)

2012	12 Months or less		More than 12 months		Total
Description of Securities	Fair Value	Unrealized	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury securities and obligations of U.S. government agencies	$6,184	$(8)	$—	$—	$6,184	$(8)
Obligations of states and political subdivisions	1,440	(22)	465	(2)	1,905	(24)
Mortgage-backed securities in gov’t sponsored entities	7,907	(215)	2,122	(18)	10,029	(233)
Equity securities in financial institutions	434	(47)	—	—	434	(47)

Total temporarily impaired	$15,965	$(292)	$2,587	$(20)	$18,552	$(312)

The Company periodically evaluates securities for other-than-temporary impairment. An unrealized loss exists when the current fair value of an individual security is less than its amortized cost basis. Unrealized losses that are determined to be temporary in nature are recorded, net of tax, in accumulated other comprehensive income.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 2—SECURITIES (Continued)

The Company has assessed each available-for-sale security position for credit impairment. Factors considered in determining whether a loss is temporary include:

•	The length of time and the extent to which fair value has been below cost;

•	The severity of impairment;

•	The cause of the impairment and the financial condition and near-term prospects of the issuer;

•	If the Company intends to sell the investment;

•	If it’s more-likely-than-not the Company will be required to sell the investment before recovering its amortized cost basis; and

•	If the Company does not expect to recover the investment’s entire amortized cost basis (even if the Company does not intend to sell the investment).

The Company’s review for impairment generally entails:

•	Identification and evaluation of investments that have indications of impairment;

•	Analysis of individual investments that have fair values less than amortized cost, including consideration of length of time investment has been in unrealized loss position and the expected recovery period;

•	Evaluation of factors or triggers that could cause individual investments to qualify as having other-than-temporary impairment; and

•	Documentation of these analyses, as required by policy.

At December 31, 2013, the Company owned ninety-one securities that were considered temporarily impaired. The unrealized losses on these securities have not been recognized into income because the issuers’ bonds are of high credit quality, management has the intent and ability to hold these securities for the foreseeable future, and the decline in fair value is largely due to changes in market interest rates. The Company also considers sector specific credit rating changes in its analysis. The fair value is expected to recover as the securities approach their maturity date or reset date. The Company does not intend to sell until recovery and does not believe selling will be required before recovery.

NOTE 3—LOANS

Loans at year-end were as follows.

	2013	2012
Commercial and agricultural	$115,875	$100,661
Commercial real estate	443,846	434,808
Residential real estate	250,691	250,598
Real estate construction	39,964	19,677
Consumer and other	10,865	9,809

Total Loans	861,241	815,553
Allowance for loan losses	(16,528)	(19,742)

Net loans	$844,713	$795,811

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 3—LOANS (Continued)

Loans to principal officers, directors, and their affiliates at year-end 2013 and 2012 were as follows.

	2013	2012
Balance—Beginning of year	$9,997	$10,922
New loans and advances	3,262	5,713
Repayments	(3,157)	(6,788)
Effect of changes to related parties	(808)	150

Balance—End of year	$9,294	$9,997

NOTE 4—ALLOWANCE FOR LOAN LOSSES

Management has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the allowance for loan losses, the Company has segmented certain loans in the portfolio by product type. Loans are segmented into the following pools: Commercial and Agricultural loans, Commercial Real Estate loans, Residential Real Estate loans, Real Estate Construction loans and Consumer loans. Historical loss percentages for each risk category are calculated and used as the basis for calculating allowance allocations. These historical loss percentages are calculated over a three year period for all portfolio segments. Certain economic factors are also considered for trends which management uses to establish the directionality of changes to the unallocated portion of the reserve. The following economic factors are analyzed:

•	Changes in lending policies and procedures

•	Changes in experience and depth of lending and management staff

•	Changes in quality of Citizens’ credit review system

•	Changes in the nature and volume of the loan portfolio

•	Changes in past due, classified and nonaccrual loans and TDRs

•	Changes in economic and business conditions

•	Changes in competition or legal and regulatory requirements

•	Changes in concentrations within the loan portfolio

•	Changes in the underlying collateral for collateral dependent loans

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the balance sheet date. The Company considers the allowance for loan losses of $16,528 adequate to cover loan losses inherent in the loan portfolio, at December 31, 2013. The following tables present by portfolio segment, the changes in the allowance for loan losses, the ending allocation of the allowance for loan losses and the loan balances outstanding for the period ended December 31, 2013 and December 31, 2012. The changes can be impacted by overall loan volume, adversely graded loans, historical charge-offs and economic factors.

	Commercial & Agriculture	Commercial Real Estate	Residential Real Estate	Real Estate Construction	Consumer and Other	Unallocated	Total
December 31, 2013
Allowance for loan losses:
Beginning balance	$2,811	$10,139	$5,780	$349	$246	$417	$19,742
Charge-offs	(483)	(1,804)	(2,907)	(136)	(220)	—	(5,550)
Recoveries	141	449	458	108	80	—	1,236
Provision	372	(1,225)	1,893	(137)	108	89	1,100

Ending Balance	$2,841	$7,559	$5,224	$184	$214	$506	$16,528

For the year ended December 31, 2013, the allowance for Commercial Real Estate loans was reduced not only by charge-offs, but also due to the specific reserve required for impaired loans within this segment. The net result of these changes was represented as a decrease in the provision. The allowance for Real Estate Construction loans was reduced as a result of changes to specific reserves required for impaired loans and a reduction in the historical charge-offs for this segment. The result of these changes was represented as a decrease in the provision. The ending reserve balance for Residential Real Estate loans declined from the end of the previous year due to charge-offs during the period. Since these charged-off loans already had specific reserves assigned to them, we no longer need to carry as large a reserve for this segment. While we have seen improvement in asset quality, given the uncertainty in the economy, management determined that it was appropriate to maintain unallocated reserves at a higher level at this time.

	Commercial & Agriculture	Commercial Real Estate	Residential Real Estate	Real Estate Construction	Consumer and Other	Unallocated	Total
December 31, 2012
Allowance for loan losses:
Beginning balance	$2,876	$10,571	$5,796	$974	$719	$321	$21,257
Charge-offs	(841)	(3,440)	(4,506)	(446)	(246)	—	(9,479)
Recoveries	353	612	397	131	71	—	1,564
Provision	423	2,396	4,093	(310)	(298)	96	6,400

Ending Balance	$2,811	$10,139	$5,780	$349	$246	$417	$19,742

For the year ended December 31, 2012, the allowance for both Real Estate Construction and Consumer loans was a negative provision made based on volume changes in the underlying loan portfolio. Total loans for these segments declined from the end of last year, leading to a smaller calculated required reserve. This is represented as a decrease in the provision. The allowance related to the unallocated segment increased, but remained at a level management feels is generally consistent with prior periods.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

	Commercial & Agriculture	Commercial Real Estate	Residential Real Estate	Real Estate Construction	Consumer and Other	Unallocated	Total
December 31, 2013
Allowance for loan losses:
Ending balance:
Individually evaluated for impairment	$1,262	$445	$802	$—	$—	$—	$2,509
Ending balance:
Collectively evaluated for impairment	$1,579	$7,114	$4,422	$184	$214	$506	$14,019

Ending balance	$2,841	$7,559	$5,224	$184	$214	$506	$16,528

Loan balances outstanding:
Ending balance:
Individually evaluated for impairment	$3,869	$10,175	$4,005	$—	$8		$18,057
Ending balance:
Collectively evaluated for impairment	$112,006	$433,671	$246,686	$39,964	$10,857		$843,184

Ending balance	$115,875	$443,846	$250,691	$39,964	$10,865		$861,241

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

	Commercial & Agriculture	Commercial Real Estate	Residential Real Estate	Real Estate Construction	Consumer and Other	Unallocated	Total
December 31, 2012
Allowance for loan losses:
Ending balance:
Individually evaluated for impairment	$286	$2,354	$1,199	$107	$60	$—	$4,006
Ending balance:
Collectively evaluated for impairment	$2,525	$7,785	$4,581	$242	$186	$417	$15,736

Ending balance	$2,811	$10,139	$5,780	$349	$246	$417	$19,742

Loan balances outstanding:
Ending balance:
Individually evaluated for impairment	$5,420	$13,941	$6,127	$541	$61		$26,090
Ending balance:
Collectively evaluated for impairment	$95,241	$420,867	$244,471	$19,136	$9,748		$789,463

Ending balance	$100,661	$434,808	$250,598	$19,677	$9,809		$815,553

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

The following table represents credit exposures by internally assigned risk ratings for the periods ended December 31, 2013 and December 31, 2012. The risk rating analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Company’s internal credit risk rating system is based on experiences with similarly graded loans.

The Company’s internally assigned grades are as follows:

•	Pass – loans which are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral.

•	Special Mention – loans where a potential weakness or risk exists, which could cause a more serious problem if not corrected.

•	Substandard – loans that have a well-defined weakness based on objective evidence and are characterized by the distinct possibility that Citizens will sustain some loss if the deficiencies are not corrected.

•	Doubtful – loans classified as doubtful have all the weaknesses inherent in a substandard asset. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances.

•	Loss – loans classified as a loss are considered uncollectible, or of such value that continuance as an asset is not warranted.

•	Unrated – Generally, consumer loans are not risk-graded, except when collateral is used for a business purpose.

December 31, 2013	Commercial & Agriculture	Commercial Real Estate	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
Pass	$107,923	$415,938	$98,700	$35,495	$2,252	$660,308
Special Mention	2,038	9,145	986	21	—	12,190
Substandard	5,914	18,763	8,175	—	70	32,922
Doubtful	—	—	2,349	—	—	2,349

Ending Balance	$115,875	$443,846	$110,210	$35,516	$2,322	$707,769

December 31, 2012	Commercial & Agriculture	Commercial Real Estate	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
Pass	$90,159	$397,657	$89,896	$16,594	$994	$595,300
Special Mention	1,653	6,371	1,944	352	—	10,320
Substandard	8,849	30,780	12,873	1,001	106	53,609
Doubtful	—	—	—	—	—	—

Ending Balance	$100,661	$434,808	$104,713	$17,947	$1,100	$659,229

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables present performing and nonperforming loans based solely on payment activity for the periods ended December 31, 2013 and December 31, 2012 that have not been assigned an internal risk grade. These types of loans presented here are not assigned a risk grade unless there is evidence of a problem. Payment activity is reviewed by management on a monthly basis to evaluate performance. Loans are considered to be nonperforming when they become 90 days past due or if management thinks that we may not collect all of our principal and interest. Nonperforming loans also include certain loans that have been modified in Troubled Debt Restructurings (TDRs) where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Company’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions due to economic status. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
December 31, 2013
Performing	$140,481	$4,448	$8,543	$153,472
Nonperforming	—	—	—	—

Total	$140,481	$4,448	$8,543	$153,472

	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
December 31, 2012
Performing	$145,879	$1,730	$8,696	$156,305
Nonperforming	6	—	13	19

Total	$145,885	$1,730	$8,709	$156,324

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

Following tables include an aging analysis of the recorded investment of past due loans outstanding as of December 31, 2013 and December 31, 2012.

December 31, 2013	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Current	Total Loans	Past Due 90 Days and Accruing
Commericial & Agriculture	$105	$—	$443	$548	$115,327	$115,875	$—
Commercial Real Estate	655	201	2,098	2,954	440,892	443,846	—
Residential Real Estate	3,140	1,084	5,531	9,755	240,936	250,691	—
Real Estate Construction	—	—	—	—	39,964	39,964	—
Consumer and Other	170	20	—	190	10,675	10,865	—

Total	$4,070	$1,305	$8,072	$13,447	$847,794	$861,241	$—

December 31, 2012	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Current	Total Loans	Past Due 90 Days and Accruing
Commericial & Agriculture	$31	$72	$553	$656	$100,005	$100,661	$—
Commercial Real Estate	1,000	533	6,794	8,327	426,481	434,808	80
Residential Real Estate	2,843	1,214	8,527	12,584	238,014	250,598	—
Real Estate Construction	43	—	416	459	19,218	19,677	—
Consumer and Other	127	20	29	176	9,633	9,809	—

Total	$4,044	$1,839	$16,319	$22,202	$793,351	$815,553	$80

The following table presents loans on nonaccrual status as of December 31, 2013 and December 31, 2012.

	2013	2012
Commericial & Agriculture	$1,590	$2,869
Commercial Real Estate	9,609	16,250
Residential Real Estate	9,210	9,701
Real Estate Construction	—	958
Consumer and Other	50	77

Total	$20,459	$29,855

Nonaccrual Loans: Loans are considered for nonaccrual status upon reaching 90 days delinquency, unless the loan is well secured and in the process of collection, although the Company may be receiving partial payments of interest and partial repayments of principal on such loans. When a loan is placed on

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

nonaccrual status, previously accrued but unpaid interest is deducted from interest income. A loan may be returned to accruing status only if one of three conditions are met: the loan is well-secured and none of the principal and interest has been past due for a minimum of 90 days; the loan is a TDR and has made a minimum of six months payments; or the principal and interest payments are reasonably assured and a sustained period of performance has occurred, generally six months.

Loan modifications that are considered TDRs completed during the quarters and twelve month periods ended December 31, 2013 and December 31, 2012 were as follows:

	For the Twelve Month Period Ended December 31, 2013			For the Twelve Month Period Ended December 31, 2012
	Number of Contracts	Pre- Modification Outstanding Recorded Investment-	Post- Modification Outstanding Recorded Investment	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Commericial & Agriculture	—	$—	$—	6	$984	$976
Commercial Real Estate	2	547	547	3	1,205	1,205
Residential Real Estate	—	—	—	25	1,740	1,662
Real Estate Construction	—	—	—	—	—	—
Consumer and Other	—	—	—	5	66	66

Total Loan Modifications	2	$547	$547	39	$3,995	$3,909

Recidivism, or the borrower defaulting on its obligation pursuant to a modified loan, results in the loan once again becoming a non-accrual loan. Recidivism occurs at a notably higher rate than do defaults on new originations loans, so modified loans present a higher risk of loss than do new origination loans.

During both the twelve month period ended December 31, 2013 and December 31, 2012, there were no defaults on loans that were modified and considered TDRs during the respective twelve previous months.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired Loans: Larger (greater than $500) commercial loans and commercial real estate loans, all TDRs and residential real estate and consumer loans that are part of a larger relationship are tested for impairment. These loans are analyzed to determine if it is probable that all amounts will not be collected according to the contractual terms of the loan agreement. If management determines that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an allowance estimate or a charge-off to the allowance.

The following tables include the recorded investment and unpaid principal balances for impaired financing receivables with the associated allowance amount, if applicable as of December 31, 2013 and December 31, 2012.

	December 31, 2013			December 31, 2012
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commericial & Agriculture	$1,525	$1,657	$—	$5,053	$5,226	$—
Commercial Real Estate	5,983	6,214	—	5,446	8,114	—
Residential Real Estate	1,202	2,263	—	2,566	5,346	—
Real Estate Construction	—	—	—	—	521	—
Consumer and Other	8	8	—	1	1	—

Total	8,718	10,142	—	13,066	19,208	—
With an allowance recorded:
Commericial & Agriculture	2,344	2,437	1,262	367	385	286
Commercial Real Estate	4,192	4,496	445	8,495	8,681	2,354
Residential Real Estate	2,803	4,021	802	3,561	4,554	1,199
Real Estate Construction	—	—	—	541	547	107
Consumer and Other	—	—	—	60	60	60

Total	9,339	10,954	2,509	13,024	14,227	4,006
Total:
Commericial & Agriculture	3,869	4,094	1,262	5,420	5,611	286
Commercial Real Estate	10,175	10,710	445	13,941	16,795	2,354
Residential Real Estate	4,005	6,284	802	6,127	9,900	1,199
Real Estate Construction	—	—	—	541	1,068	107
Consumer and Other	8	8	—	61	61	60

Total	$18,057	$21,096	$2,509	$26,090	$33,435	$4,006

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

	December 31, 2013		December 31, 2012
For the year ended:	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Commericial & Agriculture	$4,761	$186	$4,762	$276
Commercial Real Estate	11,919	521	16,482	958
Residential Real Estate	5,038	282	4,909	557
Real Estate Construction	302	—	533	25
Consumer and Other	31	—	34	2

Total	$22,051	$989	$26,720	$1,818

NOTE 5—OTHER COMPREHENSIVE INCOME

The following table presents the changes in each component of accumulated other comprehensive loss, net of tax, as of December 31, 2013 and December 31, 2012.

	For the Year Ended December 31, 2013			For the Year Ended December 31, 2012
	Unrealized Gains and Losses on Available for Sale Securities	Defined Benefit Pension Items	Total	Unrealized Gains and Losses on Available for Sale Securities	Defined Benefit Pension Items	Total
Beginning balance	$5,849	$(7,496)	$(1,647)	$5,461	$(5,629)	$(168)
Other comprehensive income (loss) before reclassifications	(5,373)	—	(5,373)	414	—	414
Amounts reclassified from accumulated other comprehensive income (loss)	(135)	2,908	2,773	(26)	(1,867)	(1,893)
Net current-period other comprehensive income (loss)	(5,508)	2,908	(2,600)	388	(1,867)	(1,479)

Ending balance	$341	$(4,588)	$(4,247)	$5,849	$(7,496)	$(1,647)

Amounts in parentheses indicate debits.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 5—OTHER COMPREHENSIVE INCOME (Continued)

The following table presents the amounts reclassified out of each component of accumulated other comprehensive loss as of December 31, 2013 and December 31, 2012:

	Amout Reclassified from Accumulated Other Comprehensive Loss (a)
Details about Accumulated Other Comprehensive Loss Components	For the year ended December 31, 2013		For the year ended December 31, 2012	Affected Line Item in the Statement Where Net Income is Presented
Unrealized gains and losses on available-for-sale securities	$204		$40	Net gain on sale of securities
Tax effect	(69)		(14)	Income tax expense
	135		26	Net of tax
Amortization of defined benefit pension items
Actuarial gains/(losses)	(4,406	)(b)	2,829 (b)	Salaries, wages and benefits
Tax effect	1,498		(962)	Income tax expense
	(2,908)		1,867	Net of tax
Total reclassifications for the period	$(2,773)		$1,893	Net of tax

(a)	Amounts in parentheses indicate debits to profit/loss.
(b)	These accumulated other comprehensive income components are included in the computation of net periodic pension cost.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 6—PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows.

	2013	2012
Land and improvements	$4,083	$4,094
Buildings and improvements	19,681	19,482
Furniture and equipment	20,153	19,180

Total	43,917	42,756
Accumulated depreciation	(26,990)	(25,590)

Premises and equipment, net	$16,927	$17,166

Depreciation expense was $1,509 and $1,493 for 2013 and 2012, respectively.

Rent expense was $367 and $344 for 2013 and 2012, respectively. Rent commitments under non-cancelable operating leases at December 31, 2013 were as follows, before considering renewal options that generally are present.

2014	$359
2015	274
2016	231
2017	213
2018	117
Thereafter	87

Total	$1,281

The rent commitments listed above are primarily for the leasing of five financial services branches.

NOTE 7—GOODWILL AND INTANGIBLE ASSETS

There has been no change in the carrying amount of goodwill of $21,720 for the years ended December 31, 2013 and December 31, 2012.

Management performs an annual evaluation of goodwill for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Management performed an evaluation of the Company’s goodwill during the fourth quarter of 2013. In performing its evaluation, management obtained several commonly used financial ratios from pending and completed purchase transactions for banks based in the Midwest. Management used these ratios to determine an implied market value for the Company. The implied market value was then used to determine whether or not additional testing was required. Based on this test, management concluded that the Company’s goodwill was not impaired at December 31, 2013.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 7—GOODWILL AND INTANGIBLE ASSETS (Continued)

Acquired Intangible Assets

Acquired intangible assets were as follows as of year end.

	2013		2012
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Core deposit and other intangibles	$11,619	$9,326	$11,619	$8,480

Aggregate amortization expense was $846 and $974 for 2013 and 2012.

Estimated amortization expense for each of the next five years and thereafter is as follows.

2014	$769
2015	555
2016	522
2017	447
Thereafter	—

$2,293

NOTE 8—INTEREST-BEARING DEPOSITS

Interest-bearing deposits as of December 31, 2013 and 2012 were as follows.

	2013	2012
Demand	$168,113	$170,190
Statement and Passbook Savings	303,037	289,781
Certificates of Deposit:
In excess of $100	66,561	76,261
Other	139,586	154,843
Individual Retirement Accounts	30,202	32,898

Total	$707,499	$723,973

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 8—INTEREST-BEARING DEPOSITS (Continued)

Scheduled maturities of certificates of deposit, including IRA’s at December 31, 2013 were as follows.

2014	$156,593
2015	43,240
2016	13,384
2017	9,635
2018	3,995
Thereafter	9,502

Total	$236,349

Deposits from principal officers, directors, and their affiliates at year-end 2013 and 2012 were $8,606 and $8,493, respectively.

NOTE 9—FEDERAL HOME LOAN BANK ADVANCES

The Company has a $40,000 cash management advance line of credit with the FHLB. The Company had no outstanding balance on this line as of December 31, 2013 and December 31, 2012. The Company also has an $80,000 repo advance line with the FHLB with no outstanding balances as of December 31, 2013 and December 31, 2012.

Advances from the FHLB were $37,726 at December 31, 2013 and $40,261 at December 31, 2012. Outstanding balances have maturity dates ranging June 2014 to January 2017 and fixed rates ranging from 2.06% to 4.85%. The average rate on outstanding advances was 2.56%.

Scheduled principal reductions of FHLB advances at December 31, 2013 were as follows.

2014	$30,226
2015	5,000
2017	2,500

Total	$37,726

In addition to the borrowings, the Company has outstanding letters of credit with the FHLB totaling $23,300 at year-end 2013 and $23,600 at year-end 2012 used for pledging to secure public funds. FHLB borrowings and the letters of credit are collateralized by FHLB stock and by $91,540 and $95,792 of residential mortgage loans under a blanket lien arrangement at year-end 2013 and 2012, respectively.

The Company had a FHLB maximum borrowing capacity of $130,450 as of December 31, 2013, with remaining borrowing capacity of approximately $69,423. The borrowing arrangement with the FHLB is subject to annual renewal. The maximum borrowing capacity is recalculated at least quarterly.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 10—SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Information concerning securities sold under agreements to repurchase and treasury tax and loan deposits were as follows.

	2013	2012	2011
Average balance during the year	$20,749	$18,912	$21,588
Average interest rate during the year	0.10%	0.11%	0.15%
Maximum month-end balance during the year	$24,257	$23,328	$25,246
Weighted average interest rate at year end	0.10%	0.11%	0.16%

Securities underlying repurchase agreements had a fair value of $20,053 at December 31, 2013 and $23,219 at December 31, 2012.

NOTE 11—SUBORDINATED DEBENTURES

Trusts formed by the Company issued floating rate trust preferred securities, in the amounts of $5,000 and $7,500, through special purpose entities as part of pooled offerings of such securities. The Company issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Company may redeem the subordinated debentures, in whole but not in part, at face value. In April 2007, the Company elected to redeem and refinance the $5,000 floating rate subordinated debenture. The refinancing was done at face value and resulted in a 2.00% reduction in the rate. The new subordinated debenture has a 30 year maturity and is redeemable, in whole or in part, anytime without penalty. The replacement subordinated debenture does not have any deferred issuance cost associated with it. The interest rate at December 31, 2013 on the $7,500 debenture is 3.40% and the $5,000 debenture is 1.84%.

Additionally, the Company formed an additional trust that issued $12,500 of 6.05% fixed rate trust preferred securities for five years, then becoming floating rate trust preferred securities, through a special purpose entity as part of a pooled offering of such securities. The Company issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Company may redeem the subordinated debentures at face value without penalty. The current rate on the $12,500 subordinated debenture is 2.50%.

Finally, the Company acquired two additional trust preferred securities as part of its acquisition of Futura Banc Corp (Futura) in December 2007. Futura TPF Trust I and Futura TPF Trust II were formed in June of 2005 in the amounts of $2,500 and $1,927, respectively. Futura had issued subordinated debentures to the trusts in exchange for ownership of all of the common security of the trusts and the proceeds of the preferred securities sold by the trusts. The Company may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1,000, on or after June 15, 2010 at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on June 15, 2035. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust indenture. The current rate on the $2,500 subordinated debenture is variable at 1.90%. In June 2010, the rate on the $1,927 subordinated debenture switched from a fixed rate to a floating rate. The current rate on the $1,927 subordinated debenture is 1.90%.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 12—INCOME TAXES

Income tax expense was as follows.

	2013	2012
Current	$11	$1,395
Deferred	1,362	330

Income tax expense	$1,373	$1,725

Effective tax rates differ from the statutory federal income tax rate of 34% due to the following.

	2013	2012
Income taxes computed at the statutory federal tax rate	$2,568	$2,483
Add (subtract) tax effect of:
Nontaxable interest income, net of nondeductible interest expense	(781)	(630)
Low income housing tax credit	(280)	—
Cash surrender value of BOLI	(189)	(213)
Other	55	85

Income tax expense	$1,373	$1,725

There were no tax benefits attributable to security losses in 2013 and 2012.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 12—INCOME TAXES (Continued)

Year-end deferred tax assets and liabilities were due to the following.

	2013	2012
Deferred tax assets
Allowance for loan losses	$5,620	$6,712
Deferred compensation	1,223	1,057
Intangible assets	50	182
Pension costs	996	2,775
Impairment losses	146	195
Other	133	171

Deferred tax asset	8,168	11,092

Deferred tax liabilities
Tax depreciation in excess of book depreciation	(466)	(295)
Discount accretion on securities	(77)	(73)
Purchase accounting adjustments	(1,465)	(1,774)
FHLB stock dividends	(2,249)	(2,249)
Unrealized gain on securities available for sale	(176)	(3,013)
Other	(174)	(105)

Deferred tax liability	(4,607)	(7,509)

Net deferred tax asset	$3,561	$3,583

The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of the State of Ohio for all affiliates other than Citizens. Citizens is subject to tax in Ohio based upon its net worth.

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company’s federal tax returns for taxable years through 2009 have been closed for purposes of examination by the Internal Revenue Service.

NOTE 13—RETIREMENT PLANS

The Company sponsors a savings and retirement 401(k) plan, which covers all employees who meet certain eligibility requirements and who choose to participate in the plan. The matching contribution to the 401(k) plan was $204 in 2013 and $190 in 2012.

The Company also sponsors a pension plan which is a noncontributory defined benefit retirement plan for all employees who have attained the age of 20 1⁄2, completed six months of service and work 1,000 or more hours per year. Annual payments, subject to the maximum amount deductible for federal income tax purposes, are made to a pension trust fund. In 2006, the Company amended the pension plan to provide that no employee could be added as a participant to the pension plan after December 31, 2006.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 13—RETIREMENT PLANS (Continued)

Information about the pension plan is as follows.

	2013	2012
Change in benefit obligation:
Beginning benefit obligation	$21,604	$16,934
Service cost	1,204	939
Interest cost	884	915
Settlement loss	821	—
Actuarial (gain)/loss	(1,272)	3,474
Benefits paid	(4,785)	(658)

Ending benefit obligation	18,456	21,604

Change in plan assets, at fair value:
Beginning plan assets	13,441	11,445
Actual return	1,943	1,181
Employer contribution	4,900	1,510
Benefits paid	(4,785)	(658)
Administrative expenses	(33)	(37)

Ending plan assets	15,466	13,441

Funded status at end of year	$(2,990)	$(8,163)

Amounts recognized in accumulated other comprehensive income at December 31, consist of:

	2013	2012
Unrecognized actuarial loss (net of tax, of $2,364 in 2013 and $3,862 in 2012)	$4,588	$7,496

The accumulated benefit obligation for the defined benefit pension plan was $14,537 at December 31, 2013 and $17,379 at December 31, 2012.

The components of net periodic pension expense were as follows.

	2013	2012
Service cost	$1,204	$939
Interest cost	884	915
Expected return on plan assets	(965)	(858)
Net amortization and deferral	698	359

Net periodic benefit cost	$1,821	$1,355

Net loss (gain) recognized in other comprehensive income	(4,406)	2,829
Total recognized in net periodic benefit cost and other comprehensive income (before tax)	$(2,585)	$4,184

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 13—RETIREMENT PLANS (Continued)

The estimated net loss and prior service costs for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $352.

The weighted average assumptions used to determine benefit obligations at year-end were as follows.

	2013	2012
Discount rate on benefit obligation	4.38%	3.72%
Long-term rate of return on plan assets	7.00%	7.00%
Rate of compensation increase	3.00%	3.00%

The weighted average assumptions used to determine net periodic pension cost were as follows.

	2013	2012
Discount rate on benefit obligation	3.72%	4.60%
Long-term rate of return on plan assets	7.00%	7.00%
Rate of compensation increase	3.00%	3.00%

The Company uses long-term market rates to determine the discount rate on the benefit obligation. Declines in the discount rate lead to increases in the actuarial loss related to the benefit obligation.

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

The Company’s pension plan asset allocation at year-end 2012, and 2013 and target allocation for 2014 by asset category are as follows.

	Target Allocation	Percentage of Plan Assets at Year-end
Asset Category	2014	2013	2012
Equity securities	20-50%	46.5%	45.5%
Debt securities	30-60	53.0	53.9
Money market funds	20-30	0.5	0.6

Total		100.0%	100.0%

The Company developed the pension plan investment policies and strategies for plan assets with its pension management firm. The assets are currently invested in five diversified investment funds, which include three equity funds, one money market fund and one bond fund. The long-term guidelines from

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 13—RETIREMENT PLANS (Continued)

above were created to maximize the return on portfolio assets while reducing the risk of the portfolio. The management firm may allocate assets among the separate accounts within the established long-term guidelines. Transfers among these accounts will be at the management firm’s discretion based on their investment outlook and the investment strategies that are outlined at periodic meetings with the Company. The expected long-term rate of return on the plan assets was 7.00% in 2013 and 2012. This return is based on the expected return for each of the asset categories, weighted based on the target allocation for each class.

The Company expects to contribute $1,275 to its pension plan in 2014. Employer contributions totaled $4,900 in 2013. The decrease in the benefit obligation, contributions and the increase in plan assets led to a change in funded status from $(8,163) to $(2,990).

The following tables set forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2013 and 2012:

	December 31, 2013
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$79	$—	$—	$79
Bond mutual funds	48	—	—	48
Common/collective trust:
Bonds	8,140	—	—	8,140
Equities	5,439	—	—	5,439
Equity market funds:
Commodity mutual funds	21	—	—	21
International	337	—	—	337
Large cap	1,093	—	—	1,093
Mid cap	181	—	—	181
Small cap	128	—	—	128

Total assets at fair value	$15,466	$—	$—	$15,466

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 13—RETIREMENT PLANS (Continued)

	December 31, 2012
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$76	$—	$—	$76
Bond mutual funds	86	—	—	86
Common/collective trust:
Bonds	7,158	—	—	7,158
Equities	4,772	—	—	4,772
Equity market funds:
Commodity mutual funds	23	—	—	23
International	240	—	—	240
Large cap	808	—	—	808
Mid cap	177	—	—	177
Small cap	101	—	—	101

Total assets at fair value	$13,441	$—	$—	$13,441

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

Expected benefit payments, which reflect expected future service, are as follows.

2014	$396
2015	512
2016	637
2017	842
2018	900
2019 through 2023	6,951

Total	$10,238

Supplemental Retirement Plan

Citizens established a supplemental retirement plan (“SERP”) which covers key members of management in 2013. Participants will receive annually a percentage of their base compensations at the time of their retirement for a maximum of ten years. The liability recorded at December 31, 2013, was $1,111, compared to $700 at December 31, 2012. The expense related to the plan was $412 for 2013 and $369 for 2012. No distributions to participants were made in either 2013 or 2012.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 14—STOCK OPTIONS

Options to buy stock were previously granted to directors, officers and employees under the Company’s stock option plan, which was approved by shareholders on April 18, 2000 and authorized the Company to issue up to 225,000 options. The exercise price of the stock options was the market price at date of grant. The maximum option term was ten years, and options vested after three years. The Company’s stock option plan expired in 2010, and no further stock options may be granted under the plan. There were no outstanding stock options at December 31, 2013.

A summary of the activity in the stock option plan is as follows.

	2013		2012
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	10,000	$35.00	29,500	$25.42
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	(10,000)	35.00	(19,500)	20.50

Outstanding at end of year	—	$—	10,000	$35.00

Options exercisable at year-end	—	$—	10,000	$35.00

The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the market price of the common stock as of the reporting date. As of December 31, 2012, there were no options that had intrinsic value.

NOTE 15—FAIR VALUE MEASUREMENT

U.S. generally accepted accounting principles establish a hierarchal disclosure framework associated with the level of observable pricing utilized in measuring assets and liabilities at fair value. The three broad levels defined by the hierarchy are as follows: Level 1: Quoted prices for identical assets in active markets that are identifiable on the measurement date; Level 2: Significant other observable inputs, such as quoted prices for similar assets, quoted prices in markets that are not active and other inputs that are observable or can be corroborated by observable market data; Level 3: Significant unobservable inputs that reflect the Company’s own view about the assumptions that market participants would use in pricing an asset.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 15—FAIR VALUE MEASUREMENT (Continued)

Securities: The fair values of securities available for sale are determined by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). At December 31, 2012, management used significant unobservable inputs to determine the fair value of one security (Level 3 inputs). These inputs include appraised values of the underlying collateral and estimated costs to sell the collateral. The value of the collateral has been discounted to represent the value in a distressed sale situation.

Equity securities: The Company’s equity securities are not actively traded in an open market. The fair values of these equity securities available for sale are determined by using market data inputs for similar securities that are observable. (Level 2 inputs).

Impaired loans: The fair values of impaired loans are determined using the fair values of collateral for collateral dependent loans, or discounted cash flows. The Company uses independent appraisals, discounted cash flow models and other available data to estimate the fair value of collateral (Level 3 inputs).

Other real estate owned: The fair value of other real estate owned is determined using the fair value of collateral. The Company uses appraisals and other available data to estimate the fair value of collateral (Level 3 inputs). The appraised values are discounted to represent an estimated value in a distressed sale. Additionally, estimated costs to sell the property are used to further adjust the value.

Assets measured at fair value are summarized below.

	Fair Value Measurements at December 31, 2013 Using:
	(Level 1)	(Level 2)	(Level 3)
Assets:
Assets measured at fair value on a recurring basis:
U.S. Treasury securities and obligations of U.S. Government agencies	$—	$51,560	$—
Obligations of states and political subdivisions	—	80,625	—
Mortgage-backed securities in government sponsored entities	—	66,979	—
Equity securities in financial institutions	—	449	—
Assets measured at fair value on a nonrecurring basis:
Impaired Loans	$—	$—	$15,548
Other Real Estate Owned	—	—	173

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 15—FAIR VALUE MEASUREMENT (Continued)

	Fair Value Measurements at December 31, 2012 Using:
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

The following tables presents quantitative information about the Level 3 significant unobservable inputs for assets and liabilities measured at fair value on a nonrecurring basis at December 31, 2013 and 2012.

Quantitative Information about Level 3 Fair Value Measurements
December 31, 2013	Fair Value	Valuation Technique	Unobservable Input	Range
Impaired loans	$15,548	Appraisal of collateral	Appraisal adjustments	10% - 30%
			Liquidation expense	0% - 10%
			Holding period	0 - 30 months
		Discounted cash flows	Discount rates	2% - 8.5%
Other real estate owned	$173	Appraisal of collateral	Appraisal adjustments	10% - 30%
			Liquidation expense	0% - 10%

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 15—FAIR VALUE MEASUREMENT (Continued)

	Quantitative Information about Level 3 Fair Value Measurements
December 31, 2012	Fair Value	Valuation Technique	Unobservable Input	Range
Investments	$468	Appraisal of collateral	Appraisal adjustments	20% - 30%
			Liquidation expense	8% - 12%
Impaired loans	$22,084	Appraisal of collateral	Appraisal adjustments	10% - 30%
			Liquidation expense	0% - 10%
			Holding period	0 -30 months
		Discounted cash flows	Discount rates	2% - 8.5%
Other real estate owned	$471	Appraisal of collateral	Appraisal adjustments	10% - 30%
			Liquidation expense	0% - 10%

The following table presents the changes in the Level 3 fair value category for the fiscal periods ended December 31, 2013 and 2012. The Company classifies financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to the unobservable inputs, the valuation models for Level 3 financial instruments typically also rely on a number of inputs that are readily observable, either directly or indirectly.

Securities available for sale

	2013	2012
Beginning balance January 1,	$468	$517
Principal payments	(468)	(49)

Ending balance December 31,	$—	$468

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 15—FAIR VALUE MEASUREMENT (Continued)

The carrying amount and fair value of financial instruments were as follows.

December 31, 2013	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and due from financial institutions	$33,883	$33,883	$33,883	$—	$—
Securities available for sale	199,613	199,613	—	199,613	—
Other securities	15,424	15,424	15,424	—	—
Loans, available for sale	438	438	438	—	—
Loans, net of allowance for loan losses	844,713	861,252	—	—	861,252
Bank owned life insurance	19,145	19,145	19,145	—	—
Accrued interest receivable	3,881	3,881	3,881	—	—
Financial Liabilities:
Nonmaturing deposits	706,126	706,126	706,126	—	—
Time deposits	236,349	237,837	—	—	237,837
Federal Home Loan Bank advances	37,726	38,767	—	—	38,767
Securities sold under agreement to repurchase	20,053	20,053	20,053	—	—
Subordinated debentures	29,427	20,605	—	—	20,605
Accrued interest payable	156	156	156	—	—

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 15—FAIR VALUE MEASUREMENT (Continued)

December 31, 2012	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and due from financial institutions	$46,131	$46,131	$46,131	$—	$—
Securities available for sale	203,961	203,961	—	203,493	468
Other securities	15,567	15,567	15,567	—	—
Loans, available for sale	1,873	1,873	1,873	—	—
Loans, net of allowance for loan losses	795,811	812,950	—	—	812,950
Bank owned life insurance	18,590	18,590	18,590	—	—
Accrued interest receivable	3,709	3,709	3,709	—	—
Financial Liabilities:
Nonmaturing deposits	662,387	662,387	662,387	—	—
Time deposits	264,002	265,974	—	—	265,974
Federal Home Loan Bank advances	40,261	41,658	—	—	41,658
Securities sold under agreement to repurchase	23,219	23,219	23,219	—	—
Subordinated debentures	29,427	26,855	—	—	26,855
Accrued interest payable	185	185	185	—	—

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

NOTE 16—COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET RISK

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

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 16—COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET RISK (Continued)

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

	2013		2012
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to extend credit:
Lines of credit and construction loans	$11,866	$151,332	$9,378	$118,182
Overdraft protection	18	21,084	51	19,726
Letters of credit	200	2,411	294	396

	$12,084	$174,827	$9,723	$138,304

Commitments to make loans are generally made for a period of one year or less. Fixed-rate loan commitments included above had interest rates ranging from 3.05% to 13.75% at December 31, 2013 and December 31, 2012. Maturities extend up to 30 years.

Citizens is required to maintain certain reserve balances on hand in accordance with the Federal Reserve Board requirements. The average reserve balance maintained in accordance with such requirements was $2,959 on December 31, 2013 and $1,217 on December 31, 2012.

NOTE 17—CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS

The Company and Citizens are subject to regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2013 and 2012, the most recent regulatory notifications categorized Citizens as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 17—CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS (Continued)

The Company’s and Citizens’ actual capital levels and minimum required levels at December 31, 2013 and 2012 were as follows.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Purposes
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2013
Total Capital to risk-weighted assets
Consolidated	$143,628	17.1%	$67,194	8.0%	n/a	n/a
Citizens	104,884	12.5	67,126	8.0	$83,907	10.0%
Tier I (Core) Capital to risk-weighted assets
Consolidated	133,041	15.8	33,681	4.0	n/a	n/a
Citizens	94,302	11.2	33,679	4.0	50,519	6.0
Tier I (Core) Capital to average assets
Consolidated	133,041	11.6	45,876	4.0	n/a	n/a
Citizens	94,302	8.3	45,447	4.0	56,808	5.0
2012
Total Capital to risk-weighted assets
Consolidated	$116,423	14.8%	$62,931	8.0%	n/a	n/a
Citizens	104,948	13.4	62,656	8.0	$78,319	10.0%
Tier I (Core) Capital to risk-weighted assets
Consolidated	103,979	13.3	31,272	4.0	n/a	n/a
Citizens	95,022	12.1	31,335	4.0	47,002	6.0
Tier I (Core) Capital to average assets
Consolidated	103,979	9.3	44,722	4.0	n/a	n/a
Citizens	95,022	8.5	44,559	4.0	55,699	5.0

The Company’s primary source of funds for paying dividends to its shareholders and for operating expense is the cash accumulated from dividends received from Citizens. Payment of dividends by Citizens to the Company is subject to restrictions by Citizens’ regulatory agencies. These restrictions generally limit dividends to the current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below minimum regulatory requirements.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 18—PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of FCBC follows.

	December 31,
	2013	2012
Condensed Balance Sheets
Assets:
Cash	$32,572	$9,291
Securities available for sale	449	434
Investment in bank subsidiary	111,121	115,426
Investment in nonbank subsidiaries	12,595	12,585
Other assets	5,210	4,015

Total assets	$161,947	$141,751

Liabilities and Shareholders’ Equity:
Deferred income taxes and other liabilities	$4,144	$8,344
Subordinated debentures	29,427	29,427
Preferred stock	46,316	23,184
Common stock	114,365	114,365
Accumulated deficit	(10,823)	(14,687)
Treasury Stock	(17,235)	(17,235)
Accumulated other comprehensive loss	(4,247)	(1,647)

Total liabilities and shareholders’ equity	$161,947	$141,751

	For the years ended December 31,
	2013	2012
Condensed Statements of Operations
Dividends from bank subsidiaries	$7,888	$4,747
Interest expense	(740)	(833)
Pension expense	(4,072)	(1,257)
Other expense, net	(952)	(854)

Income before equity in undistributed net earnings of subsidiaries	2,124	1,803
Income tax benefit	1,960	1,001
Equity in undistributed net earnings of subsidiaries	2,095	2,775

Net income	$6,179	$5,579

Comprehensive income	$3,579	$4,100

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 18—PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

	For the years ended December 31,
	2013	2012
Condensed Statements of Cash Flows
Operating activities:
Net income	$6,179	$5,579
Adjustment to reconcile net income to net cash provided by operating activities:
Change in other assets and other liabilities	(1,620)	959
Equity in undistributed net earnings of subsidiaries	(2,095)	(2,775)

Net cash from operating activities	2,464	3,763
Financing activities:
Proceeds from issuance of preferred stock	23,132	—
Cash dividends paid	(2,315)	(2,084)

Net cash provided by (used for) financing activities	20,817	(2,084)

Net change in cash and cash equivalents	23,281	1,679
Cash and cash equivalents at beginning of year	9,291	7,612

Cash and cash equivalents at end of year	$32,572	$9,291

NOTE 19—EARNINGS PER SHARE

The factors used in the earnings per share computation follow.

	2013	2012
Basic
Net income available to common shareholders	$5,020	$4,386

Weighted average common shares outstanding	7,707,917	7,707,917

Basic earnings per share	$0.65	$0.57

Diluted
Net income available to common shareholders	$5,020	$4,386

Weighted average common shares outstanding for basic earnings per common share	7,707,917	7,707,917
Add: dilutive effects of convertible preferred shares	113,863	—

Average shares and dilutive potential common shares outstanding	7,821,780	7,707,917

Diluted earnings per share	$0.64	$0.57

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 19—EARNINGS PER SHARE (Continued)

Basic earnings per common share are calculated by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted earnings per common share takes into consideration the pro forma dilution of unexercised stock option awards, computed using the treasury stock method.

Stock options for 10,000 shares in 2012 were not considered in computing diluted earnings per common share because they were anti-dilutive. There were no stock options outstanding as of December 31, 2013.

NOTE 20—QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income	Basic Earnings per Common Share	Diluted Earnings per Common Share
2013
First quarter (1)(2)(5)	$11,287	$9,988	$1,913	$0.21	$0.21
Second quarter (1)(2)(3)	11,025	9,781	1,657	0.18	0.18
Third quarter (1)(2)	11,127	9,917	1,566	0.17	0.17
Fourth quarter (1)(2)(4)(6)	11,443	10,290	1,043	0.09	0.08
2012

First quarter (6)(7)(8)	$12,118	$10,445	$1,293	$0.13	$0.13
Second quarter (6)(7)(10)	11,757	10,146	936	0.08	0.08
Third quarter (6)(7)(8)	11,529	10,028	1,384	0.14	0.14
Fourth quarter (6)(7)(8)(9)	11,357	9,959	1,966	0.22	0.22

(1)	Interest income decreased as loans repriced downward.
(2)	Interest expense decreased as deposits repriced downward and the deposit mix shifted toward cheaper funding sources.
(3)	Net interest income and net income decreased due to reversed late charges.
(4)	Net interest income and net income increased due to increased loan volume.
(5)	Net income increased due to fees on tax refund program.
(6)	Net income decreased due to non cash charge to pension plan.
(6)	Interest income decreased as loans repriced downward.
(7)	Interest expense decreased as deposits repriced downward and the deposit mix shifted toward cheaper funding sources.
(8)	Net income increased due to a reduction in provision for loan losses.
(9)	Interest income decreased due to reversed income related to nonaccrual loans.
(10)	Net income decreased due to reserves for unfunded commitments.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Amounts in thousands, except share data)

NOTE 21—PARTICIPATION IN THE TREASURY CAPITAL PURCHASE PROGRAM

On January 23, 2009, the Company completed the sale to the U.S. Treasury of $23,184 of newly-issued non-voting preferred shares as part of the Capital Purchase Program (CPP) enacted by the U.S. Treasury as part of the Troubled Assets Relief Program (TARP) under the Emergency Economic Stabilization Act of 2008 (EESA). To finalize the Company’s participation in the CPP, the Company and the Treasury entered into a Letter Agreement, dated January 23, 2009, including the Securities Purchase Agreement – Standard Terms attached thereto. Pursuant to the terms of the Securities Purchase Agreement, the Company issued and sold to Treasury (1) 23,184 shares of Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value and having a liquidation preference of $1,000 per share (Series A Preferred Shares), and (2) a Warrant to purchase 469,312 common shares of the Company, each without par value, at an exercise price of $7.41 per share. The Warrant had a ten-year term. All of the proceeds from the sale of the Series A Preferred Shares and the Warrant by the Company to the U.S. Treasury under the CPP qualified as Tier 1 capital for regulatory purposes. Under the standardized CPP terms, cumulative dividends on the Series A Preferred Shares accrued on the liquidation preference at a rate of 5% per annum for the first five years, and at a rate of 9% per annum thereafter. The Series A Preferred Shares had no maturity date and ranked senior to the common shares with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of the Company.

On July 3, 2012, the U.S. Treasury completed the sale of all 23,184 of the Preferred Shares to various investors pursuant to a modified “Dutch auction” process. On September 5, 2012, the Company completed the repurchase of the Warrant from the U.S. Treasury in accordance with the terms of the Securities Purchase Agreement for an aggregate purchase price of $563,174.

On December 19, 2013, the Company announced the completion of its public offering of 1,000,000 depositary shares, each representing a 1/40th ownership interest in a Noncumulative Redeemable Convertible Perpetual Preferred Share, Series B, of the Company with a liquidation preference of $1,000 per share (equivalent to $25.00 per depositary share). The Company sold the maximum of 1,000,000 depositary shares in the offering at $25.00 per depositary share, resulting in proceeds, net of $1,868 issuance costs, to the Company of $23,132.

On January 17, 2014, the Company provided notice that it intends to redeem all 23,184 of the Series A Preferred Shares (CUSIP No. 319459 30 1), which were originally sold to the United States Department of the Treasury, as part of TARP. The redemption of the Series A Preferred Shares was effective as of February 15, 2014.

(Continued)