Form 10-K, Exhibit 13
period 2014-12-31
FIRST CITIZENS BANC CORP /OH
filed 2015-03-13
CIK 944745

Exhibit 13.1

Dear Shareholders:

We are pleased to report that 2014 was a good year for First Citizens Banc Corp. To summarize the 2014 performance, we have been able to prudently grow loans, increase net interest income, increase non-interest income, keep loan loss provisions reasonable, hold non-interest expenses stable, and dramatically improve bottom line. Net earnings (before preferred dividend) were $9,528,000. This was a 54% increase over 2013’s earnings of $6,179,000. Even adding back the non-cash pension adjustment made in 2013, there was a 24% increase in basic earnings.

Highlighting major accomplishments for 2014, in December 2013 we completed the issuance of $25,000,000 in convertible preferred stock and in January 2014 we used the proceeds from the preferred stock offering to pay off the Capital Preservation Program preferred stock sold to the US Treasury in 2009. We have successfully negotiated the acquisition of TCNB Financial Corp. We expect to close this acquisition on March 6, 2015, at which time TCNB’s bank, the Citizens National Bank of Southwest Ohio, will be integrated into our operation. This acquisition will add $100,000,000 in assets and will provide a presence in the Dayton, Ohio marketplace complimenting and providing opportunity to expand business we already enjoy in that market. In late 2014, we began a search for a loan production location in the greater Cleveland, Ohio area to support existing business and expand growth in that market. This resulted in establishing an office at Landerbrook Point in Mayfield Heights, Ohio in January 2015. This office will be staffed by existing personnel and the addition of two seasoned commercial lenders from that market.

Loan Growth

Our loan growth for 2014 was $53,616,000 or 6.2%. Median loan growth in the State of Ohio through the first three quarters of 2014 was 3.9%. Additionally we sold $29,234,000 in one-to-four family real estate mortgages. The chart below shows our steady loan growth as the economy recovered. This has been the result of having experienced lenders providing very personal service. This is what differentiates us from the “big” banks. More importantly, this growth was achieved by lending in our markets (where we know the customer), and not altering our lending standards or our pricing expectations. At the end of the third quarter 2014, our yield on loans was 4.61%. The median of all banks in Ohio was 5.00%. We are less than the median because we are not making long-term rate commitments. With this extremely low rate environment, we believe it’s more prudent to stay with variable- or short-term rate commitments rather than a long-term fixed rate at perhaps 0.5% higher rate. We do not believe the premium is worth the rate risk when interest markets move.

(In thousands)	2014	2013	2012	2011	2010
Gross Loans	$914,857	$861,241	$815,553	$785,268	$767,323

Deposit Growth

To fund our loan growth, we need deposits. Our focus continues on noninterest bearing deposits (checking accounts), which have increased nicely to $250,701,000 or 25.9% of total deposits as of December 31, 2014. Much of this checking account growth has come from providing deposit and cash management services to our expanding commercial loan customer base. These accounts provide low cost funding and opportunity for non-interest income through service fees. Of the $718,217,000 in interest bearing deposits, approximately 2/3 are interest bearing checking and savings. While interest bearing, they are also relatively low cost accounts and provide core funding for loans. At the end of the third quarter our cost of funds was 0.38% compared to the state of Ohio median of 0.53%. This differential is a big contributor to our better than peer interest margin and provides us the flexibility to keep our loan rate commitments short, which helps to control interest rate risk.

(In thousands)	2014	2013	2012	2011	2010
Noninterest bearing deposits	$250,701	$234,976	$202,416	$189,382	$157,529
Interest bearing deposits	718,217	707,499	723,973	711,864	734,934

Total	$968,918	$942,475	$926,389	$901,246	$892,463

Net Interest Income

Our net interest income, shown below as a per share amount, is the amount that we generate by taking deposits and making loans and investments. This has increased approximately 4.6% from 2013 to 2014 as a result of increased loan volume, increased loan fee income, and continued decreases in interest costs. Expressed as a percentage, our interest margin at the end of the third quarter was 3.73% and remains above a peer group of 16 mid-west banks we follow that have a median margin of 3.46%.

	2014	2013	2012	2011	2010
Net interest income per share (basic)	$5.43	$5.19	$5.26	$5.37	$5.38

Noninterest Income

For 2014, we enjoyed a 15.4% increase in our noninterest income shown below as per share contribution. The primary drivers of this increase are revenues from wealth management and our tax refund processing service.

	2014	2013	2012	2011	2010
Noninterest income per share (basic)	$1.80	$1.56	$1.45	$1.29	$1.26

Noninterest Expense

Noninterest expenses, shown as per share below, decreased approximately 4.3% from 2013. The decrease was primarily the result of the non-cash pension adjustment in 2013. If we remove the 2013 adjustment from the calculation, the non-interest expenses for 2014 were up approximately 1%. Areas of increase were attributed to technology costs and marketing costs. The marketing costs were a result of our company rebranding efforts that will be introduced in the first quarter of 2015. Occupancy costs were up in 2014, but largely a result of snow removal and salt. Even when removing the 2013 pension adjustment, salary and benefit costs were down slightly in 2014.

	2014	2013	2012	2011	2010
Noninterest expense per share (basic)	$5.39	$5.63	$4.94	$4.76	$4.64

Provision for Loan Loss

The provision for loan loss was up slightly for 2014 compared to 2013. The increase was a result of loan growth as opposed to increased challenged loans. Our year-end total past due loans were 0.36% of the portfolio. Peer at the end of the third quarter was 0.45%. Our non-performing loans decreased from 2.98% of the portfolio at year end 2013 to 2.02% at the end of 2014. Third quarter peer was 2.28%.

	2014	2013	2012	2011	2010
Loan loss provision per share (basic)	$0.19	$0.14	$0.83	$1.27	$2.33

Earnings Per Share

Looking at our earnings per share before the preferred dividend, we have enjoyed a 55% improvement from 2013 to 2014, and continued steady improvement since the depth of the recession in 2010.

	2014	2013	2012	2011	2010
Net earnings per share (basic)	$1.24	$0.80	$0.72	$0.51	$(0.16)

Stock Performance

We are very pleased with the market recognition of the company’s performance and, in turn, the increasing value of our stock. An article released January 14, 2015, by SNL securities indicates that the performance return on banks with less than $100,000,000 in market capitalization was 9.77% for the year. The article went on to comment that the group was led by First Citizens Banc Corp with a return of 61.15%. We believed that our financial performance, the retirement of the CPP preferred stock, and a demonstrated return to active acquisition would reflect in our stock’s performance.

Looking Ahead

We believe in our business model – gathering deposits in our legacy markets, putting those deposits to work in loans and investments in those legacy markets, and with limited loan demand in the legacy markets, using the remaining funding in more vibrant markets where there are greater loan opportunities. The results of this model show in our better than peer interest margin. We also believe we have the infrastructure in place to grow the company without material increases in fixed operating costs. This was demonstrated in 2014 with increased revenue and virtually flat operating expense.

In this post-recession economy, growth is the key to success. Our efforts have focused on attracting, servicing, and retaining loan, deposit, and wealth management customers in our markets. Where we see opportunity we will consider loan production offices, such as the new office in Mayfield Heights, but only when we can acquire seasoned, connected lending talent to serve the office. We are actively looking at urban and rural acquisition potentials. Urban acquisitions, such as the pending TCNB Dayton transaction, allow us to expand our lending in more economically vibrant areas of the state. Rural acquisitions, in the right locations, can provide deposit gathering opportunities with loyal customer bases.

A recent Wall Street Journal article noted that 38% of individuals aged 18-34 would consider a bank with no branches. This is confirmed by our experience where we have seen decreased teller traffic and increased electronic banking. To that end we closed four branches in 2014 and transferred accounts to other offices, with very little customer impact. To serve this fast changing financial service landscape, we offer internet banking, electronic statements, remote deposit capture, and through one’s smart phone – mobile deposits, person to person payments, and bank to bank payments. New products, such as Apple Pay, are rapidly coming to the marketplace and we must be prepared to offer these products to our customers.

You should have received information by now about our identity change to Civista Bank. A number of other institutions in our marketplaces operate under the “Citizens” name, all with different styles and levels of service. The time has come to separate ourselves from all the other Citizens and unify our brand under a new identity where our brand and level of service can shine. While our heritage will always be Citizens Bank and the partners who have joined us through the years, Castalia Bank, Farmers State Bank of New Washington, Citizens National Bank of Norwalk, First National Bank of Shelby, Champaign Bank, and recently Citizens National of Southwestern Ohio, our new name recognizes our continued community commitment and view toward the future with the merging of “Civic” and “Vista” to form Civista.

Finally, you will find a number of issues on the proxy requiring your vote. Many of the issues have been presented before and received majority support of the votes cast, but not enough shareholders cast their ballots. Since, for passage, many of these issues require that a majority of all of the outstanding shares vote in favor, your vote is important – this is your company. We ask you to read the material and cast your ballot.

Very truly yours,

James O. Miller

President & C.E.O.

This page left blank intentionally.

ANNUAL REPORT

CONTENTS

Five-Year Selected Consolidated Financial Data	1

Common Stock and Shareholder Matters	3

General Development of Business	3

Management’s Discussion and Analysis of Financial Condition and Results of Operations	4

Quantitative and Qualitative Disclosures about Market Risk	18

Financial Statements
Management’s Report on Internal Control over Financial Reporting	21
Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Statements	22
Report of Independent Registered Public Accounting Firm on Financial Statements	23
Consolidated Balance Sheets	24
Consolidated Statements of Operations	25
Consolidated Comprehensive Income Statements	26
Consolidated Statements of Changes in Shareholders’ Equity	27
Consolidated Statements of Cash Flow	28
Notes to Consolidated Financial Statements	30

Five-Year Selected Consolidated Financial Data

(Amounts in thousands, except per share data)

	Year ended December 31,
	2014	2013	2012	2011	2010
Statements of income:
Total interest and dividend income	$45,970	$44,881	$46,762	$48,861	$51,925
Total interest expense	4,104	4,907	6,184	7,500	10,464

Net interest income	41,866	39,974	40,578	41,361	41,461
Provision for loan losses	1,500	1,100	6,400	9,800	17,940

Net interest income after provision for loan losses	40,366	38,874	34,178	31,561	23,521

Security gains/(losses)	113	204	40	(8)	212
Other noninterest income	13,761	11,858	11,160	9,979	8,942

Total noninterest income	13,874	12,062	11,200	9,971	9,154

Total noninterest expense	41,550	43,384	38,074	36,727	35,774

Income (loss) before federal income taxes	12,690	7,552	7,304	4,805	(3,099)
Federal income tax expense (benefit)	3,162	1,373	1,725	847	(1,831)

Net income (loss)	$9,528	$6,179	$5,579	$3,958	$(1,268)

Preferred stock dividends and discount accretion	1,873	1,159	1,193	1,176	1,176

Net income (loss) available to common shareholders	$7,655	$5,020	$4,386	$2,782	$(2,444)

Per common share earnings/(loss):
Before preferred dividends (basic)	$1.24	$0.80	$0.72	$0.51	$(0.16)
Before preferred dividends (diluted)	0.87	0.79	0.72	0.51	(0.16)
Available to common shareholders (basic)	0.99	0.65	0.57	0.36	(0.32)
Available to common shareholders (diluted)	0.85	0.64	0.57	0.36	(0.32)
Dividends	0.19	0.15	0.12	0.03	—
Book value	12.04	10.65	10.48	10.30	9.58

Average common shares outstanding:
Basic	7,707,917	7,707,917	7,707,917	7,707,917	7,707,917
Diluted	10,904,848	7,821,780	7,707,917	7,707,917	7,707,917

Year-end balances:
Loans, net	$900,589	$844,713	$795,811	$764,011	$745,555
Securities	210,491	215,037	219,528	220,021	200,296
Total assets	1,213,191	1,167,546	1,136,971	1,112,977	1,100,622
Deposits	968,918	942,475	926,389	901,246	892,463
Borrowings	116,240	87,206	92,907	98,751	103,604
Shareholders’ equity	115,909	128,376	103,980	102,528	96,950

Average balances:
Loans, net	$858,532	$800,063	$759,105	$741,383	$765,821
Securities	214,123	216,848	224,566	216,549	212,038
Total assets	1,234,406	1,172,819	1,127,989	1,124,553	1,121,105
Deposits	1,026,093	965,370	914,851	910,315	892,773
Borrowings	83,058	89,496	95,973	105,071	117,280
Shareholders’ equity	114,266	103,563	104,114	99,848	99,648

See accompanying notes to consolidated financial statements.

Five-Year Selected Ratios

	Year ended December 31,
	2014	2013	2012	2011	2010
Net interest margin	3.79%	3.79%	3.98%	4.00%	3.94%
Return on average total assets	0.77	0.53	0.49	0.35	(0.11)
Return on average shareholders’ equity	8.34	5.97	5.36	3.96	(1.27)
Average shareholders’ equity as a percent of average total assets	9.26	8.83	9.23	8.88	8.89
Net loan charge-offs as a percent of average total loans	0.43	0.53	1.01	1.35	1.46
Allowance for loan losses as a percent of loans at year-end	1.56	1.92	2.42	2.71	2.84
Shareholders’ equity as a percent of total year-end assets	9.55	11.00	9.15	9.21	8.81

A copy of the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, will be furnished, free of charge, to shareholders, upon written request to the Secretary of First Citizens Banc Corp, 100 East Water Street, Sandusky, Ohio 44870.

See accompanying notes to consolidated financial statements.

Common Stock and Shareholder Matters

The common shares of First Citizens Banc Corp (FCBC) trade on The NASDAQ Capital Market under the symbol “FCZA”. As of February 20, 2015, there were 7,799,344 shares outstanding held by approximately 1,229 shareholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms). Information below is the range of sales prices of our common shares for each quarter for the last two years.

2014
First Quarter	Second Quarter	Third Quarter	Fourth Quarter
$6.52 to $9.70	$8.34 to $9.47	$8.70 to $10.00	$9.14 to $10.70

2013
First Quarter	Second Quarter	Third Quarter	Fourth Quarter
$5.15 to $7.00	$6.84 to $7.71	$6.37 to $7.44	$5.94 to $6.99

Dividends per share declared on common shares by FCBC were as follows:

	2014	2013
First quarter	$0.04	$0.03
Second quarter	0.05	0.04
Third quarter	0.05	0.04
Fourth quarter	0.05	0.04

	$0.19	$0.15

Information regarding potential restrictions on dividends paid can be found in Note 18 to the Consolidated Financial Statements.

On December 19, 2013, FCBC completed a public offering of 1,000,000 depositary shares, each representing a 1/40th ownership interest in a Noncumulative Redeemable Convertible Perpetual Preferred Share, Series B (the “Series B Preferred Shares”), of FCBC. The depositary shares trade on The NASDAQ Capital Market under the symbol “FCZAP.” The terms of the Series B Preferred Shares provide for the payment of quarterly dividends on the Series B Preferred Shares (and, therefore, the depositary shares) at the rate of 6.50% per annum of the liquidation preference of $1,000 per Series B Preferred Share (or $25.00 per depositary share). Dividends are noncumulative and are payable if, when and as declared by the board of directors. However, no dividends may be declared or paid on the common shares of FCBC during any calendar quarter unless full dividends on the Series B Preferred Shares (and, therefore, the depositary shares) have been declared for that quarter and all dividends previously declared on the Series B Preferred Shares (and, therefore, the depositary shares) have been paid in full.

General Development of Business

(Amounts in thousands)

FIRST CITIZENS BANC CORP (FCBC) was organized under the laws of the State of Ohio on February 19, 1987 and is a registered financial holding company under the Gramm-Leach-Bliley Financial Modernization Act of 1999, as amended. FCBC and its subsidiaries are sometimes referred to together as the Company. The Company’s office is located at 100 East Water Street, Sandusky, Ohio. The Company had total consolidated assets of $1,213,191 at December 31, 2014.

See accompanying notes to consolidated financial statements.

THE CITIZENS BANKING COMPANY (Citizens), owned by the Company since 1987, opened for business in 1884 as The Citizens National Bank. In 1898, Citizens was reorganized under Ohio banking law and was known as The Citizens Bank and Trust Company. In 1908, Citizens surrendered its trust charter and began operation under its current name. Citizens maintains its main office at 100 East Water Street, Sandusky, Ohio and operates branch banking offices in the following Ohio communities: Sandusky (2), Norwalk (2), Berlin Heights, Huron, Port Clinton, Castalia, New Washington, Shelby (2), Willard, Greenwich, Plymouth, Shiloh, Akron, Dublin, Plain City, Russells Point, Urbana (2), West Liberty and Quincy. In January 2015, we added a loan production office in Mayfield Heights, Ohio. Citizens accounted for 99.8% of the Company’s consolidated assets at December 31, 2014.

A new name for the bank is being introduced during the first quarter of 2015. The new name, Civista Bank, fulfills our strategic direction to solidify our dual Citizens/Champaign brand and distinguish ourselves from the many other Citizens’ Banks in existing and prospective markets. Created from the words, “civic” and “vista”, Civista uniquely reflects our commitment to the community, our Citizens heritage and our view toward the future. Our commitment to community banking and our shareholders remains at the heart of all we do.

FIRST CITIZENS INSURANCE AGENCY INC. (Insurance Agency) was formed to allow the Company to participate in commission revenue generated through its third party insurance agreement. Assets of the Insurance Agency were less than one percent of the Company’s consolidated assets as of December 31, 2014.

WATER STREET PROPERTIES, INC. (Water St.) was formed to hold properties repossessed by FCBC subsidiaries. Water St. accounted for less than one percent of the Company’s consolidated assets as of December 31, 2014.

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

Management’s Discussion and Analysis of Financial Condition and Results of Operations – As of December 31, 2014 and December 31, 2013 and for the Years Ended December 31, 2014 and 2013

(Amounts in thousands, except per share data)

General

The following paragraphs more fully discuss the significant highlights, changes and trends as they relate to the Company’s financial condition, results of operations, liquidity and capital resources as of December 31, 2014 and 2013, and during the two-year period ended December 31, 2014. This discussion should be read in conjunction with the Consolidated Financial Statements and notes to the Consolidated Financial Statements, which are included elsewhere in this report.

Forward-Looking Statements

This report may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to such matters as financial condition, anticipated

See accompanying notes to consolidated financial statements.

operating results, cash flows, business line results, credit quality expectations, prospects for new lines of business, economic trends (including interest rates) and similar matters. Forward-looking statements reflect our expectations, estimates or projections concerning future results or events. These statements are generally identified by the use of forward-looking words or phrases such as “believe,” “belief,” “expect,” “anticipate,” “may,” “could,” “intend,” “intent,” “estimate,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause actual results, performance or achievements to differ from results discussed in the forward-looking statements include, but are not limited to, changes in financial markets or national or local economic conditions; sustained weakness or deterioration in the real estate market; volatility and direction of market interest rates; credit risks of lending activities; changes in the allowance for loan losses; legislation or regulatory changes or actions; increases in FDIC insurance premiums and assessments; changes in tax laws; failure of or breach in our information and data processing systems; unforeseen litigation; increased competition in our market area; failures to manage growth and/or effectively integrate acquisitions; and other risks identified from time-to-time in the Company’s other public documents on file with the Securities and Exchange Commission.

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

Financial Condition

At December 31, 2014, total assets were $1,213,191, compared to $1,167,546 at December 31, 2013. The increase in assets is primarily the result of an increase in the loan portfolio. Other factors contributing to the change in assets are discussed in the following sections.

At $900,589, net loans have increased from December 31, 2013 by 6.6%. The increases were primarily in Commercial Real Estate—Non-Owner Occupied, Residential Real Estate, Real Estate Construction and Consumer and Other loans. Commercial Real Estate—Non-Owner Occupied loans increased by $25,834 to $308,666 at December 31, 2014 from $282,832 at December 31, 2013. Residential Real Estate loans increased by $17,819, to $268,510 at December 31, 2014, from $250,691 at December 31, 2013. Real Estate Construction loans increased by $25,488, to $65,452 at December 31, 2014, from $39,964 at December 31, 2013. Consumer and Other loans increased by $4,164, to $15,029 at December 31, 2014, from $10,865 at December 31, 2013.

Securities available for sale decreased by $1,708, or 0.9%, from $199,613 at December 31, 2013 to $197,905 at December 31, 2014. U.S. Treasury securities and obligations of U.S. government agencies decreased $8,658, from $51,560 at December 31, 2013 to $42,902 at December 31, 2014. Obligations of states and political subdivisions available for sale increased $7,396 from 2013 to 2014. Mortgage-backed securities decreased by $537 to total $66,442 at December 31, 2014. The Company continues to utilize letters of credit from the Federal Home Loan Bank (FHLB) to replace maturing securities that were pledged for public entities. As of December 31, 2014, the Company was in compliance with all pledging requirements.

Mortgage-backed securities totaled $66,442 at December 31, 2014 and none were considered unusual or “high risk” securities as defined by regulatory authorities. Of this total, $50,683 was pass-through securities issued by the Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage

See accompanying notes to consolidated financial statements.

Corporation (FHLMC) and Government National Mortgage Association (GNMA), and $15,759 was collateralized by mortgage-backed securities issued or guaranteed by FNMA, FHLMC, or GNMA. The average interest rate of the mortgage-backed portfolio at December 31, 2014 was 3.1%. The average maturity at December 31, 2014 was approximately 3.8 years. The Company has not invested in any derivative securities.

Securities available for sale had a fair value at December 31, 2014 of $197,905. This fair value includes unrealized gains of approximately $6,262 and unrealized losses of approximately $609. Net unrealized gains totaled $5,653 on December 31, 2014 compared to net unrealized gains of $519 on December 31, 2013. The change in unrealized gains is primarily due to changes in market interest rates. Note 2 to the Consolidated Financial Statements provides additional information on unrealized gains and losses.

Premises and equipment, net of accumulated depreciation, decreased $1,913 from December 31, 2013 to December 31, 2014. The decrease in office premises and equipment is attributed to new purchases of $485, depreciation of $1,176 and disposals of $1,222.

Other assets decreased $1,141 from December 31, 2013 to December 31, 2014. The decrease is primarily the result of a decrease in the Company’s deferred taxes, offset by an increase in the notional value of interest rate swap assets.

Year-end deposit balances totaled $968,918 in 2014 compared to $942,475 in 2013, an increase of $26,443, or 2.8%. Overall, the increase in deposits at December 31, 2014 compared to December 31, 2013 included increases in noninterest bearing demand deposits of $15,725, or 6.7%, statement and passbook savings accounts of $15,822, or 5.2%, interest bearing demand accounts of $11,275, or 6.7%, offset in part by declines in individual retirement accounts of $3,432, or 11.4%, and certificate of deposit accounts of $12,947, or 6.3%. A primary factor of the increase in deposits, especially savings and money market deposits, can be attributed to the prolonged, dampened state of the economy and low interest rates on time deposits. Customers seem to be staying out of the market, spending less, saving more and shifting their investments to more liquid accounts while waiting for interest rates to begin climbing. Average deposit balances for 2014 were $1,026,093 compared to $965,370 for 2013, an increase of 6.3%. Noninterest bearing deposits averaged $297,003 for 2014, compared to $233,592 for 2013, increasing $63,411, or 27.2%. Savings, NOW, and MMDA accounts averaged $501,408 for 2014 compared to $485,054 for 2013. Average certificates of deposit decreased $19,042 to total an average balance of $227,682 for 2014.

Borrowings from the Federal Home Loan Bank (FHLB) of Cincinnati were $65,200 at December 31, 2014. The detail of these borrowings can be found in Note 10 to the Consolidated Financial Statements. The balance increased $27,474 from $37,726 at year-end 2013. The change in balance is mainly the result of a short term advance used as overnight funding to support loan growth.

Citizens offers repurchase agreements in the form of sweep accounts to commercial checking account customers. These repurchase agreements totaled $21,613 at December 31, 2014 compared to $20,053 at December 31, 2013. Obligations of U.S. government agencies maintained under Citizens’ control are pledged as collateral for the repurchase agreements.

Other liabilities increased $2,635 from December 31, 2013 to December 31, 2014. The increase is primarily the result of increases in the notional value of interest rate swap liabilities, clearing accounts associated with the tax refund processing program and accrued compensation and deferred compensation accounts. The increase was offset by a decrease in the Company’s accrued pension liability resulting from the hard freeze implemented during 2014.

See accompanying notes to consolidated financial statements.

Total shareholders’ equity decreased $12,467, or 9.7% during 2014 to $115,909. The change in shareholders’ equity resulted from net income of $9,528, offset by preferred dividends and common dividends of $1,873 and $1,465, respectively, and the redemption of Series A Preferred Shares of $22,857, increased market value of securities available for sale, net of tax, of $3,389 and a decrease in the Company’s pension liability, net of tax of $811. For further explanation of these items, see Note 1, Note 14 and Note 23 to the Consolidated Financial Statements. The Company paid $0.19 per common share in dividends in 2014 compared to $0.15 per common share in dividends in 2013. Total outstanding shares at December 31, 2014 and 2013 were 7,707,917. The ratio of total shareholders’ equity to total assets was 9.6% and 11.0%, respectively, at December 31, 2014 and December 31, 2013. The ratio for 2013 was higher because of the timing of the issuance of the Series B Preferred Shares and the repayment of the Series A Preferred Shares. If the Series B issuance and Series A repayment had both occurred in December of 2013, the ratio for 2013 would have been 9.2%.

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

Comparison of Results of Operations for the Years Ended December 31, 2014 and December 31, 2013

Net Income

The Company’s net income for the year ended December 31, 2014 was $9,528, compared to $6,179 for the year ended December 31, 2013. The change in net income was the result of the items discussed in the following sections.

Net Interest Income

Net interest income for 2014 was $41,866, an increase of $1,892, or 4.7%, from 2013. Average earning assets increased 4.7% from 2013. Although market rates in 2014 continued to decline, interest income increased $1,089, primarily due to increased loan volume. In addition, interest expense on interest-bearing liabilities decreased $803. The Company continually examines its rate structure to ensure that its interest rates are competitive and reflective of the current rate environment in which it competes. A change in the mix of deposits from certificates of deposit to non-maturing deposits also contributed to the decline in interest expense.

Total interest income increased $1,089, or 2.4%, from 2013. The increase was mainly a result of an increase in loan volume. Average loans increased $55,280 from 2013 to 2014. The yield on the Company’s loan portfolio declined 16 basis points from 2013. While the average balance of the securities portfolio for 2014 compared to 2013 decreased $2,725, this was primarily due to the Company not replacing matured securities. Interest earned on the security portfolio, including bank stocks, decreased mainly due to decreases in yield. Average balances in interest-bearing deposits in other banks decreased in 2014 by $1,780.

See accompanying notes to consolidated financial statements.

Total interest expense decreased $803, or 16.4%, for 2014 compared to 2013. The decrease in interest expense can be attributed to declines in market rates and the corresponding repricing of deposits and other sources of funding. The total average balance of interest-bearing liabilities decreased $9,126 while the average rate decreased 9 basis points in 2014. Average interest-bearing deposits decreased $2,688 from 2013 to 2014. The decrease in average interest-bearing deposits, mainly in time deposit accounts, coupled by a decline in rate on time deposits of approximately 13 basis points, caused interest expense on deposits to decrease by $496. Interest expense on FHLB borrowings decreased $343 due to a decrease in average balance of $5,462. The average balance in subordinated debentures did not change from 2013 to 2014, but the rate on these securities increased 13 basis points, resulting in an increase in interest expense of $37. Repurchase agreements decreased $990 in average balance from 2013 to 2014.

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

	As of and for year ended December 31,
	2014	2013
Net loan charge-offs	$3,760	$4,314
Provision for loan losses charged to expense	1,500	1,100
Net loan charge-offs as a percent of average outstanding loans	0.43%	0.53%
Allowance for loan losses	$14,268	$16,528
Allowance for loan losses as a percent of year-end outstanding loans	1.56%	1.92%
Impaired loans	$11,149	$18,057
Impaired loans as a percent of gross year-end loans (1)	1.22%	2.10%
Nonaccrual and 90 days or more past due loans	$13,558	$20,459
Nonaccrual and 90 days or more past due loans as a percent of gross year-end loans (1)	1.48%	2.38%

(1)	Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category. A loan is considered nonaccrual if it is maintained on a cash basis because of deterioration in the borrower’s financial condition, where payment in full of principal or interest is not expected and where the principal and interest have been in default for 90 days, unless the asset is both well-secured and in process of collection. A loan is considered impaired when it is probable that all of the interest and principal due will not be collected according to the terms of the original contractual agreement.

See accompanying notes to consolidated financial statements.

The Company’s policy is to maintain the allowance for loan losses at a level sufficient to provide for probable losses incurred in the current portfolio. The Company provides for loan losses through regular provisions to the allowance for loan losses. The amount of the provision is affected by loan charge-offs, recoveries and changes in specific and general allocations required for the allowance for loan losses. Provisions for loan losses totaled $1,500 and $1,100 in 2014 and 2013, respectively. Management believes the analysis of the allowance for loan losses supported a reserve of $14,268 at December 31, 2014.

The Company’s provision for loan losses increased $400 during 2014 to support the final resolutions in certain problem loans, coupled with solid loan growth of 6.2%. A number of factors impact the provisions for loan losses, such as the level of higher risk loans in the portfolio, changes in practices related to loans, changes in collateral values and other factors. We continue to actively manage this process and have provided to maintain the reserve at a level that assures adequate coverage ratios.

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

Management analyzes each impaired commercial and commercial real estate loan with a balance of $350 or larger, on an individual basis and when it is in nonaccrual status or when an analysis of the borrower’s operating results and financial condition indicates that underlying cash flows are not adequate to meet its debt service requirements. In addition, loans held for sale and leases are excluded from consideration as impaired. Loans are generally moved to nonaccrual status when 90 days or more past due. Impaired loans or portions thereof, are charged-off when deemed uncollectible.

Noninterest Income

Noninterest income increased $1,812, or 15.0%, to $13,874 for the year ended December 31, 2014, from $12,062 for the comparable 2013 period. The increase was primarily due to increases in earnings on gain on sale of loans of $198, Trust fees of $503 and tax refund processing fees of $1,894 which were partially offset by decreases in service charge income of $82, gain on sale of securities of $91, income on Bank Owned Life Insurance (BOLI) of $63 and other income of $475.

Gain on sale of loans increased primarily from the addition of investors and loan volume. Trust fees increased due to both an increase in assets valuations as well as an increase in accounts. Tax refund processing fees primarily increased due to added volume from the addition of vendors to the tax processing program. The decrease in service charges was the result of a decrease in overdraft fees. The decrease in gain on sale of securities was due to a recovery of a security previously written off. This recovery was posted in 2013. The decrease in BOLI income is due to lower yields received in the current year. The decrease in other income was primarily the result of lower fees related to our customer derivative program and lower gains recognized on the sale of fixed assets.

Sales of other real estate owned resulted in recognized gains of $44 on the sale of 16 properties in 2014 compared to gains of $120 on the sale of 25 properties in 2013.

See accompanying notes to consolidated financial statements.

Noninterest Expense

Noninterest expense decreased $1,834, or 4.2%, to $41,550 for the year ended December 31, 2014, from $43,384 for the comparable 2013 period. The decrease was primarily due to decreases in salaries, wages and benefits of $2,465, FDIC assessment of $103, state franchise tax of $242, amortization of intangible assets of $78 and repossession expense of $291 which were partially offset by increases in contracted data processing of $254, professional services of $178, equipment expense of $148, ATM expense of $156 and marketing expense of $525.

Salaries, wages and benefits decreased primarily due to a decrease in pension costs. As of April 2014, the Company has frozen its pension plan. Several large pension disbursements were made in 2013, triggering settlement expense of $2,251. While the plan still exists, no new participants will be added and no additional benefits will accrue. FDIC assessments decreased due to a decrease in assessment rates. State franchise taxes decreased due to a change made by the State of Ohio. In 2014, the state replaced its corporate franchise tax with the financial institutions tax (FIT). The new tax is based on equity capital, whereas, the corporate franchise tax was based on net worth. In addition, the new law lowered tax rates. The decrease in amortization of intangible assets is the result of a decline in scheduled amortization of intangible assets associated with mergers. The decrease in repossession expense is the result of a general decrease in expenses related to repossessions. Contracted data processing increased due to increases in cost of technology services. Professional services increased primarily due to merger expenses and a general increase in consulting fees. Equipment expenses increased due to a change in the Company’s capitalization policy in 2014. ATM expense increased due to increased vendor charges. Marketing expenses increased as a result of our efforts to unify our marketing approach in order to improve the impact of marketing dollars spent.

Income Tax Expense

Federal income tax expense was $3,162 in 2014 compared to $1,373 in 2013. Federal income tax expense as a percentage of income was 24.9% in 2014 compared to 18.2% in 2013. A lower federal effective tax rate than the statutory rate of 34% is primarily due to tax-exempt interest income from state and municipal investments, municipal loans, income from BOLI and low income housing credits. Federal income tax expense increased in 2014 primarily due to an increase in pretax income, which also led to the increase in the effective tax rate in 2014.

See accompanying notes to consolidated financial statements.

Distribution of Assets, Liabilities and Shareholders’ Equity,

Interest Rates and Interest Differential

The following table sets forth, for the years ended December 31, 2014, 2013 and 2012, the distribution of assets, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Amounts in thousands):

	2014			2013			2012
Assets	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate
Interest-earning assets:
Loans (1)(2)(3)(5)	$874,432	$40,032	4.58%	$819,152	$38,776	4.74%	$780,786	$40,048	5.13%
Taxable securities (4)	150,510	3,443	2.31%	157,930	3,763	2.42%	172,560	4,710	2.81%
Non-taxable securities (4)(5)	63,613	2,356	5.80%	58,918	2,211	5.90%	52,006	1,895	6.01%
Interest-bearing deposits in other banks	53,829	139	0.26%	55,609	131	0.24%	46,980	109	0.23%

Total interest income assets	1,142,384	45,970	4.15%	1,091,609	44,881	4.24%	1,052,332	46,762	4.58%
Noninterest-earning assets:
Cash and due from financial institutions	35,784			25,203			21,934
Premises and equipment, net	15,262			16,862			17,588
Accrued interest receivable	4,242			4,288			4,456
Intangible assets	24,122			24,464			25,363
Other assets	9,133			10,626			9,737
Bank owned life insurance	19,379			18,856			18,260
Less allowance for loan losses	(15,900)			(19,089)			(21,681)

Total	$1,234,406			$1,172,819			$1,127,989

(1)	For purposes of these computations, the daily average loan amounts outstanding are net of unearned income and include loans held for sale.
(2)	Included in loan interest income are loan fees of $387 in 2014, $368 in 2013 and $325 in 2012.
(3)	Non-accrual loans are included in loan totals and do not have a material impact on the analysis presented.
(4)	Average balance is computed using the carrying value of securities. The average yield has been computed using the historical amortized cost average balance for available-for-sale securities.
(5)	Interest yield is calculated using the tax-equivalent adjustment.

See accompanying notes to consolidated financial statements.

Distribution of Assets, Liabilities and Shareholders’ Equity,

Interest Rates and Interest Differential (Continued)

The following table sets forth, for the years ended December 31, 2014, 2013 and 2012, the distribution of liabilities and shareholders’ equity, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Amounts in thousands):

	2014			2013			2012
Liabilities and Shareholders’ Equity	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate
Interest-bearing liabilities:
Savings and interest-bearing demand accounts	$501,408	$376	0.07%	$485,054	$401	0.08%	$447,823	$520	0.12%
Certificates of deposit	227,682	1,916	0.84%	246,724	2,387	0.97%	272,610	3,280	1.20%
Federal Home Loan Bank advances	33,831	1,015	3.00%	39,293	1,358	3.46%	47,629	1,530	3.21%
Securities sold under repurchase agreements	19,759	20	0.10%	20,749	21	0.10%	18,912	21	0.11%
Federal funds purchased	41	—	0.00%	27	—	0.00%	5	—	0.00%
Subordinated debentures	29,427	777	2.64%	29,427	740	2.51%	29,427	833	2.83%

Total interest-bearing liabilities	812,148	4,104	0.51%	821,274	4,907	0.60%	816,406	6,184	0.76%
Noninterest-bearing liabilities:
Demand deposits	297,003			233,592			194,418
Other liabilities	10,989			14,390			13,051

	307,992			247,982			207,469
Shareholders’ equity	114,266			103,563			104,114

Total	$1,234,406			$1,172,819			$1,127,989

Net interest income and interest rate spread (1)		$41,866	3.64%		$39,974	3.64%		$40,578	3.82%

Net interest margin (2)			3.79%			3.79%			3.98%

(1)	Interest rate spread is calculated by subtracting the rate on average interest-bearing liabilities from the yield on average interest-earning assets.
(2)	Net interest margin is calculated by dividing tax-equivalent adjusted net interest income by average interest-earning assets.

See accompanying notes to consolidated financial statements.

Changes in Interest Income and Interest Expense

Resulting from Changes in Volume and Changes in Rate

The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rate. (Amounts in thousands)

	Increase (decrease) due to:
	Volume(1)	Rate(1)	Net
2014 compared to 2013

Interest income:
Loans	$2,562	$(1,306)	$1,256
Taxable securities	(176)	(144)	(320)
Nontaxable securities	273	(128)	145
Interest-bearing deposits in other banks	(4)	12	8

Total interest income	$2,655	$(1,566)	$1,089

Interest expense:
Savings and interest-bearing demand accounts	13	(38)	(25)
Certificates of deposit	(175)	(296)	(471)
Federal Home Loan Bank advances	(176)	(167)	(343)
Securities sold under repurchase agreements	(1)	—	(1)
Subordinated debentures	—	37	37

Total interest expense	$(339)	$(464)	$(803)

Net interest income	$2,994	$(1,102)	$1,892

2013 compared to 2012

Interest income:
Loans	$1,909	$(3,181)	$(1,272)
Taxable securities	(390)	(557)	(947)
Nontaxable securities	270	46	316
Interest-bearing deposits in other banks	20	2	22

Total interest income	$1,809	$(3,690)	$(1,881)

Interest expense:
Savings and interest-bearing demand accounts	40	(159)	(119)
Certificates of deposit	(292)	(601)	(893)
Federal Home Loan Bank advances	(282)	110	(172)
Securities sold under repurchase agreements	2	(2)	—
Subordinated debentures	—	(93)	(93)

Total interest expense	$(532)	$(745)	$(1,277)

Net interest income	$2,341	$(2,945)	$(604)

(1)	The change in interest income and interest expense due to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.

See accompanying notes to consolidated financial statements.

Liquidity and Capital Resources

Citizens maintains a conservative liquidity position. All securities are classified as available for sale. At December 31, 2014, securities with maturities of one year or less, totaled $629, or 0.3%, of the total security portfolio. The available for sale portfolio helps to provide Citizens with the ability to meet its funding needs. The Consolidated Statements of Cash Flows contained in the Consolidated Financial Statements detail the Company’s cash flows from operating activities resulting from net earnings.

Cash from operations for 2014 was $14,886. The primary additions to cash from operating activities are from changes in amortization of intangible assets, amortization of securities net of accretion, the provision for loan losses, depreciation, proceeds from sale of loans and changes in other assets and liabilities, net. The primary use of cash from operating activities is from loans originated for sale. Cash used for investing activities was $48,496 in 2014. Security and property and equipment purchases along with loans to customers and purchased loans were offset by security maturities and sales and proceeds from the sale property and equipment and the redemption of Federal Home Loan Bank “FHLB” stock. Cash from financing activities in 2014 totaled $29,282. A major source of cash for financing activities is the net change in deposits. Cash provided by the net change in deposits was $26,443 in 2014. The large increase in deposits was primarily due to increases in noninterest-bearing deposits, statement and passbook savings accounts and interest-bearing demand accounts, which added $15,725, $15,822 and $11,275, respectively, in deposits during 2014. These increases were offset by decreases in individual retirement accounts and certificate of deposits of $3,432 and $12,947, respectively. In addition, the Company borrowed additional funds from the FHLB in overnight funds of $42,700 and long term advances of $15,000. The primary uses of cash in financing activities include payment of dividends, repayment of a FHLB advances and repurchase of the Company’s Series A Preferred Shares. Cash and cash equivalents decreased from $34,186 at December 31, 2013 to $29,858 at December 31, 2014.

Future loan demand of Citizens can be funded by increases in deposit accounts, proceeds from payments on existing loans, the maturity of securities, the issuances of trust preferred obligations, and the sale of securities classified as available for sale. Additional sources of funds may also come from borrowing in the Federal Funds market and/or borrowing from the FHLB. As of December 31, 2014, Citizens had total credit availability with the FHLB of $124,741 of which $65,200 was outstanding.

On a separate entity basis, FCBC’s primary source of funds is dividends paid primarily by Citizens. Generally, subject to applicable minimum capital requirements, Citizens may declare a dividend without the approval of the Federal Reserve Bank of Cleveland and the State of Ohio Department of Commerce, Division of Financial Institutions, provided the total dividends in a calendar year do not exceed the total of its profits for that year combined with its retained profits for the two preceding years. At December 31, 2014, Citizens was able to pay dividends to FCBC without obtaining regulatory approval. During 2014, Citizens paid dividends totaling $7,339 to FCBC. This represented approximately 66 percent of the Citizens’ earnings for the year, thereby accumulating cash at FCBC for general corporate purposes, while also preserving capital at Citizens.

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

See accompanying notes to consolidated financial statements.

The Company manages its liquidity and capital through quarterly Asset/Liability Management Committee (ALCO) meetings. The ALCO discusses issues like those in the above paragraphs as well as others that will affect the future liquidity and capital position of the Company. The ALCO also examines interest rate risk and the effect that changes in rates will have on the Company. For more information about interest rate risk, please refer to the “Quantitative and Qualitative Disclosures about Market Risk” section.

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

Prior to January 1, 2015, the guidelines included a minimum for the ratio of total capital to risk-weighted assets of 8%, with at least half of the ratio composed of common shareholders’ equity, minority interests in certain equity accounts of consolidated subsidiaries and a limited amount of qualifying preferred stock and qualified trust preferred securities, less goodwill and certain other intangible assets (known as “Tier 1” risk-based capital). The guidelines also provided for a minimum ratio of Tier 1 capital to average assets, or “leverage ratio,” of 3% for financial holding companies and bank holding companies that met certain criteria, including having the highest regulatory rating, and 4% for all other financial holding companies and bank holding companies.

The risk-based capital guidelines adopted by the federal banking agencies are based on the “International Convergence of Capital Measurement and Capital Standard” (Basel I), published by the Basel Committee on Banking Supervision (the “Basel Committee”) in 1988. In 2004, the Basel Committee published a new capital adequacy framework (Basel II) for large, internationally active banking organizations and in December 2010 and January 2011, the Basel Committee issued an update to Basel II (“Basel III”). The Basel Committee frameworks did not become applicable to banks supervised in the United States until adopted into United States law or regulations. Although the United States banking regulators imposed some of the Basel II and Basel III rules on banks with $250 billion or more in assets or $10 billion of on-balance sheet foreign exposure, it was not until July 2013 that the United States banking regulators issued final (or, in the case of the FDIC, interim final) new capital rules applicable to smaller banking organizations which also implement certain of the provisions of the Dodd-Frank Act (the “Basel III Capital Rules”). Community banking organizations, including FCBC and Citizens, began transitioning to the new rules on January 1, 2015. The new minimum capital requirements became effective on January 1, 2015, whereas a new capital conservation buffer and deductions from common equity capital phase in from January 1, 2016 through January 1, 2019, and most deductions from common equity tier 1 capital will phase in from January 1, 2015 through January 1, 2019.

The new rules include (a) a new common equity tier 1 capital ratio of at least 4.5%, (b) a Tier 1 capital ratio of at least 6.0%, rather than the former 4.0%, (c) a minimum total capital ratio that remains at 8.0%, and (d) a minimum leverage ratio of 4.0%.

Common equity for the common equity tier 1 capital ratio includes common stock (plus related surplus) and retained earnings, plus limited amounts of minority interests in the form of common stock, less the majority of certain regulatory deductions.

Tier 1 capital includes common equity as defined for the common equity tier 1 capital ratio, plus certain non-cumulative preferred stock and related surplus, cumulative preferred stock and related surplus and trust preferred securities that have been grandfathered (but which are not permitted going forward), and limited amounts of minority interests in the form of additional Tier 1 capital instruments, less certain deductions.

See accompanying notes to consolidated financial statements.

Tier 2 capital, which can be included in the total capital ratio, includes certain capital instruments (such as subordinated debt) and limited amounts of the allowance for loan and lease losses, subject to new eligibility criteria, less applicable deductions.

The deductions from common equity tier 1 capital include goodwill and other intangibles, certain deferred tax assets, mortgage-servicing assets above certain levels, gains on sale in connection with a securitization, investments in a banking organization’s own capital instruments and investments in the capital of unconsolidated financial institutions (above certain levels). The deductions phase in from 2015 through 2019.

Under the guidelines, capital is compared to the relative risk related to the balance sheet. To derive the risk included in the balance sheet, one of several risk weights is applied to different balance sheet and off-balance sheet assets, primarily based on the relative credit risk of the counterparty. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Some of the risk weightings have been changed effective January 1, 2015.

The new rules also place restrictions on the payment of capital distributions, including dividends, and certain discretionary bonus payments to executive officers if the company does not hold a capital conservation buffer of greater than 2.5 percent composed of common equity tier 1 capital above its minimum risk-based capital requirements, or if its eligible retained income is negative in that quarter and its capital conservation buffer ratio was less than 2.5 percent at the beginning of the quarter. The capital conservation buffer phases in starting on January 1, 2016, at 0.625%. The implementation of Basel III is not expected to have a material impact on FCBC’s or Citizens’ capital ratios.

See accompanying notes to consolidated financial statements.

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

Fair Value of Financial Instruments

The Company has disclosed the fair value of its financial instruments at December 31, 2014 and 2013 in Note 16 to the Consolidated Financial Statements. The fair value of loans at December 31, 2014 was 100.8% of the carrying value compared to 102.0% at December 31, 2013. The fair value of deposits at December 31, 2014 was 100.1% of the carrying value compared to 100.2% at December 31, 2013.

Contractual Obligations

The following table represents significant fixed and determinable contractual obligations of the Company as of December 31, 2014.

Contractual Obligations	One year or less	One to three years	Three to five years	Over five years	Total
Deposits without a stated maturity	$748,948	$—	$—	$—	$748,948
Certificates of deposit and IRAs	115,336	83,746	15,564	5,324	219,970
FHLB advances, securities sold under agreements to repurchase and U.S. Treasury interest-bearing demand note	47,700	2,500	15,000	—	65,200
Subordinated debentures (1)	—	—	—	29,427	29,427
Operating leases	335	529	205	—	1,069

(1)	The subordinated debentures consist of $2,000, $2,500, $5,000, $7,500, and $12,500 debentures.

The Company has retail repurchase agreements with clients within its local market areas. These borrowings are collateralized with securities owned by the Company. See Note 11 to the Consolidated Financial Statements for further detail. The Company also has a cash management advance line of credit and outstanding letters of credit with the FHLB. For further discussion, refer to Note 10 to the Consolidated Financial Statements.

See accompanying notes to consolidated financial statements.

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

See accompanying notes to consolidated financial statements.

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

The following table provides information about the Company’s financial instruments that are sensitive to changes in interest rates as of December 31, 2014 and 2013, based on certain prepayment and account decay assumptions that management believes are reasonable. The Company had derivative financial instruments as of December 31, 2014 and 2013. The changes in fair value of the assets and liabilities of the underlying contracts offset each other. For more information about derivative financial instruments see Note 22 to the Consolidated Financial Statements. Expected maturity date values for interest-bearing core deposits were calculated based on estimates of the period over which the deposits would be outstanding. The Company’s borrowings were tabulated by contractual maturity dates and without regard to any conversion or repricing dates.

Net Portfolio Value

	December 31, 2014			December 31, 2013
Change in Rates	Dollar Amount	Dollar Change	Percent Change	Dollar Amount	Dollar Change	Percent Change
+200bp	$160,744	$14,829	10%	$154,501	$8,613	6%
+100bp	155,452	9,537	7%	151,871	5,983	4%
Base	145,915	—	—	145,888	—	—
-100bp	151,829	5,914	4%	160,141	14,253	10%

The change in net portfolio value from December 31, 2013 to December 31, 2014, can be attributed to two factors. The yield curve has seen a downward, nearly parallel, shift since the end of 2013, although the shorter end of the curve shifted less. Additionally, both the mix of assets and funding sources has changed. The mix of assets has shifted toward loans and away from cash and securities, which leads to less volatility. The funding mix shifted from CDs to deposits and borrowed money, which tends to increase volatility. Although the shifts in mixes were such that the base remained nearly unchanged, projected movements in rates, up or down, would also lead to changes in market values. The change in the rates up scenarios for both the 100 and 200 basis point movements would lead to a faster decrease in the fair value of liabilities, compared to assets. Accordingly we would see an increase in the net portfolio value. A downward change in rates would lead to an increase in the net portfolio value as the fair value of assets would increase more quickly than the fair value of liabilities.

See accompanying notes to consolidated financial statements.

Critical Accounting Policies

Allowance for Loan Losses: The allowance for loan losses is regularly reviewed by management to determine that the amount is considered adequate to absorb probable losses in the loan portfolio. If not, an additional provision is made to increase the allowance. This evaluation includes specific loss estimates on certain individually reviewed impaired loans, the pooling of commercial credits risk graded as special mention and substandard that are not individually analyzed, and general loss estimates that are based upon the size, quality, and concentration characteristics of the various loan portfolios, adverse situations that may affect a borrower’s ability to repay, and current economic and industry conditions, among other items.

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

Note 1 and Note 4 to the Consolidated Financial Statements provide additional information regarding Allowance for Loan Losses.

Goodwill: The Company performs an annual evaluation of goodwill for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Management performed an evaluation of the Company’s goodwill during the fourth quarter of 2014. In performing its evaluation, management obtained several commonly used financial ratios from pending and completed purchase transactions for banks based in the Midwest. Management used these ratios to determine an implied fair value for the Company. The implied fair value exceeded the carrying value including goodwill. Therefore management concluded that goodwill was not impaired and made no adjustment in 2014.

Other-Than-Temporary Impairment of Investment Securities: The Company performs a quarterly valuation to determine if a decline in the value of an investment security is other than temporary. Although the term “other than temporary” is not intended to indicate that the decline is permanent, it does indicate that the prospects for a near-term recovery of value are not necessarily favorable, or that there is lack of evidence to support fair values equal to or greater than the carrying value of the investment. Once a decline in value is determined to be other than temporary, the value of the security is reduced and a corresponding charge to earnings is recognized. Management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary.

Pension Benefits: Pension costs and liabilities are dependent on assumptions used in calculating such amounts. These assumptions include discount rates, benefits earned, interest costs, expected return on plan assets, mortality rates, and other factors. In accordance with GAAP, actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect recognized expense and the recorded obligation of future periods. While management believes that the assumptions used are appropriate, differences in actual experience or changes in assumptions may affect the Company’s pension obligations and future expense. Our pension benefits are described further in Note 14 of the “Notes to Consolidated Financial Statements.”

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

Management assessed the Company’s system of internal control over financial reporting as of December 31, 2014, in relation to criteria for effective internal control over financial reporting as described in “2013 Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2014, its system of internal control over financial reporting is effective and meets the criteria of the “2013 Internal Control – Integrated Framework”. S.R. Snodgrass, P.C., independent registered public accounting firm, has issued an audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014.

Management is responsible for compliance with the federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders designated by the FDIC as safety and soundness laws and regulations.

Management has assessed compliance by the Company with the designated laws and regulations relating to safety and soundness. Based on the assessment, management believes that the Company complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 2014.

James O. Miller	Todd A. Michel
President, Chief Executive Officer, Chairman of the Board	Senior Vice President, Controller

Sandusky, Ohio

March 13, 2015

See accompanying notes to consolidated financial statements.

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting

Board of Directors and Stockholders

First Citizens Banc Corp

Sandusky, Ohio

We have audited First Citizens Banc Corp and subsidiaries’ internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. First Citizens Banc Corp and subsidiaries’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

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

In our opinion, First Citizens Banc Corp and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of First Citizens Banc Corp and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2014, and our report dated March 13, 2015, expressed an unqualified opinion.

Wexford, Pennsylvania

March 13, 2015

See accompanying notes to consolidated financial statements.

Report of Independent Registered Public Accounting Firm on Financial Statements

Board of Directors and Stockholders

First Citizens Banc Corp

Sandusky, Ohio

We have audited the accompanying consolidated balance sheets of First Citizens Banc Corp and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2014. These consolidated financial statements are the responsibility of First Citizens Banc Corp’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Citizens Banc Corp and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), First Citizens Banc Corp and subsidiaries’ internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 13, 2015 expressed an unqualified opinion on the effectiveness of First Citizens Banc Corp and subsidiaries’ internal control over financial reporting.

Wexford, Pennsylvania

March 13, 2015

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP

CONSOLIDATED BALANCE SHEETS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

	2014	2013
ASSETS
Cash and due from financial institutions	$29,858	$34,186
Securities available for sale	197,905	199,613
Loans held for sale	2,410	438
Loans, net of allowance of $14,268 and $16,528	900,589	844,713
Other securities	12,586	15,424
Premises and equipment, net	14,400	16,313
Accrued interest receivable	3,852	3,881
Goodwill	21,720	21,720
Other intangible assets	2,025	2,763
Bank owned life insurance	19,637	19,145
Other assets	8,209	9,350

Total assets	$1,213,191	$1,167,546

LIABILITIES
Deposits
Noninterest-bearing	$250,701	$234,976
Interest-bearing	718,217	707,499

Total deposits	968,918	942,475
Federal Home Loan Bank advances	65,200	37,726
Securities sold under agreements to repurchase	21,613	20,053
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	12,124	9,489

Total liabilities	1,097,282	1,039,170

SHAREHOLDERS’ EQUITY
Preferred stock, no par value, 200,000 shares authorized
Series A Preferred stock, $1,000 liquidation preference, 23,184 shares issued	—	23,184
Series B Preferred stock, $1,000 liquidation preference, 25,000 shares issued	23,132	23,132
Common stock, no par value, 20,000,000 shares authorized, 8,455,881 shares issued	114,365	114,365
Accumulated deficit	(4,306)	(10,823)
Treasury stock, 747,964 shares at cost	(17,235)	(17,235)
Accumulated other comprehensive loss	(47)	(4,247)

Total shareholders’ equity	115,909	128,376

Total liabilities and shareholders’ equity	$1,213,191	$1,167,546

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2014 and 2013

(Amounts in thousands, except per share data)

	2014	2013
Interest and dividend income
Loans, including fees	$40,032	$38,776
Taxable securities	3,443	3,763
Tax-exempt securities	2,356	2,211
Federal funds sold and other	139	131

Total interest and dividend income	45,970	44,881

Interest expense
Deposits	2,292	2,788
Federal Home Loan Bank advances	1,015	1,358
Subordinated debentures	777	740
Securities sold under agreements to repurchase	20	21

Total interest expense	4,104	4,907

Net interest income	41,866	39,974
Provision for loan losses	1,500	1,100

Net interest income after provision for loan losses	40,366	38,874

Noninterest income
Service charges	4,119	4,201
Net gain on sale of securities	113	204
Net gain on sale of loans	659	461
ATM fees	1,988	1,996
Trust fees	3,130	2,627
Bank owned life insurance	492	555
Tax refund processing fees	2,324	430
Computer center item processing fees	260	248
Net gain on sale of other real estate owned	44	120
Other	745	1,220

Total noninterest income	13,874	12,062

Noninterest expense
Salaries, wages and benefits	22,293	24,758
Net occupancy expense	2,256	2,209
Equipment expense	1,421	1,273
Contracted data processing	1,560	1,306
FDIC Assessment	905	1,008
State franchise tax	888	1,130
Professional services	1,855	1,677
Amortization of intangible assets	769	846
ATM expense	806	650
Marketing expense	1,159	634
Repossession expense	673	964
Other operating expenses	6,965	6,929

Total noninterest expense	41,550	43,384

Income before income taxes	12,690	7,552
Income taxes	3,162	1,373

Net income	9,528	6,179
Preferred stock dividends and discount accretion	1,873	1,159

Net income available to common shareholders	$7,655	$5,020

Earnings per common share, basic	$0.99	$0.65

Earnings per common share, diluted	$0.85	$0.64

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP

CONSOLIDATED COMPREHENSIVE INCOME STATEMENTS

Years ended December 31, 2014 and 2013

(Amounts in thousands, except per share data)

	2014	2013
Net income	$9,528	$6,179

Other comprehensive income (loss):
Unrealized holding gains (loss) on available for sale securities	5,134	(8,344)
Tax effect	(1,745)	2,836
Pension liability adjustment	1,228	4,406
Tax effect	(417)	(1,498)

Total other comprehensive income (loss)	4,200	(2,600)

Comprehensive income	$13,728	$3,579

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2014 and 2013

(Amounts in thousands, except share data)

	Preferred Stock		Common Stock		Accumulated deficit	Treasury Stock	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2012	23,184	$23,184	7,707,917	$114,365	$(14,687)	$(17,235)	$(1,647)	$103,980

Net income					6,179			6,179
Other comprehensive loss							(2,600)	(2,600)
Issuance of Series B preferred shares, net of issuance costs	25,000	23,132						23,132
Cash dividends ($0.15 per share)					(1,156)			(1,156)
Preferred stock dividends					(1,159)			(1,159)

Balance, December 31, 2013	48,184	$46,316	7,707,917	$114,365	$(10,823)	$(17,235)	$(4,247)	$128,376

Net income					9,528			9,528
Other comprehensive income							4,200	4,200
Cash dividends ($0.19 per share)					(1,465)			(1,465)
Preferred stock dividends					(1,873)			(1,873)
Redemption of Series A preferred stock	(23,184)	(23,184)			327			(22,857)

Balance, December 31, 2014	25,000	$23,132	7,707,917	$114,365	$(4,306)	$(17,235)	$(47)	$115,909

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2014 and 2013

(Amounts in thousands)

	2014	2013
Cash flows from operating activities:
Net income	$9,528	$6,179
Adjustments to reconcile net income to net cash from operating activities
Security amortization, net	1,491	1,633
Depreciation	1,176	1,334
Amortization of intangible assets	769	846
Amortization of net deferred loan fees	(123)	(112)
Gain on sale of securities	(113)	(204)
Provision for loan losses	1,500	1,100
Loans originated for sale	(31,206)	(49,978)
Proceeds from sale of loans	29,893	51,874
Net gain on sale of loans	(659)	(461)
Net gain on sale of other real estate owned	(44)	(120)
Gain on sale of fixed assets	(60)	(107)
Increase in cash surrender value of bank owned life insurance	(492)	(555)
Decrease in prepaid FDIC Premium	—	1,775
Change in
Accrued interest payable	(30)	(29)
Accrued interest receivable	29	(172)
Deferred taxes	11	1,362
Other, net	3,216	(1,554)

Net cash from operating activities	14,886	12,811

Cash flows used for investing activities:
Securities available for sale
Maturities, prepayments and calls	45,743	50,184
Sales	18,088	8,686
Purchases	(58,367)	(64,295)
Redemption of Federal Reserve stock	—	143
Purchases of Federal Reserve stock	(171)	—
Redemption of FHLB stock	3,009	—
Net loan originations	(53,562)	(48,272)
Loans purchased, installment	(4,382)	(1,898)
Proceeds from sale of OREO properties	349	699
Property and equipment purchases	(485)	(1,155)
Proceeds from sale of property and equipment	1,282	118

Net cash used for investing activities	(48,496)	(55,790)

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Years ended December 31, 2014 and 2013

(Amounts in thousands)

	2014	2013
Cash flows from financing activities:
Increase in deposits	26,443	16,086
Net proceeds from short-term FHLB advances	42,700	—
Repayment of long-term FHLB advances	(30,226)	(2,535)
Proceeds from long-term FHLB advances	15,000	—
Increase (decrease) in securities sold under repurchase agreements	1,560	(3,166)
Repayment of series A preferred stock	(22,857)	—
Common dividends paid	(1,465)	(1,156)
Preferred dividends paid	(1,873)	(1,159)
Net proceeds from issuance of preferred stock	—	23,132

Net cash provided by financing activities	29,282	31,202

Decrease in cash and due from financial institutions	(4,328)	(11,777)
Cash and due from financial institutions at beginning of year	34,186	45,963

Cash and due from financial institutions at end of year	$29,858	$34,186

Supplemental cash flow information:
Interest paid	$4,134	$4,936
Income taxes paid	$1,745	$1,010

Supplemental non-cash disclosures:
Transfer of loans from portfolio to other real estate owned	$692	$280
Transfer of loans from portfolio to held for sale	$—	$4,756

See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

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

First Citizens Insurance Agency Inc. was formed to allow the Company to participate in commission revenue generated through its third party insurance agreement. Insurance commission revenue was less than 1.0% of total revenue for the years ended December 31, 2014 and 2013. Water St. was formed to hold repossessed assets of FCBC’s subsidiaries. Water St. revenue was less than 1% of total revenue for the years ended December 31, 2014 and 2013. FCRS was formed in 2012 and remained inactive for the periods presented.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, determination of goodwill impairment, fair values of financial instruments, valuation of deferred tax assets, pension obligations and other-than-temporary-impairment of securities are considered material estimates that are particularly susceptible to significant change in the near term.

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

December 31, 2014 and 2013

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

December 31, 2014 and 2013

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

Allowance for Loan Losses: The allowance for loan losses (allowance) is calculated with the objective of maintaining a reserve sufficient to absorb inherent loan losses in the loan portfolio. Management establishes the allowance for loan losses based upon its evaluation of the pertinent factors underlying the types and quality of loans in the portfolio. In determining the allowance and the related provision for loan losses, the Company considers three principal elements: (i) specific impairment reserve allocations (valuation allowances) based upon probable losses identified during the review of impaired loans in the Commercial loan portfolio, (ii) allocations established for adversely-rated loans in the Commercial loan portfolio and nonaccrual Real Estate Residential, Consumer installment and Home Equity loans, (iii) allocations on all other loans based principally on a two-year historical loan loss experience and loan loss trends. These allocations are adjusted for consideration of general economic and business conditions, credit quality and delinquency trends, collateral values, and recent loss experience for these similar pools of loans. The Company analyzes its loan portfolio each quarter to determine the appropriateness of its allowance for loan losses.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

All commercial loans and commercial real estate loans are monitored on a regular basis with a detailed loan review completed for all loans greater than $500. All commercial loans and commercial real estate loans that are 90 days past due or in nonaccrual status, are analyzed to determine if they are “impaired”, which means that it is probable that all amounts will not be collected according to the contractual terms of the loan agreement. All loans that are delinquent 90 days are classified as substandard and placed on nonaccrual status unless they are well-secured and in the process of collection. The remaining loans are evaluated and segmented with loans with similar risk characteristics. The Company allocates reserves based on risk categories and portfolio segments described below, which conform to the Company’s asset classification policy. In reviewing risk within Citizens’ loan portfolio, management has identified specific segments to categorize loan portfolio risk: (i) Commercial & Agriculture loans; (ii) Commercial Real Estate loans; (iii) Residential Real Estate loans; (iv) Real Estate Construction loans; (vi) Home Equity Lines of Credit (HELOC); (vii) Indirect Auto loans; and (vii) Consumer and Other loans. Additional information related to economic factors can be found in Note 4.

Loan Charge-off Policies: All unsecured open- and closed-ended retail loans that become past due 90 days from the contractual due date are charged off in full. In lieu of charging off the entire loan balance, loans with non real estate collateral may be written down to the net realizable value of the collateral, if repossession of collateral is assured and in process. For open- and closed-ended loans secured by residential real estate, a current assessment of value is made no later than 180 days past due. Any outstanding loan balance in excess of the net realizable value of the property is charged off. All other loans are generally charged down to the net realizable value when Citizens recognizes the loan is permanently impaired, which is generally after the loan is 90 days past due.

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

Other Real Estate: Other real estate acquired through or instead of loan foreclosure is initially recorded at fair value less costs to sell when acquired, establishing a new cost basis and any deficiency in the value is charged off through the allowance. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed. Other real estate owned included in other assets totaled approximately $560 at December 31, 2014 and $173 at December 31, 2013.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

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

Federal Home Loan Bank (FHLB) Stock: Citizens is a member of the FHLB of Cincinnati and as such, is required to maintain a minimum investment in stock of the FHLB that varies with the level of advances outstanding with the FHLB. The stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and as such is classified as restricted stock, carried at cost and evaluated for impairment by management. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the FHLB as compared to the capital stock amount and the length of time this situation has persisted (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance (c) the impact of legislative and regulatory changes on the customer base of the FHLB and (d) the liquidity position of the FHLB. With consideration given to these factors, management concluded that the stock was not impaired at December 31, 2014 or 2013.

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

December 31, 2014 and 2013

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

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

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

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by Citizens to FCBC or by FCBC to shareholders. Additional information related to dividend restrictions can be found in Note 18.

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

Derivative Instruments and Hedging Activities: The Company enters into interest rate swap agreements to facilitate the risk management strategies of a small number of commercial banking customers. All derivatives are accounted for in accordance with ASC-815, Derivatives and Hedging. The Company mitigates the risk of entering into these agreements by entering into equal and offsetting swap agreements with highly rated third party financial institutions. The swap agreements are free-standing derivatives and are recorded at fair value in the Company’s consolidated balance sheets. The Company is party to master netting arrangements with its financial institution counterparties; however, the Company does not offset assets and liabilities under these arrangements for financial statement presentation purposes because the Company does not currently intend to execute a setoff with its’ counterparties. The master netting arrangements provide for a single net settlement of all swap agreements, as well as collateral, in the event of default on, or termination of, any one contract. Collateral, usually in the form of marketable securities, is posted by the counterparty with net liability positions in accordance with contract thresholds.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Effect of Newly Issued but Not Yet Effective Accounting Standards:

In January 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-01, Investments – Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects. The amendments in this Update permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). The amendments in this Update should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments. The amendments in this Update are effective for public business entities for annual periods and interim reporting periods within those annual periods, beginning after December 15, 2014. Early adoption is permitted. Adoption of this Update is not expected to have a significant impact on the Company’s financial statements.

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

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (a new revenue recognition standard). The Update’s core principle is that a company will recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, this Update specifies the accounting for certain costs to obtain or fulfill a contract with a customer and expands disclosure requirements for revenue recognition. This Update is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The Company is evaluating the effect of adopting this new accounting Update.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In June 2014, the FASB issued ASU 2014-11, Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. The amendments in this Update change the accounting for repurchase-to-maturity transactions to secured borrowing accounting. For repurchase financing arrangements, the amendments require separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty, which will result in secured borrowing accounting for the repurchase agreement. The amendments also require enhanced disclosures. The accounting changes in this Update are effective for the first interim or annual period beginning after December 15, 2014. An entity is required to present changes in accounting for transactions outstanding on the effective date as a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. Earlier application is prohibited. The disclosure for certain transactions accounted for as a sale is required to be presented for interim and annual periods beginning after December 15, 2014, and the disclosure for repurchase agreements, securities lending transactions, and repurchase-to-maturity transactions accounted for as secured borrowings is required to be presented for annual periods beginning after December 15, 2014, and for interim periods beginning after March 15, 2015. The disclosures are not required to be presented for comparative periods before the effective date. This Update is not expected to have a significant impact on the Company’s financial statements.

In June 2014, the FASB issued ASU 2014-12, Compensation-Stock Compensation (Topic 718): Accounting for Share-Based Payments when the Terms of an Award Provide that a Performance Target Could Be Achieved After the Requisite Service Period. The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. The amendments in this Update are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. Entities may apply the amendments in this Update either (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. If retrospective transition is adopted, the cumulative effect of applying this Update as of the beginning of the earliest annual period presented in the financial statements should be recognized as an adjustment to the opening retained earnings balance at that date. Additionally, if retrospective transition is adopted, an entity may use hindsight in measuring and recognizing the compensation cost. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In August 2014, the FASB issued ASU 2014-14, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40). The amendments in this Update require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if the following conditions are met: (1) the loan has a government guarantee that is not separable from the loan before foreclosure, (2) at the time of foreclosure, the creditor has the intent to convey the real estate property to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under that claim, and (3) at the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed. Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. The amendments in this Update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. This Update is not expected to have a significant impact on the Company’s financial statements.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40). The amendments in this Update provide guidance in accounting principles generally accepted in the United States of America about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. This Update is not expected to have a significant impact on the Company’s financial statements.

In November 2014, the FASB issued ASU 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity (a consensus of the FASB Emerging Issues Task Force). This Update clarifies how current U.S. GAAP should be interpreted in subjectively evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. Public business entities are required to implement the new requirements in fiscal years and interim periods within those fiscal years beginning after December 15, 2015. This Update is not expected to have a significant impact on the Company’s financial statements.

In November 2014, the FASB issued ASU 2014-17, Business Combinations (Topic 805): Pushdown Accounting. The amendments in this Update apply to the separate financial statements of an acquired entity and its subsidiaries that are a business or nonprofit activity (either public or nonpublic) upon the occurrence of an event in which an acquirer (an individual or an entity) obtains control of the acquired entity. An acquired entity may elect the option to apply pushdown accounting in the reporting period in which the change-in-control event occurs. If pushdown accounting is not applied in the reporting period in which the change-in-control event occurs, an acquired entity will have the option to elect to apply pushdown accounting in a subsequent reporting period to the acquired entity’s most recent change-in-control event. The amendments in this Update are effective on November 18, 2014. After the effective date, an acquired entity can make an election to apply the guidance to future change-in-control events or to its most recent change-in-control event. This Update is not expected to have a significant impact on the Company’s financial statements.

In January 2015, the FASB issued ASU 2015-01, Income Statement – Extraordinary and Unusual Items, as part of its initiative to reduce complexity in accounting standards. This Update eliminates from GAAP the concept of extraordinary items. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. This Update is not expected to have a significant impact on the Company’s financial statements.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 2—SECURITIES

The amortized cost and fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive loss were as follows.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2014
U.S. Treasury securities and obligations of U.S. government agencies	$42,910	$115	$(123)	$42,902
Obligations of states and political subdivisions	83,215	5,112	(306)	88,021
Mortgage-back securities in government sponsored entities	65,646	976	(180)	66,442

Total debt securities	191,771	6,203	(609)	197,365
Equity securities in financial institutions	481	59	—	540

Total	$192,252	$6,262	$(609)	$197,905

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2013
U.S. Treasury securities and obligations of U.S. government agencies	$52,229	$95	$(764)	$51,560
Obligations of states and political subdivisions	79,975	2,327	(1,677)	80,625
Mortgage-back securities in government sponsored entities	66,409	1,127	(557)	66,979

Total debt securities	198,613	3,549	(2,998)	199,164
Equity securities in financial institutions	481	—	(32)	449

Total	$199,094	$3,549	$(3,030)	$199,613

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 2—SECURITIES (Continued)

The amortized cost and fair value of securities at year end 2014 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Available for sale
	Amortized Cost	Fair Value
Due in one year or less	$628	$629
Due from one to five years	27,702	27,723
Due from five to ten years	34,718	36,191
Due after ten years	63,077	66,380
Mortgage-backed securities in government sponsored entities	65,646	66,442
Equity securities in financial institutions	481	540

Total	$192,252	$197,905

Securities with a carrying value of $137,898 and $147,625 were pledged as of December 31, 2014 and 2013, respectively, to secure public deposits, other deposits and liabilities as required or permitted by law.

Proceeds from sales of securities, gross realized gains and gross realized losses were as follows.

	2014	2013
Sale proceeds	$18,088	$8,686
Gross realized gains	113	144
Gross realized losses	(1)	(89)
Gains from securities called or settled by the issuer	1	149

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 2—SECURITIES (Continued)

Debt securities with unrealized losses at year end 2014 and 2013 not recognized in income are as follows.

2014	12 Months or less		More than 12 months		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury securities and obligations of U.S. government agencies	$7,664	$(17)	$11,888	$(106)	$19,552	$(123)
Obligations of states and political subdivisions	853	(11)	5,647	(295)	6,500	(306)
Mortgage-backed securities in gov’t sponsored entities	12,289	(29)	11,492	(151)	23,781	(180)

Total temporarily impaired	$20,806	$(57)	$29,027	$(552)	$49,833	$(609)

2013	12 Months or less		More than 12 months		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury securities and obligations of U.S. government agencies	$30,800	$(764)	$—	$—	$30,800	$(764)
Obligations of states and political subdivisions	28,428	(1,556)	968	(121)	29,396	(1,677)
Mortgage-backed securities in gov’t sponsored entities	32,557	(553)	279	(4)	32,836	(557)
Equity securities in financial institutions	449	(32)	—	—	449	(32)

Total temporarily impaired	$92,234	$(2,905)	$1,247	$(125)	$93,481	$(3,030)

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

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 2—SECURITIES (Continued)

The Company has assessed each available-for-sale security position for credit impairment. Factors considered in determining whether a loss is temporary include:

•	The length of time and the extent to which fair value has been below cost;

•	The severity of impairment;

•	The cause of the impairment and the financial condition and near-term prospects of the issuer;

•	If the Company intends to sell the investment;

•	If it’s more-likely-than-not the Company will be required to sell the investment before recovering its amortized cost basis; and

•	If the Company does not expect to recover the investment’s entire amortized cost basis (even if the Company does not intend to sell the investment).

The Company’s review for impairment generally entails:

•	Identification and evaluation of investments that have indications of impairment;

•	Analysis of individual investments that have fair values less than amortized cost, including consideration of length of time each investment has been in unrealized loss position and the expected recovery period;

•	Evaluation of factors or triggers that could cause individual investments to qualify as having other-than-temporary impairment; and

•	Documentation of these analyses, as required by policy.

At December 31, 2014, the Company owned 41 securities that were considered temporarily impaired. The unrealized losses on these securities have not been recognized into income because the issuers’ bonds are of high credit quality, management has the intent and ability to hold these securities for the foreseeable future, and the decline in fair value is largely due to changes in market interest rates. The Company also considers sector specific credit rating changes in its analysis. The fair value is expected to recover as the securities approach their maturity date or reset date. The Company does not intend to sell until recovery and does not believe selling will be required before recovery.

NOTE 3—LOANS

Loans at year-end were as follows.

	2014	2013
Commercial and Agriculture	$114,186	$115,875
Commercial Real Estate—owner occupied	143,014	161,014
Commercial Real Estate—non-owner occupied	308,666	282,832
Residential Real Estate	268,510	250,691
Real Estate Construction	65,452	39,964
Consumer and Other	15,029	10,865

Total Loans	914,857	861,241
Allowance for loan losses	(14,268)	(16,528)

Net loans	$900,589	$844,713

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 3—LOANS (Continued)

Included in total loans above are deferred loan fees of $237 at December 31, 2014 and $365 at December 31, 2013.

Loans to principal officers, directors, and their affiliates at year-end 2014 and 2013 were as follows.

	2014	2013
Balance—Beginning of year	$9,294	$9,997
New loans and advances	2,700	3,262
Repayments	(2,792)	(3,157)
Effect of changes to related parties	(2,171)	(808)

Balance—End of year	$7,031	$9,294

NOTE 4—ALLOWANCE FOR LOAN LOSSES

Management has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the allowance for loan losses, the Company has segmented certain loans in the portfolio by product type. Loans are segmented into the following pools: Commercial and Agriculture loans, Commercial Real Estate – Owner Occupied loans, Commercial Real Estate – Non-owner Occupied loans, Residential Real Estate loans, Real Estate Construction loans and Consumer and Other loans. Historical loss percentages for each risk category are calculated and used as the basis for calculating allowance allocations. These historical loss percentages are calculated over a three year period for all portfolio segments. Certain economic factors are also considered for trends which management uses to establish the directionality of changes to the unallocated portion of the reserve. The following economic factors are analyzed:

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

The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the consolidated balance sheet date. The Company considers the allowance for loan losses of $14,268 adequate to cover loan losses inherent in the loan portfolio, at December 31, 2014. The following tables present by portfolio segment, the changes in the allowance for loan losses, the ending allocation of the allowance for loan losses and the loan balances outstanding for the period ended December 31, 2014 and December 31, 2013. The changes can be impacted by overall loan volume, adversely graded loans, historical charge-offs and economic factors.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

	Commercial & Agriculture	Commercial Real Estate— Owner Occupied	Commercial Real Estate— Non-Owner Occupied	Residential Real Estate	Real Estate Construction	Consumer and Other	Unallocated	Total
December 31, 2014

Allowance for loan losses:

Beginning balance	$2,841	$3,263	$4,296	$5,224	$184	$214	$506	$16,528
Charge-offs	(338)	(1,661)	(198)	(2,449)	—	(135)	—	(4,781)
Recoveries	249	363	50	292	6	61	—	1,021
Provision	(930)	615	650	680	238	56	191	1,500

Ending Balance	$1,822	$2,580	$4,798	$3,747	$428	$196	$697	$14,268

For the year ended December 31, 2014, the allowance for Commercial and Agriculture loans was reduced not only by charge-offs, but also due to a decrease in both the loan balances outstanding and the specific reserve required for this type, which was driven by a decrease in the volume of impaired loans and classified loans. The net result of these changes was represented as a decrease in the provision. The decrease in the allowance for Commercial Real Estate—Owner Occupied loans was the result of eleven charge-offs, but also due to a decrease in loan balances outstanding and a decline in nonaccrual loans. The result of these changes was represented as a decrease in the allowance. The increase in the allowance for Commercial Real Estate—Non-Owner Occupied loans was the result of increasing loan balances and increased past-due balances. The allowance for Real Estate Construction loans increased as a result of a significant increase in loan balances. The ending reserve balance for Residential Real Estate loans declined from the end of the previous year due to charge-offs of loans that had a specific reserve previously applied. Additionally, a single relationship resulted in losses of $1,436 related to protecting the Company’s collateral. The net result of the changes was represented as a decrease in the allowance. The allowance for Consumer and Other loans decreased slightly during the year. While loan balances are up, loss rates continue to decrease resulting in the allowance being slightly lower. While we have seen improvement in asset quality, given the uncertainty in the economy, management determined that it was appropriate to maintain unallocated reserves at a slightly higher level at this time.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

	Commercial & Agriculture	Commercial Real Estate— Owner Occupied	Commercial Real Estate— Non-Owner Occupied	Residential Real Estate	Real Estate Construction	Consumer and Other	Unallocated	Total
December 31, 2013

Allowance for loan losses:

Beginning balance	$2,811	$4,836	$5,303	$5,780	$349	$246	$417	$19,742
Charge-offs	(483)	(989)	(815)	(2,907)	(136)	(220)	—	(5,550)
Recoveries	141	265	184	458	108	80	—	1,236
Provision	372	(849)	(376)	1,893	(137)	108	89	1,100

Ending Balance	$2,841	$3,263	$4,296	$5,224	$184	$214	$506	$16,528

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

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

	Commercial & Agriculture	Commercial Real Estate— Owner Occupied	Commercial Real Estate— Non-Owner Occupied	Residential Real Estate	Real Estate Construction	Consumer and Other	Unallocated	Total
December 31, 2014
Allowance for loan losses:

Ending balance:
Individually evaluated for impairment	$641	$57	$20	$305	$—	$—	$—	$1,023

Ending balance:
Collectively evaluated for impairment	$1,181	$2,523	$4,778	$3,442	$428	$196	$697	$13,245

Ending balance	$1,822	$2,580	$4,798	$3,747	$428	$196	$697	$14,268

Loan balances outstanding:

Ending balance:
Individually evaluated for impairment	$2,304	$3,557	$2,175	$3,108	$—	$5		$11,149

Ending balance:
Collectively evaluated for impairment	$111,882	$139,457	$306,491	$265,402	$65,452	$15,024		$903,708

Ending balance	$114,186	$143,014	$308,666	$268,510	$65,452	$15,029		$914,857

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

	Commercial & Agriculture	Commercial Real Estate— Owner Occupied	Commercial Real Estate— Non-Owner Occupied	Residential Real Estate	Real Estate Construction	Consumer and Other	Unallocated	Total
December 31, 2013
Allowance for loan losses:

Ending balance:
Individually evaluated for impairment	$1,262	$390	$55	$802	$—	$—	$—	$2,509

Ending balance:
Collectively evaluated for impairment	$1,579	$2,873	$4,241	$4,422	$184	$214	$506	$14,019

Ending balance	$2,841	$3,263	$4,296	$5,224	$184	$214	$506	$16,528

Loan balances outstanding:

Ending balance:
Individually evaluated for impairment	$3,869	$6,792	$3,383	$4,005	$—	$8		$18,057

Ending balance:
Collectively evaluated for impairment	$112,006	$154,222	$279,449	$246,686	$39,964	$10,857		$843,184

Ending balance	$115,875	$161,014	$282,832	$250,691	$39,964	$10,865		$861,241

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

The following table represents credit exposures by internally assigned risk ratings for the periods ended December 31, 2014 and 2013. The remaining loans in Residential Real Estate, Real Estate Construction and Consumer and Other loans that are not assigned a risk grade are presented in a separate table below. The risk rating analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Company’s internal credit risk rating system is based on experiences with similarly graded loans.

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

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

December 31, 2014	Commercial & Agriculture	Commercial Real Estate— Owner Occupied	Commercial Real Estate— Non-Owner Occupied	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
Pass	$107,903	$128,222	$298,237	$100,810	$59,584	$5,651	$700,407
Special Mention	3,446	5,492	6,305	697	19	—	15,959
Substandard	2,837	9,300	4,124	8,834	41	46	25,182
Doubtful	—	—	—	—	—	—	—

Ending Balance	$114,186	$143,014	$308,666	$110,341	$59,644	$5,697	$741,548

December 31, 2013	Commercial & Agriculture	Commercial Real Estate— Owner Occupied	Commercial Real Estate— Non-Owner Occupied	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
Pass	$107,923	$143,531	$272,407	$98,700	$35,495	$2,252	$660,308
Special Mention	2,038	4,334	4,811	986	21	—	12,190
Substandard	5,914	13,149	5,614	8,175	—	70	32,922
Doubtful	—	—	—	2,349	—	—	2,349

Ending Balance	$115,875	$161,014	$282,832	$110,210	$35,516	$2,322	$707,769

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables present performing and nonperforming loans based solely on payment activity for the periods ended December 31, 2014 and December 31, 2013 that have not been assigned an internal risk grade. The types of loans presented here are not assigned a risk grade unless there is evidence of a problem. Payment activity is reviewed by management on a monthly basis to evaluate performance. Loans are considered to be nonperforming when they become 90 days past due or if management thinks that we may not collect all of our principal and interest. Nonperforming loans also include certain loans that have been modified in Troubled Debt Restructurings (TDRs) where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Company’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions due to economic status. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
December 31, 2014
Performing	$158,169	$5,808	$9,332	$173,309
Nonperforming	—	—	—	—

Total	$158,169	$5,808	$9,332	$173,309

	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
December 31, 2013
Performing	$140,481	$4,448	$8,543	$153,472
Nonperforming	—	—	—	—

Total	$140,481	$4,448	$8,543	$153,472

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

Following tables include an aging analysis of the recorded investment of past due loans outstanding as of December 31, 2014 and 2013.

December 31, 2014	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Current	Total Loans	Past Due 90 Days and Accruing
Commercial & Agriculture	$58	$—	$187	$245	$113,941	$114,186	$—
Commercial Real Estate—Owner Occupied	622	251	657	1,530	141,484	143,014	—
Commercial Real Estate—Non-Owner Occupied	521	5	2,103	2,629	306,037	308,666	—
Residential Real Estate	1,923	721	2,347	4,991	263,519	268,510	—
Real Estate Construction	33	—	8	41	65,411	65,452	—
Consumer and Other	131	8	19	158	14,871	15,029	—

Total	$3,288	$985	$5,321	$9,594	$905,263	$914,857	$—

December 31, 2013	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Current	Total Loans	Past Due 90 Days and Accruing
Commercial & Agriculture	$105	$—	$443	$548	$115,327	$115,875	$—
Commercial Real Estate—Owner Occupied	253	188	1,643	2,084	158,930	161,014	—
Commercial Real Estate—Non-Owner Occupied	208	13	455	676	282,156	282,832	—
Residential Real Estate	3,140	1,084	5,531	9,755	240,936	250,691	—
Real Estate Construction	—	—	—	—	39,964	39,964	—
Consumer and Other	170	20	—	190	10,675	10,865	—

Total	$3,876	$1,305	$8,072	$13,253	$847,988	$861,241	$—

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

The following table presents loans on nonaccrual status as of December 31, 2014 and 2013.

	2014	2013
Commercial & Agriculture	$1,264	$1,590
Commercial Real Estate—Owner Occupied	3,403	6,360
Commercial Real Estate—Non-Owner Occupied	2,134	3,249
Residential Real Estate	6,674	9,210
Real Estate Construction	41	—
Consumer and Other	42	50

Total	$13,558	$20,459

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

Modifications: A modification of a loan constitutes a troubled debt restructuring (“TDR”) when the Company for economic or legal reasons related to a borrower’s financial difficulties grants a concession to the borrower that it would not otherwise consider. The Company offers various types of concessions when modifying a loan, however, forgiveness of principal is rarely granted. Commercial Real Estate loans modified in a TDR often involve reducing the interest rate lower than the current market rate for new debt with similar risk. Real Estate loans modified in a TDR were primarily comprised of interest rate reductions where monthly payments were lowered to accommodate the borrowers’ financial needs.

Loans modified in a TDR are typically already on non-accrual status and partial charge-offs have in some cases already been taken against the outstanding loan balance. As a result, loans modified in a TDR may have the financial effect of increasing the specific allowance associated with the loan. An allowance for impaired loans that have been modified in a TDR are measured based on the present value of expected future cash flows

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

discounted at the loan’s effective interest rate or the estimated fair value of the collateral, less any selling costs, if the loan is collateral dependent. Management exercises significant judgment in developing these estimates. As of December 31, 2014, TDRs accounted for $895 of the allowance for loan losses.

Loan modifications that are considered TDRs completed during the twelve month periods ended December 31, 2014 and December 31, 2013 were as follows:

	For the Twelve Month Period Ended December 31, 2014			For the Twelve Month Period Ended December 31, 2013
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Commercial & Agriculture	—	$—	$—	—	$—	$—
Commercial Real Estate—Owner Occupied	—	—	—	2	547	547
Commercial Real Estate—Non-Owner Occupied	—	—	—	—	—	—
Residential Real Estate	9	619	554	—	—	—
Real Estate Construction	1	35	35	—	—	—
Consumer and Other	—	—	—	—	—	—

Total Loan Modifications	10	$654	$589	2	$547	$547

Recidivism, or the borrower defaulting on its obligation pursuant to a modified loan, results in the loan once again becoming a non-accrual loan. Recidivism occurs at a notably higher rate than do defaults on new originations loans, so modified loans present a higher risk of loss than do new origination loans. During both the twelve month period ended December 31, 2014 and December 31, 2013, there were no defaults on loans that were modified and considered TDRs during the respective twelve previous months.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

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

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables include the recorded investment and unpaid principal balances for impaired financing receivables with the associated allowance amount, if applicable as of December 31, 2014 and 2013.

	December 31, 2014			December 31, 2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial & Agriculture	$1,377	$1,504		$1,525	$1,657
Commercial Real Estate—Owner Occupied	2,961	3,327		2,891	3,027
Commercial Real Estate—Non-Owner Occupied	92	140		3,092	3,187
Residential Real Estate	1,893	3,487		1,202	2,263
Consumer and Other	5	5		8	8

Total	6,328	8,463		8,718	10,142

With an allowance recorded:
Commercial & Agriculture	927	1,056	$641	2,344	2,437	$1,262
Commercial Real Estate—Owner Occupied	596	643	57	3,901	4,201	390
Commercial Real Estate—Non-Owner Occupied	2,083	2,287	20	291	295	55
Residential Real Estate	1,215	1,223	305	2,803	4,021	802

Total	4,821	5,209	1,023	9,339	10,954	2,509

Total:
Commercial & Agriculture	2,304	2,560	641	3,869	4,094	1,262
Commercial Real Estate—Owner Occupied	3,557	3,970	57	6,792	7,228	390
Commercial Real Estate—Non-Owner Occupied	2,175	2,427	20	3,383	3,482	55
Residential Real Estate	3,108	4,710	305	4,005	6,284	802
Consumer and Other	5	5	—	8	8	—

Total	$11,149	$13,672	$1,023	$18,057	$21,096	$2,509

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 4—ALLOWANCE FOR LOAN LOSSES (Continued)

For the year ended:	December 31, 2014		December 31, 2013
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Commercial & Agriculture	$3,316	$104	$4,761	$186
Commercial Real Estate—Owner Occupied	5,720	219	6,064	436
Commercial Real Estate—Non-Owner Occupied	2,767	40	5,855	85
Residential Real Estate	3,510	207	5,038	282
Real Estate Construction	—	—	302	—
Consumer and Other	6	—	31	—

Total	$15,319	$570	$22,051	$989

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 5—OTHER COMPREHENSIVE INCOME

The following table presents the changes in each component of accumulated other comprehensive loss, net of tax, as of December 31, 2014 and December 31, 2013.

	For the Year Ended December 31, 2014			For the Year Ended December 31, 2013
	Unrealized Gains and Losses on Available for Sale Securities	Defined Benefit Pension Items	Total	Unrealized Gains and Losses on Available for Sale Securities	Defined Benefit Pension Items	Total
Beginning balance	$341	$(4,588)	$(4,247)	$5,849	$(7,496)	$(1,647)

Other comprehensive income (loss) before reclassifications	3,464	591	4,055	(5,373)	—	(5,373)

Amounts reclassified from accumulated other comprehensive loss	(75)	220	145	(135)	2,908	2,773

Net current-period other comprehensive income (loss)	3,389	811	4,200	(5,508)	2,908	(2,600)

Ending balance	$3,730	$(3,777)	$(47)	$341	$(4,588)	$(4,247)

Amounts in parentheses indicate increases in shareholders’ equity.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 5—OTHER COMPREHENSIVE INCOME (Continued)

The following table presents the amounts reclassified out of each component of accumulated other comprehensive loss as of December 31, 2014 and December 31, 2013:

	Amount Reclassified from Accumulated Other Comprehensive Loss (a)
Details about Accumulated Other Comprehensive Loss Components	For the year ended December 31, 2014		For the year ended December 31, 2013		Affected Line Item in the Statement Where Net Income is Presented
Unrealized gains on available-for-sale securities	$113		$204		Net gain on sale of securities
Tax effect	(38)		(69)		Income taxes

	75		135		Net of tax
Amortization of defined benefit pension items

Actuarial losses	(334	)(b)	(4,406	)(b)	Salaries, wages and benefits
Tax effect	114		1,498		Income taxes

	(220)		(2,908)		Net of tax

Total reclassifications for the period	$(145)		$(2,773)		Net of tax

(a)	Amounts in parentheses indicate expenses and other amounts indicate income.
(b)	These accumulated other comprehensive income components are included in the computation of net periodic pension cost.

NOTE 6—PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows.

	2014	2013
Land and improvements	$3,770	$4,083
Buildings and improvements	17,373	19,681
Furniture and equipment	13,942	16,751

Total	35,085	40,515
Accumulated depreciation	(20,685)	(24,202)

Premises and equipment, net	$14,400	$16,313

Depreciation expense was $1,176 and $1,334 for 2014 and 2013, respectively.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 6—PREMISES AND EQUIPMENT (Continued)

Rent expense was $377 and $367 for 2014 and 2013, respectively. Rent commitments under non-cancelable operating leases at December 31, 2014 were as follows, before considering renewal options that generally are present.

2015	$335
2016	273
2017	256
2018	117
2019	88
Thereafter	—

Total	$1,069

The rent commitments listed above are primarily for the leasing of five financial services branches.

NOTE 7—GOODWILL AND INTANGIBLE ASSETS

There has been no change in the carrying amount of goodwill of $21,720 for the years ended December 31, 2014 and December 31, 2013.

Management performs an annual evaluation of goodwill for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Management performed an evaluation of the Company’s goodwill during the fourth quarter of 2014. In performing its evaluation, management obtained several commonly used financial ratios from pending and completed purchase transactions for banks based in the Midwest. Management used these ratios to determine an implied market value for the Company. The implied market value was then used to determine whether or not additional testing was required. Based on this test, management concluded that the Company’s goodwill was not impaired at December 31, 2014.

Acquired Intangible Assets
Acquired intangible assets were as follows as of year end.
	2014		2013
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Core deposit and other intangibles	$6,688	$5,165	$11,619	$9,326

Aggregate amortization expense was $769 and $846 for 2014 and 2013.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 7—GOODWILL AND INTANGIBLE ASSETS (Continued)

Estimated amortization expense for each of the next three years and thereafter is as follows.

2015	$554
2016	522
2017	447
Thereafter	—

$1,523

NOTE 8—INTEREST-BEARING DEPOSITS

Interest-bearing deposits as of December 31, 2014 and 2013 were as follows.

	2014	2013
Demand	$179,388	$168,113
Statement and Passbook Savings	318,859	303,037
Certificates of Deposit:
In excess of $100	53,669	66,561
Other	139,531	139,586
Individual Retirement Accounts	26,770	30,202

Total	$718,217	$707,499

Scheduled maturities of certificates of deposit, including IRA’s at December 31, 2014 were as follows.

2015	$115,336
2016	52,031
2017	31,715
2018	4,814
2019	10,750
Thereafter	5,324

Total	$219,970

Deposits from principal officers, directors, and their affiliates at year-end 2014 and 2013 were $6,882 and $8,606, respectively.

As of December 31, 20014, CDs and IRAs totaling $19,624 met or exceeded the FDIC’s insurance limit.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 9 – SHORT-TERM BORROWINGS

Short-term borrowings, which consist of federal funds purchased and other short-term borrowings are summarized as follows:

	At December 31, 2014
	Federal Funds Purchased	Short-term Borrowings
Outstanding balance at year end	$—	$42,700
Maximum indebtedness during the year	—	42,700
Average balance during the year	41	1,951
Average rate paid during the year	0.54%	0.19%
Interest rate on year end balance	—	0.14%

	At December 31, 2013
	Federal Funds Purchased	Short-term Borrowings
Outstanding balance at year end	$—	$—
Maximum indebtedness during the year	10,000	—
Average balance during the year	28	—
Average rate paid during the year	0.53%	—
Interest rate on year end balance	—	—

Outstanding during the year represent daily averages. Average interest rates represent interest expense divided by the related average balances.

These borrowing transactions can range from overnight to six months in maturity. The average maturity was one day at December 31, 2014. There were no outstanding short-term borrowings at December 31, 2013.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 10—FEDERAL HOME LOAN BANK ADVANCES

Long term advances from the FHLB were $22,500 at December 31, 2014 and $37,726 at December 31, 2013. Outstanding balances have maturity dates ranging March 2015 to October 2019 and fixed rates ranging from 1.50% to 4.25%. The average rate on outstanding advances was 2.24%.

Scheduled principal reductions of FHLB advances at December 31, 2014 were as follows.

2015	$5,000
2017	2,500
2018	10,000
2019	5,000

Total	$22,500

In addition to the borrowings, the Company has outstanding letters of credit with the FHLB totaling $22,700 at year-end 2014 and $23,300 at year-end 2013 used for pledging to secure public funds. FHLB borrowings and the letters of credit are collateralized by FHLB stock and by $131,850 and $91,540 of residential mortgage loans under a blanket lien arrangement at year-end 2014 and 2013, respectively.

The Company had a FHLB maximum borrowing capacity of $124,741 as of December 31, 2014, with remaining borrowing capacity of approximately $36,841. The borrowing arrangement with the FHLB is subject to annual renewal. The maximum borrowing capacity is recalculated at least quarterly.

NOTE 11—SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Information concerning securities sold under agreements to repurchase was as follows.

	2014	2013
Outstanding balance at year end	$21,613	$20,053
Average balance during the year	19,759	20,749
Average interest rate during the year	0.10%	0.10%
Maximum month-end balance during the year	$33,764	$24,257
Weighted average interest rate at year end	0.10%	0.10%

Securities underlying repurchase agreements had a fair value of $21,613 at December 31, 2014 and $20,053 at December 31, 2013.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 12—SUBORDINATED DEBENTURES

Trusts formed by the Company issued floating rate trust preferred securities, in the amounts of $5,000 and $7,500, through special purpose entities as part of pooled offerings of such securities. The Company issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Company may redeem the subordinated debentures, in whole but not in part, at face value. In April 2007, the Company elected to redeem and refinance the $5,000 floating rate subordinated debenture. The refinancing was done at face value and resulted in a 2.00% reduction in the rate. The new subordinated debenture has a 30 year maturity and is redeemable, in whole or in part, anytime without penalty. The replacement subordinated debenture does not have any deferred issuance cost associated with it. The interest rate at December 31, 2014 on the $7,500 debenture is 3.39% and the $5,000 debenture is 1.83%.

Additionally, the Company formed an additional trust that issued $12,500 of 6.05% fixed rate trust preferred securities for five years, then becoming floating rate trust preferred securities, through a special purpose entity as part of a pooled offering of such securities. The Company issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Company may redeem the subordinated debentures at face value without penalty. The current rate on the $12,500 subordinated debenture is 2.48%.

Finally, the Company acquired two additional trust preferred securities as part of its acquisition of Futura Banc Corp (Futura) in December 2007. Futura TPF Trust I and Futura TPF Trust II were formed in June of 2005 in the amounts of $2,500 and $1,927, respectively. Futura had issued subordinated debentures to the trusts in exchange for ownership of all of the common security of the trusts and the proceeds of the preferred securities sold by the trusts. The Company may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1,000, on or after June 15, 2010 at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on June 15, 2035. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust indenture. The current rate on the $2,500 subordinated debenture is variable at 1.89%. In June 2010, the rate on the $1,927 subordinated debenture switched from a fixed rate to a floating rate. The current rate on the $1,927 subordinated debenture is 1.89%.

NOTE 13—INCOME TAXES

Income taxes were as follows.

	2014	2013
Current	$3,151	$11
Deferred	11	1,362

Income taxes	$3,162	$1,373

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 13—INCOME TAXES (Continued)

Effective tax rates differ from the statutory federal income tax rate of 34% due to the following.

	2014	2013
Income taxes computed at the statutory federal tax rate	$4,315	$2,568
Add (subtract) tax effect of:
Nontaxable interest income, net of nondeductible interest expense	(824)	(781)
Low income housing tax credit	(303)	(280)
Cash surrender value of BOLI	(167)	(189)
Other	141	55

Income tax expense	$3,162	$1,373

There were no tax benefits attributable to security losses in 2014 and 2013.

Year-end deferred tax assets and liabilities were due to the following.

	2014	2013
Deferred tax assets
Allowance for loan losses	$4,851	$5,620
Deferred compensation	1,386	1,223
Intangible assets	—	50
Pension costs	198	996
Impairment losses	—	146
Other	122	133

Deferred tax asset	6,557	8,168

Deferred tax liabilities
Tax depreciation in excess of book depreciation	(351)	(466)
Discount accretion on securities	(63)	(77)
Purchase accounting adjustments	(1,189)	(1,465)
FHLB stock dividends	(1,687)	(2,249)
Unrealized gain on securities available for sale	(1,922)	(176)
Other	(196)	(174)

Deferred tax liability	(5,408)	(4,607)

Net deferred tax asset	$1,149	$3,561

The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of the State of Ohio for all affiliates other than Citizens. Citizens is subject to tax in Ohio based upon its net worth.

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company’s federal tax returns for taxable years through 2010 have been closed for purposes of examination by the Internal Revenue Service.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 14—RETIREMENT PLANS

The Company sponsors a savings and retirement 401(k) plan, which covers all employees who meet certain eligibility requirements and who choose to participate in the plan. The matching contribution to the 401(k) plan was $394 in 2014 and $204 in 2013. In conjunction with freezing the pension plan, the Company changed the matching contribution calculation from twenty-five percent of the first six percent of an employee’s contribution to 100% of an employee’s first three percent contributed and 50% of the next two percent contributed. This change took place on July 1, 2014.

The Company also sponsors a pension plan which is a noncontributory defined benefit retirement plan for all employees who have attained the age of 20 1⁄2, completed six months of service and work 1,000 or more hours per year. Annual payments, subject to the maximum amount deductible for federal income tax purposes, are made to a pension trust fund. In 2006, the Company amended the pension plan to provide that no employee could be added as a participant to the pension plan after December 31, 2006. In April 2014, the Company amended the pension plan again to provide that no additional benefits would accrue beyond April 30, 2014. This curtailment resulted in a reduction to the projected benefit obligation of $4,039. Also, the curtailment resulted in an increase in accumulated other comprehensive loss of $2,666.

Information about the pension plan is as follows.

	2014	2013
Change in benefit obligation:
Beginning benefit obligation	$18,456	$21,604
Service cost	306	1,204
Interest cost	639	884
Curtailment gain	(4,039)	—
Settlement loss	55	821
Actuarial (gain)/loss	3,007	(1,272)
Benefits paid	(1,471)	(4,785)

Ending benefit obligation	16,953	18,456

Change in plan assets, at fair value:
Beginning plan assets	15,466	13,441
Actual return	703	1,943
Employer contribution	1,515	4,900
Benefits paid	(1,471)	(4,785)
Administrative expenses	(29)	(33)

Ending plan assets	16,184	15,466

Funded status at end of year	$(769)	$(2,990)

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 14—RETIREMENT PLANS (Continued)

Amounts recognized in accumulated other comprehensive income at December 31, consist of unrecognized actuarial loss of $3,777, net of $1,946 tax in 2014 and $4,588, net of $2,364 tax in 2013.

The accumulated benefit obligation for the defined benefit pension plan was $16,953 at December 31, 2014 and $14,537 at December 31, 2013.

The components of net periodic pension expense were as follows.

	2014	2013
Service cost	$306	$1,204
Interest cost	639	884
Expected return on plan assets	(1,021)	(965)
Net amortization and deferral	334	698

Net periodic benefit cost	$258	$1,821

Net loss (gain) recognized in other comprehensive income	(1,228)	(4,406)

Total recognized in net periodic benefit cost and other comprehensive income (before tax)	$(970)	$(2,585)

The estimated net loss and prior service costs for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $265.

The weighted average assumptions used to determine benefit obligations at year-end were as follows.

	2014	2013
Discount rate on benefit obligation	3.69%	4.38%
Long-term rate of return on plan assets	7.00%	7.00%
Rate of compensation increase	0.00%	3.00%

The weighted average assumptions used to determine net periodic pension cost were as follows.

	2014	2013
Discount rate on benefit obligation	4.38%	3.72%
Long-term rate of return on plan assets	7.00%	7.00%
Rate of compensation increase	3.00%	3.00%

The Company uses long-term market rates to determine the discount rate on the benefit obligation. Declines in the discount rate lead to increases in the actuarial loss related to the benefit obligation.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 14—RETIREMENT PLANS (Continued)

The expectation for long-term rate of return on the pension assets and the expected rate of compensation increases are reviewed periodically by management in consultation with outside actuaries and primary investment consultants. Factors considered in setting and adjusting these rates are historic and projected rates of return on the portfolio and historic and estimated rates of increases of compensation. Since the pension plan is frozen, the rate of compensation increase used to determine the benefit obligation for 2014 was zero.

The Company’s pension plan asset allocation at year-end 2013 and 2014 and target allocation for 2015 by asset category are as follows.

	Target Allocation	Percentage of Plan Assets at Year- end
Asset Category	2015	2014	2013
Equity securities	20-50%	46.7%	46.5%
Debt securities	30-60	48.3	53.0
Money market funds	20-30	5.0	0.5

Total		100.0%	100.0%

The Company developed the pension plan investment policies and strategies for plan assets with its pension management firm. The assets are currently invested in five diversified investment funds, which include three equity funds, one money market fund and one bond fund. The long-term guidelines from above were created to maximize the return on portfolio assets while reducing the risk of the portfolio. The management firm may allocate assets among the separate accounts within the established long-term guidelines. Transfers among these accounts will be at the management firm’s discretion based on their investment outlook and the investment strategies that are outlined at periodic meetings with the Company. The expected long-term rate of return on the plan assets was 7.00% in 2014 and 2013. This return is based on the expected return for each of the asset categories, weighted based on the target allocation for each class.

Since the plan is frozen, the Company does not expect to make a contribution to its pension plan in 2015. Employer contributions totaled $1,515 in 2014. The decrease in the benefit obligation, contributions and the increase in plan assets led to a change in funded status from $(2,990) to $(769).

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 14—RETIREMENT PLANS (Continued)

The following tables set forth by level, within the fair value hierarchy, the Pension Plan’s assets at fair value as of December 31, 2014 and 2013:

	December 31, 2014
	Level 1	Level 2	Level 3	Total
Assets:
Cash	$3	$—	$—	$3
Money market funds	91	—	—	91
Bond mutual funds	23	—	—	23
Common/collective trust:
Bonds	7,802	—	—	7,802
Equities	6,383	—	—	6,383
Equity market funds:
Commodity mutual funds	19	—	—	19
International	342	—	—	342
Large cap	1,150	—	—	1,150
Mid cap	253	—	—	253
Small cap	118	—	—	118

Total assets at fair value	$16,184	$—	$—	$16,184

	December 31, 2013
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$79	$—	$—	$79
Bond mutual funds	48	—	—	48
Common/collective trust:
Bonds	8,140	—	—	8,140
Equities	5,439	—	—	5,439
Equity market funds:
Commodity mutual funds	21	—	—	21
International	337	—	—	337
Large cap	1,093	—	—	1,093
Mid cap	181	—	—	181
Small cap	128	—	—	128

Total assets at fair value	$15,466	$—	$—	$15,466

Investment in equity securities, debt securities, and money market funds are valued at the closing price reported on the active market on which the individual securities are traded.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 14—RETIREMENT PLANS (Continued)

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Pension Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Expected benefit payments, which reflect expected future service, are as follows.

2015	$234
2016	297
2017	457
2018	481
2019	581
2020 through 2024	3,843

Total	$5,893

Supplemental Retirement Plan

Citizens established a supplemental retirement plan (“SERP”) in 2013, which covers key members of management. Participants will receive annually a percentage of their base compensations at the time of their retirement for a maximum of ten years. The SERP liability recorded at December 31, 2014, was $1,498, compared to $1,111 at December 31, 2013. The expense related to the SERP was $398 for 2014 and $412 for 2013. Distributions to participants made in 2014 totaled $11. No SERP distributions to participants were made in 2013.

NOTE 15—STOCK OPTIONS

Options to buy stock were previously granted to directors, officers and employees under the Company’s stock option plan, which was approved by shareholders on April 18, 2000 and authorized the Company to issue up to 225,000 options. The exercise price of the stock options was the market price at date of grant. The maximum option term was ten years, and options vested after three years. The Company’s 2000 stock option plan expired in 2010, and no further stock options may be granted under the plan. Additionally, all options outstanding under the 2000 plan expired on April 12, 2013.

At the Company’s annual meeting of shareholders held on April 15, 2014, the shareholders of the Company approved the First Citizens Banc Corp 2014 Incentive Plan (“2014 Incentive Plan” and together with the 2000 Stock Option Plan, the “Plans”). The 2014 Incentive Plan authorizes the Company to grant options, stock awards, stock units and other awards for up to 375,000 common shares of the Company. No options or awards have been granted under the 2014 Incentive Plan.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 15—STOCK OPTIONS (Continued)

A summary of the activity in the stock option plan is as follows.

2013
	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	10,000	$35.00
Granted	—	—
Exercised	—	—
Forfeited	—	—
Expired	(10,000)	35.00

Outstanding at end of year	$—	$—

Options exercisable at year-end	$—	$—

The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the market price of the common stock as of the reporting date. As of December 31, 2014 and December 31, 2013, there were no options outstanding.

NOTE 16—FAIR VALUE MEASUREMENT

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

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 16—FAIR VALUE MEASUREMENT (Continued)

Fair value swap asset/liability: The fair value of the swap asset and liability is based on an external derivative model using data inputs as of the valuation date and classified Level 2.

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

Assets measured at fair value are summarized below.

Fair Value Measurements at December 31, 2014 Using:
	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value on a recurring basis:
U.S. Treasury securities and obligations of U.S. Government agencies	$—	$42,902	$—
Obligations of states and political subdivisions	—	88,021	—
Mortgage-backed securities in government sponsored entities	—	66,442	—
Equity securities in financial institutions	—	540	—
Fair value swap asset	—	1,721	—
Fair value swap liability	—	1,721	—

Assets measured at fair value on a nonrecurring basis:
Impaired Loans	$—	$—	$10,126
Other Real Estate Owned	—	—	560

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 16—FAIR VALUE MEASUREMENT (Continued)

Fair Value Measurements at December 31, 2013 Using:
	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value on a recurring basis:
U.S. Treasury securities and obligations of U.S. Government agencies	$—	$51,560	$—
Obligations of states and political subdivisions	—	80,625	—
Mortgage-backed securities in government sponsored entities	—	66,979	—
Equity securities in financial institutions	—	449	—
Fair value of swap asset	—	286	—
Fair value of swap liability	—	286	—

Assets measured at fair value on a nonrecurring basis:
Impaired Loans	$—	$—	$15,548
Other Real Estate Owned	—	—	173

The following tables presents quantitative information about the Level 3 significant unobservable inputs for assets and liabilities measured at fair value on a nonrecurring basis at December 31, 2014 and 2013.

Quantitative Information about Level 3 Fair Value Measurements
December 31, 2014	Fair Value	Valuation Technique	Unobservable Input	Range
Impaired loans	$10,126	Appraisal of collateral	Appraisal adjustments	10% -30%
			Liquidation expense	0% - 10%
			Holding period	0 -30 months
		Discounted cash flows	Discount rates	3.8% - 8.0%
Other real estate owned	$560	Appraisal of collateral	Appraisal adjustments	10% - 30%
			Liquidation expense	0% - 10%

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 16—FAIR VALUE MEASUREMENT (Continued)

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

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 16—FAIR VALUE MEASUREMENT (Continued)

The carrying amount and fair value of financial instruments were as follows.

December 31, 2014	Carrying Amount	Total Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and due from financial institutions	$29,858	$29,858	$29,858	$—	$—
Securities available for sale	197,905	197,905	—	197,905	—
Loans, held for sale	2,410	2,410	2,410	—	—
Loans, net of allowance for loan losses	900,589	908,118	—	—	908,118
Other securities	12,586	12,586	12,586	—	—
Bank owned life insurance	19,637	19,637	19,637	—	—
Accrued interest receivable	3,852	3,852	3,852	—	—
Swap asset	1,721	1,721	—	1,721	—

Financial Liabilities:
Nonmaturing deposits	748,948	748,948	748,948	—	—
Time deposits	219,970	221,263	—	—	221,263
Federal Home Loan Bank advances	65,200	65,399	—	—	65,399
Securities sold under agreement to repurchase	21,613	21,613	21,613	—	—
Subordinated debentures	29,427	24,688	—	—	24,688
Accrued interest payable	126	126	126	—	—
Swap liability	1,721	1,721	—	1,721	—

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 16—FAIR VALUE MEASUREMENT (Continued)

December 31, 2013	Carrying Amount	Total Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and due from financial institutions	$34,186	$34,186	$34,186	$—	$—
Securities available for sale	199,613	199,613	—	199,613	—
Loans, held for sale	438	438	438	—	—
Loans, net of allowance for loan losses	844,713	861,252	—	—	861,252
Other securities	15,424	15,424	15,424	—	—
Bank owned life insurance	19,145	19,145	19,145	—	—
Accrued interest receivable	3,881	3,881	3,881	—	—
Fair value swap asset	286	286	—	286	—

Financial Liabilities:
Nonmaturing deposits	706,126	706,126	706,126	—	—
Time deposits	236,349	237,837	—	—	237,837
Federal Home Loan Bank advances	37,726	38,767	—	—	38,767
Securities sold under agreement to repurchase	20,053	20,053	20,053	—	—
Subordinated debentures	29,427	20,605	—	—	20,605
Accrued interest payable	156	156	156	—	—
Fair value swap liability	286	286	—	286	—

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

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 17—COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET RISK

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

	2014		2013
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to extend credit:
Lines of credit and construction loans	$9,405	$160,718	$11,866	$151,332
Overdraft protection	4	22,122	18	21,084
Letters of credit	200	1,007	200	2,411

	$9,609	$183,847	$12,084	$174,827

Commitments to make loans are generally made for a period of one year or less. Fixed-rate loan commitments included above had interest rates ranging from 3.05% to 8.75% at December 31, 2014 and 3.05% to 13.75% at December 31, 2013, respectively. Maturities extend up to 30 years.

Citizens is required to maintain certain reserve balances on hand in accordance with the Federal Reserve Board requirements. The average reserve balance maintained in accordance with such requirements was $3,259 on December 31, 2014 and $2,959 on December 31, 2013.

NOTE 18—CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS

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

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2014 and 2013, the most recent regulatory notifications categorized Citizens as well capitalized under the regulatory framework

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 18—CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS (Continued)

for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Company’s and Citizens’ actual capital levels and minimum required levels at December 31, 2014 and 2013 were as follows.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Purposes
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2014
Total Capital to risk-weighted assets
Consolidated	$131,581	14.7%	$71,609	8.0%	n/a	n/a
Citizens	111,470	12.5	71,341	8.0	$89,176	10.0%
Tier I (Core) Capital to risk-weighted assets
Consolidated	120,334	13.4	35,921	4.0	n/a	n/a
Citizens	100,259	11.2	35,807	4.0	53,710	6.0
Tier I (Core) Capital to average assets
Consolidated	120,334	10.3	46,732	4.0	n/a	n/a
Citizens	100,259	8.6	46,632	4.0	58,290	5.0

2013
Total Capital to risk-weighted assets
Consolidated	$143,628	17.1%	$67,194	8.0%	n/a	n/a
Citizens	104,884	12.5	67,126	8.0	$83,907	10.0%
Tier I (Core) Capital to risk-weighted assets
Consolidated	133,041	15.8	33,681	4.0	n/a	n/a
Citizens	94,302	11.2	33,679	4.0	50,519	6.0
Tier I (Core) Capital to average assets
Consolidated	133,041	11.6	45,876	4.0	n/a	n/a
Citizens	94,302	8.3	45,447	4.0	56,808	5.0

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 18—CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS (Continued)

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

NOTE 19—PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of FCBC follows.

	December 31,
Condensed Balance Sheets	2014	2013
Assets:
Cash	$13,663	$32,572
Securities available for sale	540	449
Investment in bank subsidiary	117,364	111,121
Investment in nonbank subsidiaries	12,605	12,595
Other assets	3,003	5,210

Total assets	$147,175	$161,947

Liabilities and Shareholders’ Equity:
Deferred income taxes and other liabilities	$1,839	$4,144
Subordinated debentures	29,427	29,427
Preferred stock	23,132	46,316
Common stock	114,365	114,365
Accumulated deficit	(4,306)	(10,823)
Treasury Stock	(17,235)	(17,235)
Accumulated other comprehensive loss	(47)	(4,247)

Total liabilities and shareholders’ equity	$147,175	$161,947

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 19—PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

	For the years ended December 31,
Condensed Statements of Operations	2014	2013
Dividends from bank subsidiaries	$7,339	$7,888
Interest expense	(777)	(740)
Pension expense	(236)	(1,821)
Pension settlement expense	(161)	(2,251)
Other expense, net	(1,150)	(952)

Income before equity in undistributed net earnings of subsidiaries	5,015	2,124
Income tax benefit	763	1,960
Equity in undistributed net earnings of subsidiaries	3,750	2,095

Net income	$9,528	$6,179

	For the years ended December 31,
Condensed Statements of Cash Flows	2014	2013
Operating activities:
Net income	$9,528	$6,179
Adjustment to reconcile net income to net cash provided by operating activities:
Change in other assets and other liabilities	1,508	(1,620)
Equity in undistributed net earnings of subsidiaries	(3,750)	(2,095)

Net cash from operating activities	7,286	2,464

Financing activities:
Payment to repurchase preferred stock	(22,857)	—
Proceeds from issuance of preferred stock	—	23,132
Cash dividends paid	(3,338)	(2,315)

Net cash provided by (used for) financing activities	(26,195)	20,817

Net change in cash and cash equivalents	(18,909)	23,281

Cash and cash equivalents at beginning of year	32,572	9,291

Cash and cash equivalents at end of year	$13,663	$32,572

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 20—EARNINGS PER COMMON SHARE

The factors used in the earnings per share computation follow.

	2014	2013
Basic
Net income	$9,528	$6,179
Preferred stock dividends	1,873	1,159

Net income available to common shareholders—basic	$7,655	$5,020

Weighted average common shares outstanding—basic	7,707,917	7,707,917

Basic earnings per share	$0.99	$0.65

Diluted
Net income available to common shareholders—basic	$7,655	$5,020
Preferred stock dividends on convertible preferred stock	1,606	—

Net income available to common shareholders—diluted	$9,261	$5,020

Weighted average common shares outstanding for earnings per common share basic	7,707,917	7,707,917
Add: dilutive effects of convertible preferred shares	3,196,931	113,863

Average shares and dilutive potential common shares outstanding—diluted	10,904,848	7,821,780

Diluted earnings per share	$0.85	$0.64

Basic earnings per common share are calculated by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted earnings per common share takes into consideration the pro forma dilution of unexercised stock option awards, computed using the treasury stock method.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 21—QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income	Basic Earnings per Common Share	Diluted Earnings per Common Share
2014
First quarter (2)(4)	$11,315	$10,165	$2,712	$0.27	$0.22
Second quarter (1)(2)	11,365	10,266	2,240	0.24	0.21
Third quarter (1)(2)	11,667	10,684	2,306	0.25	0.21
Fourth quarter (1)(2)	11,623	10,751	2,270	0.23	0.21

2013
First quarter (2)(3)(4)	$11,286	$9,987	$1,913	$0.21	$0.21
Second quarter (2)(3)(5)	11,025	9,781	1,657	0.18	0.18
Third quarter (2)(3)	11,127	9,917	1,566	0.17	0.17
Fourth quarter (2)(3)(6)(7)	11,443	10,289	1,043	0.09	0.08

(1)	Interest income and net interest income increased due to loan volume.
(2)	Interest expense decreased as deposits repriced downward and the deposit mix shifted toward cheaper funding sources.
(3)	Interest income decreased as loans repriced downward.
(4)	Net income increased due to fees on tax refund program.
(5)	Net interest income and net income decreased due to reversed late charges.
(6)	Interest income and net interest income increased due to increased loan volume.
(7)	Net income decreased due to non cash charge to pension plan.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 22—DERIVATIVE HEDGING INSTRUMENTS

To accommodate customer need and to support the Company’s asset/liability positioning, on occasion we enter into interest rate swaps with a customer and a bank counterparty. The Company enters into a floating rate loan and a fixed rate swap with our customer. Simultaneously, the Company enters into an offsetting fixed rate swap with a bank counterparty. In connection with each swap transaction, the Company agrees to pay interest to the customer on a notional amount at a variable interest rate and receive interest from the customer on the same notional amount at a fixed interest rate. At the same time, the Company agrees to pay a bank counterparty the same fixed interest rate on the same notional amount and receive the same variable interest rate on the same notional amount. These transactions allow the Company’s customer to effectively convert variable rate loans to fixed rate loans. Since the Company acts as an intermediary for its customer, changes in the fair value of the underlying derivative contracts offset each other and do not significantly impact the Company’s results of operations.

The following table summarizes the Company’s interest rate swap positions and the impact of a 1 basis point change in interest rates as of December 31, 2014

	Notional Amount	Weighted Average Rate Received/(Paid)	Impact of a 1 basis point change in interest rates	Repricing Frequency
Derivative Assets	$29,060	5.47%	$19	Monthly
Derivative Liabilities	(29,060)	-5.47%	(19)	Monthly

Net Exposure	$—		$—

The Company monitors and controls all derivative products with a comprehensive Board of Director approved commercial loan swap policy. All hedge transactions must be approved in advance by the Lenders Loan Committee or the Directors Loan Committee of the Board of Directors.

NOTE 23—PARTICIPATION IN THE TREASURY CAPITAL PURCHASE PROGRAM

On January 23, 2009, the Company completed the sale to the U.S. Treasury of $23,184 of newly-issued non-voting preferred shares as part of the Capital Purchase Program (CPP) enacted by the U.S. Treasury as part of the Troubled Assets Relief Program (TARP) under the Emergency Economic Stabilization Act of 2008 (EESA). To finalize the Company’s participation in the CPP, the Company and the Treasury entered into a Letter Agreement, dated January 23, 2009, including the Securities Purchase Agreement – Standard Terms attached thereto. Pursuant to the terms of the Securities Purchase Agreement, the Company issued and sold to Treasury (1) 23,184 shares of Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value and having a liquidation preference of $1,000 per share (Series A Preferred Shares), and (2) a Warrant to purchase 469,312 common shares of the Company, each without par value, at an exercise price of $7.41 per share. The Warrant had a ten-year term. All of the proceeds from the sale of the Series A Preferred Shares and the Warrant by the Company to the U.S. Treasury under the CPP qualified as Tier 1 capital for regulatory purposes. Under the standardized CPP terms, cumulative dividends on the Series A Preferred Shares accrued on the liquidation preference at a rate of 5% per annum for the first five years, and at a rate of 9% per annum thereafter. The Series A Preferred Shares

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 23—PARTICIPATION IN THE TREASURY CAPITAL PURCHASE PROGRAM (Continued)

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

Using proceeds from the sale of the depositary shares, the Company redeemed all of the Series A Preferred Shares for an aggregate purchase price of $22,857, which redemption was completed as of February 15, 2014.

NOTE 24—SUBSEQUENT EVENTS

On September 11, 2014, FCBC and TCNB Financial Corp. (“TCNB”) issued a press release announcing the signing of an Agreement and Plan of Merger (the “Merger Agreement”) by and among FCBC, FC Merger Corp. (“Merger Corp.”), a newly-formed Ohio corporation and wholly-owned subsidiary of FCBC, and TCNB pursuant to which FCBC will acquire TCNB and its wholly-owned subsidiary, The Citizens National Bank of Southwestern Ohio (“Citizens National”).

Under the terms of the Merger Agreement, FCBC has agreed to pay $23.50 in cash for each of the 733,000 outstanding TCNB common shares. In addition, FCBC has agreed to cash out all of the 3,500 outstanding TCNB stock options for an amount equal to the difference between $23.50 per share and the exercise price of the stock options. The aggregate cash consideration to be paid by FCBC in respect of the outstanding TCNB common shares and the cash-out of outstanding TCNB stock options is approximately $17.2 million.

It is anticipated that Citizens National will be merged with and into Citizens upon completion of the transaction. At that time, Citizens National’s three banking offices located in Dayton, Ohio will become branches of Citizens. As of December 31, 2014, TCNB and Citizens National had total consolidated assets of $102.5 million, total loans of $78.2 million and total deposits of $90.4 million.

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 24—SUBSEQUENT EVENTS (Continued)

First Citizens has received regulatory approval of the merger from the Board of Governors of the Federal Reserve System and the Ohio Department of Financial Institutions and the shareholders of TCNB have also approved the merger. The transaction closed at the close of business of March 6, 2015. Management is still in the process of determining the fair value adjustments that will be applied as part of the business combination accounting. As such, neither the selected pro forma balance sheet information nor the selected pro forma income statement information presented as follows includes the impact of fair value adjustments.

First Citizens Banc Corp and TCNB Financial Corp

Pro Forma Selected Balance Sheet Items (unaudited)

	2014	2013

ASSETS
Cash and due from financial institutions	$22,898	$27,481
Securities available for sale	205,819	208,082
Loans, net of allowance	978,802	921,597
Premises and equipment, net	16,285	18,317

LIABILITIES
Total deposits	1,059,286	1,032,755
Federal Home Loan Bank advances	62,589	37,726
Securities sold under agreements to repurchase	21,613	20,053
Subordinated debentures	29,427	29,427

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	114,548	126,294

(Continued)

FIRST CITIZENS BANC CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 24—SUBSEQUENT EVENTS (Continued)

First Citizens Banc Corp and TCNB Financial Corp

Pro Forma Condensed Income Statement (unaudited)

	2014	2013
Total interest and dividend income	50,597	49,668
Total interest expense	4,440	5,280

Net interest income	46,157	44,388
Provision for loan losses	1,535	1,180

Net interest income after provision for loan losses	44,622	43,208
Total noninterest income	14,316	12,506
Total noninterest expense	45,220	46,833

Income before income taxes	13,718	8,881
Income taxes	3,483	1,710

Net income	10,235	7,171
Preferred stock dividends and discount accretion	1,873	1,159

Net income available to common shareholders	$8,362	$6,012
Earnings per common share, basic	$1.08	$0.78
Earnings per common share, diluted	$0.91	$0.77

(Continued)

This page left blank intentionally.