Form 10-K, Exhibit 13
period 2015-12-31
CIVISTA BANCSHARES, INC.
filed 2016-03-15
CIK 944745

Exhibit 13.1

Dear Shareholders:

2015 was another successful year for your corporation. Net earnings (before preferred dividend) were $12,745,000. This was a 34% increase over 2014’s earnings of $9,528,000. This history of our continuing success from the depths of the recession is shown below in our earnings per share:

	2015	2014	2013	2012	2011
Net earnings per share (basic)	$1.43	$0.99	$0.65	$0.57	$0.36
Net earnings per share (diluted)	$1.17	$0.85	$0.64	$0.57	$0.36

The underlying driver of this success has been discipline. We have been and continue to be disciplined in our commitment to grow the company, to increase the value to the shareholders, to our business model, to our lending culture, and to our customers and community.

Growth will continue to come from new and existing markets and from acquisition. Contributing to our growth in 2015 was the successful completion of our Dayton acquisition and the opening of our loan production office in Mayfield Heights, Ohio. This follows our business model of supplementing our lending footprint with entry into active markets in Ohio where, with local skilled lenders, we can continue to add quality loans to our portfolio. The success can be seen in the total loan balances shown below:

(In thousands)	2015	2014	2013	2012	2011
Gross Loans	$1,001,527	$914,857	$861,241	$815,553	$785,268

Since 2011 we have enjoyed net loan growth of over $216,000,000 or about 28% - keeping in mind that we receive on average $21,800,000 each month in payments which needs to be put back to work. In addition to loan growth reflected in our numbers, in 2015 we sold $48,457,000 in one-to-four family real estate mortgages. We sell these loans to limit interest rate risk to the company and generate fee income.

To fund this loan growth we remain disciplined in our focus on low cost deposits. Our noninterest bearing deposits (checking accounts), have increased nicely to $300,615,000 or 28.6% of total deposits as of December 31, 2015. In addition, the majority of our $751,418,000 in interest bearing deposits are lower cost interest bearing checking and savings. Below is a recap of our deposit growth.

(In thousands)	2015	2014	2013	2012	2011
Noninterest bearing deposits	$300,615	$250,701	$234,976	$202,416	$189,382
Interest bearing deposits	751,418	718,217	707,499	723,973	711,864

Total	$1,052,033	$968,918	$942,475	$926,389	$901,246

In addition to maintaining a loyal base of retail deposit customers, we have been successful in securing commercial deposits with our commercial loan transactions. These noninterest-bearing deposits also bring the opportunity to provide cash management services which contribute to fee income for the company.

Our net interest income, shown below as a per share amount, is a result of taking deposits and making loans and investments. The numbers show the impact and necessity for growth. The increase of approximately 11.6% from 2014 to 2015 reflects the addition of the Dayton acquisition, the Mayfield Heights office, and organic growth in other offices. Reflected as a percentage, our interest margin was 3.96% for the year. At the end of September 2015, the interest margin of the average bank in the State of Ohio was 3.33%.

	2015	2014	2013	2012	2011
Net interest income per share (basic)	$6.06	$5.43	$5.19	$5.26	$5.37

Our net interest income is supplemented with noninterest income. Noninterest income is comprised of a number of items, primarily service charges, wealth management fees, ATM fees, and tax refund processing. For 2015, we enjoyed a 1.7% increase in our noninterest income shown below as per share contribution. Fee income is harder to grow as consumers are very fee sensitive.

	2015	2014	2013	2012	2011
Noninterest income per share (basic)	$1.83	$1.80	$1.56	$1.45	$1.29

From our total income consisting of net interest and noninterest income we pay the expense of operating the company. These noninterest expenses, as shown on a per share below basis, increased approximately 1.9% from 2014. Beginning in March 2015, expenses included the addition of the Dayton operation.

	2015	2014	2013	2012	2011
Noninterest expense per share (basic)	$5.49	$5.39	$5.63	$4.94	$4.76

Our results can be readily seen in the growth in our net interest income per share from $5.43 to $6.06 (11.6%) compared to the growth in our expenses of $5.39 per share to $5.49 (1.9%) in 2015. As we discussed before, we have positioned the company to take advantage of the benefits of expanding with minimal impact to the expenses. A key measure of this in the banking industry is the efficiency ratio. In this ratio, the lower the number the better. Our number at the end of 2014 was 71.7%. At the end of 2015 it was 67.0%. The efficiency ratio of the average bank in the State of Ohio at the end of the third quarter 2015 was 72.7%. Again, growth of the company has generated both efficiency and profitability.

An expense not included in the noninterest expense category is the provision for loan loss. For 2015, this amount was $1,200,000. You can see from the below chart the continued decrease in this expense (expressed per share) as we move further away from the recession.

	2015	2014	2013	2012	2011
Loan loss provision per share (basic)	$0.15	$0.19	$0.14	$0.83	$1.27

Other accomplishments for the year were our rebranding of the company, the filing of a securities shelf offering, and the successful changes in our articles of incorporation.

We completed the rebranding of the bank and holding company by last April. As you may recall, the United States and Ohio are prolific with Citizens banks. Adding to the confusion, our Urbana offices operated as Champaign Bank to avoid confusion with another Citizens in Urbana. Unifying our brand under the Civista name eliminated market confusion and brought consistency to our customers. This is important as we continue to grow our deposit and loan customer base.

The shelf filing completed earlier in the year is a process of placing on file the necessary documents with the U. S. Securities and Exchange Commission to allow a securities offering. This will simply speed the process should an opportunity present itself in the future that requires us to issue additional capital.

In November, we held our special shareholder meeting to consider two changes to the articles of incorporation – to eliminate preemptive rights and cumulative voting. The first issue received over 92% positive votes and the second issue over 88% positive votes. The board and management offer its sincere thank you for your support and trust shown by this turnout and vote.

Looking at our common stock performance, we have enjoyed continued improvement. The closing price on the last business day of year was:

2015	2014	2013	2012	2011
$12.83	$10.28	$6.52	$5.25	$4.03

While we have seen steady increases in the market’s view of our value, we continue to trade below the average Ohio publicly traded bank. We are trading at about 9 times earnings and the average Ohio bank about 13 times earnings. We firmly believe this company is at least equal to or better than the average, but the markets understand that for us to materially grow we will need additional common capital (stock) which could temporarily depress the value because more shares would be outstanding.

To reiterate earlier comments, we will consider adding to capital if it’s needed to support growth or to support an acquisition. We also don’t believe in growth for growth’s sake but in growth and acquisition that will show you a respectable return, both in dollars and time frame. Finally, when the time comes for increasing common equity, you, the existing shareholders, will be invited to participate.

In spite of the erratic markets and contradicting business news articles, we are optimistic on 2016. We continue to see nice loan opportunities and have a solid loan pipeline as we enter the year. Competition is strong, but we remain disciplined in our lending standards and pricing. Any institution can gather deposits and make loans. The long term success comes from how well this is accomplished. I believe our track record speaks for itself.

As always, please read your proxy and vote your shares in your company. I hope to see you at the annual meeting.

Very truly yours,

James O. Miller
President & C.E.O.

ANNUAL REPORT

CONTENTS

Five –Year Selected Consolidated Financial Data	1

Common Stock and Shareholder Matters	3

General Development of Business	3

Management’s Discussion and Analysis of Financial Condition and Results of Operations	4

Quantitative and Qualitative Disclosures about Market Risk	21

Financial Statements
Management’s Report on Internal Control over Financial Reporting	24
Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Statements	25
Report of Independent Registered Public Accounting Firm on Financial Statements	26
Consolidated Balance Sheets	27
Consolidated Statements of Operations	28
Consolidated Comprehensive Income Statements	29
Consolidated Statements of Changes in Shareholders’ Equity	30
Consolidated Statements of Cash Flow	31
Notes to Consolidated Financial Statements	33

Five-Year Selected Consolidated Financial Data

(Amounts in thousands, except per share data)

	Year ended December 31,
	2015	2014	2013	2012	2011
Statements of income:
Total interest and dividend income	$50,701	$45,970	$44,881	$46,762	$48,861
Total interest expense	3,309	4,104	4,907	6,184	7,500

Net interest income	47,392	41,866	39,974	40,578	41,361
Provision for loan losses	1,200	1,500	1,100	6,400	9,800

Net interest income after provision for loan losses	46,192	40,366	38,874	34,178	31,561

Security gains/(losses)	(18)	113	204	40	(8)
Other noninterest income	14,296	13,761	11,858	11,160	9,979

Total noninterest income	14,278	13,874	12,062	11,200	9,971

Total noninterest expense	42,944	41,550	43,384	38,074	36,727

Income before federal income taxes	17,526	12,690	7,552	7,304	4,805
Federal income tax expense	4,781	3,162	1,373	1,725	847

Net income	$12,745	$9,528	$6,179	$5,579	$3,958

Preferred stock dividends and discount accretion	1,577	1,873	1,159	1,193	1,176

Net income available to common shareholders	$11,168	$7,655	$5,020	$4,386	$2,782

Per common share earnings:
Before preferred dividends (basic)	$1.63	$1.24	$0.80	$0.72	$0.51
Before preferred dividends (diluted)	1.17	0.87	0.79	0.72	0.51
Available to common shareholders (basic)	1.43	0.99	0.65	0.57	0.36
Available to common shareholders (diluted)	1.17	0.85	0.64	0.57	0.36
Dividends	0.20	0.19	0.15	0.12	0.03
Book value	13.12	12.04	10.65	10.48	10.30

Average common shares outstanding:
Basic	7,822,369	7,707,917	7,707,917	7,707,917	7,707,917
Diluted	10,918,335	10,904,848	7,821,780	7,707,917	7,707,917

Year-end balances:
Loans, net	$987,166	$900,589	$844,713	$795,811	$764,011
Securities	209,701	210,491	215,037	219,528	220,021
Total assets	1,315,041	1,213,191	1,167,546	1,136,971	1,112,977
Deposits	1,052,033	968,918	942,475	926,389	901,246
Borrowings	125,667	116,240	87,206	92,907	98,751
Shareholders’ equity	125,173	115,909	128,376	103,980	102,528

Average balances:
Loans, net	$966,786	$858,532	$800,063	$759,105	$741,383
Securities	211,436	214,123	216,848	224,566	216,549
Total assets	1,336,645	1,234,406	1,172,819	1,127,989	1,124,553
Deposits	1,107,445	1,026,093	965,370	914,851	910,315
Borrowings	95,132	83,058	89,496	95,973	105,071
Shareholders’ equity	120,350	114,266	103,563	104,114	99,848

See accompanying notes to consolidated financial statements.

Five-Year Selected Ratios

	Year ended December 31,
	2015	2014	2013	2012	2011
Net interest margin	3.96%	3.79%	3.79%	3.98%	4.00%
Return on average total assets	0.95	0.77	0.53	0.49	0.35
Return on average shareholders’ equity	10.59	8.34	5.97	5.36	3.96
Average shareholders’ equity as a percent of average total assets	9.00	9.26	8.83	9.23	8.88
Net loan charge-offs as a percent of average total loans	0.11	0.43	0.53	1.01	1.35
Allowance for loan losses as a percent of loans at year-end	1.43	1.56	1.92	2.42	2.71
Shareholders’ equity as a percent of total year-end assets	9.52	9.55	11.00	9.15	9.21

Stockholder Return Performance

Set forth below is a line graph comparing the five-year cumulative return of Civista Bancshares, Inc. (ticker symbol CIVB) common stock, based on an initial investment of $100 on December 31, 2010 and assuming reinvestment of dividends, with Standard & Poor’s 500 Index, the Nasdaq Bank Index and the SNL Bank Index. The comparative indices were obtained from SNL Securities.

A copy of the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, will be furnished, free of charge, to shareholders, upon written request to the Secretary of Civista Bancshares, Inc., 100 East Water Street, Sandusky, Ohio 44870.

See accompanying notes to consolidated financial statements.

Common Stock and Shareholder Matters

The common shares of Civista Bancshares, Inc. (“CBI”) trade on The NASDAQ Capital Market under the symbol “CIVB”. As of February 19, 2016, there were 7,846,308 shares outstanding held by approximately 1,224 shareholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms). Information below is the range of sales prices of our common shares for each quarter for the last two years based upon the closing prices of CBI common shares as reported on The NASDAQ Capital Market.

2015
First Quarter	Second Quarter	Third Quarter	Fourth Quarter
$10.04 to $11.54	$10.11 to $11.47	$9.68 to $10.93	$9.81 to $13.65

2014
First Quarter	Second Quarter	Third Quarter	Fourth Quarter
$6.52 to $9.70	$8.34 to $9.47	$8.70 to $10.00	$9.14 to $10.70

Dividends per share declared on common shares by CBI were as follows:

	2015	2014
First quarter	$0.05	$0.04
Second quarter	0.05	0.05
Third quarter	0.05	0.05

Fourth quarter	0.05	0.05

	$0.20	$0.19

Information regarding potential restrictions on dividends paid can be found in Note 19 to the Consolidated Financial Statements.

On December 19, 2013, CBI completed a public offering of 1,000,000 depositary shares, each representing a 1/40th ownership interest in a Noncumulative Redeemable Convertible Perpetual Preferred Share, Series B (the “Series B Preferred Shares”), of CBI. The depositary shares trade on The NASDAQ Capital Market under the symbol “CIVBP.” The terms of the Series B Preferred Shares provide for the payment of quarterly dividends on the Series B Preferred Shares (and, therefore, the depositary shares) at the rate of 6.50% per annum of the liquidation preference of $1,000 per Series B Preferred Share (or $25.00 per depositary share). Dividends are noncumulative and are payable if, when and as declared by the board of directors. However, no dividends may be declared or paid on the common shares of CBI during any calendar quarter unless full dividends on the Series B Preferred Shares (and, therefore, the depositary shares) have been declared for that quarter and all dividends previously declared on the Series B Preferred Shares (and, therefore, the depositary shares) have been paid in full.

General Development of Business

(Amounts in thousands)

CBI was organized under the laws of the State of Ohio on February 19, 1987 and is a registered financial holding company under the Gramm-Leach-Bliley Financial Modernization Act of 1999, as amended. CBI and its subsidiaries are sometimes referred to together as the Company. The Company’s office is located at 100 East Water Street, Sandusky, Ohio. The Company had total consolidated assets of $1,315,041 at December 31, 2015.

See accompanying notes to consolidated financial statements.

CIVISTA BANK (“Civista”), owned by the Company since 1987, opened for business in 1884 as The Citizens National Bank. In 1898, Civista was reorganized under Ohio banking law and was known as The Citizens Bank and Trust Company. In 1908, Civista surrendered its trust charter and began operation as The Citizens Banking Company. The name Civista Bank was introduced during the first quarter of 2015 to solidify our dual Citizens/Champaign brand and distinguish ourselves from the many other Citizens’ Banks in existing and prospective markets. Civista maintains its main office at 100 East Water Street, Sandusky, Ohio and operates branch banking offices in the following Ohio communities: Sandusky (2), Norwalk (2), Berlin Heights, Huron, Port Clinton, Castalia, New Washington, Shelby (2), Willard, Greenwich, Plymouth, Shiloh, Akron, Dublin, Plain City, Russells Point, Urbana (2), West Liberty and Quincy. In January 2015, we added a loan production office in Mayfield Heights, Ohio and in March 2015 we acquired the three offices of TCNB Financial Corp. (“TCNB”) in Dayton, Ohio. Civista accounted for 99.8% of the Company’s consolidated assets at December 31, 2015.

FIRST CITIZENS INSURANCE AGENCY INC. (“FCIA”) was formed to allow the Company to participate in commission revenue generated through its third party insurance agreement. Assets of FCIA were less than one percent of the Company’s consolidated assets as of December 31, 2015.

WATER STREET PROPERTIES, INC. (“WSP”) was formed to hold properties repossessed by CBI subsidiaries. WSP accounted for less than one percent of the Company’s consolidated assets as of December 31, 2015.

FC REFUND SOLUTIONS, INC. (“FCRS”) was formed during 2012 and remained inactive for the periods presented.

FIRST CITIZENS INVESTMENTS, INC. (“FCI”) is wholly-owned by Civista and holds and manages its securities portfolio. The operations of FCI are located in Wilmington, Delaware.

FIRST CITIZENS CAPITAL LLC (“FCC”) is wholly-owned by Civista and holds inter-company debt that is eliminated in consolidation. The operations of FCC are located in Wilmington, Delaware.

Management’s Discussion and Analysis of Financial Condition and Results of Operations - As of December 31, 2015 and December 31, 2014 and for the Years Ended December 31, 2015, 2014 and 2013

(Amounts in thousands, except per share data)

General

The following paragraphs more fully discuss the significant highlights, changes and trends as they relate to the Company’s financial condition, results of operations, liquidity and capital resources as of December 31, 2015 and 2014, and during the three-year period ended December 31, 2015. This discussion should be read in conjunction with the Consolidated Financial Statements and Notes to the Consolidated Financial Statements, which are included elsewhere in this report.

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

See accompanying notes to consolidated financial statements.

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

Financial Condition

At December 31, 2015, the Company’s total assets were $1,315,041, compared to $1,213,191 at December 31, 2014. The increase in assets is primarily the result of the acquisition of the TCNB offices in March. Other factors contributing to the change in assets are discussed in the following sections.

At $987,166, net loans increased from December 31, 2014 by 9.6%. The increase in net loans was spread across most segments and resulted primarily from the acquisition of net loans totaling $76,444 from TCNB. Real Estate Construction loans and Farm Real Estate loans declined in balance from December 31, 2014. Commercial & Agriculture loans increased $11,137, with a total of $13,799 of these loans being acquired as part of the TCNB acquisition. Commercial Real Estate – Owner Occupied loans increased $24,883, with a total of $23,029 of these loans being acquired as part of the TCNB acquisition. Commercial Real Estate - Non-Owner Occupied loans increased $39,773, with a total of $13,411 of these loans being acquired as part of the TCNB acquisition. Residential Real Estate loans increased $21,801, with a total of $17,541 of these loans being acquired as part of the TCNB acquisition. Real estate construction loans decreased $6,554, with a total of $3,863 of these loans being acquired as part of the TCNB acquisition. Farm Real Estate loans decreased $6,980, with a total of $397 of these loans being acquired as part of the TCNB acquisition. Consumer and other loans increased $2,610, with a total of $4,404 of these loans being acquired as part of the TCNB acquisition.

Securities available for sale decreased by $1,656, or 0.8%, from $197,905 at December 31, 2014 to $196,249 at December 31, 2015. U.S. Treasury securities and obligations of U.S. government agencies decreased $1,965, from $42,902 at December 31, 2014 to $40,937 at December 31, 2015. Obligations of states and political subdivisions available for sale increased $4,131 from 2014 to 2015. Mortgage-backed securities decreased by $3,869 to total $62,573 at December 31, 2015. The Company continues to utilize letters of credit from the Federal Home Loan Bank (FHLB) to replace maturing securities that were pledged for public entities. As of December 31, 2015, the Company was in compliance with all pledging requirements.

See accompanying notes to consolidated financial statements.

Mortgage-backed securities totaled $62,573 at December 31, 2015 and none were considered unusual or “high risk” securities as defined by regulatory authorities. Of this total, $50,599 consisted of pass-through securities issued by the Federal National Mortgage Association (“FNMA”), Federal Home Loan Mortgage Corporation (“FHLMC”), and Government National Mortgage Association (“GNMA”), and $11,975 was collateralized by mortgage-backed securities issued or guaranteed by FNMA, FHLMC, or GNMA. The average interest rate of the mortgage-backed portfolio at December 31, 2015 was 2.9%. The average maturity at December 31, 2015 was approximately 3.8 years. The Company has not invested in any derivative securities.

Securities available for sale had a fair value at December 31, 2015 of $196,249. This fair value includes unrealized gains of approximately $5,820 and unrealized losses of approximately $434. Net unrealized gains totaled $5,386 on December 31, 2015 compared to net unrealized gains of $5,653 on December 31, 2014. The change in unrealized gains is primarily due to changes in market interest rates. Note 3 to the Consolidated Financial Statements provides additional information on unrealized gains and losses.

Premises and equipment, net of accumulated depreciation, increased $2,544 from December 31, 2014 to December 31, 2015. The increase is attributed to the acquisition of TCNB assets of $1,738, consisting of branch offices and equipment within those branches. The Company has purchased the land and has plans to build a new branch office in Sandusky, Ohio in 2016. At December 31, 2015, construction in progress totaled $644. The remaining difference is attributed to new purchases of $1,355, offset by depreciation of $1,193.

Other assets increased $1,252 from December 31, 2014 to December 31, 2015. The increase is primarily the result of increases in the Company’s low income housing investment, bank owned life insurance, swap assets and deferred tax assets.

Year-end deposit balances totaled $1,052,033 in 2015 compared to $968,918 in 2014, an increase of $83,115, or 8.6%. Overall, the increase in deposits at December 31, 2015 compared to December 31, 2014 included increases in noninterest bearing demand deposits of $49,914, or 19.9%, statement and passbook savings accounts of $45,207, or 14.2%, offset in part by declines in interest bearing demand accounts of $3,085, or 1.7% and certificate of deposit accounts of $8,862, or 4.6%. A primary factor of the increase in deposits can be attributed to the acquisition of TCNB, which added $18,263 of noninterest-bearing deposits and $68,606 of interest-bearing deposits. Average deposit balances for 2015 were $1,107,445 compared to $1,026,093 for 2014, an increase of 7.9%. Noninterest bearing deposits averaged $340,360 for 2015, compared to $297,003 for 2014, increasing $43,357, or 14.6%. Savings, NOW, and MMDA accounts averaged $543,986 for 2015 compared to $501,408 for 2014. Average certificates of deposit decreased $4,583 to total an average balance of $223,099 for 2015.

Borrowings from the Federal Home Loan Bank (“FHLB”) of Cincinnati were $71,200 at December 31, 2015. The detail of these borrowings can be found in Note 10 and Note 11 to the Consolidated Financial Statements. The balance increased $6,000 from $65,200 at year-end 2014. The change in balance is mainly the result of a short term advance used as overnight funding to support loan growth offset by a matured advance. The advance matured on March 11, 2015, in the amount of $5,000. This advance had a term of eighty-four months with a fixed rate of 2.84%. The advance was not replaced.

Civista offers repurchase agreements in the form of sweep accounts to commercial checking account customers. These repurchase agreements totaled $25,040 at December 31, 2015 compared to $21,613 at December 31, 2014. U.S. Treasury securities and obligations of U.S. government agencies maintained under Civista’s control are pledged as collateral for the repurchase agreements. The detail related to these repurchase agreements can be found in Note 12 to the Consolidated Financial Statements

See accompanying notes to consolidated financial statements.

Total shareholders’ equity increased $9,264, or 8.0% during 2015 to $125,173. The change in shareholders’ equity resulted from net income of $12,745, offset by preferred dividends and common dividends of $1,577 and $1,562, respectively, and the decreased market value of securities available for sale, net of tax, of $176 and an increase in the Company’s pension liability, net of tax of $272. Additionally, $106 was recognized as stock-based compensation in connection with the grant of restricted common shares. For further explanation of these items, see Note 1, Note 15 and Note 16 to the Consolidated Financial Statements. The Company paid $0.20 per common share in dividends in 2015 compared to $0.19 per common share in dividends in 2014. Total outstanding common shares at December 31, 2015 were 7,843,578. Total outstanding common shares at December 31, 2014 were 7,707,917. The increase in common shares outstanding is the result of the conversion of 928 of the Company’s previously issued preferred shares into 118,678 common shares and the grant of 16,983 restricted common shares to certain officers under the Company’s 2014 Incentive Plan. The ratio of total shareholders’ equity to total assets was 9.5% and 9.6%, respectively, at December 31, 2015 and December 31, 2014.

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

Comparison of Results of Operations for the Years Ended December 31, 2015 and December 31, 2014

Net Income

The Company’s net income for the year ended December 31, 2015 was $12,745, compared to $9,528 for the year ended December 31, 2014. The change in net income was the result of the items discussed in the following sections.

Net Interest Income

Net interest income for 2015 was $47,392, an increase of $5,526, or 13.2%, from 2014. Average earning assets increased 8.3% from 2014. Although market rates in 2015 remained at record lows, interest income increased $4,731, primarily due to increased loan volume. In addition, interest expense on interest-bearing liabilities decreased $795. The Company continually examines its rate structure to ensure that its interest rates are competitive and reflective of the current rate environment in which it competes. A change in the mix of deposits from certificates of deposit to non-maturing deposits also contributed to the decline in interest expense.

Total interest income increased $4,731, or 10.3%, from 2014. The increase was mainly a result of an increase in loan volume. Average loans increased $107,043 from 2014 to 2015. The yield on the Company’s loan portfolio declined 1 basis points from 2014. While the average balance of the securities portfolio for 2015 compared to 2014 decreased $2,687, this was primarily due to the Company not

See accompanying notes to consolidated financial statements.

replacing matured securities. Interest earned on the security portfolio, including bank stocks, decreased mainly due to decreases in yield. Average balances in interest-bearing deposits in other banks decreased in 2015 by $9,182.

Total interest expense decreased $795, or 19.4%, for 2015 compared to 2014. The decrease in interest expense can be attributed to declines in market rates and the corresponding repricing of deposits and other sources of funding. The total average balance of interest-bearing liabilities increased $50,069 while the average rate decreased 13 basis points in 2015. Average interest-bearing deposits increased $37,995 from 2014 to 2015. While average balances in interest-bearing deposits increased, the average balance in time deposits declined $4,583 and the rate on time deposits declined approximately 9 basis points, which caused interest expense on deposits to decrease by $205. Interest expense on FHLB borrowings decreased $573 due to a decline in rate of 203 basis points. The average balance in FHLB borrowings increased. The increase in FHLB borrowings is due to an increase in overnight borrowings, which are paying a low interest rate. The average balance in subordinated debentures did not change from 2014 to 2015, but the rate on these securities decreased 6 basis points, resulting in a decrease in interest expense of $17. Repurchase agreements increased $327 in average balance from 2014 to 2015.

Refer to “Distribution of Assets, Liabilities and Shareholders’ Equity; Interest Rates and Interest Differential” and “Changes in Interest Income and Interest Expense Resulting from Changes in Volume and Changes in Rate” on pages 14 through 16 for further analysis of the impact of changes in interest-bearing assets and liabilities on the Company’s net interest income.

Provision and Allowance for Loan Losses

The following table contains information relating to the provision for loan losses, activity in and analysis of the allowance for loan losses as of and for each of the three years in the period ended December 31.

	As of and for year
	ended December 31,
	2015	2014	2013
Net loan charge-offs	$1,107	$3,760	$4,314
Provision for loan losses charged to expense	1,200	1,500	1,100
Net loan charge-offs as a percent of average outstanding loans	0.11%	0.43%	0.53%
Allowance for loan losses	$14,361	$14,268	$16,528
Allowance for loan losses as a percent of year-end outstanding loans	1.43%	1.56%	1.92%
Impaired loans	$7,485	$11,149	$18,057
Impaired loans as a percent of gross year-end loans (1)	0.75%	1.22%	2.10%
Nonaccrual and 90 days or more past due loans	$9,890	$13,576	$20,459
Nonaccrual and 90 days or more past due loans as a percent of gross year-end loans (1)	0.99%	1.48%	2.38%

(1)	Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category. A loan is considered nonaccrual if it is maintained on a cash basis because of deterioration in the borrower’s financial condition, where payment in full of principal or interest is not expected and where the principal and interest have been in default for 90 days, unless the asset is both well-secured and in process of collection. A loan is considered impaired when it is probable that all of the interest and principal due will not be collected according to the terms of the original contractual agreement.

See accompanying notes to consolidated financial statements.

The Company’s policy is to maintain the allowance for loan losses at a level sufficient to provide for probable losses incurred in the current portfolio. The Company provides for loan losses through regular provisions to the allowance for loan losses. The amount of the provision is affected by loan charge-offs, recoveries and changes in specific and general allocations required for the allowance for loan losses. Provisions for loan losses totaled $1,200, $1,500 and $1,100 in 2015, 2014 and 2013, respectively. Management believes the analysis of the allowance for loan losses supported a reserve of $14,361 at December 31, 2015.

The Company’s provision for loan losses decreased $300 during 2015. The decrease in provision for loan losses is related to the decrease in the specific reserve required for loans and a decrease in net charge-offs compared to a year ago. A number of factors impact the provisions for loan losses, such as the level of higher risk loans in the portfolio, changes in practices related to loans, changes in collateral values and other factors. We continue to actively manage this process and have provided to maintain the reserve at a level that assures adequate coverage ratios.

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

Noninterest Income

Noninterest income increased $404, or 2.9%, to $14,278 for the year ended December 31, 2015, from $13,874 for the comparable 2014 period. The increase was primarily due to increases in earnings on service charges of $451, gain on sale of loans of $447, ATM fees of $136 and gain on sale of other real estate owned of $155 which were partially offset by decreases in Trust fees of $307, tax refund processing fees of $324 and gain on sale of securities of $131.

Service charges increased primarily due to increases in business service charges and overdraft fees. Gain on sale of loans increased due to an increase in volume of loans sold, as well as an increase in the premium earned. ATM fee income increased due to increased interchange fees. Sales of other real estate owned resulted in recognized gains of $199 on the sale of 17 properties in 2015 compared to gains of $44 on the sale of 16 properties in 2014. The decrease in trust fee income is related to a general decrease in brokerage transactions. Tax refund processing fees decreased due to new fee structure in place during 2015. The new fee calls for a flat processing fee, whereas in 2014, the Company received a per transaction fee. Gain on the sale of securities decreased compared to the same period of 2014. Management, from time to time, will reposition the investment portfolio to match liquidity needs of the Company.

See accompanying notes to consolidated financial statements.

Noninterest Expense

Noninterest expense increased $1,394 or 3.4%, to $42,944 for the year ended December 31, 2015, from $41,550 for the comparable 2014 period. The increase was primarily due to increases in salaries, wages and benefits of $1,337, contracted data processing of $261 and professional services of $606 which were partially offset by decreases in, ATM expense of $132, marketing expense of $565 and repossession expense of $165.

Salaries, wages and benefits increased mainly due to an increase in salaries and 401(k) expenses. Salaries and related payroll taxes increased mainly due to annual pay increases and overtime related to the acquisition of TCNB, as well as the addition of TCNB employees. In 2015, the Company adopted a Safe Harbor 401(k) plan which increased the match paid to participants. Contracted data processing costs increased due to the cost of technology services and core processing costs related to the acquisition of TCNB. Professional services increased due to increased legal and audit fees relating to the acquisition of TCNB, increased recruiting expenses and increased legal expenses related to the Company’s filing of a Form S-3 shelf registration statement with the SEC and matters related to the Special Meeting of Shareholders held on November 4, 2015 for the purpose of voting to eliminate preemptive rights and cumulative voting in the election of directors, as well as the previously disclosed litigation related to a proposed sale of real estate that the Company owns near one of its branches. The decrease in ATM costs is due to vendor credits that began in the second quarter of 2015. Marketing costs decreased in 2015, as the Company incurred increased marketing expenses in 2014 as part of its rebranding effort. The decrease in repossession expense is the result of a general decrease in expenses related to repossessions.

Income Tax Expense

Federal income tax expense was $4,781 in 2015 compared to $3,162 in 2014. Federal income tax expense as a percentage of income was 27.3% in 2015 compared to 24.9% in 2014. A lower federal effective tax rate than the statutory rate of 34% is primarily due to tax-exempt interest income from state and municipal investments, municipal loans, income from BOLI and low income housing credits. Federal income tax expense increased in 2015 primarily due to an increase in pretax income, which also led to the increase in the effective tax rate in 2015.

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

See accompanying notes to consolidated financial statements.

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

Provision and Allowance for Loan Losses

The following table contains information relating to the provision for loan losses, activity in and analysis of the allowance for loan losses as of and for each of the three years in the period ended December 31.

	As of and for year
	ended December 31,
	2014	2013	2012
Net loan charge-offs	$3,760	$4,314	$7,915
Provision for loan losses charged to expense	1,500	1,100	6,400
Net loan charge-offs as a percent of average outstanding loans	0.43%	0.53%	1.01%
Allowance for loan losses	$14,268	$16,528	$19,742
Allowance for loan losses as a percent of year-end outstanding loans	1.56%	1.92%	2.42%
Impaired loans	$11,149	$18,057	$26,090
Impaired loans as a percent of gross year-end loans (1)	1.22%	2.10%	3.20%
Nonaccrual and 90 days or more past due loans	$13,576	$20,459	$29,935
Nonaccrual and 90 days or more past due loans as a percent of gross year-end loans (1)	1.48%	2.38%	3.67%

(1)	Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category. A loan is considered nonaccrual if it is maintained on a cash basis because of deterioration in the borrower’s financial condition, where payment in full of principal or interest is not expected and where the principal and interest have been in default for 90 days, unless the asset is both well-secured and in process of collection. A loan is considered impaired when it is probable that all of the interest and principal due will not be collected according to the terms of the original contractual agreement.

See accompanying notes to consolidated financial statements.

The Company’s policy is to maintain the allowance for loan losses at a level sufficient to provide for probable losses incurred in the current portfolio. The Company provides for loan losses through regular provisions to the allowance for loan losses. The amount of the provision is affected by loan charge-offs, recoveries and changes in specific and general allocations required for the allowance for loan losses. Provisions for loan losses totaled $1,500, $1,100 and $6,400 in 2014, 2013 and 2012, respectively. Management believes the analysis of the allowance for loan losses supported a reserve of $14,268 at December 31, 2014.

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

Noninterest Income

Noninterest income increased $1,812, or 15.0%, to $13,874 for the year ended December 31, 2014, from $12,062 for the comparable 2013 period. The increase was primarily due to increases in earnings on trust fees of $503 and tax refund processing fees of $1,894 which were partially offset by decreases in service charge income of $200, gain on sale of securities of $91, income on Bank Owned Life Insurance (BOLI) of $63 and other income of $183.

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

Noninterest Expense

Noninterest expense decreased $1,834, or 4.2%, to $41,550 for the year ended December 31, 2014, from $43,384 for the comparable 2013 period. The decrease was primarily due to decreases in salaries, wages and benefits of $2,465, FDIC assessment of $103, state franchise tax of $242, amortization of intangible assets of $77 and repossession expense of $291 which were partially offset by increases in contracted data processing of $233, professional services of $178, equipment expense of $148, ATM expense of $156 and marketing expense of $549.

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

Distribution of Assets, Liabilities and Shareholders’ Equity;

Interest Rates and Interest Differential

The following table sets forth, for the years ended December 31, 2015, 2014 and 2013, the distribution of assets, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Amounts in thousands):

	2015			2014			2013
	Average		Yield/	Average		Yield/	Average		Yield/
	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate
Assets
Interest-earning assets:
Loans (1)(2)(3)(5)	$981,475	$44,784	4.57%	$874,432	$40,032	4.58%	$819,152	$38,776	4.74%
Taxable securities (4)	139,762	3,232	2.31%	150,510	3,443	2.31%	157,930	3,763	2.42%
Non-taxable securities (4)(5)	71,674	2,583	5.70%	63,613	2,356	5.80%	58,918	2,211	5.90%
Interest-bearing deposits in other banks	44,647	102	0.23%	53,829	139	0.26%	55,609	131	0.24%

Total interest income assets	1,237,558	50,701	4.23%	1,142,384	45,970	4.15%	1,091,609	44,881	4.24%
Noninterest-earning assets:
Cash and due from financial institutions	34,616			35,784			25,203
Premises and equipment, net	16,081			15,262			16,862
Accrued interest receivable	4,476			4,242			4,288
Intangible assets	28,568			24,122			24,464
Other assets	10,181			9,133			10,626
Bank owned life insurance	19,854			19,379			18,856
Less allowance for loan losses	(14,689)			(15,900)			(19,089)

Total	$1,336,645			$1,234,406			$1,172,819

(1)	For purposes of these computations, the daily average loan amounts outstanding are net of unearned income and include loans held for sale.
(2)	Included in loan interest income are loan fees of $542 in 2015, $387 in 2014 and $368 in 2013.
(3)	Non-accrual loans are included in loan totals and do not have a material impact on the analysis presented.
(4)	Average balance is computed using the carrying value of securities. The average yield has been computed using the historical amortized cost average balance for available-for-sale securities.
(5)	Interest yield is calculated using the tax-equivalent adjustment.

See accompanying notes to consolidated financial statements.

Distribution of Assets, Liabilities and Shareholders’ Equity;

Interest Rates and Interest Differential (Continued)

The following table sets forth, for the years ended December 31, 2015, 2014 and 2013, the distribution of liabilities and shareholders’ equity, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Amounts in thousands):

	2015			2014			2013
Liabilities and	Average		Yield/	Average		Yield/	Average		Yield/
Shareholders’ Equity	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate
Interest-bearing liabilities:
Savings and interest- bearing demand accounts	$543,986	$422	0.08%	$501,408	$376	0.07%	$485,054	$401	0.08%
Certificates of deposit	223,099	1,665	0.75%	227,682	1,916	0.84%	246,724	2,387	0.97%
Federal Home Loan Bank advances	45,551	442	0.97%	33,831	1,015	3.00%	39,293	1,358	3.46%
Securities sold under repurchase agreements	20,086	20	0.10%	19,759	20	0.10%	20,749	21	0.10%
Federal funds purchased	68	—	0.00%	41	—	0.00%	27	—	0.00%
Subordinated debentures	29,427	760	2.58%	29,427	777	2.64%	29,427	740	2.51%

Total interest- bearing liabilities	862,217	3,309	0.38%	812,148	4,104	0.51%	821,274	4,907	0.60%
Noninterest-bearing liabilities:
Demand deposits	340,360			297,003			233,592
Other liabilities	13,718			10,989			14,390

	354,078			307,992			247,982
Shareholders’ equity	120,350			114,266			103,563

Total	$1,336,645			$1,234,406			$1,172,819

Net interest income and interest rate spread (1)		$47,392	3.84%		$41,866	3.64%		$39,974	3.64%

Net interest margin (2)			3.96%			3.79%			3.79%

(1)	Interest rate spread is calculated by subtracting the rate on average interest-bearing liabilities from the yield on average interest-earning assets.
(2)	Net interest margin is calculated by dividing tax-equivalent adjusted net interest income by average interest-earning assets.

See accompanying notes to consolidated financial statements.

Changes in Interest Income and Interest Expense

Resulting from Changes in Volume and Changes in Rate

The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rate (Amounts in thousands):

	Increase (decrease) due to:
	Volume(1)	Rate(1)	Net
2015 compared to 2014

Interest income:
Loans	$4,885	$(133)	$4,752
Taxable securities	(252)	41	(211)
Nontaxable securities	304	(77)	227
Interest-bearing deposits in other banks	(22)	(15)	(37)

Total interest income	$4,915	$(184)	$4,731

Interest expense:
Savings and interest-bearing demand accounts	$33	$13	$46
Certificates of deposit	(38)	(213)	(251)
Federal Home Loan Bank advances	271	(844)	(573)
Securities sold under repurchase agreements	—	—	—
Subordinated debentures	—	(17)	(17)

Total interest expense	$266	$(1,061)	$(795)

Net interest income	$4,649	$877	$5,526

2014 compared to 2013

Interest income:
Loans	$2,562	$(1,306)	$1,256
Taxable securities	(176)	(144)	(320)
Nontaxable securities	273	(128)	145
Interest-bearing deposits in other banks	(4)	12	8

Total interest income	$2,655	$(1,566)	$1,089

Interest expense:
Savings and interest-bearing demand accounts	$13	$(38)	$(25)
Certificates of deposit	(175)	(296)	(471)
Federal Home Loan Bank advances	(176)	(167)	(343)
Securities sold under repurchase agreements	(1)	—	(1)
Subordinated debentures	—	37	37

Total interest expense	$(339)	$(464)	$(803)

Net interest income	$2,994	$(1,102)	$1,892

(1)	The change in interest income and interest expense due to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.

See accompanying notes to consolidated financial statements.

Liquidity and Capital Resources

Civista maintains a conservative liquidity position. All securities are classified as available for sale. At December 31, 2015, securities with maturities of one year or less, totaled $5,078, or 2.6%, of the total security portfolio. The available for sale portfolio helps to provide Civista with the ability to meet its funding needs. The Consolidated Statements of Cash Flows contained in the Consolidated Financial Statements detail the Company’s cash flows from operating activities resulting from net earnings.

Cash from operations for 2015 was $15,073. The primary additions to cash from operating activities are from changes in amortization of intangible assets, amortization of securities net of accretion, the provision for loan losses, depreciation and proceeds from sale of loans. The primary use of cash from operating activities is from loans originated for sale. Cash used for investing activities was $11,904 in 2015. Security and property and equipment purchases along with loans to customers and purchased loans were offset by security maturities. Cash from financing activities in 2015 totaled $2,534. A major source of cash for financing activities is short-term borrowings from the FHLB. In 2015, the Company borrowed additional funds from the FHLB in overnight funds of $11,000. The primary uses of cash in financing activities include payment of dividends, repayment of FHLB advances and a decrease in the net change in deposits. Cash and cash equivalents increased from $29,858 at December 31, 2014 to $35,561 at December 31, 2015.

Future loan demand of Civista can be funded by increases in deposit accounts, proceeds from payments on existing loans, the maturity of securities, the issuances of trust preferred obligations, and the sale of securities classified as available for sale. Additional sources of funds may also come from borrowing in the Federal Funds market and/or borrowing from the FHLB. As of December 31, 2015, Civista had total credit availability with the FHLB of $132,054 of which $71,200 was outstanding.

On a separate entity basis, CBI’s primary source of funds is dividends paid primarily by Civista. Generally, subject to applicable minimum capital requirements, Civista may declare a dividend without the approval of the Federal Reserve Bank of Cleveland and the State of Ohio Department of Commerce, Division of Financial Institutions, provided the total dividends in a calendar year do not exceed the total of its profits for that year combined with its retained profits for the two preceding years. At December 31, 2015, Civista was able to pay dividends to CBI without obtaining regulatory approval. During 2015, Civista paid dividends totaling $14,226 to CBI. This represented approximately 97 percent of Civista’s earnings for the year.

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

Capital Adequacy

Shareholders’ equity totaled $125,173 at December 31, 2015 compared to $115,909 at December 31, 2014. The increase in shareholders’ equity resulted primarily from net income of $12,745, which was offset by dividends on preferred shares and common shares of $1,577 and $1,562, respectively.

During the first quarter of 2015, the Company adopted the new BASEL III regulatory capital framework as approved by the federal banking agencies. In addition to the existing regulatory capital rules, the final BASEL III rules also require the Company to now maintain minimum amounts and ratios of Common Equity Tier 1 (“CET1”) Capital to risk-weighted assets (as these terms are defined in the BASEL III rules). Under the BASEL III rules, the Company elected to opt-out of including accumulated other comprehensive income in regulatory capital. For December 31, 2014, the Company’s regulatory capital ratios were calculated under BASEL I rules because the BASEL III rules were not yet effective and, thus, the Common Equity Tier 1 Capital ratio was not required. All of the Company’s capital ratios exceeded the regulatory minimum guidelines as of December 31, 2015 and December 31, 2014 as identified in the following table:

	Total Risk Based Capital	Tier I Risk Based Capital	CET1 Risk Based Capital	Leverage Ratio
Company Ratios - December 31, 2015	14.0%	12.7%	7.6%	10.0%
Company Ratios - December 31, 2014	14.7%	13.4%	N/A	10.3%
For Capital Adequacy Purposes	8.0%	6.0%	4.5%	4.0%
To Be Well Capitalized Under Prompt
Corrective Action Provisions	10.0%	8.0%	6.5%	5.0%

Common equity for the CET1 risk-based capital ratio includes common stock (plus related surplus) and retained earnings, plus limited amounts of minority interests in the form of common stock, less the majority of certain regulatory deductions.

Tier 1 capital includes common equity as defined for the CET1 risk-based capital ratio, plus certain non-cumulative preferred stock and related surplus, cumulative preferred stock and related surplus and trust preferred securities that have been grandfathered (but which are not permitted going forward), and limited amounts of minority interests in the form of additional Tier 1 capital instruments, less certain deductions.

Tier 2 capital, which can be included in the total capital ratio, includes certain capital instruments (such as subordinated debt) and limited amounts of the allowance for loan and lease losses, subject to new eligibility criteria, less applicable deductions.

The deductions from CET1 capital include goodwill and other intangibles, certain deferred tax assets, mortgage-servicing assets above certain levels, gains on sale in connection with a securitization, investments in a banking organization’s own capital instruments and investments in the capital of unconsolidated financial institutions (above certain levels). The deductions phase in from 2015 through 2019.

See accompanying notes to consolidated financial statements.

Under applicable regulatory guidelines, capital is compared to the relative risk related to the balance sheet. To derive the risk included in the balance sheet, one of several risk weights is applied to different balance sheet and off-balance sheet assets, primarily based on the relative credit risk of the counterparty. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Some of the risk weightings have been changed effective January 1, 2015.

The new regulatory capital rules and regulations also place restrictions on the payment of capital distributions, including dividends, and certain discretionary bonus payments to executive officers if the company does not hold a capital conservation buffer of greater than 2.5 percent composed of common equity tier 1 capital above its minimum risk-based capital requirements, or if its eligible retained income is negative in that quarter and its capital conservation buffer ratio was less than 2.5 percent at the beginning of the quarter. The capital conservation buffer phases in starting on January 1, 2016, at 0.625%. The implementation of Basel III is not expected to have a material impact on CBI’s or Civista’ capital ratios.

Effects of Inflation

The Company’s balance sheet is typical of financial institutions and reflects a net positive monetary position whereby monetary assets exceed monetary liabilities. Monetary assets and liabilities are those which can be converted to a fixed number of dollars and include cash assets, securities, loans, money market instruments, deposits and borrowed funds.

During periods of inflation, a net positive monetary position may result in an overall decline in purchasing power of an entity. No clear evidence exists of a relationship between the purchasing power of an entity’s net positive monetary position and its future earnings. Moreover, the Company’s ability to preserve the purchasing power of its net positive monetary position will be partly influenced by the effectiveness of its asset/liability management program. As part of the asset/liability management process, management reviews and monitors information and projections on inflation as published by the Federal Reserve Board and other sources. This information speaks to inflation as determined by its impact on consumer prices and also the correlation of inflation and interest rates. This information is but one component in an asset/liability management process designed to limit the impact of inflation on the Company. Management does not believe that the effect of inflation on its nonmonetary assets (primarily bank premises and equipment) is material as such assets are not held for resale and significant disposals are not anticipated.

Fair Value of Financial Instruments

The Company has disclosed the fair value of its financial instruments at December 31, 2015 and 2014 in Note 17 to the Consolidated Financial Statements. The fair value of loans at December 31, 2015 was 100.0% of the carrying value compared to 100.8% at December 31, 2014. The fair value of deposits was 100.1% of the carrying value at December 31, 2015 and December 31, 2014.

See accompanying notes to consolidated financial statements.

Contractual Obligations

The following table represents significant fixed and determinable contractual obligations of the Company as of December 31, 2015.

	One year	One to	Three to	Over five
Contractual Obligations	or less	three years	five years	years	Total
Deposits without a stated maturity	$840,984	$—	$—	$—	$840,984
Certificates of deposit and IRAs	124,120	67,610	18,822	497	211,049
FHLB advances, securities sold under agreements to repurchase and U.S. Treasury interest-bearing demand note	78,740	12,500	5,000	—	96,240
Subordinated debentures (1)	—	—	—	29,427	29,427
Operating leases	529	799	311	—	1,639

(1)	The subordinated debentures consist of $2,000, $2,500, $5,000, $7,500, and $12,500 debentures.

The Company has retail repurchase agreements with clients within its local market areas. These borrowings are collateralized with securities owned by the Company. See Note 12 to the Consolidated Financial Statements for further detail. The Company also has a cash management advance line of credit and outstanding letters of credit with the FHLB. For further discussion, refer to Note 10 and Note 11 to the Consolidated Financial Statements.

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

See accompanying notes to consolidated financial statements.

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

The following table provides information about the Company’s financial instruments that are sensitive to changes in interest rates as of December 31, 2015 and 2014, based on certain prepayment and account decay assumptions that management believes are reasonable. The Company had derivative financial instruments as of December 31, 2015 and 2014. The changes in fair value of the assets and liabilities of the underlying contracts offset each other. For more information about derivative financial instruments see Note 24 to the Consolidated Financial Statements. Expected maturity date values for interest-bearing core deposits were calculated based on estimates of the period over which the deposits would be outstanding. The Company’s borrowings were tabulated by contractual maturity dates and without regard to any conversion or repricing dates.

Net Portfolio Value
	December 31, 2015			December 31, 2014
Change in	Dollar	Dollar	Percent	Dollar	Dollar	Percent
Rates	Amount	Change	Change	Amount	Change	Change
+200bp	$188,643	$25,222	15%	$160,744	$14,829	10%
+100bp	180,892	17,471	11%	155,452	9,537	7%
Base	163,421	—	—	145,915	—	—
-100bp	163,804	383	0%	151,829	5,914	4%

The change in net portfolio value from December 31, 2014 to December 31, 2015, can be attributed to three factors. The yield curve has seen a slight upward, nearly parallel, shift since the end of 2014. The Company also completed an acquisition in the first quarter of the year, which directly impacted the base level. Finally, both the mix of assets and funding sources has changed. The mix of assets has shifted toward loans and away from securities, which tends to reduce volatility. The funding mix shifted from CDs to deposits and borrowed money, which tends to increase volatility. The acquisition, along with the shifts in mixes, led to an increase in the base. Further, projected movements in rates up will lead to larger changes in market values, compared to a year ago. The change in the rates up scenarios for both the 100 and 200 basis point movements would lead to a faster decrease in the fair value of liabilities, compared to assets. Accordingly we would see an increase in the net portfolio value. A downward change in rates would lead to a small increase in the net portfolio value as the fair value of assets would increase more quickly than the fair value of liabilities.

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

Note 1 and Note 5 to the Consolidated Financial Statements provide additional information regarding Allowance for Loan Losses.

Goodwill: The Company performs an annual evaluation of goodwill for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Management performed an evaluation of the Company’s goodwill during the fourth quarter of 2015. In performing its evaluation, management obtained several commonly used financial ratios from pending and completed purchase transactions for banks based in the Midwest. Management used these ratios to determine an implied fair value for the Company. The implied fair value exceeded the carrying value including goodwill. Therefore management concluded that goodwill was not impaired and made no adjustment in 2015.

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

Pension Benefits: Pension costs and liabilities are dependent on assumptions used in calculating such amounts. These assumptions include discount rates, benefits earned, interest costs, expected return on plan assets, mortality rates, and other factors. In accordance with GAAP, actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect recognized expense and the recorded obligation of future periods. While management believes that the assumptions used are appropriate, differences in actual experience or changes in assumptions may affect the Company’s pension obligations and future expense. Our pension benefits are described further in Note 15 of the “Notes to Consolidated Financial Statements.”

See accompanying notes to consolidated financial statements.

Management’s Report on Internal Control over Financial Reporting

We, as management of Civista Bancshares, Inc., are responsible for establishing and maintaining effective internal control over financial reporting that is designed to produce reliable financial statements in conformity with United States generally accepted accounting principles. The system of internal control over financial reporting as it relates to the financial statements is evaluated for effectiveness by management and tested for reliability through a program of internal audits. Actions are taken to correct potential deficiencies as they are identified. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation.

Management assessed the Company’s system of internal control over financial reporting as of December 31, 2015, in relation to criteria for effective internal control over financial reporting as described in “2013 Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2015, its system of internal control over financial reporting is effective and meets the criteria of the “2013 Internal Control – Integrated Framework”. S.R. Snodgrass, P.C., independent registered public accounting firm, has issued an audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015.

Management is responsible for compliance with the federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders designated by the FDIC as safety and soundness laws and regulations.

Management has assessed compliance by the Company with the designated laws and regulations relating to safety and soundness. Based on the assessment, management believes that the Company complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 2015.

James O. Miller	Todd A. Michel
President, Chief Executive Officer,	Senior Vice President, Controller
Chairman of the Board

Sandusky, Ohio
March 15, 2016

See accompanying notes to consolidated financial statements.

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting

Board of Directors and Stockholders

Civista Bancshares, Inc.

Sandusky, Ohio

We have audited Civista Bancshares, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in 2013. Civista Bancshares, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

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

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (b) provide reasonable assurance that transactions are recorded, as necessary, to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Civista Bancshares, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control – Integrated Framework issued by COSO in 2013.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Civista Bancshares Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2015, and our report dated March 15, 2016, expressed an unqualified opinion.

Wexford, Pennsylvania
March 15, 2016

See accompanying notes to consolidated financial statements.

Report of Independent Registered Public Accounting Firm on Financial Statements

Board of Directors and Stockholders

Civista Bancshares, Inc.

Sandusky, Ohio

We have audited the accompanying consolidated balance sheets of Civista Bancshares, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2015. These consolidated financial statements are the responsibility of Civista Bancshares, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Civista Bancshares, Inc. and subsidiaries as of December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Civista Bancshares, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 15, 2016, expressed an unqualified opinion on the effectiveness of Civista Bancshares, Inc.’s internal control over financial reporting.

Wexford, Pennsylvania
March 15, 2016

See accompanying notes to consolidated financial statements.

CIVISTA BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2015 and 2014

(Amounts in thousands, except share data)

	2015	2014
ASSETS
Cash and due from financial institutions	$35,561	$29,858
Securities available for sale	196,249	197,905
Loans held for sale	2,698	2,410
Loans, net of allowance of $14,361 and $14,268	987,166	900,589
Other securities	13,452	12,586
Premises and equipment, net	16,944	14,400
Accrued interest receivable	3,902	3,852
Goodwill	27,095	21,720
Other intangible assets	2,409	2,025
Bank owned life insurance	20,104	19,637
Other assets	9,461	8,209

Total assets	$1,315,041	$1,213,191

LIABILITIES
Deposits
Noninterest-bearing	$300,615	$250,701
Interest-bearing	751,418	718,217

Total deposits	1,052,033	968,918
Federal Home Loan Bank advances	71,200	65,200
Securities sold under agreements to repurchase	25,040	21,613
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	12,168	12,124

Total liabilities	1,189,868	1,097,282

SHAREHOLDERS’ EQUITY
Preferred stock, no par value, 200,000 shares authorized Series B Preferred stock, $1,000 liquidation preference, 24,072 shares issued at December 31, 2015 and 25,000 shares issued at December 31, 2014, net of issuance costs	22,273	23,132
Common stock, no par value, 20,000,000 shares authorized, 8,591,542 shares issued at December 31, 2015 and 8,455,881 shares issued at December 31, 2014	115,330	114,365
Accumulated earnings (deficit)	5,300	(4,306)
Treasury stock, 747,964 shares at cost	(17,235)	(17,235)
Accumulated other comprehensive loss	(495)	(47)

Total shareholders’ equity	125,173	115,909

Total liabilities and shareholders’ equity	$1,315,041	$1,213,191

See accompanying notes to consolidated financial statements.

CIVISTA BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

	2015	2014	2013
Interest and dividend income
Loans, including fees	$44,784	$40,032	$38,776
Taxable securities	3,232	3,443	3,763
Tax-exempt securities	2,583	2,356	2,211
Federal funds sold and other	102	139	131

Total interest and dividend income	50,701	45,970	44,881

Interest expense
Deposits	2,087	2,292	2,788
Federal Home Loan Bank advances	442	1,015	1,358
Subordinated debentures	760	777	740
Securities sold under agreements to repurchase	20	20	21

Total interest expense	3,309	4,104	4,907

Net interest income	47,392	41,866	39,974
Provision for loan losses	1,200	1,500	1,100

Net interest income after provision for loan losses	46,192	40,366	38,874

Noninterest income
Service charges	4,708	4,257	4,457
Net gain (loss) on sale of securities	(18)	113	204
Net gain on sale of loans	1,106	659	753
ATM fees	1,986	1,850	1,740
Trust fees	2,823	3,130	2,627
Bank owned life insurance	467	492	555
Tax refund processing fees	2,000	2,324	430
Computer center item processing fees	267	260	248
Net gain on sale of other real estate owned	199	44	120
Other	740	745	928

Total noninterest income	14,278	13,874	12,062

Noninterest expense
Salaries, wages and benefits	23,630	22,293	24,758
Net occupancy expense	2,416	2,256	2,209
Equipment expense	1,503	1,421	1,273
Contracted data processing	1,821	1,560	1,327
FDIC Assessment	864	905	1,008
State franchise tax	847	888	1,130
Professional services	2,461	1,855	1,677
Amortization of intangible assets	711	769	846
ATM expense	674	806	650
Marketing expense	1,039	1,604	1,055
Repossession expense	508	673	964
Other operating expenses	6,470	6,520	6,487

Total noninterest expense	42,944	41,550	43,384

Income before income taxes	17,526	12,690	7,552
Income taxes	4,781	3,162	1,373

Net income	12,745	9,528	6,179
Preferred stock dividends	1,577	1,873	1,159

Net income available to common shareholders	$11,168	$7,655	$5,020

Earnings per common share, basic	$1.43	$0.99	$0.65

Earnings per common share, diluted	$1.17	$0.85	$0.64

See accompanying notes to consolidated financial statements.

CIVISTA BANCSHARES, INC.

CONSOLIDATED COMPREHENSIVE INCOME STATEMENTS

Years ended December 31, 2015, 2014 and 2013

(Amounts in thousands)

	2015	2014	2013
Net income	$12,745	$9,528	$6,179

Other comprehensive income (loss):
Unrealized holding gains (loss) on available for sale securities	(267)	5,134	(8,344)
Tax effect	91	(1,745)	2,836
Pension liability adjustment	(412)	1,228	4,406
Tax effect	140	(417)	(1,498)

Total other comprehensive income (loss)	(448)	4,200	(2,600)

Comprehensive income	$12,297	$13,728	$3,579

See accompanying notes to consolidated financial statements.

CIVISTA BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

							Accumulated
					Accumulated		Other	Total
	Preferred Stock		Common Stock		(Deficit)	Treasury	Comprehensive	Shareholders’
	Shares	Amount	Shares	Amount	Earnings	Stock	Loss	Equity
Balance, December 31, 2012	23,184	$23,184	7,707,917	$114,365	$(14,687)	$(17,235)	$(1,647)	$103,980

Net income					6,179			6,179
Other comprehensive loss							(2,600)	(2,600)
Cash dividends ($0.15 per share)					(1,156)			(1,156)
Preferred stock dividends					(1,159)			(1,159)
Issuance of Series B preferred shares, net of issuance costs	25,000	23,132						23,132

Balance, December 31, 2013	48,184	$46,316	7,707,917	$114,365	$(10,823)	$(17,235)	$(4,247)	$128,376

Net income					9,528			9,528
Other comprehensive income							4,200	4,200
Redemption of Series A preferred stock	(23,184)	(23,184)			327			(22,857)
Cash dividends ($0.19 per share)					(1,465)			(1,465)
Preferred stock dividends					(1,873)			(1,873)

Balance, December 31, 2014	25,000	$23,132	7,707,917	$114,365	$(4,306)	$(17,235)	$(47)	$115,909

Net income					12,745			12,745
Other comprehensive loss							(448)	(448)
Conversion of Series B preferred shares to common shares	(928)	(859)	118,678	859				—
Stock-based compensation			16,983	106				106
Cash dividends ($0.20 per share)					(1,562)			(1,562)
Preferred stock dividends					(1,577)			(1,577)

Balance, December 31, 2015	24,072	$22,273	7,843,578	$115,330	$5,300	$(17,235)	$(495)	$125,173

See accompanying notes to consolidated financial statements.

CIVISTA BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2015, 2014 and 2013

(Amounts in thousands)

	2015	2014	2013
Cash flows from operating activities:
Net income	$12,745	$9,528	$6,179
Adjustments to reconcile net income to net cash from operating activities
Security amortization, net	1,410	1,491	1,633
Depreciation	1,193	1,176	1,334
Amortization of intangible assets	711	769	846
Accretion of net deferred loan fees	(155)	(123)	(112)
Net (gain) loss on sale of securities	18	(113)	(204)
Provision for loan losses	1,200	1,500	1,100
Loans originated for sale	(48,745)	(31,206)	(49,978)
Proceeds from sale of loans	49,637	29,893	52,166
Net gain on sale of loans	(1,180)	(659)	(753)
Net loss on sale of manufactured home loans	74	—	—
Net gain on sale of other real estate owned	(199)	(44)	(120)
Gain on sale of fixed assets	—	(60)	(107)
Increase in cash surrender value of bank owned life insurance	(467)	(492)	(555)
Decrease in prepaid FDIC Premium	—	—	1,775
Share-based compensation	106	—	—
Change in
Accrued interest payable	(11)	(30)	(29)
Accrued interest receivable	144	29	(172)
Deferred taxes	(410)	11	1,362
Other, net	(998)	3,216	(1,554)

Net cash from operating activities	15,073	14,886	12,811

Cash flows used for investing activities:
Securities available for sale
Maturities, prepayments and calls	29,733	45,743	50,184
Sales	—	18,088	8,686
Purchases	(29,772)	(58,367)	(64,295)
Redemption of Federal Reserve stock	138	—	143
Purchases of Federal Reserve stock	(288)	(171)	—
Redemption of FHLB stock	—	3,009	—
Net cash from acquisition	926	—	—
Net loan originations	(10,225)	(53,562)	(48,272)
Loans purchased, installment	(4,774)	(4,382)	(1,898)
Proceeds from sale of manufactured homes	3,492	—	—
Proceeds from sale of OREO properties	865	349	699
Premises and equipment purchases	(1,999)	(485)	(1,155)
Proceeds from sale of premises and equipment	—	1,282	118

Net cash used for investing activities	(11,904)	(48,496)	(55,790)

See accompanying notes to consolidated financial statements.

CIVISTA BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Years ended December 31, 2015, 2014 and 2013

(Amounts in thousands)

	2015	2014	2013
Cash flows from financing activities:
Increase (decrease) in deposits	(3,754)	26,443	16,086
Net change in short-term FHLB advances	11,000	42,700	—
Repayment of long-term FHLB advances	(5,000)	(30,226)	(2,535)
Proceeds from long-term FHLB advances	—	15,000	—
Increase in securities sold under repurchase agreements	3,427	1,560	(3,166)
Repayment of series A preferred stock	—	(22,857)	—
Cash dividends paid	(3,139)	(3,338)	(2,315)
Net proceeds from issuance of preferred stock	—	—	23,132

Net cash from financing activities	2,534	29,282	31,202

Increase (decrease) in cash and due from financial institutions	5,703	(4,328)	(11,777)
Cash and due from financial institutions at beginning of year	29,858	34,186	45,963

Cash and due from financial institutions at end of year	$35,561	$29,858	$34,186

Supplemental disclosures of cash flow information:
Interest paid	$3,315	$4,134	$4,936
Income taxes paid	3,650	1,745	1,010
Transfer of loans from portfolio to other real estate owned	222	691	280
Transfer of loans from portfolio to held for sale	—	—	4,756
Conversion of preferred stock to common stock	859	—	—

Acquisition of TCNB Financial Corp.
Noncash assets acquired:
Loans receivable	$76,444
Other securities	716
Accrued interest receivable	194
Premises and equipment, net	1,738
Core deposit intangible	1,009
Other assets	472

Total non cash assets acquired	80,573

Liabilities assumed:
Deposits	86,869
Other liabilities	5

Total liabilities assumed	86,874

Net noncash liabilities acquired	$6,301

See accompanying notes to consolidated financial statements.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the accounting policies adopted by Civista Bancshares, Inc., which have a significant effect on the financial statements.

Nature of Operations and Principles of Consolidation: The Consolidated Financial Statements include the accounts of Civista Bancshares, Inc. (“CBI”) and its wholly-owned subsidiaries: Civista Bank (“Civista”), First Citizens Insurance Agency, Inc. (“FCIA”), Water Street Properties, Inc. (“WSP”) and FC Refund Solutions, Inc. (“FCRS”). First Citizens Capital LLC (“FCC”) is wholly-owned by Civista and holds inter-company debt. First Citizens Investments, Inc. (“FCI”) is wholly-owned by Civista and holds and manages its securities portfolio. The operations of FCI and FCC are located in Wilmington, Delaware. The above companies together are sometimes referred to as the Company. Intercompany balances and transactions are eliminated in consolidation.

The Company provides financial services through its offices in the Ohio counties of Erie, Crawford, Champaign, Cuyahoga, Franklin, Logan, Summit, Huron, Ottawa, Madison, Montgomery and Richland. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, our customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the area. Other financial instruments that potentially represent concentrations of credit risk include deposit accounts in other financial institutions.

FCIA was formed to allow the Company to participate in commission revenue generated through its third party insurance agreement. Insurance commission revenue was less than 1.0% of total revenue for the years ended December 31, 2015 and 2014. WSP was formed to hold repossessed assets of CBI’s subsidiaries. WSP revenue was less than 1% of total revenue for the years ended December 31, 2015 and 2014. FCRS was formed in 2012 and remained inactive for the periods presented.

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

Cash Flows: Cash and cash equivalents include cash on hand and demand deposits with financial institutions with original maturities of less than 90 days. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, federal funds purchased, short-term borrowings and repurchase agreements.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

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

The recent guidance specifies that if (a) a company does not have the intent to sell a debt security prior to recovery and (b) it is more-likely-than-not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss. When an entity does not intend to sell the security, and it is more-likely-than-not the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of other-than-temporary impairment recorded in other comprehensive income for the non-credit portion of a previous other-than-temporary impairment should be amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

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

Other securities which include FHLB stock, Federal Reserve Bank (“FRB”) stock, Bankers’ Bancshares Inc. (“BB”) stock, and Norwalk Community Development Corp (“NCDC”) stock are carried at cost.

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

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

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

Over the life of the loan or pool, expected cash flows continue to be estimated. If the present value of expected cash flows is less than the carrying amount, a loss is recorded. If the present value of expected future cash flows is greater than the carrying amount, the excess is recognized as part of future interest income.

Allowance for Loan Losses: The allowance for loan losses (allowance) is calculated with the objective of maintaining a reserve sufficient to absorb inherent loan losses in the loan portfolio. Management establishes the allowance for loan losses based upon its evaluation of the pertinent factors underlying the types and quality of loans in the portfolio. In determining the allowance and the related provision for loan losses, the Company considers three principal elements: (i) specific impairment reserve allocations (valuation allowances) based upon probable losses identified during the review of impaired loans in the Commercial loan portfolio, (ii) allocations established for adversely-rated loans in the Commercial loan portfolio and nonaccrual Real Estate Residential, Consumer installment and Home Equity loans, (iii) allocations on all other loans based principally on the use of a three-year period for loss migration analysis, except for the segment consisting of purchased automobile loans which is calculated over a two-year period. These allocations are adjusted for consideration of general economic and business conditions, credit quality and delinquency trends, collateral values, and recent loss experience for these similar pools of loans. The Company analyzes its loan portfolio each quarter to determine the appropriateness of its allowance for loan losses.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

All commercial, commercial real estate and farm real estate loans are monitored on a regular basis with a detailed loan review completed for all loan relationships greater than $500. All commercial, commercial real estate and farm real estate loans that are 90 days past due or in nonaccrual status, are analyzed to determine if they are “impaired”, which means that it is probable that all amounts will not be collected according to the contractual terms of the loan agreement. All loans that are delinquent 90 days are classified as substandard and placed on nonaccrual status unless they are well-secured and in the process of collection. The remaining loans are evaluated and segmented with loans with similar risk characteristics. The Company allocates reserves based on risk categories and portfolio segments described below, which conform to the Company’s asset classification policy. In reviewing risk within Civista’s loan portfolio, management has identified specific segments to categorize loan portfolio risk: (i) Commercial & Agriculture loans; (ii) Commercial Real Estate – Owner Occupied loans; (iii) Commercial Real Estate – Non-Owner Occupied loans; (iv) Residential Real Estate loans; (v) Real Estate Construction loans; (vi) Farm Real Estate loans; and (vii) Consumer and Other loans. Additional information related to economic factors can be found in Note 5.

Loan Charge-off Policies: All unsecured open- and closed-ended retail loans that become past due 90 days from the contractual due date are charged off in full. In lieu of charging off the entire loan balance, loans with non-real estate collateral may be written down to the net realizable value of the collateral, if repossession of collateral is assured and in process. For open- and closed-ended loans secured by residential real estate, a current assessment of value is made no later than 180 days past due. Any outstanding loan balance in excess of the net realizable value of the property is charged off. All other loans are generally charged down to the net realizable value when Civista recognizes the loan is permanently impaired, which is generally after the loan is 90 days past due.

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

Other Real Estate: Other real estate acquired through or instead of loan foreclosure is initially recorded at fair value less costs to sell when acquired, establishing a new cost basis and any deficiency in the value is charged off through the allowance. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed. Other real estate owned included in other assets totaled approximately $116 at December 31, 2015 and $560 at December 31, 2014.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

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

Federal Home Loan Bank Stock: Civista is a member of the FHLB of Cincinnati and as such, is required to maintain a minimum investment in stock of the FHLB that varies with the level of advances outstanding with the FHLB. The stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and as such is classified as restricted stock, carried at cost and evaluated for impairment by management. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the FHLB as compared to the capital stock amount and the length of time this situation has persisted (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance (c) the impact of legislative and regulatory changes on the customer base of the FHLB and (d) the liquidity position of the FHLB. With consideration given to these factors, management concluded that the stock was not impaired at December 31, 2015 or 2014.

Federal Reserve Bank Stock: Civista is a member of the Federal Reserve System. FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value.

Bank Owned Life Insurance (BOLI): Civista has purchased BOLI policies on certain key executives. BOLI is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

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

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

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

Stock-Based Compensation: Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the grant date. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of the grant is used for restricted stock.

Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

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

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe that any such loss contingencies currently exist that will have a material effect on the financial statements.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank was required to meet regulatory reserve and clearing requirements. These balances do not earn interest.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by Civista to CBI or by CBI to shareholders. Additional information related to dividend restrictions can be found in Note 19.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 17. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

Operating Segments: While the Company’s chief decision makers monitor the revenue streams of the Company’s various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Operating segments are aggregated into one as operating results for all segments are similar. Accordingly, all of the Company’s financial service operations are considered by management to be aggregated in one reportable operating segment.

Business Combinations: At the date of acquisition the Company records the assets and liabilities of the acquired companies on the Consolidated Balance Sheets at their estimated fair value. The results of operations for acquired companies are included in the Company’s Consolidated Statements of Operations beginning at the acquisition date. Expenses arising from acquisition activities are recorded in the Consolidated Statements of Operations during the period incurred.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

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

Effect of Newly Issued but Not Yet Effective Accounting Standards:

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (a new revenue recognition standard). The Update’s core principle is that a company will recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, this Update specifies the accounting for certain costs to obtain or fulfill a contract with a customer and expands disclosure requirements for revenue recognition. This Update is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The Company is evaluating the effect of adopting this new accounting Update on the Company’s financial statements.

In June 2014, the FASB issued ASU 2014-12, Compensation-Stock Compensation (Topic 718): Accounting for Share-Based Payments when the Terms of an Award Provide that a Performance Target Could Be Achieved After the Requisite Service Period. The amendments in this Update require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. The amendments in this Update are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. Entities may apply the amendments in this Update either (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. If retrospective transition is adopted, the cumulative effect of applying this Update as of the beginning of the earliest annual period presented in the financial statements should be recognized as an adjustment to the opening retained earnings balance at that date. Additionally, if retrospective transition is adopted, an entity may use hindsight in measuring and recognizing the compensation cost. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

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

In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810). The amendments in this Update affect reporting entities that are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. Specifically, the amendments (1) modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (VIEs) or voting interest entities; (2) eliminate the presumption that a general partner should consolidate a limited partnership; (3) affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships; and (4) provide a scope exception from consolidation guidance for reporting entities with interests in legal entities that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds. The amendments in this Update are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, and for interim periods within fiscal years beginning after December 15, 2017. This Update is not expected to have a significant impact on the Company’s financial statements.

In April 2015, the FASB issued ASU 2015-03, Interest-Imputation of Interest (Subtopic 835-30), as part of its initiative to reduce complexity in accounting standards. To simplify presentation of debt issuance costs, the amendments in this Update require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this Update. For public business entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2015,

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

and interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. An entity should apply the new guidance on a retrospective basis, wherein the balance sheet of each individual period presented should be adjusted to reflect the period-specific effects of applying the new guidance. This Update is not expected to have a significant impact on the Company’s financial statements.

In April 2015, the FASB issued ASU 2015-04, Compensation-Retirement Benefits (Topic 715), as part of its initiative to reduce complexity in accounting standards. For an entity with a fiscal year-end that does not coincide with a month-end, the amendments in this Update provide a practical expedient that permits the entity to measure defined benefit plan assets and obligations using the month-end that is closest to the entity’s fiscal year-end and apply that practical expedient consistently from year to year. The practical expedient should be applied consistently to all plans if an entity has more than one plan. The amendments in this Update are effective for public business entities for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. Earlier application is permitted. This Update is not expected to have a significant impact on the Company’s financial statements.

In May 2015, the FASB issued ASU 2015-07, Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). The Update applies to reporting entities that elect to measure the fair value of an investment using the net asset value per share (or its equivalent) practical expedient. Under the amendments in this Update, investments for which fair value is measured at net asset value per share (or its equivalent) using the practical expedient should not be categorized in the fair value hierarchy. Removing those investments from the fair value hierarchy not only eliminates the diversity in practice resulting from the way in which investments measured at net asset value per share (or its equivalent) with future redemption dates are classified, but also ensures that all investments categorized in the fair value hierarchy are classified using a consistent approach. Investments that calculate net asset value per share (or its equivalent), but for which the practical expedient is not applied will continue to be included in the fair value hierarchy. A reporting entity should continue to disclose information on investments for which fair value is measured at net asset value (or its equivalent) as a practical expedient to help users understand the nature and risks of the investments and whether the investments, if sold, are probable of being sold at amounts different from net asset value. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. A reporting entity should apply the amendments retrospectively to all periods presented. The retrospective approach requires that an investment for which fair value is measured using the net asset value per share practical expedient be removed from the fair value hierarchy in all periods presented in an entity’s financial statements. Earlier application is permitted. This Update is not expected to have a significant impact on the Company’s financial statements.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In August 2015, the FASB issued ASU 2015-14, Revenue from Contract with Customers (Topic 606). The amendments in this Update defer the effective date of ASU 2014-09 for all entities by one year. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. All other entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company is evaluating the effect of adopting this new accounting Update.

In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805). The amendments in this Update require that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The amendments in this Update require that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. The amendments in this Update require an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. This Update applies to all entities that hold financial assets or owe financial liabilities and is intended to provide more useful information on the recognition, measurement, presentation, and disclosure of financial instruments. Among other things, this Update (a) requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; (b) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; (c) eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities; (d) eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (e) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (f) requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; (g) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; and (h) clarifies that an entity should evaluate the need for a valuation allowance on a

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. For all other entities including not-for-profit entities and employee benefit plans within the scope of Topics 960 through 965 on plan accounting, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. All entities that are not public business entities may adopt the amendments in this Update earlier as of the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

NOTE 2 - MERGER

On March 6, 2015, CBI completed the acquisition by merger of TCNB Financial Corp. (“TCNB”) in an all-cash transaction for aggregate consideration of $17,226, or $23.50 per share of TCNB stock. The Company and TCNB had first announced that they had entered into an agreement to merge in September of 2014. Immediately following the merger, TCNB’s banking subsidiary, The Citizens National Bank of Southwestern Ohio, was merged into CBI’s banking subsidiary, Civista Bank.

At the time of the merger, TCNB had total assets of $97,479, including $76,771 in loans, and $86,708 in deposits. The transaction was recorded as a purchase and, accordingly, the operating results of TCNB have been included in the Company’s Consolidated Financial Statements since the close of business on March 6, 2015. The aggregate of the purchase price over the fair value of the net assets acquired of approximately $5,375 was recorded as goodwill and will be evaluated for impairment on an annual basis.

Merger related cost were $391 and $236, respectively as of December 31, 2015 and December 31, 2014. These cost were primarily included in salaries, wages and benefits, contracted data processing and professional services on the consolidated statements of operations.

The following table presents financial information for the former TCNB included in the Consolidated Statements of Operations from the date of acquisition through December 31, 2015.

Actual From Acquisition Date Through December 31, 2015
(in thousands)
Net interest income after provision for loan losses	$3,155
Noninterest income	138
Net income	1,282

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 2 – MERGER (Continued)

The following table presents unaudited pro forma information for the periods ended December 31, 2015 and 2014 as if the acquisition of TCNB had occurred on January 1, 2014. This table has been prepared for comparative purposes only and is not indicative of the actual results that would have been attained had the acquisition occurred as of the beginning of the periods presented, nor is it indicative of future results.

	Pro Formas (unaudited)
	Twelve months ended December 31,
	2015	2014	2013
Net interest income after provision for loan losses	$46,852	$44,583	$43,197
Noninterest income	14,699	14,297	12,486
Net income	11,931	10,045	7,024
Pro forma earnings per share:
Basic	$1.32	$1.06	$0.76
Diluted	$1.09	$0.90	$0.75

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition for TCNB. Core deposit intangibles will be amortized over periods of between five and ten years using an accelerated method. Goodwill will not be amortized, but instead will be evaluated for impairment.

	At March 6, 2015
Total purchase price		$17,226

Net assets acquired:
Cash and short-term investments	18,152
Loans, net	76,444
Other securities	716
Premises and equipment	1,738
Accrued interest receivable	194
Core deposit intangible	1,009
Other assets	472
Noninterest-bearing deposits	(18,263)
Interest-bearing deposits	(68,606)
Other liabilities	(5)
		11,851

Goodwill		$5,375

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 2 – MERGER (Continued)

The acquired assets and liabilities were measured at estimated fair values. Management made certain estimates and exercised judgment in accounting for the acquisition. The following is a description of the methods used to determine fair value of significant assets and liabilities at the acquisition date:

Cash and short-term investments: The Company acquired $18.2 million in cash and short-term investments, which management deemed to reflect fair value based on the short term nature of the asset.

Loans: The Company acquired $76.4 million in loans receivable with and without evidence of credit quality deterioration. The loans consisted of Commercial loans, Commercial Real Estate loans, and Residential Real Estate loans including home equity secured lines of credit, as well as Real Estate Construction, Farm Real Estate loans and Consumer and other loans. The fair value of the performing loan portfolio includes separate adjustments to reflect a credit risk and marketability component and a yield component reflecting the differential between portfolio and market yields. Additionally, certain loans were valued based on their observable sales price. Loans acquired with credit deterioration of $831 were individually evaluated to estimate credit losses and a net recovery amount for each loan. The net cash flows for each loan were then discounted to present value using a risk-adjusted market rate.

Deposits: The Company acquired $86.9 million in deposits. Savings and transaction accounts are variable, have no stated maturity and can be withdrawn on short notice with no penalty. Therefore, the fair value of such deposits is considered equal to the carrying value. The fair value of CD’s is determined by comparing the contractual cost of the CD’s to the market rates with corresponding maturities. The valuation adjustment reflects the present value of the difference between the cash flows attributable to the CD’s based on contractual and market rates. The core deposit intangible is determined by the present value difference of the net cost of the core deposit versus the same amount for an alternative funding source.

This acquisition provided the Company with the strategic opportunity to expand into new markets that, while similar to existing markets, are projected to be more vibrant in population growth and business opportunity growth. Additionally, the acquisition provides the Company with additional exposure to suburbs of larger urban areas without the commitment of operating inside large metropolitan areas dominated by regional and national financial organizations. The acquisition also creates synergies on the operational side of the Company by allowing noninterest expenses to be spread over a larger operating base.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 3 - SECURITIES

The amortized cost and fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive loss were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2015
U.S. Treasury securities and obligations of U.S. government agencies	$40,992	$74	$(129)	$40,937
Obligations of states and political subdivisions	87,255	4,959	(62)	92,152
Mortgage-back securities in government sponsored entities	62,135	681	(243)	62,573

Total debt securities	190,382	5,714	(434)	195,662
Equity securities in financial institutions	481	106	—	587

Total	$190,863	$5,820	$(434)	$196,249

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2014
U.S. Treasury securities and obligations of U.S.government agencies	$42,910	$115	$(123)	$42,902
Obligations of states and political subdivisions	83,215	5,112	(306)	88,021
Mortgage-back securities in government sponsored entities	65,646	976	(180)	66,442

Total debt securities	191,771	6,203	(609)	197,365
Equity securities in financial institutions	481	59	—	540

Total	$192,252	$6,262	$(609)	$197,905

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 3 – SECURITIES (Continued)

The amortized cost and fair value of securities at year end 2015 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Available for sale
	Amortized Cost	Fair Value
Due in one year or less	$5,075	$5,078
Due from one to five years	31,433	31,442
Due from five to ten years	31,754	33,606
Due after ten years	59,985	62,963
Mortgage-backed securities in government sponsored entities	62,135	62,573
Equity securities in financial institutions	481	587

Total	$190,863	$196,249

Securities with a carrying value of $142,888 and $137,898 were pledged as of December 31, 2015 and 2014, respectively, to secure public deposits, other deposits and liabilities as required or permitted by law.

Proceeds from sales of securities, gross realized gains and gross realized losses were as follows:

	2015	2014	2013
Sale proceeds	$—	$18,088	$8,686
Gross realized gains	—	113	144
Gross realized losses	—	(1)	(89)
Gains (losses) from securities called or settled by the issuer	(18)	1	149

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 3 – SECURITIES (Continued)

Debt securities with unrealized losses at year end 2015 and 2014 not recognized in income are as follows:

	12 Months or less		More than 12 months		Total
2015	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
U.S. Treasury securities and obligations of U.S. government agencies	$25,464	$(112)	$1,132	$(17)	$26,596	$(129)
Obligations of states and political subdivisions	2,932	(20)	1,469	(42)	4,401	(62)
Mortgage-backed securities in gov’t sponsored entities	27,263	(172)	5,041	(71)	32,304	(243)

Total temporarily impaired	$55,659	$(304)	$7,642	$(130)	$63,301	$(434)

	12 Months or less		More than 12 months		Total
2014	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
U.S. Treasury securities and obligations of U.S. government agencies	$7,664	$(17)	$11,888	$(106)	$19,552	$(123)
Obligations of states and political subdivisions	853	(11)	5,647	(295)	6,500	(306)
Mortgage-backed securities in gov’t sponsored entities	12,289	(29)	11,492	(151)	23,781	(180)

Total temporarily impaired	$20,806	$(57)	$29,027	$(552)	$49,833	$(609)

The Company periodically evaluates securities for other-than-temporary impairment. An unrealized loss exists when the current fair value of an individual security is less than its amortized cost basis. Unrealized losses that are determined to be temporary in nature are recorded, net of tax, in accumulated other comprehensive loss on the Consolidated Balance Sheet.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 3 – SECURITIES (Continued)

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

At December 31, 2015, the Company owned 50 securities that were considered temporarily impaired. The unrealized losses on these securities have not been recognized into income because the issuers’ bonds are of high credit quality, management has the intent and ability to hold these securities for the foreseeable future, and the decline in fair value is largely due to changes in market interest rates. The Company also considers sector specific credit rating changes in its analysis. The fair value is expected to recover as the securities approach their maturity date or reset date. The Company does not intend to sell until recovery and does not believe selling will be required before recovery.

NOTE 4 - LOANS

Loans at year-end were as follows:

	2015	2014
Commercial and Agriculture	$124,402	$113,265
Commercial Real Estate - owner occupied	167,897	143,014
Commercial Real Estate - non-owner occupied	348,439	308,666
Residential Real Estate	236,338	214,537
Real Estate Construction	58,898	65,452
Farm Real Estate	46,993	53,973
Consumer and Other	18,560	15,950

Total Loans	1,001,527	914,857
Allowance for loan losses	(14,361)	(14,268)

Net loans	$987,166	$900,589

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 4 – LOANS (Continued)

Included in total loans above are deferred loan fees of $78 at December 31, 2015 and $237 at December 31, 2014.

Included in the totals above are loans acquired from TCNB at the acquisition date, net of fair value adjustments, of:

March 6,
2015
Commercial and Agriculture	$13,799
Commercial Real Estate:
Owner Occupied	23,029
Non-Owner Occupied	13,411
Residential Real Estate	17,541
Real Estate Construction	3,863
Farm Real Estate	397
Consumer and Other	4,404

Net loans	$76,444

Loans to principal officers, directors, and their affiliates at year-end 2015 and 2014 were as follows:

	2015	2014
Balance - Beginning of year	$7,031	$9,294
New loans and advances	2,147	2,700
Repayments	(2,947)	(2,792)
Effect of changes to related parties	8,916	(2,171)

Balance - End of year	$15,147	$7,031

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Management has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the allowance for loan losses, the Company has segmented certain loans in the portfolio by product type. Loans are segmented into the following pools: Commercial and Agriculture loans, Commercial Real Estate – Owner Occupied loans, Commercial Real Estate – Non-owner Occupied loans, Residential Real Estate loans, Real Estate Construction loans, Farm Real Estate loans and Consumer and Other loans. Loss migration rates for each risk category are calculated and used as the basis for calculating loan loss allowance allocations. Loss migration rates are calculated over a three-year period for all portfolio

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

segments, except for the segment consisting of purchased automobile loans which is calculated over a two-year period. The use of a three-year period for loss migration analysis is a change in methodology. The Company began using the three-year period for loss migration during the third quarter of 2015. Previously, a two-year loss migration analysis had been used for the entire loan portfolio. With continued improvement and stability in economic conditions, regulatory guidance recommends a longer look-back period. In addition, Civista made significant changes to consumer and commercial lending policies in the first quarter of 2012. Combined, the stable economy and now seasoned policy changes indicate a three-year period is more reflective of future expectations. Management also considers certain economic factors for trends that management uses to account for the qualitative and environmental changes in risk, which affects the level of the reserve. The following economic factors are analyzed:

•	Changes in lending policies and procedures

•	Changes in experience and depth of lending and management staff

•	Changes in quality of Civista’s credit review system

•	Changes in the nature and volume of the loan portfolio

•	Changes in past due, classified and nonaccrual loans and TDRs

•	Changes in economic and business conditions

•	Changes in competition or legal and regulatory requirements

•	Changes in concentrations within the loan portfolio

•	Changes in the underlying collateral for collateral dependent loans

The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the consolidated balance sheet date. The Company considers the allowance for loan losses of $14,361 adequate to cover loan losses inherent in the loan portfolio, at December 31, 2015. The following tables present, by portfolio segment, the changes in the allowance for loan losses, the ending allocation of the allowance for loan losses and the loan balances outstanding for the years ended December 31, 2015 and December 31, 2014. The changes can be impacted by overall loan volume, adversely graded loans, historical charge-offs and economic factors.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

	Beginning balance	Charge-offs	Recoveries	Provision	Ending Balance
Allowance for loan losses:
December 31, 2015
Commercial & Agriculture	$1,819	$(190)	$182	$(333)	$1,478
Commercial Real Estate:
Owner Occupied	2,221	(523)	187	582	2,467
Non-Owner Occupied	4,334	(81)	115	289	4,657
Residential Real Estate	3,747	(1,135)	331	1,143	4,086
Real Estate Construction	428	—	5	(62)	371
Farm Real Estate	822	—	76	(360)	538
Consumer and Other	200	(120)	46	256	382
Unallocated	697	—	—	(315)	382

Total	$14,268	$(2,049)	$942	$1,200	$14,361

For the year ended December 31, 2015, the allowance for Commercial and Agriculture loans was reduced due to decreases in specific reserves for impaired loans of $625. The decrease in specific reserves for impaired loans was primarily the result of the resolution of an impaired loan. The Company did not incur losses with this resolution. The result was represented as a decrease in the provision. The increase in the allowance for Commercial Real Estate - Owner Occupied loans was the result of an increase in loss migration rates, which is attributable to the change in the lookback period to a three-year period. The increase in the allowance for Commercial Real Estate – Non–Owner Occupied loans was the result of an increase in loss migration rates, which is attributable to the change in the lookback period to a three-year period. The ending reserve balance for Residential Real Estate loans increased from the end of the previous year due to an increase in loss migration rates, which is attributable to the change in the look-back period to a three-year period. The allowance for Real Estate Construction loans decreased as a result of decreasing loan balances. The allowance for Farm Real Estate loans decreased as a result of decreasing loan balances and loss rates offset by an increase in classified loans. The increase in the allowance for Consumer and other loans increased due to an increase in loss rates, which is attributable to the change in the look-back period. Unallocated reserves declined due to a change in the Company’s lookback period. As described above, the Company changed from a two-year lookback period to a three-year lookback period when calculating all but one segment’s loss migration rates during the third quarter of 2015. The change in methodology is reflected in a decline in the unallocated balance with corresponding increase in allocated balances within the reserve calculation. While loan balances are up, loss rates continue to trend downward, exclusive of the change in methodology, resulting in a lower allowance balance. While criticized loans have increased slightly, we have seen significant improvement in nonperforming loan balances resulting in a decline in specific reserves for impaired loans. Management feels that the unallocated amount is appropriate and within the relevant range for the allowance that is reflective of the risk in the portfolio.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

	Beginning balance	Charge-offs	Recoveries	Provision	Ending Balance
Allowance for loan losses:
December 31, 2014
Commercial & Agriculture	$2,838	$(338)	$251	$(932)	$1,819
Commercial Real Estate:
Owner Occupied	2,931	(1,661)	360	591	2,221
Non-Owner Occupied	3,888	(198)	50	594	4,334
Residential Real Estate	5,224	(2,449)	293	679	3,747
Real Estate Construction	184	—	6	238	428
Farm Real Estate	740	—	—	82	822
Consumer and Other	217	(135)	61	57	200
Unallocated	506	—	—	191	697

Total	$16,528	$(4,781)	$1,021	$1,500	$14,268

For the year ended December 31, 2014, the allowance for Commercial and Agriculture loans was reduced not only by charge-offs, but also due to a decrease in both the loan balances outstanding and the specific reserve required for this type, which was driven by a decrease in the volume of impaired loans and classified loans. The net result of these changes was represented as a decrease in the provision. The decrease in the allowance for Commercial Real Estate - Owner Occupied loans was the result of eleven charge-offs, but also due to a decrease in loan balances outstanding and a decline in nonaccrual loans. The result of these changes was represented as a decrease in the allowance. The increase in the allowance for Commercial Real Estate - Non-Owner Occupied loans was the result of increasing loan balances and increased past-due balances. The allowance for Real Estate Construction loans increased as a result of a significant increase in loan balances. The ending reserve balance for Residential Real Estate loans declined from the end of the previous year due to charge-offs of loans that had a specific reserve previously applied. Additionally, a single relationship resulted in losses of $1,436 related to protecting the Company’s collateral. The net result of the changes was represented as a decrease in the allowance. The allowance for Consumer and Other loans decreased slightly during the year. While loan balances are up, loss rates continue to decrease resulting in the allowance being slightly lower. While we have seen improvement in asset quality, given the uncertainty in the economy, management determined that it was appropriate to maintain unallocated reserves at a slightly higher level at this time.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

	Beginning balance	Charge- offs	Recoveries	Provision	Ending Balance
Allowance for loan losses:
December 31, 2013
Commercial & Agriculture	$2,811	$(483)	$141	$369	$2,838
Commercial Real Estate:
Owner Occupied	4,565	(989)	265	(910)	2,931
Non-Owner Occupied	4,942	(815)	184	(423)	3,888
Residential Real Estate	5,780	(2,800)	391	1,853	5,224
Real Estate Construction	349	(136)	108	(137)	184
Farm Real Estate	632	(107)	67	148	740
Consumer and Other	246	(220)	80	111	217
Unallocated	417	—	—	89	506

Total	$19,742	$(5,550)	$1,236	$1,100	$16,528

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

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

	Loans acquired with credit deterioration	Loans individually evaluated for impairment	Loans collectively evaluated for impairment	Total
December 31, 2015
Allowance for loan losses:

Commercial & Agriculture	$—	$23	$1,455	$1,478
Commercial Real Estate:
Owner Occupied	—	103	2,364	2,467
Non-Owner Occupied	—	—	4,657	4,657
Residential Real Estate	123	137	3,826	4,086
Real Estate Construction	—	—	371	371
Farm Real Estate	—	—	538	538
Consumer and Other	—	—	382	382
Unallocated	—	—	382	382

Total	$123	$263	$13,975	$14,361

Outstanding loan balances:

Commercial & Agriculture	$132	$873	$123,397	$124,402
Commercial Real Estate:
Owner Occupied	—	2,141	165,756	167,897
Non-Owner Occupied	—	1,742	346,697	348,439
Residential Real Estate	131	1,642	234,565	236,338
Real Estate Construction	—	—	58,898	58,898
Farm Real Estate	—	953	46,040	46,993
Consumer and Other	—	3	18,557	18,560

Total	$263	$7,354	$993,910	$1,001,527

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

	Loans acquired with credit deterioration	Loans individually evaluated for impairment	Loans collectively evaluated for impairment	Total
December 31, 2014
Allowance for loan losses:

Commercial & Agriculture	$—	$641	$1,178	$1,819
Commercial Real Estate:
Owner Occupied	—	4	2,217	2,221
Non-Owner Occupied	—	20	4,314	4,334
Residential Real Estate	—	305	3,442	3,747
Real Estate Construction	—	—	428	428
Farm Real Estate	—	53	769	822
Consumer and Other	—	—	200	200
Unallocated	—	—	697	697

Total	$—	$1,023	$13,245	$14,268

Outstanding loan balances:

Commercial & Agriculture	$—	$2,304	$110,961	$113,265
Commercial Real Estate:
Owner Occupied	—	3,348	139,666	143,014
Non-Owner Occupied	—	2,176	306,490	308,666
Residential Real Estate	—	3,108	211,429	214,537
Real Estate Construction	—	—	65,452	65,452
Farm Real Estate	—	208	53,765	53,973
Consumer and Other	—	5	15,945	15,950

Total	$—	$11,149	$903,708	$914,857

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables represent credit exposures by internally assigned risk ratings for the periods ended December 31, 2015 and 2014. The remaining loans in the Residential Real Estate, Real Estate Construction and Consumer and Other loan categories that are not assigned a risk grade are presented in a separate table below. The risk rating analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Company’s internal credit risk rating system is based on experiences with similarly graded loans.

The Company’s internally assigned grades are as follows:

•	Pass – loans which are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral.

•	Special Mention – loans where a potential weakness or risk exists, which could cause a more serious problem if not corrected.

•	Substandard – loans that have a well-defined weakness based on objective evidence and are characterized by the distinct possibility that Civista will sustain some loss if the deficiencies are not corrected.

•	Doubtful – loans classified as doubtful have all the weaknesses inherent in a substandard asset. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances.

•	Loss – loans classified as a loss are considered uncollectible, or of such value that continuance as an asset is not warranted.

•	Unrated – Generally, consumer loans are not risk-graded, except when collateral is used for a business purpose.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

	Pass	Special Mention	Substandard	Doubtful	Ending Balance
December 31, 2015
Commercial & Agriculture	$117,739	$3,090	$3,573	$—	$124,402
Commercial Real Estate:
Owner Occupied	156,622	5,571	5,704	—	167,897
Non-Owner Occupied	339,734	6,100	2,605	—	348,439
Residential Real Estate	62,147	1,671	7,435	—	71,253
Real Estate Construction	52,399	216	29	—	52,644
Farm Real Estate	39,787	4,024	3,182	—	46,993
Consumer and Other	1,987	3	111	—	2,101

Total	$770,415	$20,675	$22,639	$—	$813,729

	Pass	Special Mention	Substandard	Doubtful	Ending Balance
December 31, 2014
Commercial & Agriculture	$106,989	$3,446	$2,830	$—	$113,265
Commercial Real Estate:
Owner Occupied	129,849	4,378	8,787	—	143,014
Non-Owner Occupied	299,167	5,682	3,817	—	308,666
Residential Real Estate	49,249	697	8,833	—	58,779
Real Estate Construction	59,584	19	41	—	59,644
Farm Real Estate	51,416	1,737	820	—	53,973
Consumer and Other	1,567	—	53	—	1,620

Total	$697,821	$15,959	$25,181	$—	$738,961

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables present performing and nonperforming loans based solely on payment activity for the years ended December 31, 2015 and December 31, 2014 that have not been assigned an internal risk grade. The types of loans presented here are not assigned a risk grade unless there is evidence of a problem. Payment activity is reviewed by management on a monthly basis to evaluate performance. Loans are considered to be nonperforming when they become 90 days past due or if management thinks that we may not collect all of our principal and interest. Nonperforming loans also include certain loans that have been modified in Troubled Debt Restructurings (TDRs) where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Company’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions due to economic status. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
December 31, 2015
Performing	$165,048	$6,254	$16,458	$187,760
Nonperforming	37	—	1	38

Total	$165,085	$6,254	$16,459	$187,798

	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
December 31, 2014
Performing	$155,758	$5,808	$14,312	$175,878
Nonperforming	—	—	18	18

Total	$155,758	$5,808	$14,330	$175,896

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables include an aging analysis of the recorded investment of past due loans outstanding as of December 31, 2015 and 2014.

	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Current	Total Loans	Past Due 90 Days and Accruing
December 31, 2015
Commercial & Agriculture	$9	$32	$37	$78	$124,324	$124,402	$—
Commercial Real Estate:
Owner Occupied	982	36	284	1,302	166,595	167,897	—
Non-Owner Occupied	269	330	123	722	347,717	348,439	—
Residential Real Estate	2,845	404	1,725	4,974	231,364	236,338	—
Real Estate Construction	8	—	—	8	58,890	58,898	—
Farm Real Estate	—	—	—	—	46,993	46,993	—
Consumer and Other	98	68	8	174	18,386	18,560	—

Total	$4,211	$870	$2,177	$7,258	$994,269	$1,001,527	$—

	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Current	Total Loans	Past Due 90 Days and Accruing
December 31, 2014
Commercial & Agriculture	$58	$—	$187	$245	$113,020	$113,265	$—
Commercial Real Estate:	622	251	656	1,529	141,485	143,014	—
Owner Occupied
Non-Owner Occupied	520	5	2,103	2,628	306,038	308,666	—
Residential Real Estate	1,923	721	2,177	4,821	209,716	214,537	—
Real Estate Construction	33	—	8	41	65,411	65,452	—
Farm Real Estate	—	—	171	171	53,802	53,973	—
Consumer and Other	131	9	37	177	15,773	15,950	18

Total	$3,287	$986	$5,339	$9,612	$905,245	$914,857	$18

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following table presents loans on nonaccrual status as of December 31, 2015 and 2014.

	2015	2014
Commercial & Agriculture	$1,185	$1,264
Commercial Real Estate:
Owner Occupied	1,645	3,403
Non-Owner Occupied	1,428	2,134
Residential Real Estate	4,542	6,280
Real Estate Construction	29	41
Farm Real Estate	961	394
Consumer and Other	100	42

Total	$9,890	$13,558

Nonaccrual Loans: Loans are considered for nonaccrual status upon reaching 90 days delinquency, unless the loan is well secured and in the process of collection, although the Company may be receiving partial payments of interest and partial repayments of principal on such loans. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest income. A loan may be returned to accruing status only if one of three conditions are met: the loan is well-secured and none of the principal and interest has been past due for a minimum of 90 days; the loan is a TDR and the borrower has made a minimum of six months payments; or the principal and interest payments are reasonably assured and a sustained period of performance has occurred, generally six months. The gross interest income that would have been recorded on nonaccrual loans in 2015, 2014 and 2013 if the loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the period, was $1,761, $1,477 and $1,783, respectively. The amount of interest income on such loans actually included in net income was $766 in 2015, $719 in 2014 and $1,155 in 2013.

Modifications: A modification of a loan constitutes a TDR when the Company for economic or legal reasons related to a borrower’s financial difficulties grants a concession to the borrower that it would not otherwise consider. The Company offers various types of concessions when modifying a loan, however, forgiveness of principal is rarely granted. Commercial Real Estate loans modified in a TDR often involve reducing the interest rate lower than the current market rate for new debt with similar risk. Real Estate loans modified in a TDR were primarily comprised of interest rate reductions where monthly payments were lowered to accommodate the borrowers’ financial needs.

Loans modified in a TDR are typically already on non-accrual status and partial charge-offs have in some cases already been taken against the outstanding loan balance. As a result, loans modified in a TDR may have the financial effect of increasing the specific allowance associated with the loan. An allowance for impaired loans that have been modified in a TDR are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the estimated fair value of the collateral, less any selling costs, if the loan is collateral dependent. Management exercises significant judgment in developing these estimates. TDRs accounted for $286 of the allowance for loan losses for December 31, 2015, $895 as of December 31, 2014 and $750 as of December 31, 2013.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

Loan modifications that are considered TDRs completed during the twelve month periods ended December 31, 2015, 2014 and 2013 were as follows:

For the Twelve Month Period Ended December 31, 2015
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Commercial & Agriculture	—	$—	$—
Commercial Real Estate:
Owner Occupied	—	—	—
Non-Owner Occupied	—	—	—
Residential Real Estate	—	—	—
Real Estate Construction	1	41	41
Farm Real Estate	—	—	—
Consumer and Other	—	—	—

Total Loan Modifications	1	$41	$41

For the Twelve Month Period Ended December 31, 2014
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Commercial & Agriculture	—	$—	$—
Commercial Real Estate:
Owner Occupied	—	—	—
Non-Owner Occupied	—	—	—
Residential Real Estate	9	619	554
Real Estate Construction	1	35	35
Farm Real Estate	—	—	—
Consumer and Other	—	—	—

Total Loan Modifications	10	$654	$589

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

For the Twelve Month Period Ended December 31, 2013
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Commercial & Agriculture	—	$—	$—
Commercial Real Estate:
Owner Occupied	2	547	547
Non-Owner Occupied	—	—	—
Residential Real Estate	—	—	—
Real Estate Construction	—	—	—
Farm Real Estate	—	—	—
Consumer and Other	—	—	—

Total Loan Modifications	2	$547	$547

Recidivism, or the borrower defaulting on its obligation pursuant to a modified loan, results in the loan once again becoming a non-accrual loan. Recidivism occurs at a notably higher rate than do defaults on new originations loans, so modified loans present a higher risk of loss than do new origination loans. During the twelve month period ended December 31, 2015, there was one default, totaling $107, on loans which were modified and considered TDRs during the previous twelve months. During the period ended December 31, 2014, there were no defaults on loans that were modified and considered TDRs during the previous twelve months.

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

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables include the recorded investment and unpaid principal balances for impaired financing receivables with the associated allowance amount, if applicable, as of December 31, 2015 and 2014.

	December 31, 2015			December 31, 2014
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial & Agriculture	$851	$1,034		$1,377	$1,504
Commercial Real Estate:
Owner Occupied	1,224	1,343		2,961	3,327
Non-Owner Occupied	1,742	1,826		92	140
Residential Real Estate	965	1,591		1,893	3,487
Farm Real Estate	953	1,026		—	—
Consumer and Other	3	3		5	5

Total	5,738	6,823		6,328	8,463

With an allowance recorded:
Commercial & Agriculture	22	23	$23	927	1,056	$641
Commercial Real Estate:
Owner Occupied	917	999	103	388	387	4
Non-Owner Occupied	—	—	—	2,083	2,287	20
Residential Real Estate	808	683	260	1,215	1,223	305
Farm Real Estate	—	—	—	208	256	53

Total	1,747	1,705	386	4,821	5,209	1,023

Total:
Commercial & Agriculture	873	1,057	23	2,304	2,560	641
Commercial Real Estate:
Owner Occupied	2,141	2,342	103	3,349	3,714	4
Non-Owner Occupied	1,742	1,826	—	2,175	2,427	20
Residential Real Estate	1,773	2,274	260	3,108	4,710	305
Farm Real Estate	953	1,026	—	208	256	53
Consumer and Other	3	3	—	5	5	—

Total	$7,485	$8,528	$386	$11,149	$13,672	$1,023

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

Changes in the amortizable yield for purchased credit-impaired loans were as follows for the year ended December 31, 2015:

At December 31, 2015
(In Thousands)
Balance at beginning of period	$—
Acquisition of impaired loans	140
Accretion	(60)

Balance at end of period	$80

Loans acquired with credit deterioration and of $831 and accounted for in accordance with ASC 310-30 were individually evaluated to estimate credit losses and a net recovery amount for each loan. The net cash flows for each loan were then discounted to present value using a risk-adjusted market rate. The table below presents the components of the purchase accounting adjustments.

March 6, 2015
Contractually required payments	$1,305
Non-accretable discount	(691)

Expected cash flows	614
Accretable discount	(140)

Estimated fair value	$474

The following table presents additional information regarding loans acquired and accounted for in accordance with ASC 310-30:

	At March 6, 2015	At December 31, 2015
	Acquired Loans with Specific Evidence of Deterioration of Credit Quality (ASC 310-30)	Acquired Loans with Specific Evidence of Deterioration of Credit Quality (ASC 310-30)
	(In Thousands)
Outstanding balance	$1,305	$965
Carrying amount	474	263

There has been $123 in allowance for loan losses recorded for acquired loans with or without specific evidence of deterioration in credit quality as of December 31, 2015.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables include the average recorded investment and interest income recognized for impaired financing receivables as of, and for the years ended, December 31, 2015, 2014 and 2013.

	December 31, 2015		December 31, 2014
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
For the year ended:
Commercial & Agriculture	$1,519	$72	$3,316	$104
Commercial Real Estate:
Owner Occupied	2,738	139	5,720	200
Non-Owner Occupied	1,946	32	2,767	40
Residential Real Estate	2,544	152	3,291	207
Real Estate Construction	16	—	—	—
Farm Real Estate	653	56	219	19
Consumer and Other	4	—	6	—

Total	$9,420	$451	$15,319	$570

	December 31, 2013
	Average Recorded Investment	Interest Income Recognized
For the year ended:
Commercial & Agriculture	$4,761	$186
Commercial Real Estate:
Owner Occupied	6,065	417
Non-Owner Occupied	5,855	85
Residential Real Estate	4,792	282
Real Estate Construction	302	—
Farm Real Estate	246	19
Consumer and Other	30	—

Total	$22,051	$989

Foreclosed assets acquired in settlement of loans are carried at fair value less estimated costs to sell and are included in other assets on the Consolidated Balance Sheet. As of December 31, 2015 and December 31, 2014, a total of $116 and $560, respectively of foreclosed assets were included with other assets. As of December 31, 2015, included within the foreclosed assets is $116 of consumer residential mortgages that were foreclosed on or received via a deed in lieu transaction prior to the period end. As of December 31, 2015, the Company had initiated formal foreclosure procedures on $340 of consumer residential mortgages.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 6 – OTHER COMPREHENSIVE INCOME (LOSS)

The following table presents the changes in each component of accumulated other comprehensive loss, net of tax, as of December 31, 2015, 2014 and 2013.

	For the Year Ended			For the Year Ended			For the Year Ended
	December 31, 2015			December 31, 2014			December 31, 2013
	Unrealized Gains and Losses on Available for Sale Securities	Defined Benefit Pension Items	Total	Unrealized Gains and Losses on Available for Sale Securities	Defined Benefit Pension Items	Total	Unrealized Gains and Losses on Available for Sale Securities	Defined Benefit Pension Items	Total
Beginning balance	$3,730	$(3,777)	$(47)	$341	$(4,588)	$(4,247)	$5,849	$(7,496)	$(1,647)

Other comprehensive income (loss) before reclassifications	(188)	(449)	(637)	3,464	591	4,055	(5,373)	—	(5,373)

Amounts reclassified from accumulated other comprehensive loss	12	177	189	(75)	220	145	(135)	2,908	2,773

Net current-period other comprehensive income (loss)	(176)	(272)	(448)	3,389	811	4,200	(5,508)	2,908	(2,600)

Ending balance	$3,554	$(4,049)	$(495)	$3,730	$(3,777)	$(47)	$341	$(4,588)	$(4,247)

Amounts in parentheses indicate debits on the consolidated balance sheets.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 6 - OTHER COMPREHENSIVE INCOME (LOSS) (Continued)

The following table presents the amounts reclassified out of each component of accumulated other comprehensive loss as of December 31, 2015, 2014 and 2013.

	Amount Reclassified from Accumulated Other Comprehensive Loss (a)
	For the year ended December 31,
Details about Accumulated Other Comprehensive Loss Components	2015		2014		2013		Affected Line Item in the Statement Where Net Income is Presented
Unrealized gains (losses) on available-for-sale securities	$(18)		$113		$204		Net gain (loss) on sale of securities
Tax effect	6		(38)		(69)		Income taxes

	(12)		75		135

Amortization of defined benefit pension items
Actuarial losses	(270	)(b)	(334	)(b)	(4,406	)(b)	Salaries, wages and benefits
Tax effect	93		114		1,498		Income taxes

	(177)		(220)		(2,908)
Total reclassifications for the period	$(189)		$(145)		$(2,773)

(a)	Amounts in parentheses indicate expenses and other amounts indicate income.
(b)	These accumulated other comprehensive income (loss) components are included in the computation of net periodic pension cost.

NOTE 7 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

	2015	2014
Land and improvements	$4,225	$3,770
Buildings and improvements	20,856	17,373
Furniture and equipment	15,996	13,942

Total	41,077	35,085
Accumulated depreciation	(24,133)	(20,685)

Premises and equipment, net	$16,944	$14,400

Depreciation expense was $1,193, $1,176 and $1,334 for 2015, 2014 and 2013, respectively.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 7 - PREMISES AND EQUIPMENT (Continued)

Rent expense was $506, $377 and $367 for 2015, 2014 and 2013, respectively. Rent commitments under non-cancelable operating leases at December 31, 2015 were as follows, before considering renewal options that generally are present.

2016	$529
2017	492
2018	307
2019	263
2020	48
Thereafter	—

Total	$1,639

The rent commitments listed above are primarily for the leasing of seven financial services branches.

NOTE 8 – GOODWILL AND INTANGIBLE ASSETS

The carrying amount of goodwill increased from $21,720 on December 31, 2014 to $27,095 on December 31, 2015. The increase was the result of the goodwill related to the merger with TCNB Financial Corp. of $5,375.

Management performs an annual evaluation of goodwill for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Management performed an evaluation of the Company’s goodwill during the fourth quarter of 2015. In performing its evaluation, management obtained several commonly used financial ratios from pending and completed purchase transactions for banks based in the Midwest. Management used these ratios to determine an implied market value for the Company. The implied market value was then used to determine whether or not additional testing was required. Based on this test, management concluded that the Company’s goodwill was not impaired at December 31, 2015.

Acquired intangible assets were as follows as of year end.

	2015		2014
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Core deposit and other intangibles	$7,697	$5,876	$6,688	$5,165

Aggregate amortization expense was $711, $769 and $846 for 2015, 2014 and 2013, respectively.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 8 – GOODWILL AND INTANGIBLE ASSETS (Continued)

Estimated amortization expense for each of the next five years and thereafter is as follows:

2016	$699
2017	587
2018	111
2019	88
2020	71
Thereafter	265

$1,821

NOTE 9 - INTEREST-BEARING DEPOSITS

Interest-bearing deposits as of December 31, 2015 and 2014 were as follows:

	2015	2014
Demand	$176,303	$179,388
Statement and Passbook Savings	364,066	318,859
Certificates of Deposit:
In excess of $100	53,499	53,669
Other	130,840	139,531
Individual Retirement Accounts	26,710	26,770

Total	$751,418	$718,217

Scheduled maturities of certificates of deposit, including IRA’s at December 31, 2015 were as follows:

2016	$124,120
2017	53,071
2018	14,539
2019	13,508
2020	5,314
Thereafter	497

Total	$211,049

Deposits from the Company’s principal officers, directors, and their affiliates at year-end 2015 and 2014 were $6,868 and $6,882, respectively.

As of December 31, 2015, CDs and IRAs totaling $17,904 met or exceeded the FDIC’s insurance limit.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 10 – SHORT-TERM BORROWINGS

Short-term borrowings, which consist of federal funds purchased and other short-term borrowings are summarized as follows:

	At December 31, 2015		At December 31, 2014
	Federal		Federal
	Funds	Short-term	Funds	Short-term
	Purchased	Borrowings	Purchased	Borrowings
Outstanding balance at year end	$—	$53,700	$—	$42,700
Maximum indebtedness during the year	—	64,700	—	42,700
Average balance during the year	69	26,880	41	1,951
Average rate paid during the year	0.53%	0.20%	0.54%	0.19%
Interest rate on year end balance	—	0.35%	—	0.14%

	At December 31, 2013
	Federal
	Funds	Short-term
	Purchased	Borrowings
Outstanding balance at year end	$—	$—
Maximum indebtedness during the year	—	—
Average balance during the year	28	—
Average rate paid during the year	0.53%	—
Interest rate on year end balance	—	—

Outstanding during the year represent daily averages. Average interest rates represent interest expense divided by the related average balances.

These borrowing transactions can range from overnight to six months in maturity. The average maturity was one day at both December 31, 2015 and December 31, 2014.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 11 - FEDERAL HOME LOAN BANK ADVANCES

Long term advances from the FHLB were $17,500 at December 31, 2015 and $22,500 at December 31, 2014. Outstanding balances have maturity dates ranging from January 2017 to October 2019 and fixed rates ranging from 1.50% to 4.25%. The average rate on outstanding advances was 2.06%.

Scheduled principal reductions of FHLB advances outstanding at December 31, 2015 were as follows:

2016	$—
2017	2,500
2018	10,000
2019	5,000

Total	$17,500

In addition to the borrowings, the Company had outstanding letters of credit with the FHLB totaling $21,200 at year-end 2015 and $22,700 at year-end 2014 used for pledging to secure public funds. FHLB borrowings and the letters of credit are collateralized by FHLB stock and by $138,600 and $131,850 of residential mortgage loans under a blanket lien arrangement at year-end 2015 and 2014, respectively.

The Company had a FHLB maximum borrowing capacity of $132,054 as of December 31, 2015, with remaining borrowing capacity of approximately $39,654. The borrowing arrangement with the FHLB is subject to annual renewal. The maximum borrowing capacity is recalculated at least quarterly.

NOTE 12 – SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase are used to facilitate the needs of our customers as well as to facilitate our short-term funding needs. Securities sold under repurchase agreements are carried at the amount of cash received in association with the agreement. We continuously monitor the collateral levels and may be required, from time to time, to provide additional collateral based on the fair value of the underlying securities. Securities pledged as collateral under repurchase agreements are maintained with our safekeeping agents.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 12 – SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE (Continued)

The following table presents detail regarding the securities pledged as collateral under repurchase agreements as of December 31, 2015 and December 31, 2014. All of the repurchase agreements are overnight agreements.

	December 31, 2015	December 31, 2014
Securities pledged for repurchase agreements:
U.S. Treasury securities	$894	$876
Obligations of U.S. government agencies	24,146	20,737

Total securities pledged	$25,040	$21,613

Gross amount of recognized liabilities for repurchase agreements	$25,040	$21,613

Amounts related to agreements not included in offsetting disclosures above	$—	$—

Information concerning securities sold under agreements to repurchase was as follows:

	2015	2014	2013
Outstanding balance at year end	$25,040	$21,613	$20,053
Average balance during the year	20,086	19,759	20,749
Average interest rate during the year	0.10%	0.10%	0.10%
Maximum month-end balance during the year	$25,040	$33,764	$24,257
Weighted average interest rate at year end	0.10%	0.10%	0.10%

Securities underlying repurchase agreements had a fair value of $25,040 at December 31, 2015 and $21,613 at December 31, 2014.

NOTE 13 – SUBORDINATED DEBENTURES

Trusts formed by the Company issued floating rate trust preferred securities, in the amounts of $5,000 and $7,500, through special purpose entities as part of pooled offerings of such securities. The Company issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Company may redeem the subordinated debentures, in whole but not in part, at face value. In April 2007, the Company elected to redeem and refinance the $5,000 floating rate subordinated debenture. The refinancing was done at face value and resulted in a 2.00% reduction in the rate. The new subordinated debenture has a 30-year maturity and is redeemable, in whole or in part, anytime without penalty. The replacement subordinated debenture does not have any deferred issuance cost associated with it. The interest rate at December 31, 2015 on the $7,500 debenture was 3.48% and the $5,000 debenture was 1.94%.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 13 – SUBORDINATED DEBENTURES (Continued)

Additionally, the Company formed an additional trust that issued $12,500 of 6.05% fixed rate trust preferred securities for five years, then becoming floating rate trust preferred securities, through a special purpose entity as part of a pooled offering of such securities. The Company issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Company may redeem the subordinated debentures at face value without penalty. The current rate on the $12,500 subordinated debenture is 2.60%.

Finally, the Company acquired two additional trust preferred securities as part of its acquisition of Futura Banc Corp (Futura) in December 2007. Futura TPF Trust I and Futura TPF Trust II were formed in June of 2005 in the amounts of $2,500 and $1,927, respectively. Futura had issued subordinated debentures to the trusts in exchange for ownership of all of the common security of the trusts and the proceeds of the preferred securities sold by the trusts. The Company may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1,000, on or after June 15, 2010 at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on June 15, 2035. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust indenture. The current rate on the $2,500 subordinated debenture is variable at 2.00%. In June 2010, the rate on the $1,927 subordinated debenture switched from a fixed rate to a floating rate. The current rate on the $1,927 subordinated debenture is 2.00%.

NOTE 14 – INCOME TAXES

Income taxes were as follows:

	2015	2014	2013
Current	$5,191	$3,151	$11
Deferred	(410)	11	1,362

Income taxes	$4,781	$3,162	$1,373

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 14 – INCOME TAXES (Continued)

Effective tax rates differ from the statutory federal income tax rate of 34% due to the following:

	2015	2014	2013
Income taxes computed at the statutory federal tax rate	$5,959	$4,315	$2,568
Add (subtract) tax effect of:
Nontaxable interest income, net of nondeductible interest expense	(900)	(824)	(781)
Low income housing tax credit	(303)	(303)	(280)
Cash surrender value of BOLI	(159)	(167)	(189)
Other	184	141	55

Income tax expense	$4,781	$3,162	$1,373

There were no tax benefits attributable to security losses in 2015, 2014 and 2013, respectively.

Year-end deferred tax assets and liabilities were due to the following:

	2015	2014
Deferred tax assets
Allowance for loan losses	$5,005	$4,851
Deferred compensation	1,617	1,386
Intangible assets	224	—
Pension costs	232	198
Other	99	122

Deferred tax asset	7,177	6,557

Deferred tax liabilities
Tax depreciation in excess of book depreciation	(95)	(351)
Discount accretion on securities	(59)	(63)
Purchase accounting adjustments	(1,340)	(1,189)
FHLB stock dividends	(1,705)	(1,687)
Unrealized gain on securities available for sale	(1,831)	(1,922)
Other	(200)	(196)

Deferred tax liability	(5,230)	(5,408)

Net deferred tax asset	$1,947	$1,149

The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of the State of Ohio for all affiliates other than Civista. Civista is subject to tax in Ohio based upon its net worth.

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company’s federal tax returns for taxable years through 2011 have been closed for purposes of examination by the Internal Revenue Service.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 15 - RETIREMENT PLANS

The Company sponsors a savings and retirement 401(k) plan, which covers all employees who meet certain eligibility requirements and who choose to participate in the plan. The matching contribution to the 401(k) plan was $667, $394 and $204 in 2015, 2014 and 2013, respectively. In conjunction with freezing the pension plan, as discussed below, the Company changed the matching contribution calculation from twenty-five percent of the first six percent of an employee’s contribution to 100% of an employee’s first three percent contributed and 50% of the next two percent contributed. This change took place on July 1, 2014.

The Company also sponsors a pension plan which is a noncontributory defined benefit retirement plan for all employees who have attained the age of 20 1⁄2, completed six months of service and work 1,000 or more hours per year. Annual payments, subject to the maximum amount deductible for federal income tax purposes, are made to a pension trust fund. In 2006, the Company amended the pension plan to provide that no employee could be added as a participant to the pension plan after December 31, 2006. In April 2014, the Company amended the pension plan again to provide that no additional benefits would accrue beyond April 30, 2014. This curtailment resulted in a $4,039 reduction to the projected benefit obligation in 2014. Also, the curtailment resulted in an increase in accumulated other comprehensive loss of $2,666 in 2014.

In October 2015, the Company, on behalf of it and its subsidiaries, entered into Pension Shortfall Agreements (the “Shortfall Agreements”) with ten other employees of the Bank. When the Company ceased accruals to its defined benefit pension plan on April 30, 2014, the circumstances of some participants with limited periods until their anticipated retirement dates would not permit them to use other available alternatives to make up for the shortfall in their expected pension. The Company calculated the total amount of the shortfall for each of the referenced individuals after considering its contributions to other retirement benefits. Pension shortfall expense was $380 in 2015. A total of $11 of interest expense was also recorded and credited to the accounts of the ten individuals covered by this plan.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 15 - RETIREMENT PLANS (Continued)

Information about the pension plan is as follows:

	2015	2014
Change in benefit obligation:
Beginning benefit obligation	$16,953	$18,456
Service cost	—	306
Interest cost	604	639
Curtailment gain	—	(4,039)
Settlement loss	117	55
Actuarial (gain)/loss	(6)	3,007
Benefits paid	(1,340)	(1,471)

Ending benefit obligation	16,328	16,953

Change in plan assets, at fair value:
Beginning plan assets	16,184	15,466
Actual return	129	703
Employer contribution	700	1,515
Benefits paid	(1,340)	(1,471)
Administrative expenses	(26)	(29)

Ending plan assets	15,647	16,184

Funded status at end of year	$(681)	$(769)

Amounts recognized in accumulated other comprehensive income at December 31, consist of unrecognized actuarial loss of $4,049, net of $2,086 tax in 2015 and $3,777, net of $1,946 tax in 2014.

The accumulated benefit obligation for the defined benefit pension plan was $16,328 at December 31, 2015 and $16,953 at December 31, 2014.

The components of net periodic pension expense were as follows:

	2015	2014	2013
Service cost	$—	$306	$1,204
Interest cost	604	639	884
Expected return on plan assets	(1,088)	(1,021)	(965)
Net amortization and deferral	270	334	698

Net periodic pension cost (benefit)	$(214)	$258	$1,821

Net loss (gain) recognized in other comprehensive loss	412	(1,228)	(4,406)

Total recognized in net periodic benefit cost and other comprehensive loss (before tax)	$198	$(970)	$(2,585)

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 15 - RETIREMENT PLANS (Continued)

The estimated net loss for the defined benefit pension plan that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year is $332.

The weighted average assumptions used to determine benefit obligations at year-end were as follows:

	2015	2014	2013
Discount rate on benefit obligation	4.16%	3.69%	4.38%
Long-term rate of return on plan assets	7.00%	7.00%	7.00%
Rate of compensation increase	0.00%	0.00%	3.00%

The weighted average assumptions used to determine net periodic pension cost were as follows:

	2015	2014	2013
Discount rate on benefit obligation	3.69%	4.38%	3.72%
Long-term rate of return on plan assets	7.00%	7.00%	7.00%
Rate of compensation increase	0.00%	3.00%	3.00%

The Company uses long-term market rates to determine the discount rate on the benefit obligation. Declines in the discount rate lead to increases in the actuarial loss related to the benefit obligation.

The expectation for long-term rate of return on the pension assets and the expected rate of compensation increases are reviewed periodically by management in consultation with outside actuaries and primary investment consultants. Factors considered in setting and adjusting these rates are historic and projected rates of return on the portfolio and historic and estimated rates of increases of compensation. Since the pension plan is frozen, the rate of compensation increase used to determine the benefit obligation for 2015 was zero.

The Company’s pension plan asset allocation at year-end 2015 and 2014 and target allocation for 2016 by asset category are as follows:

		Percentage of Plan
	Target	Assets
	Allocation	at Year-end
Asset Category	2016	2015	2014
Equity securities	20-50%	48.2%	46.7%
Debt securities	30-60	47.0	48.3
Money market funds	20-30	4.8	5.0

Total		100.0%	100.0%

The Company developed the pension plan investment policies and strategies for plan assets with its pension management firm. The assets are currently invested in four diversified investment funds, which

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 15 - RETIREMENT PLANS (Continued)

include two equity funds, one money market fund and one bond fund. The long-term guidelines from above were created to maximize the return on portfolio assets while reducing the risk of the portfolio. The management firm may allocate assets among the separate accounts within the established long-term guidelines. Transfers among these accounts will be at the management firm’s discretion based on their investment outlook and the investment strategies that are outlined at periodic meetings with the Company. The expected long-term rate of return on the plan assets was 7.00% in 2015 and 2014. This return is based on the expected return for each of the asset categories, weighted based on the target allocation for each class.

Although the plan is frozen, the Company expects to make a $500 contribution to its pension plan in 2016. Employer contributions totaled $700 in 2015. The decrease in the benefit obligation, contributions and the increase in plan assets led to a change in funded status from $(769) at December 31, 2014 to $(681) at December 31, 2015.

The following tables set forth by level, within the fair value hierarchy, the pension plan’s assets at fair value as of December 31, 2015 and 2014:

	December 31, 2015
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$94	$—	$—	$94
Bond mutual funds	23	—	—	23
Common/collective trust:
Bonds	7,338	—	—	7,338
Equities	6,315	—	—	6,315
Equity market funds:
International	357	—	—	357
Large cap	1,155	—	—	1,155
Mid cap	242	—	—	242
Small cap	123	—	—	123

Total assets at fair value	$15,647	$—	$—	$15,647

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 15 - RETIREMENT PLANS (Continued)

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

Investment in equity securities, debt securities, money market funds and mutual funds are valued at the closing price reported on the active market on which the individual securities are traded.

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

Expected benefit payments, which reflect expected future service, are as follows:

2016	$1,520
2017	1,820
2018	528
2019	1,367
2020	1,033
2021 through 2025	5,565

Total	$11,833

Supplemental Retirement Plan

Civista established a supplemental retirement plan (“SERP”) in 2013, which covers key members of management. Under the SERP, participants will receive annually, following retirement, a percentage of their base compensations at the time of their retirement for a maximum of ten years. The SERP liability

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 15 - RETIREMENT PLANS (Continued)

recorded at December 31, 2015, was $1,775, compared to $1,498 at December 31, 2014. The expense related to the SERP was $299, $398 and $412 for 2015, 2014 and 2013, respectively. Distributions to participants made in 2015 totaled $22. Distributions to participants made in 2014 totaled $11.

NOTE 16 – EQUITY INCENTIVE PLAN

At the Company’s 2014 annual meeting, the shareholders adopted the Company’s 2014 Incentive Plan (“2014 Incentive Plan”). The 2014 Incentive Plan authorizes the Company to grant options, stock awards, stock units and other awards for up to 375,000 common shares of the Company. There were 358,017 shares available for grants under this plan at December 31, 2015.

Certain officers were granted an aggregate of 16,983 restricted shares on March 17, 2015. The 2015 restricted shares vest over a 3-year service period, with one third each vesting on January 2 of 2016, 2017 and 2018. The product of the number of restricted shares granted and the grant date market price of the Company’s common shares determines the fair value of restricted shares under the Company’s 2014 Incentive Plan. Management recognizes compensation expense for the fair value of restricted shares on a straight-line basis over the requisite service period for the entire award.

The Company classifies share-based compensation for employees with “Salaries, wages and benefits” in the consolidated statements of income. Additionally, generally accepted accounting principles require the Company to report: (1) the expense associated with the grants as an adjustment to operating cash flows, and (2) any benefits of realized tax deductions in excess of previously recognized tax benefits on compensation expense as a financing cash flow.

No options had been granted under the 2014 Incentive Plan as of December 31, 2015 and 2014.

During the year ended December 31, 2015, the Company recorded $106 of share-based compensation expense for restricted shares granted under the 2014 Incentive Plan. Expected future compensation expense relating to the 16,983 restricted shares at December 31, 2015, is $78 which will be recognized over the remaining vesting period of 2.00 years.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 16 – EQUITY INCENTIVE PLAN (Continued)

The following is a summary of the status of the Company’s restricted shares as of December 31, 2015, and changes therein during the twelve months ended:

December 31, 2015
Weighted
	Number of	Average
	Restricted	Grant Date
	Shares	Fair Value
Nonvested at beginning of period	—	$—
Granted	16,983	10.82
Vested	—	—
Forfeited	—	—

Nonvested at December 31, 2015	16,983	10.82

NOTE 17 – FAIR VALUE MEASUREMENT

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

Impaired loans: The Company has measured impairment on impaired loans generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties. In some cases, management may adjust the appraised value due to the age of the appraisal, changes in market conditions, or observable deterioration of the property since the

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 17 – FAIR VALUE MEASUREMENT (Continued)

appraisal was completed. Additionally, management makes estimates about expected costs to sell the property which are also included in the net realizable value. If the fair value of the collateral dependent loan is less than the carrying amount of the loan, a specific reserve for the loan is made in the allowance for loan losses or a charge-off is taken to reduce the loan to the fair value of the collateral (less estimated selling costs) and the loan is included in the table above as a Level 3 measurement.

Other real estate owned: OREO is carried at the lower of cost or fair value, which is measured at the date foreclosure. If the fair value of the collateral exceeds the carrying amount of the loan, no charge-off or adjustment is necessary, the loan is not considered to be carried at fair value, and is therefore not included in the table below. If the fair value of the collateral is less than the carrying amount of the loan, management will charge the loan down to its estimated realizable value. Management may adjust the appraised value due to the age of the appraisal, changes in market conditions, or observable deterioration of the property since the appraisal was completed. In these cases, the properties are categorized in the below table as Level 3 measurements since these adjustments are considered to be unobservable inputs. Income and expenses from operations are included in other operating expenses. Further declines in the fair value of the collateral subsequent to foreclosure are included in net gain on sale of other real estate owned.

Assets measured at fair value are summarized below.

Fair Value Measurements at December 31, 2015 Using:
	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value on a recurring basis:
U.S. Treasury securities and obligations of U.S. Government agencies	$—	$40,937	$—
Obligations of states and political subdivisions	—	92,152	—
Mortgage-backed securities in government sponsored entities	—	62,573	—
Equity securities in financial institutions	—	587	—
Fair value swap asset	—	1,962	—

Liabilities:

Fair value swap liability	—	1,962	—

Assets measured at fair value on a nonrecurring basis:
Impaired Loans	$—	$—	$759
Other Real Estate Owned	—	—	109

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 17 – FAIR VALUE MEASUREMENT (Continued)

Fair Value Measurements at December 31, 2014 Using:
	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value on a recurring basis:
U.S. Treasury securities and obligations of U.S. Government agencies	$—	$42,902	$—
Obligations of states and political subdivisions	—	88,021	—
Mortgage-backed securities in government sponsored entities	—	66,442	—
Equity securities in financial institutions	—	540	—
Fair value swap asset	—	1,721	—

Liabilities:

Fair value swap liability	—	1,721	—

Assets measured at fair value on a nonrecurring basis:
Impaired Loans	$—	$—	$2,690
Other Real Estate Owned	—	—	550

The following tables presents quantitative information about the Level 3 significant unobservable inputs for assets and liabilities measured at fair value on a nonrecurring basis at December 31, 2015 and 2014.

	Quantitative Information about Level 3 Fair Value Measurements
	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
December 31, 2015
Impaired loans	$759	Appraisal of collateral	Appraisal adjustments	10% - 30%	10%

			Liquidation expense	0% - 10%	10%

			Holding period	0 - 30 months	17 months

Other real estate owned	$109	Appraisal of collateral	Appraisal adjustments	10% - 30%	10%

			Liquidation expense	0% - 10%	10%

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 17 – FAIR VALUE MEASUREMENT (Continued)

	Quantitative Information about Level 3 Fair Value Measurements
	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
December 31, 2014
Impaired loans	$2,690	Appraisal of collateral	Appraisal adjustments	10% - 30%	10%

			Liquidation expense	0% - 10%	10%

			Holding period	0 - 30 months	16 months

Other real estate owned	$550	Appraisal of collateral	Appraisal adjustments	10% - 30%	10%

			Liquidation expense	0% - 10%	10%

The carrying amount and fair value of financial instruments were as follows:

	Carrying	Total
	Amount	Fair Value	Level 1	Level 2	Level 3
December 31, 2015
Financial Assets:
Cash and due from financial institutions	$35,561	$35,561	$35,561	$—	$—
Securities available for sale	196,249	196,249	—	196,249	—
Loans, held for sale	2,698	2,698	2,698	—	—
Loans, net of allowance for loan losses	987,166	986,848	—	—	986,848
Other securities	13,452	13,452	13,452	—	—
Bank owned life insurance	20,104	20,104	20,104	—	—
Accrued interest receivable	3,902	3,902	3,902	—	—
Swap asset	1,962	1,962	—	1,962	—

Financial Liabilities:
Nonmaturing deposits	840,984	840,984	840,984	—	—
Time deposits	211,049	212,006	—	—	212,006
Short-term FHLB advances	53,700	52,906	52,906	—	—
Long-term FHLB advances	17,500	17,687	—	—	17,687
Securities sold under agreement to repurchase	25,040	25,040	25,040	—	—
Subordinated debentures	29,427	25,572	—	—	25,572
Accrued interest payable	120	120	120	—	—
Swap liability	1,962	1,962	—	1,962	—

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 17 – FAIR VALUE MEASUREMENT (Continued)

	Carrying	Total
	Amount	Fair Value	Level 1	Level 2	Level 3
December 31, 2014
Financial Assets:
Cash and due from financial institutions	$29,858	$29,858	$29,858	$—	$—
Securities available for sale	197,905	197,905	—	197,905	—
Loans, held for sale	2,410	2,410	2,410	—	—
Loans, net of allowance for loan losses	900,589	908,118	—	—	908,118
Other securities	12,586	12,586	12,586	—	—
Bank owned life insurance	19,637	19,637	19,637	—	—
Accrued interest receivable	3,852	3,852	3,852	—	—
Swap asset	1,721	1,721	—	1,721	—

Financial Liabilities:
Nonmaturing deposits	748,948	748,948	748,948	—	—
Time deposits	219,970	221,263	—	—	221,263
Short-term FHLB advances	42,700	42,700	42,700	—	—
Long-term FHLB advances	22,500	22,699	—	—	22,699
Securities sold under agreement to repurchase	21,613	21,613	21,613	—	—
Subordinated debentures	29,427	24,688	—	—	24,688
Accrued interest payable	126	126	126	—	—
Swap liability	1,721	1,721	—	1,721	—

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

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 18 - COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET RISK

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

	2015		2014
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate
Commitments to extend credit:
Lines of credit and construction loans	$9,416	$195,732	$9,405	$160,718
Overdraft protection	5	22,119	4	22,122
Letters of credit	200	750	200	1,007

	$9,621	$218,601	$9,609	$183,847

Commitments to make loans are generally made for a period of one year or less. Fixed-rate loan commitments included above had interest rates ranging from 3.25% to 8.75% at December 31, 2015 and 3.05% to 8.75% at December 31, 2014, respectively. Maturities extend up to 30 years.

Civista is required to maintain certain reserve balances on hand in accordance with the Federal Reserve Board requirements. The average reserve balance maintained in accordance with such requirements was $2,448 on December 31, 2015 and $3,259 on December 31, 2014.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 19 – CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS

The Company and Civista (“Companies”) are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Companies’ financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Companies must meet specific capital guidelines that involve quantitative measures of the Companies’ assets, liabilities, and certain off-balance-sheet items as calculated under U.S. GAAP, regulatory reporting requirements, and regulatory capital standards. The Companies’ capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factor.

Quantitative measures established by regulatory capital standards to ensure capital adequacy require the Companies to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital to risk-weighted assets, common equity Tier 1 capital to total risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2015, that the Companies meet all capital adequacy requirements to which it is subject.

As of December 31, 2015, and December 31, 2014, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Companies must maintain minimum total risk-based capital, Tier 1 risk-based capital, common equity Tier 1 risk-based capital, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 19 – CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS (Continued)

The Company’s and Civista’s actual capital levels and minimum required levels at December 31, 2015 and 2014 were as follows:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Purposes
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2015

Total Risk Based Capital
Consolidated	$140,088	14.0%	$80,050	8.0%	n/a	n/a
Civista	126,795	12.7	79,871	8.0	$99,839	10.0%

Tier I Risk Based Capital
Consolidated	127,519	12.7	60,245	6.0	n/a	n/a
Civista	113,883	11.4	59,938	6.0	79,918	8.0

CET1 Risk Based Capital
Consolidated	75,819	7.6	44,893	4.5	n/a	n/a
Civista	102,755	10.1	45,782	4.5	66,129	6.5

Leverage
Consolidated	127,519	10.0	51,008	4.0	n/a	n/a
Civista	113,883	8.9	51,183	4.0	63,979	5.0

2014

Total Risk Based Capital
Consolidated	$131,581	14.7%	$71,609	8.0%	n/a	n/a
Civista	111,470	12.5	71,341	8.0	$89,176	10.0%

Tier I Risk Based Capital
Consolidated	120,334	13.4	35,921	4.0	n/a	n/a
Civista	100,259	11.2	35,807	4.0	53,710	6.0

CET1 Risk Based Capital
Consolidated	n/a	n/a	n/a	n/a	n/a	n/a
Civista	n/a	n/a	n/a	n/a	n/a	n/a

Leverage
Consolidated	120,334	10.3	46,732	4.0	n/a	n/a
Civista	100,259	8.6	46,632	4.0	58,290	5.0

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 19 – CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS (Continued)

The Company’s primary source of funds for paying dividends to its shareholders and for operating expense is the cash accumulated from dividends received from Civista. Payment of dividends by Civista to the Company is subject to restrictions by Civista’s regulatory agencies. These restrictions generally limit dividends to the current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below minimum regulatory requirements. At December 31, 2015, Civista had $6,863 net profits available to pay dividends to CBI.

NOTE 20 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of CBI follows:

	December 31,
	2015	2014
Condensed Balance Sheets
Assets:
Cash	$7,493	$13,663
Securities available for sale	587	540
Investment in bank subsidiary	133,959	117,364
Investment in nonbank subsidiaries	12,615	12,605
Other assets	2,204	3,003

Total assets	$156,858	$147,175

Liabilities:
Deferred income taxes and other liabilities	$2,258	$1,839
Subordinated debentures	29,427	29,427

Total liabilities	31,685	31,266

Shareholders’ Equity:
Preferred stock	22,273	23,132
Common stock	115,330	114,365
Accumulated earnings (deficit)	5,300	(4,306)
Treasury Stock	(17,235)	(17,235)
Accumulated other comprehensive loss	(495)	(47)

Total shareholders’ equity	125,173	115,909

Total liabilities and shareholders’ equity	$156,858	$147,175

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 20 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

	For the years ended December 31,
	2015	2014	2013
Condensed Statements of Operations
Dividends from bank subsidiaries	$14,226	$7,339	$7,888
Interest expense	(760)	(777)	(740)
Pension expense	(388)	(397)	(4,072)
Other expense, net	(1,755)	(1,150)	(952)

Income before equity in undistributed net earnings of subsidiaries	11,323	5,015	2,124
Income tax benefit	959	763	1,960
Equity in undistributed net earnings of subsidiaries	463	3,750	2,095

Net income	$12,745	$9,528	$6,179

Comprehensive income	$12,297	$13,728	$3,579

	For the years ended December 31,
	2015	2014	2013
Condensed Statements of Cash Flows
Operating activities:
Net income	$12,745	$9,528	$6,179
Adjustment to reconcile net income to net cash from operating activities:
Change in other assets and other liabilities	1,324	1,508	(1,620)
Equity in undistributed net earnings of subsidiaries	(463)	(3,750)	(2,095)

Net cash from operating activities	13,606	7,286	2,464

Investing activities:
Acquisition and additional capitalization of subsidiary, net of cash acquired	(16,637)	—	—

Net cash used for investing activities	(16,637)	—	—

Financing activities:
Payment to repurchase preferred stock	—	(22,857)	—
Proceeds from issuance of preferred stock	—	—	23,132
Cash dividends paid	(3,139)	(3,338)	(2,315)

Net cash (used for) from financing activities	(3,139)	(26,195)	20,817

Net change in cash and cash equivalents	(6,170)	(18,909)	23,281

Cash and cash equivalents at beginning of year	13,663	32,572	9,291

Cash and cash equivalents at end of year	$7,493	$13,663	$32,572

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 21 – PREFERRED SHARES

On December 19, 2013, the Company completed the sale of 1,000,000 depositary shares, each representing a 1/40th ownership interest in a 6.50% Noncumulative Redeemable Convertible Perpetual Preferred Share, Series B, of the Company, with a liquidation preference of $1,000 per share (equivalent to $25.00 per depositary share). The Company sold the maximum of 1,000,000 depositary shares in the offering, resulting in gross proceeds to the Company of $25,000.

Using proceeds from the sale of the depositary shares, the Company redeemed all of its outstanding Series A Preferred Shares for an aggregate purchase price of $22,857, which redemption was completed as of February 15, 2014.

NOTE 22 – EARNINGS PER COMMON SHARE

The factors used in the earnings per share computation follow.

	2015	2014	2013
Basic
Net income	$12,745	$9,528	$6,179
Preferred stock dividends	1,577	1,873	1,159

Net income available to common shareholders - basic	$11,168	$7,655	$5,020

Weighted average common shares outstanding - basic	7,822,369	7,707,917	7,707,917

Basic earnings per share	$1.43	$0.99	$0.65

Diluted
Net income available to common shareholders - basic	$11,168	$7,655	$5,020
Preferred stock dividends on convertible preferred stock	1,577	1,606	—

Net income available to common shareholders - diluted	$12,745	$9,261	$5,020

Weighted average common shares outstanding for earnings per common share basic	7,822,369	7,707,917	7,707,917
Add: dilutive effects of convertible preferred shares	3,095,966	3,196,931	113,863

Average shares and dilutive potential common shares outstanding - diluted	10,918,335	10,904,848	7,821,780

Diluted earnings per share	$1.17	$0.85	$0.64

Basic earnings per common share are calculated by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted earnings per common share include the dilutive effect, if any, of additional potential common shares issuable under the equity incentive plan, computed using the treasury stock method, and the impact of the Company’s convertible preferred shares using the “if converted” method.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 23 – QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income	Basic Earnings per Common Share	Diluted Earnings per Common Share
2015
First quarter (1)(2)(3)	$11,762	$10,915	$3,171	$0.36	$0.29
Second quarter (1)(2)	12,740	11,916	3,122	0.35	0.29
Third quarter (2)(4)	13,223	12,402	3,253	0.36	0.30
Fourth quarter (2)(5)	12,976	12,159	3,199	0.36	0.29

2014
First quarter (2)(3)	$11,315	$10,165	$2,712	$0.27	$0.22
Second quarter (1)(2)	11,365	10,266	2,240	0.24	0.21
Third quarter (1)(2)	11,667	10,684	2,306	0.25	0.21
Fourth quarter (1)(2)	11,623	10,751	2,270	0.23	0.21

(1)	Interest income and net interest income increased due to loan volume.
(2)	Net interest income increased due to interest expense decreasing as deposits repriced downward and the deposit mix shifted toward cheaper funding sources.
(3)	Net income increased due to fees on tax refund processing program.
(4)	Net income increased due to increased loan volume, offset by a decrease in fees on the tax refund processing program.
(5)	Interest income, net interest income and net income decreased due to decreased loan volume.

NOTE 24 - DERIVATIVE HEDGING INSTRUMENTS

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

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

(Amounts in thousands, except share data)

NOTE 24 - DERIVATIVE HEDGING INSTRUMENTS (Continued)

The following table summarizes the Company’s interest rate swap positions and the impact of a 1 basis point change in interest rates as of December 31, 2015.

		Weighted	Impact of a
	Notional	Average Rate	1 basis point change	Repricing
	Amount	Received/(Paid)	in interest rates	Frequency
Derivative Assets	$35,534	5.31%	$20	Monthly
Derivative Liabilities	(35,534)	-5.31%	(20)	Monthly

Net Exposure	$—		$—

The following table summarizes the Company’s interest rate swap positions and the impact of a 1 basis point change in interest rates as of December 31, 2014.

		Weighted	Impact of a
	Notional	Average Rate	1 basis point change	Repricing
	Amount	Received/(Paid)	in interest rates	Frequency
Derivative Assets	$29,060	5.47%	$19	Monthly
Derivative Liabilities	(29,060)	-5.47%	(19)	Monthly

Net Exposure	$—		$—

The Company monitors and controls all derivative products with a comprehensive Board of Director approved commercial loan swap policy. All hedge transactions must be approved in advance by the Lenders Loan Committee or the Directors Loan Committee of the Board of Directors.

NOTE 25 – QUALIFIED AFFORDABLE HOUSING PROJECT INVESTMENTS

The Company invests in qualified affordable housing projects. At December 31, 2015 and 2014, the balance of the investment for qualified affordable housing projects was $2,177 and $1,839. These balances are reflected in the other assets line on the consolidated balance sheet. The unfunded commitments related to the investments in qualified affordable housing projects totaled $2,195 and $1,772 at December 31, 2015 and 2014, respectively.

During the year ended December 31, 2015 and 2014, the Company recognized amortization expense with respect to its investments in qualified affordable housing projects of $240 and $202, respectively, which was included within pretax income on the consolidated statements of operations.

Additionally, during the years ended December 31, 2015 and 2014, the Company recognized tax credits and other benefits from its investment in affordable housing tax credits of $168 and $141, respectively. During the years ended December 31, 2015 and 2014, the Company did not incur impairment losses related to its investment in qualified affordable housing projects.