Form 10-K, Exhibit 13
period 2016-12-31
CIVISTA BANCSHARES, INC.
filed 2017-03-15
CIK 944745

Exhibit 13.1

Dear Shareholders:

In last year’s report we offered that we were looking with optimism at 2016. Apparently we were correct in our optimism and enjoyed a record year. Our earnings for 2016 were $15,716,000 or $1.57 diluted per share. This is a per share increase of 34% over 2015 earnings of $11,168,000 or $1.17 diluted per share. We are continuing our steady progression of generating earnings and building the value of this corporation. You can see on the chart this steady progression:

	2016	2015	2014	2013	2012
Net earnings per share (basic)	$1.96	$1.43	$0.99	$0.65	$0.57
Net earnings per share (diluted)	$1.57	$1.17	$0.85	$0.64	$0.57

The results for the year did include principal and interest recovery on a loan charged down during the recession. The impact of this recovery on diluted net earnings per share was approximately $0.13. The net result would be approximately $1.44 diluted earnings per share versus our reported $1.57. Still a respectable increase over 2015.

The core business model for community banking is pretty simple. We gather deposits and make loans. Our primary source of deposits lies in our legacy markets. We can supplement those deposits with inexpensive borrowings and we have had great success in gathering noninterest-bearing commercial deposits in our urban locations. We grew deposits approximately 6.6% from year end 2015 to year end 2016. The key item to note is the growth in the noninterest-bearing. In 2012 noninterest-bearing deposits made up 21.9% of total deposits. At the end of 2016, this number was 30.8%. This is key in maintaining a strong net interest margin. Our net interest margin for 2016 was 3.93%. The median of a Midwest peer group we follow was 3.29% for 2016. This 64 basis point advantage on over a billion dollars in earning assets is significant and points to the importance of our deposit structure.

(In thousands)	2016	2015	2014	2013	2012
Noninterest bearing deposits	$345,588	$300,615	$250,701	$234,976	$202,416
Interest bearing deposits	775,515	751,418	718,217	707,499	723,973

Total	$1,121,103	$1,052,033	$968,918	$942,475	$926,389

Putting these deposits to work, we increased the loan portfolio by $53,979,000, or 5.4%. Of course, we receive regular payments on loans and lines of credit are very active. To generate a net growth of $53,979,000, our gross production of loans was approximately $403,000,000. In addition we sold approximately $68,000,000 in residential real estate mortgages. Again, we sell these mortgages as we don’t want 30 year fixed rate mortgages on the books when rates are at an all-time low.

(In thousands)	2016	2015	2014	2013	2012
Gross Loans	$1,055,506	$1,001,527	$914,857	$861,241	$815,553

With limited loan demand in our legacy markets, the bulk of new loan activity is primarily in our urban locations – Columbus, Cleveland, Akron, and Dayton. The economy in these areas has continued to be robust and provides lending opportunities. That said, the Ohio lending markets are very competitive. Within this competitive environment, we are pleased with our 5.4% growth. It would be very easy to expand that number, but we have remained disciplined with regard to loan structure – collateral, rates, terms, guarantors, etc. It’s the prudent thing to do.

Looking at the components of earnings on a per share basis, our net interest income (what we earn gathering deposits and making loans) was $6.27. This was up from $6.06 in 2015. With interest margin stable, the increase in this number was driven by growth. Growth in loans and growth in non-interest bearing deposits.

	2016	2015	2014	2013	2012
Net interest income per share (basic)	$6.27	$6.06	$5.43	$5.19	$5.26

We supplement our net interest income with fee and service charge type income. On a per share basis, this increased from $1.83 in 2015 to $2.01 for 2016. Contributing to this increase was a $644,000 increase in fees from the sale of mortgages and a $750,000 increase in our revenue from the tax refund processing program.

	2016	2015	2014	2013	2012
Noninterest income per share (basic)	$2.01	$1.83	$1.80	$1.56	$1.45

On a per share basis our noninterest expenses – salaries, occupancy, data processing, marketing, etc., was down slightly from 2015. In absolute dollars the total noninterest expenses were up 2.1%, which we were pleased with. It confirms we have been able to grow the company with only modest increases in expense.

	2016	2015	2014	2013	2012
Noninterest expense per share (basic)	$5.47	$5.49	$5.39	$5.63	$4.94

A final component is the dollars we take from earnings and place into the reserve for loan loss. With continuing improvement in our loan portfolio and a large recovery of $1,300,000 on a loan charged down during the recession, we actually had a negative provision.

	2016	2015	2014	2013	2012
Loan loss provision (credit) per share (basic)	$(0.16)	$0.15	$0.19	$0.14	$0.83

In 2016, we put to work the projects we began in 2015. The rebranding of Citizens into Civista, a full year of our Dayton operation, a full year of our Mayfield Heights operation, expansion of our tax refund processing operation have all contributed to the success of 2016. These items were but tools that allow us to push for prudent growth. Our performance of the last several years proves that growth is the key for continued success of the Company.

Looking at 2017 and beyond, we have recently opened a loan production office in Westlake, Ohio, near the Crocker Park area to service the west side of the Cleveland market. We have also added seasoned lending staff in the Toledo, Ohio market and will look for loan production opportunities in that area. We are now operating in 4 of the largest 5 SMA’s in Ohio. The key is attracting experienced lenders with strong relationship management skills who can bring in business. We believe that the combination of selective additions of loan production facilities plus the strength of our legacy markets will provide continuing opportunity for organic growth of the Company. However, to significantly grow the Company and generate high levels of performance, we believe that acquisition must be part of the growth strategy. As you may know by now through public notifications, we recently went to the public markets and successfully raised approximately $35,000,000 in common equity capital. As we stated in the past, we knew that additional capital would be required to significantly grow the Company, but we wanted to choose an opportune time to do so. One of the considerations was our trading price. Looking at our year end closing price of $19.43 on the chart below, we traded at 179% of tangible book value. This was a much better position than any of the prior year ends.

	2016	2015	2014	2013	2012
End-of-year stock price	$19.43	$12.83	$10.28	$6.52	$5.25

In light of increased value of our common shares, the state of the equity markets, the availability of reasonably priced capital, and the view that mergers and acquisitions are going to accelerate – it was time for us to make the move to raise capital. We completed this offering on February 24, 2016, and received a price of $21.75 per share.

This additional capital provides Civista the flexibility to provide additional capital support for loan growth and to be prepared for potential acquisition opportunities.

As always, this is your company. Please read and consider the proxy included in this mailing. I hope to see you at the annual meeting.

Very truly yours,

James O. Miller
Chairman, President & C.E.O.

This page left blank intentionally.

ANNUAL REPORT

CONTENTS

Five –Year Selected Consolidated Financial Data	1

Common Stock and Shareholder Matters	3

General Development of Business	4

Management’s Discussion and Analysis of Financial Condition and Results of Operations	4

Quantitative and Qualitative Disclosures about Market Risk	20

Financial Statements
Management’s Report on Internal Control over Financial Reporting	24
Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Statements	25
Report of Independent Registered Public Accounting Firm on Financial Statements	26
Consolidated Balance Sheets	28
Consolidated Statements of Operations	29
Consolidated Comprehensive Income Statements	30
Consolidated Statements of Changes in Shareholders’ Equity	31
Consolidated Statements of Cash Flow	32
Notes to Consolidated Financial Statements	34

This page left blank intentionally.

Five-Year Selected Consolidated Financial Data

(Amounts in thousands, except per share data)

	Year ended December 31,
	2016	2015	2014	2013	2012
Statements of income:
Total interest and dividend income	$53,567	$50,701	$45,970	$44,881	$46,762
Total interest expense	3,308	3,309	4,104	4,907	6,184

Net interest income	50,259	47,392	41,866	39,974	40,578
Provision (credit) for loan losses	(1,300)	1,200	1,500	1,100	6,400

Net interest income after provision for loan losses	51,559	46,192	40,366	38,874	34,178
Security gains/(losses)	19	(18)	113	204	40
Other noninterest income	16,113	14,296	13,761	11,858	11,160

Total noninterest income	16,132	14,278	13,874	12,062	11,200
Total noninterest expense	43,855	42,944	41,550	43,384	38,074

Income before federal income taxes	23,836	17,526	12,690	7,552	7,304
Federal income tax expense	6,619	4,781	3,162	1,373	1,725

Net income	$17,217	$12,745	$9,528	$6,179	$5,579

Preferred stock dividends and discount accretion	1,501	1,577	1,873	1,159	1,193

Net income available to common shareholders	$15,716	$11,168	$7,655	$5,020	$4,386

Per common share earnings:
Available to common shareholders (basic)	1.96	1.43	0.99	0.65	0.57
Available to common shareholders (diluted)	1.57	1.17	0.85	0.64	0.57
Dividends	0.22	0.20	0.19	0.15	0.12
Book value	14.22	13.12	12.04	10.65	10.48
Average common shares outstanding:
Basic	8,010,399	7,822,369	7,707,917	7,707,917	7,707,917
Diluted	10,950,961	10,918,335	10,904,848	7,821,780	7,707,917
Year-end balances:
Loans, net	$1,042,201	$987,166	$900,589	$844,713	$795,811
Securities	209,919	209,701	210,491	215,037	219,528
Total assets	1,377,263	1,315,041	1,213,191	1,167,546	1,136,971
Deposits	1,121,103	1,052,033	968,918	942,475	926,389
Borrowings	106,852	125,667	116,240	87,206	92,907
Shareholders’ equity	137,616	125,173	115,909	128,376	103,980
Average balances:
Loans, net	$1,011,683	$966,786	$858,532	$800,063	$759,105
Securities	213,496	211,436	214,123	216,848	224,566
Total assets	1,441,717	1,336,645	1,234,406	1,172,819	1,127,989
Deposits	1,210,283	1,107,445	1,026,093	965,370	914,851
Borrowings	79,391	95,132	83,058	89,496	95,973
Shareholders’ equity	133,445	120,350	114,266	103,563	104,114

See accompanying notes to consolidated financial statements.

Five-Year Selected Ratios

	Year ended December 31,
	2016	2015	2014	2013	2012
Net interest margin	3.93%	3.96%	3.79%	3.79%	3.98%
Return on average total assets	1.19	0.95	0.77	0.53	0.49
Return on average shareholders’ equity	12.90	10.59	8.34	5.97	5.36
Dividend payout ratio	11.22	13.99	19.19	23.08	21.05
Average shareholders’ equity as a percent of average total assets	9.26	9.00	9.26	8.83	9.23
Net loan charge-offs (recoveries) as a percent of average total loans	(0.02)	0.11	0.43	0.53	1.01
Allowance for loan losses as a percent of loans at year-end	1.26	1.43	1.56	1.92	2.42
Shareholders’ equity as a percent of total year-end assets	9.99	9.52	9.55	11.00	9.15

Stockholder Return Performance

Set forth below is a line graph comparing the five-year cumulative return of Civista Bancshares, Inc. (ticker symbol CIVB) common stock, based on an initial investment of $100 on December 31, 2011 and assuming reinvestment of dividends, with Standard & Poor’s 500 Index, the Nasdaq Bank Index and the SNL Bank Index. The comparative indices were obtained from SNL Securities and Nasdaq.

A copy of the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, will be furnished, free of charge, to shareholders, upon written request to James E. McGookey, Secretary of Civista Bancshares, Inc., 100 East Water Street, Sandusky, Ohio 44870.

See accompanying notes to consolidated financial statements.

Common Stock and Shareholder Matters

The common shares of Civista Bancshares, Inc. (“CBI”) trade on The NASDAQ Capital Market under the symbol “CIVB”. As of February 17, 2016, there were 8,454,509 shares outstanding and held by approximately 1,174 shareholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms). Information below is the range of sales prices of our common shares for each quarter for the last two years for trades occurring during normal trading hours of CBI common shares as reported on The NASDAQ Capital Market.

2016
First Quarter			Second Quarter			Third Quarter			Fourth Quarter
$9.75	to	$13.29	$10.20	to	$13.10	$12.99	to	$15.16	$14.09	to	$19.99

2015
First Quarter			Second Quarter			Third Quarter			Fourth Quarter
$10.04	to	$11.54	$10.11	to	$11.47	$9.68	to	$10.93	$9.81	to	$13.65

Dividends per share declared on common shares by CBI were as follows:

	2016	2015
First quarter	$0.05	$0.05
Second quarter	0.05	0.05
Third quarter	0.06	0.05
Fourth quarter	0.06	0.05

	$0.22	$0.20

Information regarding potential restrictions on dividends paid can be found in Note 19 to the Consolidated Financial Statements.

On December 19, 2013, CBI completed a public offering of 1,000,000 depositary shares, each representing a 1/40th ownership interest in a Noncumulative Redeemable Convertible Perpetual Preferred Share, Series B (the “Series B Preferred Shares”), of CBI. The depositary shares trade on The NASDAQ Capital Market under the symbol “CIVBP.” The terms of the Series B Preferred Shares provide for the payment of quarterly dividends on the Series B Preferred Shares (and, therefore, the depositary shares) at the rate of 6.50% per annum of the liquidation preference of $1,000 per Series B Preferred Share (or $25.00 per depositary share). Dividends are noncumulative and are payable if, when and as declared by the board of directors. However, no dividends may be declared or paid on the common shares of CBI during any calendar quarter unless full dividends on the Series B Preferred Shares (and, therefore, the depositary shares) have been declared for that quarter and all dividends previously declared on the Series B Preferred Shares (and, therefore, the depositary shares) have been paid in full. As of December 31, 2016, a total of 819,235 depository shares were outstanding.

See accompanying notes to consolidated financial statements.

General Development of Business

(Amounts in thousands)

CBI was organized under the laws of the State of Ohio on February 19, 1987 and is a registered financial holding company under the Gramm-Leach-Bliley Financial Modernization Act of 1999, as amended. CBI and its subsidiaries are sometimes referred to together as the Company. The Company’s office is located at 100 East Water Street, Sandusky, Ohio. The Company had total consolidated assets of $1,377,263 at December 31, 2016.

CIVISTA BANK (“Civista”), owned by the Company since 1987, opened for business in 1884 as The Citizens National Bank. In 1898, Civista was reorganized under Ohio banking law and was known as The Citizens Bank and Trust Company. In 1908, Civista surrendered its trust charter and began operation as The Citizens Banking Company. The name Civista Bank was introduced during the first quarter of 2015 to solidify our dual Citizens/Champaign brand and distinguish ourselves from the many other Citizens’ Banks in existing and prospective markets. Civista maintains its main office at 100 East Water Street, Sandusky, Ohio and operates branch banking offices in the following Ohio communities: Sandusky (2), Norwalk (2), Berlin Heights, Huron, Port Clinton, Castalia, New Washington, Shelby (2), Willard, Greenwich, Plymouth, Shiloh, Akron, Dublin, Plain City, Russells Point, Urbana (2), West Liberty, Quincy and Dayton(3). Civista also operates a loan production office in Mayfield Heights. Civista accounted for 99.9% of the Company’s consolidated assets at December 31, 2016.

FIRST CITIZENS INSURANCE AGENCY INC. (“FCIA”) was formed to allow the Company to participate in commission revenue generated through its third party insurance agreement. Assets of FCIA were less than one percent of the Company’s consolidated assets as of December 31, 2016.

WATER STREET PROPERTIES, INC. (“WSP”) was formed to hold properties repossessed by CBI subsidiaries. WSP accounted for less than one percent of the Company’s consolidated assets as of December 31, 2016.

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

Management’s Discussion and Analysis of Financial Condition and Results of Operations—As of December 31, 2016 and December 31, 2015 and for the Years Ended December 31, 2016, 2015 and 2014

(Amounts in thousands, except per share data)

General

The following paragraphs more fully discuss the significant highlights, changes and trends as they relate to the Company’s financial condition, results of operations, liquidity and capital resources as of December 31, 2016 and 2015, and during the three-year period ended December 31, 2016. This discussion should be read in conjunction with the Consolidated Financial Statements and Notes to the Consolidated Financial Statements, which are included elsewhere in this report.

See accompanying notes to consolidated financial statements.

Forward-Looking Statements

This report may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to such matters as financial condition, anticipated operating results, cash flows, business line results, credit quality expectations, prospects for new lines of business, economic trends (including interest rates) and similar matters. Forward-looking statements reflect our expectations, estimates or projections concerning future results or events. These statements are generally identified by the use of forward-looking words or phrases such as “believe,” “belief,” “expect,” “anticipate,” “may,” “could,” “intend,” “intent,” “estimate,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause actual results, performance or achievements to differ from results discussed in the forward-looking statements include, but are not limited to, changes in financial markets or national or local economic conditions; sustained weakness or deterioration in the real estate market; volatility and direction of market interest rates; credit risks of lending activities; changes in the allowance for loan losses; legislation or regulatory changes or actions; increases in FDIC insurance premiums and assessments; changes in tax laws; failure of or breach in our information and data processing systems; unforeseen litigation; increased competition in our market area; failures to manage growth and/or effectively integrate acquisitions; future revenues of our tax refund program; and other risks identified from time-to-time in the Company’s other public documents on file with the Securities and Exchange Commission.

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

Financial Condition

At December 31, 2016, the Company’s total assets were $1,377,263, compared to $1,315,041 at December 31, 2015. The increase in assets is primarily the result of growth in the loan portfolio during 2016. Other factors contributing to the change in assets are discussed in the following sections.

At $1,042,201, net loans increased from December 31, 2015 by 5.6%. Commercial & Agriculture, Commercial Real Estate—Non-Owner Occupied and Residential Real Estate loans increased $11,060, $47,492 and $10,970, respectively, since December 31, 2015, while Commercial Real Estate – Owner Occupied, Real Estate Construction, Farm Real Estate and Consumer and other loans portfolios decreased $6,533, $2,605, $5,823 and $582, respectively, since December 31, 2015.

Securities available for sale decreased by $385, or 0.2%, from $196,249 at December 31, 2015 to $195,864 at December 31, 2016. U.S. Treasury securities and obligations of U.S. government agencies decreased $3,491, from $40,937 at December 31, 2015 to $37,446 at December 31, 2016. Obligations of states and political subdivisions available for sale increased by $2,846 from 2015 to 2016. Mortgage-backed securities increased by $69 to total $62,642 at December 31, 2016. The Company continues to utilize letters of credit from the Federal Home Loan Bank (FHLB) to replace maturing securities that were pledged for public entities. As of December 31, 2016, the Company was in compliance with all pledging requirements.

See accompanying notes to consolidated financial statements.

Mortgage-backed securities totaled $62,642 at December 31, 2016 and none were considered unusual or “high risk” securities as defined by regulatory authorities. Of this total, $55,732 consisted of pass-through securities issued by the Federal National Mortgage Association (“FNMA”), Federal Home Loan Mortgage Corporation (“FHLMC”), and Government National Mortgage Association (“GNMA”), and $6,910 of these securities collateralized by mortgage-backed securities issued or guaranteed by FNMA, FHLMC, or GNMA. The average interest rate of the mortgage-backed portfolio at December 31, 2016 was 2.9%. The average maturity at December 31, 2016 was approximately 6.1 years. The Company has not invested in any derivative securities.

Securities available for sale had a fair value at December 31, 2016 of $195,864. This fair value includes unrealized gains of approximately $4,292 and unrealized losses of approximately $1,248. Net unrealized gains totaled $3,044 on December 31, 2016 compared to net unrealized gains of $5,386 on December 31, 2015. The change in unrealized gains is primarily due to changes in market interest rates. Note 3 to the Consolidated Financial Statements provides additional information on unrealized gains and losses.

Premises and equipment, net of accumulated depreciation, increased $976 from December 31, 2015 to December 31, 2016. The increase is attributed to new purchases of $2,437, offset by disposals, net of gains of $2, depreciation of $1,257, and the transfer of $202 of assets to premises and equipment held for sale.

Bank owned life insurance (BOLI) increased $4,448 from December 31, 2015 to December 31, 2016. The Company purchased an additional $3,885 of BOLI during 2016. The remaining difference is the result of increases in the cash surrender value of the underlying insurance policies.

Other assets increased $1,514 from December 31, 2015 to December 31, 2016. The increase is primarily the result of a matured investment security that was not settled as of the year end. In addition, the Company’s low income housing investment increased compared to 2015.

Year-end deposit balances totaled $1,121,103 in 2016 compared to $1,052,033 in 2015, an increase of $69,070, or 6.6%. Overall, the increase in deposits at December 31, 2016 compared to December 31, 2015 included increases in noninterest bearing demand deposits of $44,973, or 15.0%, statement and passbook savings accounts of $20,264, or 5.6%, interest bearing demand accounts of $7,456, or 4.2%, offset in part by declines in certificate of deposit accounts of $1,976, or 1.1% and individual retirement accounts of $1,647, or 6.2%. Average deposit balances for 2016 were $1,210,283 compared to $1,107,445 for 2015, an increase of 9.3%. Noninterest bearing deposits averaged $434,601 for 2016, compared to $340,360 for 2015, increasing $94,241, or 27.7%. Savings, NOW, and MMDA accounts averaged $566,589 for 2016 compared to $543,986 for 2015. Average certificates of deposit decreased $14,006 to total an average balance of $209,093 for 2016.

Borrowings from the Federal Home Loan Bank (“FHLB”) of Cincinnati were $48,500 at December 31, 2016. The detail of these borrowings can be found in Note 10 and Note 11 to the Consolidated Financial Statements. The balance decreased $22,700 from $71,200 at year-end 2015. The change in balance is mainly the result of a decrease in short term advances used as overnight funding.

Civista offers repurchase agreements in the form of sweep accounts to commercial checking account customers. These repurchase agreements totaled $28,925 at December 31, 2016 compared to $25,040 at December 31, 2015. U.S. Treasury securities and obligations of U.S. government agencies maintained under Civista’s control are pledged as collateral for the repurchase agreements. The detail related to these repurchase agreements can be found in Note 12 to the Consolidated Financial Statements

See accompanying notes to consolidated financial statements.

Total shareholders’ equity increased $12,443, or 9.9% during 2016 to $137,616. The change in shareholders’ equity resulted from net income of $17,217, offset by preferred dividends and common dividends of $1,501 and $1,753, respectively, and the decreased market value of securities available for sale, net of tax, of $1,546 and an increase in the Company’s pension liability, net of tax of $296. Additionally, $323 was recognized as stock-based compensation in connection with the grant of restricted common shares. For further explanation of these items, see Note 1, Note 15 and Note 16 to the Consolidated Financial Statements. The Company paid $0.22 per common share in dividends in 2016 compared to $0.20 per common share in dividends in 2015. Total outstanding common shares at December 31, 2016 were 8,343,509. Total outstanding common shares at December 31, 2015 were 7,843,578. The increase in common shares outstanding is the result of the conversion of 3,591 of the Company’s previously issued preferred shares into 459,192 common shares, the grant of 28,864 restricted common shares to certain officers under the Company’s 2014 Incentive Plan and the grant of 15,015 common shares to directors of Civista. There were 3,140 previously granted restricted common shares forfeited during the year ended December 31, 2016. The ratio of total shareholders’ equity to total assets was 9.9% and 9.5%, respectively, at December 31, 2016 and December 31, 2015.

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

Comparison of Results of Operations for the Years Ended December 31, 2016 and December 31, 2015

Net Income

The Company’s net income for the year ended December 31, 2016 was $17,217, compared to $12,745 for the year ended December 31, 2015. The change in net income was the result of the items discussed in the following sections.

Net Interest Income

Net interest income for 2016 was $50,259, an increase of $2,867, or 6.0%, from 2015. Average earning assets increased 6.8% from 2015. Although market rates in 2016 remained at record lows, interest income increased $2,866, primarily due to increased loan volume. In addition, interest expense on interest-bearing liabilities decreased $1. The Company continually examines its rate structure to ensure that its interest rates are competitive and reflective of the current rate environment in which it competes.

Total interest income increased $2,866, or 5.7%, from 2015. The increase was mainly a result of an increase in loan volume. Average loans increased $44,433 from 2015 to 2016. The yield on the Company’s loan portfolio increased 3 basis points from 2015. The average balance of the securities portfolio for 2016 compared to 2015 increased $2,060. Interest earned on the security portfolio, including

See accompanying notes to consolidated financial statements.

bank stocks, increased $170 from 2015 to 2016. Average balances in interest-bearing deposits in other banks increased in 2016 by $37,578. The increase in average balance is due to additional interest-earning cash on deposit related to the tax refund processing program in 2016.

Total interest expense decreased $1 for 2016 compared to 2015. The total average balance of interest-bearing liabilities decreased $7,144 while the average rate increased 1 basis point in 2016. Average interest-bearing deposits increased $8,597 from 2015 to 2016. While average balances in interest-bearing deposits increased, the average balance in time deposits declined $14,006 and the rate on time deposits declined approximately 2 basis points, which caused interest expense on deposits to decrease by $91. Interest expense on FHLB borrowings decreased $37 due to a decline in average balance of $17,470. The average balance in subordinated debentures did not change from 2015 to 2016, but the rate on these securities increased 42 basis points, resulting in an increase in interest expense of $124. Repurchase agreements increased $1,681 in average balance from 2015 to 2016.

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

	As of and for year ended December 31,
	2016	2015	2014
Net loan charge-offs (recoveries)	$(244)	$1,107	$3,760
Provision (credit) for loan losses charged to expense	(1,300)	1,200	1,500
Net loan charge-offs (recoveries) as a percent of average outstanding loans	-0.02%	0.11%	0.43%
Allowance for loan losses	$13,305	$14,361	$14,268
Allowance for loan losses as a percent of year-end outstanding loans	1.26%	1.43%	1.56%
Impaired loans, excluding purchase credit impaired loans (PCI)	$6,539	$7,354	$11,149
Impaired loans as a percent of gross year-end loans (1)	0.62%	0.73%	1.22%
Nonaccrual and 90 days or more past due loans, excluding PCI	$6,952	$9,259	$13,576
Nonaccrual and 90 days or more past due loans, excluding PCI as a percent of gross year-end loans (1)	0.66%	0.92%	1.48%

(1)	Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category. A loan is considered nonaccrual if it is maintained on a cash basis because of deterioration in the borrower’s financial condition, where payment in full of principal or interest is not expected and where the principal and interest have been in default for 90 days, unless the asset is both well-secured and in process of collection. A loan is considered impaired when it is probable that all of the interest and principal due will not be collected according to the terms of the original contractual agreement.

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

See accompanying notes to consolidated financial statements.

Provisions (credits) for loan losses totaled ($1,300), $1,200 and $1,500 in 2016, 2015 and 2014, respectively. Management believes the analysis of the allowance for loan losses supported a reserve of $13,305 at December 31, 2016.

The Company’s provision for loan losses decreased $2,500 during 2016. During 2016, the Company received a payoff on a nonperforming loan. This particular loan had been analyzed previously and had been charged down based on a deterioration of real estate collateral values during the recent recession. As a result of the payoff of the loan, the Company recovered the charged down amount of approximately $1,303. This loan payoff resulted in a reversal of $1,300 from the allowance for loan losses during 2016, compared to a $1,200 provision to allowance for loan losses in 2015. The provision is also affected by net charge-offs on loans and changes in specific and general allocations required on the allowance for loan losses. The decrease in provision for loan losses in 2016 is related to the decrease in net charge-offs compared to a year ago. A number of factors impact the provisions for loan losses, such as the level of higher risk loans in the portfolio, changes in practices related to loans, changes in collateral values and other factors. We continue to actively manage this process and have provided to maintain the reserve at a level that assures adequate coverage ratios.

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

Management analyzes each impaired commercial and commercial real estate loan relationship with a balance of $350 or larger, on an individual basis and when it is in nonaccrual status or when an analysis of the borrower’s operating results and financial condition indicates that underlying cash flows are not adequate to meet its debt service requirements. In addition, loans held for sale and leases are excluded from consideration as impaired. Loans are generally moved to nonaccrual status when 90 days or more past due. Impaired loans or portions thereof are charged-off when deemed uncollectible.

Noninterest Income

Noninterest income increased $1,854, or 13.0%, to $16,132 for the year ended December 31, 2016, from $14,278 for the comparable 2015 period. The increase was primarily due to increases in earnings on service charges of $124, gain on sale of loans of $644, tax refund processing fees of $750 and other income of $303 which were partially offset by decreases in wealth management fees of $145 and net gain on sale of other real estate owned of $47.

Service charges increased primarily due to income received related to the Company’s tax refund processing program. Gain on sale of loans increased due to an increase in volume of loans sold, as well as an increase in the premium earned. Volume was $69,475, up $19,838 or 40.0% as compared to the same period in 2015, due largely to favorable market conditions and increased volume. In addition, the premium on loans sold increased 6 basis points as compared to the same period in 2015. Tax refund processing fees increased as a result of an increase in the volume of returns processed. Other income increased primarily due to an increase in swap related income. The decrease in wealth management fee income is related to a general decrease in brokerage transactions. Sales of other real estate owned resulted in recognized gains of $152 on the sale of 9 properties in 2016 compared to gains of $199 on the sale of 17 properties in 2015.

See accompanying notes to consolidated financial statements.

Noninterest Expense

Noninterest expense increased $911, or 2.1%, to $43,855 for the year ended December 31, 2016, from $42,944 for the comparable 2015 period. The increase was primarily due to increases in salaries, wages and benefits of $1,693, occupancy expense of $284 and equipment expense of $138 which were partially offset by decreases in contracted data processing of $275, FDIC assessments of $253, professional services of $566 and marketing expense of $110.

Salaries, wages and benefits increased mainly due to annual pay increases, incentive based costs and higher employee insurance costs, offset by a reduction in pension costs. Occupancy and equipment expenses increased due to increases in building and equipment repair and maintenance, rent expense and real estate tax expense. Building and equipment repair and maintenance expenses increased due to facility and technology improvement projects. Rent and real estate tax expense increased as a result of the Company’s acquisition of TCNB in 2015. The contracted data processing costs decrease was attributable to the increased core processing costs incurred in 2015 in connection with the acquisition of TCNB. The decrease in FDIC assessments is the result of a new lower assessment rate schedule that became effective in 2016. The year-over-year decrease in professional services was attributable to the increased professional services costs incurred in 2015 in connection with the acquisition of TCNB, increased recruiting expenses and increased legal expenses related to the Company’s filing of a Form S-3 shelf registration statement with the SEC and matters related to the Special Meeting of Shareholders held on November 4, 2015 for the purpose of voting to eliminate preemptive rights and cumulative voting in the election of directors. A general decrease in marketing costs occurred in 2016.

Income Tax Expense

Federal income tax expense was $6,619 in 2016 compared to $4,781 in 2015. Federal income tax expense as a percentage of pre-tax income was 27.8% in 2016 compared to 27.3% in 2015. A lower federal effective tax rate than the statutory rate of 35% in 2016 and 34% in 2015 is primarily due to tax-exempt interest income from state and municipal investments, municipal loans, income from BOLI and low income housing credits. Federal income tax expense increased in 2016 primarily due to an increase in pre-tax income, which also led to the increase in the effective tax rate in 2016.

Comparison of Results of Operations for the Years Ended December 31, 2015 and December 31, 2014

Net Income

The Company’s net income for the year ended December 31, 2015 was $12,745, compared to $9,528 for the year ended December 31, 2014. The change in net income was the result of the items discussed in the following sections.

Net Interest Income

Net interest income for 2015 was $47,392, an increase of $5,526, or 13.2%, from 2014. Average earning assets increased 8.3% from 2014. Although market rates in 2015 remained at record lows, interest income increased $4,731, primarily due to increased loan volume. In addition, interest expense on interest-bearing liabilities decreased $795. The Company continually examines its rate structure to ensure that its interest rates are competitive and reflective of the current rate environment in which it competes. A change in the mix of deposits from certificates of deposit to non-maturing deposits also contributed to the decline in interest expense in 2015.

See accompanying notes to consolidated financial statements.

Total interest income increased $4,731, or 10.3%, for 2015 compared to 2014. The increase was mainly a result of an increase in loan volume. Average loans increased $107,043 from 2014 to 2015. The yield on the Company’s loan portfolio declined 1 basis points from 2014. While the average balance of the securities portfolio for 2015 compared to 2014 decreased $2,687, this was primarily due to the Company not replacing matured securities. Interest earned on the security portfolio, including bank stocks, decreased mainly due to decreases in yield. Average balances in interest-bearing deposits in other banks decreased in 2015 by $9,182.

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

	As of and for year ended December 31,
	2015	2014	2013
Net loan charge-offs	$1,107	$3,760	$4,314
Provision for loan losses charged to expense	1,200	1,500	1,100
Net loan charge-offs as a percent of average outstanding loans	0.11%	0.43%	0.53%
Allowance for loan losses	$14,361	$14,268	$16,528
Allowance for loan losses as a percent of year-end outstanding loans	1.43%	1.56%	1.92%
Impaired loans, excluding PCI loans	$7,354	$11,149	$18,057
Impaired loans as a percent of gross year-end loans (1)	0.73%	1.22%	2.10%
Nonaccrual and 90 days or more past due loans, excluding PCI	$9,259	$13,576	$20,459
Nonaccrual and 90 days or more past due loans, excluding PCI as a percent of gross year-end loans (1)	0.92%	1.48%	2.38%

(1)	Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category. A loan is considered nonaccrual if it is maintained on a cash basis because of deterioration in the borrower’s financial condition, where payment in full of principal or interest is not expected and where the principal and interest have been in default for 90 days, unless the asset is both well-secured and in process of collection. A loan is considered impaired when it is probable that all of the interest and principal due will not be collected according to the terms of the original contractual agreement.

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

The Company’s provision for loan losses decreased $300 during 2015. The decrease in provision for loan losses was related to the decrease in the specific reserve required for loans and a decrease in net charge-offs compared to a year ago. A number of factors impact the provisions for loan losses, such as the level of higher risk loans in the portfolio, changes in practices related to loans, changes in collateral values and other factors. We continue to actively manage this process and have provided to maintain the reserve at a level that assures adequate coverage ratios.

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

Management analyzes each impaired commercial and commercial real estate loan with a balance of $350 or larger on an individual basis and when it is in nonaccrual status or when an analysis of the borrower’s operating results and financial condition indicates that underlying cash flows are not adequate to meet its debt service requirements. In addition, loans held for sale and leases are excluded from consideration as impaired. Loans are generally moved to nonaccrual status when 90 days or more past due. Impaired loans or portions thereof are charged-off when deemed uncollectible.

Noninterest Income

Noninterest income increased $404, or 2.9%, to $14,278 for the year ended December 31, 2015, from $13,874 for the comparable 2014 period. The increase was primarily due to increases in earnings on service charges of $451, gain on sale of loans of $447, ATM fees of $136 and gain on sale of other real estate owned of $155 which were partially offset by decreases in wealth management fees of $307, tax refund processing fees of $324 and gain on sale of securities of $131.

Service charges increased in 2015 primarily due to increases in business service charges and overdraft fees. Gain on sale of loans increased due to an increase in volume of loans sold, as well as an increase in the premium earned. ATM fee income increased due to increased interchange fees. Sales of other real estate owned resulted in recognized gains of $199 on the sale of 17 properties in 2015 compared to gains of $44 on the sale of 16 properties in 2014. The decrease in wealth management fee income is related to a general decrease in brokerage transactions. Tax refund processing fees decreased due to a new fee structure in place during 2015. The new fee in 2015 called for a flat processing fee, whereas in 2014, the Company received a per transaction fee. Gain on the sale of securities decreased compared to the same period of 2014. Management, from time to time, will reposition the investment portfolio to match liquidity needs of the Company.

See accompanying notes to consolidated financial statements.

Noninterest Expense

Noninterest expense increased $1,394, or 3.4%, to $42,944 for the year ended December 31, 2015, from $41,550 for the comparable 2014 period. The increase was primarily due to increases in salaries, wages and benefits of $1,337, contracted data processing of $261 and professional services of $606 which were partially offset by decreases in ATM expense of $132, marketing expense of $565 and repossession expense of $165.

Salaries, wages and benefits increased mainly due to an increase in salaries and 401(k) expenses. Salaries and related payroll taxes increased mainly due to annual pay increases and overtime related to the 2015 acquisition of TCNB, as well as the addition of TCNB employees. In 2015, the Company adopted a Safe Harbor 401(k) plan which increased the match paid to participants. Contracted data processing costs increased due to the cost of technology services and core processing costs related to the acquisition of TCNB. Professional services increased due to increased legal and audit fees relating to the acquisition of TCNB, increased recruiting expenses and increased legal expenses related to the Company’s filing of a Form S-3 shelf registration statement with the SEC and matters related to the Special Meeting of Shareholders held on November 4, 2015 for the purpose of voting to eliminate preemptive rights and cumulative voting in the election of directors, as well as the previously disclosed litigation related to a proposed sale of real estate that the Company owns near one of its branches. The decrease in ATM costs was due to vendor credits that began in the second quarter of 2015. Marketing costs decreased in 2015, as the Company incurred increased marketing expenses in 2014 as part of its rebranding effort. The decrease in repossession expense is the result of a general decrease in expenses related to repossessions.

Income Tax Expense

Federal income tax expense was $4,781 in 2015 compared to $3,162 in 2014. Federal income tax expense as a percentage of income was 27.3% in 2015 compared to 24.9% in 2014. A lower federal effective tax rate than the statutory rate of 34% is primarily due to tax-exempt interest income from state and municipal investments, municipal loans, income from BOLI and low income housing credits. Federal income tax expense increased in 2015 primarily due to an increase in pre-tax income, which also led to the increase in the effective tax rate in 2015.

See accompanying notes to consolidated financial statements.

Distribution of Assets, Liabilities and Shareholders’ Equity;

Interest Rates and Interest Differential

The following table sets forth, for the years ended December 31, 2016, 2015 and 2014, the distribution of assets, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Amounts in thousands):

	2016			2015			2014
Assets	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate
Interest-earning assets:
Loans (1)(2)(3)(5)	$1,025,908	$47,186	4.60%	$981,475	$44,784	4.57%	$874,432	$40,032	4.58%
Taxable securities (4)	137,179	3,319	2.47%	139,762	3,232	2.31%	150,510	3,443	2.31%
Non-taxable securities (4)(5)	76,317	2,666	5.61%	71,674	2,583	5.70%	63,613	2,356	5.80%
Interest-bearing deposits in other banks	82,225	396	0.48%	44,647	102	0.23%	53,829	139	0.26%

Total interest income assets	1,321,629	53,567	4.18%	1,237,558	50,701	4.23%	1,142,384	45,970	4.15%
Noninterest-earning assets:
Cash and due from financial institutions	49,888			34,616			35,784
Premises and equipment, net	17,101			16,081			15,262
Accrued interest receivable	4,432			4,476			4,242
Intangible assets	29,213			28,568			24,122
Other assets	10,230			10,181			9,133
Bank owned life insurance	23,449			19,854			19,379
Less allowance for loan losses	(14,225)			(14,689)			(15,900)

Total	$1,441,717			$1,336,645			$1,234,406

(1)	For purposes of these computations, the daily average loan amounts outstanding are net of unearned income and include loans held for sale.
(2)	Included in loan interest income are loan fees of $537 in 2016, $542 in 2015 and $387 in 2014.
(3)	Non-accrual loans are included in loan totals and do not have a material impact on the analysis presented.
(4)	Average balance is computed using the carrying value of securities. The average yield has been computed using the historical amortized cost average balance for available-for-sale securities.
(5)	Interest yield is calculated using the tax-equivalent adjustment.

See accompanying notes to consolidated financial statements.

Distribution of Assets, Liabilities and Shareholders’ Equity;

Interest Rates and Interest Differential (Continued)

The following table sets forth, for the years ended December 31, 2016, 2015 and 2014, the distribution of liabilities and shareholders’ equity, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Amounts in thousands):

	2016			2015			2014
Liabilities and Shareholders’ Equity	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate
Interest-bearing liabilities:
Savings and interest-bearing demand accounts	$566,589	$470	0.08%	$543,986	$422	0.08%	$501,408	$376	0.07%
Certificates of deposit	209,093	1,526	0.73%	223,099	1,665	0.75%	227,682	1,916	0.84%
Federal Home Loan Bank advances	28,081	405	1.44%	45,551	442	0.97%	33,831	1,015	3.00%
Securities sold under repurchase agreements	21,767	22	0.10%	20,086	20	0.10%	19,759	20	0.10%
Federal funds purchased	116	1	0.86%	68	—	0.00%	41	—	0.00%
Subordinated debentures	29,427	884	3.00%	29,427	760	2.58%	29,427	777	2.64%

Total interest-bearing liabilities	855,073	3,308	0.39%	862,217	3,309	0.38%	812,148	4,104	0.51%
Noninterest-bearing liabilities:
Demand deposits	434,601			340,360			297,003
Other liabilities	18,598			13,718			10,989

	453,199			354,078			307,992
Shareholders’ equity	133,445			120,350			114,266

Total	$1,441,717			$1,336,645			$1,234,406

Net interest income and interest rate spread (1)		$50,259	3.79%		$47,392	3.84%		$41,866	3.64%

Net interest margin (2)			3.93%			3.96%			3.79%

(1)	Interest rate spread is calculated by subtracting the rate on average interest-bearing liabilities from the yield on average interest-earning assets.
(2)	Net interest margin is calculated by dividing tax-equivalent adjusted net interest income by average interest-earning assets.

See accompanying notes to consolidated financial statements.

Changes in Interest Income and Interest Expense

Resulting from Changes in Volume and Changes in Rate

The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rate (Amounts in thousands):

	Increase (decrease) due to:
	Volume(1)	Rate(1)	Net
2016 compared to 2015
Interest income:
Loans	$2,041	$361	$2,402
Taxable securities	(62)	149	87
Nontaxable securities	173	(90)	83
Interest-bearing deposits in other banks	127	167	294

Total interest income	$2,279	$587	$2,866

Interest expense:
Savings and interest-bearing demand accounts	$18	$30	$48
Certificates of deposit	(103)	(36)	(139)
Federal Home Loan Bank advances	(206)	169	(37)
Securities sold under repurchase agreements	2	—	2
Federal funds purchased	1	—	1
Subordinated debentures	—	124	124

Total interest expense	$(288)	$287	$(1)

Net interest income	$2,567	$300	$2,867

2015 compared to 2014
Interest income:
Loans	$4,885	$(133)	$4,752
Taxable securities	(252)	41	(211)
Nontaxable securities	304	(77)	227
Interest-bearing deposits in other banks	(22)	(15)	(37)

Total interest income	$4,915	$(184)	$4,731

Interest expense:
Savings and interest-bearing demand accounts	$33	$13	$46
Certificates of deposit	(38)	(213)	(251)
Federal Home Loan Bank advances	271	(844)	(573)
Securities sold under repurchase agreements	—	—	—
Subordinated debentures	—	(17)	(17)

Total interest expense	$266	$(1,061)	$(795)

Net interest income	$4,649	$877	$5,526

(1)	The change in interest income and interest expense due to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.

See accompanying notes to consolidated financial statements.

Liquidity and Capital Resources

Civista maintains a conservative liquidity position. All securities are classified as available for sale. At December 31, 2016, securities with maturities of one year or less, totaled $9,172, or 4.7%, of the total security portfolio. The available for sale portfolio helps to provide Civista with the ability to meet its funding needs. The Consolidated Statements of Cash Flows contained in the Consolidated Financial Statements detail the Company’s cash flows from operating activities resulting from net earnings.

Net cash provided by operating activities for 2016, 2015 and 2014 was $17,709, $15,073 and $14,886, respectively. The primary additions to cash from operating activities are from changes in amortization of intangible assets, amortization of securities net of accretion, the provision for loan losses, depreciation and proceeds from sale of loans. The primary use of cash from operating activities is from loans originated for sale. Net cash used for investing activities was $63,575, $11,904 and $48,496 in 2016, 2015 and 2014, respectively, principally reflecting our loan and investment security activities. Deposit and borrowing cash flows have comprised most of our financing activities, which resulted in net cash provided by of $47,000, $2,534 and $29,282 for 2016, 2015 and 2014 respectively.

Future loan demand of Civista can be funded by increases in deposit accounts, proceeds from payments on existing loans, the maturity of securities, the issuances of trust preferred obligations, and the sale of securities classified as available for sale. Additional sources of funds may also come from borrowing in the Federal Funds market and/or borrowing from the FHLB. As of December 31, 2016, Civista had total credit availability with the FHLB of $144,268 of which $48,500 was outstanding.

On a separate entity basis, CBI’s primary source of funds is dividends paid primarily by Civista. Generally, subject to applicable minimum capital requirements, Civista may declare a dividend without the approval of the Federal Reserve Bank of Cleveland and the State of Ohio Department of Commerce, Division of Financial Institutions, provided the total dividends in a calendar year do not exceed the total of its profits for that year combined with its retained profits for the two preceding years. At December 31, 2016, Civista was able to pay dividends to CBI without obtaining regulatory approval. During 2016, Civista did not pay dividends to CBI.

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

Capital Adequacy

Shareholders’ equity totaled $137,616 at December 31, 2016 compared to $125,173 at December 31, 2015. The increase in shareholders’ equity resulted primarily from net income of $17,217, which was offset by dividends on preferred shares and common shares of $1,501 and $1,753, respectively.

During the first quarter of 2015, the Company adopted the new BASEL III regulatory capital framework as approved by the federal banking agencies. In addition to the existing regulatory capital rules, the final BASEL III rules also require the Company to now maintain minimum amounts and ratios of Common Equity Tier 1 (“CET1”) Capital to risk-weighted assets (as these terms are defined in the BASEL III rules). Under the BASEL III rules, the Company elected to opt-out of including accumulated other comprehensive income in regulatory capital. All of the Company’s capital ratios exceeded the regulatory minimum guidelines as of December 31, 2016 and December 31, 2015 as identified in the following table:

	Total Risk Based Capital	Tier I Risk Based Capital	CET1 Risk Based Capital	Leverage Ratio
Company Ratios—December 31, 2016	14.2%	13.0%	8.6%	10.6%
Company Ratios—December 31, 2015	14.0%	12.7%	7.6%	10.0%
For Capital Adequacy Purposes	8.0%	6.0%	4.5%	4.0%
To Be Well Capitalized Under Prompt Corrective Action Provisions	10.0%	8.0%	6.5%	5.0%

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

See accompanying notes to consolidated financial statements.

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

Under applicable regulatory guidelines, capital is compared to the relative risk related to the balance sheet. To derive the risk included in the balance sheet, one of several risk weights is applied to different balance sheet and off-balance sheet assets, primarily based on the relative credit risk of the counterparty. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Some of the risk weightings were changed effective January 1, 2015.

The new regulatory capital rules and regulations also place restrictions on the payment of capital distributions, including dividends, and certain discretionary bonus payments to executive officers if the company does not hold a capital conservation buffer of greater than 2.5 percent composed of CET1 capital above its minimum risk-based capital requirements, or if its eligible retained income is negative in that quarter and its capital conservation buffer ratio was less than 2.5 percent at the beginning of the quarter. The capital conservation buffer phases in starting on January 1, 2016, at 0.625%. The implementation of Basel III is not expected to have a material impact on CBI’s or Civista’ capital ratios.

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

Fair Value of Financial Instruments

The Company has disclosed the fair value of its financial instruments at December 31, 2016 and 2015 in Note 17 to the Consolidated Financial Statements. The fair value of loans at December 31, 2016 was 100.5% of the carrying value compared to 100.0% at December 31, 2015. The fair value of deposits was 100.1% of the carrying value at December 31, 2015 and December 31, 2014.

See accompanying notes to consolidated financial statements.

Contractual Obligations

The following table represents significant fixed and determinable contractual obligations of the Company as of December 31, 2016.

Contractual Obligations	One year or less	One to three years	Three to five years	Over five years	Total
Deposits without a stated maturity	$913,677	$—	$—	$—	$913,677
Certificates of deposit and IRAs	138,657	59,097	9,287	385	207,426
FHLB advances, securities sold under agreements to repurchase and U.S. Treasury interest-bearing demand note	62,425	15,000	—	—	77,425
Subordinated debentures (1)	—	—	—	29,427	29,427
Operating leases	537	681	160	23	1,401

(1)	The subordinated debentures consist of $2,000, $2,500, $5,000, $7,500, and $12,500 debentures.

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

Several ways an institution can manage interest-rate risk include selling existing assets or repaying certain liabilities and matching repricing periods for new assets and liabilities, for example, by shortening terms of new loans or securities. Financial institutions are also subject to prepayment risk in falling rate environments. For example, mortgage loans and other financial assets may be prepaid by a debtor so that the debtor may refund its obligations at new, lower rates. The Company does not have significant derivative financial instruments and does not intend to purchase a significant amount of such instruments in the near future. Prepayments of assets carrying higher rates reduce the Company’s interest income and overall asset yields. A large portion of an institution’s liabilities may be short term or due on demand, while most of its assets may be invested in long term loans or securities. Accordingly, the Company seeks to have in place sources of cash to meet short-term demands. These funds can be obtained by increasing deposits, borrowing, or selling assets. Also, FHLB advances and wholesale borrowings may be used as important sources of liquidity for the Company.

See accompanying notes to consolidated financial statements.

The following table provides information about the Company’s financial instruments that are sensitive to changes in interest rates as of December 31, 2016 and 2015, based on certain prepayment and account decay assumptions that management believes are reasonable. The Company had derivative financial instruments as of December 31, 2016 and 2015. The changes in fair value of the assets and liabilities of the underlying contracts offset each other. For more information about derivative financial instruments see Note 24 to the Consolidated Financial Statements. Expected maturity date values for interest-bearing core deposits were calculated based on estimates of the period over which the deposits would be outstanding. The Company’s borrowings were tabulated by contractual maturity dates and without regard to any conversion or repricing dates.

Net Portfolio Value
	December 31, 2016			December 31, 2015
Change in Rates	Dollar Amount	Dollar Change	Percent Change	Dollar Amount	Dollar Change	Percent Change
+200bp	$229,366	$31,559	16%	$188,643	$25,222	15%
+100bp	219,008	21,201	11%	180,892	17,471	11%
Base	197,807	—	—	163,421	—	—
-100bp	186,624	(11,183)	-6%	163,804	383	0%

The change in net portfolio value from December 31, 2015 to December 31, 2016, can be attributed to both increases the volume and mix of assets and funding sources. To a lesser extent, the yield curve has flattened slightly since the end of the last year. The growth in loans compared to the end of the year contributed to the base being higher. The change in the mix of assets and the current rate environment, has somewhat muted asset volatility. The funding volume and mix has shifted from borrowed money and CDs to deposits, which slightly increases volatility. Beyond the change in the base level of net portfolio value, projected movements in rates, up or down, would also lead to changes in market values. The change in the rates up scenarios for both the 100 and 200 basis point movements would lead to a decrease in the fair value of liabilities as well as an increase in the fair value of assets. Accordingly we would see an increase in the net portfolio value. However, a downward change in rates would lead to a decrease in the net portfolio value as the fair value of liabilities would increase while the fair value of assets would decrease slightly.

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

See accompanying notes to consolidated financial statements.

Note 1 and Note 5 to the Consolidated Financial Statements provide additional information regarding Allowance for Loan Losses.

Goodwill: The Company performs an evaluation of goodwill for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Management performed an evaluation of the Company’s goodwill during the fourth quarter of 2016. In performing its evaluation, management obtained several commonly used financial ratios from pending and completed purchase transactions for banks based in the Midwest. Management used these ratios to determine an implied fair value for the Company. The implied fair value exceeded the carrying value including goodwill. Therefore management concluded that goodwill was not impaired and made no adjustment in 2016.

Income Taxes: We determine our liabilities for income taxes based on current tax regulation. In estimating income taxes payable or receivable, we assess the relative merits and risks of the appropriate tax treatment considering statutory, judicial, and regulatory guidance in the context of each tax position. Accordingly, previously estimated liabilities are regularly reevaluated and adjusted through the provision for income taxes. Changes in the estimate of income taxes payable or receivable occur periodically due to changes in tax rates, interpretations of tax law, the status of examinations being conducted by various taxing authorities, and newly enacted statutory, judicial and regulatory guidance that impact the relative merits and risks of each tax position. These changes, when they occur, may affect the provision for income taxes as well as current and deferred income taxes, and may be significant to our statements of income and condition.

Management’s determination of the realization of net deferred tax assets is based upon management’s judgment of various future events and uncertainties, including the timing and amount of future income, as well as the implementation of various tax planning strategies to maximize realization of the deferred tax assets. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

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

Management assessed the Company’s system of internal control over financial reporting as of December 31, 2016, in relation to criteria for effective internal control over financial reporting as described in “2013 Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2016, its system of internal control over financial reporting is effective and meets the criteria of the “2013 Internal Control – Integrated Framework”. S.R. Snodgrass, P.C., independent registered public accounting firm, has issued an audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016.

Management is responsible for compliance with the federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders designated by the FDIC as safety and soundness laws and regulations.

Management has assessed compliance by the Company with the designated laws and regulations relating to safety and soundness. Based on the assessment, management believes that the Company complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 2016.

James O. Miller	Todd A. Michel
President, Chief Executive Officer,	Senior Vice President, Controller
Chairman of the Board

Sandusky, Ohio
March 15, 2017

See accompanying notes to consolidated financial statements.

Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting

Board of Directors and Stockholders

Civista Bancshares, Inc.

Sandusky, Ohio

We have audited Civista Bancshares, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in 2013. Civista Bancshares, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

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

In our opinion, Civista Bancshares, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control — Integrated Framework issued by COSO in 2013.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Civista Bancshares Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016, and our report dated March 15, 2017, expressed an unqualified opinion.

Cranberry Township, Pennsylvania

March 15, 2017

See accompanying notes to consolidated financial statements.

Report of Independent Registered Public Accounting Firm on Financial Statements

Board of Directors and Stockholders

Civista Bancshares, Inc.

Sandusky, Ohio

We have audited the accompanying consolidated balance sheets of Civista Bancshares, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016. These consolidated financial statements are the responsibility of Civista Bancshares, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Civista Bancshares, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Civista Bancshares, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 15, 2017, expressed an unqualified opinion on the effectiveness of Civista Bancshares, Inc.’s internal control over financial reporting.

Cranberry Township, Pennsylvania

March 15, 2017

See accompanying notes to consolidated financial statements.

This page left blank intentionally.

See accompanying notes to consolidated financial statements.

CIVISTA BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2016 and 2015

(Amounts in thousands, except share data)

	2016	2015
ASSETS
Cash and due from financial institutions	$36,695	$35,561
Securities available for sale	195,864	196,249
Loans held for sale	2,268	2,698
Loans, net of allowance of $13,305 and $14,361	1,042,201	987,166
Other securities	14,055	13,452
Premises and equipment, net	17,920	16,944
Accrued interest receivable	3,854	3,902
Goodwill	27,095	27,095
Other intangible assets	1,784	2,409
Bank owned life insurance	24,552	20,104
Other assets	10,975	9,461

Total assets	$1,377,263	$1,315,041

LIABILITIES
Deposits
Noninterest-bearing	$345,588	$300,615
Interest-bearing	775,515	751,418

Total deposits	1,121,103	1,052,033
Federal Home Loan Bank advances	48,500	71,200
Securities sold under agreements to repurchase	28,925	25,040
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	11,692	12,168

Total liabilities	1,239,647	1,189,868

SHAREHOLDERS’ EQUITY
Preferred stock, no par value, 200,000 shares authorized Series B Preferred stock, $1,000 liquidation preference, 20,481 shares issued at December 31, 2016 and 24,072 shares issued at December 31, 2015, net of issuance costs	18,950	22,273
Common stock, no par value, 20,000,000 shares authorized, 9,091,473 shares issued at December 31, 2016 and 8,591,542 shares issued at December 31, 2015	118,975	115,330
Accumulated earnings	19,263	5,300
Treasury stock, 747,964 shares at cost	(17,235)	(17,235)
Accumulated other comprehensive loss	(2,337)	(495)

Total shareholders’ equity	137,616	125,173

Total liabilities and shareholders’ equity	$1,377,263	$1,315,041

See accompanying notes to consolidated financial statements.

CIVISTA BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

	2016	2015	2014
Interest and dividend income
Loans, including fees	$47,186	$44,784	$40,032
Taxable securities	3,319	3,232	3,443
Tax-exempt securities	2,666	2,583	2,356
Federal funds sold and other	396	102	139

Total interest and dividend income	53,567	50,701	45,970

Interest expense
Deposits	1,996	2,087	2,292
Federal Home Loan Bank advances	405	442	1,015
Subordinated debentures	884	760	777
Securities sold under agreements to repurchase	23	20	20

Total interest expense	3,308	3,309	4,104

Net interest income	50,259	47,392	41,866
Provision (credit) for loan losses	(1,300)	1,200	1,500

Net interest income after provision (credit) for loan losses	51,559	46,192	40,366

Noninterest income
Service charges	4,832	4,708	4,257
Net gain (loss) on sale of securities	19	(18)	113
Net gain on sale of loans	1,750	1,106	659
ATM fees	2,094	1,986	1,850
Wealth management fees	2,678	2,823	3,130
Bank owned life insurance	563	467	492
Tax refund processing fees	2,750	2,000	2,324
Computer center item processing fees	251	267	260
Net gain on sale of other real estate owned	152	199	44
Other	1,043	740	745

Total noninterest income	16,132	14,278	13,874

Noninterest expense
Salaries, wages and benefits	25,323	23,630	22,293
Net occupancy expense	2,700	2,416	2,256
Equipment expense	1,641	1,503	1,421
Contracted data processing	1,546	1,821	1,560
FDIC Assessment	611	864	905
State franchise tax	923	847	888
Professional services	1,895	2,461	1,855
Amortization of intangible assets	699	711	769
ATM expense	605	674	806
Marketing expense	929	1,039	1,604
Repossession expense	253	508	673
Other operating expenses	6,730	6,470	6,520

Total noninterest expense	43,855	42,944	41,550

Income before income taxes	23,836	17,526	12,690
Income taxes	6,619	4,781	3,162

Net income	17,217	12,745	9,528
Preferred stock dividends	1,501	1,577	1,873

Net income available to common shareholders	$15,716	$11,168	$7,655

Earnings per common share, basic	$1.96	$1.43	$0.99

Earnings per common share, diluted	$1.57	$1.17	$0.85

See accompanying notes to consolidated financial statements.

CIVISTA BANCSHARES, INC.

CONSOLIDATED COMPREHENSIVE INCOME STATEMENTS

Years ended December 31, 2016, 2015 and 2014

(Amounts in thousands)

	2016	2015	2014
Net income	$17,217	$12,745	$9,528
Other comprehensive income (loss):
Unrealized holding gains (loss) on available for sale securities	(2,342)	(267)	5,134
Tax effect	796	91	(1,745)
Pension liability adjustment	(448)	(412)	1,228
Tax effect	152	140	(417)

Total other comprehensive income (loss)	(1,842)	(448)	4,200

Comprehensive income	$15,375	$12,297	$13,728

See accompanying notes to consolidated financial statements.

CIVISTA BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

	Preferred Stock		Common Stock		Accumulated (Deficit)	Treasury	Accumulated Other Comprehensive	Total Shareholders’
	Shares	Amount	Shares	Amount	Earnings	Stock	Loss	Equity
Balance, December 31, 2013	48,184	$46,316	7,707,917	$114,365	$(10,823)	$(17,235)	$(4,247)	$128,376

Net income					9,528			9,528
Other comprehensive income							4,200	4,200
Cash dividends ($0.19 per share)					(1,465)			(1,465)
Preferred stock dividends					(1,873)			(1,873)
Redemption of Series A preferred stock	(23,184)	(23,184)			327			(22,857)

Balance, December 31, 2014	25,000	$23,132	7,707,917	$114,365	$(4,306)	$(17,235)	$(47)	$115,909

Net income					12,745			12,745
Other comprehensive loss							(448)	(448)
Conversion of Series B preferred shares to common shares	(928)	(859)	118,678	859				—
Stock-based compensation			16,983	106				106
Cash dividends ($0.20 per share)					(1,562)			(1,562)
Preferred stock dividends					(1,577)			(1,577)

Balance, December 31, 2015	24,072	$22,273	7,843,578	$115,330	$5,300	$(17,235)	$(495)	$125,173

Net income					17,217			17,217
Other comprehensive loss							(1,842)	(1,842)
Conversion of Series B preferred shares to common shares	(3,591)	(3,323)	459,192	3,322				(1)
Stock-based compensation			40,739	323				323
Cash dividends ($0.22 per share)					(1,753)			(1,753)
Preferred stock dividends					(1,501)			(1,501)

Balance, December 31, 2016	20,481	$18,950	8,343,509	$118,975	$19,263	$(17,235)	$(2,337)	$137,616

See accompanying notes to consolidated financial statements.

CIVISTA BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2016, 2015 and 2014

(Amounts in thousands)

	2016	2015	2014
Cash flows from operating activities:
Net income	$17,217	$12,745	$9,528
Adjustments to reconcile net income to net cash from operating activities
Security amortization, net	1,383	1,410	1,491
Depreciation	1,257	1,193	1,176
Amortization of intangible assets	699	711	769
Accretion of net deferred loan fees	(172)	(155)	(123)
Net (gain) loss on sale of securities	(19)	18	(113)
Provision (credit) for loan losses	(1,300)	1,200	1,500
Loans originated for sale	(67,295)	(48,745)	(31,206)
Proceeds from sale of loans	69,475	49,637	29,893
Net gain on sale of loans	(1,750)	(1,180)	(659)
Net loss on sale of manufactured home loans	—	74	—
Net gain on sale of other real estate owned	(152)	(199)	(44)
Gain on sale of fixed assets	(1)	—	(60)
Increase in cash surrender value of bank owned life insurance	(563)	(467)	(492)
Share-based compensation	323	106	—
Change in
Accrued interest payable	61	(11)	(30)
Accrued interest receivable	48	144	29
Deferred taxes	170	(410)	11
Other, net	(1,672)	(998)	3,216

Net cash from operating activities	17,709	15,073	14,886

Cash flows used for investing activities:
Securities available for sale
Maturities, prepayments and calls	34,089	29,733	45,743
Sales	4,349	—	18,088
Purchases	(41,759)	(29,772)	(58,367)
Redemption of other securities	—	138	3,009
Purchases of other securities	(603)	(288)	(171)
Net cash from acquisition	—	926	—
Purchases of bank owned life insurance	(3,885)	—	—
Net loan originations	(52,022)	(10,225)	(53,562)
Loans purchased, installment	(1,643)	(4,774)	(4,382)
Proceeds from sale of manufactured homes	—	3,492	—
Proceeds from sale of OREO properties	333	865	349
Premises and equipment purchases	(2,437)	(1,999)	(485)
Proceeds from sale of premises and equipment	3	—	1,282

Net cash used for investing activities	(63,575)	(11,904)	(48,496)

See accompanying notes to consolidated financial statements.

CIVISTA BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Years ended December 31, 2016, 2015 and 2014

(Amounts in thousands)

	2016	2015	2014
Cash flows from financing activities:
Increase (decrease) in deposits	69,070	(3,754)	26,443
Net change in short-term FHLB advances	(22,700)	11,000	42,700
Repayment of long-term FHLB advances	—	(5,000)	(30,226)
Proceeds from long-term FHLB advances	—	—	15,000
Increase in securities sold under repurchase agreements	3,885	3,427	1,560
Repayment of series A preferred stock	—	—	(22,857)
Cash paid on fractional shares on preferred stock conversion	(1)	—	—
Cash dividends paid	(3,254)	(3,139)	(3,338)

Net cash from financing activities	47,000	2,534	29,282

Increase (decrease) in cash and due from financial institutions	1,134	5,703	(4,328)
Cash and due from financial institutions at beginning of year	35,561	29,858	34,186

Cash and due from financial institutions at end of year	$36,695	$35,561	$29,858

Supplemental disclosures of cash flow information:
Interest paid	$3,247	$3,315	$4,134
Income taxes paid	5,900	3,650	1,745
Transfer of loans from portfolio to other real estate owned	102	222	691
Transfer of premises to held-for-sale	202	—	—
Conversion of preferred stock to common stock	3,323	859	—
Acquisition of TCNB Financial Corp.
Noncash assets acquired:
Loans receivable		$76,444
Other securities		716
Accrued interest receivable		194
Premises and equipment, net		1,738
Core deposit intangible		1,009
Other assets		472

Total non cash assets acquired		80,573
Liabilities assumed:
Deposits		86,869
Other liabilities		5

Total liabilities assumed		86,874
Net noncash liabilities acquired		$6,301

See accompanying notes to consolidated financial statements.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

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

FCIA was formed to allow the Company to participate in commission revenue generated through its third party insurance agreement. Insurance commission revenue was less than 1.0% of total revenue for the years ended December 31, 2016, 2015 and 2014. WSP was formed to hold repossessed assets of CBI’s subsidiaries. WSP revenue was less than 1% of total revenue for the years ended December 31, 2016, 2015 and 2014. FCRS was formed in 2012 and remained inactive for the periods presented.

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

December 31, 2016, 2015 and 2014

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

U.S. generally accepted accounting principles (“GAAP”) guidance specifies that if (a) a company does not have the intent to sell a debt security prior to recovery and (b) it is more-likely-than-not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss. When an entity does not intend to sell the security, and it is more-likely-than-not the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of other-than-temporary impairment recorded in other comprehensive income for the non-credit portion of a previous other-than-temporary impairment should be amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

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

Other securities which include FHLB stock, Federal Reserve Bank (“FRB”) stock, Federal Agricultural Mortgage Corporation stock, Bankers’ Bancshares Inc. (“BB”) stock, and Norwalk Community Development Corp (“NCDC”) stock are carried at cost.

Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market and loans that management no longer intends to hold for the foreseeable future, are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

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

December 31, 2016, 2015 and 2014

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

Allowance for Loan Losses: The allowance for loan losses (allowance) is calculated with the objective of maintaining a reserve sufficient to absorb inherent loan losses in the loan portfolio. Management establishes the allowance for loan losses based upon its evaluation of the pertinent factors underlying the types and quality of loans in the portfolio. In determining the allowance and the related provision for loan losses, the Company considers three principal elements: (i) specific impairment reserve allocations (valuation allowances) based upon probable losses identified during the review of impaired loans in the Commercial loan portfolio, (ii) allocations established for adversely-rated loans in the Commercial loan portfolio and nonaccrual Real Estate Residential, Consumer installment and Home Equity loans, (iii) allocations on all other loans based principally on the use of a three-year period for loss migration analysis. These allocations are adjusted for consideration of general economic and business conditions, credit quality and delinquency trends, collateral values, and recent loss experience for these similar pools of loans. The Company analyzes its loan portfolio each quarter to determine the appropriateness of its allowance for loan losses.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

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

Loan Charge-off Policies: All unsecured open- and closed-ended retail loans that become past due 90 days from the contractual due date are charged off in full. In lieu of charging off the entire loan balance, loans with non-real estate collateral may be written down to the net realizable value of the collateral, if repossession of collateral is assured and in process. For open- and closed-ended loans secured by residential real estate, a current assessment of fair value is made no later than 180 days past due. Any outstanding loan balance in excess of the net realizable value of the property is charged off. All other loans are generally charged down to the net realizable value when Civista recognizes the loan is permanently impaired, which is generally after the loan is 90 days past due.

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

Other Real Estate: Other real estate acquired through or instead of loan foreclosure is initially recorded at fair value less costs to sell when acquired, establishing a new cost basis and any deficiency in the value is charged off through the allowance. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed. Other real estate owned included in other assets totaled approximately $37 at December 31, 2016 and $116 at December 31, 2015.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

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

Federal Home Loan Bank Stock: Civista is a member of the FHLB of Cincinnati and as such, is required to maintain a minimum investment in stock of the FHLB that varies with the level of advances outstanding with the FHLB. The stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and as such is classified as restricted stock, carried at cost and evaluated for impairment by management. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the FHLB as compared to the capital stock amount and the length of time this situation has persisted (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance (c) the impact of legislative and regulatory changes on the customer base of the FHLB and (d) the liquidity position of the FHLB. With consideration given to these factors, management concluded that the stock was not impaired at December 31, 2016 or 2015.

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

December 31, 2016, 2015 and 2014

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

December 31, 2016, 2015 and 2014

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

December 31, 2016, 2015 and 2014

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

Effect of Newly Issued but Not Yet Effective Accounting Standards:

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (a new revenue recognition standard). The Update’s core principle is that a company will recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, this Update specifies the accounting for certain costs to obtain or fulfill a contract with a customer and expands disclosure requirements for revenue recognition. This Update is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. However, in August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606) to defer the effective date of ASU 2014-09 for all entities by one year. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. All other entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. Because the guidance does not apply to revenue associated with financial instruments, including loans and securities, we do not expect new standard, or any of the amendments, to result in a material change from our current accounting for revenue because the majority of the Company’s financial instruments are not within the scope of Topic 606. However, we do expect that the standard will result in new disclosure requirements, which are currently being evaluated.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. This Update applies to all entities that hold financial assets or owe financial liabilities and is intended to provide more useful information on the recognition, measurement, presentation, and disclosure of financial instruments. Among other things, this Update (a) requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; (b) simplifies the impairment assessment of equity

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; (c) eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities; (d) eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (e) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (f) requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; (g) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; and (h) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. For all other entities including not-for-profit entities and employee benefit plans within the scope of Topics 960 through 965 on plan accounting, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. All entities that are not public business entities may adopt the amendments in this Update earlier as of the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The standard in this Update requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. A short-term lease is defined as one in which: (a) the lease term is 12 months or less, and (b) there is not an option to purchase the underlying asset that the lessee is reasonably certain to exercise. For short-term leases, lessees may elect to recognize lease payments over the lease term on a straight-line basis. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within those years. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, and for interim periods within fiscal years beginning after December 15, 2020. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently assessing the practical expedients it may elect at adoption, but does not anticipate the amendments will have a significant impact to the financial statements. Based on the Company’s preliminary analysis of its current portfolio, the impact to the Company’s balance sheet is estimated to result in less than a 1% increase in assets and liabilities. The Company also anticipates additional disclosures to be provided at adoption.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In March 2016, the FASB issued ASU 2016-05, Derivatives and Hedging (Topic 815). The amendments in this Update apply to all reporting entities for which there is a change in the counterparty to a derivative instrument that has been designated as a hedging instrument under Topic 815. The standards in this Update clarify that a change in the counterparty to a derivative instrument that has been designated as the hedging instrument under Topic 815 does not, in and of itself, require designation of that hedging relationship provided that all other hedge accounting criteria continue to be met. For public business entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018. An entity has an option to apply the amendments in this Update on either a prospective basis or a modified retrospective basis. Early adoption is permitted, including adoption in an interim period. This Update is not expected to have a significant impact on the Company’s financial statements.

In March 2016, the FASB issued ASU 2016-06, Derivatives and Hedging (Topic 815). The amendments apply to all entities that are issuers of, or investors in, debt instruments (or hybrid financial instruments in this Update that are determined to have a debt host) with embedded call (put) options. The amendments in this Update clarify the requirements for assessing whether contingent call (put) options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt host. An entity performing the assessment under the amendments in this Update is required to assess the embedded call (put) options solely in accordance with the four-step decision sequence. For public business entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. For entities other than public business entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period. This Update is not expected to have a significant impact on the Company’s financial statements.

In March 2016, the FASB issued ASU 2016-07, Investments –Equity Method and Joint Ventures (Topic 323). The Update affects all entities that have an investment that becomes qualified for the equity method of accounting as a result of an increase in the level of ownership interest or degree of influence. The amendments in this Update eliminate the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. The amendments in this Update require that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. Therefore, upon qualifying for the equity method of accounting, no retroactive adjustment of the investment is required. The amendments in this Update require that an entity that has an available-for-sale equity security that becomes qualified for the equity method of accounting recognize through earnings the unrealized holding gain or loss in accumulated other comprehensive income at the date the investment becomes qualified for use of the equity method. The amendments in this Update are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The amendments should be applied prospectively upon

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

their effective date to increases in the level of ownership interest or degree of influence that result in the adoption of the equity method. Earlier application is permitted. This Update is not expected to have a significant impact on the Company’s financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation (Topic 718). The amendments in this Update affect all entities that issue share-based payment awards to their employees. The standards in this Update provide simplification for several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as with equity or liabilities, and classification on the statement of cash flows. Some of the areas for simplification apply only to nonpublic entities. In addition to those simplifications, the amendments eliminate the guidance in Topic 718 that was indefinitely deferred shortly after the issuance of FASB Statement No. 123 (revised 2004), Share-Based Payment. This should not result in a change in practice because the guidance that is being superseded was never effective. For public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. For all other entities, the amendments are effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted for any entity in any interim or annual period. This Update is not expected to have a significant impact on the Company’s financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which changes the impairment model for most financial assets. This ASU is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The underlying premise of the ASU is that financial assets measured at amortized cost should be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The allowance for credit losses should reflect management’s current estimate of credit losses that are expected to occur over the remaining life of a financial asset. The income statement will be effected for the measurement of credit losses for newly recognized financial assets, as well as the expected increases or decreases of expected credit losses that have taken place during the period. ASU 2016-13 is effective for annual and interim periods beginning after December 15, 2019, and early adoption is permitted for annual and interim periods beginning after December 15, 2018. We expect to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective, but cannot yet determine the magnitude of any such one-time adjustment or the overall impact of the new guidance on the consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which addresses eight specific cash flow issues with the objective of reducing diversity in practice. Among these include recognizing cash payments for debt prepayment or debt extinguishment as cash outflows for financing activities; cash proceeds received from the settlement of insurance claims should be classified on the basis of the related insurance coverage; and cash proceeds received from the settlement of bank-owned life insurance policies should be classified as cash inflows from investing activities while the cash payments for premiums on bank-owned policies may be classified as cash outflows for investing activities, operating activities, or a combination of investing and operating activities. The amendments in this Update are effective for public business

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. The amendments in this Update should be applied using a retrospective transition method to each period presented. If it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s statement of cash flows.

In October 2016, the FASB issued ASU 2016-17, Consolidation (Topic 810) (“ASU 2016-17”), which amends the consolidation guidance on how a reporting entity that is the single decision maker of a VIE should treat indirect interests in the entity held through related parties that are under common control with the reporting entity when determining whether it is the primary beneficiary of that VIE. The primary beneficiary of a VIE is the reporting entity that has a controlling financial interest in a VIE and, therefore, consolidates the VIE. A reporting entity has an indirect interest in a VIE if it has a direct interest in a related party that, in turn, has a direct interest in the VIE. Under the amendments, a single decision maker is not required to consider indirect interests held through related parties that are under common control with the single decision maker to be the equivalent of direct interests in their entirety. Instead, a single decision maker is required to include those interests on a proportionate basis consistent with indirect interests held through other related parties. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In December 2016, the FASB issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers “ASU 2016-20”. This Update, among others things, clarifies that guarantee fees within the scope of Topic 460, Guarantees, (other than product or service warranties) are not within the scope of Topic 606. The effective date and transition requirements for ASU 2016-20 are the same as the effective date and transition requirements for the new revenue recognition guidance. For public entities with a calendar year-end, the new guidance is effective in the quarter and year beginning January 1, 2018. For all other entities with a calendar year-end, the new guidance is effective in the year ending December 31, 2019, and interim periods in 2020. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805), Clarifying the Definition of a Business “ASU 2017-01”, which provides a more robust framework to use in determining when a set of assets and activities (collectively referred to as a “set”) is a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. Public business entities should apply the amendments in this Update to annual periods beginning after December 15, 2017, including interim periods within those periods. All other entities should apply the amendments to annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The amendments in this Update should be applied prospectively on or after the effective date.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In January 2017, the FASB issued ASU 2017-03, Accounting Changes and Error Corrections (Topic 250) and Investments—Equity Method and Joint Ventures (Topic 323), Amendments to SEC Paragraphs Pursuant to Staff Announcements at the September 22, 2016 and November 17, 2016 EITF Meetings. This ASU adds an SEC paragraph to the Codification following an SEC Staff Announcement about applying Staff Accounting Bulletin (SAB) Topic 11.M. Specifically this announcement applies to ASU No. 2014- 09, Revenue from Contracts with Customers (Topic 606); ASU No. 2016-02, Leases (Topic 842); and ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. A registrant should evaluate ASUs that have not yet been adopted to determine the appropriate financial statement disclosures about the potential material effects of those ASUs on the financial statements when adopted. If a registrant does not know or cannot reasonably estimate the impact that adoption of the ASUs referenced in this announcement are expected to have on the financial statements, then in addition to making a statement to that effect, that registrant should consider additional qualitative financial statement disclosures to assist the reader in assessing the significance of the impact that the standard will have on the financial statements of the registrant when adopted. In this regard, the SEC staff expects the additional qualitative disclosures to include a description of the effect of the accounting policies that the registrant expects to apply, if determined, and a comparison to the registrant’s current accounting policies. Also, a registrant should describe the status of its process to implement the new standards and the significant implementation matters yet to be addressed. The amendments in this Update are effective immediately.

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

Merger-related costs were $391 and $236, respectively, as of December 31, 2015 and December 31, 2014. These costs were primarily included in salaries, wages and benefits, contracted data processing and professional services on the consolidated statements of operations.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 2 - MERGER (Continued)

The following table presents financial information for the former TCNB included in the Consolidated Statements of Operations from the date of acquisition through December 31, 2015.

Actual From Acquisition Date Through December 31, 2015 (in thousands)
Net interest income after provision for loan losses	$3,155
Noninterest income	138
Net income	1,282

The following table presents unaudited pro forma information for the periods ended December 31, 2016, 2015 and 2014 as if the acquisition of TCNB had occurred on January 1, 2014. This table has been prepared for comparative purposes only and is not indicative of the actual results that would have been attained had the acquisition occurred as of the beginning of the periods presented, nor is it indicative of future results.

	Pro Formas (unaudited) Twelve months ended December 31,
	2016	2015	2014
Net interest income after provision for loan losses	$51,389	$46,852	$44,583
Noninterest income	16,132	14,699	14,297
Net income	16,949	11,931	10,045
Pro forma earnings per share:
Basic	$1.93	$1.32	$1.06
Diluted	$1.55	$1.09	$0.90

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 2 - MERGER (Continued)

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

The assets and liabilities acquired in the TCNB merger were measured at fair value. Management made certain estimates and exercised judgment in accounting for the acquisition. The following is a description of the methods used to determine fair value of significant assets and liabilities at the acquisition date:

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

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 2 - MERGER (Continued)

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

The TCNB acquisition provided the Company with the strategic opportunity to expand into new markets that, while similar to existing markets, are projected to be more vibrant in population growth and business opportunity growth. Additionally, the acquisition provides the Company with additional exposure to suburbs of larger urban areas without the commitment of operating inside large metropolitan areas dominated by regional and national financial organizations. The acquisition also creates synergies on the operational side of the Company by allowing noninterest expenses to be spread over a larger operating base.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 3 - SECURITIES

The amortized cost and fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive loss were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2016
U.S. Treasury securities and obligations of U.S.government agencies	$37,406	$117	$(77)	$37,446
Obligations of states and political subdivisions	92,177	3,395	(574)	94,998
Mortgage-back securities in government sponsored entities	62,756	483	(597)	62,642

Total debt securities	192,339	3,995	(1,248)	195,086
Equity securities in financial institutions	481	297	—	778

Total	$192,820	$4,292	$(1,248)	$195,864

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2015
U.S. Treasury securities and obligations of U.S.government agencies	$40,992	$74	$(129)	$40,937
Obligations of states and political subdivisions	87,255	4,959	(62)	92,152
Mortgage-back securities in government sponsored entities	62,135	681	(243)	62,573

Total debt securities	190,382	5,714	(434)	195,662
Equity securities in financial institutions	481	106	—	587

Total	$190,863	$5,820	$(434)	$196,249

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 3 - SECURITIES (Continued)

The amortized cost and fair value of securities at year end 2016 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Available for sale
	Amortized Cost	Fair Value
Due in one year or less	$9,171	$9,172
Due from one to five years	28,862	29,002
Due from five to ten years	31,047	32,692
Due after ten years	60,503	61,578
Mortgage-backed securities in government sponsored entities	62,756	62,642
Equity securities in financial institutions	481	778

Total	$192,820	$195,864

Securities with a carrying value of $139,179 and $142,888 were pledged as of December 31, 2016 and 2015, respectively, to secure public deposits, other deposits and liabilities as required or permitted by law.

Proceeds from sales of securities, gross realized gains and gross realized losses were as follows:

	2016	2015	2014
Sale proceeds	$4,349	$—	$18,088
Gross realized gains	18	—	113
Gross realized losses	—	—	(1)
Gains (losses) from securities called or settled by the issuer	1	(18)	1

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 3 - SECURITIES (Continued)

Debt securities with unrealized losses at year end 2016 and 2015 not recognized in income are as follows:

2016	12 Months or less		More than 12 months		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury securities and obligations of U.S. government agencies	$13,271	$(61)	$893	$(16)	$14,164	$(77)
Obligations of states and political subdivisions	17,167	(558)	519	(16)	17,686	(574)
Mortgage-backed securities in gov’t sponsored entities	35,453	(566)	2,849	(31)	38,302	(597)

Total temporarily impaired	$65,891	$(1,185)	$4,261	$(63)	$70,152	$(1,248)

2015	12 Months or less		More than 12 months		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury securities and obligations of U.S. government agencies	$25,464	$(112)	$1,132	$(17)	$26,596	$(129)
Obligations of states and political subdivisions	2,932	(20)	1,469	(42)	4,401	(62)
Mortgage-backed securities in gov’t sponsored entities	27,263	(172)	5,041	(71)	32,304	(243)

Total temporarily impaired	$55,659	$(304)	$7,642	$(130)	$63,301	$(434)

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

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 3 - SECURITIES (Continued)

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

At December 31, 2016, the Company owned 67 securities that were considered temporarily impaired. The unrealized losses on these securities have not been recognized into income because the issuers’ bonds are of high credit quality, management has the intent and ability to hold these securities for the foreseeable future, and the decline in fair value is largely due to changes in market interest rates. The Company also considers sector specific credit rating changes in its analysis. The fair value is expected to recover as the securities approach their maturity date or reset date. The Company does not intend to sell until recovery and does not believe selling will be required before recovery.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 4 - LOANS

Loans at year-end were as follows:

	2016	2015
Commercial and Agriculture	$135,462	$124,402
Commercial Real Estate - owner occupied	161,364	167,897
Commercial Real Estate - non-owner occupied	395,931	348,439
Residential Real Estate	247,308	236,338
Real Estate Construction	56,293	58,898
Farm Real Estate	41,170	46,993
Consumer and Other	17,978	18,560

Total Loans	1,055,506	1,001,527
Allowance for loan losses	(13,305)	(14,361)

Net loans	$1,042,201	$987,166

Included in total loans above are deferred loan fees of $94 at December 31, 2016 and $78 at December 31, 2015.

Loans to principal officers, directors, and their affiliates at year-end 2016 and 2015 were as follows:

	2016	2015
Balance - Beginning of year	$15,147	$7,031
New loans and advances	850	2,147
Repayments	(1,575)	(2,947)
Effect of changes to related parties	(33)	8,916

Balance - End of year	$14,389	$15,147

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Management has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the allowance for loan losses, the Company has segmented certain loans in the portfolio by product type. Loans are segmented into the following pools: Commercial and Agriculture loans, Commercial Real Estate – Owner Occupied loans, Commercial Real Estate – Non-owner Occupied loans, Residential Real Estate loans, Real Estate Construction loans, Farm Real Estate loans and Consumer and Other loans. Loss migration rates for each risk category are calculated and used as the basis for calculating loan loss allowance allocations. Loss migration rates are calculated over a three-year period for all portfolio segments. Starting in the third quarter of 2015, loss migration rates were calculated over a three-year period for all portfolio segments, except for the segment consisting of purchased automobile loans which was calculated over a two-year period and subsequently changed during the first quarter of 2016 to a three-year period. Previously, a two-year loss migration analysis had been used for the entire portfolio. With continued improvement and stability in economic conditions, regulatory guidance recommends a longer look-back period. In addition, Civista made significant changes to consumer and commercial lending policies in the first quarter of 2012. Combined, the stable economy and now seasoned policy changes indicate a three-year period is more reflective of future expectations. Management also considers certain economic factors for trends that management uses to account for the qualitative and environmental changes in risk, which affects the level of the reserve. The following economic factors are analyzed:

•	Changes in lending policies and procedures

•	Changes in experience and depth of lending and management staff

•	Changes in quality of credit review system

•	Changes in the nature and volume of the loan portfolio

•	Changes in past due, classified and nonaccrual loans and TDRs

•	Changes in economic and business conditions

•	Changes in competition or legal and regulatory requirements

•	Changes in concentrations within the loan portfolio

•	Changes in the underlying collateral for collateral dependent loans

The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the consolidated balance sheet date. The Company considers the allowance for loan losses of $13,305 adequate to cover loan losses inherent in the loan portfolio, at December 31, 2016. The following tables present, by portfolio segment, the changes in the allowance for loan losses, the ending allocation of the allowance for loan losses and the loan balances outstanding for the years ended December 31, 2016, December 31, 2015 and December 31, 2014. The changes can be impacted by overall loan volume, adversely graded loans, historical charge-offs and economic factors.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

Allowance for loan losses:

December 31, 2016	Beginning balance	Charge-offs	Recoveries	Provision (Credit)	Ending Balance
Commercial & Agriculture	$1,478	$(880)	$105	$1,315	$2,018
Commercial Real Estate:
Owner Occupied	2,467	(228)	56	(124)	2,171
Non-Owner Occupied	4,657	(23)	1,372	(1,400)	4,606
Residential Real Estate	4,086	(455)	479	(1,021)	3,089
Real Estate Construction	371	(115)	12	152	420
Farm Real Estate	538	—	—	(96)	442
Consumer and Other	382	(125)	46	11	314
Unallocated	382	—	—	(137)	245

Total	$14,361	$(1,826)	$2,070	$(1,300)	$13,305

For the year ended December 31, 2016, the increase in allowance for Commercial & Agriculture loans was due to an increase in general reserves as a result of higher balances and higher loss rates in criticized loans. The result was represented as an increase in the provision. The allowance for Commercial Real Estate – Owner Occupied loans was reduced not only by a decrease in specific reserves required for this type, but also by a decrease in general reserves due to decreases in classified, non-accrual loans and lower loss rates for this type. The result of these changes was represented as a decrease in the provision. The decrease in allowance for Commercial Real Estate – Non-Owner Occupied loans was the result of a decrease in general reserves required as a result of lower loss rates and improvement in past due, classified and non-accrual loans for this type. In addition, a payoff on a previously charged down loan was received resulting in a recovery of approximately $1,303. The net result was represented as a decrease in the provision. The allowance for Residential Real Estate loans was reduced by a decrease in general reserves required for this type as a result of a decrease in loss rates, represented by a decrease in the provision. The allowance for Real Estate Construction loans increased due to an increase in loss rates for this type of loan, which was represented as an increase in the provision. The allowance for Farm Real Estate loans was reduced by a decrease in general reserves required for this type as a result of lower outstanding loan balances and a decrease in loss rates. The result of these changes was represented as a decrease in the provision. Management feels that the unallocated amount is appropriate and within the relevant range for the allowance that is reflective of the risk in the portfolio.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

Allowance for loan losses:

December 31, 2015	Beginning balance	Charge-offs	Recoveries	Provision (Credit)	Ending Balance
Commercial & Agriculture	$1,819	$(190)	$182	$(333)	$1,478
Commercial Real Estate:
Owner Occupied	2,221	(523)	187	582	2,467
Non-Owner Occupied	4,334	(81)	115	289	4,657
Residential Real Estate	3,747	(1,135)	331	1,143	4,086
Real Estate Construction	428	—	5	(62)	371
Farm Real Estate	822	—	76	(360)	538
Consumer and Other	200	(120)	46	256	382
Unallocated	697	—	—	(315)	382

Total	$14,268	$(2,049)	$942	$1,200	$14,361

For the year ended December 31, 2015, the allowance for Commercial and Agriculture loans was reduced due to decreases in specific reserves for impaired loans of $625. The decrease in specific reserves for impaired loans was primarily the result of the resolution of an impaired loan. The Company did not incur losses with this resolution. The result was represented as a decrease in the provision. The increase in the allowance for Commercial Real Estate—Owner Occupied loans was the result of an increase in loss migration rates, which is attributable to the change in the lookback period to a three-year period. The increase in the allowance for Commercial Real Estate – Non–Owner Occupied loans was the result of an increase in loss migration rates, which is attributable to the change in the lookback period to a three-year period. The ending reserve balance for Residential Real Estate loans increased from the end of the previous year due to an increase in loss migration rates, which is attributable to the change in the look-back period to a three-year period. The allowance for Real Estate Construction loans decreased as a result of decreasing loan balances. The allowance for Farm Real Estate loans decreased as a result of decreasing loan balances and loss rates offset by an increase in classified loans. The increase in the allowance for Consumer and other loans increased due to an increase in loss rates, which is attributable to the change in the look-back period. Unallocated reserves declined due to a change in the Company’s lookback period. As described above, the Company changed from a two-year lookback period to a three-year lookback period when calculating all but one segment’s loss migration rates during the third quarter of 2015. The change in methodology resulted in a decline in the unallocated balance with corresponding increase in allocated balances within the reserve calculation. While loan balances were up, loss rates continued to trend downward, exclusive of the change in methodology, resulting in a lower allowance balance. While criticized loans increased slightly, we saw significant improvement in nonperforming loan balances resulting in a decline in specific reserves for impaired loans. As of December 31, 2015, management felt that the unallocated amount was appropriate and within the relevant range for the allowance that was reflective of the risk in the portfolio.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

Allowance for loan losses:

December 31, 2014	Beginning balance	Charge-offs	Recoveries	Provision (Credit)	Ending Balance
Commercial & Agriculture	$2,838	$(338)	$251	$(932)	$1,819
Commercial Real Estate:
Owner Occupied	2,931	(1,661)	360	591	2,221
Non-Owner Occupied	3,888	(198)	50	594	4,334
Residential Real Estate	5,224	(2,449)	293	679	3,747
Real Estate Construction	184	—	6	238	428
Farm Real Estate	740	—	—	82	822
Consumer and Other	217	(135)	61	57	200
Unallocated	506	—	—	191	697

Total	$16,528	$(4,781)	$1,021	$1,500	$14,268

For the year ended December 31, 2014, the allowance for Commercial and Agriculture loans was reduced not only by charge-offs, but also due to a decrease in both the loan balances outstanding and the specific reserve required for this type, which was driven by a decrease in the volume of impaired loans and classified loans. The net result of these changes was represented as a decrease in the provision. The decrease in the allowance for Commercial Real Estate—Owner Occupied loans was the result of eleven charge-offs, but also due to a decrease in loan balances outstanding and a decline in nonaccrual loans. The result of these changes was represented as a decrease in the allowance. The increase in the allowance for Commercial Real Estate—Non-Owner Occupied loans was the result of increasing loan balances and increased past-due balances. The allowance for Real Estate Construction loans increased as a result of a significant increase in loan balances. The ending reserve balance for Residential Real Estate loans declined from the end of the previous year due to charge-offs of loans that had a specific reserve previously applied. Additionally, a single relationship resulted in losses of $1,436 related to protecting the Company’s collateral. The net result of the changes was represented as a decrease in the allowance. The allowance for Consumer and Other loans decreased slightly during the year. While loan balances were up, loss rates continued to decrease resulting in the allowance being slightly lower. While we saw improvement in asset quality, given the uncertainty in the economy, management determined that it was appropriate to maintain unallocated reserves at a slightly higher level as of December 31, 2014.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

December 31, 2016	Loans acquired with credit deterioration	Loans individually evaluated for impairment	Loans collectively evaluated for impairment	Total
Allowance for loan losses:
Commercial & Agriculture	$86	$82	$1,850	$2,018
Commercial Real Estate:
Owner Occupied	—	4	2,167	2,171
Non-Owner Occupied	—	—	4,606	4,606
Residential Real Estate	89	102	2,898	3,089
Real Estate Construction	—	—	420	420
Farm Real Estate	—	—	442	442
Consumer and Other	—	—	314	314
Unallocated	—	—	245	245

Total	$175	$188	$12,942	$13,305

Outstanding loan balances:
Commercial & Agriculture	$88	$1,983	$133,391	$135,462
Commercial Real Estate:
Owner Occupied	—	1,896	159,468	161,364
Non-Owner Occupied	—	359	395,572	395,931
Residential Real Estate	168	1,686	245,454	247,308
Real Estate Construction	—	—	56,293	56,293
Farm Real Estate	—	614	40,556	41,170
Consumer and Other	—	1	17,977	17,978

Total	$256	$6,539	$1,048,711	$1,055,506

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

December 31, 2015	Loans acquired with credit deterioration	Loans individually evaluated for impairment	Loans collectively evaluated for impairment	Total
Allowance for loan losses:
Commercial & Agriculture	$—	$23	$1,455	$1,478
Commercial Real Estate:
Owner Occupied	—	103	2,364	2,467
Non-Owner Occupied	—	—	4,657	4,657
Residential Real Estate	123	137	3,826	4,086
Real Estate Construction	—	—	371	371
Farm Real Estate	—	—	538	538
Consumer and Other	—	—	382	382
Unallocated	—	—	382	382

Total	$123	$263	$13,975	$14,361

Outstanding loan balances:
Commercial & Agriculture	$132	$873	$123,397	$124,402
Commercial Real Estate:
Owner Occupied	—	2,141	165,756	167,897
Non-Owner Occupied	—	1,742	346,697	348,439
Residential Real Estate	131	1,642	234,565	236,338
Real Estate Construction	—	—	58,898	58,898
Farm Real Estate	—	953	46,040	46,993
Consumer and Other	—	3	18,557	18,560

Total	$263	$7,354	$993,910	$1,001,527

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables represent credit exposures by internally assigned risk ratings for the periods ended December 31, 2016 and 2015. The remaining loans in the Residential Real Estate, Real Estate Construction and Consumer and Other loan categories that are not assigned a risk grade are presented in a separate table below. The risk rating analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Company’s internal credit risk rating system is based on experiences with similarly graded loans.

The Company’s internally assigned grades are as follows:

•	Pass – loans which are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral.

•	Special Mention – loans where a potential weakness or risk exists, which could cause a more serious problem if not corrected.

•	Substandard – loans that have a well-defined weakness based on objective evidence and are characterized by the distinct possibility that Civista will sustain some loss if the deficiencies are not corrected.

•	Doubtful – loans classified as doubtful have all the weaknesses inherent in a substandard asset. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances.

•	Loss – loans classified as a loss are considered uncollectible, or of such value that continuance as an asset is not warranted.

•	Unrated – Generally, Residential Real Estate, Real Estate Construction and Consumer and Other loans are not risk-graded, except when collateral is used for a business purpose.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

December 31, 2016	Pass	Special Mention	Substandard	Doubtful	Ending Balance
Commercial & Agriculture	$127,867	$4,300	$3,295	$—	$135,462
Commercial Real Estate:
Owner Occupied	151,659	4,016	5,689	—	161,364
Non-Owner Occupied	393,592	1,676	663	—	395,931
Residential Real Estate	59,015	1,661	6,911	—	67,587
Real Estate Construction	50,678	16	27	—	50,721
Farm Real Estate	31,814	5,673	3,683	—	41,170
Consumer and Other	2,135	—	109	—	2,244

Total	$816,760	$17,342	$20,377	$—	$854,479

December 31, 2015	Pass	Special Mention	Substandard	Doubtful	Ending Balance
Commercial & Agriculture	$117,739	$3,090	$3,573	$—	$124,402
Commercial Real Estate:
Owner Occupied	156,622	5,571	5,704	—	167,897
Non-Owner Occupied	339,734	6,100	2,605	—	348,439
Residential Real Estate	62,147	1,671	7,435	—	71,253
Real Estate Construction	52,399	216	29	—	52,644
Farm Real Estate	39,787	4,024	3,182	—	46,993
Consumer and Other	1,987	3	111	—	2,101

Total	$770,415	$20,675	$22,639	$—	$813,729

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables present performing and nonperforming loans based solely on payment activity for the years ended December 31, 2016 and December 31, 2015 that have not been assigned an internal risk grade. The types of loans presented here are not assigned a risk grade unless there is evidence of a problem. Payment activity is reviewed by management on a monthly basis to evaluate performance. Loans are considered to be nonperforming when they become 90 days past due or if management thinks that we may not collect all of our principal and interest. Nonperforming loans also include certain loans that have been modified in Troubled Debt Restructurings (TDRs) where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Company’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions due to economic status. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

December 31, 2016	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
Performing	$179,721	$5,572	$15,725	$201,018
Nonperforming	—	—	9	9

Total	$179,721	$5,572	$15,734	$201,027

December 31, 2015	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
Performing	$165,048	$6,254	$16,458	$187,760
Nonperforming	37	—	1	38

Total	$165,085	$6,254	$16,459	$187,798

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables include an aging analysis of the recorded investment of past due loans outstanding as of December 31, 2016 and 2015.

December 31, 2016	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Current	Purchased Credit- Impaired Loans	Total Loans	Past Due 90 Days and Accruing
Commercial & Agriculture	$156	$20	$152	$328	$135,046	$88	$135,462	$—
Commercial Real Estate:
Owner Occupied	722	553	280	1,555	159,809	—	161,364	—
Non-Owner Occupied	147	—	316	463	395,468	—	395,931	—
Residential Real Estate	1,812	507	1,049	3,368	243,772	168	247,308	—
Real Estate Construction	—	—	27	27	56,266	—	56,293	—
Farm Real Estate	93	—	—	93	41,077	—	41,170	—
Consumer and Other	215	31	31	277	17,701	—	17,978	9

Total	$3,145	$1,111	$1,855	$6,111	$1,049,139	$256	$1,055,506	$9

December 31, 2015	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Current	Purchased Credit- Impaired Loans	Total Loans	Past Due 90 Days and Accruing
Commercial & Agriculture	$9	$32	$37	$78	$124,192	$132	$124,402	$—
Commercial Real Estate:
Owner Occupied	982	36	284	1,302	166,595	—	167,897	—
Non-Owner Occupied	269	330	123	722	347,717	—	348,439	—
Residential Real Estate	2,640	404	1,725	4,769	231,438	131	236,338	—
Real Estate Construction	8	—	—	8	58,890	—	58,898	—
Farm Real Estate	—	—	—	—	46,993	—	46,993	—
Consumer and Other	98	68	8	174	18,386	—	18,560	—

Total	$4,006	$870	$2,177	$7,053	$994,211	$263	$1,001,527	$—

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following table presents loans on nonaccrual status, excluding purchased credit-impaired (PCI) loans, as of December 31, 2016 and 2015.

	2016	2015
Commercial & Agriculture	$1,622	$1,185
Commercial Real Estate:
Owner Occupied	1,461	1,645
Non-Owner Occupied	464	1,428
Residential Real Estate	3,266	3,911
Real Estate Construction	27	29
Farm Real Estate	2	961
Consumer and Other	101	100

Total	$6,943	$9,259

Nonaccrual Loans: Loans are considered for nonaccrual status upon reaching 90 days delinquency, unless the loan is well secured and in the process of collection, although the Company may be receiving partial payments of interest and partial repayments of principal on such loans. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest income. A loan may be returned to accruing status only if one of three conditions are met: the loan is well-secured and none of the principal and interest has been past due for a minimum of 90 days; the loan is a TDR and the borrower has made a minimum of six months payments; or the principal and interest payments are reasonably assured and a sustained period of performance has occurred, generally six months. The gross interest income that would have been recorded on nonaccrual loans in 2016, 2015 and 2014 if the loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the period, was $701, $1,761 and $1,477, respectively. The amount of interest income on such loans recognized on a cash basis was $1,138 in 2016, $766 in 2015 and $719 in 2014.

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

Loans modified in a TDR are typically already on non-accrual status and partial charge-offs have in some cases already been taken against the outstanding loan balance. As a result, loans modified in a TDR may have the financial effect of increasing the specific allowance associated with the loan. An allowance for impaired loans that have been modified in a TDR are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the estimated fair value of the collateral, less any selling costs, if the loan is collateral dependent. Management exercises significant judgment in developing these estimates. TDRs accounted for $278 of the allowance for loan losses as of December 31, 2016, $286 as of December 31, 2015 and $895 as of December 31, 2014.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

Loan modifications that are considered TDRs completed during the twelve month periods ended December 31, 2016, 2015 and 2014 were as follows:

	For the Twelve Month Period Ended December 31, 2016
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Commercial & Agriculture	4	$529	$529
Commercial Real Estate:
Owner Occupied	—	—	—
Non-Owner Occupied	—	—	—
Residential Real Estate	2	308	308
Real Estate Construction	—	—	—
Farm Real Estate	3	700	700
Consumer and Other	—	—	—

Total Loan Modifications	9	$1,537	$1,537

For the Twelve Month Period Ended December 31, 2015
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Commercial & Agriculture	—	$—	$—
Commercial Real Estate:
Owner Occupied	—	—	—
Non-Owner Occupied	—	—	—
Residential Real Estate	—	—	—
Real Estate Construction	1	41	41
Farm Real Estate	—	—	—
Consumer and Other	—	—	—

Total Loan Modifications	1	$41	$41

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

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

Recidivism, or the borrower defaulting on its obligation pursuant to a modified loan, results in the loan once again becoming a non-accrual loan. Recidivism occurs at a notably higher rate than do defaults on new originations loans, so modified loans present a higher risk of loss than do new origination loans. During the period ended December 31, 2016, there were no defaults on loans that were modified and considered TDRs during the previous twelve months. During the twelve month period ended December 31, 2015, there was one default, totaling $107, on loans which were modified and considered TDRs during the previous twelve months. During the period ended December 31, 2014, there were no defaults on loans that were modified and considered TDRs during the previous twelve months.

Impaired Loans: Larger (greater than $350) commercial loan and commercial real estate loan relationships, all TDRs and residential real estate and consumer loans that are part of a larger relationship are tested for impairment. These loans are analyzed to determine if it is probable that all amounts will not be collected according to the contractual terms of the loan agreement. If management determines that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an allowance estimate or a charge-off to the allowance.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables include the recorded investment and unpaid principal balances for impaired financing receivables, excluding PCI loans, with the associated allowance amount, if applicable, as of December 31, 2016 and 2015.

	December 31, 2016			December 31, 2015
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial & Agriculture	$1,230	$1,751		$851	$1,034
Commercial Real Estate:
Owner Occupied	1,658	1,803		1,224	1,343
Non-Owner Occupied	359	386		1,742	1,826
Residential Real Estate	1,259	1,590		965	1,591
Farm Real Estate	614	614		953	1,026
Consumer and Other	1	1		3	3

Total	5,121	6,145		5,738	6,823
With an allowance recorded:
Commercial & Agriculture	753	1,303	$82	22	23	$23
Commercial Real Estate:
Owner Occupied	238	238	4	917	999	103
Non-Owner Occupied	—	—	—	—	—	—
Residential Real Estate	427	431	102	677	677	137
Farm Real Estate	—	—	—	—	—	—

Total	1,418	1,972	188	1,616	1,699	263
Total:
Commercial & Agriculture	1,983	3,054	82	873	1,057	23
Commercial Real Estate:
Owner Occupied	1,896	2,041	4	2,141	2,342	103
Non-Owner Occupied	359	386	—	1,742	1,826	—
Residential Real Estate	1,686	2,021	102	1,642	2,268	137
Farm Real Estate	614	614	—	953	1,026	—
Consumer and Other	1	1	—	3	3	—

Total	$6,539	$8,117	$188	$7,354	$8,522	$263

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables include the average recorded investment and interest income recognized for impaired financing receivables as of, and for the years ended, December 31, 2016, 2015 and 2014.

For the year ended:	December 31, 2016		December 31, 2015
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Commercial & Agriculture	$2,036	$40	$1,519	$54
Commercial Real Estate:
Owner Occupied	1,847	862	2,738	139
Non-Owner Occupied	1,039	83	1,946	32
Residential Real Estate	1,787	175	2,544	103
Real Estate Construction	—	1	16	—
Farm Real Estate	1,006	95	653	56
Consumer and Other	2	—	4	—

Total	$7,717	$1,256	$9,420	$384

For the year ended:	December 31, 2014
	Average Recorded Investment	Interest Income Recognized
Commercial & Agriculture	$3,316	$104
Commercial Real Estate:
Owner Occupied	5,720	200
Non-Owner Occupied	2,767	40
Residential Real Estate	3,291	207
Real Estate Construction	—	—
Farm Real Estate	219	19
Consumer and Other	6	—

Total	$15,319	$570

Foreclosed assets acquired in settlement of loans are carried at fair value less estimated costs to sell and are included in other assets on the Consolidated Balance Sheet. As of December 31, 2016 and December 31, 2015, a total of $37 and $116, respectively of foreclosed assets were included with other assets. As of December 31, 2016, included within the foreclosed assets is $37 of consumer residential mortgages that were foreclosed on or received via a deed in lieu transaction prior to the period end. As of December 31, 2016 and December 31, 2015, the Company had initiated formal foreclosure procedures on $710 and $340, respectively of consumer residential mortgages.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

Changes in the amortizable yield for PCI loans were as follows, since acquisition:

	At December 31, 2016	At December 31, 2015
	(In Thousands)	(In Thousands)
Balance at beginning of period	$80	$—
Acquisition of PCI loans	—	140
Accretion	(31)	(60)

Balance at end of period	$49	$80

The following table presents additional information regarding loans acquired and accounted for in accordance with ASC 310-30:

	At December 31, 2016	At December 31, 2015
	Acquired Loans with Specific Evidence of Deterioration of Credit Quality (ASC 310-30)	Acquired Loans with Specific Evidence of Deterioration of Credit Quality (ASC 310-30)
	(In Thousands)
Outstanding balance	$850	$965
Carrying amount	256	263

There has been $175 and $123 in allowance for loan losses recorded for acquired loans with or without specific evidence of deterioration in credit quality as of December 31, 2016 and December 31, 2015, respectively.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 6 - OTHER COMPREHENSIVE INCOME (LOSS)

The following table presents the changes in each component of accumulated other comprehensive loss, net of tax, as of December 31, 2016, 2015 and 2014.

	For the Year Ended December 31, 2016			For the Year Ended December 31, 2015			For the Year Ended December 31, 2014
	Unrealized Gains and Losses on Available for Sale Securities	Defined Benefit Pension Items	Total	Unrealized Gains and Losses on Available for Sale Securities	Defined Benefit Pension Items	Total	Unrealized Gains and Losses on Available for Sale Securities	Defined Benefit Pension Items	Total
Beginning balance	$3,554	$(4,049)	$(495)	$3,730	$(3,777)	$(47)	$341	$(4,588)	$(4,247)

Other comprehensive income (loss) before reclassifications	(1,533)	(511)	(2,044)	(188)	(449)	(637)	3,464	591	4,055
Amounts reclassified from accumulated other comprehensive loss	(13)	215	202	12	177	189	(75)	220	145

Net current-period other comprehensive income (loss)	(1,546)	(296)	(1,842)	(176)	(272)	(448)	3,389	811	4,200

Ending balance	$2,008	$(4,345)	$(2,337)	$3,554	$(4,049)	$(495)	$3,730	$(3,777)	$(47)

Amounts in parentheses indicate debits on the consolidated balance sheets.

(Continued)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 6 - OTHER COMPREHENSIVE INCOME (LOSS) (Continued)

The following table presents the amounts reclassified out of each component of accumulated other comprehensive loss as of December 31, 2016, 2015 and 2014.

	Amout Reclassified from Accumulated Other Comprehensive Loss (a)
	For the year ended December 31,
Details about Accumulated Other Comprehensive Loss Components	2016		2015		2014		Affected Line Item in the Statement Where Net Income is Presented
Unrealized gains (losses) on available-for-sale securities	$19		$(18)		$113		Net gain (loss) on sale of securities
Tax effect	(6)		6		(38)		Income taxes

	13		(12)		75
Amortization of defined benefit pension items
Actuarial losses	(326	) (b)	(270	) (b)	(334	) (b)	Salaries, wages and benefits
Tax effect	111		93		114		Income taxes

	(215)		(177)		(220)
Total reclassifications for the period	$(202)		$(189)		$(145)

(a)	Amounts in parentheses indicate expenses and other amounts indicate income.
(b)	These accumulated other comprehensive income (loss) components are included in the computation of net periodic pension cost.

NOTE 7 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

	2016	2015
Land and improvements	$5,094	$4,225
Buildings and improvements	20,266	20,856
Furniture and equipment	16,070	15,996

Total	41,430	41,077
Accumulated depreciation	(23,510)	(24,133)

Premises and equipment, net	$17,920	$16,944

Depreciation expense was $1,257, $1,193 and $1,176 for 2016, 2015 and 2014, respectively.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 7 - PREMISES AND EQUIPMENT (Continued)

Rent expense was $540, $506 and $377 for 2016, 2015 and 2014, respectively. Rent commitments under non-cancelable operating leases at December 31, 2016 were as follows, before considering renewal options that generally are present.

2017	$537
2018	362
2019	319
2020	104
2021	56
Thereafter	23

Total	$1,401

The rent commitments listed above are primarily for the leasing of seven financial services branches.

NOTE 8 - GOODWILL AND INTANGIBLE ASSETS

There has been no change in the carrying amount of goodwill of $27,095 for the years ended December 31, 2016 and December 31, 2015.

Management performs an evaluation of goodwill for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Management performed an evaluation of the Company’s goodwill during the fourth quarter of 2016. In performing its evaluation, management obtained several commonly used financial ratios from pending and completed purchase transactions for banks based in the Midwest. Management used these ratios to determine an implied market value for the Company. The implied market value was then used to determine whether or not additional testing was required. Based on this test, management concluded that the Company’s goodwill was not impaired at December 31, 2016.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 8 - GOODWILL AND INTANGIBLE ASSETS (Continued)

Acquired intangible assets were as follows as of year end.

	2016			2015
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets(1):
MSRs	$912	$250	$662	$750	$162	$588
Core deposit intangibles	7,274	6,152	1,122	7,274	5,453	1,821

Total amortized intangible assets	$8,186	$6,402	$1,784	$8,024	$5,615	$2,409

(1)	Excludes fully amortized intangible assets

Aggregate core deposit intangible amortization expense was $699, $711 and $769 for 2016, 2015 and 2014, respectively.

Aggregate mortgage servicing rights amortization was $74, $29 and $31 for 2016, 2015 nad 2014, respectively.

Estimated amortization expense for each of the next five years and thereafter is as follows:

	MSRs	Core deposit intangibles	Total
2017	$37	$587	$624
2018	37	111	148
2019	37	88	125
2020	37	71	108
2021	37	68	105
Thereafter	477	197	674

	$662	$1,122	$1,784

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 9 - INTEREST-BEARING DEPOSITS

Interest-bearing deposits as of December 31, 2016 and 2015 were as follows:

	2016	2015
Demand	$183,759	$176,303
Statement and Passbook Savings	384,330	364,066
Certificates of Deposit:
In excess of $100	45,882	53,499
Other	136,481	130,840
Individual Retirement Accounts	25,063	26,710

Total	$775,515	$751,418

Scheduled maturities of certificates of deposit, including IRA’s at December 31, 2016 were as follows:

2017	$138,657
2018	38,790
2019	19,980
2020	6,536
2021	3,078
Thereafter	385

Total	$207,426

Deposits from the Company’s principal officers, directors, and their affiliates at year-end 2016 and 2015 were $9,209 and $6,868, respectively.

As of December 31, 2016, CDs and IRAs totaling $14,825 met or exceeded the FDIC’s insurance limit.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 10 - SHORT-TERM BORROWINGS

Short-term borrowings, which consist of federal funds purchased and other short-term borrowings are summarized as follows:

	At December 31, 2016		At December 31, 2015
	Federal Funds Purchased	Short-term Borrowings	Federal Funds Purchased	Short-term Borrowings
Outstanding balance at year end	$—	$31,000	$—	$53,700
Maximum indebtedness during the year	20,000	70,400	—	64,700
Average balance during the year	116	10,483	69	26,880
Average rate paid during the year	0.86%	0.42%	0.53%	0.20%
Interest rate on year end balance	—	0.64%	—	0.35%

	At December 31, 2014
	Federal Funds Purchased	Short-term Borrowings
Outstanding balance at year end	$—	$42,700
Maximum indebtedness during the year	—	42,700
Average balance during the year	41	1,951
Average rate paid during the year	0.54%	0.19%
Interest rate on year end balance	—	0.14%

Average balance during the year represent daily averages. Average interest rates represent interest expense divided by the related average balances.

These borrowing transactions can range from overnight to six months in maturity. The average maturity was one day at December 31, 2016, 2015 and 2014.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 11 - FEDERAL HOME LOAN BANK ADVANCES

Long term advances from the FHLB were $17,500 at December 31, 2016 and $17,500 at December 31, 2015. Outstanding balances have maturity dates ranging from January 2017 to October 2019 and fixed rates ranging from 1.50% to 4.25%. The average rate on outstanding advances was 2.06%.

Scheduled principal reductions of FHLB advances outstanding at December 31, 2016 were as follows:

2017	$2,500
2018	10,000
2019	5,000

Total	$17,500

In addition to the borrowings, the Company had outstanding letters of credit with the FHLB totaling $19,600 at year-end 2016 and $21,200 at year-end 2015 used for pledging to secure public funds. FHLB borrowings and the letters of credit were collateralized by FHLB stock and by $102,150 and $138,600 of residential mortgage loans under a blanket lien arrangement at year-end 2016 and 2015, respectively.

The Company had a FHLB maximum borrowing capacity of $144,268 as of December 31, 2016, with remaining borrowing capacity of approximately $76,168. The borrowing arrangement with the FHLB is subject to annual renewal. The maximum borrowing capacity is recalculated at least quarterly.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 12 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

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

The following table presents detail regarding the securities pledged as collateral under repurchase agreements as of December 31, 2016 and December 31, 2015. All of the repurchase agreements are overnight agreements.

	December 31, 2016	December 31, 2015
Securities pledged for repurchase agreements:
U.S. Treasury securities	$1,761	$894
Obligations of U.S. government agencies	27,164	24,146

Total securities pledged	$28,925	$25,040

Gross amount of recognized liabilities for repurchase agreements	$28,925	$25,040

Amounts related to agreements not included in offsetting disclosures above	$—	$—

Information concerning securities sold under agreements to repurchase was as follows:

	2016	2015	2014
Outstanding balance at year end	$28,925	$25,040	$21,613
Average balance during the year	21,767	20,086	19,759
Average interest rate during the year	0.10%	0.10%	0.10%
Maximum month-end balance during the year	$28,925	$25,040	$33,764
Weighted average interest rate at year end	0.10%	0.10%	0.10%

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 13 - SUBORDINATED DEBENTURES

Trusts formed by the Company issued floating rate trust preferred securities, in the amounts of $5,000 and $7,500, through special purpose entities as part of pooled offerings of such securities. The Company issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Company may redeem the subordinated debentures, in whole but not in part, at face value. In April 2007, the Company elected to redeem and refinance the $5,000 floating rate subordinated debenture. The refinancing was done at face value and resulted in a 2.00% reduction in the rate. The new subordinated debenture has a 30-year maturity and is redeemable, in whole or in part, anytime without penalty. The replacement subordinated debenture does not have any deferred issuance cost associated with it. The interest rate at December 31, 2016 on the $7,500 debenture was 4.01% and the $5,000 debenture was 2.45%.

Additionally, the Company formed an additional trust that issued $12,500 of 6.05% fixed rate trust preferred securities for five years, then becoming floating rate trust preferred securities, through a special purpose entity as part of a pooled offering of such securities. The Company issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Company may redeem the subordinated debentures at face value without penalty. The current rate on the $12,500 subordinated debenture is 3.11%.

Finally, the Company acquired two additional trust preferred securities as part of its acquisition of Futura Banc Corp (Futura) in December 2007. Futura TPF Trust I and Futura TPF Trust II were formed in June of 2005 in the amounts of $2,500 and $1,927, respectively. Futura had issued subordinated debentures to the trusts in exchange for ownership of all of the common security of the trusts and the proceeds of the preferred securities sold by the trusts. The Company may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1,000, on or after June 15, 2010 at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on June 15, 2035. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust indenture. The current rate on the $2,500 subordinated debenture is variable at 2.51%. In June 2010, the rate on the $1,927 subordinated debenture switched from a fixed rate to a floating rate. The current rate on the $1,927 subordinated debenture is 2.51%.

NOTE 14 - INCOME TAXES

Income taxes were as follows for the years ended December 31:

	2016	2015	2014
Current	$6,449	$5,191	$3,151
Deferred	170	(410)	11

Income taxes	$6,619	$4,781	$3,162

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 14 - INCOME TAXES (Continued)

Effective tax rates differ from the statutory federal income tax rate of 35% in 2016 and 34% in 2015 and 2014 due to the following:

	2016	2015	2014
Income taxes computed at the statutory federal tax rate	$8,343	$5,959	$4,315
Add (subtract) tax effect of:
Nontaxable interest income, net of nondeductible interest expense	(946)	(900)	(824)
Low income housing tax credit	(435)	(303)	(303)
Cash surrender value of BOLI	(197)	(159)	(167)
Other	(146)	184	141

Income tax expense	$6,619	$4,781	$3,162

There were no tax benefits attributable to security losses in 2016, 2015 and 2014, respectively.

Year-end deferred tax assets and liabilities were due to the following:

	2016	2015
Deferred tax assets
Allowance for loan losses	$4,640	$5,005
Deferred compensation	1,762	1,617
Intangible assets	187	224
Pension costs	277	232
Other	102	99

Deferred tax asset	6,968	7,177

Deferred tax liabilities
Tax depreciation in excess of book depreciation	(97)	(95)
Discount accretion on securities	(58)	(59)
Purchase accounting adjustments	(1,091)	(1,340)
FHLB stock dividends	(1,705)	(1,705)
Unrealized gain on securities available for sale	(1,035)	(1,831)
Other	(256)	(200)

Deferred tax liability	(4,242)	(5,230)

Net deferred tax asset	$2,726	$1,947

No valuation allowance was established at December 31, 2016 and 2015, due to the Company’s ability to carryback to taxes paid in previous years and certain tax strategies, coupled with the anticipated future income as evidenced by the Company’s earning potential.

The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of the State of Ohio for all affiliates other than Civista. Civista is subject to tax in Ohio based upon its net worth.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 14 - INCOME TAXES (Continued)

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company’s federal tax returns for taxable years through 2012 have been closed for purposes of examination by the Internal Revenue Service.

NOTE 15 - RETIREMENT PLANS

The Company sponsors a savings and retirement 401(k) plan, which covers all employees who meet certain eligibility requirements and who choose to participate in the plan. The matching contribution to the 401(k) plan was $734, $667 and $394 in 2016, 2015 and 2014, respectively. In conjunction with freezing the pension plan, as discussed below, the Company changed the matching contribution calculation from twenty-five percent of the first six percent of an employee’s contribution to 100% of an employee’s first three percent contributed and 50% of the next two percent contributed. This change took place on July 1, 2014.

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

In October 2015, the Company, on behalf of it and its subsidiaries, entered into Pension Shortfall Agreements (the “Shortfall Agreements”) with ten employees of the Bank. When the Company ceased accruals to its defined benefit pension plan on April 30, 2014, the circumstances of some participants with limited periods until their anticipated retirement dates would not permit them to use other available alternatives to make up for the shortfall in their expected pension. The Company calculated the total amount of the shortfall for each of the referenced individuals after considering its contributions to other retirement benefits. Pension shortfall expense was $201 in 2016, $364 in 2015 and $222 in 2014. Included in pension shortfall expense was interest expense, totaling $11, $10 and $0 in 2016, 2015 and 2014, respectively, which was also recorded in and credited to the accounts of the ten individuals covered by this plan.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 15 - RETIREMENT PLANS (Continued)

Information about the pension plan is as follows:

	2016	2015
Change in benefit obligation:
Beginning benefit obligation	$16,328	$16,953
Service cost	—	—
Interest cost	689	604
Curtailment gain	—	—
Settlement loss	51	117
Actuarial (gain)/loss	669	(6)
Benefits paid	(773)	(1,340)

Ending benefit obligation	16,964	16,328

Change in plan assets, at fair value:
Beginning plan assets	15,647	16,184
Actual return	802	129
Employer contribution	500	700
Benefits paid	(773)	(1,340)
Administrative expenses	(26)	(26)

Ending plan assets	16,150	15,647

Funded status at end of year	$(814)	$(681)

Amounts recognized in accumulated other comprehensive loss at December 31, consist of unrecognized actuarial loss of $4,345, net of $2,238 tax in 2016 and $4,049, net of $2,086 tax in 2015.

The accumulated benefit obligation for the defined benefit pension plan was $16,964 at December 31, 2016 and $16,328 at December 31, 2015.

The components of net periodic pension expense were as follows:

	2016	2015	2014
Service cost	$—	$—	$306
Interest cost	689	604	639
Expected return on plan assets	(1,090)	(1,088)	(1,021)
Net amortization and deferral	326	270	334

Net periodic pension cost (benefit)	$(75)	$(214)	$258

Net loss (gain) recognized in other comprehensive loss	$448	$412	$(1,228)
Total recognized in net periodic benefit cost and other comprehensive loss (before tax)	$373	$198	$(970)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 15 - RETIREMENT PLANS (Continued)

The estimated net loss for the defined benefit pension plan that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year is $380.

The weighted average assumptions used to determine benefit obligations at year-end were as follows:

	2016	2015	2014
Discount rate on benefit obligation	4.00%	4.16%	3.69%
Long-term rate of return on plan assets	7.00%	7.00%	7.00%
Rate of compensation increase	0.00%	0.00%	0.00%

The weighted average assumptions used to determine net periodic pension cost were as follows:

	2016	2015	2014
Discount rate on benefit obligation	4.16%	3.69%	4.38%
Long-term rate of return on plan assets	7.00%	7.00%	7.00%
Rate of compensation increase	0.00%	0.00%	3.00%

The Company uses long-term market rates to determine the discount rate on the benefit obligation. Declines in the discount rate lead to increases in the actuarial loss related to the benefit obligation.

The expectation for long-term rate of return on the pension assets and the expected rate of compensation increases are reviewed periodically by management in consultation with outside actuaries and primary investment consultants. Factors considered in setting and adjusting these rates are historic and projected rates of return on the portfolio and historic and estimated rates of increases of compensation. Since the pension plan is frozen, the rate of compensation increase used to determine the benefit obligation for 2016, 2015 and 2014 was zero.

The Company’s pension plan asset allocation at year-end 2016 and 2015 and target allocation for 2017 by asset category are as follows:

		Percentage of Plan
	Target	Assets
	Allocation	at Year-end
Asset Category	2017	2016	2015
Equity securities	20-50%	47.5%	48.2%
Debt securities	30-60	52.1	47.0
Money market funds	20-30	0.4	4.8

Total		100.0%	100.0%

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 15 - RETIREMENT PLANS (Continued)

The Company developed the pension plan investment policies and strategies for plan assets with its pension management firm. The assets are currently invested in four diversified investment funds, which include two equity funds, one money market fund and one bond fund. The long-term guidelines from above were created to maximize the return on portfolio assets while reducing the risk of the portfolio. The management firm may allocate assets among the separate accounts within the established long-term guidelines. Transfers among these accounts will be at the management firm’s discretion based on their investment outlook and the investment strategies that are outlined at periodic meetings with the Company. The expected long-term rate of return on the plan assets was 7.00% in 2016 and 2015. This return is based on the expected return for each of the asset categories, weighted based on the target allocation for each class.

Although the plan is frozen, the Company expects to make a $500 contribution to its pension plan in 2017. Employer contributions totaled $500 in 2016. A decrease contributions and increases in plan assets and the benefit obligation led to a change in funded status from $(681) at December 31, 2015 to $(814) at December 31, 2016.

The following tables set forth by level, within the fair value hierarchy, the pension plan’s assets at fair value as of December 31, 2016 and 2015:

	December 31, 2016
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$—	$64	$—	$64
Bond mutual funds	23	—	—	23
Common/collective trust:
Bonds	8,390	—	—	8,390
Equities	5,593	—	—	5,593
Equity market funds:
International	399	—	—	399
Large cap	1,023	—	—	1,023
Mid cap	282	—	—	282
Small cap	376	—	—	376

Total assets at fair value	$16,086	$64	$—	$16,150

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 15 - RETIREMENT PLANS (Continued)

	December 31, 2015
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$—	$94	$—	$94
Bond mutual funds	23	—	—	23
Common/collective trust:
Bonds	7,338	—	—	7,338
Equities	6,315	—	—	6,315
Equity market funds:
International	357	—	—	357
Large cap	1,155	—	—	1,155
Mid cap	242	—	—	242
Small cap	123	—	—	123

Total assets at fair value	$15,553	$94	$—	$15,647

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

Expected benefit payments, which reflect expected future service, are as follows:

2017	$2,526
2018	442
2019	1,240
2020	753
2021	917
2022 through 2024	5,279

Total	$11,157

Supplemental Retirement Plan

Civista established a supplemental retirement plan (“SERP”) in 2013, which covers key members of management. Under the SERP, participants will receive annually, following retirement, a percentage of their base compensations at the time of their retirement for a maximum of ten years. The SERP liability recorded at December 31, 2016, was $1,984, compared to $1,775 at December 31, 2015. The expense related to the SERP was $243, $299 and $398 for 2016, 2015 and 2014, respectively. Distributions to participants made in 2016 totaled $34. Distributions to participants made in 2015 totaled $22.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 16 - EQUITY INCENTIVE PLAN

At the Company’s 2014 annual meeting, the shareholders adopted the Company’s 2014 Incentive Plan (“2014 Incentive Plan”). The 2014 Incentive Plan authorizes the Company to grant options, stock awards, stock units and other awards for up to 375,000 common shares of the Company. There were 317,280 shares available for grants under this plan at December 31, 2016.

During each of the last two years, the Board of Directors has awarded restricted common shares to senior officers of the Company. The restricted shares vest ratably over a three-year period following the grant date. The product of the number of restricted shares granted and the grant date market price of the Company’s common shares determines the fair value of restricted shares under the Company’s 2014 Incentive Plan. Management recognizes compensation expense for the fair value of restricted shares on a straight-line basis over the requisite service period for the entire award.

On March 17, 2015, certain officers were awarded an aggregate of 16,983 restricted common shares, of which 5,657 shares vested on January 2, 2016.

On January 4, 2016, directors of the Company’s banking subsidiary, Civista, were paid a retainer in the form of non-restricted common shares of the Company. The aggregate of 2,730 common shares were issued to Civista directors as payment of their retainer for their service on the Civista Board of Directors covering the period up to the 2016 Annual Meeting. This issuance was expensed in its entirety when the shares were issued in the amount of $32.

On January 15, 2016, certain of the Company’s lending officers were awarded an aggregate of 12,734 restricted common shares under the 2014 Incentive Plan. These restricted shares vest over a 5-year service period, with 20% each vesting on January 2 of 2017, 2018, 2019, 2020 and 2021.

On March 11, 2016, senior officers were awarded an aggregate of 16,130 restricted common shares, which vest over a three-year service period, with one third each vesting on January 2 of 2017, 2018 and 2019.

Finally, on May 17, 2016, directors of the Company’s banking subsidiary, Civista, were paid a retainer in the form of non-restricted common shares of the Company. The aggregate of 12,285 common shares were issued to Civista directors as payment of their retainer for their service on the Civista Board of Directors covering the period up to the 2017 Annual Meeting. This issuance was expensed in its entirety when the shares were issued in the amount of $130.

No options had been granted under the 2014 Incentive Plan as of December 31, 2016 and 2015.

The Company classifies share-based compensation for employees with “Salaries, wages and benefits” in the consolidated statements of operations. Additionally, generally accepted accounting principles require the Company to report: (1) the expense associated with the grants as an adjustment to operating cash flows, and (2) any benefits of realized tax deductions in excess of previously recognized tax benefits on compensation expense as a financing cash flow.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 16 - EQUITY INCENTIVE PLAN (Continued)

The following is a summary of the status of the Company’s restricted shares, and changes therein during the twelve months ended December 31, 2016 and 2015:

	December 31, 2016		December 31, 2015
	Number of Restricted Shares	Weighted Average Grant Date Fair Value	Number of Restricted Shares	Weighted Average Grant Date Fair Value
Nonvested at beginning of period	16,983	$10.82	—	$—
Granted	28,864	10.75	16,983	10.82
Vested	(5,657)	10.82	—	—
Forfeited	(3,140)	10.87	—	—

Nonvested at December 31, 2016	37,050	10.77	16,983	10.82

During the twelve-month period ended December 31, 2016, the Company recorded $323 of share-based compensation expense for shares granted under the 2014 Incentive Plan. At December 31, 2016, the expected future compensation expense relating to the 16,983 restricted shares awarded in 2015 is $37 over the remaining vesting period of 1.00 years. The expected future compensation expense relating to the 16,130 restricted shares awarded in 2016 to the officers and Civista directors is $67 over the remaining vesting period of 2.00 years. The expected future compensation expense relating to the 12,734 restricted common shares awarded to lending officers of the Company in 2016 is $89 over the remaining vesting period of 4.00 years. On May 13, 2016, an agreement was signed thereby ending the employment of a grantee of restricted shares. As a result, a total of 666 restricted shares granted, but unvested, were forfeited. On September 19, 2016, a lending officer and restricted share grantee left the company. As a result, a total of 916 restricted shares granted, but unvested, were forfeited. Finally, on November 3, 2016, a lending officer and restricted share grantee left the company. As a result, a total of 1,558 restricted shares granted, but unvested, were forfeited.

NOTE 17 - FAIR VALUE MEASUREMENT

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 17 - FAIR VALUE MEASUREMENT (Continued)

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

Fair value swap asset/liability: The fair value of the swap asset and liability is based on an external derivative model using data inputs as of the valuation date and classified Level 3.

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 17 - FAIR VALUE MEASUREMENT (Continued)

Assets measured at fair value are summarized below.

Fair Value Measurements at December 31, 2016 Using:

	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value on a recurring basis:
U.S. Treasury securities and obligations of U.S. Government agencies	$—	$37,446	$—
Obligations of states and political subdivisions	—	94,998	—
Mortgage-backed securities in government sponsored entities	—	62,642	—
Equity securities in financial institutions	—	778	—
Fair value swap asset	—	—	1,839
Liabilities measured at fair value on a recurring basis:
Fair value swap liability	—	—	1,839
Assets measured at fair value on a nonrecurring basis:
Impaired Loans	$—	$—	$952
Other Real Estate Owned	—	—	37

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 17 - FAIR VALUE MEASUREMENT (Continued)

Fair Value Measurements at December 31, 2015 Using:

	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value on a recurring basis:
U.S. Treasury securities and obligations of U.S. Government agencies	$—	$40,937	$—
Obligations of states and political subdivisions	—	92,152	—
Mortgage-backed securities in government sponsored entities	—	62,573	—
Equity securities in financial institutions	—	587	—
Fair value swap asset	—	—	1,962
Liabilities measured at fair value on a recurring basis:
Fair value swap liability	—	—	1,962
Assets measured at fair value on a nonrecurring basis:
Impaired Loans	$—	$—	$759
Other Real Estate Owned	—	—	109

The following tables presents quantitative information about the Level 3 significant unobservable inputs for assets and liabilities measured at fair value on a nonrecurring basis at December 31, 2016 and 2015.

	Quantitative Information about Level 3 Fair Value Measurements
December 31, 2016	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Impaired loans	$952	Appraisal of collateral	Appraisal adjustments	10% - 67%	64%
			Liquidation expense	0% - 10%	4%
			Holding period	0 - 30 months	19 months
Other real estate owned	$37	Appraisal of collateral	Appraisal adjustments	10% - 30%	10%
			Liquidation expense	0% - 10%	10%

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 17 - FAIR VALUE MEASUREMENT (Continued)

	Quantitative Information about Level 3 Fair Value Measurements
December 31, 2015	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Impaired loans	$759	Appraisal of collateral	Appraisal adjustments	10% - 30%	10%
			Liquidation expense	0% - 10%	10%
			Holding period	0 - 30 months	17 months
Other real estate owned	$109	Appraisal of collateral	Appraisal adjustments	10% - 30%	10%
			Liquidation expense	0% - 10%	10%

The carrying amount and fair value of financial instruments were as follows:

December 31, 2016	Carrying Amount	Total Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and due from financial institutions	$36,695	$36,695	$36,695	$—	$—
Securities available for sale	195,864	195,864	—	195,864	—
Loans, held for sale	2,268	2,268	2,268	—	—
Loans, net of allowance for loan losses	1,042,201	1,047,329	—	—	1,047,329
Other securities	14,055	14,055	14,055	—	—
Bank owned life insurance	24,552	24,552	24,552	—	—
Accrued interest receivable	3,854	3,854	3,854	—	—
Swap asset	1,839	1,839	—	1,839	—
Financial Liabilities:
Nonmaturing deposits	913,677	913,677	913,677	—	—
Time deposits	207,426	207,784	—	—	207,784
Short-term FHLB advances	31,000	31,007	31,007	—	—
Long-term FHLB advances	17,500	17,553	—	—	17,553
Securities sold under agreement to repurchase	28,925	28,925	28,925	—	—
Subordinated debentures	29,427	27,414	—	—	27,414
Accrued interest payable	181	181	181	—	—
Swap liability	1,839	1,839	—	1,839	—

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 17 - FAIR VALUE MEASUREMENT (Continued)

December 31, 2015	Carrying Amount	Total Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and due from financial institutions	$35,561	$35,561	$35,561	$—	$—
Securities available for sale	196,249	196,249	—	196,249	—
Loans, held for sale	2,698	2,698	2,698	—	—
Loans, net of allowance for loan losses	987,166	986,848	—	—	986,848
Other securities	13,452	13,452	13,452	—	—
Bank owned life insurance	20,104	20,104	20,104	—	—
Accrued interest receivable	3,902	3,902	3,902	—	—
Swap asset	1,962	1,962	—	1,962	—
Financial Liabilities:
Nonmaturing deposits	840,984	840,984	840,984	—	—
Time deposits	211,049	212,006	—	—	212,006
Short-term FHLB advances	53,700	52,906	52,906	—	—
Long-term FHLB advances	17,500	17,687	—	—	17,687
Securities sold under agreement to repurchase	25,040	25,040	25,040	—	—
Subordinated debentures	29,427	25,572	—	—	25,572
Accrued interest payable	120	120	120	—	—
Swap liability	1,962	1,962	—	1,962	—

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

	2016		2015
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to extend credit:
Lines of credit and construction loans	$6,905	$202,923	$9,416	$195,732
Overdraft protection	5	29,075	5	22,119
Letters of credit	600	349	200	750

	$7,510	$232,347	$9,621	$218,601

Commitments to make loans are generally made for a period of one year or less. Fixed-rate loan commitments included above had interest rates ranging from 3.25% to 8.50% at December 31, 2016 and 3.25% to 8.75% at December 31, 2015. Maturities extend up to 30 years.

Civista is required to maintain certain reserve balances on hand in accordance with the Federal Reserve Board requirements. The average reserve balance maintained in accordance with such requirements was $2,887 on December 31, 2016 and $2,448 on December 31, 2015.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 19 - CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS

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

Quantitative measures established by regulatory capital standards to ensure capital adequacy require the Companies to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital to risk-weighted assets, common equity Tier 1 capital to total risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2016, that the Companies met all capital adequacy requirements to which they were subject.

As of December 31, 2016, and December 31, 2015, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Companies must maintain minimum total risk-based capital, Tier 1 risk-based capital, common equity Tier 1 risk-based capital, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 19 - CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS (Continued)

The Company’s and Civista’s actual capital levels and minimum required capital levels at December 31, 2016 and 2015 were as follows:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Purposes
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2016
Total Risk Based Capital
Consolidated	$155,145	14.2%	$87,436	8.0%	n/a	n/a
Civista	145,270	13.3	87,334	8.0	$109,168	10.0%
Tier I Risk Based Capital
Consolidated	141,840	13.0	65,577	6.0	n/a	n/a
Civista	131,391	12.0	65,501	6.0	87,334	8.0
CET1 Risk Based Capital
Consolidated	93,463	8.6	49,183	4.5	n/a	n/a
Civista	120,465	11.0	49,126	4.5	70,959	6.5
Leverage
Consolidated	141,840	10.6	53,774	4.0	n/a	n/a
Civista	131,391	9.8	53,717	4.0	67,146	5.0
2015
Total Risk Based Capital
Consolidated	$140,088	14.0%	$80,050	8.0%	n/a	n/a
Civista	126,795	12.7	79,871	8.0	$99,839	10.0%
Tier I Risk Based Capital
Consolidated	127,519	12.7	60,245	6.0	n/a	n/a
Civista	113,883	11.4	59,938	6.0	79,918	8.0
CET1 Risk Based Capital
Consolidated	75,819	7.6	44,893	4.5	n/a	n/a
Civista	102,755	10.1	45,782	4.5	66,129	6.5
Leverage
Consolidated	127,519	10.0	51,008	4.0	n/a	n/a
Civista	113,883	8.9	51,183	4.0	63,979	5.0

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 19 - CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS (Continued)

The Company’s primary source of funds for paying dividends to its shareholders and for operating expense is the cash accumulated from dividends received from Civista. Payment of dividends by Civista to the Company is subject to restrictions by Civista’s regulatory agencies. These restrictions generally limit dividends to the current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below minimum regulatory requirements. At December 31, 2016, Civista had $23,289 net profits available to pay dividends to CBI.

NOTE 20 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of CBI follows:

	December 31,
Condensed Balance Sheets	2016	2015
Assets:
Cash	$4,747	$7,493
Securities available for sale	778	587
Investment in bank subsidiary	149,965	133,959
Investment in nonbank subsidiaries	12,635	12,615
Other assets	1,226	2,204

Total assets	$169,351	$156,858

Liabilities:
Deferred income taxes and other liabilities	$2,308	$2,258
Subordinated debentures	29,427	29,427

Total liabilities	31,735	31,685

Shareholders’ Equity:
Preferred stock	18,950	22,273
Common stock	118,975	115,330
Accumulated earnings	19,263	5,300
Treasury Stock	(17,235)	(17,235)
Accumulated other comprehensive loss	(2,337)	(495)

Total shareholders’ equity	137,616	125,173

Total liabilities and shareholders’ equity	$169,351	$156,858

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 20 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

	For the years ended December 31,
Condensed Statements of Operations	2016	2015	2014
Dividends from bank subsidiaries	$—	$14,226	$7,339
Interest expense	(884)	(760)	(777)
Pension expense	(184)	(388)	(397)
Other expense, net	(920)	(1,755)	(1,150)

Income (loss) before equity in undistributed net earnings of subsidiaries	(1,988)	11,323	5,015
Income tax benefit	676	959	763
Equity in undistributed net earnings of subsidiaries	18,529	463	3,750

Net income	$17,217	$12,745	$9,528

Comprehensive income	$15,375	$12,297	$13,728

	For the years ended December 31,
Condensed Statements of Cash Flows	2016	2015	2014
Operating activities:
Net income	$17,217	$12,745	$9,528
Adjustment to reconcile net income to net cash from operating activities:
Change in other assets and other liabilities	1,821	1,324	1,508
Equity in undistributed net earnings of subsidiaries	(18,529)	(463)	(3,750)

Net cash from operating activities	509	13,606	7,286
Investing activities:
Acquisition and additional capitalization of subsidiary, net of cash acquired	—	(16,637)	—

Net cash used for investing activities	—	(16,637)	—
Financing activities:
Cash paid on fractional shares on preferred stock conversion to common stock	(1)	—	—
Payment to repurchase preferred stock	—	—	(22,857)
Cash dividends paid	(3,254)	(3,139)	(3,338)

Net cash used for financing activities	(3,255)	(3,139)	(26,195)

Net change in cash and cash equivalents	(2,746)	(6,170)	(18,909)
Cash and cash equivalents at beginning of year	7,493	13,663	32,572

Cash and cash equivalents at end of year	$4,747	$7,493	$13,663

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 21 - PREFERRED SHARES

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

As of December 31, 2016, a total of 819,235 depository shares were outstanding.

NOTE 22 - EARNINGS PER COMMON SHARE

The factors used in the earnings per share computation follow.

	2016	2015	2014
Basic
Net income	$17,217	$12,745	$9,528
Preferred stock dividends	1,501	1,577	1,873

Net income available to common shareholders—basic	$15,716	$11,168	$7,655

Weighted average common shares outstanding—basic	8,010,399	7,822,369	7,707,917

Basic earnings per share	$1.96	$1.43	$0.99

Diluted
Net income available to common shareholders—basic	$15,716	$11,168	$7,655
Preferred stock dividends on convertible preferred stock	1,501	1,577	1,606

Net income available to common shareholders—diluted	$17,217	$12,745	$9,261

Weighted average common shares outstanding for earnings per common share basic	8,010,399	7,822,369	7,707,917
Add: dilutive effects of convertible preferred shares	2,940,562	3,095,966	3,196,931

Average shares and dilutive potential common shares outstanding—diluted	10,950,961	10,918,335	10,904,848

Diluted earnings per share	$1.57	$1.17	$0.85

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

NOTE 23 - QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income	Basic Earnings per Common Share	Diluted Earnings per Common Share
2016
First quarter (1)(2)	$13,053	$12,235	$4,725	$0.55	$0.43
Second quarter (3)(4)	13,739	12,940	5,181	0.61	0.47
Third quarter (5)	13,370	12,526	3,680	0.41	0.34
Fourth quarter (6)	13,405	12,558	3,631	0.39	0.33
2015
First quarter (7)(8)(2)	$11,762	$10,915	$3,171	$0.36	$0.29
Second quarter (7)(8)	12,740	11,916	3,122	0.35	0.29
Third quarter (8)(9)	13,223	12,402	3,253	0.36	0.30
Fourth quarter (8)(10)	12,976	12,159	3,199	0.36	0.29

(1)	Interest income and net interest income increased due to loan volume and rate and volume on interest-bearing deposits in other banks.
(2)	Net income increased due to fees on tax refund processing program.
(3)	Interest income and net interest income increased due to interest recoveries on non-performing loans.
(4)	Net income increased due to interest recoveries and provision credit.
(5)	Interest income, net interest income and net income decreased due to previous quarter interest recoveries and provision credit.
(6)	Interest income and net interest income increased due to loan volume and interest recoveries.
(7)	Interest income and net interest income increased due to loan volume.
(8)	Net interest income increased due to interest expense decreasing as deposits repriced downward and the deposit mix shifted toward cheaper funding sources.
(9)	Net income increased due to increased loan volume, offset by a decrease in fees on the tax refund processing program.
(10)	Interest income, net interest income and net income decreased due to decreased loan volume.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

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

The following table summarizes the Company’s interest rate swap positions and the impact of a 1 basis point change in interest rates as of December 31, 2016.

	Notional Amount	Weighted Average Rate Received/ (Paid)	Impact of a 1 basis point change in interest rates	Repricing Frequency
Derivative Assets	$52,975	5.07%	$30	Monthly
Derivative Liabilities	(52,975)	-5.07%	(30)	Monthly

Net Exposure	$—		$—

The following table summarizes the Company’s interest rate swap positions and the impact of a 1 basis point change in interest rates as of December 31, 2015.

	Notional Amount	Weighted Average Rate Received/ (Paid)	Impact of a 1 basis point change in interest rates	Repricing Frequency
Derivative Assets	$35,534	5.31%	$20	Monthly
Derivative Liabilities	(35,534)	-5.31%	(20)	Monthly

Net Exposure	$—		$—

The Company monitors and controls all derivative products with a comprehensive Board of Director approved commercial loan swap policy. All hedge transactions must be approved in advance by the Lenders Loan Committee or the Directors Loan Committee of the Board of Directors.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

The Company invests in qualified affordable housing projects. At December 31, 2016 and 2015, the balance of the investment for qualified affordable housing projects was $2,754 and $2,177. These balances are reflected in the other assets line on the consolidated balance sheet. The unfunded commitments related to the investments in qualified affordable housing projects totaled $2,313 and $2,195 at December 31, 2016 and 2015, respectively.

During the year ended December 31, 2016 and 2015, the Company recognized amortization expense with respect to its investments in qualified affordable housing projects of $304 and $240, respectively, which was included within pre-tax income on the consolidated statements of operations.

Additionally, during the years ended December 31, 2016 and 2015, the Company recognized tax credits and other benefits from its investment in affordable housing tax credits of $538 and $422, respectively. During the years ended December 31, 2016 and 2015, the Company did not incur impairment losses related to its investment in qualified affordable housing projects.

NOTE 25 - SUBSEQUENT EVENTS

On February 24, 2017, Civista Bancshares, Inc. announced that it has completed a public offering of 1,610,000 of its common shares at a price of $21.75 per share. The offering resulted in gross proceeds of approximately $35.0 million and net proceeds of approximately $32.8 million.

Civista intends to use the net proceeds from the offering for general corporate purposes, including potential future acquisitions and to support organic growth.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

(Amounts in thousands, except share data)

This page left blank intentionally.