Form 10-K, Exhibit 13
period 2017-12-31
CIVISTA BANCSHARES, INC.
filed 2018-03-08
CIK 944745

Exhibit 13.1

Dear Shareholders:

2017 was another successful year for the bank.  We completed a number of projects including the opening of a new loan production office in Westlake, Ohio, the completion of a $32.8 million capital offering, and the hiring of a Chief Customer Experience Officer.  These items will continue to help us grow the bank, with a continued focus on the customer.

We also continue to explore product and banking enhancements that will attract new clientele and improve the overall banking experience for our customers.  We have invested in technology to improve not only our efficiency but to meet the demands of our customers and the changing ways in which they bank with us.  We improved the convenience of our mobile banking app by rolling out products such as mobile payments and Touch ID, and we introduced Civista FraudEYE and EMV chip cards which provide greater security to the cards that we offer to our clients.  We are also currently piloting Branch Anywhere, an electronic tablet product that will allow us to open deposit accounts offsite.

Civista believes in investing in the communities that we serve.  In 2017, our employees were involved in hundreds of organizations volunteering their time at local churches, schools, sporting events and civic organizations.  Civista and its employees donated over $127,000 to 23 different United Way organizations throughout the state of Ohio and was named a Pacesetter for the United Way campaign in Erie County.  Each year we hold a Volunteer Day – in 2017 Civista employees donated more than 400 hours of their time working and helping out 20 organizations throughout our footprint.

We are proud of our accomplishments in 2017 and, while bottom-line results were slightly less than in 2016, we are very pleased with the operational results of the company.

Performance for 2017

Net income available to common shareholders was $14,628,000 compared to $15,716,000.  This equates to $1.28 diluted earnings per share for 2017 compared to $1.57 diluted earnings per share in 2016.  There are two items to keep in mind that complicate a year to year comparison.  In 2016 we enjoyed a $919,000 recovery of interest income and a $1,300,000 loan loss recovery.  In 2017 common shares outstanding increased approximately 1,600,000 as a result of our $32.8 million capital offering in February.  For a different view of our 2017 performance, let’s examine the components of earnings.

Our loans at year end 2017 totaled $1,164,661,000, a 10.3% increase from $1,055,506,000 at year end 2016.  In 2017 our loans, plus approximately $245,309,000 in investment securities, generated $58,594,000 in interest income.  This compares to $53,567,000 for the year 2016.  As result of all our efforts in solid loan growth, this is an increase in interest income of 9.4%.

To fund our loan growth, we gather deposits which totaled $1,204,923,000 at year end 2017 compared to $1,121,103,000 at year end 2016.  This was an increase of $83,820,000 or 7.5%.  While we enjoyed an increase of $16,376,000 in noninterest bearing deposit growth, the greater growth was in interest bearing deposits.  The funding costs in 2017 were $4,092,000, compared to $3,308,000 in 2016, an increase of 23.7%.

The result was net interest income of $54,502,000 for 2017 compared to $50,259,000 for 2016.  This resultant net interest income translates into an interest margin of 4.01% for 2017 compared to 3.93% for the year 2016.  The median interest margin for companies our size in the Midwest was 3.37% at the end of the third quarter (last available information).  We are very pleased at the comparison of this peer rate of 3.37% to our year end 4.01%.  The positive margin difference of 64 basis points multiplied times approximately $1,400,000,000 in loans and investments is significant.  The result supports our operating philosophy of how we gather deposits and put those deposits to work in lending.

Noninterest income for 2017 totaled $16,334,000.  This was a modest increase of $202,000 from the prior year.  Within that total, wealth management fees showed the largest revenue increase of $390,000 or 14.6%.  At the end of the third quarter (last comparative information available) our noninterest income to average assets at the bank was

1.11% compared to the State of Ohio average of 0.89%.  While we are pleased with our level of noninterest income, we believe there are continued revenue opportunities in our markets through cash management services and wealth management services.

Noninterest expenses for 2017 were $48,604,000.  Total noninterest expense increased $4,749,000 from the total in 2016.  The driving categories was compensation expense and professional services.  Compensation expense increases were made up of several items – first was the addition of lending and lending support staff.  The hiring of skilled lenders with existing relationships contributed nicely to our loan growth for 2017.  Other items included base increases in 2017, increases in health care costs, and legacy pension expense.

The last component in the bottom-line calculation is provision for loan loss.  For 2017 we did not expense a provision.  We perform an extensive exercise in examining the adequacy of our loss reserve.  We believe we are adequately reserved at year end with $13,134,000 in our reserve.

Our Common Stock Offering

Through the years we believe we have been very efficient in putting our capital to work through growth.  One measure of this is our tangible common equity to tangible assets.  At year end 2012 this was approximately 5%.  Coming out of the recession the expectations of the marketplace was for a higher ratio of tangible common equity.  We made the conscious decision to bide our time on raising capital until it would be more advantageous to our existing shareholders.  By the end of 2016, the value of our stock allowed for the consideration of an offering.  Having laid the groundwork over a number of years and by having performed to expectation, we were able to raise approximately $32,800,000.  These capital dollars will be utilized to support general growth in the company both organically and through acquisition.  We firmly believe there will be acquisition opportunities to examine.  Of the 186 banks (at 9/30/17) in the State of Ohio, 125 are under $300,000,000 in size.  Cost of regulation, cost of technology, attraction of management, and greater competition for customers should result in many in this group looking hard at their futures.

Your Investment in Civista

One of our goals is solid disciplined growth in the company.  Disciplined growth will lead to performance and consistent performance will lead to shareholder reward.  Shareholder reward can be measured in many ways – be it in dividends, stock performance, and stock liquidity.

Shareholder dividends is a balance between immediate shareholder reward in the form of cash payment and retention of earnings for growth.  Striking a balance between the level of dividend versus retention for growth, the earnings retained provide increased capital support for an increasing company size and lending which, in turn, will increase net interest income and performance of the company.

Examining the value performance of your stock from December 2014 to December 2017, your stock has had a price increase of 114.0% compared to the KBW NASDAQ bank index of 43.7%.  For a shorter view of this value – our stock closing price for the end of February 2016 was $9.80.  In February 2017, around the time of our common stock offering, this closing price had increased to $21.93.  We believe this is the markets’ reflection of our performance and disciplined execution of growth plans.

An additional benefit of market performance, which allowed a successful common stock offering, is increased liquidity of our stock.  In February 2016 we traded 164,800 shares of CIVB stock.  This number increased to 1,183,000 in February 2017.  We believe this reflects the attractiveness of our stock in the market and provides much greater liquidity to buy or sell the stock.

2018 and Beyond

We have positioned ourselves for the future.  We have assembled a management team with broad capabilities.  We have assembled a lending and customer service team that can provide first class services to our customers.  We continue to serve our legacy markets in Erie, Huron, Crawford, Richland and Champaign counties gathering deposits and generating consumer and commercial loans.  We have strategically located branches and loan production offices in robust markets to take full advantage of the continuing economic recovery.  We have a presence in Cleveland,

Columbus, Dayton and Akron.  As noted previously, we believe there is continued opportunity for both organic growth and acquisition growth in banking.  There is a strong place for “hands on” personal service that Civista can provide its customers.

As always, please read your proxy and vote your shares in your company.  We hope to see you at the annual meeting.

Very truly yours,

James O. Miller	Dennis G. Shaffer
Chairman	CEO and President

ANNUAL REPORT

This page left blank intentionally.

Five-Year Selected Consolidated Financial Data

(Amounts in thousands, except per share data)

	Year ended December 31,
	2017	2016	2015	2014	2013
Statements of income:
Total interest and dividend income	$58,594	$53,567	$50,701	$45,970	$44,881
Total interest expense	4,092	3,308	3,309	4,104	4,907
Net interest income	54,502	50,259	47,392	41,866	39,974
Provision (credit) for loan losses	—	(1,300)	1,200	1,500	1,100
Net interest income after provision for loan losses	54,502	51,559	46,192	40,366	38,874
Security gains/(losses)	12	19	(18)	113	204
Other noninterest income	16,322	16,113	14,296	13,761	11,858
Total noninterest income	16,334	16,132	14,278	13,874	12,062
Total noninterest expense	48,604	43,855	42,944	41,550	43,384
Income before federal income taxes	22,232	23,836	17,526	12,690	7,552
Federal income tax expense	6,360	6,619	4,781	3,162	1,373
Net income	$15,872	$17,217	$12,745	$9,528	$6,179
Preferred share dividends and discount accretion	1,244	1,501	1,577	1,873	1,159
Net income available to common shareholders	$14,628	$15,716	$11,168	$7,655	$5,020
Per common share earnings:
Available to common shareholders (basic)	1.48	1.96	1.43	0.99	0.65
Available to common shareholders (diluted)	1.28	1.57	1.17	0.85	0.64
Dividends	0.25	0.22	0.20	0.19	0.15
Book value	16.39	14.22	13.12	12.04	10.65
Average common shares outstanding:
Basic	9,906,856	8,010,399	7,822,369	7,707,917	7,707,917
Diluted	12,352,616	10,950,961	10,918,335	10,904,848	7,821,780
Year-end balances:
Loans, net	$1,151,527	$1,042,201	$987,166	$900,589	$844,713
Securities	245,309	209,919	209,701	210,491	215,037
Total assets	1,525,857	1,377,263	1,315,041	1,213,191	1,167,546
Deposits	1,204,923	1,121,103	1,052,033	968,918	942,475
Borrowings	123,082	106,852	125,667	116,240	87,206
Shareholders’ equity	184,461	137,616	125,173	115,909	128,376
Average balances:
Loans, net	$1,095,956	$1,011,683	$966,786	$858,532	$800,063
Securities	234,249	213,496	211,436	214,123	216,848
Total assets	1,526,387	1,441,717	1,336,645	1,234,406	1,172,819
Deposits	1,236,663	1,210,283	1,107,445	1,026,093	965,370
Borrowings	101,880	79,391	95,132	83,058	89,496
Shareholders’ equity	172,763	133,445	120,350	114,266	103,563

See accompanying notes to consolidated financial statements

Five-Year Selected Ratios

	Year ended December 31,
	2017	2016	2015	2014	2013
Net interest margin	4.01%	3.93%	3.96%	3.79%	3.79%
Return on average total assets	1.04	1.19	0.95	0.77	0.53
Return on average shareholders’ equity	9.19	12.90	10.59	8.34	5.97
Dividend payout ratio	16.89	11.22	13.99	19.19	23.08
Average shareholders’ equity as a percent of average total assets	11.32	9.26	9.00	9.26	8.83
Net loan charge-offs (recoveries) as a percent of average total loans	0.02	(0.02)	0.11	0.43	0.53
Allowance for loan losses as a percent of loans at year-end	1.13	1.26	1.43	1.56	1.92
Shareholders’ equity as a percent of total year-end assets	12.09	9.99	9.52	9.55	11.00

Stockholder Return Performance

Set forth below is a line graph comparing the five-year cumulative return of the common shares of Civista Bancshares, Inc. (ticker symbol CIVB), based on an initial investment of $100 on December 31, 2012 and assuming reinvestment of dividends, with the cumulative return of the Standard & Poor’s 500 Index, the NASDAQ Bank Index and the SNL Bank Index. The comparative indices were obtained from SNL Securities and NASDAQ.

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, will be furnished, free of charge, to shareholders, upon written request to James E. McGookey, Secretary of Civista Bancshares, Inc., 100 East Water Street, Sandusky, Ohio 44870.

See accompanying notes to consolidated financial statements

Common Shares and Shareholder Matters

The common shares of Civista Bancshares, Inc. (“CBI”) trade on The NASDAQ Capital Market under the symbol “CIVB”. As of February 16, 2018, there were 10,209,021 common shares outstanding and held by approximately 1,137 shareholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms). Information below is the range of sales prices of our common shares for each quarter for the last two years for trades occurring during normal trading hours as reported on The NASDAQ Capital Market.

2017
First Quarter			Second Quarter			Third Quarter			Fourth Quarter
$18.59	to	$23.75	$18.82	to	$22.41	$18.96	to	$22.73	$20.41	to	$23.76

2016
First Quarter			Second Quarter			Third Quarter			Fourth Quarter
$9.75	to	$13.29	$10.20	to	$13.10	$12.99	to	$15.16	$14.09	to	$19.99

Dividends per share declared on common shares by CBI were as follows:

	2017	2016
First quarter	$0.06	$0.05
Second quarter	0.06	0.05
Third quarter	0.06	0.06
Fourth quarter	0.07	0.06
	$0.25	$0.22

Information regarding potential restrictions on the payment of dividends can be found in the “Liquidity and Capital Resources” section of the Management’s Discussion and Analysis and in Note 19 to the Consolidated Financial Statements.

On February 24, 2017, CBI completed a public offering of 1,610,000 of its common shares at a price of $21.75 per share. The offering resulted in gross proceeds of approximately $35.0 million and net proceeds of approximately $32.8 million.

On December 19, 2013, CBI completed a public offering of 1,000,000 depositary shares, each representing a 1/40th ownership interest in a Noncumulative Redeemable Convertible Perpetual Preferred Share, Series B (the “Series B Preferred Shares”), of CBI. The depositary shares trade on The NASDAQ Capital Market under the symbol “CIVBP.” The terms of the Series B Preferred Shares provide for the payment of quarterly dividends on the Series B Preferred Shares (and, therefore, the depositary shares) at the rate of 6.50% per annum of the liquidation preference of $1,000 per Series B Preferred Share (or $25.00 per depositary share). Dividends are noncumulative and are payable if, when and as declared by the board of directors. However, no dividends may be declared or paid on the common shares of CBI during any calendar quarter unless full dividends on the Series B Preferred Shares (and, therefore, the depositary shares) have been declared for that quarter and all dividends previously declared on the Series B Preferred Shares (and, therefore, the depositary shares) have been paid in full. As of February 16, 2018, a total of 747,083 depository shares were outstanding.

General Development of Business

(Amounts in thousands)

CBI was organized under the laws of the State of Ohio on February 19, 1987 and is a registered financial holding company under the Gramm-Leach-Bliley Financial Modernization Act of 1999, as amended. CBI and its subsidiaries are sometimes referred to together as the Company. The Company’s office is located at 100 East Water Street, Sandusky, Ohio. The Company had total consolidated assets of $1,525,857 at December 31, 2017.

CIVISTA BANK (“Civista”), owned by the Company since 1987, opened for business in 1884 as The Citizens National Bank. In 1898, Civista was reorganized under Ohio banking law and was known as The Citizens Bank and Trust Company. In 1908, Civista surrendered its trust charter and began operation as The Citizens Banking Company. The name Civista Bank was introduced during the first quarter of 2015 to solidify our dual Citizens/Champaign brand and distinguish ourselves from the many other banks using the “Citizens” name in our existing and prospective markets. Civista maintains its main office at 100 East Water Street, Sandusky, Ohio and operates branch

See accompanying notes to consolidated financial statements

banking offices in the following Ohio communities: Sandusky (2), Norwalk (2), Berlin Heights, Huron, Port Clinton, Castalia, New Washington, Shelby (2), Willard, Greenwich, Plymouth, Shiloh, Akron, Dublin, Plain City, Russells Point, Urbana (2), West Liberty, Quincy and Dayton(3). Civista also operates loan production offices in Mayfield Heights and Westlake, Ohio. Civista accounted for 99.6% of the Company’s consolidated assets at December 31, 2017.

FIRST CITIZENS INSURANCE AGENCY INC. (“FCIA”) was formed to allow the Company to participate in commission revenue generated through its third party insurance agreement. Assets of FCIA were less than one percent of the Company’s consolidated assets as of December 31, 2017.

WATER STREET PROPERTIES, INC. (“WSP”) was formed to hold properties repossessed by CBI subsidiaries. WSP accounted for less than one percent of the Company’s consolidated assets as of December 31, 2017.

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

CIVB RISK MANAGEMENT, INC. (“CRMI”) is a wholly-owned captive insurance company formed in 2017 which insures against certain risks unique to the operations of the Company and its subsidiaries and for which insurance may not be currently available or economically feasible in today's insurance marketplace. Assets of CRMI were less than one percent of the Company’s consolidated assets as of December 31, 2017.

Management’s Discussion and Analysis of Financial Condition and Results of Operations—As of December 31, 2017 and December 31, 2016 and for the Years Ended December 31, 2017, 2016 and 2015

(Amounts in thousands, except per share data)

General

The following paragraphs more fully discuss the significant highlights, changes and trends as they relate to the Company’s financial condition, results of operations, liquidity and capital resources as of December 31, 2017 and 2016, and during the three-year period ended December 31, 2017. This discussion should be read in conjunction with the Consolidated Financial Statements and Notes to the Consolidated Financial Statements, which are included elsewhere in this report.

Forward-Looking Statements

This report may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to such matters as financial condition, anticipated operating results, cash flows, business line results, credit quality expectations, prospects for new lines of business, economic trends (including interest rates) and similar matters. Forward-looking statements reflect our expectations, estimates or projections concerning future results or events. These statements are generally identified by the use of forward-looking words or phrases such as “believe,” “belief,” “expect,” “anticipate,” “may,” “could,” “intend,” “intent,” “estimate,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause actual results, performance or achievements to differ from those discussed in the forward-looking statements include, but are not limited to, changes in financial markets or national or local economic conditions; adverse changes in the real estate market; volatility and direction of market interest rates; credit risks of lending activities; changes in the allowance for loan losses; legislation or regulatory changes or actions; increases in FDIC insurance premiums and assessments; changes in tax laws; accounting changes; unexpected losses of key management; failure, interruptions or breach of security of our communications and information systems; unforeseen litigation; increased competition in our market area; failures to manage growth and/or effectively integrate acquisitions; future revenues of our tax

See accompanying notes to consolidated financial statements

refund program; and other risks identified from time-to-time in the Company’s other public documents on file with the Securities and Exchange Commission.

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

Financial Condition

At December 31, 2017, the Company’s total assets were $1,525,857, compared to $1,377,263 at December 31, 2016. The increase in assets is primarily the result of growth in securities available for sale and the loan portfolio during 2017. Factors contributing to the change in assets are discussed in the following sections.

At $1,151,527, net loans increased from December 31, 2016 by 10.5%. Commercial & Agriculture, Commercial Real Estate – Owner Occupied, Commercial Real Estate—Non-Owner Occupied, Residential Real Estate and Real Estate Construction loans increased $17,011, $2,735, $29,692, $21,427 and $41,238, respectively, since December 31, 2016, while Farm Real Estate and Consumer and other loans decreased $1,709 and $1,239, respectively, since December 31, 2016.

Securities available for sale increased by $35,198, or 18.0%, from $195,864 at December 31, 2016 to $231,062 at December 31, 2017. U.S. Treasury securities and obligations of U.S. government agencies decreased $7,089, from $37,446 at December 31, 2016 to $30,357 at December 31, 2017. Obligations of states and political subdivisions available for sale increased by $23,058 from 2016 to 2017. Mortgage-backed securities increased by $19,175 to total $81,817 at December 31, 2017. The Company continues to utilize letters of credit from the Federal Home Loan Bank (FHLB) to replace maturing securities that were pledged for public entities. As of December 31, 2017, the Company was in compliance with all pledging requirements.

Mortgage-backed securities totaled $81,817 at December 31, 2017 and none were considered unusual or “high risk” securities as defined by regulatory authorities. Of this total, $77,538 consisted of pass-through securities issued by the Federal National Mortgage Association (“FNMA”), Federal Home Loan Mortgage Corporation (“FHLMC”), and Government National Mortgage Association (“GNMA”), and $4,279 of these securities were collateralized by mortgage-backed securities issued or guaranteed by FNMA, FHLMC, or GNMA. The average interest rate of the mortgage-backed portfolio at December 31, 2017 was 2.9%. The average maturity at December 31, 2017 was approximately 5.3 years. The Company has not invested in any derivative securities.

Securities available for sale had a fair value at December 31, 2017 of $231,062. This fair value includes unrealized gains of approximately $5,085 and unrealized losses of approximately $1,054. Net unrealized gains totaled $4,031 on December 31, 2017 compared to net unrealized gains of $3,044 on December 31, 2016. The change in unrealized gains is primarily due to changes in market interest rates. Note 3 to the Consolidated Financial Statements provides additional information on unrealized gains and losses.

Premises and equipment, net of accumulated depreciation, decreased $309 from December 31, 2016 to December 31, 2017. The decrease is attributed to new purchases of $1,015, offset by disposals, net of gains of $72, depreciation of $1,249, and the transfer of $3 of assets to premises and equipment held for sale.

Bank owned life insurance (BOLI) increased $573 from December 31, 2016 to December 31, 2017. The difference is the result of increases in the cash surrender value of the underlying insurance policies.

Year-end deposit balances totaled $1,204,923 in 2017 compared to $1,121,103 in 2016, an increase of $83,820, or 7.5%. Overall, the increase in deposits at December 31, 2017 compared to December 31, 2016 included increases in noninterest bearing demand deposits of $16,376, or 4.7%, statement and passbook savings accounts of $51,047, or 13.3%, certificate of deposit accounts of $18,298, or 10.0%, offset in part by declines in interest bearing demand accounts of $79, or 0.0% and individual retirement accounts of $1,822, or 7.3%. Average deposit balances for 2017 were $1,236,663 compared to $1,210,283 for 2016, an increase of 2.2%. Noninterest bearing deposits averaged $450,648 for 2017, compared to $434,601 for 2016, increasing $16,047, or 3.7%. Savings, NOW, and MMDA accounts averaged $585,218 for 2017 compared to $566,589 for 2016. Average certificates of deposit decreased $8,296 to total an average balance of $200,797 for 2017.

See accompanying notes to consolidated financial statements

Borrowings from the FHLB of Cincinnati were $71,900 at December 31, 2017. The detail of these borrowings can be found in Note 10 and Note 11 to the Consolidated Financial Statements. The balance increased $23,400 from $48,500 at year-end 2016. The increase is due to an increase in overnight funds of $25,900. In addition, on January 11, 2017, an FHLB advance in the amount of $2,500 matured. This advance had terms of one hundred and twenty months with a fixed rate of 4.25%. The advance was not replaced.

Civista offers repurchase agreements in the form of sweep accounts to commercial checking account customers. These repurchase agreements totaled $21,755 at December 31, 2017 compared to $28,925 at December 31, 2016. U.S. Treasury securities and obligations of U.S. government agencies maintained under Civista’s control are pledged as collateral for the repurchase agreements. The detail related to these repurchase agreements can be found in Note 12 to the Consolidated Financial Statements.

Total shareholders’ equity increased $46,845, or 34.0%, during 2017 to $184,461. The increase in shareholders’ equity resulted primarily from the completion of the Company’s public offering of its common shares on February 24, 2017, which resulted in net proceeds of $32,821. Shareholders’ equity was also positively impacted by net income of $15,872, a decrease in the Company’s pension liability, net of tax, of $800, an increase in the fair value of securities available for sale, net of tax, of $612 and offset by dividends on preferred shares and common shares of $1,244 and $2,438, respectively. Additionally, $426 was recognized as stock-based compensation in connection with the grant of restricted common shares. For further explanation of these items, see Note 1, Note 15 and Note 16 to the Consolidated Financial Statements. The Company paid $0.25 per common share in dividends in 2017 compared to $0.22 per common share in dividends in 2016. Total outstanding common shares at December 31, 2017 were 10,198,475. Total outstanding common shares at December 31, 2016 were 8,343,509. The increase in common shares outstanding is the result of the Company’s public offering of 1,610,000 common shares completed on February 24, 2017, the conversion of 1,721 of the Company’s previously issued preferred shares into 220,108 common shares, the grant of 17,898 restricted common shares to certain officers under the Company’s 2014 Incentive Plan, the grant of 7,171 common shares to directors of the Company as a retainer for their service and the retirement of 211 common shares on September 22, 2017. The ratio of total shareholders’ equity to total assets was 12.1% and 9.9%, at December 31, 2017 and 2016, respectively.

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

The Company’s net income primarily depends on its net interest income, which is the difference between the interest income earned on interest-earning assets, such as loans and securities, and interest expense incurred on interest-bearing liabilities, such as deposits and borrowings. The level of net interest income is dependent on the interest rate environment and the volume and composition of interest-earning assets and interest-bearing liabilities. Net income is also affected by provisions for loan losses, service charges, gains on the sale of assets, other non-interest income, noninterest expense and income taxes.

Comparison of Results of Operations for the Years Ended December 31, 2017 and December 31, 2016

Net Income

The Company’s net income for the year ended December 31, 2017 was $15,872, compared to $17,217 for the year ended December 31, 2016. The change in net income was the result of the items discussed in the following sections.

Net Interest Income

Net interest income for 2017 was $54,502, an increase of $4,243, or 8.4%, from 2016. Average earning assets increased 6.3% from 2016. Interest income increased $5,027, primarily due to increased loan volume. In addition, interest expense on interest-bearing liabilities increased $784. The Company continually examines its rate structure to ensure that its interest rates are competitive and reflective of the current rate environment in which it competes.

Total interest income increased $5,027, or 9.4%, from 2016. The increase was mainly a result of an increase in loan volume. Average loans increased $83,161 from 2016 to 2017. The yield on the Company’s loan portfolio increased 2 basis points from 2016. The average

See accompanying notes to consolidated financial statements

balance of the securities portfolio for 2017 compared to 2016 increased $20,753. Interest earned on the securities portfolio, including bank stocks, increased $913 from 2016 to 2017. Average balances in interest-bearing deposits in other banks decreased in 2017 by $20,366. The decrease in average balance is mainly due to a decrease in our tax refund processing balances in 2017.  The timing of cash inflows and outflows leads to large, but temporary, fluctuations in cash on deposit.

Total interest expense increased $784 for 2017 compared to 2016. The total average balance of interest-bearing liabilities increased $32,822 while the average rate increased 7 basis point in 2017. Average interest-bearing deposits increased $10,333 from 2016 to 2017. While average balances in interest-bearing deposits increased, the average balance in time deposits declined $8,296 and the rate on time deposits increased approximately 14 basis points, which caused interest expense on certificates of deposit to increase by $221. Interest expense on FHLB borrowings increased $290 due to an increase in average balance of $26,019. The average balance in subordinated debentures did not change from 2016 to 2017, but the rate on these securities increased 52 basis points, resulting in an increase in interest expense of $151. Repurchase agreements decreased $3,533 in average balance from 2016 to 2017.

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

	As of and for year ended December 31,
	2017	2016	2015
Net loan charge-offs (recoveries)	$171	$(244)	$1,107
Provision (credit) for loan losses charged to expense	—	(1,300)	1,200
Net loan charge-offs (recoveries) as a percent of average outstanding loans	0.02%	-0.02%	0.11%
Allowance for loan losses	$13,134	$13,305	$14,361
Allowance for loan losses as a percent of year-end outstanding loans	1.13%	1.26%	1.43%
Impaired loans, excluding purchase credit impaired loans (PCI)	$3,460	$6,539	$7,354
Impaired loans as a percent of gross year-end loans (1)	0.30%	0.62%	0.73%
Nonaccrual and 90 days or more past due loans, excluding PCI	$6,148	$6,952	$9,259
Nonaccrual and 90 days or more past due loans, excluding PCI, as a percent of gross year-end loans (1)	0.53%	0.66%	0.92%

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

The Company’s policy is to maintain the allowance for loan losses at a level sufficient to provide for probable losses incurred in the current portfolio. Management believes the analysis of the allowance for loan losses supported a reserve of $13,134 at December 31, 2017.The Company provides for loan losses through regular provisions to the allowance for loan losses. The amount of the provision is affected by loan charge-offs, recoveries and changes in specific and general allocations required for the allowance for loan losses. A number of factors impact the provisions for loan losses, such as the level of higher risk loans in the portfolio, changes in practices related to loans, changes in collateral values and other factors. We continue to actively manage this process and have provided to maintain the reserve at a level that assures adequate coverage ratios.

See accompanying notes to consolidated financial statements

Provisions (credits) for loan losses totaled $0, ($1,300) and $1,200 in 2017, 2016 and 2015, respectively. No provision for loan losses was provided during 2017. During 2016, the Company received a payoff on a nonperforming loan. This particular loan had been analyzed previously and had been charged down based on a deterioration of real estate collateral values during the recent recession. As a result of the payoff of the loan, the Company recovered the charged-down amount of approximately $1,303. The result of the transaction was a reversal of $1,300 from the allowance for loan losses during 2016.

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

Noninterest Income

Noninterest income increased $202, or 1.3%, to $16,334 for the year ended December 31, 2017, from $16,132 for the comparable 2016 period. The increase was primarily due to increases in earnings on ATM fees of $210 and wealth management fees of $390 which were partially offset by decreases in net gain on sale of other real estate owned of $180 and other income of $156.

ATM fees increased primarily due to an increase in interchange income received during 2017. The wealth management fee income increase is related to an increase in assets under management as well as market conditions. Assets under management increased $48.8 million during 2017.  Sales of other real estate owned resulted in recognized losses of $28 on the sale of 6 properties in 2017 compared to gains of $152 on the sale of 9 properties in 2016.  Other income decreased primarily due to a decrease in swap related income.

Noninterest Expense

Noninterest expense increased $4,749, or 10.8%, to $48,604 for the year ended December 31, 2017, from $43,855 for the comparable 2016 period. The increase was primarily due to increases in compensation expense of $3,930, contracted data processing expense of $292, state franchise tax of $101, professional services expense of $405, ATM expenses of $242 and other operating expense of $175 which were partially offset by decreases in FDIC assessments of $109, amortization of intangible assets of $113 and marketing expense of $112.

Compensation expense increased mainly due to payroll and payroll related expenses resulting from an increase in full time equivalent (FTE) employees and annual pay increases. FTE employees increased 13, to 347 FTE, as compared to the same period of 2016. In addition, incentive based costs and employee insurance costs increased.  Pension costs increased due to a pension curtailment incurred upon the retirement of some senior executives.  Contracted data processing increased due to costs incurred to convert to new platform processing software for the wealth management department.  State franchise tax increased due to an increase in the Company’s equity capital.  Professional services expense increased due to recruitment activities, facilities management and professional services to analyze workflow systems.  ATM expense increased due to the expiration of vendor credits in 2016 and ATM card related expenses.  Other operating expense increased due to general increases in components of other operating expenses. The decrease in FDIC assessments is the result of a new lower assessment rate schedule that became effective in 2016.  Amortization of intangible assets decreased as a result of scheduled amortization of intangible assets associated with mergers.  A general decrease in marketing costs occurred in 2017.

Income Tax Expense

Federal income tax expense was $6,360 in 2017 compared to $6,619 in 2016. Federal income tax expense as a percentage of pre-tax income was 28.6% in 2017 compared to 27.8% in 2016. A lower federal effective tax rate than the statutory rate of 35% in 2017 and 2016 is primarily due to tax-exempt interest income from state and municipal investments, municipal loans, income from BOLI and low

See accompanying notes to consolidated financial statements

income housing credits. Federal income tax expense decreased in 2017 primarily due to a decrease in pre-tax income.  The increase in the effective tax rate in 2017 was result of a $511 charge to income tax expense as a result of changes in the federal corporate income tax rate from the Tax Cuts and Jobs Act.

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

Total interest income for 2016 increased $2,866, or 5.7%, from 2015. The increase was mainly a result of an increase in loan volume. Average loans increased $44,433, while the yield on the Company’s loan portfolio increased 3 basis points from 2015 to 2016. The average balance of the securities portfolio for 2016 compared to 2015 increased $2,060. Interest earned on the security portfolio, including bank stocks, increased $170 from 2015 to 2016. Average balances in interest-bearing deposits in other banks increased in 2016 by $37,578 due to additional interest-earning cash on deposit related to the tax refund processing program in 2016.

Total interest expense decreased $1 for 2016 compared to 2015. The total average balance of interest-bearing liabilities decreased $7,144 while the average rate increased 1 basis point in 2016. Average interest-bearing deposits increased $8,597 from 2015 to 2016. While average balances in interest-bearing deposits increased, the average balance in time deposits declined $14,006 and the rate on time deposits declined approximately 2 basis points, which caused interest expense on deposits to decrease by $91. Interest expense on FHLB borrowings decreased $37 for 2016 due to a decline in average balance of $17,470. The average balance in subordinated debentures did not change from 2015 to 2016, but the rate on these securities increased 42 basis points, resulting in an increase in interest expense of $124. Repurchase agreements increased $1,681 in average balance from 2015 to 2016.

Refer to “Distribution of Assets, Liabilities and Shareholders’ Equity; Interest Rates and Interest Differential” and “Changes in Interest Income and Interest Expense Resulting from Changes in Volume and Changes in Rate” on pages 14 through 16 for further analysis of the impact of changes in interest-bearing assets and liabilities on the Company’s net interest income.

See accompanying notes to consolidated financial statements

Provision and Allowance for Loan Losses

The following table contains information relating to the provision for loan losses, activity in and analysis of the allowance for loan losses as of and for each of the three years in the period ended December 31.

	As of and for year ended December 31,
	2016	2015
Net loan charge-offs	$(244)	$1,107
Provision for loan losses charged to expense	(1,300)	1,200
Net loan charge-offs as a percent of average outstanding loans	-0.02%	0.11%
Allowance for loan losses	$13,305	$14,361
Allowance for loan losses as a percent of year-end outstanding loans	1.26%	1.43%
Impaired loans, excluding PCI loans	$6,539	$7,354
Impaired loans as a percent of gross year-end loans (1)	0.62%	0.73%
Nonaccrual and 90 days or more past due loans, excluding PCI	$6,952	$9,259
Nonaccrual and 90 days or more past due loans, excluding PCI, as a percent of gross year-end loans (1)	0.66%	0.92%

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

Management analyzes each impaired commercial and commercial real estate loan relationship with a balance of $350 or larger, on an individual basis and when it is in nonaccrual status or when an analysis of the borrower’s operating results and financial condition indicates that underlying cash flows are not adequate to meet its debt service requirements. Loans held for sale and leases are excluded

See accompanying notes to consolidated financial statements

from consideration as impaired. Loans are generally moved to nonaccrual status when 90 days or more past due. Impaired loans or portions thereof are charged-off when deemed uncollectible.

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

Service charges increased in 2016 primarily due to income received related to the Company’s tax refund processing program. Tax refund processing fees increased in 2016 as a result of an increase in the volume of returns processed. Gain on sale of loans increased in 2016 due to an increase in volume of loans sold, as well as an increase in the premium earned. Volume was $69,475, up $19,838 or 40.0% as compared to the same period in 2015, due largely to favorable market conditions. In addition, the premium on loans sold increased 6 basis points as compared to the same period in 2015. Other income increased in 2016 primarily due to an increase in swap related income. The decrease in wealth management fee income is related to a general decrease in brokerage transactions. Sales of other real estate owned resulted in recognized gains of $152 on the sale of 9 properties in 2016 compared to gains of $199 on the sale of 17 properties in 2015.

Noninterest Expense

Noninterest expense increased $911, or 2.1%, to $43,855 for the year ended December 31, 2016, from $42,944 for the comparable 2015 period. The increase was primarily due to increases in compensation expense of $1,693, occupancy expense of $284 and equipment expense of $138 which were partially offset by decreases in contracted data processing expense of $275, FDIC assessments of $253, professional services expense of $566 and marketing expense of $110.

Compensation expense increased in 2016 mainly due to annual pay increases, incentive based costs and higher employee insurance costs, offset by a reduction in pension costs. Occupancy and equipment expenses increased in 2016 due to increases in building and equipment repair and maintenance, rent expense and real estate tax expense. Building and equipment repair and maintenance expenses increased in 2016 due to facility and technology improvement projects. Rent and real estate tax expense increased as a result of the Company’s acquisition of TCNB in 2015. The decrease in contracted data processing costs in 2016 was attributable to the increased core processing costs incurred in 2015 in connection with the acquisition of TCNB. The decrease in FDIC assessments in 2016 resulted from a new lower assessment rate schedule that became effective in 2016. The year-over-year decrease in professional services expense was attributable to the increased professional services costs incurred in 2015 in connection with the acquisition of TCNB, increased recruiting expenses and increased legal expenses related to the Company’s filing of a Form S-3 shelf registration statement with the SEC and matters related to the Special Meeting of Shareholders held on November 4, 2015 for the purpose of voting to eliminate preemptive rights and cumulative voting in the election of directors. A general decrease in marketing costs occurred in 2016.

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

See accompanying notes to consolidated financial statements

Distribution of Assets, Liabilities and Shareholders’ Equity;

Interest Rates and Interest Differential

The following table sets forth, for the years ended December 31, 2017, 2016 and 2015, the distribution of assets, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Amounts in thousands):

	2017			2016			2015
Assets	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate
Interest-earning assets:
Loans (1)(2)(3)(5)	$1,109,069	$51,198	4.62%	$1,025,908	$47,186	4.60%	$981,475	$44,784	4.57%
Taxable securities (4)	144,685	3,745	2.62%	137,179	3,319	2.47%	139,762	3,232	2.31%
Non-taxable securities (4)(5)	89,564	3,153	5.50%	76,317	2,666	5.61%	71,674	2,583	5.70%
Interest-bearing deposits in other banks	61,859	498	0.81%	82,225	396	0.48%	44,647	102	0.23%
Total interest- earning assets	1,405,177	58,594	4.30%	1,321,629	53,567	4.18%	1,237,558	50,701	4.23%
Noninterest-earning assets:
Cash and due from financial institutions	45,801			49,888			34,616
Premises and equipment, net	18,027			17,101			16,081
Accrued interest receivable	4,697			4,432			4,476
Intangible assets	28,605			29,213			28,568
Other assets	12,374			10,230			10,181
Bank owned life insurance	24,819			23,449			19,854
Less allowance for loan losses	(13,113)			(14,225)			(14,689)
Total	$1,526,387			$1,441,717			$1,336,645

(1)	For purposes of these computations, the daily average loan amounts outstanding are net of unearned income and include loans held for sale.
(2)	Included in loan interest income are loan fees of $421 in 2017, $537 in 2016 and $542 in 2015.
(3)	Non-accrual loans are included in loan totals and do not have a material impact on the analysis presented.
(4)	Average balance is computed using the carrying value of securities. The average yield has been computed using the historical amortized cost average balance for available-for-sale securities.
(5)	Yield/Rate is calculated using the tax-equivalent adjustment of 35% for 2017 and 2016 and 34% for 2015.

See accompanying notes to consolidated financial statements

Distribution of Assets, Liabilities and Shareholders’ Equity;

Interest Rates and Interest Differential (Continued)

The following table sets forth, for the years ended December 31, 2017, 2016 and 2015, the distribution of liabilities and shareholders’ equity, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Amounts in thousands):

	2017			2016			2015
Liabilities and Shareholders’ Equity	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate
Interest-bearing liabilities:
Savings and interest-bearing demand accounts	$585,218	$595	0.10%	$566,589	$470	0.08%	$543,986	$422	0.08%
Certificates of deposit	200,797	1,747	0.87%	209,093	1,526	0.73%	223,099	1,665	0.75%
Federal Home Loan Bank advances	54,100	695	1.28%	28,081	405	1.44%	45,551	442	0.97%
Securities sold under repurchase agreements	18,234	18	0.10%	21,767	22	0.10%	20,086	20	0.10%
Federal funds purchased	119	2	1.68%	116	1	0.86%	68	—	0.00%
Subordinated debentures	29,427	1,035	3.52%	29,427	884	3.00%	29,427	760	2.58%
Total interest-bearing liabilities	887,895	4,092	0.46%	855,073	3,308	0.39%	862,217	3,309	0.38%
Noninterest-bearing liabilities:
Demand deposits	450,648			434,601			340,360
Other liabilities	15,081			18,598			13,718
	465,729			453,199			354,078
Shareholders’ equity	172,763			133,445			120,350
Total	$1,526,387			$1,441,717			$1,336,645
Net interest income and interest rate spread (1)		$54,502	3.84%		$50,259	3.79%		$47,392	3.84%
Net interest margin (2)			4.01%			3.93%			3.96%

(1)	Interest rate spread is calculated by subtracting the rate on average interest-bearing liabilities from the yield on average interest-earning assets.
(2)	Net interest margin is calculated by dividing tax-equivalent adjusted net interest income by average interest-earning assets.

See accompanying notes to consolidated financial statements

Changes in Interest Income and Interest Expense

Resulting from Changes in Volume and Changes in Rate

The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rate (Amounts in thousands):

	Increase (decrease) due to:
	Volume (1)	Rate (1)	Net
2017 compared to 2016
Interest income:
Loans	$3,838	$174	$4,012
Taxable securities	215	211	426
Nontaxable securities	541	(54)	487
Interest-bearing deposits in other banks	(116)	218	102
Total interest income	$4,478	$549	$5,027
Interest expense:
Savings and interest-bearing demand accounts	$16	$109	$125
Certificates of deposit	(63)	284	221
Federal Home Loan Bank advances	339	(49)	290
Securities sold under repurchase agreements	(3)	(1)	(4)
Federal funds purchased	—	1	1
Subordinated debentures	—	151	151
Total interest expense	$289	$495	$784
Net interest income	$4,189	$54	$4,243
2016 compared to 2015
Interest income:
Loans	$2,041	$361	$2,402
Taxable securities	(62)	149	87
Nontaxable securities	173	(90)	83
Interest-bearing deposits in other banks	127	167	294
Total interest income	$2,279	$587	$2,866
Interest expense:
Savings and interest-bearing demand accounts	$18	$30	$48
Certificates of deposit	(103)	(36)	(139)
Federal Home Loan Bank advances	(206)	169	(37)
Securities sold under repurchase agreements	2	—	2
Federal funds purchased	1	—	1
Subordinated debentures	—	124	124
Total interest expense	$(288)	$287	$(1)
Net interest income	$2,567	$300	$2,867

(1)

The change in interest income and interest expense due to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.

Liquidity and Capital Resources

Civista maintains a conservative liquidity position. All securities are classified as available for sale. At December 31, 2017, securities with maturities of one year or less totaled $8,765, or 3.8% of the total security portfolio. The available for sale portfolio helps to provide Civista with the ability to meet its funding needs. The Consolidated Statements of Cash Flows contained in the Consolidated Financial Statements detail the Company’s cash flows from operating activities resulting from net earnings.

See accompanying notes to consolidated financial statements

Net cash provided by operating activities for 2017, 2016 and 2015 was $20,819, $17,709 and $15,073, respectively. The primary additions to cash from operating activities are from changes in amortization of intangible assets, amortization of securities net of accretion, the provision for loan losses, depreciation and proceeds from sale of loans. In addition, in 2017 additions to cash from operating activities include other, net. The Company had a security that was purchased but not settled at December 31, 2017. The primary use of cash from operating activities is from loans originated for sale. Net cash used for investing activities was $146,180, $63,575 and $11,904 in 2017, 2016 and 2015, respectively, principally reflecting our loan and investment security activities. Deposit, borrowing and net proceeds from issuances of common shares have comprised most of our financing activities, which resulted in net cash provided of $129,185, $47,000 and $2,534 for 2017, 2016 and 2015 respectively.

Future loan demand of Civista can be funded by increases in deposit accounts, proceeds from payments on existing loans, the maturity of securities and the sale of securities classified as available for sale. Additional sources of funds may also come from borrowing in the Federal Funds market and/or borrowing from the FHLB. As of December 31, 2017, Civista had total credit availability with the FHLB of $366,122 of which $91,500 was outstanding.

On a separate entity basis, CBI’s primary source of funds is dividends paid by its subsidiaries, primarily by Civista. Generally, subject to applicable minimum capital requirements, Civista may declare a dividend without the approval of the Federal Reserve Bank of Cleveland and the State of Ohio Department of Commerce, Division of Financial Institutions, provided the total dividends in a calendar year do not exceed the total of its profits for that year combined with its retained profits for the two preceding years. At December 31, 2017, Civista was able to pay dividends to CBI without obtaining regulatory approval. During 2017, Civista did not pay any dividends to CBI.

In addition to the restrictions placed on dividends by banking regulations, CBI is subject to restrictions on the payment of dividends as a result of CBI’s issuance of 1,000,000 depositary shares, each representing a 1/40th ownership interest in a Series B Preferred Share, of CBI on December 19, 2013. Under the terms of the Series B Preferred Shares, no dividends may be declared or paid on the common shares of CBI during any calendar quarter unless full dividends on the Series B Preferred Shares (and, therefore, the depositary shares) have been declared for that quarter and all dividends previously declared on the Series B Preferred Shares (and, therefore, the depositary shares) have been paid in full.

The Company manages its liquidity and capital through quarterly Asset/Liability Management Committee (ALCO) meetings. The ALCO discusses issues like those in the above paragraphs as well as others that may affect the future liquidity and capital position of the Company. The ALCO also examines interest rate risk and the effect that changes in rates will have on the Company. For more information about interest rate risk, please refer to the “Quantitative and Qualitative Disclosures about Market Risk” section.

Capital Adequacy

Shareholders’ equity totaled $184,461 at December 31, 2017 compared to $137,616 at December 31, 2016. The increase in shareholders’ equity resulted primarily from the completion of the Company’s public offering of its common shares on February 24, 2017, which resulted in net proceeds of $32,821. Shareholders’ equity was also positively impacted by net income of $15,872, which was offset by dividends on preferred shares and common shares of $1,244 and $2,438, respectively.

During the first quarter of 2015, the Company adopted the new BASEL III regulatory capital framework as approved by the federal banking agencies. In addition to the existing regulatory capital rules, the final BASEL III rules also require the Company to now maintain minimum amounts and ratios of Common Equity Tier 1 (“CET1”) Capital to risk-weighted assets (as these terms are defined in the BASEL III rules). Under the BASEL III rules, the Company elected to opt-out of including accumulated other comprehensive income in regulatory capital. All of the Company’s capital ratios exceeded the regulatory minimum guidelines as of December 31, 2017 and 2016 as identified in the following table:

	Total Risk Based Capital	Tier I Risk Based Capital	CET1 Risk Based Capital	Leverage Ratio
Company Ratios—December 31, 2017	16.6%	15.5%	11.6%	12.7%
Company Ratios—December 31, 2016	14.2%	13.0%	8.6%	10.6%
For Capital Adequacy Purposes	8.0%	6.0%	4.5%	4.0%
To Be Well Capitalized Under Prompt Corrective Action Provisions	10.0%	8.0%	6.5%	5.0%

See accompanying notes to consolidated financial statements

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

Fair Value of Financial Instruments

The Company has disclosed the fair value of its financial instruments at December 31, 2017 and 2016 in Note 17 to the Consolidated Financial Statements. The fair value of loans at December 31, 2017 was 99.6% of the carrying value compared to 100.5% at December 31, 2016. The fair value of deposits at December 31, 2017 was 100.0% of the carrying value compared to 100.1% at December 31, 2016.

See accompanying notes to consolidated financial statements

Contractual Obligations

The following table represents significant fixed and determinable contractual obligations of the Company as of December 31, 2017.

Contractual Obligations	One year or less	One to three years	Three to five years	Over five years	Total
Deposits without a stated maturity	$981,021	$—	$—	$—	$981,021
Certificates of deposit and IRAs	161,656	57,385	4,584	277	223,902
FHLB advances, securities sold under agreements to repurchase and U.S. Treasury interest-bearing demand note	88,655	5,000	—	—	93,655
Subordinated debentures (1)	—	—	—	29,427	29,427
Operating leases	571	705	127	—	1,403

(1)	The subordinated debentures consist of $2,000, $2,500, $5,000, $7,500, and $12,500 debentures.

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

See accompanying notes to consolidated financial statements

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

The following table provides information about the Company’s financial instruments that are sensitive to changes in interest rates as of December 31, 2017 and 2016, based on certain prepayment and account decay assumptions that management believes are reasonable. The Company had derivative financial instruments as of December 31, 2017 and 2016. The changes in fair value of the assets and liabilities of the underlying contracts offset each other. For more information about derivative financial instruments see Note 24 to the Consolidated Financial Statements. Expected maturity date values for interest-bearing core deposits were calculated based on estimates of the period over which the deposits would be outstanding. The Company’s borrowings were tabulated by contractual maturity dates and without regard to any conversion or repricing dates.

Net Portfolio Value

	December 31, 2017			December 31, 2016
Change in Rates	Dollar Amount	Dollar Change	Percent Change	Dollar Amount	Dollar Change	Percent Change
+200bp	$270,928	$33,923	14%	$229,366	$31,559	16%
+100bp	261,071	24,066	10%	219,008	21,201	11%
Base	237,005	—	—	197,807	—	—
-100bp	223,526	(13,479)	-6%	186,624	(11,183)	-6%

The change in net portfolio value from December 31, 2016 to December 31, 2017, can be attributed to two factors.  While the yield curve has flattened from the end of the year, both the volume and mix of assets and funding sources has changed. The volume of loans, and to a lesser extent securities, have increased. The funding volume and mix has shifted toward deposits. The changes in the mix of assets, combined with the changes to liabilities has led to a small decrease in volatility. The increased volume of loans and securities led to the increase in the base. Beyond the change in the base level of net portfolio value, projected movements in rates, up or down, would also lead to changes in market values. The change in the rates up scenarios for both the 100 and 200 basis point movements would lead to a faster decrease in the fair value of liabilities, compared to assets. Accordingly we would see an increase in the net portfolio value. However, a downward change in rates would lead to a decrease in the net portfolio value as the fair value of liabilities would increase more quickly than the fair value of assets.

See accompanying notes to consolidated financial statements

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

Note 1 and Note 5 to the Consolidated Financial Statements provide additional information regarding Allowance for Loan Losses.

Goodwill: The Company performs an evaluation of goodwill for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Management performed an evaluation of the Company’s goodwill during the fourth quarter of 2017. In performing its evaluation, management obtained several commonly used financial ratios from pending and completed purchase transactions for banks based in the Midwest. Management used these ratios to determine an implied fair value for the Company. The implied fair value exceeded the carrying value including goodwill. Therefore management concluded that goodwill was not impaired and made no adjustment in 2017.

Income Taxes: We determine our liabilities for income taxes based on current tax regulation. In estimating income taxes payable or receivable, we assess the relative merits and risks of the appropriate tax treatment considering statutory, judicial, and regulatory guidance in the context of each tax position. Accordingly, previously estimated liabilities are regularly reevaluated and adjusted through the provision for income taxes. Changes in the estimate of income taxes payable or receivable occur periodically due to changes in tax rates, interpretations of tax law, the status of examinations being conducted by various taxing authorities, and newly enacted statutory, judicial and regulatory guidance that impact the relative merits and risks of each tax position. These changes, when they occur, may affect the provision for income taxes as well as current and deferred income taxes, and may be significant to our statements of income and condition. The Tax Cut and Jobs Act, enacted on December 22, 2017, lowered the federal corporate income tax rate from 35% to 21% effective January 1, 2018.

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

See accompanying notes to consolidated financial statements

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

Management assessed the Company’s system of internal control over financial reporting as of December 31, 2017, in relation to criteria for effective internal control over financial reporting as described in “2013 Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2017, its system of internal control over financial reporting is effective and meets the criteria of the “2013 Internal Control – Integrated Framework”. S.R. Snodgrass, P.C., independent registered public accounting firm, has issued an audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017.

Management is responsible for compliance with the federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders designated by the FDIC as safety and soundness laws and regulations. Management has assessed compliance by the Company with the designated laws and regulations relating to safety and soundness. Based on the assessment, management believes that the Company complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 2017.

Dennis G. Shaffer	Todd A. Michel
President and Chief Executive Officer	Senior Vice President, Controller

Sandusky, Ohio
March 6, 2018

See accompanying notes to consolidated financial statements

Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting

To the Shareholders and the Board of Directors of Civista Bancshares, Inc.

Opinion on Internal Control over Financial Reporting

We have audited Civista Bancshares, Inc. and subsidiaries’ (the “Company”) internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheet of the Company as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2017, of the Company and our report dated March 6, 2018, expressed an unqualified opinion.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting in the accompanying Report on Management’s Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Cranberry Township, Pennsylvania

March 6, 2018

See accompanying notes to consolidated financial statements

Report of Independent Registered Public Accounting Firm on Financial Statements

To the Shareholders and the Board of Directors of Civista Bancshares, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Civista Bancshares, Inc. and subsidiaries (the “Company”) as of December 31, 2017 and 2016; the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2017; and the related notes to the consolidated financial statements (collectively, the “financial statements”).  In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 6, 2018, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks.

Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2009.

Cranberry Township, Pennsylvania

March 6, 2018

See accompanying notes to consolidated financial statements

This page left blank intentionally.

See accompanying notes to consolidated financial statements

CIVISTA BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2017 and 2016

(Amounts in thousands, except share data)

	2017	2016
ASSETS
Cash and due from financial institutions	$40,519	$36,695
Securities available for sale	231,062	195,864
Loans held for sale	2,197	2,268
Loans, net of allowance of $13,134 and $13,305	1,151,527	1,042,201
Other securities	14,247	14,055
Premises and equipment, net	17,611	17,920
Accrued interest receivable	4,488	3,854
Goodwill	27,095	27,095
Other intangible assets	1,279	1,784
Bank owned life insurance	25,125	24,552
Other assets	10,707	10,975
Total assets	$1,525,857	$1,377,263
LIABILITIES
Deposits
Noninterest-bearing	$361,964	$345,588
Interest-bearing	842,959	775,515
Total deposits	1,204,923	1,121,103
Federal Home Loan Bank advances	71,900	48,500
Securities sold under agreements to repurchase	21,755	28,925
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	13,391	11,692
Total liabilities	1,341,396	1,239,647
SHAREHOLDERS’ EQUITY
Preferred shares, no par value, 200,000 shares authorized Series B Preferred shares, $1,000 liquidation preference, 18,760 shares issued at December 31, 2017 and 20,481 shares issued at December 31, 2016, net of issuance costs	17,358	18,950
Common shares, no par value, 20,000,000 shares authorized, 10,946,439 shares issued at December 31, 2017 and 9,091,473 shares issued at December 31, 2016	153,810	118,975
Accumulated earnings	31,652	19,263
Treasury stock, 747,964 common shares at cost	(17,235)	(17,235)
Accumulated other comprehensive loss	(1,124)	(2,337)
Total shareholders’ equity	184,461	137,616
Total liabilities and shareholders’ equity	$1,525,857	$1,377,263

See accompanying notes to consolidated financial statements

CIVISTA BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

	2017	2016	2015
Interest and dividend income
Loans, including fees	$51,198	$47,186	$44,784
Taxable securities	3,745	3,319	3,232
Tax-exempt securities	3,153	2,666	2,583
Federal funds sold and other	498	396	102
Total interest and dividend income	58,594	53,567	50,701
Interest expense
Deposits	2,342	1,996	2,087
Federal Home Loan Bank advances	695	405	442
Subordinated debentures	1,035	884	760
Securities sold under agreements to repurchase and other	20	23	20
Total interest expense	4,092	3,308	3,309
Net interest income	54,502	50,259	47,392
Provision (credit) for loan losses	—	(1,300)	1,200
Net interest income after provision (credit) for loan losses	54,502	51,559	46,192
Noninterest income
Service charges	4,777	4,832	4,708
Net gain (loss) on sale of securities	12	19	(18)
Net gain on sale of loans	1,745	1,750	1,106
ATM fees	2,304	2,094	1,986
Wealth management fees	3,068	2,678	2,823
Bank owned life insurance	573	563	467
Tax refund processing fees	2,750	2,750	2,000
Computer center item processing fees	246	251	267
Net gain (loss) on sale of other real estate owned	(28)	152	199
Other	887	1,043	740
Total noninterest income	16,334	16,132	14,278
Noninterest expense
Compensation expense	29,253	25,323	23,630
Net occupancy expense	2,689	2,700	2,416
Equipment expense	1,564	1,641	1,503
Contracted data processing	1,838	1,546	1,821
FDIC Assessment	502	611	864
State franchise tax	1,024	923	847
Professional services	2,300	1,895	2,461
Amortization of intangible assets	586	699	711
ATM expense	847	605	674
Marketing expense	817	929	1,039
Repossession expense	279	253	508
Other operating expenses	6,905	6,730	6,470
Total noninterest expense	48,604	43,855	42,944
Income before income taxes	22,232	23,836	17,526
Income taxes	6,360	6,619	4,781
Net income	15,872	17,217	12,745
Preferred share dividends	1,244	1,501	1,577
Net income available to common shareholders	$14,628	$15,716	$11,168
Earnings per common share, basic	$1.48	$1.96	$1.43
Earnings per common share, diluted	$1.28	$1.57	$1.17

See accompanying notes to consolidated financial statements

CIVISTA BANCSHARES, INC.

CONSOLIDATED COMPREHENSIVE INCOME STATEMENTS

Years ended December 31, 2017, 2016 and 2015

(Amounts in thousands)

	2017	2016	2015
Net income	$15,872	$17,217	$12,745
Other comprehensive income (loss):
Unrealized holding gains (loss) on available for sale securities	987	(2,342)	(267)
Tax effect	(375)	796	91
Pension liability adjustment	1,129	(448)	(412)
Tax effect	(329)	152	140
Total other comprehensive income (loss)	1,412	(1,842)	(448)
Comprehensive income	$17,284	$15,375	$12,297

See accompanying notes to consolidated financial statements

CIVISTA BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

	Preferred Shares		Common Shares		Accumulated (Deficit)	Treasury	Accumulated Other Comprehensive	Total Shareholders’
	Shares	Amount	Shares	Amount	Earnings	Stock	Loss	Equity
Balance, December 31, 2014	25,000	$23,132	7,707,917	$114,365	$(4,306)	$(17,235)	$(47)	$115,909
Net income					12,745			12,745
Other comprehensive loss							(448)	(448)
Conversion of Series B preferred shares to common shares	(928)	(859)	118,678	859				—
Stock-based compensation			16,983	106				106
Cash dividends ($0.20 per share)					(1,562)			(1,562)
Preferred share dividends					(1,577)			(1,577)
Balance, December 31, 2015	24,072	$22,273	7,843,578	$115,330	$5,300	$(17,235)	$(495)	$125,173
Net income					17,217			17,217
Other comprehensive loss							(1,842)	(1,842)
Conversion of Series B preferred shares to common shares	(3,591)	(3,323)	459,192	3,322				(1)
Stock-based compensation			40,739	323				323
Cash dividends ($0.22 per share)					(1,753)			(1,753)
Preferred share dividends					(1,501)			(1,501)
Balance, December 31, 2016	20,481	$18,950	8,343,509	$118,975	$19,263	$(17,235)	$(2,337)	$137,616
Net income					15,872			15,872
Other comprehensive income							1,412	1,412
Reclassification of certain income tax effects from accumulated other comprehensive loss					199		(199)	—
Conversion of Series B preferred shares to common shares	(1,721)	(1,592)	220,108	1,592				—
Common share issuance, net of costs			1,610,000	32,821				32,821
Stock-based compensation			25,069	426				426
Cash dividends ($0.25 per share)					(2,438)			(2,438)
Preferred share dividends					(1,244)			(1,244)
Retirement of common share			(211)	(4)				(4)
Balance, December 31, 2017	18,760	$17,358	10,198,475	$153,810	$31,652	$(17,235)	$(1,124)	$184,461

See accompanying notes to consolidated financial statements

CIVISTA BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2017, 2016 and 2015

(Amounts in thousands)

	2017	2016	2015
Cash flows from operating activities:
Net income	$15,872	$17,217	$12,745
Adjustments to reconcile net income to net cash from operating activities
Security amortization, net	1,263	1,383	1,410
Depreciation	1,249	1,257	1,193
Amortization of intangible assets	586	699	711
Amortization (Accretion) of net deferred loan fees	317	(172)	(155)
Net (gain) loss on sale of securities	(12)	(19)	18
Provision (credit) for loan losses	—	(1,300)	1,200
Loans originated for sale	(76,493)	(67,295)	(48,745)
Proceeds from sale of loans	78,309	69,475	49,637
Net gain on sale of loans	(1,745)	(1,750)	(1,180)
Net loss on sale of manufactured home loans	—	—	74
Net (gain) loss on sale of other real estate owned	28	(152)	(199)
Gain on sale of fixed assets	(67)	(1)	—
Increase in cash surrender value of bank owned life insurance	(573)	(563)	(467)
Share-based compensation	426	323	106
Change in
Accrued interest payable	229	61	(11)
Accrued interest receivable	(634)	48	144
Deferred taxes	946	170	(410)
Other, net	1,118	(1,672)	(998)
Net cash from operating activities	20,819	17,709	15,073
Cash flows used for investing activities:
Securities available for sale
Maturities, prepayments and calls	34,379	34,089	29,733
Sales	953	4,349	—
Purchases	(70,794)	(41,759)	(29,772)
Redemption of other securities	—	—	138
Purchases of other securities	(192)	(603)	(288)
Net cash from acquisition	—	—	926
Purchases of bank owned life insurance	—	(3,885)	—
Net loan originations	(109,737)	(52,022)	(10,225)
Loans purchased, installment	—	(1,643)	(4,774)
Proceeds from sale of manufactured homes	—	—	3,492
Proceeds from sale of OREO properties	87	333	865
Premises and equipment purchases	(1,015)	(2,437)	(1,999)
Proceeds from sale of premises and equipment	139	3	—
Net cash used for investing activities	(146,180)	(63,575)	(11,904)

See accompanying notes to consolidated financial statements

CIVISTA BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Years ended December 31, 2017, 2016 and 2015

(Amounts in thousands)

	2017	2016	2015
Cash flows from financing activities:
Increase (decrease) in deposits	83,820	69,070	(3,754)
Net change in short-term FHLB advances	25,900	(22,700)	11,000
Repayment of long-term FHLB advances	(2,500)	—	(5,000)
Net proceeds from issuance of common shares	32,821	—	—
Net change in securities sold under repurchase agreements	(7,170)	3,885	3,427
Cash payment for repurchase of common shares	(4)	—	—
Cash paid on fractional shares on conversion of preferred shares	—	(1)	—
Cash dividends paid	(3,682)	(3,254)	(3,139)
Net cash from financing activities	129,185	47,000	2,534
Increase in cash and due from financial institutions	3,824	1,134	5,703
Cash and due from financial institutions at beginning of year	36,695	35,561	29,858
Cash and due from financial institutions at end of year	$40,519	$36,695	$35,561
Supplemental disclosures of cash flow information:
Interest paid	$3,863	$3,247	$3,320
Income taxes paid	5,950	5,900	3,650
Transfer of loans from portfolio to other real estate owned	94	102	222
Transfer of premises to held-for-sale	3	202	—
Conversion of preferred shares to common shares	1,592	3,322	859
Securities purchased not settled	1,291	—	—
Acquisition of TCNB Financial Corp.
Noncash assets acquired:
Loans receivable			$76,444
Other securities			716
Accrued interest receivable			194
Premises and equipment, net			1,738
Core deposit intangible			1,009
Other assets			472
Total non cash assets acquired			80,573
Liabilities assumed:
Deposits			86,869
Other liabilities			5
Total liabilities assumed			86,874
Net noncash liabilities acquired			$6,301

See accompanying notes to consolidated financial statements

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the accounting policies adopted by Civista Bancshares, Inc., which have a significant effect on the Consolidated Financial Statements.

Nature of Operations and Principles of Consolidation: The Consolidated Financial Statements include the accounts of Civista Bancshares, Inc. (“CBI”) and its wholly-owned subsidiaries: Civista Bank (“Civista”), First Citizens Insurance Agency, Inc. (“FCIA”), Water Street Properties, Inc. (“WSP”), FC Refund Solutions, Inc. (“FCRS”) and CIVB Risk Management, Inc. (“CRMI”). First Citizens Capital LLC (“FCC”) is wholly-owned by Civista and holds inter-company debt. First Citizens Investments, Inc. (“FCI”) is wholly-owned by Civista and holds and manages its securities portfolio. The operations of FCI and FCC are located in Wilmington, Delaware. The above companies together are sometimes referred to as the “Company”. Intercompany balances and transactions are eliminated in consolidation.

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

FCIA was formed to allow the Company to participate in commission revenue generated through its third party insurance agreement. Insurance commission revenue was less than 1.0% of total revenue for the years ended December 31, 2017, 2016 and 2015. WSP was formed to hold repossessed assets of CBI’s subsidiaries. WSP revenue was less than 1% of total revenue for the years ended December 31, 2017, 2016 and 2015. FCRS was formed in 2012 and remained inactive for the periods presented.  CRMI was formed in 2017 to provide property and casualty insurance coverage to CBI and its’ subsidiaries for which insurance may not be currently available or economically feasible in the insurance marketplace.  CRMI revenue was less than 1% of total revenue for the year ended December 31, 2017.

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

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

All commercial, commercial real estate and farm real estate loans are monitored on a regular basis with a detailed loan review completed for all loan relationships greater than $750. All commercial, commercial real estate and farm real estate loans that are 90 days past due or in nonaccrual status, are analyzed to determine if they are “impaired”, which means that it is probable that all amounts will not be collected according to the contractual terms of the loan agreement. All loans that are delinquent 90 days are classified as substandard and placed on nonaccrual status unless they are well-secured and in the process of collection. The remaining loans are evaluated and segmented with loans with similar risk characteristics. The Company allocates reserves based on risk categories and portfolio segments described below, which conform to the Company’s asset classification policy. In reviewing risk within Civista’s loan portfolio, management has identified specific segments to categorize loan portfolio risk: (i) Commercial & Agriculture loans; (ii) Commercial Real Estate – Owner Occupied loans; (iii) Commercial Real Estate – Non-Owner Occupied loans; (iv) Residential Real Estate loans; (v) Real Estate Construction loans; (vi) Farm Real Estate loans; and (vii) Consumer and Other loans. Additional information related to economic factors can be found in Note 5.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

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

Federal Home Loan Bank Stock: Civista is a member of the FHLB of Cincinnati and as such, is required to maintain a minimum investment in stock of the FHLB that varies with the level of advances outstanding with the FHLB. The stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and as such is classified as restricted stock, carried at cost and evaluated for impairment by management. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the FHLB as compared to the capital stock amount and the length of time this situation has persisted (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance (c) the impact of legislative and regulatory changes on the customer base of the FHLB and (d) the liquidity position of the FHLB. With consideration given to these factors, management concluded that the stock was not impaired at December 31, 2017 or 2016.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Federal Reserve Bank Stock: Civista is a member of the Federal Reserve System. FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value.

Bank Owned Life Insurance (BOLI) : Civista has purchased BOLI policies on certain key executives. BOLI is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

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

Servicing Rights: Servicing rights are recognized as assets for the allocated value of retained servicing rights on loans sold. Servicing rights are initially recorded at fair value at the date of transfer. The valuation technique uses the present value of estimated future cash flows using current market discount rates. Servicing rights are amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance to the extent that fair value is less than the capitalized asset for the grouping.

Long-term Assets: Premises and equipment and other intangible assets, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

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

Stock-Based Compensation: Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the grant date. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common shares at the date of the grant is used for restricted shares.

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

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank is required to meet regulatory reserve and clearing requirements. These balances do not earn interest.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by Civista to CBI or by CBI to shareholders. Additional information related to dividend restrictions can be found in Note 19.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

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

Business Combinations: At the date of acquisition the Company records the assets and liabilities of the acquired companies on the Consolidated Balance Sheets at their fair value. The results of operations for acquired companies are included in the Company’s Consolidated Statements of Operations beginning at the acquisition date. Expenses arising from acquisition activities are recorded in the Consolidated Statements of Operations during the period incurred.

Derivative Instruments and Hedging Activities: The Company enters into interest rate swap agreements to facilitate the risk management strategies of a small number of commercial banking customers. All derivatives are accounted for in accordance with ASC-815, Derivatives and Hedging. The Company mitigates the risk of entering into these agreements by entering into equal and offsetting swap agreements with highly rated third party financial institutions. The swap agreements are free-standing derivatives and are recorded at fair value in the Company’s Consolidated Balance Sheets. The Company is party to master netting arrangements with its financial institution counterparties; however, the Company does not offset assets and liabilities under these arrangements for financial statement presentation purposes because the Company does not currently intend to execute a setoff with its counterparties. The master netting arrangements provide for a single net settlement of all swap agreements, as well as collateral, in the event of default on, or termination of, any one contract. Collateral, usually in the form of marketable securities, is posted by the counterparty with net liability positions in accordance with contract thresholds.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation. Such reclassifications had no effect on net income or shareholders’ equity.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Effect of Newly Issued but Not Yet Effective Accounting Standards:

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (a new revenue recognition standard). The Update’s core principle is that a company will recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, this Update specifies the accounting for certain costs to obtain or fulfill a contract with a customer and expands disclosure requirements for revenue recognition. This Update is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. However, in August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606) to defer the effective date of ASU 2014-09 for all entities by one year. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. All other entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. Because the guidance does not apply to revenue associated with financial instruments, including loans and securities, we do not expect the new standard, or any of the amendments, to result in a material change from our current accounting for revenue because the majority of the Company’s financial instruments are not within the scope of Topic 606. However, we do expect that the standard will result in new disclosure requirements, which are currently being evaluated.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. This Update applies to all entities that hold financial assets or owe financial liabilities and is intended to provide more useful information on the recognition, measurement, presentation, and disclosure of financial instruments. Among other things, this Update (a) requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; (b) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; (c) eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities; (d) eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (e) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (f) requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; (g) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; and (h) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. ASU 2016-01 will be effective for us on January 1, 2018 and will not have a significant impact on our financial statements.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

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

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which addresses eight specific cash flow issues with the objective of reducing diversity in practice. Among these include recognizing cash payments for debt prepayment or debt extinguishment as cash outflows for financing activities; cash proceeds received from the settlement of insurance claims should be classified on the basis of the related insurance coverage; and cash proceeds received from the settlement of bank-owned life insurance policies should be classified as cash inflows from investing activities while the cash payments for premiums on bank-owned policies may be classified as cash outflows for investing activities, operating activities, or a combination of investing and operating activities. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. The amendments in this Update should be applied using a retrospective transition method to each period presented. If it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s statement of cash flows.

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

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment . To simplify the subsequent measurement of goodwill, the FASB eliminated Step 2 from the goodwill impairment test. In computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Instead, under the amendments in this Update, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. A public business entity that is a U.S. Securities and Exchange Commission (“SEC”) filer should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. A public business entity that is not an SEC filer should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2020. All other entities, including not-for-profit entities that are adopting the amendments in this Update should do so for their annual or any interim

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

goodwill impairment tests in fiscal years beginning after December 15, 2021. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In March 2017, the FASB issued ASU 2017-08, Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20). The amendments in this Update shorten the amortization period for certain callable debt securities held at a premium. Specifically, the amendments require the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity should apply the amendments in this Update on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Additionally, in the period of adoption, an entity should provide disclosures about a change in accounting principle. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In May 2017, the FASB issued ASU 2017-09, Compensation – Stock Compensation (Topic 718) , which affects any entity that changes the terms or conditions of a share-based payment award. This Update amends the definition of modification by qualifying that modification accounting does not apply to changes to outstanding share-based payment awards that do not affect the total fair value, vesting requirements, or equity/liability classification of the awards. The amendments in this Update are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period, for (1) public business entities for reporting periods for which financial statements have not yet been issued and (2) all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this Update should be applied prospectively to an award modified on or after the adoption date. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), and Derivative and Hedging (Topic 815). The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down-round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down-round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down-round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share (“EPS”) in accordance with Topic 260 to recognize the effect of the down-round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down- round features are now subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options ), including related EPS guidance (in Topic 260). The amendments in Part II of this Update recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Accounting Standards Codification, to a scope exception. Those amendments do not have an accounting effect.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in Part I of this Update should be applied either retrospectively to outstanding financial instruments with a down-round feature by means of a cumulative-effect adjustment to the statement of financial position as of the beginning of the first fiscal year and interim period(s) in which the pending content that links to this paragraph is effective or retrospectively to outstanding financial instruments with a down-round feature for each prior reporting period presented in accordance with the guidance on accounting changes in paragraphs 250-10-45-5 through 45-10. The amendments in Part II of this Update do not require any transition guidance because those amendments do not have an accounting effect. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 850), the objective of which is to improve the financial reporting of hedging relationships to better portray the economic results of an entity’s risk management activities in its financial statements. In addition, the amendments in this Update make certain targeted improvements to simplify the application and disclosure of the hedge accounting guidance in current general accepted accounting principles.  For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods beginning after December 15, 2020. Early application is permitted in any period after issuance.  For cash flow and net investment hedges existing at the date of adoption, an entity should apply a cumulative-effect adjustment related to eliminating the separate measurement of ineffectiveness to accumulated other comprehensive income with a corresponding adjustment to the opening balance of retained earnings as of the beginning of the fiscal year that an entity adopts the amendments in this Update. The amended presentation and disclosure guidance is required only prospectively.  The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In September 2017, the FASB issued ASU 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EITF Meeting and Rescission of Prior SEC Staff Announcements and Observer Comments.  The SEC Observer said that the SEC staff would not object if entities that are considered public business entities only because their financial statements or financial information is required to be included in another entity’s SEC filing use the effective dates for private companies when they adopt ASC 606, Revenue from Contracts with Customers, and ASC 842, Leases. The Update also supersedes certain SEC paragraphs in the Codification related to previous SEC staff announcements and moves other paragraphs, upon adoption of ASC 606 or ASC 842.  This Update is not expected to have a significant impact on the Company’s financial statements.

In January 2018, the FASB issued ASU 2018-01, Leases (Topic 842), which provides an optional transition practical expedient to not evaluate under Topic 842 existing or expired land easements that were not previously accounted for as leases under the current lease guidance in Topic 840. An entity that elects this practical expedient should evaluate new or modified land easements under Topic 842 beginning at the date the entity adopts Topic 842; otherwise, an entity should evaluate all existing or expired land easements in connection with the adoption of the new lease requirements in Topic 842 to assess whether they meet the definition of a lease. The effective date and transition

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

requirements for the amendments are the same as the effective date and transition requirements in ASU 2016-02. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In February 2018, the FASB issued ASU 2018-02, Income Statement – Reporting Comprehensive Income (Topic 220).  On December 22, 2017, the U.S. federal government enacted a tax bill, H.R.1, An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018 (Tax Cuts and Jobs Act), which requires deferred tax liabilities and assets to be adjusted for the effect of a change in tax laws.  The amendments in this Update allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act.  The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption of the amendments in this Update is permitted.  The amendments in this Update should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized.  The Company has elected to early adopt this standard as of December 31, 2017, which resulted in a one-time cumulative effect adjustment of $199 between retained earnings and accumulated other comprehensive income on the Consolidated Balance Sheet.  The adjustment had no impact on net income or any prior periods presented.

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

Merger-related costs were $391 as of December 31, 2015. These costs were primarily included in salaries, wages and benefits, contracted data processing and professional services on the Consolidated Statements of Operations.

The following table presents financial information for the former TCNB included in the Consolidated Statements of Operations from the date of acquisition through December 31, 2015.

Actual From Acquisition Date Through December 31, 2015 (in thousands)
Net interest income after provision for loan losses	$3,155
Noninterest income	138
Net income	1,282

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 2 – MERGER (Continued)

The following table presents unaudited pro forma information for the periods ended December 31, 2017, 2016 and 2015 as if the acquisition of TCNB had occurred on January 1, 2015. This table has been prepared for comparative purposes only and is not indicative of the actual results that would have been attained had the acquisition occurred as of the beginning of the periods presented, nor is it indicative of future results.

	Pro Formas (unaudited) Twelve months ended December 31,
	2017	2016	2015
Net interest income after provision for loan losses	$54,456	$51,389	$46,852
Noninterest income	16,334	16,132	14,699
Net income	15,769	16,949	11,931
Pro forma earnings per share:
Basic	$1.47	$1.93	$1.32
Diluted	$1.28	$1.55	$1.09

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

Loans: The Company acquired $76.4 million in loans receivable with and without evidence of credit quality deterioration. The loans consisted of Commercial loans, Commercial Real Estate loans, and Residential Real Estate loans including home equity secured lines of credit, as well as Real Estate Construction, Farm Real Estate loans and

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 2 – MERGER (Continued)

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 3 - SECURITIES

The amortized cost and fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive loss were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2017
U.S. Treasury securities and obligations of U.S.government agencies	$30,450	$100	$(192)	$30,357
Obligations of states and political subdivisions	114,002	4,226	(172)	118,056
Mortgage-back securities in government sponsored entities	82,098	408	(690)	81,817
Total debt securities	226,550	4,734	(1,054)	230,230
Equity securities in financial institutions	481	351	—	832
Total	$227,031	$5,085	$(1,054)	$231,062

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2016
U.S. Treasury securities and obligations of U.S.government agencies	$37,406	$117	$(77)	$37,446
Obligations of states and political subdivisions	92,177	3,395	(574)	94,998
Mortgage-back securities in government sponsored entities	62,756	483	(597)	62,642
Total debt securities	192,339	3,995	(1,248)	195,086
Equity securities in financial institutions	481	297	—	778
Total	$192,820	$4,292	$(1,248)	$195,864

The amortized cost and fair value of securities at year end 2017 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Available for sale
	Amortized Cost	Fair Value
Due in one year or less	$8,787	$8,765
Due from one to five years	27,662	27,691
Due from five to ten years	30,167	31,622
Due after ten years	77,836	80,335
Mortgage-backed securities in government sponsored entities	82,098	81,817
Equity securities in financial institutions	481	832
Total	$227,031	$231,062

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 3 – SECURITIES (Continued)

Securities with a carrying value of $122,862 and $139,179 were pledged as of December 31, 2017 and 2016, respectively, to secure public deposits, other deposits and liabilities as required or permitted by law.

Proceeds from sales of securities, gross realized gains and gross realized losses were as follows:

	2017	2016	2015
Sale proceeds	$953	$4,349	$—
Gross realized gains	—	18	—
Gross realized losses	—	—	—
Gains (losses) from securities called or settled by the issuer	12	1	(18)

Debt securities with unrealized losses at year end 2017 and 2016 not recognized in income are as follows:

2017	12 Months or less		More than 12 months		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury securities and obligations of U.S. government agencies	$20,449	$(100)	$6,617	$(92)	$27,066	$(192)
Obligations of states and political subdivisions	4,057	(41)	7,309	(131)	11,366	(172)
Mortgage-backed securities in gov’t sponsored entities	29,534	(195)	22,199	(495)	51,733	(690)
Total temporarily impaired	$54,040	$(336)	$36,125	$(718)	$90,165	$(1,054)

2016	12 Months or less		More than 12 months		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury securities and obligations of U.S. government agencies	$13,271	$(61)	$893	$(16)	$14,164	$(77)
Obligations of states and political subdivisions	17,167	(558)	519	(16)	17,686	(574)
Mortgage-backed securities in gov’t sponsored entities	35,453	(566)	2,849	(31)	38,302	(597)
Total temporarily impaired	$65,891	$(1,185)	$4,261	$(63)	$70,152	$(1,248)

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 3 – SECURITIES (Continued)

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

At December 31, 2017, the Company owned 78 securities that were considered temporarily impaired. The unrealized losses on these securities have not been recognized into income because the issuers’ bonds are of high credit quality, management has the intent and ability to hold these securities for the foreseeable future, and the decline in fair value is largely due to changes in market interest rates. The Company also considers sector specific credit rating changes in its analysis. The fair value is expected to recover as the securities approach their maturity date or reset date. The Company does not intend to sell until recovery and does not believe selling will be required before recovery.

NOTE 4 - LOANS

Loans at year-end were as follows:

	2017	2016
Commercial and Agriculture	$152,473	$135,462
Commercial Real Estate - owner occupied	164,099	161,364
Commercial Real Estate - non-owner occupied	425,623	395,931
Residential Real Estate	268,735	247,308
Real Estate Construction	97,531	56,293
Farm Real Estate	39,461	41,170
Consumer and Other	16,739	17,978
Total Loans	1,164,661	1,055,506
Allowance for loan losses	(13,134)	(13,305)
Net loans	$1,151,527	$1,042,201

Included in total loans above are deferred loan fees of $223 at December 31, 2017 and deferred loan costs of $94 at December 31, 2016.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 4 – LOANS (Continued)

Loans to principal officers, directors, and their affiliates at year-end 2017 and 2016 were as follows:

	2017	2016
Balance - Beginning of year	$14,389	$15,147
New loans and advances	2,344	850
Repayments	(1,256)	(1,575)
Effect of changes to related parties	(1,475)	(33)
Balance - End of year	$14,002	$14,389

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

The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the consolidated balance sheet date. The Company considers the allowance for loan losses of $13,134 adequate to cover loan losses inherent in the loan portfolio, at December 31, 2017. The following tables present, by portfolio segment, the changes in the allowance for loan losses, the ending allocation of the allowance for loan losses and the loan balances outstanding for the years ended December 31, 2017, 2016 and 2015. The changes can be impacted by overall loan volume, adversely graded loans, historical charge-offs and economic factors.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

Allowance for loan losses:

December 31, 2017	Beginning balance	Charge-offs	Recoveries	Provision (Credit)	Ending Balance
Commercial & Agriculture	$2,018	$(11)	$372	$(817)	$1,562
Commercial Real Estate:
Owner Occupied	2,171	(328)	69	131	2,043
Non-Owner Occupied	4,606	(38)	46	693	5,307
Residential Real Estate	3,089	(400)	194	(973)	1,910
Real Estate Construction	420	—	44	370	834
Farm Real Estate	442	—	3	(15)	430
Consumer and Other	314	(165)	43	98	290
Unallocated	245	—	—	513	758
Total	$13,305	$(942)	$771	$—	$13,134

For the year ended December 31, 2017, the allowance for Commercial & Agriculture loans was reduced by a decrease in general reserves as a result of lower loss rates. The result was represented as a decrease in the provision. The allowance for Commercial Real Estate – Owner Occupied loans was reduced by a decrease in general reserves and charge-offs. The allowance for Commercial Real Estate – Non-Owner Occupied loans increased due to an increase in general reserves required for this type as a result of higher loan balances.  The allowance for Residential Real Estate loans was reduced by a decrease in general reserves required for this type as a result of a decrease in loss rates, represented by a decrease in the provision. The allowance for Real Estate Construction loans increased due to higher outstanding loan balances for this type of loan. The allowance for Farm Real Estate loans was reduced by a decrease in general reserves required for this type as a result of lower outstanding loan balances. The result was represented as a decrease in the provision. Management feels that the unallocated amount is appropriate and within the relevant range for the allowance that is reflective of the risk in the portfolio.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables present, by portfolio segment, the allocation of the allowance for loan losses and related loan balances as of December 31, 2017 and December 31, 2016.

December 31, 2017	Loans acquired with credit deterioration	Loans individually evaluated for impairment	Loans collectively evaluated for impairment	Total
Allowance for loan losses:
Commercial & Agriculture	$82	$4	$1,476	$1,562
Commercial Real Estate:
Owner Occupied	—	6	2,037	2,043
Non-Owner Occupied	—	—	5,307	5,307
Residential Real Estate	44	109	1,757	1,910
Real Estate Construction	—	—	834	834
Farm Real Estate	—	6	424	430
Consumer and Other	—	—	290	290
Unallocated	—	—	758	758
Total	$126	$125	$12,883	$13,134

Outstanding loan balances:
Commercial & Agriculture	$87	$438	$151,948	$152,473
Commercial Real Estate:
Owner Occupied	—	1,010	163,089	164,099
Non-Owner Occupied	—	44	425,579	425,623
Residential Real Estate	128	1,360	267,247	268,735
Real Estate Construction	—	—	97,531	97,531
Farm Real Estate	—	608	38,853	39,461
Consumer and Other	—	—	16,739	16,739
Total	$215	$3,460	$1,160,986	$1,164,661

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

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

The following tables represent credit exposures by internally assigned risk ratings for the periods ended December 31, 2017 and 2016. The remaining loans in the Residential Real Estate, Real Estate Construction and Consumer and Other loan categories that are not assigned a risk grade are presented in a separate table below. The risk rating analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Company’s internal credit risk rating system is based on experiences with similarly graded loans.

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

•	Loss – loans classified as a loss are considered uncollectible, or of such value that continuance as an asset is not warranted.
•	Unrated – Generally, Residential Real Estate, Real Estate Construction and Consumer and Other loans are not risk-graded, except when collateral is used for a business purpose.

December 31, 2017	Pass	Special Mention	Substandard	Doubtful	Ending Balance
Commercial & Agriculture	$140,842	$8,412	$3,219	$—	$152,473
Commercial Real Estate:
Owner Occupied	155,756	1,166	7,177	—	164,099
Non-Owner Occupied	422,363	2,321	939	—	425,623
Residential Real Estate	62,628	1,997	5,873	—	70,498
Real Estate Construction	91,545	15	27	—	91,587
Farm Real Estate	25,228	11,236	2,997	—	39,461
Consumer and Other	1,312	—	70	—	1,382
Total	$899,674	$25,147	$20,302	$—	$945,123

December 31, 2016	Pass	Special Mention	Substandard	Doubtful	Ending Balance
Commercial & Agriculture	$127,867	$4,300	$3,295	$—	$135,462
Commercial Real Estate:
Owner Occupied	151,659	4,016	5,689	—	161,364
Non-Owner Occupied	393,592	1,676	663	—	395,931
Residential Real Estate	59,015	1,661	6,911	—	67,587
Real Estate Construction	50,678	16	27	—	50,721
Farm Real Estate	31,814	5,673	3,683	—	41,170
Consumer and Other	2,135	—	109	—	2,244
Total	$816,760	$17,342	$20,377	$—	$854,479

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables present performing and nonperforming loans based solely on payment activity for the years ended December 31, 2017 and December 31, 2016 that have not been assigned an internal risk grade. The types of loans presented here are not assigned a risk grade unless there is evidence of a problem. Payment activity is reviewed by management on a monthly basis to evaluate performance. Loans are considered to be nonperforming when they become 90 days past due or if management thinks that we may not collect all of our principal and interest. Nonperforming loans also include certain loans that have been modified in Troubled Debt Restructurings (TDRs) where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Company’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions due to economic status. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

December 31, 2017	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
Performing	$198,237	$5,944	$15,341	$219,522
Nonperforming	—	—	16	16
Total	$198,237	$5,944	$15,357	$219,538

December 31, 2016	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
Performing	$179,721	$5,572	$15,725	$201,018
Nonperforming	—	—	9	9
Total	$179,721	$5,572	$15,734	$201,027

The following tables include an aging analysis of the recorded investment of past due loans outstanding as of December 31, 2017 and 2016.

December 31, 2017	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Current	Purchased Credit- Impaired Loans	Total Loans	Past Due 90 Days and Accruing
Commercial & Agriculture	$575	$2	$685	$1,262	$151,124	$87	$152,473	$—
Commercial Real Estate:
Owner Occupied	897	104	484	1,485	162,614	—	164,099	—
Non-Owner Occupied	133	—	470	603	425,020	—	425,623	—
Residential Real Estate	1,613	229	785	2,627	265,980	128	268,735	—
Real Estate Construction	—	—	27	27	97,504	—	97,531	—
Farm Real Estate	27	—	186	213	39,248	—	39,461	—
Consumer and Other	92	96	16	204	16,535	—	16,739	16
Total	$3,337	$431	$2,653	$6,421	$1,158,025	$215	$1,164,661	$16

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

December 31, 2016	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Current	Purchased Credit- Impaired Loans	Total Loans	Past Due 90 Days and Accruing
Commercial & Agriculture	$156	$20	$152	$328	$135,046	$88	$135,462	$—
Commercial Real Estate:
Owner Occupied	722	553	280	1,555	159,809	—	161,364	—
Non-Owner Occupied	147	—	316	463	395,468	—	395,931	—
Residential Real Estate	1,812	507	1,049	3,368	243,772	168	247,308	—
Real Estate Construction	—	—	27	27	56,266	—	56,293	—
Farm Real Estate	93	—	—	93	41,077	—	41,170	—
Consumer and Other	215	31	31	277	17,701	—	17,978	9
Total	$3,145	$1,111	$1,855	$6,111	$1,049,139	$256	$1,055,506	$9

The following table presents loans on nonaccrual status, excluding purchased credit-impaired (PCI) loans, as of December 31, 2017 and 2016.

	2017	2016
Commercial & Agriculture	$887	$1,622
Commercial Real Estate:
Owner Occupied	1,476	1,461
Non-Owner Occupied	711	464
Residential Real Estate	2,778	3,266
Real Estate Construction	27	27
Farm Real Estate	186	2
Consumer and Other	67	101
Total	$6,132	$6,943

Nonaccrual Loans: Loans are considered for nonaccrual status upon reaching 90 days delinquency, unless the loan is well secured and in the process of collection, although the Company may be receiving partial payments of interest and partial repayments of principal on such loans. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest income. A loan may be returned to accruing status only if one of three conditions are met: the loan is well-secured and none of the principal and interest has been past due for a minimum of 90 days; the loan is a TDR and the borrower has made a minimum of six months payments; or the principal and interest payments are reasonably assured and a sustained period of performance has occurred, generally six months. The gross interest income that would have been recorded on nonaccrual loans in 2017, 2016 and 2015 if the loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the period, was $712, $701 and $1,761, respectively. The amount of interest income on such loans recognized on a cash basis was $139 in 2017, $1,138 in 2016 and $766 in 2015.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

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

Loans modified in a TDR are typically already on non-accrual status and partial charge-offs have in some cases already been taken against the outstanding loan balance. As a result, loans modified in a TDR may have the financial effect of increasing the specific allowance associated with the loan. An allowance for impaired loans that have been modified in a TDR are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the estimated fair value of the collateral, less any selling costs, if the loan is collateral dependent. Management exercises significant judgment in developing these estimates. TDRs accounted for $169 of the allowance for loan losses as of December 31, 2017, $278 as of December 31, 2016 and $286 as of December 31, 2015.

Loan modifications that are considered TDRs completed during the twelve month periods ended December 31, 2017, 2016 and 2015 were as follows:

For the Twelve Month Period Ended December 31, 2017
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Commercial & Agriculture	—	$—	$—
Commercial Real Estate:
Owner Occupied	—	—	—
Non-Owner Occupied	—	—	—
Residential Real Estate	1	13	13
Real Estate Construction	—	—	—
Farm Real Estate	—	—	—
Consumer and Other	—	—	—
Total Loan Modifications	1	$13	$13

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

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

Recidivism, or the borrower defaulting on its obligation pursuant to a modified loan, results in the loan once again becoming a non-accrual loan. Recidivism occurs at a notably higher rate than do defaults on new originations loans, so modified loans present a higher risk of loss than do new origination loans. During the periods ended December 31, 2017 and 2016, there were no defaults on loans that were modified and considered TDRs during the previous twelve months. During the twelve month period ended December 31, 2015, there was one default, totaling $107, on loans which were modified and considered TDRs during the previous twelve months.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired Loans: Larger (greater than $350) commercial loan, commercial real estate loan and farm real estate loan relationships, all TDRs and residential real estate and consumer loans that are part of a larger relationship are tested for impairment. These loans are analyzed to determine if it is probable that all amounts will not be collected according to the contractual terms of the loan agreement. If management determines that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an allowance estimate or a charge-off to the allowance.

The following tables include the recorded investment and unpaid principal balances for impaired financing receivables, excluding PCI loans, with the associated allowance amount, if applicable, as of December 31, 2017 and 2016.

	December 31, 2017			December 31, 2016
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial & Agriculture	$—	$—		$1,230	$1,751
Commercial Real Estate:
Owner Occupied	693	913		1,658	1,803
Non-Owner Occupied	44	48		359	386
Residential Real Estate	977	1,049		1,259	1,590
Farm Real Estate	148	148		614	614
Consumer and Other	—	—		1	1
Total	1,862	2,158		5,121	6,145
With an allowance recorded:
Commercial & Agriculture	438	438	$4	753	1,303	$82
Commercial Real Estate:
Owner Occupied	317	317	6	238	238	4
Non-Owner Occupied	—	—	—	—	—	—
Residential Real Estate	383	387	109	427	431	102
Farm Real Estate	460	460	6	—	—	—
Total	1,598	1,602	125	1,418	1,972	188
Total:
Commercial & Agriculture	438	438	4	1,983	3,054	82
Commercial Real Estate:
Owner Occupied	1,010	1,230	6	1,896	2,041	4
Non-Owner Occupied	44	48	—	359	386	—
Residential Real Estate	1,360	1,436	109	1,686	2,021	102
Farm Real Estate	608	608	6	614	614	—
Consumer and Other	—	—	—	1	1	—
Total	$3,460	$3,760	$125	$6,539	$8,117	$188

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables include the average recorded investment and interest income recognized for impaired financing receivables as of, and for the years ended, December 31, 2017, 2016 and 2015.

For the year ended:	December 31, 2017		December 31, 2016
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Commercial & Agriculture	$1,375	$34	$2,036	$40
Commercial Real Estate:
Owner Occupied	1,507	75	1,847	862
Non-Owner Occupied	233	6	1,039	83
Residential Real Estate	1,515	73	1,787	175
Real Estate Construction	—	—	—	1
Farm Real Estate	613	28	1,006	95
Consumer and Other	—	—	2	—
Total	$5,243	$216	$7,717	$1,256

For the year ended:	December 31, 2015
	Average Recorded Investment	Interest Income Recognized
Commercial & Agriculture	$1,519	$54
Commercial Real Estate:
Owner Occupied	2,738	139
Non-Owner Occupied	1,946	32
Residential Real Estate	2,544	103
Real Estate Construction	16	—
Farm Real Estate	653	56
Consumer and Other	4	—
Total	$9,420	$384

Foreclosed assets acquired in settlement of loans are carried at fair value less estimated costs to sell and are included in other assets on the Consolidated Balance Sheet. As of December 31, 2017 and 2016, a total of $16 and $37, respectively of foreclosed assets were included with other assets. As of December 31, 2017, included within the foreclosed assets is $16 of consumer residential mortgages that were foreclosed on or received via a deed in lieu transaction prior to the period end. As of December 31, 2017 and 2016, the Company had initiated formal foreclosure procedures on $239 and $710, respectively of consumer residential mortgages.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

Changes in the amortizable yield for PCI loans were as follows, since acquisition:

	At December 31, 2017	At December 31, 2016
	(In Thousands)	(In Thousands)
Balance at beginning of period	$49	$80
Acquisition of PCI loans	—	—
Accretion	(34)	(31)
Balance at end of period	$15	$49

The following table presents additional information regarding loans acquired and accounted for in accordance with ASC 310-30:

	At December 31, 2017	At December 31, 2016
	Acquired Loans with Specific Evidence of Deterioration of Credit Quality (ASC 310-30)	Acquired Loans with Specific Evidence of Deterioration of Credit Quality (ASC 310-30)
	(In Thousands)
Outstanding balance	$775	$850
Carrying amount	215	256

There has been $126 and $175 in allowance for loan losses recorded for acquired loans with or without specific evidence of deterioration in credit quality as of December 31, 2017 and 2016, respectively.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 6 - OTHER COMPREHENSIVE INCOME (LOSS)

The following table presents the changes in each component of accumulated other comprehensive loss, net of tax, as of December 31, 2017, 2016 and 2015.

	For the Year Ended December 31, 2017			For the Year Ended December 31, 2016			For the Year Ended December 31, 2015
	Unrealized Gains and Losses on Available for Sale Securities	Defined Benefit Pension Items	Total	Unrealized Gains and Losses on Available for Sale Securities	Defined Benefit Pension Items	Total	Unrealized Gains and Losses on Available for Sale Securities	Defined Benefit Pension Items	Total
Beginning balance	$2,008	$(4,345)	$(2,337)	$3,554	$(4,049)	$(495)	$3,730	$(3,777)	$(47)
Other comprehensive income (loss) before reclassifications	620	553	1,173	(1,533)	(511)	(2,044)	(188)	(449)	(637)
Amounts reclassified from accumulated other comprehensive loss	(8)	247	239	(13)	215	202	12	177	189
Net current-period other comprehensive income (loss)	612	800	1,412	(1,546)	(296)	(1,842)	(176)	(272)	(448)
Reclassification of certain income tax effects from accumulated other comprehensive loss	565	(764)	(199)	—	—	—	—	—	—
Ending balance	$3,185	$(4,309)	$(1,124)	$2,008	$(4,345)	$(2,337)	$3,554	$(4,049)	$(495)

The following table presents the amounts reclassified out of each component of accumulated other comprehensive loss as of December 31, 2017, 2016 and 2015.

	Amount Reclassified from Accumulated Other Comprehensive Loss (a)
	For the year ended December 31,
Details about Accumulated Other Comprehensive Loss Components	2017		2016		2015		Affected Line Item in the Statement Where Net Income is Presented
Unrealized gains (losses) on available-for-sale securities	$12		$19		$(18)		Net gain (loss) on sale of securities
Tax effect	(4)		(6)		6		Income taxes
	8		13		(12)
Amortization of defined benefit pension items
Actuarial losses	(380)	(b)	(326)	(b)	(270)	(b)	Salaries, wages and benefits
Tax effect	133		111		93		Income taxes
	(247)		(215)		(177)
Total reclassifications for the period	$(239)		$(202)		$(189)

(a)	Amounts in parentheses indicate expenses and other amounts indicate income.
(b)	These accumulated other comprehensive income (loss) components are included in the computation of net periodic pension cost.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 7 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

	2017	2016
Land and improvements	$5,022	$5,094
Buildings and improvements	21,221	20,266
Furniture and equipment	17,004	16,070
Total	43,247	41,430
Accumulated depreciation	(25,636)	(23,510)
Premises and equipment, net	$17,611	$17,920

Depreciation expense was $1,249, $1,257 and $1,193 for 2017, 2016 and 2015, respectively.

Rent expense was $580, $540 and $506 for 2017, 2016 and 2015, respectively. Rent commitments under non-cancelable operating leases at December 31, 2017 were as follows, before considering renewal options that generally are present.

2018	$571
2019	479
2020	226
2021	91
2022	36
Total	$1,403

The rent commitments listed above are primarily for the leasing of seven financial services branches.

NOTE 8 - GOODWILL AND INTANGIBLE ASSETS

There has been no change in the carrying amount of goodwill of $27,095 for the years ended December 31, 2017 and December 31, 2016.

Management performs an evaluation of goodwill for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Management performed an evaluation of the Company’s goodwill during the fourth quarter of 2017. Based on this test, management concluded that the Company’s goodwill was not impaired at December 31, 2017.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 8 - GOODWILL AND INTANGIBLE ASSETS (Continued)

Acquired intangible assets were as follows as of year end.

	2017			2016
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets(1):
MSRs	$1,065	$322	$743	$912	$250	$662
Core deposit intangibles	7,274	6,738	536	7,274	6,152	1,122
Total amortized intangible assets	$8,339	$7,060	$1,279	$8,186	$6,402	$1,784

(1)	Excludes fully amortized intangible assets

Aggregate core deposit intangible amortization expense was $586, $699 and $711 for 2017, 2016 and 2015, respectively.

Aggregate mortgage servicing rights amortization was $72, $74 and $29 for 2017, 2016 and 2015, respectively.

Estimated amortization expense for each of the next five years and thereafter is as follows:

	MSRs	Core deposit intangibles	Total
2018	$41	$111	$152
2019	41	88	129
2020	41	71	112
2021	41	68	109
2022	41	68	109
Thereafter	538	130	668
	$743	$536	$1,279

NOTE 9 - INTEREST-BEARING DEPOSITS

Interest-bearing deposits as of December 31, 2017 and 2016 were as follows:

	2017	2016
Demand	$183,680	$183,759
Statement and Passbook Savings	435,377	384,330
Certificates of Deposit:
$250 and over	8,206	13,640
Other	192,455	168,723
Individual Retirement Accounts	23,241	25,063
Total	$842,959	$775,515

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 9 - INTEREST-BEARING DEPOSITS (Continued)

Scheduled maturities of certificates of deposit, including IRA’s at December 31, 2017 were as follows:

2018	$161,656
2019	41,926
2020	15,459
2021	3,382
2022	1,202
Thereafter	277
Total	$223,902

Deposits from the Company’s principal officers, directors, and their affiliates at year-end 2017 and 2016 were $9,633 and $9,209, respectively.

As of December 31, 2017, CDs and IRAs totaling $9,141 met or exceeded the FDIC’s insurance limit of $250,000.

NOTE 10 - SHORT-TERM BORROWINGS

Short-term borrowings, which consist of federal funds purchased and other short-term borrowings are summarized as follows:

	At December 31, 2017		At December 31, 2016
	Federal Funds Purchased	Short-term Borrowings	Federal Funds Purchased	Short-term Borrowings
Outstanding balance at year end	$—	$56,900	$—	$31,000
Maximum indebtedness during the year	20,000	115,050	20,000	70,400
Average balance during the year	119	38,825	116	10,483
Average rate paid during the year	1.68%	1.12%	0.86%	0.42%
Interest rate on year end balance	—	1.42%	—	0.64%

	At December 31, 2015
	Federal Funds Purchased	Short-term Borrowings
Outstanding balance at year end	$—	$53,700
Maximum indebtedness during the year	—	64,700
Average balance during the year	69	26,880
Average rate paid during the year	0.53%	0.20%
Interest rate on year end balance	—	0.35%

Average balance during the year represent daily averages. Average interest rates represent interest expense divided by the related average balances.

These borrowing transactions can range from overnight to six months in maturity. The average maturity was one day at December 31, 2017, 2016 and 2015.

NOTE 11 - FEDERAL HOME LOAN BANK ADVANCES

Long term advances from the FHLB were $15,000 at December 31, 2017 and $17,500 at December 31, 2016. Outstanding balances have maturity dates ranging from February 2018 to October 2019 and fixed rates ranging from 1.50% to 2.10%. The average rate on outstanding advances was 1.70% at December 31, 2017.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 11 - FEDERAL HOME LOAN BANK ADVANCES (Continued)

Scheduled principal reductions of FHLB advances outstanding at December 31, 2017 were as follows:

2018	$10,000
2019	5,000
Total	$15,000

In addition to the borrowings, the Company had outstanding letters of credit with the FHLB totaling $19,600 at year-end 2017 and 2016, respectively used for pledging to secure public funds. FHLB borrowings and the letters of credit were collateralized by FHLB stock and by $137,250 and $102,150 of residential mortgage loans under a blanket lien arrangement at year-end 2017 and 2016, respectively.

The Company had a FHLB maximum borrowing capacity of $366,122 as of December 31, 2017, with remaining borrowing capacity of approximately $274,622. The borrowing arrangement with the FHLB is subject to annual renewal. The maximum borrowing capacity is recalculated at least quarterly.

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

The following table presents detail regarding the securities pledged as collateral under repurchase agreements as of December 31, 2017 and 2016. All of the repurchase agreements are overnight agreements.

	December 31, 2017	December 31, 2016
Securities pledged for repurchase agreements:
U.S. Treasury securities	$874	$1,761
Obligations of U.S. government agencies	20,881	27,164
Total securities pledged	$21,755	$28,925
Gross amount of recognized liabilities for repurchase agreements	$21,755	$28,925
Amounts related to agreements not included in offsetting disclosures above	$—	$—

Information concerning securities sold under agreements to repurchase was as follows:

	2017	2016	2015
Outstanding balance at year end	$21,755	$28,925	$25,040
Average balance during the year	18,234	21,767	20,086
Average interest rate during the year	0.10%	0.10%	0.10%
Maximum month-end balance during the year	$23,889	$28,925	$25,040
Weighted average interest rate at year end	0.10%	0.10%	0.10%

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 13 - SUBORDINATED DEBENTURES

Trusts formed by the Company issued floating rate trust preferred securities, in the amounts of $5,000 and $7,500, through special purpose entities as part of pooled offerings of such securities. The Company issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Company may redeem the subordinated debentures, in whole but not in part, at face value. In April 2007, the Company elected to redeem and refinance the $5,000 floating rate subordinated debenture. The refinancing was done at face value and resulted in a 2.00% reduction in the floating rate. The new subordinated debenture has a 30-year maturity and is redeemable, in whole or in part, anytime without penalty. The replacement subordinated debenture does not have any deferred issuance cost associated with it. The interest rate at December 31, 2017 on the $7,500 debenture was 4.48% and the $5,000 debenture was 2.92%.

Additionally, the Company formed an additional trust that issued $12,500 of 6.05% fixed rate trust preferred securities for five years, then becoming floating rate trust preferred securities, through a special purpose entity as part of a pooled offering of such securities. The Company issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Company may redeem the subordinated debentures at face value without penalty. The current rate on the $12,500 subordinated debenture is 3.58%.

Finally, the Company acquired two additional trust preferred securities as part of its acquisition of Futura Banc Corp (Futura) in December 2007. Futura TPF Trust I and Futura TPF Trust II were formed in June of 2005 in the amounts of $2,500 and $1,927, respectively. Futura had issued subordinated debentures to the trusts in exchange for ownership of all of the common security of the trusts and the proceeds of the preferred securities sold by the trusts. The Company may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1,000, at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on June 15, 2035. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust indenture. The current rate on the $2,500 subordinated debenture is variable at 2.98%. In June 2010, the rate on the $1,927 subordinated debenture switched from a fixed rate to a floating rate. The current rate on the $1,927 subordinated debenture is 2.98%.

NOTE 14 - INCOME TAXES

Income taxes were as follows for the years ended December 31:

	2017	2016	2015
Current	$5,414	$6,449	$5,191
Deferred	435	170	(410)
Change in corporate tax rate	511	—	—
Income taxes	$6,360	$6,619	$4,781

Effective tax rates differ from the statutory federal income tax rate of 35% in 2017 and 2016 and 34% in 2015 due to the following:

	2017	2016	2015
Income taxes computed at the statutory federal tax rate	$7,781	$8,343	$5,959
Add (subtract) tax effect of:
Nontaxable interest income, net of nondeductible interest expense	(1,107)	(946)	(900)
Low income housing tax credit	(686)	(435)	(303)
Cash surrender value of BOLI	(201)	(197)	(159)
Change in corporate tax rate	511	—	—
Other	62	(146)	184
Income tax expense	$6,360	$6,619	$4,781

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 14 - INCOME TAXES (Continued)

The Tax Cut and Jobs Act, enacted on December 22, 2017, lowered the federal corporate income tax rate from 35% to 21% effective January 1, 2018.  As a result, the carrying value of net deferred tax assets was reduced, which increased income tax expense by $511.

Year-end deferred tax assets and liabilities were due to the following:

	2017	2016
Deferred tax assets
Allowance for loan losses	$2,848	$4,640
Deferred compensation	1,213	1,762
Intangible assets	95	187
Pension costs	—	277
Other	141	102
Deferred tax asset	4,297	6,968
Deferred tax liabilities
Tax depreciation in excess of book depreciation	(275)	(97)
Discount accretion on securities	(43)	(58)
Purchase accounting adjustments	(536)	(1,091)
FHLB stock dividends	(1,053)	(1,705)
Unrealized gain on securities available for sale	(847)	(1,035)
Pension costs	(293)	—
Prepaids	(320)	—
Other	(166)	(256)
Deferred tax liability	(3,533)	(4,242)
Net deferred tax asset	$764	$2,726

No valuation allowance was established at December 31, 2017 and 2016, due to the Company’s ability to carryback to taxes paid in previous years and certain tax strategies, coupled with the anticipated future income as evidenced by the Company’s earning potential.

The Company and its subsidiaries are subject to U.S. federal income tax. The Company is subject to tax in Ohio based upon its net worth.

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company’s federal tax returns for taxable years through 2012 have been closed for purposes of examination by the Internal Revenue Service.

NOTE 15 - RETIREMENT PLANS

The Company sponsors a savings and retirement 401(k) plan, which covers all employees who meet certain eligibility requirements and who choose to participate in the plan. The matching contribution to the 401(k) plan was $805, $734 and $667 in 2017, 2016 and 2015, respectively. The Company’s matching contribution is 100% of an employee’s first three percent contributed and 50% of the next two percent contributed.

The Company also sponsors a pension plan which is a noncontributory defined benefit retirement plan for all employees who have attained the age of 20 1 ⁄ 2, completed six months of service and work 1,000 or more hours per year. Annual payments, subject to the maximum amount deductible for federal income tax purposes, are made to a pension trust fund. In 2006, the Company amended the pension plan to provide that no employee could be added as a participant to the pension plan after December 31, 2006. In April 2014, the Company amended the pension plan again to provide that no additional benefits would accrue beyond April 30, 2014.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 15 - RETIREMENT PLANS (Continued)

In October 2015, the Company, on behalf of it and its subsidiaries, entered into Pension Shortfall Agreements (the “Shortfall Agreements”) with ten employees of the Bank. When the Company ceased accruals to its defined benefit pension plan on April 30, 2014, the circumstances of some participants with limited periods until their anticipated retirement dates would not permit them to use other available alternatives to make up for the shortfall in their expected pension. The Company calculated the total amount of the shortfall for each of the referenced individuals after considering its contributions to other retirement benefits. Pension shortfall expense was $18 in 2017, $201 in 2016 and $364 in 2015. Included in pension shortfall expense was interest expense, totaling $18, $11 and $10 in 2017, 2016 and 2015, respectively, which was also recorded in and credited to the accounts of the ten individuals covered by this plan.

Information about the pension plan is as follows:

	2017	2016
Change in benefit obligation:
Beginning benefit obligation	$16,964	$16,328
Service cost	—	—
Interest cost	679	689
Curtailment gain	—	—
Settlement loss	46	51
Actuarial (gain)/loss	986	669
Benefits paid	(759)	(773)
Ending benefit obligation	17,916	16,964
Change in plan assets, at fair value:
Beginning plan assets	16,150	15,647
Actual return	1,947	802
Employer contribution	2,000	500
Benefits paid	(759)	(773)
Administrative expenses	(32)	(26)
Ending plan assets	19,306	16,150
Funded status at end of year	$1,390	$(814)

Amounts recognized in accumulated other comprehensive loss at December 31, consist of unrecognized actuarial loss of $4,070, net of $2,191 tax in 2017 and $4,345, net of $2,238 tax in 2016.

The accumulated benefit obligation for the defined benefit pension plan was $17,916 at December 31, 2017 and $16,964 at December 31, 2016.

The components of net periodic pension expense were as follows:

	2017	2016	2015
Service cost	$—	$—	$—
Interest cost	679	689	604
Expected return on plan assets	(1,178)	(1,090)	(1,088)
Net amortization and deferral	380	326	270
Net periodic pension cost (benefit)	$(119)	$(75)	$(214)
Net loss (gain) recognized in other comprehensive loss	$(322)	$448	$412
Total recognized in net periodic benefit cost and other comprehensive loss (before tax)	$(441)	$373	$198

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 15 - RETIREMENT PLANS (Continued)

The estimated net loss for the defined benefit pension plan that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year is $380.  The Company incurred settlement costs in 2017, 2016 and 2015 of $237, $259 and $415, respectively.

The weighted average assumptions used to determine benefit obligations at year-end were as follows:

	2017	2016	2015
Discount rate on benefit obligation	3.51%	4.00%	4.16%
Long-term rate of return on plan assets	7.00%	7.00%	7.00%
Rate of compensation increase	0.00%	0.00%	0.00%

The weighted average assumptions used to determine net periodic pension cost were as follows:

	2017	2016	2015
Discount rate on benefit obligation	4.00%	4.16%	3.69%
Long-term rate of return on plan assets	7.00%	7.00%	7.00%
Rate of compensation increase	0.00%	0.00%	0.00%

The Company uses long-term market rates to determine the discount rate on the benefit obligation. Declines in the discount rate lead to increases in the actuarial loss related to the benefit obligation.

The expectation for long-term rate of return on the pension assets and the expected rate of compensation increases are reviewed periodically by management in consultation with outside actuaries and primary investment consultants. Factors considered in setting and adjusting these rates are historic and projected rates of return on the portfolio and historic and estimated rates of increases of compensation. Since the pension plan is frozen, the rate of compensation increase used to determine the benefit obligation for 2017, 2016 and 2015 was zero.

The Company’s pension plan asset allocation at year-end 2017 and 2016 and target allocation for 2018 by asset category are as follows:

	Target Allocation	Percentage of Plan Assets at Year-end
Asset Category	2018	2017	2016
Equity securities	20-50%	48.0%	47.5%
Debt securities	30-60	51.9	52.1
Money market funds	20-30	0.1	0.4
Total		100.0%	100.0%

The Company developed the pension plan investment policies and strategies for plan assets with its pension management firm. The assets are currently invested in four diversified investment funds, which include two equity funds, one money market fund and one bond fund. The long-term guidelines from above were created to maximize the return on portfolio assets while reducing the risk of the portfolio. The management firm may allocate assets among the separate accounts within the established long-term guidelines. Transfers among these accounts will be at the management firm’s discretion based on their investment outlook and the investment strategies that are outlined at periodic meetings with the Company. The expected long-term rate of return on the plan assets was 7.00% in 2017 and 2016. This return is based on the expected return for each of the asset categories, weighted based on the target allocation for each class.

The Company does not expect to make any contribution to its pension plan in 2018. Employer contributions totaled $2,000 in 2017. Increased contributions and increased plan assets offset by increased benefit obligations led to a change in funded status from $(814) at December 31, 2016 to $1,390 at December 31, 2017.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 15 - RETIREMENT PLANS (Continued)

The following tables set forth by level, within the fair value hierarchy, the pension plan’s assets at fair value as of December 31, 2017 and 2016:

	December 31, 2017
	Level 1	Level 2	Level 3	Total
Assets:
Cash	$113	$—	$—	$113
Bond mutual funds	23	—	—	23
Common/collective trust:
Bonds	9,980	—	—	9,980
Equities	6,654	—	—	6,654
Equity market funds:
International	750	—	—	750
Large cap	1,085	—	—	1,085
Mid cap	269	—	—	269
Small cap	432	—	—	432
Total assets at fair value	$19,306	$—	$—	$19,306

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

Expected benefit payments, which reflect expected future service, are as follows:

2018	$1,903
2019	1,127
2020	650
2021	913
2022	1,182
2023 through 2027	4,723
Total	$10,498

Supplemental Retirement Plan

Civista established a supplemental retirement plan (“SERP”) in 2013, which covers key members of management. Under the SERP, participants will receive annually, following retirement, a percentage of their base compensations at the time of their retirement for a maximum of ten years. The SERP liability recorded at December 31, 2017, was $2,308, compared to $1,984 at December 31, 2016. The expense related to the SERP was $365, $243 and $299 for 2017, 2016 and 2015, respectively. Distributions to participants made in 2017, 2016 and 2015 totaled $41, $34, and $22, respectively.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 16 - EQUITY INCENTIVE PLAN

At the Company’s 2014 annual meeting, the shareholders adopted the Company’s 2014 Incentive Plan (“2014 Incentive Plan”). The 2014 Incentive Plan authorizes the Company to grant options, stock awards, stock units and other awards for up to 375,000 common shares of the Company. There were 292,209 shares available for grants under this plan at December 31, 2017.

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

On May 16, 2017, directors of the Company’s banking subsidiary, Civista, were paid a retainer in the form of non-restricted common shares of the Company. The aggregate of 6,804 common shares were issued to Civista directors as payment of their retainer for their service on the Civista Board of Directors covering the period up to the 2018 Annual Meeting. This issuance was expensed in its entirety when the shares were issued in the amount of $144.

Finally, on September 11, 2017, a newly appointed director of the Company’s banking subsidiary, Civista, was paid a retainer in the form of non-restricted common shares of the Company. The aggregate of 367 common shares was issued as payment of her retainer for her service on the Civista Board of Directors covering the period up to the 2018 Annual Meeting. This issuance was expensed in its entirety when the shares were issued in the amount of $8.

No options had been granted under the 2014 Incentive Plan as of December 31, 2017 and 2016.

The Company classifies share-based compensation for employees with “Salaries, wages and benefits” in the Consolidated Statements of Operations.

The following is a summary of the status of the Company’s restricted shares, and changes therein during the twelve months ended December 31, 2017 and 2016:

	December 31, 2017		December 31, 2016
	Number of Restricted Shares	Weighted Average Grant Date Fair Value	Number of Restricted Shares	Weighted Average Grant Date Fair Value
Nonvested at beginning of period	37,050	$10.77	16,983	$10.82
Granted	17,898	22.15	28,864	10.75
Vested	(12,810)	10.76	(5,657)	10.82
Forfeited	—	—	(3,140)	10.87
Nonvested at end of period	42,138	15.60	37,050	10.77

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 16 - EQUITY INCENTIVE PLAN (Continued)

The following is a summary of the status of the Company’s awarded restricted shares as of December 31, 2017:

At December 31, 2017
Date of Award	Shares	Remaining Expense	Remaining Vesting Period (Years)
January 15, 2016	10,260	$66	3.00
March 11, 2016	15,748	33	1.00
March 20, 2017	11,713	110	2.00
March 20, 2017	6,185	108	4.00
	43,906	$317	2.79

During the twelve months ended December 31, 2017, the Company recorded $274 of share-based compensation expense and $152 of director retainer fees for shares granted under the 2014 Incentive Plan. At December 31, 2017, the total compensation cost related to unvested awards not yet recognized is $317, which is expected to be recognized over the weighted average remaining life of the grants of 2.79 years.

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

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

Assets measured at fair value are summarized below.

Fair Value Measurements at December 31, 2017 Using:

	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value on a recurring basis:
U.S. Treasury securities and obligations of U.S. Government agencies	$—	$30,357	$—
Obligations of states and political subdivisions	—	118,056	—
Mortgage-backed securities in government sponsored entities	—	81,817	—
Equity securities in financial institutions	—	832	—
Fair value swap asset	—	1,560	—
Liabilities measured at fair value on a recurring basis:
Fair value swap liability	—	1,560	—
Assets measured at fair value on a nonrecurring basis:
Impaired Loans	$—	$—	$1,040
Other Real Estate Owned	—	—	16

Fair Value Measurements at December 31, 2016 Using:

	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value on a recurring basis:
U.S. Treasury securities and obligations of U.S. Government agencies	$—	$37,446	$—
Obligations of states and political subdivisions	—	94,998	—
Mortgage-backed securities in government sponsored entities	—	62,642	—
Equity securities in financial institutions	—	778	—
Fair value swap asset	—	1,839	—
Liabilities measured at fair value on a recurring basis:
Fair value swap liability	—	1,839	—
Assets measured at fair value on a nonrecurring basis:
Impaired Loans	$—	$—	$952
Other Real Estate Owned	—	—	37

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 17 - FAIR VALUE MEASUREMENT (Continued)

The following tables presents quantitative information about the Level 3 significant unobservable inputs for assets and liabilities measured at fair value on a nonrecurring basis at December 31, 2017 and 2016.

	Quantitative Information about Level 3 Fair Value Measurements
December 31, 2017	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Impaired loans	$1,040	Appraisal of collateral	Appraisal adjustments	0% - 30%	16%
			Liquidation expense	0% - 10%	8%
			Holding period	0 - 30 months	20 months
Other real estate owned	$16	Appraisal of collateral	Appraisal adjustments	10% - 30%	10%
			Liquidation expense	0% - 10%	10%

	Quantitative Information about Level 3 Fair Value Measurements
December 31, 2016	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Impaired loans	$952	Appraisal of collateral	Appraisal adjustments	10% - 67%	64%
			Liquidation expense	0% - 10%	4%
			Holding period	0 - 30 months	19 months
Other real estate owned	$37	Appraisal of collateral	Appraisal adjustments	10% - 30%	10%
			Liquidation expense	0% - 10%	10%

The carrying amount and fair value of financial instruments were as follows:

December 31, 2017	Carrying Amount	Total Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and due from financial institutions	$40,519	$40,519	$40,519	$—	$—
Securities available for sale	231,062	231,062	—	231,062	—
Loans, held for sale	2,197	2,197	2,197	—	—
Loans, net of allowance for loan losses	1,151,527	1,146,969	—	—	1,146,969
Other securities	14,247	14,247	14,247	—	—
Bank owned life insurance	25,125	25,125	25,125	—	—
Accrued interest receivable	4,336	4,336	4,336	—	—
Swap asset	1,560	1,560	—	1,560	—
Financial Liabilities:
Nonmaturing deposits	981,021	981,021	981,021	—	—
Time deposits	223,902	223,626	—	—	223,626
Short-term FHLB advances	56,900	56,900	56,900	—	—
Long-term FHLB advances	15,000	14,964	—	—	14,964
Securities sold under agreement to repurchase	21,755	21,755	21,755	—	—
Subordinated debentures	29,427	31,052	—	—	31,052
Accrued interest payable	410	410	410	—	—
Swap liability	1,560	1,560	—	1,560	—

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 17 - FAIR VALUE MEASUREMENT (Continued)

December 31, 2016	Carrying Amount	Total Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and due from financial institutions	$36,695	$36,695	$36,695	$—	$—
Securities available for sale	195,864	195,864	—	195,864	—
Loans, held for sale	2,268	2,268	2,268	—	—
Loans, net of allowance for loan losses	1,042,201	1,047,329	—	—	1,047,329
Other securities	14,055	14,055	14,055	—	—
Bank owned life insurance	24,552	24,552	24,552	—	—
Accrued interest receivable	3,854	3,854	3,854	—	—
Swap asset	1,839	1,839	—	1,839	—
Financial Liabilities:
Nonmaturing deposits	913,677	913,677	913,677	—	—
Time deposits	207,426	207,784	—	—	207,784
Short-term FHLB advances	31,000	31,000	31,000	—	—
Long-term FHLB advances	17,500	17,553	—	—	17,553
Securities sold under agreement to repurchase	28,925	28,925	28,925	—	—
Subordinated debentures	29,427	27,414	—	—	27,414
Accrued interest payable	181	181	181	—	—
Swap liability	1,839	1,839	—	1,839	—

The fair value approximates carrying amount for all items except those described below. Fair value for securities is based on quoted market values for the individual securities or for equivalent securities. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the cash flow analysis or underlying collateral values. For swaps, fair value of the swap asset and liability is based on an external derivative model using data inputs as of the valuation date. Fair value of debt is based on current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements and are considered nominal.

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

December 31, 2017, 2016 and 2015

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

	2017		2016
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to extend credit:
Lines of credit and construction loans	$4,982	$286,925	$6,905	$202,923
Overdraft protection	7	33,353	5	29,075
Letters of credit	624	2,637	600	349
	$5,613	$322,915	$7,510	$232,347

Commitments to make loans are generally made for a period of one year or less. Fixed-rate loan commitments included above had interest rates ranging from 2.88% to 10.25% at December 31, 2017 and 3.25% to 8.50% at December 31, 2016. Maturities extend up to 30 years.

Civista is required to maintain certain reserve balances on hand in accordance with the Federal Reserve Board requirements. The average reserve balance maintained in accordance with such requirements was $4,112 on December 31, 2017 and $2,887 on December 31, 2016.

NOTE 19 - CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS

The Company (consolidated) and Civista collectively, the (“Companies”) are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Companies’ financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Companies must meet specific capital guidelines that involve quantitative measures of the Companies’ assets, liabilities, and certain off-balance-sheet items as calculated under U.S. GAAP, regulatory reporting requirements, and regulatory capital standards. The Companies’ capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulatory capital standards to ensure capital adequacy require the Companies to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital to risk-weighted assets, common equity Tier 1 capital to total risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2017, that the Companies met all capital adequacy requirements to which they were subject.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 19 - CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS (Continued)

As of December 31, 2017, and 2016, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Companies must maintain minimum total risk-based capital, Tier 1 risk-based capital, common equity Tier 1 risk-based capital, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Company’s and Civista’s actual capital levels and minimum required capital levels at December 31, 2017 and 2016 were as follows:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Purposes
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2017
Total Risk Based Capital
Consolidated	$200,772	16.6%	$97,025	8.0%	n/a	n/a
Civista	161,394	13.3	96,880	8.0	$121,100	10.0%
Tier I Risk Based Capital
Consolidated	187,638	15.5	72,769	6.0	n/a	n/a
Civista	147,473	12.2	72,660	6.0	96,880	8.0
CET1 Risk Based Capital
Consolidated	140,853	11.6	54,576	4.5	n/a	n/a
Civista	136,760	11.3	54,495	4.5	78,715	6.5
Leverage
Consolidated	187,638	12.7	59,089	4.0	n/a	n/a
Civista	147,473	10.0	59,031	4.0	73,788	5.0
2016
Total Risk Based Capital
Consolidated	$155,145	14.2%	$87,436	8.0%	n/a	n/a
Civista	145,270	13.3	87,334	8.0	$109,168	10.0%
Tier I Risk Based Capital
Consolidated	141,840	13.0	65,577	6.0	n/a	n/a
Civista	131,391	12.0	65,501	6.0	87,334	8.0
CET1 Risk Based Capital
Consolidated	93,463	8.6	49,183	4.5	n/a	n/a
Civista	120,465	11.0	49,126	4.5	70,959	6.5
Leverage
Consolidated	141,840	10.6	53,774	4.0	n/a	n/a
Civista	131,391	9.8	53,717	4.0	67,146	5.0

CBI’s primary source of funds for paying dividends to its shareholders and for operating expense is the cash accumulated from dividends received from Civista. Payment of dividends by Civista to CBI is subject to restrictions by Civista’s regulatory agencies. These restrictions generally limit dividends to the current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below minimum regulatory requirements. At December 31, 2017, Civista had $36,440 net profits available to pay dividends to CBI.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 20 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of CBI follows:

	December 31,
Condensed Balance Sheets	2017	2016
Assets:
Cash	$29,908	$4,747
Securities available for sale	832	778
Investment in bank subsidiary	167,192	149,965
Investment in nonbank subsidiaries	12,928	12,635
Other assets	5,212	1,226
Total assets	$216,072	$169,351
Liabilities:
Deferred income taxes and other liabilities	$2,184	$2,308
Subordinated debentures	29,427	29,427
Total liabilities	31,611	31,735
Shareholders’ Equity:
Preferred stock	17,358	18,950
Common stock	153,810	118,975
Accumulated earnings	31,652	19,263
Treasury Stock	(17,235)	(17,235)
Accumulated other comprehensive loss	(1,124)	(2,337)
Total shareholders’ equity	184,461	137,616
Total liabilities and shareholders’ equity	$216,072	$169,351

	For the years ended December 31,
Condensed Statements of Operations	2017	2016	2015
Dividends from bank subsidiaries	$—	$—	$14,226
Interest expense	(1,035)	(884)	(760)
Pension expense	(925)	(184)	(388)
Other expense, net	(1,071)	(920)	(1,755)
Income (loss) before equity in undistributed net earnings of subsidiaries	(3,031)	(1,988)	11,323
Income tax benefit	1,407	676	959
Equity in undistributed net earnings of subsidiaries	17,496	18,529	463
Net income	$15,872	$17,217	$12,745
Comprehensive income	$17,284	$15,375	$12,297

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 20 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

	For the years ended December 31,
Condensed Statements of Cash Flows	2017	2016	2015
Operating activities:
Net income	$15,872	$17,217	$12,745
Adjustment to reconcile net income to net cash from (used for) operating activities:
Change in other assets and other liabilities	(2,147)	1,821	1,324
Gain on sale of fixed asets	(66)	—	—
Equity in undistributed net earnings of subsidiaries	(17,496)	(18,529)	(463)
Net cash (used for) from operating activities	(3,837)	509	13,606
Investing activities:
Proceeds from sale of premises and equipment	138	—	—
Acquisition and additional capitalization of subsidiary, net of cash acquired	(275)	—	(16,637)
Net cash used for investing activities	(137)	—	(16,637)
Financing activities:
Cash paid on fractional shares on preferred stock conversion to common stock	—	(1)	—
Net proceeds from common stock issuance	32,821	—	—
Payment to repurchase common stock	(4)	—	—
Cash dividends paid	(3,682)	(3,254)	(3,139)
Net cash from (used for) financing activities	29,135	(3,255)	(3,139)
Net change in cash and cash equivalents	25,161	(2,746)	(6,170)
Cash and cash equivalents at beginning of year	4,747	7,493	13,663
Cash and cash equivalents at end of year	$29,908	$4,747	$7,493

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

As of December 31, 2017, a total of 750,382 depository shares were outstanding.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 22 - EARNINGS PER COMMON SHARE

The factors used in the earnings per share computation follow.

	2017	2016	2015
Basic
Net income	$15,872	$17,217	$12,745
Preferred stock dividends	1,244	1,501	1,577
Net income available to common shareholders—basic	$14,628	$15,716	$11,168
Weighted average common shares outstanding—basic	9,906,856	8,010,399	7,822,369
Basic earnings per share	$1.48	$1.96	$1.43
Diluted
Net income available to common shareholders—basic	$14,628	$15,716	$11,168
Preferred stock dividends on convertible preferred stock	1,244	1,501	1,577
Net income available to common shareholders—diluted	$15,872	$17,217	$12,745
Weighted average common shares outstanding for earnings per common share basic	9,906,856	8,010,399	7,822,369
Add: dilutive effects of convertible preferred shares	2,445,760	2,940,562	3,095,966
Average shares and dilutive potential common shares outstanding—diluted	12,352,616	10,950,961	10,918,335
Diluted earnings per share	$1.28	$1.57	$1.17

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 23 - QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income	Basic Earnings per Common Share	Diluted Earnings per Common Share
2017
First quarter (1)(2)	$13,692	$12,892	$4,635	$0.47	$0.40
Second quarter (3)(4)	14,228	13,367	3,596	0.32	0.29
Third quarter (3)	14,836	13,680	3,660	0.33	0.29
Fourth quarter (3)(5)	15,838	14,563	3,981	0.36	0.30
2016
First quarter (1)(2)	$13,053	$12,235	$4,725	$0.55	$0.43
Second quarter (5)(6)	13,739	12,940	5,181	0.61	0.47
Third quarter (7)	13,370	12,526	3,680	0.41	0.34
Fourth quarter (8)	13,405	12,558	3,631	0.39	0.33

(1)	Interest income and net interest income increased due to loan volume and rate and volume on interest-bearing deposits in other banks.
(2)	Net income increased due to fees on tax refund processing program.
(3)	Interest income and net interest income increased due to increases in loan volume and rate.
(4)	Net income decreased due to a decrease in fees on the tax refund processing program.
(5)	Interest income and net interest income increased due to interest recoveries on non-performing loans.
(6)	Net income increased due to interest recoveries and provision credit.
(7)	Interest income, net interest income and net income decreased due to previous quarter interest recoveries and provision credit.
(8)	Interest income and net interest income increased due to loan volume and interest recoveries.

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

NOTE 24 - DERIVATIVE HEDGING INSTRUMENTS (Continued)

The following table summarizes the Company’s interest rate swap positions and the impact of a 1 basis point change in interest rates as of December 31, 2017.

	Notional Amount	Weighted Average Rate Received/ (Paid)	Impact of a 1 basis point change in interest rates	Repricing Frequency
Derivative Assets	$66,227	5.08%	$36	Monthly
Derivative Liabilities	(66,227)	-5.08%	(36)	Monthly
Net Exposure	$—		$—

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

NOTE 25 – QUALIFIED AFFORDABLE HOUSING PROJECT INVESTMENTS

The Company invests in qualified affordable housing projects. At December 31, 2017 and 2016, the balance of the Company’s investments in qualified affordable housing projects was $3,204 and $2,754, respectively. These balances are reflected in the other assets line on the Consolidated Balance Sheet. The unfunded commitments related to the investments in qualified affordable housing projects totaled $4,510 and $2,313 at December 31, 2017 and 2016, respectively.

During the years ended December 31, 2017 and 2016, the Company recognized amortization expense with respect to its investments in qualified affordable housing projects of $354 and $304, respectively, which was included within pre-tax income on the Consolidated Statements of Operations.

Additionally, during the years ended December 31, 2017 and 2016, the Company recognized tax credits and other benefits from its investments in affordable housing tax credits of $686 and $538, respectively. During the years ended December 31, 2017 and 2016, the Company did not incur impairment losses related to its investment in qualified affordable housing projects.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(Amounts in thousands, except share data)

This page left blank intentionally.