Form 10-K, Exhibit 13
period 2018-12-31
CIVISTA BANCSHARES, INC.
filed 2019-03-15
CIK 944745

Exhibit 13.1

Dear Shareholders:

2018 was another busy and successful year for the bank.  We completed a number of projects including the acquisition of United Community Bancorp (UCB) in September.  The bank is now approximately $2.1 billion in asset size and operates 35 branch offices and three loan production offices.  We operate in 12 Ohio counties, two southeast Indiana counties and one northern Kentucky county.

Growth continues to be a key strategic initiative for the company.  We believe growth is good for our shareholders, our customers, our employees and our communities.  For example, community banks over $2 billion in assets generally trade at higher multiples than banks under $2 billion in assets.  These banks are also some of the most efficient banks in the country, and provides the resources to bring expanded and innovative products and services to our customers.  Growth and acquisition also allows us to bring products and services to new customers.  The acquisition of UCB provided us the opportunity to introduce wealth and trust services.  Growth also provides greater job experiences and opportunities for our employees.  We are very supportive of internally developing staff and management through education, advancement, and promotion.  Finally, we believe growth is good for our communities.

Civista strongly believes in investing in the communities that we serve.  Each year, we donate significant dollars to local schools, civic and non-profit organizations throughout our footprint.  Our employees donate their time, serving in leadership roles or as active volunteers, at hundreds of organizations where we live and work.  We may be larger, but we pride ourselves on our commitment to our communities.

In addition to the UCB acquisition, a couple of our more noteworthy accomplishments in 2018 was the redesign of our bank website, civista.bank and the implementation of a product called Branch Anywhere, an innovative mobile strategy that can be used with electronic devices such as smartphones and tablets and is integrated with our core system.  The Branch Anywhere product allows our bankers to be more mobile and to meet with existing and potential customers throughout our footprint and outside the bank at their convenience.  The websites are now more user friendly and easier to navigate and should provide the user with quicker access to information.  Our continual investments in technology is focused on making the organization more efficient and on improving the overall customer experience to make it easier to do business with us.  We continue to evaluate the changing ways that customers do business with us and we are constantly looking to make enhancements to our online and digital products to provide more convenience and greater security.

Civista’s financial performance in 2018 was very strong.  We are very pleased with our accomplishments and the operational results of the company.  Our goal is to remain an independent community bank.  We continue to believe that we earn our independence.

2018 net income available to common shareholders was $13,180,000 or $1.02 diluted earnings per share, which included non-recurring acquisition and integration expenses of $12,700,000 as well as $413,000 loss on the sales of securities as we repositioned some securities to earn a higher yield.  Our core adjusted earnings for the year was $24,650,000, or $1.85 diluted earnings per share.  This compares to 2017 net income available to common shareholders of $14,628,000 or $1.28 diluted earnings per share.

Our loans at year end 2018 totaled $1,561,941,000, a 34.1% increase from $1,164,661,000 at year end 2017.  The increase in loans is a result of approximately $299,000,000 in net loans from the September acquisition of UCB and approximately $98,000,000 in organic loan growth throughout our footprint.  In 2018 our loans, plus approximately $368,385,000 in investment securities, generated $72,942,000 in interest income.  This compares to $58,096,000 for the year 2017.  This is an increase in interest income of 25.6%.

To fund our loan growth, we gather deposits which totaled $1,579,839,000 at year end 2018 compared to $1,204,923,000 at year end 2017.  This was an increase of $374,970,000 or 31.1%.  Nearly all of the increase was attributable to the UCB acquisition.  Core deposits in our legacy markets were stable in 2018.  The funding costs in 2018 were $7,570,000, compared to $4,092,000 in 2017, an increase of 85.0%.

The result was net interest income of $66,107,000 for 2018 compared to $54,502,000 for 2017.  This resultant net interest income translates into an interest margin of 4.21% for 2018 compared to 4.01% for the year 2017.  The median interest margin for companies our size in the Midwest was 3.53% at the end of the third quarter (last available information).  We are very pleased at the comparison of this peer rate of 3.53% to our year end 4.21%.  The positive margin difference of 68 basis points multiplied times approximately $1,900,000,000 in loans and investments is significant.  The result supports our operating philosophy of how we gather deposits and put those deposits to work in lending.

Noninterest income for 2018 totaled $18,131,000.  This was an increase of $1,797,000, or 11%, from the prior year.  Within that total, wealth management fees increased $601,000, ATM and interchange revenue increased $490,000 and service charge revenue increased $431,000.  At the end of the third quarter (last comparative information available) our noninterest income to average assets at the bank was 1.07% compared to the State of Ohio average of 0.80%.  While we are pleased with our level of noninterest income, we believe there are continued revenue opportunities in all of the markets that we serve.

Noninterest expenses for 2018 were $66,679,000.  Total noninterest expense increased $18,075,000 from the total in 2017.  The driving categories were compensation expense, professional services, occupancy and equipment and data processing.  Approximately $12,700,000 of the expenses were one-time, non-recurring acquisition and integration costs related to the UCB acquisition.  Compensation expense was up due to the addition of 82 new full time employees from the acquisition.  We added eight new branches and a loan production office in the acquisition, which increased occupancy and equipment costs.  Other items that increased expenses included base pay increases in 2018 for all employees and higher health care costs.

The last component in the bottom-line calculation is provision for loan loss.  For 2018, we expensed $780,000 for a loan loss provision.  We perform an extensive exercise in examining the adequacy of our loss reserve.  We believe we are adequately funded at year end with $13,679,000 in our reserve with our allowance for loan loss covering our non-performing loans 149.67%.  Our overall credit quality remains very good.

So in summary, 2018 was a record year in terms of growth, revenue and core adjusted earnings.  We are confident our disciplined approach to managing Civista and our long term focus on driving shareholder value will continue to yield positive results.  We are focused on establishing and building long term relationships with our customers.  Our vision is to work together to be the community’s trusted financial provider.

As always, please read your proxy and vote your shares in your company.  We hope to see you at the annual meeting.

Very truly yours,

James O. Miller	Dennis G. Shaffer
Chairman
CEO and President

ANNUAL REPORT

This page left blank intentionally.

Five-Year Selected Consolidated Financial Data

(Amounts in thousands, except per share data)

	Year ended December 31,
	2018	2017	2016	2015	2014
Statements of income:
Total interest and dividend income	$73,677	$58,594	$53,567	$50,701	$45,970
Total interest expense	7,570	4,092	3,308	3,309	4,104
Net interest income	66,107	54,502	50,259	47,392	41,866
Provision (credit) for loan losses	780	—	(1,300)	1,200	1,500
Net interest income after provision for loan losses	65,327	54,502	51,559	46,192	40,366
Security gains/(losses)	(413)	12	19	(18)	113
Other noninterest income	18,544	16,322	16,113	14,296	13,761
Total noninterest income	18,131	16,334	16,132	14,278	13,874
Total noninterest expense	66,679	48,604	43,855	42,944	41,550
Income before federal income taxes	16,779	22,232	23,836	17,526	12,690
Federal income tax expense	2,640	6,360	6,619	4,781	3,162
Net income	$14,139	$15,872	$17,217	$12,745	$9,528
Preferred stock dividends and discount accretion	959	1,244	1,501	1,577	1,873
Net income available to common shareholders	$13,180	$14,628	$15,716	$11,168	$7,655
Per common share earnings:
Available to common shareholders (basic)	1.10	1.48	1.96	1.43	0.99
Available to common shareholders (diluted)	1.02	1.28	1.57	1.17	0.85
Dividends	0.32	0.25	0.22	0.20	0.19
Book value	18.56	16.39	14.22	13.12	12.04
Average common shares outstanding:
Basic	11,971,786	9,906,856	8,010,399	7,822,369	7,707,917
Diluted	13,855,706	12,352,616	10,950,961	10,918,335	10,904,848
Year-end balances:
Loans, net	$1,548,262	$1,151,527	$1,042,201	$987,166	$900,589
Securities	368,385	245,309	209,919	209,701	210,491
Total assets	2,138,954	1,525,857	1,377,263	1,315,041	1,213,191
Deposits	1,579,893	1,204,923	1,121,103	1,052,033	968,918
Borrowings	245,226	123,082	106,852	125,667	116,240
Shareholders’ equity	298,898	184,461	137,616	125,173	115,909
Average balances:
Loans, net	$1,261,568	$1,095,956	$1,011,683	$966,786	$858,532
Securities	273,998	234,249	213,496	211,436	214,123
Total assets	1,742,823	1,526,387	1,441,717	1,336,645	1,234,406
Deposits	1,341,860	1,236,663	1,210,283	1,107,445	1,026,093
Borrowings	167,752	101,880	79,391	95,132	83,058
Shareholders’ equity	217,371	172,763	133,445	120,350	114,266

Five-Year Selected Ratios

	Year ended December 31,
	2018	2017	2016	2015	2014
Net interest margin	4.21%	4.01%	3.93%	3.96%	3.79%
Return on average total assets	0.81	1.04	1.19	0.95	0.77
Return on average shareholders’ equity	6.50	9.19	12.90	10.59	8.34
Dividend payout ratio	30.48	16.89	11.22	13.99	19.19
Average shareholders’ equity as a percent of average total assets	12.47	11.32	9.26	9.00	9.26
Net loan charge-offs (recoveries) as a percent of average total loans	0.02	0.02	(0.02)	0.11	0.43
Allowance for loan losses as a percent of loans at year-end	0.88	1.13	1.26	1.43	1.56
Shareholders’ equity as a percent of total year-end assets	13.97	12.09	9.99	9.52	9.55

Stockholder Return Performance

Set forth below is a line graph comparing the five-year cumulative return of the common shares of Civista Bancshares, Inc. (ticker symbol CIVB), based on an initial investment of $100 on December 31, 2013 and assuming reinvestment of dividends, with the cumulative return of the Standard & Poor’s 500 Index, the NASDAQ Bank Index and the SNL Bank Index. The comparative indices were obtained from SNL Securities and NASDAQ.

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, will be furnished, free of charge, to shareholders, upon written request to Lance A. Morrison, Secretary of Civista Bancshares, Inc., 100 East Water Street, Sandusky, Ohio 44870.

Common Shares and Shareholder Matters

The common shares of Civista Bancshares, Inc. (“CBI”) trade on The NASDAQ Capital Market under the symbol “CIVB”. As of February 19, 2019, there were 15,603,499 common shares outstanding and held by approximately 1,507 shareholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms). Information below is the range of sales prices of our common shares for each quarter for the last two years for trades occurring during normal trading hours as reported on The NASDAQ Capital Market.

2018
First Quarter			Second Quarter			Third Quarter			Fourth Quarter
$20.67	to	$24.69	$22.35	to	$25.71	$22.73	to	$25.88	$15.55	to	$24.62

2017
First Quarter			Second Quarter			Third Quarter			Fourth Quarter
$18.59	to	$23.75	$18.82	to	$22.41	$18.96	to	$22.73	$20.41	to	$23.76

Dividends per share declared on common shares by CBI were as follows:

	2018	2017
First quarter	$0.07	$0.06
Second quarter	0.07	0.06
Third quarter	0.09	0.06
Fourth quarter	0.09	0.07
	$0.32	$0.25

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

On December 19, 2013, CBI completed a public offering of 1,000,000 depositary shares, each representing a 1/40th ownership interest in a Noncumulative Redeemable Convertible Perpetual Preferred Share, Series B (the “Series B Preferred Shares”), of CBI. The depositary shares trade on The NASDAQ Capital Market under the symbol “CIVBP.” The terms of the Series B Preferred Shares provide for the payment of quarterly dividends on the Series B Preferred Shares (and, therefore, the depositary shares) at the rate of 6.50% per annum of the liquidation preference of $1,000 per Series B Preferred Share (or $25.00 per depositary share). Dividends are noncumulative and are payable if, when and as declared by the board of directors. However, no dividends may be declared or paid on the common shares of CBI during any calendar quarter unless full dividends on the Series B Preferred Shares (and, therefore, the depositary shares) have been declared for that quarter and all dividends previously declared on the Series B Preferred Shares (and, therefore, the depositary shares) have been paid in full. As of February 19, 2019, a total of 404,818 depository shares were outstanding.

General Development of Business

(Amounts in thousands)

CBI was organized under the laws of the State of Ohio on February 19, 1987 and is a registered financial holding company under the Gramm-Leach-Bliley Financial Modernization Act of 1999, as amended. CBI and its subsidiaries are sometimes referred to together as the Company. The Company’s office is located at 100 East Water Street, Sandusky, Ohio. The Company had total consolidated assets of $2,138,954 at December 31, 2018.

CIVISTA BANK (“Civista”), owned by the Company since 1987, opened for business in 1884 as The Citizens National Bank. In 1898, Civista was reorganized under Ohio banking law and was known as The Citizens Bank and Trust Company. In 1908, Civista surrendered its trust charter and began operation as The Citizens Banking Company. The name Civista Bank was introduced during the first quarter of 2015 to solidify our dual Citizens/Champaign brand and distinguish ourselves from the many other banks using the “Citizens” name in our existing and prospective markets. Civista maintains its main office at 100 East Water Street, Sandusky, Ohio and operates branch banking offices in the following Ohio communities: Sandusky (2), Norwalk (2), Berlin Heights, Huron, Port Clinton, Castalia, New Washington, Shelby (2), Willard, Greenwich, Plymouth, Shiloh, Akron, Dublin, Plain City, Russells Point, Urbana (2), West Liberty, Quincy, Dayton(3). Civista also operates loan production offices in Mayfield Heights and Westlake, Ohio and in September 2018 we acquired eight offices of United Community Bancorp (“UCB”) in the Indiana communities of Lawrenceburg (3), Aurora, West Harrison, Milan, Osgood and Versailles and a loan production office in Fort Mitchell, Kentucky. Civista accounted for 99.7% of the Company’s consolidated assets at December 31, 2018.

FIRST CITIZENS INSURANCE AGENCY INC. (“FCIA”) was formed to allow the Company to participate in commission revenue generated through its third party insurance agreement. Assets of FCIA were less than one percent of the Company’s consolidated assets as of December 31, 2018.

WATER STREET PROPERTIES, INC. (“WSP”) was formed to hold properties repossessed by CBI subsidiaries. WSP accounted for less than one percent of the Company’s consolidated assets as of December 31, 2018.

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

CIVB RISK MANAGEMENT, INC. (“CRMI”) is a wholly-owned captive insurance company formed in 2017 which insures against certain risks unique to the operations of the Company and its subsidiaries and for which insurance may not be currently available or economically feasible in today's insurance marketplace. Assets of CRMI were less than one percent of the Company’s consolidated assets as of December 31, 2018.

Acquisition of United Community Bancorp

On September 14, 2018, CBI completed the acquisition by merger of United Community Bancorp (“UCB”) in a stock and cash transaction for aggregate consideration of approximately $117,344.  Immediately following the merger, UCB’s banking subsidiary, United Community Bank, was merged into CBI’s banking subsidiary, Civista Bank.  At the time of the merger, UCB had total assets of $537,875, including $298,319 in loans, and $475,944 in deposits.  As a result of the merger, we acquired eight offices of UCB in the Indiana communities of Lawrenceburg (3), Aurora, West Harrison, Milan, Osgood and Versailles and a loan production office in Fort Mitchell, Kentucky.

Management’s Discussion and Analysis of Financial Condition and Results of Operations—As of December 31, 2018 and December 31, 2017 and for the Years Ended December 31, 2018, 2017 and 2016

(Amounts in thousands, except per share data)

General

The following paragraphs more fully discuss the significant highlights, changes and trends as they relate to the Company’s financial condition, results of operations, liquidity and capital resources as of December 31, 2018 and 2017, and during the three-year period ended December 31, 2018. This discussion should be read in conjunction with the Consolidated Financial Statements and Notes to the Consolidated Financial Statements, which are included elsewhere in this report.

Forward-Looking Statements

This report may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to such matters as financial condition, anticipated operating results, cash flows, business line results, credit quality expectations, prospects for new lines of business, economic trends (including interest rates) and similar matters. Forward-looking statements reflect our expectations, estimates or projections concerning future results or events. These statements are generally identified by the use of forward-looking words or phrases such as “believe,” “belief,” “expect,” “anticipate,” “may,” “could,” “intend,” “intent,” “estimate,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause actual results, performance or achievements to differ from those discussed in the forward-looking statements include, but are not limited to, changes in financial markets or national or local economic conditions; adverse changes in the real estate market; volatility and direction of market interest rates; credit risks of lending activities; operational risks; changes in the allowance for loan losses; legislation or regulatory changes or actions; increases in FDIC insurance premiums and assessments; changes in tax laws; accounting changes; inability to raise additional capital if and when needed in the future; unexpected losses of key management; failure, interruptions or breach of security of our communications and information systems or those of our third party service providers; unforeseen litigation; increased competition in our market area; failures to manage growth and/or effectively integrate acquisitions; future revenues of our tax refund program; climate change, natural disasters, acts of war or terrorism, and other external events; and other risks identified from time-to-time in the Company’s other public documents on file with the Securities and Exchange Commission.

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

Financial Condition

At December 31, 2018, the Company’s total assets were $2,138,954, compared to $1,525,857 at December 31, 2017. The increase in assets is primarily the result of the acquisition of UCB in September 2018. Other factors contributing to the change in assets are discussed in the following sections.

At $1,548,262, net loans increased from December 31, 2017 by 34.5%. The increase in net loans was spread across most segments and resulted primarily from the acquisition of net loans totaling $298,319 from UCB. Commercial & Agriculture loans increased $24,628, with a total of $14,362 of these loans being acquired as part of the UCB acquisition.  Commercial Real Estate – Owner Occupied loans increased $46,022, with a total of $36,945 of these loans being acquired as part of the UCB acquisition.  Commercial Real Estate - Non-Owner Occupied loans increased $97,975, with a total of $52,460 of these loans being acquired as part of the UCB acquisition.  Residential Real Estate loans increased $189,115, with a total of $176,204 of these loans being acquired as part of the UCB acquisition.  Real estate construction loans increased $37,664, with a total of $11,360 of these loans being acquired as part of the UCB acquisition.  Farm Real Estate loans decreased $948, with a total of $1,813 of these loans being acquired as part of the UCB acquisition.  Consumer and other loans increased $2,824, with a total of $5,175 of these loans being acquired as part of the UCB acquisition.

Securities available for sale increased by $116,064, or 50.4%, from $230,230 at December 31, 2017 to $346,294 at December 31, 2018. U.S. Treasury securities and obligations of U.S. government agencies increased $327 from $30,358 at December 31, 2017 to $30,685 at December 31, 2018. Obligations of states and political subdivisions available for sale increased by $54,015 from 2017 to 2018, with a total of $15,021 being acquired as part of the UCB acquisition. Mortgage-backed securities increased by $61,722 to total $143,538 at December 31, 2018, with a total of $28,193 being acquired as part of the UCB acquisition. The Company continues to utilize letters of credit from the Federal Home Loan Bank (FHLB) to replace maturing securities that were pledged for public entities. As of December 31, 2018, the Company was in compliance with all pledging requirements.

Mortgage-backed securities totaled $143,538 at December 31, 2018 and none were considered unusual or “high risk” securities as defined by regulatory authorities. Of this total, $99,759 consisted of pass-through securities issued by the Federal National Mortgage Association (“FNMA”), Federal Home Loan Mortgage Corporation (“FHLMC”), and Government National Mortgage Association (“GNMA”), and $43,779 of these securities were collateralized by mortgage-backed securities issued or guaranteed by FNMA, FHLMC, or GNMA. The average interest rate of the mortgage-backed portfolio at December 31, 2018 was 3.3%. The average maturity at December 31, 2018 was approximately 5.4 years. The Company has not invested in any derivative securities.

Securities available for sale had a fair value at December 31, 2018 of $346,294. This fair value includes unrealized gains of approximately $4,906 and unrealized losses of approximately $1,935. Net unrealized gains totaled $2,971 on December 31, 2018 compared to net unrealized gains of $3,680 on December 31, 2017. The change in unrealized gains is primarily due to changes in market interest rates. Note 3 to the Consolidated Financial Statements provides additional information on unrealized gains and losses.

Premises and equipment, net of accumulated depreciation, increased $4,410 from December 31, 2017 to December 31, 2018. The increase is attributed to the acquisition of UCB assets of $5,291, consisting of branch offices and equipment within these branches and new purchases of $1,472. These increases were offset by disposals, net of gains of $1,043 and depreciation of $1,515.

Goodwill increased by $49,756, from $27,095 at December 31, 2017 to $76,851 at December 31, 2018.  The increase is due to the goodwill created from the merger with UCB.  Other intangible assets increased $8,073 from year-end 2017.  The increase includes $7,518 of core deposit intangibles and $894 of mortgage servicing rights from the merger with UCB.

Bank owned life insurance (BOLI) increased $17,912 from December 31, 2017 to December 31, 2018. BOLI acquired from the merger with UCB totaled $17,193. The difference is the result of increases in the cash surrender value of the underlying insurance policies.

Year-end deposit balances totaled $1,579,893 in 2018 compared to $1,204,923 in 2017, an increase of $374,970, or 31.1%. Overall, the increase in deposits at December 31, 2018 compared to December 31, 2017 included increases in noninterest bearing demand deposits of $106,119, or 29.3%, interest bearing demand accounts of $78,316, or 42.6%, statement and passbook savings accounts of $146,751, or 33.7%, certificate of deposit accounts of $15,599, or 7.8% and individual retirement accounts of $28,185, or 121.8%. A primary factor of the increase in deposits can be attributed to the acquisition of UCB, which added $112,787 of noninterest-bearing deposits and $363,157 of interest-bearing deposits. Average deposit balances for 2018 were $1,341,860 compared to $1,236,663 for 2017, an increase of 8.5%. Noninterest bearing deposits averaged $466,763 for 2018, compared to $450,648 for 2017, increasing $16,115, or 3.6%. Savings, NOW, and MMDA accounts averaged $685,497 for 2018 compared to $585,218 for 2017. Average certificates of deposit decreased $11,197 to total an average balance of $189,600 for 2018.

Borrowings from the FHLB of Cincinnati were $193,600 at December 31, 2018. The detail of these borrowings can be found in Note 10 and Note 11 to the Consolidated Financial Statements. The balance increased $121,700 from $71,900 at year-end 2017. The increase is due to an increase in overnight funds of $131,700. In addition, on February 15, 2018, an FHLB advance in the amount of $10,000 matured. This advance had terms of forty-two months with a fixed rate of 1.5%. The advance was not replaced.

Civista offers repurchase agreements in the form of sweep accounts to commercial checking account customers. These repurchase agreements totaled $22,199 at December 31, 2018 compared to $21,755 at December 31, 2017. U.S. Treasury securities and obligations of U.S. government agencies maintained under Civista’s control are pledged as collateral for the repurchase agreements. The detail related to these repurchase agreements can be found in Note 12 to the Consolidated Financial Statements.

Total shareholders’ equity increased $114,437, or 62.0%, during 2018 to $298,898. The increase in shareholders’ equity resulted primarily from the issuance of common shares as part of the consideration in the acquisition of UCB, which added $104,669 to shareholders’ equity. Shareholders’ equity was also positively impacted by net income of $14,139, a decrease in the Company’s pension liability, net of tax, of $510, a decrease in the fair value of securities available for sale, net of tax, of $560 and offset by dividends on preferred shares and common shares of $959 and $3,790, respectively. Additionally, $428 was recognized as stock-based compensation in connection with the grant of restricted common shares. For further explanation of these items, see Note 1, Note 15 and Note 16 to the Consolidated

Financial Statements. The Company paid $0.32 per common share in dividends in 2018 compared to $0.25 per common share in dividends in 2017. Total outstanding common shares at December 31, 2018 were 15,603,499. Total outstanding common shares at December 31, 2017 were 10,198,475. The increase in common shares outstanding is the result of the issuance of 4,277,430 common shares to former shareholders of UCB in connection with the acquisition of UCB effective September 14, 2018, the conversion of 8,640 of the Company’s previously issued preferred shares into 1,104,735 common shares, the grant of 16,510 restricted common shares to certain officers under the Company’s 2014 Incentive Plan, the grant of 7,071 common shares to directors of Civista as a retainer for their service and the forfeiture of 722 restricted common shares on December 5, 2018. The ratio of total shareholders’ equity to total assets was 14.0% and 12.1%, at December 31, 2018 and 2017, respectively.

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

Comparison of Results of Operations for the Years Ended December 31, 2018 and December 31, 2017

Net Income

The Company’s net income for the year ended December 31, 2018 was $14,139, compared to $15,872 for the year ended December 31, 2017. The change in net income was the result of the items discussed in the following sections.

Net Interest Income

Net interest income for 2018 was $66,107, an increase of $11,605, or 21.3%, from 2017. Average earning assets increased 13.5% from 2017. Interest income increased $15,083. In addition, interest expense on interest-bearing liabilities increased $3,478. The Company continually examines its rate structure to ensure that its interest rates are competitive and reflective of the current rate environment in which it competes.

Total interest income increased $15,083, or 25.7%, from 2017 which is the result of an increase of $12,998 in interest and fees on loans (including the interest and fees on loans acquired through the UCB acquisition). The increase was mainly a result of an increase in loan volume and rates. Average loans increased $165,710 from 2017 to 2018. The yield on the Company’s loan portfolio increased 42 basis points from 2017. Interest on taxable securities increased $1,025for 2018 as compared to 2017. The average balance for 2018 compared to 2017 increased $14,766 while the yield increased 35 basis points in 2018 compared to 2017. Interest on non-taxable securities increased $823for 2018 as compared to 2017. The average balance for 2018 compared to 2017 increased $24,983 while the yield decreased 107 basis points in 2018 compared to 2017. Interest earned on interest-bearing deposits in other banks increased $237 from 2017 to 2018. Average balances in interest-bearing deposits in other banks decreased in 2018 by $16,093 while the yield increased 81 basis points compared to 2017. The decrease in average balance is mainly due to a decrease in our tax refund processing balances in 2018.  The timing of cash inflows and outflows leads to large, but temporary, fluctuations in cash on deposit.

Total interest expense increased $3,478 for 2018 compared to 2017. The total average balance of interest-bearing liabilities increased $154,954 while the average rate increased 27 basis points in 2018. Average interest-bearing deposits increased $89,082 from 2017 to 2018. While average balances in interest-bearing deposits increased, the average balance in time deposits declined $11,197 and the rate on time deposits increased approximately 35 basis points, which caused interest expense on certificates of deposit to increase by $569. Interest expense on FHLB borrowings increased $1,776 due to an increase in average balance of $65,653. The average balance in subordinated debentures did not change from 2017 to 2018, but the rate on these securities increased 97 basis points, resulting in an increase in interest expense of $285. Repurchase agreements increased $222 in average balance from 2017 to 2018. The UCB acquisition resulted in an increase in interest expense of $887 as of December 31, 2018.

Refer to “Distribution of Assets, Liabilities and Shareholders’ Equity; Interest Rates and Interest Differential” and “Changes in Interest Income and Interest Expense Resulting from Changes in Volume and Changes in Rate” on pages 12 through 14 for further analysis of the impact of changes in interest-bearing assets and liabilities on the Company’s net interest income.

Provision and Allowance for Loan Losses

The following table contains information relating to the provision for loan losses, activity in and analysis of the allowance for loan losses as of and for each of the three years in the period ended December 31.

	As of and for year ended December 31,
	2018	2017	2016
Net loan charge-offs (recoveries)	$235	$171	$(244)
Provision (credit) for loan losses charged to expense	780	—	(1,300)
Net loan charge-offs (recoveries) as a percent of average outstanding loans	0.02%	0.02%	(0.02)%
Allowance for loan losses	$13,679	$13,134	$13,305
Allowance for loan losses as a percent of year-end outstanding loans	0.88%	1.13%	1.26%
Impaired loans, excluding purchase credit impaired loans (PCI)	$2,857	$3,460	$6,539
Impaired loans as a percent of gross year-end loans (1)	0.18%	0.30%	0.62%
Nonaccrual and 90 days or more past due loans, excluding PCI	$5,869	$6,148	$6,952
Nonaccrual and 90 days or more past due loans, excluding PCI as a percent of gross year-end loans (1)	0.38%	0.53%	0.66%

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

The Company’s policy is to maintain the allowance for loan losses at a level sufficient to provide for probable losses incurred in the current portfolio. Management believes the analysis of the allowance for loan losses supported a reserve of $13,679 at December 31, 2018. The Company provides for loan losses through regular provisions to the allowance for loan losses. The amount of the provision is affected by loan charge-offs, recoveries and changes in specific and general allocations required for the allowance for loan losses. A number of factors impact the provisions for loan losses, such as the level of higher risk loans in the portfolio, changes in practices related to loans, changes in collateral values and other factors. We continue to actively manage this process and have provided to maintain the reserve at a level that assures adequate coverage ratios.

Provisions (credits) for loan losses totaled $780, $0 and ($1,300) in 2018, 2017 and 2016, respectively. During 2016, the Company received a payoff on a nonperforming loan. This particular loan had been analyzed previously and had been charged down based on a deterioration of real estate collateral values during the recent recession. As a result of the payoff of the loan, the Company recovered the charged-down amount of approximately $1,303. The result of the transaction was a reversal of $1,300 from the allowance for loan losses during 2016.

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

Noninterest Income

Noninterest income increased $1,797, or 11.0%, to $18,131 for the year ended December 31, 2018, from $16,334 for the comparable 2017 period. The increase was primarily due to increases in ATM/Interchange fees of $490, wealth management fees of $601, bank owned life insurance of $145, net gain on sale of other real estate owned of $46 and other income of $593 which were partially offset by a decrease in net gain (loss) on sale of securities of $425.

ATM/Interchange fees increased primarily due to an increase in interchange income as a result of the acquisition of UCB. The wealth management fee income increase is a result of average assets under management increasing $21.8 million in 2018, while assets under management decreased $7.9 million to $472.4 million at December 31, 2018. Bank owned life insurance income increased primarily due to the addition of BOLI policies from the acquisition of UCB. Sales of other real estate owned resulted in recognized gains of $18 on the sale of 2 properties in 2018 compared to losses of $28 on the sale of 6 properties in 2017. Other income increased primarily due to an increase in swap related income and deluxe check fee income. Net gain (loss) on sale of securities decreased compared to the same period of 2017.  Management, from time to time, will reposition the investment portfolio to match liquidity needs of the Company.

Noninterest Expense

Noninterest expense increased $18,075, or 37.2%, to $66,679 for the year ended December 31, 2018, from $48,604 for the comparable 2017 period. The increase was primarily due to increases in compensation expense of $8,046, net occupancy expense of $674, contracted data processing expense of $5,302, state franchise tax of $346, professional services expense of $1,929, ATM expense of $222, marketing expense of $365 and other operating expense of $1,479 which were partially offset by decreases in amortization of intangible assets of $220 and repossession expense of $192.

Compensation expense increased mainly due to merger related expenses of $5,230 paid in the acquisition of UCB in 2018. The remaining increase is due to payroll and payroll related expenses resulting from an increase in full time equivalent (FTE) employees and annual pay increases. FTE employees increased 84, to 431 FTE, as compared to the same period of 2017 as a result of the UCB acquisition. In addition, commission based costs and employee insurance costs increased. Net occupancy expense increased as a result of increases in miscellaneous building repairs, janitorial services and grounds maintenance.  In addition, real estate taxes increased as a result of the acquisition of UCB.  Contracted data processing increased due to $5,516 of UCB merger expenses related to the conversion of UCB’s core system data to the Company’s core system in 2018. State franchise tax increased due to an increase in the Company’s equity capital. Professional services expense increased due to $1,149 of legal and consulting expense related to the merger with UCB.  In addition, the Company had increases in examination fees, facilities management and consulting services to analyze workflow systems. ATM expense increased primarily due to the addition of UCB.

Marketing expense increased due to $121 of marketing expenses related to the merger with UCB.  In addition, the Company incurred higher promotional and benefits cost related to a change in vendors. Other operating expense increased due to general increases in components of other operating expenses. Amortization of intangible assets decreased as a result of scheduled amortization of intangible assets associated with mergers. Repossession expense decreased as a result of a general decrease in expenses related to repossessions.

Income Tax Expense

Federal income tax expense was $2,640 in 2018 compared to $6,360 in 2017. Federal income tax expense as a percentage of pre-tax income was 15.7% in 2018 compared to 28.6% in 2017. The Tax Cuts and Jobs Act, enacted on December 22, 2017, lowered the federal corporate income tax rate from 35% to 21% effective January 1, 2018.  A lower federal effective tax rate than the statutory rate of 21% in 2018 and 35% in 2017 is primarily due to tax-exempt interest income from state and municipal investments, municipal loans, income from BOLI and low income housing credits.

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

Total interest income increased $5,027, or 9.4%, from 2016. The increase was mainly a result of an increase in loan volume. Average loans increased $83,161 from 2016 to 2017. The yield on the Company’s loan portfolio increased 2 basis points from 2016. The average balance of the securities portfolio for 2017 compared to 2016 increased $20,753. Interest earned on the securities portfolio, including bank stocks, increased $913 from 2016 to 2017. Average balances in interest-bearing deposits in other banks decreased in 2017 by $20,366. The decrease in average balance is mainly due to a decrease in our tax refund processing balances in 2017.  The timing of cash inflows and outflows leads to large, but temporary, fluctuations in cash on deposit.

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

Refer to “Distribution of Assets, Liabilities and Shareholders’ Equity; Interest Rates and Interest Differential” and “Changes in Interest Income and Interest Expense Resulting from Changes in Volume and Changes in Rate” on pages 12 through 14 for further analysis of the impact of changes in interest-bearing assets and liabilities on the Company’s net interest income.

Provision and Allowance for Loan Losses

Management believes the analysis of the allowance for loan losses supported a reserve of $13,134 at December 31, 2017.

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

Noninterest Income

Noninterest income increased $202, or 1.3%, to $16,334 for the year ended December 31, 2017, from $16,132 for the comparable 2016 period. The increase was primarily due to increases in ATM fees of $210 and wealth management fees of $390 which were partially offset by decreases in net gain on sale of other real estate owned of $180 and other income of $156.

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

Noninterest Expense

Noninterest expense increased $4,749, or 10.8%, to $48,604 for the year ended December 31, 2017, from $43,855 for the comparable 2016 period. The increase was primarily due to increases in compensation expense of $3,930, contracted data processing expense of $292, state franchise tax of $101, professional services expense of $405, ATM expenses of $242 and other operating expense of $175, which were partially offset by decreases in FDIC assessments of $109, amortization of intangible assets of $113 and marketing expense of $112.

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

Income Tax Expense

Federal income tax expense was $6,360 in 2017 compared to $6,619 in 2016. Federal income tax expense as a percentage of pre-tax income was 28.6% in 2017 compared to 27.8% in 2016. A lower federal effective tax rate than the statutory rate of 35% in 2017 and 2016 is primarily due to tax-exempt interest income from state and municipal investments, municipal loans, income from BOLI and low income housing credits. Federal income tax expense decreased in 2017 primarily due to a decrease in pre-tax income.  The increase in the effective tax rate in 2017 was a result of a $511 charge to income tax expense as a result of changes in the federal corporate income tax rate from the Tax Cuts and Jobs Act.

Distribution of Assets, Liabilities and Shareholders’ Equity;

Interest Rates and Interest Differential

The following table sets forth, for the years ended December 31, 2018, 2017 and 2016, the distribution of assets, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Amounts in thousands):

	2018			2017			2016
Assets	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate
Interest-earning assets:
Loans (1)(2)(3)(5)	$1,274,779	$64,196	5.04%	$1,109,069	$51,198	4.62%	$1,025,908	$47,186	4.60%
Taxable securities (4)	159,451	4,770	2.97%	144,685	3,745	2.62%	137,179	3,319	2.47%
Non-taxable securities (4)(5)	114,547	3,976	4.43%	89,564	3,153	5.50%	76,317	2,666	5.61%
Interest-bearing deposits in other banks	45,766	735	1.61%	61,859	498	0.81%	82,225	396	0.48%
Total interest income assets	1,594,543	73,677	4.69%	1,405,177	58,594	4.30%	1,321,629	53,567	4.18%
Noninterest-earning assets:
Cash and due from financial institutions	43,247			45,801			49,888
Premises and equipment, net	19,045			18,027			17,101
Accrued interest receivable	5,514			4,697			4,432
Intangible assets	45,524			28,605			29,213
Other assets	17,678			12,374			10,230
Bank owned life insurance	30,483			24,819			23,449
Less allowance for loan losses	(13,211)			(13,113)			(14,225)
Total	$1,742,823			$1,526,387			$1,441,717

(1)	For purposes of these computations, the daily average loan amounts outstanding are net of unearned income and include loans held for sale.
(2)	Included in loan interest income are loan fees of $776 in 2018, $421 in 2017 and $537 in 2016.
(3)	Non-accrual loans are included in loan totals and do not have a material impact on the analysis presented.
(4)	Average balance is computed using the carrying value of securities. The average yield has been computed using the historical amortized cost average balance for available-for-sale securities.
(5)	Yield/Rate is calculated using the tax-equivalent adjustment of 21% for 2018 and 35% for 2017 and 2016.

Distribution of Assets, Liabilities and Shareholders’ Equity;

Interest Rates and Interest Differential (Continued)

The following table sets forth, for the years ended December 31, 2018, 2017 and 2016, the distribution of liabilities and shareholders’ equity, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Amounts in thousands):

	2018			2017			2016
Liabilities and Shareholders’ Equity	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate
Interest-bearing liabilities:
Savings and interest-bearing demand accounts	$685,497	$1,442	0.21%	$585,218	$595	0.10%	$566,589	$470	0.08%
Certificates of deposit	189,600	2,316	1.22%	200,797	1,747	0.87%	209,093	1,526	0.73%
Federal Home Loan Bank advances	119,753	2,471	2.06%	54,100	695	1.28%	28,081	405	1.44%
Securities sold under repurchase agreements	18,456	18	0.10%	18,234	18	0.10%	21,767	22	0.10%
Federal funds purchased	116	3	2.59%	119	2	1.68%	116	1	0.86%
Subordinated debentures	29,427	1,320	4.49%	29,427	1,035	3.52%	29,427	884	3.00%
Total interest-bearing liabilities	1,042,849	7,570	0.73%	887,895	4,092	0.46%	855,073	3,308	0.39%
Noninterest-bearing liabilities:
Demand deposits	466,763			450,648			434,601
Other liabilities	15,840			15,081			18,598
	482,603			465,729			453,199
Shareholders’ equity	217,371			172,763			133,445
Total	$1,742,823			$1,526,387			$1,441,717
Net interest income and interest rate spread (1)		$66,107	3.96%		$54,502	3.84%		$50,259	3.79%
Net interest margin (2)			4.21%			4.01%			3.93%

(1)	Interest rate spread is calculated by subtracting the rate on average interest-bearing liabilities from the yield on average interest-earning assets.
(2)	Net interest margin is calculated by dividing tax-equivalent adjusted net interest income by average interest-earning assets.

Changes in Interest Income and Interest Expense

Resulting from Changes in Volume and Changes in Rate

The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rate (Amounts in thousands):

	Increase (decrease) due to:
	Volume (1)	Rate (1)	Net
2018 compared to 2017
Interest income:
Loans	$8,082	$4,916	$12,998
Taxable securities	486	539	1,025
Nontaxable securities	943	(120)	823
Interest-bearing deposits in other banks	(156)	393	237
Total interest income	$9,355	$5,728	$15,083
Interest expense:
Savings and interest-bearing demand accounts	$117	$730	$847
Certificates of deposit	(102)	671	569
Federal Home Loan Bank advances	1,184	592	1,776
Securities sold under repurchase agreements	—	—	—
Federal funds purchased	—	1	1
Subordinated debentures	—	285	285
Total interest expense	$1,199	$2,279	$3,478
Net interest income	$8,156	$3,449	$11,605
2017 compared to 2016
Interest income:
Loans	$3,838	$174	$4,012
Taxable securities	215	211	426
Nontaxable securities	541	(54)	487
Interest-bearing deposits in other banks	(116)	218	102
Total interest income	$4,478	$549	$5,027
Interest expense:
Savings and interest-bearing demand accounts	$16	$109	$125
Certificates of deposit	(63)	284	221
Federal Home Loan Bank advances	339	(49)	290
Securities sold under repurchase agreements	(3)	(1)	(4)
Federal funds purchased	—	1	1
Subordinated debentures	—	151	151
Total interest expense	$289	$495	$784
Net interest income	$4,189	$54	$4,243

(1)

The change in interest income and interest expense due to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.

Liquidity and Capital Resources

Civista maintains a conservative liquidity position. All securities are classified as available for sale. At December 31, 2018, securities with maturities of one year or less totaled $10,912, or 3.2% of the total security portfolio. The available for sale portfolio helps to provide Civista with the ability to meet its funding needs. The Consolidated Statements of Cash Flows contained in the Consolidated Financial Statements detail the Company’s cash flows from operating activities resulting from net earnings.

Net cash provided by operating activities for 2018, 2017 and 2016 was $19,957, $20,819 and $17,709, respectively. The primary additions to cash from operating activities are from changes in amortization of intangible assets, amortization of securities net of accretion, the provision for loan losses, depreciation and proceeds from sale of loans. The primary use of cash from operating activities is from loans originated for sale. Net cash used for investing activities was $34,118, $146,180 and $63,575 in 2018, 2017 and 2016, respectively, principally reflecting our loan and investment security activities. Deposit, borrowing and net proceeds from issuances of common shares in 2017 have comprised most of our financing activities, which resulted in net cash provided of $16,421, $129,185 and $47,000 for 2018, 2017 and 2016 respectively.

Future loan demand of Civista can be funded by increases in deposit accounts, proceeds from payments on existing loans, the maturity of securities and the sale of securities classified as available for sale. Additional sources of funds may also come from borrowing in the Federal Funds market and/or borrowing from the FHLB. As of December 31, 2018, Civista had total credit availability with the FHLB of $556,724, of which $213,600 was outstanding.

On a separate entity basis, CBI’s primary source of funds is dividends paid by its subsidiaries, primarily by Civista. Generally, subject to applicable minimum capital requirements, Civista may declare a dividend without the approval of the Federal Reserve Bank of Cleveland and the State of Ohio Department of Commerce, Division of Financial Institutions, provided the total dividends in a calendar year do not exceed the total of its profits for that year combined with its retained profits for the two preceding years. At December 31, 2018, Civista was able to pay dividends to CBI without obtaining regulatory approval. During 2018, Civista paid dividends totaling $10,000 to CBI. This represented approximately 40 percent of Civista’s earnings for the year.

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

Capital Adequacy

Shareholders’ equity totaled $298,898 at December 31, 2018 compared to $184,461 at December 31, 2017. The increase in shareholders’ equity resulted primarily from the issuance of common shares as part of the consideration in the acquisition of UCB, which added $104,669 to shareholders’ equity. Shareholders’ equity was also positively impacted by net income of $14,139, which was offset by dividends on preferred shares and common shares of $959 and $3,790, respectively.

During the first quarter of 2015, the Company adopted the new BASEL III regulatory capital framework as approved by the federal banking agencies. In addition to the existing regulatory capital rules, the final BASEL III rules also require the Company to now maintain minimum amounts and ratios of Common Equity Tier 1 (“CET1”) Capital to risk-weighted assets (as these terms are defined in the BASEL III rules). Under the BASEL III rules, the Company elected to opt-out of including accumulated other comprehensive income in regulatory capital. All of the Company’s capital ratios exceeded the regulatory minimum guidelines as of December 31, 2018 and 2017 as identified in the following table:

	Total Risk Based Capital	Tier I Risk Based Capital	CET1 Risk Based Capital	Leverage Ratio
Company Ratios—December 31, 2018	16.1%	15.3%	12.9%	12.2%
Company Ratios—December 31, 2017	16.6%	15.5%	11.6%	12.7%
For Capital Adequacy Purposes	8.0%	6.0%	4.5%	4.0%
To Be Well Capitalized Under Prompt Corrective Action Provisions	10.0%	8.0%	6.5%	5.0%

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

The new regulatory capital rules and regulations also place restrictions on the payment of capital distributions, including dividends, and certain discretionary bonus payments to executive officers if the company does not hold a capital conservation buffer of greater than 2.5 percent composed of CET1 capital above its minimum risk-based capital requirements, or if its eligible retained income is negative in that quarter and its capital conservation buffer ratio was less than 2.5 percent at the beginning of the quarter. The capital conservation buffer began to phase in starting on January 1, 2016, at 0.625%, and was fully phased in effective January 1, 2019, at 2.5%. The implementation of Basel III did not have a material impact on CBI’s or Civista’ capital ratios.

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

Fair Value of Financial Instruments

The Company has disclosed the fair value of its financial instruments at December 31, 2018 and 2017 in Note 17 to the Consolidated Financial Statements. The fair value of loans at December 31, 2018 was 98.0% of the carrying value compared to 99.6% at December 31, 2017. The fair value of deposits at December 31, 2018 was 100.0% of the carrying value compared to 100.0% at December 31, 2017.

Contractual Obligations

The following table represents significant fixed and determinable contractual obligations of the Company as of December 31, 2018.

Contractual Obligations	One year or less	One to three years	Three to five years	Over five years	Total
Deposits without a stated maturity	$1,312,207	$—	$—	$—	$1,312,207
Certificates of deposit and IRAs	155,304	95,745	16,249	388	267,686
FHLB advances, securities sold under agreements to repurchase and U.S. Treasury interest -bearing demand note	215,799	—	—	—	215,799
Subordinated debentures (1)	—	—	—	29,427	29,427
Operating leases	521	374	66	—	961

(1)	The subordinated debentures consist of $2,000, $2,500, $5,000, $7,500, and $12,500 debentures.

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

The following table provides information about the Company’s financial instruments that are sensitive to changes in interest rates as of December 31, 2018 and 2017, based on certain prepayment and account decay assumptions that management believes are reasonable. The Company had derivative financial instruments as of December 31, 2018 and 2017. The changes in fair value of the assets and liabilities of the underlying contracts offset each other. For more information about derivative financial instruments see Note 24 to the Consolidated Financial Statements. Expected maturity date values for interest-bearing core deposits were calculated based on estimates of the period over which the deposits would be outstanding. The Company’s borrowings were tabulated by contractual maturity dates and without regard to any conversion or repricing dates.

Net Portfolio Value

	December 31, 2018			December 31, 2017
Change in Rates	Dollar Amount	Dollar Change	Percent Change	Dollar Amount	Dollar Change	Percent Change
+200bp	$417,572	$29,451	8%	$270,928	$33,923	14%
+100bp	409,514	21,393	6%	261,071	24,066	10%
Base	388,121	—	—	237,005	—	—
-100bp	366,486	(21,393)	-6%	223,526	(13,479)	-6%

The change in net portfolio value from December 31, 2017 to December 31, 2018, can be attributed to two factors.  While the yield curve has risen and flattened slightly from the end of the year, both the volume and mix of assets and funding sources have changed.  The volume of loans has increased mostly due to the merger, but the mix has shifted toward securities and other assets.  Similarly, the volume of liabilities has increased due to the merger, while the mix has shifted away from deposits and CDs toward borrowed money.  The balance change from the end of the year led to an increase in the base net portfolio value.  Both the assets and liabilities have shifted toward less volatile components.  Combined, this led to a small decrease in volatility.  Beyond the change in the base level of net portfolio value, projected movements in rates, up or down, would also lead to changes in market values.  The change in the rates up scenarios for both the 100 and 200 basis point movements would lead to a similar decreases in the market value of assets and liabilities.  Accordingly, we see a small increase in the net portfolio value, although the increase is smaller relative to the end of 2017.  However, a downward change in rates would lead to a decrease in the net portfolio value as the market value of liabilities would increase more quickly than the market value of assets.

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

Note 1 and Note 5 to the Consolidated Financial Statements provide additional information regarding Allowance for Loan Losses.

Goodwill: Civista accounts for business combinations using the acquisition method of accounting. Accordingly, the identifiable assets acquired and the liabilities assumed are recorded at their estimated fair values as of the date of acquisition with any excess of the cost of the acquisition over the fair value recorded as goodwill. The Company performs an evaluation of goodwill for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The evaluation for impairment involves comparing the current estimated fair value of the company to its carrying value. If the current estimated fair value exceeds the carrying value, no additional testing is required and an impairment loss is not recorded. If the estimated fair value is less than the carrying value, further valuation procedures are performed that could result in impairment of goodwill being recorded. In this case, management would obtain several commonly used financial ratios from pending and completed purchase transactions for banks based in the Midwest. During the fourth quarter of 2018, Management compared the estimated fair value of the company to its carrying value and determined the estimated fair value exceeded the carrying value including goodwill. Therefore management concluded that goodwill was not impaired and made no adjustment in 2018.

Income Taxes: Management’s determination of the realization of net deferred tax assets is based upon management’s judgment of various future events and uncertainties, including the timing and amount of future income, as well as the implementation of various tax planning strategies to maximize realization of the deferred tax assets. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

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

Management assessed the Company’s system of internal control over financial reporting as of December 31, 2018, in relation to criteria for effective internal control over financial reporting as described in “2013 Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2018, its system of internal control over financial reporting is effective and meets the criteria of the “2013 Internal Control – Integrated Framework”. S.R. Snodgrass, P.C., independent registered public accounting firm, has issued an audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018.

Management is responsible for compliance with the federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders designated by the FDIC as safety and soundness laws and regulations. Management has assessed compliance by the Company with the designated laws and regulations relating to safety and soundness. Based on the assessment, management believes that the Company complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 2018.

Dennis G. Shaffer	Todd A. Michel
President and Chief Executive Officer	Senior Vice President, Controller

Sandusky, Ohio
March 15, 2019

Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting

To the Shareholders and the Board of Directors of Civista Bancshares, Inc.

Opinion on Internal Control over Financial Reporting

We have audited Civista Bancshares, Inc. and subsidiaries’ (the “Company”) internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheet of the Company as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2018, of the Company and our report dated March 5, 2019, expressed an unqualified opinion.

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

March 5, 2019

Report of Independent Registered Public Accounting Firm on Financial Statements

To the Shareholders and the Board of Directors of Civista Bancshares, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Civista Bancshares, Inc. and subsidiaries (the “Company”) as of December 31, 2018 and 2017; the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2018; and the related notes to the consolidated financial statements (collectively, the “financial statements”).  In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 5, 2019, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

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

Cranberry Township, Pennsylvania

March 5, 2019

CIVISTA BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2018 and 2017

(Amounts in thousands, except share data)

	2018	2017
ASSETS
Cash and due from financial institutions	$42,779	$40,519
Securities available for sale	346,294	230,230
Equity securities	1,070	832
Loans held for sale	1,391	2,197
Loans, net of allowance of $13,679 and $13,134	1,548,262	1,151,527
Other securities	21,021	14,247
Premises and equipment, net	22,021	17,611
Accrued interest receivable	6,723	4,488
Goodwill	76,851	27,095
Other intangible assets	9,352	1,279
Bank owned life insurance	43,037	25,125
Other assets	20,153	10,707
Total assets	$2,138,954	$1,525,857
LIABILITIES
Deposits
Noninterest-bearing	$468,083	$361,964
Interest-bearing	1,111,810	842,959
Total deposits	1,579,893	1,204,923
Federal Home Loan Bank advances	193,600	71,900
Securities sold under agreements to repurchase	22,199	21,755
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	14,937	13,391
Total liabilities	1,840,056	1,341,396
SHAREHOLDERS’ EQUITY
Preferred stock, no par value, 200,000 shares of Series B Preferred stock, $1,000 liquidation preference, authorized, 10,120 shares issued at December 31, 2018 and 18,760 shares issued at December 31, 2017, net of issuance costs	9,364	17,358
Common stock, no par value, 20,000,000 shares authorized, 16,351,463 shares issued at December 31, 2018 and 10,946,439 shares issued at December 31, 2017	266,901	153,810
Accumulated earnings	41,320	31,652
Treasury stock, 747,964 common shares at cost	(17,235)	(17,235)
Accumulated other comprehensive loss	(1,452)	(1,124)
Total shareholders’ equity	298,898	184,461
Total liabilities and shareholders’ equity	$2,138,954	$1,525,857

See accompanying notes to consolidated financial statements

CIVISTA BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

	2018	2017	2016
Interest and dividend income
Loans, including fees	$64,196	$51,198	$47,186
Taxable securities	4,770	3,745	3,319
Tax-exempt securities	3,976	3,153	2,666
Federal funds sold and other	735	498	396
Total interest and dividend income	73,677	58,594	53,567
Interest expense
Deposits	3,758	2,342	1,996
Federal Home Loan Bank advances	2,471	695	405
Subordinated debentures	1,320	1,035	884
Securities sold under agreements to repurchase	21	20	23
Total interest expense	7,570	4,092	3,308
Net interest income	66,107	54,502	50,259
Provision (credit) for loan losses	780	—	(1,300)
Net interest income after provision (credit) for loan losses	65,327	54,502	51,559
Noninterest income
Service charges	5,208	4,777	4,832
Net gain (loss) on sale of securities	(413)	12	19
Net gain on equity securities	26	—	—
Net gain on sale of loans	1,621	1,745	1,750
ATM/Interchange fees	2,794	2,304	2,094
Wealth management fees	3,669	3,068	2,678
Bank owned life insurance	718	573	563
Tax refund processing fees	2,750	2,750	2,750
Computer center item processing fees	260	246	251
Net gain (loss) on sale of other real estate owned	18	(28)	152
Other	1,480	887	1,043
Total noninterest income	18,131	16,334	16,132
Noninterest expense
Compensation expense	37,299	29,253	25,323
Net occupancy expense	3,363	2,689	2,700
Equipment expense	1,654	1,564	1,641
Contracted data processing	7,140	1,838	1,546
FDIC Assessment	536	502	611
State franchise tax	1,370	1,024	923
Professional services	4,229	2,300	1,895
Amortization of intangible assets	366	586	699
ATM expense	1,069	847	605
Marketing expense	1,182	817	929
Repossession expense	87	279	253
Other operating expenses	8,384	6,905	6,730
Total noninterest expense	66,679	48,604	43,855
Income before income taxes	16,779	22,232	23,836
Income taxes	2,640	6,360	6,619
Net income	14,139	15,872	17,217
Preferred stock dividends	959	1,244	1,501
Net income available to common shareholders	$13,180	$14,628	$15,716
Earnings per common share, basic	$1.10	$1.48	$1.96
Earnings per common share, diluted	$1.02	$1.28	$1.57

See accompanying notes to consolidated financial statements

CIVISTA BANCSHARES, INC.

CONSOLIDATED COMPREHENSIVE INCOME STATEMENTS

Years ended December 31, 2018, 2017 and 2016

(Amounts in thousands)

	2018	2017	2016
Net income	$14,139	$15,872	$17,217
Other comprehensive income (loss):
Unrealized holding gains (loss) on available for sale securities	(709)	987	(2,342)
Tax effect	149	(375)	796
Pension liability adjustment	646	1,129	(448)
Tax effect	(136)	(329)	152
Total other comprehensive income (loss)	(50)	1,412	(1,842)
Comprehensive income	$14,089	$17,284	$15,375

See accompanying notes to consolidated financial statements

CIVISTA BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

	Preferred Stock		Common Stock		Accumulated (Deficit)	Treasury	Accumulated Other Comprehensive	Total Shareholders’
	Shares	Amount	Shares	Amount	Earnings	Stock	Loss	Equity
Balance, December 31, 2015	24,072	$22,273	7,843,578	$115,330	$5,300	$(17,235)	$(495)	$125,173
Net income					17,217			17,217
Other comprehensive loss							(1,842)	(1,842)
Conversion of Series B preferred shares to common shares	(3,591)	(3,323)	459,192	3,322				(1)
Stock-based compensation			40,739	323				323
Cash dividends ($0.22 per share)					(1,753)			(1,753)
Preferred stock dividends					(1,501)			(1,501)
Balance, December 31, 2016	20,481	$18,950	8,343,509	$118,975	$19,263	$(17,235)	$(2,337)	$137,616
Net income					15,872			15,872
Other comprehensive income							1,412	1,412
Reclassification of certain income tax effects from accumulated other comprehensive loss					199		(199)	—
Conversion of Series B preferred shares to common shares	(1,721)	(1,592)	220,108	1,592				—
Common stock issuance, net of costs			1,610,000	32,821				32,821
Stock-based compensation			25,069	426				426
Cash dividends ($0.25 per share)					(2,438)			(2,438)
Preferred stock dividends					(1,244)			(1,244)
Retirement of common stock			(211)	(4)				(4)
Balance, December 31, 2017	18,760	$17,358	10,198,475	$153,810	$31,652	$(17,235)	$(1,124)	$184,461
Change in accounting principle for adoption of ASU 2016-01					278		(278)	—
Net income					14,139			14,139
Other comprehensive loss							(50)	(50)
Conversion of Series B preferred shares to common shares	(8,640)	(7,994)	1,104,735	7,994				—
UCB acquisition			4,277,430	104,669				104,669
Stock-based compensation			22,859	428				428
Cash dividends ($0.32 per share)					(3,790)			(3,790)
Preferred stock dividends					(959)			(959)
Balance, December 31, 2018	10,120	$9,364	15,603,499	$266,901	$41,320	$(17,235)	$(1,452)	$298,898

See accompanying notes to consolidated financial statements

CIVISTA BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2018, 2017 and 2016

(Amounts in thousands)

	2018	2017	2016
Cash flows from operating activities:
Net income	$14,139	$15,872	$17,217
Adjustments to reconcile net income to net cash from operating activities
Security amortization, net	1,171	1,263	1,383
Depreciation	1,515	1,249	1,257
Amortization of intangible assets	366	586	699
Amortization (accretion) of net deferred loan fees	166	317	(172)
Net (gain) loss on sale of securities	413	(12)	(19)
Net gain on equity securities	(26)	—	—
Provision (credit) for loan losses	780	—	(1,300)
Loans originated for sale	(78,252)	(76,493)	(67,295)
Proceeds from sale of loans	81,085	78,309	69,475
Net gain on sale of loans	(1,621)	(1,745)	(1,750)
Net (gain) loss on sale of other real estate owned	(18)	28	(152)
Gain on sale of fixed assets	(147)	(67)	(1)
Increase in cash surrender value of bank owned life insurance	(718)	(573)	(563)
Share-based compensation	428	426	323
Change in
Accrued interest payable	(197)	229	61
Accrued interest receivable	(1,285)	(634)	48
Deferred taxes	151	946	170
Other, net	2,007	1,118	(1,672)
Net cash from operating activities	19,957	20,819	17,709
Cash flows used for investing activities:
Securities available for sale
Maturities, prepayments and calls	42,114	34,379	34,089
Sales	14,667	953	4,349
Purchases	(131,924)	(70,794)	(41,759)
Purchases of other securities	(3,247)	(192)	(603)
Acquisition, net of cash acquired	143,797	—	—
Purchases of bank owned life insurance	—	—	(3,885)
Net loan originations	(99,277)	(109,737)	(52,022)
Loans purchased, installment	—	—	(1,643)
Proceeds from sale of OREO properties	34	87	333
Premises and equipment purchases	(1,472)	(1,015)	(2,437)
Proceeds from sale of premises and equipment	1,190	139	3
Net cash used for investing activities	(34,118)	(146,180)	(63,575)

See accompanying notes to consolidated financial statements

CIVISTA BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Years ended December 31, 2018, 2017 and 2016

(Amounts in thousands)

	2018	2017	2016
Cash flows from financing activities:
Increase (decrease) in deposits	(100,974)	83,820	69,070
Net change in short-term FHLB advances	131,700	25,900	(22,700)
Repayment of long-term FHLB advances	(10,000)	(2,500)	—
Net proceeds from issuance of common stock	—	32,821	—
Increase (decrease) in securities sold under repurchase agreements	444	(7,170)	3,885
Cash payment for repurchase of common stock	—	(4)	—
Cash paid on fractional shares on preferred stock conversion	—	—	(1)
Cash dividends paid	(4,749)	(3,682)	(3,254)
Net cash from financing activities	16,421	129,185	47,000
Increase (decrease) in cash and due from financial institutions	2,260	3,824	1,134
Cash and due from financial institutions at beginning of year	40,519	36,695	35,561
Cash and due from financial institutions at end of year	$42,779	$40,519	$36,695
Supplemental disclosures of cash flow information:
Interest paid	$7,751	$3,863	$3,247
Income taxes paid	1,600	5,950	5,900
Transfer of loans from portfolio to other real estate owned	—	94	102
Transfer of premises to held-for-sale	—	3	202
Transfer of loans held-for-sale to portfolio	85	—	—
Securities purchased not settled	500	1,291	—
Conversion of preferred stock to common stock	7,994	1,592	3,323
Acquisition of UCB
Consideration paid	$117,344
Noncash assets acquired:
Securities available for sale	43,214
Equity securities	212
Loans held for sale	492
Loans receivable	298,319
FHLB Stock	3,527
Accrued interest receivable	950
Premises and equipment, net	5,291
Goodwill	49,756
Core deposit intangible	7,518
Bank owned life insurance	17,193
Other assets	10,361
Total non cash assets acquired	436,833
Liabilities assumed:
Deposits	475,944
Other liabilities	17
Total liabilities assumed	475,961
Net noncash liabilities acquired	(39,128)
Cash acquired	156,472

See accompanying notes to consolidated financial statements

This page left blank intentionally.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

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

Civista provides financial services through its offices in the Ohio counties of Erie, Crawford, Champaign, Cuyahoga, Franklin, Logan, Summit, Huron, Ottawa, Madison, Montgomery and Richland, in the Indiana counties of Dearborn and Ripley and in the Kentucky county of Kenton. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, our customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the area. Other financial instruments that potentially represent concentrations of credit risk include deposit accounts in other financial institutions.

FCIA was formed to allow the Company to participate in commission revenue generated through its third party insurance agreement. Insurance commission revenue was less than 1.0% of total revenue for the years ended December 31, 2018, 2017 and 2016. WSP was formed to hold repossessed assets of CBI’s subsidiaries. WSP revenue was less than 1% of total revenue for the years ended December 31, 2018, 2017 and 2016. FCRS was formed in 2012 and remained inactive for the periods presented.  CRMI was formed in 2017 to provide property and casualty insurance coverage to CBI and its’ subsidiaries for which insurance may not be currently available or economically feasible in the insurance marketplace.  CRMI revenue was less than 1% of total revenue for the years ended December 31, 2018 and 2017.

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

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

On January 1, 2018, the Company adopted the new accounting standard for Financial Instruments, which requires equity securities to be measured at fair value with the changes in fair value recognized in net income. The adoption of this guidance resulted in a $278 increase in retained earnings and a $278 decrease in to accumulated other comprehensive income.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are based on the amortized cost of the security sold using the specific identification method.

Under U.S. generally accepted accounting principles (“GAAP”) guidance, if (a) a company does not have the intent to sell a debt security prior to recovery and (b) it is more-likely-than-not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss. When an entity does not intend to sell the security, and it is more-likely-than-not the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of other-than-temporary impairment recorded in other comprehensive income for the non-credit portion of a previous other-than-temporary impairment should be amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

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

December 31, 2018, 2017 and 2016

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

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

Federal Home Loan Bank Stock: Civista is a member of the FHLB of Cincinnati and as such, is required to maintain a minimum investment in stock of the FHLB that varies with the level of advances outstanding with the FHLB. The stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and as such is classified as restricted stock, carried at cost and evaluated for impairment by management. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the FHLB as compared to the capital stock amount and the length of time this situation has persisted, (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance, (c) the impact of legislative and regulatory changes on the customer base of the FHLB, and (d) the liquidity position of the FHLB. With consideration given to these factors, management concluded that the stock was not impaired at December 31, 2018 or 2017.

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

Goodwill and Other Intangible Assets: Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

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

Change in Accounting Principal:

In January 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. This accounting standard (a) requires separate presentation of equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) on the balance sheet and measured at fair value with changes in fair value recognized in net income; (b) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; (c) eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities; (d) eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (e) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (f) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; and (g) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets.

The Company adopted ASU 2016-01 during the reporting period. The adoption resulted in the Company recognizing a one-time cumulative effect adjustment of $278 on January 1, 2018 between accumulated other comprehensive loss and retained earnings on the consolidated balance sheet for the fair value of the equity securities included in accumulated other comprehensive loss as of the beginning of the period.  The adjustment had no impact on net income for any periods presented.

On a prospective basis, the Company implemented changes to the measurement of the fair value of financial instruments using an exit price notion for disclosure purposes in Note 17 to the financial statements.  The December 31, 2017, fair value of each class of financial instruments disclosure did not utilize the exit price notion when measuring fair value and, therefore, would not be comparable to the December 31, 2018 disclosure.  The Company estimated the fair value based on guidance from ASC 820-10, Fair Value Measurements, which defines fair value as the price which would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  There is no active observable market for sale information on community bank loans and, thus, Level 3 fair value procedures were utilized, primarily in the use of present value techniques incorporating assumptions that market participants would use in estimating fair values.  The fair value of loans held for investment, excluding impaired loans measured at fair value on a non-recurring basis, is estimated using discounted cash flow analyses.  The discount rates used to determine fair value use interest rate spreads that reflect factors such as liquidity, credit and nonperformance risk of the loans.  Loans are considered a Level 3 classification.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In March 2017, the FASB issued ASU No. 2017-07, “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.” Under the new guidance, employers are required to present the service cost component of the net periodic benefit cost in the same income statement line item (e.g., Compensation expense) as other employee compensation costs arising from services rendered during the period. In addition, only the service cost component will be eligible for capitalization in assets. Employers will present the other components of net periodic benefit cost separately (e.g., Other operating expenses) from the line item that includes the service cost. ASU No. 2017-07 is effective for interim and annual reporting periods beginning after December 15, 2017. Employers will apply the guidance on the presentation of the components of net periodic benefit cost in the income statement retrospectively. The guidance limiting the capitalization of net periodic benefit cost in assets to the service cost component will be applied prospectively. The Company adopted ASU No. 2017-07 on January 1, 2018 and has retrospectively applied the presentation of the service cost component and the other components of net periodic pension cost and net periodic postretirement benefit cost in the consolidated statements of operations. Adoption of ASU No. 2017-07 did not have a material impact on the Company’s Consolidated Financial Statements.

Effect of Newly Issued but Not Yet Effective Accounting Standards:

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The standard in this Update requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. A short-term lease is defined as one in which: (a) the lease term is 12 months or less, and (b) there is not an option to purchase the underlying asset that the lessee is reasonably certain to exercise. For short-term leases, lessees may elect to recognize lease payments over the lease term on a straight-line basis. For public business entities, such as the Company, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within those years. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently assessing the practical expedients it may elect at adoption, but does not anticipate the amendments will have a significant impact on the Company’s financial statements. Based on the Company’s preliminary analysis of its current portfolio, the impact to the Company’s balance sheet is approximately $3,000 to recognize a right to use asset and a lease obligation. The Company also anticipates additional disclosures to be provided at adoption.

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

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment . To simplify the subsequent measurement of goodwill, the FASB eliminated Step 2 from the goodwill impairment test. In computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Instead, under the amendments in this Update, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. A public business entity that is a U.S. Securities and Exchange Commission (“SEC”) filer, such as the Company, should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In March 2017, the FASB issued ASU 2017-08, Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20). The amendments in this Update shorten the amortization period for certain callable debt securities held at a premium. Specifically, the amendments require the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. For public business entities, such as the Company, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity should apply the amendments in this Update on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Additionally, in the period of adoption, an entity should provide disclosures about a change in accounting principle. The adoption of this standard is not expected to have a material effect on the Company’s operating results or financial condition.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), and Derivative and Hedging (Topic 815). The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down-round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down-round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down-round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share (“EPS”) in accordance with Topic 260 to recognize the effect of the down-round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down- round features are now subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options ), including related EPS guidance (in Topic 260). The amendments in Part II of this Update recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Accounting Standards Codification, to a scope exception. Those amendments do not have an accounting effect. For public business entities, such as the Company, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in Part I of this Update should be applied either retrospectively to outstanding financial instruments with a down-round feature by means of a cumulative-effect adjustment to the statement of financial position as of the beginning of the first fiscal year and interim period(s) in which the pending content that links to this paragraph is effective or retrospectively to outstanding financial instruments with a down-round feature for each prior reporting

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

period presented in accordance with the guidance on accounting changes in paragraphs 250-10-45-5 through 45-10. The amendments in Part II of this Update do not require any transition guidance because those amendments do not have an accounting effect. The adoption of this standard is not expected to have a material effect on the Company’s operating results or financial condition.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 850), the objective of which is to improve the financial reporting of hedging relationships to better portray the economic results of an entity’s risk management activities in its financial statements. In addition, the amendments in this Update make certain targeted improvements to simplify the application and disclosure of the hedge accounting guidance in current general accepted accounting principles.  For public business entities, such Company, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early application is permitted in any period after issuance.  For cash flow and net investment hedges existing at the date of adoption, an entity should apply a cumulative-effect adjustment related to eliminating the separate measurement of ineffectiveness to accumulated other comprehensive income with a corresponding adjustment to the opening balance of retained earnings as of the beginning of the fiscal year that an entity adopts the amendments in this Update. The amended presentation and disclosure guidance is required only prospectively.  The adoption of this standard is not expected to have a material effect on the Company’s operating results or financial condition.

In January 2018, the FASB issued ASU 2018-01, Leases (Topic 842), which provides an optional transition practical expedient to not evaluate under Topic 842 existing or expired land easements that were not previously accounted for as leases under the current lease guidance in Topic 840. An entity that elects this practical expedient should evaluate new or modified land easements under Topic 842 beginning at the date the entity adopts Topic 842; otherwise, an entity should evaluate all existing or expired land easements in connection with the adoption of the new lease requirements in Topic 842 to assess whether they meet the definition of a lease. The effective date and transition requirements for the amendments are the same as the effective date and transition requirements in ASU 2016-02. The adoption of this standard is not expected to have a material effect on the Company’s operating results or financial condition.

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718), which simplified the accounting for nonemployee share-based payment transactions.  The amendments in this Update expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees.  The amendments in this Update improve the following areas of nonemployee share-based payment accounting; (a) the overall measurement objective, (b) the measurement date, (c) awards with performance conditions, (d) classification reassessment of certain equity-classified awards, (e) calculated value (nonpublic entities only), and (f) intrinsic value (nonpublic entities only).  The amendments in this Update are effective for public business entities, such as the Company, for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. This Update is not expected to have a significant impact on the Company’s financial statements.

ASU 2018-10, Codification Improvements to Topic 842, Leases, represents changes to clarify, correct errors in, or make minor improvements to the Codification. The amendments in this ASU affect the amendments in ASU 2016-02, which are not yet effective, but for which early adoption upon issuance is permitted. For entities that early adopted Topic 842, the amendments are effective upon issuance of this ASU, and the transition requirements are the same as those in Topic 842. For entities that have not adopted Topic 842, the effective date and transition requirements will be the same as the effective date and transition requirements in Topic 842. This Update is not expected to have a significant impact on the Company’s financial statements.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements. This Update provides another transition method which allows entities to initially apply ASC 842 at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Entities that elect this approach should report comparative periods in accordance with ASC 840, Leases.  In addition, this Update provides a practical expedient under which lessors may elect, by class of underlying assets, to not separate nonlease components from the associated lease component, similar to the expedient provided for lessees. However, the lessor practical expedient is limited to circumstances in which the nonlease component or components otherwise would be accounted for under the new revenue guidance and both (a) the timing and pattern of transfer are the same for the nonlease component(s) and associated lease component and (b) the lease component, if accounted for separately, would be classified as an operating lease. If the nonlease component or components associated with the lease component are the predominant component of the combined component, an entity should account for the combined component in accordance with ASC 606, Revenue from Contracts with Customers. Otherwise, the entity should account for the combined component as an operating lease in accordance with ASC 842. If a lessor elects the practical expedient, certain disclosures are required. This Update is effective for public business entities, such as the Company, for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years, with early adoption permitted.  This Update is not expected to have a significant impact on the Company’s financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes the Disclosure Requirements for Fair Value Measurements.  The Update removes the requirement to disclose the amount of and reasons for transfers between Level I and Level II of the fair value hierarchy; the policy for timing of transfers between levels; and the valuation processes for Level III fair value measurements. The Update requires disclosure of changes in unrealized gains and losses for the period included in other comprehensive income (loss) for recurring Level III fair value measurements held at the end of the reporting period and the range and weighted average of significant unobservable inputs used to develop Level III fair value measurements. This Update is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019.  This Update is not expected to have a significant impact on the Company’s financial statements.

In October, 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810), which made improvements in 1) applying the variable interest entity (VIE) guidance to private companies under common control and 2) considering indirect interests held through related parties under common control for determining whether fees paid to decision makers and service providers are variable interests.  Under the amendments in this Update, a private company may elect not to apply VIE guidance to legal entities under common control (including common control leasing arrangements) if both the parent and the legal entity being evaluated for consolidation are not public business entities.  In addition, indirect interests held through related parties in common control arrangements should be considered on a proportional basis for determining whether fees paid to decision makers and service providers are variable interests. For entities other than private companies, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. The amendments in this Update are effective for a private company for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021.  This Update is not expected to have a significant impact on the Company’s financial statements.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In November, 2018, the FASB issued ASU 2018-18, Collaborative Arrangements (Topic 808), which made the following targeted improvements to generally accepted accounting principles (GAAP) for collaborative arrangements (1) clarified that certain transactions between collaborative arrangement participants should be accounted for as revenue under Topic 606 when the collaborative arrangement participant is a customer in the context of a unit of account, (2) add unit-of-account guidance in Topic 808 to align with the guidance in Topic 606  (that is, a distinct good or service) when an entity is assessing whether the collaborative arrangement or a part of the arrangement is within the scope of Topic 606, and (3) require that in a transaction with a collaborative arrangement participant that is not directly related to sales to third parties, presenting the transaction together with revenue recognized under Topic 606 is precluded if the collaborative arrangement participant is not a customer. For public business entities, such as the Company, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. This Update is not expected to have a significant impact on the Company’s financial statements.

In November, 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments - Credit Losses, which amended the effective date of ASU 2016-13 for entities other than public business entities (PBEs), by requiring non-PBEs to adopt the standard for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Therefore, the revised effective dates of ASU 2016-13 for PBEs that are SEC filers will be fiscal years beginning after December 15, 2019, including interim periods within those years, PBEs other than SEC filers will be for fiscal years beginning after December 15, 2020, including interim periods within those years, and all other entities (non-PBEs) will be for fiscal years beginning after December 15, 2021, including interim periods within those years.  The ASU also clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Rather, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. The effective date and transition requirements for ASU 2018-19 are the same as those in ASU 2016-13, as amended by ASU 2018-19.  This Update is not expected to have a significant impact on the Company’s financial statements.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 2 – MERGER

On September 14, 2018, CBI completed the acquisition by merger of United Community Bancorp (“UCB”) in a stock and cash transaction for aggregate consideration of approximately $117,344.  As a result of the acquisition, the Company issued 4,277,430 common shares and paid approximately $12,675 in cash to the former shareholders of UCB. The Company and UCB had first announced that they had entered into an agreement to merge in March of 2018.  Immediately following the merger, UCB’s banking subsidiary, United Community Bank, was merged into CBI’s banking subsidiary, Civista Bank.

At the time of the merger, UCB had total assets of $537,875, including $298,319 in loans, and $475,944 in deposits. The transaction was recorded as a purchase and, accordingly, the operating results of UCB have been included in the Company’s Consolidated Financial Statements since the close of business on September 14, 2018.

As of December 31, 2018, the estimated future amortization expense for the core deposit intangible is as follows:

Core deposit intangibles
2019	$857
2020	842
2021	823
2022	800
2023	773
Thereafter	3,168
$7,263

The following table presents financial information for the former UCB included in the Consolidated Statements of Operations from the date of acquisition through December 31, 2018.

Actual From Acquisition Date Through December 31, 2018 (in thousands)
Net interest income after provision for loan losses	$3,227
Noninterest income	373
Net income	1,707

The following table presents unaudited pro forma information for the periods ended December 31, 2018, 2017 and 2016 as if the acquisition of UCB had occurred on January 1, 2016. This table has been prepared for comparative purposes only and is not indicative of the actual results that would have been attained had the acquisition occurred as of the beginning of the periods presented, nor is it indicative of future results.

	Pro Formas (unaudited) Twelve months ended December 31,
	2018	2017	2016
Net interest income after provision for loan losses	$74,642	$70,100	$65,878
Noninterest income	18,331	20,782	20,937
Net income	18,984	19,284	12,914
Pro forma earnings per share:
Basic	$1.51	$1.82	$1.42
Diluted	$1.37	$1.56	$1.18

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 2 – MERGER (Continued)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition for UCB.  Core deposit intangibles will be amortized over a period of ten years using an accelerated method. Goodwill will not be amortized, but instead will be evaluated for impairment. Furthermore, the unaudited pro forma information does not reflect management’s estimate of any revenue-enhancing opportunities nor anticipated cost savings as a result of the integration and consolidation of the acquisition.  Merger and acquisition integration costs and amortization of fair value adjustments net of the related income tax effects are included in the amounts below.

Consideration paid		$117,344

Net assets acquired:
Cash and due from financial institutions	$156,472
Securities available for sale	43,214
Equity securities	212
Loans held for sale	492
Loans, net	298,319
Other securities	3,527
Premises and equipment	5,291
Accrued interest receivable	950
Core deposit intangible	7,518
Bank owned life insurance	17,193
Other assets	10,361
Noninterest-bearing deposits	(112,787)
Interest-bearing deposits	(363,157)
Other liabilities	(17)
		67,588
Goodwill resulting from UCB merger		$49,756

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 2 – MERGER (Continued)

The acquired assets and liabilities were measured at estimated fair values.  Management made certain estimates and exercised judgment in accounting for the acquisition.  The following is a description of the methods used to determine fair value of significant assets and liabilities at the acquisition date:

Cash:  The Company acquired $156.5 million in cash, which management deemed to reflect fair value based on the short term nature of the asset.

Loans:  The Company acquired $298.3 million in loans receivable with and without evidence of credit quality deterioration.  The loans consisted of commercial loans, commercial real estate loans, residential mortgage loans (including home equity secured lines of credit), real estate construction loans, and consumer and other loans.  The fair value of the performing loan portfolio includes separate adjustments to reflect a credit risk and marketability component and a yield component reflecting the differential between portfolio and market yields.  Additionally, certain loans were valued based on their observable sales price.  Loans acquired with credit deterioration of $1,210 were individually evaluated to estimate credit losses and a net recovery amount for each loan.  The net cash flows for each loan was then discounted to present value using a risk-adjusted market rate.

Deposits:  The Company acquired $475.9 million in deposits.  Savings and transaction accounts are variable, have no stated maturity and can be withdrawn on short notice with no penalty.  Therefore, the fair value of such deposits is considered equal to the carrying value.  The fair value of CD’s consists of comparing the contractual cost of the CD’s to the market rates with corresponding maturities.  The valuation adjustment reflects the present value of the difference between the cash flows attributable to the CD’s based on contractual and market rates.  The core deposit intangible is determined by the present value difference of the net cost of the core deposit versus the same amount for an alternative funding source.

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 3 - SECURITIES

The amortized cost and fair value of available for sale securities and the related gross unrealized gains and losses recognized were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2018
U.S. Treasury securities and obligations of U.S. government agencies	$30,623	$202	$(140)	$30,685
Obligations of states and political subdivisions	168,993	3,680	(602)	172,071
Mortgage-back securities in government sponsored entities	143,707	1,024	(1,193)	143,538
Total debt securities	$343,323	$4,906	$(1,935)	$346,294

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2017
U.S. Treasury securities and obligations of U.S. government agencies	$30,450	$100	$(192)	$30,358
Obligations of states and political subdivisions	114,002	4,226	(172)	118,056
Mortgage-back securities in government sponsored entities	82,098	408	(690)	81,816
Total debt securities	$226,550	$4,734	$(1,054)	$230,230

The amortized cost and fair value of securities at year end 2018 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Available for sale
	Amortized Cost	Fair Value
Due in one year or less	$10,963	$10,912
Due from one to five years	19,087	19,147
Due from five to ten years	29,384	30,523
Due after ten years	140,182	142,174
Mortgage-backed securities in government sponsored entities	143,707	143,538
Total securities available for sale	$343,323	$346,294

Securities with a carrying value of $114,145 and $122,862 were pledged as of December 31, 2018 and 2017, respectively, to secure public deposits, other deposits and liabilities as required or permitted by law.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 3 – SECURITIES (Continued)

Proceeds from sales of securities, gross realized gains and gross realized losses were as follows:

	2018	2017	2016
Sale proceeds	$14,667	$953	$4,349
Gross realized gains	6	—	18
Gross realized losses	393	—	—
Gains (losses) from securities called or settled by the issuer	(26)	12	1

Debt securities with unrealized losses at year end 2018 and 2017 not recognized in income are as follows:

2018	12 Months or less		More than 12 months		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury securities and obligations of U.S. government agencies	$—	$—	$16,469	$(140)	$16,469	$(140)
Obligations of states and political subdivisions	8,008	(71)	25,890	(531)	33,898	(602)
Mortgage-backed securities in gov’t sponsored entities	6,630	(90)	40,333	(1,103)	46,963	(1,193)
Total temporarily impaired	$14,638	$(161)	$82,692	$(1,774)	$97,330	$(1,935)

2017	12 Months or less		More than 12 months		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury securities and obligations of U.S. government agencies	$20,449	$(100)	$6,617	$(92)	$27,066	$(192)
Obligations of states and political subdivisions	4,057	(41)	7,309	(131)	11,366	(172)
Mortgage-backed securities in gov’t sponsored entities	29,534	(195)	22,199	(495)	51,733	(690)
Total temporarily impaired	$54,040	$(336)	$36,125	$(718)	$90,165	$(1,054)

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

•	If it’s more-likely-than-not the Company will be required to sell the investment before recovering its amortized cost basis; and
•	If the Company does not expect to recover the investment’s entire amortized cost basis (even if the Company does not intend to sell the investment).

NOTE 3 – SECURITIES (Continued)

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

At December 31, 2018, the Company owned 130 securities that were considered temporarily impaired. The unrealized losses on these securities have not been recognized into income because the issuers’ bonds are of high credit quality, management has the intent and ability to hold these securities for the foreseeable future, and the decline in fair value is largely due to changes in market interest rates. The Company also considers sector specific credit rating changes in its analysis. The fair value is expected to recover as the securities approach their maturity date or reset date. The Company does not intend to sell until recovery and does not believe selling will be required before recovery.

The following table presents the net gains and losses on equity investments recognized in earnings at year-end 2018, and the portion of unrealized gains and losses for the period that relates to equity investments held at year-end 2018:

2018
Net gains recognized on equity securities during the year	$26
Less: Net gains (losses) realized on the sale of equity securities during the period	—
Unrealized gains recognized in equity securities held at December 31	$26

NOTE 4 - LOANS

Loans at year-end were as follows:

	2018	2017
Commercial and Agriculture	$177,101	$152,473
Commercial Real Estate - owner occupied	210,121	164,099
Commercial Real Estate - non-owner occupied	523,598	425,623
Residential Real Estate	457,850	268,735
Real Estate Construction	135,195	97,531
Farm Real Estate	38,513	39,461
Consumer and Other	19,563	16,739
Total Loans	1,561,941	1,164,661
Allowance for loan losses	(13,679)	(13,134)
Net loans	$1,548,262	$1,151,527

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

Included in total loans above are deferred loan fees of $389 and $223 at December 31, 2018 and 2017, respectively.

NOTE 4 – LOANS (Continued)

Loans to principal officers, directors, and their affiliates at year-end 2018 and 2017 were as follows:

	2018	2017
Balance - Beginning of year	$14,002	$14,389
New loans and advances	3,308	2,344
Repayments	(2,324)	(1,256)
Effect of changes to related parties	(6,264)	(1,475)
Balance - End of year	$8,722	$14,002

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

The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the consolidated balance sheet date. The Company considers the allowance for loan losses of $13,679 adequate to cover loan losses inherent in the loan portfolio, at December 31, 2018. The following tables present, by portfolio segment, the changes in the allowance for loan losses, the ending allocation of the allowance for loan losses and the loan balances outstanding for the years ended December 31, 2018, 2017 and 2016. The changes can be impacted by overall loan volume, adversely graded loans, historical charge-offs and economic factors.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

Allowance for loan losses:

December 31, 2018	Beginning balance	Charge-offs	Recoveries	Provision (Credit)	Ending Balance
Commercial & Agriculture	$1,562	$(249)	$169	$265	$1,747
Commercial Real Estate:
Owner Occupied	2,043	(193)	158	(46)	1,962
Non-Owner Occupied	5,307	(153)	28	621	5,803
Residential Real Estate	1,910	(105)	208	(482)	1,531
Real Estate Construction	834	—	—	212	1,046
Farm Real Estate	430	—	5	(38)	397
Consumer and Other	290	(203)	100	97	284
Unallocated	758	—	—	151	909
Total	$13,134	$(903)	$668	$780	$13,679

For the year ended December 31, 2018, the allowance for Commercial & Agriculture loans increased as a result of an increase in general reserves due to higher loan balances. The result was represented as an increase in the provision. The allowance for Commercial Real Estate – Owner Occupied loans was reduced by a decrease in general reserves as a result of lower loss rates. The result was represented as a decrease in the provision. The allowance for Commercial Real Estate – Non-Owner Occupied loans increased due to an increase in general reserves required for this type as a result of higher loan balances.  The allowance for Residential Real Estate loans was reduced by a decrease in general reserves required for this type as a result of a decrease in loss rates, represented by a decrease in the provision. The allowance for Real Estate Construction loans increased due to higher outstanding loan balances for this type of loan. The allowance for Farm Real Estate loans was reduced by a decrease in general reserves required for this type as a result of lower outstanding loan balances. The result was represented as a decrease in the provision. Management feels that the unallocated amount is appropriate and within the relevant range for the allowance that is reflective of the risk in the portfolio.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables present, by portfolio segment, the allocation of the allowance for loan losses and related loan balances as of December 31, 2018 and December 31, 2017.

December 31, 2018	Loans acquired with credit deterioration	Loans individually evaluated for impairment	Loans collectively evaluated for impairment	Total
Allowance for loan losses:
Commercial & Agriculture	$—	$—	$1,747	$1,747
Commercial Real Estate:
Owner Occupied	—	12	1,950	1,962
Non-Owner Occupied	—	—	5,803	5,803
Residential Real Estate	8	122	1,401	1,531
Real Estate Construction	—	—	1,046	1,046
Farm Real Estate	—	7	390	397
Consumer and Other	—	—	284	284
Unallocated	—	—	909	909
Total	$8	$141	$13,530	$13,679

Outstanding loan balances:
Commercial & Agriculture	$41	$367	$176,693	$177,101
Commercial Real Estate:
Owner Occupied	—	484	209,637	210,121
Non-Owner Occupied	—	31	523,567	523,598
Residential Real Estate	883	1,279	455,688	457,850
Real Estate Construction	—	—	135,195	135,195
Farm Real Estate	—	696	37,817	38,513
Consumer and Other	—	—	19,563	19,563
Total	$924	$2,857	$1,558,160	$1,561,941

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

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

The following tables represent credit exposures by internally assigned risk ratings for the periods ended December 31, 2018 and 2017. The remaining loans in the Residential Real Estate, Real Estate Construction and Consumer and Other loan categories that are not assigned a risk grade are presented in a separate table below. The risk rating analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Company’s internal credit risk rating system is based on experiences with similarly graded loans.

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

December 31, 2018	Pass	Special Mention	Substandard	Doubtful	Ending Balance
Commercial & Agriculture	$173,783	$1,509	$1,809	$—	$177,101
Commercial Real Estate:
Owner Occupied	201,228	3,512	5,381	—	210,121
Non-Owner Occupied	520,487	2,023	1,088	—	523,598
Residential Real Estate	70,908	580	7,363	—	78,851
Real Estate Construction	124,769	13	41	—	124,823
Farm Real Estate	32,908	3,096	2,509	—	38,513
Consumer and Other	1,713	—	20	—	1,733
Total	$1,125,796	$10,733	$18,211	$—	$1,154,740

December 31, 2017	Pass	Special Mention	Substandard	Doubtful	Ending Balance
Commercial & Agriculture	$140,842	$8,412	$3,219	$—	$152,473
Commercial Real Estate:
Owner Occupied	155,756	1,166	7,177	—	164,099
Non-Owner Occupied	422,363	2,321	939	—	425,623
Residential Real Estate	62,628	1,997	5,873	—	70,498
Real Estate Construction	91,545	15	27	—	91,587
Farm Real Estate	25,228	11,236	2,997	—	39,461
Consumer and Other	1,312	—	70	—	1,382
Total	$899,674	$25,147	$20,302	$—	$945,123

The following tables present performing and nonperforming loans based solely on payment activity for the years ended December 31, 2018 and December 31, 2017 that have not been assigned an internal risk grade. The types of loans presented here are not assigned a risk grade unless there is evidence of a problem. Payment activity is reviewed by management on a monthly basis to evaluate performance. Loans are considered to be nonperforming when they become 90 days past due or if management thinks that we may not collect all of our principal and interest. Nonperforming loans also include certain loans that have been modified in Troubled Debt Restructurings (TDRs) where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Company’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions due to economic status. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

December 31, 2018	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
Performing	$378,999	$10,372	$17,830	$407,201
Nonperforming	—	—	—	—
Total	$378,999	$10,372	$17,830	$407,201

December 31, 2017	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
Performing	$198,237	$5,944	$15,341	$219,522
Nonperforming	—	—	16	16
Total	$198,237	$5,944	$15,357	$219,538

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables include an aging analysis of the recorded investment of past due loans outstanding as of December 31, 2018 and 2017.

December 31, 2018	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Current	Purchased Credit- Impaired Loans	Total Loans	Past Due 90 Days and Accruing
Commercial & Agriculture	$225	$—	$92	$317	$176,743	$41	$177,101	$—
Commercial Real Estate:
Owner Occupied	547	413	564	1,524	208,597	—	210,121	—
Non-Owner Occupied	288	290	372	950	522,648	—	523,598	—
Residential Real Estate	7,118	677	806	8,601	448,366	883	457,850	—
Real Estate Construction	—	12	27	39	135,156	—	135,195	—
Farm Real Estate	33	—	158	191	38,322	—	38,513	—
Consumer and Other	117	57	9	183	19,380	—	19,563	—
Total	$8,328	$1,449	$2,028	$11,805	$1,549,212	$924	$1,561,941	$—

December 31, 2017	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Current	Purchased Credit- Impaired Loans	Total Loans	Past Due 90 Days and Accruing
Commercial & Agriculture	$575	$2	$685	$1,262	$151,124	$87	$152,473	$—
Commercial Real Estate:
Owner Occupied	897	104	484	1,485	162,614	—	164,099	—
Non-Owner Occupied	133	—	470	603	425,020	—	425,623	—
Residential Real Estate	1,613	229	785	2,627	265,980	128	268,735	—
Real Estate Construction	—	—	27	27	97,504	—	97,531	—
Farm Real Estate	27	—	186	213	39,248	—	39,461	—
Consumer and Other	92	96	16	204	16,535	—	16,739	16
Total	$3,337	$431	$2,653	$6,421	$1,158,025	$215	$1,164,661	$16

The following table presents loans on nonaccrual status, excluding purchased credit-impaired (PCI) loans, as of December 31, 2018 and 2017.

	2018	2017
Commercial & Agriculture	$270	$887
Commercial Real Estate:
Owner Occupied	942	1,476
Non-Owner Occupied	374	711
Residential Real Estate	3,886	2,778
Real Estate Construction	41	27
Farm Real Estate	338	186
Consumer and Other	18	67
Total	$5,869	$6,132

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

Nonaccrual Loans: Loans are considered for nonaccrual status upon reaching 90 days delinquency, unless the loan is well secured and in the process of collection, although the Company may be receiving partial payments of interest and partial repayments of principal on such loans. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest income. A loan may be returned to accruing status only if one of three conditions are met: the loan is well-secured and none of the principal and interest has been past due for a minimum of 90 days; the loan is a TDR and the borrower has made a minimum of six months payments; or the principal and interest payments are reasonably assured and a sustained period of performance has occurred, generally six months. The gross interest income that would have been recorded on nonaccrual loans in 2018, 2017 and 2016 if the loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the period, was $587, $712 and $701, respectively. The amount of interest income on such loans recognized on a cash basis was $360 in 2018, $139 in 2017 and $1,138 in 2016.

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

Loans modified in a TDR are typically already on non-accrual status and partial charge-offs have in some cases already been taken against the outstanding loan balance. As a result, loans modified in a TDR may have the financial effect of increasing the specific allowance associated with the loan. An allowance for impaired loans that have been modified in a TDR are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the estimated fair value of the collateral, less any selling costs, if the loan is collateral dependent. Management exercises significant judgment in developing these estimates. TDRs accounted for $143 of the allowance for loan losses as of December 31, 2018, $169 as of December 31, 2017 and $278 as of December 31, 2016.

Loan modifications that are considered TDRs completed during the twelve month periods ended December 31, 2018, 2017 and 2016 were as follows:

	For the Twelve Month Period Ended December 31, 2018
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Commercial & Agriculture	—	$—	$—
Commercial Real Estate:
Owner Occupied	—	—	—
Non-Owner Occupied	—	—	—
Residential Real Estate	1	23	23
Real Estate Construction	—	—	—
Farm Real Estate	1	110	110
Consumer and Other	—	—	—
Total Loan Modifications	2	$133	$133

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

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

Recidivism, or the borrower defaulting on its obligation pursuant to a modified loan, results in the loan once again becoming a non-accrual loan. Recidivism occurs at a notably higher rate than do defaults on new originations loans, so modified loans present a higher risk of loss than do new origination loans. During the periods ended December 31, 2018, 2017 and 2016, there were no defaults on loans that were modified and considered TDRs during the previous twelve months.

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables include the recorded investment and unpaid principal balances for impaired financing receivables, excluding PCI loans, with the associated allowance amount, if applicable, as of December 31, 2018 and 2017.

	December 31, 2018			December 31, 2017
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial & Agriculture	$367	$367		$—	$—
Commercial Real Estate:
Owner Occupied	193	193		693	913
Non-Owner Occupied	31	34		44	48
Residential Real Estate	1,017	1,089		977	1,049
Farm Real Estate	256	256		148	148
Consumer and Other	—	—		—	—
Total	1,864	1,939		1,862	2,158
With an allowance recorded:
Commercial & Agriculture	—	—	$—	438	438	$4
Commercial Real Estate:
Owner Occupied	291	291	12	317	317	6
Non-Owner Occupied	—	—	—	—	—	—
Residential Real Estate	262	265	122	383	387	109
Farm Real Estate	440	440	7	460	460	6
Total	993	996	141	1,598	1,602	125
Total:
Commercial & Agriculture	367	367	—	438	438	4
Commercial Real Estate:
Owner Occupied	484	484	12	1,010	1,230	6
Non-Owner Occupied	31	34	—	44	48	—
Residential Real Estate	1,279	1,354	122	1,360	1,436	109
Farm Real Estate	696	696	7	608	608	6
Consumer and Other	—	—	—	—	—	—
Total	$2,857	$2,935	$141	$3,460	$3,760	$125

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables include the average recorded investment and interest income recognized for impaired financing receivables as of, and for the years ended, December 31, 2018, 2017 and 2016.

For the year ended:	December 31, 2018		December 31, 2017
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Commercial & Agriculture	$636	$25	$1,375	$34
Commercial Real Estate:
Owner Occupied	610	33	1,507	75
Non-Owner Occupied	39	5	233	6
Residential Real Estate	1,519	75	1,515	73
Real Estate Construction	—	—	—	—
Farm Real Estate	716	29	613	28
Consumer and Other	—	—	—	—
Total	$3,520	$167	$5,243	$216

For the year ended:	December 31, 2016
	Average Recorded Investment	Interest Income Recognized
Commercial & Agriculture	$2,036	$40
Commercial Real Estate:
Owner Occupied	1,847	862
Non-Owner Occupied	1,039	83
Residential Real Estate	1,787	175
Real Estate Construction	—	1
Farm Real Estate	1,006	95
Consumer and Other	2	—
Total	$7,717	$1,256

Foreclosed assets acquired in settlement of loans are carried at fair value less estimated costs to sell and are included in other assets on the Consolidated Balance Sheet. As of December 31, 2018 and 2017, a total of $0 and $16, respectively, of foreclosed assets were included with other assets. As of December 31, 2018 and 2017, the Company had initiated formal foreclosure procedures on $311 and $239, respectively, of consumer residential mortgages.

Changes in the amortizable yield for PCI loans were as follows, since acquisition:

	At December 31, 2018	At December 31, 2017
	(In Thousands)	(In Thousands)
Balance at beginning of period	$15	$49
Acquisition of PCI loans	334	—
Accretion	(13)	(34)
Balance at end of period	$336	$15

Loans acquired with credit deterioration of $878 and accounted for in accordance with ASC 310-30 were individually evaluated to estimate credit losses and a net recovery amount for each loan.  The net cash flows for each loan were then discounted to present value using a risk-adjusted market rate.  The table below presents the components of the purchase accounting adjustments.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

September 14, 2018
(In Thousands)
Contractually required payments	$2,353
Non-accretable discount	(1,141)
Expected cash flows	1,212
Accretable discount	(334)
Estimated fair value	$878

The following table presents additional information regarding loans acquired and accounted for in accordance with ASC 310-30:

	At December 31, 2018	At December 31, 2017
	Acquired Loans with Specific Evidence of Deterioration of Credit Quality (ASC 310-30)	Acquired Loans with Specific Evidence of Deterioration of Credit Quality (ASC 310-30)
	(In Thousands)
Outstanding balance	$1,805	$775
Carrying amount	924	215

There has been $8 and $126 in allowance for loan losses recorded for acquired loans with or without specific evidence of deterioration in credit quality as of December 31, 2018 and 2017, respectively.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 6 - OTHER COMPREHENSIVE INCOME (LOSS)

The following table presents the changes in each component of accumulated other comprehensive loss, net of tax, as of December 31, 2018, 2017 and 2016.

	For the Year Ended December 31, 2018			For the Year Ended December 31, 2017			For the Year Ended December 31, 2016
	Unrealized Gains and Losses on Available for Sale Securities	Defined Benefit Pension Items	Total	Unrealized Gains and Losses on Available for Sale Securities	Defined Benefit Pension Items	Total	Unrealized Gains and Losses on Available for Sale Securities	Defined Benefit Pension Items	Total
Beginning balance	$3,185	$(4,309)	$(1,124)	$2,008	$(4,345)	$(2,337)	$3,554	$(4,049)	$(495)
Other comprehensive income (loss) before reclassifications	(886)	393	(493)	620	553	1,173	(1,533)	(511)	(2,044)
Amounts reclassified from accumulated other comprehensive loss	326	117	443	(8)	247	239	(13)	215	202
Net current-period other comprehensive income (loss)	(560)	510	(50)	612	800	1,412	(1,546)	(296)	(1,842)
Reclassification of certain income tax effects from accumulated other comprehensive income	—	—	—	565	(764)	(199)	—	—	—
Reclassification of equity securities from accumulated other comprehensive loss	(278)	—	(278)	—	—	—	—	—	—
Ending balance	$2,347	$(3,799)	$(1,452)	$3,185	$(4,309)	$(1,124)	$2,008	$(4,345)	$(2,337)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 6 - OTHER COMPREHENSIVE INCOME (LOSS) (Continued)

The following table presents the amounts reclassified out of each component of accumulated other comprehensive loss as of December 31, 2018, 2017 and 2016.

	Amount Reclassified from Accumulated Other Comprehensive Loss (a)
	For the year ended December 31,
Details about Accumulated Other Comprehensive Loss Components	2018		2017		2016		Affected Line Item in the Statement Where Net Income is Presented
Unrealized gains (losses) on available-for-sale securities	$(413)		$12		$19		Net gain (loss) on sale of securities
Tax effect	87		(4)		(6)		Income taxes
	(326)		8		13
Amortization of defined benefit pension items
Actuarial losses	(149)	(b)	(380)	(b)	(326)	(b)	Other operating expenses
Tax effect	32		133		111		Income taxes
	(117)		(247)		(215)
Total reclassifications for the period	$(443)		$(239)		$(202)

(a)	Amounts in parentheses indicate expenses and other amounts indicate income.
(b)	These accumulated other comprehensive income (loss) components are included in the computation of net periodic pension cost.

NOTE 7 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

	2018	2017
Land and improvements	$6,553	$5,022
Buildings and improvements	27,013	21,221
Furniture and equipment	20,831	17,004
Total	54,397	43,247
Accumulated depreciation	(32,376)	(25,636)
Premises and equipment, net	$22,021	$17,611

Depreciation expense was $1,515, $1,249 and $1,257 for 2018, 2017 and 2016, respectively.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 7 - PREMISES AND EQUIPMENT (Continued)

Rent expense was $579, $558 and $518 for 2018, 2017 and 2016, respectively. Rent commitments under non-cancelable operating leases at December 31, 2018 were as follows, before considering renewal options that generally are present.

2019	$521
2020	254
2021	120
2022	66
2023	—
Thereafter	—
Total	$961

The rent commitments listed above are primarily for the leasing of seven financial services branches.

NOTE 8 - GOODWILL AND INTANGIBLE ASSETS

The carrying amount of goodwill has increased $49,756 since December 31, 2017 as a result of the UCB acquisition, discussed in Note 2.  The balance of goodwill was $76,851 at December 31, 2018 and $27,095 at December 31, 2017.

Management performs an evaluation of goodwill for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Management performed an evaluation of the Company’s goodwill during the fourth quarter of 2018. Based on this test, management concluded that the Company’s goodwill was not impaired at December 31, 2018.

Acquired intangible assets were as follows as of year end.

	2018			2017
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets(1):
MSRs	$2,110	$446	$1,664	$1,065	$322	$743
Core deposit intangibles	14,792	7,104	7,688	7,274	6,738	536
Total amortized intangible assets	$16,902	$7,550	$9,352	$8,339	$7,060	$1,279

(1)	Excludes fully amortized intangible assets

Aggregate core deposit intangible amortization expense was $366, $586 and $699 for 2018, 2017 and 2016, respectively.

Aggregate mortgage servicing rights amortization was $126, $72 and $74 for 2018, 2017 and 2016, respectively.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 8 - GOODWILL AND INTANGIBLE ASSETS (Continued)

Estimated amortization expense for each of the next five years and thereafter is as follows:

	MSRs	Core deposit intangibles	Total
2019	$88	$945	$1,033
2020	88	914	1,002
2021	87	891	978
2022	87	868	955
2023	86	841	927
Thereafter	1,228	3,229	4,457
	$1,664	$7,688	$9,352

NOTE 9 - INTEREST-BEARING DEPOSITS

Interest-bearing deposits as of December 31, 2018 and 2017 were as follows:

	2018	2017
Demand	$261,996	$183,680
Statement and Passbook Savings	582,128	435,377
Certificates of Deposit:
$250 and over	42,815	8,206
Other	173,445	192,455
Individual Retirement Accounts	51,426	23,241
Total	$1,111,810	$842,959

Scheduled maturities of certificates of deposit, including IRA’s at December 31, 2018 were as follows:

2019	$155,304
2020	66,734
2021	29,011
2022	11,582
2023	4,667
Thereafter	388
Total	$267,686

Deposits from the Company’s principal officers, directors, and their affiliates at year-end 2018 and 2017 were $6,925 and $9,633, respectively.

As of December 31, 2018, CDs and IRAs totaling $46,999 met or exceeded the FDIC’s insurance limit of $250,000.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 10 - SHORT-TERM BORROWINGS

Short-term borrowings, which consist of federal funds purchased and other short-term borrowings are summarized as follows:

	At December 31, 2018		At December 31, 2017
	Federal Funds Purchased	Short-term Borrowings	Federal Funds Purchased	Short-term Borrowings
Outstanding balance at year end	$—	$188,600	$—	$56,900
Maximum indebtedness during the year	20,000	225,300	20,000	115,050
Average balance during the year	116	113,520	119	38,825
Average rate paid during the year	2.58%	2.07%	1.68%	1.12%
Interest rate on year end balance	—	2.45%	—	1.42%

	At December 31, 2016
	Federal Funds Purchased	Short-term Borrowings
Outstanding balance at year end	$—	$31,000
Maximum indebtedness during the year	20,000	70,400
Average balance during the year	116	10,483
Average rate paid during the year	0.86%	0.42%
Interest rate on year end balance	—	0.64%

Average balances during the year represent daily averages. Average interest rates represent interest expense divided by the related average balances.

These borrowing transactions can range from overnight to six months in maturity. The average maturity was one day at December 31, 2018, 2017 and 2016.

NOTE 11 - FEDERAL HOME LOAN BANK ADVANCES

Long term advances from the FHLB were $5,000 at December 31, 2018 and $15,000 at December 31, 2017. The outstanding balance has a maturity date of October 2019 with a fixed rate of 2.10%. The average rate on the outstanding advance was 2.10% at December 31, 2018.

Scheduled principal reductions of FHLB advances outstanding at December 31, 2018 were as follows:

2019	$5,000
Total	$5,000

In addition to the borrowings, the Company had outstanding letters of credit with the FHLB totaling $20,000 at year-end 2018 and totaling $19,600 at year-end 2017, respectively, used for pledging to secure public funds. FHLB borrowings and the letters of credit were collateralized by FHLB stock and by $320,400 and $137,250 of residential mortgage loans under a blanket lien arrangement at year-end 2018 and 2017, respectively.

The Company had a FHLB maximum borrowing capacity of $556,724 as of December 31, 2018, with remaining borrowing capacity of approximately $343,124. The borrowing arrangement with the FHLB is subject to annual renewal. The maximum borrowing capacity is recalculated at least quarterly.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

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

The following table presents detail regarding the securities pledged as collateral under repurchase agreements as of December 31, 2018 and 2017. All of the repurchase agreements are overnight agreements.

	December 31, 2018	December 31, 2017
Securities pledged for repurchase agreements:
U.S. Treasury securities	$861	$874
Obligations of U.S. government agencies	21,338	20,881
Total securities pledged	$22,199	$21,755
Gross amount of recognized liabilities for repurchase agreements	$22,199	$21,755
Amounts related to agreements not included in offsetting disclosures above	$—	$—

Information concerning securities sold under agreements to repurchase was as follows:

	2018	2017	2016
Outstanding balance at year end	$22,199	$21,755	$28,925
Average balance during the year	18,456	18,234	21,767
Average interest rate during the year	0.10%	0.10%	0.10%
Maximum month-end balance during the year	$22,199	$23,889	$28,925
Weighted average interest rate at year end	0.10%	0.10%	0.10%

NOTE 13 - SUBORDINATED DEBENTURES

Trusts formed by the Company issued floating rate trust preferred securities, in the amounts of $5,000 and $7,500, through special purpose entities as part of pooled offerings of such securities. The Company issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Company may redeem the subordinated debentures, in whole but not in part, at face value. In April 2007, the Company elected to redeem and refinance the $5,000 floating rate subordinated debenture. The refinancing was done at face value and resulted in a 2.00% reduction in the floating rate. The new subordinated debenture has a 30-year maturity and is redeemable, in whole or in part, anytime without penalty. The replacement subordinated debenture does not have any deferred issuance cost associated with it. The interest rate at December 31, 2018 on the $7,500 debenture was 5.52% and the $5,000 debenture was 3.93%.

Additionally, the Company formed an additional trust that issued $12,500 of 6.05% fixed rate trust preferred securities for five years, then becoming floating rate trust preferred securities, through a special purpose entity as part of a pooled offering of such securities. The Company issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Company may redeem the subordinated debentures at face value without penalty. The current rate on the $12,500 subordinated debenture is 4.59%.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 13 - SUBORDINATED DEBENTURES (Continued)

Finally, the Company acquired two additional trust preferred securities as part of its acquisition of Futura Banc Corp (Futura) in December 2007. Futura TPF Trust I and Futura TPF Trust II were formed in June of 2005 in the amounts of $2,500 and $1,927, respectively. Futura had issued subordinated debentures to the trusts in exchange for ownership of all of the common security of the trusts and the proceeds of the preferred securities sold by the trusts. The Company may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1,000, at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on June 15, 2035. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust indenture. The current rate on the $2,500 subordinated debenture is variable at 3.99%. In June 2010, the rate on the $1,927 subordinated debenture switched from a fixed rate to a floating rate. The current rate on the $1,927 subordinated debenture is 3.99%.

NOTE 14 - INCOME TAXES

Income taxes were as follows for the years ended December 31:

	2018	2017	2016
Current	$2,444	$5,414	$6,449
State	45	—	—
Deferred	151	435	170
Change in corporate tax rate	—	511	—
Income taxes	$2,640	$6,360	$6,619

Effective tax rates differ from the statutory federal income tax rate of 21% in 2018 and 35% in 2017 and 2016 due to the following:

	2018	2017	2016
Income taxes computed at the statutory federal tax rate	$3,524	$7,781	$8,343
Add (subtract) tax effect of:
Nontaxable interest income, net of nondeductible interest expense	(834)	(1,107)	(946)
Low income housing tax credit	(903)	(686)	(435)
Cash surrender value of BOLI	(143)	(201)	(197)
Nondeductible merger costs	1,034	—	—
Change in corporate tax rate	—	511	—
Other	(38)	62	(146)
Income tax expense	$2,640	$6,360	$6,619

The Tax Cut and Jobs Act, enacted on December 22, 2017, lowered the federal corporate income tax rate from 35% to 21% effective January 1, 2018.  As a result, the carrying value of net deferred tax assets was reduced, which increased income tax expense by $511 for the year ended December 31, 2017.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 14 - INCOME TAXES (Continued)

Year-end deferred tax assets and liabilities were due to the following:

	2018	2017
Deferred tax assets
Allowance for loan losses	$3,056	$2,848
Deferred compensation	1,217	1,213
Intangible assets	475	95
Purchase accounting adjustments	566	—
Net operating loss carryforward	1,374	—
Other	364	141
Deferred tax asset	7,052	4,297
Deferred tax liabilities
Tax depreciation in excess of book depreciation	(556)	(275)
Discount accretion on securities	(31)	(43)
Purchase accounting adjustments	—	(536)
FHLB stock dividends	(1,053)	(1,053)
Unrealized gain on securities available for sale	(624)	(847)
Pension costs	(469)	(293)
Prepaids	(301)	(320)
BOLI	(337)	—
Other	(271)	(166)
Deferred tax liability	(3,642)	(3,533)
Net deferred tax asset	$3,410	$764

No valuation allowance was established at December 31, 2018 and 2017, due to the Company’s ability to carryback to taxes paid in previous years and certain tax strategies, coupled with the anticipated future income as evidenced by the Company’s earning potential.

The Company and its subsidiaries are subject to U.S. federal income tax. The Company is subject to tax in Ohio based upon its net worth and in Indiana based upon its net income.

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company’s federal tax returns for taxable years through 2012 have been closed for purposes of examination by the Internal Revenue Service.

NOTE 15 - RETIREMENT PLANS

The Company sponsors a savings and retirement 401(k) plan, which covers all employees who meet certain eligibility requirements and who choose to participate in the plan. The matching contribution to the 401(k) plan was $892, $805 and $734 in 2018, 2017 and 2016, respectively. The Company’s matching contribution is 100% of an employee’s first three percent contributed and 50% of the next two percent contributed.

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

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 15 - RETIREMENT PLANS (Continued)

In October 2015, the Company, on behalf of it and its subsidiaries, entered into Pension Shortfall Agreements (the “Shortfall Agreements”) with ten employees of the Bank. When the Company ceased accruals to its defined benefit pension plan on April 30, 2014, the circumstances of some participants with limited periods until their anticipated retirement dates would not permit them to use other available alternatives to make up for the shortfall in their expected pension. The Company calculated the total amount of the shortfall for each of the referenced individuals after considering its contributions to other retirement benefits. Pension shortfall expense was $180 in 2018, $18 in 2017 and $201 in 2016. Included in pension shortfall expense was interest expense, totaling $24, $18 and $11 in 2018, 2017 and 2016, respectively, which was also recorded in and credited to the accounts of the ten individuals covered by this plan.

Information about the pension plan is as follows:

	2018	2017
Change in benefit obligation:
Beginning benefit obligation	$17,916	$16,964
Service cost	—	—
Interest cost	627	679
Curtailment gain	—	—
Settlement loss	98	46
Actuarial (gain)/loss	(1,800)	986
Benefits paid	(104)	(91)
Settlement payments	(3,399)	(668)
Ending benefit obligation	13,338	17,916
Change in plan assets, at fair value:
Beginning plan assets	19,306	16,150
Actual return	(207)	1,947
Employer contribution	—	2,000
Benefits paid	(104)	(91)
Settlement payments	(3,399)	(668)
Administrative expenses	(24)	(32)
Ending plan assets	15,572	19,306
Funded status at end of year	$2,234	$1,390

Amounts recognized in accumulated other comprehensive loss at December 31, consist of unrecognized actuarial loss of $3,799, net of $1,010 tax in 2018 and $4,070, net of $2,191 tax in 2017.

The accumulated benefit obligation for the defined benefit pension plan was $13,338 at December 31, 2018 and $17,916 at December 31, 2017.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 15 - RETIREMENT PLANS (Continued)

The components of net periodic pension expense were as follows:

	2018	2017	2016
Service cost	$—	$—	$—
Interest cost	627	679	689
Expected return on plan assets	(1,355)	(1,178)	(1,090)
Net amortization and deferral	149	380	326
Net periodic pension cost (benefit)	(579)	(119)	(75)
Additional loss due to settlement	1,188	237	259
Total pension cost (benefit)	$609	$118	$184

Net loss (gain) recognized in other comprehensive loss	$(1,453)	$(322)	$448
Total recognized in net periodic benefit cost and other comprehensive loss (before tax)	$(2,032)	$(441)	$373

The components of net periodic benefit cost other than the service cost component are included in the line item “other operating expenses” in the Consolidated Statement of Operations.

The estimated net loss for the defined benefit pension plan that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year is $149.  The Company incurred settlement costs in 2018, 2017 and 2016 of $1,188, $237 and $259, respectively.

The weighted average assumptions used to determine benefit obligations at year-end were as follows:

	2018	2017	2016
Discount rate on benefit obligation	4.14%	3.51%	4.00%
Long-term rate of return on plan assets	7.00%	7.00%	7.00%
Rate of compensation increase	0.00%	0.00%	0.00%

The weighted average assumptions used to determine net periodic pension cost were as follows:

	2018	2017	2016
Discount rate on benefit obligation	3.51%	4.00%	4.16%
Long-term rate of return on plan assets	7.00%	7.00%	7.00%
Rate of compensation increase	0.00%	0.00%	0.00%

The Company uses long-term market rates to determine the discount rate on the benefit obligation. Declines in the discount rate lead to increases in the actuarial loss related to the benefit obligation.

The expectation for long-term rate of return on the pension assets and the expected rate of compensation increases are reviewed periodically by management in consultation with outside actuaries and primary investment consultants. Factors considered in setting and adjusting these rates are historic and projected rates of return on the portfolio and historic and estimated rates of increases of compensation. Since the pension plan is frozen, the rate of compensation increase used to determine the benefit obligation for 2018, 2017 and 2016 was zero.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 15 - RETIREMENT PLANS (Continued)

The Company’s pension plan asset allocation at year-end 2018 and 2017 and target allocation for 2019 by asset category are as follows:

	Target Allocation	Percentage of Plan Assets at Year-end
Asset Category	2019	2018	2017
Equity securities	20-50%	33.1%	48.0%
Debt securities	30-60	20.7	51.9
Money market funds	20-30	46.2	0.1
Total		100.0%	100.0%

The Company developed the pension plan investment policies and strategies for plan assets with its pension management firm. The assets are currently invested in four diversified investment funds, which include two equity funds, one money market fund and one bond fund. The long-term guidelines from above were created to maximize the return on portfolio assets while reducing the risk of the portfolio. The management firm may allocate assets among the separate accounts within the established long-term guidelines. Transfers among these accounts will be at the management firm’s discretion based on their investment outlook and the investment strategies that are outlined at periodic meetings with the Company. Actual allocations vary from target allocations as management elected to reclassify approximately $2.7 million into money market funds as short-term strategy pending further reallocation. The expected long-term rate of return on the plan assets was 7.00% in 2018 and 2017. This return is based on the expected return for each of the asset categories, weighted based on the target allocation for each class.

The Company does not expect to make any contribution to its pension plan in 2019. Employer contributions totaled $0 in 2018. Increased plan assets offset by increased benefit obligations and actuarial gains led to a change in funded status from $1,390 at December 31, 2017 to $2,234 at December 31, 2018.

The following tables set forth by level, within the fair value hierarchy, the pension plan’s assets at fair value as of December 31, 2018 and 2017:

	December 31, 2018
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$2,689	$—	$—	$2,689
Bond mutual funds	—	—	—	—
Common/collective trust:
Bonds	3,221	—	—	3,221
Equities	5,153	—	—	5,153
Money market	4,509	—	—	4,509
Equity market funds:
International	—	—	—	—
Large cap	—	—	—	—
Mid cap	—	—	—	—
Small cap	—	—	—	—
Total assets at fair value	$15,572	$—	$—	$15,572

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

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

Expected benefit payments, which reflect expected future service, are as follows:

2019	$2,332
2020	330
2021	781
2022	1,734
2023	757
2024 through 2028	4,928
Total	$10,862

Supplemental Retirement Plan

Civista established a supplemental retirement plan (“SERP”) in 2013, which covers key members of management. Under the SERP, participants will receive annually, following retirement, a percentage of their base compensations at the time of their retirement for a maximum of ten years. The SERP liability recorded at December 31, 2018, was $2,570, compared to $2,308 at December 31, 2017. The expense related to the SERP was $351, $365 and $243 for 2018, 2017 and 2016, respectively. Distributions to participants made in 2018, 2017 and 2016 totaled $87, $41, and $34, respectively.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 16 - EQUITY INCENTIVE PLAN

At the Company’s 2014 annual meeting, the shareholders adopted the Company’s 2014 Incentive Plan (“2014 Incentive Plan”). The 2014 Incentive Plan authorizes the Company to grant options, stock awards, stock units and other awards for up to 375,000 common shares of the Company. There were 269,168 shares available for grants under this plan at December 31, 2018.

No options had been granted under the 2014 Incentive Plan as of December 31, 2018 and 2017

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

On May 17, 2018, directors of the Company’s banking subsidiary, Civista, were paid a retainer in the form of non-restricted common shares of the Company. The aggregate of 6,204 common shares were issued to Civista directors as payment of their retainer for their service on the Civista Board of Directors covering the period up to the 2019 Annual Meeting. This issuance was expensed in its entirety when the shares were issued in the amount of $144.

Finally, on September 25, 2018, newly appointed directors of the Company’s banking subsidiary, Civista, were paid a retainer on the form of non-restricted common shares of the Company.  The aggregate of 867 common shares were issued for their service on the Civista Board of Directors covering the period up to the 2019 Annual Meeting.  This issuance was expensed in its entirety when the shares were issued in the amount of $21.

The Company classifies share-based compensation for employees with “Compensation expense” in the Consolidated Statements of Operations.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 16 - EQUITY INCENTIVE PLAN (Continued)

The following is a summary of the status of the Company’s restricted shares, and changes therein during the twelve months ended December 31, 2018 and 2017:

	December 31, 2018		December 31, 2017
	Number of Restricted Shares	Weighted Average Grant Date Fair Value	Number of Restricted Shares	Weighted Average Grant Date Fair Value
Nonvested at beginning of period	42,138	$15.60	37,050	$10.77
Granted	16,510	22.51	17,898	22.15
Vested	(17,956)	14.01	(12,810)	10.76
Forfeited	(722)	19.74	—	—
Nonvested at end of period	39,970	19.10	42,138	15.60

The following is a summary of the status of the Company’s awarded restricted shares as of December 31, 2018:

At December 31, 2018
Date of Award	Shares	Remaining Expense	Remaining Vesting Period (Years)
January 15, 2016	6,160	$41	2.00
March 11, 2016	5,093	—	0.00
March 20, 2017	7,632	51	1.00
March 20, 2017	4,952	77	3.00
April 10, 2018	7,917	101	2.00
April 10, 2018	8,216	138	4.00
	39,970	$408	2.09

During the twelve months ended December 31, 2018, 2017 and 2016, the Company recorded share-based compensation expense of $263, $274 and $323, respectively and director retainer fees of $165, $152 and $162, respectively, for shares granted under the 2014 Incentive Plan. At December 31, 2018, the total compensation cost related to unvested awards not yet recognized is $408, which is expected to be recognized over the weighted average remaining life of the grants of 2.09 years.

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 17 - FAIR VALUE MEASUREMENT (Continued)

Equity securities: The Company has two types of equity securities, one is not actively traded in an open market, while the other is listed on an exchange and is less frequently traded. The fair value of the equity security available for sale not actively traded in an open market is determined by using market data inputs for similar securities that are observable. (Level 2 inputs).  The fair value of the other equity security is determined from third-party pricing services or a computerized pricing model and classified Level 2.

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

Assets and liabilities measured at fair value are summarized below.

Fair Value Measurements at December 31, 2018 Using:

	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value on a recurring basis:
Securities available for sale
U.S. Treasury securities and obligations of U.S. Government agencies	$—	$30,685	$—
Obligations of states and political subdivisions	—	172,071	—
Mortgage-backed securities in government sponsored entities	—	143,538	—
Total securities available for sale	—	346,294	—
Equity securities	—	1,070	—
Swap asset	—	2,837	—
Liabilities measured at fair value on a recurring basis:
Swap liability	—	2,837	—
Assets measured at fair value on a nonrecurring basis:
Impaired Loans	$—	$—	$1,803

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 17 - FAIR VALUE MEASUREMENT (Continued)

Fair Value Measurements at December 31, 2017 Using:

	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value on a recurring basis:
Securities available for sale
U.S. Treasury securities and obligations of U.S. Government agencies	$—	$30,358	$—
Obligations of states and political subdivisions	—	118,056	—
Mortgage-backed securities in government sponsored entities	—	81,816	—
Total securities available for sale	—	230,230	—
Equity securities	—	832	—
Swap asset	—	1,560	—
Liabilities measured at fair value on a recurring basis:
Swap liability	—	1,560	—
Assets measured at fair value on a nonrecurring basis:
Impaired Loans	$—	$—	$1,040
Other Real Estate Owned	—	—	16

The following tables presents quantitative information about the Level 3 significant unobservable inputs for assets and liabilities measured at fair value on a nonrecurring basis at December 31, 2018 and 2017.

	Quantitative Information about Level 3 Fair Value Measurements
December 31, 2018	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Impaired loans	$1,803	Appraisal of collateral	Appraisal adjustments	0% - 30%	26%
			Liquidation expense	0% - 10%	8%
			Holding period	0 - 30 months	21 months

	Quantitative Information about Level 3 Fair Value Measurements
December 31, 2017	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Impaired loans	$1,040	Appraisal of collateral	Appraisal adjustments	10% - 30%	16%
			Liquidation expense	0% - 10%	8%
			Holding period	0 - 30 months	20 months
Other real estate owned	$16	Appraisal of collateral	Appraisal adjustments	10% - 30%	10%
			Liquidation expense	0% - 10%	10%

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 17 - FAIR VALUE MEASUREMENT (Continued)

The carrying amount and fair value of financial instruments carried at amortized cost were as follows:

December 31, 2018	Carrying Amount	Total Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and due from financial institutions	$42,779	$42,779	$42,779	$—	$—
Other securities	21,021	21,021	21,021	—	—
Loans, held for sale	1,391	1,391	1,391	—	—
Loans, net of allowance for loan losses	1,548,262	1,517,278	—	—	1,517,278
Bank owned life insurance	43,037	43,037	43,037	—	—
Accrued interest receivable	6,723	6,723	6,723	—	—
Financial Liabilities:
Nonmaturing deposits	1,312,207	1,312,207	1,312,207	—	—
Time deposits	267,686	267,943	—	—	267,943
Short-term FHLB advances	188,600	188,600	188,600	—	—
Long-term FHLB advances	5,000	4,983	—	—	4,983
Securities sold under agreement to repurchase	22,199	22,199	22,199	—	—
Subordinated debentures	29,427	34,620	—	—	34,620
Accrued interest payable	230	230	230	—	—

December 31, 2017	Carrying Amount	Total Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and due from financial institutions	$40,519	$40,519	$40,519	$—	$—
Other securities	14,247	14,247	14,247	—	—
Loans, held for sale	2,197	2,197	2,197	—	—
Loans, net of allowance for loan losses	1,151,527	1,146,969	—	—	1,146,969
Bank owned life insurance	25,125	25,125	25,125	—	—
Accrued interest receivable	4,488	4,488	4,488	—	—
Financial Liabilities:
Nonmaturing deposits	981,021	981,021	981,021	—	—
Time deposits	223,902	223,626	—	—	223,626
Short-term FHLB advances	56,900	56,900	56,900	—	—
Long-term FHLB advances	15,000	14,964	—	—	14,964
Securities sold under agreement to repurchase	21,755	21,755	21,755	—	—
Subordinated debentures	29,427	31,052	—	—	31,052
Accrued interest payable	410	410	410	—	—

The fair value approximates carrying amount for all items except those described below. Fair value for other securities approximates carrying value. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the cash flow analysis or underlying collateral values. For swaps, fair value of the swap asset and liability is based on an external derivative model using data inputs as of the valuation date. Fair value of debt is based on current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements and are considered nominal.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

	2018		2017
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to extend credit:
Lines of credit and construction loans	$14,984	$359,220	$4,982	$286,925
Overdraft protection	3	37,201	7	33,353
Letters of credit	624	850	624	2,637
	$15,611	$397,271	$5,613	$322,915

Commitments to make loans are generally made for a period of one year or less. Fixed-rate loan commitments included above had interest rates ranging from 2.88% to 8.50% at December 31, 2018 and 2.88% to 10.25% at December 31, 2017. Maturities extend up to 30 years.

Civista is required to maintain certain reserve balances on hand in accordance with the Federal Reserve Board requirements. The average reserve balance maintained in accordance with such requirements was $8,891 on December 31, 2018 and $4,112 on December 31, 2017.

NOTE 19 - CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS

CBI and Civista are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Companies must meet specific capital guidelines that involve quantitative measures of the Companies’ assets, liabilities, and certain off-balance-sheet items as calculated under U.S. GAAP, regulatory reporting requirements, and regulatory capital standards. The Companies’ capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulatory capital standards to ensure capital adequacy require the Companies to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital to risk-weighted assets, common equity Tier 1 capital to total risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2018, that the Companies met all capital adequacy requirements to which they were subject.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 19 - CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS (Continued)

As of December 31, 2018, and 2017, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Companies must maintain minimum total risk-based capital, Tier 1 risk-based capital, common equity Tier 1 risk-based capital, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Company’s and Civista’s actual capital levels and minimum required capital levels at December 31, 2018 and 2017 were as follows:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Purposes
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2018
Total Risk Based Capital
Consolidated	$260,531	16.1%	$129,080	8.0%	n/a	n/a
Civista	228,620	14.2	128,918	8.0	$161,407	10.0%
Tier I Risk Based Capital
Consolidated	246,852	15.3	96,810	6.0	n/a	n/a
Civista	213,922	13.3	96,689	6.0	129,125	8.0
CET1 Risk Based Capital
Consolidated	208,061	12.9	72,608	4.5	n/a	n/a
Civista	203,441	12.6	72,517	4.5	104,914	6.5
Leverage
Consolidated	246,852	12.8	80,788	4.0	n/a	n/a
Civista	213,922	10.6	80,642	4.0	100,802	5.0
2017
Total Risk Based Capital
Consolidated	$200,772	16.6%	$97,025	8.0%	n/a	n/a
Civista	161,394	13.3	96,880	8.0	$121,100	10.0%
Tier I Risk Based Capital
Consolidated	187,638	15.5	72,769	6.0	n/a	n/a
Civista	147,473	12.2	72,660	6.0	96,880	8.0
CET1 Risk Based Capital
Consolidated	140,853	11.6	54,576	4.5	n/a	n/a
Civista	136,760	11.3	54,495	4.5	78,715	6.5
Leverage
Consolidated	187,638	12.7	59,089	4.0	n/a	n/a
Civista	147,473	10.0	59,031	4.0	73,788	5.0

CBI’s primary source of funds for paying dividends to its shareholders and for operating expense is the cash accumulated from dividends received from Civista. Payment of dividends by Civista to CBI is subject to restrictions by Civista’s regulatory agencies. These restrictions generally limit dividends to the current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below minimum regulatory requirements. At December 31, 2018, Civista had $50,821 of net profits available to pay dividends to CBI without requiring regulatory approval.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 20 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of CBI follows:

	December 31,
Condensed Balance Sheets	2018	2017
Assets:
Cash	$19,678	$29,908
Equity securities	1,070	832
Investment in bank subsidiary	288,866	167,192
Investment in nonbank subsidiaries	14,081	12,928
Other assets	7,639	5,212
Total assets	$331,334	$216,072
Liabilities:
Deferred income taxes and other liabilities	$3,009	$2,184
Subordinated debentures	29,427	29,427
Total liabilities	32,436	31,611
Shareholders’ Equity:
Preferred stock	9,364	17,358
Common stock	266,901	153,810
Accumulated earnings	41,320	31,652
Treasury Stock	(17,235)	(17,235)
Accumulated other comprehensive loss	(1,452)	(1,124)
Total shareholders’ equity	298,898	184,461
Total liabilities and shareholders’ equity	$331,334	$216,072

	For the years ended December 31,
Condensed Statements of Operations	2018	2017	2016
Dividends from bank subsidiaries	$10,000	$—	$—
Interest expense	(1,320)	(1,035)	(884)
Pension expense	199	(925)	(184)
Acquisition expense	(10,738)	—	—
Other expense, net	(1,740)	(1,071)	(920)
Income (loss) before equity in undistributed net earnings of subsidiaries	(3,599)	(3,031)	(1,988)
Income tax benefit	1,751	1,407	676
Equity in undistributed net earnings of subsidiaries	15,987	17,496	18,529
Net income	$14,139	$15,872	$17,217
Comprehensive income	$14,089	$17,284	$15,375

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 20 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

	For the years ended December 31,
Condensed Statements of Cash Flows	2018	2017	2016
Operating activities:
Net income	$14,139	$15,872	$17,217
Adjustment to reconcile net income to net cash from operating activities:
Change in other assets and other liabilities	794	(2,147)	1,821
Gain on sale of fixed assets	(110)	(66)	—
Equity in undistributed net earnings of subsidiaries	(15,987)	(17,496)	(18,529)
Net cash from (used for) operating activities	(1,164)	(3,837)	509
Investing activities:
Proceeds from sale of premises and equipment	899	138	—
Acquisition and additional capitalization of subsidiary, net of cash acquired	(5,216)	(275)	—
Net cash used for investing activities	(4,317)	(137)	—
Financing activities:
Cash paid on fractional shares on preferred stock conversion to common stock	—	—	(1)
Net proceeds from common stock issuance	—	32,821	—
Payment to repurchase common stock	—	(4)	—
Cash dividends paid	(4,749)	(3,682)	(3,254)
Net cash from (used for) financing activities	(4,749)	29,135	(3,255)
Net change in cash and cash equivalents	(10,230)	25,161	(2,746)
Cash and cash equivalents at beginning of year	29,908	4,747	7,493
Cash and cash equivalents at end of year	$19,678	$29,908	$4,747

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

As of December 31, 2018, a total of 404,818 depository shares were outstanding.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 22 - EARNINGS PER COMMON SHARE

The factors used in the earnings per share computation follow.

	2018	2017	2016
Basic
Net income	$14,139	$15,872	$17,217
Preferred stock dividends	959	1,244	1,501
Net income available to common shareholders—basic	$13,180	$14,628	$15,716
Weighted average common shares outstanding—basic	11,971,786	9,906,856	8,010,399
Basic earnings per share	$1.10	$1.48	$1.96
Diluted
Net income available to common shareholders—basic	$13,180	$14,628	$15,716
Preferred stock dividends on convertible preferred stock	959	1,244	1,501
Net income available to common shareholders—diluted	$14,139	$15,872	$17,217
Weighted average common shares outstanding for earnings per common share basic	11,971,786	9,906,856	8,010,399
Add: dilutive effects of convertible preferred shares	1,883,921	2,445,760	2,940,562
Average shares and dilutive potential common shares outstanding—diluted	13,855,707	12,352,616	10,950,961
Diluted earnings per share	$1.02	$1.28	$1.57

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 23 - QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income (Loss)	Basic Earnings (loss) per Common Share	Diluted Earnings (loss) per Common Share
2018
First quarter (1)(2)	$15,924	$14,772	$6,989	$0.65	$0.55
Second quarter (3)(4)(5)	16,160	14,766	3,014	0.26	0.24
Third quarter (5)(6)	17,886	15,824	(3,433)	(0.31)	(0.31)
Fourth quarter (6)	23,707	20,745	7,569	0.48	0.45
2017
First quarter (2)(7)	$13,692	$12,892	$4,635	$0.47	$0.40
Second quarter (8)(9)	14,228	13,367	3,596	0.32	0.29
Third quarter (8)	14,836	13,680	3,660	0.33	0.29
Fourth quarter (8)(10)	15,838	14,563	3,981	0.36	0.30

(1)	Interest income and net interest income increased due to volume and rate increases on interest-bearing deposits in other banks.
(2)	Net income increased due to fees on tax refund processing program.
(3)	Interest income increased due to increases in loan volume and rate.
(4)	Net interest income decreased due to increased volume and rate on FHLB overnight borrowings.
(5)	Net income decreased due to merger related expenses.
(6)	Interest income and net interest income increased due to increased volume in earning assets.
(7)	Interest income and net interest income increased due to loan volume and rate and volume on interest-bearing deposits in other banks.
(8)	Interest income and net interest income increased due to increases in loan volume and rate.
(9)	Net income decreased due to a decrease in fees on the tax refund processing program.
(10)	Interest income and net interest income increased due to interest recoveries on non-performing loans.

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

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 24 - DERIVATIVE HEDGING INSTRUMENTS (Continued)

The following table summarizes the Company’s interest rate swap positions and the impact of a 1 basis point change in interest rates as of December 31, 2018.

	Notional Amount	Weighted Average Rate Received/ (Paid)	Impact of a 1 basis point change in interest rates	Repricing Frequency
Derivative Assets	$120,131	5.19%	$72	Monthly
Derivative Liabilities	(120,131)	-5.19%	(72)	Monthly
Net Exposure	$—		$—

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

NOTE 25 – QUALIFIED AFFORDABLE HOUSING PROJECT INVESTMENTS

The Company invests in qualified affordable housing projects. At December 31, 2018 and 2017, the balance of the Company’s investments in qualified affordable housing projects was $4,276 and $3,204, respectively. These balances are reflected in the other assets line on the Consolidated Balance Sheet. The unfunded commitments related to the investments in qualified affordable housing projects totaled $4,922 and $4,510 at December 31, 2018 and 2017, respectively.

During the years ended December 31, 2018, 2017 and 2016, the Company recognized amortization expense with respect to its investments in qualified affordable housing projects of $473, $354 and $304, respectively, which was included within pre-tax income on the Consolidated Statements of Operations.

Additionally, during the years ended December 31, 2018, 2017 and 2016, the Company recognized tax credits and other benefits from its investments in affordable housing tax credits of $903, $686 and $538, respectively.  During the years ended December 31, 2018, 2017 and 2016, the Company did not incur impairment losses related to its investment in qualified affordable housing projects.

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 26 – REVENUE RECOGNITION

On January 1, 2018, the Company adopted ASU No. 2014-09 “Revenue from Contracts with Customers” (Topic 606) and all subsequent ASUs that modified Topic 606. As stated in Note 2 Significant Accounting Policies, the implementation of the new standard did not have a material impact on the measurement or recognition of revenue; as such, a cumulative effect adjustment to opening retained earnings was not deemed necessary. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts were not adjusted and continue to be reported in accordance with our historic accounting under Topic 605.

Topic 606 does not apply to revenue associated with financial instruments, including revenue from loans and securities. In addition, certain noninterest income streams such as fees associated with mortgage servicing rights, financial guarantees, derivatives, and certain credit card fees are also not in scope of the new guidance. Topic 606 is applicable to noninterest revenue streams such as trust and asset management income, deposit related fees, interchange fees, merchant income, and annuity and insurance commissions. However, the recognition of these revenue streams did not change significantly upon adoption of Topic 606. Substantially all of the Company’s revenue is generated from contracts with customers. Noninterest revenue streams in-scope of Topic 606 are discussed below.

Service Charges

Service charges consist of account analysis fees (i.e., net fees earned on analyzed business and public checking accounts), monthly service fees, and other deposit account related fees. The Company’s performance obligation for account analysis fees and monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Other deposit account related fees are largely transactional based, and therefore, the Company’s performance obligation is satisfied, and related revenue recognized, at a point in time. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to customers’ accounts.

ATM/Interchange Fees

Fees, exchange, and other service charges are primarily comprised of debit and credit card income, ATM fees and other service charges. Debit and credit card income is primarily comprised of interchange fees earned whenever the Company’s debit and credit cards are processed through card payment networks such as Mastercard. ATM fees are primarily generated when a Company cardholder uses a non-Company ATM or a non-Company cardholder uses a Company ATM. The Company’s performance obligation for fees, exchange, and other service charges are largely satisfied, and related revenue recognized, when the services are rendered or upon completion. Payment is typically received immediately or in the following month.

Wealth Management Fees

Wealth management fees are primarily comprised of fees earned from the management and administration of trusts and other customer assets. The Company’s performance obligation is generally satisfied over time and the resulting fees are recognized monthly, based upon the month-end market value of the assets under management and the applicable fee rate. Payment is generally received in the following month through a direct charge to customers’ accounts. The Company does not earn performance-based incentives. The Company’s performance obligation for these transactional-based services is generally satisfied, and related revenue recognized, at a point in time (i.e., as incurred). Payment is received shortly after services are rendered.

Tax Refund Processing Fees

The Company facilitates the payment of federal and state income tax refunds in partnership with a third-party vendor. Refund Transfers (“RTs”) are fee-based products whereby a tax refund is issued to the taxpayer after the Company has received the refund from the federal or state government. As part of this agreement the Company earns fee income, the majority of which is received in the first quarter of the year. The Company’s fee income revenue is recognized based on the estimated percent of business completed by each date.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

(Amounts in thousands, except share data)

NOTE 26 – REVENUE RECOGNITION (Continued)

Other

Other noninterest income consists of other recurring revenue streams such as check order fees, wire transfer fees, safety deposit box rental fees, item processing fees and other miscellaneous revenue streams. Check order income mainly represents fees charged to customers for checks. Wire transfer fees represent revenue from processing wire transfers. Safe deposit box rental fees are charged to the customer on an annual basis and recognized upon receipt of payment. The Company determined that since rentals and renewals occur fairly consistently over time, revenue is recognized on a basis consistent with the duration of the performance obligation.  Item processing fee income represents fees charged to other financial institutions for processing their transactions. Payment is typically received in the following month.

The following presents noninterest income, segregated by revenue streams in-scope and out-of-scope of Topic 606, for the years ended December 31, 2018, 2017 and 2016.

	For the years ended December 31,
	2018	2017	2016
Noninterest Income
In-scope of Topic 606:
Service charges	$5,208	$4,777	$4,832
ATM/Interchange fees	2,794	2,304	2,094
Wealth management fees	3,669	3,068	2,678
Tax refund processing fees	2,750	2,750	2,750
Other	892	738	949
Noninterest Income (in-scope of Topic 606)	15,313	13,637	13,303
Noninterest Income (out-of-scope of Topic 606)	2,818	2,697	2,829
Total Noninterest Income	$18,131	$16,334	$16,132

Contract Balances

A contract asset balance occurs when an entity performs a service for a customer before the customer pays consideration (resulting in a contract receivable) or before payment is due (resulting in a contract asset). A contract liability balance is an entity’s obligation to transfer a service to a customer for which the entity has already received payment (or payment is due) from the customer. The Company’s noninterest revenue streams are largely based on transactional activity, or standard month-end revenue accruals such as asset management fees based on month-end market values. Consideration is often received immediately or shortly after the Company satisfies its performance obligation and revenue is recognized. The Company does not typically enter into long-term revenue contracts with customers, and therefore, does not experience significant contract balances. As of December 31, 2018 and December 31, 2017, the Company did not have any significant contract balances.

Contract Acquisition Costs

In connection with the adoption of Topic 606, an entity is required to capitalize, and subsequently amortize into expense, certain incremental costs of obtaining a contract with a customer if these costs are expected to be recovered. The incremental costs of obtaining a contract are those costs that an entity incurs to obtain a contract with a customer that it would not have incurred if the contract had not been obtained (for example, sales commission). The Company utilizes the practical expedient which allows entities to immediately expense contract acquisition costs when the asset that would have resulted from capitalizing these costs would have been amortized in one year or less. Upon adoption of Topic 606, the Company did not capitalize any contract acquisition cost.

This page left blank intentionally.