Form 10-K, Exhibit 13
period 2019-12-31
CIVISTA BANCSHARES, INC.
filed 2020-03-16
CIK 944745

Exhibit 13.1

Dear Shareholders:

2019 was another strong and successful year for Civista.  The total return on our stock, including dividends, for 2019 was 43%.  We reported record revenue and net income as we earned $33.2 million in net income on revenue of $120.5 million.  All business lines contributed significantly to our success. I want to take this opportunity to thank all of our employees for their hard work and commitment that they make to the bank and to the communities we serve.  The bank is now approximately $2.3 billion in asset size and we operate 35 full service branches and two loan production offices in 12 Ohio counties, two southeast Indiana counties and one northern Kentucky county.

Some of our more significant accomplishments in 2019 included increasing our loan portfolio by 9.4%, or $147.0 million, with much of this growth coming from our commercial lending teams across our entire footprint.  On the consumer side, we had record production from our residential mortgage lenders, who generated nearly $125 million in secondary market loans, creating an additional $1.1 million more in income than in the previous year.  It’s these dollars that we lend out each and every day that our borrowers invest back in to our communities to make them a stronger and better place to live and work.  Our loan portfolio balance at the end of the year was $1.7 billion.

On the deposit side, we grew balances by 6.3%, or $98.9 million, with $90.7 million of that growth in core deposit accounts.  We were particularly pleased with the work of our commercial, treasury, retail and private bankers as $73.5 million of that growth was in business and municipal operating accounts.

Other accomplishments in 2019 included the opening of a full service branch in Beachwood, Ohio, which is located on the east side of Cleveland.  We have had a loan production office in the area for the last few years which has been quite successful so we wanted to bring all of our products and services to the area.  The employees of the loan production office have relocated to this full service branch.  The office will allow us to better serve the needs of our current and prospective customers in the area.

Throughout 2019, we continued to look for ways to efficiently manage our capital. We increased our quarterly common dividend to 11 cents per share, a year-over-year increase of 31.3%.  We initiated a stock repurchase plan, with the board approving the repurchase of up to 472,000 shares.  During the year we repurchased 188,200 shares at a weighted average price of $20.77.  The stock repurchase plan was reapproved in December 2019, authorizing the repurchase of up to 672,000 shares.  In October, we also announced that we would begin the process of redeeming our convertible preferred stock.  The convertible preferred stock had nearly tripled in value and virtually all holders converted the preferred shares to common stock.  This helped simplify the structure of our balance sheet and eliminate any confusion regarding how many preferred shares might convert to common.

As we move forward into 2020, we continue to invest in technology to make the organization more efficient, to make it easier to do business with us and to enhance the overall customer experience.  Notable projects underway include a customer communication project that will improve the format, design and content of customer statements, invoices and notices; a commercial loan project that will automate and improve workflow to allow us to respond to the customer quicker and a digital banking project that will allow us to open deposit accounts online and streamline the in-branch new account process as well as provide a more efficient digital treasury management product for our customers.

Our key strategic initiatives are to continue to grow the company and to differentiate ourselves by providing a superior customer experience.  Growth will allow us to become more efficient and will help provide us with the resources we need to bring expanded and innovative products and services to our customers.  Other key initiatives are to continue to invest in our employees as they are our greatest asset, and to diversify our income stream by growing our noninterest income products and services.

Noninterest income for 2019 totaled $22.4 million.  This is an increase of $4.3 million, or 23.8%, from the prior year and is primarily attributable to the acquisition of United Community Bancorp in the third quarter of 2018 and the previously mentioned strong residential mortgage banking production.  In addition, wealth management continues to grow its assets under management and we continue to view this as an opportunity to grow noninterest income as we expand those services into our new markets.

Results of our financial performance in 2019 rank Civista as one of the top performing banks in Ohio and in the Midwest.  Our return on average assets for the year was 1.51% and our net interest margin expanded by 10 basis points to 4.31%.  Our asset quality remains strong and our asset quality metrics continue to be solid.

At Civista, we strongly believe in investing in the communities we serve.  Each year, we donate significant dollars to local schools, civic and non-profit organizations throughout our footprint.  Our employees donate their time serving in leadership roles or as active volunteers at hundreds of organizations where we live and work.  We take great pride in being a community leader and in the commitment we make to our communities.

I am very pleased with our accomplishments.  Our goal is to remain an independent community bank. I continue to believe that we earn our independence and I remain confident that our disciplined approach to managing Civista and our long term focus on driving shareholder value will continue to yield positive results.  We are focused on establishing and building long term relationships with our customers and our vision is to continue to work together to be the community’s trusted financial provider.

As always, please read your proxy and vote your shares in your company.  I hope to see you at our annual meeting.

Warmest regards,

Dennis G Shaffer

Dennis G Shaffer

Dennis G Shaffer

Dennis G Shaffer

Dennis G. Shaffer

CEO and President

ANNUAL REPORT

This page left blank intentionally.

Five-Year Selected Consolidated Financial Data

(Amounts in thousands, except per share data)

	Year ended December 31,
	2019	2018	2017	2016	2015
Statements of income:
Total interest and dividend income	$98,054	$73,677	$58,594	$53,567	$50,701
Total interest expense	12,954	7,570	4,092	3,308	3,309
Net interest income	85,100	66,107	54,502	50,259	47,392
Provision (credit) for loan losses	1,035	780	—	(1,300)	1,200
Net interest income after provision for loan losses	84,065	65,327	54,502	51,559	46,192
Net gain (loss) on sale of securities	32	(413)	12	19	(18)
Other noninterest income	22,411	18,544	16,322	16,113	14,296
Total noninterest income	22,443	18,131	16,334	16,132	14,278
Total noninterest expense	66,947	66,679	48,604	43,855	42,944
Income before federal income taxes	39,561	16,779	22,232	23,836	17,526
Federal income tax expense	5,683	2,640	6,360	6,619	4,781
Net income	$33,878	$14,139	$15,872	$17,217	$12,745
Preferred stock dividends and discount accretion	647	959	1,244	1,501	1,577
Net income available to common shareholders	$33,231	$13,180	$14,628	$15,716	$11,168
Per common share:
Net income available to common shareholders (basic)	2.12	1.10	1.48	1.96	1.43
Net income available to common shareholders (diluted)	2.01	1.02	1.28	1.57	1.17
Dividends declared	0.42	0.32	0.25	0.22	0.20
Book value	19.78	18.56	16.39	14.22	13.12
Average common shares outstanding:
Basic	15,652,881	11,971,786	9,906,856	8,010,399	7,822,369
Diluted	16,851,740	13,855,706	12,352,616	10,950,961	10,918,335
Year-end balances:
Loans, net	$1,694,203	$1,548,262	$1,151,527	$1,042,201	$987,166
Securities	379,970	368,385	245,309	209,919	209,701
Total assets	2,309,557	2,138,954	1,525,857	1,377,263	1,315,041
Deposits	1,678,764	1,579,893	1,204,923	1,121,103	1,052,033
Borrowings	274,601	245,226	123,082	106,852	125,667
Shareholders’ equity	330,126	298,898	184,461	137,616	125,173
Average balances:
Loans, net	$1,598,991	$1,261,568	$1,095,956	$1,011,683	$966,786
Securities	372,886	273,998	234,249	213,496	211,436
Total assets	2,241,111	1,742,823	1,526,387	1,441,717	1,336,645
Deposits	1,689,801	1,341,860	1,236,663	1,210,283	1,107,445
Borrowings	208,932	167,752	101,880	79,391	95,132
Shareholders’ equity	318,306	217,371	172,763	133,445	120,350

Five-Year Selected Ratios

	Year ended December 31,
	2019	2018	2017	2016	2015
Net interest margin (1)	4.31%	4.21%	4.01%	3.93%	3.96%
Return on average total assets	1.51	0.81	1.04	1.19	0.95
Return on average shareholders’ equity	10.64	6.50	9.19	12.90	10.59
Dividend payout ratio	19.81	29.09	16.89	11.22	13.99
Average shareholders’ equity as a percent of average total assets	14.20	12.47	11.32	9.26	9.00
Net loan charge-offs (recoveries) as a percent of average total loans	(0.00)	0.02	0.02	(0.02)	0.11
Allowance for loan losses as a percent of loans at year-end	0.86	0.88	1.13	1.26	1.43
Shareholders’ equity as a percent of total year-end assets	14.29	13.97	12.09	9.99	9.52

(1)	Calculated on a tax-equivalent basis using an effective tax rate of 21% for 2019 and 2018 and 35% for 2017, 2016 and 2015.

Stockholder Return Performance

Set forth below is a line graph comparing the five-year cumulative return of the common shares of Civista Bancshares, Inc. (ticker symbol CIVB), based on an initial investment of $100 on December 31, 2014 and assuming reinvestment of dividends, with the cumulative return of the Standard & Poor’s 500 Index, the NASDAQ Bank Index and the SNL Bank Index. The comparative indices were obtained from SNL Securities and NASDAQ.

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, will be furnished, free of charge, to shareholders, upon written request to Lance A. Morrison, Secretary of Civista Bancshares, Inc., 100 East Water Street, Sandusky, Ohio 44870.

Common Shares and Shareholder Matters

The common shares of Civista Bancshares, Inc. (“CBI”) trade on The NASDAQ Capital Market under the symbol “CIVB”. As of February 21, 2020, there were 16,578,679 common shares outstanding and held by approximately 1,668 shareholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms).

The Company paid quarterly dividends on its common shares in the aggregate amounts of $0.42 per share and $0.32 per share in 2019 and 2018, respectively. The Company presently anticipates continuing to pay quarterly dividends in the future at similar levels, subject to compliance with applicable restrictions on the payment of dividends as discussed in the “Liquidity and Capital Resources” section of the Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Note 19 to the Consolidated Financial Statements.

On February 24, 2017, CBI completed a public offering of 1,610,000 of its common shares at a price of $21.75 per share. The offering resulted in gross proceeds of approximately $35.0 million and net proceeds of approximately $32.8 million.

On December 19, 2013, CBI completed a public offering of 1,000,000 depositary shares, each representing a 1/40th ownership interest in a Noncumulative Redeemable Convertible Perpetual Preferred Share, Series B (the “Series B Preferred Shares”), of CBI. The depositary shares traded on The NASDAQ Capital Market under the symbol “CIVBP.” The terms of the Series B Preferred Shares provided for the payment of quarterly dividends on the Series B Preferred Shares (and, therefore, the depositary shares) at the rate of 6.50% per annum of the liquidation preference of $1,000 per Series B Preferred Share (or $25.00 per depositary share). The depositary shares were convertible into CBI common shares at the election of the holder. All outstanding depositary shares, not previously converted in CBI common shares, were redeemed on December 20, 2019.

General Development of Business

(Amounts in thousands)

CBI was organized under the laws of the State of Ohio on February 19, 1987 and is a registered financial holding company under the Gramm-Leach-Bliley Financial Modernization Act of 1999, as amended. CBI and its subsidiaries are sometimes referred to together as the “Company”. The Company’s office is located at 100 East Water Street, Sandusky, Ohio. The Company had total consolidated assets of $2,309,557 at December 31, 2019.

CIVISTA BANK (“Civista”), owned by the Company since 1987, opened for business in 1884 as The Citizens National Bank. In 1898, Civista was reorganized under Ohio banking law and was known as The Citizens Bank and Trust Company. In 1908, Civista surrendered its trust charter and began operation as The Citizens Banking Company. The name Civista Bank was introduced during the first quarter of 2015 to solidify our dual Citizens/Champaign brand and distinguish ourselves from the many other banks using the “Citizens” name in our existing and prospective markets. Civista maintains its main office at 100 East Water Street, Sandusky, Ohio and operates branch banking offices in the following Ohio communities: Sandusky (2), Norwalk (2), Berlin Heights, Huron, Port Clinton, Castalia, New Washington, Shelby (2), Willard, Greenwich, Plymouth, Shiloh, Akron, Dublin, Plain City, Russells Point, Urbana (2), West Liberty, Quincy, Dayton(3), Beachwood, and in the following Indiana communities: Lawrenceburg (3), Aurora, West Harrison, Milan, Osgood and Versailles. Civista also operates loan production offices in Westlake, Ohio and Fort Mitchell, Kentucky. Civista accounted for 99.6% of the Company’s consolidated assets at December 31, 2019.

FIRST CITIZENS INSURANCE AGENCY INC. (“FCIA”) was formed to allow the Company to participate in commission revenue generated through its third party insurance agreement. Assets of FCIA were less than one percent of the Company’s consolidated assets as of December 31, 2019.

WATER STREET PROPERTIES, INC. (“WSP”) was formed to hold properties repossessed by CBI subsidiaries. WSP accounted for less than one percent of the Company’s consolidated assets as of December 31, 2019.

FC REFUND SOLUTIONS, INC. (“FCRS”) was formed during 2012 to facilitate payment of individual state and federal income tax refunds. The operations of FCRS were discontinued June 30, 2019 as a result of inactivity. The discontinued operations of FCRS will not affect the Company’s participation in the tax refund processing program.

FIRST CITIZENS INVESTMENTS, INC. (“FCI”) is wholly-owned by Civista and holds and manages its securities portfolio. The operations of FCI are located in Wilmington, Delaware.

FIRST CITIZENS CAPITAL LLC (“FCC”) is wholly-owned by Civista and holds inter-company debt that is eliminated in consolidation. The operations of FCC are located in Wilmington, Delaware.

CIVB RISK MANAGEMENT, INC. (“CRMI”) is a wholly-owned captive insurance company formed in 2017 which insures against certain risks unique to the operations of the Company and its subsidiaries and for which insurance may not be currently available or economically feasible in today's insurance marketplace. Assets of CRMI were less than one percent of the Company’s consolidated assets as of December 31, 2019.

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

Management’s Discussion and Analysis of Financial Condition and Results of Operations—As of December 31, 2019 and December 31, 2018 and for the Years Ended December 31, 2019, 2018 and 2017

(Amounts in thousands, except per share data)

General

The following paragraphs more fully discuss the significant highlights, changes and trends as they relate to the Company’s financial condition, results of operations, liquidity and capital resources as of December 31, 2019 and 2018, and during the three-year period ended December 31, 2019. This discussion should be read in conjunction with the Consolidated Financial Statements and Notes to the Consolidated Financial Statements, which are included elsewhere in this report.

Forward-Looking Statements

This report may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to such matters as financial condition, anticipated operating results, cash flows, business line results, credit quality expectations, prospects for new lines of business, economic trends (including interest rates) and similar matters. Forward-looking statements reflect our expectations, estimates or projections concerning future results or events. These statements are generally identified by the use of forward-looking words or phrases such as “believe,” “belief,” “expect,” “anticipate,” “may,” “could,” “intend,” “intent,” “estimate,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause actual results, performance or achievements to differ from those discussed in the forward-looking statements include, but are not limited to, changes in financial markets or national or local economic conditions; adverse changes in the real estate market; volatility and direction of market interest rates; credit risks of lending activities; operational risks; changes in the allowance for loan losses; legislation or regulatory changes or actions; increases in FDIC insurance premiums and assessments; changes in tax laws; accounting changes; inability to raise additional capital if and when needed in the future; unexpected losses of key management; failure, interruption or breach of security of our communications and information systems or those of our third party service providers; unforeseen litigation; increased competition in our market area; failures to manage growth and/or effectively integrate acquisitions; future revenues of our tax refund program; climate change, natural disasters, acts of war or terrorism, and other external events; and other risks identified from time-to-time in the Company’s other public documents on file with the Securities and Exchange Commission.

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

Financial Condition

At December 31, 2019, the Company’s total assets were $2,309,557, compared to $2,138,954 at December 31, 2018. The increase in assets is primarily the result of increases in cash and due from financial institutions, securities available for sale, loans and other assets. Other factors contributing to the change in assets are discussed in the following sections.

At $1,694,203, net loans increased from December 31, 2018 by 9.4%. The increase in net loans was spread across most segments. Commercial & Agriculture loans increased $26,009, Commercial Real Estate – Owner Occupied loans increased $35,485, Commercial Real Estate - Non-Owner Occupied loans increased $68,624, Residential Real Estate loans increased $5,182, and Real estate construction loans increased $20,630. The increases in the foregoing loan segments were offset by decreases in Farm Real Estate loans of $4,399 and Consumer and other loans of $4,502.

Securities available for sale increased by $12,205, or 3.5%, from $346,294 at December 31, 2018 to $358,499 at December 31, 2019. U.S. Treasury securities and obligations of U.S. government agencies decreased $11,084 from $30,685 at December 31, 2018 to $19,601 at December 31, 2019. Obligations of states and political subdivisions available for sale increased by $33,963 from 2018 to 2019. Mortgage-backed securities decreased by $10,674 to total $132,864 at December 31, 2019. The Company continues to utilize letters of credit from the Federal Home Loan Bank (FHLB) to replace maturing securities that were pledged for public entities. As of December 31, 2019, the Company was in compliance with all applicable pledging requirements.

Mortgage-backed securities totaled $132,864 at December 31, 2019 and none were considered unusual or “high risk” securities as defined by regulatory authorities. Of this total, $99,939 consisted of pass-through securities issued by the Federal National Mortgage Association (“FNMA”), Federal Home Loan Mortgage Corporation (“FHLMC”), and Government National Mortgage Association (“GNMA”), and $32,925 of these securities were collateralized by mortgage-backed securities issued or guaranteed by FNMA, FHLMC, or GNMA. The average interest rate of the mortgage-backed securities portfolio at December 31, 2019 was 3.3%. The average maturity at December 31, 2019 was approximately 5.1 years. The Company has not invested in any derivative securities.

Securities available for sale had a fair value at December 31, 2019 of $358,499. This fair value includes unrealized gains of approximately $16,476 and unrealized losses of approximately $169. Net unrealized gains totaled $16,307 on December 31, 2019 compared to net unrealized gains of $2,971 on December 31, 2018. The change in unrealized gains is primarily due to changes in market interest rates. Note 3 to the Consolidated Financial Statements provides additional information on unrealized gains and losses.

Premises and equipment, net of accumulated depreciation, increased $850 from December 31, 2018 to December 31, 2019. The increase is the result of new purchases of $3,201, offset by disposals of $35 and depreciation of $2,240, and the transfer of $76 of assets to premises and equipment held for sale.

Other assets increased $4,292 from December 31, 2018 to December 31, 2019. The increase is the result of increases in the fair value of swap assets and right-of-use (ROU) assets of $6,080 and $3,273, offset by a decrease in net deferred tax assets of $2,876. The Company adopted a new accounting standard, effective January 1, 2019, which required the recognition of ROU lease assets and related liabilities for lease agreements. At adoption, the ROU assets were recorded at $2,210.

Bank owned life insurance (BOLI) increased $1,962 from December 31, 2018 to December 31, 2019. The Company purchased additional policies totaling $955 during 2019. The remaining difference is the result of increases in the cash surrender value of the underlying insurance policies.

Year-end deposit balances totaled $1,678,764 in 2019 compared to $1,579,893 in 2018, an increase of $98,871, or 6.3%. Overall, the increase in deposits at December 31, 2019 compared to December 31, 2018 included increases in noninterest bearing demand deposits of $44,470, or 9.5%, interest bearing demand accounts of $39,678, or 15.1%, statement and passbook savings accounts of $6,569, or 1.1%, certificate of deposit accounts of $10,958, or 5.1%, offset by a decrease in individual retirement accounts of $2,804, or 5.5%. The increase in noninterest-bearing deposits was due to an increase in business demand deposits of $49,550.  The increase in interest-bearing demand deposits was mainly due to an increase in public fund interest-bearing accounts of $23,890. Average deposit balances for 2019 were $1,689,801 compared to $1,341,860 for 2018, an increase of 25.9%. Noninterest bearing deposits averaged $550,638 for 2019, compared to $466,763 for 2018, increasing $83,875, or 18.0%. Savings, NOW, and MMDA accounts averaged $869,340 for 2019 compared to $685,497 for 2018. Average certificates of deposit increased $80,223 to total an average balance of $269,823 for 2019. The increase in year-to-date average balances was impacted by the United Community Bancorp (“UCB”) acquisition which occurred in the third quarter of 2018.

Borrowings from the FHLB of Cincinnati were $226,500 at December 31, 2019 compared to $193,600 at December 31, 2018, an increase of $32,900. Additional detail regarding these borrowings can be found in Note 10 and Note 11 to the Consolidated Financial Statements. Short-term FHLB advances decreased $87,100 from December 31, 2018 to December 31, 2019. The decrease is due to a decrease in overnight borrowings as this funding was replaced with term advances.  Other borrowings increased $120,000 from December 31, 2018 to December 31, 2019. The Company advanced $50,000 on May 23, 2019 and $75,000 on October 22, 2019.  The advance on May 23, 2019 has terms of 120 months, puttable after 60-months with a fixed rate of 2.05%.  The advance on October 22, 2019 has terms of 120 months, puttable after 12 months with a fixed rate of 1.03%. In addition, on October 7, 2019, an FHLB advance in the amount of $5,000 matured. This advance had terms of sixty-months with a fixed rate of 2.1%.

Civista offers repurchase agreements in the form of sweep accounts to commercial checking account customers. These repurchase agreements totaled $18,674 at December 31, 2019 compared to $22,199 at December 31, 2018. U.S. Treasury securities and obligations of U.S. government agencies maintained under Civista’s control are pledged as collateral for the repurchase agreements. Additional detail related to these repurchase agreements can be found in Note 12 to the Consolidated Financial Statements.

Accrued expenses and other liabilities increased $11,129 from December 31, 2018 to December 31, 2019. The increase is primarily the result of increases in lease liabilities of $3,273 and swap liabilities of $6,080.

Total shareholders’ equity increased $31,228, or 10.4%, during 2019 to $330,126. The change in shareholders’ equity resulted from net income of $33,878, a decrease in the Company’s pension liability, net of tax, of $2,210, an increase in the fair value of securities available for sale, net of tax, of $10,536 and offset by the purchase of treasury shares of $3,909 and dividends on preferred shares and common shares of $647 and $6,547, respectively. Additionally, $531 was recognized as stock-based compensation in 2019 in connection with the grant of restricted common shares. For further explanation of these items, see Note 1, Note 15 and Note 16 to the Consolidated Financial Statements. The Company paid $0.42 per common share in dividends in 2019 compared to $0.32 per common share in dividends in 2018. Total outstanding common shares at December 31, 2019 were 16,687,542. Total outstanding common shares at December 31, 2018 were 15,603,499. The increase in common shares outstanding is the result of the conversion of 9,719 of the Company’s previously issued preferred shares into 1,242,683 common shares, the grant of 21,106 restricted common shares to certain officers under the Company’s 2014 Incentive Plan, the grant of 8,946 common shares to directors of Civista as a retainer for their service and the forfeiture of 492 restricted common shares. The increase in common shares outstanding was offset by the repurchase of 188,200 common shares at an average repurchase price of $20.77.  The Company was authorized to repurchase up to 470,000 shares of the Company’s common shares until December 18, 2019 pursuant to a stock repurchase program announced on December 20, 2018. The ratio of total shareholders’ equity to total assets was 14.3% and 14.0%, at December 31, 2019 and 2018, respectively.

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

Comparison of Results of Operations for the Years Ended December 31, 2019 and December 31, 2018

Net Income

The Company’s net income for the year ended December 31, 2019 was $33,878, compared to $14,139 for the year ended December 31, 2018. The change in net income was the result of the items discussed in the following sections.

Net Interest Income

Net interest income for 2019 was $85,100, an increase of $18,993, or 28.7%, from 2018. From 2018 to 2019, average earning assets increased 26.9%, interest income increased $24,377, and interest expense on interest-bearing liabilities increased $5,384. The Company continually examines its rate structure to ensure that its interest rates are competitive and reflective of the current rate environment in which it competes.

Total interest income increased $24,377 to $98,054 for the year ended December 31, 2019, which is attributable to an increase of $20,776 in interest and fees on loans.  This change was the result of an increase in the average balance of loans, accompanied by a higher yield on the portfolio.  The average balance of loans increased by $338,196 or 26.5% to $1,612,975 for the year ended December 31, 2019, as compared to $1,274,779 for the year ended December 31, 2018.  The loan yield increased to 5.27% for 2019, from 5.04% in 2018.

Interest on taxable securities increased $1,814 to $6,584 for the year ended December 31, 2019, compared to $4,770 for the same period in 2018.  The average balance of taxable securities increased $40,623 to $200,074 for the year ended December 31, 2019, as compared to $159,451 for the year ended December 31, 2018.  The yield on taxable securities increased 38 basis points to 3.35% for 2019, compared to 2.97% for 2018.  Interest on tax-exempt securities increased $1,671 to $5,647 for the year ended December 31, 2019, compared to $3,976 for the same period in 2018.  The average balance of tax-exempt securities increased $58,265 to $172,812 for the year ended December 31, 2019 as compared to $114,547 for the year ended December 31, 2018.  The yield on tax-exempt securities decreased 7 basis points to 4.36% for 2019, compared to 4.43% for 2018.

Total interest expense increased $5,384 or 71.1% to $12,954 for the year ended December 31, 2019, compared with $7,570 for the same period in 2018.  The change in interest expense can be attributed to an increase in the average balance of interest-bearing liabilities and an increase in the average rate paid.  For the year ended December 31, 2019, the average balance of interest-bearing liabilities increased $305,246 to $1,348,095, as compared to $1,042,849 for the year ended December 31, 2018.  Interest incurred on deposits increased by $4,299 to $8,057 for the year ended December 31, 2019, compared to $3,758 for the same period in 2018.  The change in deposit expense was due to an increase in the average balance of interest-bearing deposits of $264,066 for the year ended December 31, 2019 as compared to the same period in 2018.  In addition, the average rate paid on demand and savings accounts increased from 0.21% in 2018 to 0.33% in 2019 and the average rate paid on time deposits increased from 1.22% to 1.92% in 2019.  Interest expense incurred on FHLB advances and subordinated debentures increased 28.6% from 2018.  The increase was due to a $41,294 increase in average balance from 2018 and a 2 basis point increase in rate from 2018.

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

	As of and for year ended December 31,
	2019	2018	2017
Net loan charge-offs (recoveries)	$(53)	$235	$171
Provision (credit) for loan losses charged to expense	1,035	780	—
Net loan charge-offs (recoveries) as a percent of average outstanding loans	0.00%	0.02%	0.02%
Allowance for loan losses	$14,767	$13,679	$13,134
Allowance for loan losses as a percent of year-end outstanding loans	0.86%	0.88%	1.13%
Impaired loans, excluding purchase credit impaired loans (PCI)	$3,597	$2,857	$3,460
Impaired loans as a percent of gross year-end loans (1)	0.21%	0.18%	0.30%
Nonaccrual and 90 days or more past due loans, excluding PCI	$5,599	$5,869	$6,148
Nonaccrual and 90 days or more past due loans, excluding PCI as a percent of gross year-end loans (1)	0.33%	0.38%	0.53%

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

The Company’s policy is to maintain the allowance for loan losses at a level sufficient to provide for probable losses incurred in the current portfolio. Management believes the analysis of the allowance for loan losses supported a reserve of $14,767 at December 31, 2019. The Company provides for loan losses through regular provisions to the allowance for loan losses as necessary. The amount of the provision is affected by loan charge-offs, recoveries and changes in specific and general allocations required for the allowance for loan losses. A number of factors impact the provisions for loan losses, such as the level of higher risk loans in the portfolio, changes in practices related to loans, changes in collateral values and other factors. We continue to actively manage this process and have provided to maintain the reserve at a level that assures adequate coverage ratios.

Provisions (credits) for loan losses totaled $1,035, $780 and $0 in 2019, 2018 and 2017, respectively. The Company’s provision for loan losses increased $255 during 2019 to support loan growth.

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

Noninterest Income

Noninterest income increased $4,312, or 23.8%, to $22,443 for the year ended December 31, 2019, from $18,131 for the comparable 2018 period. The increase was primarily due to increases in service charges of $1,187, net gain on sale of securities of $445, net gain on equity securities of $95, net gain on sale of loans of $1,086, ATM/Interchange fees of $1,262 and bank owned life insurance of $289.

Service charges, ATM/Interchange fees and bank owned life insurance income increased primarily due to the Company’s acquisition of UCB during the third quarter of 2018. Net gain (loss) on sale of securities increased as a result of management’s decision to reposition the investment portfolio in 2018, which resulted in losses on the sales. Net gain on equity securities increased as a result of market value adjustments. Net gain on sale of loans increased primarily as a result of an increase in the volume of loans sold and the average loan balance of loans sold.

Noninterest Expense

Noninterest expense increased $268, or 0.4%, to $66,947 for the year ended December 31, 2019, from $66,679 for the comparable 2018 period. The increase was primarily due to increases in compensation expense of $1,857, net occupancy expense of $472, equipment expense of $592, state franchise tax of $473, amortization of intangible assets of $579, ATM expense of $818, marketing expense of $229, software maintenance expense of $387 and other operating expense of $2,340, which were partially offset by decreases in contracted data processing expense of $5,308, FDIC assessments of $398 and professional services expense of $1,385.

Compensation expense increased mainly due to being a larger company as a result of the acquisition of UCB.  The Company had an average of 444.8 full time equivalent (FTE) employees during 2019, an increase of 74.7 FTEs over 2018. In addition, payroll and payroll related expenses increased due to annual pay increases and increases in commission based costs and employee insurance costs. The increases in net occupancy expense, equipment expense, amortization of intangible assets, ATM expense and marketing expense are primarily due to being a larger company as a result of the acquisition of UCB. The increase in state franchise taxes was attributable to an increase in equity capital, which is the basis of the Ohio Financial Institutions tax. Other operating expense increased due to general increases in components of other operating expenses mainly due to being a larger company as a result of the acquisition of UCB. Contracted data processing decreased due to $5,516 of UCB merger expenses paid in 2018 related to the conversion of UCB’s core system data to the Company’s core system. Professional services expense decreased due to $1,149 of legal and consulting expense paid in 2018 related to the merger with UCB. The decrease in FDIC assessment is due to a small bank assessment credit applied to the Company’s 2019 assessment.

Income Tax Expense

Federal income tax expense was $5,683 in 2019 compared to $2,640 in 2018. Federal income tax expense as a percentage of pre-tax income was 14.4% in 2019 compared to 15.7% in 2018. A lower federal effective tax rate than the statutory rate of 21% in 2019 and 2018 is primarily due to tax-exempt interest income from state and municipal investments, municipal loans, income from BOLI and low income housing credits.

Comparison of Results of Operations for the Years Ended December 31, 2018 and December 31, 2017

Net Income

The Company’s net income for the year ended December 31, 2018 was $14,139, compared to $15,872 for the year ended December 31, 2017. The change in net income was the result of the items discussed in the following sections.

Net Interest Income

Net interest income for 2018 was $66,107, an increase of $11,605, or 21.3%, from 2017. From 2017 to 2018, average earning assets increased 13.5%, interest income increased $15,083, and interest expense on interest-bearing liabilities increased $3,478. The Company continually examines its rate structure to ensure that its interest rates are competitive and reflective of the current rate environment in which it competes.

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

Interest on taxable securities increased $1,025 for 2018 as compared to 2017. The average balance for 2018 compared to 2017 increased $14,766 while the yield increased 35 basis points in 2018 compared to 2017. Interest on non-taxable securities increased $823 for 2018 as compared to 2017. The average balance for 2018 compared to 2017 increased $24,983 while the yield decreased 107 basis points in 2018 compared to 2017. Interest earned on interest-bearing deposits in other banks increased $237 from 2017 to 2018. Average balances in interest-bearing deposits in other banks decreased in 2018 by $16,093 while the yield increased 81 basis points compared to 2017. The decrease in average balance is mainly due to a decrease in our tax refund processing balances in 2018.  The timing of cash inflows and outflows leads to large, but temporary, fluctuations in cash on deposit.

Total interest expense increased $3,478 for 2018 compared to 2017. The total average balance of interest-bearing liabilities increased $154,954 while the average rate increased 27 basis points in 2018. Average interest-bearing deposits increased $89,082 from 2017 to 2018. While average balances in interest-bearing deposits increased, the average balance in time deposits declined $11,197 and the rate on time deposits increased approximately 35 basis points, which caused interest expense on certificates of deposit to increase by $569. Interest expense on FHLB borrowings increased $1,776 due to an increase in average balance of $65,653. The average balance in subordinated debentures did not change from 2017 to 2018, but the rate on these securities increased 97 basis points, resulting in an increase in interest expense of $285. Repurchase agreements increased $222 in average balance from 2017 to 2018. The UCB acquisition resulted in an increase in interest expense of $887 for the year ended December 31, 2018 as compared to the same period in 2017.

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

Provisions (credits) for loan losses totaled $780, $0 and ($1,300) in 2018, 2017 and 2016, respectively. During 2016, the Company received a payoff on a nonperforming loan which resulted in the Company recovering the charged-down amount of approximately $1,303. The result of the transaction was a reversal of $1,300 from the allowance for loan losses during 2016.

Noninterest Income

Noninterest income increased $1,797, or 11.0%, to $18,131 for the year ended December 31, 2018, from $16,334 for the comparable 2017 period. The increase was primarily due to increases in ATM/Interchange fees of $490, wealth management fees of $601, bank owned life insurance of $145, net gain on sale of other real estate owned of $46 and other income of $593, which were partially offset by a decrease in net gain (loss) on sale of securities of $425.

ATM/Interchange fees increased primarily due to an increase in interchange income as a result of the acquisition of UCB. The wealth management fee income increase is a result of average assets under management increasing $21.8 million in 2018, while assets under management decreased $7.9 million to $472.4 million at December 31, 2018. Bank owned life insurance income increased primarily due to the addition of BOLI policies from the acquisition of UCB. Sales of other real estate owned resulted in recognized gains of $18 on the sale of two properties in 2018 compared to losses of $28 on the sale of six properties in 2017. Other income increased primarily due to an increase in swap related income and deluxe check fee income. Net gain (loss) on sale of securities decreased by $425 in 2018 as compared to the same period of 2017.  Management, from time to time, will reposition the investment portfolio to match liquidity needs of the Company.

Noninterest Expense

Noninterest expense increased $18,075, or 37.2%, to $66,679 for the year ended December 31, 2018, from $48,604 for the comparable 2017 period. The increase was primarily due to increases in compensation expense of $8,046, net occupancy expense of $674, contracted data processing expense of $5,302, state franchise tax of $346, professional services expense of $1,929, ATM expense of $222, marketing expense of $365, software maintenance expense 0f $362 and other operating expense of $925 which were partially offset by decreases in amortization of intangible assets of $220 and repossession expense of $192.

Compensation expense increased mainly due to merger related expenses of $5,230 paid in the acquisition of UCB in 2018. The remaining increase was due to payroll and payroll related expenses resulting from an increase in full time equivalent (FTE) employees and annual pay increases. Average FTE employees increased 84, to 431 FTE in 2018, as compared to the same period of 2017 as a result of the UCB acquisition. In addition, commission based costs and employee insurance costs increased. Net occupancy expense increased as a result of increases in miscellaneous building repairs, janitorial services and grounds maintenance.  In addition, real estate taxes increased as a result of the acquisition of UCB.  Contracted data processing increased due to $5,516 of UCB merger expenses related to the conversion of UCB’s core system data to the Company’s core system in 2018. State franchise taxes increased due to an increase in the Company’s equity capital. Professional services expense increased due to $1,149 of legal and consulting expense related to the merger with UCB.  In addition, the Company had increases in examination fees, facilities management and consulting services to analyze workflow systems. ATM expense increased primarily due to the addition of UCB. Marketing expense increased due to $121 of marketing expenses related to the merger with UCB.  In addition, the Company incurred higher promotional and benefits cost related to a change in vendors. Other operating expense increased due to general increases in components of other operating expenses. Amortization of intangible assets decreased as a result of scheduled amortization of intangible assets associated with mergers. Repossession expense decreased as a result of a general decrease in expenses related to repossessions.

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

Distribution of Assets, Liabilities and Shareholders’ Equity;

Interest Rates and Interest Differential

The following table sets forth, for the years ended December 31, 2019, 2018 and 2017, the distribution of assets, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Amounts in thousands):

	2019			2018			2017
Assets	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate
Interest-earning assets:
Loans (1)(2)(3)(5)	$1,612,975	$84,972	5.27%	$1,274,779	$64,196	5.04%	$1,109,069	$51,198	4.62%
Taxable securities (4)	200,074	6,584	3.35%	159,451	4,770	2.97%	144,685	3,745	2.62%
Non-taxable securities (4)(5)	172,812	5,647	4.36%	114,547	3,976	4.43%	89,564	3,153	5.50%
Interest-bearing deposits in other banks	38,359	851	2.22%	45,766	735	1.61%	61,859	498	0.81%
Total interest income assets	2,024,220	98,054	4.95%	1,594,543	73,677	4.69%	1,405,177	58,594	4.30%
Noninterest-earning assets:
Cash and due from financial institutions	47,472			43,247			45,801
Premises and equipment, net	21,946			19,045			18,027
Accrued interest receivable	7,088			5,514			4,697
Intangible assets	85,744			45,524			28,605
Other assets	24,273			17,678			12,374
Bank owned life insurance	44,352			30,483			24,819
Less allowance for loan losses	(13,984)			(13,211)			(13,113)
Total	$2,241,111			$1,742,823			$1,526,387

(1)	For purposes of these computations, the daily average loan amounts outstanding are net of unearned income and include loans held for sale.
(2)	Included in loan interest income are loan fees of $1,227 in 2019, $776 in 2018 and $421 in 2017.
(3)	Non-accrual loans are included in loan totals and do not have a material impact on the analysis presented.
(4)	Average balance is computed using the carrying value of securities. The average yield has been computed using the historical amortized cost average balance for available-for-sale securities.
(5)	Yield/Rate is calculated using the tax-equivalent adjustment of 21% for 2019 and 2018 and 35% for 2017.

Distribution of Assets, Liabilities and Shareholders’ Equity;

Interest Rates and Interest Differential (Continued)

The following table sets forth, for the years ended December 31, 2019, 2018 and 2017, the distribution of liabilities and shareholders’ equity, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Amounts in thousands):

	2019			2018			2017
Liabilities and Shareholders’ Equity	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate
Interest-bearing liabilities:
Savings and interest-bearing demand accounts	$869,340	$2,871	0.33%	$685,497	$1,442	0.21%	$585,218	$595	0.10%
Certificates of deposit	269,823	5,186	1.92%	189,600	2,316	1.22%	200,797	1,747	0.87%
Federal Home Loan Bank advances	161,047	3,452	2.14%	119,753	2,471	2.06%	54,100	695	1.28%
Securities sold under repurchase agreements	18,321	19	0.10%	18,456	18	0.10%	18,234	18	0.10%
Federal funds purchased	137	3	2.19%	116	3	2.59%	119	2	1.68%
Subordinated debentures	29,427	1,423	4.84%	29,427	1,320	4.49%	29,427	1,035	3.52%
Total interest-bearing liabilities	1,348,095	12,954	0.96%	1,042,849	7,570	0.73%	887,895	4,092	0.46%
Noninterest-bearing liabilities:
Demand deposits	550,638			466,763			450,648
Other liabilities	24,072			15,840			15,081
	574,710			482,603			465,729
Shareholders’ equity	318,306			217,371			172,763
Total	$2,241,111			$1,742,823			$1,526,387
Net interest income and interest rate spread (1)		$85,100	3.99%		$66,107	3.96%		$54,502	3.84%
Net interest margin (2)			4.31%			4.21%			4.01%

(1)	Interest rate spread is calculated by subtracting the rate on average interest-bearing liabilities from the yield on average interest-earning assets.
(2)	Net interest margin is calculated by dividing tax-equivalent adjusted net interest income by average interest-earning assets.

Changes in Interest Income and Interest Expense

Resulting from Changes in Volume and Changes in Rate

The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rate (Amounts in thousands):

	Increase (decrease) due to:
	Volume (1)	Rate (1)	Net
2019 compared to 2018
Interest income:
Loans	$17,700	$3,076	$20,776
Taxable securities	1,159	655	1,814
Nontaxable securities	1,728	(57)	1,671
Interest-bearing deposits in other banks	(132)	248	116
Total interest income	$20,455	$3,922	$24,377
Interest expense:
Savings and interest-bearing demand accounts	$457	$972	$1,429
Certificates of deposit	1,219	1,651	2,870
Federal Home Loan Bank advances	882	99	981
Securities sold under repurchase agreements	—	1	1
Federal funds purchased	—	—	—
Subordinated debentures	—	103	103
Total interest expense	$2,558	$2,826	$5,384
Net interest income	$17,897	$1,096	$18,993
2018 compared to 2017
Interest income:
Loans	$8,082	$4,916	$12,998
Taxable securities	486	539	1,025
Nontaxable securities	943	(120)	823
Interest-bearing deposits in other banks	(156)	393	237
Total interest income	$9,355	$5,728	$15,083
Interest expense:
Savings and interest-bearing demand accounts	$117	$730	$847
Certificates of deposit	(102)	671	569
Federal Home Loan Bank advances	1,184	592	1,776
Securities sold under repurchase agreements	—	—	—
Federal funds purchased	—	1	1
Subordinated debentures	—	285	285
Total interest expense	$1,199	$2,279	$3,478
Net interest income	$8,156	$3,449	$11,605

(1)

The change in interest income and interest expense due to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.

Liquidity and Capital Resources

Civista maintains a conservative liquidity position. All securities are classified as available for sale. At December 31, 2019, securities with maturities of one year or less totaled $11,166, or 3.1% of the total securities portfolio. The available for sale portfolio helps to provide Civista with the ability to meet its funding needs. The Consolidated Statements of Cash Flows contained in the Consolidated Financial Statements detail the Company’s cash flows from operating activities resulting from net earnings.

Net cash provided by operating activities for 2019, 2018 and 2017 was $39,526, $19,957 and $20,819, respectively. The primary additions to cash from operating activities are from changes in amortization of intangible assets, amortization of securities net of accretion, the provision for loan losses, depreciation and proceeds from sale of loans. The primary use of cash from operating activities is from loans originated for sale. Net cash used for investing activities was $150,509, $34,118 and $146,180 in 2019, 2018 and 2017, respectively, principally reflecting our loan and investment security activities. Deposits, borrowings and net proceeds from issuances of common shares in 2017 comprised most of our financing activities, which resulted in net cash provided of $116,739, $16,421 and $129,185 for 2019, 2018 and 2017 respectively.

Future loan demand of Civista can be funded by increases in deposit accounts, proceeds from payments on existing loans, the maturity of securities and the sale of securities classified as available for sale. Additional sources of funds may also come from borrowing in the Federal Funds market and/or borrowing from the FHLB. As of December 31, 2019, Civista had total credit availability with the FHLB of $564,516, of which $246,500 was outstanding.

On a separate entity basis, CBI’s primary source of funds is dividends paid by its subsidiaries, primarily by Civista. Generally, subject to applicable minimum capital requirements, Civista may declare and pay a dividend without the approval of the Federal Reserve Bank of Cleveland and the State of Ohio Department of Commerce, Division of Financial Institutions, provided the total dividends in a calendar year do not exceed the total of its profits for that year combined with its retained profits for the two preceding years. At December 31, 2019, Civista was able to pay approximately $53,609 of dividends to CBI without obtaining regulatory approval. During 2019, Civista paid dividends totaling $13,300 to CBI. This represented approximately 38 percent of Civista’s earnings for the year.

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

Capital Adequacy

Shareholders’ equity totaled $330,126 at December 31, 2019 compared to $298,898 at December 31, 2018. The increase in shareholders’ equity resulted primarily from net income of $33,878, a $2,210 net decrease in the Company’s pension liability and an increase in the fair value of securities available for sale, net of tax, of $10,563, which was offset by dividends on preferred shares and common shares of $647 and $6,547, respectively. In addition, the Company repurchased common shares pursuant to its publicly-announced share purchase program totaling $3,909 during 2019.

During the first quarter of 2015, the Company adopted the new BASEL III regulatory capital framework as approved by the federal banking agencies. In addition to the existing regulatory capital rules, the final BASEL III rules also require the Company to now maintain minimum amounts and ratios of Common Equity Tier 1 (“CET1”) Capital to risk-weighted assets (as these terms are defined in the BASEL III rules). Under the BASEL III rules, the Company elected to opt-out of including accumulated other comprehensive income in regulatory capital. All of the Company’s capital ratios exceeded the regulatory minimum guidelines as of December 31, 2019 and 2018 as identified in the following table:

	Total Risk Based Capital	Tier I Risk Based Capital	CET1 Risk Based Capital	Leverage Ratio
Company Ratios—December 31, 2019	16.1%	15.3%	13.6%	12.3%
Company Ratios—December 31, 2018	16.1%	15.3%	12.9%	12.2%
For Capital Adequacy Purposes	8.0%	6.0%	4.5%	4.0%
To Be Well Capitalized Under Prompt Corrective Action Provisions	10.0%	8.0%	6.5%	5.0%

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

The deductions from CET1 capital include goodwill and other intangibles, certain deferred tax assets, mortgage-servicing assets above certain levels, gains on sale in connection with a securitization, investments in a banking organization’s own capital instruments and investments in the capital of unconsolidated financial institutions (above certain levels). The deductions were phased in from 2015 through 2019.

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

Fair Value of Financial Instruments

The Company has disclosed the fair value of its financial instruments at December 31, 2019 and 2018 in Note 17 to the Consolidated Financial Statements. The fair value of loans at December 31, 2019 was 101.2% of the carrying value compared to 98.0% at December 31, 2018. The fair value of deposits at December 31, 2019 was 100.1% of the carrying value compared to 100.0% at December 31, 2018.  Changes in fair value were primarily due to changes in the discount values used to measure fair value.

Contractual Obligations

The following table represents significant fixed and determinable contractual obligations of the Company as of December 31, 2019.

Contractual Obligations	One year or less	One to three years	Three to five years	Over five years	Total
Deposits without a stated maturity	$1,402,924	$—	$—	$—	$1,402,924
Certificates of deposit and IRAs	171,220	97,335	6,247	1,038	275,840
FHLB advances, securities sold under agreements to repurchase and U.S. Treasury interest-bearing demand note	120,174	—	—	125,000	245,174
Subordinated debentures (1)	—	—	—	29,427	29,427
Operating leases	660	660	421	595	2,336

(1)	The subordinated debentures consist of $2,000, $2,500, $5,000, $7,500, and $12,500 debentures.

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

The following table provides information about the Company’s financial instruments that were sensitive to changes in interest rates as of December 31, 2019 and 2018, based on certain prepayment and account decay assumptions that management believes are reasonable. The Company had derivative financial instruments as of December 31, 2019 and 2018. The changes in fair value of the assets and liabilities of the underlying contracts offset each other. For more information about derivative financial instruments see Note 24 to the Consolidated Financial Statements. Expected maturity date values for interest-bearing core deposits were calculated based on estimates of the period over which the deposits would be outstanding. The Company’s borrowings were tabulated by contractual maturity dates and without regard to any conversion or repricing dates.

Net Portfolio Value

	December 31, 2019			December 31, 2018
Change in Rates	Dollar Amount	Dollar Change	Percent Change	Dollar Amount	Dollar Change	Percent Change
+200bp	$449,843	$31,596	8%	$417,572	$29,451	8%
+100bp	437,195	18,948	5%	409,514	21,393	6%
Base	418,247	—	—	388,121	—	—
-100bp	394,943	(23,304)	(6)%	366,486	(21,635)	(6)%
-200bp	416,878	(1,369)	0%	372,090	(16,031)	-4%

The change in net portfolio value from December 31, 2018 to December 31, 2019, can be attributed to two factors.  While the yield curve has fallen from the end of the year, both the volume and mix of assets and funding sources has changed.  The volume of loans has increased, and the mix has shifted toward loans.  The volume of deposits has increased, with the mix shifting away from certificates of deposit toward deposits and borrowed money.  The volume changes and mix shifts from the end of the last year led to an increase in the base net portfolio value.  Both assets and liabilities have shifted toward more volatile components.  Combined, this led to only small changes in volatility.  Beyond the change in the base level of net portfolio value, projected movements in rates, up or down, would also lead to changes in market values.  The change in the rates up scenarios for both the 100 and 200 basis point movements would lead to a larger decrease in the market value of liabilities.  Accordingly, we see an increase in the net portfolio value.  However, a 100 and 200 basis point downward change in rates would lead to a decrease in the net portfolio value as the market value of liabilities would increase more quickly than the market value of assets.

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

Note 1 and Note 5 to the Consolidated Financial Statements provide additional information regarding the Allowance for Loan Losses.

Goodwill: The Company accounts for business combinations using the acquisition method of accounting. Accordingly, the identifiable assets acquired and the liabilities assumed are recorded at their estimated fair values as of the date of acquisition with any excess of the cost of the acquisition over the fair value recorded as goodwill. The Company performs an evaluation of goodwill for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The evaluation for impairment involves comparing the current estimated fair value of the Company to its carrying value. If the current estimated fair value exceeds the carrying value, no additional testing is required and an impairment loss is not recorded. If the estimated fair value is less than the carrying value, further valuation procedures are performed that could result in impairment of goodwill being recorded. In this case, management would obtain several commonly used financial ratios from pending and completed purchase transactions for banks based in the Midwest. During the fourth quarter of 2019, Management compared the estimated fair value of the Company to its carrying value and determined the estimated fair value exceeded the carrying value including goodwill. Therefore management concluded that goodwill was not impaired and made no adjustment in 2019.

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

Management assessed the Company’s system of internal control over financial reporting as of December 31, 2019, in relation to criteria for effective internal control over financial reporting as described in “2013 Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2019, its system of internal control over financial reporting is effective and meets the criteria of the “2013 Internal Control – Integrated Framework”. S.R. Snodgrass, P.C., independent registered public accounting firm, has issued an audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019.

Management is responsible for compliance with the federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders designated by the FDIC as safety and soundness laws and regulations. Management has assessed compliance by the Company with the designated laws and regulations relating to safety and soundness. Based on the assessment, management believes that the Company complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 2019.

Dennis G Shaffer

Dennis G Shaffer

Dennis G Shaffer

Dennis G Shaffer

Dennis G. Shaffer	Todd A. Michel
President and Chief Executive Officer	Senior Vice President, Controller

Sandusky, Ohio
March 16, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Civista Bancshares, Inc.

Opinion on Internal Control over Financial Reporting

We have audited Civista Bancshares, Inc. and subsidiaries’ (the “Company”) internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2019, of the Company, and our report dated March 16, 2020, expressed an unqualified opinion.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting in the accompanying Report on Management’s Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent, with respect to the Company, in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

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

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Cranberry Township, Pennsylvania

March 16, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Civista Bancshares, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Civista Bancshares, Inc. and subsidiaries (the “Company”) as of December 31, 2019 and 2018; the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2019; and the related notes to the consolidated financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 16, 2020, which expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent, with respect to the Company, in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

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

Cranberry Township, Pennsylvania

March 16, 2020

CIVISTA BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2019 and 2018

(Amounts in thousands, except share data)

	2019	2018
ASSETS
Cash and due from financial institutions	$48,535	$42,779
Securities available for sale	358,499	346,294
Equity securities	1,191	1,070
Loans held for sale	2,285	1,391
Loans, net of allowance of $14,767 and $13,679	1,694,203	1,548,262
Other securities	20,280	21,021
Premises and equipment, net	22,871	22,021
Accrued interest receivable	7,093	6,723
Goodwill	76,851	76,851
Other intangible assets	8,305	9,352
Bank owned life insurance	44,999	43,037
Other assets	24,445	20,153
Total assets	$2,309,557	$2,138,954
LIABILITIES
Deposits
Noninterest-bearing	$512,553	$468,083
Interest-bearing	1,166,211	1,111,810
Total deposits	1,678,764	1,579,893
Federal Home Loan Bank advances	226,500	193,600
Securities sold under agreements to repurchase	18,674	22,199
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	26,066	14,937
Total liabilities	1,979,431	1,840,056
SHAREHOLDERS’ EQUITY
Preferred stock, no par value, 200,000 shares of Series B Preferred stock, $1,000 liquidation preference, authorized, 10,120 shares issued at December 31, 2018, net of issuance costs	—	9,364
Common stock, no par value, 20,000,000 shares authorized, 17,623,706 shares issued at December 31, 2019 and 16,351,463 shares issued at December 31, 2018	276,422	266,901
Accumulated earnings	67,974	41,320
Treasury stock, 936,164 common shares at December 31, 2019 and 747,964 common shares at December 31, 2018, at cost	(21,144)	(17,235)
Accumulated other comprehensive income (loss)	6,874	(1,452)
Total shareholders’ equity	330,126	298,898
Total liabilities and shareholders’ equity	$2,309,557	$2,138,954

See accompanying notes to consolidated financial statements

CIVISTA BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2019, 2018 and 2017

(Amounts in thousands, except per share data)

	2019	2018	2017
Interest and dividend income
Loans, including fees	$84,972	$64,196	$51,198
Taxable securities	6,584	4,770	3,745
Tax-exempt securities	5,647	3,976	3,153
Federal funds sold and other	851	735	498
Total interest and dividend income	98,054	73,677	58,594
Interest expense
Deposits	8,057	3,758	2,342
Federal Home Loan Bank advances	3,452	2,471	695
Subordinated debentures	1,423	1,320	1,035
Securities sold under agreements to repurchase	22	21	20
Total interest expense	12,954	7,570	4,092
Net interest income	85,100	66,107	54,502
Provision for loan losses	1,035	780	—
Net interest income after provision for loan losses	84,065	65,327	54,502
Noninterest income
Service charges	6,395	5,208	4,777
Net gain (loss) on sale of securities	32	(413)	12
Net gain on equity securities	121	26	—
Net gain on sale of loans	2,707	1,621	1,745
ATM/Interchange fees	4,056	2,794	2,304
Wealth management fees	3,670	3,669	3,068
Bank owned life insurance	1,007	718	573
Tax refund processing fees	2,750	2,750	2,750
Computer center item processing fees	273	260	246
Net gain (loss) on sale of other real estate owned	—	18	(28)
Other	1,432	1,480	887
Total noninterest income	22,443	18,131	16,334
Noninterest expense
Compensation expense	39,156	37,299	29,253
Net occupancy expense	3,835	3,363	2,689
Equipment expense	2,246	1,654	1,564
Contracted data processing	1,831	7,140	1,838
FDIC Assessment	138	536	502
State franchise tax	1,843	1,370	1,024
Professional services	2,844	4,229	2,300
Amortization of intangible assets	945	366	586
ATM expense	1,887	1,069	847
Marketing expense	1,411	1,182	817
Software maintenance expenses	1,523	1,136	774
Other operating expenses	9,288	7,335	6,410
Total noninterest expense	66,947	66,679	48,604
Income before income taxes	39,561	16,779	22,232
Income taxes	5,683	2,640	6,360
Net income	33,878	14,139	15,872
Preferred stock dividends	647	959	1,244
Net income available to common shareholders	$33,231	$13,180	$14,628
Earnings per common share, basic	$2.12	$1.10	$1.48
Earnings per common share, diluted	$2.01	$1.02	$1.28

See accompanying notes to consolidated financial statements

CIVISTA BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31, 2019, 2018 and 2017

(Amounts in thousands)

	2019	2018	2017
Net income	$33,878	$14,139	$15,872
Other comprehensive income (loss):
Unrealized holding gains (loss) on available for sale securities	13,336	(709)	987
Tax effect	(2,800)	149	(375)
Pension liability adjustment	(2,797)	646	1,129
Tax effect	587	(136)	(329)
Total other comprehensive income (loss)	8,326	(50)	1,412
Comprehensive income	$42,204	$14,089	$17,284

See accompanying notes to consolidated financial statements

CIVISTA BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

	Preferred Shares		Common Shares		Accumulated	Treasury	Accumulated Other Comprehensive	Total Shareholders’
	Shares	Amount	Shares	Amount	Earnings	Stock	Income (Loss)	Equity
Balance, December 31, 2016	20,481	$18,950	8,343,509	$118,975	$19,263	$(17,235)	$(2,337)	$137,616
Net income					15,872			15,872
Other comprehensive income							1,412	1,412
Reclassification of certain income tax effects from accumulated other comprehensive loss					199		(199)	—
Conversion of Series B preferred shares to common shares	(1,721)	(1,592)	220,108	1,592				—
Common share issuance, net of costs			1,610,000	32,821				32,821
Stock-based compensation			25,069	426				426
Common share dividends ($0.25 per share)					(2,438)			(2,438)
Preferred share dividends ($65.00 per share)					(1,244)			(1,244)
Retirement of common stock			(211)	(4)				(4)
Balance, December 31, 2017	18,760	$17,358	10,198,475	$153,810	$31,652	$(17,235)	$(1,124)	$184,461
Net income					14,139			14,139
Other comprehensive loss							(50)	(50)
Change in accounting principle for adoption of ASU 2016-01					278		(278)	—
Conversion of Series B preferred shares to common shares	(8,640)	(7,994)	1,104,735	7,994				—
UCB acquisition			4,277,430	104,669				104,669
Stock-based compensation			22,859	428				428
Common share dividends ($0.32 per share)					(3,790)			(3,790)
Preferred share dividends ($65.00 per share)					(959)			(959)
Balance, December 31, 2018	10,120	$9,364	15,603,499	$266,901	$41,320	$(17,235)	$(1,452)	$298,898
Net income					33,878			33,878
Other comprehensive income							8,326	8,326
Conversion of Series B preferred shares to common shares	(10,120)	(9,364)	1,242,683	8,990	(30)			(404)
Stock-based compensation			29,560	531				531
Common share dividends ($0.42 per share)					(6,547)			(6,547)
Preferred share dividends ($65.00 per share)					(647)			(647)
Purchase of treasury stock at cost			(188,200)	—		(3,909)		(3,909)
Balance, December 31, 2019	—	$—	16,687,542	$276,422	$67,974	$(21,144)	$6,874	$330,126

See accompanying notes to consolidated financial statements

CIVISTA BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2019, 2018 and 2017

(Amounts in thousands)

	2019	2018	2017
Cash flows from operating activities:
Net income	$33,878	$14,139	$15,872
Adjustments to reconcile net income to net cash from operating activities
Security amortization, net	1,185	1,171	1,263
Depreciation	2,240	1,515	1,249
Amortization of core deposit intangible	945	366	586
Amortization of net deferred loan fees	99	166	317
Net (gain) loss on sale of securities	(32)	413	(12)
Net gain on equity securities	(121)	(26)	—
Provision for loan losses	1,035	780	—
Loans originated for sale	(126,690)	(78,252)	(76,493)
Proceeds from sale of loans	128,503	81,085	78,309
Net gain on sale of loans	(2,707)	(1,621)	(1,745)
Net (gain) loss on sale of other real estate owned	—	(18)	28
(Gain) loss on sale of fixed assets	33	(147)	(67)
Increase in cash surrender value of bank owned life insurance	(1,007)	(718)	(573)
Share-based compensation	531	428	426
Change in:
Accrued interest payable	47	(197)	229
Accrued interest receivable	(370)	(1,285)	(634)
Deferred taxes	663	151	946
Other, net	1,294	2,007	1,118
Net cash from operating activities	39,526	19,957	20,819
Cash flows used for investing activities:
Securities available for sale
Maturities, prepayments and calls	54,055	42,114	34,379
Sales	17,570	14,667	953
Purchases	(71,646)	(131,924)	(70,794)
Purchases of other securities	—	(3,247)	(192)
Redemption of other securities	741	—	—
Acquisition, net of cash acquired	—	143,797	—
Purchases of bank owned life insurance	(955)	—	—
Net loan originations	(147,075)	(99,277)	(109,737)
Proceeds from sale of OREO properties	—	34	87
Premises and equipment purchases	(3,201)	(1,472)	(1,015)
Proceeds from sale of premises and equipment	2	1,190	139
Net cash used for investing activities	(150,509)	(34,118)	(146,180)

See accompanying notes to consolidated financial statements

CIVISTA BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Years ended December 31, 2019, 2018 and 2017

(Amounts in thousands)

	2019	2018	2017
Cash flows from financing activities:
Increase (decrease) in deposits	98,871	(100,974)	83,820
Net change in short-term FHLB advances	(87,100)	131,700	25,900
Repayment of long-term FHLB advances	(5,000)	(10,000)	(2,500)
Proceeds from long-term FHLB advances	125,000	—	—
Net proceeds from issuance of common stock	—	—	32,821
Increase (decrease) in securities sold under repurchase agreements	(3,525)	444	(7,170)
Cash payment for repurchase of common stock	—	—	(4)
Cash payment for redemption of series B preferred stock	(402)	—	—
Purchase of treasury stock	(3,909)	—	—
Cash paid on fractional shares on preferred stock conversion	(2)	—	—
Cash dividends paid	(7,194)	(4,749)	(3,682)
Net cash from financing activities	116,739	16,421	129,185
Increase in cash and due from financial institutions	5,756	2,260	3,824
Cash and due from financial institutions at beginning of year	42,779	40,519	36,695
Cash and due from financial institutions at end of year	$48,535	$42,779	$40,519
Supplemental disclosures of cash flow information:
Interest paid	$12,907	$7,751	$3,863
Income taxes paid	5,700	1,600	5,950
Transfer of loans from portfolio to other real estate owned	—	—	94
Transfer of premises to held-for-sale	76	—	3
Transfer of loans held-for-sale to portfolio	—	85	—
Securities purchased not settled	1,200	500	1,291
Conversion of preferred stock to common stock	8,960	7,994	1,592
Acquisition of UCB
Consideration paid		$117,344
Noncash assets acquired:
Securities available for sale		43,214
Equity securities		212
Loans held for sale		492
Loans receivable		298,319
FHLB Stock		3,527
Accrued interest receivable		950
Premises and equipment, net		5,291
Goodwill		49,756
Core deposit intangible		7,518
Bank owned life insurance		17,193
Other assets		10,361
Total non cash assets acquired		436,833
Liabilities assumed:
Deposits		475,944
Other liabilities		17
Total liabilities assumed		475,961
Net noncash liabilities acquired		(39,128)
Cash acquired		156,472

See accompanying notes to consolidated financial statements

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

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

FCIA was formed to allow the Company to participate in commission revenue generated through its third party insurance agreement. Insurance commission revenue was less than 1.0% of total revenue for each of the years ended December 31, 2019, 2018 and 2017. WSP was formed to hold repossessed assets of CBI’s subsidiaries. WSP revenue was less than 1% of total revenue for each of the years ended December 31, 2019, 2018 and 2017. FCRS was formed in 2012 to facilitate payment of individual state and federal tax refunds. The operations of FCRS were discontinued June 30, 2019.  CRMI was formed in 2017 to provide property and casualty insurance coverage to CBI and its’ subsidiaries for which insurance may not be currently available or economically feasible in the insurance marketplace.  CRMI revenue was less than 1% of total revenue for each of the years ended December 31, 2019, 2018 and 2017.

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

December 31, 2019, 2018 and 2017

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

Securities are evaluated on at least a quarterly basis and more frequently when economic or market conditions warrant such an evaluation to determine whether a decline in their value is other than temporary.  For debt securities, management considers whether the present value of cash flows expected to be collected are less than the security’s amortized cost basis, the magnitude and duration of the decline, the reasons underlying the decline and the Company’s intent to sell the security or whether it is more likely than not that the Company would be required to sell the security before its anticipated recovery in market value, to determine whether the loss in value is other than temporary. Once a decline in value is determined to be other than temporary, if the Company does not intend to sell the security, and it is more likely than not that it will not be required to sell the security, before recovery of the security’s amortized cost basis, the charge to earnings is limited to the amount of credit loss.  Any remaining difference between fair value and amortized cost is recognized in other comprehensive income, net of applicable taxes.  Otherwise, the entire difference between far value and amortized cost is charged to earnings.

Other securities which include FHLB stock, Federal Reserve Bank (“FRB”) stock, Federal Agricultural Mortgage Corporation stock, Bankers’ Bancshares Inc. (“BB”) stock, and Norwalk Community Development Corp (“NCDC”) stock are carried at cost.

Equity securities: Equity securities are held at fair value.  Holding gains and losses are recorded in noninterest income. Dividends are recognized as income when earned.

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

December 31, 2019, 2018 and 2017

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

December 31, 2019, 2018 and 2017

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

Federal Home Loan Bank (FHLB) Stock: Civista is a member of the FHLB of Cincinnati and as such, is required to maintain a minimum investment in stock of the FHLB that varies with the level of advances outstanding with the FHLB. The stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and as such is classified as restricted stock, carried at cost and evaluated for impairment by management. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the FHLB as compared to the capital stock amount and the length of time this situation has persisted, (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance, (c) the impact of legislative and regulatory changes on the customer base of the FHLB, and (d) the liquidity position of the FHLB. With consideration given to these factors, management concluded that the stock was not impaired at December 31, 2019 or 2018.

Federal Reserve Bank (FRB) Stock: Civista is a member of the Federal Reserve System. FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value.

Bank Owned Life Insurance (BOLI) : Civista has purchased BOLI policies on certain key executives. BOLI is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement. Changes in the cash surrender value are recorded as income in the period that the change occurs.

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

December 31, 2019, 2018 and 2017

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

Stock-Based Compensation: Compensation cost is recognized for stock options and restricted stock awards issued to employees and directors, based on the fair value of these awards at the grant date. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common shares at the date of the grant is used for restricted shares.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

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

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank is required to meet regulatory reserve and clearing requirements. These balances do not earn interest. The required reserve amount at December 31, 2019 was $7,127.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by Civista to CBI or by CBI to shareholders. Additional information related to dividend restrictions can be found in Note 19.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions that reflect exit price value, as more fully disclosed in Note 17. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

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

December 31, 2019, 2018 and 2017

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

Adoption of New Accounting Standards:

In March 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017-08, Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20). These amendments shorten the amortization period for certain callable debt securities held at a premium. Specifically, the amendments require the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. We adopted ASU 2017-08, effective January 1, 2019, which did not have a material impact on the Company’s Consolidated Financial Statements.

Effective January 1, 2019, the Company adopted ASU 2016-02, Leases, which was issued by the FASB February 2016 and requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous guidance. The original guidance required application on a modified retrospective basis with the earliest period presented. In August 2018, the FASB issued ASU 2018-11, Targeted Improvements to ASC 842, which included an option to not restate comparative periods in transition and elect to use the effective date of ASC 842, Leases, as the date of initial application of transition, which we elected. As a result of the adoption of ASC 842 on January 1, 2019, we recorded both operating lease right-of-use (“ROU”) assets of $2,210 and lease liabilities of $2,210. The adoption of ASC 842 had an immaterial impact on our Condensed Consolidated Statement of Earnings and Condensed Consolidated Statement of Cash Flows for the year ended December 31, 2019. In addition, we elected the package of practical expedients permitted under the transition guidance within the new standard which allowed us to carry forward the historical lease classification. There was no cumulative effect adjustment to the opening balance of retained earnings required.

Additional information and disclosures required by this new standard are contained in Note 27, 'Leases'.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Effect of Newly Issued but Not Yet Effective Accounting Standards:

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which changes the impairment model for most financial assets. This ASU is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The underlying premise of ASU 2016-13 is that financial assets measured at amortized cost should be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The allowance for credit losses should reflect management’s current estimate of credit losses that are expected to occur over the remaining life of a financial asset. The income statement will be effected for the measurement of credit losses for newly recognized financial assets, as well as the expected increases or decreases of expected credit losses that have taken place during the period. ASU 2016-13 is effective for annual and interim periods beginning after December 15, 2019, and early adoption is permitted for annual and interim periods beginning after December 15, 2018. On October 16, 2019, the FASB voted to defer the effective date for ASC 326, Financial Instruments – Credit Losses, for smaller reporting companies to fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, which was codified in the final ASU issued by the FASB on November 15, 2019. As a result, because the Company qualified as a smaller reporting company, based on its most recent determination under applicable SEC rules, as of November 15, 2019, the Company will not be subject to ASU 2016-13 until its annual and interim periods beginning after December 15, 2022. Management is in the process of evaluating the impact adoption of ASU 2016-13 will have on the Company’s Consolidated Financial Statements. This process has engaged multiple areas of the Company in evaluating loss estimation methods and application of these methods to specific segments of the loan portfolio. Management has been actively monitoring FASB developments and evaluating the use of different methods allowed.  Due to continuing development of our methodology, additional time is required to quantify the affect this ASU will have on the Company’s Consolidated Financial Statements. Management continues to refine its modeling and running parallel calculations and will finalize a method or methods of adoption in time for the effective date.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment. To simplify the subsequent measurement of goodwill, the FASB eliminated Step 2 from the goodwill impairment test. In computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Instead, under the amendments in this Update, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. A public business entity that is a U.S. Securities and Exchange Commission (“SEC”) filer, such as the Company, should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. On October 16, 2019, the FASB voted to defer the effective date for ASC 350, Intangibles – Goodwill and Other, for smaller reporting companies, such as the Company, to fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The final ASU was issued by the FASB on November 15, 2019. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

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

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments – Credit Losses, and Topic 825, Financial Instruments, which affects a variety of topics in the Codification and applies to all reporting entities within the scope of the affected accounting guidance. Topic 326, Financial Instruments – Credit Losses amendments are effective for SEC registrants for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. The Company is currently evaluating the potential impact of the Topic 326 amendments on the Company’s Consolidated Financial Statements. The amendments to Topic 825 are effective for interim and annual reporting periods beginning after December 15, 2019. On October 16, 2019, the FASB voted to defer the effective date for ASC 326, Financial Instruments – Credit Losses, for smaller reporting companies, such as the Company, to fiscal years beginning after December 15, 2022, and interim periods within those fiscal years.  The final ASU was issued by the FASB on November 15, 2019. This Update is not expected to have a material impact on the Company’s financial statements.

In May 2019, the FASB issued ASU 2019-05, Financial Instruments – Credit Losses, Topic 326, which allows entities to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost upon adoption of the new credit losses standard. To be eligible for the transition election, the existing financial asset must otherwise be both within the scope of the new credit losses standard and eligible for the applying the fair value option in ASC 825-10.3. The election must be applied on an instrument-by-instrument basis and is not available for either available-for-sale or held-to-maturity debt securities. For entities that elect the fair value option, the difference between the carrying amount and the fair value of the financial asset would be recognized through a cumulative-effect adjustment to opening retained earnings as of the date an entity adopted ASU 2016-13. Changes in fair value of that financial asset would subsequently be reported in current earnings. For entities that have not yet adopted ASU 2016-13, the effective dates and transition requirements are the same as those in ASU 2016-13. For entities that have adopted ASU 2016-13, ASU 2019-05 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted once ASU 2016-13 has been adopted. On October 16, 2019, the FASB voted to defer the effective date for ASC 326, Financial Instruments – Credit Losses, for smaller reporting companies, such as the Company, to fiscal years beginning after December 15, 2022, and interim periods within those fiscal years.  The final ASU was issued by the FASB on November 15, 2019. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial statements.

In November 2019, the FASB issued ASU 2019-10, Financial Instruments ‒ Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). The Update defers the effective dates of ASU 2016-13 for SEC filers that are eligible to be smaller reporting companies, such as the Company, to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. This Update also amends the mandatory effective date for the elimination of Step 2 from the goodwill impairment test under ASU No. 2017-04, Intangibles ‒ Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (Goodwill), to align with those used for credit losses. Furthermore, the ASU provides a one-year deferral of the effective dates of the ASUs on derivatives and hedging and leases for companies that are not public business entities. The Company qualifies as a smaller reporting company and does not expect to early adopt these ASUs.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In November 2019, the FASB issued ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments – Credit Losses, to clarify its new credit impairment guidance in ASC 326, based on implementation issues raised by stakeholders. This Update clarified, among other things, that expected recoveries are to be included in the allowance for credit losses for these financial assets; an accounting policy election can be made to adjust the effective interest rate for existing troubled debt restructurings based on the prepayment assumptions instead of the prepayment assumptions applicable immediately prior to the restructuring event; and extends the practical expedient to exclude accrued interest receivable from all additional relevant disclosures involving amortized cost basis. The effective dates in this Update are the same as those applicable for ASU 2019-10. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 2 – MERGER

On September 14, 2018, CBI completed the acquisition by merger of United Community Bancorp (“UCB”) in a stock and cash transaction for aggregate consideration of approximately $117,344.  Acquisition-related costs of $5,231, $5,515, $1,638, $131 and $220 are included in compensation expense, contracted data processing, professional services, marketing expense and other operating expense, respectively, in the Company’s Consolidated Statements of Operation for the year ended December 31, 2018.  As a result of the acquisition, the Company issued 4,277,430 common shares and paid approximately $12,675 in cash to the former shareholders of UCB. Immediately following the merger, UCB’s banking subsidiary, United Community Bank, was merged into CBI’s banking subsidiary, Civista Bank.

At the time of the merger, UCB had total assets of $537,875, including $298,319 in loans, and $475,944 in deposits. The transaction was recorded as a purchase and, accordingly, the operating results of UCB have been included in the Company’s Consolidated Financial Statements since the close of business on September 14, 2018.

As of December 31, 2019, the estimated future amortization expense for the core deposit intangible related to UCB is as follows:

Core deposit intangibles
2020	$842
2021	823
2022	800
2023	773
2024	742
Thereafter	2,427
$6,407

The following table presents financial information for the former UCB included in the Consolidated Statements of Operations from the date of acquisition through December 31, 2018.

Actual From Acquisition Date Through December 31, 2018 (in thousands)
Net interest income after provision for loan losses	$3,227
Noninterest income	373
Net income	1,707

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 2 – MERGER (Continued)

The following table presents unaudited pro forma information for the periods ended December 31, 2019, 2018 and 2017 as if the acquisition of UCB had occurred on January 1, 2017. This table has been prepared for comparative purposes only and is not indicative of the actual results that would have been attained had the acquisition occurred as of the beginning of the periods presented, nor is it indicative of future results.

	Pro Formas (unaudited) Twelve months ended December 31,
	2019	2018	2017
Net interest income after provision for loan losses	$83,825	$74,642	$70,100
Noninterest income	22,443	18,331	20,782
Net income	33,653	18,984	19,284
Pro forma earnings per share:
Basic	$2.11	$1.51	$1.82
Diluted	$2.00	$1.37	$1.56

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

December 31, 2019, 2018 and 2017

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 3 - SECURITIES

The amortized cost and fair value of available for sale securities and the related gross unrealized gains and losses recognized were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2019
U.S. Treasury securities and obligations of U.S. government agencies	$19,401	$204	$(4)	$19,601
Obligations of states and political subdivisions	193,646	12,409	(21)	206,034
Mortgage-back securities in government sponsored entities	129,145	3,863	(144)	132,864
Total debt securities	$342,192	$16,476	$(169)	$358,499

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2018
U.S. Treasury securities and obligations of U.S. government agencies	$30,623	$202	$(140)	$30,685
Obligations of states and political subdivisions	168,993	3,680	(602)	172,071
Mortgage-back securities in government sponsored entities	143,707	1,024	(1,193)	143,538
Total debt securities	$343,323	$4,906	$(1,935)	$346,294

The amortized cost and fair value of securities at year end 2019 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Available for sale
	Amortized Cost	Fair Value
Due in one year or less	$11,124	$11,166
Due from one to five years	14,756	15,062
Due from five to ten years	26,117	27,173
Due after ten years	161,050	172,234
Mortgage-backed securities in government sponsored entities	129,145	132,864
Total securities available for sale	$342,192	$358,499

Securities with a carrying value of $139,004 and $114,145 were pledged as of December 31, 2019 and 2018, respectively, to secure public deposits, other deposits and liabilities as required or permitted by law.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 3 – SECURITIES (Continued)

Proceeds from sales of securities, gross realized gains and gross realized losses were as follows:

	2019	2018	2017
Sale proceeds	$17,570	$14,667	$953
Gross realized gains	47	6	—
Gross realized losses	43	393	—
Gains (losses) from securities called or settled by the issuer	28	(26)	12

Debt securities with unrealized losses at year end 2019 and 2018 not recognized in income were as follows:

2019	12 Months or less		More than 12 months		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury securities and obligations of U.S. government agencies	$—	$—	$3,408	$(4)	$3,408	$(4)
Obligations of states and political subdivisions	1,947	(21)	—	—	1,947	(21)
Mortgage-backed securities in gov’t sponsored entities	10,653	(91)	7,732	(53)	18,385	(144)
Total temporarily impaired	$12,600	$(112)	$11,140	$(57)	$23,740	$(169)

2018	12 Months or less		More than 12 months		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury securities and obligations of U.S. government agencies	$—	$—	$16,469	$(140)	$16,469	$(140)
Obligations of states and political subdivisions	8,008	(71)	25,890	(531)	33,898	(602)
Mortgage-backed securities in gov’t sponsored entities	6,630	(90)	40,333	(1,103)	46,963	(1,193)
Total temporarily impaired	$14,638	$(161)	$82,692	$(1,774)	$97,330	$(1,935)

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

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

At December 31, 2019, the Company owned 35 securities that were considered temporarily impaired. The unrealized losses on these securities have not been recognized into income because the issuers’ bonds are of high credit quality, management has the intent and ability to hold these securities for the foreseeable future, and the decline in fair value is largely due to changes in market interest rates. The Company also considers sector specific credit rating changes in its analysis. The fair value is expected to recover as the securities approach their maturity date or reset date. The Company does not intend to sell until recovery and does not believe selling will be required before recovery.

The following table presents the net gains and losses on equity investments recognized in earnings at year-end 2019 and 2018, and the portion of unrealized gains and losses for the period that relates to equity investments held at year-end 2019 and 2018:

	2019	2018
Net gains recognized on equity securities during the year	$121	$26
Less: Net gains (losses) realized on the sale of equity securities during the period	—	—
Unrealized gains recognized in equity securities held at December 31	$121	$26

NOTE 4 - LOANS

Loans at year-end were as follows:

	2019	2018
Commercial and Agriculture	$203,110	$177,101
Commercial Real Estate - owner occupied	245,606	210,121
Commercial Real Estate - non-owner occupied	592,222	523,598
Residential Real Estate	463,032	457,850
Real Estate Construction	155,825	135,195
Farm Real Estate	34,114	38,513
Consumer and Other	15,061	19,563
Total Loans	1,708,970	1,561,941
Allowance for loan losses	(14,767)	(13,679)
Net loans	$1,694,203	$1,548,262

Included in total loans above are deferred loan fees of $488 and $389 at December 31, 2019 and 2018, respectively.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 4 – LOANS (Continued)

Loans to principal officers, directors, and their affiliates at year-end 2019 and 2018 were as follows:

	2019	2018
Balance - Beginning of year	$8,722	$14,002
New loans and advances	3,057	3,308
Repayments	(2,574)	(2,324)
Effect of changes to related parties	704	(6,264)
Balance - End of year	$9,909	$8,722

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

The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the consolidated balance sheet date. The Company considers the allowance for loan losses of $14,767 adequate to cover loan losses inherent in the loan portfolio, at December 31, 2019. The following tables present, by portfolio segment, the changes in the allowance for loan losses, the ending allocation of the allowance for loan losses and the loan balances outstanding for the years ended December 31, 2019, 2018 and 2017. The changes can be impacted by overall loan volume, adversely graded loans, historical charge-offs and economic factors.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

Allowance for loan losses:

December 31, 2019	Beginning balance	Charge-offs	Recoveries	Provision (Credit)	Ending Balance
Commercial & Agriculture	$1,747	$(114)	$86	$500	$2,219
Commercial Real Estate:
Owner Occupied	1,962	(161)	289	451	2,541
Non-Owner Occupied	5,803	—	102	679	6,584
Residential Real Estate	1,531	(294)	259	86	1,582
Real Estate Construction	1,046	(24)	3	225	1,250
Farm Real Estate	397	—	5	(58)	344
Consumer and Other	284	(183)	85	61	247
Unallocated	909	—	—	(909)	—
Total	$13,679	$(776)	$829	$1,035	$14,767

For the year ended December 31, 2019, the allowance for Commercial & Agriculture loans increased as a result of an increase in general reserves due to higher loan balances. The result was represented as an increase in the provision. The allowance for Commercial Real Estate – Owner Occupied loans increased as a result of an increase in general reserves due to higher loan balances. The result was represented as an increase in the provision. The allowance for Commercial Real Estate – Non-Owner Occupied loans increased due to an increase in general reserves required for this type as a result of higher loan balances. The allowance for Residential Real Estate loans increased as a result of an increase in general reserves required for this type as a result of an increase in outstanding loan balances, represented by an increase in the provision. The allowance for Real Estate Construction loans increased due to higher outstanding loan balances for this type of loan. The allowance for Farm Real Estate loans was reduced by a decrease in general reserves required for this type as a result of lower outstanding loan balances. The result was represented as a decrease in the provision. Management feels that the unallocated amount is appropriate and within the relevant range for the allowance that is reflective of the risk in the portfolio.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

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

December 31, 2019, 2018 and 2017

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

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables present, by portfolio segment, the allocation of the allowance for loan losses and related loan balances as of December 31, 2019 and December 31, 2018.

December 31, 2019	Loans acquired with credit deterioration	Loans individually evaluated for impairment	Loans collectively evaluated for impairment	Total
Allowance for loan losses:
Commercial & Agriculture	$—	$—	$2,219	$2,219
Commercial Real Estate:
Owner Occupied	—	9	2,532	2,541
Non-Owner Occupied	—	—	6,584	6,584
Residential Real Estate	—	82	1,500	1,582
Real Estate Construction	—	—	1,250	1,250
Farm Real Estate	—	—	344	344
Consumer and Other	—	—	247	247
Unallocated	—	—	—	—
Total	$—	$91	$14,676	$14,767

Outstanding loan balances:
Commercial & Agriculture	$—	$367	$202,743	$203,110
Commercial Real Estate:
Owner Occupied	—	426	245,180	245,606
Non-Owner Occupied	—	374	591,848	592,222
Residential Real Estate	467	1,764	460,801	463,032
Real Estate Construction	—	—	155,825	155,825
Farm Real Estate	—	666	33,448	34,114
Consumer and Other	—	—	15,061	15,061
Total	$467	$3,597	$1,704,906	$1,708,970

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

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

The following tables represent credit exposures by internally assigned risk ratings for the periods ended December 31, 2019 and 2018. The remaining loans in the Residential Real Estate, Real Estate Construction and Consumer and Other loan categories that are not assigned a risk grade are presented in a separate table below. The risk rating analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Company’s internal credit risk rating system is based on experiences with similarly graded loans.

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

December 31, 2019	Pass	Special Mention	Substandard	Doubtful	Ending Balance
Commercial & Agriculture	$199,649	$2,236	$1,225	$—	$203,110
Commercial Real Estate:
Owner Occupied	237,171	5,617	2,818	—	245,606
Non-Owner Occupied	588,633	2,155	1,434	—	592,222
Residential Real Estate	73,289	528	6,495	—	80,312
Real Estate Construction	145,251	—	9	—	145,260
Farm Real Estate	30,808	567	2,739	—	34,114
Consumer and Other	1,289	—	6	—	1,295
Total	$1,276,090	$11,103	$14,726	$—	$1,301,919

December 31, 2018	Pass	Special Mention	Substandard	Doubtful	Ending Balance
Commercial & Agriculture	$173,783	$1,509	$1,809	$—	$177,101
Commercial Real Estate:
Owner Occupied	201,228	3,512	5,381	—	210,121
Non-Owner Occupied	520,487	2,023	1,088	—	523,598
Residential Real Estate	70,908	580	7,363	—	78,851
Real Estate Construction	124,769	13	41	—	124,823
Farm Real Estate	32,908	3,096	2,509	—	38,513
Consumer and Other	1,713	—	20	—	1,733
Total	$1,125,796	$10,733	$18,211	$—	$1,154,740

The following tables present performing and nonperforming loans based solely on payment activity for the years ended December 31, 2019 and December 31, 2018 that have not been assigned an internal risk grade. The types of loans presented here are not assigned a risk grade unless there is evidence of a problem. Payment activity is reviewed by management on a monthly basis to evaluate performance. Loans are considered to be nonperforming when they become 90 days past due or if management thinks that we may not collect all of our principal and interest. Nonperforming loans also include certain loans that have been modified in Troubled Debt Restructurings (TDRs) where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Company’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions due to economic status. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

December 31, 2019	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
Performing	$382,720	$10,565	$13,766	$407,051
Nonperforming	—	—	—	—
Total	$382,720	$10,565	$13,766	$407,051

December 31, 2018	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
Performing	$378,999	$10,372	$17,830	$407,201
Nonperforming	—	—	—	—
Total	$378,999	$10,372	$17,830	$407,201

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables include an aging analysis of the recorded investment of past due loans outstanding as of December 31, 2019 and 2018.

December 31, 2019	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Current	Purchased Credit- Impaired Loans	Total Loans	Past Due 90 Days and Accruing
Commercial & Agriculture	$27	$35	$106	$168	$202,942	$—	$203,110	$—
Commercial Real Estate:
Owner Occupied	453	63	663	1,179	244,427	—	245,606	—
Non-Owner Occupied	—	—	8	8	592,214	—	592,222	—
Residential Real Estate	2,399	198	1,775	4,372	458,193	467	463,032	—
Real Estate Construction	—	—	—	—	155,825	—	155,825	—
Farm Real Estate	—	—	7	7	34,107	—	34,114	—
Consumer and Other	129	46	—	175	14,886	—	15,061	—
Total	$3,008	$342	$2,559	$5,909	$1,702,594	$467	$1,708,970	$—

December 31, 2018	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Current	Purchased Credit- Impaired Loans	Total Loans	Past Due 90 Days and Accruing
Commercial & Agriculture	$225	$—	$92	$317	$176,743	$41	$177,101	$—
Commercial Real Estate:
Owner Occupied	547	413	564	1,524	208,597	—	210,121	—
Non-Owner Occupied	288	290	372	950	522,648	—	523,598	—
Residential Real Estate	7,118	677	806	8,601	448,366	883	457,850	—
Real Estate Construction	—	12	27	39	135,156	—	135,195	—
Farm Real Estate	33	—	158	191	38,322	—	38,513	—
Consumer and Other	117	57	9	183	19,380	—	19,563	—
Total	$8,328	$1,449	$2,028	$11,805	$1,549,212	$924	$1,561,941	$—

The following table presents loans on nonaccrual status, excluding purchased credit-impaired (PCI) loans, as of December 31, 2019 and 2018.

	2019	2018
Commercial & Agriculture	$173	$270
Commercial Real Estate:
Owner Occupied	938	942
Non-Owner Occupied	8	374
Residential Real Estate	4,183	3,886
Real Estate Construction	9	41
Farm Real Estate	284	338
Consumer and Other	4	18
Total	$5,599	$5,869

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

Nonaccrual Loans: Loans are considered for nonaccrual status upon reaching 90 days delinquency, unless the loan is well secured and in the process of collection, although the Company may be receiving partial payments of interest and partial repayments of principal on such loans. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest income. A loan may be returned to accruing status only if one of three conditions are met: the loan is well-secured and none of the principal and interest has been past due for a minimum of 90 days; the loan is a TDR and the borrower has made a minimum of six months payments; or the principal and interest payments are reasonably assured and a sustained period of performance has occurred, generally six months. The gross interest income that would have been recorded on nonaccrual loans in 2019, 2018 and 2017 if the loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the period, was $571, $587 and $712, respectively. The amount of interest income on such loans recognized on a cash basis was $379 in 2019, $360 in 2018 and $139 in 2017.

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

Loans modified in a TDR are typically already on non-accrual status and partial charge-offs have in some cases already been taken against the outstanding loan balance. As a result, loans modified in a TDR may have the financial effect of increasing the specific allowance associated with the loan. An allowance for impaired loans that have been modified in a TDR are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the estimated fair value of the collateral, less any selling costs, if the loan is collateral dependent. Management exercises significant judgment in developing these estimates. TDRs accounted for $91 of the allowance for loan losses as of December 31, 2019, $141 as of December 31, 2018 and $169 as of December 31, 2017.

Loan modifications that are considered TDRs completed during the twelve month periods ended December 31, 2019, 2018 and 2017 were as follows:

For the Twelve Month Period Ended December 31, 2019
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Commercial & Agriculture	—	$—	$—
Commercial Real Estate:
Owner Occupied	—	—	—
Non-Owner Occupied	1	382	382
Residential Real Estate	—	—	—
Real Estate Construction	—	—	—
Farm Real Estate	—	—	—
Consumer and Other	—	—	—
Total Loan Modifications	1	$382	$382

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

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

Recidivism, or the borrower defaulting on its obligation pursuant to a modified loan, results in the loan once again becoming a non-accrual loan. Recidivism occurs at a notably higher rate than do defaults on new originations loans, so modified loans present a higher risk of loss than do new origination loans. During the periods ended December 31, 2019, 2018 and 2017, there were no defaults on loans that were modified and considered TDRs during the previous twelve months.

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

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following table includes the recorded investment and unpaid principal balances for impaired financing receivables, excluding PCI loans, with the associated allowance amount, if applicable, as of December 31, 2019 and 2018.

	December 31, 2019			December 31, 2018
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial & Agriculture	$367	$367		$367	$367
Commercial Real Estate:
Owner Occupied	168	168		193	193
Non-Owner Occupied	374	374		31	34
Residential Real Estate	1,571	1,643		1,017	1,089
Farm Real Estate	666	666		256	256
Total	3,146	3,218		1,864	1,939
With an allowance recorded:
Commercial Real Estate:
Owner Occupied	258	258	$9	291	291	$12
Residential Real Estate	193	197	82	262	265	122
Farm Real Estate	—	—	—	440	440	7
Total	451	455	91	993	996	141
Total:
Commercial & Agriculture	367	367	—	367	367	—
Commercial Real Estate:
Owner Occupied	426	426	9	484	484	12
Non-Owner Occupied	374	374	—	31	34	—
Residential Real Estate	1,764	1,840	82	1,279	1,354	122
Farm Real Estate	666	666	—	696	696	7
Total	$3,597	$3,673	$91	$2,857	$2,935	$141

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables include the average recorded investment and interest income recognized for impaired financing receivables as of, and for the years ended, December 31, 2019, 2018 and 2017.

For the year ended:	December 31, 2019		December 31, 2018
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Commercial & Agriculture	$367	$33	$636	$25
Commercial Real Estate:
Owner Occupied	456	32	610	33
Non-Owner Occupied	308	20	39	5
Residential Real Estate	1,271	58	1,519	75
Farm Real Estate	683	29	716	29
Total	$3,085	$172	$3,520	$167

For the year ended:	December 31, 2017
	Average Recorded Investment	Interest Income Recognized
Commercial & Agriculture	$1,375	$34
Commercial Real Estate:
Owner Occupied	1,507	75
Non-Owner Occupied	233	6
Residential Real Estate	1,515	73
Farm Real Estate	613	28
Total	$5,243	$216

Foreclosed assets acquired in settlement of loans are carried at fair value less estimated costs to sell and are included in other assets on the Consolidated Balance Sheet. As of December 31, 2019 and 2018, respectively, there were no foreclosed assets included in other assets. As of December 31, 2019 and 2018, the Company had initiated formal foreclosure procedures on $1,022 and $311, respectively, of consumer residential mortgages.

Changes in the amortizable yield for PCI loans were as follows, since acquisition:

	At December 31, 2019	At December 31, 2018
	(In Thousands)	(In Thousands)
Balance at beginning of period	$336	$15
Acquisition of PCI loans	—	334
Accretion	(164)	(13)
Transfers from non-accretable to accretable	83	—
Balance at end of period	$255	$336

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following table presents additional information regarding loans acquired and accounted for in accordance with ASC 310-30:

	At December 31, 2019	At December 31, 2018
	Acquired Loans with Specific Evidence of Deterioration of Credit Quality (ASC 310-30)	Acquired Loans with Specific Evidence of Deterioration of Credit Quality (ASC 310-30)
	(In Thousands)
Outstanding balance	$1,149	$1,805
Carrying amount	467	924

There was $0 and $8 in allowance for loan losses recorded for acquired loans with or without specific evidence of deterioration in credit quality as of December 31, 2019 and 2018, respectively.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 6 - OTHER COMPREHENSIVE INCOME (LOSS)

The following table presents the changes in each component of accumulated other comprehensive income (loss), net of tax, as of December 31, 2019, 2018 and 2017.

	For the Year Ended December 31, 2019			For the Year Ended December 31, 2018			For the Year Ended December 31, 2017
	Unrealized Gains and Losses on Available for Sale Securities	Defined Benefit Pension Items	Total	Unrealized Gains and Losses on Available for Sale Securities	Defined Benefit Pension Items	Total	Unrealized Gains and Losses on Available for Sale Securities	Defined Benefit Pension Items	Total
Beginning balance	$2,347	$(3,799)	$(1,452)	$3,185	$(4,309)	$(1,124)	$2,008	$(4,345)	$(2,337)
Other comprehensive income (loss) before reclassifications	10,561	(2,333)	8,228	(886)	393	(493)	620	553	1,173
Amounts reclassified from accumulated other comprehensive income (loss)	(25)	123	98	326	117	443	(8)	247	239
Net current-period other comprehensive income (loss)	10,536	(2,210)	8,326	(560)	510	(50)	612	800	1,412
Reclassification of certain income tax effects from accumulated other comprehensive income (loss)	—	—	—	—	—	—	565	(764)	(199)
Reclassification of equity securities from accumulated other comprehensive income (loss)	—	—	—	(278)	—	(278)	—	—	—
Ending balance	$12,883	$(6,009)	$6,874	$2,347	$(3,799)	$(1,452)	$3,185	$(4,309)	$(1,124)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 6 - OTHER COMPREHENSIVE INCOME (LOSS) (Continued)

The following table presents the amounts reclassified out of each component of accumulated other comprehensive loss as of December 31, 2019, 2018 and 2017.

	Amount Reclassified from Accumulated Other Comprehensive Loss (a)
	For the year ended December 31,
Details about Accumulated Other Comprehensive Income (Loss) Components	2019		2018		2017		Affected Line Item in the Statement Where Net Income is Presented
Unrealized gains (losses) on available-for-sale securities	$32		$(413)		$12		Net gain (loss) on sale of securities
Tax effect	(7)		87		(4)		Income taxes
	25		(326)		8
Amortization of defined benefit pension items
Actuarial losses	(156)	(b)	(149)	(b)	(380)	(b)	Other operating expenses
Tax effect	33		32		133		Income taxes
	(123)		(117)		(247)
Total reclassifications for the period	$(98)		$(443)		$(239)

(a)	Amounts in parentheses indicate expenses and other amounts indicate income.
(b)	These accumulated other comprehensive income (loss) components are included in the computation of net periodic pension cost.

NOTE 7 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

	2019	2018
Land and improvements	$6,651	$6,553
Buildings and improvements	28,047	27,013
Furniture and equipment	21,988	20,831
Total	56,686	54,397
Accumulated depreciation	(33,815)	(32,376)
Premises and equipment, net	$22,871	$22,021

Depreciation expense was $2,240, $1,515 and $1,249 for 2019, 2018 and 2017, respectively.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 8 - GOODWILL AND INTANGIBLE ASSETS

There was no change in the carrying amount of goodwill of $76,851 for the year ends December 31, 2019 and December 31, 2018.

Management performs an evaluation of goodwill for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Management performed an evaluation of the Company’s goodwill during the fourth quarter of 2019. Based on this test, management concluded that the Company’s goodwill was not impaired at December 31, 2019.

Acquired intangible assets were as follows as of year end.

	2019			2018
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Core deposit intangible assets(1):
Core deposit intangibles	14,792	8,049	6,743	14,792	7,104	7,688
Total core deposit intangible assets	$14,792	$8,049	$6,743	$14,792	$7,104	$7,688

(1)	Excludes fully amortized core deposit intangible assets

Aggregate core deposit intangible amortization expense was $945, $366 and $586 for 2019, 2018 and 2017, respectively.

Activity for mortgage servicing rights (MSRs) and the related valuation allowance follows:

	2019	2018
Loan Servicing Rights:
Beginning of year	$1,664	$743
Additions	247	1,047
Disposals	—	—
Amortized to expense	247	126
Other Charges	—	—
Change in valuation allowance	102	—
End of year	$1,562	$1,664

Valuation allowance:
Beginning of year	$—	$—
Additions expensed	102	—
Reductions credited to operations	—	—
Direct write-offs	—	—
End of year	$102	$—

Aggregate mortgage servicing rights (MSRs) amortization was $247, $126 and $72 for 2019, 2018 and 2017, respectively.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 8 - GOODWILL AND INTANGIBLE ASSETS (Continued)

Estimated amortization expense for each of the next five years and thereafter is as follows:

	MSRs	Core deposit intangibles	Total
2020	$89	$914	$1,003
2021	89	891	980
2022	88	868	956
2023	87	840	927
2024	86	804	890
Thereafter	1,123	2,426	3,549
	$1,562	$6,743	$8,305

NOTE 9 - INTEREST-BEARING DEPOSITS

Interest-bearing deposits as of December 31, 2019 and 2018 were as follows:

	2019	2018
Demand	$301,674	$261,996
Savings and Money markets	588,697	582,128
Certificates of Deposit:
$250 and over	58,290	42,815
Other	168,928	173,445
Individual Retirement Accounts	48,622	51,426
Total	$1,166,211	$1,111,810

Scheduled maturities of certificates of deposit, including IRA’s at December 31, 2019 were as follows:

2020	$171,220
2021	73,991
2022	23,344
2023	4,986
2024	1,261
Thereafter	1,038
Total	$275,840

Deposits from the Company’s principal officers, directors, and their affiliates at year-end 2019 and 2018 were $8,917 and $6,925, respectively.

As of December 31, 2019, CDs and IRAs totaling $61,552 met or exceeded the FDIC’s insurance limit of $250,000.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 10 - SHORT-TERM BORROWINGS

Short-term borrowings, which consist of federal funds purchased and other short-term borrowings are summarized as follows:

	At December 31, 2019		At December 31, 2018
	Federal Funds Purchased	Short-term Borrowings	Federal Funds Purchased	Short-term Borrowings
Outstanding balance at year end	$—	$101,500	$—	$188,600
Maximum indebtedness during the year	20,000	192,700	20,000	225,300
Average balance during the year	137	112,088	116	113,520
Average rate paid during the year	2.19%	2.32%	2.58%	2.07%
Interest rate on year end balance	—	1.63%	—	2.45%

	At December 31, 2017
	Federal Funds Purchased	Short-term Borrowings
Outstanding balance at year end	$—	$56,900
Maximum indebtedness during the year	20,000	115,050
Average balance during the year	119	38,825
Average rate paid during the year	1.68%	1.12%
Interest rate on year end balance	—	1.42%

Average balances during the year represent daily averages. Average interest rates represent interest expense divided by the related average balances.

These borrowing transactions can range from overnight to six months in maturity. The average maturity was one day at December 31, 2019, 2018 and 2017.

NOTE 11 - FEDERAL HOME LOAN BANK ADVANCES

Long-term advances from the FHLB were $125,000 at December 31, 2019 and $5,000 at December 31, 2018. Outstanding balances have maturity dates ranging from May 2029 to October 2029 with fixed rates ranging from 1.03% to 2.05%. The average rate on outstanding advances was 1.44% at December 31, 2019. Outstanding advances are prepayable in whole only and are subject to a termination fee.

Scheduled principal reductions of FHLB advances outstanding at December 31, 2019 were as follows:

2029	$125,000
Total	$125,000

In addition to the borrowings, the Company had outstanding letters of credit with the FHLB totaling $20,000 at year-end 2019 and 2018, respectively, used for pledging to secure public funds. FHLB borrowings and the letters of credit were collateralized by FHLB stock and by $369,750 and $320,400 of residential mortgage loans under a blanket lien arrangement at year-end 2019 and 2018, respectively.

The Company had a FHLB maximum borrowing capacity of $564,516 as of December 31, 2019, with remaining borrowing capacity of approximately $318,016. The borrowing arrangement with the FHLB is subject to annual renewal. The maximum borrowing capacity is recalculated at least quarterly.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

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

The following table presents detail regarding the securities pledged as collateral under repurchase agreements as of December 31, 2019 and 2018. All of the repurchase agreements are overnight agreements.

	December 31, 2019	December 31, 2018
Securities pledged for repurchase agreements:
U.S. Treasury securities	$810	$861
Obligations of U.S. government agencies	17,864	21,338
Total securities pledged	$18,674	$22,199
Gross amount of recognized liabilities for repurchase agreements	$18,674	$22,199
Amounts related to agreements not included in offsetting disclosures above	$—	$—

Information concerning securities sold under agreements to repurchase was as follows:

	2019	2018	2017
Outstanding balance at year end	$18,674	$22,199	$21,755
Average balance during the year	18,321	18,456	18,234
Average interest rate during the year	0.10%	0.10%	0.10%
Maximum month-end balance during the year	$21,970	$22,199	$23,889
Weighted average interest rate at year end	0.10%	0.10%	0.10%

NOTE 13 - SUBORDINATED DEBENTURES

Trusts formed by the Company in March of 2002 and March of 2003 issued floating rate trust preferred securities, in the amounts of $5,000 and $7,500, respectively, through special purpose entities as part of pooled offerings of such securities. The Company issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Company may redeem the subordinated debentures, in whole but not in part, at face value. In March 2007, the Company elected to redeem and refinance the $5,000 floating rate subordinated debenture. The refinancing was done at face value and resulted in a 2.00% reduction in the floating rate. The new subordinated debenture has a 30-year maturity and is redeemable, in whole or in part, anytime without penalty. The replacement subordinated debenture does not have any deferred issuance cost associated with it. The interest rate at December 31, 2019 on the $7,500 debenture was 5.26% and the $5,000 debenture was 3.72%.

Additionally, the Company formed an additional trust in September of 2004 that issued $12,500 of 6.05% fixed rate trust preferred securities for five years, then becoming floating rate trust preferred securities, through a special purpose entity as part of a pooled offering of such securities. The Company issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Company may redeem the subordinated debentures at face value without penalty. The current rate on the $12,500 subordinated debenture is 4.41%.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 13 - SUBORDINATED DEBENTURES (Continued)

Finally, the Company acquired two additional trust preferred securities as part of its acquisition of Futura Banc Corp (Futura) in December 2007. Futura TPF Trust I and Futura TPF Trust II were formed in June of 2005 in the amounts of $2,500 and $1,927, respectively. Futura had issued subordinated debentures to the trusts in exchange for ownership of all of the common security of the trusts and the proceeds of the preferred securities sold by the trusts. The Company may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1,000, at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on June 15, 2035. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust indenture. The current rate on the $2,500 subordinated debenture is variable at 3.78%. In June 2010, the rate on the $1,927 subordinated debenture switched from a fixed rate to a floating rate. The current rate on the $1,927 subordinated debenture is 3.78%.

NOTE 14 - INCOME TAXES

Income taxes were as follows for the years ended December 31:

	2019	2018	2017
Current	$4,713	$2,444	$5,414
State	307	45	—
Deferred	663	151	435
Change in corporate tax rate	—	—	511
Income taxes	$5,683	$2,640	$6,360

Effective tax rates differed from the statutory federal income tax rate of 21% in 2019 and 2018 and 35% in 2017 due to the following:

	2019	2018	2017
Income taxes computed at the statutory federal tax rate	$8,308	$3,524	$7,781
Add (subtract) tax effect of:
Nontaxable interest income, net of nondeductible interest expense	(1,194)	(834)	(1,107)
Low income housing tax credit	(903)	(903)	(686)
Cash surrender value of BOLI	(211)	(143)	(201)
Nondeductible merger costs	—	1,034	—
Change in corporate tax rate	—	—	511
Change in tax position BOLI	(353)	—	—
Other	36	(38)	62
Income tax expense	$5,683	$2,640	$6,360

The Tax Cut and Jobs Act, enacted on December 22, 2017, lowered the federal corporate income tax rate from 35% to 21% effective January 1, 2018.  As a result, the carrying value of net deferred tax assets was reduced, which increased income tax expense by $511 for the year ended December 31, 2017.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 14 - INCOME TAXES (Continued)

Year-end deferred tax assets and liabilities were due to the following:

	2019	2018
Deferred tax assets
Allowance for loan losses	$3,245	$3,056
Deferred compensation	1,191	1,217
Pension costs	81	—
Intangible assets	394	475
Purchase accounting adjustments	226	566
Net operating loss carryforward	1,081	1,374
Other	220	364
Deferred tax asset	6,438	7,052
Deferred tax liabilities
Tax depreciation in excess of book depreciation	(808)	(556)
Discount accretion on securities	(18)	(31)
FHLB stock dividends	(969)	(1,053)
Unrealized gain on securities available for sale	(3,424)	(624)
Pension costs	—	(469)
Prepaids	(326)	(301)
BOLI	—	(337)
Other	(359)	(271)
Deferred tax liability	(5,904)	(3,642)
Net deferred tax asset	$534	$3,410

No valuation allowance was established at December 31, 2019 and 2018, due to the Company’s ability to carryforward net operating losses to taxes paid in future years and certain tax strategies, coupled with the anticipated future income as evidenced by the Company’s earning potential.

The Company and its subsidiaries are subject to U.S. federal income tax. The Company is subject to tax in Ohio based upon its net worth and in Indiana based upon its net income.

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company’s federal tax returns for taxable years through 2016 have been closed for purposes of examination by the Internal Revenue Service.

NOTE 15 - RETIREMENT PLANS

The Company sponsors a savings and retirement 401(k) plan, which covers all employees who meet certain eligibility requirements and who choose to participate in the plan. The matching contribution to the 401(k) plan was $1,074, $892 and $805 in 2019, 2018 and 2017, respectively. The Company’s matching contribution is 100% of an employee’s first three percent contributed and 50% of the next two percent contributed.

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

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 15 - RETIREMENT PLANS (Continued)

In October 2015, the Company, on behalf of it and its subsidiaries, entered into Pension Shortfall Agreements (the “Shortfall Agreements”) with ten employees of the Bank. When the Company ceased accruals to its defined benefit pension plan on April 30, 2014, the circumstances of some participants with limited periods until their anticipated retirement dates would not permit them to use other available alternatives to make up for the shortfall in their expected pension. The Company calculated the total amount of the shortfall for each of the referenced individuals after considering its contributions to other retirement benefits. Pension shortfall expense was $161 in 2019, $180 in 2018 and $18 in 2017. Included in pension shortfall expense was interest expense, totaling $20, $24 and $18 in 2019, 2018 and 2017, respectively, which was also recorded in and credited to the accounts of the ten individuals covered by this plan.

Information about the pension plan is as follows:

	2019	2018
Change in benefit obligation:
Beginning benefit obligation	$13,338	$17,916
Service cost	—	—
Interest cost	479	627
Curtailment gain	—	—
Settlement loss	—	98
Actuarial (gain)/loss	3,546	(1,800)
Benefits paid	(1,793)	(104)
Settlement payments	—	(3,399)
Ending benefit obligation	15,570	13,338
Change in plan assets, at fair value:
Beginning plan assets	15,572	19,306
Actual return	1,404	(207)
Employer contribution	—	—
Benefits paid	(1,793)	(104)
Settlement payments	—	(3,399)
Administrative expenses	—	(24)
Ending plan assets	15,183	15,572
Funded status at end of year	$(387)	$2,234

Amounts recognized in accumulated other comprehensive income (loss) at December 31, consist of unrecognized actuarial loss of $6,009, net of $1,597 tax in 2019 and $3,799, net of $1,010 tax in 2018.

The accumulated benefit obligation for the defined benefit pension plan was $15,570 at December 31, 2019 and $13,338 at December 31, 2018.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 15 - RETIREMENT PLANS (Continued)

The components of net periodic pension expense were as follows:

	2019	2018	2017
Service cost	$—	$—	$—
Interest cost	479	627	679
Expected return on plan assets	(811)	(1,355)	(1,178)
Net amortization and deferral	156	149	380
Net periodic pension cost (benefit)	(176)	(579)	(119)
Additional loss due to settlement	—	1,188	237
Total pension cost (benefit)	$(176)	$609	$118

Net loss (gain) recognized in other comprehensive income	$2,798	$(1,453)	$(322)
Total recognized in net periodic benefit cost and other comprehensive loss (before tax)	$2,622	$(2,032)	$(441)

The components of net periodic benefit cost other than the service cost component are included in the line item “other operating expenses” in the Consolidated Statement of Operations.

The estimated net loss for the defined benefit pension plan that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year is $156.  The Company incurred settlement costs in 2019, 2018 and 2017 of $0, $1,188 and $237, respectively.

The weighted average assumptions used to determine benefit obligations at year-end were as follows:

	2019	2018	2017
Discount rate on benefit obligation	3.13%	4.14%	3.51%
Long-term rate of return on plan assets	4.96%	7.00%	7.00%
Rate of compensation increase	0.00%	0.00%	0.00%

The weighted average assumptions used to determine net periodic pension cost were as follows:

	2019	2018	2017
Discount rate on benefit obligation	4.14%	3.51%	4.00%
Long-term rate of return on plan assets	7.00%	7.00%	7.00%
Rate of compensation increase	0.00%	0.00%	0.00%

The Company uses long-term market rates to determine the discount rate on the benefit obligation. Declines in the discount rate lead to increases in the actuarial loss related to the benefit obligation.

The expectation for long-term rate of return on the pension assets and the expected rate of compensation increases are reviewed periodically by management in consultation with outside actuaries and primary investment consultants. Factors considered in setting and adjusting these rates are historic and projected rates of return on the portfolio and historic and estimated rates of increases of compensation. Since the pension plan is frozen, the rate of compensation increase used to determine the benefit obligation for 2019, 2018 and 2017 was zero.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 15 - RETIREMENT PLANS (Continued)

The Company’s pension plan asset allocation at year-end 2019 and 2018 and target allocation for 2020 by asset category are as follows:

	Target Allocation	Percentage of Plan Assets at Year-end
Asset Category	2020	2019	2018
Equity securities	0-30%	20.0%	33.1%
Debt securities	70-100	80.0	20.7
Money market funds	0	0.0	46.2
Total		100.0%	100.0%

The Company developed the pension plan investment policies and strategies for plan assets with its pension management firm. The assets are currently invested in seven diversified investment funds, which include four equity funds and three bond funds. The long-term guidelines from above were created to maximize the return on portfolio assets while reducing the risk of the portfolio. The management firm may allocate assets among the separate accounts within the established long-term guidelines. Transfers among these accounts will be at the management firm’s discretion based on their investment outlook and the investment strategies that are outlined at periodic meetings with the Company. The expected long-term rate of return on the plan assets was 4.96% in 2019 and 7.00% in 2018. This return is based on the expected return for each of the asset categories, weighted based on the target allocation for each class.

The Company does not expect to make any contribution to its pension plan in 2020. Employer contributions totaled $0 in 2019. Decreased plan assets and increased benefit obligations and actuarial gains led to a change in funded status from $2,234 at December 31, 2018 to a deficit of $387 at December 31, 2019.

The following tables set forth by level, within the fair value hierarchy, the pension plan’s assets at fair value as of December 31, 2019 and 2018:

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Assets:
Common/collective trust:
Bonds	$12,146	$—	$—	$12,146
Equities	3,037	—	—	3,037
Total assets at fair value	$15,183	$—	$—	$15,183

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 15 - RETIREMENT PLANS (Continued)

	December 31, 2018
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$2,689	$—	$—	$2,689
Common/collective trust:
Bonds	3,221	—	—	3,221
Equities	5,153	—	—	5,153
Money market	4,509	—	—	4,509
Total assets at fair value	$15,572	$—	$—	$15,572

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

Expected benefit payments, which reflect expected future service, are as follows:

2020	$204
2021	246
2022	314
2023	375
2024	416
2025 through 2029	480
Total	$2,035

Supplemental Retirement Plan

Civista established a supplemental retirement plan (“SERP”) in 2013, which covers key members of management. Under the SERP, participants will receive annually, following retirement, a percentage of their base compensations at the time of their retirement for a maximum of ten years. The SERP liability recorded at December 31, 2019, was $2,836, compared to $2,570 at December 31, 2018. The expense related to the SERP was $394, $351 and $365 for 2019, 2018 and 2017, respectively. Distributions to participants made in 2019, 2018 and 2017 totaled $128, $87, and $41, respectively.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 16 - EQUITY INCENTIVE PLAN

At the Company’s 2014 annual meeting, the shareholders adopted the Company’s 2014 Incentive Plan (“2014 Incentive Plan”). The 2014 Incentive Plan authorizes the Company to grant options, stock awards, stock units and other awards for up to 375,000 common shares of the Company. There were 240,001 shares available for grants under this plan at December 31, 2019.

No options had been granted under the 2014 Incentive Plan as of December 31, 2019 and 2018.

In recent years, the Board of Directors has awarded restricted common shares to senior officers of the Company. The restricted shares vest ratably over a three-year period following the grant date. The product of the number of restricted shares granted and the grant date market price of the Company’s common shares determines the fair value of restricted shares under the Company’s 2014 Incentive Plan. Management recognizes compensation expense for the fair value of restricted shares on a straight-line basis over the requisite service period for the entire award.

During the twelve months ended December 31, 2019, 2018 and 2017, directors of the Company’s banking subsidiary, Civista, were paid a retainer in the form of non-restricted common shares of the Company. The aggregate common shares of 8,946, 7,071 and 7,171, respectively were issued to Civista directors as payment of their retainer for their service on the Civista Board of Directors. The issuances were expensed in their entirety when the shares were issued in the amounts of $196, $165 and $152, respectively.

The Company includes share-based compensation for employees as “Compensation expense” in the Consolidated Statements of Operations.

The following is a summary of the status of the Company’s restricted shares, and changes therein during the twelve months ended December 31, 2019:

	December 31, 2019
	Number of Restricted Shares	Weighted Average Grant Date Fair Value
Nonvested at beginning of period	39,970	$19.10
Granted	21,106	20.65
Vested	(16,557)	17.31
Forfeited	(492)	22.41
Nonvested at end of period	44,027	20.48

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 16 - EQUITY INCENTIVE PLAN (Continued)

The following is a summary of the status of the Company’s awarded restricted shares as of December 31, 2019:

At December 31, 2019
Date of Award	Shares	Remaining Expense	Remaining Vesting Period (Years)
January 15, 2016	4,108	$21	1.00
March 20, 2017	3,725	—	0.00
March 20, 2017	3,581	49	2.00
April 10, 2018	5,282	47	1.00
April 10, 2018	6,225	93	3.00
March 14, 2019	10,188	130	2.00
March 14, 2019	10,918	158	4.00
	44,027	$498	2.25

During the twelve months ended December 31, 2019, 2018 and 2017, the Company recorded share-based compensation expense of $335, $263 and $274, respectively and director retainer fees of $196, $165 and $152, respectively, for shares granted under the 2014 Incentive Plan. At December 31, 2019, the total compensation cost related to unvested awards not yet recognized is $498, which is expected to be recognized over the weighted average remaining life of the grants of 2.25 years.

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

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

Assets and liabilities measured at fair value are summarized below.

Fair Value Measurements at December 31, 2019 Using:

	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value on a recurring basis:
Securities available for sale
U.S. Treasury securities and obligations of U.S. Government agencies	$—	$19,601	$—
Obligations of states and political subdivisions	—	206,034	—
Mortgage-backed securities in government sponsored entities	—	132,864	—
Total securities available for sale	—	358,499	—
Equity securities	—	1,191	—
Swap asset	—	8,918	—
Liabilities measured at fair value on a recurring basis:
Swap liability	—	8,918	—
Assets measured at fair value on a nonrecurring basis:
Impaired Loans	$—	$—	$1

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

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

The following tables presents quantitative information about the Level 3 significant unobservable inputs for assets and liabilities measured at fair value on a nonrecurring basis at December 31, 2019 and 2018.

	Quantitative Information about Level 3 Fair Value Measurements
December 31, 2019	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Impaired loans	$1	Appraisal of collateral	Appraisal adjustments	30%	30%
			Holding period	22 months	22 months

	Quantitative Information about Level 3 Fair Value Measurements
December 31, 2018	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Impaired loans	$1,803	Appraisal of collateral	Appraisal adjustments	0% - 30%	26%
			Liquidation expense	0% - 10%	8%
			Holding period	0 - 30 months	21 months

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 17 - FAIR VALUE MEASUREMENT (Continued)

The carrying amount and fair value of financial instruments carried at amortized cost were as follows:

December 31, 2019	Carrying Amount	Total Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and due from financial institutions	$48,535	$48,535	$48,535	$—	$—
Other securities	20,280	20,280	20,280	—	—
Loans, held for sale	2,285	2,331	2,331	—	—
Loans, net of allowance for loan losses	1,694,203	1,713,863	—	—	1,713,863
Bank owned life insurance	44,999	44,999	44,999	—	—
Accrued interest receivable	7,093	7,093	7,093	—	—
Financial Liabilities:
Nonmaturing deposits	1,402,924	1,402,924	1,402,924	—	—
Time deposits	275,840	276,616	—	—	276,616
Short-term FHLB advances	101,500	101,500	101,500	—	—
Long-term FHLB advances	125,000	123,893	—	—	123,893
Securities sold under agreement to repurchase	18,674	18,674	18,674	—	—
Subordinated debentures	29,427	34,452	—	—	34,452
Accrued interest payable	277	277	277	—	—

December 31, 2018	Carrying Amount	Total Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and due from financial institutions	$42,779	$42,779	$42,779	$—	$—
Other securities	21,021	21,021	21,021	—	—
Loans, held for sale	1,391	1,391	1,391	—	—
Loans, net of allowance for loan losses	1,548,262	1,517,278	—	—	1,517,278
Bank owned life insurance	43,037	43,037	43,037	—	—
Accrued interest receivable	6,723	6,723	6,723	—	—
Financial Liabilities:
Nonmaturing deposits	1,312,207	1,312,207	1,312,207	—	—
Time deposits	267,686	267,943	—	—	267,943
Short-term FHLB advances	188,600	188,600	188,600	—	—
Long-term FHLB advances	5,000	4,983	—	—	4,983
Securities sold under agreement to repurchase	22,199	22,199	22,199	—	—
Subordinated debentures	29,427	34,620	—	—	34,620
Accrued interest payable	230	230	230	—	—

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

December 31, 2019, 2018 and 2017

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

	2019		2018
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to extend credit:
Lines of credit and construction loans	$15,155	$396,516	$14,984	$359,220
Overdraft protection	5	37,286	3	37,201
Letters of credit	624	776	624	850
	$15,784	$434,578	$15,611	$397,271

Commitments to make loans are generally made for a period of one year or less. Fixed-rate loan commitments included above had interest rates ranging from 4.50% to 8.00% at December 31, 2019 and 2.88% to 8.50% at December 31, 2018. Maturities extend up to 30 years.

Civista is required to maintain certain reserve balances on hand in accordance with the Federal Reserve Board requirements. The average reserve balance maintained in accordance with such requirements was $7,127 on December 31, 2019 and $8,891 on December 31, 2018.

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

Quantitative measures established by regulatory capital standards to ensure capital adequacy require the Companies to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital to risk-weighted assets, common equity Tier 1 capital to total risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2019, that the Companies met all capital adequacy requirements to which they were subject.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 19 - CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS (Continued)

As of December 31, 2019, and 2018, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Companies must maintain minimum total risk-based capital, Tier 1 risk-based capital, common equity Tier 1 risk-based capital, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Company’s and Civista’s actual capital levels and minimum required capital levels at December 31, 2019 and 2018 were as follows:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Purposes
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2019
Total Risk Based Capital
Consolidated	$285,268	16.1%	$141,506	8.0%	n/a	n/a
Civista	250,920	14.2	141,445	8.0	$176,807	10.0%
Tier I Risk Based Capital
Consolidated	270,501	15.3	106,129	6.0	n/a	n/a
Civista	235,094	13.3	106,084	6.0	141,445	8.0
CET1 Risk Based Capital
Consolidated	241,074	13.6	79,597	4.5	n/a	n/a
Civista	224,653	12.7	79,563	4.5	114,924	6.5
Leverage
Consolidated	270,501	12.3	87,652	4.0	n/a	n/a
Civista	235,094	10.8	87,362	4.0	109,203	5.0
2018
Total Risk Based Capital
Consolidated	$260,531	16.1%	$129,080	8.0%	n/a	n/a
Civista	228,620	14.2	128,918	8.0	$161,407	10.0%
Tier I Risk Based Capital
Consolidated	246,852	15.3	96,810	6.0	n/a	n/a
Civista	213,922	13.3	96,689	6.0	129,125	8.0
CET1 Risk Based Capital
Consolidated	208,061	12.9	72,608	4.5	n/a	n/a
Civista	203,441	12.6	72,517	4.5	104,914	6.5
Leverage
Consolidated	246,852	12.8	80,788	4.0	n/a	n/a
Civista	213,922	10.6	80,642	4.0	100,802	5.0

CBI’s primary source of funds for paying dividends to its shareholders and for operating expense is the cash accumulated from dividends received from Civista. Payment of dividends by Civista to CBI is subject to restrictions by Civista’s regulatory agencies. These restrictions generally limit dividends to the current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below minimum regulatory requirements. At December 31, 2019, Civista had $53,609 of net profits available to pay dividends to CBI without requiring regulatory approval.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 20 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of CBI follows:

	December 31,
Condensed Balance Sheets	2019	2018
Assets:
Cash	$24,089	$19,678
Equity securities	1,191	1,070
Investment in bank subsidiary	319,714	288,866
Investment in nonbank subsidiaries	15,181	14,081
Other assets	1,683	7,639
Total assets	$361,858	$331,334
Liabilities:
Deferred income taxes and other liabilities	$2,305	$3,009
Subordinated debentures	29,427	29,427
Total liabilities	31,732	32,436
Shareholders’ Equity:
Preferred stock	—	9,364
Common stock	276,422	266,901
Accumulated earnings	67,974	41,320
Treasury Stock	(21,144)	(17,235)
Accumulated other comprehensive loss	6,874	(1,452)
Total shareholders’ equity	330,126	298,898
Total liabilities and shareholders’ equity	$361,858	$331,334

	For the years ended December 31,
Condensed Statements of Operations	2019	2018	2017
Dividends from bank subsidiaries	$13,300	$10,000	$—
Interest expense	(1,423)	(1,320)	(1,035)
Pension expense	176	199	(925)
Acquisition expense	—	(10,738)	—
Other expense, net	(1,107)	(1,740)	(1,071)
Income (loss) before equity in undistributed net earnings of subsidiaries	10,946	(3,599)	(3,031)
Income tax benefit	494	1,751	1,407
Equity in undistributed net earnings of subsidiaries	22,438	15,987	17,496
Net income	$33,878	$14,139	$15,872
Comprehensive income	$42,204	$14,089	$17,284

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 20 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

	For the years ended December 31,
Condensed Statements of Cash Flows	2019	2018	2017
Operating activities:
Net income	$33,878	$14,139	$15,872
Adjustment to reconcile net income to net cash from operating activities:
Change in other assets and other liabilities	4,437	794	(2,147)
Gain on sale of fixed assets	—	(110)	(66)
Equity in undistributed net earnings of subsidiaries	(22,438)	(15,987)	(17,496)
Net cash from (used for) operating activities	15,877	(1,164)	(3,837)
Investing activities:
Proceeds from sale of premises and equipment	—	899	138
Disposal of investment in subsidiary	41	—	—
Acquisition and additional capitalization of subsidiary, net of cash acquired	—	(5,216)	(275)
Net cash from (used for) investing activities	41	(4,317)	(137)
Financing activities:
Cash paid on fractional shares on preferred stock conversion to common stock	(2)	—	—
Net proceeds from common stock issuance	—	—	32,821
Purchase of treasury stock	(3,909)	—	—
Payment to repurchase series B preferred stock	(402)	—	—
Payment to repurchase common stock	—	—	(4)
Cash dividends paid	(7,194)	(4,749)	(3,682)
Net cash from (used for) financing activities	(11,507)	(4,749)	29,135
Net change in cash and cash equivalents	4,411	(10,230)	25,161
Cash and cash equivalents at beginning of year	19,678	29,908	4,747
Cash and cash equivalents at end of year	$24,089	$19,678	$29,908

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

All outstanding depositary shares were redeemed or converted into common shares by December 20, 2019.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 22 - EARNINGS PER COMMON SHARE

The factors used in the earnings per share computation follow.

	2019	2018	2017
Basic
Net income	$33,878	$14,139	$15,872
Preferred stock dividends	647	959	1,244
Net income available to common shareholders—basic	$33,231	$13,180	$14,628
Weighted average common shares outstanding—basic	15,652,881	11,971,786	9,906,856
Basic earnings per share	$2.12	$1.10	$1.48
Diluted
Net income available to common shareholders—basic	$33,231	$13,180	$14,628
Preferred stock dividends on convertible preferred stock	647	959	1,244
Net income available to common shareholders—diluted	$33,878	$14,139	$15,872
Weighted average common shares outstanding for earnings per common share basic	15,652,881	11,971,786	9,906,856
Add: dilutive effects of convertible preferred shares	1,198,859	1,883,921	2,445,760
Average shares and dilutive potential common shares outstanding—diluted	16,851,740	13,855,707	12,352,616
Diluted earnings per share	$2.01	$1.02	$1.28

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 23 - QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income (Loss)	Basic Earnings (loss) per Common Share	Diluted Earnings (loss) per Common Share
2019
First quarter (1)(2)	$24,584	$21,719	$9,669	$0.61	$0.57
Second quarter (1)(9)	24,926	21,741	8,660	0.55	0.51
Third quarter (3)(9)	24,023	20,418	7,708	0.48	0.46
Fourth quarter (4)	24,521	21,222	7,841	0.48	0.47
2018
First quarter (2)(5)	$15,924	$14,772	$6,989	$0.65	$0.55
Second quarter (6)(7)(8)(9)	16,160	14,766	3,014	0.26	0.24
Third quarter (8)(9)(10)	17,886	15,824	(3,433)	(0.31)	(0.31)
Fourth quarter (10)	23,707	20,745	7,569	0.48	0.45

(1)	Interest income and net interest income increased due to increased volume and rate on loans, non-taxable securities and interest-bearing deposits in other banks.
(2)	Net income increased due to fees on tax refund processing program.
(3)	Interest income and net interest income decreased due to a decrease in rate on interest earning assets and an increase on rate on interest-bearing liabilities.
(4)	Interest income and net interest income increased due to an increase in loan volume and a decrease in rate on interest-bearing liabilities.
(5)	Interest income and net interest income increased due to volume and rate increases on interest-bearing deposits in other banks.
(6)	Interest income increased due to increases in loan volume and rate.
(7)	Net interest income decreased due to increased volume and rate on FHLB overnight borrowings.
(8)	Net income decreased due to merger related expenses.
(9)	Net income decreased due to a decrease in fees on the tax refund program.
(10)	Interest income and net interest income increased due to increased volume in earning assets.

NOTE 24 - DERIVATIVES

To accommodate customer need and to support the Company’s asset/liability positioning, on occasion we enter into interest rate swaps with a customer and a bank counterparty. The interest rate swaps are free-standing derivatives and are recorded at fair value. The Company enters into a floating rate loan and a fixed rate swap with our customer. Simultaneously, the Company enters into an offsetting fixed rate swap with a bank counterparty. In connection with each swap transaction, the Company agrees to pay interest to the customer on a notional amount at a variable interest rate and receive interest from the customer on the same notional amount at a fixed interest rate. At the same time, the Company agrees to pay a bank counterparty the same fixed interest rate on the same notional amount and receive the same variable interest rate on the same notional amount. These transactions allow the Company’s customer to effectively convert variable rate loans to fixed rate loans. Since the Company acts as an intermediary for its customer, changes in the fair value of the underlying derivative contracts offset each other and do not significantly impact the Company’s results of operations. None of the Company’s derivatives are designated as hedging instruments.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 24 - DERIVATIVE HEDGING INSTRUMENTS (Continued)

The following table summarizes the Company’s interest rate swap positions as of December 31, 2019.

	Classification on the Consolidated Balance Sheet	Notional Amount	Fair Value	Weighted Average Rate Received/ (Paid)
Derivative Assets	Other Assets	$151,648	$8,918	5.04%
Derivative Liabilities	Accrued expenses and other liabilities	(151,648)	(8,918)	-5.04%
Net Exposure		$—	$—

The following table summarizes the Company’s interest rate swap positions as of December 31, 2018.

	Classification on the Consolidated Balance Sheet	Notional Amount	Fair Value	Weighted Average Rate Received/ (Paid)
Derivative Assets	Other Assets	$120,131	$2,837	5.19%
Derivative Liabilities	Accrued expenses and other liabilities	(120,131)	(2,837)	-5.19%
Net Exposure		$—	$—

The Company monitors and controls all derivative products with a comprehensive Board of Director approved commercial loan swap policy. All hedge transactions must be approved in advance by the Lenders Loan Committee or the Directors Loan Committee of the Board of Directors. The Company classifies changes in the fair value of derivatives with “Other” in the Consolidated Statements of Operation.

NOTE 25 – QUALIFIED AFFORDABLE HOUSING PROJECT INVESTMENTS

The Company invests in qualified affordable housing projects. At December 31, 2019 and 2018, the balance of the Company’s investments in qualified affordable housing projects was $5,154 and $4,276, respectively. These balances are reflected in the other assets line on the Consolidated Balance Sheet. The unfunded commitments related to the investments in qualified affordable housing projects totaled $5,417 and $4,922 at December 31, 2019 and 2018, respectively.

During the years ended December 31, 2019, 2018 and 2017, the Company recognized amortization expense with respect to its investments in qualified affordable housing projects of $570, $473 and $354, respectively, which was included within pre-tax income on the Consolidated Statements of Operations.

Additionally, during the years ended December 31, 2019, 2018 and 2017, the Company recognized tax credits and other benefits from its investments in affordable housing tax credits of $995, $903 and $686, respectively.  During the years ended December 31, 2019, 2018 and 2017, the Company did not incur impairment losses related to its investment in qualified affordable housing projects.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

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

December 31, 2019, 2018 and 2017

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

The following presents noninterest income, segregated by revenue streams in-scope and out-of-scope of Topic 606, for the years ended December 31, 2019, 2018 and 2017.

	For the years ended December 31,
	2019	2018	2017
Noninterest Income
In-scope of Topic 606:
Service charges	$6,395	$5,208	$4,777
ATM/Interchange fees	4,056	2,794	2,304
Wealth management fees	3,670	3,669	3,068
Tax refund processing fees	2,750	2,750	2,750
Other	911	892	738
Noninterest Income (in-scope of Topic 606)	17,782	15,313	13,637
Noninterest Income (out-of-scope of Topic 606)	4,661	2,818	2,697
Total Noninterest Income	$22,443	$18,131	$16,334

Contract Balances

A contract asset balance occurs when an entity performs a service for a customer before the customer pays consideration (resulting in a contract receivable) or before payment is due (resulting in a contract asset). A contract liability balance is an entity’s obligation to transfer a service to a customer for which the entity has already received payment (or payment is due) from the customer. The Company’s noninterest revenue streams are largely based on transactional activity, or standard month-end revenue accruals such as asset management fees based on month-end market values. Consideration is often received immediately or shortly after the Company satisfies its performance obligation and revenue is recognized. The Company does not typically enter into long-term revenue contracts with customers, and therefore, does not experience significant contract balances. As of December 31, 2019 and December 31, 2018, the Company did not have any significant contract balances.

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 27 - LEASES

We have operating leases for several branch locations and office space. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. We also lease certain office equipment under operating leases. Many of our leases include both lease (e.g., minimum rent payments) and non-lease (e.g., common-area or other maintenance costs) components. The Company accounts for each component separately based on the standalone price of each component. In addition, we have several operating leases with lease terms of less than one year and therefore, we have elected the practical expedient to exclude these short-term leases from our ROU assets and lease liabilities.

Most leases include one or more options to renew. The exercise of lease renewal options is typically at our sole discretion. The majority of renewals to extend the lease terms are included in our ROU assets and lease liabilities as they are reasonably certain of exercise.

As most of our leases do not provide an implicit rate, we use the fully collateralized FHLB borrowing rate, commensurate with the lease terms based on the information available at the lease commencement date in determining the present value of the lease payments.

The balance sheet information related to our operating leases were as follows as of December 31, 2019:

	Classification on the Consolidated Balance Sheet	December 31, 2019
Assets:
Operating lease	Other assets	$3,273
Liabilities:
Operating lease	Accrued expenses and other liabilities	$3,273

The cost components of our operating leases were as follows for the period ended December 31, 2019:

December 31, 2019
Lease cost
Operating lease cost	$429
Short-term lease cost	262
Sublease income	(49)
Total lease cost	$642

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019, 2018 and 2017

(Amounts in thousands, except share data)

NOTE 27 – LEASES (Continued)

Maturities of our lease liabilities for all operating leases for each of the next five years and thereafter is as follows:

2020	$511
2021	497
2022	438
2023	430
2024	422
Thereafter	1,381
Total lease payments	$3,679
Less: Imputed Interest	406
Present value of lease liabilities	$3,273

The weighted average remaining lease terms and discount rates for all of our operating leases were as follows as of December 31, 2019:

Weighted-average remaining lease term - operating leases (years)	6.25
Weighted-average discount rate - operating leases	2.92%

Operating leases: The Company leases certain branch properties, office space and equipment under operating leases. Rent expense was $642, $579, and $558 for 2019, 2018 and 2017, respectively. Rent commitments, before considering renewal options that are generally present, at December 31, 2019 were as follows:

2020	$660
2021	367
2022	293
2023	215
2024	206
Thereafter	595
Total	$2,336

The rent commitments listed above are primarily for the leasing of seven financial services branches.