Form 10-K, Exhibit 13
period 2020-12-31
CIVISTA BANCSHARES, INC.
filed 2021-03-15
CIK 944745

Exhibit 13.1

CIVISTA BANCSHARES, INC 2020 Annual report

Five Year Condensed Consolidated Financial Summary 2020 2019 2018 2017 2016 $32,192 $33,878 $14,139 $15,872 $17,217 $0 ($647) ($959) ($1,244) ($1,501) $32,192 $33,231 $13,180 $14,628 $15,716 $2.00 $2.00 $22.02 $0.44 Net Income (000) Preferred Stock Dividends (000) Net Income Available To Common Shareholders (000) Per Common Share Earnings Available To Common Shareholders Basic Diluted Book Value Dividends Paid $2,762.9 $2,189.4 $2,032.5 $350.1 1.17% 9.57% 12.67% 92.83% 1.22% $2.12 $2.01 $19.78 $0.42 $2,309.6 $1,678.8 $1,694.2 $330.1 1.51% 10.64% 14.29% 100.92% 0.86% $1.10 $1.02 $18.56 $0.32 Balances   Assets (millions) Deposits (millions) Net Loans (millions) Shareholders’ Equity (millions) Performance Ratios Return On Average Assets Return On Average Equity Equity Capital Ratio Net Loans To Deposit Ratio Loss Allowance To Total Loans $2,139.0 $1,579.9 $1,548.3 $298.9 0.81% 6.50% 13.97% 98.00% 0.88% $1.48 $1.28 $16.39 $0.25 $1,525.9 $1,204.9 $1,151.5 $184.5 1.04% 9.19% 12.09% 95.57% 1.13% $1.96 $1.57 $14.22 $0.22 $1,377.3 $1,121.1 $1,042.2 $137.6 1.19% 12.90% 9.99% 92.96% 1.26% OUR VISION: Working together to be the community’s trusted financial provider.

Five Year Condensed Consolidated Financial Summary

	2020	2019	2018	2017	2016
Earnings					
Net Income (000)	$32,192	$33,878	$14,139	$15,872	$17,217
Preferred Stock Dividends (000)	$0	($647)	($959)	($1,244)	($1,501)
Net Income Available To					
Common Shareholders (000)	$32,192	$33,231	$13,180	$14,628	$15,716
Per Common Share Earnings					
Available To Common Shareholders					
Basic	$2.00	$2.12	$1.10	$1.48	$1.96
Diluted	$2.00	$2.01	$1.02	$1.28	$1.57
Book Value	$22.02	$19.78	$18.56	$16.39	$14.22
Dividends Paid	$0.44	$0.42	$0.32	$0.25	$0.22
Balances					
Assets (millions)	$2,762.9	$2,309.6	$2,139.0	$1,525.9	$1,377.3
Deposits (millions)	$2,189.4	$1,678.8	$1,579.9	$1,204.9	$1,121.1
Net Loans (millions)	$2,032.5	$1,694.2	$1,548.3	$1,151.5	$1,042.2
Shareholders' Equity (millions)	$350.1	$330.1	$298.9	$184.5	$137.6
Performance Ratios					
Return On Average Assets	1.17%	1.51%	0.81%	1.04%	1.19%
Return On Average Equity	9.57%	10.64%	6.50%	9.19%	12.90%
Equity Capital Ratio	12.67%	14.29%	13.97%	12.09%	9.99%
Net Loans To Deposit Ratio	92.83%	100.92%	98.00%	95.57%	92.96%
Loss Allowance To Total Loans	1.22%	0.86%	0.88%	1.13%	1.26%

OUR VISION:

Five Year Condensed Consolidated Financial Summary 2020 2019 2018 2017 2016 $32,192 $33,878 $14,139 $15,872 $17,217 $0 ($647) ($959) ($1,244) ($1,501) $32,192 $33,231 $13,180 $14,628 $15,716 $2.00 $2.00 $22.02 $0.44 Net Income (000) Preferred Stock Dividends (000) Net Income Available To Common Shareholders (000) Per Common Share Earnings Available To Common Shareholders Basic Diluted Book Value Dividends Paid $2,762.9 $2,189.4 $2,032.5 $350.1 1.17% 9.57% 12.67% 92.83% 1.22% $2.12 $2.01 $19.78 $0.42 $2,309.6 $1,678.8 $1,694.2 $330.1 1.51% 10.64% 14.29% 100.92% 0.86% $1.10 $1.02 $18.56 $0.32 Balances Assets (millions) Deposits (millions) Net Loans (millions) Shareholders’ Equity (millions) Performance Ratios Return On Average Assets Return On Average Equity Equity Capital Ratio Net Loans To Deposit Ratio Loss Allowance To Total Loans $2,139.0 $1,579.9 $1,548.3 $298.9 0.81% 6.50% 13.97% 98.00% 0.88% $1.48 $1.28 $16.39 $0.25 $1,525.9 $1,204.9 $1,151.5 $184.5 1.04% 9.19% 12.09% 95.57% 1.13% $1.96 $1.57 $14.22 $0.22 $1,377.3 $1,121.1 $1,042.2 $137.6 1.19% 12.90% 9.99% 92.96% 1.26% OUR VISION: Working together to be the community’s trusted financial provider.

Dear Shareholder, The year 2020 proved to be challenging and unlike any other in our lifetime. COVID-19 created perhaps the greatest health threat ever, costing many lives and infecting millions of people.  States issued stay-at-home orders and required some businesses to shut down or operate under restricted hours. Unemployment surged. Yet through it all, Civista employees rose to the challenge, working closely with many of our customers who have been impacted by the COVID-19 pandemic. To help our customers that had been impacted by COVID-19, the bank rolled out a number of financial assistance programs for those facing financial hardship in April 2020.  These included consumer, mortgage and commercial loan payment deferral programs and the continued funding of businesses through conventional loans and through the SBA Payroll Protection Program (PPP), a government stimulus program for small businesses. Customer demand for the PPP product, in particular, was high and Civista employees worked countless hours and many long days to open accounts and to provide funding to support community businesses across our footprint.  The bank made over 2,300 PPP loans totaling over $259.1 million.  Nearly all of these loans were made to small businesses. These businesses employed over 36,000 employees.  In addition, our front-line team helped many consumers navigate digital banking services for the first time and answer thousands of stimulus check deposit inquiries.  Likewise, our Civista Wealth Management officers helped investors stay their course in what was a turbulent second quarter. Customers and employees also adapted to a new way of doing business.  The safety and well-being of our customers and employees was, and is, our top priority. At the onset of the pandemic, to help do our part in slowing the spread of the virus, Civista limited lobby services to ‘by appointment only’ at all of our locations and we restricted employee movement between our offices.  In April 2020, we had approximately 70% of our employees working from home and, as of today, we still have over 50% of our employees working remotely. As we shifted our work model, Civista was committed to minimizing service disruptions to our customers.  We expanded the hours of our Customer Care Center so that we are now available 24/7, 365 days a year to assist you.  We created Civista Curbside Banking, which provides a limited-contact option for customers to conduct select non-cash transactions from the comfort of their vehicles. We invested in video chat and electronic signature technology  that allows customers to interact with our bankers from the safety of their homes and offices.  And we continue to offer and invest in our digital services such as mobile banking, online banking and digital wallet. These products provide convenient, easy, safe and healthy options for customers to bank with us. As the COVID-19 pandemic persists, we have kept a very close eye on the bank’s capital and liquidity and at this time we believe that we are in a very strong position.  We are frequently running stress test scenarios to evaluate capital and liquidity. Those results have been very favorable even in a severe stress test environment. Financially, the bank had one of its most successful years on record. We earned net income of $32.2 million, or $2.00 per diluted share, compared to $33.2 million, or $2.01 per diluted share, in 2019. We also recorded the highest pre-tax, pre-provision net income1 of $47.2 million in our 136-year history. Paycheck protection program Business Helped 2300+ funds secured $259 million employees supported curbside service 1 call 419.625.4123. “202 was a year to discover new potential and find new ways to do things; the ability to think outside the box will serve us better as we move forward. It’s the change in thinking that is the innovative benefit.”-Carl Kessler, information Technology

Dear Shareholder, The year 2020 proved to be challenging and unlike any other in our lifetime. COVID-19 created perhaps the greatest health threat ever, costing many lives and infecting millions of people.  States issued stay-at-home orders and required some businesses to shut down or operate under restricted hours. Unemployment surged. Yet through it all, Civista employees rose to the challenge, working closely with many of our customers who have been impacted by the COVID-19 pandemic. To help our customers that had been impacted by COVID-19, the bank rolled out a number of financial assistance programs for those facing financial hardship in April 2020.  These included consumer, mortgage and commercial loan payment deferral programs and the continued funding of businesses through conventional loans and through the SBA Payroll Protection Program (PPP), a government stimulus program for small businesses. Customer demand for the PPP product, in particular, was high and Civista employees worked countless hours and many long days to open accounts and to provide funding to support community businesses across our footprint.  The bank made over 2,300 PPP loans totaling over $259.1 million.  Nearly all of these loans were made to small businesses. These businesses employed over 36,000 employees.  In addition, our front-line team helped many consumers navigate digital banking services for the first time and answer thousands of stimulus check deposit inquiries.  Likewise, our Civista Wealth Management officers helped investors stay their course in what was a turbulent second quarter. Customers and employees also adapted to a new way of doing business.  The safety and well-being of our customers and employees was, and is, our top priority. At the onset of the pandemic, to help do our part in slowing the spread of the virus, Civista limited lobby services to ‘by appointment only’ at all of our locations and we restricted employee movement between our offices.  In April 2020, we had approximately 70% of our employees working from home and, as of today, we still have over 50% of our employees working remotely. As we shifted our work model, Civista was committed to minimizing service disruptions to our customers.  We expanded the hours of our Customer Care Center so that we are now available 24/7, 365 days a year to assist you.  We created Civista Curbside Banking, which provides a limited-contact option for customers to conduct select non-cash transactions from the comfort of their vehicles. We invested in video chat and electronic signature technology  that allows customers to interact with our bankers from the safety of their homes and offices.  And we continue to offer and invest in our digital services such as mobile banking, online banking and digital wallet. These products provide convenient, easy, safe and healthy options for customers to bank with us. As the COVID-19 pandemic persists, we have kept a very close eye on the bank’s capital and liquidity and at this time we believe that we are in a very strong position.  We are frequently running stress test scenarios to evaluate capital and liquidity. Those results have been very favorable even in a severe stress test environment. Financially, the bank had one of its most successful years on record. We earned net income of $32.2 million, or $2.00 per diluted share, compared to $33.2 million, or $2.01 per diluted share, in 2019. We also recorded the highest pre-tax, pre-provision net income1 of $47.2 million in our 136-year history. Paycheck protection program Business Helped 2300+ funds secured $259 million employees supported curbside service 1 call 419.625.4123. “2020 was a year to discover new potential and find new ways to do things; the ability to think outside the box will serve us better as we move forward. It’s the change in thinking that is the innovative benefit.”-Carl Kessler, information Technology

Although we have not experienced any significant losses due to COVID-19 closures, higher unemployment, loan modification deferrals and the loss of income for some of our business clients prompted the bank to provide $10.1 million to our loan loss allowance, which was $9.1 million higher than the previous year. Some of our more significant accomplishments in 2020 included an increase of $348.5 million in our loan portfolio, which included $217.3 million in PPP loans that were still on the books at year end. Removing the effect of the PPP loans, the loan portfolio grew by $131.2 million, or 7.7%, with growth coming across our entire footprint. We had strong growth in commercial real estate and commercial real estate construction loans. Construction activity continues to be vibrant, particularly in the metro markets that we serve. On the consumer side, we experienced record loan production from our residential mortgage team, who generated over $304 million in secondary market loans, which created an additional $5.9 million more income than the previous year. Residential mortgage rates continue to remain at historic low levels making this a great time to purchase or refinance your home. I am so proud of our lending efforts, as it is these dollars that we lend out to customers, who in turn invest back into our communities to make them a stronger and better place to live and work. Our loan portfolio balance was $2.0 billion at the end of the year. Deposit balances grew by $510.6 million, or 30.4%, and our deposit portfolio balance was $2.2 billion at the end of the year. Nearly all of the growth occurred in core deposit accounts with non-interest demand deposits growing $208.3 million. Non-interest income was $28.2 million in 2020, an increase of $5.7 million, or 25.6%. In addition to the previously-mentioned strong residential mortgage production, we had increased earnings in interchange fees, treasury management and wealth management.   Other accomplishments in 2020 included the relocation and opening of a new full service branch in Willard, Ohio. The new location is more centrally located in the heart of the community and is much more accessible for our customers. We also launched several financial literacy programs, through our ‘Bank at Work’ program and through our website (www.civista.bank), with the creation of the Civista Learning Vault. The Learning Vault offers quick and easy online learning modules to help customers build their financial knowledge so that they can make more informed financial decisions. We created our first Diversity, Equity and Inclusion Council with members consisting of employees from all departments throughout the bank. The council will help ensure that all voices are heard, valued and embraced. By listening and respecting different perspectives, we will all gain a better understanding of one another and who we are as a company. The bank is committed to providing a welcoming, equitable environment with opportunities for engagement, employment and business relationships regardless of a person’s age, gender, ethnicity, national origin, race, religious beliefs, sexual orientation or military status. The board of directors approved a $13.5 million share repurchase authorization in May 2020. This is an important part of our capital management plan and provides a method to efficiently deploy our capital. Although approved, management temporarily suspended the use of the plan when COVID-19 started in an effort to preserve capital until we had a chance to evaluate what effect the pandemic might have on our balance sheet and particularly our loan portfolio. Once we had a better understanding and comfort level of our capital position and loan portfolio under a severe stress environment, we resumed share repurchases late in the third quarter. We repurchased 154,947 shares for $2 million at a weighted average price of $12.94 per share. Prior to this plan, we repurchased 672,000 shares for $11.4 million at a weighted average price of $16.90 per share. The previous plan expired in early 2020. As we move into 2021, we continue to invest in technology to make the organization more efficient, to make it easier to do business with us, and to enhance the overall customer experience. Several notable projects underway include a digital banking project that is the single largest technology upgrade in the company’s history. This project will enhance and improve most of our digital banking products and services including mobile banking, online banking, bill pay, electronic statement delivery and our treasury management services. We will have the ability to open deposit accounts online and streamline our in-branch new account process. We plan to roll this product out by mid-summer. Also underway is a customer communication project that will improve the format, design and content of customer statements, invoices and notices. We introduced the update of our checking and residential mortgage loan statements in 2020 and work continues on additional commercial and consumer statements and notices. “Team growth...Our team members had to learn new tasks quickly. They did extremely well! They not only learned new tasks, they took ownership!” – Seanna Miller, Customer Care Center 2020

The new statements provide more information and the   design and   format   is   easier   to   read.   Civista   continues   to   invest   in   the communities   that   we   serve.  We   donate   significant   dollars   to   local   schools,   civic   and   non- profit   organizations   throughout   our   footprint   each   year.   Our employees   donate   their   time   serving   in   leadership   roles   or   as active   volunteers   at   hundreds   of   organizations   where   we   live   and work.   In   2020   more   than   ever,   our   communities   needed   support and   our   employees   were   there   to   help.   We   take   great   pride   in being   a   community   leader   and   in   the   commitment   that   we   make to our   communities. In   closing,   I   am   very   pleased   with   our   accomplishments   and   I am   very   proud   to   work   with   a   group   of   employees   who   are   so committed   to   each   other   and   to   our   communities.   As   I   have   stated in   the   past,   our   goal   is   to   remain   an   independent   community   bank and   I   believe   we   earn   that   independence   through   our   actions and   results   each   and   every   day.   I   am   confident   that   through   our disciplined   approach   to   managing   Civista   and   our   long-term   focus on   driving   shareholder   value   that   we   will   continue   to   produce positive   results. As   always,   please   read   your   proxy   and   vote   your   shares   in   the  company.   The   annual   shareholders   meeting   is   April   20,   2021   at 10   AM.   Due   to   the   COVID-19   pandemic,   the   meeting   will   be   held from our 100 East  Water  Street,  Sandusky,  Ohio   headquarters. Information   including   webcast   registration   instructions   and   the dial-in   number   is   available   at   www.CIVB.com.  Warmest   Regards, Dennis G. Shaffer CEO   and   President  1 Additional information can be found in the Five-Year Selected Consolidated Financial Data section. Executive Leadership   Team  Lance   A.   Morrison,   Richard   J.   Dutton,   Paul   J.   Stark,   Donna   M.   Jaskolski, Dennis   G.   Shaffer,   Charles   A.   Parcher,   John   A.   Betts,   Todd   A.   Michel  Dennis G. Shaffer CEO and President, Civista   Bancshares,   Inc.   and   Civista   Bank John A. Betts Senior Vice President Richard J. Dutton Senior Vice President Officers   Donna M. Waltz-Jaskolski Senior Vice President Todd A. Michel Senior Vice President Lance A. Morrison Senior Vice President, General   Counsel   and   Corporate   Secretary Charles A. Parcher Senior Vice President Paul J. Stark Senior Vice President    “...Teaching   customers   who   never   used   our   digital   services   like   online   or   mobile   banking   gain   a   little   more   confidence   in   how   to   set   up   bill   pay   or   make   a   transfer.”   –   Gary   Weaver,   Retail   Banking 2020

The new statements provide more information and the design and format is easier to read.   Civista continues to invest in the communities that we serve. We donate significant dollars to local schools, civic and non- profit organizations throughout our footprint each year. Our employees donate their time serving in leadership roles or as active volunteers at hundreds of organizations where we live and work. In 2020 more than ever, our communities needed support and our employees were there to help. We take great pride in being a community leader and in the commitment that we make to our communities. In closing, I am very pleased with our accomplishments and I am very proud to work with a group of employees who are so committed to each other and to our communities. As I have stated in the past, our goal is to remain an independent community bank and I believe we earn that independence through our actions and results each and every day. I am confident that through our disciplined approach to managing Civista and our long-term focus on driving shareholder value that we will continue to produce positive results. As always, please read your proxy and vote your shares in the company. The annual shareholders meeting is April 20, 2021 at 10 AM. Due to the COVID-19 pandemic, the meeting will be held from our 100 East Water Street, Sandusky, Ohio headquarters. Information including webcast registration instructions and the dial-in number is available at www.CIVB.com. Warmest Regards, Dennis G. Shaffer CEO and President 1 Additional information can be found in the Five-Year Selected Consolidated Financial Data section. Executive Leadership Team Lance A. Morrison, Richard J. Dutton, Paul J. Stark, Donna M. Jaskolski, Dennis G. Shaffer, Charles A. Parcher, John A. Betts, Todd A. Michel  Dennis G. Shaffer CEO and President, Civista Bancshares, Inc. and Civista Bank John A. Betts Senior Vice President Richard J. Dutton Senior Vice President Officers Donna M. Waltz-Jaskolski Senior Vice President Todd A. Michel Senior Vice President Lance A. Morrison Senior Vice President, General Counsel and Corporate Secretary Charles A. Parcher Senior Vice President Paul J. Stark Senior Vice President   “...Teaching customers who never used our digital services like online or mobile banking gain a little more confidence in how to set up bill pay or make a transfer.” – Gary Weaver, Retail Banking 2020

Board Of Directors Thomas A. Depler Partner, Poland, Depler & Shepherd Co., LPA Julie A. Mattlin Principal and Owner, DKMG Consulting, LLC James O. Miller Chairman of the Board, Civista Bancshares, Inc. and Civista Bank Dennis E. Murray, Jr. Lead Director Partner, Murray & Murray Co., LPA Allen R. Nickles, CPA, CFE, FCPA, CFF, CICA Of Counsel, Payne, Nickles & Company Civista Bancshares, Inc. M. Patricia Oliver Retired Partner, Tucker Ellis, LLP Founder, The Oliver Consulting Group William F. Ritzmann Former Chairman of the Board, United Community Bancorp and United Community Bank Dennis G. Shaffer CEO and President, Civista Bancshares, Inc. and Civista Bank Harry Singer President and CEO, Sandusco, Inc. and ICM Distributing Company, Inc. Daniel J. White CEO, Norwalk Furniture Corp  John O. Bacon President and CEO, The Mack Iron Works Company Barry W. Boerger Self-Employed Grain Farm Operator Thomas A. Depler Partner, Poland, Depler & Shepherd Co., LPA Blythe A. Friedley Owner/President, Friedley & Co. Agency, Inc. Julie A. Mattlin Principal and Owner, DKMG Consulting, LLC Elmer G. McLaughlin Former President and CEO, United Community Bancorp and United Community Bank James O. Miller Chairman of the Board, Civista Bancshares, Inc. and Civista Bank Dennis E. Murray, Jr. Partner, Murray & Murray Co., LPA Allen R. Nickles, CPA, CFE, FCPA, CFF, CICA Of Counsel, Payne, Nickles & Company M. Patricia Oliver Retired Partner, Tucker Ellis, LLP Founder, The Oliver Consulting Group William F. Ritzmann Former Chairman of the Board, United Community Bancorp and United Community Bank Dennis G. Shaffer CEO and President, Civista Bancshares, Inc. and Civista Bank Harry Singer President and CEO, Sandusco, Inc. and ICM Distributing Company, Inc. Daniel J. White CEO, Norwalk Furniture Corp Gerald B. Wurm President, Wurm’s Woodworking Co. and Creative Plastics International Directors Emeritus Civista Bancshares, Inc. and Civista Bank James D. Heckelman Retired, Founder of Dan-Mar Co., Inc. David A. Voight Former Chairman of the Board and Former President and CEO, Civista Bancshares, Inc. and Civista Bank “Many employees faced hardships with no school, daycare, babysitter, etc. I think Civista did a wonderful job to accommodate the employees so we did not have to choose between work and family…. Civista put the safety of our employees and customers first.” – Steffani McVety, Consumer Lending

ANNUAL REPORT

This page left blank intentionally.

Five-Year Selected Consolidated Financial Data

(Amounts in thousands, except per share data)

	Year ended December 31,
	2020	2019	2018	2017	2016
Statements of income:
Total interest and dividend income	$99,865	$98,054	$73,677	$58,594	$53,567
Total interest expense	10,138	12,954	7,570	4,092	3,308
Net interest income	89,727	85,100	66,107	54,502	50,259
Provision (credit) for loan losses	10,112	1,035	780	—	(1,300)
Net interest income after provision for loan losses	79,615	84,065	65,327	54,502	51,559
Net gain (loss) on sale of securities	94	32	(413)	12	19
Other noninterest income	28,088	22,411	18,544	16,322	16,113
Total noninterest income	28,182	22,443	18,131	16,334	16,132
Total noninterest expense	70,665	66,947	66,679	48,604	43,855
Income before federal income taxes	37,132	39,561	16,779	22,232	23,836
Federal income tax expense	4,940	5,683	2,640	6,360	6,619
Net income	$32,192	$33,878	$14,139	$15,872	$17,217
Preferred stock dividends and discount accretion	—	647	959	1,244	1,501
Net income available to common shareholders	$32,192	$33,231	$13,180	$14,628	$15,716
Per common share:
Net income available to common shareholders (basic)	2.00	2.12	1.10	1.48	1.96
Net income available to common shareholders (diluted)	2.00	2.01	1.02	1.28	1.57
Dividends declared	0.44	0.42	0.32	0.25	0.22
Book value	22.02	19.78	18.56	16.39	14.22
Average common shares outstanding:
Basic	16,129,875	15,652,881	11,971,786	9,906,856	8,010,399
Diluted	16,129,875	16,851,740	13,855,706	12,352,616	10,950,961
Year-end balances:
Loans, net	$2,032,474	$1,694,203	$1,548,262	$1,151,527	$1,042,201
Securities	384,887	379,970	368,385	245,309	209,919
Total assets	2,762,918	2,309,557	2,138,954	1,525,857	1,377,263
Deposits	2,189,398	1,678,764	1,579,893	1,204,923	1,121,103
Borrowings	183,341	274,601	245,226	123,082	106,852
Shareholders’ equity	350,108	330,126	298,898	184,461	137,616
Average balances:
Loans, net	$1,953,472	$1,598,991	$1,261,568	$1,095,956	$1,011,683
Securities	386,703	372,886	273,998	234,249	213,496
Total assets	2,754,708	2,241,111	1,742,823	1,526,387	1,441,717
Deposits	2,078,454	1,689,801	1,341,860	1,236,663	1,210,283
Borrowings	288,551	208,932	167,752	101,880	79,391
Shareholders’ equity	336,461	318,306	217,371	172,763	133,445

Five-Year Selected Ratios

	Year ended December 31,
	2020	2019	2018	2017	2016
Net interest margin (1)	3.70%	4.31%	4.21%	4.01%	3.93%
Return on average total assets	1.17	1.51	0.81	1.04	1.19
Return on average shareholders’ equity	9.57	10.64	6.50	9.19	12.90
Dividend payout ratio	22.00	19.81	29.09	16.89	11.22
Average shareholders’ equity as a percent of average total assets	12.21	14.20	12.47	11.32	9.26
Net loan charge-offs (recoveries) as a percent of average total loans	(0.01)	(0.00)	0.02	0.02	(0.02)
Allowance for loan losses as a percent of loans at year-end	1.22	0.86	0.88	1.13	1.26
Shareholders’ equity as a percent of total year-end assets	12.67	14.29	13.97	12.09	9.99

(1)	Calculated on a tax-equivalent basis using an effective tax rate of 21% for 2020, 2019 and 2018 and 35% for 2017 and 2016.

Reconciliation of Non-GAAP Measures

Use of Non-GAAP Measures

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we use a non-GAAP financial measure.  The reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP is shown in the table below.   This non-GAAP financial measure should not be considered in isolation from, or as a substitute for or superior to, the financial measure reported in accordance with GAAP.   Moreover, this non-GAAP financial measure has limitations in that it does not reflect all the items associated with the operations of the business as determined in accordance with GAAP.  Other companies may calculate similarly titled non-GAAP financial measures differently than us, limiting the usefulness of those measures for comparative purposes.

We believe that this non-GAAP financial measure is useful to investors in their assessment of operating performance and the valuation of the Company.   Pre-Tax Pre-Provision Net Income (PTPP), is a non-GAAP supplemental measure that is used by management to evaluate and measure the Company’s performance.  Management believes that this measure provides users of the Company’s financial information with a more meaningful view of the performance of the Company’s core earnings potential excluding credit related expenses.

	Year ended December 31,
(In thousands)	2020	2019	2018	2017	2016
Net income (GAAP)	$32,192	$33,878	$14,139	$15,872	$17,217
Add back: income tax expense	4,940	5,683	2,640	6,360	6,619
Add back: provision for loan losses	10,112	1,035	780	—	(1,300)
Pre-tax, pre-provision net income	$47,244	$40,596	$17,559	$22,232	$22,536

S hare holder Return Performance

Set forth below is a line graph comparing the five-year cumulative return of the common shares of Civista Bancshares, Inc. (ticker symbol CIVB), based on an initial investment of $100 on December 31, 2015 and assuming reinvestment of dividends, with the cumulative return of the Standard & Poor’s 500 Index, the NASDAQ Bank Index and the SNL Bank Index. The comparative indices were obtained from SNL Securities and NASDAQ.

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, will be furnished, free of charge, to shareholders, upon written request to Lance A. Morrison, Secretary of Civista Bancshares, Inc., 100 East Water Street, Sandusky, Ohio 44870.

This page left blank intentionally.

Common S hares and S hareholder Matters

The common shares of Civista Bancshares, Inc. (“CBI”) trade on The NASDAQ Capital Market under the symbol “CIVB”. As of February 25, 2021, there were 15,847,061 common shares outstanding and held by approximately 1,563 shareholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms).

The Company paid quarterly dividends on its common shares in the aggregate amounts of $0.44 per share and $0.42 per share in 2020 and 2019, respectively. The Company presently anticipates continuing to pay quarterly dividends in the future at similar levels, subject to compliance with applicable restrictions on the payment of dividends as discussed in the “Liquidity and Capital Resources” section of the Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Note 19 to the Consolidated Financial Statements.

General Development of Business

(Amounts in thousands)

CBI was organized under the laws of the State of Ohio on February 19, 1987 and is a registered financial holding company under the Gramm-Leach-Bliley Financial Modernization Act of 1999, as amended. CBI and its subsidiaries are sometimes referred to together as the “Company”. The Company’s office is located at 100 East Water Street, Sandusky, Ohio. The Company had total consolidated assets of $2,762,918 at December 31, 2020.

CIVISTA BANK (“Civista”), owned by CBI since 1987, opened for business in 1884 as The Citizens National Bank. In 1898, Civista was reorganized under Ohio banking law and was known as The Citizens Bank and Trust Company. In 1908, Civista surrendered its trust charter and began operation as The Citizens Banking Company. The name Civista Bank was introduced during the first quarter of 2015 to solidify our dual Citizens/Champaign brand and distinguish ourselves from the many other banks using the “Citizens” name in our existing and prospective markets. Civista maintains its main office at 100 East Water Street, Sandusky, Ohio and operates branch banking offices in the following Ohio communities: Sandusky (2), Norwalk (2), Berlin Heights, Huron, Port Clinton, Castalia, New Washington, Shelby (2), Willard, Greenwich, Plymouth, Shiloh, Akron, Dublin, Plain City, Russells Point, Urbana (2), West Liberty, Quincy, Dayton(3), Beachwood, and in the following Indiana communities: Lawrenceburg (3), Aurora, West Harrison, Milan, Osgood and Versailles. Civista also operates loan production offices in Westlake, Ohio and Fort Mitchell, Kentucky. Civista accounted for 99.8% of the Company’s consolidated assets at December 31, 2020.

FIRST CITIZENS INSURANCE AGENCY INC. (“FCIA”) was formed to allow the Company to participate in commission revenue generated through its third party insurance agreement. Assets of FCIA were less than one percent of the Company’s consolidated assets as of December 31, 2020.

WATER STREET PROPERTIES, INC. (“WSP”) was formed to hold properties repossessed by CBI subsidiaries. WSP accounted for less than one percent of the Company’s consolidated assets as of December 31, 2020.

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

CIVB RISK MANAGEMENT, INC. (“CRMI”) is a wholly-owned captive insurance company formed in 2017 which insures against certain risks unique to the operations of the Company and its subsidiaries and for which insurance may not be currently available or economically feasible in today's insurance marketplace. Assets of CRMI were less than one percent of the Company’s consolidated assets as of December 31, 2020.

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

Management’s Discussion and Analysis of Financial Condition and Results of Operations—As of December 31, 2020 and December 31, 2019 and for the Years Ended December 31, 2020, 2019 and 2018

(Amounts in thousands, except per share data)

General

The following paragraphs more fully discuss the significant highlights, changes and trends as they relate to the Company’s financial condition, results of operations, liquidity and capital resources as of December 31, 2020 and 2019, and during the three-year period ended December 31, 2020. This discussion should be read in conjunction with the Consolidated Financial Statements and Notes to the Consolidated Financial Statements, which are included elsewhere in this report.

Forward-Looking Statements

This report may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to such matters as financial condition, anticipated operating results, cash flows, business line results, credit quality expectations, prospects for new lines of business, economic trends (including interest rates) and similar matters. Forward-looking statements reflect our expectations, estimates or projections concerning future results or events. These statements are generally identified by the use of forward-looking words or phrases such as “believe,” “belief,” “expect,” “anticipate,” “may,” “could,” “intend,” “intent,” “estimate,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause actual results, performance or achievements to differ from those discussed in the forward-looking statements include, but are not limited to, impacts on our business, financial condition and results of operations resulting from the ongoing COVID-19 pandemic, including government regulations and stimulus programs related thereto: changes in financial markets or national or local economic or political conditions; adverse changes in the real estate market; volatility and direction of market interest rates; the transition away from LIBOR as a reference rate for financial contracts; credit risks of lending activities; operational risks; changes in the allowance for loan losses; legislation or regulatory changes or actions; increases in FDIC insurance premiums and assessments; changes in tax laws; accounting changes; inability to raise additional capital if and when needed in the future; unexpected losses of key management; failure, interruption or breach of security of our communications and information systems or those of our third party service providers; unforeseen litigation; increased competition in our market area; failures to manage growth and/or effectively integrate acquisitions; future revenues of our tax refund program; climate change, natural disasters, acts of war or terrorism, and other external events; and other risks identified from time-to-time in the Company’s other public documents on file with the Securities and Exchange Commission.

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

Financial Condition

At December 31, 2020, the Company’s total assets were $2,762,918, compared to $2,309,557 at December 31, 2019. The increase in assets is primarily the result of increases in cash and due from financial institutions, securities available for sale, loans held for sale, loans and swap assets. Other factors contributing to the change in assets are discussed in the following sections.

Loans held for sale increased $4,716, or 206.4%, from $2,285 at December 31, 2019 to $7,001 at December 31, 2020.  The increase is due to an increase in volume due to refinances as rates have declined.  At December 31, 2020, 29 loans totaling $7,001 were held for sale as compared to 15 loans totaling $2,285 at December 31, 2019.

At $2,032,474, net loans increased from December 31, 2019 by 20.0%. The increase in net loans was spread across most segments. Commercial & Agriculture loans increased $206,766, Commercial Real Estate – Owner Occupied loans increased $32,807, Commercial Real Estate - Non-Owner Occupied loans increased $112,850, and Real estate construction loans increased $19,784. The increases in the foregoing loan segments were offset by decreases in Residential Real Estate loans of $20,444, Farm Real Estate loans of $1,012 and Consumer and other loans of $2,219.  The increase in Commercial & Agriculture loans is the result of our origination of loans under the Paycheck Protection Program (“PPP”) loans totaling $217,295 at December 31, 2020.

Securities available for sale increased by $4,965, or 1.4%, from $358,499 at December 31, 2019 to $363,464 at December 31, 2020. U.S. Treasury securities and obligations of U.S. government agencies increased $2,092 from $19,601 at December 31, 2019 to $21,693 at December 31, 2020. Obligations of states and political subdivisions available for sale increased by $22,978 from 2019 to 2020. Mortgage-backed securities decreased by $20,105 to total $112,759 at December 31, 2020. The Company continues to utilize letters of credit from the Federal Home Loan Bank (FHLB) to replace maturing securities that were pledged for public entities. As of December 31, 2020, the Company was in compliance with all applicable pledging requirements.

Mortgage-backed securities totaled $112,759 at December 31, 2020 and none were considered unusual or “high risk” securities as defined by regulatory authorities. Of this total, $96,872 consisted of pass-through securities issued by the Federal National Mortgage Association (“FNMA”), Federal Home Loan Mortgage Corporation (“FHLMC”), and Government National Mortgage Association (“GNMA”), and $15,887 of these securities were collateralized by mortgage-backed securities issued or guaranteed by FNMA, FHLMC, or GNMA. The average interest rate of the mortgage-backed securities portfolio at December 31, 2020 was 3.1%. The average maturity at December 31, 2020 was approximately 4.7 years.

Securities available for sale had a fair value at December 31, 2020 of $363,464. This fair value includes unrealized gains of approximately $27,183 and unrealized losses of approximately $35. Net unrealized gains totaled $27,148 on December 31, 2020 compared to net unrealized gains of $16,307 on December 31, 2019. The change in unrealized gains is primarily due to changes in market interest rates. Note 3 to the Consolidated Financial Statements provides additional information on unrealized gains and losses.

Premises and equipment, net of accumulated depreciation, decreased $291 from December 31, 2019 to December 31, 2020. The decrease is the result of new purchases of $1,972, offset by disposals of $10 and depreciation of $2,253.

Accrued interest receivable increased $2,328 or 32.8% from December 31, 2019 to December 31, 2020.  The increase is the result of loan modifications consisting of the deferral of principal and/or interest payments, which are the result of the COVID-19 pandemic.

Swap assets increased $12,782 from December 31, 2019 to December 31, 2020. The increase is primarily the result of an increase in volume of swap activity related to our Commercial Real Estate loan growth, as well as increases in volume due to the low rate environment.

Bank owned life insurance (BOLI) increased $977 from December 31, 2019 to December 31, 2020. The difference is the result of increases in the cash surrender value of the underlying insurance policies.

Year-end deposit balances totaled $ 2 , 189 , 398 in 20 20 compared to $1, 678 , 764 in 201 9 , an increase of $ 510 , 634 , or 30 . 4%. Overall, the increase in deposits at December 31, 20 20 compared to December 31, 201 9 included increases in noninterest bearing demand deposits of $ 208 , 256 , or 40 . 6%, interest bearing demand accounts of $ 108 , 465 , or 36 . 0%, statement and passbook savings accounts of $ 182 , 915 , or 3 1.1%, certificate of deposit accounts of $ 1 3 , 224 , or 5 . 8% , offset by a decrease in individual retirement accounts of $ 2 , 226 , or 4 . 6%. Average deposit balances for 20 20 were $ 2 , 078 , 454 compared to $1, 689 , 801 for 201 9 , an increase of 2 3 . 0%. Noninterest bearing deposits averaged $ 739 , 648 for 20 20 , compared to $ 550 , 638 for 201 9 , increasing $ 189 , 010 , or 34 . 3%. Savings, NOW, and MMDA accounts averaged $ 1,050 , 544 for 20 20 compared to $ 869 , 340 for 201 9 . Average certificates of deposit in creased $ 18 , 439 to total an average balance of $ 2 88 , 262 for 20 20 . The increase in year-to-date average balances was impacted by COVID-19 pandemic as the Company’s participation in originating PPP loans resulted in loan proceeds being deposited by borrowers into deposit accounts at Civista and customer deposits of stimulus checks and unemployment benefits also increased average deposit balance s in 2020.

Borrowings from the FHLB of Cincinnati were $125,000 at December 31, 2020 compared to $226,500 at December 31, 2019, a decrease of $101,500. Additional detail regarding these borrowings can be found in Note 10 and Note 11 to the Consolidated Financial Statements. Short-term FHLB advances decreased $101,500 from December 31, 2019 to December 31, 2020. The decrease is due to a decrease in overnight borrowings.

Civista offers repurchase agreements in the form of sweep accounts to commercial checking account customers. These repurchase agreements totaled $28,914 at December 31, 2020 compared to $18,674 at December 31, 2019. U.S. Treasury securities and obligations of U.S. government agencies maintained under Civista’s control are pledged as collateral for the repurchase agreements. Additional detail related to these repurchase agreements can be found in Note 12 to the Consolidated Financial Statements.

Swap liabilities increased $12,846 from December 31, 2019 to December 31, 2020. The increase is primarily the result of an increase in volume of swap activity related to our Commercial Real Estate loan growth, as well as an increase in the fair value resulting from the low interest rate environment.

Total shareholders’ equity increased $19,982, or 6.1%, during 2020 to $350,108. The change in shareholders’ equity resulted from net income of $32,192, a decrease in the Company’s pension liability, net of tax, of $819, an increase in the fair value of securities available for sale, net of tax, of $8,564 and decreases due to the purchase of treasury shares of $13,454 and dividends on common shares of $7,118, respectively. Additionally, $617 was recognized as stock-based compensation in 2020 in connection with the grant of restricted common shares. For further explanation of these items, see Note 1, Note 15 and Note 16 to the Consolidated Financial Statements. The Company paid $0.44 per common share in dividends in 2020 compared to $0.42 per common share in dividends in 2019. Total outstanding common shares at December 31, 2020 were 15,898,032. Total outstanding common shares at December 31, 2019 were 16,687,542. The decrease in common shares outstanding is the result of the repurchase of 830,755 common shares at an average repurchase price of $16.20.  The Company repurchased 672,000 common shares pursuant to a stock repurchase program announced on December 17, 2019, 154,947 common shares pursuant to a stock repurchase program announced on May 4, 2020 and 3,808 common shares surrendered to pay taxes upon vesting of restricted shares. The repurchase plan publicly-announced on December 17, 2019 authorized the Company to repurchase up to 672,000 shares of the Company’s common shares until December 17, 2020.  The repurchase plan publicly-announced on May 4, 2020 authorized the Company to repurchase a maximum aggregate value of $13,500 of the Company’s common shares until April 20, 2021. The decrease in common shares outstanding was offset by the grant of 26,979 restricted common shares to certain officers under the Company’s 2014 Incentive Plan and the grant of 14,266 common shares to directors of Civista as a retainer for their service. The ratio of total shareholders’ equity to total assets was 12.7% and 14.3%, at December 31, 2020 and 2019, respectively.

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

Comparison of Results of Operations for the Years Ended December 31, 2020 and December 31, 2019

Net Income

The Company’s net income for the year ended December 31, 2020 was $32,192, compared to $33,878 for the year ended December 31, 2019. The change in net income was the result of the items discussed in the following sections.

Net Interest Income

Net interest income for 2020 was $89,727, an increase of $4,627, or 5.4%, from 2019. From 2019 to 2020, average earning assets increased 23.3%, interest income increased $1,811, and interest expense on interest-bearing liabilities decreased $2,816. The Company continually examines its rate structure to ensure that its interest rates are competitive and reflective of the current rate environment in which it competes.

Total interest income increased $1,811 to $99,865 for the year ended December 31, 2020, which is attributable to an increase of $2,805 in interest and fees on loans.  This change was the result of an increase in the average balance of loans, accompanied by a lower yield on the portfolio.  The average balance of loans increased by $340,497 or 21.1% to $1,953,472 for the year ended December 31, 2020, as compared to $1,612,975 for the year ended December 31, 2019.  The loan yield decreased to 4.49% for 2020, from 5.27% in 2019.

Interest on taxable securities decreased $1,225 to $5,359 for the year ended December 31, 2020, compared to $6,584 for the same period in 2019.  The average balance of taxable securities decreased $16,353 to $183,721 for the year ended December 31, 2020, as compared to $200,074 for the year ended December 31, 2019.  The yield on taxable securities decreased 32 basis points to 3.03% for 2020, compared to 3.35% for 2019.  Interest on tax-exempt securities increased $476 to $6,123 for the year ended December 31, 2020, compared to $5,647 for the same period in 2019.  The average balance of tax-exempt securities increased $30,170 to $202,982 for the year ended December 31, 2020 as compared to $172,812 for the year ended December 31, 2019.  The yield on tax-exempt securities decreased 21 basis points to 4.15% for 2020, compared to 4.36% for 2019.

Total interest expense decreased $2,816 or 21.7% to $10,138 for the year ended December 31, 2020, compared with $12,954 for the same period in 2019.  The change in interest expense can be attributed to an increase in the average balance of interest-bearing liabilities and a decrease in the average rate paid.  For the year ended December 31, 2020, the average balance of interest-bearing liabilities increased $279,262 to $1,627,357, as compared to $1,348,095 for the year ended December 31, 2019.  Interest incurred on deposits decreased by $1,176 to $6,881 for the year ended December 31, 2020, compared to $8,057 for the same period in 2019.  The change in deposit expense was due to an increase in the average balance of interest-bearing deposits of $199,643 for the year ended December 31, 2020 as compared to the same period in 2019.  In addition, the average rate paid on demand and savings accounts decreased from 0.33% in 2019 to 0.17% in 2020 and the average rate paid on time deposits decreased from 1.92% to 1.76% in 2020.  Interest expense incurred on FHLB advances and subordinated debentures decreased 41.0% from 2019.  The decrease was due to a $27,896 decrease in average balance from 2019 and a decrease in rate from 2019.  The average balance of other borrowings increased $101,295 for the period ended December 31, 2020 as compared to the same period in 2019 as a result of the Company’s borrowings under the Paycheck Protection Program Lending Facility (“PPPLF”) to fund PPP loans.

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

	As of and for year ended December 31,
	2020	2019	2018
Net loan charge-offs (recoveries)	$(149)	$(53)	$235
Provision (credit) for loan losses charged to expense	10,112	1,035	780
Net loan charge-offs (recoveries) as a percent of average outstanding loans	(0.01)%	(0.00)%	0.02%
Allowance for loan losses	$25,028	$14,767	$13,679
Allowance for loan losses as a percent of year-end outstanding loans	1.22%	0.86%	0.88%
Impaired loans, excluding purchase credit impaired loans (PCI)	$2,666	$3,597	$2,857
Impaired loans as a percent of gross year-end loans (1)	0.13%	0.21%	0.18%
Nonaccrual and 90 days or more past due loans, excluding PCI	$5,125	$5,599	$5,869
Nonaccrual and 90 days or more past due loans, excluding PCI as a percent of gross year-end loans (1)	0.25%	0.33%	0.38%

(1)

Nonaccrual loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category. A loan is considered nonaccrual if it is maintained on a cash basis because of deterioration in the borrower’s financial condition, where payment in full of principal or interest is not expected and where the principal and interest have been in default for 90 days, unless the asset is both well-secured and in process of collection. A loan is considered impaired when it is probable that all of the interest and principal due will not be collected according to the terms of the original contractual agreement.

The Company’s policy is to maintain the allowance for loan losses at a level sufficient to provide for probable losses incurred in the current portfolio. Management believes the analysis of the allowance for loan losses supported a reserve of $25,028 at December 31, 2020. The Company provides for loan losses through regular provisions to the allowance for loan losses as necessary. The amount of the provision is affected by loan charge-offs, recoveries and changes in specific and general allocations required for the allowance for loan losses. A number of factors impact the provisions for loan losses, such as the level of higher risk loans in the portfolio, changes in practices related to loans, changes in collateral values and other factors. We continue to actively manage this process and have provided to maintain the reserve at a level that assures adequate coverage ratios.

Provisions for loan losses totaled $10,112, $1,035 and $780 in 2020, 2019 and 2018, respectively. The Company’s provision for loan losses increased $9,077 during 2020.  The increase in the provision was due to an increase in the bank’s qualitative factors, primarily changes in international, national, regional and local conditions, related to the economic shutdown driven by COVID-19 and the ongoing payment deferrals on loans modified under the Coronavirus Aid Relief, and Economic Security Act (“CARES Act”). Economic impacts related to the COVID-19 pandemic include the loss of revenue being experience by our business clients, disruption of supply chains, additional employee costs for businesses due to the pandemic, higher unemployment rates throughout our footprint and a large number of customers requesting payment relief. Our Commercial, Commercial Real Estate and Consumer portfolios have been, and are expected to continue to be impacted the most.

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

Noninterest Income

Noninterest income increased $5,739, or 25.6%, to $28,182 for the year ended December 31, 2020, from $22,443 for the comparable 2019 period. The increase was primarily due to increases in net gain on sale of securities of $62, net gain on sale of loans of $5,856, ATM/Interchange fees of $416 and swap fees of $943, which were partially offset by decreases in service charges of $1,107, net gain (loss) on equity securities of $178 and tax refund processing fees of $375.

Net gain on sale of securities increased due to security sales. Management, from time to time, will reposition the investment portfolio to match liquidity needs of the Company.  Net gain on sale of loans increased primarily as a result of an increase in volume of loans sold.  During the twelve-months ended December 31, 2020, 1,575 loans were sold, totaling $304,026.  During the twelve-months ended December 31, 2019, 709 loans were sold, totaling $125,796.  ATM/Interchange fees increased as a result of increased transaction volume.  Swap fees increased due to the volume of swaps originated during the twelve-months ended December 31, 2020 as compared to the same period of 2019.  Service charges decreased due to Civista waiving $93 of service fees on deposit accounts related to the COVID-19 pandemic. In addition, overdraft fees decreased during 2020.  Net gain (loss) on equity securities decreased as a result of market value decreases.  Additionally, the Company processes state and federal income tax refund payments for customers of third-party income tax preparation vendors for which we receive a fee for processing the refund payments.  These tax refund processing fees decreased as a result of a decrease in the volume of transactions processed during 2020 as compared to 2019.

Noninterest Expense

Noninterest expense increased $3,718, or 5.6%, to $70,665 for the year ended December 31, 2020, from $66,947 for the comparable 2019 period. The increase was primarily due to increases in compensation expense of $3,324, FDIC assessments of $590 and software maintenance expense of $310, which were partially offset by decreases in equipment expense of $240 and marketing expense of $337.

The increase in compensation expense was due to increased payroll, overtime pay, 401k expenses, payroll taxes and commission and incentive based costs, offset by decreases in employee insurance costs and unemployment taxes.  The year-to-date average full time equivalent (FTE) employees were 453.4 at December 31, 2020, an increase of 8.6 FTEs over 2019, which increased payroll and payroll related expenses. Payroll and payroll related expenses also increased due to annual pay increases and increases in commission based costs as the result of increased loan activity.  The year-over-year increase in FDIC assessments was attributable to small bank assessment credits applied to the 2019 assessment charges.  The increase in software maintenance expense is due to a general increase in software maintenance contracts. The decrease in equipment expense is due to lower equipment repair and maintenance cost. The decrease in marketing expense is due to decreases in both advertising and business promotion expenses, primarily related to the COVID-19 pandemic.  Event cancellations and postponed outreach efforts contributed to the decrease as our focus was on communicating changes in operations, safety protocols, alternative delivery channels, and economic relief programs with the safety and financial wellness of our employees and customers in mind.

Income Tax Expense

Federal income tax expense was $4,940 in 2020 compared to $5,683 in 2019. Federal income tax expense as a percentage of pre-tax income was 13.3% in 2020 compared to 14.4% in 2019. A lower federal effective tax rate than the statutory rate of 21% in 2020 and 2019 is primarily due to tax-exempt interest income from state and municipal investments, municipal loans, income from BOLI and low income housing credits.

Comparison of Results of Operations for the Years Ended December 31, 2019 and December 31, 2018

Net Income

The Company’s net income for the year ended December 31, 2019 was $33,878, compared to $14,139 for the year ended December 31, 2018. The change in net income was the result of the items discussed in the following sections.

Net Interest Income

Net interest income for 2019 was $85,100, an increase of $18,993, or 28.7%, from 2018. From 2018 to 2019, average earning assets increased 26.9%, interest income increased $24,377, and interest expense on interest-bearing liabilities increased $5,384. The Company continually examines its rate structure to ensure that its interest rates are competitive and reflective of the current rate environment in which it competes.  The increase in net interest income is largely due to the UCB acquisition.

Total interest income increased $24,377 to $98,054 for the year ended December 31, 2019, which is attributable to an increase of $20,776 in interest and fees on loans.  This change was the result of an increase in the average balance of loans, accompanied by a higher yield on the portfolio.  The average balance of loans increased by $338,196 or 26.5% to $1,612,975 for the year ended December 31, 2019, as compared to $1,274,779 for the year ended December 31, 2018.  The loan yield increased to 5.27% for 2019, from 5.04% in 2018.  The increase in average loan balances and interest and fees on loans is largely due to the UCB acquisition.

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

Total interest expense increased $5,384 or 71.1% to $12,954 for the year ended December 31, 2019, compared with $7,570 for the same period in 2018.  The change in interest expense can be attributed to an increase in the average balance of interest-bearing liabilities and an increase in the average rate paid.  For the year ended December 31, 2019, the average balance of interest-bearing liabilities increased $305,246 to $1,348,095, as compared to $1,042,849 for the year ended December 31, 2018.  Interest incurred on deposits increased by $4,299 to $8,057 for the year ended December 31, 2019, compared to $3,758 for the same period in 2018, largely due to the UCB acquisition.  The change in deposit expense was due to an increase in the average balance of interest-bearing deposits of $264,066 for the year ended December 31, 2019 as compared to the same period in 2018, largely due to the UCB acquisition.  In addition, the average rate paid on demand and savings accounts increased from 0.21% in 2018 to 0.33% in 2019 and the average rate paid on time deposits increased from 1.22% to 1.92% in 2019.  Interest expense incurred on FHLB advances and subordinated debentures increased 28.6% from 2018.  The increase was due to a $41,294 increase in average balance from 2018 and a 2 basis point increase in rate from 2018.

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

Provisions (credits) for loan losses totaled $1,035 and, $780 in 2019 and 2018, respectively. The Company’s provision for loan losses increased $255 during 2019 to support loan growth.

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

Distribution of Assets, Liabilities and Shareholders’ Equity;

Interest Rates and Interest Differential

The following table sets forth, for the years ended December 31, 2020, 2019 and 2018, the distribution of assets, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Amounts in thousands):

	2020			2019			2018
Assets	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate
Interest-earning assets:
Loans (1)(2)(3)(5)	$1,953,472	$87,777	4.49%	$1,612,975	$84,972	5.27%	$1,274,779	$64,196	5.04%
Taxable securities (4)	183,721	5,359	3.03%	200,074	6,584	3.35%	159,451	4,770	2.97%
Non-taxable securities (4)(5)	202,982	6,123	4.15%	172,812	5,647	4.36%	114,547	3,976	4.43%
Interest-bearing deposits in other banks	155,960	606	0.39%	38,359	851	2.22%	45,766	735	1.61%
Total interest income assets	2,496,135	99,865	4.10%	2,024,220	98,054	4.95%	1,594,543	73,677	4.69%
Noninterest-earning assets:
Cash and due from financial institutions	77,848			47,472			43,247
Premises and equipment, net	22,831			21,946			19,045
Accrued interest receivable	9,043			7,088			5,514
Intangible assets	84,953			85,744			45,524
Other assets	37,675			24,273			17,678
Bank owned life insurance	45,454			44,352			30,483
Less allowance for loan losses	(19,231)			(13,984)			(13,211)
Total	$2,754,708			$2,241,111			$1,742,823

(1)	For purposes of these computations, the daily average loan amounts outstanding are net of unearned income and include loans held for sale.
(2)	Included in loan interest income are loan fees of $1,025 in 2020, $1,227 in 2019 and $776 in 2018.
(3)	Non-accrual loans are included in loan totals and do not have a material impact on the analysis presented.
(4)	Average balance is computed using the carrying value of securities. The average yield has been computed using the historical amortized cost average balance for available-for-sale securities.
(5)	Yield/Rate is calculated using the tax-equivalent adjustment of 21% for 2020, 2019 and 2018.

Distribution of Assets, Liabilities and Shareholders’ Equity;

Interest Rates and Interest Differential (Continued)

The following table sets forth, for the years ended December 31, 2020, 2019 and 2018, the distribution of liabilities and shareholders’ equity, including interest amounts and average rates of major categories of interest-earning assets and interest-bearing liabilities (Amounts in thousands):

	2020			2019			2018
Liabilities and Shareholders’ Equity	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate
Interest-bearing liabilities:
Savings and interest-bearing demand accounts	$1,050,544	$1,813	0.17%	$869,340	$2,871	0.33%	$685,497	$1,442	0.21%
Certificates of deposit	288,262	5,068	1.76%	269,823	5,186	1.92%	189,600	2,316	1.22%
Short-term Federal Home Loan Bank advances	8,151	134	1.64%	112,088	2,600	2.32%	113,520	2,347	2.07%
Long-term Federal Home Loan Bank advances	125,000	1,798	1.44%	48,959	852	1.74%	6,233	124	1.99%
Other borrowings	101,295	354	0.35%	—	—	—	—	—	—
Securities sold under repurchase agreements	24,390	25	0.10%	18,321	19	0.10%	18,456	18	0.10%
Federal funds purchased	288	1	0.35%	137	3	2.19%	116	3	2.59%
Subordinated debentures	29,427	945	3.21%	29,427	1,423	4.84%	29,427	1,320	4.49%
Total interest-bearing liabilities	1,627,357	10,138	0.62%	1,348,095	12,954	0.96%	1,042,849	7,570	0.73%
Noninterest-bearing liabilities:
Demand deposits	739,648			550,638			466,763
Other liabilities	51,242			24,072			15,840
	790,890			574,710			482,603
Shareholders’ equity	336,461			318,306			217,371
Total	$2,754,708			$2,241,111			$1,742,823
Net interest income and interest rate spread (1)		$89,727	3.48%		$85,100	3.99%		$66,107	3.96%
Net interest margin (2)			3.70%			4.31%			4.21%

(1)	Interest rate spread is calculated by subtracting the rate on average interest-bearing liabilities from the yield on average interest-earning assets.
(2)	Net interest margin is calculated by dividing tax-equivalent adjusted net interest income by average interest-earning assets.

Changes in Interest Income and Interest Expense

Resulting from Changes in Volume and Changes in Rate

The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rate (Amounts in thousands):

	Increase (decrease) due to:
	Volume (1)	Rate (1)	Net
2020 compared to 2019
Interest income:
Loans	$16,383	$(13,578)	$2,805
Taxable securities	(633)	(592)	(1,225)
Nontaxable securities	761	(285)	476
Interest-bearing deposits in other banks	913	(1,158)	(245)
Total interest income	$17,424	$(15,613)	$1,811
Interest expense:
Savings and interest-bearing demand accounts	$512	$(1,570)	$(1,058)
Certificates of deposit	341	(459)	(118)
Short-term Federal Home Loan Bank advances	(1,877)	(589)	(2,466)
Long-term Federal Home Loan Bank advances	1,117	(171)	946
Securities sold under repurchase agreements	6	—	6
Federal funds purchased	2	(4)	(2)
Other borrowings	354	—	354
Subordinated debentures	—	(478)	(478)
Total interest expense	$455	$(3,271)	$(2,816)
Net interest income	$16,969	$(12,342)	$4,627
2019 compared to 2018
Interest income:
Loans	$17,700	$3,076	$20,776
Taxable securities	1,159	655	1,814
Nontaxable securities	1,728	(57)	1,671
Interest-bearing deposits in other banks	(132)	248	116
Total interest income	$20,455	$3,922	$24,377
Interest expense:
Savings and interest-bearing demand accounts	$457	$972	$1,429
Certificates of deposit	1,219	1,651	2,870
Short-term Federal Home Loan Bank advances	(30)	283	253
Long-term Federal Home Loan Bank advances	745	(17)	728
Securities sold under repurchase agreements	—	1	1
Subordinated debentures	—	103	103
Total interest expense	$2,391	$2,993	$5,384
Net interest income	$18,064	$929	$18,993

(1)

The change in interest income and interest expense due to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.

Liquidity and Capital Resources

Civista maintains a conservative liquidity position. All securities are classified as available for sale. At December 31, 2020, securities with maturities of one year or less totaled $11,898, or 3.3% of the total securities portfolio. The available for sale portfolio helps to provide Civista with the ability to meet its funding needs. The Consolidated Statements of Cash Flows contained in the Consolidated Financial Statements detail the Company’s cash flows from operating activities resulting from net earnings.

Net cash provided by operating activities for 20 20 , 201 9 and 201 8 was $ 43 , 229 , $ 39 , 526 and $ 19 , 957 , respectively. The primary additions to cash from operating activities are from net income, adjusted for amortization of intangible assets, amortization of securities net of accretion, the provision for loan losses, depreciation and proceeds from sale of loans. The primary use of cash from operating activities is from loans originated for sale. Net cash used for investing activities was $ 351 , 044 , $ 150 , 509 and $ 34 , 118 in 20 20 , 201 9 and 201 8 , respectively, principally reflecting our loan and investment security activities. Deposit s and borrowing s comprised most of our financing activities, which resulted in net cash provided of $ 398 , 802 , $ 1 1 6 , 739 and $ 1 6 , 421 for 20 20 , 201 9 and 201 8 respectively.

Future loan demand of Civista can be funded by increases in deposit accounts, proceeds from payments on existing loans, the maturity of securities and the sale of securities classified as available for sale. Additional sources of funds may also come from borrowing in the Federal Funds market and/or borrowing from the FHLB. As of December 31, 2020, Civista had total credit availability with the FHLB of $612,308, of which $467,308 was outstanding.

On a separate entity basis, CBI’s primary source of funds is dividends paid by its subsidiaries, primarily by Civista. Generally, subject to applicable minimum capital requirements, Civista may declare and pay a dividend without the approval of the Federal Reserve Bank of Cleveland and the State of Ohio Department of Commerce, Division of Financial Institutions, provided the total dividends in a calendar year do not exceed the total of its profits for that year combined with its retained profits for the two preceding years. At December 31, 2020, Civista was able to pay approximately $53,484 of dividends to CBI without obtaining regulatory approval. During 2020, Civista paid dividends totaling $15,300 to CBI. This represented approximately 48 percent of Civista’s earnings for the year.

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

Capital Adequacy

Shareholders’ equity totaled $350,108 at December 31, 2020 compared to $330,126 at December 31, 2019. The increase in shareholders’ equity resulted primarily from net income of $32,192, a $819 net decrease in the Company’s pension liability and an increase in the fair value of securities available for sale, net of tax, of $8,564, which was offset by dividends on common shares of $7,118. In addition, the Company repurchased common shares pursuant to its publicly-announced share purchase program totaling $13,454 during 2020.

During the first quarter of 2015, the Company adopted the new BASEL III regulatory capital framework as approved by the federal banking agencies. The BASEL III rules also require the Company to maintain minimum amounts and ratios of Common Equity Tier 1 (“CET1”) Capital to risk-weighted assets (as these terms are defined in the BASEL III rules). Under the BASEL III rules, the Company elected to opt-out of including accumulated other comprehensive income in regulatory capital. All of the Company’s capital ratios exceeded the regulatory minimum guidelines as of December 31, 2020 and 2019 as identified in the following table:

	Total Risk Based Capital	Tier I Risk Based Capital	CET1 Risk Based Capital	Leverage Ratio
Company Ratios—December 31, 2020	16.0%	14.7%	13.2%	10.8%
Company Ratios—December 31, 2019	16.1%	15.3%	13.6%	12.3%
For Capital Adequacy Purposes	8.0%	6.0%	4.5%	4.0%
To Be Well Capitalized Under Prompt Corrective Action Provisions	10.0%	8.0%	6.5%	5.0%

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

The BASEL III regulatory capital rules and regulations also place restrictions on the payment of capital distributions, including dividends, and certain discretionary bonus payments to executive officers if the company does not hold a capital conservation buffer of greater than 2.5 percent composed of CET1 capital above its minimum risk-based capital requirements, or if its eligible retained income is negative in that quarter and its capital conservation buffer ratio was less than 2.5 percent at the beginning of the quarter. The capital conservation buffer began to phase in starting on January 1, 2016, at 0.625%, and was fully phased in effective January 1, 2019, at 2.5%. The implementation of Basel III did not have a material impact on CBI’s or Civista’ capital ratios.

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

Fair Value of Financial Instruments

The Company has disclosed the fair value of its financial instruments at December 31, 2020 and 2019 in Note 17 to the Consolidated Financial Statements. The fair value of loans at December 31, 2020 was 101.5% of the carrying value compared to 101.2% at December 31, 2019. The fair value of deposits at December 31, 2020 was 100.1% of the carrying value compared to 100.1% at December 31, 2019. Changes in fair value were primarily due to changes in the discount values used to measure fair value.

Contractual Obligations

The following table represents significant fixed and determinable contractual obligations of the Company as of December 31, 2020.

Contractual Obligations	One year or less	One to three years	Three to five years	Over five years	Total
Deposits without a stated maturity	$1,902,560	$—	$—	$—	$1,902,560
Certificates of deposit and IRAs	209,556	69,837	6,219	1,226	286,838
FHLB advances, securities sold under agreements to repurchase and U.S. Treasury interest-bearing demand note	—	—	—	125,000	125,000
Subordinated debentures (1)	—	—	—	29,427	29,427
Operating leases	579	613	416	491	2,099

(1)	The subordinated debentures consist of $2,000, $2,500, $5,000, $7,500, and $12,500 debentures.

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

The following table provides information about the Company’s financial instruments that were sensitive to changes in interest rates as of December 31, 2020 and 2019, based on certain prepayment and account decay assumptions that management believes are reasonable. The Company had derivative financial instruments as of December 31, 2020 and 2019. The changes in fair value of the assets and liabilities of the underlying contracts offset each other. For more information about derivative financial instruments see Note 24 to the Consolidated Financial Statements. Expected maturity date values for interest-bearing core deposits were calculated based on estimates of the period over which the deposits would be outstanding. The Company’s borrowings were tabulated by contractual maturity dates and without regard to any conversion or repricing dates.

Net Portfolio Value

	December 31, 2020			December 31, 2019
Change in Rates	Dollar Amount	Dollar Change	Percent Change	Dollar Amount	Dollar Change	Percent Change
+200bp	$515,754	$44,930	10%	$449,843	$31,596	8%
+100bp	503,010	32,186	7%	437,195	18,948	5%
Base	570,824	—	—	418,247	—	—
-100bp	501,686	30,862	7%	394,943	(23,304)	(6)%
-200bp	527,360	56,536	12%	416,878	(1,369)	0%

The change in net portfolio value from December 31, 2019 to December 31, 2020, can be attributed to a couple of factors.  The yield curve has fallen and steepened from the end of the year and both the volume and mix of assets and funding sources have changed.  The volume of loans has increased, and the mix has shifted toward loans.  The volume of deposits has increased, with the mix shifting away from certificates of deposit toward deposits.  The volume changes and mix shifts from the end of the last year led to an increase in the base net portfolio value.  Individually, the asset and liability shifts have led to more volatility, but net to only small changes in volatility.  Beyond the change in the base level of net portfolio value, projected movements in rates, up or down, would also lead to changes in market values.  The change in the rates up scenarios for both the 100 and 200 basis point movements would lead to a larger decrease in the market value of liabilities.  Accordingly, we see an increase in the net portfolio value.  However, a 100 and 200 basis point downward change in rates would also lead to an increase in the net portfolio value as the market value of assets would increase more quickly than the market value of liabilities.

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

Note 1 and Note 5 to the Consolidated Financial Statements provide additional information regarding the Allowance for Loan Losses.

Goodwill: The Company accounts for business combinations using the acquisition method of accounting. Accordingly, the identifiable assets acquired and the liabilities assumed are recorded at their estimated fair values as of the date of acquisition with any excess of the cost of the acquisition over the fair value recorded as goodwill. The Company performs an evaluation of goodwill for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The evaluation for impairment involves comparing the current estimated fair value of the C ompany to its carrying value. If the current estimated fair value exceeds the carrying value, no additional testing is required and an impairment loss is not recorded. If the estimated fair value is less than the carrying value, further valuation procedures are performed that could result in impairment of goodwill being recorded . Management estimated the fair value of the Reporting Unit as of the measurement date utilizing four valuation approaches: the comparable transactions approach, the control premium approach, the public market peers control premium approach and the discounted cash flow approach.  These approaches were all considered in reaching a conclusion on fair value.  The estimated fair value of the Reporting Unit was then compared to the current carrying value to determine if impairment had occurred.  It is our opinion that, as of the November 30, 2020 measurement date, the aggregate fair value of the Reporting Unit exceeds the carrying value of the Reporting Unit. Therefore management concluded that goodwill was not impaired and made no adjustment in 20 20 .

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

Derivative Financial Instruments : In the ordinary course of business, the Company enters into derivative financial instruments in connection with its asset/liability management activities and to accommodate the needs of its customers.  Derivative financial instruments are stated at fair value on the Consolidated Statement of Conditions with changes in fair value reposted in current earnings.

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

Management assessed the Company’s system of internal control over financial reporting as of December 31, 2020, in relation to criteria for effective internal control over financial reporting as described in “2013 Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2020, its system of internal control over financial reporting is effective and meets the criteria of the “2013 Internal Control – Integrated Framework”. S.R. Snodgrass, P.C., independent registered public accounting firm, has issued an audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020.

Management is responsible for compliance with the federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders designated by the FDIC as safety and soundness laws and regulations. Management has assessed compliance by the Company with the designated laws and regulations relating to safety and soundness. Based on the assessment, management believes that the Company complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 2020.

Dennis G Shaffer

Dennis G Shaffer

Dennis G Shaffer

Dennis G Shaffer

Dennis G. Shaffer	Todd A. Michel
President and Chief Executive Officer	Senior Vice President, Controller

Sandusky, Ohio
March 15, 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Civista Bancshares, Inc.

Opinion on Internal Control over Financial Reporting

We have audited Civista Bancshares, Inc. and subsidiaries’ (the “Company”) internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control – Integrated Framework , issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2020 and 2019; the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2020, of the Company; and our report dated March 15, 2021, expressed an unqualified opinion.

Basis for Opinion

The Company ’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting in the accompanying Report on Management’s Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company ’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent, with respect to the Company, in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

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

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Cranberry Township, Pennsylvania

March 15, 2021

REPORT OF INDEPENDENT RE GISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Civista Bancshares, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Civista Bancshares, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019; the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2020; and the related notes to the consolidated financial statements ( collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control – Integrated Framework , issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 15, 2021, which expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

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

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements; and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter, in any way, our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Allowance for Loan Losses (ALL) – Qualitative Factors

Description of the Matter

The Company’s loan portfolio totaled $2.03 billion as of December 31, 2020, and the associated ALL was $25.03 million. As discussed in Notes 1 and 5 to the consolidated financial statements, determining the amount of the ALL requires significant judgment about the collectability of loans, which includes an assessment of quantitative factors such as historical loss experience within each risk category of loans and testing of certain commercial loans for impairment. Management applies additional qualitative adjustments to reflect the inherent losses that exist in the loan portfolio at the balance sheet date that are not reflected in the historical loss experience. Qualitative adjustments are made based upon changes in lending policies and practices, economic conditions, changes in the loan portfolio mix, trends in loan delinquencies and classified loans, collateral values, and concentrations of credit risk for the commercial loan portfolios.

We identified these qualitative adjustments within the ALL as critical audit matters because they involve a high degree of subjectivity, which is magnified by the uncertainty resulting from the COVID-19 pandemic. In turn, auditing management’s judgments regarding the qualitative factors applied in the ALL calculation involved a high degree of subjectivity.

How We Addressed the Matter in Our Audit

We gained an understanding of the Company’s process for establishing the ALL, including the qualitative adjustments made to the ALL. We evaluated the design and tested the operating effectiveness of controls over the Company’s ALL process, which included, among others, management’s review and approval controls designed to assess the need and level of qualitative adjustments to the ALL.

To test the qualitative adjustments, we evaluated the appropriateness of management’s methodology and assessed whether relevant risks were reflected in the ALL and the need to consider qualitative adjustments, including the potential effect of COVID-19 on the adjustments

Regarding the measurement of the qualitative adjustments, we evaluated the completeness, accuracy, and relevance of the data and inputs utilized in management’s estimate. For example, we compared the inputs and data to the Company’s system reports, third-party macroeconomic data, and other internal and external sources and considered the existence of new or contrary information. Furthermore, we analyzed the changes in the components of the qualitative reserves relative to changes in external market factors, the Company’s loan portfolio, and asset quality trends, which included the evaluation of management’s ability to capture and assess relevant data from both external sources and internal reports on loan customers affected by the COVID-19 pandemic and the supporting documentation for substantiating revisions to qualitative factors to ensure that movement in the factors was directionally consistent with the underlying data and quantitatively reasonable based on the underlying risk related to the factor.

We also utilized internal credit review specialists with knowledge to evaluate the appropriateness of management’s risk-rating processes, to ensure that the risk ratings applied to the commercial loan portfolio were reasonable.

We have served as the Company’s auditor since 2009.

Cranberry Township, Pennsylvania

March 15, 2021

This page left blank intentionally.

CIVISTA BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2020 and 2019

(Amounts in thousands, except share data)

	2020	2019
ASSETS
Cash and due from financial institutions	$128,222	$48,535
Restricted cash	11,300	—
Cash and cash equivalents	139,522	48,535
Securities available for sale	363,464	358,499
Equity securities	886	1,191
Loans held for sale	7,001	2,285
Loans, net of allowance of $25,028 and $14,767	2,032,474	1,694,203
Other securities	20,537	20,280
Premises and equipment, net	22,580	22,871
Accrued interest receivable	9,421	7,093
Goodwill	76,851	76,851
Other intangible assets	8,075	8,305
Bank owned life insurance	45,976	44,999
Swap assets	21,700	8,918
Other assets	14,431	15,527
Total assets	$2,762,918	$2,309,557
LIABILITIES
Deposits
Noninterest-bearing	$720,809	$512,553
Interest-bearing	1,468,589	1,166,211
Total deposits	2,189,398	1,678,764
Short-term Federal Home Loan Bank advances	—	101,500
Long-term Federal Home Loan Bank advances	125,000	125,000
Securities sold under agreements to repurchase	28,914	18,674
Subordinated debentures	29,427	29,427
Swap liabilities	21,764	8,918
Accrued expenses and other liabilities	18,307	17,148
Total liabilities	2,412,810	1,979,431
SHAREHOLDERS’ EQUITY
Common stock, no par value, 20,000,000 shares authorized, 17,664,951 shares issued at December 31, 2020 and 17,623,706 shares issued at December 31, 2019	277,039	276,422
Accumulated earnings	93,048	67,974
Treasury stock, 1,766,919 common shares at December 31, 2020 and 936,164 common shares at December 31, 2019, at cost	(34,598)	(21,144)
Accumulated other comprehensive income	14,619	6,874
Total shareholders’ equity	350,108	330,126
Total liabilities and shareholders’ equity	$2,762,918	$2,309,557

See accompanying notes to consolidated financial statements

CIVISTA BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2020, 2019 and 2018

(Amounts in thousands, except per share data)

	2020	2019	2018
Interest and dividend income
Loans, including fees	$87,777	$84,972	$64,196
Taxable securities	5,359	6,584	4,770
Tax-exempt securities	6,123	5,647	3,976
Federal funds sold and other	606	851	735
Total interest and dividend income	99,865	98,054	73,677
Interest expense
Deposits	6,881	8,057	3,758
Federal Home Loan Bank advances	1,932	3,452	2,471
Subordinated debentures	945	1,423	1,320
Securities sold under agreements to repurchase and other	380	22	21
Total interest expense	10,138	12,954	7,570
Net interest income	89,727	85,100	66,107
Provision for loan losses	10,112	1,035	780
Net interest income after provision for loan losses	79,615	84,065	65,327
Noninterest income
Service charges	5,288	6,395	5,208
Net gain (loss) on sale of securities	94	32	(413)
Net gain (loss) on equity securities	(57)	121	26
Net gain on sale of loans	8,563	2,707	1,621
ATM/Interchange fees	4,472	4,056	2,794
Wealth management fees	3,981	3,670	3,669
Bank owned life insurance	977	1,007	718
Tax refund processing fees	2,375	2,750	2,750
Computer center item processing fees	252	273	260
Swap fees	1,459	516	621
Other	778	916	877
Total noninterest income	28,182	22,443	18,131
Noninterest expense
Compensation expense	42,480	39,156	37,299
Net occupancy expense	4,079	3,835	3,363
Equipment expense	2,006	2,246	1,654
Contracted data processing	1,880	1,831	7,140
FDIC Assessment	728	138	536
State franchise tax	1,913	1,843	1,370
Professional services	2,795	2,844	4,229
Amortization of intangible assets	913	945	366
ATM/Interchange expense	1,868	1,887	1,069
Marketing expense	1,074	1,411	1,182
Software maintenance expenses	1,833	1,523	1,136
Other operating expenses	9,096	9,288	7,335
Total noninterest expense	70,665	66,947	66,679
Income before income taxes	37,132	39,561	16,779
Income taxes	4,940	5,683	2,640
Net income	32,192	33,878	14,139
Preferred stock dividends	—	647	959
Net income available to common shareholders	$32,192	$33,231	$13,180
Earnings per common share, basic	$2.00	$2.12	$1.10
Earnings per common share, diluted	$2.00	$2.01	$1.02

See accompanying notes to consolidated financial statements

CIVISTA BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31, 2020, 2019 and 2018

(Amounts in thousands)

	2020	2019	2018
Net income	$32,192	$33,878	$14,139
Other comprehensive income (loss):
Unrealized holding gains (loss) on available for sale securities	10,841	13,336	(709)
Tax effect	(2,277)	(2,800)	149
Pension liability adjustment	(1,037)	(2,797)	646
Tax effect	218	587	(136)
Total other comprehensive income (loss)	7,745	8,326	(50)
Comprehensive income	$39,937	$42,204	$14,089

See accompanying notes to consolidated financial statements

CIVISTA BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

	Preferred Shares		Common Shares		Accumulated	Treasury		Accumulated Other Comprehensive		Total Shareholders’
	Shares	Amount	Shares	Amount	Earnings	Stock		Income (Loss)		Equity
Balance, December 31, 2017	18,760	$17,358	10,198,475	$153,810	$31,652	$	(17,235)	$	(1,124)	$184,461
Net income					14,139					14,139
Other comprehensive income									(50)	(50)
Change in accounting principle for adoption of ASU 2016-01					278				(278)	—
Conversion of Series B preferred shares to common shares	(8,640)	(7,994)	1,104,735	7,994						—
UCB acquisition			4,277,430	104,669						104,669
Stock-based compensation			22,859	428						428
Common share dividend ($0.32 per share)					(3,790)					(3,790)
Preferred share dividends ($65.00 per share)					(959)					(959)
Balance, December 31, 2018	10,120	$9,364	15,603,499	$266,901	$41,320	$	(17,235)	$	(1,452)	$298,898
Net income					33,878					33,878
Other comprehensive loss									8,326	8,326
Conversion of Series B preferred shares to common shares	(10,120)	(9,364)	1,242,683	8,990	(30)					(404)
Stock-based compensation			29,560	531						531
Common share dividends ($0.42 per share)					(6,547)					(6,547)
Preferred share dividends ($65.00 per share)					(647)					(647)
Purchase of treasury stock at cost			(188,200)				(3,909)			(3,909)
Balance, December 31, 2019	—	$—	16,687,542	$276,422	$67,974	$	(21,144)		$6,874	$330,126
Net income					32,192					32,192
Other comprehensive income									7,745	7,745
Stock-based compensation			41,245	617						617
Common share dividends ($0.44 per share)					(7,118)					(7,118)
Purchase of treasury stock at cost			(830,755)	—			(13,454)			(13,454)
Balance, December 31, 2020	—	$—	15,898,032	$277,039	$93,048	$	(34,598)		$14,619	$350,108

See accompanying notes to consolidated financial statements

CIVISTA BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2020, 2019 and 2018

(Amounts in thousands)

	2020	2019	2018
Cash flows from operating activities:
Net income	$32,192	$33,878	$14,139
Adjustments to reconcile net income to net cash from operating activities
Security amortization, net	1,119	1,185	1,171
Depreciation	2,253	2,240	1,515
Amortization of core deposit intangible	913	945	366
Amortization of net deferred loan fees	(5,511)	(99)	(166)
Net (gain) loss on sale of securities	(94)	(32)	413
Net (gain) loss on equity securities	57	(121)	(26)
Provision for loan losses	10,112	1,035	780
Loans originated for sale	(308,742)	(126,690)	(78,252)
Proceeds from sale of loans	312,589	128,503	81,085
Net gain on sale of loans	(8,563)	(2,707)	(1,621)
Increase in cash surrender value of bank owned life insurance	(977)	(1,007)	(718)
Share-based compensation	617	531	428
Change in:
Accrued interest payable	(73)	47	(197)
Accrued interest receivable	(2,328)	(370)	(1,285)
Deferred taxes	(2,277)	663	151
Other, net	920	1,327	1,842
Net cash from operating activities	32,207	39,328	19,625
Cash flows used for investing activities:
Securities available for sale
Maturities, prepayments and calls	58,246	54,055	42,114
Sales	1,455	17,570	14,667
Purchases	(54,850)	(71,646)	(131,924)
Purchases of other securities	(257)	—	(3,247)
Redemption of other securities	—	741	—
Redemption of equity securities	247	—	—
Acquisition, net of cash acquired	—	—	143,797
Purchases of bank owned life insurance	—	(955)	—
Net loan originations	(342,903)	(146,877)	(98,945)
Proceeds from sale of OREO properties	—	—	34
Premises and equipment purchases	(1,972)	(3,201)	(1,472)
Proceeds from sale of premises and equipment	12	2	1,190
Net cash used for investing activities	(340,022)	(150,311)	(33,786)

See accompanying notes to consolidated financial statements

CIVISTA BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Years ended December 31, 2020, 2019 and 2018

(Amounts in thousands)

	2020	2019	2018
Cash flows from financing activities:
Increase (decrease) in deposits	510,634	98,871	(100,974)
Net change in short-term FHLB advances	(101,500)	(87,100)	131,700
Repayment of long-term FHLB advances	—	(5,000)	(10,000)
Proceeds from long-term FHLB advances	—	125,000	—
Repayment of other borrowings	(183,695)	—	—
Proceeds from other borrowings	183,695	—	—
Increase (decrease) in securities sold under repurchase agreements	10,240	(3,525)	444
Cash payment for redemption of series B preferred stock	—	(402)	—
Purchase of treasury stock	(13,454)	(3,909)	—
Cash paid on fractional shares on preferred stock conversion	—	(2)	—
Cash dividends paid	(7,118)	(7,194)	(4,749)
Net cash from financing activities	398,802	116,739	16,421
Increase in cash and due from financial institutions	90,987	5,756	2,260
Cash and cash equivalents at beginning of year	48,535	42,779	40,519
Cash and cash equivalents at end of year	$139,522	$48,535	$42,779
Supplemental disclosures of cash flow information:
Interest paid	$10,211	$12,907	$7,751
Income taxes paid	7,095	5,700	1,600
Transfer of loans from portfolio to other real estate owned	31	—	—
Transfer of premises to held-for-sale	—	76	—
Transfer of loans held-for-sale to portfolio	—	—	85
Securities purchased not settled	—	1,200	500
Conversion of preferred stock to common stock	—	8,960	7,994
Acquisition of UCB
Consideration paid			$117,344
Noncash assets acquired:
Securities available for sale			43,214
Equity securities			212
Loans held for sale			492
Loans receivable			298,319
FHLB Stock			3,527
Accrued interest receivable			950
Premises and equipment, net			5,291
Goodwill			49,756
Core deposit intangible			7,518
Bank owned life insurance			17,193
Other assets			10,361
Total non cash assets acquired			436,833
Liabilities assumed:
Deposits			475,944
Other liabilities			17
Total liabilities assumed			475,961
Net noncash liabilities acquired			(39,128)
Cash acquired			156,472

See accompanying notes to consolidated financial statements

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the accounting policies adopted by Civista Bancshares, Inc., which have a significant effect on the Consolidated Financial Statements.

Nature of Operations and Principles of Consolidation : The Consolidated Financial Statements include the accounts of Civista Bancshares, Inc. (“CBI”) and its wholly-owned subsidiaries: Civista Bank (“Civista”), First Citizens Insurance Agency, Inc. (“FCIA”), Water Street Properties, Inc. (“WSP”), FC Refund Solutions, Inc. (“FCRS”) and CIVB Risk Management, Inc. (“CRMI”). First Citizens Capital LLC (“FCC”) is wholly-owned by Civista and holds inter-company debt. First Citizens Investments, Inc. (“FCI”) is wholly-owned by Civista and holds and manages its securities portfolio. The operations of FCI and FCC are located in Wilmington, Delaware. The above companies together are sometimes referred to as the “Company”. Intercompany balances and transactions are eliminated in consolidation.

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

FCIA was formed to allow the Company to participate in commission revenue generated through its third party insurance agreement. Insurance commission revenue was less than 1.0% of total revenue for each of the years ended December 31, 2020, 2019 and 2018. WSP was formed to hold repossessed assets of CBI’s subsidiaries. WSP revenue was less than 1% of total revenue for each of the years ended December 31, 2020, 2019 and 2018. FCRS was formed in 2012 to facilitate payment of individual state and federal tax refunds. The operations of FCRS were discontinued June 30, 2019.  CRMI was formed in 2017 to provide property and casualty insurance coverage to CBI and its subsidiaries for which insurance may not be currently available or economically feasible in the insurance marketplace.  CRMI revenue was less than 1% of total revenue for each of the years ended December 31, 2020, 2019 and 2018.

Use of Estimates : To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, determination of goodwill impairment, fair values of financial instruments, valuation of deferred tax assets, pension obligations and other-than-temporary-impairment of securities are considered material estimates that are particularly susceptible to significant change in the near term.

Cash Flows : Cash and cash equivalents include cash on hand and demand deposits with financial institutions with original maturities of less than 90 days. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, federal funds purchased, short-term borrowings and repurchase agreements.

Securities : Debt securities are classified as available-for-sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

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

Equity securities : Equity securities are held at fair value.  Holding gains and losses are recorded in noninterest income. Dividends are recognized as income when earned.

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

December 31, 2020, 2019 and 2018

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

Allowance for Loan Losses: The allowance for loan losses (allowance) is calculated with the objective of maintaining a reserve sufficient to absorb inherent loan losses in the loan portfolio. Management establishes the allowance for loan losses based upon its evaluation of the pertinent factors underlying the types and quality of loans in the portfolio. In determining the allowance and the related provision for loan losses, the Company considers three principal elements: (i) specific impairment reserve allocations (valuation allowances) based upon probable losses identified during the review of impaired loans in the Commercial loan portfolio, (ii) allocations established for adversely-rated loans in the Commercial loan portfolio and nonaccrual Real Estate Residential, Consumer installment and Home Equity loans, and (iii) allocations on all other loans based principally on the use of a three-year period for loss migration analysis. These allocations are adjusted for consideration of general economic and business conditions, credit quality and delinquency trends, collateral values, and recent loss experience for these similar pools of loans. The Company analyzes its loan portfolio each quarter to determine the appropriateness of its allowance for loan losses.

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

December 31, 2020, 2019 and 2018

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

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both accelerated and straight-line methods over the estimated useful life of the asset, ranging from three to seven for furniture and equipment and seven to fifty years for buildings and improvements.

Federal Home Loan Bank (FHLB) Stock : Civista is a member of the FHLB of Cincinnati and as such, is required to maintain a minimum investment in stock of the FHLB that varies with the level of advances outstanding with the FHLB. The stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and as such is classified as restricted stock, carried at cost and evaluated for impairment by management. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: ( a ) the significance of the decline in net assets of the FHLB as compared to the capital stock amount and the length of time this situation has persisted, ( b ) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance, ( c ) the impact of legislative and regulatory changes on the customer base of the FHLB, and ( d ) the liquidity position of the FHLB. With consideration given to these factors, management concluded that the stock was not impaired at December 31, 2020 or 2019.

Federal Reserve Bank (FRB) Stock : Civista is a member of the Federal Reserve System. FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value.

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

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other intangible assets consist of core deposit intangibles arising from whole bank and branch acquisitions. These intangible assets are measured at fair value and then amortized on an accelerated method over their estimated useful lives, which range from five to twelve ..

Servicing Rights : Servicing rights are recognized as assets for the allocated value of retained servicing rights on loans sold. Servicing rights are initially recorded at fair value at the date of transfer. The valuation technique uses the present value of estimated future cash flows using current market discount rates. Servicing rights are amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance to the extent that fair value is less than the capitalized asset for the grouping.

Long-term Assets: Premises and equipment and other intangible assets, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Repurchase Agreements : Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay.

Income Taxes : Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

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

Stock-Based Compensation : Compensation cost is recognized for stock options and restricted stock awards issued to employees and directors, based on the fair value of these awards at the grant date. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common shares at the date of the grant is used for restricted shares.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Retirement Plans : Pension expense is the net of service and interest cost, expected return on plan assets and amortization of gains and losses not immediately recognized. Employee 401(k) and profit sharing plan expense is the amount of matching contributions. Deferred compensation allocates the benefits over the years of service.

Earnings per Common Share : Basic earnings per share are net income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable related to convertible preferred shares. Treasury shares are not deemed outstanding for earnings per share calculations.

Comprehensive Income : Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale and changes in the funded status of the pension plan.

Loss Contingencies : Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe that any such loss contingencies currently exist that will have a material effect on the financial statements.

Restrictions on Cash : Cash on hand or on deposit with the Federal Reserve Bank is required to meet regulatory reserve and clearing requirements. These balances do not earn interest. The required reserve amount at December 31, 2020 was $0.  The Company had cash pledged as collateral on its interest rate swaps with third party financial institutions of $11,300 at December 31, 2020.

Dividend Restriction : Banking regulations require maintaining certain capital levels and may limit the dividends paid by Civista to CBI or by CBI to shareholders. Additional information related to dividend restrictions can be found in Note 19.

Fair Value of Financial Instruments : Fair values of financial instruments are estimated using relevant market information and other assumptions that reflect exit price value, as more fully disclosed in Note 17. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

Operating Segments : While the Company’s chief decision makers monitor the revenue streams of the Company’s various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Operating segments are aggregated into one as operating results for all segments are similar. Accordingly, all of the Company’s financial service operations are considered by management to be aggregated in one reportable operating segment.

Treasury Stock : Shares of CBI common stock that are repurchased are recorded in treasury stock at cost.

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

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Derivative Instruments and Hedging Activities : The Company enters into interest rate swap agreements to facilitate the risk management strategies of a small number of commercial banking customers. All derivatives are accounted for in accordance with ASC-815, Derivatives and Hedging .. The Company mitigates the risk of entering into these agreements by entering into equal and offsetting swap agreements with highly rated third party financial institutions. The swap agreements are free-standing derivatives and are recorded at fair value in the Company’s Consolidated Balance Sheets. Changes in fair value are recorded as income or expense in the period that they occur.  The Company is party to master netting arrangements with its financial institution counterparties; however, the Company does not offset assets and liabilities under these arrangements for financial statement presentation purposes because the Company does not currently intend to execute a setoff with its counterparties. The master netting arrangements provide for a single net settlement of all swap agreements, as well as collateral, in the event of default on, or termination of, any one contract. Collateral, in the form of cash and marketable securities, is posted by the counterparty with net liability positions in accordance with contract thresholds.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation. Such reclassifications had no effect on net income or shareholders’ equity.

Adoption of New Accounting Standards:

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement ..  The amendments in this Update remove the requirement to disclose the amount of and reasons for transfers between Level I and Level II of the fair value hierarchy; the policy for timing of transfers between levels; and the valuation processes for Level III fair value measurements. The amendments in this Update require disclosure of changes in unrealized gains and losses for the period included in other comprehensive income (loss) for recurring Level III fair value measurements held at the end of the reporting period and the range and weighted average of significant unobservable inputs used to develop Level III fair value measurements.  We adopted ASU 2018-13 effective January 1, 2020, which did not have a material impact on the Company’s Consolidated Financial Statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40). The amendment in this ASU addressed customers’ accounting for implementation costs incurred in a cloud computing arrangement that is a service contract and also added certain disclosure requirements related to implementation costs incurred for internal-use software and cloud computing arrangements. The amendment in this ASU aligned the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). We adopted ASU 2018-15 effective January 1, 2020, which did not have a material impact on the Company’s Consolidated Financial Statements.

In October, 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810) , which made improvements in (1) applying the variable interest entity (VIE) guidance to private companies under common control and (2) considering indirect interests held through related parties under common control for determining whether fees paid to decision makers and service providers are variable interests.  Under the amendments in this Update, a private company may elect not to apply VIE guidance to legal entities under common control (including common control leasing arrangements) if both the parent and the legal entity being evaluated for consolidation are not public business entities.  In addition, indirect interests held through related parties in common control arrangements should be considered on a proportional basis for determining whether fees paid to decision makers and service providers are variable interests.  We adopted ASU 2018-17 effective January 1, 2020, which did not have a material impact on the Company’s Consolidated Financial Statements.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In November, 2018, the FASB issued ASU 2018-18, Collaborative Arrangements (Topic 808) , which made the following targeted improvements to generally accepted accounting principles (GAAP) for collaborative arrangements: (1) clarified that certain transactions between collaborative arrangement participants should be accounted for as revenue under Topic 606 when the collaborative arrangement participant is a customer in the context of a unit of account, (2) added unit-of-account guidance in Topic 808 to align with the guidance in Topic 606 (that is, a distinct good or service) when an entity is assessing whether the collaborative arrangement or a part of the arrangement is within the scope of Topic 606, and (3) required that in a transaction with a collaborative arrangement participant that is not directly related to sales to third parties, presenting the transaction together with revenue recognized under Topic 606 is precluded if the collaborative arrangement participant is not a customer.  We adopted ASU 2018-18 effective January 1, 2020, which did not have a material impact on the Company’s Consolidated Financial Statements.

Effect of Newly Issued but Not Yet Effective Accounting Standards:

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which changes the impairment model for most financial assets. This ASU is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The underlying premise of ASU 2016-13 is that financial assets measured at amortized cost should be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The allowance for credit losses should reflect management’s current estimate of credit losses that are expected to occur over the remaining life of a financial asset. The income statement will be effected for the measurement of credit losses for newly recognized financial assets, as well as the expected increases or decreases of expected credit losses that have taken place during the period. ASU 2016-13 is effective for annual and interim periods beginning after December 15, 2019, and early adoption is permitted for annual and interim periods beginning after December 15, 2018. On October 16, 2019, the FASB voted to defer the effective date for ASC 326, Financial Instruments – Credit Losses , for smaller reporting companies to fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, which was codified in the final ASU issued by the FASB on November 15, 2019. As a result, because the Company qualified as a smaller reporting company, based on its most recent determination under applicable rules of the Securities and Exchange Commission (“SEC”), as of November 15, 2019, the Company will not be subject to ASU 2016-13 until its annual and interim periods beginning after December 15, 2022. Management is in the process of evaluating the impact adoption of ASU 2016-13 will have on the Company’s Consolidated Financial Statements. This process has engaged multiple areas of the Company in evaluating loss estimation methods and application of these methods to specific segments of the loan portfolio. Management has been actively monitoring FASB developments and evaluating the use of different methods allowed.  Due to continuing development of our methodology, additional time is required to quantify the affect this ASU will have on the Company’s Consolidated Financial Statements. Management continues to refine its modeling and running parallel calculations and will finalize a method or methods of adoption in time for the effective date.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment .. To simplify the subsequent measurement of goodwill, the FASB eliminated Step 2 from the goodwill impairment test. In computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Instead, under the amendments in this Update, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. A public business entity that is an SEC filer, such as the Company, should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. On October 16, 2019, the FASB voted to defer the effective date for ASC 350, Intangibles – Goodwill and Other , for smaller reporting companies, such as the Company, to fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The final ASU was issued by the FASB on November 15, 2019. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments – Credit Losses, and Topic 825, Financial Instruments, which affects a variety of topics in the Codification and applies to all reporting entities within the scope of the affected accounting guidance. Topic 326, Financial Instruments – Credit Losses amendments are effective for SEC registrants for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. The Company is currently evaluating the potential impact of the Topic 326 amendments on the Company’s Consolidated Financial Statements. The amendments to Topic 825 are effective for interim and annual reporting periods beginning after December 15, 2019. On October 16, 2019, the FASB voted to defer the effective date for ASC 326, Financial Instruments – Credit Losses , for smaller reporting companies, such as the Company, to fiscal years beginning after December 15, 2022, and interim periods within those fiscal years.  The final ASU was issued by the FASB on November 15, 2019. This Update is not expected to have a material impact on the Company’s financial statements.

In May 2019, the FASB issued ASU 2019-05, Financial Instruments – Credit Losses, Topic 326 , which allows entities to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost upon adoption of the new credit losses standard. To be eligible for the transition election, the existing financial asset must otherwise be both within the scope of the new credit losses standard and eligible for the applying the fair value option in ASC 825-10.3. The election must be applied on an instrument-by-instrument basis and is not available for either available-for-sale or held-to-maturity debt securities. For entities that elect the fair value option, the difference between the carrying amount and the fair value of the financial asset would be recognized through a cumulative-effect adjustment to opening retained earnings as of the date an entity adopted ASU 2016-13. Changes in fair value of that financial asset would subsequently be reported in current earnings. For entities that have not yet adopted ASU 2016-13, the effective dates and transition requirements are the same as those in ASU 2016-13. For entities that have adopted ASU 2016-13, ASU 2019-05 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted once ASU 2016-13 has been adopted. On October 16, 2019, the FASB voted to defer the effective date for ASC 326, Financial Instruments – Credit Losses , for smaller reporting companies, such as the Company, to fiscal years beginning after December 15, 2022, and interim periods within those fiscal years.  The final ASU was issued by the FASB on November 15, 2019. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial statements.

In November 2019, the FASB issued ASU 2019-10, Financial Instruments ‒ Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842) .. The Update defers the effective dates of ASU 2016-13 for SEC filers that are eligible to be smaller reporting companies, such as the Company, to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. This Update also amends the mandatory effective date for the elimination of Step 2 from the goodwill impairment test under ASU No. 2017-04, Intangibles ‒ Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (Goodwill) , to align with those used for credit losses. Furthermore, the ASU provides a one-year deferral of the effective dates of the ASUs on derivatives and hedging and leases for companies that are not public business entities. The Company qualified as a smaller reporting company and does not expect to early adopt these ASUs.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In November 2019, the FASB issued ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments – Credit Losses , to clarify its new credit impairment guidance in ASC 326, based on implementation issues raised by stakeholders. This Update clarified, among other things, that expected recoveries are to be included in the allowance for credit losses for these financial assets; an accounting policy election can be made to adjust the effective interest rate for existing troubled debt restructurings based on the prepayment assumptions instead of the prepayment assumptions applicable immediately prior to the restructuring event; and extends the practical expedient to exclude accrued interest receivable from all additional relevant disclosures involving amortized cost basis. The effective dates in this Update are the same as those applicable for ASU 2019-10. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In March 2020, the FASB issued ASU 2020-03 , Codification Improvements to Financial Instruments. This ASU was issued to improve and clarify various financial instruments topics, including the current expected credit losses (CECL) standard issued in 2016. The ASU includes seven issues that describe the areas of improvement and the related amendments to GAAP; they are intended to make the standards easier to understand and apply and to eliminate inconsistencies, and they are narrow in scope and are not expected to significantly change practice for most entities. Among its provisions, the ASU clarifies that all entities, other than public business entities that elected the fair value option, are required to provide certain fair value disclosures under ASC 825, Financial Instruments , in both interim and annual financial statements. It also clarifies that the contractual term of a net investment in a lease under Topic 842 should be the contractual term used to measure expected credit losses under Topic 326. Amendments related to ASU 2019-04 are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is not permitted before an entity’s adoption of ASU 2016-01. Amendments related to ASU 2016-13 for entities that have not yet adopted that guidance are effective upon adoption of the amendments in ASU 2016-13. Early adoption is not permitted before an entity’s adoption of ASU 2016-13. Amendments related to ASU 2016-13 for entities that have adopted that guidance are effective for fiscal years beginning after December 15, 2019, including interim periods within those years. Other amendments are effective upon issuance of this ASU. This Update is not expected to have a significant impact on the Company’s financial statements.

In January 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, March 2020 , to provide temporary optional expedients and exceptions to the U.S. GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from LIBOR and other interbank offered rates to alternative reference rates, such as the Secured Overnight Financing Rate. Entities can elect not to apply certain modification accounting requirements to contracts affected by what the guidance calls “reference rate reform” if certain criteria are met. An entity that makes this election would not have to remeasure the contracts at the modification date or reassess a previous accounting determination. Also, entities can elect various optional expedients that would allow them to continue applying hedge accounting for hedging relationships affected by reference rate reform if certain criteria are met, and can make a one-time election to sell and/or reclassify held-to-maturity debt securities that reference an interest rate affected by reference rate reform. The amendments in this ASU are effective for all entities upon issuance through December 31, 2022. The Company is working through this transition via a multi-disciplinary project team.  We are still evaluating the impact the change to a benchmark like SOFR or Prime Rate will have on our financial condition, results of operations or cash flows.

In October 2020, the FASB issued ASU 2020-08, Codification Improvements to Subtopic 310-20, Receivables – Nonrefundable Fees and Other Costs, which clarifies that, for each reporting period, an entity should reevaluate whether a callable debt security is within the scope of ASC 310-20-35-33. For public business entities, such as the Company, ASU 2020-08 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. Early application is not permitted. This Update is not expected to have a significant impact on the Company’s financial statements.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 3 - SECURITIES

The amortized cost and fair value of available for sale securities and the related gross unrealized gains and losses recognized were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses		Fair Value
2020
U.S. Treasury securities and obligations of U.S. government agencies	$21,479	$220	$	(6)	$21,693
Obligations of states and political subdivisions	208,013	21,000		(1)	229,012
Mortgage-back securities in government sponsored entities	106,824	5,963		(28)	112,759
Total debt securities	$336,316	$27,183	$	(35)	$363,464

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses		Fair Value
2019
U.S. Treasury securities and obligations of U.S. government agencies	$19,401	$204	$	(4)	$19,601
Obligations of states and political subdivisions	193,646	12,409		(21)	206,034
Mortgage-back securities in government sponsored entities	129,145	3,863		(144)	132,864
Total debt securities	$342,192	$16,476	$	(169)	$358,499

The amortized cost and fair value of securities at year end 2020 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Available for sale
	Amortized Cost	Fair Value
Due in one year or less	$11,749	$11,898
Due from one to five years	13,675	14,118
Due from five to ten years	28,114	30,236
Due after ten years	175,954	194,453
Mortgage-backed securities in government sponsored entities	106,824	112,759
Total securities available for sale	$336,316	$363,464

Securities with a carrying value of $159,527 and $139,004 were pledged as of December 31, 2020 and 2019, respectively, to secure public deposits, other deposits and liabilities as required or permitted by law.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 3 – SECURITIES (Continued)

Proceeds from sales of securities, gross realized gains and gross realized losses were as follows:

	2020	2019	2018
Sale proceeds	$1,455	$17,570	$14,667
Gross realized gains	94	47	6
Gross realized losses	—	43	393
Gains (losses) from securities called or settled by the issuer	—	28	(26)

Debt securities with unrealized losses at year end 2020 and 2019 not recognized in income were as follows:

2020	12 Months or less			More than 12 months			Total
Description of Securities	Fair Value	Unrealized Loss		Fair Value	Unrealized Loss		Fair Value	Unrealized Loss
U.S. Treasury securities and obligations of U.S. government agencies	$6,501	$	(5)	$126	$	(1)	$6,627	$	(6)
Obligations of states and political subdivisions	1,874		(1)	—		—	1,874		(1)
Mortgage-backed securities in gov’t sponsored entities	5,755		(28)	—		—	5,755		(28)
Total temporarily impaired	$14,130	$	(34)	$126	$	(1)	$14,256	$	(35)

2019	12 Months or less			More than 12 months			Total
Description of Securities	Fair Value	Unrealized Loss		Fair Value	Unrealized Loss		Fair Value	Unrealized Loss
U.S. Treasury securities and obligations of U.S. government agencies	$—		$—	$3,408	$	(4)	$3,408	$	(4)
Obligations of states and political subdivisions	1,947		(21)	—		—	1,947		(21)
Mortgage-backed securities in gov’t sponsored entities	10,653		(91)	7,732		(53)	18,385		(144)
Total temporarily impaired	$12,600	$	(112)	$11,140	$	(57)	$23,740	$	(169)

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

December 31, 2020, 2019 and 2018

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

At December 31, 2020, the Company owned 11 securities that were considered temporarily impaired. The unrealized losses on these securities have not been recognized into income because the issuers’ bonds are of high credit quality, management has the intent and ability to hold these securities for the foreseeable future, and the decline in fair value is largely due to changes in market interest rates. The Company also considers sector specific credit rating changes in its analysis. The fair value is expected to recover as the securities approach their maturity date or reset date. The Company does not intend to sell until recovery and does not believe selling will be required before recovery.

The following table presents the net gains and losses on equity investments recognized in earnings at year-end 2020 and 2019, and the portion of unrealized gains and losses for the period that relates to equity investments held at year-end 2020 and 2019:

	2020		2019
Net gains (losses) recognized on equity securities during the year	$	(57)	$121
Less: Net gains realized on the sale of equity securities during the period		6	—
Unrealized gains (losses) recognized in equity securities held at December 31	$	(51)	$121

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 4 - LOANS

Loans at year-end were as follows:

	2020	2019
Commercial and Agriculture	$409,876	$203,110
Commercial Real Estate - owner occupied	278,413	245,606
Commercial Real Estate - non-owner occupied	705,072	592,222
Residential Real Estate	442,588	463,032
Real Estate Construction	175,609	155,825
Farm Real Estate	33,102	34,114
Consumer and Other	12,842	15,061
Total Loans	2,057,502	1,708,970
Allowance for loan losses	(25,028)	(14,767)
Net loans	$2,032,474	$1,694,203

Included in Commercial & Agriculture as of December 31, 2020 is $217,295 of Paycheck Protection Program (“PPP”) loans.

Included in total loans above are deferred loan fees of $5,998 and $488 at December 31, 2020 and 2019, respectively.  Included in net deferred loan fees as of December 31, 2020 is $5,194 of net deferred loan fees from PPP loans.

Paycheck Protection Program

During 2020, we processed over 2,300 loans totaling $259.1 million, of which $41.8 million have been forgiven or have paid off.   SBA fees total approximately $9.9 million, which are being recognized in interest income over the life of the PPP loans.  During the year, $4.7 million of PPP fees were accreted to income.  We borrowed $183.7 million from the Paycheck Protection Program Lending Facility (“PPPLF”), anticipating an additional funding source for PPP landing.  We have since determined this source was no longer needed and have paid off the PPPLF in full.

Loans to principal officers, directors, and their affiliates at year-end 2020 and 2019 were as follows:

	2020	2019
Balance - Beginning of year	$9,909	$8,722
New loans and advances	1,153	3,057
Repayments	(3,004)	(2,574)
Effect of changes to related parties	417	704
Balance - End of year	$8,475	$9,909

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the consolidated balance sheet date. The Company considers the allowance for loan losses of $25,028 adequate to cover loan losses inherent in the loan portfolio, at December 31, 2020. The following tables present, by portfolio segment, the changes in the allowance for loan losses, the ending allocation of the allowance for loan losses and the loan balances outstanding for the years ended December 31, 2020, 2019 and 2018. The changes can be impacted by overall loan volume, adversely graded loans, historical charge-offs and economic factors.

Allowance for loan losses:

December 31, 2020	Beginning balance	Charge-offs		Recoveries	Provision (Credit)	Ending Balance
Commercial & Agriculture	$2,219	$	(20)	$7	$604	$2,810
Commercial Real Estate:
Owner Occupied	2,541		(148)	259	1,405	4,057
Non-Owner Occupied	6,584		—	48	5,819	12,451
Residential Real Estate	1,582		(236)	218	920	2,484
Real Estate Construction	1,250		—	4	1,185	2,439
Farm Real Estate	344		—	13	(19)	338
Consumer and Other	247		(61)	65	(42)	209
Unallocated	—		—	—	240	240
Total	$14,767	$	(465)	$614	$10,112	$25,028

For the year ended December 31, 2020, the Company provided $10,112 to the allowance for loan losses.  The provision was primarily the result of an increase in Civista’s qualitative factors, primarily changes in international, national, regional and local conditions, related to the economic shutdown driven by the ongoing COVID-19 pandemic. Economic impacts related to the COVID-19 pandemic include the loss of revenue being experienced by our business clients, disruption of supply chains, additional employee costs for businesses due to the pandemic, higher unemployment rates throughout our footprint and a large number of customers requesting payment relief.  The allowance for Commercial & Agriculture loans increased due to an increase in general reserves required for this type as a result of an increase in loan balances mainly from Civista’s participation in the PPP loan program and by an increase in loss rates, resulting in an increase in the provision.  PPP loans are eligible for a 100% guaranty by the U.S. Small Business Administration (“SBA”).  However, in the event of a loss resulting from a default on a PPP loan, and a determination by the SBA that there was a deficiency in the manner on which the PPP loan was originated or funded, the SBA may deny its liability under the guaranty.  The reserve percentage for PPP loans is substantially less than the other loans in this segment.  The allowance for Commercial Real Estate – Owner Occupied loans increased due to an increase in general reserves required for this type as a result of higher loan balances, an increase in classified, the volume of loans currently in payment deferral, and an increase in loss rates. The result was represented as an increase in the provision. The allowance for Commercial Real Estate – Non-Owner Occupied loans increased due to an increase in general reserves required as a result of an increase in loan balances, an increase in classified loans, the volume of loans currently in payment deferral, and an increase in loss rates.  This was represented as an increase in the provision.  The allowance for Residential Real Estate loans increased due to an increase in general reserves required for this type as a result of factors related to the COVID-19 pandemic, offset by a decrease in loan balances, represented by an increase in the provision. The allowance for Real Estate Construction loans increased due to an increase in general reserves required as a result of an increase in loan balances and an increase in loss rates, represented by an increase in the provision.  The allowance for Farm Real Estate loans decreased due to a decrease in general reserves required as a result of a decrease in loan balances.  The result was represented as a decrease in the provision.  The allowance for Consumer and Other loans decreased due to a decrease in general reserves required as a result of a decrease in loan balances and loss rates.  The result was represented as a decrease in the provision.  Management feels that the unallocated amount is appropriate and within the relevant range for the allowance that is reflective of the uncertainty in the portfolio at December 31, 2020.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

Allowance for loan losses:

December 31, 2019	Beginning balance	Charge-offs		Recoveries	Provision (Credit)	Ending Balance
Commercial & Agriculture	$1,747	$	(114)	$86	$500	$2,219
Commercial Real Estate:
Owner Occupied	1,962		(161)	289	451	2,541
Non-Owner Occupied	5,803		—	102	679	6,584
Residential Real Estate	1,531		(294)	259	86	1,582
Real Estate Construction	1,046		(24)	3	225	1,250
Farm Real Estate	397		—	5	(58)	344
Consumer and Other	284		(183)	85	61	247
Unallocated	909		—	—	(909)	—
Total	$13,679	$	(776)	$829	$1,035	$14,767

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

Allowance for loan losses:

December 31, 2018	Beginning balance	Charge-offs		Recoveries	Provision (Credit)	Ending Balance
Commercial & Agriculture	$1,562	$	(249)	$169	$265	$1,747
Commercial Real Estate:
Owner Occupied	2,043		(193)	158	(46)	1,962
Non-Owner Occupied	5,307		(153)	28	621	5,803
Residential Real Estate	1,910		(105)	208	(482)	1,531
Real Estate Construction	834		—	—	212	1,046
Farm Real Estate	430		—	5	(38)	397
Consumer and Other	290		(203)	100	97	284
Unallocated	758		—	—	151	909
Total	$13,134	$	(903)	$668	$780	$13,679

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

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables present, by portfolio segment, the allocation of the allowance for loan losses and related loan balances as of December 31, 2020 and December 31, 2019.
December 31, 2020	Loans acquired with credit deterioration	Loans individually evaluated for impairment	Loans collectively evaluated for impairment	Total
Allowance for loan losses:
Commercial & Agriculture	$—	$73	$2,737	$2,810
Commercial Real Estate:
Owner Occupied	—	5	4,052	4,057
Non-Owner Occupied	—	—	12,451	12,451
Residential Real Estate	—	29	2,455	2,484
Real Estate Construction	—	—	2,439	2,439
Farm Real Estate	—	—	338	338
Consumer and Other	—	—	209	209
Unallocated	—	—	240	240
Total	$—	$107	$24,921	$25,028

Outstanding loan balances:
Commercial & Agriculture	$—	$74	$409,802	$409,876
Commercial Real Estate:
Owner Occupied	—	980	277,433	278,413
Non-Owner Occupied	—	48	705,024	705,072
Residential Real Estate	388	946	441,254	442,588
Real Estate Construction	—	—	175,609	175,609
Farm Real Estate	—	618	32,484	33,102
Consumer and Other	—	—	12,842	12,842
Total	$388	$2,666	$2,054,448	$2,057,502

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

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

The following tables represent credit exposures by internally assigned risk ratings for the periods ended December 31, 2020 and 2019. The remaining loans in the Residential Real Estate, Real Estate Construction and Consumer and Other loan categories that are not assigned a risk grade are presented in a separate table below. The risk rating analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Company’s internal credit risk rating system is based on experiences with similarly graded loans.

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

December 31, 2020	Pass	Special Mention	Substandard	Doubtful	Ending Balance
Commercial & Agriculture	$401,636	$4,472	$3,768	$—	$409,876
Commercial Real Estate:
Owner Occupied	248,316	19,429	10,668	—	278,413
Non-Owner Occupied	604,909	58,270	41,893	—	705,072
Residential Real Estate	81,409	668	5,524	—	87,601
Real Estate Construction	158,207	962	492	—	159,661
Farm Real Estate	30,486	216	2,400	—	33,102
Consumer and Other	833	—	33	—	866
Total	$1,525,796	$84,017	$64,778	$—	$1,674,591

December 31, 2019	Pass	Special Mention	Substandard	Doubtful	Ending Balance
Commercial & Agriculture	$199,649	$2,236	$1,225	$—	$203,110
Commercial Real Estate:
Owner Occupied	237,171	5,617	2,818	—	245,606
Non-Owner Occupied	588,633	2,155	1,434	—	592,222
Residential Real Estate	73,289	528	6,495	—	80,312
Real Estate Construction	145,251	—	9	—	145,260
Farm Real Estate	30,808	567	2,739	—	34,114
Consumer and Other	1,289	—	6	—	1,295
Total	$1,276,090	$11,103	$14,726	$—	$1,301,919

Due to the business disruptions and shut-downs due to the Covid-19 pandemic, management offered payment deferments to a number of customers that had previously been current in all respects.  The bank instituted an enhanced portfolio management process which included meeting with customers, requesting additional financial information and evaluating cashflow and adjusting risk ratings as conditions warrant.   During this process systematically downgraded a significant number of loans to recognize the increased risk attributed to the business disruptions related to the pandemic.  The majority of the loans downgraded did not meet the definition of impaired, but were added to the criticized category due to the additional deferrals or reduced financial performance.  Additionally, the bank did offer longer term deferrals under Section 4013 of the Cares Act, that were also downgraded as appropriate.  The majority of the deferrals made during the year resulted in continued payments of interest. The Bank believes it has prudently identified risk, assigned appropriate risk ratings, and has a comprehensive portfolio monitoring process to identify and quantify risk.

The following tables present performing and nonperforming loans based solely on payment activity for the years ended December 31, 2020 and December 31, 2019 that have not been assigned an internal risk grade. The types of loans presented here are not assigned a risk grade unless there is evidence of a problem. Payment activity is reviewed by management on a monthly basis to evaluate performance. Loans are considered to be nonperforming when they become 90 days past due or if management thinks that we may not collect all of our principal and interest. Nonperforming loans also include certain loans that have been modified in Troubled Debt Restructurings (TDRs) where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Company’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions due to economic status. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

December 31, 2020	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
Performing	$354,987	$15,948	$11,976	$382,911
Nonperforming	—	—	—	—
Total	$354,987	$15,948	$11,976	$382,911

December 31, 2019	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
Performing	$382,720	$10,565	$13,766	$407,051
Nonperforming	—	—	—	—
Total	$382,720	$10,565	$13,766	$407,051

The following tables include an aging analysis of the recorded investment of past due loans outstanding as of December 31, 2020 and 2019.

December 31, 2020	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Current	Purchased Credit- Impaired Loans	Total Loans	Past Due 90 Days and Accruing
Commercial & Agriculture	$117	$25	$50	$192	$409,684	$—	$409,876	$—
Commercial Real Estate:
Owner Occupied	—	4	102	106	278,307	—	278,413	—
Non-Owner Occupied	—	—	6	6	705,066	—	705,072	—
Residential Real Estate	1,059	867	1,314	3,240	438,960	388	442,588	—
Real Estate Construction	—	—	—	—	175,609	—	175,609	—
Farm Real Estate	—	—	4	4	33,098	—	33,102	—
Consumer and Other	59	1	16	76	12,766	—	12,842	—
Total	$1,235	$897	$1,492	$3,624	$2,053,490	$388	$2,057,502	$—

December 31, 2019	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Current	Purchased Credit- Impaired Loans	Total Loans	Past Due 90 Days and Accruing
Commercial & Agriculture	$27	$35	$106	$168	$202,942	$—	$203,110	$—
Commercial Real Estate:
Owner Occupied	453	63	663	1,179	244,427	—	245,606	—
Non-Owner Occupied	—	—	8	8	592,214	—	592,222	—
Residential Real Estate	2,399	198	1,775	4,372	458,193	467	463,032	—
Real Estate Construction	—	—	—	—	155,825	—	155,825	—
Farm Real Estate	—	—	7	7	34,107	—	34,114	—
Consumer and Other	129	46	—	175	14,886	—	15,061	—
Total	$3,008	$342	$2,559	$5,909	$1,702,594	$467	$1,708,970	$—

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following table presents loans on nonaccrual status, excluding purchased credit-impaired (PCI) loans, as of December 31, 2020 and 2019.

	2020	2019
Commercial & Agriculture	$139	$173
Commercial Real Estate:
Owner Occupied	964	938
Non-Owner Occupied	6	8
Residential Real Estate	3,893	4,183
Real Estate Construction	7	9
Farm Real Estate	85	284
Consumer and Other	31	4
Total	$5,125	$5,599

Nonaccrual Loans: Loans are considered for nonaccrual status upon reaching 90 days delinquency, unless the loan is well secured and in the process of collection, although the Company may be receiving partial payments of interest and partial repayments of principal on such loans. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest income. A loan may be returned to accruing status only if one of three conditions are met: the loan is well-secured and none of the principal and interest has been past due for a minimum of 90 days; the loan is a TDR and the borrower has made a minimum of six months payments; or the principal and interest payments are reasonably assured and a sustained period of performance has occurred, generally six months. The gross interest income that would have been recorded on nonaccrual loans in 2020, 2019 and 2018 if the loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the period, was $536, $571 and $587, respectively. The amount of interest income on such loans recognized on a cash basis was $477 in 2020, $379 in 2019 and $360 in 2018.

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

Loans modified in a TDR are typically already on non-accrual status and partial charge-offs have in some cases already been taken against the outstanding loan balance. As a result, loans modified in a TDR may have the financial effect of increasing the specific allowance associated with the loan. An allowance for impaired loans that have been modified in a TDR are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the estimated fair value of the collateral, less any selling costs, if the loan is collateral dependent. Management exercises significant judgment in developing these estimates. TDRs accounted for $35 of the allowance for loan losses as of December 31, 2020, $91 as of December 31, 2019 and $141 as of December 31, 2018.

There were no loans modified during the twelve month period ended December 31, 2020.  Loan modifications that are considered TDRs completed during the twelve month periods ended December 31, 2019 and 2018 were as follows:

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

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

Recidivism, or the borrower defaulting on its obligation pursuant to a modified loan, results in the loan once again becoming a non-accrual loan. Recidivism occurs at a notably higher rate than do defaults on new originations loans, so modified loans present a higher risk of loss than do new origination loans. During the periods ended December 31, 2020, 2019 and 2018, there were no defaults on loans that were modified and considered TDRs during the previous twelve months.

Impaired Loans: Larger ( greater than $350) commercial loan, commercial real estate loan and farm real estate loan relationships, all TDRs and residential real estate and consumer loans that are part of a larger relationship are tested for impairment. These loans are analyzed to determine if it is probable that all amounts will not be collected according to the contractual terms of the loan agreement. If management determines that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an allowance estimate or a charge-off to the allowance.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

Loan Modifications/Troubled Debt Restructurings

During 2020, Civista modified 813 loans totaling $431,283, primarily consisting of the deferral of principal and/or interest payments.  All of the loans modified were performing at December 31, 2019 and comply with the provisions of the Coronavirus Aid Relief, and Economic Security Act (“CARES Act”) to not be considered a troubled debt restructuring.

While most of the loans that received some form of modification have returned to making payments, Civista has received customer deferral requests for another round of modifications on loans.  As of December 31, 2020, Civista has 55 loans totaling $73,786 that remain on a CARES Act modification.   Details with respect to loan modifications that remain on deferred status are as follows:

	Number of		Percent of
Type of Loan	Loans	Balance	Loans Outstanding[1]
		(In thousands)
Commercial & Agriculture	21	$4,069	0.22%
Commercial Real Estate:
Owner Occupied	12	13,072	0.71%
Non-Owner Occupied	19	51,027	2.77%
Residential Real Estate	1	180	0.01%
Real Estate Construction	2	5,438	0.30%
Total	55	$73,786	4.01%
[1] excluding PPP loans

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following table includes the recorded investment and unpaid principal balances for impaired financing receivables, excluding PCI loans, with the associated allowance amount, if applicable, as of December 31, 2020 and 2019.

	December 31, 2020			December 31, 2019
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial & Agriculture	$—	$—		$367	$367
Commercial Real Estate:
Owner Occupied	757	757		168	168
Non-Owner Occupied	48	48		374	374
Residential Real Estate	915	940		1,571	1,643
Farm Real Estate	618	618		666	666
Total	2,338	2,363		3,146	3,218
With an allowance recorded:
Commercial & Agriculture	74	74	$73	—	—	$—
Commercial Real Estate:
Owner Occupied	223	223	5	258	258	9
Residential Real Estate	31	35	29	193	197	82
Farm Real Estate	—	—	—	—	—	—
Total	328	332	107	451	455	91
Total:
Commercial & Agriculture	74	74	73	367	367	—
Commercial Real Estate:
Owner Occupied	980	980	5	426	426	9
Non-Owner Occupied	48	48	—	374	374	—
Residential Real Estate	946	975	29	1,764	1,840	82
Farm Real Estate	618	618	—	666	666	—
Total	$2,666	$2,695	$107	$3,597	$3,673	$91

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables include the average recorded investment and interest income recognized for impaired financing receivables as of, and for the years ended, December 31, 2020, 2019 and 2018.

For the year ended:	December 31, 2020		December 31, 2019
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Commercial & Agriculture	$88	$4	$367	$33
Commercial Real Estate:
Owner Occupied	520	27	456	32
Non-Owner Occupied	243	16	308	20
Residential Real Estate	1,361	43	1,271	58
Farm Real Estate	647	26	683	29
Total	$2,859	$116	$3,085	$172

For the year ended:	December 31, 2018
	Average Recorded Investment	Interest Income Recognized
Commercial & Agriculture	$636	$25
Commercial Real Estate:
Owner Occupied	610	33
Non-Owner Occupied	39	5
Residential Real Estate	1,519	75
Farm Real Estate	716	29
Total	$3,520	$167

Foreclosed assets acquired in settlement of loans are carried at fair value less estimated costs to sell and are included in other assets on the Consolidated Balance Sheet. As of December 31, 2020 there were $31 of foreclosed assets included in other assets.  As of December 31, 2019 there were no foreclosed assets included in other assets. As of December 31, 2020 and 2019, the Company had initiated formal foreclosure procedures on $741 and $1,022, respectively, of consumer residential mortgages.

Changes in the amortizable yield for PCI loans were as follows, since acquisition:

	At December 31, 2020	At December 31, 2019
	(In Thousands)	(In Thousands)
Balance at beginning of period	$255	$336
Acquisition of PCI loans	—	—
Accretion	(336)	(164)
Transfers from non-accretable to accretable	306	83
Balance at end of period	$225	$255

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following table presents additional information regarding loans acquired and accounted for in accordance with ASC 310-30:

	At December 31, 2020	At December 31, 2019
	Acquired Loans with Specific Evidence of Deterioration of Credit Quality (ASC 310-30)	Acquired Loans with Specific Evidence of Deterioration of Credit Quality (ASC 310-30)
	(In Thousands)
Outstanding balance	$687	$1,149
Carrying amount	388	467

There was no allowance for loan losses recorded for acquired loans with or without specific evidence of deterioration in credit quality as of December 31, 2020 and 2019, respectively.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 6 - OTHER COMPREHENSIVE INCOME (LOSS)

The following table presents the components of other comprehensive income (loss), net of tax, as of December 31, 2020, 2019 and 2018:

	Before Tax		Tax Effect		Net of Tax
Year Ended December 31, 2020
Net unrealized Gains (Losses) on Investment Securities:
Other comprehensive income (loss) before reclassifications		$10,935		$2,297		$8,638
Amounts reclassified from accumulated other comprehensive income (loss)		(94)		(20)		(74)
Net Unrealized Gains on Investment Securities		10,841		2,277		8,564

Defined Benefit Plans:
Other comprehensive income (loss) before reclassifications		(1,326)		(279)		(1,047)
Amounts reclassified from accumulated other comprehensive income (loss)		289		61		228
Defined Benefit Plans, Net		(1,037)		(218)		(819)
Other Comprehensive Income		$9,804		$2,059		$7,745

Year Ended December 31, 2019
Net unrealized Gains (Losses) on Investment Securities:
Other comprehensive income (loss) before reclassifications		$13,368		$2,807		$10,561
Amounts reclassified from accumulated other comprehensive income (loss)		(32)		(7)		(25)
Net Unrealized Gains on Investment Securities		13,336		2,800		10,536

Defined Benefit Plans:
Other comprehensive income (loss) before reclassifications		(2,953)		(620)		(2,333)
Amounts reclassified from accumulated other comprehensive income (loss)		156		33		123
Defined Benefit Plans, Net		(2,797)		(587)		(2,210)
Other Comprehensive Income		$10,539		$2,213		$8,326

Year Ended December 31, 2018
Net unrealized Gains (Losses) on Investment Securities:
Other comprehensive income (loss) before reclassifications	$	(1,122)	$	(236)	$	(886)
Amounts reclassified from accumulated other comprehensive income (loss)		413		87		326
Reclassification of equity securities from accumulated other comprehensive income (loss)		(352)		(74)		(278)
Net Unrealized Losses on Investment Securities		(1,061)		(223)		(838)

Defined Benefit Plans:
Other comprehensive income (loss) before reclassifications		497		104		393
Amounts reclassified from accumulated other comprehensive income (loss)		149		32		117
Defined Benefit Plans, Net		646		136		510
Other Comprehensive Loss	$	(415)	$	(87)	$	(328)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 6 - OTHER COMPREHENSIVE INCOME (LOSS ) (Continued)

The following table presents the changes in each component of accumulated other comprehensive income (loss), net of tax, as of December 31, 2020, 2019 and 2018.

	For the Year Ended December 31, 2020				For the Year Ended December 31, 2019					For the Year Ended December 31, 2018
	Unrealized Gains and Losses on Available for Sale Securities	Defined Benefit Pension Items		Total	Unrealized Gains and Losses on Available for Sale Securities	Defined Benefit Pension Items		Total		Unrealized Gains and Losses on Available for Sale Securities	Defined Benefit Pension Items		Total
Beginning balance	$12,883	$	(6,009)	$6,874	$2,347	$	(3,799)	$	(1,452)	$3,185	$	(4,309)	$	(1,124)
Other comprehensive income (loss) before reclassifications	8,638		(1,047)	7,591	10,561		(2,333)		8,228	(886)		393		(493)
Amounts reclassified from accumulated other comprehensive income (loss)	(74)		228	154	(25)		123		98	326		117		443
Net current-period other comprehensive income (loss)	8,564		(819)	7,745	10,536		(2,210)		8,326	(560)		510		(50)
Reclassification of equity securities from accumulated other comprehensive income (loss)	—		—	—	—		—		—	(278)		—		(278)
Ending balance	$21,447	$	(6,828)	$14,619	$12,883	$	(6,009)		$6,874	$2,347	$	(3,799)	$	(1,452)

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 6 - OTHER COMPREHENSIVE INCOME (LOSS ) (Continued)

The following table presents the amounts reclassified out of each component of accumulated other comprehensive loss as of December 31, 2020, 2019 and 2018.

	Amount Reclassified from Accumulated Other Comprehensive Loss (a)
	For the year ended December 31,
Details about Accumulated Other Comprehensive Income (Loss) Components	2020			2019			2018			Affected Line Item in the Statement Where Net Income is Presented
Unrealized gains (losses) on available-for-sale securities		$94			$32		$	(413)		Net gain (loss) on sale of securities
Tax effect		(20)			(7)			87		Income taxes
		74			25			(326)
Amortization of defined benefit pension items
Actuarial losses		(289)	(b)		(156)	(b)		(149)	(b)	Other operating expenses
Tax effect		61			33			32		Income taxes
		(228)			(123)			(117)
Total reclassifications for the period	$	(154)		$	(98)		$	(443)

(a)	Amounts in parentheses indicate expenses and other amounts indicate income.
(b)	These accumulated other comprehensive income (loss) components are included in the computation of net periodic pension cost.

NOTE 7 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

	At December 31,
	2020	2019
Land and improvements	$6,879	$6,651
Buildings and improvements	28,835	28,047
Furniture and equipment	22,849	21,988
Total	58,563	56,686
Accumulated depreciation	(35,983)	(33,815)
Premises and equipment, net	$22,580	$22,871

Depreciation expense was $2,253, $2,240 and $1,515 for 2020, 2019 and 2018, respectively.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 8 - GOODWILL AND INTANGIBLE ASSETS

There was no change in the carrying amount of goodwill of $76,851 for the year ended December 31, 2020 and December 31, 2019.

Management performs an evaluation of goodwill for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Management performed an evaluation of the Company’s goodwill during the fourth quarter of 2020. Based on this test, management concluded that the Company’s goodwill was not impaired at December 31, 2020.

Acquired intangible assets were as follows as of year-end.

	2020			2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Core deposit intangible assets(1):
Core deposit intangibles	14,792	8,963	5,829	14,792	8,049	6,743
Total core deposit intangible assets	$14,792	$8,963	$5,829	$14,792	$8,049	$6,743

(1)	Excludes fully amortized core deposit intangible assets

Aggregate core deposit intangible amortization expense was $913, $945 and $366 for 2020, 2019 and 2018, respectively.

Activity for mortgage servicing rights (MSRs) and the related valuation allowance follows:

	2020	2019
Mortgage Servicing Rights:
Beginning of year	$1,562	$1,664
Additions	1,310	247
Disposals	—	—
Amortized to expense	524	247
Other Charges	—	—
Change in valuation allowance	102	102
End of year	$2,246	$1,562

Valuation allowance:
Beginning of year	$102	$—
Additions expensed	162	102
Reductions credited to operations	(60)	—
Direct write-offs	—	—
End of year	$204	$102

Aggregate mortgage servicing rights (MSRs) amortization was $524, $247 and $126 for 2020, 2019 and 2018, respectively.

The fair value of servicing rights was $2,245 and $1,562 at year-end 2020 and 2019.  Fair value at year-end 2020 was determined using a discount rate of 12.0%, prepayment speeds ranging from 12.0% to 50.0%, depending on the stratification of the specific right, and a weighted average default rate of 0.93%.  Fair value at year-end 2019 was determined using a discount rate of 12.0%, prepayment speeds ranging from 11.4% to 50.0%, depending on the stratification of the specific right, and a default rate of 0.85%.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 8 - GOODWILL AND INTANGIBLE ASSETS (Continued)

Estimated amortization expense for each of the next five years and thereafter is as follows:

	MSRs	Core deposit intangibles	Total
2021	$126	$891	$1,017
2022	126	868	994
2023	125	841	966
2024	124	804	928
2025	124	708	832
Thereafter	1,621	1,717	3,338
	$2,246	$5,829	$8,075

NOTE 9 - INTEREST-BEARING DEPOSITS

Interest-bearing deposits as of December 31, 2020 and 2019 were as follows:

	2020	2019
Demand	$410,139	$301,674
Savings and Money markets	771,612	588,697
Certificates of Deposit:
$250 and over	70,989	58,290
Other	169,453	168,928
Individual Retirement Accounts	46,396	48,622
Total	$1,468,589	$1,166,211

Scheduled maturities of certificates of deposit, including IRAs at December 31, 2020 were as follows:

2021	$209,556
2022	58,234
2023	11,603
2024	3,490
2025	2,729
Thereafter	1,226
Total	$286,838

Deposits from the Company’s principal officers, directors, and their affiliates at year-end 2020 and 2019 were $12,487 and $8,917, respectively.

As of December 31, 2020, CDs and IRAs totaling $74,777 met or exceeded the FDIC’s insurance limit of $250,000.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 10 - SHORT-TERM BORROWINGS

Short-term borrowings, which consist of federal funds purchased and other short-term borrowings are summarized as follows:

	At December 31, 2020		At December 31, 2019
	Federal Funds Purchased	Short-term Borrowings	Federal Funds Purchased	Short-term Borrowings
Outstanding balance at year end	$—	$—	$—	$101,500
Maximum indebtedness during the year	50,000	102,700	20,000	192,700
Average balance during the year	288	8,151	137	112,088
Average rate paid during the year	0.35%	1.64%	2.19%	2.32%
Interest rate on year end balance	—	—	—	1.63%

	At December 31, 2018
	Federal Funds Purchased	Short-term Borrowings
Outstanding balance at year end	$—	$188,600
Maximum indebtedness during the year	20,000	225,300
Average balance during the year	116	113,520
Average rate paid during the year	2.58%	2.07%
Interest rate on year end balance	—	2.45%

Average balances during the year represent daily averages. Average interest rates represent interest expense divided by the related average balances.

These borrowing transactions can range from overnight to six months in maturity. The average maturity was one day at December 31, 2019.

NOTE 11 - FEDERAL HOME LOAN BANK ADVANCES

Long-term advances from the FHLB were $125,000 at December 31, 2020 and December 31, 2019. Outstanding balances have maturity dates ranging from May 2029 to October 2029 with fixed rates ranging from 1.03% to 2.05%. The average rate on outstanding advances was 1.44% at December 31, 2020. Outstanding advances are prepayable in whole only and are subject to a termination fee.  The Company has two long-term advances, both have put options.  The first advance in the amount of $75,000 is puttable October 22, 2020 and the second advance in the amount of $50,000 is puttable May 23, 2024.

Scheduled principal reductions of FHLB advances outstanding at December 31, 2020 were as follows:

2029	$125,000
Total	$125,000

In addition to the borrowings, the Company had outstanding letters of credit with the FHLB totaling $20,000 at year-end 2020 and 2019, respectively, used for pledging to secure public funds. FHLB borrowings and the letters of credit were collateralized by FHLB stock and by $217,500 and $369,750 of residential mortgage loans under a blanket lien arrangement at year-end 2020 and 2019, respectively.

The Company had a FHLB maximum borrowing capacity of $612,308 as of December 31, 2020, with remaining borrowing capacity of approximately $467,308. The borrowing arrangement with the FHLB is subject to annual renewal. The maximum borrowing capacity is recalculated at least quarterly.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

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

The following table presents detail regarding the securities pledged as collateral under repurchase agreements as of December 31, 2020 and 2019. All of the repurchase agreements are overnight agreements.

	December 31, 2020	December 31, 2019
Securities pledged for repurchase agreements:
U.S. Treasury securities	$899	$810
Obligations of U.S. government agencies	28,015	17,864
Total securities pledged	$28,914	$18,674
Gross amount of recognized liabilities for repurchase agreements	$28,914	$18,674
Amounts related to agreements not included in offsetting disclosures above	$—	$—

Information concerning securities sold under agreements to repurchase was as follows:

	2020	2019	2018
Outstanding balance at year end	$28,914	$18,674	$22,199
Average balance during the year	24,390	18,321	18,456
Average interest rate during the year	0.10%	0.10%	0.10%
Maximum month-end balance during the year	$31,885	$21,970	$22,199
Weighted average interest rate at year end	0.10%	0.10%	0.10%

NOTE 13 - SUBORDINATED DEBENTURES

Trusts formed by the Company in March of 2002 and March of 2003 issued floating rate trust preferred securities, in the amounts of $5,000 and $7,500, respectively, through special purpose entities as part of pooled offerings of such securities. The Company issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Company may redeem the subordinated debentures, in whole but not in part, at face value. In March 2007, the Company elected to redeem and refinance the $5,000 floating rate subordinated debenture. The refinancing was done at face value and resulted in a 2.00% reduction in the floating rate. The new subordinated debenture has a 30-year maturity and is redeemable, in whole or in part, anytime without penalty. The replacement subordinated debenture does not have any deferred issuance cost associated with it. The interest rate at December 31, 2019 on the $7,500 debenture was 3.38% and the $5,000 debenture was 1.85%.

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 13 - SUBORDINATED DEBENTURES (Continued)

Finally, the Company acquired two additional trust preferred securities as part of its acquisition of Futura Banc Corp (Futura) in December 2007. Futura TPF Trust I and Futura TPF Trust II were formed in June of 2005 in the amounts of $2,500 and $1,927, respectively. Futura had issued subordinated debentures to the trusts in exchange for ownership of all of the common security of the trusts and the proceeds of the preferred securities sold by the trusts. The Company may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1,000, at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on June 15, 2035. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust indenture. The current rate on the $2,500 subordinated debenture is variable at 1.91%. In June 2010, the rate on the $1,927 subordinated debenture switched from a fixed rate to a floating rate. The current rate on the $1,927 subordinated debenture is 1.91%.

NOTE 14 - INCOME TAXES

Income taxes were as follows for the years ended December 31:

	2020	2019	2018
Current	$6,947	$4,713	$2,444
State	270	307	45
Deferred	(2,277)	663	151
Income taxes	$4,940	$5,683	$2,640

Effective tax rates differed from the statutory federal income tax rate of 21% in 2020, 2019 and 2018 due to the following:

	2020	2019	2018
Income taxes computed at the statutory federal tax rate	$7,798	$8,308	$3,524
Add (subtract) tax effect of:
Nontaxable interest income, net of nondeductible interest expense	(1,293)	(1,194)	(834)
Low income housing tax credit	(1,186)	(903)	(903)
Cash surrender value of BOLI	(205)	(211)	(143)
Nondeductible merger costs	—	—	1,034
Change in tax position BOLI	—	(353)	—
Other	(174)	36	(38)
Income tax expense	$4,940	$5,683	$2,640

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 14 - INCOME TAXES (Continued)

Year-end deferred tax assets and liabilities were due to the following:

	2020	2019
Deferred tax assets
Allowance for loan losses	$5,256	$3,245
Deferred compensation	1,201	1,191
Pension costs	304	81
Intangible assets	312	394
Purchase accounting adjustments	—	226
Net operating loss carryforward	509	1,081
Deferred loan fees	1,260	102
Other	745	118
Deferred tax asset	9,587	6,438
Deferred tax liabilities
Tax depreciation in excess of book depreciation	(851)	(808)
Discount accretion on securities	(10)	(18)
FHLB stock dividends	(969)	(969)
Unrealized gain on securities available for sale	(5,606)	(3,424)
Pension costs	—	—
Prepaids	(325)	(326)
BOLI	—	—
Other	(979)	(359)
Deferred tax liability	(8,740)	(5,904)
Net deferred tax asset	$847	$534

No valuation allowance was established at December 31, 2020 and 2019, due to the Company’s ability to carryforward net operating losses to taxes paid in future years and certain tax strategies, coupled with the anticipated future income as evidenced by the Company’s earning potential.

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

NOTE 15 - RETIREMENT PLANS

The Company sponsors a savings and retirement 401(k) plan, which covers all employees who meet certain eligibility requirements and who choose to participate in the plan. The matching contribution to the 401(k) plan was $1,226, $1,074 and $892 in 2020, 2019 and 2018, respectively. The Company’s matching contribution is 100% of an employee’s first three percent contributed and 50% of the next two percent contributed.

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

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 15 - RETIREMENT PLANS (Continued)

In October 2015, the Company, on behalf of it and its subsidiaries, entered into Pension Shortfall Agreements (the “Shortfall Agreements”) with ten employees of the Bank. When the Company ceased accruals to its defined benefit pension plan on April 30, 2014, the circumstances of some participants with limited periods until their anticipated retirement dates would not permit them to use other available alternatives to make up for the shortfall in their expected pension. The Company calculated the total amount of the shortfall for each of the referenced individuals after considering its contributions to other retirement benefits. Pension shortfall expense was $130 in 2020, $161 in 2019 and $180 in 2018. Included in pension shortfall expense was interest expense, totaling $9, $20 and $24 in 2020, 2019 and 2018, respectively, which was also recorded in and credited to the accounts of the ten individuals covered by this plan.

Information about the pension plan is as follows:

	2020		2019
Change in benefit obligation:
Beginning benefit obligation		$15,570		$13,338
Service cost		—		—
Interest cost		484		479
Curtailment gain		—		—
Settlement loss		—		—
Actuarial (gain)/loss		1,898		3,546
Benefits paid		(1,296)		(1,793)
Settlement payments		—		—
Ending benefit obligation		16,656		15,570
Change in plan assets, at fair value:
Beginning plan assets		15,183		15,572
Actual return		1,370		1,404
Employer contribution		—		—
Benefits paid		(1,296)		(1,793)
Settlement payments		—		—
Administrative expenses		—		—
Ending plan assets		15,257		15,183
Funded status at end of year	$	(1,399)	$	(387)

Amounts recognized in accumulated other comprehensive income (loss) at December 31, consist of unrecognized actuarial loss of $6,828, net of $1,815 tax in 2020 and $6,009, net of $1,597 tax in 2019.

The accumulated benefit obligation for the defined benefit pension plan was $16,656 at December 31, 2020 and $15,570 at December 31, 2019.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 15 - RETIREMENT PLANS (Continued)

The components of net periodic pension expense were as follows:

	2020	2019		2018
Service cost	$—		$—		$—
Interest cost	484		479		627
Expected return on plan assets	(748)		(811)		(1,355)
Net amortization and deferral	289		156		149
Net periodic pension cost (benefit)	25		(176)		(579)
Additional loss due to settlement	—		—		1,188
Total pension cost (benefit)	$25	$	(176)		$609

Net loss (gain) recognized in other comprehensive income	$986		$2,798	$	(1,453)
Total recognized in net periodic benefit cost and other comprehensive loss (before tax)	$1,011		$2,622	$	(2,032)

The components of net periodic benefit cost other than the service cost component are included in the line item “other operating expenses” in the Consolidated Statement of Operations.

The estimated net loss for the defined benefit pension plan that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year is $289.  The Company incurred settlement costs in 2020, 2019 and 2018 of $0, $0 and $1,188, respectively.

The weighted average assumptions used to determine benefit obligations at year-end were as follows:

	2020	2019	2018
Discount rate on benefit obligation	2.39%	3.13%	4.14%
Long-term rate of return on plan assets	4.44%	4.96%	7.00%
Rate of compensation increase	0.00%	0.00%	0.00%

The weighted average assumptions used to determine net periodic pension cost were as follows:

	2020	2019	2018
Discount rate on benefit obligation	3.13%	4.14%	3.51%
Long-term rate of return on plan assets	4.96%	7.00%	7.00%
Rate of compensation increase	0.00%	0.00%	0.00%

The Company uses long-term market rates to determine the discount rate on the benefit obligation. Declines in the discount rate lead to increases in the actuarial loss related to the benefit obligation.

The expectation for long-term rate of return on the pension assets and the expected rate of compensation increases are reviewed periodically by management in consultation with outside actuaries and primary investment consultants. Factors considered in setting and adjusting these rates are historic and projected rates of return on the portfolio and historic and estimated rates of increases of compensation. Since the pension plan is frozen, the rate of compensation increase used to determine the benefit obligation for 2020, 2019 and 2018 was zero.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 15 - RETIREMENT PLANS (Continued)

The Company’s pension plan asset allocation at year-end 2020 and 2019 and target allocation for 2020 by asset category are as follows:

	Target Allocation	Percentage of Plan Assets at Year-end
Asset Category	2021	2020	2019
Equity securities	0-30%	20.0%	20.0%
Debt securities	70-100	80.0	80.0
Total		100.0%	100.0%

The Company developed the pension plan investment policies and strategies for plan assets with its pension management firm. The assets are currently invested in seven diversified investment funds, which include four equity funds and three bond funds. The long-term guidelines from above were created to maximize the return on portfolio assets while reducing the risk of the portfolio. The management firm may allocate assets among the separate accounts within the established long-term guidelines. Transfers among these accounts will be at the management firm’s discretion based on their investment outlook and the investment strategies that are outlined at periodic meetings with the Company. The expected long-term rate of return on the plan assets was 4.44% in 2020 and 4.96% in 2019. This return is based on the expected return for each of the asset categories, weighted based on the target allocation for each class.

The Company does not expect to make any contribution to its pension plan in 2021. Employer contributions totaled $0 in 2020 and 2019. An increase in the benefit obligations led to an increase in the deficit from $387 at December 31, 2019 to a deficit of $1,399 at December 31, 2020.

Common/Collective Trust Funds

Valued at the daily NAV as reported by the funds. These funds are not traded in an active market or exchange, and the NAV per unit is calculated by dividing the net assets of the fund by the number of units outstanding, which includes observable inputs. The method described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation method is appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Certain investments that are measured at fair value using the NAV per share (or its equivalent) as a practical expedient are not required to be categorized in the fair value hierarchy tables.

Fair Value of Investments in Entities That Use NAV

The following table summarizes investments measured at fair value based on NAV per share as of December 31, 2020 and 2019, respectively:

December 31, 2020	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period

Common/collective trust funds	$15,257	N/A	Daily	Daily

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 15 - RETIREMENT PLANS (Continued)

December 31, 2019	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period

Common/collective trust funds	$15,183	N/A	Daily	Daily

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

Expected benefit payments, which reflect expected future service, are as follows:

2021	$1,661
2022	275
2023	316
2024	355
2025	419
2026 through 2030	2,970
Total	$5,996

Supplemental Retirement Plan

Civista established a supplemental retirement plan (“SERP”) in 2013, which covers key members of management. Under the SERP, participants will receive annually, following retirement, a percentage of their base compensations at the time of their retirement for a maximum of ten years. The SERP liability recorded at December 31, 2020, was $3,097, compared to $2,836 at December 31, 2019. The expense related to the SERP was $429, $394 and $351 for 2020, 2019 and 2018, respectively. Distributions to participants made in 2020, 2019 and 2018 totaled $168, $128, and $87, respectively.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 16 - EQUITY INCENTIVE PLAN

At the Company’s 2014 annual meeting, the shareholders adopted the Company’s 2014 Incentive Plan (“2014 Incentive Plan”). The 2014 Incentive Plan authorizes the Company to grant options, stock awards, stock units and other awards for up to 375,000 common shares of the Company. There were 198,756 shares available for grants under this plan at December 31, 2020.

No options had been granted under the 2014 Incentive Plan as of December 31, 2020 and 2019.

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

During the twelve months ended December 31, 2020, 2019 and 2018, directors of the Company’s banking subsidiary, Civista, were paid a retainer in the form of non-restricted common shares of the Company. The aggregate common shares of 14,266, 8,946 and 7,071, respectively were issued to Civista directors as payment of their retainer for their service on the Civista Board of Directors. The issuances were expensed in their entirety when the shares were issued in the amounts of $196, $196 and $165, respectively.

The Company includes share-based compensation for employees as “Compensation expense” in the Consolidated Statements of Operations.

The following is a summary of the status of the Company’s restricted shares, and changes therein during the twelve months ended December 31, 2020:

	December 31, 2020
	Number of Restricted Shares	Weighted Average Grant Date Fair Value
Nonvested at beginning of period	44,027	$20.48
Granted	26,979	21.26
Vested	(16,732)	20.36
Forfeited	—	—
Nonvested at end of period	54,274	20.90

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 16 - EQUITY INCENTIVE PLAN (Continued)

The following is a summary of the status of the Company’s awarded restricted shares as of December 31, 2020:

At December 31, 2020
Date of Award	Shares	Remaining Expense	Remaining Vesting Period (Years)
January 15, 2016	2,056	$—	0.00
March 20, 2017	2,388	24	1.00
April 10, 2018	2,643	—	0.00
April 10, 2018	4,670	62	2.00
March 14, 2019	6,796	63	1.00
March 14, 2019	8,742	119	3.00
March 14, 2020	13,997	186	2.00
March 14, 2020	12,982	197	4.00
	54,274	$651	2.30

During the twelve months ended December 31, 2020, 2019 and 2018, the Company recorded share-based compensation expense of $421, $335 and $263, respectively and director retainer fees of $196, $196 and $165, respectively, for shares granted under the 2014 Incentive Plan. At December 31, 2020, the total compensation cost related to unvested awards not yet recognized is $651, which is expected to be recognized over the weighted average remaining life of the grants of 2.30 years.

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

December 31, 2020, 2019 and 2018

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

Assets and liabilities measured at fair value are summarized below.

Fair Value Measurements at December 31, 2020 Using:

	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value on a recurring basis:
Securities available for sale
U.S. Treasury securities and obligations of U.S. Government agencies	$—	$21,693	$—
Obligations of states and political subdivisions	—	229,012	—
Mortgage-backed securities in government sponsored entities	—	112,759	—
Total securities available for sale	—	363,464	—
Equity securities	—	886	—
Swap asset	—	21,700	—
Liabilities measured at fair value on a recurring basis:
Swap liability	—	21,764	—
Assets measured at fair value on a nonrecurring basis:
Impaired Loans	$—	$—	$1
Other Real Estate Owned	—	—	31

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

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

The following tables presents quantitative information about the Level 3 significant unobservable inputs for assets and liabilities measured at fair value on a nonrecurring basis at December 31, 2020 and 2019.

	Quantitative Information about Level 3 Fair Value Measurements
December 31, 2020	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Impaired loans	$1	Appraisal of collateral	Appraisal adjustments	0% - 30%	19%
			Holding period	23 months	23 months
Other real estate owned	$31	Appraisal of collateral	Appraisal adjustments	10%	10%

	Quantitative Information about Level 3 Fair Value Measurements
December 31, 2019	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Impaired loans	$1	Appraisal of collateral	Appraisal adjustments	30%	30%
			Holding period	22 months	22 months

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 17 - FAIR VALUE MEASUREMENT (Continued)

The carrying amount and fair value of financial instruments carried at amortized cost were as follows:

December 31, 2020	Carrying Amount	Total Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and due from financial institutions	$139,522	$139,522	$139,522	$—	$—
Other securities	20,537	20,537	20,537	—	—
Loans, held for sale	7,001	7,141	7,141	—	—
Loans, net of allowance for loan losses	2,032,474	2,063,249	—	—	2,063,249
Bank owned life insurance	45,976	45,976	45,976	—	—
Accrued interest receivable	9,421	9,421	9,421	—	—
Financial Liabilities:
Nonmaturing deposits	1,902,560	1,902,560	1,902,560	—	—
Time deposits	286,838	288,298	—	—	288,298
Long-term FHLB advances	125,000	130,942	—	—	130,942
Securities sold under agreement to repurchase	28,914	28,914	28,914	—	—
Subordinated debentures	29,427	31,479	—	—	31,479
Accrued interest payable	204	204	204	—	—

December 31, 2019	Carrying Amount	Total Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and due from financial institutions	$48,535	$48,535	$48,535	$—	$—
Other securities	20,280	20,280	20,280	—	—
Loans, held for sale	2,285	2,331	2,331	—	—
Loans, net of allowance for loan losses	1,694,203	1,713,863	—	—	1,713,863
Bank owned life insurance	44,999	44,999	44,999	—	—
Accrued interest receivable	7,093	7,093	7,093	—	—
Financial Liabilities:
Nonmaturing deposits	1,402,924	1,402,924	1,402,924	—	—
Time deposits	275,840	276,616	—	—	276,616
Short-term FHLB advances	101,500	101,500	101,500	—	—
Long-term FHLB advances	125,000	123,893	—	—	123,893
Securities sold under agreement to repurchase	18,674	18,674	18,674	—	—
Subordinated debentures	29,427	34,452	—	—	34,452
Accrued interest payable	277	277	277	—	—

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 18 - COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET RISK (Continued)

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

	2020		2019
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to extend credit:
Lines of credit and construction loans	$38,474	$427,864	$15,155	$396,516
Overdraft protection	6	41,707	5	37,286
Letters of credit	615	986	624	776
	$39,095	$470,557	$15,784	$434,578

Commitments to make loans are generally made for a period of one year or less. Fixed-rate loan commitments included above had interest rates ranging from 3.50% to 8.00% at December 31, 2020 and 4.50% to 8.00% at December 31, 2019. Maturities extend up to 30 years.

Civista is required to maintain certain reserve balances on hand in accordance with the Federal Reserve Board requirements. The average reserve balance maintained in accordance with such requirements was $0 on December 31, 2020 and $7,127 on December 31, 2019.

NOTE 19 - CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS

CBI and Civista (collectively, the “Companies”) are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Companies must meet specific capital guidelines that involve quantitative measures of the Companies’ assets, liabilities, and certain off-balance-sheet items as calculated under U.S. GAAP, regulatory reporting requirements, and regulatory capital standards. The Companies’ capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulatory capital standards to ensure capital adequacy require the Companies to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital to risk-weighted assets, common equity Tier 1 capital to total risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2020, that the Companies met all capital adequacy requirements to which they were subject.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 19 - CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS (Continued)

As of December 31, 2020, and 2019, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Companies must maintain minimum total risk-based capital, Tier 1 risk-based capital, common equity Tier 1 risk-based capital, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Company’s and Civista’s actual capital levels and minimum required capital levels at December 31, 2020 and 2019 were as follows:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Purposes
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2020
Total Risk Based Capital
Consolidated	$307,504	16.0%	$153,810	8.0%	n/a	n/a
Civista	277,429	14.4	153,765	8.0	$192,206	10.0%
Tier I Risk Based Capital
Consolidated	283,459	14.7	115,358	6.0	n/a	n/a
Civista	252,304	13.1	115,323	6.0	153,765	8.0
CET1 Risk Based Capital
Consolidated	254,032	13.2	86,518	4.5	n/a	n/a
Civista	241,891	12.6	86,493	4.5	124,934	6.5
Leverage
Consolidated	283,459	10.8	105,279	4.0	n/a	n/a
Civista	252,304	9.6	105,029	4.0	131,286	5.0
2019
Total Risk Based Capital
Consolidated	$285,268	16.1%	$141,506	8.0%	n/a	n/a
Civista	250,920	14.2	141,445	8.0	$176,807	10.0%
Tier I Risk Based Capital
Consolidated	270,501	15.3	106,129	6.0	n/a	n/a
Civista	235,094	13.3	106,084	6.0	141,445	8.0
CET1 Risk Based Capital
Consolidated	241,074	13.6	79,597	4.5	n/a	n/a
Civista	224,653	12.7	79,563	4.5	114,924	6.5
Leverage
Consolidated	270,501	12.3	87,652	4.0	n/a	n/a
Civista	235,094	10.8	87,362	4.0	109,203	5.0

CBI’s primary source of funds for paying dividends to its shareholders and for operating expense is the cash accumulated from dividends received from Civista. Payment of dividends by Civista to CBI is subject to restrictions by Civista’s regulatory agencies. These restrictions generally limit dividends to the current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below minimum regulatory requirements. At December 31, 2020, Civista had $53,484 of net profits available to pay dividends to CBI without requiring regulatory approval.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 20 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of CBI follows:

	December 31,
Condensed Balance Sheets	2020	2019
Assets:
Cash	$19,446	$24,089
Equity securities	886	1,191
Investment in bank subsidiary	344,948	319,714
Investment in nonbank subsidiaries	16,017	15,181
Other assets	1,575	1,683
Total assets	$382,872	$361,858
Liabilities:
Deferred income taxes and other liabilities	$3,337	$2,305
Subordinated debentures	29,427	29,427
Total liabilities	32,764	31,732
Shareholders’ Equity:
Common stock	277,039	276,422
Accumulated earnings	93,048	67,974
Treasury Stock	(34,598)	(21,144)
Accumulated other comprehensive income	14,619	6,874
Total shareholders’ equity	350,108	330,126
Total liabilities and shareholders’ equity	$382,872	$361,858

	For the years ended December 31,
Condensed Statements of Operations	2020	2019	2018
Dividends from bank subsidiaries	$15,300	$13,300	$10,000
Dividends from non-bank subsidiaries	440	—	—
Interest expense	(945)	(1,423)	(1,320)
Pension expense	(25)	176	199
Acquisition expense	—	—	(10,738)
Other expense, net	(1,241)	(1,107)	(1,740)
Income (loss) before equity in undistributed net earnings of subsidiaries	13,529	10,946	(3,599)
Income tax benefit	475	494	1,751
Equity in undistributed net earnings of subsidiaries	18,188	22,438	15,987
Net income	$32,192	$33,878	$14,139
Comprehensive income	$39,937	$42,204	$14,089

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 20 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

	For the years ended December 31,
Condensed Statements of Cash Flows	2020	2019	2018
Operating activities:
Net income	$32,192	$33,878	$14,139
Adjustment to reconcile net income to net cash from operating activities:
Change in other assets and other liabilities	1,925	4,437	794
Gain on sale of fixed assets	—	—	(110)
Equity in undistributed net earnings of subsidiaries	(18,188)	(22,438)	(15,987)
Net cash from (used for) operating activities	15,929	15,877	(1,164)
Investing activities:
Proceeds from sale of premises and equipment	—	—	899
Disposal of investment in subsidiary	—	41	—
Acquisition and additional capitalization of subsidiary, net of cash acquired	—	—	(5,216)
Net cash from (used for) investing activities	—	41	(4,317)
Financing activities:
Cash paid on fractional shares on preferred stock conversion to common stock	—	(2)	—
Purchase of treasury stock	(13,454)	(3,909)	—
Payment to repurchase series B preferred stock	—	(402)	—
Cash dividends paid	(7,118)	(7,194)	(4,749)
Net cash used for financing activities	(20,572)	(11,507)	(4,749)
Net change in cash and cash equivalents	(4,643)	4,411	(10,230)
Cash and cash equivalents at beginning of year	24,089	19,678	29,908
Cash and cash equivalents at end of year	$19,446	$24,089	$19,678

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 22 - EARNINGS PER COMMON SHARE

The factors used in the earnings per share computation follow.

	2020	2019	2018
Basic
Net income	$32,192	$33,878	$14,139
Preferred stock dividends	—	647	959
Net income available to common shareholders—basic	$32,192	$33,231	$13,180
Weighted average common shares outstanding—basic	16,129,875	15,652,881	11,971,786
Basic earnings per share	$2.00	$2.12	$1.10
Diluted
Net income available to common shareholders—basic	$32,192	$33,231	$13,180
Preferred stock dividends on convertible preferred stock	—	647	959
Net income available to common shareholders—diluted	$32,192	$33,878	$14,139
Weighted average common shares outstanding for earnings per common share basic	16,129,875	15,652,881	11,971,786
Add: dilutive effects of convertible preferred shares	—	1,198,859	1,883,921
Average shares and dilutive potential common shares outstanding—diluted	16,129,875	16,851,740	13,855,707
Diluted earnings per share	$2.00	$2.01	$1.02

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

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 23 - QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income	Basic Earnings per Common Share	Diluted Earnings per Common Share
2020
First quarter (1)(2)	$25,002	$22,115	$7,833	$0.47	$0.47
Second quarter (1)(2)	24,584	22,075	6,504	0.41	0.41
Third quarter (3)(4)	24,558	22,006	7,682	0.48	0.48
Fourth quarter (3)(4)	25,721	23,531	10,173	0.64	0.64
2019
First quarter (5)(6)	$24,584	$21,719	$9,669	$0.61	$0.57
Second quarter (5)(9)	24,926	21,741	8,660	0.55	0.51
Third quarter (7)(9)	24,023	20,418	7,708	0.48	0.46
Fourth quarter (8)	24,521	21,222	7,841	0.48	0.47

(1)	Interest income and net interest income increased due to increased volume of interest earning assets, offset by a decrease in interest rate.
(2)	Net income decreased due to an increase in the provision for loan losses.
(3)	Interest income and net interest income increased due to increased volume of interest earning assets, offset by decreases in interest earning asset and interest-bearing liabilities rate.
(4)	Net income decreased due to an increase in the provision for loan losses, offset by an increase in gain on sale of loans.
(5)	Interest income and net interest income increased due to increased volume and rate on loans, non-taxable securities and interest-bearing deposits in other banks.
(6)	Net income increased due to fees on tax refund processing program.
(7)	Interest income and net interest income decreased due to a decrease in rate on interest earning assets and an increase on rate on interest-bearing liabilities.
(8)	Interest income and net interest income increased due to an increase in loan volume and a decrease in rate on interest-bearing liabilities.
(9)	Net income decreased due to a decrease in fees on the tax refund program.

NOTE 24 - DERIVATIVES

To accommodate customer need and to support the Company’s asset/liability positioning, on occasion we enter into interest rate swaps with a customer and a bank counterparty. The interest rate swaps are free-standing derivatives and are recorded at fair value. The Company enters into a floating rate loan and a fixed rate swap with our customer. Simultaneously, the Company enters into an offsetting fixed rate swap with a bank counterparty. In connection with each swap transaction, the Company agrees to pay interest to the customer on a notional amount at a variable interest rate and receive interest from the customer on the same notional amount at a fixed interest rate. At the same time, the Company agrees to pay a bank counterparty the same fixed interest rate on the same notional amount and receive the same variable interest rate on the same notional amount. These transactions allow the Company’s customer to effectively convert variable rate loans to fixed rate loans. Since the Company acts as an intermediary for its customer, changes in the fair value of the underlying derivative contracts offset each other and do not significantly impact the Company’s results of operations unless a significant difference in credit risk emerges between the counterparties at either end of one of the swap contracts. None of the Company’s derivatives are designated as hedging instruments.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 24 - DERIVATIVE HEDGING INSTRUMENTS (Continued)

The following table summarizes the Company’s interest rate swap positions as of December 31, 2020.

	Classification on the Consolidated Balance Sheet	Notional Amount	Fair Value		Weighted Average Rate Received/ (Paid)
Derivative Assets	Other Assets	$244,748		$21,700	4.48%
Derivative Liabilities	Accrued expenses and other liabilities	(244,748)		(21,764)	-4.48%
Net Exposure		$—	$	(64)

The following table summarizes the Company’s interest rate swap positions as of December 31, 2019.

	Classification on the Consolidated Balance Sheet	Notional Amount	Fair Value	Weighted Average Rate Received/ (Paid)
Derivative Assets	Other Assets	$151,648	$8,918	5.04%
Derivative Liabilities	Accrued expenses and other liabilities	(151,648)	(8,918)	-5.04%
Net Exposure		$—	$—

The Company monitors and controls all derivative products with a comprehensive Board of Director approved commercial loan swap policy. All hedge transactions must be approved in advance by the Lenders Loan Committee or the Directors Loan Committee of the Board of Directors. The Company classifies changes in the fair value of derivatives with “Other” in the Consolidated Statements of Operation.  Any fees paid to enter the swap contract at inception are recognized in earnings when received.  Such fees amounted to $1,459 and $516 during the years ended December 31, 2020 and 2019, respectively.

At December 31, 2020, the Company had cash and securities at fair value pledged for collateral on its interest rate swaps with third party financial institutions of $11,300 and $11,705, respectively.  At December 31, 2019, securities with a fair value of $14,032 were pledged as collateral.

NOTE 25 – QUALIFIED AFFORDABLE HOUSING PROJECT INVESTMENTS

The Company invests in qualified affordable housing projects. At December 31, 2020 and 2019, the balance of the Company’s investments in qualified affordable housing projects was $5,967 and $5,154, respectively. These balances are reflected in the other assets line on the Consolidated Balance Sheet. The unfunded commitments related to the investments in qualified affordable housing projects totaled $5,944 and $5,417 at December 31, 2020 and 2019, respectively.

During the years ended December 31, 2020, 2019 and 2018, the Company recognized amortization expense with respect to its investments in qualified affordable housing projects of $661, $570 and $473, respectively, which was included within pre-tax income on the Consolidated Statements of Operations.

Additionally, during the years ended December 31, 2020, 2019 and 2018, the Company recognized tax credits and other benefits from its investments in affordable housing tax credits of $1,186, $995 and $903, respectively.  During the years ended December 31, 2020, 2019 and 2018, the Company did not incur impairment losses related to its investment in qualified affordable housing projects.

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 26 – REVENUE RECOGNITION

The Company accounts for revenues from contracts with customers under ASC 606, Revenue from Contracts with Customers.  Revenue associated with financial instruments, including revenue from loans and securities are outside the scope of the new standard and accounted for under existing GAAP.  In addition, certain noninterest income streams such as fees associated with mortgage servicing rights, financial guarantees, derivatives and certain credit card fees are also not in scope of the new guidance.  Noninterest revenue streams in-scope of ASC 606 are discussed below.

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

December 31, 2020, 2019 and 2018

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

The following presents noninterest income, segregated by revenue streams in-scope and out-of-scope of Topic 606, for the years ended December 31, 2020, 2019 and 2018.

	For the years ended December 31,
	2020	2019	2018
Noninterest Income
In-scope of Topic 606:
Service charges	$5,288	$6,395	$5,208
ATM/Interchange fees	4,472	4,056	2,794
Wealth management fees	3,981	3,670	3,669
Tax refund processing fees	2,375	2,750	2,750
Other	831	911	892
Noninterest Income (in-scope of Topic 606)	16,947	17,782	15,313
Noninterest Income (out-of-scope of Topic 606)	11,235	4,661	2,818
Total Noninterest Income	$28,182	$22,443	$18,131

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

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

The balance sheet information related to our operating leases were as follows as of December 31, 2020 and 2019:

	Classification on the Consolidated Balance Sheet	December 31, 2020	December 31, 2019
Assets:
Operating lease	Other assets	$2,678	$3,273
Liabilities:
Operating lease	Accrued expenses and other liabilities	$2,678	$3,273

The cost components of our operating leases were as follows for the period ended December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Lease cost
Operating lease cost	$499	$429
Short-term lease cost	304	262
Sublease income	(26)	(49)
Total lease cost	$777	$642

CIVISTA BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019 and 2018

(Amounts in thousands, except share data)

NOTE 27 – LEASES (Continued)

Maturities of our lease liabilities for all operating leases for each of the next five years and thereafter is as follows:

2021	$432
2022	420
2023	414
2024	406
2025	308
Thereafter	985
Total lease payments	$2,965
Less: Imputed Interest	287
Present value of lease liabilities	$2,678

The weighted average remaining lease terms and discount rates for all of our operating leases were as follows as of December 31, 2020:

Weighted-average remaining lease term - operating leases (years)	6.60
Weighted-average discount rate - operating leases	2.85%

NOTE 28 - SUBSEQUENT EVENTS

Paycheck Protection Program

The Consolidated Appropriations Act 2021, was signed into law on December 27, 2020 and provides an additional funding of $284.5 billion under the Paycheck Protection Program (PPP) and the establishment of PPP Second Draw Loans under the Economic Aid to Hard-Hit Small Businesses, Nonprofit, and Venues Act (the “Relief Act”). This additional funding will be fully available from original PPP lenders on January 19, 2021.  As required by the Relief Act, on January 7, 2021, the SBA issued additional guidance (the “SBA Guidance”) providing additional details on certain changes to the existing PPP structure and the new PPP Second Draw Loan, and the PPP Second Draw Loan applications were released on January 11, 2021.

Funds provided under legislation are earmarked both for first time PPP borrowers (subject to original PPP eligibility and limits) as well as ‘Second Draw’ loans for borrows that already received an original PPP loan.  Additional Second Draw eligibility requirements are: (1) entities must have no more than 300 employees, (2) suffered a 25% of more reduction in gross revenues between comparable quarters in 2019 and 2020, (3) some entities previously excluded are eligible for this round, such as local TV, newspaper, and radio, and (4) loan size limited to 2.5 times average monthly payroll with a maximum allowable amount of $2 million.

As of February 22, 2021, we have received SBA approval on, and funded 857 loans totaling $99,357 under the Relief Act.

Shareholder Information

Annual Meeting of the Civista Bancshares, Inc. Shareholders

Tuesday, April 20, 2021 | 10:00 AM EDT

AMERICAN BANKER
Best
Banks to
Work For
2013-2020

Stock Transfer Agent and Registrar

We encourage you to access your account(s) online at www.amstock.com
Here you can easily initiate a number of transactions and inquiries as well as access important details about your portfolio and general stock transfer information.

- Update your mailing address
- Access statement information
- Print a duplicate 1099 tax form
- Consolidate accounts
- Enroll in our Direct Stock Purchase Plan
- Request a replacement dividend check
- Download stock transfer form

Interactive Voice Response (IVR) 800.937.5449 | Outside of the U.S. 718.921.8124

By mail, contact our Transfer Agent at the below address:

Civista Bancshares, Inc.
c/o American Stock Transfer & Trust Company, LLC
6201 15th Avenue | Brooklyn, NY 11219

2020

"I've never been prouder of the way we were able to take care of so many current and new clients with the PPP loans. Considering that over 80 people were involved and none of them were even at the bank was amazing! ....to have all of this craziness going on and we still had one of the best financial years in our history! Incredible!!" ***– Lee A. Jordan, Treasury Management***

OUR MISSION:
To improve the financial lives of our customers, employees and shareholders, to make a difference in the communities that we serve.

AKRON-CANTON REGIONAL
FOOD BANK
WE VOLUNTEERED TODAY!
WE HELPED PROVIDE
CIVISTA BANK
DRIVE-UP ATM

CIVISTA
BANCSHARES, INC.

100 East Water Street |Sandusky, OH 44870
419.625.4121 | 888.645.4121
civb.com | NASDAQ: CIVB