Form 10-K, Exhibit 13
period 2021-12-31
CIVISTA BANCSHARES, INC.
filed 2022-03-15
CIK 944745

Exhibit 13.1

Five Year Condensed Consolidated Financial Summary

	2021	2020	2019	2018	2017
Earnings					
Net Income (000)	$40,546	$32,192	$33,878	$14,139	$15,872
Preferred Stock Dividends (000)	$0	$0	($647)	($959)	($1,244)
Net Income Available To					
Common Shareholders (000)	$40,546	$32,192	$33,231	$13,180	$14,628
Per Common Share Earnings					
Available To Common Shareholders					
Basic	$2.63	$2.00	$2.12	$1.10	$1.48
Diluted	$2.63	$2.00	$2.01	$1.02	$1.28
Book Value	$23.75	$22.02	$19.78	$18.56	$16.39
Dividends Paid	$0.52	$0.44	$0.42	$0.32	$0.25
Balances					
Assets (millions)	$3,012.0	$2,762.9	$2,309.6	$2,139.0	$1,525.9
Deposits (millions)	$2,416.7	$2,189.4	$1,678.8	$1,579.9	$1,204.9
Net Loans (millions)	$1,971.2	$2,032.5	$1,694.2	$1,548.3	$1,151.5
Shareholders' Equity (millions)	$355.2	$350.1	$330.1	$298.9	$184.5
Performance Ratios					
Return On Average Assets	1.34%	1.17%	1.51%	0.81%	1.04%
Return On Average Equity	11.61%	9.57%	10.64%	6.50%	9.19%
Equity Capital Ratio	11.79%	12.67%	14.29%	13.97%	12.09%
Net Loans To Deposit Ratio	81.57%	92.83%	100.92%	98.00%	95.57%
Loss Allowance To Total Loans	1.33%	1.22%	0.86%	0.88%	1.13%

OUR VISION:
Working together to be the community's trusted financial provider.

Message From the CEO and President

Dear Shareholder,

2021 was another strong and successful year for Civista. The year brought many challenges, yet Civista employees rose to the occasion to make this the most financially successful year in our 137-year history.

Record Net Income & Loan Production

We earned record net income of $40.5 million, or $2.63 per diluted share, compared to $32.2 million, or $2.00 per diluted share, in 2020. All business lines contributed significantly to our success. I want to take this opportunity to thank all our employees for this tremendous accomplishment. Our employees are our greatest resource and without their dedication, results like this cannot be achieved.

Loans
net of PPP loans
+6.2%
YoY
$2.0 billion
Deposits
+10.4%
YoY
$2.4 billion
Non-Interest Income
+11.6%
YoY
$31.5 billion

One of our more significant accomplishments in 2021 was our record gross loan production of nearly $1.2 billion from our commercial and consumer lending teams. Growth came from across our entire footprint. We had strong growth in commercial real estate, including construction loans. Construction activity continues to be vibrant, particularly in the metro markets that we serve. As we see these borrowed dollars invested back into local neighborhoods, Civista is proud to be a part of making our communities a stronger and better place to live and work.

When factoring in payoffs, renewal balances, sold secondary market loans, and excluding loans made through the SBA Payroll Protection Program (PPP), our loan portfolio grew on a net basis by $114.5 million, or 6.2%. Our loan portfolio balance, excluding PPP loans, at the end of the year was approximately $2.0 billion.

Payment Protection Program
2020-2021
3,600+ LOANS
$400 MILLION

In January the federal government introduced PPP 2.0, a second round of stimulus financing to help small businesses. Civista again participated and made 1,340 PPP 2.0 loans totaling $131.1 million. In total, Civista made over 3,600 PPP loans for approximately $400 million since the inception of the program two years ago. Nearly all these loans were made to small businesses within our footprint, directly benefitting the communities we serve.

On the consumer side, interest rates remained at historically low levels and demand for home loan purchases and refinances were strong throughout the year. We sold over $260.3 million in secondary market loans, which was the second highest production total in our company's history. We also generated approximately $31.2 million in portfolio loans through the bank's Community View Loan Program, a program designed to help low to moderate income

2021 Civista Community View Loans
$31.2 million originated

borrowers purchase homes and provide grants for homes in qualifying neighborhoods.

Credit quality and our allowance for loan losses to loans at 1.33% remains strong. For the year, we recorded net recoveries of $783,000 and non-performing loans decreased to $5.4 million, or just 0.27% of all loans at year-end.

Deposit balances grew by $227.3 million, or 10.4%, and our deposit portfolio balance was $2.4 billion at the end of the year. Approximately 30%, or $68.1 million of this growth occurred in non-interest demand accounts. At year end, non-interest demand accounts made up 33% of all Civista deposits.

The bank's investment security portfolio grew by $196.6 million from December 31, 2020 and stood at $560.9 million at year-end as we put some of the low interest yielding excess liquidity on our balance sheet into higher earning assets.

Non-interest income was $31.5 million in 2021, an increase of $3.3 million, or 11.6%. Backing out a one-time $1.8 million gain on sale of some Visa B shares, non-interest income still increased $1.5 million or 5.3% for the year. In addition to the previously mentioned strong residential mortgage production, we had increased earnings in interchange fees, service charges and wealth management.

Capital Management and Stock Appreciation

Other accomplishments in 2021 included the approval by the Board of Directors of a $13.5 million share repurchase authorization in August. This is an important part of our capital management plan and provides us a method to efficiently deploy our capital. During 2021, we repurchased 983,400 shares for $22.59 per share. At year-end, we have $9.3 million of this authorization remaining.

Our strong earnings allowed us to increase our dividend twice during the year. We continue to go through the exercise of balancing the retention of capital to be used for growth and financial stability versus the total return to our shareholder. We did see good appreciation in our stock price, which increased 39.2% for the year.

Acquisition Planning & Market Expansion

Although, we remain strongly capitalized, we did complete a private placement of $75 million in subordinated notes to be used for general corporate purposes, to support organic growth, and to be used for strategic initiatives including acquisitions.

Early in January 2022, we did announce that Civista had entered into a definitive agreement to acquire Comunibanc Corp., the parent company of The Henry County Bank headquartered in Napoleon, Ohio. Comunibanc has total assets of $329 million and total loans of $165 million. The acquisition will add seven branches in Henry and Wood Counties in Northwest Ohio and $276 million in low-cost deposits. Based on the latest financial data at the

Toledo
Cleveland
Fort Wayne
Akron
Lima
Mansfield
Canton
Indiana
Columbus
Springfield
Dayton
Hamilton
Cincinnati
Kentucky
MAP LEGEND

CIVISTA
Civista Operations Center employees celebrate the transition of over 33,000 customers to a smarter, brighter Civista Digital Banking platform in June.

time of the announcement, the combined company will have total assets of approximately $3.3 billion, total net loans of approximately $2.1 billion and total deposits of approximately $2.7 billion.

The acquisition will significantly accelerate our presence in Northwest Ohio, and it accomplishes one of our strategic goals of having a significant presence in the top five metropolitan areas in the state of Ohio. Continued growth should help us leverage many of our recent technology investments which should lead to greater efficiency. Henry County Bank's strong core customer base fits in well with our relationship banking philosophy and their approximate 60% loan-to-deposit ratio will provide us with ample liquidity to accelerate loan growth throughout Northwest Ohio and the Greater Toledo area.

The deal was financially attractive, and we are estimating 10% to 11% earnings per share accretion once cost saves are fully recognized in 2023. We do anticipate retaining all customer-facing personnel with most of the cost saves recognized by the elimination of duplicate services and systems.

Digital Transformation

We continue to invest in technology to make it easier to do business with us. 2021 marked the achievement of several key digital initiatives which included electronic statement enhancement, a new digital banking platform, the introduction of the bank's first chatbot, online account opening, and an automated commercial lending workflow system. Each of these strategic implementations, while in their infancy are providing us with greater efficiency, revenue opportunities and enhancing the overall customer experience.

In early April, we launched a new and improved electronic document delivery portal for statements, account notices and tax documents, enabling customers to control their preferred document delivery with greater ease. Over the following nine months, we experienced a 16% increase in electronic statement adoption for checking and savings accounts.

On the heels of the electronic statement upgrade, we transitioned over 33,000 online and mobile banking customers to a smarter, modernized digital banking experience in June with outstanding customer reviews. The new Civista Digital Banking platform not only provided

Civista's customers a simplified and consistent experience across all devices – mobile, tablet and desktop - but also introduced new tools enabling customers to manage their daily finances with additional security and ease, providing insight into their total financial picture, and empowering customers to make informed financial decisions.

Features include multi-factor authentication for additional security; Card Swap for easily updating your preferred payment card with multiple online service providers; and Financial Tools – a robust personal financial management tool providing customers the ability to categorize expenses and visualize their cash flow and net worth by linking external accounts. Customers can now manage their total financial picture in one place.

The new platform also enables us to deliver a more personalized customer experience with the ability to target relevant communications to authenticated customers during their banking session. We have had early success using this marketing tool to promote the new online account opening feature within Civista's Digital Banking and expand existing customer relationships. Launched in late September, online account opening will be a key channel for both existing customer and new customer checking acquisition and deposit growth.

HI, I'M PENNY
Your new virtual banking assistant.
How can I help you today?
civista.bank

During the fourth quarter of 2021, we introduced Penny, Civista's new chatbot, providing a virtual banking assistant for customers within Civista Digital Banking and to all visitors to the civista.bank website. Using the power of artificial intelligence, coupled with the availability of live support, allows us to meet our customers in the channel they prefer.

We also completed the integration of a new loan origination system called LoanVantage that internally improves workflow from application to closing. The system should eliminate duplication and streamline work efforts across internal departments.

A key objective in our digital transformation journey is to build customer confidence in using additional digital services with Civista to improve their financial lives, gain customer loyalty and establish Civista as a trusted financial provider.

Diversity Equity & Inclusion Council

"I joined the DEI Council because of the importance and meaning of which it stands for in the workplace and our communities. Being a member of a council such as this is empowering and inspiring because it allows me to not only learn more about Diversity, Equity & Inclusion but it also allows me to help others understand the importance as well."

– Brittany Robinson, DEI Council Chair-Elect

A Culture of Diversity, Inclusion and Giving Back

The company continues to elevate our diversity, equity and inclusion (DEI) efforts. Last year, marked the first full year of our Diversity, Equity and Inclusion Council with members consisting of employees from departments throughout the bank. Much of the council's efforts this year have focused on education, creating a more inclusive and diverse culture, building industry partnerships, and supporting DEI efforts in the communities that we serve.

"Being in DEI, I am learning new objectives, views, and most importantly becoming more self-aware. We all come from different walks of life. Feel empowered by your upbringings yet humble enough to put aside our own influences and prejudices to show empathy and understanding toward others. "

– Ana Bailey, DEI Council Secretary

The council will help ensure that all voices are heard, valued and embraced. By listening and respecting different perspectives, we will all gain a better understanding of one another and who we are as a company. The bank is committed to providing a welcoming, equitable environment with opportunities for engagement, employment and business relationships regardless of a person's age, gender, ethnicity, national origin, race, religious beliefs, sexual orientation or military status.

Cleaning at the Habitat for Humanity Restore, Sandusky OH

Despite the challenges of the pandemic, the Civista team found ways to keep living our mission to improve the financial lives of our customers, employees and shareholders, to make a difference in the communities that we serve. We donate significant dollars to local schools, civic and non-profit organizations throughout our footprint each year. Our employees donate their time serving in leadership roles or as active volunteers at hundreds of organizations where we live and work. We take great pride in being a community leader and in the commitment that we make to our communities both in dollars and volunteerism.

Removing trash along the Simon Kenton Bike Path, Urbana OH

"Over the years we have helped thousands of customers with their daily banking needs and provided them the right products and services to help make their dreams come true. Here at the Urbana branch we are focused on building life-long relationships with our customers and our community."

– Gary Weaver, Urbana Branch Manager

In closing, I am very pleased with our 2021 results and accomplishments. As I have stated in the past, our goal is to remain an independent community bank and I believe we earn that independence through our actions and performance each day. I am confident that through our disciplined approach to managing Civista and our long-term focus on driving shareholder value we will continue to produce positive results.

As always, please read your proxy and vote your shares in the company. The annual shareholders meeting is April 19, 2022, at 10 AM. Due to the COVID-19 pandemic, the meeting will be held from our 100 East Water Street, Sandusky, Ohio headquarters. Information including webcast registration instructions and the dial-in number is available at www.CIVB.com.

Warmest Regards,

Dennis G. Shaffer
CEO and President

Executive Leadership Team

Lance A. Morrison, Richard J. Dutton, Paul J. Stark, Donna M. Jaskolski,
Dennis G. Shaffer, Charles A. Parcher, Todd A. Michel

Officers

Dennis G. Shaffer
CEO and President,
Civista Bancshares, Inc. and Civista Bank

Richard J. Dutton
Senior Vice President

Donna M. Waltz-Jaskolski
Senior Vice President

Todd A. Michel
Senior Vice President

Lance A. Morrison
Senior Vice President,
General Counsel and Corporate Secretary

Charles A. Parcher
Senior Vice President

Paul J. Stark
Senior Vice President

Board of Directors

Civista Bancshares, Inc.

Thomas A. Depler
Attorney at Law,
Poland, Depler & Shepherd Co., LPA

Julie A. Mattlin
Principal and Owner, DKMG Consulting, LLC

James O. Miller
Chairman of the Board,
Civista Bancshares, Inc. and Civista Bank

Dennis E. Murray, Jr.
Lead Director,
Partner, Murray & Murray Co., LPA

Allen R. Nickles, CPA, CFE, CICA
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

Civista Bank

John O. Bacon
President and CEO, The Mack Iron Works Company

Barry W. Boerger
Self-Employed Grain Farm Operator

Thomas A. Depler
Attorney at Law,
Poland, Depler & Shepherd Co., LPA

Blythe A. Friedley
Owner/President, Friedley & Co. Agency, Inc.

Julie A. Mattlin
Principal and Owner, DKMG Consulting, LLC

Elmer G. McLaughlin
Former President and CEO, United Community
Bancorp and United Community Bank

James O. Miller
Chairman of the Board,
Civista Bancshares, Inc. and Civista Bank

Dennis E. Murray, Jr.
Partner, Murray & Murray Co., LPA

Allen R. Nickles, CPA, CFE, CICA
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
President, Wurm's Woodworking Co.
and Creative Plastics International

Directors Emeritus
Civista Bancshares, Inc. and Civista Bank

James D. Heckelman
Retired, Founder of Dan-Mar Co., Inc.

David A. Voight
Former Chairman of the Board and
Former President and CEO,
Civista Bancshares, Inc. and Civista Bank

Focused on Our Communities

Directing traffic for Mary Margaret Health's Drive-Thru COVID Vaccination Clinic, Batesville IN

Painting at the Daily Needs Assistance (DNA) Community Center, Plain City OH

CIVISTA
BANK

In a 13-week dressing 'Casual for a Cause' fundraiser, Civista employees raised nearly $10,000 for the benefit of Max Soviak's Memorial Fund. Max, a native of Berlin Heights, Ohio, was one of 13 U.S. service members killed during the August 26, 2021 attack in Kabul, Afghanistan.

"It is a privilege to show our gratitude to our community by investing time and resources into giving back, striving towards the success and sustainability of our community and its members."

– Melanie Wadsworth,
Port Clinton Branch Manager

Organizing donations for the Welcome Warehouse, Dublin OH

CIVISTA
BANK
Bisquick
JIFFY

Preparing meals at Victory Kitchen, Sandusky OH

Participating in the Pumpkin Show, Versailles IN

ANNUAL REPORT

This page left blank intentionally.

Five-Year Selected Consolidated Financial Data
(Amounts in thousands, except per share data)

	Year ended December 31,
	2021	2020	2019	2018	2017
Statements of income:
Total interest and dividend income	$101,742	$99,865	$98,054	$73,677	$58,594
Total interest expense	6,317	10,138	12,954	7,570	4,092

Net interest income	95,425	89,727	85,100	66,107	54,502
Provision for loan losses	830	10,112	1,035	780	—

Net interest income after provision for loan losses	94,595	79,615	84,065	65,327	54,502
Net gain (loss) on sale of securities	1,786	94	32	(413)	12
Other noninterest income	29,666	28,088	22,411	18,544	16,322

Total noninterest income	31,452	28,182	22,443	18,131	16,334
Total noninterest expense	78,484	70,665	66,947	66,679	48,604

Income before federal income taxes	47,563	37,132	39,561	16,779	22,232
Federal income tax expense	7,017	4,940	5,683	2,640	6,360

Net income	$40,546	$32,192	$33,878	$14,139	$15,872

Preferred stock dividends and discount accretion	—	—	647	959	1,244
Allocation of earnings and dividends to participating securities	173	98	87	—	—

Net income available to common shareholders	$40,373	$32,094	$33,144	$13,180	$14,628

Per common share:
Net income available to common shareholders (basic)	2.63	2.00	2.12	1.10	1.48
Net income available to common shareholders (diluted)	2.63	2.00	2.01	1.02	1.28
Dividends declared	0.52	0.44	0.42	0.32	0.25
Book value	23.75	22.02	19.78	18.56	16.39
Average common shares outstanding:
Basic	15,353,215	16,080,863	15,612,868	11,971,786	9,906,856
Diluted	15,343,215	16,080,863	16,851,740	13,855,706	12,352,616
Year-end balances:
Loans, net	$1,971,238	$2,032,474	$1,694,203	$1,548,262	$1,151,527
Securities	577,957	384,887	379,970	368,385	245,309
Total assets	3,011,983	2,762,918	2,309,557	2,138,954	1,525,857
Deposits	2,416,701	2,189,398	1,678,764	1,579,893	1,204,923
Borrowings	203,308	183,341	274,601	245,226	123,082
Shareholders’ equity	355,212	350,108	330,126	298,898	184,461
Average balances:
Loans, net	$2,026,907	$1,953,472	$1,598,991	$1,261,568	$1,095,956
Securities	450,599	386,703	372,886	273,998	234,249
Total assets	3,032,382	2,754,708	2,241,111	1,742,823	1,526,387
Deposits	2,422,938	2,078,454	1,689,801	1,341,860	1,236,663
Borrowings	156,206	288,551	208,932	167,752	101,880
Shareholders’ equity	349,203	336,461	318,306	217,371	172,763

Five-Year Selected Ratios

	Year ended December 31,
	2021	2020	2019	2018	2017
Net interest margin (1)	3.47%	3.70%	4.31%	4.21%	4.01%
Return on average total assets	1.34	1.17	1.51	0.81	1.04
Return on average shareholders’ equity	11.61	9.57	10.64	6.50	9.19
Dividend payout ratio	19.77	22.00	19.81	29.09	16.89
Average shareholders’ equity as a percent of average total assets	11.52	12.21	14.20	12.47	11.32
Net loan charge-offs (recoveries) as a percent of average total loans	(0.04)	(0.01)	(0.00)	0.02	0.02
Allowance for loan losses as a percent of loans at year-end	1.33	1.22	0.86	0.88	1.13
Shareholders’ equity as a percent of total year-end assets	11.79	12.67	14.29	13.97	12.09

(1)	Calculated on a tax-equivalent basis using an effective tax rate of 21% for 2021, 2020, 2019 and 2018 and 35% for 2017.
Shareholder Return Performance
Set forth below is a line graph comparing the five-year cumulative return of the common shares of Civista Bancshares, Inc. (ticker symbol CIVB), based on an initial investment of $100 on December 31, 2016 and assuming reinvestment of dividends, with the cumulative return of the Standard & Poor’s 500 Index, the NASDAQ Bank Index and the S&P U.S. BMI Banks Index. The comparative indices were obtained from SNL Securities and NASDAQ.

Annual Report on Form 10-K
A copy of the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, will be furnished, free of charge, to shareholders, upon written request to Lance A. Morrison, Secretary of Civista Bancshares, Inc., 100 East Water Street, Sandusky, Ohio 44870.

This page left blank intentionally.

Common Shares and Shareholder Matters
The common shares of Civista Bancshares, Inc. (“CBI”) trade on The NASDAQ Capital Market under the symbol “CIVB”. As of February 24, 2022, there were
14,888,915
common shares outstanding and held by approximately 1,502 shareholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms).
CBI paid quarterly dividends on its common shares in the aggregate amounts of $0.52 per share and $0.44 per share in 2021 and 2020, respectively. The Company presently anticipates continuing to pay quarterly dividends in the future at similar levels, subject to compliance with applicable restrictions on the payment of dividends as discussed in the “Liquidity and Capital Resources” section of the Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Note 18 to the Consolidated Financial Statements.
General Development of Business
(Amounts in thousands)
CBI was organized under the laws of the State of Ohio on February 19, 1987 and is a registered financial holding company under the Gramm-Leach-Bliley Financial Modernization Act of 1999, as amended. CBI and its subsidiaries are sometimes referred to together as the “Company”. The Company’s office is located at 100 East Water Street, Sandusky, Ohio. The Company had total consolidated assets of $3,011,983 at December 31, 2021.
CIVISTA BANK (“Civista”), owned by CBI since 1987, opened for business in 1884 as The Citizens National Bank. In 1898, Civista was reorganized under Ohio banking law and was known as The Citizens Bank and Trust Company. In 1908, Civista surrendered its trust charter and began operation as The Citizens Banking Company. The name Civista Bank was introduced during the first quarter of 2015 to solidify our dual Citizens/Champaign brand and distinguish ourselves from the many other banks using the “Citizens” name in our existing and prospective markets. Civista maintains its main office at 100 East Water Street, Sandusky, Ohio and operates branch banking offices in the following Ohio communities: Sandusky (2), Norwalk (2), Berlin Heights, Huron, Port Clinton, Castalia, New Washington, Shelby (2), Willard, Greenwich, Plymouth, Shiloh, Akron, Dublin, Plain City, Russells Point, Urbana (2), West Liberty, Quincy, Dayton (3), Beachwood, and in the following Indiana communities: Lawrenceburg (3), Aurora, West Harrison, Milan, Osgood and Versailles. Civista also operates loan production offices in Westlake, Ohio and Fort Mitchell, Kentucky. Civista accounted for 99.8% of the Company’s consolidated assets at December 31, 2021.
FIRST CITIZENS INSURANCE AGENCY INC. (“FCIA”) was formed to allow the Company to participate in commission revenue generated through its third party insurance agreement. Assets of FCIA were less than one percent of the Company’s consolidated assets as of December 31, 2021.
WATER STREET PROPERTIES, INC. (“WSP”) was formed to hold properties repossessed by CBI subsidiaries. WSP accounted for less than one percent of the Company’s consolidated assets as of December 31, 2021.
FC REFUND SOLUTIONS, INC. (“FCRS”) was formed during 2012 to facilitate payment of individual state and federal income tax refunds. The operations of FCRS were discontinued June 30, 2019 as a result of inactivity due to FCRS no longer being necessary to facilitate the Company’s continuing participation in the tax refund processing program.
FIRST CITIZENS INVESTMENTS, INC. (“FCI”) is wholly-owned by Civista and holds and manages its securities portfolio. The operations of FCI are located in Wilmington, Delaware.
FIRST CITIZENS CAPITAL LLC (“FCC”) is wholly-owned by Civista and holds inter-company debt that is eliminated in consolidation. The operations of FCC were discontinued December 31, 2021 as a result of inactivity.
CIVB RISK MANAGEMENT, INC. (“CRMI”) is a wholly-owned captive insurance company formed in 2017 which insures against certain risks unique to the operations of the Company and its subsidiaries and for which insurance may not be currently available or economically feasible in today’s insurance marketplace. Assets of CRMI were less than one percent of the Company’s consolidated assets as of December 31, 2021.

Management’s Discussion and Analysis of Financial Condition and Results of Operations—As of December 31, 2021 and December 31, 2020 and for the Years Ended December 31, 2021, 2020 and 2019
(Amounts in thousands, except per share data)
General
The following paragraphs more fully discuss the significant highlights, changes and trends as they relate to the Company’s financial condition, results of operations, liquidity and capital resources as of December 31, 2021 and 2020, and during the three-year period ended December 31, 2021. This discussion should be read in conjunction with the Consolidated Financial Statements and Notes to the Consolidated Financial Statements, which are included elsewhere in this report.
Forward-Looking Statements
This report may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to such matters as financial condition, anticipated operating results, cash flows, business line results, credit quality expectations, prospects for new lines of business, economic trends (including interest rates) and similar matters. Forward-looking statements reflect our expectations, estimates or projections concerning future results or events. These statements are generally identified by the use of forward-looking words or phrases such as “believe,” “belief,” “expect,” “anticipate,” “may,” “could,” “intend,” “intent,” “estimate,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause actual results, performance or achievements to differ from those discussed in the forward-looking statements include, but are not limited to, impacts on our business, financial condition and results of operations resulting from the ongoing COVID-19 pandemic, including government regulations and stimulus programs related thereto; changes in financial markets or national or local economic or political conditions; adverse changes in the real estate market; volatility and direction of market interest rates; the transition away from LIBOR as a reference rate for financial contracts; credit risks of lending activities; operational risks; changes in the allowance for loan losses; legislation or regulatory changes or actions; increases in FDIC insurance premiums and assessments; changes in tax laws or examinations or challenges by tax authorities; accounting changes; inability to raise additional capital if and when needed in the future; unexpected losses of key management; failure, interruption or breach of security of our communications and information systems or those of our third party service providers; unforeseen litigation; increased competition in our market area; failures to manage growth and/or effectively integrate acquisitions; fluctuations in the market price of our common shares; future revenues of our tax refund processing program; climate change, natural disasters, acts of war or terrorism, and other external events; and other risks identified from time-to-time in the Company’s other public documents on file with the Securities and Exchange Commission.
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
Financial Condition
At December 31, 2021, the Company’s total assets were $3,011,983, compared to $2,768,862 at December 31, 2020. The increase in assets is primarily the result of increases in cash and due from financial institutions and securities available for sale, offset by decreases in loans held for sale, loans and swap assets. Other factors contributing to the change in assets are discussed in the following sections.

Loans held for sale decreased $5,029, or 71.8%, from $7,001 at December 31, 2020 to $1,972 at December 31, 2021. The decrease is due to a decrease in refinances, resulting in lower volume. At December 31, 2021, 14 loans totaling $1,972 were held for sale as compared to 29 loans totaling $7,001 at December 31, 2020.
At December 31, 2021, the Company’s net loans totaled $1,971,238 and decreased by 3.0% from $2,032,474 at December 31, 2020. The decrease in net loans was spread across most segments. Commercial & Agriculture loans decreased $163,374, Residential Real Estate loans decreased $12,528, Real Estate Construction loans decreased $18,482, Farm Real Estate loans decreased $4,683 and Consumer and Other loans decreased $1,833. The decrease in Commercial & Agriculture loans is the result of forgiveness of Paycheck Protection Program (“PPP”) loans totaling $177,035 at December 31, 2021. The decreases in the foregoing loan segments were offset by increases in Commercial Real Estate – Owner Occupied loans of $17,039 and Commercial Real Estate - Non-Owner Occupied loans of $124,238.
Securities available for sale increased by $196,410, or 54.0%, from $363,464 at December 31, 2020 to $559,874 at December 31, 2021. U.S. Treasury securities and obligations of U.S. government agencies increased $26,197, or 120.8% from $21,693 at December 31, 2020 to $47,890 at December 31, 2021. Obligations of states and political subdivisions available for sale increased by $69,824 from 2020 to 2021. Mortgage-backed securities increased by $100,389 to total $213,148 at December 31, 2021. The Company continues to utilize letters of credit from the Federal Home Loan Bank (FHLB) to replace maturing securities that were pledged for public entities. As of December 31, 2021, the Company was in compliance with all applicable pledging requirements.
Mortgage-backed securities totaled $213,148 at December 31, 2021 and none were considered unusual or “high risk” securities as defined by regulatory authorities. Of this total, $208,289 consisted of pass-through securities issued by the Federal National Mortgage Association (“FNMA”), Federal Home Loan Mortgage Corporation (“FHLMC”), and Government National Mortgage Association (“GNMA”), and $4,859 of these securities were collateralized by mortgage-backed securities issued or guaranteed by FNMA, FHLMC, or GNMA. The average interest rate of the mortgage-backed securities portfolio at December 31, 2021 was 2.4%. The average maturity at December 31, 2021 was approximately 7.8 years.
Securities available for sale had a fair value at December 31, 2021 of $559,874. This fair value includes unrealized gains of approximately $20,664 and unrealized losses of approximately $2,087. Net unrealized gains totaled $18,577 on December 31, 2021 compared to net unrealized gains of $27,148 on December 31, 2020. The change in unrealized gains is primarily due to changes in market interest rates. Note 2 to the Consolidated Financial Statements provides additional information on unrealized gains and losses.
Premises and equipment, net of accumulated depreciation, decreased $135 from December 31, 2020 to December 31, 2021. The decrease is the result of new purchases of $1,927, offset by disposals of $13, depreciation of $1,976 and transfers to available for sale of $73.
Accrued interest receivable decreased $2,036, or 21.6% from December 31, 2020 to December 31, 2021. The decrease is the result of COVID-19 pandemic related loan modifications returning to principal and/or interest payments.
Swap assets decreased $10,628 from December 31, 2020 to December 31, 2021. The decrease is primarily the result of decreases in the fair value of swap assets as compared to December 31, 2020.
Bank owned life insurance (BOLI) increased $665 from December 31, 2020 to December 31, 2021. The difference is the result of increases in the cash surrender value of the underlying insurance policies, offset by a redemption of $535 from death benefits.
Other assets increased $2,497 from December 31, 2020 to December 31, 2021. The increase is primarily the result of the recording of receivables with respect to $1,000 of AMT tax credits as a result of amending prior year tax returns and $535 for BOLI death claims receivable.

Year-end deposit balances totaled $2,416,701 in 2021 compared to $2,189,398 in 2020, an increase of $277,303, or 10.4%. Overall, the increase in deposits at December 31, 2021 compared to December 31, 2020 included increases in noninterest bearing demand deposits of $68,097, or 9.4%, interest bearing demand accounts of $127,371, or 31.1%, and savings and money market accounts of $72,225, or 9.4%, offset by decreases in certificate of deposit accounts of $35,910, or 14.9%, and individual retirement accounts of $4,480, or 9.7%. Average deposit balances for 2021 were $2,488,105 compared to $2,078,454 for 2020, an increase of 19.7%. Noninterest bearing deposits averaged $907,591 for 2021, compared to $739,648 for 2020, increasing $167,943, or 22.7%. Savings, NOW, and MMDA accounts averaged $1,315,220 for 2021 compared to $1,050,544 for 2020. Average certificates of deposit decreased $22,968 to total an average balance of $265,294 for 2021. The increase in year over year average balances was impacted by the COVID-19 pandemic as the Company’s participation in originating PPP loans resulted in loan proceeds being deposited by borrowers into deposit accounts at Civista and customer deposits of stimulus checks and unemployment benefits also increased average deposit balances in 2021.
Borrowings from the FHLB of Cincinnati were $75,000 at December 31, 2021 compared to $125,000 at December 31, 2020, a decrease of $50,000. During the second quarter of 2021, the Company prepaid a $50,000 advance with a rate of 2.05% and a remaining maturity of approximately 8 years at a pre-tax loss of approximately $3,717. The prepayment penalty of $3,717 was recorded in other operating expenses on the Consolidated Statements of Operations. Additional detail regarding these borrowings can be found in Note 9 and Note 10 to the Consolidated Financial Statements.
Civista offers repurchase agreements in the form of sweep accounts to commercial checking account customers. These repurchase agreements totaled $25,495 at December 31, 2021 compared to $28,914 at December 31, 2020. U.S. Treasury securities and obligations of U.S. government agencies maintained under Civista’s control are pledged as collateral for the repurchase agreements. Additional detail related to these repurchase agreements can be found in Note 11 to the Consolidated Financial Statements.
Subordinated debentures were $102,813 at December 31, 2021 compared to $29,427 at December 31, 2020, an increase of $73,386. During the fourth quarter of 2021, the Company sold and issued $75,000 aggregate principal amount of its 3.25% Fixed-to-Floating Rate Subordinated Notes due 2031. Net proceeds from the sale of these subordinated notes was $73,386. Additional detail regarding the subordinated notes can be found in Note 12 to the Consolidated Financial Statements.
Swap liabilities decreased $10,692 from December 31, 2020 to December 31, 2021. The decrease is primarily the result of decreases in the fair value of swap liabilities as compared to December 31, 2020.
Total shareholders’ equity increased $5,104, or 1.5%, during 2021 to $355,212. The change in shareholders’ equity resulted from net income of $40,546, an increase in the Company’s pension liability, net of tax, of $973, a decrease in the fair value of securities available for sale, net of tax, of $6,772 and decreases due to the purchase of treasury shares and dividends on common shares of $22,309 and $8,036, respectively. Additionally, $702 was recognized as stock-based compensation in 2021 in connection with the grant of restricted common shares. For further explanation of these items, see Note 1, Note 14 and Note 15 to the Consolidated Financial Statements. The Company paid $0.52 per common share in dividends in 2021 compared to $0.44 per common share in dividends in 2020. Total outstanding common shares at December 31, 2021 were 14,954,200.
Total outstanding common shares at December 31, 2020 were 15,898,032. The decrease in common shares outstanding is the result of the repurchase of 988,465 common shares at an average repurchase price of $22.57. The Company repurchased 239,536 common shares pursuant to a stock repurchase program announced on May 4, 2020, which authorized the Company to repurchase a maximum aggregate value of $13,500 of the Company’s common shares until April 20, 2021. The Company repurchased 562,489 common shares pursuant to a stock repurchase program announced on April 20, 2021, which authorized the Company to repurchase a maximum aggregate value of $13,500 of the Company’s common shares until April 19, 2022. Finally, the

Company repurchased 181,375 common shares pursuant to a stock repurchase program announced August 12, 2021, which replaced the April 20, 2021 repurchase program and authorizes the Company to repurchase up to a maximum of $13,500 of the Company’s common shares until August 10, 2022. An additional 5,065 common shares were surrendered by officers in 2021 to pay taxes upon vesting of restricted shares, and 3,298 restricted common shares were forfeited during the period. The decrease in common shares outstanding was offset by the grant of 39,139 restricted common shares to certain officers under the Company’s 2014 Incentive Plan and the grant of 8,792 common shares to directors of Civista as a retainer for their service. The ratio of total shareholders’ equity to total assets was 11.8% and 12.7%, at December 31, 2021 and 2020, respectively.
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
Comparison of Results of Operations for the Years Ended December 31, 2021 and December 31, 2020
Net Income
The Company’s net income for the year ended December 31, 2021 was $40,546, compared to $32,192 for the year ended December 31, 2020. The change in net income was the result of the items discussed in the following sections.
Net Interest Income
Net interest income for 2021 was $95,425, an increase of $5,698, or 6.4%, from 2020. From 2020 to 2021, average earning assets increased 13.2%, interest income increased $1,877, and interest expense on interest-bearing liabilities decreased $3,821. The Company continually examines its rate structure to ensure that its interest rates are competitive and reflective of the current rate environment in which it competes.
Total interest income increased $1,877 to $101,742 for the year ended December 31, 2021, which is attributable to an increase of $1,793 in interest and fees on loans. This change was the result of an increase in the average balance of loans, accompanied by a slightly lower yield on the portfolio. The average balance of loans increased by $73,435, or 3.8%, to $2,026,907 for the year ended December 31, 2021, as compared to $1,953,472 for the year ended December 31, 2020. The loan yield decreased to 4.42% for 2021, from 4.49% in 2020.
Interest on taxable securities increased $114 to $5,473 for the year ended December 31, 2021, compared to $5,359 for the same period in 2020. The average balance of taxable securities increased $49,092 to $232,813 for the year ended December 31, 2021, as compared to $183,721 for the year ended December 31, 2020. The yield on taxable securities decreased 62 basis points to 2.41% for 2021, compared to 3.03% for 2020. Interest on tax-exempt securities increased $127 to $6,250 for the year ended December 31, 2021, compared to $6,123 for the same period in 2020. The average balance of tax-exempt securities increased $14,804 to $217,786 for the year ended December 31, 2021 as compared to $202,982 for the year ended December 31, 2020. The yield on tax-exempt securities decreased 19 basis points to 3.96% for 2021, compared to 4.15% for 2020.

Total interest expense decreased $3,821 or 37.7% to $6,317 for the year ended December 31, 2021, compared with $10,138 for the same period in 2020. The decrease in interest expense can be attributed to a decrease in the average rate paid, partially offset by an increase in the average balance of interest-bearing liabilities. For the year ended December 31, 2021, the average balance of interest-bearing liabilities increased $109,363 to $1,736,720, as compared to $1,627,357 for the year ended December 31, 2020. Interest incurred on deposits decreased by $2,706 to $4,175 for the year ended December 31, 2021, compared to $6,881 for the same period in 2020. The decrease in deposit expense was due to a decrease in the average rate paid, as the average rate paid on demand and savings accounts decreased from 0.17% in 2020 to 0.09% in 2021 and the average rate paid on time deposits decreased from 1.76% to 1.11% in 2021, which was partially offset by an increase in the average balance of interest-bearing deposits of $241,708 for the year ended December 31, 2021 as compared to the same period in 2020. Interest expense incurred on FHLB advances and subordinated debentures decreased 26.4% from 2020. The decrease was due to a $32,674 decrease in average balance from 2020 and a decrease in rate from 2020. The average balance of other borrowings decreased $101,295 for the period ended December 31, 2021 as compared to the same period in 2020 as a result of the Company’s repayment of amounts borrowed under the Paycheck Protection Program Liquidity Facility (“PPPLF”) to fund PPP loans.
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

	As of and for year ended December 31,
	2021	2020	2019
Net loan charge-offs (recoveries)	$(783)	$(149)	$(53)
Provision for loan losses charged to expense	830	10,112	1,035
Net loan charge-offs (recoveries) as a percent of average outstanding loans	(0.04)%	(0.01)%	(0.00)%
Allowance for loan losses	$26,641	$25,028	$14,767
Allowance for loan losses as a percent of year-end outstanding loans	1.33%	1.22%	0.86%
Impaired loans, excluding purchase credit impaired loans (PCI)	$1,222	$2,666	$3,597
Impaired loans as a percent of gross year-end loans (1)	0.06%	0.13%	0.21%
Nonaccrual and 90 days or more past due loans, excluding PCI	$3,673	$5,125	$5,599
Nonaccrual and 90 days or more past due loans, excluding PCI as a percent of gross year-end loans (1)	0.18%	0.25%	0.33%

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

The Company’s policy is to maintain the allowance for loan losses at a level sufficient to provide for probable losses incurred in the current portfolio. Management believes the analysis of the allowance for loan losses supported a reserve of $26,641 at December 31, 2021. The Company provides for loan losses through regular provisions to the allowance for loan losses as necessary. The amount of the provision is affected by loan charge-offs, recoveries and changes in specific and general allocations required for the allowance for loan losses. A number of factors impact the provisions for loan losses, such as the level of higher risk loans in the portfolio, changes in practices related to loans, changes in collateral values and other factors. We continue to actively manage this process and have provided to maintain the reserve at a level that assures adequate coverage ratios.
Provisions for loan losses totaled $830, $10,112 and $1,035 in 2021, 2020 and 2019, respectively. The Company’s provision for loan losses decreased $9,282 during 2021, as compared to 2020. The decrease in the provision was due to the stability of our credit quality metrics coupled with the stabilization and, in some cases, improvement of international, national, regional and local economic conditions that were adversely impacted by the 2020 economic shutdown and restrictions in response to the ongoing COVID-19 pandemic. While vaccinations and booster shots in 2021 have created some level of optimism in the business community, there remains uncertainty due to the continued concern over increased infections from the Delta and Omicron variants of COVID. We remain cautious given the level of classified loans in the portfolio, particularly loans to borrowers in the hotel industry as well as the challenges businesses face in today’s environment. The lingering economic impacts related to the COVID-19 pandemic have included the loss of revenue experienced by our business clients, disruption of supply chains, higher employee wages coupled with workforce shortages and increased costs of materials and services. While some of the pressures have eased, ongoing supply chain and staffing challenges, as well as inflationary pressures remain. Our Commercial and Commercial Real Estate portfolios have been, and are expected to continue to be, impacted the most.
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
Noninterest Income
Noninterest income increased $3,270, or 11.6%, to $31,452 for the year ended December 31, 2021, from $28,182 for the comparable 2020 period. The increase was primarily due to increases in service charges of $617, net gain on sale of securities of $1,692, net gain (loss) on equity securities of $243, ATM/Interchange fees of $971, wealth management fees of $876, BOLI income of $223 and other noninterest income of $498, which were partially offset by decreases in net gain on sale of loans of $521 and swap fees of $1,252.
Service charges increased due to increased account service charges and overdraft fees of $510 and $107, respectively. Net gain on sale of securities increased due to the sale of Visa Class B shares, which resulted in a gain of $1,785. Management, from time to time, will reposition the investment portfolio to match liquidity needs of the Company. Net gain (loss) on equity securities increased as a result of market value increases. Net gain on sale of loans decreased primarily as a result of a decrease in volume of loans sold. During the twelve-months ended December 31, 2021, 1,341 loans were sold, totaling $260,294. During the twelve-months ended December 31, 2020, 1,575 loans were sold, totaling $304,026. ATM/Interchange fees increased as a result of increased transaction fees and MasterCard fees. Wealth management fees increased primarily as a result of an increase in trust and brokerage fees of $633 and $243, respectively. Trust income increased as a result of new accounts and market conditions while brokerage income increased due to volume of business. BOLI income increased due to death benefits paid. Swap fees decreased due to the volume of swaps performed during the twelve-months ended December 31, 2021 as compared to the same period of 2020. Other noninterest income increased due to increases in wire transfer fees, the amortization of mortgage servicing rights, merchant credit card fees and gains on the sale of OREO properties.
Noninterest Expense
Noninterest expense increased $7,819, or 11.1%, to $78,484 for the year ended December 31, 2021, from $70,665 for the comparable 2020 period. The increase was primarily due to increases in compensation expense of $2,210, FDIC assessments of $328, state franchise tax of $271, ATM/Interchange expense of $446, software maintenance expense of $922 and other operating expense of $3,905.
The increase in compensation expense was due to increased payroll, payroll taxes, employee insurance and employer savings contributions, offset by a decrease in commission and incentive based costs. The year-to-date average full time equivalent (FTE) employees were 451.8 at December 31, 2021, a decrease of 1.6 FTEs over 2020. Payroll and payroll related expenses increased due to annual pay increases. The year-over-year increase in FDIC assessments was attributable to small bank assessment credits applied to the 2020 assessment charges. The state franchise tax increase is related to $172 of additional taxes paid on the Company’s 2019 franchise tax return as a result of findings from a State of Ohio audit. The increase in ATM/Interchange expense is primarily due to increased transaction fees and a settlement received in the second quarter of 2020. The increase in software maintenance expense is due to a general increase in legacy software maintenance contracts and the implementation of our new digital banking. The increase in other operating expense is primarily due to the prepayment expense of $3,717 related to the early payoff of an FHLB long-term advance.
Income Tax Expense
Income tax expense was $7,017 in 2021 compared to $4,940 in 2020. Income tax expense as a percentage of pre-tax income was 14.8% in 2021 compared to 13.3% in 2020. A lower federal effective tax rate than the statutory rate of 21% in 2021 and 2020 is primarily due to tax-exempt interest income from state and municipal investments, municipal loans, income from BOLI and low income housing credits.
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
Total interest expense decreased $2,816 or 21.7% to $10,138 for the year ended December 31, 2020, compared with $12,954 for the same period in 2019. The decrease in interest expense can be attributed to a decrease in the average rate paid, partially offset by an increase in the average balance of interest-bearing liabilities. For the year ended December 31, 2020, the average balance of interest-bearing liabilities increased $279,262 to $1,627,357, as compared to $1,348,095 for the year ended December 31, 2019. Interest incurred on deposits decreased by $1,176 to $6,881 for the year ended December 31, 2020, compared to $8,057 for the same period in 2019. The decrease in deposit expense was due to a decrease in the average rate paid, as the average rate paid on demand and savings accounts decreased from 0.33% in 2019 to 0.17% in 2020 and the average rate paid on time deposits decreased from 1.92% to 1.76% in 2020, partially offset by an increase in the average balance of interest-bearing deposits of $199,643 for the year ended December 31, 2020 as compared to the same period in 2019. Interest expense incurred on FHLB advances and subordinated debentures decreased 41.0% from 2019. The decrease was due to a $27,896 decrease in average balance from 2019 and a decrease in rate from 2019. The average balance of other borrowings increased $101,295 for the period ended December 31, 2020 as compared to the same period in 2019 as a result of the Company’s borrowings under the PPPLF to fund PPP loans.
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
Provisions for loan losses totaled $10,112 and, $1,035 in 2020 and 2019, respectively. The Company’s provision for loan losses increased $9,077 during 2020. The increase in the provision was due to an increase in Civista’s qualitative factors, primarily changes in international, national, regional and local conditions, related to the economic shutdown driven by COVID-19 and the ongoing payment deferrals on loans modified under the Coronavirus Aid Relief, and Economic Security Act (“CARES Act”).
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
Income Tax Expense
Income tax expense was $4,940 in 2020 compared to $5,683 in 2019. Income tax expense as a percentage of pre-tax income was 13.3% in 2020 compared to 14.4% in 2019. A lower federal effective tax rate than the statutory rate of 21% in 2020 and 2019 is primarily due to tax-exempt interest income from state and municipal investments, municipal loans, income from BOLI and low income housing credits.

Distribution of Assets, Liabilities and Shareholders’ Equity;
Interest Rates and Interest Differential
The following table sets forth, for the years ended December 31, 2021, 2020 and 2019, the distribution of assets, including interest amounts and average rates of major categories of interest-earning assets and noninterest-earning assets (Amounts in thousands):

	2021			2020			2019
Assets	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate
Interest-earning assets:
Loans (1)(2)(3)(5)	$2,026,907	$89,570	4.42%	$1,953,472	$87,777	4.49%	$1,612,975	$84,972	5.27%
Taxable securities (4)	232,813	5,473	2.41%	183,721	5,359	3.03%	200,074	6,584	3.35%
Non-taxable securities (4)(5)	217,786	6,250	3.96%	202,982	6,123	4.15%	172,812	5,647	4.36%
Interest-bearing deposits in other banks	347,573	449	0.13%	155,960	606	0.39%	38,359	851	2.22%

Total interest earning assets	2,825,079	101,742	3.69%	2,496,135	99,865	4.10%	2,024,220	98,054	4.95%
Noninterest-earning assets:
Cash and due from financial institutions	35,404			77,848			47,472
Premises and equipment, net	22,617			22,831			21,946
Accrued interest receivable	8,010			9,043			7,088
Intangible assets	84,747			84,953			85,744
Other assets	36,456			37,675			24,273
Bank owned life insurance	46,435			45,454			44,352
Less allowance for loan losses	(26,366)			(19,231)			(13,984)

Total	$3,032,382			$2,754,708			$2,241,111

(1)	For purposes of these computations, the daily average loan amounts outstanding are net of unearned income and include loans held for sale.

(2)	Included in loan interest income are loan fees of $1,661 in 2021, $1,025 in 2020 and $1,227 in 2019.

(3)	Non-accrual loans are included in loan totals and do not have a material impact on the analysis presented.

(4)	Average balance is computed using the carrying value of securities. The average yield has been computed using the historical amortized cost average balance for available for sale securities.

(5)	Yield/Rate is calculated using the tax-equivalent adjustment of 21% for 2020, 2019 and 2018.

Distribution of Assets, Liabilities and Shareholders’ Equity;
Interest Rates and Interest Differential (Continued)
The following table sets forth, for the years ended December 31, 2021, 2020 and 2019, the distribution of liabilities, including interest amounts and average rates of major categories of interest-bearing liabilities and shareholders’ equity (Amounts in thousands):

	2021			2020			2019
Liabilities and Shareholders’ Equity	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate
Interest-bearing liabilities:
Savings and interest-bearing demand accounts	$1,315,220	$1,219	0.09%	$1,050,544	$1,813	0.17%	$869,340	$2,871	0.33%
Certificates of deposit	265,294	2,956	1.11%	288,262	5,068	1.76%	269,823	5,186	1.92%
Short-term Federal Home Loan Bank advances	—	—	—	8,151	134	1.64%	112,088	2,600	2.32%
Long-term Federal Home Loan Bank advances	94,041	1,163	1.24%	125,000	1,798	1.44%	48,959	852	1.74%
Other borrowings	—	—	—	101,295	354	0.35%	—	—	—
Securities sold under repurchase agreements	26,165	23	0.09%	24,390	25	0.10%	18,321	19	0.10%
Federal funds purchased	137	1	0.73%	288	1	0.35%	137	3	2.19%
Subordinated debentures	35,863	955	2.66%	29,427	945	3.21%	29,427	1,423	4.84%

Total interest-bearing liabilities	1,736,720	6,317	0.36%	1,627,357	10,138	0.62%	1,348,095	12,954	0.96%
Noninterest-bearing liabilities:
Demand deposits	907,591			739,648			550,638
Other liabilities	38,868			51,242			24,072

	946,459			790,890			574,710
Shareholders’ equity	349,203			336,461			318,306

Total	$3,032,382			$2,754,708			$2,241,111

Net interest income and interest rate spread (1)		$95,425	3.33%		$89,727	3.48%		$85,100	3.99%

Net interest margin (2)			3.47%			3.70%			4.31%

(1)	Interest rate spread is calculated by subtracting the rate on average interest-bearing liabilities from the yield on average interest-earning assets.

(2)	Net interest margin is calculated by dividing tax-equivalent adjusted net interest income by average interest-earning assets.

Changes in Interest Income and Interest Expense
Resulting from Changes in Volume and Changes in Rate
The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rate (Amounts in thousands):

	Increase (decrease) due to:
	Volume (1)	Rate (1)	Net
2021 compared to 2020
Interest income:
Loans	$3,262	$(1,469)	$1,793
Taxable securities	1,360	(1,246)	114
Nontaxable securities	439	(312)	127
Interest-bearing deposits in other banks	422	(579)	(157)

Total interest income	$5,483	$(3,606)	$1,877

Interest expense:
Savings and interest-bearing demand accounts	$382	$(976)	$(594)
Certificates of deposit	(377)	(1,735)	(2,112)
Short-term Federal Home Loan Bank advances	(134)	—	(134)
Long-term Federal Home Loan Bank advances	(405)	(230)	(635)
Securities sold under repurchase agreements	2	(4)	(2)
Federal funds purchased	(1)	1	—
Other borrowings	(354)	—	(354)
Subordinated debentures	187	(177)	10

Total interest expense	$(700)	$(3,121)	$(3,821)

Net interest income	$6,183	$(485)	$5,698

2020 compared to 2019
Interest income:
Loans	$16,383	$(13,578)	$2,805
Taxable securities	(633)	(592)	(1,225)
Nontaxable securities	761	(285)	476
Interest-bearing deposits in other banks	913	(1,158)	(245)

Total interest income	$17,424	$(15,613)	$1,811

Interest expense:
Savings and interest-bearing demand accounts	$512	$(1,570)	$(1,058)
Certificates of deposit	341	(459)	(118)
Short-term Federal Home Loan Bank advances	(1,877)	(589)	(2,466)
Long-term Federal Home Loan Bank advances	1,117	(171)	946
Securities sold under repurchase agreements	6	—	6
Federal funds purchased	2	(4)	(2)
Other borrowings	354	—	354
Subordinated debentures	—	(478)	(478)

Total interest expense	$455	$(3,271)	$(2,816)

Net interest income	$16,969	$(12,342)	$4,627

(1)
The change in interest income and interest expense due to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.

Liquidity and Capital Resources
Civista maintains a conservative liquidity position. All securities are classified as available for sale. At December 31, 2021, securities with maturities of one year or less totaled $3,789, or 0.7% of the total securities portfolio. The available for sale portfolio helps to provide Civista with the ability to meet its funding needs. The Consolidated Statements of Cash Flows contained in the Consolidated Financial Statements detail the Company’s cash flows from operating activities resulting from net earnings.

Net cash provided by operating activities for 2021, 2020 and 2019 was $40,761, $32,654 and $38,801, respectively. The primary additions to cash from operating activities are from net income, adjusted for amortization of intangible assets, amortization of securities net of accretion, the provision for loan losses, depreciation and proceeds from sale of loans. The primary use of cash from operating activities is from loans originated for sale. Net cash used for investing activities was $130,496, $340,982 and $150,764 in 2021, 2020 and 2019, respectively, principally reflecting our loan and investment security activities. Deposits and borrowings comprised most of our financing activities, which resulted in net cash provided of $216,925, $398,802 and $116,739 for 2021, 2020 and 2019, respectively.
Future loan demand of Civista can be funded by increases in deposit accounts, proceeds from payments on existing loans, the maturity of securities and the sale of securities classified as available for sale. Additional sources of funds may also come from borrowing in the Federal Funds market and/or borrowing from the FHLB. As of December 31, 2021, Civista had total credit availability with the FHLB of $677,834, of which $96,300 was outstanding, including standby letters of credit of $21,300.
On a separate entity basis, CBI’s primary source of funds is dividends paid by its subsidiaries, primarily by Civista. Generally, subject to applicable minimum capital requirements, Civista may declare and pay a dividend without the approval of the Federal Reserve Bank of Cleveland (the “Federal Reserve Bank”) and the State of Ohio Department of Commerce, Division of Financial Institutions, provided the total dividends in a calendar year do not exceed the total of its profits for that year combined with its retained profits for the two preceding years. At December 31, 2021, Civista was able to pay approximately $59,772 of dividends to CBI without obtaining regulatory approval. During 2021, Civista paid dividends totaling $19,900 to CBI. This represented approximately 49 percent of Civista’s earnings for the year.
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
Capital Adequacy
Shareholders’ equity totaled $355,212 at December 31, 2021 compared to $350,108 at December 31, 2020. The increase in shareholders’ equity resulted primarily from net income of $40,546, a $973 net increase in the Company’s pension liability and a decrease in the fair value of securities available for sale, net of tax, of $6,772, which was offset by dividends on common shares of $8,036. In addition, the Company repurchased common shares pursuant to its publicly-announced share purchase programs totaling $22,309 during 2021.
During the first quarter of 2015, the Company adopted the new BASEL III regulatory capital framework as approved by the federal banking agencies. In addition to the other required capital ratios, the BASEL III rules also require the Company to maintain minimum amounts and ratios of Common Equity Tier 1 (“CET1”) Capital to risk-weighted assets (as these terms are defined in the BASEL III rules). Under the BASEL III rules, the Company elected to opt-out of including accumulated other comprehensive income in regulatory capital. All of the Company’s capital ratios exceeded the regulatory minimum guidelines as of December 31, 2021 and 2020 as identified in the following table:

	Total Risk Based Capital	Tier I Risk Based Capital	CET1 Risk Based Capital	Leverage Ratio
Company Ratios—December 31, 2021	19.2%	14.3%	12.9%	10.2%
Company Ratios—December 31, 2020	16.0%	14.7%	13.2%	10.8%
For Capital Adequacy Purposes	8.0%	6.0%	4.5%	4.0%
To Be Well Capitalized Under Prompt Corrective Action Provisions	10.0%	8.0%	6.5%	5.0%

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
The deductions from CET1 capital include goodwill and other intangibles, certain deferred tax assets, mortgage-servicing assets above certain levels, gains on sale in connection with a securitization, investments in a banking organization’s own capital instruments and investments in the capital of unconsolidated financial institutions (above certain levels). These deductions were phased in from 2015 through 2019.
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
During periods of inflation, a net positive monetary position may result in an overall decline in purchasing power of an entity. However, no clear evidence exists of a relationship between the purchasing power of an entity’s net positive monetary position and its future earnings. Moreover, the Company’s ability to preserve the purchasing power of its net positive monetary position will be partly influenced by the effectiveness of its asset/liability management program. As part of the asset/liability management process, management reviews and monitors information and projections on inflation as published by the Federal Reserve Board and other sources. This information speaks to inflation as determined by its impact on consumer prices and also the correlation of inflation and interest rates. This information is but one component in an asset/liability management process designed to limit the impact of inflation on the Company. Management does not believe that the effect of inflation on its nonmonetary assets (primarily bank premises and equipment) is material as such assets are not held for resale and significant disposals are not anticipated.
Fair Value of Financial Instruments
The Company has disclosed the fair value of its financial instruments at December 31, 2021 and 2020 in Note 16 to the Consolidated Financial Statements. The fair value of loans at December 31, 2021 was 100.7% of the carrying value compared to 101.5% at December 31, 2020. The fair value of deposits at December 31, 2021 was

100.0% of the carrying value compared to 100.1% at December 31, 2020. Changes in fair value were primarily due to changes in the discount values used to measure fair value.
Contractual Obligations
The following table represents significant fixed and determinable contractual obligations of the Company as of December 31, 2021.

Contractual Obligations	One year or less	One to three years	Three to five years	Over five years	Total
Deposits without a stated maturity	$2,170,253	$—	$—	$—	$2,170,253
Certificates of deposit and IRAs	174,022	64,005	7,425	996	246,448
FHLB advances, securities sold under agreements to repurchase and U.S. Treasury interest-bearing demand note	—	—	—	75,000	75,000
Subordinated debentures (1)	—	—	—	102,813	102,813
Operating leases	569	613	417	491	2,090

(1)	The subordinated debentures consist of $2,000, $2,500, $5,000, $7,500, and $12,500 debentures.
The Company has retail repurchase agreements with clients within its local market areas. These borrowings are collateralized with securities owned by the Company. See Note 11 to the Consolidated Financial Statements for further detail. The Company also has a cash management advance line of credit and outstanding letters of credit with the FHLB. For further discussion, refer to Note 9 and Note 10 to the Consolidated Financial Statements.
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
Several ways an institution can manage interest-rate risk include selling existing assets or repaying certain liabilities and matching repricing periods for new assets and liabilities, for example, by shortening terms of new loans or securities. Financial institutions are also subject to prepayment risk in falling rate environments. For example, mortgage loans and other financial assets may be prepaid by a debtor so that the debtor may refinance its obligations at new, lower rates. The Company does not have significant derivative financial instruments and does not intend to purchase a significant amount of such instruments in the near future. Prepayments of assets carrying higher rates reduce the Company’s interest income and overall asset yields. A large portion of an institution’s liabilities may be short term or due on demand, while most of its assets may be invested in long term loans or securities. Accordingly, the Company seeks to have in place sources of cash to meet short-term demands. These funds can be obtained by increasing deposits, borrowing, or selling assets. Also, FHLB advances and wholesale borrowings may be used as important sources of liquidity for the Company.
The following table provides information about the Company’s financial instruments that were sensitive to changes in interest rates as of December 31, 2021 and 2020, based on certain prepayment and account decay assumptions that management believes are reasonable. Although the Company had derivative financial instruments as of December 31, 2021 and 2020, the changes in fair value of the assets and liabilities of the underlying contracts offset each other. For more information about derivative financial instruments see Note 22 to the Consolidated Financial Statements. Expected maturity date values for interest-bearing core deposits were calculated based on estimates of the period over which the deposits would be outstanding. The Company’s borrowings were tabulated by contractual maturity dates and without regard to any conversion or repricing dates.

Net Portfolio Value

	December 31, 2021			December 31, 2020
Change in Rates	Dollar Amount	Dollar Change	Percent Change	Dollar Amount	Dollar Change	Percent Change
+200bp	$531,385	$44,276	9%	$515,754	$44,930	10%
+100bp	521,707	34,598	7%	503,010	32,186	7%
Base	487,109	—	—	470,824	—	—
-100bp	495,963	8,854	2%	501,686	30,862	7%
-200bp	548,326	61,217	13%	527,360	56,536	12%
The change in net portfolio value from December 31, 2020 to December 31, 2021, can be attributed to a couple of factors. The yield curve has shifted up and steepened on the short end since the end of 2020, and both the volume and mix of assets and funding sources has changed. The volume of loans has decreased and the mix has shifted toward cash and investment securities. The decrease in loans is the result of PPP loan forgiveness. Cash increased because of the increase in deposits. Some of our excess liquidity has been redeployed into our investment portfolio. The volume and mix of liabilities have shifted toward non-maturing deposits and away from certificates of deposit and other borrowings. Deposits increased as a result of business and public fund account increases. The mix shifts from the end of the year, particularly to deposits, led to a decrease in the base net portfolio value. Beyond the change in the base level of net portfolio value, projected movements in rates, up or down, would also lead to changes in market values. The change in the rates up scenarios for both the 100 and 200 basis point movements would lead to a larger decrease in the market value of liabilities than assets. Accordingly, we would see an increase in the net portfolio value. For 100 and 200 basis point downward changes in rates, the market value of assets would increase faster than the market value of liabilities, leading to an increase in the net portfolio value.
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
Note 1 and Note 4 to the Consolidated Financial Statements provide additional information regarding the Allowance for Loan Losses.

Goodwill:
The Company accounts for business combinations using the acquisition method of accounting. Accordingly, the identifiable assets acquired and the liabilities assumed are recorded at their estimated fair values as of the date of acquisition with any excess of the cost of the acquisition over the fair value recorded as goodwill. The Company performs an evaluation of goodwill for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The evaluation for impairment involves comparing the current estimated fair value of the Company to its carrying value. If the current estimated fair value exceeds the carrying value, no additional testing is required and an impairment loss is not recorded. If the estimated fair value is less than the carrying value, further valuation procedures are performed that could result in impairment of goodwill being recorded. Management estimated the fair value of the Reporting Unit as of the measurement date utilizing four valuation approaches: the comparable transactions approach, the control premium approach, the public market peers control premium approach and the discounted cash flow approach. These approaches were all considered in reaching a conclusion on fair value. The estimated fair value of the Reporting Unit was then compared to the current carrying value to determine if impairment had occurred. It is our opinion that, as of the November 30, 2021 measurement date, the aggregate fair value of the Reporting Unit exceeds the carrying value of the Reporting Unit. Therefore management concluded that goodwill was not impaired and made no adjustment in 2021.
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
Management analyzes material tax positions taken in any income tax return for any tax jurisdiction and determines the likelihood of the positions being sustained in a tax examination. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.
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
Management assessed the Company’s system of internal control over financial reporting as of December 31, 2021, in relation to criteria for effective internal control over financial reporting as described in “2013 Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2021, its system of internal control over financial reporting is effective and meets the criteria of the “2013 Internal Control – Integrated Framework”. BKD, LLP, independent registered public accounting firm, has issued an audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021.
Management is responsible for compliance with the federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders designated by the FDIC as safety and soundness laws and regulations. Management has assessed compliance by the Company with the designated laws and regulations relating to safety and soundness. Based on the assessment, management believes that the Company complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 2021.

Dennis G. Shaffer	Todd A. Michel
President and Chief Executive Officer	Senior Vice President, Controller

Sandusky, Ohio
March 15, 2022

2
4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders, Board of Directors and Audit Committee
Civista Bancshares, Inc.
Sandusky, Ohio
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Civista Bancshares, Inc. (the “Company”) as of December 31, 2021, the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2021, based on criteria established in
Internal Control – Integrated Framework
(2013 edition) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 15, 2022, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit.
We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Allowance for Loan Losses
As described in Notes 1 and 4 to the consolidated financial statements, the Company’s consolidated allowance for loan losses (ALL) was $26.6 million at December 31, 2021. The Company describes in Note 1 of the consolidated financial statements the “Allowance for Loan Losses” accounting policy around this estimate. The ALL is an estimate of losses inherent in the loan portfolio. The determination of the reserve requires significant judgment reflecting the Company’s best estimate of probable loan losses.
The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.
Current methodology used by management to estimate the allowance for loan losses takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, historic categorical trends, current delinquency levels as related to historical levels, portfolio growth rates, changes in composition of the portfolio, the current economic environment, as well as current allowance adequacy in relation to the portfolio. The Company considers all of these factors prior to making any adjustments to the allowance due to the subjectivity and imprecision involved in allocation methodology. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
The primary reason for our determination that the allowance for loan losses is a critical audit matter is that auditing the estimated allowance for loan losses involved significant judgment and complex review. There is a high degree of subjectivity in evaluating management’s estimate, such as evaluating management’s assessment of economic conditions and other environmental factors on the loan portfolio, evaluating the adequacy of specific allowances associated with impaired loans and assessing the appropriateness of loan grades.
Our audit procedures related to the estimated allowance for loan losses included:

•	Evaluated and tested the design and operating effectiveness of related controls over the reliability and accuracy of data used to calculate and estimate various components of the ALL including:

○	Classification of loans by segment

○	Historical loss data and loss rates

○	Establishment of qualitative adjustments

○	Grading and risk classification

○	Establishment of specific reserves on impaired loans

•	Testing the clerical and computational accuracy of the formulas and information utilized within the ALL model.

•	Evaluating the qualitative and environmental adjustment to the historical loss rates, including assessing the basis for the adjustments and the reasonableness of the significant assumptions.

•	Evaluating the relevance and reliability of data and assumptions.

•
Testing of the loan review function and the accuracy of how loan grades are determined. Specifically, evaluating the appropriateness of loan grades and to assess the reasonableness of specific impairments on loans.

•
Evaluating the overall reasonableness of qualitative factors and the appropriateness of their direction and magnitude and the Company’s support for the direction and magnitude compared to previous years.

•	Evaluating credit quality indicators such as trends in delinquencies, nonaccruals, and charge-offs.

•	Evaluating the accuracy and completeness of disclosures in the consolidated financial statements.

We have served as the Company’s auditor since 2021.
Cincinnati, Ohio
March 15, 2022

2
6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders, Board of Directors and Audit Committee
Civista Bancshares, Inc.
Sandusky, Ohio
Opinion on the Internal Control over Financial Reporting
We have audited Civista Bancshares, Inc.’s (the “Company”) internal control over financial reporting as of December 31, 2021, based on criteria established in
Internal Control – Integrated Framework: (2013)
 issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2021, based on criteria established in
Internal Control – Integrated Framework: (2013)
 issued by COSO.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated financial statements of the Company and our report dated March 15, 2022, expressed an unqualified opinion thereon.
Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying
Management’s Report on Internal Control Over Financial Reporting
. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.
Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definitions and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Cincinnati, Ohio
March 15, 2022

2
7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of Civista Bancshares, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Civista Bancshares, Inc. and subsidiaries (the “Company”) as of December 31, 2020; the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2020; and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
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
We served as the Company’s auditor from 2009 to 2020.

Cranberry Township, Pennsylvania
March 15, 2022

This page left blank intentionally.

CIVISTA BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2021 and 2020
(Amounts in thousands, except share data)

	2021	2020
ASSETS
Cash and due from financial institutions	$253,459	$125,749
Restricted cash	10,780	11,300

Cash and cash equivalents	264,239	137,049
Investments in time deposits	1,730	2,473
Securities available for sale	559,874	363,464
Equity securities	1,072	886
Loans held for sale	1,972	7,001
Loans, net of allowance of $26,641 and $25,028	1,971,238	2,032,474
Other securities	17,011	20,537
Premises and equipment, net	22,445	22,580
Accrued interest receivable	7,385	9,421
Goodwill	76,851	76,851
Other intangible assets	7,581	8,075
Bank owned life insurance	46,641	45,976
Swap assets	11,072	21,700
Other assets	22,872	20,375

Total assets	$3,011,983	$2,768,862

LIABILITIES
Deposits
Noninterest-bearing	$788,906	$720,809
Interest-bearing	1,627,795	1,468,589

Total deposits	2,416,701	2,189,398
Long-term Federal Home Loan Bank advances	75,000	125,000
Securities sold under agreements to repurchase	25,495	28,914
Subordinated debentures	102,813	29,427
Swap liabilities	11,072	21,764
Accrued expenses and other liabilities	25,690	24,251

Total liabilities	2,656,771	2,418,754

SHAREHOLDERS’ EQUITY
Common stock, no par value, 40,000,000 shares authorized, 17,709,584 shares issued at December 31, 2021 and 17,664,951 shares issued at December 31, 2020	277,741	277,039
Accumulated earnings	125,558	93,048
Treasury stock, 2,755,384 common shares at December 31, 2021 and 1,766,919 common shares at December 31, 2020, at cost	(56,907)	(34,598)
Accumulated other comprehensive income	8,820	14,619

Total shareholders’ equity	355,212	350,108

Total liabilities and shareholders’ equity	$3,011,983	$2,768,862

See accompanying notes to consolidated financial statements

CIVISTA BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31, 2021, 2020 and 2019
(Amounts in thousands, except per share data)

	2021	2020	2019
Interest and dividend income
Loans, including fees	$89,570	$87,777	$84,972
Taxable securities	5,473	5,359	6,584
Tax-exempt securities	6,250	6,123	5,647
Federal funds sold and other	449	606	851

Total interest and dividend income	101,742	99,865	98,054

Interest expense
Deposits	4,175	6,881	8,057
Federal Home Loan Bank advances	1,163	1,932	3,452
Subordinated debentures	955	945	1,423
Securities sold under agreements to repurchase and other	24	380	22

Total interest expense	6,317	10,138	12,954

Net interest income	95,425	89,727	85,100
Provision for loan losses	830	10,112	1,035

Net interest income after provision for loan losses	94,595	79,615	84,065

Noninterest income
Service charges	5,905	5,288	6,395
Net gain on sale of securities	1,786	94	32
Net gain (loss) on equity securities	186	(57)	121
Net gain on sale of loans	8,042	8,563	2,707
ATM/Interchange fees	5,443	4,472	4,056
Wealth management fees	4,857	3,981	3,670
Bank owned life insurance	1,200	977	1,007
Tax refund processing fees	2,375	2,375	2,750
Computer center item processing fees	175	252	273
Swap fees	207	1,459	516
Other	1,276	778	916

Total noninterest income	31,452	28,182	22,443

Noninterest expense
Compensation expense	44,690	42,480	39,156
Net occupancy expense	4,213	4,079	3,835
Equipment expense	1,838	2,006	2,246
Contracted data processing	1,725	1,880	1,831
FDIC Assessment	1,056	728	138
State franchise tax	2,184	1,913	1,843
Professional services	2,715	2,795	2,844
Amortization of intangible assets	890	913	945
ATM/Interchange expense	2,314	1,868	1,887
Marketing expense	1,103	1,074	1,411
Software maintenance expenses	2,755	1,833	1,523
Other operating expenses	13,001	9,096	9,288

Total noninterest expense	78,484	70,665	66,947

Income before income taxes	47,563	37,132	39,561
Income taxes	7,017	4,940	5,683

Net income	40,546	32,192	33,878
Preferred stock dividends	—	—	647

Net income available to common shareholders	$40,546	$32,192	$33,231

Earnings per common share, basic	$2.63	$2.00	$2.12

Earnings per common share, diluted	$2.63	$2.00	$2.01

See accompanying notes to consolidated financial statements

CIVISTA BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years ended December 31, 2021, 2020 and 2019
(Amounts in thousands)

	2021	2020	2019
Net income	$40,546	$32,192	$33,878
Other comprehensive income (loss):
Unrealized holding gains (loss) on available for sale securities	(8,570)	10,935	13,368
Tax effect	1,799	(2,297)	(2,807)
Reclassification of gains recognized in net income	(1)	(94)	(32)
Tax effect	—	20	7
Pension liability adjustment	992	(1,326)	(2,953)
Tax effect	(209)	279	620
Reclassification of actuatial gain (loss) recognized in net income	240	289	156
Tax effect	(50)	(61)	(33)

Total other comprehensive income (loss)	(5,799)	7,745	8,326

Comprehensive income	$34,747	$39,937	$42,204

See accompanying notes to consolidated financial statements

3
2

CIVISTA BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

	Preferred Shares		Common Shares		Accumulated Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2018	10,120	$9,364	15,603,499	$266,901	$41,320	$(17,235)	$(1,452)	$298,898

Net income					33,878			33,878
Other comprehensive income							8,326	8,326
Conversion of Series B preferred shares to common shares	(10,120)	(9,364)	1,242,683	8,990	(30)			(404)
Stock-based compensation			29,560	531				531
Common share dividends ($0.42 per share)					(6,547)			(6,547)
Preferred share dividends ($65.00 per share)					(647)			(647)
Repurchase of common stock			(188,200)			(3,909)		(3,909)

Balance, December 31, 2019	—	$—	16,687,542	$276,422	$67,974	$(21,144)	$6,874	$330,126

Net income					32,192			32,192
Other comprehensive loss							7,745	7,745
Stock-based compensation			41,245	617				617
Common share dividends ($0.44 per share)					(7,118)			(7,118)
Repurchase of common stock			(830,755)			(13,454)		(13,454)

Balance, December 31, 2020	—	$—	15,898,032	$277,039	$93,048	$(34,598)	$14,619	$350,108

Net income					40,546			40,546
Other comprehensive income							(5,799)	(5,799)
Stock-based compensation			44,633	702				702
Common share dividends ($0.52 per share)					(8,036)			(8,036)
Repurchase of common stock			(988,465)	—		(22,309)		(22,309)

Balance, December 31, 2021	—	$—	14,954,200	$277,741	$125,558	$(56,907)	$8,820	$355,212

See accompanying notes to consolidated financial statements

3
3

CIVISTA BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2021, 2020 and 2019
(Amounts in thousands)

	2021	2020	2019
Cash flows from operating activities:
Net income	$40,546	$32,192	$33,878
Adjustments to reconcile net income to net cash from operating activities
Time deposits amortizatio n	8	2	—
Security amortization, net	1,376	1,119	1,185
Depreciation	1,976	2,253	2,240
Amortization of core deposit intangible	890	913	945
Amortization of net deferred loan fees	(10,738)	(5,066)	(626)
Net gain on sale of securities	(1,786)	(94)	(32)
Net (gain) loss on equity securities	(186)	57	(121)
Provision for loan losses	830	10,112	1,035
Loans originated for sale	(255,265)	(308,742)	(126,690)
Proceeds from sale of loans	268,336	312,589	128,503
Net gain on sale of loans	(8,042)	(8,563)	(2,707)
Increase in cash surrender value of bank owned life insurance	(1,200)	(977)	(1,007)
Share-based compensation	702	617	531
Deferred taxes	1,319	(2,277)	663
Change in:
Accrued interest payable	111	(73)	47
Accrued interest receivable	2,036	(2,328)	(370)
Other, net	(152)	920	1,327

Net cash from operating activities	40,761	32,654	38,801

Cash flows used for investing activities :
Investments in time securities
Maturities	980	735	—
Purchase s	(245)	(1,250)	(980)
Securities available for sale
Maturities, prepayments and calls	61,927	58,246	54,055
Sales	1,810	1,455	17,570
Purchases	(268,309)	(54,850)	(71,646)
Purchases of other securities	—	(257)	—
Redemption of other securities	3,526	—	741
Redemption of equity securities	—	247	—
Purchases of bank owned life insurance	—	—	(955)
Proceeds from bank owned life insurance	535	—	—
Net change in loans	71,072	(343,348)	(146,350)
Proceeds from sale of OREO properties	122	—	—
Premises and equipment purchases	(1,927)	(1,972)	(3,201)
Disposal of premises and equipment	13	12	2

Net cash used for investing activities	(130,496)	(340,982)	(150,764)

See accompanying notes to consolidated financial statements

3
4

CIVISTA BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
Years ended December 31, 2021, 2020 and 2019
(Amounts in thousands)

	2021	2020	2019
Cash flows from financing activities:
Increase in deposits	227,303	510,634	98,871
Net change in short-term FHLB advances	—	(101,500)	(87,100)
Repayment of long-term FHLB advances	(50,000)	—	(5,000)
Proceeds from long-term FHLB advances	—	—	125,000
Repayment of other borrowings	—	(183,695)	—
Proceeds from other borrowings	—	183,695	—
Proceeds from subordinated debentures	73,386	—	—
Increase (decrease) in securities sold under repurchase agreements	(3,419)	10,240	(3,525)
Cash payment for redemption of series B preferred stock	—	—	(402)
Repurchase of common stock	(22,309)	(13,454)	(3,909)
Cash paid on fractional shares on preferred stock conversion	—	—	(2)
Cash dividends paid	(8,036)	(7,118)	(7,194)

Net cash from financing activities	216,925	398,802	116,739

Increase in cash and due from financial institutions	127,190	90,474	4,776
Cash and cash equivalents at beginning of year	137,049	46,575	41,799

Cash and cash equivalents at end of year	$264,239	$137,049	$46,575

Supplemental disclosures of cash flow information:
Interest paid	$6,206	$10,211	$12,907
Income taxes paid	6,180	7,095	5,700
Transfer of loans from portfolio to other real estate owned	72	31	—
Transfer of premises to held-for-sale	—	—	76
Securities purchased not settled	3,524	—	1,200
Conversion of preferred stock to common stock	—	—	8,960

See accompanying notes to consolidated financial statements

3
5

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The following is a summary of the accounting policies adopted by Civista Bancshares, Inc., which have a significant effect on the Consolidated Financial Statements.
Nature of Operations and Principles of Consolidation
: The Consolidated Financial Statements include the accounts of Civista Bancshares, Inc. (“CBI”) and its wholly-owned direct and indirect subsidiaries: Civista Bank (“Civista”), First Citizens Insurance Agency, Inc. (“FCIA”), Water Street Properties, Inc. (“WSP”), FC Refund Solutions, Inc. (“FCRS”), CIVB Risk Management, Inc. (“CRMI”), First Citizens Capital LLC (“FCC”) and First Citizens Investments, Inc. (“FCI”). The above companies together are sometimes referred to as the “Company”. Intercompany balances and transactions are eliminated in consolidation.
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
FCIA was formed to allow the Company to participate in commission revenue generated through its third party insurance agreement. Insurance commission revenue was less than 1.0% of total revenue for each of the years ended December 31, 2021, 2020 and 2019. WSP was formed to hold repossessed assets of CBI’s subsidiaries. WSP revenue was less than 1% of total revenue for each of the years ended December 31, 2021, 2020 and 2019. FCRS was formed in 2012 to facilitate payment of individual state and federal tax refunds. The operations of FCRS were discontinued June 30, 2019. CRMI was formed in 2017 to provide property and casualty insurance coverage to CBI and its subsidiaries for which insurance may not be currently available or economically feasible in the insurance marketplace. CRMI revenue was less than 1% of total revenue for each of the years ended December 31, 2021, 2020 and 2019. FCC was formed as a wholly-owned subsidiary of Civista in Wilmington, Delaware to hold inter-company debt. The operations of FCC were discontinued December 31, 2021. FCI is wholly-owned by Civista and holds and manages its securities portfolio. The operations of FCI are located in Wilmington, Delaware.
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
Cash Flows
: Cash and cash equivalents include cash on hand and demand deposits with financial institutions with original maturities of less than 90 days. Net cash flows are reported for customer loan and deposit

3
6

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

transactions, interest bearing deposits in other financial institutions, federal funds purchased, short-term borrowings and repurchase agreements. The Company routinely maintains balances that exceed FDIC insured limits and the risk of loss is very low with respect to such deposits.
Securities
: Debt securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.
Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are based on the amortized cost of the security sold using the specific identification method.
Securities are evaluated on at least a quarterly basis and more frequently when economic or market conditions warrant such an evaluation to determine whether a decline in their value is other than temporary. For debt securities, management considers whether the present value of cash flows expected to be collected are less than the security’s amortized cost basis, the magnitude and duration of the decline, the reasons underlying the decline and the Company’s intent to sell the security or whether it is more likely than not that the Company would be required to sell the security before its anticipated recovery in market value, to determine whether the loss in value is other than temporary. Once a decline in value is determined to be other than temporary, if the Company does not intend to sell the security, and it is more likely than not that it will not be required to sell the security, before recovery of the security’s amortized cost basis, the charge to earnings is limited to the amount of credit loss. Any remaining difference between fair value and amortized cost is recognized in other comprehensive income, net of applicable taxes. Otherwise, the entire difference between fair value and amortized cost is charged to earnings.
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

3
7

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
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
All Commercial, Commercial Real Estate and Farm Real Estate loans are monitored on a regular basis with a detailed loan review completed for all loan relationships greater than $1,500. All Commercial, Commercial Real Estate and Farm Real Estate loans that are 90 days past due or in nonaccrual status, are analyzed to determine if they are “impaired”, which means that it is probable that all amounts will not be collected according to the contractual terms of the loan agreement. All loans that are delinquent 90 days are classified as substandard and placed on nonaccrual status unless they are well-secured and in the process of collection. The remaining loans are

3
8

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

evaluated and segmented with loans with similar risk characteristics. The Company allocates reserves based on risk categories and portfolio segments described below, which conform to the Company’s asset classification policy. In reviewing risk within Civista’s loan portfolio, management has identified specific segments to categorize loan portfolio risk: (i) Commercial & Agriculture loans; (ii) Commercial Real Estate – Owner Occupied loans; (iii) Commercial Real Estate – Non-Owner Occupied loans; (iv) Residential Real Estate loans; (v) Real Estate Construction loans; (vi) Farm Real Estate loans; and (vii) Consumer and Other loans. Additional information related to economic factors can be found in Note
4
.
Loan Charge-off Policies:
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

3
9

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
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
) the liquidity position of the FHLB. With consideration given to these factors, management concluded that the FHLB stock was not impaired at December 31, 2021 or 2020. FHLB Stock is included in Other Securities on the Consolidated Balance Sheet.
Federal Reserve Bank (FRB) Stock
: Civista is a member of the Federal Reserve System. FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. FRB Stock is included in Other Securities on the Consolidated Balance Sheet.
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
Mortgage Servicing Rights
: Mortgage servicing rights are recognized as assets for the allocated value of retained mortgage servicing rights on loans sold. Mortgage servicing rights are initially recorded at fair value at the date of transfer. The valuation technique uses the present value of estimated future cash flows using current market discount rates. Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance to the extent that fair value is less than the capitalized asset for the grouping.
Long-lived Assets:
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

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
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
Retirement Plans
: Pension expense is the net of service and interest cost, expected return on plan assets and amortization of gains and losses not immediately recognized. Employee 401(k) and profit sharing plan expense consist of the amount of matching contributions. Deferred compensation allocates the benefits over the years of service.
Earnings per Common Share
: Earnings per share is computed using the two-class method. Basic earnings per share are net income available to common shareholders divided by the weighted average number of common shares outstanding during the period, which excludes participating securities. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable related to convertible preferred shares. Treasury shares are not deemed outstanding for earnings per share calculations.
Comprehensive Income
: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale and changes in the funded status of the pension plan.

4
1

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
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
Restrictions on Cash
: Cash on hand or on deposit with the Federal Reserve Bank is required to meet regulatory reserve and clearing requirements. These balances do not earn interest. The required reserve amount at December 31, 2021 was $0. The Company had cash pledged as collateral on its interest rate swaps with third party financial institutions of $10,780 at December 31, 2021.
Dividend Restriction
: Banking regulations require maintaining certain capital levels and may limit the dividends paid by Civista to CBI or by CBI to shareholders. Additional information related to dividend restrictions can be found in Note 18.
Fair Value of Financial Instruments
: Fair values of financial instruments are estimated using relevant market information and other assumptions that reflect exit price value, as more fully disclosed in Note 16. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.
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
Business Combinations:
At the date of acquisition the Company records the assets and liabilities of acquired companies on the Consolidated Balance Sheets at their fair value. The results of operations for acquired companies are included in the Company’s Consolidated Statements of Operations beginning at the acquisition date. Expenses arising from acquisition activities are recorded in the Consolidated Statements of Operations during the period incurred.
Derivative Instruments and Hedging Activities
: The Company enters into interest rate swap agreements to facilitate the risk management strategies of a small number of commercial banking customers. All derivatives are accounted for in accordance with ASC-815,
Derivatives and Hedging
. The Company mitigates the risk of entering into these agreements by entering into equal and offsetting swap agreements with highly rated third party financial institutions. The swap agreements are free-standing derivatives and are recorded at fair value in the Company’s Consolidated Balance Sheets. Changes in fair value are recorded as income or expense in the period that they occur. The Company is party to master netting arrangements with its financial institution counterparties. The master netting arrangements provide for a single net settlement of all swap agreements, as well as collateral, in the event of default on, or termination of, any one contract. Collateral, in the form of cash and marketable securities, is posted by the counterparty with net liability positions in accordance with contract thresholds.

4
2

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Reclassifications:
Some items in the prior year financial statements were reclassified to conform to the current presentation. Such reclassifications had no effect on net income or shareholders’ equity.
Adoption of New Accounting Standards:
In October 2020, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2020-08,
Codification Improvements to Subtopic 310-20, Receivables – Nonrefundable Fees and Other Costs,
which clarifies that, for each reporting period, an entity should reevaluate whether a callable debt security is within the scope of ASC 310-20-35-33. We adopted ASU 2020-08 effective January 1, 2021, which did not have a material impact on the Company’s Consolidated Financial Statements.
Effect of Newly Issued but Not Yet Effective Accounting Standards:
In June 2016, the FASB issued ASU 2016-13,
Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments
(“ASU 2016-13”), which changes the impairment model for most financial assets. This ASU is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The underlying premise of ASU 2016-13 is that financial assets measured at amortized cost should be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The allowance for credit losses should reflect management’s current estimate of credit losses that are expected to occur over the remaining life of a financial asset. The income statement will be effected for the measurement of credit losses for newly recognized financial assets, as well as the expected increases or decreases of expected credit losses that have taken place during the period. ASU 2016-13 is effective for annual and interim periods beginning after December 15, 2019, and early adoption is permitted for annual and interim periods beginning after December 15, 2018. On October 16, 2019, the FASB voted to defer the effective date for ASC 326,
Financial Instruments – Credit Losses
, for smaller reporting companies to fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, which was codified in the final ASU issued by the FASB on November 15, 2019. As a result, because the Company qualified as a smaller reporting company, based on its most recent determination under applicable rules of the Securities and Exchange Commission (“SEC”), as of November 15, 2019, the Company will not be subject to ASU 2016-13 until its annual and interim periods beginning after December 15, 2022. Management is in the process of evaluating the impact adoption of ASU 2016-13 will have on the Company’s Consolidated Financial Statements. This process has engaged multiple areas of the Company in evaluating loss estimation methods and application of these methods to specific segments of the loan portfolio. Management has been actively monitoring FASB developments and evaluating the use of different methods allowed. Due to continuing development of our methodology, additional time is required to quantify the affect this ASU will have on the Company’s Consolidated Financial Statements. Management continues to refine its modeling and is running parallel calculations and will finalize a method or methods of adoption in time for the effective date.
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

4
3

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
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
In May 2019, the FASB issued ASU 2019-05,
Financial Instruments – Credit Losses, Topic 326
, which allows entities to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost upon adoption of the new credit losses standard. To be eligible for the transition election, the existing financial asset must otherwise be both within the scope of the new credit losses standard and eligible for the applying the fair value option in ASC 825-10.3. The election must be applied on an instrument-by-instrument basis and is not available for either available for sale or held-to-maturity debt securities. For entities that elect the fair value option, the difference between the carrying amount and the fair value of the financial asset would be recognized through a cumulative-effect adjustment to opening retained earnings as of the date an entity adopted ASU 2016-13. Changes in fair value of that financial asset would subsequently be reported in current earnings. For entities that have not yet adopted ASU 2016-13, the effective dates and transition requirements are the same as those in ASU 2016-13. For entities that have adopted
ASU 2016-13, ASU 2019-05 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted once ASU 2016-13 has been adopted
.
On October 16, 2019, the FASB voted to defer the effective date for ASC 326,
Financial Instruments – Credit Losses
, for smaller reporting companies, such as the Company, to fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The final ASU was issued by the FASB on November 15, 2019. The Company is currently building its model, documenting model assumptions, preparing to run the current state and future state models parallel and evaluating the impact the adoption of the standard will have on the Company’s financial statements.

4
4

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

In November 2019, the FASB issued ASU 2019-10,
Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842)
. The Update defers the effective dates of ASU 2016-13 for SEC filers that are eligible to be smaller reporting companies, such as the Company, to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. This Update also amends the mandatory effective date for the elimination of Step 2 from the goodwill impairment test under ASU No. 2017-04,
Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (Goodwill)
, to align with those used for credit losses. Furthermore, the ASU provides a one-year deferral of the effective dates of the ASUs on derivatives and hedging and leases for companies that are not public business entities. The Company qualified as a smaller reporting company and does not expect to early adopt these ASUs.
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
In January 2020, the FASB issued ASU 2020-04,
Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, March 2020
, to provide temporary optional expedients and exceptions to the U.S. GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from LIBOR and other interbank offered rates to alternative

4
5

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

reference rates, such as the Secured Overnight Financing Rate (SOFR). Entities can elect not to apply certain modification accounting requirements to contracts affected by what the guidance calls “reference rate reform” if certain criteria are met. An entity that makes this election would not have to remeasure the contracts at the modification date or reassess a previous accounting determination. Also, entities can elect various optional expedients that would allow them to continue applying hedge accounting for hedging relationships affected by reference rate reform if certain criteria are met, and can make a one-time election to sell and/or reclassify held-to-maturity debt securities that reference an interest rate affected by reference rate reform. The amendments in this ASU are effective for all entities upon issuance through December 31, 2022. The Company is working through this transition via a multi-disciplinary project team. We are still evaluating the impact the change to a benchmark like SOFR or Prime Rate will have on our financial condition, results of operations or cash flows.
NOTE 2 - SECURITIES
The amortized cost and fair value of available for sale securities and the related gross unrealized gains and losses recognized were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2021
U.S. Treasury securities and obligations of U.S. government agencies	$48,390	$30	$(530)	$47,890
Obligations of states and political subdivisions	281,247	17,696	(107)	298,836
Mortgage-back securities in government sponsored entities	211,660	2,938	(1,450)	213,148

Total debt securities	$541,297	$20,664	$(2,087)	$559,874

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2020
U.S. Treasury securities and obligations of U.S. government agencies	$21,479	$220	$(6)	$21,693
Obligations of states and political subdivisions	208,013	21,000	(1)	229,012
Mortgage-back securities in government sponsored entities	106,824	5,963	(28)	112,759

Total debt securities	$336,316	$27,183	$(35)	$363,464

4
6

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 2 - SECURITIES
(Continued)

The amortized cost and fair value of securities at year end 2021 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Available for sale
	Amortized Cost	Fair Value
Due in one year or less	$3,786	$3,789
Due from one to five years	32,034	32,121
Due from five to ten years	61,675	63,083
Due after ten years	232,142	247,733
Mortgage-backed securities in government sponsored entities	211,660	213,148

Total securities available for sale	$541,297	$559,874

Securities with a carrying value of $168,435

and $159,527 were pledged as of December 31, 2021 and 2020, respectively, to secure public deposits, other deposits and liabilities as required or permitted by law.
Proceeds from sales of securities, gross realized gains and gross realized losses were as follows:

	2021	2020	2019
Sale proceeds	$1,810	$1,455	$17,570
Gross realized gains	1,785	94	47
Gross realized losses	—	—	43
Gains from securities called or settled by the issuer	1	—	28
Debt securities with unrealized losses at year end 2021 and 2020 not recognized in income were as follows:

2021	12 Months or less		More than 12 months		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury securities and obligations of U.S. government agencies	$41,432	$(473)	$2,014	$(57)	$43,446	$(530)
Obligations of states and political subdivisions	25,797	(107)	—	—	25,797	(107)
Mortgage-backed securities in gov’t sponsored entities	141,327	(1,343)	3,123	(107)	144,450	(1,450)

Total temporarily impaired	$208,556	$(1,923)	$5,137	$(164)	$213,693	$(2,087)

4
7

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 2 – SECURITIES
(Continued)

2020	12 Months or less		More than 12 months		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury securities and obligations of U.S. government agencies	$6,501	$(5)	$126	$(1)	$6,627	$(6)
Obligations of states and political subdivisions	1,874	(1)	—	—	1,874	(1)
Mortgage-backed securities in gov’t sponsored entities	5,755	(28)	—	—	5,755	(28)

Total temporarily impaired	$14,130	$(34)	$126	$(1)	$14,256	$(35)

The Company periodically evaluates securities for other-than-temporary impairment. An unrealized loss exists when the current fair value of an individual security is less than its amortized cost basis. Unrealized losses that are determined to be temporary in nature are recorded, net of tax, in accumulated other comprehensive loss on the Consolidated Balance Sheet.
The Company has assessed each available for sale security position for credit impairment. Factors considered in determining whether a loss is temporary include:

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
At December 31, 2021, the Company owned 50 securities that were considered temporarily impaired. The unrealized losses on these securities have not been recognized into income because the issuers’ bonds are of high credit quality,

4
8

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 2 – SECURITIES
(Continued)

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
The following table presents the net gains and losses on equity investments recognized in earnings at year-end 2021 and 2020, and the portion of unrealized gains and losses for the period that relates to equity investments held at year-end 2021 and 2020:

	2021	2020
Net gains (losses) recognized on equity securities during the year	$186	$(57)
Less: Net gains realized on the sale of equity securities during the period	—	6

Unrealized gains (losses) recognized in equity securities held at December 31	$186	$(51)

NOTE 3 - LOANS
Loans at year-end were as follows:

	2021	2020
Commercial & Agriculture	$246,502	$409,876
Commercial Real Estate - owner occupied	295,452	278,413
Commercial Real Estate - non-owner occupied	829,310	705,072
Residential Real Estate	430,060	442,588
Real Estate Construction	157,127	175,609
Farm Real Estate	28,419	33,102
Consumer and Other	11,009	12,842

Total Loans	1,997,879	2,057,502
Allowance for loan losses	(26,641)	(25,028)

Net loans	$1,971,238	$2,032,474

Included in Commercial & Agriculture loans as of December 31, 2021 and 2020 is $43,209 and $217,295, respectively, of Paycheck Protection Program (“PPP”) loans.
Included in total loans above are deferred loan fees of $2,924 and $5,998 at December 31, 2021 and 2020, respectively. Included in net deferred loan fees as of December 31, 2021 and 2020 is $1,762 and $5,194, respectively, of net deferred loan fees from PPP loans.

4
9

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 3 - LOANS
(Continued)

Paycheck Protection Program
In response to the novel COVID-19 pandemic, the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended (the “CARES Act”), was signed into law on March 27, 2020, to provide national emergency economic relief measures. The CARES Act amended the loan program of the Small Business Administration (the “SBA”), in which Civista participates, to create a guaranteed, unsecured loan program, the Paycheck Protection Program (the “PPP”), to fund operational costs of eligible businesses, organizations and self-employed persons during the COVID-19 pandemic. During 2020, Civista processed over 2,300 PPP loans totaling $268.3 million.
The Consolidated Appropriations Act 2021, was signed into law on December 27, 2020 to provide an additional funding of $284.5 billion under the PPP and the establishment of PPP Second Draw Loans under the Economic Aid to Hard-Hit Small Businesses, Nonprofit, and Venues Act (the “Relief Act”). This additional funding was made available from original PPP lenders on January 19, 2021, and the deadline (as extended) for submitting applications for PPP Second Draw Loans was May 31, 2021.
Funds provided under the Relief Act were earmarked both for first time PPP borrowers (subject to original PPP eligibility and limits) as well as ‘Second Draw’ Loans for borrowers that already received an original PPP loan. Additional Second Draw eligibility requirements were as follows: (1) entities must have no more than 300 employees, (2) entities must have suffered a 25% of more reduction in gross revenues between comparable quarters in 2019 and 2020, (3) some entities previously excluded are eligible for this round, such as local TV, newspaper, and radio, and (4) loan size limited to 2.5 times average monthly payroll with a maximum allowable amount of $2 million.
During 2021, Civista received SBA approval on, and funded, 1,340 PPP loans totaling $131,109 under the Relief Act.
Loans to principal officers, directors, and their affiliates at year-end 2021 and 2020 were as follows:

	2021	2020
Balance - Beginning of year	$8,475	$9,909
New loans and advances	15,522	1,153
Repayments	(6,693)	(3,004)
Effect of changes to related parties	143	417

Balance - End of year	$17,447	$8,475

The Company had credit lines to principal officers, directors, and their affiliates with an availability of $6,115 and $6,986 as of December 31, 2021 and 2020, respectively.
NOTE 4 - ALLOWANCE FOR LOAN LOSSES
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

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
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
The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the consolidated balance sheet date. The Company considers the allowance for loan losses of $26,641 adequate to cover loan losses inherent in the loan portfolio, at December 31, 2021. The following tables present, by portfolio segment, the changes in the allowance for loan losses, the ending allocation of the allowance for loan losses and the loan balances outstanding for the years ended December 31, 2021, 2020 and 2019. The changes can be impacted by overall loan volume, adversely graded loans, historical charge-offs and economic factors.

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 4 - ALLOWANCE FOR LOAN LOSSES
(Continued)

Allowance for loan losses:

December 31, 2021	Beginning balance	Charge-offs	Recoveries	Provision (Credit)	Ending Balance
Commercial & Agriculture	$2,810	$(15)	$165	$(360)	$2,600
Commercial Real Estate:
Owner Occupied	4,057	—	7	400	4,464
Non-Owner Occupied	12,451	—	395	1,014	13,860
Residential Real Estate	2,484	(120)	302	(69)	2,597
Real Estate Construction	2,439	—	1	(630)	1,810
Farm Real Estate	338	—	12	(63)	287
Consumer and Other	209	(24)	60	(69)	176
Unallocated	240	—	—	607	847

Total	$25,028	$(159)	$942	$830	$26,641

For the year ended December 31, 2021, the Company provided $830 to the allowance for loan losses, as compared to a provision of $10,112 for the year ended December 31, 2020.
The decrease in the provision was due to the stability of our credit quality metrics coupled with the stabilization and, in some cases, improvement of international, national, regional and local economic conditions that were adversely impacted by the 2020 economic shutdown and restrictions in response to the ongoing COVID-19 pandemic. While vaccinations and booster shots in 2021 have created some level of optimism in the business community, there remains uncertainty due to the continued concern over increased infections from the Delta and Omicron variants of COVID. We remain cautious given the level of classified loans in the portfolio, particularly l oa
ns to borrowers in the hotel industry as well as the challenges businesses face in today’s environment. The lingering economic impacts related to the COVID-19 pandemic have included the loss of revenue experienced by our business clients, disruption of supply chains, higher employee wages coupled with workforce shortages and increased costs of materials and services. While some of the pressures have eased, ongoing supply chain and staffing challenges, as well as inflationary pressures remain. Our Commercial and Commercial Real Estate portfolios have been, and are expected to continue to be, impacted the most.

For the year ended December 31, 2021, the allowance for Commercial & Agriculture loans decreased due to a decrease in general reserves required for this type as a result of a decrease in loss rates. Commercial and Agriculture loan balances decreased during the year mainly from Civista’s participation in the PPP loan program. The result was represented as a decrease in the provision. The allowance for Commercial Real Estate – Owner Occupied loans increased due to an increase in general reserves required for this type as a result of increased loan balances, offset by a decrease in classified loans balances. The result was represented as an increase in the provision. The allowance for Commercial Real Estate – Non-Owner Occupied loans increased due to an increase in general reserves required as a result of an increase in loan balances, offset by decreases in classified loan balances and loss rates. This was represented as an increase in the provision. The allowance for Residential Real Estate loans increased due to an increase in loss rates for this type of loan. The result was represented by an increase in the provision. The allowance for Real Estate Construction loans decreased due to a decrease in loan balances. This was represented as a decrease in the provision. Management feels that the unallocated amount is appropriate and within the relevant range for the allowance that is reflective of the risk in the portfolio at December 31, 2021.

5
2

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 4 - ALLOWANCE FOR LOAN LOSSES
(Continued)

Allowance for loan losses:

December 31, 2020	Beginning balance	Charge-offs	Recoveries	Provision (Credit)	Ending Balance
Commercial & Agriculture	$2,219	$(20)	$7	$604	$2,810
Commercial Real Estate:
Owner Occupied	2,541	(148)	259	1,405	4,057
Non-Owner Occupied	6,584	—	48	5,819	12,451
Residential Real Estate	1,582	(236)	218	920	2,484
Real Estate Construction	1,250	—	4	1,185	2,439
Farm Real Estate	344	—	13	(19)	338
Consumer and Other	247	(61)	65	(42)	209
Unallocated	—	—	—	240	240

Total	$14,767	$(465)	$614	$10,112	$25,028

For the year ended December 31, 2020, the Company provided $10,112 to the allowance for loan losses. The provision was primarily the result of an increase in Civista’s qualitative factors, primarily changes in international, national, regional and local conditions, related to the economic shutdown driven by the ongoing COVID-19 pandemic. Economic impacts related to the COVID-19 pandemic during 2020 included the loss of revenue by our business clients, disruption of supply chains, additional employee costs for businesses due to the pandemic, higher unemployment rates throughout our footprint and a large number of customers requesting payment relief. The allowance for Commercial & Agriculture loans increased due to an increase in general reserves required for this type as a result of an increase in loan balances mainly from Civista’s participation in the PPP loan program and by an increase in loss rates, resulting in an increase in the provision. PPP loans are eligible for a 100% guaranty by the U.S. Small Business Administration (“SBA”) and, as a result, the reserve percentage for PPP loans is substantially less than the other loans in t
h
is segment. However, in the event of a loss resulting from a default on a PPP loan, and a determination by the SBA that there was a deficiency in the manner on which the PPP loan was originated or funded, the SBA may deny its liability under the guaranty.

For the year ended December 31, 2020, the allowance for Commercial Real Estate – Owner Occupied loans increased due to an increase in general reserves required for this type as a result of higher loan balances, an increase in classified loans and the volume of loans in payment deferral, and an increase in loss rates. The result was represented as an increase in the provision. The allowance for Commercial Real Estate – Non-Owner Occupied loans increased due to an increase in general reserves required as a result of an increase in loan balances, an increase in classified loans and the volume of loans in payment deferral, and an increase in loss rates. This was represented as an increase in the provision. The allowance for Residential Real Estate loans increased due to an increase in general reserves required for this type as a result of factors related to the COVID-19 pandemic, offset by a decrease in loan balances, represented by an increase in the provision. The allowance for Real Estate Construction loans increased due to an increase in general reserves required as a result of an increase in loan balances and an increase in loss rates, represented by an increase in the provision. The allowance for Farm Real Estate loans decreased due to a decrease in general reserves required as a result of a decrease in loan balances. The result was represented as a decrease in the provision.

5
3

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
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

5
4

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 4 - ALLOWANCE FOR LOAN LOSSES
(Continued)
The following tables present, by portfolio segment, the allocation of the allowance for loan losses and related loan balances as of December 31, 2021 and December 31, 2020.

December 31, 2021	Loans acquired with credit deterioration	Loans individually evaluated for impairment	Loans collectively evaluated for impairment	Total
Allowance for loan losses:
Commercial & Agriculture	$—	$—	$2,600	$2,600
Commercial Real Estate:
Owner Occupied	—	7	4,457	4,464
Non-Owner Occupied	—	—	13,860	13,860
Residential Real Estate	—	11	2,586	2,597
Real Estate Construction	—	—	1,810	1,810
Farm Real Estate	—	—	287	287
Consumer and Other	—	—	176	176
Unallocated	—	—	847	847

Total	$—	$18	$26,623	$26,641

Outstanding loan balances:
Commercial & Agriculture	$—	$—	$246,502	$246,502
Commercial Real Estate:
Owner Occupied	—	187	295,265	295,452
Non-Owner Occupied	—	—	829,310	829,310
Residential Real Estate	290	526	429,244	430,060
Real Estate Construction	—	—	157,127	157,127
Farm Real Estate	—	509	27,910	28,419
Consumer and Other	—	—	11,009	11,009

Total	$290	$1,222	$1,996,367	$1,997,879

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
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

The following tables represent credit exposures by internally assigned risk ratings for the periods ended December 31, 2021 and 2020. The remaining loans in the Residential Real Estate, Real Estate Construction and Consumer and Other loan categories that are not assigned a risk grade are presented in a separate table below. The risk rating analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Company’s internal credit risk rating system is based on experiences with similarly graded loans.
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

5
6

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 4 - ALLOWANCE FOR LOAN LOSSES
(Continued)

•
Doubtful
– loans classified as doubtful have all the weaknesses inherent in a substandard asset. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances.

•	Loss – loans classified as a loss are considered uncollectible, or of such value that continuance as an asset is not warranted.
•	Unrated – Generally, Residential Real Estate, Real Estate Construction and Consumer and Other loans are not risk-graded, except when collateral is used for a business purpose.

December 31, 2021	Pass	Special Mention	Substandard	Doubtful	Ending Balance

Commercial & Agriculture	$244,787	$526	$1,189	$—	$246,502
Commercial Real Estate:
Owner Occupied	290,617	3,119	1,716	—	295,452
Non-Owner Occupied	764,181	28,042	37,087	—	829,310
Residential Real Estate	77,594	164	4,455	—	82,213
Real Estate Construction	136,149	260	5	—	136,414
Farm Real Estate	27,023	205	1,191	—	28,419
Consumer and Other	764	—	20	—	784

Total	$1,541,115	$32,316	$45,663	$—	$1,619,094

December 31, 2020	Pass	Special Mention	Substandard	Doubtful	Ending Balance
Commercial & Agriculture	$401,636	$4,472	$3,768	$—	$409,876
Commercial Real Estate:
Owner Occupied	248,316	19,429	10,668	—	278,413
Non-Owner Occupied	604,909	58,270	41,893	—	705,072
Residential Real Estate	81,409	668	5,524	—	87,601
Real Estate Construction	158,207	962	492	—	159,661
Farm Real Estate	30,486	216	2,400	—	33,102
Consumer and Other	833	—	33	—	866

Total	$1,525,796	$84,017	$64,778	$—	$1,674,591

Due to the business disruptions and shut-downs due to the Covid-19 pandemic, in 2020, management offered payment deferments to a number of customers that had previously been current in all respects. Civista instituted an enhanced portfolio management process which included meeting with customers, requesting additional financial information and evaluating cashflow and adjusting risk ratings as conditions warrant. During this process we systematically downgraded a significant number of loans to recognize the increased risk attributed to the pandemic. Additionally, Civista offered longer term deferrals under Section 4013 of the Cares Act, that were also downgraded as appropriate. Based on improved financial performance the bank has upgraded 48% of criticized loans during the year. The lodging industry was hit the hardest and recovery is taking longer for that segment. Civista believes it has prudently identified risk, assigned appropriate risk ratings, and has a comprehensive portfolio management process to identify and quantify risk.

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 4 - ALLOWANCE FOR LOAN LOSSES
(Continued)
The
following tables present performing and nonperforming loans based solely on payment activity for the years ended December
31
,
2021
and December
31
,
2020
that have not been assigned an internal risk grade. The types of loans presented here are not assigned a risk grade unless there is evidence of a problem. Payment activity is reviewed by management on a monthly basis to evaluate performance. Loans are considered to be nonperforming when they become
90
days past due or if management thinks that we may not collect all of our principal and interest. Nonperforming loans also include certain loans that have been modified in Troubled Debt Restructurings (TDRs) where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties.
These concessions typically result from the Company’s loss

mitigation
activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions due to economic status. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months
.

December 31, 2021	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
Performing	$347,847	$20,713	$10,225	$378,785
Nonperforming	—	—	—	—

Total	$347,847	$20,713	$10,225	$378,785

December 31, 2020	Residential Real Estate	Real Estate Construction	Consumer and Other	Total
Performing	$354,987	$15,948	$11,976	$382,911
Nonperforming	—	—	—	—

Total	$354,987	$15,948	$11,976	$382,911

The following tables include an aging analysis of the recorded investment of past due loans outstanding as of December 31, 2021 and 2020.

December 31, 2021	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Current	Purchased Credit- Impaired Loans	Total Loans	Past Due 90 Days and Accruing
Commercial & Agriculture	$249	$13	$78	$340	$246,162	$—	$246,502	$—
Commercial Real Estate:
Owner Occupied	—	—	106	106	295,346	—	295,452	—
Non-Owner Occupied	—	—	4	4	829,306	—	829,310	—
Residential Real Estate	1,848	879	842	3,569	426,201	290	430,060	—
Real Estate Construction	—	—	—	—	157,127	—	157,127	—
Farm Real Estate	—	—	—	—	28,419	—	28,419	—
Consumer and Other	42	—	9	51	10,958	—	11,009	—

Total	$2,139	$892	$1,039	$4,070	$1,993,519	$290	$1,997,879	$—

5
8

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 4 - ALLOWANCE FOR LOAN LOSSES
(Continued)

December 31, 2020	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Current	Purchased Credit- Impaired Loans	Total Loans	Past Due 90 Days and Accruing
Commercial & Agriculture	$117	$25	$50	$192	$409,684	$—	$409,876	$—
Commercial Real Estate:
Owner Occupied	—	4	102	106	278,307	—	278,413	—
Non-Owner Occupied	—	—	6	6	705,066	—	705,072	—
Residential Real Estate	1,059	867	1,314	3,240	438,960	388	442,588	—
Real Estate Construction	—	—	—	—	175,609	—	175,609	—
Farm Real Estate	—	—	4	4	33,098	—	33,102	—
Consumer and Other	59	1	16	76	12,766	—	12,842	—

Total	$1,235	$897	$1,492	$3,624	$2,053,490	$388	$2,057,502	$—

The following table presents loans on nonaccrual status, excluding purchased credit-impaired (PCI) loans, as of December 31, 2021 and 2020.

	2021	2020
Commercial & Agriculture	$78	$139
Commercial Real Estate:
Owner Occupied	334	964
Non-Owner Occupied	4	6
Residential Real Estate	3,232	3,893
Real Estate Construction	5	7
Farm Real Estate	—	85
Consumer and Other	20	31

Total	$3,673	$5,125

Nonaccrual Loans:
Loans are considered for nonaccrual status upon reaching 90 days delinquency, unless the loan is well secured and in the process of collection, although Civista may be receiving partial payments of interest and partial repayments of principal on such loans. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest income. A loan may be returned to accruing status only if one of three conditions are met: the loan is well-secured and none of the principal and interest has been past due for a minimum of 90 days; the loan is a TDR and the borrower has made a minimum of six months payments; or the principal and interest payments are reasonably assured and a sustained period of performance has occurred, generally six months. The gross interest income that would have been recorded on nonaccrual loans in 2021, 2020 and 2019 if the loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the period, was $307, $536 and $571, respectively. The amount of interest income on such loans recognized on a cash basis was $716 in 2021, $477 in 2020 and $379 in 2019.
Modifications:
A modification of a loan constitutes a TDR when Civista for economic or legal reasons related to a borrower’s financial difficulties grants a concession to the borrower that it would not otherwise consider. Civista offers various types of concessions when modifying a loan, however, forgiveness of principal is rarely granted. Commercial

5
9

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 4 - ALLOWANCE FOR LOAN LOSSES
(Continued)

Real Estate loans modified in a TDR often involve reducing the interest rate lower than the current market rate for new debt with similar risk. Real Estate loans modified in a TDR were primarily comprised of interest rate reductions where monthly payments were lowered to accommodate the borrowers’ financial needs.
Loans modified in a TDR are typically already on non-accrual status and partial charge-offs have in some cases already been taken against the outstanding loan balance. As a result, loans modified in a TDR may have the financial effect of increasing the specific allowance associated with the loan. An allowance for impaired loans that have been modified in a TDR are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the estimated fair value of the collateral, less any selling costs, if the loan is collateral dependent. Management exercises significant judgment in developing these estimates. TDRs accounted for $18 of the allowance for loan losses as of December 31, 2021, $35 as of December 31, 2020 and $91 as of December 31, 2019.

Loan Modifications/Troubled Debt Restructurings
In the second quarter of 2020, in the initial days of the pandemic, Civista booked 90-day payment modifications on 813 loans with an aggregate principal balance outstanding of $431.3 million. Additional 90-day modifications were extended on 100 loans with an aggregate principal balance outstanding of $124.4 million. Both deferral programs primarily consisted of the deferral of principal and/or interest payments. All such modified loans were performing at December 31, 2019 and complied with the provisions of the CARES Act to not be considered a TDR.
As of December 31, 2021, Civista had 7 loans with an aggregate principal balance outstanding of $5,142 that remained on CARES Act modifications. Details with respect to loan modifications that remain on deferred status are as follows:

Type of Loan	Number of Loans	Balance	Percent of Loans Outstanding 1
		(In thousands)
Commercial & Agriculture	2	$498	0.03%
Commercial Real Estate:
Non-Owner Occupied	5	4,644	0.24%

Total	7	$5,142	0.26%

1 excluding PPP loans

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 4 - ALLOWANCE FOR LOAN LOSSES
(Continued)

There were no loans modified during the twelve month period ended December 31, 2021 and 2020. Loan modifications that are considered TDRs completed during the twelve month periods ended December 31, 2019 were as follows:

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

Recidivism, or the borrower defaulting on its obligation pursuant to a modified loan, results in the loan once again becoming a non-accrual loan. Recidivism occurs at a notably higher rate than do defaults on new originations loans, so modified loans present a higher risk of loss than do new origination loans. During the periods ended December 31, 2021, 2020 and 2019, there were no defaults on loans that were modified and considered TDRs during the previous twelve months.
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
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 4 - ALLOWANCE FOR LOAN LOSSES
(Continued)

The following table includes the recorded investment and unpaid principal balances for impaired financing receivables, excluding PCI loans, with the associated allowance amount, if applicable, as of December 31, 2021 and 2020.

	December 31, 2021			December 31, 2020
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial Real Estate:
Owner Occupied	$—	$—		$757	$757
Non-Owner Occupied	—	—		48	48
Residential Real Estate	503	528		915	940
Farm Real Estate	509	509		618	618

Total	1,012	1,037		2,338	2,363
With an allowance recorded:
Commercial & Agriculture	—	—	$—	74	74	$73
Commercial Real Estate:
Owner Occupied	187	187	7	223	223	5
Residential Real Estate	23	27	11	31	35	29

Total	210	214	18	328	332	107
Total:
Commercial & Agriculture	—	—	—	74	74	73
Commercial Real Estate:
Owner Occupied	187	187	7	980	980	5
Non-Owner Occupied	—	—	—	48	48	—
Residential Real Estate	526	555	11	946	975	29
Farm Real Estate	509	509	—	618	618	—

Total	$1,222	$1,251	$18	$2,666	$2,695	$107

The following tables include the average recorded investment and interest income recognized for impaired financing receivables as of, and for the years ended, December 31, 2021, 2020 and 2019.

For the year ended:	December 31, 2021		December 31, 2020
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Commercial & Agriculture	$15	$—	$88	$4
Commercial Real Estate:
Owner Occupied	396	18	520	27
Non-Owner Occupied	23	1	243	16
Residential Real Estate	629	31	1,361	43
Farm Real Estate	569	24	647	26

Total	$1,632	$74	$2,859	$116

6
2

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 4 - ALLOWANCE FOR LOAN LOSSES
(Continued)

For the year ended:	December 31, 2019
	Average Recorded Investment	Interest Income Recognized
Commercial & Agriculture	$367	$33
Commercial Real Estate:
Owner Occupied	456	32
Non-Owner Occupied	308	20
Residential Real Estate	1,271	58
Farm Real Estate	683	29

Total	$3,085	$172

Foreclosed assets acquired in settlement of loans are carried at fair value less estimated costs to sell and are included in other assets on the Consolidated Balance Sheet. As of December 31, 2021, there were no foreclosed assets included in other assets. As of December 31, 2020, there were $31 of foreclosed assets included in other assets. As of December 31, 2020 and 2019, the Company had initiated formal foreclosure procedures on $293 and $741, respectively, of Residential Real Estate loans.
Changes in the amortizable yield for PCI loans were as follows, since acquisition:

	At December 31, 2021	At December 31, 2020
	(In Thousands)	(In Thousands)
Balance at beginning of period	$225	$255
Acquisition of PCI loans	—	—
Accretion	(77)	(336)
Transfers from non-accretable to accretable	69	306

Balance at end of period	$217	$225

The following table presents additional information regarding loans acquired and accounted for in accordance with ASC 310-30:

	At December 31, 2021	At December 31, 2020
	Acquired Loans with Specific Evidence of Deterioration of Credit Quality (ASC 310-30)	Acquired Loans with Specific Evidence of Deterioration of Credit Quality (ASC 310-30)
	(In Thousands)
Outstanding balance	$512	$687
Carrying amount	290	388
There was no allowance for loan losses recorded for acquired loans with or without specific evidence of deterioration in credit quality as of December 31, 2021 and 2020, respectively.

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 5 - OTHER COMPREHENSIVE INCOME (LOSS)
The following table presents the components of other comprehensive income (loss), net of tax, as of December 31, 2021, 2020 and 2019:

	Before Tax	Tax Effect	Net of Tax
Year Ended December 31, 2021
Net unrealized Gains (Losses) on Investment Securities:
Other comprehensive income (loss) before reclassifications	$(8,570)	$(1,799)	$(6,771)
Amounts reclassified from accumulated other comprehensive income (loss)	(1)	—	(1)
Net Unrealized Gains (Losses) on Investment Securities	(8,571)	(1,799)	(6,772)

Defined Benefit Plans:
Other comprehensive income (loss) before reclassifications	992	209	783
Amounts reclassified from accumulated other comprehensive income (loss)	240	50	190

Defined Benefit Plans, Net	1,232	259	973

Other Comprehensive Income	$(7,339)	$(1,540)	$(5,799)

Year Ended December 31, 2020
Net unrealized Gains (Losses) on Investment Securities:
Other comprehensive income (loss) before reclassifications	$10,935	$2,297	$8,638
Amounts reclassified from accumulated other comprehensive income (loss)	(94)	(20)	(74)
Net Unrealized Gains on Investment Securities	10,841	2,277	8,564

Defined Benefit Plans:
Other comprehensive income (loss) before reclassifications	(1,326)	(279)	(1,047)
Amounts reclassified from accumulated other comprehensive income (loss)	289	61	228

Defined Benefit Plans, Net	(1,037)	(218)	(819)

Other Comprehensive Income	$9,804	$2,059	$7,745

Year Ended December 31, 2019
Net unrealized Gains (Losses) on Investment Securities:
Other comprehensive income (loss) before reclassifications	$13,368	$2,807	$10,561
Amounts reclassified from accumulated other comprehensive income (loss)	(32)	(7)	(25)
Net Unrealized Losses on Investment Securities	13,336	2,800	10,536

Defined Benefit Plans:
Other comprehensive income (loss) before reclassifications	(2,953)	(620)	(2,333)
Amounts reclassified from accumulated other comprehensive income (loss)	156	33	123

Defined Benefit Plans, Net	(2,797)	(587)	(2,210)

Other Comprehensive Loss	$10,539	$2,213	$8,326

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE
5 - OTHER COMPREHENSIVE INCOME (LOSS)
(Continued)

The following table presents the changes in each component of accumulated other comprehensive income (loss), net of tax, as of December 31, 2021, 2020 and 2019.

	For the Year Ended December 31, 2021			For the Year Ended December 31, 2020			For the Year Ended December 31, 2019
	Unrealized Gains and Losses on Available for Sale Securities	Defined Benefit Pension Items	Total	Unrealized Gains and Losses on Available for Sale Securities	Defined Benefit Pension Items	Total	Unrealized Gains and Losses on Available for Sale Securities	Defined Benefit Pension Items	Total
Beginning balance	$21,447	$(6,828)	$14,619	$12,883	$(6,009)	$6,874	$2,347	$(3,799)	$(1,452)

Other comprehensive income (loss) before reclassifications	(6,771)	783	(5,988)	8,638	(1,047)	7,591	10,561	(2,333)	8,228
Amounts reclassified from accumulated other comprehensive income (loss)	(1)	190	189	(74)	228	154	(25)	123	98

Net current-period other comprehensive income (loss)	(6,772)	973	(5,799)	8,564	(819)	7,745	10,536	(2,210)	8,326

Ending balance	$14,675	$(5,855)	$8,820	$21,447	$(6,828)	$14,619	$12,883	$(6,009)	$6,874

The following table presents the amounts reclassified out of each component of accumulated other comprehensive loss as of December 31, 2021, 2020 and 2019.

	Amount Reclassified from Accumulated Other Comprehensive Loss (a)
	For the year ended December 31,
Details about Accumulated Other Comprehensive Income (Loss) Components	2021		2020		2019		Affected Line Item in the Statement Where Net Income is Presented
Unrealized gains (losses) on available for sale securities	$1		$94		$32		Net gain on sale of securities
Tax effect	—		(20)		(7)		Income taxes

	1		74		25
Amortization of defined benefit pension items
Actuarial losses	(240	)(b)	(289	)(b)	(156	)(b)	Other operating expenses
Tax effect	50		61		33		Income taxes

	(190)		(228)		(123)
Total reclassifications for the period	$(189)		$(154)		$(98)

(a)	Amounts in parentheses indicate expenses and other amounts indicate income.

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE
5 - OTHER COMPREHENSIVE INCOME (LOSS)
(Continued)

(b)	These accumulated other comprehensive income (loss) components are included in the computation of net periodic pension cost.
NOTE 6 - PREMISES AND EQUIPMENT
Year-end premises and equipment were as follows:

	At December 31,
	2021	2020
Land and improvements	$6,970	$6,879
Buildings and improvements	29,305	28,835
Furniture and equipment	23,786	22,849

Total	60,061	58,563
Accumulated depreciation	(37,616)	(35,983)

Premises and equipment, net	$22,445	$22,580

Depreciation expense was $1,976, $2,253 and $2,240 for 2021, 2020 and 2019, respectively.
NOTE 7 - GOODWILL AND INTANGIBLE ASSETS
There was no change in the carrying amount of goodwill of $76,851 for the year ended December 31, 2021 and December 31, 2020.
Management performs an evaluation of goodwill for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Management performed an evaluation of the Company’s goodwill during the fourth quarter of 2021. Based on this test, management concluded that the Company’s goodwill was not impaired at December 31, 2021.
Acquired intangible assets were as follows as of year-end.

	2021			2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Core deposit intangible assets(1):
Core deposit intangibles	8,527	3,588	4,939	14,792	8,963	5,829

Total core deposit intangible assets	$8,527	$3,588	$4,939	$14,792	$8,963	$5,829

(1)	Excludes fully amortized core deposit intangible assets
Aggregate core deposit intangible amortization expense was $890, $913 and $945 for 2021, 2020 and 2019, respectively.

6
6

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE
7 - GOODWILL AND INTANGIBLE ASSETS
(Continued)

Activity for mortgage servicing rights (MSRs) and the related valuation allowance follows:

	2021	2020
Mortgage Servicing Rights:
Beginning of year	$2,246	$1,562
Additions	764	1,310
Disposals	—	—
Amortized to expense	572	524
Other Charges	—	—
Change in valuation allowance	(204)	102

End of year	$2,642	$2,246

Valuation allowance:
Beginning of year	$204	$102
Additions expensed	261	162
Reductions credited to operations	(465)	(60)
Direct write-offs	—	—

End of year	$—	$204

The unpaid principal balance of mortgage loans serviced for third parties was $405,786 at December 31, 2021, compared to $353,473 at December 31, 2020 and $206,950 at December 31, 2019.
Aggregate mortgage servicing rights (MSRs) amortization was $572, $524 and $247 for 2021, 2020 and 2019, respectively.
Mortgage loan contractual servicing fees were $947, $634 and $502 for 2021, 2020 and 2019, respectively. Mortgage loan contractual servicing fees are included in Other income on the Consolidated Statements of Operations.
The fair value of servicing rights was $2,642 and $2,246 at year-end 2021 and 2020, respectively. Fair value at year-end 2021 was determined using a discount rate of 12.0%, prepayment speeds ranging from 8.0% to 35.0%, depending on the stratification of the specific right, and a weighted average default rate of 0.41%. Fair value at year-end 2020 was determined using a discount rate of 12.0%, prepayment speeds ranging from 12.0% to 50.0%, depending on the stratification of the specific right, and a default rate of 0.93%.
Estimated amortization expense for each of the next five years and thereafter is as follows:

	MSRs	Core deposit intangibles	Total
2022	$137	$868	$1,005
2023	137	841	978
2024	137	804	941
2025	137	708	845
2026	135	670	805
Thereafter	1,959	1,048	3,007

	$2,642	$4,939	$7,581

6
7

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 8 - INTEREST-BEARING DEPOSITS
Interest-bearing deposits as of December 31, 2021 and 2020 were as follows:

	2021	2020
Demand	$537,510	$410,139
Savings and Money markets	843,837	771,612
Certificates of Deposit:
$250 and over	55,011	70,989
Other	149,521	169,453
Individual Retirement Accounts	41,916	46,396

Total	$1,627,795	$1,468,589

Scheduled maturities of certificates of deposit, including IRAs at December 31, 2021 were as follows:

2022	$173,834
2023	45,195
2024	18,810
2025	3,829
2026	3,596
Thereafter	1,184

Total	$246,448

Deposits from the Company’s principal shareholders, officers, directors, and their affiliates at year-end 2021 and 2020 were $7,690 and $12,487, respectively.
As of December 31, 2021, CDs and IRAs totaling $58,367 met or exceeded the FDIC’s insurance limit of $250,000.

As of December 31, 2021, brokered deposits totaled $26,610.
NOTE 9 - SHORT-TERM BORROWINGS
Short-term borrowings, which consist of federal funds purchased and other short-term borrowings are summarized as follows:

	At December 31, 2021		At December 31, 2020
	Federal Funds Purchased	Short-term Borrowings	Federal Funds Purchased	Short-term Borrowings
Outstanding balance at year end	$—	$—	$—	$—
Maximum indebtedness during the year	50,000	—	50,000	102,700
Average balance during the year	137	—	228	8,151
Average rate paid during the year	0.73%	—	0.35%	1.64%
Interest rate on year end balance	—	—	—	—

6
8

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE
9 - SHORT-TERM BORROWINGS
(Continued)

	At December 31, 2019
	Federal Funds Purchased	Short-term Borrowings
Outstanding balance at year end	$—	$101,500
Maximum indebtedness during the year	20,000	192,700
Average balance during the year	137	112,088
Average rate paid during the year	2.19%	2.32%
Interest rate on year end balance	—	1.63%
Average balances during the year represent daily averages. Average interest rates represent interest expense divided by the related average balances.
These borrowing transactions can range from overnight to six months in maturity. At December 31, 2021 and 2020, there were no short-term borrowings with outstanding balances. The average maturity was one day at December 31, 2019.
NOTE 10 - FEDERAL HOME LOAN BANK ADVANCES
Long-term advances from the FHLB were $75,000 and $125,000 at December 31, 2021 and December 31, 2020, respectively. Outstanding balances have a maturity date of October 2029 with fixed rate of 1.03%. The average rate on outstanding advances was 1.03% at December 31, 2021. Outstanding advances are prepayable in whole only and are subject to a termination fee. The Company has one long-term advance, with a put options. The advance is in the amount of $75,000 and is puttable beginning October 2020 and every quarter thereafter.
During the second quarter of 2021, the Company prepaid a $50,000 advance with a rate of 2.05% and a remaining maturity of approximately 8 years at a pre-tax loss of approximately $3,717. The prepayment penalty of $3,717 was recorded in other operating expenses on the Consolidated Statements of Operations.
Scheduled principal reductions of FHLB advances outstanding at December 31, 2021 were as follows:

2029	$75,000

Total	$75,000

In addition to the borrowing, the Company had outstanding letters of credit with the FHLB totaling $21,300 and $20,000 at year-end 2021 and 2020, respectively, used for pledging to secure public funds. FHLB borrowings and the letters of credit were collateralized by FHLB stock and by $737,389 and $217,500 of residential mortgage loans under a blanket lien arrangement at year-end 2021 and 2020, respectively.
The Company had a FHLB maximum borrowing capacity of $677,834 as of December 31, 2021, with remaining borrowing capacity of approximately $581,534. The borrowing arrangement with the FHLB is subject to annual renewal. The maximum borrowing capacity is recalculated at least quarterly.

6
9

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE
11 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

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
The following table presents detail regarding the securities pledged as collateral under repurchase agreements as of December 31, 2021 and 2020. All of the repurchase agreements are overnight agreements.

	December 31, 2021	December 31, 2020
Securities pledged for repurchase agreements:
U.S. Treasury securities	$16,478	$899
Obligations of U.S. government agencies	9,017	28,015

Total securities pledged	$25,495	$28,914

Gross amount of recognized liabilities for repurchase agreements	$25,495	$28,914

Amounts related to agreements not included in offsetting disclosures above	$—	$—

Information concerning securities sold under agreements to repurchase was as follows:

	2021	2020	2019
Outstanding balance at year end	$25,495	$28,914	$18,674
Average balance during the year	24,390	24,390	18,321
Average interest rate during the year	0.09%	0.10%	0.10%
Maximum month-end balance during the year	$34,200	$31,885	$21,970
Weighted average interest rate at year end	0.05%	0.10%	0.10%
NOTE 12 - SUBORDINATED DEBENTURES
On November 30, 2021, the Company entered into a Subordinated Note Purchase Agreement pursuant to which the Company sold and issued $75,000 aggregate principal amount of its 3.25% Fixed-to-Floating Rate Subordinated Notes due 2031. The Notes have a stated maturity of
December 31, 2031
.
The Notes will initially bear interest at a fixed rate of 3.25% per annum, from and including November 30, 2021, to but excluding December 1, 2026, with interest payable semi-annually in arrears. From and including December 1, 2026, to but excluding the stated maturity date or early redemption date, the interest rate will reset quarterly to an annual floating rate equal to the then-current benchmark rate, which will initially be the three-month Secured Overnight Financing Rate (SOFR) plus 219 basis points, with interest during such period payable quarterly in arrears. If three-month SOFR cannot be determined during the applicable floating rate period, a different index will be determined and used in accordance with the terms of the Notes and underlying
Indenture.

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE
12 - SUBORDINATED DEBENTURES
(Continued)

Prior to
December 1, 2026, the Company may redeem the Notes, in whole but not in part, only under certain limited circumstances as set forth in the Indenture. On or after December 1, 2026, the Company may, at its option, redeem the Notes, in whole or in part, on any interest payment date, subject to the receipt of any required regulatory approvals. Any redemption by the Company would be at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to but excluding the date of redemption.

Trusts formed by the Company
in March of 2002 and March of 2003 issued floating rate trust preferred securities, in the amounts of $5,000 and $7,500, respectively, through special purpose entities as part of pooled offerings of such securities. The Company issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Company may redeem the subordinated debentures, in whole but not in part, at face value. In March 2007, the Company elected to redeem and refinance the $5,000 floating rate subordinated debenture. The refinancing was done at face value and resulted in a 2.00% reduction in the floating rate. The new subordinated debenture has a 30-year maturity and is redeemable, in whole or in part, anytime without penalty. The replacement subordinated debenture does not have any deferred issuance cost associated with it. At December 31, 2021, the interest rate on the $7,500 debenture was 3.28% and the interest rate on the $5,000 debenture was 1.72%. Both debentures are indexed to the 3-month LIBOR.
Additionally, the Company formed an additional trust in September of 2004 that issued $12,500 of 6.05% fixed rate trust preferred securities for five years, then becoming floating rate trust preferred securities, through a special purpose entity as part of a pooled offering of such securities. The Company issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The Company may redeem the subordinated debentures at face value without penalty. At December 31, 2021, the interest rate on the $12,500 subordinated debenture was 2.37%. The debenture is indexed to the 3-month LIBOR
.
Finally, the Company acquired two additional trust preferred securities as part of its acquisition of Futura Banc Corp (Futura) in December 2007. Futura TPF Trust I and Futura TPF Trust II were formed in June of 2005 in the amounts of $2,500 and $1,927, respectively. Futura had issued subordinated debentures to the trusts in exchange for ownership of all of the common security of the trusts and the proceeds of the preferred securities sold by the trusts. The Company may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1,000, at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on June 15, 2035. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust indenture. At December 31, 2021, the interest rate on the $2,500 subordinated debenture was variable at 1.78%. The debenture is indexed to the 3-month LIBOR In June 2010, the rate on the $1,927 subordinated debenture switched from a fixed rate to a floating rate. At December 31, 2021, the interest rate on the $1,927 subordinated debenture was 1.78%. The debenture is indexed to the 3-month LIBOR.
Subordinated debentures in the amount of $102,813 will mature 5 years and thereafter.

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 13 - INCOME TAXES
Income taxes were as follows for the years ended December 31:

	2021	2020	2019
Current	$5,111	$6,947	$4,713
State	587	270	307
Deferred	1,319	(2,277)	663

Income taxes	$7,017	$4,940	$5,683

Effective tax rates differed
from the statutory federal income tax rate of 21% in 2021, 2020 and 2019 due to the following:

	2021	2020	2019
Income taxes computed at the statutory federal tax rate	$9,988	$7,798	$8,308
Add (subtract) tax effect of:
Nontaxable interest income, net of nondeductible interest expense	(1,315)	(1,293)	(1,194)
Low income housing tax credit	(1,402)	(1,186)	(903)
Cash surrender value of BOLI	(252)	(205)	(211)
Change in tax position BOLI	—	—	(353)
Other	(2)	(174)	36

Income tax expense	$7,017	$4,940	$5,683

Year-end deferred tax assets and liabilities were due to the following:

	2021	2020
Deferred tax assets
Allowance for loan losses	$5,595	$5,256
Deferred compensation	1,213	1,201
Pension costs	56	304
Intangible assets	231	312
Net operating loss carryforward	—	509
Deferred loan fees	614	1,260
Other	713	745

Deferred tax asset	8,422	9,587

Deferred tax liabilities
Tax depreciation in excess of book depreciation	(973)	(851)
Discount accretion on securities	(86)	(10)
FHLB stock dividends	(969)	(969)
Unrealized gain on securities available for sale	(3,806)	(5,606)
Prepaids	(276)	(325)
Other	(1,243)	(979)

Deferred tax liability	(7,353)	(8,740)

Net deferred tax asset	$1,069	$847

7
2

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

N
OTE
13 - INCOME TAXES
(Continued)

No valuation allowance was established at December 31, 2021 and 2020, due to the Company’s ability to carryforward net operating losses to taxes paid in future years and certain tax strategies, coupled with the anticipated future income as evidenced by the Company’s earning potential.
The Company and its subsidiaries are subject to U.S. federal income tax. The Company is subject to tax in Ohio based upon its net worth and in Indiana based upon its net income.
There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company’s federal tax returns for taxable years through 201
7
have been closed for purposes of examination by the Internal Revenue Service.
NOTE 14 - RETIREMENT PLANS
The Company sponsors a savings and retirement 401(k) plan, which covers all employees who meet certain eligibility requirements and who choose to participate in the plan. The matching contribution to the 401(k) plan was $1,258, $1,226 and $1,074 in 2021, 2020 and 2019, respectively. The Company’s matching contribution is 100% of an employee’s first three percent contributed and 50% of the next two percent contributed.
The Company
also sponsors a pension plan which is a noncontributory defined benefit retirement plan for all employees who have attained the age of

20 1/2
, completed
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
30
,
2014
.
In October 2015, the Company, on behalf of it and its subsidiaries, entered into Pension Shortfall Agreements (the “Shortfall Agreements”) with ten employees of Civista. When the Company ceased accruals to its defined benefit pension plan on April 30, 2014, the circumstances of some participants with limited periods until their anticipated retirement dates would not permit them to use other available alternatives to make up for the shortfall in their expected pension. The Company calculated the total amount of the shortfall for each of the referenced individuals after considering its contributions to other retirement benefits. Pension shortfall expense was $130 in 2021, $130 in 2020 and $161 in 2019. Included in pension shortfall expense was interest expense, totaling $9, $9 and $20 in 2021, 2020 and 2019, respectively, which was also recorded in and credited to the accounts of the ten individuals covered by this plan.

7
3

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 14 - RETIREMENT PLANS
(Continued)

Information about the pension plan is as follows:

	2021	2020
Change in benefit obligation:

Beginning benefit obligation	$16,656	$15,570
Service cost	—	—
Interest cost	378	484
Curtailment gain	—	—
Settlement loss	—	—
Actuarial (gain)/loss	(921)	1,898
Benefits paid	(711)	(1,296)
Settlement payments	(18)	—

Ending benefit obligation	15,384	16,656

Change in plan assets, at fair value:
Beginning plan assets	15,257	15,183
Actual return	574	1,370
Employer contribution	—	—
Benefits paid	(711)	(1,296)
Settlement payments	—	—
Administrative expenses	—	—

Ending plan assets	15,120	15,257

Funded status at end of year	$(264)	$(1,399)

Amounts recognized in accumulated other comprehensive income (loss) at December 31, consist of unrecognized actuarial loss of $5,855, net of $1,556 tax in 2021 and $6,828, net of $1,815 tax in 2020.
The accumulated benefit obligation for the defined benefit pension plan was $15,384 at December 31, 2021 and $16,656 at December 31,
2020.

7
4

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 14 - RETIREMENT PLANS
(Continued)

The components of net periodic pension expense were as follows:

	2021	2020	2019
Service cost	$—	$—	$—
Interest cost	378	484	479
Expected return on plan assets	(574)	(748)	(811)
Net amortization and deferral	240	289	156

Net periodic pension cost (benefit)	44	25	(176)

Additional loss due to settlement	—	—	0

Total pension cost (benefit)	$44	$25	$(176)

Net loss (gain) recognized in other comprehensive income	$(854)	$986	$2,798
Total recognized in net periodic benefit cost and other comprehensive loss (before tax)	$(810)	$1,011	$2,622
The components of net periodic benefit cost other than the service cost component are included in the line item “other operating expenses” in the Consolidated Statement of Operations.
The estimated net loss for the defined benefit pension plan that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year is $240. The Company incurred settlement costs in 2021, 2020 and 2019 of $(18), $0 and $0, respectively.

The weighted average assumptions used to determine benefit obligations at year-end were as follows:

	2021	2020	2019
Discount rate on benefit obligation	2.74%	2.39%	3.13%
Long-term rate of return on plan assets	3.84%	4.44%	4.96%
Rate of compensation increase	0.00%	0.00%	0.00%
The weighted average assumptions used to determine net periodic pension cost were as follows:

	2021	2020	2019
Discount rate on benefit obligation	2.39%	3.13%	4.14%
Long-term rate of return on plan assets	4.44%	4.96%	7.00%
Rate of compensation increase	0.00%	0.00%	0.00%
The Company uses long-term market rates to determine the discount rate on the benefit obligation. Declines in the discount rate lead to increases in the actuarial loss related to the benefit obligation.
The expectation for long-term rate of return on the pension assets and the expected rate of compensation increases are reviewed periodically by management in consultation with outside actuaries and primary

7
5

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 14 - RETIREMENT PLANS
(Continued)
investment consultants. Factors considered in setting and adjusting these rates are historic and projected rates of return on the portfolio and historic and estimated rates of increases of compensation. Since the pension plan is frozen, the rate of compensation increase used to determine the benefit obligation for 2021, 2020 and 2019 was zero.
The Company’s pension plan asset allocation at year-end 2021 and 2020 and target allocation for 2022 by asset category are as follows:

	Target Allocation	Percentage of Plan Assets at Year-end
Asset Category	2022	2021	2020
Equity securities	0-30%	20.0%	20.0%
Debt securities	70-100	80.0	80.0

Total		100.0%	100.0%

The Company developed the pension plan investment policies and strategies for plan assets with its pension management firm. The assets are currently invested in seven diversified investment funds, which include four equity funds and three bond funds. The long-term guidelines from above were created to maximize the return on portfolio assets while reducing the risk of the portfolio. The management firm may allocate assets among the separate accounts within the established long-term guidelines. Transfers among these accounts will be at the management firm’s discretion based on their investment outlook and the investment strategies that are outlined at periodic meetings with the Company. The expected long-term rate of return on the plan assets was 3.84% in 2021 and 4.44% in 2020. This return is based on the expected return for each of the asset categories, weighted based on the target allocation for each class.
The Company
does not expect to make any contribution to its pension plan in 2022. Employer contributions totaled $0 in 2021 and 2020. A decrease in the benefit obligations and actuarial gains led to a decrease in the deficit from $1,399 at December 31, 2020 to a deficit of $264 at December 31, 2021.
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

7
6

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 14 - RETIREMENT PLANS
(Continued)
Fair Value of Investments in Entities That Use NAV
The following table summarizes investments measured at fair value based on NAV per share as of December 31, 2021 and 2020, respectively:

December 31, 2021	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period
Common/collective trust funds	$15,120	N/A	Daily	Daily

December 31, 2020	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period
Common/collective trust funds	$15,257	N/A	Daily	Daily
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
Expected benefit payments, which reflect expected future service, are as follows:

2022	$246
2023	288
2024	327
2025	391
2026	491
2027 through 2031	3,100

Total	$4,843

Supplemental Retirement Plan
Civista established a supplemental retirement plan (“SERP”) in 2013, which covers key members of management. Under the SERP, participants will receive annually, following retirement, a percentage of their base compensations at the time of their retirement for a maximum of ten years. The SERP liability recorded at December 31, 2021, was $3,334, compared to $3,097 at December 31, 2020. The expense related to the SERP was $404, $429 and $394 for 2021, 2020 and 2019, respectively. Distributions to participants made in 2021, 2020 and 2019 totaled $167, $168, and $128, respectively.

7
7

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 15 - EQUITY INCENTIVE PLAN
At the Company’s 2014 annual meeting, the shareholders adopted the Company’s 2014 Incentive Plan (“2014 Incentive Plan”). The 2014 Incentive Plan authorizes the Company to grant options, stock awards, stock units and other awards for up to 375,000 common shares of the Company. There were 154,123 shares available for grants under this plan at December 31, 2021.
No options had been granted under the 2014 Incentive Plan as of December 31, 2021 and 2020.
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
During the twelve months ended December 31, 2021, 2020 and 2019, directors of the Company’s banking subsidiary, Civista, were paid a retainer in the form of non-restricted common shares of the Company. The aggregate common shares of 8,792, 14,266 and 8,946, respectively were issued to Civista directors as payment of their retainer for their service on the Civista Board of Directors. The issuances were expensed in their entirety when the shares were issued in the amounts of $196, $196 and $196, respectively.
The Company includes share-based compensation for employees as “Compensation expense” in the Consolidated Statements of Operations.

The following is a summary of the status of the Company’s restricted shares, and changes therein during the twelve months ended December 31, 2021:

	December 31, 2021
	Number of Restricted Shares	Weighted Average Grant Date Fair Value
Nonvested at beginning of period	54,274	$20.90
Granted	39,139	19.17
Vested	(20,275)	20.35
Forfeited	(3,298)	19.74

Nonvested at end of period	69,840	20.14

7
8

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 15 - EQUITY INCENTIVE PLAN
(Continued)

The following is a summary of the status of the Company’s awarded restricted shares as of December 31, 2021:

At December 31, 2021
Date of Award	Shares	Remaining Expense	Remaining Vesting Period (Years)
March 20, 2017	1,198	$—	0.00
April 10, 2018	3,114	31	1.00
March 14, 2019	3,174	—	0.00
March 14, 2019	6,560	79	2.00
March 14, 2020	8,595	85	1.00
March 14, 2020	10,390	148	3.00
March 3, 2021	16,277	226	4.00
March 3, 2021	20,532	262	2.00

	69,840	$831	2.30

During the twelve months ended December 31, 2021, 2020 and 2019, the Company recorded share-based compensation expense of $506, $421 and $335, respectively, and director retainer fees of $196, $196 and $196, respectively, for shares granted under the 2014 Incentive Plan. At December 31, 2021, the total compensation cost related to unvested awards not yet recognized was $831, which is expected to be recognized over the weighted average remaining life of the grants of 2.30 years.
NOTE 16 - FAIR VALUE MEASUREMENT
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

7
9

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 16 - FAIR VALUE MEASUREMENT
(Continued)

Impaired loans:
The Company generally measures impairment on impaired loans based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties. In some cases, management may adjust the appraised value due to the age of the appraisal, changes in market conditions, or observable deterioration of the property since the appraisal was completed. Additionally, management makes estimates about expected costs to sell the property which are also included in the net realizable value. If the fair value of the collateral dependent loan is less than the carrying amount of the loan, a specific reserve for the loan is made in the allowance for loan losses or a charge-off is taken to reduce the loan to the fair value of the collateral (less estimated selling costs) and the loan is included in the table below as a Level 3 measurement.
Mortgage servicing rights:
Mortgage servicing rights do not trade in an active market with readily observable market data. As a result, the Company estimates the fair value of mortgage servicing rights by using a discounted cash flow model to calculate the present value of estimated future net servicing income. The Company stratifies its mortgage servicing portfolio on the basis of loan type. The assumptions used in the discounted cash flow model are those that the Company believes market participants would use in estimating future net servicing income. Significant assumptions in the valuation of mortgage servicing rights include estimated loan repayment rates, the discount rate, servicing costs, and the timing of cash flows, among other factors. Mortgage servicing rights are classified as Level 3 measurements due to the use of significant unobservable inputs, as well as significant management judgment and estimation.
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

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 16 - FAIR VALUE MEASUREMENT
(Continued)

Fair Value Measurements at December 31, 2021 using:

	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value on a recurring basis:
Securities available for sale
U.S. Treasury securities and obligations of U.S. Government agencies	$—	$47,890	$—
Obligations of states and political subdivisions	—	298,836	—
Mortgage-backed securities in government sponsored entities	—	213,148	—

Total securities available for sale	—	559,874	—
Equity securities	—	1,072	—
Swap asset	—	11,072	—
Liabilities measured at fair value on a recurring basis:
Swap liability	—	11,072	—
Assets measured at fair value on a nonrecurring basis:
Impaired Loans	$—	$—	$11
Mortgage servicing rights	—	—	2,642

Fair Value Measurements at December 31, 2020 using:

	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value on a recurring basis:
Securities available for sale
U.S. Treasury securities and obligations of U.S. Government agencies	$—	$21,693	$—
Obligations of states and political subdivisions	—	229,012	—
Mortgage-backed securities in government sponsored entities	—	112,759	—

Total securities available for sale	—	363,464	—
Equity securities	—	886	—
Swap asset	—	21,700	—
Liabilities measured at fair value on a recurring basis:
Swap liability	—	21,764	—
Assets measured at fair value on a nonrecurring basis:
Impaired Loans	$—	$—	$1
Mortgage servicing rights	—	—	2,246
Other Real Estate Owned	—	—	31

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 16 - FAIR VALUE MEASUREMENT
(Continued)

The following tables presents quantitative information about the Level 3 significant unobservable inputs for assets and liabilities measured at fair value on a nonrecurring basis at December 31, 2021 and 2020.

	Quantitative Information about Level 3 Fair Value Measurements
December 31, 2021	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Impaired loans	$11	Appraisal of collateral	Appraisal adjustments	10%	10%
			Holding period	24 months	24 months

	Quantitative Information about Level 3 Fair Value Measurements
December 31, 2020	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Impaired loans	$1	Appraisal of collateral	Appraisal adjustments	0% - 30%	19%
			Holding period	23 months	23 months
Other real estate owned	$31	Appraisal of collateral	Appraisal adjustments	10%	10%
The carrying amount and fair value of financial instruments carried at amortized cost were as follows:

December 31, 2021	Carrying Amount	Total Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and due from financial institutions	$265,969	$265,969	$265,969	$ —	$—
Other securities	17,011	17,011	17,011	—	—
Loans, held for sale	1,972	2,011	2,011	—	—
Loans, net of allowance for loan losses	1,971,238	1,945,638	—	—	1,945,638
Bank owned life insurance	47,176	47,176	47,176	—	—
Accrued interest receivable	7,385	7,385	7,385	—	—
Financial Liabilities:
Nonmaturing deposits	2,170,253	2,170,253	2,170,253	—	—
Time deposits	246,448	247,053	—	—	247,053
Long-term FHLB advances	75,000	75,930	—	—	75,930
Securities sold under agreement to repurchase	25,495	25,495	25,495	—	—
Subordinated debentures	102,813	111,118	—	—	111,118
Accrued interest payable	315	315	315	—	—

8
2

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 16 - FAIR VALUE MEASUREMENT
(Continued)

December 31, 2020	Carrying Amount	Total Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and due from financial institutions	$139,522	$139,522	$139,522	$—	$—
Other securities	20,537	20,537	20,537	—	—
Loans, held for sale	7,001	7,141	7,141	—	—
Loans, net of allowance for loan losses	2,032,474	2,063,249	—	—	2,063,249
Bank owned life insurance	46,976	45,976	45,976	—	—
Accrued interest receivable	9,421	9,421	9,421	—	—
Financial Liabilities:
Nonmaturing deposits	1,902,560	1,902,560	1,902,560	—	—
Time deposits	286,838	288,298	—	—	288,298
Long-term FHLB advances	125,000	130,942	—	—	130,942
Securities sold under agreement to repurchase	28,914	28,914	28,914	—	—
Subordinated debentures	29,427	31,479	—	—	31,479
Accrued interest payable	204	204	204	—	—
NOTE 17 - COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET RISK
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
The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

	2021		2020
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to extend credit:
Lines of credit and construction loans	$33,542	$455,777	$38,474	$427,864
Overdraft protection	7	54,034	6	41,707
Letters of credit	615	731	615	986

	$34,164	$510,542	$39,095	$470,557

Commitments to make loans are generally made for a period of one year or less. Fixed-rate loan commitments included above had interest rates ranging from 3.25% to 8.00% at December 31, 2021 and 3.50% to 8.00% at December 31, 2020. Maturities extend up to 30 years.
Civista is required to maintain certain reserve balances on hand in accordance with the Federal Reserve Board requirements. The average reserve balance maintained in accordance with such requirements was $0 on December 31, 2021 and December 31, 2020,
respectively.

8
3

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 17 - COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET RISK
(Continued)

CBI and Civista are parties to various claims and proceedings arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such proceedings and claims will not be material to the consolidated balance sheet or results of operations.
NOTE 18 - CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS
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
Quantitative measures established by regulatory capital standards to ensure capital adequacy require the Companies to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital to risk-weighted assets, common equity Tier 1 capital to total risk-weighted assets, and Tier 1 capital to average assets. Management believes, as of December 31, 2021, that the Companies met all capital adequacy requirements to which they were subject.
As of December 31, 2021, and 2020, the most recent notification from the Federal Reserve Bank categorized Civista as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Companies must maintain minimum total risk-based capital, Tier 1 risk-based capital, common equity Tier 1 risk-based capital, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution’s category.

8
4

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 18 - CAPITAL REQUIREMENTS AND RESTRICTION ON RETAINED EARNINGS
(Continued)

The Company’s and Civista’s actual capital levels and minimum required capital levels at December 31, 2021 and 2020 were as follows:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Purposes
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2021
Total Risk Based Capital
Consolidated	$394,164	19.2%	$164,498	8.0%	n/a	n/a
Civista	338,383	16.5	164,483	8.0	$205,604	10.0%
Tier I Risk Based Capital
Consolidated	295,064	14.3	123,373	6.0	n/a	n/a
Civista	312,671	15.2	123,362	6.0	164,483	8.0
CET1 Risk Based Capital
Consolidated	265,637	12.9	92,530	4.5	n/a	n/a
Civista	312,671	15.2	92,522	4.5	133,642	6.5
Leverage
Consolidated	295,064	10.2	115,543	4.0	n/a	n/a
Civista	312,671	10.8	115,408	4.0	144,260	5.0
2020
Total Risk Based Capital
Consolidated	$307,504	16.0%	$153,810	8.0%	n/a	n/a
Civista	277,429	14.4	153,765	8.0	$192,206	10.0%
Tier I Risk Based Capital
Consolidated	283,459	14.7	115,358	6.0	n/a	n/a
Civista	252,304	13.1	115,323	6.0	153,765	8.0
CET1 Risk Based Capital
Consolidated	254,032	13.2	86,518	4.5	n/a	n/a
Civista	241,891	12.6	86,493	4.5	124,934	6.5
Leverage
Consolidated	283,459	10.8	105,279	4.0	n/a	n/a
Civista	252,304	9.6	105,029	4.0	131,286	5.0
CBI’s primary source of funds for paying dividends to its shareholders and for operating expense is the cash accumulated from dividends received from Civista. Payment of dividends by Civista to CBI is subject to restrictions by Civista’s regulatory agencies. These restrictions generally limit dividends to the current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below minimum regulatory requirements. At December 31, 2021, Civista had $59,772 of net profits available to pay dividends to CBI without requiring regulatory approval.

8
5

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 19 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
Condensed financial information of CBI follows:

	December 31,
Condensed Balance Sheets	2021	2020
Assets:
Cash	$45,800	$19,446
Equity securities	1,072	886
Investment in bank subsidiary	408,255	344,948
Investment in nonbank subsidiaries	3,474	16,017
Other assets	2,016	1,575

Total assets	$460,617	$382,872

Liabilities:
Deferred income taxes and other liabilities	$2,592	$3,337
Subordinated debentures	102,813	29,427

Total liabilities	105,405	32,764

Shareholders’ Equity:
Common stock	277,741	277,039
Accumulated earnings	125,558	93,048
Treasury Stock	(56,907)	(34,598)
Accumulated other comprehensive income	8,820	14,619

Total shareholders’ equity	355,212	350,108

Total liabilities and shareholders’ equity	$460,617	$382,872

	For the years ended December 31,
Condensed Statements of Operations	2021	2020	2019
Dividends from bank subsidiaries	$19,900	$15,300	$13,300
Dividends from non-bank subsidiaries	1,000	440	—
Interest expense	(956)	(945)	(1,423)
Pension expense	(47)	(25)	176
Other expense, net	(1,004)	(1,241)	(1,107)

Income (loss) before equity in undistributed net earnings of subsidiaries	18,893	13,529	10,946
Income tax benefit	425	475	494
Equity in undistributed net earnings of subsidiaries	21,228	18,188	22,438

Net income	$40,546	$32,192	$33,878

Comprehensive income	$34,747	$39,937	$42,204

8
6

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 19 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
(Continued)

	For the years ended December 31,
Condensed Statements of Cash Flows	2021	2020	2019
Operating activities:
Net income	$40,546	$32,192	$33,878
Adjustment to reconcile net income to net cash from operating activities:
Change in other assets and other liabilities	2,495	1,925	4,437
Equity in undistributed net earnings of subsidiaries	(21,228)	(18,188)	(22,438)

Net cash from (used for) operating activities	21,813	15,929	15,877
Investing activities:
Disposal of minority interest	11,500	—	—
Disposal of investment in subsidiary	—	—	41
Acquisition and additional capitalization of subsidiary, net of cash acquired	(50,000)	—	—

Net cash from (used for) investing activities	(38,500)	—	41
Financing activities:
Cash paid on fractional shares on preferred stock conversion to common stock	—	—	(2)
Proceeds from subordinated debenture, net of issuance costs	73,386	—	—
Purchase of treasury stock	(22,309)	(13,454)	(3,909)
Payment to repurchase series B preferred stock	—	—	(402)
Cash dividends paid	(8,036)	(7,118)	(7,194)

Net cash used for financing activities	43,041	(20,572)	(11,507)

Net change in cash and cash equivalents	26,354	(4,643)	4,411
Cash and cash equivalents at beginning of year	19,446	24,089	19,678

Cash and cash equivalents at end of year	$45,800	$19,446	$24,089

NOTE 20 - PREFERRED SHARES
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

8
7

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 21 - EARNINGS PER COMMON SHARE
The factors used in the earnings per share computation follow.

	2021	2020	2019
Basic
Net income	$40,546	$32,192	$33,878
Preferred stock dividends	—	—	647
Less allocation of earnings and dividends to participating securities	173	98	87

Net income available to common shareholders—basic	$40,373	$32,094	$33,144

Weighted average common shares outstanding	15,408,863	16,129,875	15,652,881
Less average participating securities	65,648	49,012	40,013

Weighted average number of shares outstanding used in the calculation of basic earnings per common share	15,343,215	16,080,863	15,612,868

Basic earnings per share	$2.63	$2.00	$2.12

Diluted
Net income available to common shareholders—basic	$40,373	$32,094	$33,144
Preferred stock dividends on convertible preferred stock	—	—	647

Net income available to common shareholders—diluted	$40,373	$32,094	$33,791

Weighted average common shares outstanding used in the calculation of earnings per common share basic	15,343,215	16,080,863	15,612,868
Add: dilutive effects of convertible preferred shares	—	—	1,198,859

Average shares and dilutive potential common shares outstanding—diluted	15,343,215	16,080,863	16,851,740

Diluted earnings per share	$2.63	$2.00	$2.01

The presentation for earnings per common share for prior periods was revised to present under the two-class method. Earnings per common share for prior periods was not impacted.
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

8
8

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 22 - DERIVATIVES
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
The Company presents
derivative positions gross on the balance sheet for customers and net for financial institution counterparty positions
subject to master netting arrangements. The following table reflects the derivatives recorded on the balance sheet as of December 31:

	2021		2020
	Notional Amount	Fair Value	Notional Amount	Fair Value
Included in other assets:
Interest rate swaps with loan customers in an asset position	$173,490	$11,072	$244,748	$21,700

Total included in other assets		$11,072		$21,700

Included in accrued expenses and other liabilities:
Interest rate swaps with loan customers in a liability position	$71,328	$1,628	$—	$—
Counterparty positions with financial institutions in an asset position	71,328	(1,628)	—	—
Counterparty positions with financial institutions in a liability position	173,490	11,072	244,748	21,764

Total included in accrued expenses and other liabilities		$11,072		$21,764

Gross notional positions with customers	$244,818		$244,748
Gross notional positions with financial institution counterparties	$244,818		$244,748

8
9

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 22 - DERIVATIVES
HEDGING INSTRUMENTS
(Continued)

The effect of swap fair value changes on the Consolidated Statement of Operations for the years ended December 31, 2021, 2020 and 2019 are as follows:

Derivatives Not Designated	Location of Gain or (Loss) Recognized in	Amount of Gain or (Loss) Recognized in Income on Derivatives
as Hedging Instruments	Income on Derivative	2021	2020	2019

Interest rate swaps related to customer loans	Other income	$ 64	$ (64)	$ —

Total		$ 64	$ (64)	$ —

The Company monitors and controls all derivative products with a comprehensive Board of Director approved commercial loan swap policy. All hedge transactions must be approved in advance by the Lenders Loan Committee or the Directors Loan Committee of the Board of Directors. The Company classifies changes in the fair value of derivatives with “Other” in the Consolidated Statements of Operation. Any fees paid to enter the swap contract at inception are recognized in earnings when received. Such fees amounted to $207 and $1,459 during the years ended December 31, 2021 and 2020, respectively.
At December 31, 2021, the Company had cash and securities at fair value pledged for collateral on its interest rate swaps with third party financial institutions of $10,780 and $509, respectively. At December 31, 2020, the Company had cash and securities at fair value pledged for collateral on its interest rate swaps with third party financial institutions of $11,300 and $11,705, respectively.
NOTE 23 – QUALIFIED AFFORDABLE HOUSING PROJECT INVESTMENTS
The Company invests in qualified affordable housing projects. At December 31, 2021 and 2020, the balance of the Company’s investments in qualified affordable housing projects was $13,093 and $11,911, respectively. These balances are reflected in the other assets line on the Consolidated Balance Sheet. The unfunded commitments related to the investments in qualified affordable housing projects totaled $5,706 and $5,944 at December 31, 2021 and 2020, respectively. These balances are reflected in the Accrued expenses and other liabilities line on the Consolidated Balance Sheet. Other assets and Accrued expenses and other liabilities were revised at December 31, 2020 to reflect the unfunded commitment of $5,944.
During the years ended December 31, 2021, 2020 and 2019, the Company recognized amortization expense with respect to its investments in qualified affordable housing projects of $818, $661 and $570, respectively, which was included within pre-tax income on the Consolidated Statements of Operations.
Additionally, during the years ended December 31, 2021, 2020 and 2019, the Company recognized tax credits and other benefits from its investments in affordable housing tax credits of $1,402, $1,186 and $995, respectively. During the years ended December 31, 2021, 2020 and 2019, the Company did not incur impairment losses related to its investment in qualified affordable housing projects.

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 24 – REVENUE RECOGNITION
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

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 24 – REVENUE RECOGNITION
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

The following presents noninterest income, segregated by revenue streams in-scope and out-of-scope of Topic 606, for the years ended December 31, 2021, 2020 and 2019.

	For the years ended December 31,
	2021	2020	2019
Noninterest Income
In-scope of Topic 606:
Service charges	$5,905	$5,288	$6,395
ATM/Interchange fees	5,443	4,472	4,056
Wealth management fees	4,857	3,981	3,670
Tax refund processing fees	2,375	2,375	2,750
Other	1,055	831	911

Noninterest Income (in-scope of Topic 606)	19,635	16,947	17,782
Noninterest Income (out-of-scope of Topic 606)	11,817	11,235	4,661

Total Noninterest Income	$31,452	$28,182	$22,443

NOTE 2
5
 - LEASES
We have operating leases for several branch locations and office space. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. We also lease certain office equipment under operating leases. Many of our leases include both lease (e.g., minimum rent payments) and non-lease (e.g., common-area or other maintenance costs) components. The Company accounts for each component separately based on the standalone price of each component. In addition, we have several operating leases with lease terms of less than one year and therefore, we have elected the practical expedient to exclude these short-term leases from our right-of-use (ROU) assets and lease liabilities.
Most leases include one or more options to renew. The exercise of lease renewal options is typically at our sole discretion. The majority of renewals to extend the lease terms are included in our ROU assets and lease liabilities as they are reasonably certain of exercise.

9
2

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 25 - LEASES
(Continued)

As most of our leases do not provide an implicit rate, we use the fully collateralized FHLB borrowing rate, commensurate with the lease terms based on the information available at the lease commencement date in determining the present value of the lease payments.
The balance sheet information related to our operating leases were as follows as of December 31, 2021 and 2020:

	Classification on the Consolidated Balance Sheet	December 31, 2021	December 31, 2020
Assets:
Operating lease	Other assets	$2,314	$2,678
Liabilities:
Operating lease	Accrued expenses and other liabilities	$2,314	$2,678
The cost components of our operating leases were as follows for the periods ended December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Lease cost
Operating lease cost	$427	$499
Short-term lease cost	161	304
Sublease income	(29)	(26)

Total lease cost	$559	$777

Maturities of our lease liabilities for all operating leases for each of the next five years and thereafter is as follows:

2022	$420
2023	414
2024	406
2025	308
2026	258
Thereafter	728

Total lease payments	$2,534
Less: Imputed Interest	220

Present value of lease liabilities	$2,314

The weighted average remaining lease terms and discount rates for all of our operating leases were as follows as of December 31, 2021:

Weighted-average remaining lease term - operating leases (years)	5.60
Weighted-average discount rate - operating leases	2.82%

9
3

CIVISTA BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021, 2020 and 2019
(Amounts in thousands, except share data)

NOTE 26 - SUBSEQUENT EVENTS
On January 10, 2022, CBI and Comunibanc Corp. (“Comunibanc”), the parent company of The Henry County Bank entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which CBI will acquire Comunibanc and its wholly-owned subsidiary, The Henry County Bank. It is anticipated that The Henry County Bank will be merged with and into Civista, upon completion of the transaction. At that time, The Henry County Bank’s seven banking offices located in Northwestern Ohio, will become offices of Civista. As of September 30, 2021, Comunibanc and The Henry County Bank had total consolidated assets of $329 million, total loans of $165 million and total deposits of $276 million.
Under the terms of the Merger Agreement, for each share of Comunibanc common stock issued and outstanding, Comunibanc shareholders have the right to receive 1.1888 CBI common shares and $30.13 in cash. This implies a deal value of approximately $50.2 million in the aggregate or $60.59 per Comunibanc share based on the closing price of Civista’s common stock on January 7, 2022 of $25.62.
The merger is anticipated to be completed during the second quarter of 2022, and is subject to the satisfaction of the closing conditions in the Merger Agreement and the approval of the appropriate regulatory authorities and of the shareholders of Comunibanc.

9
4

Shareholder Information

Annual Meeting of the Civista Bancshares, Inc. Shareholders

Tuesday, April 19, 2022 | 10:00 AM EDT

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

AMERICAN BANKER
Best Banks to Work For
2013-2021

Interactive Voice Response (IVR) 800.937.5449 | Outside of the U.S. 718.921.8124

By mail, contact our Transfer Agent at the below address:

Civista Bancshares, Inc.
c/o American Stock Transfer & Trust Company, LLC
6201 15th Avenue | Brooklyn, NY 11219

BEST EMPLOYERS IN OHIO | 2021
CRAIN'S CLEVELAND BUSINESS
MULTI- YEAR WINNER
2021 ★ 2020 ★ 2019

OUR MISSION:

To improve the financial lives of our customers, employees and shareholders, to make a difference in the communities that we serve.

CIVISTA
BANCSHARES, INC.

100 East Water Street | Sandusky, OH 44870
419.625.4121 | 888.645.4121
civb.com | NASDAQ: CIVB